FILED PURSUANT TO RULE 424(b)(5)
REGISTRATION FILE NO.: 333-190246-09

PROSPECTUS SUPPLEMENT
(to Prospectus dated October 1, 2014)

$1,015,153,000 (Approximate)
JPMBB Commercial Mortgage Securities Trust 2014-C24
Issuing Entity
J.P. Morgan Chase Commercial Mortgage Securities Corp.
Depositor
JPMorgan Chase Bank, National Association
Barclays Bank PLC
KeyBank National Association
Column Financial, Inc.
RAIT Funding, LLC
General Electric Capital Corporation
Sponsors and Mortgage Loan Sellers
Commercial Mortgage Pass-Through Certificates, Series 2014-C24
J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2014-C24 consisting of the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-5, Class A-SB, Class X-A, Class X-B-1, Class X-B-2, Class A-S, Class B, Class C and Class EC certificates. The certificates (which are comprised of the certificates offered by this prospectus supplement and the Class A-4A2, Class X-C, Class X-D, Class X-E, Class D, Class E, Class F, Class NR, Class ESK and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a trust named JPMBB Commercial Mortgage Securities Trust 2014-C24. The assets of the trust will primarily consist of a pool of fixed rate commercial mortgage loans and one (1) separate trust subordinate companion loan interest in one (1) commercial mortgage loan, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Collateral Support Deficit” in this prospectus supplement. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in November 2014.
	Initial Class Certificate Balance or Notional Amount(1)		Initial Approx. Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Rated Final Distribution Date(3)
Class A-1	$35,864,000		1.5386%	Fixed	September 2019	November 2047
Class A-2	$184,014,000		2.9403%	Fixed	November 2019	November 2047
Class A-3	$41,040,000		3.0983%	Fixed	October 2021	November 2047
Class A-4A1	$190,000,000		3.3726%	Fixed	September 2024	November 2047
Class A-5	$297,354,000		3.6385%	Fixed	October 2024	November 2047
Class A-SB	$66,649,000		3.3675%	Fixed	July 2024	November 2047
Class X-A	$966,200,000	(5)	1.2406%	Variable(6)	October 2024	November 2047
Class X-B-1	$76,278,000	(5)	0.4597%	Variable(6)	October 2024	November 2047
Class X-B-2	$81,046,000	(5)	0.5000%	Variable(6)	October 2024	November 2047
Class A-S(7)	$76,279,000	(8)	3.9142%	Fixed(9)	October 2024	November 2047
Class B(7)	$76,278,000	(8)	4.1157%	Fixed(9)	October 2024	November 2047
Class C(7)	$47,675,000	(8)	4.5754%	WAC(10)	October 2024	November 2047
Class EC(7)(11)	$200,232,000	(8)	(12)	N/A(12)	October 2024	November 2047

(Footnotes on table on page S-3)

You should carefully consider the risk factors beginning on page S-61 of this prospectus supplement and page 9 of the prospectus.

Neither the certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”) contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus supplement).

The underwriters, J.P. Morgan Securities LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC  and KeyBanc Capital Markets Inc., will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 59.2% of each class of offered certificates and Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 36.3% of each class of offered certificates. Credit Suisse Securities (USA) LLC is acting as sole bookrunning manager with respect to approximately 4.5% of each class of offered certificates . Credit Suisse Securities (USA) LLC  and KeyBanc Capital Markets Inc. are acting as co-managers for this offering.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about October 22, 2014.

We expect to receive from this offering approximately 109.67% of the initial aggregate principal balance of the offered certificates, plus accrued interest from October 1, 2014, before deducting expenses payable by us.

J.P. Morgan	Barclays
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
KeyBanc Capital Markets	Credit Suisse
Co-Manager	Co-Manager
October 10, 2014

JPMBB Commercial Mortgage Securities Trust 2014-C24

Commercial Mortgage Pass-Through Certificates, Series 2014-C24

Missouri
1 property
$1,296,373
0.1% of total
Illinois
1 property
$75,000,000
5.9% of total
Wisconsin
2 properties
$15,183,281
1.2% of total
Indiana
4 properties
$25,350,000
2.0% of total
Michigan
4 properties
$42,900,000
3.4% of total
Pennsylvania
3 properties
$31,961,365
2.5% of total
New York
5 properties
$345,341,400
27.2% of total
Ohio
11 properties
$64,418,022
5.1% of total
Massachusetts
1 property
$11,059,908
0.9% of total
Rhode Island
1 property
$18,475,505
1.5% of total
Connecticut
2 properties
$28,300,000
2.2% of total
California
3 properties
$123,189,760
9.7% of total
North Carolina
4 properties
$69,678,557
5.5% of total
South Carolina
1 property
$3,621,078
0.3% of total
Arizona
2 properties
$21,490,092
1.7% of total
Georgia
1 property
$29,500,000
2.3% of total
Texas
7 properties
$244,133,168
19.2% of total
Mississippi
1 property
$2,040,000
0.2% of total
Kentucky
2 properties
$26,095,106
2.1% of total
Florida
3 properties
$50,518,000
4.0% of total
Louisiana
2 properties
$26,790,000
2.1% of total
Tennessee
3 properties
$14,973,532
1.2% of total
Percentage of Initial Pool Balance
0.1% – 2.0%
2.1% – 10.0%
10.1% – 27.2%

SUMMARY OF CERTIFICATES

Class	Initial Class Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Initial Approx. Pass- Through Rate	Weighted Average Life (Yrs.)(4)	Principal Window(4)
Offered Certificates
A-1	$35,864,000		30.000%	Fixed	September 2019	1.5386%	2.97	11/14-09/19
A-2	$184,014,000		30.000%	Fixed	November 2019	2.9403%	4.95	09/19-11/19
A-3	$41,040,000		30.000%	Fixed	October 2021	3.0983%	6.94	07/21-10/21
A-4A1	$190,000,000		30.000%	Fixed	September 2024	3.3726%	9.82	07/24-09/24
A-5	$297,354,000		30.000%	Fixed	October 2024	3.6385%	9.93	09/24-10/24
A-SB	$66,649,000		30.000%	Fixed	July 2024	3.3675%	7.42	09/19-07/24
X-A	$966,200,000	(5)	N/A	Variable(6)	October 2024	1.2406%	N/A	N/A
X-B-1	$76,278,000	(5)	N/A	Variable(6)	October 2024	0.4597%	N/A	N/A
X-B-2	$81,046,000	(5)	N/A	Variable(6)	October 2024	0.5000%	N/A	N/A
A-S(7)	$76,279,000	(8)	24.000%	Fixed(9)	October 2024	3.9142%	9.98	10/24-10/24
B(7)	$76,278,000	(8)	18.000%	Fixed(9)	October 2024	4.1157%	9.98	10/24-10/24
C(7)	$47,675,000	(8)	14.250%	WAC(10)	October 2024	4.5754%	9.98	10/24-10/24
EC(7)(11)	$200,232,000	(8)	14.250%	N/A(12)	October 2024	(12)	9.98	10/24-10/24
Non-Offered Certificates(13)
A-4A2	$75,000,000		30.000%	Fixed	September 2024	3.3726%	9.82	07/24-09/24
X-C	$25,426,000	(14)	N/A	Variable(15)	October 2024	0.5754%	N/A	N/A
X-D	$14,303,000	(16)	N/A	Variable(17)	October 2024	0.5754%	N/A	N/A
X-E	$60,387,147	(18)	N/A	Variable(19)	October 2025	0.5754%	N/A	N/A
D	$81,046,000		7.875%	WAC(20)	October 2024	4.0754%	9.98	10/24-10/24
E	$25,426,000		5.875%	Fixed(9)	October 2024	4.0000%	9.98	10/24-10/24
F	$14,303,000		4.750%	Fixed(9)	October 2024	4.0000%	9.98	10/24-10/24
NR	$60,387,147		0.000%	Fixed(9)	October 2025	4.0000%	10.36	10/24-10/25
ESK(21)	$5,000,000		0.000%	Fixed	October 2019	9.9892%	4.89	11/15-10/19

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)
The initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates, are represented in the aggregate.  The Class ESK certificates will only provide subordination with respect to losses and shortfalls on the Embassy Suite Kennesaw mortgage loan. The approximate initial credit support percentages for each class of certificates presented in the table does not include the subordinate interest of the ESK companion loan.

(3)
The assumed final distribution dates set forth in this prospectus supplement have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date” in this prospectus supplement. The rated final distribution date for each class of offered certificates is the distribution date in November 2047. See “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date” in this prospectus supplement.

(4)
The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates (other than the Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D and Class X-E certificates) are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” in this prospectus supplement and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)
The notional amount of the Class X-A certificates will be equal to the aggregate of the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB and Class A-S certificates (determined without giving effect to any exchange and conversion of any Class A-S certificates for Class EC certificates). The notional amount of the Class X-B-1 certificates will be equal to the certificate balance of the Class B certificates (determined without giving effect to any exchange and conversion of any Class B certificates for Class EC certificates). The notional amount of the Class X-B-2 certificates will be equal to the certificate balance of the Class D certificates. The Class X-A, Class X-B-1 and Class X-B-2 certificates will not be entitled to distributions of principal.

(6)
The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB and Class A-S certificates, weighted on the basis of their respective certificate balances immediately prior to that distribution date and calculated without giving effect to any exchange and conversion of any Class A-S certificates for Class EC certificates. The pass-through rate for the Class X-B-1 certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate on the Class B certificates for such distribution date.  The pass-through rate for the Class X-B-2 certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate on the Class D certificates for such distribution date. See “Description of the Certificates—Distributions” in this prospectus supplement.

(7)
A holder of Class A-S, Class B and Class C certificates may exchange and convert such classes of certificates (on an aggregate basis) for a related amount of Class EC certificates, and a holder of Class EC certificates may exchange and convert that Class for a ratable portion of each class of Class A-S, Class B and Class C certificates.

(8)
The initial certificate balance of any of the Class A-S, Class B or Class C certificates represents the principal balance of such class without giving effect to any exchange and conversion for Class EC certificates. The initial certificate balance of the Class EC certificates is equal to the aggregate of the initial certificate balances of the Class A-S, Class B and Class C certificates and represents the maximum principal balance of such class that could be issued in an exchange and conversion. In the event that none of the Class A-S, Class B and Class C certificates are converted to Class EC certificates, the Class EC certificate balance would be equal to zero. Other than for federal income tax purposes, any exchange of (i) a portion of the Class A-S, Class B or Class C certificates will result in a conversion and reduction, on a dollar-for-dollar basis, of a proportionate share of each related component class of Class A-S, Class B and Class C certificates for, and an increase, on a dollar-for-dollar basis, of the certificate balance of the Class EC certificates, and (ii) any amount of the Class EC certificates will result in a conversion and reduction, on a dollar-for-dollar basis, of the certificate balance of the Class EC certificates converted and an increase, on a dollar-for-dollar basis, of a proportionate share of the related certificate balances of each class of Class A-S, Class B and Class C certificates.

(9)
The pass-through rate applicable to the Class A-S, Class B, Class E, Class F and Class NR certificates on each distribution date will be a per annum rate equal to the lesser of (x) the rate specified above and (y) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date.  See “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus supplement.

(10)
The pass-through rate applicable to the Class C certificates on each distribution date will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date.  See “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus supplement.

(11)
Although the Class EC certificates are listed below the Class C certificates in the chart, the Class EC certificates’ payment entitlements and subordination priority will be a result of the payment entitlements and subordination priority at each level of the related component classes of Class A-S, Class B and Class C certificates. For purposes of determining the approximate initial credit support for Class EC certificates, the calculation is based on the aggregate initial class certificate balance of the Class A-S, Class B and Class C certificates as if they were a single class.

(12)
The Class EC certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest that would otherwise be distributable on the Class A-S, Class B and Class C certificates that are converted in an exchange for such Class EC certificates. The effective pass-through rate applicable to the Class EC certificates for the initial distribution date is approximately 4.1484% per annum.

(13)	The Class R certificates are not represented in the above table.

(14)	The notional amount of the Class X-C certificates will be equal to the certificate balance of the Class E certificates. The Class X-C certificates will not be entitled to distributions of principal.

(15)
The pass-through rate for the Class X-C certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate of the Class E certificates for that distribution date. See “Description of the Certificates—Distributions” in this prospectus supplement.

(16)	The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class F certificates. The Class X-D certificates will not be entitled to distributions of principal.

(17)
The pass-through rate for the Class X-D certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate of the Class F certificates for that distribution date. See “Description of the Certificates—Distributions” in this prospectus supplement.

(18)	The notional amount of the Class X-E certificates will be equal to the certificate balance of the Class NR certificates. The Class X-E certificates will not be entitled to distributions of principal.

(19)
The pass-through rate for the Class X-E certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate of the Class NR certificates for that distribution date. See “Description of the Certificates—Distributions” in this prospectus supplement.

(20)
The pass-through rate applicable to the Class D certificates on each distribution date will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date minus 0.5000%. See “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus supplement.

(21)	The Class ESK certificates will only receive distributions from, and will only incur losses with respect to, the ESK companion loan.

The Class A-4A2, Class X-C, Class X-D, Class X-E, Class D, Class E, Class F, Class NR, Class ESK and Class R certificates are not offered by this prospectus supplement. Any information in this prospectus supplement concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

SUMMARY OF CERTIFICATES	S-3	Mixed Use Facilities Have Special
IMPORTANT NOTICE REGARDING		Risks	S-74
THE OFFERED CERTIFICATES	S-10	Hotel Properties Have Special Risks	S-74
IMPORTANT NOTICE ABOUT		Risks Relating to Affiliation with a
INFORMATION PRESENTED IN		Franchise or Hotel Management
THIS PROSPECTUS		Company	S-75
SUPPLEMENT AND THE		Multifamily Properties Have Special
ACCOMPANYING PROSPECTUS	S-10	Risks	S-76
SUMMARY OF TERMS	S-15	Industrial Properties Have Special
RISK FACTORS	S-61	Risks	S-77
Combination or “Layering” of		Manufactured Housing Community
Multiple Risks May Significantly		Properties Have Special Risks	S-78
Increase Risk of Loss	S-61	Self Storage Properties Have
The Offered Certificates May Not Be		Special Risks	S-81
a Suitable Investment for You	S-61	Risks of Lease Early Termination
The Credit Crisis and Downturn in		Options	S-81
the Real Estate Market Have		Geographic Concentration Entails
Adversely Affected and May		Risks	S-82
Continue To Adversely Affect		Risks Relating to Mortgage Loan
the Value of Commercial		Concentrations and Borrower-
Mortgage-Backed Securities	S-61	Sponsor Concentrations	S-83
Market Considerations and Limited		The Borrower’s Form of Entity May
Liquidity	S-62	Cause Special Risks	S-85
Legal and Regulatory Provisions		Tenancies-in-Common May Hinder
Affecting Investors Could		Recovery	S-88
Adversely Affect the Liquidity of		Additional Debt or the Ability To
the Certificates	S-63	Incur Other Borrowings Entails
The Volatile Economy and Credit		Risk	S-88
Crisis May Increase Loan		Borrower May Be Unable To Repay
Defaults and Affect the Value		Remaining Principal Balance on
and Liquidity of Your Investment	S-65	Maturity Date or Anticipated
The Prospective Performance of the		Repayment Date; Longer
Mortgage Loans Included in the		Amortization Schedules and
Trust Fund Should Be		Interest-Only Provisions Create
Evaluated Separately from the		Risks	S-90
Performance of the Mortgage		Tenant Concentration Entails Risk	S-92
Loans in Any of Our Other		Certain Additional Risks Relating to
Trusts	S-67	Tenants	S-92
Commercial Lending Is Dependent		Options and Other Purchase Rights
Upon Net Operating Income	S-68	May Affect Value or Hinder
Risks Relating to Underwritten Net		Recovery with Respect to the
Cash Flow	S-69	Mortgaged Properties	S-95
Limited Information Causes		Risks Related to Redevelopment
Uncertainty	S-69	and Renovation at the
No Reunderwriting of the Mortgage		Mortgaged Properties	S-95
Loans	S-69	Mortgaged Properties Leased to
Risks Associated with Commercial		Borrowers or Borrower Affiliated
Real Estate Lending	S-70	Entities Also Have Risks	S-96
Retail Properties Have Special		Shari’ah Compliant Loans	S-96
Risks	S-70	Tenant Bankruptcy Entails Risks	S-96
Office Properties Have Special		Mortgage Loans Are Nonrecourse
Risks	S-73	and Are Not Insured or
		Guaranteed	S-97

Lack of Skillful Property		The Servicing of the Hilton
Management Entails Risks	S-98	Houston Post Oak Whole
The Performance of a Mortgage		Loan Will Shift to Others	S-115
Loan and the Related		Potential Conflicts of Interest of
Mortgaged Property Depends in		the Directing
Part on Who Controls the		Certificateholder	S-115
Borrower and the Related		Conflicts Between
Mortgaged Property	S-98	Certificateholders and the
Some Mortgaged Properties May		Holder of a Pari Passu
Not Be Readily Convertible to		Companion Loan or the
Alternative Uses	S-98	ESK Companion Loan	S-116
Condominiums and Master		Potential Conflicts of Interest of
Developments May Limit Use		the Underwriters and Their
and Improvements	S-99	Affiliates	S-117
Mortgage Loans Secured by		Other Possible Conflicts of
Leasehold Interests May		Interest	S-118
Expose Investors to Greater		Potential Conflicts of Interest in
Risks of Default and Loss	S-100	the Selection of the
Limitations of Appraisals	S-100	Mortgage Loans	S-120
Different Timing of Mortgage Loan		Your Lack of Control Over the Trust
Amortization Poses Certain		Can Adversely Impact Your
Risks	S-100	Investment	S-120
Environmental Risks Relating to the		Special Servicer May Be Directed
Mortgaged Properties	S-101	To Take Actions	S-122
Availability of Earthquake, Flood		The Sponsors, the Depositor and
and Other Insurance	S-104	the Trust Are Subject to
Risks Associated with Blanket		Bankruptcy or Insolvency Laws
Insurance Policies or Self-		That May Affect the Trust
Insurance	S-105	Fund’s Ownership of the
Availability of Terrorism Insurance	S-105	Mortgage Loans	S-124
Zoning Compliance, Use		Risks Relating to the Exchangeable
Restrictions and Condemnation		Certificates and Class EC
May Adversely Affect Property		Certificates	S-124
Value	S-107	Risks Relating to Prepayments and
Risks Related to Historic Tax		Repurchases	S-125
Credits	S-108	Optional Early Termination of the
Increases in Real Estate Taxes Due		Trust Fund May Result in an
to Termination of a PILOT		Adverse Impact on Your Yield or
Program or Other Tax		May Result in a Loss	S-128
Abatement Arrangements May		The Mortgage Loan Sellers May Not
Reduce Net Cash Flow and		Be Able To Make a Required
Payments to Certificateholders	S-108	Repurchase or Substitution of a
Litigation or Other Legal		Defective Mortgage Loan	S-129
Proceedings Could Adversely		Realization on Certain Mortgage
Affect the Mortgage Loans	S-109	Loans May Be Adversely
Certain of the Mortgage Loans Lack		Affected by the Rights of the
Customary Provisions	S-109	Holder of the ESK Companion
Potential Conflicts of Interest	S-110	Loan or the Mezzanine Lender	S-129
Potential Conflicts of Interest of		Limited Obligations	S-129
the Sponsors and Mortgage		Changes to Accounting Standards
Loan Sellers	S-110	and Regulatory Restrictions
Potential Conflicts of Interest of		Could Have an Adverse Impact
the Master Servicer and the		on the Certificates	S-130
Special Servicer	S-113	Tax Consequences Related to
		Foreclosure	S-130
		State and Local Tax Considerations	S-130

Ratings of the Certificates	S-131	Other Releases	S-195
DESCRIPTION OF THE MORTGAGE		“Due-on-Sale” and “Due-on-
POOL	S-133	Encumbrance” Provisions	S-195
General	S-133	Hazard, Liability and Other
Mortgage Pool Characteristics	S-134	Insurance	S-197
General	S-134	Additional Mortgage Loan
Fee & Leasehold Estates;		Information	S-200
Ground Leases	S-136	Sale of Mortgage Loans; Mortgage
Mortgage Loan Concentrations	S-138	File Delivery	S-204
Multi-Property Mortgage Loans		Representations and Warranties;
and Related Borrower		Repurchases and Substitutions	S-206
Mortgage Loans	S-138	Lockbox Accounts	S-209
Tenancies-in-Common	S-140	TRANSACTION PARTIES	S-211
Property Type Concentrations	S-140	The Sponsors and Mortgage Loan
Geographic Concentrations	S-143	Sellers	S-211
Additional Debt	S-143	JPMorgan Chase Bank,
The Whole Loans	S-149	National Association	S-211
The Grapevine Mills Whole		Barclays Bank PLC	S-219
Loan	S-149	KeyBank National Association	S-224
The Columbus Square		Column Financial, Inc.	S-230
Portfolio Whole Loan	S-153	RAIT Funding, LLC	S-240
The 17 State Street Whole		General Electric Capital Corporation	S-244
Loan	S-157	The Depositor	S-252
The Hilton Houston Post Oak		The Trust	S-252
Whole Loan	S-161	The Trustee	S-253
The Canyon Ranch Portfolio		The Certificate Administrator	S-254
Whole Loan	S-165	Resignation and Removal of the
The ESK Whole Loan	S-169	Trustee and the Certificate
Net Cash Flow and Certain		Administrator	S-256
Underwriting Considerations	S-174	The Master Servicer	S-257
Mortgaged Property Considerations	S-176	The Special Servicer	S-260
Environmental Considerations	S-176	Replacement of the Special Servicer	S-263
Property Renovation Issues	S-178	The Primary Servicer	S-265
Litigation Considerations;		Summary of KeyBank Primary
Bankruptcy Issues and		Servicing Agreement	S-267
Other Proceedings	S-179	Servicing and Other Compensation
Tenant Issues	S-181	and Payment of Expenses	S-272
Purchase Options, Rights of		The Senior Trust Advisor	S-284
First Refusal and Rights of		DESCRIPTION OF THE
First Offer	S-183	CERTIFICATES	S-285
Additional Considerations	S-184	General	S-285
Assessments of Property Value and		Exchanges of Exchangeable
Condition	S-185	Certificates and Class EC
Appraisals	S-185	Certificates	S-287
Engineering Reports	S-186	Exchanges	S-287
Zoning and Building Code		Procedures and Fees	S-289
Compliance and		Book-Entry Registration and
Condemnation	S-187	Definitive Certificates	S-289
Certain Terms and Conditions of the		List of Certificateholders	S-291
Mortgage Loans	S-188	Distributions	S-292
ARD Loans	S-192	Allocation of Yield Maintenance
Defeasance; Collateral		Charges and Prepayment
Substitution; Property		Premiums	S-307
Releases	S-192	Assumed Final Distribution Date;
Releases of Individual		Rated Final Distribution Date	S-308
Mortgaged Properties	S-193

Subordination; Allocation of		Servicer, the Senior Trust
Collateral Support Deficit	S-309	Advisor and the Depositor	S-366
Advances	S-312	Rating Agency Confirmations	S-368
Appraisal Reductions	S-316	Evidence as to Compliance	S-370
Reports to Certificateholders;		Servicer Termination Events	S-372
Certain Available Information	S-320	Rights Upon Servicer Termination
Voting Rights	S-328	Event	S-373
Termination; Retirement of		Amendment	S-375
Certificates	S-329	CERTAIN AFFILIATIONS,
SERVICING OF THE MORTGAGE		RELATIONSHIPS AND RELATED
LOANS	S-330	TRANSACTIONS INVOLVING
General	S-330	TRANSACTION PARTIES	S-378
The Directing Certificateholder	S-335	PENDING LEGAL PROCEEDINGS
Limitation on Liability of Directing		INVOLVING TRANSACTION
Certificateholder	S-341	PARTIES	S-379
The Senior Trust Advisor	S-342	USE OF PROCEEDS	S-379
Consultation Duties of the		YIELD AND MATURITY
Senior Trust Advisor After a		CONSIDERATIONS	S-379
Control Event	S-345	Yield Considerations	S-379
Replacement of the Special		Weighted Average Life	S-383
Servicer	S-346	Yield Sensitivity of the Class X-A,
Termination and Resignation of		Class X-B-1 and Class X-B-2
the Senior Trust Advisor	S-346	Certificates	S-390
Senior Trust Advisor		Pre-Tax Yield to Maturity Tables	S-390
Compensation	S-347	MATERIAL FEDERAL INCOME TAX
Maintenance of Insurance	S-348	CONSEQUENCES	S-396
Modifications, Waivers and		General	S-396
Amendments	S-351	Tax Status of Offered Certificates	S-397
Mortgage Loans with “Due-on-Sale”		Taxation of Offered Certificates	S-397
and “Due-on-Encumbrance”		Taxation of the Class EC
Provisions	S-354	Certificates	S-398
Realization Upon Defaulted		Taxation of Foreign Investors	S-399
Mortgage Loans	S-355	Further Information	S-399
Servicing of the Grapevine Mills		CERTAIN STATE AND LOCAL TAX
Mortgage Loan and the 17 State		CONSIDERATIONS	S-399
Street Mortgage Loan	S-359	METHOD OF DISTRIBUTION
Servicing of the Columbus Square		(UNDERWRITER CONFLICTS OF
Portfolio Mortgage Loan	S-361	INTEREST)	S-399
Servicing of the Hilton Houston Post		CERTAIN ERISA CONSIDERATIONS	S-401
Oak Mortgage Loan	S-363	CERTAIN LEGAL ASPECTS OF THE
Servicing of the Canyon Ranch		MORTGAGE LOANS	S-403
Portfolio Mortgage Loan	S-363	LEGAL INVESTMENT	S-404
Inspections; Collection of Operating		LEGAL MATTERS	S-405
Information	S-365	RATINGS	S-405
Certain Matters Regarding the		INDEX OF DEFINED TERMS	S-407
Master Servicer, the Special

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP TEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF SENIOR TRUST ADVISOR ANNUAL REPORT

ANNEX D-1	MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX F	ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR ESK WHOLE LOAN

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

Information about the offered certificates is contained in two separate documents that progressively provide more detail: (a) the accompanying prospectus, which provides general information, some of which may not apply to the offered certificates; and (b) this prospectus supplement, which describes the specific terms of the offered certificates. References in the accompanying prospectus to “prospectus supplement” should, in general, be treated as references to this prospectus supplement insofar as they relate to the certificates offered by this prospectus supplement.

You should rely only on the information contained in this prospectus supplement and the prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus supplement and the prospectus. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement.

This prospectus supplement begins with several introductory sections describing the certificates and the trust in abbreviated form:

Summary of Certificates, commencing on page S-3 of this prospectus supplement, which sets forth important statistical information relating to the certificates;

Summary of Terms, commencing on page S-15 of this prospectus supplement, which gives a brief introduction of the key features of the certificates and a description of the underlying mortgage loans; and

Risk Factors, commencing on page S-61 of this prospectus supplement, which describe risks that apply to the certificates which are in addition to those described in the prospectus with respect to the securities issued by the trust generally.

This prospectus supplement and the accompanying prospectus include cross references to Sections in these materials where you can find further related discussions. The Tables of Contents in this prospectus supplement and the prospectus identify the pages where these Sections are located.

Certain capitalized terms are defined and used in this prospectus supplement and the prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus supplement are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page S-406 of this prospectus supplement. The capitalized terms used in the prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 132 of the prospectus.

All annexes and schedules attached to this prospectus supplement are a part of this prospectus supplement.

In this prospectus supplement, the terms “depositor,” “we,” “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

Until ninety days after the date of this prospectus supplement, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus supplement and the prospectus. This is in addition to the dealers’ obligation to deliver a prospectus supplement and the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This prospectus supplement is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

EUROPEAN ECONOMIC AREA

THIS PROSPECTUS SUPPLEMENT HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”)  WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS SUPPLEMENT AS COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, THE EXPRESSION “PROSPECTUS DIRECTIVE”  MEANS DIRECTIVE 2003/71/EC (AND AMENDMENTS THERETO, INCLUDING THE 2010 PD AMENDING DIRECTIVE, TO THE EXTENT IMPLEMENTED IN THE RELEVANT MEMBER STATE), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE AND THE EXPRESSION “2010 PD AMENDING DIRECTIVE”  MEANS DIRECTIVE 2010/73/EU.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS SUPPLEMENT TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A)      TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B)      TO FEWER THAN 100 OR, IF THE RELEVANT MEMBER STATE HAS IMPLEMENTED THE RELEVANT PROVISION OF THE 2010 PD AMENDING DIRECTIVE, 150, NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C)      IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS SUPPLEMENT TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED OR OTHERWISE APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2001 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS” ); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS”  AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”) .

THIS PROSPECTUS SUPPLEMENT MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS SUPPLEMENT RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS SUPPLEMENT.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA” ) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND (B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

SUMMARY OF TERMS

This summary highlights selected information from this prospectus supplement. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document and the accompanying prospectus carefully.

Relevant Parties and Dates

Depositor
J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 31st Floor, New York, New York 10179, and its telephone number is (212) 272-6858. See “Transaction Parties—The Depositor” in this prospectus supplement.

Issuing Entity
JPMBB Commercial Mortgage Securities Trust 2014-C24, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Trust” in this prospectus supplement.

Mortgage Loan Sellers
JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, Barclays Bank PLC, a public limited company registered in England and Wales, KeyBank National Association, a national banking association organized under the laws of the United States of America, Column Financial, Inc., a Delaware corporation, RAIT Funding, LLC, a Delaware limited liability company, and General Electric Capital Corporation, a Delaware corporation. JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. Barclays Bank PLC is an affiliate of Barclays Capital Inc., one of the underwriters and an initial purchaser of certain of the non-offered certificates. KeyBank National Association, a mortgage loan seller and a primary servicer, is an affiliate of KeyBanc Capital Markets Inc., one of the underwriters and an initial purchaser of the non-offered certificates. Column Financial, Inc. is an affiliate of Credit Suisse Securities (USA) LLC, one of the underwriters and an initial purchaser of certain of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” in this prospectus supplement.

Sellers of the Mortgage Loans

		Aggregate
	Number	Principal	Approx. % of
	of	Balance of	Initial
	Mortgage	Mortgage	Pool
Seller	Loans	Loans	Balance
JPMCB	12	$468,121,365	36.8%
Barclays	13	347,165,370	27.3
KeyBank	17	197,032,699	15.5
JPMCB/Column Financial(1)	1	115,000,000	9.0
RAIT	9	78,995,714	6.2
Barclays/RAIT(2)	1	35,000,000	2.8
GECC	1	30,000,000	2.4
Total	54	$1,271,315,148	100.0%

(1)
JPMorgan Chase Bank, National Association and Column Financial, Inc. co-originated one (1) mortgage loan, identified as “Grapevine Mills” on Annex A-1 to this prospectus supplement, representing approximately 9.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, and all references to “Grapevine Mills” refer to the total mortgage loan sold to the trust by both of these mortgage loan sellers. The mortgage loan is separately evidenced by two (2) pari passu promissory notes, Note A-3, which had a principal balance as of the cut-off date of $57,500,000 and will be sold to the trust by JPMorgan Chase Bank, National Association, and Note A-4, which had a principal balance as of the cut-off date of $57,500,000 and will be sold to the trust by Column Financial, Inc.

(2)
Barclays Bank PLC and RAIT Funding, LLC, co-originated one (1) mortgage loan, identified as “Oakland Square and Oakland Plaza” on Annex A-1 to this prospectus supplement, representing approximately 2.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, and all references to “Oakland Square and Oakland Plaza” refer to the total mortgage loan sold to the trust by both of these mortgage loan sellers. The mortgage loan is separately evidenced by two (2) pari passu promissory notes. Note A-1, with a principal balance of $17,500,000 and will be sold to the trust by RAIT Funding, LLC. Note A-2, with a principal balance of $17,500,000 and will be sold to the trust by Barclays Bank PLC.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans, the serviced whole loans and the ESK companion loan, pursuant to the pooling and servicing agreement. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1086-120, 550 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” in this prospectus supplement.

Additionally, the Grapevine Mills whole loan, the Columbus Square Portfolio whole loan, the 17 State Street whole loan and the Canyon Ranch Portfolio whole loan will each be serviced under the pooling and servicing agreement for the transaction indicated below by Wells Fargo Bank, National Association, as master servicer.

Whole Loan	Pooling and Servicing Agreement
Grapevine Mills	JPMBB Commercial Mortgage Securities Trust 2014-C23
Columbus Square Portfolio	WFRBS Commercial Mortgage Trust 2014-C22
17 State Street	JPMBB Commercial Mortgage Securities Trust 2014-C23
Canyon Ranch Portfolio	COMM 2014-UBS5 Mortgage Trust

See “Description of the Mortgage Pool—The Whole Loans—The Grapevine Mills Whole Loan”, “Servicing of the Mortgage Loans—Servicing of the Grapevine Mills Mortgage Loan and the 17 State Street Mortgage Loan”, “Description of the Mortgage Pool—The Whole Loans—The 17 State Street Whole Loan”, “—The Columbus Square Portfolio Whole Loan”, “Servicing of the Mortgage Loans—Servicing of the Columbus Square Portfolio Mortgage Loan”, “Description of the Mortgage Pool—The Whole Loans—The Canyon Ranch Portfolio Whole Loan” and “Servicing of the Mortgage Loans—Servicing of the Canyon Ranch Portfolio Mortgage Loan” in this prospectus supplement.

The Hilton Houston Post Oak whole loan will initially be serviced by the master servicer under the pooling and servicing agreement for this transaction. After the securitization of the Hilton Houston Post Oak pari passu companion loan, designated as note A-1, the Hilton Houston Post Oak whole loan will be serviced under, and by the master servicer designated in, the pooling and servicing agreement entered into in connection with that securitization. See “Description of the Mortgage Pool—The Whole Loans—The Hilton Houston Post Oak Whole Loan” and “Servicing of the Mortgage Loans—Servicing of the Hilton Houston Post Oak Mortgage Loan” in this prospectus supplement.

Special Servicer
LNR Partners, LLC, a Florida limited liability company, will act as special servicer with respect to the mortgage loans, the serviced whole loans and the ESK companion loan. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the mortgage loans, the serviced whole loans and the ESK companion loan that, in general, are in default or as to which default is imminent and (ii) conducting or managing certain mortgage loan related litigation. LNR Partners, LLC was appointed to be the special servicer by the entity that is expected to purchase the Class NR certificates, which entity is expected to appoint Raith Capital Partners, LLC to be the initial directing certificateholder. Such entity is an affiliate of the entities that are expected to purchase the Class E and Class F certificates. All such entities are affiliated with Raith Capital Partners, LLC and AllianceBernstein L.P. The primary servicing office of LNR Partners, LLC is located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, and its telephone number is (305) 695-5600. See “Transaction Parties—The Special Servicer” in this prospectus supplement.

The Grapevine Mills whole loan, the Columbus Square Portfolio whole loan and the 17 State Street whole loan will each be specially serviced under the pooling and servicing agreement for the transaction indicated below by CWCapital Asset Management LLC, as special servicer.

Whole Loan	Pooling and Servicing Agreement
Grapevine Mills	JPMBB Commercial Mortgage Securities Trust 2014-C23
Columbus Square Portfolio	WFRBS Commercial Mortgage Trust 2014-C22
17 State Street	JPMBB Commercial Mortgage Securities Trust 2014-C23

The primary servicing office of CWCapital Asset Management LLC is located at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814. See “Description of the Mortgage Pool—The Whole Loans—The Grapevine Mills Whole Loan”, “—The 17 State Street Whole Loan” and “—The Columbus Square Portfolio Whole Loan” and “Servicing of the Mortgage Loans—Servicing of the Grapevine Mills Mortgage Loan and the 17 State Street Mortgage Loan” and “—Servicing of the Columbus Square Portfolio Mortgage Loan” in this prospectus supplement.

The Hilton Houston Post Oak whole loan will initially be specially serviced by the special servicer under the pooling and servicing agreement for this transaction. After the securitization of the Hilton Houston Post Oak pari passu companion loan, designated as note A-1, the Hilton Houston Post Oak whole loan will be serviced under, and by the special servicer designated in, the pooling and servicing agreement entered into in connection with that securitization. See “Description of the Mortgage Pool—The Whole Loans—The Hilton Houston Post Oak Whole Loan” and “Servicing of the Mortgage Loans—Servicing of the Hilton Houston Post Oak Mortgage Loan” in this prospectus supplement.

The Canyon Ranch Portfolio whole loan will be specially serviced under the COMM 2014-UBS5 pooling and servicing agreement. The special servicer of the Canyon Ranch Portfolio whole loan under the COMM 2014-UBS5 pooling and servicing agreement is Rialto Capital Advisors, LLC. The principal servicing office of Rialto Capital Advisors, LLC is located at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172 and its telephone number is (305) 485-2077. See “Description of the Mortgage Pool—The Whole Loans—The Canyon Ranch Portfolio Whole Loan” and “Servicing of the Mortgage Loans—Servicing of the Canyon Ranch Portfolio Mortgage Loan” in this prospectus supplement.

Primary Servicer
KeyBank National Association, a national banking association. KeyBank National Association will act as primary servicer with respect to the mortgage loans which are being transferred to the issuing entity by KeyBank National Association. These mortgage loans represent 15.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. See “Transaction Parties—The Primary Servicer” in this prospectus supplement. The principal servicing office of KeyBank National Association is located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211, and its telephone number is (913)

317-4100. The master servicer will pay the fees of the primary servicer to the extent such fees are received. KeyBank National Association is also a sponsor and a mortgage loan seller and an affiliate of KeyBanc Capital Markets Inc., an underwriter and initial purchaser.

Trustee
Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of Wilmington Trust, National Association is located at 1100 North Market Street, Wilmington, Delaware 19890. See “Transaction Parties—The Trustee” in this prospectus supplement. Following the transfer of the mortgage loans and the ESK companion loan into the trust, the trustee, on behalf of the trust, will become the mortgagee of record under each mortgage loan and the ESK companion loan, except for (i) the Grapevine Mills mortgage loan and the 17 State Street mortgage loan, for which Wilmington Trust, National Association, in its capacity as trustee under the JPMBB Commercial Mortgage Securities Trust 2014-C23 pooling and servicing agreement, is the mortgagee of record under the JPMBB Commercial Mortgage Securities Trust 2014-C23, (ii) the Columbus Square Portfolio mortgage loan, for which Wilmington Trust, National Association, in its capacity as trustee under the WFRBS 2014-C22 pooling and servicing agreement, is the mortgagee of record under the WFRBS Commercial Mortgage Trust 2014-C22 securitization and (iii) the Canyon Ranch Portfolio mortgage loan, for which Wilmington Trust, National Association, in its capacity as trustee under the COMM 2014-UBS5 pooling and servicing agreement, is the mortgagee of record under the COMM 2014-UBS5 Mortgage Trust securitization.

Notwithstanding the foregoing, after the securitization of the Hilton Houston Post Oak pari passu companion loan, the mortgagee of record with respect to the Hilton Houston Post Oak mortgage loan and the Hilton Houston Post Oak pari passu companion loan will be the trustee under the pooling and servicing agreement entered into in connection with such securitization. See “Description of the Mortgage Pool—The Whole Loans—The Hilton Houston Post Oak Whole Loan” and “Servicing of the Mortgage Loans—Servicing of the Hilton Houston Post Oak Mortgage Loan” in this prospectus supplement.

Certificate Administrator
and Custodian
Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator, custodian, certificate registrar and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer services, at Sixth Street & Marquette Avenue, Minneapolis, Minnesota 55479-0113. See “Transaction Parties—The Certificate Administrator” in this prospectus supplement.

Sponsors
JPMorgan Chase Bank, National Association, a national banking association, Barclays Bank PLC, a public limited company registered in England and Wales, KeyBank National Association, a national banking association organized under the laws of the United States of America, Column Financial, Inc., a Delaware corporation, RAIT Funding, LLC, a Delaware limited liability company, and General Electric Capital Corporation, a Delaware corporation. For more information, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers” in this prospectus supplement and “The Sponsor” in the prospectus.

Senior Trust Advisor
Pentalpha Surveillance LLC, a Delaware limited liability company, will be the senior trust advisor. During such time as (x) the Class E certificates have a certificate balance (taking into account the application of appraisal reductions to notionally reduce the certificate balance of such class of certificates) of less than 25% of the initial certificate balance of the Class E certificates or (y) a holder of the Class E certificates is the majority controlling class certificateholder and has irrevocably waived its right to exercise any of its rights as the controlling class certificateholder and such rights have not been reinstated to a successor controlling class certificateholder, the senior trust advisor will generally be required to review the special servicer’s operational practices in respect of specially serviced mortgage loans to formulate an opinion as to whether or not those operational practices generally satisfy the servicing standard with respect to the resolution and/or liquidation of specially serviced mortgage loans. In addition, during such time, the senior trust advisor will consult on a non-binding basis with the special servicer with regard to certain matters with respect to the servicing of specially serviced mortgage loans to the extent set forth in the pooling and servicing agreement and described in this prospectus supplement. See “Transaction Parties—The Senior Trust Advisor” in this prospectus supplement.

From time to time and under certain circumstances, the senior trust advisor, in order to maintain its familiarity with the mortgage loans, is required to review promptly certain information available to privileged persons regarding the mortgage loans and certain asset status reports; however, prior to the occurrence of a control event, the senior trust advisor generally will not be involved in any assessment of specific actions of the special servicer or be obligated to deliver any reports or otherwise provide feedback to investors as to any specific actions of the special servicer and, in any event, will be subject to limitations set forth in the pooling and servicing agreement and described in this prospectus supplement.

After the occurrence and continuance of a control event, the senior trust advisor will prepare an annual report to be provided to the certificate administrator for the benefit of the certificateholders setting forth its assessment of the special servicer’s performance of its duties under the pooling and servicing agreement on a “platform-level basis” with respect to the resolution and liquidation of specially serviced mortgage loans that the special servicer is responsible for servicing under the pooling and servicing agreement; provided, however, that in the event the special servicer is replaced, the senior trust advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the senior trust advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and liquidation of specially serviced mortgage loans, taking into account the special servicer’s specific duties under the pooling and servicing agreement as well as the extent to which those duties were performed in accordance with the servicing standard, with reasonable consideration by the senior trust advisor of any assessment of compliance report, attestation report, asset status report and other information delivered to the senior trust advisor by the special servicer (other than any communications between the directing certificateholder and the special servicer that would be privileged information) pursuant to the pooling and servicing agreement for this transaction.

After the occurrence of a consultation termination event, if the senior trust advisor determines the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, the senior trust advisor may recommend the replacement of the special servicer as described under “Transaction Parties—Replacement of the Special Servicer” in this prospectus supplement.

For additional information regarding the responsibilities of the senior trust advisor, see “Servicing of the Mortgage Loans—The Senior Trust Advisor” in this prospectus supplement.

The senior trust advisor will be entitled to a fee payable on each distribution date calculated on the outstanding principal amount of each mortgage loan in the trust fund and the senior trust advisor fee rate, and will have certain rights to indemnification for certain expenses by the trust fund. The senior trust advisor will also be entitled under certain circumstances to a consulting fee. See “Servicing of the Mortgage Loans—The Senior Trust Advisor” in this prospectus supplement.

Notwithstanding the foregoing, the senior trust advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to the Grapevine Mills whole loan, the Columbus Square Portfolio whole loan, the 17 State Street whole loan, Hilton Houston Post Oak whole loan (after the securitization of the related pari passu companion loan) and the Canyon Ranch Portfolio whole loan or any related REO property.

However, Pentalpha Surveillance LLC is also the senior trust advisor under the pooling and servicing agreements for each transaction set forth below with respect to the applicable whole loan and, in such capacity, will have certain obligations and consultation rights with respect to those whole loans that are substantially similar to those of the senior trust advisor under the pooling and servicing agreement for this transaction.

Whole Loan	Pooling and Servicing Agreement
Grapevine Mills	JPMBB Commercial Mortgage Securities Trust 2014-C23
Columbus Square Portfolio	WFRBS Commercial Mortgage Trust 2014-C22
17 State Street	JPMBB Commercial Mortgage Securities Trust 2014-C23

It is expected that the senior trust advisor under any pooling and servicing agreement governing the securitization of the Hilton Houston Post Oak pari passu companion loan will have certain obligations and consultation rights with respect to the Hilton Houston Post Oak whole loan that are substantially similar to those of the senior trust advisor under the pooling and servicing agreement for this transaction.

In addition, Situs Holdings, LLC is the operating advisor under the COMM 2014-UBS5 pooling and servicing agreement, and, in such capacity, will have certain obligations and consultation rights with respect to the Canyon Ranch Portfolio whole loan that are substantially similar to those of the senior trust advisor under the pooling and servicing agreement for this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Grapevine Mills Whole Loan”, “—The Columbus Square Portfolio Whole Loan”, “—The 17 State Street Whole Loan”, “—The Hilton Houston Post Oak Whole Loan” and “—The Canyon Ranch Portfolio Whole Loan” in this prospectus supplement.

Furthermore, prior to the occurrence and continuance of a control appraisal period with respect to the ESK companion loan, the senior trust advisor will have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to the ESK Whole Loan. See “Description of the Mortgage Pool—The ESK Whole Loan” in this prospectus supplement.

Directing Certificateholder
With respect to each mortgage loan (other than the non-serviced mortgage loans, and after the securitization of the related pari passu companion loan, the Hilton Houston Post Oak mortgage loan, and other than the ESK mortgage loan until a control appraisal period occurs and is continuing under the related intercreditor agreement), the directing certificateholder will be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement); provided, however, that (1) absent that selection, or (2) until a directing certificateholder is so selected or (3) upon receipt of a notice from a majority of the controlling class certificateholders, by certificate balance, that a directing certificateholder is no longer designated, the controlling class certificateholder that owns the largest aggregate certificate balance of the controlling class (or its representative) will be the directing certificateholder; provided, however, that in the case of this clause (3), in the event that no one holder owns the largest aggregate certificate balance of the controlling class, then there will be no directing certificateholder until appointed in accordance with the terms of the pooling and servicing agreement.

The controlling class will be the most subordinate class of the Class E, Class F and Class NR certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any appraisal reductions allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder (including the consent and consultation rights described below). No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

The directing certificateholder will have certain consent and consultation rights under the pooling and servicing agreement in certain circumstances with respect to the mortgage loans (other than (i) the non-serviced mortgage loans, (ii) after the securitization of the related pari passu companion loan, the Hilton Houston Post Oak mortgage loan and (iii) the ESK mortgage loan unless a control appraisal period is continuing under the related intercreditor agreement); provided that, after and during such time as the Class E certificates have a certificate balance (taking into account the application of appraisal reductions to notionally reduce the certificate balance of such class of certificates) of less than 25% of the initial certificate balance, the consent rights will terminate. After such time that none of the Class E, Class F and Class NR certificates has a then-outstanding certificate balance at least equal to 25% of the initial certificate balance of that class without regard to the application of any appraisal reductions, the consultation rights of the directing certificateholder will terminate.

With respect to the ESK companion loan, during such time as the holder of the Class ESK certificates (as the holder of a beneficial interest in the ESK companion loan), is no longer permitted to exercise control or consultation rights under the related intercreditor agreement, the directing certificateholder will generally have the same consent and consultation right with respect to the ESK mortgage loan as it does for the other mortgage loans in the pool. See “Description of the Mortgage Pool—The ESK Whole Loan” in this prospectus supplement.

It is anticipated that Raith Capital Partners, LLC will be the initial directing certificateholder with respect to each mortgage loan (other than (i) the non-serviced mortgage loans, (ii) after the securitization of the related pari passu companion loan, the Hilton Houston Post Oak mortgage loan and (iii) the ESK mortgage loan unless a control appraisal period is continuing under the related intercreditor agreement); however, we cannot assure you that arrangement will continue. See “Risk Factors—Potential Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder” in this prospectus supplement.

Seer Capital Partners Master Fund L.P., the directing certificateholder under the JPMBB Commercial Mortgage Securities Trust 2014-C23 pooling and servicing agreement, will have certain consent and consultation rights with respect to the Grapevine Mills whole loan and the 17 State Street whole loan, which rights are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—Grapevine Mills Whole Loan”, “—17 State Street Whole Loan” and “Servicing of the Mortgage Loans—Servicing of the Grapevine Mills Mortgage Loan and the 17 State Street Mortgage Loan” in this prospectus supplement.

Seer Capital Management, LP, the directing certificateholder (or similar entity) under the WFRBS 2014-C22 pooling and servicing agreement, will have certain consent and consultation rights with respect to the Columbus Square Portfolio whole loan, which rights are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Columbus Square Portfolio Whole Loan” and “Servicing of the Mortgage Loans—Servicing of the Columbus Square Portfolio Mortgage Loan” in this prospectus supplement.

Prior to the securitization of the Hilton Houston Post Oak pari passu companion loan, the directing certificateholder under this transaction will have the same consent and consultation rights with respect to the related mortgage loan as it does for the other mortgage loans in the trust and, after the securitization of such pari passu companion loan, the directing certificateholder under the pooling and servicing agreement entered into in connection with the related securitization will have certain consent and consultation rights with respect to the Hilton Houston Post Oak mortgage loan, which will be substantially similar to those of the directing certificateholder under the pooling and servicing agreement for this transaction. Following the securitization of the Hilton Houston Post Oak pari passu companion loan, the directing certificateholder under this securitization will only have limited consultation rights with respect to various servicing matters or mortgage loan modifications affecting both the mortgage loan and the related pari passu companion loan in that split loan structure. See “Description of the Mortgage Pool—The Whole Loans —The Hilton Houston Post Oak Whole Loan” in this prospectus supplement.

RREF II CMBS AIV, LP, the directing certificateholder (or similar entity) under the COMM 2014-UBS5 pooling and servicing agreement, will have certain consent and consultation rights with respect to the Canyon Ranch Portfolio whole loan, which rights are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Canyon Ranch Portfolio Whole Loan” and “Servicing of the Mortgage Loans—Servicing of the Canyon Ranch Portfolio Mortgage Loan” in this prospectus supplement.

Holders of
the Class ESK certificates
One (1) mortgage loan identified as “Embassy Suites Kennesaw” on Annex A-1 to this prospectus supplement, representing approximately 2.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is comprised of one senior note and the ESK companion loan (a subordinate interest in the related whole loan included in the trust and beneficially owned by the holders of the Class ESK certificates). The holders of the Class ESK certificates, as holders of a beneficial interest in the ESK companion loan, will have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the ESK mortgage loan under certain limited default circumstances. In addition, prior to the occurrence and continuance of a control appraisal period with respect to the ESK companion loan, the holders of the Class ESK certificates, acting through the ESK directing certificateholder, will have the right to cure certain defaults with respect to the ESK mortgage loan and the right to approve certain modifications and consent to certain actions to be taken with respect to the ESK mortgage loan under certain circumstances. The ESK directing certificateholder will also have the right under the related intercreditor agreement to replace the special servicer with respect to the ESK mortgage loan at any time prior to the occurrence and continuance of a control appraisal period with respect to the ESK companion loan. See “Description of the Mortgage Pool—The ESK Whole Loan” and “Transaction Parties—Replacement of the Special Servicer” in this prospectus supplement.

Notwithstanding that the ESK companion loan is an asset of the trust and is being serviced by the master servicer and special servicer, generally, none of the master servicer, special servicer, the certificate administrator or trustee will exercise any rights granted the holders of the ESK companion loan under the related intercreditor agreement other than at the direction of the ESK directing certificateholder appointed by the holders of more than 50% of the certificate balance of the Class ESK certificates; provided, however, that the pooling and servicing agreement will provide that none of the master servicer, special servicer, the certificate administrator or trustee will be permitted to take any action at the direction of the holders of the Class ESK certificates that would cause it to violate applicable law, the related mortgage loan documents, the pooling and servicing agreement, including the servicing standard, the REMIC provisions of the Internal Revenue Code of 1986, as amended, or the related intercreditor agreement.

Furthermore, none of the master servicer, special servicer or trustee will make any servicing advance in connection with the exercise of any cure rights or purchase rights granted to the holders of the ESK companion loan under the related intercreditor agreement.

The ESK directing certificateholder appointed by the holders of more than 50% of the certificate balance of the Class ESK certificates will be entitled to exercise certain of the rights of the holders of the ESK companion loan under the related intercreditor agreement on behalf of the holders of the Class ESK certificates, as the beneficial owner of such certificates.

Certain Affiliations
JPMorgan Chase Bank, National Association and its affiliates have several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMorgan Chase Bank, National Association. JPMorgan Chase Bank, National Association, Barclays Bank PLC, KeyBank National Association, Column Financial, Inc., RAIT Funding, LLC and General Electric Capital Corporation each have (or, as of the closing date, will have) originated, co-originated or acquired their respective mortgage loans and will be selling them to the depositor.

JPMorgan Chase Bank, National Association is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the offered certificates and an initial purchaser of the non-offered certificates. JPMorgan Chase Bank, National Association is also a sponsor. In addition, JPMorgan Chase Bank, National Association currently holds one of the Grapevine Mills pari passu companion loans and the Hilton Houston Post Oak pari passu companion loan; however, JPMorgan Chase Bank, National Association expects to deposit each of the Grapevine Mills pari passu companion loan and the Hilton Houston Post Oak pari passu companion loan into one or more future securitizations. JPMorgan Chase Bank, National Association is also the holder of a mezzanine loan related to one (1) mortgage loan identified as “635 Madison Avenue” on Annex A-1 to this prospectus supplement, representing approximately 7.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.

Barclays Bank PLC, one of the sponsors and a mortgage loan seller, is an affiliate of Barclays Capital Inc., an underwriter for the offering of the offered certificates and an initial purchaser of the non-offered certificates. Barclays Bank PLC also provides warehouse financing to RAIT CMBS Conduit II, LLC, an affiliate of RAIT Funding, LLC, one of the sponsors and a mortgage loan seller, through a repurchase facility. All of the mortgage loans that RAIT Funding, LLC originated that will be included in the trust are subject to that repurchase facility. Proceeds received by RAIT CMBS Conduit II, LLC will be applied, among other things, to reacquire the financed mortgage loans and make payments to Barclays Bank PLC as the repurchase agreement counterparty.

KeyBank National Association, a sponsor, a mortgage loan seller and a primary servicer, is an affiliate of KeyBanc Capital Markets

Inc., an underwriter for the offering of the offered certificates and an initial purchaser of the non-offered certificates.

RAIT Funding, LLC is a wholly-owned indirect subsidiary of RAIT Financial Trust. RAIT Financial Trust will guarantee the performance of RAIT Funding, LLC’s obligations to repurchase or replace its respective mortgage loans for material breaches of representations and warranties or defective loan documentation under the circumstances described under “Description of the Mortgage Pool—Sale of Mortgage Loans; Mortgage File Delivery” and “—Representations and Warranties; Repurchases and Substitutions” in this prospectus supplement.

Column Financial, Inc., one of the sponsors and a mortgage loan seller, is an affiliate of Credit Suisse Securities (USA) LLC, an underwriter for the offering of the offered certificates and an initial purchaser of certain of the non-offered certificates. In addition, Column Financial, Inc. provides warehouse financing to an affiliate of RAIT Funding, LLC, through a repurchase facility. None of the mortgage loans intended to be included in the trust that RAIT Funding, LLC originated are subject to that repurchase facility.

In addition, Column Financial, Inc. currently holds one (1) of the Grapevine Mills pari passu companion loans; however, Column Financial, Inc. expects to deposit such pari passu companion loan into one or more future securitizations.

Wells Fargo Bank, National Association is the master servicer, the certificate administrator, the custodian, the certificate registrar and the 17g-5 information provider. Wells Fargo Bank, National Association also serves as the custodian, the master servicer and the certificate administrator (among other functions) under (i) the JPMBB 2014-C23 pooling and servicing agreement with respect to the Grapevine Mills whole loan and the 17 State Street whole loan, (ii) the WFRBS 2014-C22 pooling and servicing agreement with respect to the Columbus Square Portfolio whole loan and (iii) the COMM 2014-UBS5 pooling and servicing agreement with respect to the Canyon Ranch Portfolio whole loan.

These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus supplement under “Risk Factors—Potential Conflicts of Interest” in this prospectus supplement.

As described in “—Relevant Parties and Dates” above, each of the master servicer, the certificate administrator, the trustee and the senior trust advisor is also a service provider under one or more pooling and servicing agreements for different securitizations that govern the servicing and administration of the mortgage loans included in the trust but which will not be serviced under the pooling and servicing agreement for this transaction. These roles may create similar conflicts of interest as those described above.

Cut-off Date
With respect to each mortgage loan and the ESK companion loan, the related due date in October 2014, or with respect to any mortgage loan that has its first due date in November 2014, the date that would have otherwise been the related due date in October 2014.

Closing Date	On or about October 22, 2014.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in November 2014.

Interest Accrual Period
Interest will accrue on the offered certificates during the calendar month prior to the related distribution date. Interest will be calculated on the offered certificates assuming that each month has 30 days and each year has 360 days.

Due Period
For any mortgage loan or the ESK companion loan and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a due period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that due period on the business day immediately following that last day will be deemed to have been received during that due period and not during any other due period.

Determination Date	The 11th calendar day of each month or, if the 11th calendar day is not a business day, then the business day immediately succeeding such 11th calendar day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Assumed Final Distribution Date
The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date” in this prospectus supplement:

Class A-1	September 2019
Class A-2	November 2019
Class A-3	October 2021
Class A-4A1	September 2024
Class A-5	October 2024
Class A-SB	July 2024
Class X-A	October 2024
Class X-B-1	October 2024
Class X-B-2	October 2024
Class A-S	October 2024
Class B	October 2024
Class C	October 2024
Class EC	October 2024

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans and the ESK companion loan to the depositor, which will in turn deposit the mortgage loans and the ESK companion loan into the issuing entity, a common law trust created on the closing date. The trust, which will be the issuing entity, will be formed by a pooling and servicing agreement, to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee and the senior trust advisor. The master servicer will service the mortgage loans and the ESK companion loan (other than the specially serviced mortgage loans and any non-serviced mortgage loan) in accordance with the pooling and servicing agreement and provide the information to the certificate administrator necessary for the certificate administrator to calculate distributions and other information regarding the certificates.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below(1):

(1)
Although the ESK companion loan is an asset of the trust, amounts distributable to the ESK companion loan pursuant to its related intercreditor agreement will be payable only to the Class ESK certificates and therefore support only the Class ESK certificates.

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2014-C24:

	●	Class A-1

	●	Class A-2

	●	Class A-3

	●	Class A-4A1

	●	Class A-5

	●	Class A-SB

	●	Class X-A

	●	Class X-B-1

	●	Class X-B-2

	●	Class A-S

	●	Class B

	●	Class C

	●	Class EC

The certificates will consist of the above classes and the following classes that are not being offered by this prospectus supplement and the accompanying prospectus: Class A-4A2, Class X-C, Class X-D, Class X-E, Class D, Class E, Class F, Class NR, Class ESK and Class R.

The certificates will collectively represent beneficial ownership in the issuing entity, a trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be 54 fixed rate commercial mortgage loans secured by first mortgage liens on 64 mortgaged properties. The mortgage loans are comprised of (i) forty-eight (48) mortgage loans (which have no related pari passu or subordinate interest secured by the related mortgaged property), (ii) five (5) mortgage loans represented by one or more pari passu portions of a split whole loan secured by the related mortgaged property and (iii) one (1) mortgage loan represented by a senior portion of a split whole loan and the ESK companion loan, which ESK companion loan is also an asset of the trust and each of such mortgage loan and the ESK companion loan is secured by the related mortgaged property. The ESK companion loan will be held as a separate asset of the trust, beneficial ownership of which will be represented by the Class ESK certificates. The ESK mortgage loan related to the ESK companion loan is separately an asset of the trust. Although the ESK companion loan is an asset of the trust, amounts distributable to the ESK companion loan pursuant to its related intercreditor agreement will be payable only to the Class ESK certificates.

For purposes of the mortgage loan and pool composition data and other information contained in this prospectus supplement (including the annexes and statistical information), the above described pari passu and ESK companion loan are not reflected in this prospectus supplement, and the term “mortgage loan” does not include any pari passu companion loan or the ESK companion loan, unless otherwise expressly stated in this prospectus supplement. However, with respect to each of the mortgage loans that is part of a whole loan, we generally present the loan-to-value ratio, debt service coverage ratio, debt yield and cut-off date balance per net rentable square foot, pad, room or unit, as applicable, in this prospectus supplement (including any tables, charts and information set forth on Annex A-1, A-2 and A-3) in a manner that takes account of that mortgage loan and its related pari passu companion loan(s). Unless otherwise specifically indicated, all information presented in this prospectus supplement (including any tables, charts and information set forth on Annex A-1, A-2 and A-3) with respect to the ESK mortgage loan is calculated without regard to the ESK companion loan. Other than as specifically noted, the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage loan rate information for each mortgage loan is presented in this prospectus supplement without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness. Whenever percentages and other information in this prospectus supplement are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1 to this prospectus supplement.

Certificate Balances and
Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class A-1	$35,864,000
Class A-2	$184,014,000
Class A-3	$41,040,000
Class A-4A1	$190,000,000
Class A-5	$297,354,000
Class A-SB	$66,649,000
Class X-A	$966,200,000
Class X-B-1	$76,278,000
Class X-B-2	$81,046,000
Class A-S(1)	$76,279,000
Class B(1)	$76,278,000
Class C(1)	$47,675,000
Class EC(1)	$200,232,000

(1)
The initial certificate balance of any of the Class A-S, Class B or Class C certificates represents the principal balance of such class without giving effect to any exchange and conversion for Class EC certificates. The initial certificate balance of the Class EC certificates is equal to the aggregate of the initial certificate balances of the Class A-S, Class B and Class C certificates and represents the maximum principal balance of such class that could be issued in an exchange and conversion. In the event that none of the Class A-S, Class B and Class C certificates are converted to Class EC certificates, the Class EC certificate balance would be equal to zero. Other than for federal income tax purposes, any exchange of (i) a portion of the Class A-S, Class B or Class C certificates will result in a conversion and reduction, on a dollar-for-dollar basis, of a proportionate share of each related component class of Class A-S, Class B and Class C certificates for, and an increase, on a dollar-for-dollar basis, of the certificate balance of the Class EC certificates, and (ii) any amount of the Class EC certificates will result in a conversion and reduction, on a dollar-for-dollar basis, of the certificate balance of the Class EC certificates converted and an increase, on a dollar-for-dollar basis, of a proportionate share of the related certificate balances of each class of Class A-S, Class B and Class C certificates.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class:

Class A-1	1.5386%
Class A-2	2.9403%
Class A-3	3.0983%
Class A-4A1	3.3726%
Class A-5	3.6385%
Class A-SB	3.3675%
Class X-A	1.2406%	(1)
Class X-B-1	0.4597%	(2)
Class X-B-2	0.5000%	(2)
Class A-S	3.9142%
Class B	4.1157%
Class C	4.5754%
Class EC	N/A	(3)

(1)
The interest accrual amount on the Class X-A certificates will be calculated by reference to a notional amount equal to the aggregate of the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB and Class A-S certificates (calculated without giving effect to any exchange and conversion of any Class A-S certificates for Class EC certificates). The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB and Class A-S certificates weighted on the basis of their respective certificate balances immediately prior to that distribution date (calculated without giving effect to any exchange and conversion of any Class A-S certificates for Class EC certificates) as described under “Description of the Certificates—Distributions” in this prospectus supplement.

(2)
The interest accrual amount on the Class X-B-1 certificates will be calculated by reference to a notional amount equal to the certificate balance of the Class B certificates (calculated without giving effect to any exchange and conversion of any Class B certificates for Class EC certificates). The interest accrual amount on the Class X-B-2 certificates will be calculated by reference to a notional amount equal to the certificate balance of the Class D certificates. The pass-through rate for the Class X-B-1 certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360 day year consisting of twelve 30-day months) for the related distribution date, over (b) the pass-through rate on the Class B certificates for such distribution date as described under “Description of the Certificates—Distributions” in this prospectus supplement. The pass-through rate for the Class X-B-2 certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360 day year consisting of twelve 30-day months) for the related distribution date, over (b) the pass-through rate on the Class D certificates for such distribution date as described under “Description of the Certificates—Distributions” in this prospectus supplement.

(3)
The Class EC certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest that would otherwise be distributable on the Class A-S, Class B and Class C certificates that are converted in an exchange for such Class EC certificates. The effective pass-through rate applicable to the Class EC certificates for the initial distribution date is approximately 4.1484% per annum.

B. Class EC and
Exchangeable Certificates
Exchangeable certificates (the Class A-S, Class B and Class C certificates), in the exchange proportion described in this prospectus supplement, may be converted in an exchange for Class EC certificates. Conversely, Class EC certificates may be converted in an exchange for a proportionate interest in the exchangeable certificates (in the exchange proportion described in this prospectus supplement). The Class EC certificates will receive principal and interest that would otherwise have been payable on the portion of the exchangeable certificates that have been exchanged for such Class EC certificates. Any such allocations of principal and interest as between Class EC certificates, on the one hand, and exchangeable certificates, on the other hand, will have no effect on the principal or interest entitlements of any other class of certificates. Exchanges will be subject to various conditions that we describe in this prospectus supplement. See “Description of the Certificates—Exchanges of Exchangeable Certificates and Class EC Certificates” in this prospectus supplement for a description of the conversion and exchange procedures relating to the Class EC certificates and the exchangeable certificates. See also “Risk Factors—Risks Relating to the Exchangeable Certificates and Class EC Certificates” in this prospectus supplement.

C. Interest Rate Calculation
Convention	Interest on the offered certificates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the offered certificates (other than the Class EC certificates), the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount” in this prospectus supplement.

D. Servicing and
Administration Fees
The master servicer and special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), REO loan, the serviced pari passu companion loan and the ESK companion loan and, with respect to special servicing fees, if the related loan interest payments (or other collections in respect of the related loan or property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date pursuant to the pooling and servicing agreement, which includes the master servicing fee and the portion of the servicing fee payable to any primary servicer, is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and the non-serviced mortgage loans), the serviced pari passu companion loan and the ESK companion loan at the servicing fee rate equal to a per annum rate ranging from 0.0050% to 0.0825%. The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan), the ESK companion loan and any related serviced pari passu companion loan that is a specially serviced mortgage loan or REO loan, on a loan-by-loan basis, at the special servicing fee rate equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee of $3,500 for the related month; provided that the special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan, but (i) with respect to the Grapevine Mills mortgage loan and 17 State Street mortgage loan, the special servicer under the JPMBB Commercial Mortgage Securities Trust 2014-C23 pooling and servicing agreement will be entitled to a special servicing fee on a loan-by-loan basis at a rate equal to a per annum rate of 0.25%, (ii) with respect to the Columbus Square Portfolio mortgage loan, the special servicer under the WFRBS 2014-C22 pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the greater of 0.25% per annum and a per annum rate that would result in a special servicing fee of $1,000 for such loan for the related month, (iii) with respect to the Hilton Houston Post Oak mortgage loan, it is expected that any pooling and servicing agreement governing the securitization of the Hilton Houston Post Oak pari passu companion loan will provide for similar special servicing fees, and (iv) with respect to the Canyon Ranch Portfolio mortgage loan, the special servicer under the COMM 2014-UBS5 pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to a per annum rate of 0.25%. Any primary servicing fees or sub-servicing fees will be paid by the related master servicer or special servicer, respectively, out of the fees described above. The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Transaction Parties—Servicing and Other Compensation and Payment of Expenses” in this prospectus supplement.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan, the non-serviced mortgage loans and the ESK companion loan) in the trust fund at the certificate administrator fee rate equal to a per annum rate of 0.0036%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $210 per month. The senior trust advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO Loan (including the specially serviced mortgage loans, the non-serviced mortgage loans and the ESK companion loan) in the trust fund and at the senior trust advisor fee rate, which will be a per annum rate of 0.0017%. The senior trust advisor will also be entitled under certain circumstances to a consulting fee. Fees payable by the trust to the master servicer, special servicer and senior trust advisor are generally payable prior to any distributions to certificateholders. See “Transaction Parties—Servicing and Other Compensation and Payment of Expenses” and “Servicing of the Mortgage Loans—The Senior Trust Advisor” in this prospectus supplement.

Additionally, with respect to each distribution date, an amount equal to the product of 0.0005% per annum multiplied by the outstanding principal amount of each mortgage loan, the ESK companion loan and any REO loan (but not any pari passu companion loan) in the trust will be payable to the Commercial Real Estate Finance Council as a license fee for use of their names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Distributions

A. Amount and Order of
Distributions
On each distribution date, funds available for distribution from the mortgage loans (net of specified trust fees, reimbursements, expenses and yield maintenance charges or other prepayment premiums and excess interest) will be distributed to the pooled certificates in the following amounts and order of priority:

First/Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB, Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D and Class X-E certificates: To pay interest on the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB, Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D and Class X-E certificates, pro rata, in each case in accordance with their interest entitlements.

Second/Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, and Class A-SB certificates: To the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus supplement, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4A1 and Class A-4A2 certificates, pro rata, until the certificate balances of the Class A-4A1 and Class A-4A2 certificates have each been reduced to zero, (f) sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero. If the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates.

Third/Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates: To reimburse the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes.

Fourth/Class A-S certificates: To the Class A-S certificates as follows: (a) first, to interest on the Class A-S certificates, in an amount up to their interest entitlement; (b) second, to the extent of funds allocated to principal and available for distribution remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates), to principal on the Class A-S certificates, until the certificate balance of the Class A-S certificates has been reduced to zero; and (c) third, to reimburse the Class A-S certificates, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class.

Fifth/Class B certificates: To the Class B certificates in a manner analogous to the Class A-S certificates’ allocations of priority Fourth above.

Sixth/Class C certificates: To the Class C certificates in a manner analogous to the Class A-S certificates’ allocations of priority Fourth above.

Seventh/Non-offered certificates (other than the Class A-4A2, Class X-C, Class X-D, Class X-E and Class ESK certificates): In the amounts and order of priority described in “Description of the Certificates—Distributions” in this prospectus supplement.

On each distribution date, the Class EC certificates will receive, in the aggregate, the sum of the principal and interest and other amounts otherwise distributable to the Class A-S, Class B and Class C certificates that are converted in an exchange for such Class EC certificates and will similarly be allocated the realized losses and other shortfalls otherwise allocable to the Class A-S, Class B and Class C certificates that are converted in an exchange for such Class EC certificates.

B. Interest and Principal
Entitlements
A description of the interest entitlement of each class of certificates (other than the Class ESK and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” in this prospectus supplement.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date (other than the Class ESK certificates) can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” in this prospectus supplement.

C. Yield Maintenance Charges,
Prepayment Premiums
and Excess Interest
Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus supplement.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans” in this prospectus supplement.

Yield maintenance charges received in respect of the ESK companion loan pursuant to the related intercreditor agreement will be distributed to the Class ESK certificates, and will not be allocated to the other classes of certificates.

On each distribution date, any excess interest collected in respect of a mortgage loan in the trust fund with an anticipated repayment date during the related collection period will be distributed to the holders of the Class NR certificates. This interest will not be available to provide credit support for other classes of certificates or offset any interest shortfalls.

D. General
The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered pooled certificates, other than the Class R certificates); provided, that losses with respect to the ESK whole loan will be allocated first to the ESK companion loan (and correspondingly, to the Class ESK certificates, until the certificate balance of such class is reduced to zero), then, to the pooled certificates entitled to distributions of principal in ascending order (beginning with the non-offered pooled certificates, other than the Class R certificates) as set forth in the chart below; provided, further, that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D, Class X-E or  Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D or Class X-E certificates and, therefore, the amount of interest they accrue.

(1)
The Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D and Class X-E certificates are interest-only certificates and the Class A-4A2, Class X-C, Class X-D and Class X-E certificates are not offered by this prospectus supplement.

(2)
The Class A-S, Class B and Class C certificates may be exchanged for Class EC certificates in the manner described under “Description of the Certificates—Exchanges of Exchangeable Certificates and Class EC Certificates” in this prospectus supplement.

(3)	Other than the Class A-4A2, Class X-C, Class X-D, Class X-E and Class R certificates.

(4)	The Class ESK certificates will be allocated losses and shortfalls on the ESK whole loan first, and then losses and shortfalls will be allocated to the related mortgage loan.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

On each distribution date, the Class EC certificates will receive, in the aggregate, the sum of the principal and interest and other amounts otherwise distributable to the Class A-S, Class B and Class C certificates that are converted in an exchange for such Class EC certificates and will similarly be allocated any realized losses and other shortfalls otherwise allocable to the Class A-S, Class B and Class C certificates that are converted in an exchange for such Class EC certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class ESK, Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D, Class X-E or Class R certificates) and principal losses and principal payments, if any, on the ESK companion loan allocated to the Class ESK certificates will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB and Class A-S certificates (determined without giving effect to any exchange and conversion of any Class A-S certificates for Class EC certificates).  The notional amount of the Class X-B-1 certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates (determined without giving effect to any exchange and conversion of any Class B certificates for Class EC certificates). The notional amount of the Class X-B-2 certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates. The notional amount of the Class X-C certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class E certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates. The notional amount of the Class X-E certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class NR certificates.

The Class ESK certificates will not be subordinate to any class of certificates, except to the extent of the subordination of the ESK companion loan to the ESK mortgage loan as and to the extent set forth in the related intercreditor agreement.

See “Description of the Certificates” in this prospectus supplement.

E. Shortfalls in Available Funds
The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities: shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive; shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower); shortfalls resulting from the application of appraisal reductions to reduce principal and interest advances; shortfalls resulting from extraordinary expenses of the trust, including indemnification payments payable to the depositor, master servicer, special servicer, certificate administrator, trustee or senior trust advisor; shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and shortfalls resulting from other unanticipated or default-related expenses of the trust. Prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class ESK, Class EC and Class R certificates), on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus supplement. The Class EC certificates will receive the sum of the interest that would otherwise be distributable to the Class A-S, Class B and Class C certificates that are converted in an exchange for such Class EC certificates, and will therefore bear the risk of prepayment interest shortfalls that would otherwise be allocated to such certificates. See “Description of the Certificates—Distributions—Priority” in this prospectus supplement.

Shortfalls in available funds resulting from any of the foregoing with respect to the ESK whole loan will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the ESK companion loan, which will in turn reduce distributions in respect of the Class ESK certificates, and second in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the ESK mortgage loan, which will in turn reduce distributions in respect of the pooled certificates as described above. See “Description of the Mortgage Pool—The ESK Whole Loan—Application of Payments” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls” in this prospectus supplement.

F. Excess Interest
On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a due period will be distributed to the holders of the Class NR certificates on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement. The Class NR certificates will be entitled to such distributions of excess interest notwithstanding any reduction of their related certificate balance to zero.

Advances

A. P&I Advances
The master servicer is required to advance a delinquent periodic mortgage loan payment (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges. The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). See “Description of the Certificates—Advances” in this prospectus supplement. There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. See “Description of the Certificates—Advances” in this prospectus supplement. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the certificate administrator’s fee and the CREFC® license fee. See “Description of the Certificates—Advances” in this prospectus supplement. None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any pari passu companion loan or the ESK companion loan.

B. Property Protection Advances
The master servicer may be required to make advances with respect to mortgage loans and the ESK whole loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

	●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

	●	maintain the lien on the related mortgaged property; and/or

	●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances, but may make advances in an urgent or emergency situation as described in “Description of the Certificates—Advances” in this prospectus supplement.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable. See “Description of the Certificates—Advances” in this prospectus supplement.

With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable), under the applicable non-serviced PSA will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holders of the ESK companion loan or any pari passu companion loan under the related intercreditor agreement. Those cure rights and purchase option rights will only be exercisable in accordance with the terms of the related intercreditor agreement and by the ESK directing certificateholder appointed by the holder or holders acting together of more than 50% of the certificate balance of the Class ESK certificates on behalf of all the holders of the Class ESK certificates.

C. Interest on Advances
The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus supplement. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Description of the Certificates—Advances” and “—Subordination; Allocation of Collateral Support Deficit” in this prospectus supplement.

The Mortgage Loans

The Mortgage Pool
The trust’s primary assets will be 54 fixed rate commercial mortgage loans and the ESK companion loan, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in 64 commercial, multifamily and manufactured housing properties. See “Description of the Mortgage Pool—Additional Debt” in this prospectus supplement.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,271,315,148. The principal balance of the ESK companion loan related to the ESK whole loan as of the cut-off date will be approximately $5,000,000.

Pari Passu Whole Loans

Five (5) mortgage loans identified as “Grapevine Mills”, “Columbus Square Portfolio”, “17 State Street”, “Hilton Houston Post Oak” and “Canyon Ranch Portfolio” on Annex A-1 to this prospectus supplement, representing approximately 9.0%, 7.6%, 5.9%, 2.8% and 2.4%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each part of a split loan structure and each feature one or more pari passu companion loans. Each such mortgage loan is secured by the same mortgage instrument on the same mortgaged property as one or more related pari passu companion loans, each evidenced by one or more pari passu notes that are not part of the trust, and that are referred to in this prospectus supplement as the respective “pari passu companion loans”.

The following table and discussion contains general information regarding the whole loans:

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Principal Balance	Approx. % of Initial Pool Balance	Pari Passu Companion Loans Cut-off Date Balance
1	Grapevine Mills(1)	$115,000,000	9.0%	$153,000,000
3	Columbus Square Portfolio	$96,250,000	7.6%	$303,750,000
6	17 State Street	$75,000,000	5.9%	$105,000,000
10	Hilton Houston Post Oak	$35,000,000	2.8%	$45,000,000
13	Canyon Ranch Portfolio	$30,000,000	2.4%	$120,000,000

(1)
JPMorgan Chase Bank, National Association and Column Financial, Inc. co-originated one (1) mortgage loan, identified as “Grapevine Mills” on Annex A-1 to this prospectus supplement, representing approximately 9.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, and all references to “Grapevine Mills” refer to the total mortgage loan sold to the trust by both of these mortgage loan sellers. The mortgage loan is evidenced by two (2) pari passu promissory notes, Note A-3, which had a principal balance as of the cut-off date of $57,500,000 and will be sold to the trust by JPMorgan Chase Bank, National Association, and Note A-4, which had a principal balance as of the cut-off date of $57,500,000 and will be sold to the trust by Column Financial, Inc.

Each mortgage loan identified in the above table is included in the trust; however, none of the related pari passu companion loans are included in the trust.

In the case of the Grapevine Mills, two of the notes comprising the related pari passu companion loans are included in the JPMBB Commercial Mortgage Securities Trust 2014-C23, and the other notes comprising the related pari passu companion loans are expected to be included in one or more future securitizations. In the case of the Columbus Square Portfolio whole loan, one of the notes comprising the related pari passu companion loan is included in the WFRBS Commercial Mortgage Trust 2014-C22 securitization, one of the notes comprising the related pari passu companion loan is included in JPMBB Commercial Mortgage Securities Trust 2014-C23 and one of the notes comprising the related pari passu companion loan is included in the WFRBS Commercial Mortgage Trust 2014-C23 securitization. In the case of the 17 State Street whole loan, the related pari passu companion loan is included in the JPMBB Commercial Mortgage Securities Trust 2014-C23. In the case of the Hilton Houston Post Oak whole loan, the related pari passu companion loan is expected to be included into one or more future securitizations. In the case of the Canyon Ranch Portfolio whole loan, one of the notes comprising the related pari passu companion loan is included in the COMM 2014-UBS5 Mortgage Trust securitization, and the other note comprising the related pari passu companion loan is included in JPMBB Commercial Mortgage Securities Trust 2014-C23.

In each instance, the related pari passu companion loan is pari passu in right of payment with the related mortgage loan.

Servicing of the Whole Loans

Each of the non-serviced whole loans will be serviced under the applicable non-serviced PSA. In addition, pursuant to the related intercreditor agreement related to the whole loans, the directing certificateholder under the non-serviced PSA (prior to the occurrence and continuance of a control event under that non-serviced PSA) may exercise certain rights granted to the holders of the related pari passu companion loan, and therefore will have the right, subject to certain conditions set forth in the related intercreditor agreement, to advise and direct the master servicer and/or special servicer under the non-serviced PSA with respect to various servicing matters or mortgage loan modifications affecting such mortgage loan in the related split loan structure. In addition, pursuant to the intercreditor agreement related to each whole loan, the directing certificateholder under the non-serviced PSA has the right (prior to the occurrence and continuance of a control event under that pooling and servicing agreement) to replace the special servicer for the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Grapevine Mills Whole Loan” and “—The Columbus Square Portfolio”, “—The 17 State Street Whole Loan” and “—The Canyon Ranch Portfolio” in this prospectus supplement.

Prior to the securitization of the Hilton Houston Post Oak pari passu companion loan, the related whole loan will be serviced in accordance with the pooling and servicing agreement by the master servicer and the special servicer with respect to this transaction and in accordance with the servicing standard provided in the pooling and servicing agreement for this securitization, and the directing certificateholder for this transaction will have the same consent and consultation rights with respect to the related whole loan as it has for the other mortgage loans in this transaction. However, on and after the date of securitization of the Hilton Houston Post Oak pari passu companion loan, the related whole loan will be serviced pursuant to the pooling and servicing agreement for that securitization by the master servicer and special servicer for that securitization, and the directing certificateholder under this securitization will only have limited consultation rights with respect to various servicing matters or mortgage loan modifications affecting the Hilton Houston Post Oak mortgage loan in the related split loan structure. See “Description of the Mortgage Pool—The Whole Loans—The Hilton Houston Post Oak Whole Loan” and “Servicing of the Mortgage Loans—Servicing of the Hilton Houston Post Oak Mortgage Loan” in this prospectus supplement.

Serviced Whole Loans

The Hilton Houston Post Oak whole loan (prior to the securitization of the related pari passu companion loan) is referred to in this prospectus supplement as a “serviced whole loan”. The Hilton Houston Post Oak pari passu companion loan (prior to the securitization of such pari passu companion loan) is referred to in this prospectus supplement as a “serviced pari passu companion loan”. Prior to the securitization of the Hilton Houston Post Oak pari passu companion loan, the related whole loan will be serviced in accordance with the pooling and servicing agreement by the master servicer and the special servicer with respect to this securitization and in accordance with the servicing standard provided in the pooling and servicing agreement for this securitization, and the directing certificateholder for this transaction will have the same consent and consultation rights with respect to the related whole loan as it has for the other mortgage loans in this transaction. However, on and after the date of securitization of the Hilton Houston Post Oak pari passu companion loan, the related whole loan will be serviced pursuant to the pooling and servicing agreement for such securitization by the master servicer and special servicer for that securitization, and the directing certificateholder under this securitization will only have limited consultation rights with respect to various servicing matters or mortgage loan modifications affecting the Hilton Houston Post Oak mortgage loan in the related split loan structure. See “Description of the Mortgage Pool—The Whole Loans—The Hilton Houston Post Oak Whole Loan” and “Servicing of the Mortgage Loans—Servicing of the Hilton Houston Post Oak Mortgage Loan” in this prospectus supplement.

Non-Serviced Whole Loans

Each of the Grapevine Mills whole loan, the Columbus Square Portfolio whole loan, the 17 State Street whole loan, the Hilton Houston Post Oak whole loan (after the securitization of the related pari passu companion loan) and the Canyon Ranch Portfolio whole loan are referred to in this prospectus supplement as a “non-serviced whole loan”. After the securitization of the Hilton Houston Post Oak pari passu companion loan, the related whole loan will be serviced pursuant to the pooling and servicing agreement entered into in connection with that securitization and the related intercreditor agreement and such loan will be a non-serviced whole loan.

For additional information regarding these pari passu split loans, see “Description of the Mortgage Pool—The Whole Loans—The Grapevine Mills Whole Loan”, “—The Columbus Square Portfolio Whole Loan”, “—The 17 State Street Whole Loan”, “—The Hilton Houston Post Oak Whole Loan” and “—The Canyon Ranch Portfolio Whole Loan” in this prospectus supplement.

The ESK Whole Loan

One (1) mortgage loan identified as “Embassy Suites Kennesaw” on Annex A-1 to this prospectus supplement, representing 2.3%, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is evidenced by the senior of two notes secured by a single mortgage on the related mortgaged property and a single assignment of leases and rents. With respect to the ESK mortgage loan, the subordinate ESK companion loan evidenced by the related junior note is also part of the trust.

The ESK directing certificateholder appointed by the holders of more than 50% of the certificate balance of the Class ESK certificates, on behalf of all of the holders of such class of certificates, will be entitled to exercise certain of the rights of the holder of the ESK companion loan under the related intercreditor agreement as the beneficial owner thereof.

The following table and discussion contains general information regarding the ESK mortgage loan:

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Principal Balance	% of Initial Pool Balance	ESK Companion Loan Cut-off Date Principal Balance
14	Embassy Suites Kennesaw	$29,500,000	2.3%	$5,000,000(1)

(1) The ESK companion loan is beneficially owned by the holders of the Class ESK certificates.

The ESK mortgage loan and the ESK companion loan is subject to an intercreditor agreement. Any collections of scheduled principal payments and other unscheduled principal payments with respect to the ESK whole loan will generally be applied, first to the ESK mortgage loan up to its pro rata share of such payments and then to the ESK companion loan up to its pro rata share of such payments. However, following a material event of default that triggers the sequential pay features of the related intercreditor agreement, principal will be allocated first to the ESK mortgage loan until the ESK mortgage loan is paid in full, and then to the ESK companion loan.

The master servicer and the special servicer will service and administer the ESK whole loan pursuant to the pooling and servicing agreement and the related intercreditor agreement so long as the ESK mortgage loan is part of the trust fund. See “Description of the Mortgage Pool—The ESK Whole Loan” in this prospectus supplement. The ESK directing certificateholder appointed by holders of more than 50% of the Class ESK certificates will have the right to purchase the ESK mortgage loan under certain limited circumstances. In addition, the holders of the Class ESK certificates, acting through the ESK directing certificateholder, will also have the right to approve certain modifications to the ESK mortgage loan, cure defaults under certain circumstances and to replace the special servicer with respect to the ESK whole loan, in each case, so long as no control appraisal period is continuing under the related intercreditor agreement. See “Description of the Mortgage Pool—The ESK Whole Loan” in this prospectus supplement.

The Embassy Suites Kennesaw companion loan is referred to as the “ESK companion loan” in this prospectus supplement.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). With respect to each of the mortgage loans that is part of a whole loan, we generally present the loan-to-value ratio, debt service coverage ratio, debt yield and cut-off date balance per net rentable square foot, pad, room or unit, as applicable, in this prospectus supplement (including any tables, charts and information set forth on Annex A-1, A-2 and A-3) in a manner that takes account of that mortgage loan and its related pari passu companion loan(s). Unless otherwise specifically indicated, all information presented in this prospectus supplement (including any tables, charts and information set forth on Annex A-1, A-2 and A-3) with respect to the ESK mortgage loan is calculated without regard to the ESK companion loan. Other than as specifically noted, the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage loan rate information for each mortgage loan is presented in this prospectus supplement without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness.

The ESK companion loan supports only the Class ESK certificates.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus supplement and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus supplement are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1 to this prospectus supplement.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Aggregate outstanding principal balance(1)	$1,271,315,148
Number of mortgage loans	54
Number of mortgaged properties	64
Range of mortgage loan principal balances	$2,086,249 to $115,000,000
Average mortgage loan principal balances	$23,542,873
Range of mortgage rates	3.83270% to 5.49804%
Weighted average mortgage rate	4.44283%
Range of original terms to maturity(2)	60 months to 132 months
Weighted average original term to maturity(2)	110 months
Range of remaining terms to maturity(2)	59 months to 132 months
Weighted average remaining term to maturity(2)	109 months
Range of original amortization term(3)(4)	120 months to 420 months
Weighted average original amortization term(3)(4)	363 months
Range of remaining amortization terms(3)(4)	118 months to 420 months
Weighted average remaining amortization term(3)(4)	363 months
Range of loan-to-value ratios(5)(6)	46.2% to 79.4%
Weighted average loan-to-value ratio(5)(6)	63.8%
Range of loan-to-value ratios as of the maturity date(2)(5)(6)	0.3% to 71.0%
Weighted average loan-to-value ratio as of the maturity date(2)(5)(6)	58.3%
Range of underwritten net cash flow debt service coverage ratios(6)(7)	1.15x to 3.34x
Weighted average underwritten net cash flow debt service coverage ratio(6)(7)	1.80x
Percentage of aggregate outstanding principal balance consisting of:
Interest Only Balloon	49.8%
Interest Only	28.7%
Balloon	17.9%
ARD-Balloon	2.7%
ARD-Interest Only-Balloon	0.6%
Fully Amortizing	0.2%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)
In the case of four (4) mortgage loans with an anticipated repayment date, identified as “Holiday Inn French Quarter – Chateau Lemoyne”, “Tractor Supply/Fresenius Medical”, “Academy Sports – Garland, TX” and “Dollar General Portfolio” on Annex A-1 to this prospectus supplement, representing approximately 3.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is calculated as of the related anticipated repayment date.

(3)
Excludes six (6) mortgage loans identified as “Grapevine Mills”, “The Mall of Victor Valley”, “17 State Street”, “Meridian Corporate Center I”, “Meridian Corporate Center II” and “740 Kifer Road” on Annex A-1 to this prospectus supplement, representing approximately 28.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date that are interest-only for the entire term.

(4)	In the case of one (1) mortgage loan identified as “Embassy Suites Kennesaw” on Annex A-1 to this prospectus supplement, representing approximately 2.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, information is presented in this prospectus supplement based on the assumption that the whole loan will amortize based on the assumed principal payment schedule set forth on Annex F to this prospectus supplement.

(5)
In the case of four (4) mortgaged properties identified as “Hutch Tower Two”, “Holiday Inn French Quarter – Chateau Lemoyne”, “Skyview Plaza Shopping Center” and “Westwood Square” on Annex A-1 to this prospectus supplement, securing four (4) mortgage loans representing approximately 9.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loan-to-value ratios were calculated based upon the appraised values set forth in the related appraisals that contained certain hypothetical assumptions. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus supplement. For further information, see Annex A-1 to this prospectus supplement. See also “Risk Factors—Limitations of Appraisals” and “Description of the Mortgage Pool—Assessments of Property Value and Condition—Appraisals” in this prospectus supplement.

(6)
For each mortgage loan with one or more related pari passu companion loan(s), the calculation of the loan-to-value ratios and debt service coverage ratios includes the principal balance and debt service payment of the related pari passu companion loan(s). With respect to one (1) mortgage loan identified as “Embassy Suites Kennesaw” on Annex A-1 to this prospectus supplement, representing approximately 2.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the calculation of the loan-to-value ratios and debt service coverage ratios is without regard to the ESK companion loan, and the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio including the ESK companion loan are 78.8% and 1.24x, respectively.

(7)
For each partial interest-only loan, the debt service coverage ratio was calculated based on the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. For all interest-only loans, the debt service coverage ratio was calculated based on the sum of the first 12 interest payments following the cut-off date. With respect to seven (7) mortgaged properties identified as “Grapevine Mills”, “The Mall of Victor Valley”, “Columbus Square Portfolio”, “17 State Street”, “NoBu Station”, “Arden Park” and “Academy Sports - Garland, TX “ on Annex A-1 to this prospectus supplement, securing seven (7) mortgage loans representing approximately 37.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain assumptions and/or adjustments were made to the occupancy, underwritten net cash flow and underwritten net cash flow debt service coverage ratios reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Net Cash Flow and Certain Underwriting Considerations”, “—Mortgaged Property Considerations—Tenant Issues—Occupancy and Tenant Concentrations” and “—Additional Mortgage Loan Information” in this prospectus supplement. See also Annex A-1 and Annex A-3 to this prospectus supplement.

All of the mortgage loans accrue interest on an actual/360 basis.

The mortgage loans have the amortization characteristics set forth in the following table:

Amortization Types

Amortization Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
IO-Balloon	21	$632,949,000	49.8%
Interest Only	6	365,387,000	28.7
Balloon	22	227,194,023	17.9
ARD-Balloon	3	34,943,760	2.7
ARD-IO-Balloon	1	7,880,000	0.6
Fully Amortizing	1	2,961,365	0.2
Total:	54	$1,271,315,148	100.0%

Four (4) mortgage loans identified as “Holiday Inn French Quarter – Chateau Lemoyne”, “Tractor Supply/Fresenius Medical”, “Academy Sports – Garland, TX” and “Dollar General Portfolio” and on Annex A-1 to this prospectus supplement, representing approximately 3.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, provide for an increase in the related interest rate after, and otherwise provide incentives to the related borrower to repay the related mortgage loan by, a certain date, referred to as the anticipated repayment date. The interest accrued in excess of the original rate, together with any interest on that accrued interest (if any, as required by the mortgage loan documents and to the extent permitted by applicable law), will be deferred and will not be paid until the principal balance of the related mortgage loan has been paid, at which time the excess interest, to the extent actually collected, will be required to be paid to the Class NR certificates. After the anticipated repayment date, cash flow in excess of that required for debt service and certain budgeted expenses with respect to the related mortgaged property would be applied towards the payment of principal (without payment of a yield maintenance charge or prepayment premium) of the mortgage loan until its principal balance has been reduced to zero and then to the payment of accrued excess interest. A substantial principal payment will be required to pay off each mortgage loan on its anticipated repayment date. The actual term for each such mortgage loan is longer than the period up to the mortgage loan’s anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—ARD Loans” in this prospectus supplement.

See “Description of the Mortgage Pool—Additional Mortgage Loan Information” and “—Certain Terms and Conditions of the Mortgage Loans” in this prospectus supplement.

The following table contains general information regarding the prepayment provisions of the mortgage loans:

Overview of Prepayment Protection(1)

Prepayment Protection	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Defeasance	42	$1,050,105,148	82.6%
Yield Maintenance(2)	12	221,210,000	17.4
Total:	54	$1,271,315,148	100.0%

(1)	See Annex A-1 to this prospectus supplement for specific criteria applicable to the mortgage loans.

(2)
In the case of one (1) mortgage loan identified as “Westin Columbus” on Annex A-1 to this prospectus supplement, representing approximately 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the borrower is permitted to prepay the mortgage loan with (1) a yield maintenance payment from and including the payment date in December 2016 to and including the payment date in October 2017 and (2) a prepayment premium of 1.0% of then current outstanding principal balance from and including the payment date in November 2017, to and including the payment date in July 2019.

Defeasance permits the related borrower to substitute direct non-callable U.S. Treasury obligations or, in certain cases, other government securities for the related mortgaged property as collateral for the related mortgage loan (or whole loan).

The mortgage loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date or anticipated repayment date as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	1	$2,961,365	0.2%
2	2	74,600,000	5.9
3	19	314,079,511	24.7
4	28	592,174,271	46.6
5	1	115,000,000	9.0
7	1	115,000,000	9.0
24	2	57,500,000	4.5
Total:	54	$1,271,315,148	100.0%

(1)	See Annex A-1 to this prospectus supplement for specific criteria applicable to the mortgage loans.

See “Description of the Mortgage Pool—Additional Mortgage Loan Information” and “—Certain Terms and Conditions of the Mortgage Loans—Defeasance; Collateral Substitution; Property Releases” in this prospectus supplement.

Current Uses of the Mortgaged Properties(1)

Property Type	Number of Mortgaged Properties	Aggregate Principal Balance of Mortgaged Properties	Approx. % of Initial Pool Balance
Retail	23	$443,282,882	34.9%
Office	10	300,477,000	23.6
Mixed Use	2	186,250,000	14.7
Hotel	8	141,387,282	11.1
Multifamily	7	139,837,751	11.0
Industrial	5	28,982,957	2.3
Manufactured Housing	5	16,050,000	1.3
Self Storage	4	15,047,275	1.2
Total:	64	$1,271,315,148	100.0%

(1)	Because this table presents information relating to mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as set forth in Annex A-1.

The mortgaged properties are located in 22 states. The following table lists the states that have concentrations of mortgaged properties of 5% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date:

Geographic Distribution(1)

Geographic Location	Number of Mortgaged Properties	Aggregate Principal Balance of Mortgaged Properties	Approx. % of Initial Pool Balance
New York	5	$345,341,400	27.2%
Texas	7	244,133,168	19.2
California	3	123,189,760	9.7
Illinois	1	75,000,000	5.9
North Carolina	4	69,678,557	5.5
Ohio	11	64,418,022	5.1
Total:	31	$921,760,907	72.5%

(1)
Because this table presents information relating to mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as set forth in Annex A-1.

Refinanced Loans
With respect to one (1) mortgage loan identified as “MHPI Indiana Portfolio” on Annex A-1 to this prospectus supplement representing approximately 0.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the proceeds of the mortgage loan were used to repay in full two prior mortgage loans that were then in maturity default. See “Description of the Mortgage Pool—Mortgaged Property Considerations—Litigation Considerations; Bankruptcy Issues and Other Proceedings” in this prospectus supplement.

No other mortgage loan was a refinancing of a loan in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

Additional Aspects of Certificates

Denominations	The offered certificates (other than the Class X-A, Class X-B-1 and Class X-B-2 Certificates) that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The Class X-A, Class X-B-1 and Class X-B-2 Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and
Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Book-Entry Registration and Definitive Certificates” in this prospectus supplement and in the prospectus.

Information Available to
Certificateholders
On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the trust. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus supplement.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

● Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Markit and Thomson Reuters Corporation;

● the certificate administrator’s website initially located at “www.ctslink.com”; and

● the master servicer’s website initially located at “www.wellsfargo.com/com/comintro”.

Optional Termination
On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1% (provided that if the mortgage loan identified on Annex A-1 to this prospectus supplement as “Motorola Solutions - Building I & III” is included, then 1.81%) of the aggregate principal balance of the mortgage loans as of the cut-off date (in each case, calculated excluding the ESK companion loan), certain entities specified in this prospectus supplement will have the option to purchase all of the remaining mortgage loans and the ESK companion loan (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus supplement; provided, however, that this termination right will not be exercisable at the 1.81% threshold earlier than the distribution date in November 2024. Exercise of this option will terminate the trust and retire the then outstanding certificates. The trust may also be terminated in connection with a voluntary exchange of all the then outstanding certificates (other than the Class R certificates), including the Class X-C, Class X-D and Class X-E certificates (provided, however, that the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB, Class X-A, Class X-B-1, Class X-B-2, Class A-S, Class B, Class C, Class EC and Class D certificates are no longer outstanding, there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and the master servicer consents to the exchange), for the mortgage loans (and ESK companion loan) remaining in the trust.

See “Description of the Certificates—Termination; Retirement of Certificates” in this prospectus supplement and “Description of the Certificates—Termination” in the prospectus.

Required Repurchases or
Substitutions of Mortgage Loans
Under certain circumstances, the related mortgage loan seller (or RAIT Financial Trust as guarantor of the repurchase and substitution obligations of RAIT Funding, LLC) may be obligated to repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the trust as a result of a material document defect or a material breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of certificateholders in the mortgage loan. See “Description of the Mortgage Pool—Representations and Warranties; Repurchases and Substitutions” in this prospectus supplement. With respect to the Grapevine Mills mortgage loan, JPMorgan Chase Bank, National Association and Column Financial, Inc. are each a mortgage loan seller with respect to its respective note, and each mortgage loan seller will only be obligated to repurchase the specific note as to which it is acting as mortgage loan seller for this securitization. With respect to the Oakland Square and Oakland Plaza mortgage loan, Barclays Bank PLC and RAIT Funding, LLC are each a mortgage loan seller with respect to its respective note, and each mortgage loan seller will only be obligated to repurchase the specific note as to which it is acting as mortgage loan seller for this securitization.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement (and subject to any applicable intercreditor agreement), the special servicer may offer to sell to any person (or may offer to purchase) any specially serviced mortgage loan (other than a non-serviced mortgage loan, or, after the securitization of the related pari passu companion loan, the Hilton Houston Post Oak mortgage loan) and the ESK companion loan, if applicable, if it determines that no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments and such a sale would be in the best economic interest of the trust (or, in the case of any whole loan, the trust and the holder of the related companion loan, as a collective whole, taking into account the pari passu or subordinate nature, as applicable, of such companion loan) on a net present value basis. The special servicer is generally required to accept the highest offer received from any person as more particularly described in “Servicing of the Mortgage Loans—Realization Upon Defaulted Mortgage Loans” in this prospectus supplement. However, with respect to each mortgage loan with a related mezzanine loan (including if any such mezzanine loan is originated in the future), the sale by the special servicer of any defaulted mortgage loan may be subject to the rights of the holder of any related mezzanine debt to exercise its option to purchase the related mortgage loan or REO property, as applicable, following a default to the extent set forth in the related intercreditor agreement. Similarly, with respect to the ESK mortgage loan, the sale by the special servicer of such defaulted mortgage loan may be subject to the rights of the holders of the Class ESK certificates, beneficially owning the ESK companion loan to exercise its option to purchase the related mortgage loan or REO property, as applicable, following a default to the extent set forth in the related intercreditor agreement.

If any mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer (or, (i) with respect to any non-serviced mortgage loan, the applicable special servicer described in this prospectus supplement and (ii) with respect to the Hilton Houston Post Oak mortgage loan, after the securitization of the Hilton Houston Post Oak pari passu companion loan, the special servicer with respect to such other securitization), determines to sell the related mortgage loan as described above, then the applicable special servicer will be required to sell the related pari passu companion loans together with the related mortgage loan as a single loan. In connection with any such sale, such special servicer will be required to follow the procedures set forth under “Servicing of the Mortgage Loans—Realization Upon Defaulted Mortgage Loans” in this prospectus supplement, or similar procedures provided for under the other pooling and servicing agreement, as applicable.

Tax Status
Elections will be made to treat designated portions of the trust (exclusive of (a) interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account and (b) the portion, if any, of the regular interests represented by the Class A-S, Class B and Class C certificates that have been exchanged for and converted to Class EC certificates and the related amounts in the Class EC distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier

REMIC – for federal income tax purposes. In addition, (i) the portions of the trust consisting of (a) any Class A-S, Class B and Class C certificates that have been exchanged for and converted to Class EC certificates (and the related amounts in the Class EC distribution account) and (b) the excess interest (and related amounts in the excess interest distribution account), will be treated as a grantor trust for federal income tax purposes under subpart E, part I of subchapter J of the Internal Revenue Code of 1986, as amended, (ii) the Class EC certificates will represent undivided beneficial interests in the portion of the grantor trust described in clause (i)(a) above and (iii) the Class NR certificates will represent undivided beneficial interests in the portion of the grantor trust described in clause (i)(b) above.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●
Each class of offered certificates will represent or beneficially represent, in the case of the Class EC certificates, “regular interests” in a trust REMIC as further described under “Material Federal Income Tax Consequences” in this prospectus supplement.

	●	Each regular interest represented by an offered certificate will generally be treated as a newly originated debt instrument for federal income tax purposes.

	●	You will be required to report income on the regular interest represented by your offered certificates using the accrual method of accounting.

●
It is anticipated that the Class X-A, Class X-B-1 and Class X-B-2 certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-5, and Class A-SB certificates and the Class A-S, Class B and Class C regular interests will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Consequences” in this prospectus supplement and the prospectus.

Certain ERISA Considerations
Subject to important considerations described under “Certain ERISA Considerations” in this prospectus supplement and the prospectus, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus supplement).

See “Legal Investment” in this prospectus supplement and in the prospectus.

Ratings
The offered certificates will not be issued unless each of the offered classes receives an investment grade credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates.

The ratings address the likelihood of full and timely payment to the certificateholders of all distributions of interest at the applicable pass-through rate on the offered certificates on each distribution date and the ultimate payment in full of the certificate balance of each class of offered certificates on a date that is not later than the rated final distribution date with respect to such class of certificates. Each security rating assigned to the offered certificates should be evaluated independently of any other security rating. Such ratings on the offered certificates do not address the tax attributes of such certificates or the receipt of any default interest or prepayment premium or constitute an assessment of the likelihood or frequency of prepayments on the mortgage loans.

In general, the ratings address credit risk and not prepayment risk and do not represent any assessment of the yield to maturity that purchasers may experience as a result of the rate of principal prepayments. A security rating is not a recommendation to buy, sell, or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by the assigning rating agency. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. See “Ratings” in this prospectus supplement. A security rating does not represent any assessment of the yield to maturity that investors may experience or the possibility that the holders of the Class X-A, Class X-B-1 and Class X-B-2 Certificates might not fully recover their initial investment in the event of delinquencies or defaults, prepayments (both voluntary (to the extent permitted) and involuntary), or losses in respect of the mortgage loans. As described in this prospectus supplement, the amounts payable with respect to the Class X-A, Class X-B-1 and Class X-B-2 Certificates consist only of interest. If the mortgage loans were to prepay in the initial month, with the result that the holders of the Class X-A, Class X-B-1 and Class

X-B-2 Certificates receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on the Class X-A, Class X-B-1 and Class X-B-2 Certificates. The notional amounts of the Class X-A, Class X-B-1 and Class X-B-2 Certificates on which interest is calculated may be reduced by the allocation of realized losses and principal prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such notional amount, but only the obligation to pay interest timely on the notional amount, as so reduced from time to time. Therefore, the ratings of the Class X-A, Class X-B-1 and Class X-B-2 Certificates should be evaluated independently from similar ratings on other types of securities.

The rated final distribution date will be the distribution date in November 2047. See “Yield and Maturity Considerations” and “Description of the Certificates—Advances” in this prospectus supplement.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the rating agencies engaged by the depositor, the depositor has no obligation or ability to ensure that any rating agency performs ratings surveillance. In addition, a rating agency may cease ratings surveillance if the information furnished to that rating agency is insufficient to allow it to perform surveillance.

Additionally, other nationally recognized statistical rating organizations that we have not engaged to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from or lower than any ratings assigned to the offered certificates by any other nationally recognized statistical rating organization. The issuance of an unsolicited rating of a class of the offered certificates that is lower than the ratings assigned by the rating agencies engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three nationally recognized statistical rating organizations to rate the offered certificates and not the other three nationally recognized statistical rating organizations due, in part, to their initial subordination levels for the various classes of offered and non-offered certificates. Had the depositor selected such other nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would ultimately have assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. See “Risk Factors—Ratings of the Certificates” and “Ratings” in this prospectus supplement.

In addition, neither the depositor nor any other person or entity will be required to monitor any changes to any ratings of the offered certificates or will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus supplement. In no event will rating agency confirmations from any such other nationally recognized statistical rating organization (except insofar as the matter involves a mortgage loan with a split loan structure and such other rating organization is hired to rate securities backed by the related pari passu companion loan) be a condition to any action, or the exercise of any right, power or privilege by any person or entity under the pooling and servicing agreement.

Furthermore, the Securities and Exchange Commission may determine that any or all of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the offered certificates, and that determination may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. See “Risk Factors—Ratings of the Certificates” and “Ratings” in this prospectus supplement.

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RISK FACTORS

You should carefully consider the following risks and those risks described in “Risk Factors” in the accompanying prospectus before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

The risks and uncertainties described below are not the only ones relating to the offered certificates. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair your investment. If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. This prospectus supplement also contains forward looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus supplement.

In connection with the information presented in this prospectus supplement relating to risks that may relate to certain of the mortgage loans or the mortgage loans in general, examples are sometimes given with respect to a particular risk and a particular mortgage loan. However, the fact that examples are given should not be interpreted as meaning that such examples reflect all of the mortgage loans in the trust to which such risk is applicable or that the identified mortgage loan is not subject to other risk factors described in this prospectus supplement.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus supplement are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the prepayment, credit, liquidity and market risks associated with that class of certificates. For the reasons set forth in these “Risk Factors”, the yield to maturity and the aggregate amount and timing of distributions on the offered certificates are subject to material variability from period to period and over the life of those certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate diligence on the mortgage loans and the offered certificates.

The Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of Commercial Mortgage-Backed Securities

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities, as well as the debt markets, global financial markets and the economy generally, experienced significant dislocations, illiquidity and volatility. Declining real estate values, coupled with diminished availability of leverage and/or refinancings for commercial real estate resulted in increased delinquencies and defaults on commercial mortgage loans. In addition, the most recent downturn in the general economy affected the financial strength of many commercial real estate tenants and resulted in increased rent delinquencies and increased vacancies, particularly in the retail sector.

Any further economic downturn may lead to increased vacancies, decreased rents or other declines in income from, or the value of, commercial real estate, which would likely have an adverse effect on the value and/or liquidity of commercial mortgage-backed securities that are backed by loans secured by such commercial real estate. We cannot assure you that the dislocation in the commercial mortgage-backed securities market will not continue to occur or become more severe. Even if the commercial mortgage-backed securities market does recover, the mortgaged properties and therefore, the mortgage loans and the offered certificates, may decline in value. Any further economic downturn may adversely affect the financial resources of the related borrower under the mortgage loans and may result in the inability of the related borrower to make principal and interest payments on, or refinance, the outstanding debt when due or to sell the mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. In the event of default by a borrower under any of the mortgage loans, the trust may suffer a partial or total loss with respect to such mortgage loan and, consequently, the offered certificates. Any delinquency or loss on the mortgage loans may have an adverse effect on the distributions of principal and interest received by holders of the certificates.

Even if commercial mortgage-backed securities are performing as anticipated, the value of such commercial mortgage-backed securities in the secondary market may nevertheless decline as a result of a deterioration in general market conditions for other asset backed securities or structured products. Trading activity associated with commercial mortgage-backed securities indices may also drive spreads on those indices wider than spreads on commercial mortgage-backed securities, thereby resulting in a decrease in value of such commercial mortgage-backed securities.

Market Considerations and Limited Liquidity

The offered certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for the offered certificates. While the underwriters currently intend to make a secondary market in the offered certificates, no underwriter is obligated to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for the offered certificates. Lack of liquidity could result in a substantial decrease in the market value and may adversely affect the regulatory characteristics of the offered certificates. The market value of the offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. No representation is made by any person or entity as to what the market value of any offered certificate will be at any time. Furthermore, you should be aware that the market for securities of the same type as the offered certificates has in the past been volatile and offered very limited liquidity from time to time. See “Risk Factors—Your Ability to Resell Certificates May Be Limited Because of Their Characteristics” in the prospectus.

The market value of the offered certificates can decline even if the offered certificates and the mortgage loans are performing at or above your expectations. The market value of the offered certificates will be sensitive to fluctuations in current interest rates. However, any change in the market value of the offered certificates may be disproportionately impacted by upward or downward movement in current interest rates.

In particular, the market value of the offered certificates will also be influenced by the supply of and demand for commercial mortgage-backed securities generally. The supply of commercial mortgage-backed securities will depend on, among other things, the amount of commercial mortgage loans, whether newly originated or held in portfolios, that are available for securitization. In addition, financial reform legislation enacted in the United States could adversely affect the availability of credit for commercial real estate. A number of factors will affect investors’ demand for commercial mortgage-backed securities, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in commercial mortgage-backed securities, limit the amount or types of commercial mortgage-backed securities that it may acquire, or require it to maintain increased capital or reserves as a result of its investment in commercial mortgage-backed securities;

●
investors’ perceptions regarding the commercial real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans secured by income producing properties;

●
investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for commercial mortgage-backed securities as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell those certificates will depend on, among other things, whether and to what extent a secondary market then exists for those certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the certificates or the mortgage loans.

The liquidity of the offered certificates may also be affected by present uncertainties and future unfavorable determinations concerning legal investment. No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. See “Legal Investment” in this prospectus supplement.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions, or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire commercial mortgage-backed securities, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell such certificates in the secondary market. For example:

●
Effective January 1, 2014, EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement”) that the originator, sponsor or original lender of such securitization has explicitly disclosed to the investor that it will retain, on an on-going basis, a material net economic interest which, in any event, shall not be less than 5%; and (b) a requirement (the “Due Diligence Requirement”) that the investing credit institution or investment firm has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an on-going basis.

National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the investing credit institution or investment firm.

If either of the Retention Requirement or the Due Diligence Requirement is not satisfied in respect of a securitization investment held by a non-EEA subsidiary of an EEA credit institution or investment firm, then a penal charge may be applied to such securitization investment when taken into account on a consolidated basis at the level of the EEA credit institution or investment firm.

Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements”): (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU; and (ii) subject to the adoption of certain secondary legislation, will apply to investments in securitizations by EEA insurance and reinsurance undertakings and by EEA undertakings for collective investment in transferable securities.

None of the sponsors, the depositor or any other party intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with Retention Requirement or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the offered certificates are not a suitable investment for EEA credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment.

●
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States requires that federal banking agencies amend their regulations to remove reference to or reliance on credit agency ratings, including, but not limited to, those found in the federal banking agencies’ risk-based capital regulations. New capital regulations were issued by the banking regulators in July 2013 and began phasing in as early as January 1, 2014; these regulations implement the increased capital requirements established under the Basel Accord. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. As a result of these regulations, investments in commercial mortgage-backed securities like the certificates by institutions subject to the risk-based capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of commercial mortgage-backed securities for their regulatory capital purposes.

●
The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity.  The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”).  The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds.  The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013 and became effective on April 1, 2014.  Conformance with the Volcker Rule and its implementing regulations is required by July 21, 2015 (subject to the possibility of up to two one-year extensions).  In the interim, banking entities must make good-faith efforts to conform their activities and investments to the Volcker Rule.  Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.  The general effects of the Volcker Rule remain uncertain.  Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●
The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the trust, could under certain circumstances require an investor or its owner generally to consolidate the assets of the trust in its financial statements and record third parties’ investments in the trust as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements.

The Volatile Economy and Credit Crisis May Increase Loan Defaults and Affect the Value and Liquidity of Your Investment

In recent years, the global economy experienced a significant recession, as well as a severe, ongoing disruption in the credit markets, including the general absence of investor demand for and purchases of commercial mortgage-backed securities and other asset-backed securities and structured financial products. While the United States economy may technically be out of the recession, any recovery could be fragile and may not be sustainable for any specific period of time, and the global or United States economy could slip into an even more significant recession. Continued downward price pressures and increasing defaults and foreclosures in residential real estate or other conditions that severely depressed the overall economy and contributed to the credit crisis have also led to increased vacancies, decreased rents or other/declines in income from, or the value of, commercial real estate.

Additionally, decreases in the value of commercial properties and the tightening by commercial real estate lenders of underwriting standards have prevented many commercial borrowers from refinancing their mortgages. A substantial amount of U.S. mortgage loans, with balloon payment obligations in excess of their respective current property values, are maturing over the coming three years. These circumstances have increased delinquency and default rates of securitized commercial mortgage loans, and lead to widespread commercial mortgage defaults.

In addition, the declines in commercial real estate values have resulted in reduced borrower equity, hindering such borrower’s ability to refinance in an environment of increasingly restrictive lending standards and giving them less incentive to cure delinquencies and avoid foreclosure. Higher loan-to-value ratios are likely to result in lower recoveries on foreclosure, and an increase in loss severities above those that would have been realized had commercial property values remained the same or continued to increase. Defaults, delinquencies and losses have further decreased property values, thereby resulting in additional defaults by commercial mortgage borrowers, further credit constraints, further declines in property values and further adverse effects on the perception of the value of commercial mortgage-backed securities. Even if the real estate market does recover, the mortgaged property underlying the mortgage loans and, therefore, the certificates, may decline in value. Any further economic downturn may adversely affect the financial resources of the related borrowers and may result in the inability of the related borrowers to make interest payments on the related mortgage loans and repayment at maturity. In the event of default by the related borrowers under the related mortgage loans, the certificateholders would likely suffer a loss on their investment.

In addition, the global financial markets have experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries, including Greece, Ireland, Spain, Portugal and Italy, that participate in the European Monetary Union and whose sovereign debt is generally denominated in euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form.

Concerns regarding sovereign debt may spread to other countries at any time. Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary constraints. Market volatility or disruption could result if a state were to default on its debt, or a significant local government were to default on its debt or seek relief from their debt in bankruptcy or by agreement with their creditors. In addition, recently-enacted financial reform legislation in the United States could adversely affect the availability of credit for commercial real estate.

Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time. Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets, such as wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters and man-made disasters. We cannot predict such matters or their effect on the value or performance of the certificates.

Investors should consider that general conditions in the commercial real estate and mortgage markets may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates. In addition, in connection with all the circumstances described above, you should be aware in particular that:

●
such circumstances may result in substantial delinquencies and defaults on the mortgage loans and adversely affect the amount of liquidation proceeds that would be realized in the event of foreclosures and liquidations;

●	defaults on the mortgage loans may occur in large concentrations over a period of time, which might result in rapid declines in the value of your certificates;

●
notwithstanding that the mortgage loans were recently underwritten and originated or acquired, the values of the mortgaged properties may have declined since the related mortgage loans were originated or acquired and may decline following the issuance of the offered certificates and such declines may be substantial and occur in a relatively short period following the issuance of the offered certificates; and such declines may or may not occur for reasons largely unrelated to the circumstances of the particular property;

●
if you determine to sell offered certificates, you may be unable to do so or you may be able to do so only at a substantial discount from the price you paid, which may be the case for reasons unrelated to the then-current performance of the offered certificates or the mortgage loans, and which may be the case within a relatively short period following the issuance of the offered certificates;

●
if the mortgage loans default, then the yield on your investment may be substantially reduced notwithstanding that liquidation proceeds may be sufficient to result in the repayment of the principal of and accrued interest on your certificates; an earlier than anticipated repayment of principal (even in the absence of losses) in the event of a default in advance of the maturity date would tend to shorten the weighted average period during which you earn interest on your investment; and a later than anticipated repayment of principal (even in the absence of losses) in the event of a default upon the maturity date would tend to delay your receipt of principal and the interest on your investment may be insufficient to compensate you for that delay;

●
even if liquidation proceeds received on defaulted mortgage loans are sufficient to cover the principal and accrued interest on those mortgage loans, the trust fund may experience losses in the form of special servicing fees and other expenses, and you may bear losses as a result, or your yield may be adversely affected by such losses;

●
the time periods to resolve defaulted mortgage loans may be long, and those periods may be further extended because of borrower bankruptcies, judicial foreclosure and related litigation; and this may be especially true in the case of loans made to borrowers that have, or whose affiliates have, substantial debts other than the mortgage loan, including related subordinate or mezzanine financing or preferred equity. See “—Potential Conflicts of Interest” in this prospectus supplement;

●
if foreclosure or similar proceedings involve mortgaged properties across multiple states, resolution may take a longer time period and involve greater expenses, resulting in a lower recovery than may have been realized than if foreclosure or similar proceedings were instituted in a single jurisdiction;

●
trading activity associated with indices of commercial mortgage-backed securities may also drive spreads on those indices wider than spreads on commercial mortgage-backed securities, thereby resulting in a decrease in value of such commercial mortgage-backed securities, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●
even if you intend to hold your certificates, depending on your circumstances, you may be required to report declines in the value of your certificates, and/or record losses, on your financial statements or regulatory or supervisory reports, and/or repay or post additional collateral for any secured financing, hedging arrangements, repurchase transactions or other financial transactions that you have entered into that are backed by or make reference to your certificates, in each case as if your certificates were to be sold immediately.

In connection with all the circumstances described above, the risks we describe elsewhere under “Risk Factors” in this prospectus supplement and the accompanying prospectus are heightened substantially, and you should review and carefully consider such risk factors in light of such circumstances.

The Prospective Performance of the Mortgage Loans Included in the Trust Fund Should Be Evaluated Separately from the Performance of the Mortgage Loans in Any of Our Other Trusts

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions. Accordingly, investors should evaluate the mortgage loans underlying the offered certificates independently from the performance of commercial mortgage loans underlying any other series of certificates.

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus supplement does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by the sponsor of assets of the type to be securitized (known as “static pool data”). Because of the highly heterogeneous nature of the assets in commercial mortgage backed securities transactions, static pool data for prior securitized pools, even those involving the same asset types (e.g., hotels or office buildings), may be misleading, since the economics of the properties and terms of the loans may be materially different. In particular, static pool data that may show a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. Therefore, investors should evaluate this offering on the basis of the information set forth in this prospectus supplement with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Commercial Lending Is Dependent Upon Net Operating Income

The liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial mortgage loan at any given time.

For historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A-1 and Annex A-3 to this prospectus supplement. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information because it is newly constructed, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the mortgage loan sellers’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases (or, in some cases, based on leases that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease, or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent) and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” and “—Net Cash Flow and Certain Underwriting Considerations” in this prospectus supplement and “Risk Factors—Commercial and Multifamily Mortgage Loans Have Risks That May Affect Payments on Your Certificates” in the prospectus.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

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the length of tenant leases (including that, in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenant at a particular mortgaged property have leases that expire or permit the tenant(s) to terminate its or their lease(s) during the term of the related mortgage loan);

●	the creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●
the property’s “operating leverage” which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with short-term revenue sources, such as short-term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of such assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus supplement) to vary substantially from the actual net operating income of a mortgaged property. See “—Risks Relating to Underwritten Net Cash Flow” below.

Risks Relating to Underwritten Net Cash Flow

As described under “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus supplement, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the mortgage loan sellers. No representation is made that the underwritten net cash flow set forth in this prospectus supplement as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the trust, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases, (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the trust, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. Each investor should review these and other similar assumptions and make its own determination of the appropriate assumptions to be used in determining underwritten net cash flow. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly adversely affected.

In addition, the debt service coverage ratios set forth in this prospectus supplement for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Net Cash Flow and Certain Underwriting Considerations” in this prospectus supplement for additional information on certain of the mortgage loans in the trust.

Limited Information Causes Uncertainty

Some of the mortgage loans that we intend to include in the trust are mortgage loans that were made to enable the related borrower to acquire the related mortgaged property, and certain mortgage loans may be secured by recently constructed properties. Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

No Reunderwriting of the Mortgage Loans

We have not reunderwritten the mortgage loans. Instead, we have relied on the representations and warranties made by the mortgage loan sellers, and the applicable mortgage loan seller’s obligation to repurchase, substitute for or cure a mortgage loan in the event that a representation or warranty was not true when made and such breach materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of the certificateholders. These representations and warranties do not cover all of the matters that we would review in underwriting a mortgage loan and you should not view them as a substitute for reunderwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans, although none of the mortgage loan sellers have made representations and warranties that they know to be untrue (subject to the exceptions to the representations and warranties described in the purchase agreement and this prospectus supplement). If we had reunderwritten the mortgage loans, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty. In addition, we can give no assurance that the applicable mortgage loan seller will be able to repurchase a mortgage loan if a representation or warranty has been breached. See “Description of the Mortgage Pool—Representations and Warranties; Repurchases and Substitutions” in this prospectus supplement.

Risks Associated with Commercial Real Estate Lending

The borrower’s ability to make payments due on its related mortgage loan will be subject to the risks generally associated with real estate investments. These risks include adverse changes in general or local economic conditions, real estate values generally and in the locales of the related mortgaged properties, interest rates, real estate tax rates, other operating expenses (including costs of energy), inflation, the supply of and demand for properties of the type involved, zoning laws or other governmental rules and policies (including environmental restrictions), competitive conditions (including changes in land use and construction of new competitive properties) that may affect the ability of a borrower to obtain or maintain full occupancy of the related mortgaged properties, bankruptcy or other events adversely affecting the tenants or prospective tenants at such mortgaged properties, civil disorder, acts of war or of terrorists, acts of God, such as floods or earthquakes, and other factors beyond the control of the related borrower. Due to these and other factors, the performance of real estate has historically been cyclical. Such factors may make it difficult for the mortgaged properties to generate sufficient net operating income to make full and timely payments on the related mortgage loans. Also, if any major repair or improvement is required at a mortgaged property, we cannot assure you that the related borrower (or tenant, if required under its lease) will be able to obtain funds to make such repair or improvement. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required at a mortgaged property, changes in governmental approvals may be applicable and may materially affect the cost to, or ability of, the related borrower to effect such reconstruction, major repair or improvement. Furthermore, certain of the reciprocal easement and operating agreements or anchor tenant leases may provide that the anchor tenant is permitted to terminate its lease or operating covenant in certain circumstances, including if a mortgaged property is substantially damaged or taken by condemnation. See “—Retail Properties Have Special Risks” below.

Retail Properties Have Special Risks

Twenty-three (23) of the mortgaged properties, partially securing seventeen (17) mortgage loans, representing approximately 34.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are retail properties. Twenty (20) of these mortgaged properties identified as “Grapevine Mills”, “The Mall of Victor Valley”, “North Riverside Park Mall”, “Oakland Square and Oakland Plaza”, “Kenwood City Retail”, “Glenbrook Commons”, “Churchill Square Shopping Center”, “Skyview Plaza Shopping Center”, “Racine Center”, “Wichita Square”, “Westwood Square”, “Dollar General Portfolio”, “Harrodsburg Marketplace”, “Rite Aid” and “East Dublin Center” on Annex A-1 to this prospectus supplement, securing fifteen (15) mortgage loans, representing approximately 34.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, may have one or more “anchor tenants” or “shadow anchor tenants”, which may or may not be tenants at the mortgaged properties that represent collateral for the related mortgage loan. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics. The correlation between success of tenant businesses and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. An “anchor tenant” located on a related property is usually proportionately larger in size than most other tenants in the property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the property so as to influence and attract potential customers, but is not located on the mortgaged property. The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew or extend its lease;

●	termination of an anchor tenant’s or shadow anchor tenant’s lease or, if the anchor tenant or shadow anchor tenant owns its own site, a decision to vacate;

●	the bankruptcy or economic decline of an anchor tenant, shadow anchor tenant or self-owned anchor; or

●	the cessation of the business of an anchor tenant, a shadow anchor tenant or of a self-owned anchor (notwithstanding its continued payment of rent).

In certain instances with respect to the mortgaged properties, anchor tenant leases expire during the term of the related mortgage loan or such tenants may have the option to terminate their respective leases early. See “Description of Top Ten Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus supplement for the lease rollover schedules for certain of the mortgage loans and see Annex A-1 to this prospectus supplement for the lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each mortgaged property to the extent applicable. We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower or resulting in adverse economic effects. See “Description of the Mortgage Pool—Mortgaged Property Considerations—Tenant Issues—Terminations” and “—Expirations” in this prospectus supplement.

In addition, various anchor parcels and/or anchor improvements at a mortgaged property may be owned by the anchor tenant (or an affiliate of the anchor tenant) or by a third party and therefore not be part of the related mortgaged property and the related borrower may not receive rental income from such anchor tenant.

Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. We cannot assure you that the reciprocal easement or operating agreements, as applicable, will not expire prior to the maturity date of the related mortgage loan. Although an anchor tenant that owns its own parcel does not pay rent, it generally is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property. Anchor tenants that lease their stores often have operating covenants as well. Such operating covenants may be provided for in the anchor tenant lease or in the reciprocal easement and operating agreement, if any, affecting the mortgaged property. Anchor tenants that have no operating covenants or whose covenants have expired previously or will expire during the term of the related mortgage loan are or will not be contractually obligated to operate their stores at the applicable mortgaged property. A number of the tenant leases and reciprocal easement and operating agreements at the mortgaged properties have co-tenancy clauses which permit such stores to abate the rent payable, refrain from opening for business, cease operating and/or terminate their leases if certain anchor or other major tenants, and/or if a specified percentage of the stores at the related mortgaged property, are not occupied and operating.  Certain tenants may also have certain other termination rights related to sales targets. Certain of the operating covenants with respect to the mortgaged properties have expired or will expire prior to the maturity date of the related mortgage loan. We cannot assure you that operating covenants will be obtained in the future for these or any of the anchor tenants.

Certain tenant (including anchor tenant) estoppels obtained in connection with the origination of the mortgage loans may have identified disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or reciprocal easement and operating agreement. Such disputes, defaults or potential defaults could result in a tenant off-setting rent or could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that the identified tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

In addition, certain tenants may not provide estoppels, or the estoppels obtained may not be timely. In such cases material information about the related leases may not have been available for loan underwriting purposes at origination. We cannot assure you that the failure to obtain related estoppel information will not have a material adverse effect on the related mortgage loans. See also representation number 44 in Annex D-1 and the identified exceptions to that representation in Annex D-2 to this prospectus supplement.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. Certain tenants at the mortgaged properties may be paying rent but are not yet in occupancy or have signed leases but have not yet started paying rent and/or are not yet in occupancy. See “—Certain Additional Risks Relating to Tenants” in this prospectus supplement. Risks applicable to anchor tenants (such as bankruptcy, failure to renew leases, early terminations of leases and vacancies) also apply to other tenants. We cannot assure you that the rate of occupancy at the stores will remain at the current levels or that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “—Risks of Lease Early Termination Options” in this prospectus supplement.

Borrowers, property managers and their affiliates of mortgaged properties may currently own, and in the future property managers of mortgaged properties and affiliates of borrowers may develop or acquire, additional properties and lease space in other properties in the same market areas where the mortgaged properties are located. Property managers at the related mortgaged properties also may manage competing properties. None of the property managers or any other party has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to, or near the mortgaged properties.

Retail properties also face competition from sources outside a given real estate market. Factory outlet centers, discount shopping centers and clubs, video shopping networks, catalogue retailers, home shopping networks, direct mail, Internet selling and telemarketing all compete with more traditional retail properties for consumer dollars. Continued growth of these and other alternative retail outlets could adversely affect the rents collectible at the mortgaged properties secured by retail properties. Increased competition could adversely affect income from and market value of those mortgaged properties.

In some cases, the leases of certain anchor and other significant tenants prohibit the landlord from leasing space at or near the related mortgaged property to a competitor of the subject tenant, thereby adversely affecting the potential tenant pool and/or the value of the related mortgaged property in a foreclosure scenario.

In addition, certain of the retail properties have tenants that are subject to risks unique to their business, such as theaters and restaurants. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Type Concentrations” in this prospectus supplement. In such cases, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. For example, the limited adaptability of certain shopping malls that have proven unprofitable has recently resulted in extremely high loss severities on mortgage loans secured by those shopping malls, which mortgage loans were owned by commercial mortgage-backed securitization trusts.

In one particular case, a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, resulted in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.  See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

In addition, decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Tenant Bankruptcy Entails Risks” below. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Certain retail properties may have other non-retail types of tenants, including medical office tenants. For risks related to these types of tenants, see “—Office Properties Have Special Risks” in this prospectus supplement.

Office Properties Have Special Risks

Ten (10) of the mortgaged properties, partially securing ten (10) mortgage loans, representing approximately 23.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are office properties.

A large number of factors may adversely affect the value of office properties, including:

●	the quality of an office building’s tenants;

●	an economic decline in the business operated by the tenants;

●
the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, location, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the physical attributes of the building with respect to the technological needs of the tenants, including the adaptability of the building to changes in the technological needs of the tenants;

●	the diversity of an office building’s tenants (or reliance on a single or dominant tenant);

●	the desirability of the area as a business location;

●	the strength and nature of the local economy, including labor costs, tax environment and the quality of life for employees; and

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (all of which affect the demand for office space).

Certain of the mortgage loans identified as being secured by office properties are medical or dental office properties, which are subject to certain additional risks. The performance of a medical or dental office property may depend on (i) the proximity of such property to a hospital or other health care establishment and (ii) reimbursements for patient fees from private or government-sponsored insurers. The performance of a medical or dental office property may depend on (i) its ability to attract doctors and nurses to be on staff, (ii) its ability to afford and acquire the latest medical or dental equipment, (iii) a sufficient patient base and (iv) reimbursements for patient fees and other charges from private or government sponsored insurers. Issues related to reimbursement (ranging from non-payment to delays in payment) from insurers could adversely impact cash flow at such mortgaged property.

Certain of the mortgage loans identified as being secured by office properties may include parking garages, which present certain risks. Parking garages present risks not associated with other properties.  The primary source of income for parking garages is the rental fees charged for parking spaces. Factors affecting the success of a parking garage include the number of rentable parking spaces and rates charged and the amount of alternative parking spaces in the area.  In addition, because of the unique construction requirements of many parking garages, a parking garage may not be easily converted to other uses.  See “—Some Mortgaged Properties May Not Be Readily Convertible To Alternative Uses” in this prospectus supplement.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants. See “—Risks Relating to Mortgage Loan Concentrations and Borrower-Sponsor Concentrations” below and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Type Concentrations” in this prospectus supplement.

Mixed Use Facilities Have Special Risks

Two (2) of the mortgaged properties, securing two (2) mortgage loans, representing approximately 14.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are mixed use properties.

Mixed use mortgaged properties consist of office, retail and/or parking components, and as such, the mortgage loans secured by mixed use mortgaged properties will share risks associated with such underlying components. In addition, a mixed use property may be managed by a manager that is not experienced in managing all of the property types comprising the mortgaged property.

See “—Office Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Type Concentrations” in this prospectus supplement.

Hotel Properties Have Special Risks

Eight (8) of the mortgaged properties, securing seven (7) mortgage loans, representing approximately 11.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are hotel properties. See “Risk Factors—Commercial and Multifamily Mortgage Loans Have Risks That May Affect Payments on Your Certificates” in the prospectus.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality mortgaged properties are limited-service hotels. Hospitality properties that are limited-service hotels may subject a lender to more risk than full-service hotels as they generally require less capital for construction than full-service hotels. In addition, as limited-service hotels generally offer fewer amenities than full-service hotels, they are less distinguishable from each other. As a result, it is easier for limited-service hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes, that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the potential for bank failures, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotels have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the trust or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel could have an adverse impact on the revenue from the related mortgaged property or on the hotel’s occupancy rate.

Additionally, certain of these mortgaged properties may have been designated as historic or landmark buildings or may be located in areas designated as historic or landmark. Such properties may have restrictions related to renovations, construction or other restrictions. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Type Concentrations” in this prospectus supplement.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

Six (6) of the mortgaged properties identified as “Hilton Houston Post Oak”, “Embassy Suites Kennesaw”, “Holiday Inn French Quarter – Chateau Lemoyne”, “Westin Columbus”, “Hyatt Place – Nashville” and “Hampton Inn Massillon” on Annex A-1 to this prospectus supplement, securing six (6) mortgage loans representing approximately 8.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are affiliated with a franchise, licensing or hotel management company through a franchise or management agreement. See “Risk Factors—Commercial and Multifamily Mortgage Loans Have Risks That May Affect Payments on Your Certificates” in the prospectus.

The continuation of a franchise agreement, licensing agreement or management agreement is typically subject to specified operating standards, property improvement plans, and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions could result in the loss or cancellation of their rights under the franchise agreement, licensing agreement or management agreement. In addition, some of these agreements applicable to the hotel mortgaged properties expire, or grant the franchisor/licensor a termination right that is exercisable, during the term of the related mortgage loan. We cannot assure you that a replacement franchise or license could be obtained in the event of a termination. In addition, replacement franchises/licenses may require significantly higher fees as well as the investment of capital to bring the hotel into compliance with the requirements of the replacement franchisor/licensor. Any provision in a franchise agreement, licensing agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The franchise agreements, license agreements and the property management agreements generally restrict transfers of the subject agreement, transfers of the ownership interests of the related borrower and/or transfers of the subject hospitality mortgaged property, and generally (a) contain certain approval rights regarding the transferee and/or (b) prohibit certain transfers for various reasons, including, without limitation, that (i) the transferee does not have sufficient financial resources to fulfill the owner’s obligations under the franchise agreement, licensing agreement or management agreement, as applicable, (ii) the transferee is among a group of specifically designated prohibited transferees and/or (iii) the transferee is a competitor (within the meaning of the franchise agreement, licensing agreement or management agreement). Such restrictions may impact a foreclosure sale or a sale of an REO property. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis. See “Description of Top Ten Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus supplement.

See “—Hotel Properties Have Special Risks” above and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Type Concentrations” in this prospectus supplement.

Multifamily Properties Have Special Risks

Seven (7) of the mortgaged properties, securing seven (7) mortgage loans, representing approximately 11.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are multifamily properties.

A large number of factors may adversely affect the value and successful operation of a multifamily property, including:

●	the physical attributes of the apartment or student housing building (e.g., its age, appearance and construction quality);

●	the quality of property management;

●	the location of the property (e.g., a change in the neighborhood over time or increased crime in the neighborhood);

●	the ability of management to provide adequate security, maintenance and insurance;

●	the types of services the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates (which may encourage tenants to purchase rather than rent housing);

●	the generally short term of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow on the property;

●
in the case of student housing facilities, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and the fact that student tenants have a higher turnover rate (and may be financially less able to make rent payments) than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	restrictions on the age of tenants who may reside at the property;

●	receipt of rent subsidies from the United States Department of Housing and Urban Development under its Section 8 Tenant-Based Assistance Rental Certificate Program;

●	state and local regulations, including rent control and rent stabilization;

●	whether the property is subject to low income housing use restrictions that limit income of tenants and rent for units;

●	the presence of competing properties and residential developments in the local market;

●
the existence of corporate tenants renting large blocks of units at the property, which in the event such tenant vacates would leave the property with a significant percentage of unoccupied space; and in the event such tenant was renting at an above-market rent may make finding replacement tenants difficult;

●	the tenant mix, particularly if the tenants are predominantly students, personnel from or workers related to a military base or workers from a particular business or industry;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that can be charged and may result in a reduction in timely rent payments or a reduction in occupancy;

●	state and local regulations;

●	government assistance/rent subsidy programs; and

●	national, state or local politics.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Type Concentrations” in this prospectus supplement.

Industrial Properties Have Special Risks

Five (5) of the mortgaged properties, securing five (5) mortgage loans representing approximately 2.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, are partially industrial properties. Significant factors determining the value of industrial properties are:

●	the quality of tenants;

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Concerns about the quality of tenants, particularly major tenants, are similar in both office properties and industrial properties, although industrial properties may be more frequently dependent on a single or a few tenants.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment (for example, a decline in defense spending), and a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. In addition, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable for a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Type Concentrations” in this prospectus supplement.

Manufactured Housing Community Properties Have Special Risks

Five (5) of the mortgaged properties, securing three (3) mortgage loan, representing approximately 1.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are manufactured housing community properties.

Commercial mortgage loans secured by liens on manufactured housing community properties pose risks not associated with commercial mortgage loans secured by liens on other types of income-producing real estate. The successful operation of a manufactured housing community property may depend upon the number of other competing residential developments in the local market, such as:

●	other manufactured housing community properties;

●	apartment buildings; and

●	site-built single family homes.

Other factors affecting the successful operation of a manufactured housing community property may also include:

●	the physical attributes of the community, including its age and appearance;

●
location of the manufactured housing community property, including the seasonal effect upon occupancy, particularly with respect to seasonal sites occupied by recreational vehicles and travel-trailers, which often have short term rental contracts;

●	the percentage of owner-occupied homes versus rental homes;

●	any restrictions on the age of tenants who may reside at the property;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities provided;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization as well as tenant association rights.

In general, a manufactured housing community property is a “single-purpose” property that could not be readily converted to general residential, retail or office use. Thus, if the operation of the manufactured housing community property becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some of the manufactured housing community mortgaged properties securing mortgage loans in the issuing entity:

●	may be subject to rent control and other laws regulating the relationship between a property owner and its residential tenants;

●	may not be connected to public water and sewer systems;

●	have tenants that may not have leases or have short term or month-to-month leases and, accordingly, that are not obligated to remain at such mortgaged property for any extended period;

●	are located, in whole or in part, in a flood zone that requires the related borrower to maintain flood insurance if it owns any material structures located in a flood zone; or

●	may be deemed legally nonconforming for zoning purposes as to the underlying manufactured housing community use.

Certain manufactured housing community properties securing mortgage loans in the issuing entity may be, in whole or in part, age-restricted to individuals that, in general, are 55 years of age or older.  Such restrictions limit the potential residents of the related mortgaged properties and may affect property performance.

In the case of manufactured housing community mortgaged properties that are not connected to public water and sewer systems, the borrower could incur a substantial expense in connection with either the repair, maintenance or replacement of the existing system or the required connection to such public systems in the future. In addition, the use of well water and/or septic systems or private sewage treatment facilities enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

In the case of manufactured housing community mortgaged properties that are located, in whole or in part, in a flood zone, flood insurance may not be available and, even if there are no material borrower-owned structures located in that flood zone, the potential for flooding may be a deterrent to tenants.  See also representation number 18 in Annex D-1 and the identified exceptions to that representation in Annex D-2 to this prospectus supplement.

In the case of manufactured housing community mortgaged properties for which the current use or building conformation is deemed legally nonconforming for zoning purposes, limitations on rebuilding following a casualty can have significant and adverse economic effect on the related mortgaged property. First, zoning ordinances frequently establish a damage threshold beyond which the current use or conformation has to conform to current requirements. Where the units themselves are included in the calculation of the damage threshold (as opposed to the calculation being based solely on the underlying pads), or where the units themselves are separately subject to the damage threshold, it is more probable that the damage threshold will be exceeded by manufactured housing community mortgaged properties than for other types of mortgaged properties under comparable circumstances (and property value may be impaired by restrictions on replacing the units). Second, even where proceeds from casualty insurance, including law and ordinance coverage, are available, the value of insured improvements is generally much less than the loan amount. We cannot assure you that, if a casualty results in the manufactured housing community uses or other zoning characteristics, such as setbacks, no longer being permitted by the applicable zoning regulations, the lender will be able to recognize sufficient proceeds from the exercise of foreclosure or equivalent remedies or available insurance to avoid losses on the manufactured housing community mortgage loan. See “—Zoning Compliance, Use Restrictions and Condemnation May Adversely Affect Property Value” in this prospectus supplement.

Depending on the location of a manufactured housing community property, occupancy and collections may be highly seasonal.  For example, a manufactured housing community in a warm weather state might earn most of its income from late fall to early spring.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the issuing entity may have a material number of leased homes that are owned (currently or in the future) by the related borrower or an affiliate of the related borrower and rented by the respective tenants, like apartments.  In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate.  In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home.  Such leased homes may, in certain cases, constitute collateral for the related mortgage loan.  The borrower or an affiliate of the related borrower may acquire, own, lease, sell and/or finance the ownership of homes at a manufactured housing community mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Type Concentrations” in this prospectus supplement.

Self Storage Properties Have Special Risks

Four (4) of the mortgaged properties securing four (4) mortgage loans, representing approximately 1.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are self storage properties.

The self storage facilities market contains low barriers to entry. In addition, due to the short-term nature of self storage leases, self storage properties also may be subject to more volatility in terms of supply and demand than loans secured by other types of properties.

Because of the construction utilized in connection with certain self storage facilities, it might be difficult or costly to convert such a facility to an alternative use. Thus the liquidation value of self storage properties may be substantially less than would be the case if the same were readily adaptable to other uses.

Further, certain self storage facilities may include shipping container-type units that are personal property and consist of non-structural, freestanding shipping containers that have been re-purposed as storage lockers. In addition to the risks otherwise applicable to self storage properties, such units are personal property and, in the event of a foreclosure, the related income is unlikely to be deemed “qualifying rents from real property” for REMIC purposes. See “—Tax Consequences Related to Foreclosure” in this prospectus supplement.

In addition, it is difficult to assess the environmental risks posed by self storage facilities due to tenant privacy, anonymity and unsupervised access to these facilities. Therefore, these types of facilities may pose additional environmental risks to investors. The environmental site assessments discussed in this prospectus supplement did not include an inspection of the contents of the self storage units included in the self storage properties. We therefore cannot provide assurance that all of the units included in the self storage properties are free from hazardous materials, or that they will remain so in the future.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Type Concentrations” in this prospectus supplement.

Risks of Lease Early Termination Options

Retail leases often give tenants the right to terminate the related lease or abate or reduce the related rent (i) if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases, (ii) if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions, (iii) if the related borrower fails to provide a designated number of parking spaces or otherwise fails to comply with particular parking agreements, (iv) if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility or a tenant’s use of, or access to, the mortgaged property, (v) upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time, (vi) if a tenant’s use is not permitted by zoning or applicable law, (vii) if a tenant is not permitted to exercise expansion rights at the mortgaged property, (viii) if the landlord fails to undertake various property renovations or improvement, (ix) upon the failure to meet certain sales criteria, or (x) if the landlord defaults on its obligations under the lease. In each identified instance the borrower may have interests adverse to the mortgagee, and we cannot assure you that the borrower will not violate those restrictions if it feels that such violation may otherwise benefit it or its affiliates to do so, even where such action is to the detriment of the mortgaged property.

In addition, it is common for other tenants at anchored or shadow-anchored retail centers to have the right to terminate their lease or abate or reduce rent if an anchor or shadow anchor tenant goes dark or for anchor tenants to have such rights if other anchor tenants or shadow anchor tenants go dark. Even if other tenants do not have termination or rent abatement rights, because an anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, we cannot assure you that any loss of an anchor tenant will not have a material adverse impact on the non-anchor tenants’ ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. If an anchor or shadow anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor or shadow anchor tenant has been dark for a specified amount of time.

In addition, certain of the tenant leases for the mortgaged properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid the exercise of any termination and/or abatement rights.

In addition, certain of the tenant leases for the mortgaged properties permit the affected tenants to terminate their leases and/or abate or reduce rent if a certain number of anchor tenants, shadow anchors or particular significant tenants, and/or a percentage of the tenants, cease to operate at the applicable mortgaged property. Further, certain of the tenant leases for the other mortgaged properties may permit affected tenants to terminate their leases or reduce their rent if a tenant at an adjacent or nearby property terminates its lease or goes dark.

In addition to termination options tied to certain triggers described above that are common with respect to retail properties, certain tenant leases of other property types permit the related tenant to unilaterally terminate its lease or contract for its leased space without the occurrence of any trigger. Generally, any tenants that hold termination options are required to provide advance notice and in some instances pay a termination fee to the related borrowers. We cannot assure you that tenants at any of the mortgaged properties will not exercise any such early termination and contraction rights, or will honor their obligations to pay a termination fee, and we cannot assure you that the absence or reduced presence of any such tenants at the related mortgaged properties will not have a material adverse impact on the related mortgaged properties. See “Description of Top Ten Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus supplement for additional descriptions of lease termination rights or rights to reduce space for certain tenants with respect to the applicable mortgage loans. In addition, see Annex A-1 to this prospectus supplement and the footnotes thereto for additional information on any tenant’s rights applicable to the top five tenants at the mortgaged properties and “Description of the Mortgage Pool—Mortgaged Property Considerations—Tenant Issues—Terminations” and “—Expirations” in this prospectus supplement for further information on the mortgage loans included in the trust.

Geographic Concentration Entails Risks

Mortgaged properties located in New York, Texas, California, Illinois, North Carolina and Ohio secure approximately 27.2%, 19.2%, 9.7%, 5.9%, 5.5% and 5.1%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount.

The remaining mortgaged properties are located throughout sixteen (16) other states, with no more than 4.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount secured by mortgaged properties located in any such jurisdiction.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to geographic areas or the regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that adverse economic or other developments or natural disasters affecting a particular region of the country could increase the frequency and severity of losses on mortgage loans secured by those properties. In recent periods, several regions of the United States have experienced significant real estate downturns. Regional economic declines or conditions in regional real estate markets could adversely affect the income from, and market value of, the mortgaged properties. In addition, local or regional economies may be adversely affected to a greater degree than other areas of the country by developments affecting industries concentrated in such area. A decline in the general economic condition in the region in which mortgaged properties securing the related mortgage loans are located would result in a decrease in consumer demand in the region and the income from and market value of the mortgaged properties may be adversely affected.

Several mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets. Mortgage loans secured by mortgaged properties in these secondary or tertiary markets may be more susceptible to the impacts of risks disclosed in this prospectus supplement.

Other regional factors—e.g., earthquakes, floods, forest fires or hurricanes or changes in governmental rules or fiscal policies—also may adversely affect the mortgaged properties. Mortgaged properties in certain regional areas are more susceptible to certain hazards (such as earthquakes, mudslides, wildfires, hurricanes or floods) than properties in other parts of the country and properties located in coastal states are generally more susceptible to hurricanes than properties in other parts of the country. As a result, areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. Furthermore, the mortgage loans do not all require flood insurance on the related mortgaged property unless they have material improvements that are in flood zones and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance. See “Servicing of the Mortgage Loans—Maintenance of Insurance” and “Certain Legal Aspects of the Mortgage Loans” in this prospectus supplement and “Description of the Pooling Agreements—Hazard Insurance Policies” in the prospectus.

On October 29, 2012, Hurricane Sandy made landfall approximately five miles southwest of Atlantic City, New Jersey, causing extensive damage to coastal and inland areas in the eastern United States, including many states where mortgaged properties are located. The damage to the affected areas includes, among other things, flooding, wind and water damage, forced evacuations and fire damage. The cost of the hurricane’s impact, due to the physical damage it caused, as well as the related economic impact, is expected to be significant for some period of time, particularly in the areas most directly damaged by the storm. One or more mortgaged properties securing a mortgage loan included in the pool of mortgage loans may be affected by changes in the regional or local economies that have resulted or may result from the hurricane.  For example, with respect to one (1) mortgaged property identified as “17 State Street” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 5.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the mortgaged property was damaged by Hurricane Sandy and was closed for renovations for less than one month.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Type Concentrations” in this prospectus supplement.

Risks Relating to Mortgage Loan Concentrations and Borrower-Sponsor Concentrations

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. In this regard:

●	The largest mortgage loan represents approximately 9.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.

●	The three (3) largest mortgage loans represent, in the aggregate, approximately 25.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.

●	The ten (10) largest mortgage loans represent, in the aggregate, approximately 59.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgage Loan Concentrations” in this prospectus supplement.

Each of the other mortgage loans represents no more than approximately 2.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.

A concentration of mortgaged property types can pose increased risks. A concentration of mortgage loans secured by the same types of mortgaged property can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. In that regard, the following table lists the property type concentrations in excess of 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date:

Property Type Concentrations Greater Than 5%(1)
Property Type	Number of Mortgaged Properties	Aggregate Principal Balance of Mortgaged Properties	Approx. % of Initial Pool Balance
Retail	23	$443,282,882	34.9%
Office	10	300,477,000	23.6
Mixed Use	2	186,250,000	14.7
Hotel	8	141,387,282	11.1
Multifamily	7	139,837,751	11.0
Total:	50	$1,211,234,916	95.3%

(1)
Because this table presents information relating to mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as set forth in Annex A-1.

A concentration of mortgaged property types can pose increased risks. A concentration of mortgage loans secured by the same types of mortgaged property can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Type Concentrations” in this prospectus supplement for information related to property type concentrations.

Certain of the mortgage loans have borrowers that are related to each other. Mortgage loans with related borrowers are identified under “Related Borrower” on Annex A-1 to this prospectus supplement.

A concentration of mortgage loans with the same borrower or related borrowers can also pose increased risks. Any adverse circumstances relating to a borrower or an affiliate of the borrower and affecting one of the related mortgage loans or mortgaged properties could also affect other mortgage loans or mortgaged properties of the related borrower. For example, if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the pool) experiences financial difficulty at one property, it could defer maintenance at a mortgaged property in order to satisfy current expenses with respect to the other properties, or they could attempt to avert a foreclosure by filing a bankruptcy petition that might have the effect of interrupting payments for an indefinite period on all of the related mortgage loans. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Multi-Property Mortgage Loans and Related Borrower Mortgage Loans” in this prospectus supplement.

In addition, it is possible that some or all of the properties owned or controlled by a borrower or related borrower will be managed by the same property manager (whether or not all of the properties secure mortgage loans in the pool). A concentration of mortgaged properties with a common property manager may result in a conflict of interest in that the property manager may have interests in other competing properties that may be adverse to the mortgaged properties in the pool.

Mortgaged properties owned by related borrowers are likely to:

●	have common management, increasing the risk that financial or other difficulties experienced by the property manager could have a greater impact on the pool of mortgage loans; and

●	have common general partners or managing members, which could increase the risk that a financial failure or bankruptcy filing would have a greater impact on the pool of mortgage loans.

Mortgage loans involving more than one borrower could be challenged as fraudulent conveyances by creditors of the respective borrowers in an action brought outside a bankruptcy case or, if a borrower were to become a debtor in a bankruptcy case, by a borrower’s representative. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws” in the prospectus. This is particularly the case where multiple borrowers with respect to a mortgage loan have differing ownership structures. Having different ownership structures poses a greater risk that borrowers who own different properties securing one loan did not receive fair consideration or reasonably equivalent value when they allowed their respective mortgaged properties to be encumbered by a lien securing the entire indebtedness, and that the lien is an avoidable fraudulent conveyance.

A lien granted by a borrower could be avoided if a court were to determine that (i) the borrower was insolvent when it granted the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital when it allowed its mortgaged property or properties to be encumbered by a lien securing the entire indebtedness, or was not able to pay its debts as they matured when it granted the lien; and (ii) the borrower did not receive fair consideration or reasonably equivalent value when it allowed its mortgaged property or properties to be encumbered by a lien securing the entire indebtedness. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could: (i) subordinate all or part of the pertinent mortgage loan to existing or future indebtedness of that borrower; (ii) recover payments made under that mortgage loan; or (iii) take other actions detrimental to the holders of the certificates, including, under certain circumstances, invalidating the mortgage loan.

In the case of one (1) mortgaged property identified as “Grapevine Mills” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 9.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related sponsor of the mortgage loan is Simon Property Group, L.P. (“Simon”). On December 13, 2013, Simon publicly announced its plan to spin off a group of 98 properties, which included its strip center business and its smaller enclosed malls. The mortgaged property identified as “Grapevine Mills” on Annex A-1 to this prospectus supplement was not included in the group of properties in that transaction. The spin-off occurred on May 28, 2014. For additional information regarding the mortgage loan, see Annex A-1 and Annex A-3 to this prospectus supplement.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Multi-Property Mortgage Loans and Related Borrower Mortgage Loans” in this prospectus supplement for information relating to mortgage loans secured by multiple mortgaged properties and mortgage loans with related borrowers.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail risks of loss greater than those of mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most of the entities generally, but not in all cases, do not have personal assets and creditworthiness at stake aside from their interest in the properties. The terms of the mortgage loans generally, but not in all cases, require that the borrowers covenant to be single-purpose entities, although in many cases the borrowers are not required to observe all covenants and conditions that typically are required in order for them to be viewed under standard rating agency criteria as “single-purpose entities”. In general, but not in all cases, borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or properties, and related ancillary activities, and limit the borrowers’ ability to incur additional indebtedness or create or allow any encumbrance on the mortgaged properties to secure additional indebtedness or obligations of other entities. These provisions are designed to mitigate the possibility that the borrowers’ financial condition would be adversely impacted by factors unrelated to the mortgaged property and the mortgage loan in the pool. However, we cannot assure you that the related borrowers will comply with these requirements. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws” in the prospectus. Also, although a borrower may currently be a single purpose entity, in certain cases, that borrower was not originally a single-purpose entity, but at origination of the related mortgage loan its organizational documents were amended. That borrower may also have previously owned property other than the related mortgaged property or it is a “recycled” single-purpose vehicle that previously had other liabilities. See representation number 33 in Annex D-1 and the identified exceptions to that representation in Annex D-2 to this prospectus supplement. In addition, that borrower may not have observed all covenants that typically are required to consider a borrower a “single purpose entity”. The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Borrowers that are not single-purpose entities structured to limit the possibility of becoming insolvent or bankrupt, may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because the borrowers may be:

●	operating entities with a business distinct from the operation of the mortgaged property with the associated liabilities and risks of operating an ongoing business; or

●	entities or individuals that have personal liabilities unrelated to the mortgaged property.

However, any borrower, even a single-purpose entity structured to be bankruptcy-remote, as an owner of real estate will be subject to certain potential liabilities and risks. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against the borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. In addition, where a mortgage loan includes provisions imposing recourse liability on an affiliate or sponsor there is greater risk of consolidation. In such event, consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

The organizational documents of a borrower (generally, but not in all cases, under a mortgage loan that has an original principal balance in excess of $20,000,000) may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced by certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent directors, managers or trustees (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine in the exercise of their fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower, such that the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection, that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower, or that, if initiated, a bankruptcy case of the borrower could be dismissed.

For example, in the bankruptcy case of In re General Growth Properties, Inc., notwithstanding that the subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained-for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities. The moving lenders had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the bankruptcy code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross-defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were crucial to the parent’s reorganization.

As demonstrated in the In re General Growth Properties, Inc. bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances. Unless a mortgage loan had an original principal balance in excess of $20 million, it is unlikely that the originator obtained a non-consolidation opinion with respect to the related borrower. Additionally in certain circumstances where the related mortgage loan had an original principal balance in excess of $20 million, no non-consolidation opinion was obtained with respect to the related borrower at origination. See representation number 33 in Annex D-1 and the identified exceptions to that representation in Annex D-2 to this prospectus supplement and see “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” in the prospectus.

In addition, certain of the mortgage loans may be secured by a mortgaged property owned by a Delaware statutory trust (including, without limitation, the borrowers under three (3) mortgage loans identified as “Watermark Hurstbourne Apartments”, “Water’s Edge” and “Tractor Supply/Fresenius Medical” on Annex A-1 to this prospectus supplement, representing approximately 3.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date) (or its signatory trustee if required by local law) or by a borrower that has the ability to convert to a Delaware statutory trust or by a Maryland business trust. Delaware statutory trusts are restricted in their ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In addition, in the case of a mortgaged property that is owned by a Delaware statutory trust, certain decisions may require the consent of the holders of the beneficial interests in the Delaware statutory trust and, in such event, there is a risk that obtaining such consent will be time consuming and cause delays in the event certain actions need to be taken by or on behalf of the borrower or with respect to the mortgaged property. See “Description of the Mortgage Pool” in this prospectus supplement.

Tenancies-in-Common May Hinder Recovery

Two (2) mortgaged properties identified as “Kenwood City Retail” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 1.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, have one or more borrowers that own the related mortgaged properties as tenants-in-common. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common” in this prospectus supplement for additional information on certain of the mortgage loans.

In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition), the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant-in-common proportionally. As a result, if a tenant-in-common borrower or owner exercises its right of partition, the related mortgage loan may be subject to prepayment. In addition, the tenant-in-common structure may cause delays in the enforcement of remedies because each time a tenant-in-common borrower or owner files for bankruptcy, the bankruptcy court stay will be reinstated. In each case, each related tenant-in-common borrower or owner has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents provide for full recourse or personal liability for losses as to the related tenants-in-common and the guarantor or for the occurrence of an event of default under such mortgage loan documents if a tenant-in-common files for partition. In some cases, a related tenant-in-common borrower or owner is a special purpose entity (in some cases bankruptcy remote), reducing the risk of bankruptcy. We cannot assure you that a bankruptcy proceeding by a single tenant-in-common borrower or owner will not delay enforcement of the related mortgage loan. Additionally, in some cases, subject to the terms of the related mortgage loan documents, a borrower or a tenant-in-common borrower may assign its interests to one or more tenant-in-common borrowers. Such change to, or increase in, the number of tenant-in-common borrowers increases the risks related to this ownership structure. See “—The Borrower’s Form of Entity May Cause Special Risks” in this prospectus supplement.

Additional Debt or the Ability To Incur Other Borrowings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are mezzanine loans or preferred equity), the trust is subjected to additional risk. See “Risk Factors—Ability to Incur Other Borrowings Entails Risk” in the prospectus.

Five (5) mortgage loans identified as “Grapevine Mills”,  “Columbus Square Portfolio”, “17 State Street”, “Hilton Houston Post Oak” and “Canyon Ranch Portfolio” on Annex A-1 to this prospectus supplement, representing approximately 9.0%, 7.6%,  5.9%, 2.8% and 2.4%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each part of a pari passu split loan structure that is secured by the same mortgage instrument on the related mortgaged property. In the case of the Grapevine Mills whole loan, two of the related pari passu companion loans are included in the JPMBB Commercial Mortgage Securities Trust 2014-C23, and the other two pari passu companion loans are expected to be deposited into one or more future securitizations. In the case of the Columbus Square Portfolio whole loan, one of the notes comprising the related pari passu companion loan is included in the WFRBS Commercial Mortgage Trust 2014-C22 securitization, one of the notes comprising the related pari passu companion loan is included in JPMBB Commercial Mortgage Securities Trust 2014-C23 and one of the notes comprising the related pari passu companion loan is included in the WFRBS Commercial Mortgage Trust 2014-C23 securitization.  In the case of the 17 State Street whole loan, the related pari passu companion loan is included in the JPMBB Commercial Mortgage Securities Trust 2014-C23. In the case of the Hilton Houston Post Oak whole loan, the related pari passu companion loan is expected to be included into one or more future securitizations.  In the case of the Canyon Ranch Portfolio whole loan, one of the notes comprising the related pari passu companion loan is included in the COMM 2014-UBS5 Mortgage Trust securitization, and the other note comprising the related pari passu companion loan is included in the JPMBB Commercial Mortgage Securities Trust 2014-C23. See “Description of the Mortgage Pool—The Whole Loans—The Grapevine Mills Square

Whole Loan”, “—The Columbus Square Portfolio Whole Loan”, “—The 17 State Street Whole Loan”, “—Hilton Houston Post Oak Whole Loan” and “—Canyon Ranch Portfolio Whole Loan” in this prospectus supplement.

One (1) mortgage loan identified as “Embassy Suites Kennesaw” on Annex A-1 to this prospectus supplement, representing approximately 2.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a senior and subordinate split loan structure that is secured by the same mortgage instrument or instruments on the related mortgaged property. Both the related mortgage loan and the ESK companion loan are included in the trust. With respect to the ESK whole loan, the ESK directing certificateholder will have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan under certain limited circumstances. In addition, prior to the occurrence of a control appraisal period with respect to the ESK companion loan, the ESK directing certificateholder will have the right (i) to approve major decisions with respect to the related whole loan under certain circumstances, (ii) to cure certain events of default under the related mortgage loan documents and  (iii) with or without cause, to replace the special servicer then acting with respect to the ESK whole loan and appoint a replacement special servicer. In exercising the foregoing rights, the ESK directing certificateholder has no obligation to consider the interests of, or the impact of such exercise on, the trust fund or the certificates. The ESK companion loan is generally subordinate in right of payment to the related mortgage loan, subject to the terms of the related intercreditor agreement. See “Description of the Mortgage Pool—Additional Debt” and “—The ESK Whole Loan” in this prospectus supplement. Payments of interest and principal, as applicable, received in respect of the ESK whole loan and allocable and payable to the ESK companion loan will only be available to make distributions in respect of the Class ESK certificates and will not be payable in respect of any other class of certificates.

Although no pari passu companion loan is an asset of the trust, in each instance the related borrower is still obligated to make interest and principal payments on or in respect of each related pari passu companion loan. Additionally, in the case of the pari passu companion loans, such obligations are not subordinate to the obligations under the related mortgage loan, but rather are pari passu in right of entitlement with the related mortgage loan. In addition, although the ESK companion loan is an asset of the trust, only the mortgage loan related to the ESK whole loan supports the pooled certificates; however, the related borrower is still obligated to make debt service payments on the entire balance of the ESK whole loan (including the ESK companion loan).  In this regard, the ESK companion loan will have the same effect as additional debt.  As a result of the foregoing, the trust is subject to additional risks, including:

●
the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the related borrower to pay the required debt service on each related companion loan or the ESK companion loan and that the value of the mortgaged property may decline as a result; and

●
the risk that it may be more difficult for the related borrower to refinance the related mortgage loan, or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of the whole loan, upon the maturity of the related mortgage loan.

See “Description of the Mortgage Pool—The Whole Loans— The Grapevine Mills Square Whole Loan”, “—The Columbus Square Portfolio Whole Loan”,  “—The 17 State Street Whole Loan”, “—The Hilton Houston Post Oak Whole Loan” and “—Canyon Ranch Portfolio Whole Loan” and “—The ESK Whole Loan” in this prospectus supplement.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

The mortgage loan documents generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgage loans generally permit, subject to certain limitations, the transfer or pledge of limited partnership, non-managing member or other passive equity interests in a borrower. Certain of the mortgage loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage or control limitation or requiring the consent of the mortgagee to any such transfer (which consent in certain instances would consist of the mortgagee ascertaining that certain specific transfer conditions have been satisfied). Moreover, in general, mortgage loans with borrowers that do not meet single-purpose entity criteria may not restrict in any way the incurrence by the relevant borrower of mezzanine debt or other types of debt. See “—The Borrower’s Form of Entity May Cause Special Risks” in this prospectus supplement.

Certain of the mortgage loans will have mezzanine debt secured by pledges of direct or indirect ownership interests in the related borrower in place on the closing date of this securitization transaction. In addition, certain of the mortgage loans permit future mezzanine debt, secured by pledges of direct or indirect ownership interests in the borrower, to be incurred in the future subject to criteria set forth in the mortgage loan documents. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Debt” and “—Existing Mezzanine Debt” in this prospectus supplement.

See “Description of the Mortgage Pool—Additional Debt—Existing Mezzanine Debt”, “—Future Mezzanine Debt”, “—Unsecured Debt” and “Certain Legal Aspects of the Mortgage Loans” in this prospectus supplement for information related to mortgage loans with mezzanine or other additional debt or that permit subordinate, mezzanine or other additional debt in the future. In addition, see representation number 9 in Annex D-1 and the identified exceptions to that representation in Annex D-2 to this prospectus supplement.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Debt—Unsecured Debt” in this prospectus supplement.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Create Risks

Mortgage loans with substantial remaining principal balances on their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully amortizing loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans that may pay interest on an actual/360 basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity. See “Risk Factors—Borrowers May Be Unable to Make Balloon Payments” in the prospectus.

The mortgage loan sellers have informed us that each mortgage loan is expected to have a substantial remaining principal balance as of the stated maturity date or anticipated repayment date of the related mortgage loan, including certain mortgage loans that pay interest-only for a portion of the related term or until the respective maturity dates or anticipated repayment dates of the related mortgage loans, and that substantially all of the mortgage loans have amortization schedules that are significantly longer than their respective terms. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans” in this prospectus supplement.

A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, as applicable, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon or anticipated repayment date payment at maturity or on the related anticipated repayment date, as applicable, and (ii) lead to increased losses for the trust either during the loan term or at maturity or on the anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan. The ability of a borrower to make the required balloon or anticipated repayment date payment at maturity or on the related anticipated repayment date, as applicable, depends upon its ability either to refinance the related mortgage loan (including any related companion loan) or to sell the mortgaged property for an amount that is sufficient to repay the mortgage loan (including any related companion loan) in full with interest. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial properties, which may fluctuate over time;

●	prevailing interest rates;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	tax laws; and

●	prevailing general and regional economic conditions.

See “Risk Factors—Borrowers May Be Unable to Make Balloon Payments” in the accompanying prospectus for additional risk factor considerations.

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment or an anticipated repayment date payment that would otherwise be distributable on your certificates, whether such delay is due to a borrower default or to a modification of the related mortgage loan will likely extend the weighted average life of your certificates.

Furthermore, the recent credit crisis and economic downturn resulted in tightened lending standards and a substantial reduction in capital available to refinance commercial mortgage loans at maturity. These factors increased the risk that refinancing may not be available for commercial mortgage loans. See “—The Volatile Economy and Credit Crisis May Increase Loan Defaults and Affect the Value and Liquidity of Your Investment” in this prospectus supplement. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable. Although there may be financial incentives to do so, failure to pay a mortgage loan with an anticipated repayment date in full on or before that date will not be an event of default.

Additionally, none of the mortgage loan sellers, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer to extend the maturity of, or otherwise modify mortgage loans (other than non-serviced mortgage loans, which will be serviced pursuant to separate pooling and servicing agreements) in a manner consistent with the servicing standard and subject to Sections 860A through 860G of the Code, any related Treasury regulations, and any related rulings or announcements promulgated by the IRS (collectively, the “REMIC Provisions”), subject to the limitations described under “Servicing of the Mortgage Loans—Modifications, Waivers and Amendments” in this prospectus supplement. We cannot assure you, however, that any such extension or modification will increase the present value of recoveries in a given case.

We cannot assure you that each borrower will have the ability to repay the remaining principal balances on the applicable maturity date or anticipated repayment date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—General” and “—Certain Terms and Conditions of the Mortgage Loans” in this prospectus supplement for information on the terms of the mortgage loans in the trust.

Tenant Concentration Entails Risk

A deterioration in the financial condition of a tenant can be particularly significant if a mortgaged property is wholly or significantly owner-occupied or leased to a single tenant or if any tenant makes up a significant portion of the rental income. Mortgaged properties that are wholly or significantly owner-occupied or that are leased to a single tenant or whose tenants make up a significant portion of the rental income also are more susceptible to interruptions of cash flow if the owner-occupier’s business operations are negatively impacted or that single tenant or those tenants fail to renew their leases. This is so because the financial effect of the absence of operating income or rental income may be severe; more time may be required to re-lease the space; and substantial capital costs may be incurred to make the space appropriate for replacement tenants.

With respect to some of the mortgage loans that are secured by mortgaged properties that are leased to a single tenant or a tenant that makes up a significant portion of the income, leases will expire prior to, at or soon after the anticipated repayment dates or maturity dates of the related mortgage loans. In addition, certain of the mortgage loans may have mortgaged properties for which the leases of significant tenants provide the tenant with the ability to assign its lease or sublease its space, in some cases, subject to certain conditions set forth in such lease. In certain circumstances, the tenants and/or lease guarantors may be released from further liability under such leases in connection with such assignments and/or subleases. See “—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” below.

The underwriting of the single-tenant mortgage loans is based primarily upon the monthly rental payments due from the tenant under the lease of the related mortgaged property. Where the primary lease term expires before the scheduled maturity date or anticipated repayment date, as applicable, of the related mortgage loan, the mortgage loan sellers considered the incentives for the primary tenant to re-lease the premises and the anticipated rental value of the premises at the end of the primary lease term or took additional reserves or required letters of credit in connection with the lease expiration.

We cannot assure you that any material or sole tenant will re-lease the premises or that the premises will be relet to another tenant or that the space will be relet at the same rent per square foot during the term of, or at the expiration of, the primary lease term, or that the related mortgaged property will not suffer adverse economic consequences in this regard. Additionally, the underwriting of certain of these mortgage loans with mortgaged properties leased to single tenants may have taken into account the creditworthiness of the tenants under the related leases and consequently may have higher loan-to-value ratios and lower debt service coverage ratios than other types of mortgage loans. See “Description of the Mortgage Pool—Mortgaged Property Considerations—Tenant Issues” in this prospectus supplement for additional information on certain mortgage loans included in the trust and “Risk Factors—Tenant Concentration Entails Risk” in the prospectus.

Certain Additional Risks Relating to Tenants

Certain of the mortgaged properties may have tenants that sublet a portion or all of their space or may intend to sublet out a portion or all of their space in the future. With respect to certain of these spaces that are sublet, the rents with respect to the related mortgage loan may have been underwritten at the amount of rent paid by the direct tenant even if the rent being paid by the sublessee is lower. See “Risk Factors—Certain Additional Risks Relating to Tenants” in the prospectus.

Certain of the mortgaged properties are and/or may be leased in whole or in part by government-sponsored tenants who have the right to rent reductions or to cancel their leases at any time for lack of appropriations or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. See Annex A-1 to this prospectus supplement for an identification of any government-

sponsored tenant that constitutes one of the five (5) largest tenants at any mortgaged property.  In addition, see “Description of the Mortgage Pool—Mortgaged Property Considerations—Tenant Issues” in this prospectus supplement.

In addition, in certain cases a mortgaged property may be leased in whole or substantial part by the related borrower under the mortgage loan to an affiliate of the borrower. In such cases, it may be more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant or have other non-standard, more tenant-friendly provisions. We cannot assure you that any conflicts arising where a borrower is affiliated with a tenant at a mortgaged property would not adversely impact the value of the related mortgage loan. In some cases an affiliated lessee may be physically occupying space related to its business; in other cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some of all of the master leased space, but may not provide additional economic support for the mortgage loan. We cannot assure you that any space “leased” by a borrower affiliate will eventually be occupied by third party tenants and consequently, a deterioration in the financial condition of the borrower or its affiliates can be particularly significant to the borrower’s ability to perform under the mortgage loan as it can directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. These risks may be mitigated when mortgaged properties are leased to unrelated third parties. See “—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” below and “Description of the Mortgage Pool—Net Cash Flow and Certain Underwriting Considerations” and “—Mortgage Pool Characteristics—Property Type Concentrations” in this prospectus supplement.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month to month basis and have the right to terminate their leases on a monthly basis. Further, certain tenant leases may permit affected tenants to terminate their leases or reduce their rent if a tenant at an adjacent or nearby property terminates its lease or goes dark.

Tenant Rollover Risks. The mortgaged properties related to certain mortgage loans have one or more properties with leases to single tenants in which the lease expires prior to, at or shortly after the maturity date or anticipated repayment date, as applicable, of the related mortgage loans. In addition, the mortgaged properties related to many of the mortgage loans will experience substantial (50% or more, and as much as 100%, of gross leasable area) lease rollover prior to the maturity date or anticipated repayment date, as applicable, of the related mortgage loan and in many cases relatively near, or soon after, the maturity dates or anticipated repayment dates, as applicable, of the related mortgage loans. See “Description of the Mortgage Pool—Mortgaged Property Considerations—Tenant Issues—Terminations” and “—Expirations” in this prospectus supplement for additional information relating to lease terminations and expirations with respect to certain mortgage loans in the trust. In addition, for tenant rollover information relating to each of the top ten mortgage loans, see the related summaries attached as Annex A-3 to this prospectus supplement.

Certain of the mortgaged properties securing other mortgage loans included in the trust are scheduled to have large lease rollovers prior to or shortly after the related maturity date or anticipated repayment date. Prospective investors are encouraged to review the lease expirations for the top five tenants at each mortgaged property on Annex A-1 to this prospectus supplement where applicable.

Co-tenancy. In the event certain key tenants or a certain percent of tenants terminate their respective leases or cease operations or vacate their respective premises at the related mortgaged properties, certain co-tenancy clauses may be triggered with respect to other tenants at the related mortgaged property thereby enhancing the impact of the lease expirations or terminations.

Certain examples of co-tenancy provisions and other lease termination rights affecting various mortgaged properties are identified under “Description of the Mortgage Pool—Mortgaged Property Considerations—Tenant Issues—Terminations” and “—Expirations” in this prospectus supplement and in Annex A-1, Annex A-3 and in the footnotes to Annex A-1.

Occupancy and Other Leasing Considerations. With respect to the mortgage loans described above and certain other mortgage loans, some of the related mortgage loan documents require tenant improvement and leasing commission or other reserves (including trapping excess cash flow after notice of lease termination or failure to notify the lender of a lease term extension, or if the tenant vacates its space or files for bankruptcy protection), and in some cases, the leases contain lessee extension options extending the term of such leases for a specified term. However, we cannot assure you that any such extension options will be exercised or that the amount of any such reserves will be adequate to mitigate the lack of rental income associated with these rollovers. Also, certain of the mortgaged properties may be subject to tenant termination rights prior to the maturity date or anticipated repayment date, as applicable, of the related mortgage loan. See “Description of the Mortgage Pool—Mortgaged Property Considerations—Tenant Issues—Terminations” and “—Expirations” in this prospectus supplement and in Annex A-1, Annex A-3 and in the footnotes to each such Annex.

In addition, certain mortgaged properties may have ongoing negotiations with potential tenants or tenants for which leases are “out for signature” or for which prospective tenants have signed letters of intent related to certain space at the mortgaged property, or that have executed leases, but have not yet commenced paying rent, or are not in occupancy or may have vacant space that is not leased. In addition, in certain cases the related lender has reserved funds for rent abatements and/or tenant build-outs at the related space. Unless otherwise specifically indicated, the occupancy, underwritten net operating income and underwritten net cash flow statistics set forth in this prospectus supplement assume that those tenants are presently occupying the related leased space; however we cannot assure you that those tenants that are not currently in occupancy will ultimately occupy their respective spaces or that those tenants that are not currently paying full rent will pay that rent as required under their respective leases. For more information regarding tenants that have not executed leases or that may have executed leases, but are not yet in occupancy, see Annex A-1 to this prospectus supplement including the footnotes thereto, Annex A-3 to this prospectus supplement and “Description of the Mortgage Pool—Net Cash Flow and Certain Underwriting Considerations” in this prospectus supplement. In addition, investors should note that mortgaged properties with significant vacant space may be more difficult to relet as compared with mortgaged properties that have the benefit of higher occupancy rates.

Certain anchor or national tenant leases permit such tenants to cease operations (or go “dark”). Any “dark” space may often be recaptured by the related borrower, as landlord, following a period of vacancy or ceased operations to the extent provided in the respective lease, however recapture is not always an available remedy if not otherwise provided in the related lease and such tenant is not otherwise in default nor may a suitable replacement tenant be willing to relet the “dark” space.

The leases with respect to certain of the mortgage loans provide that under certain circumstances the related tenant has the right to cease operating at the related mortgaged property; provided that it continues to pay rent subject, in certain circumstances, to certain landlord recapture rights.

Certain tenants at the mortgaged properties may presently be vacant but are continuing to pay current rent. See “Description of the Mortgage Pool—Mortgaged Property Considerations—Tenant Issues—Occupancy and Tenant Concentrations” in this prospectus supplement.

In addition, certain of the tenant leases for the mortgaged properties permit the affected tenants to terminate their leases and/or abate rent if all or a portion of the leased property is affected by a casualty or subject to a condemnation proceeding, which in some cases is a relatively low percentage. See “Risk Factors—Certain Additional Risks Relating to Tenants” in the prospectus.

For additional descriptions of lease termination rights, rights to reduce space for certain tenants and occupancy and leasing issues with respect to the applicable mortgage loans, see “—Risks of Lease Early Termination Options” and “—Certain Additional Risks Relating to Tenants”, “Description of the Mortgage Pool—Mortgaged Property Considerations—Tenant Issues—Terminations” and “—Expirations” in this prospectus supplement, and “Description of Top Ten Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus supplement. See Annex A-1 to this prospectus supplement for additional information on certain occupancy and leasing issues applicable to the top five tenants at the mortgaged properties.

Options and Other Purchase Rights May Affect Value or Hinder Recovery with Respect to the Mortgaged Properties

With respect to certain of the mortgage loans, the related borrower has given to one or more tenants, franchises, ground lessors or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. In addition, state statutes may grant a right of first refusal to certain designated parties. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. Additionally, the exercise of such a purchase option may result in the related mortgage loan being prepaid during a period when voluntary prepayments are otherwise prohibited. See “—Risks Relating to Prepayments and Repurchases”, “Description of the Mortgage Pool—Mortgaged Property Considerations—Tenant Issues” in this prospectus supplement and “Description of Top Ten Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus supplement.

Rights of first refusal or rights of first offer may continue to apply after a foreclosure or comparable conversion of the related mortgaged properties, and may have a chilling effect on the special servicer’s ability to liquidate the mortgaged property, and as a result may materially adversely impact any liquidation proceeds available for distribution to certificateholders. Additionally, the exercise of a purchase option may result in the related mortgage loan being prepaid during a period when voluntary prepayments are otherwise prohibited.

See “Description of the Mortgage Pool—Mortgaged Property Considerations—Tenant Issues” in this prospectus supplement for additional information on certain mortgage loans in the trust relating to purchase options, rights of first offer and rights of first refusal affecting the related mortgaged properties.

Risks Related to Redevelopment and Renovation at the Mortgaged Properties

Certain of the mortgaged properties are properties that are currently undergoing or are expected to undergo in the future redevelopment, property improvement plans or other renovations. As described in “Description of the Mortgage Pool—Assessments of Property Value and Condition—Appraisals” in this prospectus supplement, the underwriting of certain of the mortgage loans relied upon hypothetical “as if renovated”, “as-stabilized”, “as prospective”, “prospective market value as complete or physically stabilized”, “hypothetical market value upon stabilization” or “prospective market value upon completion” values in the related appraisals.  We cannot assure you that any current or planned redevelopment, renovation or expansion will be completed, that such redevelopment, renovation or expansion will be completed in the time frame contemplated, or that, when and if redevelopment, renovation or expansion is completed, such redevelopment, renovation or expansion will improve the operations at, or increase the value of, the subject property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower (or a tenant, if applicable) fails to pay the costs of work completed or material delivered in connection with such ongoing redevelopment, renovation or expansion, the portion of the mortgaged property on which there is ongoing construction or renovation may be subject to mechanic’s or materialmen’s liens that may be senior to the lien securing the related mortgage loan.

The existence of construction at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property or, in general, make such mortgaged property less attractive to tenants or their customers, and accordingly, in each case, could have a negative effect on net operating income.

If the special servicer forecloses on behalf of the trust on a mortgaged property that is being redeveloped, renovated or expanded, pursuant to the REMIC Provisions of the Internal Revenue Code of 1986, as amended, the special servicer will only be permitted to arrange for completion of the redevelopment, renovation or expansion if more than 10% of the costs of construction were incurred at the time the default on the related mortgage loan became imminent. As a result, the trust fund may not realize as much proceeds upon disposition of a foreclosure property as it would if it were permitted to complete construction.

In addition, we cannot assure you that any disruption caused by renovations at the mortgaged properties will not have an adverse impact on the revenue from the related mortgaged properties, and therefore on the borrower’s ability to repay the related mortgage loan with income from the related mortgaged property. See “Description of the Mortgage Pool—Mortgaged Property Considerations—Property Renovation Issues” in this prospectus supplement for additional related information on certain mortgage loans in the trust.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the related mortgage loan or to an affiliate of the borrower, there may be conflicts of interest.

In such cases, it may be more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant or have other non-standard, more tenant-friendly provisions. We cannot assure you that any conflicts arising where a borrower is affiliated with a tenant at a mortgaged property would not adversely impact the value of the related mortgage loan. See “—Certain Additional Risks Relating to Tenants” above and “Description of the Mortgage Pool—Net Cash Flow and Certain Underwriting Considerations” and “—Mortgaged Property Considerations—Tenant Issues” in this prospectus supplement.

See “Risk Factors—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” in the prospectus.

Shari’ah Compliant Loans

Two (2) mortgage loans identified as “Meridian Corporate Center I” and “Meridian Corporate Center II” on Annex A-1 to this prospectus supplement, representing approximately 2.9% and 1.6%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are structured to comply with Islamic law (Shari’ah). Title to the related mortgaged property is held by the applicable borrower, which is owned by a U.S. division of the loan sponsor. The borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan. There is a risk that in a bankruptcy case of the master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a special purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Tenant Bankruptcy Entails Risks

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Section 365(e) of the bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s solvency, but the bankruptcy code allows the debtor to assume or reject or, subject to certain conditions, assume and assign to a third party, any unexpired lease in full (which, as a practical matter, may give the debtor leverage to seek amendments to the lease in order to avoid a rejection). If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant. The amount of the claim would be limited to the amount owed for unpaid rent under the lease for the periods prior to the bankruptcy petition, or earlier repossession or surrender of the lease premises, plus the rent under the lease for the greater of one year, or 15%, not to exceed three years, of the remaining term of such lease, and the actual amount of the recovery could be less than the amount of the claim. If a tenant assigns or assumes and assigns its lease, the tenant must cure all defaults under the lease and provide the landlord with adequate assurance of its future performance under the lease. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Risk Factors—Tenant Bankruptcy Entails Risks” in the prospectus.

Under the Federal Deposit Insurance Act, upon the insolvency of certain banking institutions, the Federal Deposit Insurance Corporation would be appointed as receiver for such tenant and has the option to disaffirm any lease it determines to be burdensome if disaffirmance will permit the orderly administration of the failed bank. In such event, where a bank was the lessee, damages would be limited to contractual rent accruing before the later of the date (i) the notice of disaffirmance was mailed by the Federal Deposit Insurance Corporation or (ii) the disaffirmance becomes effective, unless the lessor is in breach of the lease. Upon such a disaffirmance, the landlord will also generally have a claim for unpaid rent due as the date of appointment of the receiver, subject to all defenses, and to the limitation on claims of the failed tenant’s creditors generally. To the extent the landlord’s claim for past rent is unsecured, such claim may be further limited by the depositor preference provisions of the Federal Deposit Insurance Act that could cause the bulk of the failed tenant’s assets to be paid to depositors and the Federal Deposit Insurance Corporation as the subrogee of any depositors paid by the Federal Deposit Insurance Corporation in its capacity as insurer.

Mortgage Loans Are Nonrecourse and Are Not Insured or Guaranteed

In general, the mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a nonrecourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan, subject to, in some cases, certain customary non-recourse carveouts to the borrower and/or one or more principals or affiliates of the borrower. Even if a mortgage loan is recourse to the borrower (or if a non-recourse carveout to the borrower applies), in most cases, the borrower’s assets are limited primarily to its interest in the related mortgaged property. Consequently, payment prior to maturity or the anticipated repayment date is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Even if the mortgage loan provides limited recourse to a principal or affiliate of the related borrower, we cannot assure you that any recovery from such principal or affiliate will be made or that such principal’s or affiliate’s assets would be sufficient to pay any otherwise recoverable claim. In certain cases, there may be limits or caps on the borrower’s or guarantor’s liability for the non-recourse carveouts, and in other cases the borrower may be the only obligor responsible for breaches or violations of some or all of the non-recourse carveout provisions. See “Description of the Mortgage Pool—Mortgaged Property Considerations—Additional Considerations” in this prospectus supplement.

See also representation number 28 on Annex D-1 to this prospectus supplement and the exceptions to that representation on Annex D-2 to this prospectus supplement.

Payment at maturity or the anticipated repayment date is primarily dependent upon the market value of the mortgaged property in relation to the unpaid balance of the related mortgage loan or the borrower’s ability to sell or refinance the mortgaged property for an amount sufficient to repay the mortgage loan.

Lack of Skillful Property Management Entails Risks

The successful operation of a real estate project depends upon the property manager’s performance and viability. Certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties. We make no representation or warranty as to the skills of any present or future managers. See “Risk Factors—Poor Property Management May Adversely Affect the Performance of the Related Mortgaged Property” in the prospectus.

The Performance of a Mortgage Loan and the Related Mortgaged Property Depends in Part on Who Controls the Borrower and the Related Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of such mortgage loan may be adversely affected if control of the related borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in such borrower. Generally, the mortgage loan documents place certain restrictions on the transfer and/or pledging of equity interests in the related borrower, including specific percentage or control limitations. Oftentimes, however, the terms of the mortgage loan documents will permit, subject to certain limitations, the transfer or pledge of less than a controlling portion of the equity interests in the related borrower or a transfer of the equity interests of the borrower to an affiliate of the borrower and, in certain cases, the mortgage loans may have existing or permitted future mezzanine indebtedness. See also “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” and “Description of the Mortgage Pool—Additional Debt—Existing Mezzanine Debt” in this prospectus supplement, as well as representation numbers 9 and 32 in Annex D-1 and the identified exceptions to those representations in Annex D-2 to this prospectus supplement.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the trust fund may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, mortgaged properties that are part of a condominium regime may not be readily convertible due to use and other restrictive covenants imposed by the condominium declaration and other related documents, especially in a situation where such mortgaged property does not represent the entire condominium regime. Additionally, any vacant movie theater space would not easily be converted to other uses due to the unique construction requirements of movie theaters. In addition, converting self storage space, specialty self storage space, manufactured housing community properties, hospitals, parking garages, certain single tenant retail, office or industrial properties, fitness centers or other athletic facilities, educational institutions, research facilities, restaurants or gallery and showroom space to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such mortgaged properties. Furthermore, certain mortgaged properties may be subject to certain use restrictions and/or low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the mortgaged property were readily adaptable to other uses. See “—Retail Properties Have Special Risks” above.

Zoning or other restrictions may also prevent alternative uses. See “—Zoning Compliance, Use Restrictions and Condemnation May Adversely Affect Property Value” below.

Condominiums and Master Developments May Limit Use and Improvements

With respect to two (2) mortgaged properties identified as “Columbus Square Portfolio” and “Hutch Tower Two” on Annex A-1 to this prospectus supplement, securing two (2) mortgage loans representing approximately 13.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, all or part of the related mortgaged property consists of the related borrower’s interest in commercial and/or residential condominium interests in buildings and/or other improvements or in real property that is part of a master development, and related interests in the common areas and/or the related voting rights in the condominium or owners association. See “Description of the Mortgage Pool—Mortgaged Property Considerations—Additional Considerations” in this prospectus supplement.

Condominium interests in buildings and/or other improvements or in real property that is part of a master development may in some cases constitute less than a majority of such voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium or master development generally has discretion to make decisions affecting the condominium or master development and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium or by a property that is part of that master development will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium or master development and many other decisions affecting the maintenance of that condominium or master development, may have a significant impact on the related mortgage loans in the trust fund that are secured by mortgaged properties consisting of such condominium interests or that are part of a master development. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to such mortgage loans, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the related condominium or master development. The manner in which those proceeds and awards are required to be used under the governing documents may limit the amounts available for restoration of the related mortgaged property and may result in a material adverse effect on the related borrower’s ability to satisfy its obligations under the mortgage loan documents.

Further, due to the nature of condominiums and master developments, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units or part of a master development. The rights of other unit or property owners, the documents governing the management of the condominium units or properties that are part of master developments and the state and local laws applicable to condominium units or properties that are part of master developments must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit or part of a master development.

See “Description of the Mortgage Pool—Mortgaged Property Considerations—Additional Considerations” in this prospectus supplement for additional information on certain mortgage loans in the trust relating to condominium interests affecting the related mortgaged properties.

Mortgage Loans Secured by Leasehold Interests May Expose Investors to Greater Risks of Default and Loss

With respect to six (6) mortgaged properties identified as “635 Madison Avenue”, “Hilton Houston Post Oak”, “Holiday Inn French Quarter – Chateau Lemoyne”, “Westin Columbus”, “Storage Max Self Storage” and “Hampton Inn Massillon” on Annex A-1 to this prospectus supplement, securing six (6) mortgage loans collectively representing approximately 13.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, all or a portion of the related mortgaged property consists of a leasehold interest in the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus supplement and “Risk Factors—Mortgage Loans Secured by Leasehold Interests May Expose Investors to Greater Risks of Default and Loss” in the accompanying prospectus.  Additionally, see “Description of the Top Ten Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus supplement for an additional description of the ground leases related to the mortgage loans identified as “635 Madison Avenue” and “Hilton Houston Post Oak” on Annex A-1 to this prospectus supplement, as well as representation number 36 in Annex D-1 and the identified exceptions to that representation in Annex D-2 to this prospectus supplement for additional information with respect to any mortgage loan secured in whole or in part by a leasehold interest.

Limitations of Appraisals

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of the origination or acquisition of the applicable mortgage loan. In general, appraisals represent the analysis and opinion of qualified appraisers, but appraisals are not guarantees of present or future value. One appraiser may reach a different conclusion than the conclusion that would be reached if a different appraiser were appraising that property. Moreover, notwithstanding that all of the mortgage loans were underwritten and originated within approximately the past four (4) months (and all of the mortgage loans have appraisal dates within approximately six (6) months of the cut-off date), the values of the mortgaged properties may have fluctuated significantly since the appraisals were performed. Moreover, appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. That amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. Further, with respect to four (4) mortgaged properties identified as “Hutch Tower Two”, “Holiday Inn French Quarter – Chateau Lemoyne”, “Skyview Plaza Shopping Center” and “Westwood Square” on Annex A-1 to this prospectus supplement, securing four (4) mortgage loans representing approximately 9.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related appraiser provided a valuation other than an “as-is” value based on certain assumptions or the “as-is” appraised value contained material extraordinary assumptions, as described under “Description of the Mortgage Pool—Assessments of Property Value and Condition—Appraisals” in this prospectus supplement.  With respect to certain mortgage loans made in connection with the acquisition of the related mortgaged properties, the acquisition price of such mortgaged properties was less than the “as is” appraised value set forth in the related appraisal. See “—Risks Related to Redevelopment and Renovation at the Mortgaged Properties”, “Description of the Mortgage Pool—Assessments of Property Value and Condition—Appraisals” in this prospectus supplement and “Risk Factors—Limitations of Appraisals” in the prospectus.

Different Timing of Mortgage Loan Amortization Poses Certain Risks

As principal payments or prepayments are made on a mortgage loan that is part of a pool of mortgage loans, the pool will be subject to more concentration risks with respect to the diversity of mortgaged properties, types of mortgaged properties and number of borrowers, as described in this prospectus supplement. Classes that have a later sequential designation or a lower payment priority are more likely to be exposed to this concentration risk than are classes with an earlier sequential designation or a higher priority. This is so because principal on the offered certificates is generally payable in sequential order, and no class entitled to distributions of principal generally receives principal until the certificate balance of the preceding (higher priority) class or classes entitled to receive principal has been reduced to zero.

Environmental Risks Relating to the Mortgaged Properties

The trust could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or in certain limited cases, after origination), including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. In some cases, the related environmental site assessment may have recommended no further action where (i) underground storage tanks had been removed with no contamination found and/or were issued regulatory closure, (ii) former gas stations or dry cleaning facilities had resulted in soil and/or groundwater contamination that received regulatory closure based on completion of remediation or of a determination of low environmental risk, or (iii) nearby third-party contamination sites were not likely to impact the mortgaged properties. In other cases, Phase II environmental site assessments or equivalent tests also have been performed or recommended. In certain cases, these assessments revealed conditions that resulted in requirements that the related borrowers establish operations and maintenance plans, monitor the mortgaged property or nearby properties, abate or remediate the condition, and/or provide additional security such as letters of credit, reserves, a secured creditor impaired property policy, environmental insurance policy or pollution legal liability environmental impairment policy or environmental indemnification. In certain cases, recommended Phase II site assessments were not performed and reserves or insurance policies were obtained in lieu of such Phase II site assessments or the related lender otherwise determined not to have the Phase II site assessment performed. Additionally, certain of the mortgaged properties have had recognized environmental conditions for which remediation has previously occurred or ongoing remediation or monitoring is still continuing. Although assessments were made on the majority of the mortgaged properties and these involved site visits and other types of review, we cannot assure you that all environmental conditions and risks were identified.

Except as described under “Description of the Mortgage Pool—Mortgaged Property Considerations—Environmental Considerations” in this prospectus supplement, none of the environmental site assessments revealed any material adverse environmental condition or circumstance at any mortgaged property except for those:

●	that will be remediated or abated in all material respects by the closing date;

●	for which an escrow or letter of credit for the remediation was established;

●	for which an environmental insurance policy was obtained from a third party insurer;

●
for which the consultant recommended an operations and maintenance plan with respect to the applicable mortgaged property or periodic monitoring of nearby properties, which recommendations are consistent with industry practice;

●
for which the borrower, the principal of the borrower or another financially responsible party has provided an indemnity or is required to take, or is liable for the failure to take, such actions, if any, with respect to such matters as have been required by the applicable governmental authority or recommended by the environmental site assessments;

●	for which such conditions or circumstances were investigated further and the environmental consultant recommended no further action or remediation;

●
as to which the borrower or other responsible party obtained a “no further action” letter or other evidence that governmental authorities are not requiring further action or remediation (or as to which the borrower or other responsible party will be obtaining such “no further action” or remediation letter and a holdback or other assurance was made to secure the receipt of such letter); or

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws.

With respect to such environmental site assessments, in certain cases the identified condition was related to the presence of asbestos-containing materials, lead-based paint, mold and/or radon. Where these substances were present, the environmental consultant generally recommended, and the related mortgage loan documents, with certain exceptions, generally required the establishment of an operation and maintenance plan to address the issue or, in some cases involving asbestos-containing materials, lead-based paint and mold, a containment, abatement or removal program. Other identified conditions could, for example, include leaks from storage tanks or hydraulic equipment and on-site spills. Corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operation and maintenance plans will be put in place and/or followed. Additionally, we cannot assure you that actions of tenants at mortgaged properties will not adversely affect the environmental condition of the mortgaged properties.

In addition, problems associated with mold may pose risks to mortgaged properties and may also be the basis for personal injury claims against a borrower. Although the mortgaged properties are required to be inspected periodically, we cannot assure you that the presence or extent of mold will be accurately identified. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses, any of which could adversely impact collections from a mortgaged property or otherwise adversely affect the ability of the borrower to pay its loan obligations.

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

In general, different types of environmental liability insurance policies provide coverage with respect to a mortgage loan for one or more of the following losses, subject to the applicable coverage limits and deductibles, and further subject to each policy’s conditions and exclusions:

●
if, during the term of some types of lender environmental policies, the borrower defaults under its mortgage loan and adverse environmental conditions exist at levels above legal limits on the related underlying real property, the insurer will indemnify the insured for an amount (in some cases capped at remediation costs) equal to the outstanding principal balance (or, in some cases, a lesser specified amount) of the related mortgage loan on the date of the default, together with accrued interest from the date of default (or, in some cases, the date that the default is reported to the insurer) until the date that the outstanding principal balance is paid; or

●
if the insured becomes legally obligated to pay as a result of a claim first made against the insured and reported to the insurer during the term of a policy, for bodily injury, property damage or clean-up costs resulting from adverse environmental conditions on, under or emanating from the underlying real property, the insurer will pay the lesser of a specified amount and the amount of that claim; or

●
if the insured enforces the related mortgage loan, the insurer will thereafter pay the lesser of a specified amount and the amount of the legally required clean-up costs for adverse environmental conditions at levels above legal limits which exist on or under the acquired underlying real property; provided that the appropriate party reported those conditions to the applicable government agency in accordance with applicable law.

Environmental liability insurance policies do not cover adverse environmental conditions that the insured first became aware of before the term of the policy unless those conditions were disclosed to the insurer before the policy was issued. In some cases, policies exclude coverage for known conditions even if disclosed.

Environmental liability insurance policies may contain additional limitations and exclusions, including, but not limited to, exclusions from coverage for mold or other microbial contamination, asbestos and lead based paint, coverages that are less than the related loan amount or policy durations which do not extend to or beyond the maturity of the related loan.

Some borrowers under the mortgage loans may not have satisfied or may not satisfy all post-closing obligations required by the related mortgage loan documents with respect to environmental matters. We cannot assure you that recommended operations and maintenance plans have been implemented or will continue to be complied with.

In some cases, the environmental consultant did not recommend that any action be taken by the related borrower with respect to a potential adverse environmental condition at a mortgaged property because a responsible party, other than the related borrower, had been identified with respect to that condition. We cannot assure you, however, that such a responsible party will be willing or financially able to remediate the subject condition.

In addition, certain properties may be undergoing ongoing monitoring in connection with past remediation or contamination.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●
the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

Before the special servicer acquires title to a mortgaged property on behalf of the trust, it must obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement will decrease the likelihood that the trust will become liable under any environmental law. However, this requirement may effectively preclude foreclosure until a satisfactory environmental assessment is obtained, or until any required remedial action is taken. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the trust from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Mortgaged Property Considerations—Environmental Considerations” in this prospectus supplement for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the trust. See also representation number 43 in Annex D-1 and the identified exceptions to that representation in Annex D-2 to this prospectus supplement.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”, “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes—Environmental Assessments”, “—RAIT Funding, LLC —RAIT’s Underwriting Guidelines and Processes”, “—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—General Electric Capital Corporation—GE Capital Real Estate’s Commercial Mortgage Loan Underwriting”, “Servicing of the Mortgage Loans—Realization Upon Defaulted Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans” in this prospectus supplement.

Availability of Earthquake, Flood and Other Insurance

Although the mortgaged properties are required to be insured against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they have material improvements that are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties or be able to pay any deductible on a policy, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties and the amount available to make payments on the related mortgage loan and, consequently, the offered certificates could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

In addition, with respect to certain of the mortgage loans, the insurable value of the related mortgaged properties, and therefore the hazard insurance maintained, is significantly lower than the principal balance of such mortgage loans and there is no “gap” insurance required under such mortgage loans to cover any difference. Moreover, certain of the related mortgaged properties have legal nonconforming uses and/or zoning characteristics that limit restoration following a casualty or condemnation under certain circumstances. We cannot assure you that if such a mortgaged property is unable to be restored, the lender would be able to recognize sufficient proceeds from foreclosure or equivalent remedies or available insurance to avoid losses on such mortgage loans.

See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Hazard, Liability and Other Insurance” in this prospectus supplement.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover insurable risks at the related mortgaged property. In addition, with respect to some of the mortgaged properties, a tenant, the related borrower or their respective affiliates are permitted to provide insurance or to self-insure against risks. To the extent that insurance coverage relies on self-insurance, there is risk that the “insurer” will not be willing or have the financial ability to satisfy the claim when a loss occurs. Additionally, the risk of blanket or self-insurance can be magnified if affiliated borrowers under multiple mortgage loans in the trust are covered under the same blanket policy. See representation and warranty number 18 on Annex D-1 to this prospectus supplement and the exceptions to that representation on Annex D-2 to this prospectus supplement.

Availability of Terrorism Insurance

Following the September 11, 2001 terrorist attacks in the New York City area and Washington, D.C. area, many reinsurance companies (which assume some of the risk of policies sold by primary insurers) eliminated coverage for acts of terrorism from their reinsurance policies. Without that reinsurance coverage, primary insurance companies would have to assume that risk themselves, which may cause them to eliminate such coverage in their policies, increase the amount of the deductible for acts of terrorism or charge higher premiums for such coverage. In order to offset this risk, Congress passed the Terrorism Risk Insurance Act of 2002, which established the Terrorism Insurance Program. On December 26, 2007, the Terrorism Insurance Program was extended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 through December 31, 2014.

The Terrorism Insurance Program is administered by the Secretary of the Treasury and through December 31, 2014 will provide some financial assistance from the United States Government to insurers in the event of another terrorist attack that results in an insurance claim. The program applies to United States risks only and to acts that are committed by an individual or individuals as an effort to influence or coerce United States civilians or the United States Government. The Terrorism Risk Insurance Program Reauthorization Act of 2007 requires an investigation by the Comptroller General to study the availability and affordability of insurance coverage for nuclear, biological, chemical and radiological attacks.

In addition, no compensation will be paid under the Terrorism Insurance Program unless the aggregate industry losses relating to such act of terror exceed $100 million. As a result, unless the borrowers obtain separate coverage for events that do not meet these thresholds (which coverage may not be required by the respective mortgage loan documents and may not otherwise be obtainable), such events would not be covered.

The Treasury Department has established procedures for the Terrorism Insurance Program under which the federal share of compensation will be equal to 85% of the portion of insured losses that exceeds an applicable insurer deductible required to be paid during each program year (which insurer deductible was fixed by the Terrorism Risk Insurance Program Reauthorization Act of 2007 at 20% of an insurer’s direct earned premium for any program year). The federal share in the aggregate in any program year may not exceed $100 billion (and the insurers will be liable for any amount that exceeds this cap). An insurer that has paid its deductible is not liable for the payment of any portion of total annual United States wide losses that exceed $100 billion, regardless of the terms of the individual insurance contracts.

Through December 2014, insurance carriers are required under the program to provide terrorism coverage in their basic policies providing “special” form coverage. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically voided to the extent that it excludes losses that would otherwise be insured losses. Any state approval of such types of exclusions in force on November 26, 2002 is also voided.

Because the Terrorism Insurance Program is a temporary program, we cannot assure you that it will create any long-term changes in the availability and cost of such insurance. Moreover, we cannot assure you that subsequent terrorism insurance legislation will be passed upon Terrorism Risk Insurance Program Reauthorization Act of 2007’s expiration.

If the Terrorism Risk Insurance Program Reauthorization Act of 2007 is not extended or renewed upon its expiration in 2014, premiums for terrorism insurance coverage will likely increase and/or the terms of such insurance may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Risk Insurance Program Reauthorization Act of 2007. We cannot assure you that such temporary program will create any long term changes in the availability and cost of such insurance.

In July 2014, the U.S. Senate approved a bill that would, among other things, extend the Terrorism Insurance Program until December 31, 2021.  The House of Representatives has its own version of the bill which has not yet been approved by the House of Representatives.  The current version of the bill that is under consideration by the House of Representatives would, among other things, extend the Terrorism Insurance Program until December 31, 2019.  Any final legislation, if passed into law, may be significantly different from the Terrorism Risk Insurance Program Reauthorization Act of 2007. Moreover, we cannot assure you that subsequent terrorism insurance legislation will be passed upon expiration of the Terrorism Risk Insurance Program Reauthorization Act of 2007, or that any subsequent terrorism insurance legislation that is passed into law will not have an adverse impact on the mortgage loans or the performance of your certificates.

In addition, certain of the mortgage loans contain limitations on the borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrowers are required to maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) waiving the requirement that such borrowers are required to maintain terrorism insurance, or limiting the amount of such insurance, for mortgaged properties in certain locations or for certain property types, (iii) providing that the related borrowers may not be required to spend in excess of a specified dollar amount or a cap based on a percentage or multiple factor in order to obtain such terrorism insurance, or, in the event such terrorism insurance is not available from a “qualified carrier”, then the borrower may be permitted to obtain such terrorism insurance from the highest rated insurance company providing such terrorism coverage, (iv) permitting certain tenants to insure or to self-insure as to risks of terrorism at mortgaged properties that may only be occupied (or are predominantly occupied) by such tenants, or (v) allowing for a deductible (which may be substantial in certain instances) for such terrorism insurance.

See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Hazard, Liability and Other Insurance” in this prospectus supplement for additional information on certain mortgage loans in the trust. See also representation number 31 in Annex D-1 and the identified exceptions to that representation in Annex D-2 to this prospectus supplement.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Zoning Compliance, Use Restrictions and Condemnation May Adversely Affect Property Value

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to satisfy the remaining indebtedness of the related mortgage loan. Similarly, proceeds payable in connection with partial condemnations may not be sufficient to restore the related mortgaged property and, as a result, any partial condemnation may have a material adverse effect on the continued use of, or income generation from, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your certificates. See also representation number 15 in Annex D-1 and the identified exceptions to that representation in Annex D-2 to this prospectus supplement.

Certain of the mortgaged properties have zoning violations based on current law, including those related to density, use, parking, height, setbacks, area ratio or building separation. Many of these mortgaged properties have been determined to be (i) legal non-conforming structures, which would be required to be rebuilt in accordance with current zoning requirements if there is a casualty greater than a certain threshold percentage of the property, or (ii) legal non-conforming uses, which would no longer be permitted if there is a casualty greater than a certain threshold percentage of the property or if there is an abandonment of the legal non-conforming use for a requisite period. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from the inability to rebuild the improvements or continue the use as it existed prior to such casualty. However, if as a result of the applicable zoning laws the rebuilt improvements are constrained by size or square footage limitations, or otherwise are limited in the type of property that may be rebuilt as compared to the original improvements, any potential loss in income will generally not be covered by law and ordinance insurance. In addition, certain of the mortgaged properties are in violation of zoning requirements. In connection with the mortgaged properties that are legal non-conforming or have zoning violations, see “Description of the Mortgage Pool—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus supplement for additional information on certain mortgage loans in the trust and “Risk Factors—If Mortgaged Properties Are Not in Compliance With Current Zoning Laws Restoration Following a Casualty Loss May Be Limited” in the prospectus. See representation number 26 in Annex D-1 and the identified exceptions to that representation in Annex D-2 to this prospectus supplement.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, environmental deed restrictions, reciprocal easement agreements or operating agreements or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building.  Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius.  These limitations may impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss.  These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

Additionally, certain of these mortgaged properties may have been designated as historic or landmark buildings or may be located in areas designated as historic or landmark. Such properties may be subject to historic preservation requirements and regulations. Compliance with these regulations may be costly and may impede the related borrowers’ ability to renovate or remodel the related property. Historic preservation regulations may also adversely impact the ability of the related borrowers to convert the related property to alternative uses or otherwise develop or alter the property. In addition, any alteration, reconstruction, demolition, or new construction affecting the such property may require prior approval.

Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment.

Risks Related to Historic Tax Credits

With respect to certain mortgage loans, the related property owners may be entitled to receive historic tax credits pursuant to Section 47 of the Internal Revenue Code of 1986, as amended, which provides a tax credit for a percentage of qualified rehabilitation expenditures with respect to any certified historic structure. The property owners may use the tax credits to offset income tax that they may otherwise owe, or they may sell or pass-through the historic tax credit to tax credit investors.  To preserve the pass-through of the historic tax credits, the property owner and tax credit investor may use a master lease structure.

We cannot assure you that the tax credits may not ultimately be subject to recapture. Action by the Internal Revenue Service could be disruptive to the management of the mortgaged property in any event, and if the tax credits are recaptured, the borrower or its affiliates are likely to be contractually responsible to reimburse the tax credit investor for related losses.

Investors should not assume that the borrowers will derive any economic benefit from the historic tax credits.

Preserving the historic tax credits may also restrict the use of the related mortgaged property to its uses as rehabilitated, which could limit flexibility in using the property for alternative purposes for the duration of the recapture period.

A property owner’s pass-through of historic tax credits to a tax credit investor may also have the effect of reducing the property owner’s equity in the property, and diminishing incentives to own and operate the mortgaged property in the same manner as it would otherwise. Further, the transaction structure may provide for the tax credit investor to obtain a preferred return on its investment. For these and similar reasons, a property with historic tax credits that are sold or passed-through to a third party tax credit investor may experience reduced cash flow compared to a property without them, and the operation or management of the mortgaged property may be adversely affected.

Increases in Real Estate Taxes Due to Termination of a PILOT Program or Other Tax Abatement Arrangements May Reduce Net Cash Flow and Payments to Certificateholders

Certain of the mortgaged properties securing the mortgage loans may have or may in the future have the benefit of reduced real estate taxes under a local government program of payment in lieu of taxes (often known as a “PILOT” program) or other tax abatement or reimbursement arrangements. Some of these programs or arrangements are scheduled to terminate or have significant tax increases prior to the maturity of the related mortgage loan, resulting in higher, and in some cases substantially higher, real estate tax obligations for the related borrower or a reduction of payments to the related borrower. An increase in real estate taxes may affect the ability of the borrower to pay debt service on the related mortgage loan. We cannot assure you that any such program will continue for the term of the related mortgage loan or would survive a mortgage loan foreclosure or deed in lieu of foreclosure. See “Description of the Mortgage Pool—Net Cash Flow and Certain Underwriting Considerations” and Annex A-1 to this prospectus supplement for additional descriptions of the tax abatement programs with respect to the mortgage loans identified as “Columbus Square Portfolio”, “Hutch Tower Two”, “Peerless Lofts” and “Hampton Inn Massillon” on Annex A-1 to this prospectus supplement, as well as “Description of Top Ten Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus supplement with respect to the mortgage loan identified as “Columbus Square Portfolio” and “Hutch Tower”.

Litigation or Other Legal Proceedings Could Adversely Affect the Mortgage Loans

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the mortgaged properties and their respective affiliates related to the business of or arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates. Any such litigation or proceedings could adversely impact the related borrower’s ability to meet its obligations under the related mortgage loan and, as a result, have a material adverse effect on your certificates.

In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the trust in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates.  In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony.

If a borrower or a principal of a borrower or affiliate has been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past, we cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates.

Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or loan sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners.

See “Description of the Mortgage Pool—Mortgaged Property Considerations—Litigation Considerations; Bankruptcy Issues and Other Proceedings” in this prospectus supplement for additional information on certain mortgage loans in the trust and “Risk Factors—Litigation Concerns” in the prospectus. See also representation number 15 in Annex D-1 and the identified exceptions to that representation in Annex D-2 to this prospectus supplement.

Certain of the Mortgage Loans Lack Customary Provisions

Certain of the mortgage loans lack one or more features that are customary in mortgage loans intended for securitization. The borrowers with respect to those mortgage loans may not be required to make payments to lockboxes or to maintain reserves for certain expenses, such as taxes, insurance premiums, capital expenditures, tenant improvements and leasing commissions, or the requirement to make such payments may be suspended if the related borrower or a tenant at the mortgaged property complies with the terms of the related mortgage loan documents, or the lenders under such mortgage loans may not have the right to terminate the related property manager upon the occurrence of certain events or require lender approval of a replacement property manager. However, as described in this prospectus supplement, the mortgage loans were generally originated in accordance with the related mortgage loan seller’s underwriting guidelines.

For more information, see “Description of the Mortgage Pool—Mortgaged Property Considerations—Additional Considerations”, “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”, “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes”, “—RAIT Funding, LLC —RAIT’s Underwriting Guidelines and Processes”, “—Column Financial, Inc.— Column’s Underwriting Guidelines and Processes” and “—General Electric Capital Corporation—GE Capital Real Estate’s Commercial Mortgage Loan Underwriting” in this prospectus supplement.

Subordination of the Class A-S, B and C Regular Interests Will Affect the Timing of Distributions and the Application of Losses on the Class A-S, B, C and EC Certificates

As described in this prospectus supplement, the rights of the holders of each class of subordinate certificates, and the Class EC certificates in respect of its various components, to receive payments of principal and interest otherwise payable on their certificates will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation and to the rights of the holders of the Class EC certificates in respect of any components thereof having an earlier alphabetical designation. If your certificates are Class A-S, B, C or EC certificates, your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, A-2, A-3, A-4A1, A-4A2, A-5, A-SB, X-A, X-B-1, X-B-2 and X-C certificates and, if your certificates are Class B or C certificates, to those of the holders of the Class A-S certificates (and the holders of the Class EC certificates as holders of the Class EC component of the Class A-S regular interest) and, if your certificates are Class C certificates, to those of the holders of the Class B certificates (and the holders of the Class EC certificates as holders of the Class EC component of the Class B regular interest). Because the notional amount of the Class X-A certificates is based upon the aggregate certificate principal balance of the Class A-1, A-2, A-3, A-4A1, A-4A2, A-5 and A-SB certificates and the Class A-S regular interest, the Class X-A certificates will be adversely affected by losses allocated to such classes of certificates or such regular interest. Because the notional amount of the Class X-B-1 certificates is based upon the certificate balance of the Class B regular interests, the Class X-B-1 certificates will be adversely affected by losses allocated to such regular interests. Because the notional amount of the Class X-B-2 certificates is based upon the certificate balance of the Class D certificates, the Class X-B-2 certificates will be adversely affected by losses allocated to such certificates. See “Description of the Offered Certificates” in this prospectus supplement. As a result, you will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the trust fund before the holders of those other classes of certificates. See “Description of the Offered Certificates—Distributions” in this prospectus supplement.

Potential Conflicts of Interest

Potential Conflicts of Interest of the Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association is a sponsor and one of the mortgage loan sellers and is an affiliate of each of J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor and J.P. Morgan Securities LLC, an underwriter and an initial purchaser of the non-offered certificates. JPMorgan Chase Bank, National Association currently holds one of the Grapevine Mills pari passu companion loans and the Hilton Houston Post Oak pari passu companion loan; however, JPMorgan Chase Bank, National Association expects to deposit each of these pari passu companion loans into one or more future securitizations.

Barclays Bank PLC is a sponsor and one of the mortgage loan sellers and is an affiliate of Barclays Capital Inc., an underwriter for the offered certificates and an initial purchaser of the non-offered certificates.  Barclays Bank PLC provides warehouse financing to RAIT CMBS Conduit II, LLC, an affiliate of RAIT Funding, LLC, a mortgage loan seller, through a repurchase facility. All of the mortgage loans intended to be included in the trust that RAIT Funding, LLC originated are subject to that repurchase facility. Proceeds received by RAIT CMBS Conduit II, LLC will be applied, among other things, to reacquire the financed mortgage loans and to make payments to Barclays Bank PLC as the repurchase agreement counterparty.

Column Financial, Inc. is a sponsor and one of the mortgage loan sellers and is an affiliate of Credit Suisse Securities (USA) LLC, an underwriter for the offered certificates and an initial purchaser for certain of the non-offered certificates.  In addition, Column Financial, Inc. currently holds one (1) of the Grapevine Mills pari passu companion loans; however, Column Financial, Inc. expects to deposit the pari passu companion loan into one or more future securitizations.

KeyBank National Association, a sponsor and a mortgage loan seller, is an affiliate of KeyBanc Capital Markets, Inc., an underwriter for the offering of the offered certificates and an initial purchaser of the non-offered certificates.  KeyBank National Association will also be the primary servicer with respect to the mortgage loans it is contributing.

In connection with its acquisition of the Class E, Class F and Class NR certificates, entities affiliated with Raith Capital Partners, LLC and AllianceBernstein, L.P. were given the opportunity to perform due diligence on the mortgage loans originally identified by the mortgage loan sellers for inclusion in the trust, or to request the removal, re-sizing or modification of other features of some or all of the mortgage loans. We cannot assure you that a third party purchaser or an unaffiliated purchaser of the Class E, Class F and Class NR certificates would have agreed to the inclusion of any or all of such mortgage loans in the trust.

Because the incentives of the anticipated purchasers of the Class E, Class F and Class NR certificates may, in certain circumstances, differ from a purchaser who is not the same entity as, or is not affiliated with, any of the mortgage loan sellers, prospective investors should consider the potential impact of the conflicts of interest described above.

Pursuant to the related mortgage loan purchase agreement, each mortgage loan seller (or RAIT Financial Trust as guarantor of the repurchase and substitution obligations of RAIT Funding, LLC) is obligated to repurchase or substitute a similar commercial mortgage loan for a mortgage loan sold by it in connection with either a material breach of such mortgage loan seller’s representations and warranties or any material document defects, if the applicable mortgage loan seller does not otherwise cure such breach or defect pursuant to the related mortgage loan purchase agreement.  With respect to the Grapevine Mills Mortgage Loan, JPMorgan Chase Bank, National Association and Column Financial, Inc. are each a mortgage loan seller with respect to its respective note, and each mortgage loan seller will only be obligated to repurchase the specific note as to which it is acting as mortgage loan seller.  See “Description of the Mortgage Pool—Representations and Warranties; Repurchases and Substitutions” in this prospectus supplement.

Conflicts may also arise because the mortgage loan sellers and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the mortgage loan sellers and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the mortgaged properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants.  The mortgage loan sellers may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the trust fund.  We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the trust may have been refinancings of debt previously held by a mortgage loan seller or an affiliate of a mortgage loan seller or a mortgage loan seller or its affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the trust. Each of the mortgage loan sellers and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the mortgage loan sellers and their respective affiliates may differ from, and compete with, the interests of the trust fund. Additional financial interests in, or other financial dealings with, a borrower or its affiliates under any of the related mortgage loans may create conflicts of interest.

In the case of two (2) Mortgaged Properties identified as “Oakland Square and Oakland Plaza” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 2.8% of the Initial Pool Balance, the mortgage loan seller of one of the two pari passu notes comprising the total mortgage loan, RAIT Funding, LLC, is an affiliate of RAIT Partnership, L.P., the non-recourse carveout guarantor (“Guarantor”), that indirectly owns a 100% equity interest in each of the related borrowers. The related mortgage loan referred to above in this paragraph was originated by RAIT Funding, LLC. Such mortgage loan may contain certain terms that are more favorable to the related borrowers than would have been the case if the originating lender had not been an affiliate of the borrowers. In particular, the related loan documents permit, without lender’s consent but subject to the satisfaction of certain conditions, a one-time transfer of 100% of the indirect equity interest in the related borrowers to a newly-formed joint venture entity, the equity interests in which must be held at least 20% directly or indirectly by either (i) the transferor or (ii) an entity 100% directly or indirectly held and controlled by RAIT Financial Trust (the indirect parent of the Guarantor).

Courts may apply the doctrine of equitable subordination to subordinate the claim or lien of a lender against a borrower to claims or liens of other creditors of the borrower, when the lender or one of its affiliates is found to have engaged in unfair, inequitable or fraudulent conduct. The courts have also applied the doctrine of equitable subordination when a lender or one of its affiliates is found to have exerted inappropriate control over a client, including control resulting from the ownership of equity interests in the borrower. Payments on a loan to a borrower in which the lender or one of its affiliates also holds an equity interest, may be subject to claims of equitable subordination. If the lender were deemed to have the ability to control or otherwise exercise influence over the business and affairs of the borrower resulting in economic hardship to other creditors of the borrower, this control or influence may constitute grounds for equitable subordination and a court may treat one or more of the loans as if it were unsecured or common equity in the borrower. In that case, if the borrower were to liquidate, the lender (which may include unaffiliated assignees in some cases) would be entitled to repayment of its loan on a pro rata basis with other unsecured debt or, if the effect of subordination was to place the lender at the level of common equity, then on an equal basis with other holders of the borrower’s common equity only after all of the borrower’s obligations relating to its debt and preferred securities had been satisfied.  In addition, where the creditor in question is an insider, the creditor’ s claim may be subject to heightened scrutiny when considering whether to grant a request for equitable subordination.  However, mere status as an insider is insufficient; actual misconduct or inequitable conduct and harm to other creditors still must be present.  However, in the case of the mortgage loan referred to in this paragraph, RAIT Funding, LLC is not aware of any other current creditors of the related borrowers except for creditors under short term trade payables and other short term debt in the ordinary course.

The sponsors and their affiliates may benefit from this offering in a number of ways, some of which may be inconsistent with the interests of purchasers of the certificates. The sponsors will sell the mortgage loans to the depositor. To the extent unhedged or not completely hedged, these sales will reduce or eliminate the sponsors’ exposure to these mortgage loans by effectively transferring the sponsors’ exposure to the purchasers of the offered certificates. The sponsors and their respective affiliates will be compensated in an amount based on, among other things, the offering price of the offered certificates and the amount of proceeds received from the sale of the offered certificates to investors.

Furthermore, the sponsors and their respective affiliates may benefit from a completed offering of the offered certificates because the offering would establish an additional market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their respective affiliates to conduct similar offerings in the future and permitting them to write up, avoid writing down or otherwise adjust the fair value of mortgage loans or other similar assets or securities held on their balance sheet.

With respect to one (1) mortgage loan identified as “635 Madison Avenue” on Annex A-1 to this prospectus supplement, representing approximately 7.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, JPMorgan Chase Bank, National Association, a sponsor and mortgage loan seller, is the holder of a related mezzanine loan secured by direct or indirect equity interests in the related mortgage borrower. The additional financial interest in these mortgaged properties may create a conflict of interest. See “Description of the Mortgage Pool—Additional Debt” in this prospectus supplement. In exercising its rights, no mezzanine lender has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans and any serviced whole loans are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Servicing of the Mortgage Loans—General” in this prospectus supplement.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective affiliates may have interests when dealing with the mortgage loans and any serviced whole loans that are in conflict with those of holders of the certificates, especially if the master servicer, the special servicer or any of their respective affiliates holds remaining certificates, or has financial interests in or other financial dealings with a borrower under any of the mortgage loans and any serviced whole loans. The special servicer may enter into one or more arrangements with the directing certificateholder, holders of controlling class certificates, the ESK directing certificateholder with respect to the Class ESK certificates or any person with the right to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to the special servicer’s compensation in consideration of, among other things, the appointment of the special servicer and limitations on the directing certificateholder’s right to replace the special servicer. Each of these relationships may create a conflict of interest. For instance, a special servicer or its affiliate that holds remaining certificates or an interest in a companion loan or the Class ESK certificates might seek to reduce the potential for losses allocable to those certificates or from a related troubled mortgage loan with a split loan structure by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the trust than would be realized if earlier action had been taken. In general, neither the master servicer nor the special servicer is required to act in a manner more favorable to the certificates or any particular class of certificates than to the remaining certificates. See “—Special Servicer May Be Directed To Take Actions” below.

The master servicer services and will, in the future, service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer may perform services, on behalf of the trust, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. This may pose inherent conflicts for the master servicer.

Certain relationships and transactions between the directing certificateholder (or any other party entitled to remove the special servicer) and the special servicer may result in conflicts of interest. The directing certificateholder appoints and can, with or without cause, remove the special servicer during such time as the Class E certificates have a certificate balance (taking into account the application of appraisal reductions to notionally reduce the certificate balance of such class of certificates) that is not less than 25% of its initial certificate balance. In addition, the directing certificateholder maintains certain consent and consultation rights with respect to the mortgage loans that relate to, and could impact, the special servicer’s duties.  Additionally, these parties (and/or their affiliates) may, in the ordinary course of business, have relationships with, render services to, and engage in other transactions with each other. We cannot assure you that these transactions and relationships will not influence the actions taken by the special servicer.

In addition, the Grapevine Mills mortgage loan and the 17 State Street mortgage loan will be serviced under the JPMBB Commercial Mortgage Securities Trust 2014-C23 pooling and servicing. The directing certificateholder under the JPMBB Commercial Mortgage Securities Trust 2014-C23 pooling and servicing agreement has certain consent and consultation rights with respect to the Grapevine Mills whole loan and the 17 State Street whole loan that are substantially similar to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Grapevine Mills Whole Loan and 17 State Street Whole Loan” in this prospectus supplement. While the directing certificateholder in this securitization has certain consultation rights with respect to actions taken by the master servicer and special servicer relating to the Grapevine Mills whole loan and the 17 State Street whole loan, such master servicer and special servicer will have no obligation to consider the interests of, or impact on, the trust or the holders of the certificates. Wells Fargo Bank, National Association is the master servicer of the Grapevine Mills whole loan and the 17 State Street whole loan under the JPMBB Commercial Mortgage Securities Trust 2014-C23 pooling and servicing agreement.

In addition, the Columbus Square Portfolio mortgage loan will be serviced under the WFRBS 2014-C22 pooling and servicing agreement. The directing certificateholder (or similar entity) under the WFRBS 2014-C22 pooling and servicing agreement will have certain consent and consultation rights with respect to the Columbus Square Portfolio whole loan that are substantially similar to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Columbus Square Portfolio Whole Loan” in this prospectus supplement. While the directing certificateholder in this securitization has certain consultation rights with respect to actions for which the WFRBS 2014-C22 directing certificateholder has consent rights, in exercising such rights, the WFRBS 2014-C22 directing certificateholder does not have any obligation to consider the interests of, or impact on, the trust or the holders of the certificates. Wells Fargo Bank, National Association is the master servicer and CWCapital Asset Management LLC is the special servicer of the Columbus Square Portfolio whole loan under the WFRBS 2014-C22 pooling and servicing agreement.

Following the securitization of the Hilton Houston Post Oak pari passu companion loan, the Hilton Houston Post Oak mortgage loan will be serviced under the pooling and servicing agreement related to the securitization of the Hilton Houston Post Oak pari passu companion loan, subject to the related intercreditor agreement. Following the securitization of the Hilton Houston Post Oak pari passu companion loan, the holder of the Hilton Houston Post Oak pari passu companion loan (the directing certificateholder under that securitization, subject to the terms of the related pooling and servicing agreement, will be the holder of the Hilton Houston Post Oak pari passu companion loan for this purpose) will have certain rights with respect to the Hilton Houston Post Oak whole loan and the related mortgaged property, including the right, under certain conditions, to advise and direct the related master servicer and/or the related special servicer with respect to various servicing matters or mortgage loan modifications affecting each of the mortgage loans in the related split loan structure, including the Hilton Houston Post Oak mortgage loan. Following the securitization of the Hilton Houston Post Oak pari passu companion loan, the directing certificateholder in this securitization will have certain consultation rights with respect to actions taken by the directing certificateholder of the securitization of the Hilton Houston Post Oak pari passu companion loan relating to the Hilton Houston Post Oak whole loan. However, the directing certificateholder of the securitization of the Hilton Houston Post Oak pari passu companion loan will have no obligation to consider the interests of, or impact on, the trust or the holders of the certificates.

In addition, the Canyon Ranch Portfolio mortgage loan will be serviced under the COMM 2014-UBS5 pooling and servicing agreement. The directing certificateholder (or similar entity) under the COMM 2014-UBS5 pooling and servicing agreement will have certain consent and consultation rights with respect to the Canyon Ranch Portfolio whole loan that are substantially similar to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Canyon Ranch Portfolio Whole Loan” in this prospectus supplement. While the directing certificateholder in this securitization has certain consultation rights with respect to actions for which the COMM 2014-UBS5 directing certificateholder has consent rights, in exercising such rights, the COMM 2014-UBS5 directing certificateholder does not have any obligation to consider the interests of, or impact on, the trust or the holders of the certificates. Wells Fargo Bank, National Association is the master servicer and Rialto Capital Advisors, LLC is the special servicer of the Canyon Ranch Portfolio whole loan under the COMM 2014-UBS5 pooling and servicing agreement.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

The Servicing of the Hilton Houston Post Oak Whole Loan Will Shift to Others

The servicing of the Hilton Houston Post Oak whole loan is expected to be governed by the pooling and servicing agreement only temporarily, until such time as the related pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of the related whole loan will shift to the master servicer and special servicer under that other securitization and will be governed exclusively by the pooling and servicing agreement entered into in connection with that securitization and the related intercreditor agreement. Neither the closing date of such securitization nor the identity of such other master servicer or special servicer has been determined. In addition, the provisions of the other pooling and servicing agreement have not been determined, although they will be required pursuant to the related intercreditor agreement to satisfy the requirements described under “Description of the Mortgage Pool—The Whole Loans—The Hilton Houston Post Oak Whole Loan” in this prospectus supplement. Prospective investors should be aware that they will not have any control over the identity of the other master servicer or special servicer, nor will they have any assurance as to the terms of the other pooling and servicing agreement except to the extent of compliance with the requirements referred to in the previous sentence. Moreover, once the servicing is governed by the other pooling and servicing agreement, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the related whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related pari passu companion loan or the controlling party in the related securitization of such pari passu companion loan or such other party specified in the related intercreditor agreement will have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Hilton Houston Post Oak Whole Loan” in this prospectus supplement.

Potential Conflicts of Interest of the Directing Certificateholder

The special servicer will be required to consult with the directing certificateholder with respect to certain actions of the special servicer and in certain circumstances obtain the consent of the directing certificateholder. In connection with the ESK whole loan, prior to the occurrence and continuance of a control appraisal period with respect to the ESK companion loan, the directing certificateholder does not have any consent or consultation rights with respect to the ESK whole loan. After the occurrence and during the continuance of a control appraisal period with respect to the ESK companion loan, the directing certificateholder will have the same consent and consultation rights with respect to the ESK whole loan as it has for the other mortgage loans in the pool. Neither the directing certificateholder nor the holders of the Class ESK certificates, as holder of a beneficial interest in the ESK companion loan, has any duty to the holders of any class of certificates and may take actions that favor the interests of the holders of the controlling class or the holders of the Class ESK certificates, as applicable, over the interests of the holders of one or more other classes of certificates. See “Servicing of the Mortgage Loans—The Directing

Certificateholder”  and “Description of the Mortgage Pool—The ESK Whole Loan” in this prospectus supplement.

The directing certificateholder and its affiliates may have interests that are in conflict with those of certificateholders, especially if the directing certificateholder or any of its affiliates holds certificates, or has financial interests in or other financial dealings with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The holders of the Class ESK certificates, as holders of a beneficial interest in the ESK companion loan, will have certain rights with respect to the ESK whole loan under certain circumstances, including the right, under certain conditions and acting through the ESK directing certificateholder, to consent to, provide advice with respect to, or consult concerning various modifications and waivers or other matters affecting the ESK mortgage loan and certain actions and amendments to the mortgage loan documents proposed by the special servicer with respect to the ESK mortgage loan or with respect to the purchase of the ESK mortgage loan if such mortgage loan is in default. See “Description of the Mortgage Pool—The ESK Whole Loan” in this prospectus supplement. In exercising such rights, none of the holders of the Class ESK certificates, as holders of a beneficial interest in the ESK companion loan, nor the ESK directing certificateholder has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

Conflicts Between Certificateholders and the Holder of a Pari Passu Companion Loan or the ESK Companion Loan

With respect to five (5) mortgage loans identified as “Grapevine Mills”, “Columbus Square Portfolio”, “17 State Street”, “Hilton Houston Post Oak” and “Canyon Ranch Portfolio” on Annex A-1 to this prospectus supplement, representing approximately 9.0%, 7.6%, 5.9%, 2.8% and 2.4%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related mortgaged property also secures one or more related pari passu companion loans.

The Grapevine Mills whole loan and the 17 State Street whole loan will each be serviced pursuant to the JPMBB Commercial Mortgage Securities Trust 2014-C23 pooling and servicing agreement, and certain decisions to be made with respect to the related mortgage loan will be subject to the consent and consultation rights of the directing certificateholder of that securitization. As a result, you will have less control over the servicing of the Grapevine Mills mortgage loan and the 17 State Street mortgage loan than you would have if such mortgage loans were being serviced by the master servicer and the special servicer pursuant to the terms of the pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans— Grapevine Mills and 17 State Street Whole Loan” in this prospectus supplement.

The Columbus Square Portfolio whole loan will be serviced pursuant to the WFRBS 2014-C22 pooling and servicing agreement, and certain decisions to be made with respect to such mortgage loan will be subject to the consent and consultation rights of the directing certificateholder (or similar entity) of that securitization. As a result, you will have less control over the servicing of the Columbus Square Portfolio mortgage loan than you would have if such mortgage loan was being serviced by the master servicer and the special servicer pursuant to the terms of the pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Columbus Square Portfolio Whole Loan” in this prospectus supplement.

After the securitization of the Hilton Houston Post Oak pari passu companion loan, the related whole loan will be serviced pursuant to the pooling and servicing agreement related to such other securitization, and certain decisions to be made with respect to the related mortgage loan will be subject to the consent and consultation rights of the directing certificateholder of the other securitization or such other party specified in such other pooling and servicing agreement.  As a result, you will have less control over the servicing of the Hilton Houston Post Oak mortgage loan than you would have if such mortgage loan were being serviced at all times by the master servicer and the special servicer pursuant to the terms of the pooling and servicing agreement.  See “Description of the Mortgage Pool—The Whole Loans—The Hilton

Houston Post Oak Whole Loan” and “Servicing of the Mortgage Loans—Servicing of the Hilton Houston Post Oak Mortgage Loan” in this prospectus supplement.

The Canyon Ranch Portfolio whole loan will be serviced pursuant to the COMM 2014-UBS5 pooling and servicing agreement, and certain decisions to be made with respect to such mortgage loan will be subject to the consent and consultation rights of the directing certificateholder (or similar entity) of that securitization. As a result, you will have less control over the servicing of the Canyon Ranch Portfolio mortgage loan than you would have if such mortgage loan was being serviced by the master servicer and the special servicer pursuant to the terms of the pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Canyon Ranch Portfolio Whole Loan” in this prospectus supplement.

Pursuant to the related intercreditor agreement, certain decisions to be made with respect to the ESK whole loan will be subject to the consent and consultation rights of (i) prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the ESK companion loan (which will be the trust, the beneficial ownership interests of which will be held by the holders of the Class ESK certificates, acting through the ESK directing certificateholder) and (ii) after the occurrence and during the continuance of a control appraisal period under the related intercreditor agreement, the directing certificateholder.

The interests of the directing certificateholder of the other securitizations (or such other party specified in the WFRBS 2014-C22 pooling and servicing agreement, the COMM 2014-UBS5 pooling and servicing agreement or the JPMBB 2014-C23 pooling and servicing agreement, as applicable) entitled to exercise various rights with respect to the servicing of the Grapevine Mills whole loan, the Columbus Square Portfolio whole loan, the 17 State Street whole loan, the Hilton Houston Post Oak whole loan or the Canyon Ranch Portfolio whole loan and the whole loan, respectively, may conflict with the interests of, and its decisions may adversely affect, the holders of one or more classes of offered certificates. No certificateholder may take any action against any such party for having acted solely in its respective interest.  See “Servicing of the Mortgage Loans—Servicing of the Grapevine Mills Mortgage Loan”, “—Servicing of the Columbus Square Portfolio Mortgage Loan”, “—Servicing of the 17 State Street Mortgage Loan”, “—Servicing of the Hilton Houston Post Oak Mortgage Loan” and “—Servicing of the Canyon Ranch Portfolio Mortgage Loan” in this prospectus supplement.

Potential Conflicts of Interest of the Underwriters and Their Affiliates

The activities of the underwriters and their respective affiliates may result in certain conflicts of interest. The underwriters and their respective affiliates may retain, or own in the future, classes of the offered certificates, and any voting rights of that class could be exercised by them in a manner that could adversely impact the certificates. Any of the underwriters or their respective affiliates may invest or take long or short positions in securities or instruments, including the offered certificates, that may be different from your position as an investor in the offered certificates. If that were to occur, that underwriter or affiliate’s interests may not be aligned with your interests in the offered certificates that you acquire.

The underwriters and their respective affiliates include broker-dealers whose business includes executing securities and derivative transactions on their own behalf as principals and on behalf of clients. Accordingly, the underwriters and their respective affiliates and clients acting through them from time to time buy, sell or hold securities or other instruments, which may include one or more classes of the offered certificates, and do so without consideration of the fact that the underwriters acted as underwriters for such certificates. Such transactions may result in underwriters and their respective affiliates and/or their clients having long or short positions in such instruments. Any such short positions will increase in value if the related securities or other instruments decrease in value. Further, the underwriters and their respective affiliates may (on their own behalf as principals or for their clients) enter into credit derivative or other derivative transactions with other parties pursuant to which they sell or buy credit protection with respect to one or more of the offered certificates. The positions of the underwriters and their respective affiliates or their clients in such derivative transactions may increase in value if the offered certificates default or decrease in value. In conducting such activities, no underwriter or its respective affiliates has any obligation to take into account the interests of the certificateholders, including the holders of the Class ESK certificates, as holders of a beneficial interest in the ESK companion loan, or holders of any other companion loan or any possible effect that such activities could have on them. The underwriters and their respective affiliates and clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders, including holders of the Class ESK certificates, as holders of a beneficial interest in the ESK companion loan.

In addition, the underwriters and their respective affiliates will have no obligation to monitor the performance of the offered certificates or the actions of the master servicer, the special servicer, the senior trust advisor, the certificate administrator or the trustee and will have no authority to advise the master servicer, the special servicer, the senior trust advisor, the certificate administrator or the trustee or to direct their actions.

In addition, the underwriters and their respective affiliates may have ongoing relationships with, render services to, and engage in transactions with the borrowers, the sponsors and their respective affiliates, which relationships and transactions may create conflicts of interest between the underwriters and their respective affiliates, on the one hand, and the trust, on the other hand.

See “Summary of Terms—Relevant Parties and Dates—Certain Affiliations” in this prospectus supplement for a description of certain affiliations and relationships between the underwriters and other participants in this offering.

Each of those relationships should be considered carefully by you before you invest in any of the offered certificates.

Other Possible Conflicts of Interest

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers, or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to, or near the mortgaged properties.

With respect to mortgage loans that have mezzanine debt, the mezzanine lenders will have certain rights with respect to the related mortgage loan under certain circumstances, including the right, under certain conditions, to consent to various modifications and waivers or other matters affecting the related mortgage loan and certain actions and amendments to the mortgage loan documents proposed by the special servicer with respect to the related mortgage loan or to purchase the related mortgage loan after certain defaults under such mortgage loan (and an originator of a mortgage loan that intends to retain the related mezzanine debt that it also originated may have an incentive to give itself more favorable rights as a mezzanine lender than it would grant an unaffiliated third party). With respect to one (1) mortgage loan identified as “635 Madison Avenue” on Annex A-1 to this prospectus supplement, representing approximately 7.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, JPMorgan Chase Bank, National Association, a sponsor and mortgage loan seller, is the holder of a related mezzanine loan secured by direct or indirect equity interests in the related mortgage borrower. These additional financial interests in the mortgage loans may create conflicts of interest. The holders of preferred equity interests may have similar rights as those described above of mezzanine loan holders.  See “Description of the Mortgage Pool—Additional Debt” in this prospectus supplement. In exercising such rights, no mezzanine lender has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

Pentalpha Surveillance LLC has been appointed the senior trust advisor. See “Transaction Parties—The Senior Trust Advisor” in this prospectus supplement. Pursuant to the pooling and servicing agreement, during such time as (x) the Class E certificates have a certificate balance (taking into account the application of appraisal reductions to notionally reduce the certificate balance of such class of certificates) that is less than 25% of its initial certificate balance, or (y) a holder of the Class E certificates is the majority controlling class certificateholder and has irrevocably waived its right to exercise any of its rights as the controlling class certificateholder and such rights have not been reinstated to a successor controlling class certificateholder, the senior trust advisor will be required to consult with the special servicer with respect to certain actions of the special servicer. Additionally, during that time, the master servicer or the special servicer, as applicable, will be required to use commercially reasonable efforts consistent with the servicing standard to collect a senior trust advisor consulting fee from the related borrower in connection with certain major decisions related to the mortgage loans, to the extent not prohibited by the related mortgage loan documents. In acting as senior trust advisor, the senior trust advisor is acting solely as a contracting party to the extent described in this prospectus supplement and will have no fiduciary duty to any party. See “Transaction Parties—The Senior Trust Advisor” in this prospectus supplement.

In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator, the trustee or the directing certificateholder or affiliates of any of the foregoing parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as senior trust advisor. There can be no guarantee that the existence of these relationships and other relationships in the future will not impact the manner in which the senior trust advisor performs its duties under the pooling and servicing agreement.

In addition, the senior trust advisor and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself and its affiliates and for third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the senior trust advisor and its affiliates and their clients may differ from, and compete with the interests of the issuing entity.

Although the senior trust advisor is required to consider the servicing standard in connection with its analysis and reporting regarding the special servicer under the pooling and servicing agreement, the senior trust advisor will not itself be bound by the servicing standard.

The senior trust advisor is prohibited from making a principal investment in any class of certificates issued by the trust. However, that prohibition will not be construed to have been violated in connection with riskless principal transactions effected by a broker-dealer affiliate of the senior trust advisor or investments by an affiliate of the senior trust advisor if the senior trust advisor and such affiliate maintain policies and procedures designed to segregate personnel involved in the activities of the senior trust advisor under the pooling and servicing agreement from personnel involved in such affiliate’s investment activities and to prevent such affiliate and its personnel from gaining access to information regarding the trust fund and the senior trust advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities. In addition, we cannot assure you that such policies and procedures will be effective for their intended purposes.

Each of the foregoing relationships should be considered carefully by prospective investors.

Potential Conflicts of Interest in the Selection of the Mortgage Loans

The anticipated purchasers of the Class E, Class F and Class NR certificates were given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the trust, and to request the removal, re-sizing or modification of other features of some or all of the mortgage loans or to request certain price adjustments or cost mitigation arrangements in connection with its agreement to purchase those classes of certificates. The mortgage loans’ pricing and purchase terms as originally proposed by the sponsors may be adjusted based on some of this feedback prior to the closing date.

We cannot assure you that you or another investor would make requests to modify the original pool if given the opportunity or that the final pool if influenced by such purchasers’ feedback would not adversely affect the performance of the offered certificates and benefit the performance of such purchasers’ certificates. Because of the differing subordination levels, such purchasers have interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits such purchasers but that does not benefit other investors. In addition, such purchasers may enter into hedging or other transactions or otherwise have business objectives that also could cause their interests with respect to the asset pool to diverge from those of other purchasers of the certificates.

The anticipated purchasers of those certificates will have no liability to any certificateholder for any actions taken with respect to the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that entities affiliated with Raith Capital Partners, LLC and AllianceBernstein L.P. will purchase the Class E, Class F and Class NR certificates, and will appoint Raith Capital Partners, LLC to be the initial directing certificateholder, and thus Raith Capital Partners, LLC will have certain rights to direct and consult with the special servicer as described under “Servicing of the Mortgage Loans—The Directing Certificateholder” in this prospectus supplement. In addition, entities affiliated with Raith Capital Partners, LLC and AllianceBernstein L.P. may buy additional certificates that are not control eligible certificates.

Because the incentives and actions of the anticipated purchaser of those certificates may, in some circumstances, differ from or be adverse to those of purchasers of other classes of certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus supplement and your own view of the mortgage loans.

Your Lack of Control Over the Trust Can Adversely Impact Your Investment

Except as described in this prospectus supplement, investors in the certificates do not have the right to make decisions with respect to the administration of the trust. These decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the certificate administrator and the trustee. Any decision made by any of those parties in respect of the trust in accordance with the terms of the pooling and servicing agreement, even if it determines that decision to be in your best interests, may be contrary to the decision that you would have made and may negatively affect your interests.

Notwithstanding the foregoing, the directing certificateholder appointed by the controlling class will have certain consent rights prior to the occurrence and continuance of such time as the Class E certificates have a certificate balance (taking into account the application of appraisal reductions to notionally reduce the certificate balance of such class of certificates) that is less than 25% of its initial certificate balance, and will have certain non-binding consultation rights prior to such time as the Class E certificates have a certificate balance (without taking into account the application of appraisal reductions to notionally reduce the certificate balance of such class of certificates) that is less than 25% of its initial certificate balance; provided, however, that the controlling class may lose any such rights upon the occurrence of certain events. See “Servicing of the Mortgage Loans—The Directing Certificateholder” in this prospectus supplement and “Risk Factors—Your Lack of Control Over Trust Fund Can Create Risks” in the prospectus.

In addition, while there is a senior trust advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the senior trust advisor has no control rights over actions by the special servicer at any time and the senior trust advisor has no consultation rights over actions by the special servicer prior to (i) such time as the Class E certificates have a certificate balance (taking into account the application of appraisal reductions to notionally reduce the certificate balance of such class of certificates) that is less than 25% of its initial certificate balance or (ii) such time as a holder of the Class E certificates is the majority controlling class certificateholder and has irrevocably waived its controlling class rights as described in this prospectus supplement. In addition, the senior trust advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and the special servicer is under no obligation at any time to act upon any of the senior trust advisor’s recommendations. In addition, the senior trust advisor has no (A) fiduciary duty or (B) other duty to act on behalf of the certificateholders or the trust fund or in the best interest of any particular certificateholder. It is not intended that the senior trust advisor act as a surrogate for the certificateholders. Investors should not rely on the senior trust advisor to affect the special servicer’s actions under the pooling and servicing agreement or to monitor the actions of the directing certificateholder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement. Further, the senior trust advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced whole loan or any related REO Property, which will be or are expected to be serviced pursuant to separate pooling and servicing agreements. However, Pentalpha Surveillance LLC is the senior trust advisor under the JPMBB 2014-C23 pooling and servicing agreement and, in such capacity, will have certain obligations and consultation rights with respect to the Grapevine Mills whole loan and the 17 State Street whole loan that are substantially similar to those of the senior trust advisor under the pooling and servicing agreement for this transaction.  Pentalpha Surveillance LLC is also the senior trust advisor under the WFRBS 2014-C22 pooling and servicing agreement, and, in such capacity, will have certain obligations and consultation rights with respect to the Columbus Square Portfolio whole loan that are substantially similar to those of the senior trust advisor under the pooling and servicing agreement for this transaction. It is expected that the senior trust advisor under any pooling and servicing agreement governing the securitization of the Hilton Houston Post Oak pari passu companion loan will have certain obligations and consultation rights with respect to the Hilton Houston Post Oak whole loan that are substantially similar to those of the senior trust advisor under the pooling and servicing agreement for this transaction.  In addition, Situs Holdings, LLC is the operating advisor under the COMM 2014-UBS5 pooling and servicing agreement, and, in such capacity, will have certain obligations and consultation rights with respect to the Canyon Ranch Portfolio whole loan that are substantially similar to those of the senior trust advisor under the pooling and servicing agreement for this transaction.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the trust. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases, voting is based on the outstanding certificate balance, which is reduced by realized losses, and in certain cases, also by appraisal reductions. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights” and “Transaction Parties—Replacement of the Special Servicer” in this prospectus supplement.

In addition, none of the pari passu companion loans will be included as an asset of the trust fund, but each related whole loan (other than the non-serviced whole loans and other than the Hilton Houston Post Oak whole loan upon the inclusion in a securitization trust of the related pari passu companion loan, at which time both the Hilton Houston Post Oak pari passu companion loan and the related mortgage loan will be serviced pursuant to the other pooling and servicing agreement established in connection with such other securitization, subject to the Hilton Houston Post Oak intercreditor agreement) will be serviced under the pooling and servicing agreement for this transaction. The directing certificateholder (or, with respect to the Grapevine Mills whole loan, the Columbus Square Portfolio whole loan, the 17 State Street whole loan and the Canyon Ranch Portfolio whole loan, the applicable directing certificateholder for the related securitization, or, after the securitization of the Hilton Houston Post Oak pari passu companion loan, the directing certificateholder under the other pooling and servicing agreement for that securitization) will have certain rights with respect to the related whole loan and the related mortgaged property, including the right, under certain conditions, to advise and direct the applicable master servicer and/or the applicable special servicer with respect to various servicing matters or mortgage loan modifications affecting the related whole loan.

The directing certificateholder in this securitization will (or is expected to) have certain consultation rights with respect to actions taken by the directing certificateholder under (i) the JPMBB Commercial Mortgage Securities Trust 2014-C23 pooling and servicing agreement, in the case of the Grapevine Mills whole loan and the 17 State Street whole loan and (ii) the WFRBS 2014-C22 pooling and servicing agreement and the COMM 2014-UBS5 pooling and servicing agreement, in the case of the Columbus Square Portfolio Square whole loan and Canyon Ranch Portfolio whole loan, respectively and (iii) the other directing certificateholder following a securitization of the Hilton Houston Post Oak pari passu companion loan. No directing certificateholder (or similar entity) (in this securitization or the securitization of any pari passu companion loan), in exercising any consultation, consent or direction rights, will have any obligation to consider the interests of or the impact on, the holder of the certificates in any transaction other than the related controlling class for which it is acting. The directing certificateholder (or similar entity) for any other trust may not have the same incentives with respect to the effects on this trust as would the directing certificateholder for this securitization.

In addition, with respect to the ESK whole loan, the holders of the Class ESK certificates, as the holder of a beneficial interest in the ESK companion loan, will have the right under certain limited circumstances and acting through the ESK directing certificateholder prior to a control appraisal period with respect to the ESK companion loan to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the ESK mortgage loan, (ii) approve certain modifications and consent to certain actions to be taken with respect to the ESK whole loan and (iii) replace the special servicer with respect to the ESK whole loan. The rights of the holder of the ESK companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The ESK Whole Loan” in this prospectus supplement.

In addition, with respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. The holders of preferred equity interests may have similar rights as those described above of mezzanine loan holders.  See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Debt” in this prospectus supplement.

Special Servicer May Be Directed To Take Actions

In connection with the servicing of the mortgage loans (other than the non-serviced mortgage loans, and other than the Hilton Houston Post Oak mortgage loan after a securitization of the related pari passu companion loan), the special servicer may, at the direction of the directing certificateholder (prior to the occurrence and continuance of a control event) (or, with respect to the ESK whole loan, in certain circumstances, at the direction of the ESK directing certificateholder), take actions with respect to such mortgage loans that could adversely affect the holders of some or all of the classes of offered certificates.  The directing certificateholder will be controlled by the controlling class certificateholders.  The directing certificateholder (or the ESK directing certificateholder for the Class ESK certificates) may have interests in conflict with those of the certificateholders. As a result, it is possible that the directing certificateholder, or the ESK directing certificateholder for the Class ESK certificates, as applicable, may direct the special servicer to take actions that conflict with the interests of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

In addition, except as limited by certain conditions described under “Transaction Parties—Replacement of the Special Servicer”, the special servicer may be removed without cause by the directing certificateholder as described in this prospectus supplement. The special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of the certificates (other than the Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D, Class X-E and Class R certificates) and (y) upon receipt of approval by certificateholders holding at least 75% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 75% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances) of the certificates (other than the Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D, Class X-E and Class R certificates)), as described in this prospectus supplement. See “Servicing of the Mortgage Loans—General”, “Transaction Parties—The Master Servicer”, “—The Special Servicer” and “—Replacement of the Special Servicer” in this prospectus supplement.

Similarly, (i) the special servicer under the JPMBB Commercial Mortgage Securities Trust 2014-C23 pooling and servicing agreement may, at the direction of the related directing certificateholder, take actions with respect to the Grapevine Mills mortgage loan and the 17 State Street mortgage loan that could adversely affect the holders of some or all of the classes of the offered certificates, (ii) the special servicer under the WFRBS 2014-C22 pooling and servicing agreement may, at the direction of the related directing certificateholder (or similar entity), take actions with respect to the Columbus Square Portfolio mortgage loan that could adversely affect the holders of some or all of the classes of the offered certificates, (iii) after the securitization of the Hilton Houston Post Oak pari passu companion loan, the special servicer under the pooling and servicing agreement entered into in connection with that securitization will be able to, in accordance with the terms of such pooling and servicing agreement, take actions with respect to the related mortgage loan that could adversely affect the holders of some or all of the classes of the offered certificates and (iv) the special servicer under the COMM 2014-UBS5 pooling and servicing agreement may, at the direction of the related directing certificateholder (or similar entity), take actions with respect to the Canyon Ranch Portfolio mortgage loan that could adversely affect the holders of some or all of the classes of the offered certificates.  See “Servicing of the Mortgage Loans—The Directing Certificateholder” in this prospectus supplement.

Each of the directing certificateholder (or similar entity) under the JPMBB Commercial Mortgage Securities Trust 2014-C23 pooling and servicing agreement, the directing certificateholder (or similar entity) under the WFRBS 2014-C22 pooling and servicing agreement entered into in connection with the securitization of the Columbus Square Portfolio pari passu companion loan, the directing certificateholder (or similar entity) of the pooling and servicing agreement entered into in connection with the securitization of the Hilton Houston Post Oak pari passu companion loan and the directing certificateholder (or similar entity) under the COMM 2014-UBS5 pooling and servicing agreement will exercise its rights in accordance with the related pooling and servicing agreement and the related intercreditor agreement, pursuant to which those mortgage loans and the related companion loans are serviced. See “Servicing of the Mortgage Loans—The Directing Certificateholder” in this prospectus supplement. Each of those directing certificateholders may have interests in conflict with those of the certificateholders of the classes of the offered certificates in this transaction. As a result, it is possible that such directing certificateholder may direct the special servicer under the pooling and servicing agreement entered into in connection with the securitization of those pari passu companion loans to take actions that conflict with the interests of certain classes of the offered certificates. However, such special servicer will not be permitted to take actions that are prohibited by law or violate the servicing standards or breach the terms of the related mortgage loan documents. In addition such special servicer may be removed without cause by the related directing certificateholder as described in this prospectus supplement. See “Servicing of the Mortgage Loans—General,” “—The Directing Certificateholder” and “Transaction Parties—The Master Servicer” and “—The Special Servicer” in this prospectus supplement.

The Sponsors, the Depositor and the Trust Are Subject to Bankruptcy or Insolvency Laws That May Affect the Trust Fund’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the trust’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation for securitizations sponsored by insured depository institutions (12 C.F.R. § 360.6); however, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. Nevertheless, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee, if applicable, or another interested party would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the offered certificates would be delayed while a court resolves the claim.

In addition, since the trust is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the trust is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority under which the Federal Deposit Insurance Corporation can be appointed as receiver of certain U.S. non-bank financial companies and their direct or indirect subsidiaries in certain cases if it is determined that their failure would have adverse effects on U.S. financial stability. We make no representation as to whether this would or could apply to any of the sponsors. In January 2011, the acting general counsel of the Federal Deposit Insurance Corporation issued a letter in which he expressed his view that, under then-existing regulations, the Federal Deposit Insurance Corporation, as receiver under the orderly liquidation authority, would not, in the exercise of its orderly liquidation authority repudiation powers, recover as property of a financial company assets transferred by the financial company; provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the Federal Deposit Insurance Corporation staff may be considering recommending further regulations under orderly liquidation authority, the acting general counsel would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the Federal Deposit Insurance Corporation’s statutory power to disaffirm or repudiate contracts. If, however, the Federal Deposit Insurance Corporation were to adopt a different approach than that described in the acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur.

Risks Relating to the Exchangeable Certificates and Class EC Certificates

The characteristics of the Class EC certificates will reflect, in the aggregate, the characteristics of the exchangeable certificates that make up the components of such class. As a result, the Class EC certificates will be subject to the same risks as each exchangeable certificate described in this prospectus supplement. Investors are encouraged to also consider a number of factors that will limit a certificateholder’s ability to exchange and convert exchangeable certificates for Class EC certificates and vice versa:

●	At the time of a proposed exchange and conversion, a certificateholder must own exchangeable certificates in the requisite exchange proportion to make the desired exchange and conversion.

●
A certificateholder that does not own each class of the exchangeable certificates in the requisite exchange proportion may be unable to obtain the necessary exchangeable certificates because the holders of the needed certificates may be unwilling or unable to sell them or because the necessary certificates have been placed into other financial structures.

●
Principal distributions will decrease the amounts available for exchange and conversion over time and once any class of exchangeable certificates has been reduced to zero as a result of such class being paid all interest and principal on such class in full or through the allocation of collateral support deficits, conversions will no longer be permissible.

●	Certificates may only be held in authorized denominations.

Risks Relating to Prepayments and Repurchases

The yield to maturity on your certificates will depend, in significant part, upon the rate and timing of principal payments on the mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or document defects.

In addition, it is important to note that previously issued commercial mortgage-backed securities (including, potentially, certain commercial mortgage-backed securities sponsored by JPMorgan Chase Bank, National Association, Barclays Bank PLC, KeyBank National Association, Column Financial, Inc., RAIT Funding, LLC, General Electric Capital Corporation or affiliates of any of those parties) have recently experienced greater losses than expected, and in certain circumstances significantly greater losses, as a result of defaults and liquidations of the mortgage loans that comprise those commercial mortgage-backed securities. We cannot assure you that the losses actually incurred with respect to the mortgage loans that back the offered certificates will not similarly exceed any assumed or expected losses. See “Yield and Maturity Considerations” in this prospectus supplement.

Except with respect to the ESK companion loan (and therefore the Class ESK certificates), the yield on each of the classes of certificates that have a pass-through rate equal to, limited by, or based on, the weighted average mortgage rate could (or in the case of any class of certificates with a pass-through rate equal to, or based on, the weighted average mortgage rate, would) be adversely affected if mortgage loans with higher interest rates pay faster than the mortgage loans with lower interest rates. The pass-through rates on these classes of certificates may also be adversely affected as a result of a decrease in the weighted average of the net mortgage rates on the mortgage loans even if principal prepayments do not occur. See “Yield and Maturity Considerations” in this prospectus supplement.

The Class X-A, Class X-B-1 and Class X-B-2 certificates will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the Class X-A certificates is based upon the outstanding aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB and Class A-S certificates (determined without giving effect to any exchange and conversion of any Class A-S certificates for Class EC certificates), the notional amount of the Class X-B-1 certificates is based upon the outstanding certificate balance of the Class B certificates (determined without giving effect to any exchange and conversion of any Class B certificates for Class EC certificates) and the notional amount of the Class X-B-2 certificates is based upon the outstanding certificate balance of the Class D certificates, the yield to maturity on the Class X-A, Class X-B-1 and Class X-B-2 certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related classes of certificates. In particular, the Class X-A certificates (and to a lesser extent, the Class X-B-1 and Class X-B-2 certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B-1 certificates and then the Class X-B-2 certificates. Investors in the Class X-A, Class X-B-1 and Class X-B-2 certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2 and Class A-5 certificates were outstanding.

The investment performance of your certificates may vary materially and adversely from your expectations if the actual rate of prepayment on the mortgage loans is higher or lower than you anticipate.

Any changes in the weighted average lives of your certificates may adversely affect your yield. Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the trust fund ultimately affect the average life of the offered certificates will depend on the terms of the offered certificates, more particularly:

●
A class of offered certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●
A class of offered certificates that entitles the holders of the offered certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

See “Yield and Maturity Considerations” in this prospectus supplement.

Although the mortgage loans generally have prepayment protection in the form of lockout periods and/or one or more of the following: (a) defeasance, (b) yield maintenance or (c) prepayment premium provisions, we cannot assure you that the related borrowers will refrain from prepaying their related mortgage loans due to the existence of yield maintenance charges or prepayment premiums or that involuntary prepayments will not occur.

There are twelve (12) mortgage loans identified as “NoBu Station”, “Hilton Houston Post Oak”, “Arden Park”, “Embassy Suites Kennesaw”, “Watermark Hurstbourne Apartments”, “1690 New Britain Avenue”, “Westin Columbus”, “Meriden Executive Park”, “Academy Sports – Garland, TX”, “Marysville Farms”, “740 Kifer Road” and “Hampton Inn Massillon” on Annex A-1 to this prospectus supplement, representing approximately 17.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that permit prepayment together with the payment of a yield maintenance premium, generally following the end of a lockout period of at least 24 due dates from origination. In addition, with respect to one (1) mortgage loan identified as “Westin Columbus” on Annex A-1 to this prospectus supplement, representing approximately 1.0% principal balance of the pool of mortgage loans as of the cut-off date, the related the borrower is permitted to prepay the mortgage loan with (1) a yield maintenance payment from and including the payment date in December 2016 to and including the payment date in October 2017 and (2) a prepayment premium of 1.0% of then current outstanding principal balance from and including the payment date in November 2017, to and including the payment date in July 2019.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. However, the rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the related mortgage loans;

●	the length of any prepayment lockout period;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	any applicable yield maintenance charges and prepayment premiums;

●	the master servicer’s or special servicer’s ability to enforce those yield maintenance charges or prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

In addition, the rate at which voluntary prepayments occur may also be impacted by the existence of any purchase options related to a mortgaged property. The exercise of the purchase option could occur during what would otherwise be a lockout/defeasance period. The resulting prepayment is required to be accompanied by a yield maintenance charge. See “Yield and Maturity Considerations” in this prospectus supplement. Further, the rate at which voluntary prepayments occur may also be impacted by the ability of borrowers with respect to certain mortgage loans to affect a paydown of amounts owing under the related mortgage loan documents in connection with a release of a portion of the related mortgaged property during periods in which prepayments on the mortgage loan were otherwise prohibited. See “Description of the Mortgage Pool—Mortgaged Property Considerations—Tenant Issues” and “—Certain Terms and Conditions of the Mortgage Loans—Releases of Individual Mortgaged Properties” in this prospectus supplement for additional information relating to prepayment provisions on certain mortgage loans in the trust.

We cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. See “—Risks Relating to Prepayments and Repurchases” in this prospectus supplement. Provisions requiring yield maintenance charges or prepayment premiums may not be enforceable in some jurisdictions and under federal bankruptcy law. Those provisions also may be interpreted as constituting the collection of interest for usury purposes. Also, we cannot assure you that liquidation proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium. Generally, no yield maintenance charge or prepayment premium will be required for prepayments in connection with a casualty or condemnation. In addition, certain of the mortgage loans permit the related borrower, after a partial casualty or partial condemnation or a change in applicable laws that would allow a lender to accelerate the related mortgage loan pursuant to the related mortgage loan documents, to prepay the remaining principal balance of the mortgage loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the mortgage loan), which may in certain cases not be accompanied by any prepayment consideration; provided that the prepayment of the remaining balance is made within a specified period of time following the date of the application of proceeds or award and/or no event of default has occurred and is continuing under the mortgage loan. See “Risk Factors—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as requiring a yield maintenance charge or prepayment premium. In certain jurisdictions, those collateral substitution provisions might be deemed unenforceable under applicable law or public policy, or usurious.

Certain shortfalls in interest as a result of involuntary prepayments may reduce the available distribution amount. In addition, if a mortgage loan seller repurchases any mortgage loan from the trust due to breaches of representations or warranties or document defects, the repurchase price paid with respect to such mortgage loan (other than any portion allocable to the ESK companion loan, if applicable) will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or prepayment premium will be payable. Mezzanine lenders and holders of the Class ESK certificates, as holders of a beneficial interest in the ESK companion loan, may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. In addition, certain of the mortgage loans are secured by mortgaged properties that have franchisors, tenants or other parties that have an option to purchase the mortgaged property. See “—Certain Additional Risks Relating to Tenants” above. A repurchase or the exercise of such a purchase option may adversely affect the yield to maturity on the offered certificates.

Certain of the mortgage loans are secured in part by letters of credit and/or cash reserves that in each such case:

(i)      will be released to the related borrower, in whole or in part, upon satisfaction by that borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

(ii)     if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay or defease the related mortgage loan if such performance related conditions are not satisfied within specified time periods.

In addition, with respect to certain of the mortgage loans, if the borrower does not satisfy the performance conditions and does not qualify for the release of the related cash reserve, the reserve, less, in some cases, a yield maintenance charge or prepayment premium (which, in some cases, may be paid out of the related additional collateral), may be applied to reduce the principal balance of the mortgage loan and the remaining unpaid balance of the mortgage loan may be re-amortized over the remaining amortization term. If such amount is used to prepay or defease the mortgage loan as described in paragraph (ii) above, there is no obligation on the part of the related borrower to replenish such cash reserves.

Optional Early Termination of the Trust Fund May Result in an Adverse Impact on Your Yield or May Result in a Loss

The certificates will be subject to optional early termination by means of the purchase of the mortgage loans and any REO properties in the trust fund. We cannot assure you that the proceeds from a sale of the mortgage loans and/or REO properties will be sufficient to distribute the outstanding certificate balance plus accrued interest and any undistributed shortfalls in interest accrued on the certificates that are subject to the termination. Accordingly, the holders of offered certificates affected by such a termination may suffer an adverse impact on the overall yield on their certificates, may experience repayment of their investment at an unpredictable and inopportune time or may even incur a loss on their investment. See “Description of the Certificates—Termination; Retirement of Certificates” in this prospectus supplement.

The Mortgage Loan Sellers May Not Be Able To Make a Required Repurchase or Substitution of a Defective Mortgage Loan

The related mortgage loan seller is the sole warranting party in respect of the mortgage loans sold by it to us. However, in the case of RAIT Financial Trust, RAIT Funding, LLC’s ultimate parent, will, however, guarantee the performance of RAIT Funding, LLC’s payment obligations in connection with the repurchase or replacement of defective mortgage loans. Neither we nor any of our affiliates (except, in certain circumstances, for JPMorgan Chase Bank, National Association solely in its capacity as a mortgage loan seller) are obligated to repurchase or substitute any mortgage loan in connection with either a material breach of a mortgage loan seller’s representations and warranties or any material document defects, if the applicable mortgage loan seller defaults on its obligation to do so. We cannot assure you that the loan sellers or, notwithstanding the existence of any guarantee, the related guarantor, will effect or cause, as applicable, such a repurchase or substitution. In addition, the mortgage loan sellers (or RAIT Financial Trust as the guarantor of the repurchase and substitution obligations of RAIT Funding, LLC) may have various legal defenses available to them in connection with a repurchase or substitution obligation.  See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—”RAIT Funding, LLC” in this prospectus supplement. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the trust fund to fail to qualify as one or more REMICs or cause the trust fund to incur a tax. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Pool—Representations and Warranties; Repurchases and Substitutions” in this prospectus supplement.

Realization on Certain Mortgage Loans May Be Adversely Affected by the Rights of the Holder of the ESK Companion Loan or the Mezzanine Lender

Any sale of the ESK mortgage loan by the special servicer will not terminate or otherwise limit the payment, servicing, intercreditor and other rights of the holders of Class ESK certificates, as the holders of a beneficial interest in the ESK companion loan. The attendant constraints on a prospective purchaser’s ability to control a workout, foreclosure or other resolution of the ESK whole loan may adversely affect the ability of the special servicer to sell either the related mortgage loan or the ESK whole loan after a loan default. In addition, the net proceeds of any such sale that does occur may be substantially less than would have been realized if such mortgage loan were in the form of a unitary loan and otherwise not partitioned. See “Description of the Mortgage Pool—The ESK Whole Loan” in this prospectus supplement.

In addition, holders of the Class ESK certificates and mezzanine lenders commonly hold a defaulted mortgage loan purchase option pursuant to the related intercreditor agreement, which generally permits the holders of the Class ESK certificates or the mezzanine lender to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event that such party is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such party’s rights under the intercreditor agreement to purchase the related mortgage loan from the trust may result in a loss to the trust in the amount of those fees and additional expenses.  Furthermore, a mezzanine lender generally has the right to cure defaults under the related defaulted mortgage loan, thereby delaying the mortgagee’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

Limited Obligations

The certificates, when issued, will represent beneficial interests in the trust fund. The certificates will not represent an interest in, or obligation of, the sponsors, the mortgage loan sellers, the depositor, the master servicer, the special servicer, the certificate administrator, the trustee or any other person. The primary assets of the trust fund will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus supplement. Payments on the offered certificates are expected to be derived from payments made by the borrowers on or in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled. See “Description of the Certificates—General” in this prospectus supplement.

Changes to Accounting Standards and Regulatory Restrictions Could Have an Adverse Impact on the Certificates

None of the issuing entity, the depositor, the sponsors or the underwriters make any representation or warranty regarding any accounting implications related to the offered certificates. The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any other future changes, may impact the accounting for entities such as the trust and could require the trust to be consolidated in an investor’s financial statements. Each investor in the offered certificates should consult its accounting advisor to determine the impact these accounting changes might have as a result of an investment in the offered certificates.

Tax Consequences Related to Foreclosure

If the trust were to acquire a mortgaged property subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer would be required to retain an independent contractor to operate and manage such mortgaged property. Among other things, the independent contractor would not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless such construction was more than 10% completed when the default on the related mortgage loan became imminent. Any (i) net income from such operation and management (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is noncustomary in the area and for the type of property involved, and (iii) rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to that personal property exceeds 15% of the total rent at the related mortgaged property for the taxable year, will subject the REMIC to federal (and possibly state or local) tax on such income at the highest marginal corporate tax rate (currently 35%), thereby reducing net proceeds available for distribution to certificateholders. No determination has been made whether any portion of the income from the mortgaged property constitutes “rents from real property”. The pooling and servicing agreement provides that the special servicer will be permitted to cause the REMICs to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders is greater than another method of operating, e.g., net leasing the mortgaged property. See “Material Federal Income Tax Consequences” in this prospectus supplement. In addition, if the trust were to acquire any mortgaged property pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties, the trust may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

State and Local Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences” in this prospectus supplement, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State and local income tax laws may differ substantially from the corresponding federal law, and this prospectus supplement does not purport to describe any aspects of the income tax laws of the states or localities in which the mortgaged properties are located or of any other applicable state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the certificate administrator, the trustee, the related borrower or the mortgaged properties or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates. We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, none of the depositor, the related borrower, the certificate administrator, the trustee, the master servicer or the special servicer will be obligated to indemnify or otherwise to reimburse the holders of certificates therefor.

Potential purchasers should consult their own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

Ratings of the Certificates

The ratings assigned to the offered certificates by the three nationally recognized statistical rating organizations engaged by the depositor are based, among other things, on the economic characteristics of the mortgaged properties and other relevant structural features of the transaction. A security rating does not represent any assessment of the yield to maturity that a certificateholder may experience. The ratings assigned to the offered certificates reflect only the views of the respective rating agencies as of the date such ratings were issued. Future events could have an adverse impact on such ratings. The ratings may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information. The ratings do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of the offered certificates will be prepaid.

Furthermore, the amount, type and nature of credit support, if any, provided with respect to the offered certificates are determined on the basis of criteria established by each rating agency. These criteria are sometimes based upon analysis of the behavior of mortgage loans in a larger group. However, we cannot assure you that the historical data supporting that analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of the mortgage loans in the trust. As evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued commercial mortgage-backed securities during the recent credit crisis by the hired rating agencies and other nationally recognized statistical rating organizations, the assumptions by the rating agencies engaged by the depositor and other nationally recognized statistical rating organizations regarding the performance of the mortgage loans related to such commercial mortgage-backed securities were not, in all cases, correct.

We are not obligated to maintain any particular rating with respect to any class of the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, the certificate administrator, the trustee, the senior trust advisor, the master servicer or the special servicer, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates. Changes affecting the mortgaged properties, the trustee, the certificate administrator, the master servicer, the special servicer or another person may have an adverse effect on the ratings of the offered certificates, and thus on the liquidity, market value and regulatory characteristics of the offered certificates, although such adverse changes would not necessarily be an event of default under any related mortgage loan. See “Ratings” in this prospectus supplement.

Further, a rating of any class of offered certificates below an investment grade rating by any of the rating agencies engaged by the depositor or another nationally recognized statistical rating organization, whether initially or as a result of a ratings downgrade, could adversely affect the ability of a benefit plan or other investor to purchase or retain that class. See “Certain ERISA Considerations” and “Legal Investment” in this prospectus supplement.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the rating agencies engaged by the depositor, the depositor has no obligation or ability to ensure that any rating agency performs ratings surveillance. In addition, a rating agency may cease ratings surveillance if the information furnished to that rating agency is insufficient to allow it to perform surveillance.

The depositor has requested a rating on the offered certificates from three nationally recognized statistical rating organizations. We cannot assure you as to whether another nationally recognized statistical rating organization will rate any class of the offered certificates or, if it were to rate any class of offered certificates, what rating would be assigned by it. Additionally, other nationally recognized statistical rating organizations that we have not engaged to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of the offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from the ratings assigned by the rating agencies engaged by the depositor. The issuance of an unsolicited rating of a class of the offered certificates that is lower than the ratings assigned by the rating agencies engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of them to rate the offered certificates, and did not select the other three nationally recognized statistical rating organizations due, in part, to their initial subordination levels for the various classes of the offered certificates. Had the depositor selected the other three nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that they would ultimately have assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. In addition, neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of the offered certificates after the date of this prospectus supplement. In no event will rating agency confirmations from any such other nationally recognized statistical rating organization (except insofar as the matter involves a mortgage loan with a split loan structure and such other rating organization is hired to rate securities backed by the related companion loan) be a condition to any action, or the exercise of any right, power or privilege by any person or entity under the pooling and servicing agreement.

Certain actions provided for in the mortgage loan agreements require, as a condition to taking such action, that a rating agency confirmation be obtained from each of the rating agencies engaged by the depositor. In certain circumstances, this condition may be deemed to have been met or waived without any such rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings on the certificates as a result of the taking of such action. If you invest in the certificates, the terms of the pooling and servicing agreement will be binding on you, and as a result, you should be aware of the procedures relating to no downgrade confirmations described under the definition of “Rating Agency Confirmation” in “Servicing of the Mortgage Loans—Rating Agency Confirmations” in this prospectus supplement.

Furthermore, the United States Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the offered certificates, and that determination may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. See “Ratings” in this prospectus supplement.

DESCRIPTION OF THE MORTGAGE POOL

General

The trust will consist primarily of a pool of 54 fixed rate commercial mortgage loans with an aggregate principal balance of approximately $1,271,315,148 as of the Cut-off Date (the “Initial Pool Balance”).  The trust will also include a separate interest evidenced by a separate subordinate note secured by a single mortgage on the Mortgaged Property related to the ESK Whole Loan (the “ESK Companion Loan”), with an aggregate principal balance as of the Cut-off Date of $5,000,000.  Although the ESK Companion Loan is an asset of the trust, amounts distributable in respect of the ESK Companion Loan pursuant to the related intercreditor agreement will be payable only to the Class ESK certificates.

On or about October 22, 2014 (the “Closing Date”), J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, will acquire the mortgage loans and the ESK Companion Loan from JPMorgan Chase Bank, National Association (“JPMCB”), Barclays Bank PLC (“Barclays”), KeyBank National Association (“KeyBank”), Column Financial, Inc. (“Column Financial”), RAIT Funding, LLC (“RAIT”) and General Electric Capital Corporation (“GECC”) pursuant to a separate mortgage loan purchase agreement with each mortgage loan seller (each, a “Purchase Agreement”). We will then assign our interests in the mortgage loans, without recourse, to Wilmington Trust, National Association, as trustee for the benefit of the holders of the certificates (each, a “Certificateholder”).

The “Cut-off Date” with respect to each mortgage loan and the ESK Companion Loan is the related due date in October 2014, or with respect to any mortgage loan that has its first due date in November 2014, the date that would have otherwise been the related due date in October 2014. All percentages of the mortgage loans and Mortgaged Properties, or of any specified group of mortgage loans and Mortgaged Properties, referred to in this prospectus supplement without further description are approximate percentages by Cut-off Date Balances and/or allocated loan amounts.

The “Cut-off Date Balance” of any mortgage loan or the ESK Companion Loan, will be the unpaid principal balance of that mortgage loan or the ESK Companion Loan, as of the Cut-off Date for such mortgage loan or the ESK Companion Loan, after application of all payments due on or before that date, whether or not received.

The mortgage loans were originated in the period between June 5, 2014 and September 23, 2014, and were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location. Twenty-nine (29) mortgage loans representing approximately 55.0% of the Initial Pool Balance, will not have made the scheduled debt service payments as of the related Cut-off Date.

As of the Cut-off Date, none of the mortgage loans will be 30 days or more delinquent and none of the mortgage loans have been 30 days or more delinquent since origination. A mortgage loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

The mortgage loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity. You should consider all of the mortgage loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related mortgage loan.

As used in this prospectus supplement, the term “mortgage loan” refers to the mortgage loans that are assets of the trust, which will be in the form of either (i) whole mortgage loan, (ii) in the case of the Grapevine Mills Whole Loan, the Columbus Square Portfolio Whole Loan, the 17 State Street Whole Loan, the Hilton Houston Post Oak Whole Loan and the Canyon Ranch Portfolio Whole Loan (each as described below), includes only the related mortgage loan but does not include any related companion loans and (iii) in the case of the ESK Whole Loan (as described below) includes only the related mortgage loan but does not include the ESK Companion Loan notwithstanding that the ESK Companion Loan is also part of the trust. See Annex A-1 and “Description of Top Ten Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus supplement for additional descriptions of these mortgage loans.

Lenders typically look to the “debt yield” and/or “debt service coverage ratio” or “DSCR”, each of which is based on the property’s net operating income, and the “Loan-to-Value Ratio” or “LTV Ratio” as important factors in evaluating the risk of default on that loan and the likelihood of recovery of the principal balance of the loan in the event of a default and liquidation. See “Description of the Trust Funds—Mortgage Loans—Default and Loss Considerations with Respect to the Mortgage Loans” in the prospectus for a description of debt service coverage ratios, net operating income, LTV Ratios and debt yield, the manner in which these terms are calculated and important considerations related to their use.

Mortgage Pool Characteristics

General

For a discussion of the presentation of statistical information on the mortgage loans and Mortgaged Properties described in this prospectus supplement and the related Annexes, see “—Additional Mortgage Loan Information”. Calculations of debt service coverage ratios, LTV Ratios and debt yields will differ, and may differ significantly, depending on the assumptions and inputs used. The information presented in this prospectus supplement reflects assumptions and inputs provided by the mortgage loan sellers in connection with the origination of the mortgage loans. For purposes of the mortgage loan and pool composition data and other information contained in this prospectus supplement (including any tables, charts and information set forth on Annex A-1, A-2 and A-3) with respect to each of the mortgage loans that is part of a whole loan, we generally present the loan-to-value ratio, debt service coverage ratio, debt yield and cut-off date balance per net rentable square foot, pad, room or unit, as applicable, in this prospectus supplement in a manner that takes account of that mortgage loan and its related pari passu companion loan(s).  Unless otherwise specifically indicated, all information presented in this prospectus supplement (including any tables, charts and information set forth on Annex A-1, A-2 and A-3) with respect to the ESK mortgage loan is calculated without regard to the ESK companion loan.  Other than as specifically noted, the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage loan rate information for each mortgage loan is presented in this prospectus supplement (without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness.  See “Risk Factors—Commercial Lending Is Dependent Upon Net Operating Income” and “—Limitations of Appraisals” in this prospectus supplement.

The tables set forth in this prospectus supplement present certain anticipated characteristics of the mortgage loans as of the Cut-off Date (unless otherwise indicated). The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in these tables are calculated as described below under “—Additional Mortgage Loan Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the Cut-off Date. The principal balance of each mortgage loan as of the Cut-off Date assumes the timely receipt of principal scheduled to be paid on or before the Cut-off Date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the Cut-off Date. Whenever percentages and other information in this prospectus supplement are presented on the Mortgaged Property level rather than the mortgage loan level, the information for mortgage loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated in Annex A-1 to this prospectus supplement.

General Mortgage Loan Characteristics
(As of the Cut-off Date unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$1,271,315,148
Number of mortgage loans	54
Number of Mortgaged Properties	64
Range of Cut-off Date Balances	$2,086,249 to $115,000,000
Average Cut-off Date Balance	$23,542,873
Range of Mortgage Rates	3.83270% to 5.49804%
Weighted average Mortgage Rate	4.44283%
Range of original terms to maturity(2)	60 months to 132 months
Weighted average original term to maturity(2)	110 months
Range of remaining terms to maturity(2)	59 months to 132 months
Weighted average remaining term to maturity(2)	109 months
Range of original amortization term(3)(4)	120 months to 420 months
Weighted average original amortization term(3)(4)	363 months
Range of remaining amortization terms(3)(4)	118 months to 420 months
Weighted average remaining amortization term(3)(4)	363 months
Range of Loan-to-Value Ratios(5)(6)	46.2% to 79.4%
Weighted average Loan-to-Value Ratio(5)(6)	63.8%
Range of Loan-to-Value Ratios as of the maturity date(2)(5)(6)	0.3% to 71.0%
Weighted average Loan-to-Value Ratio as of the maturity date(2)(5)(6)	58.3%
Range of UW NCF DSCR(6)(7)	1.15x to 3.34x
Weighted average UW NCF DSCR(6)(7)	1.80x
Percentage of Initial Pool Balance consisting of:
Interest Only-Balloon	49.8%
Interest Only	28.7%
Balloon	17.9%
ARD-Balloon	2.7%
ARD-Interest Only-Balloon	0.6%
Fully Amortizing	0.2%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)
In the case of four (4) mortgage loans with an Anticipated Repayment Date, identified as “Holiday Inn French Quarter – Chateau Lemoyne”, “Tractor Supply/Fresenius Medical”, “Academy Sports – Garland, TX” and “Dollar General Portfolio” on Annex A-1 to this prospectus supplement, representing approximately 3.4% of the Initial Pool Balance, calculated as of the related Anticipated Repayment Date.

(3)
Excludes six (6) mortgage loans identified as “Grapevine Mills”, “The Mall of Victor Valley”, “17 State Street”, “Meridian Corporate Center I”, “Meridian Corporate Center II” and “740 Kifer Road” on Annex A-1 to this prospectus supplement, representing approximately 28.7% of the Initial Pool Balance, that are interest only for the entire term.

(4)
In the case of one (1) mortgage loan identified as “Embassy Suites Kennesaw” on Annex A-1 to this prospectus supplement, representing approximately 2.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, information is presented in this prospectus supplement based on the assumption that the whole loan will amortize based on the assumed principal payment schedule set forth on Annex F to this prospectus supplement.

(5)
In the case of four (4) Mortgaged Properties identified as “Hutch Tower Two”, “Holiday Inn French Quarter – Chateau Lemoyne”, “Skyview Plaza Shopping Center” and “Westwood Square” on Annex A-1 to this prospectus supplement, securing four (4) mortgage loans, representing approximately 9.3% of the Initial Pool Balance, the Loan-to-Value Ratios were calculated based upon the appraised values set forth in the related appraisals that contained certain hypothetical assumptions. The remaining mortgage loans were calculated using “as-is” values as described under “—Additional Mortgage Loan Information” in this prospectus supplement. For further information, see Annex A-1 to this prospectus supplement. See also “—Assessments of Property Value and Condition—Appraisals” in this prospectus supplement.

(6)
For each mortgage loan with one or more related pari passu companion loans (each as described below), the calculation of the Loan-to-Value Ratios and UW NCF DSCRs include the principal balance and debt service payment of the related pari passu companion loan(s).  With respect to the Mortgaged Property securing the mortgage loan identified as “Embassy Suites

Kennesaw” on Annex A-1 to this prospectus supplement, representing approximately 2.3% of the Initial Pool Balance the related LTV Ratio and UW NCF DSCR including the ESK Companion Loan are 78.8% and 1.24x, respectively.

(7)
For each partial interest only loan, the UW NCF DSCR was calculated based on the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. For all interest only loans, the UW NCF DSCR was calculated based on the sum of the first 12 interest payments following the cut-off date. With respect to seven (7) Mortgaged Properties identified as “Grapevine Mills”, “The Mall of Victor Valley”, “Columbus Square Portfolio”, “17 State Street”, “NoBu Station”, “Arden Park” and “Academy Sports – Garland, TX” on Annex A-1 to this prospectus supplement, securing seven (7) mortgage loans by allocated loan amount, representing approximately 37.9% of the Initial Pool Balance by allocated loan amount, certain assumptions and/or adjustments were made to the occupancy, UW NCF and/or UW NCF DSCRs reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “—Net Cash Flow and Certain Underwriting Considerations”, “—Mortgaged Property Considerations—Tenant Issues—Occupancy and Tenant Concentrations” and “—Additional Mortgage Loan Information” in this prospectus supplement. See also Annex A-1 and Annex A-3 to this prospectus supplement.

Fee & Leasehold Estates; Ground Leases

Each mortgage loan, including any Whole Loan and the ESK Whole Loan, is evidenced by one or more promissory notes (each, a “Mortgage Note”) and secured by one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”). In all cases, the Mortgages create a first mortgage lien:

(1)           on a fee simple estate in one or more commercial properties;

(2)           on a leasehold estate in one or more commercial properties; and/or

(3)           on a combination of fee simple estates and leasehold estates in one or more commercial properties (each of the fee simple estates and/or leasehold estates described in clauses (1), (2) and/or this clause (3), a “Mortgaged Property”).

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee	58	$1,100,315,148	86.5%
Leasehold	5	158,000,000	12.4
Fee/Leasehold	1	13,000,000	1.0
Total:	64	$1,271,315,148	100.0%

(1)
Because this table presents information relating to Mortgaged Properties and not mortgage loans, the information for mortgage loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with mortgage loans secured by fee simple estates. See “Risk Factors—Mortgage Loans Secured by Leasehold Interests May Expose Investors to Greater Risks of Default and Loss” in this prospectus supplement and “Risk Factors—Mortgage Loans Secured by Leasehold Interests May Expose Investors to Greater Risks of Default and Loss”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws” in the prospectus.

With respect to one (1) Mortgaged Property identified as “635 Madison Avenue” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 7.1% of the Initial Pool Balance, the related ground lease provides that condemnation proceeds are paid entirely to the ground lessor. The mortgage lender required the borrower to purchase a condemnation insurance policy at origination which provides coverage in the full aggregate amount of the related mortgage and mezzanine loans.  Additionally, the related ground lease provides that the ground rent will reset upon commencement of the third renewal period in 2030. The ground rent would be 5% of the value of land at that time, considered vacant, unimproved and exclusive of all improvements. This is significantly higher than the ground rent paid during the current term and may adversely affect the borrower’s ability to refinance the mortgage loan at maturity.

With respect to one (1) Mortgaged Property identified as “Hutch Tower Two” on Annex A-1 to this prospectus supplement securing one (1) mortgage loan representing approximately 6.3% of the Initial Pool Balance, the sole tenant has the option at any time to enter into a mortgage with a qualified institution secured by the tenant’s rights under the lease including any appurtenances and fixtures. Under the tenant’s lease the tenant’s lender is granted certain cure rights at the time of a tenant event of default under the mortgage loan and the right to remedy the event of default in the event the tenant fails to cure.  The tenant’s lender may substitute in as lessee either through enforcement or consensual arrangements with the existing tenant.  In the event the tenant’s lender cures the default in accordance to the terms of the lease, the current owner/landlord is required to honor the lease or enter into a new lease with the existing monetary terms.  As part of the cure, the tenant’s lender will be required to bring lease payments current and pay contractual rental rates on a go forward basis as stipulated in the original lease.  Regardless of the events above, a tenant default under the lease will trigger a cash sweep event under the mortgage loan, resulting in all rents and revenues being transferred into a lender controlled cash management account.  The trigger event is only curable if the current tenant is in occupancy and is paying rent in accordance with the lease.

With respect to one (1) Mortgaged Property identified as “Hampton Inn Massillon” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 0.3% of the Initial Pool Balance, the collateral secured by the related security instrument is a sublease of the original ground lease.  The improvements at the Mortgaged Property are located on top of a three story parking garage which is owned by an affiliate of the borrower, and the borrower obtained its interest through a sublease of the garage owner’s leasehold estate.  The garage owner ground leases its estate from a municipal corporation, which in turn ground leases the land from the city.  Both the borrower and its affiliate parking garage owner have pledged their leasehold estates as collateral for the mortgage loan.  Each of the ground lease and its subleases expires in September 2057 with two extension options, and rent under each lease is $1.00.

As regards ground leases, see representation No. 36 on Annex D-1 to this prospectus supplement and the exceptions to that representation on Annex D-2 to this prospectus supplement. See also “Description of Top Ten Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus supplement for an additional description of the ground leases related to the mortgage loans identified as “635 Madison Avenue” and “Hilton Houston Post Oak” on Annex A-1 to this prospectus supplement.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest mortgage loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	UW NCF DSCR(1)		Cut-off Date LTV Ratio(1)		Property Type
Grapevine Mills	$115,000,000	9.0%	$200	3.34x		53.1%		Retail
The Mall of Victor Valley	$115,000,000	9.0%	$241	2.32x		62.8%		Retail
Columbus Square Portfolio	$96,250,000	7.6%	$809	1.15x		72.1%		Mixed Use
635 Madison Avenue	$90,000,000	7.1%	$508	1.44x		46.2%		Mixed Use
Hutch Tower Two	$80,500,000	6.3%	$289	1.53x	(2)	68.8%	(3)	Office
17 State Street	$75,000,000	5.9%	$321	1.79x		55.4%		Office
North Riverside Park Mall	$75,000,000	5.9%	$175	1.47x		58.1%		Retail
NoBu Station	$42,000,000	3.3%	$88,608	1.23x		77.8%		Multifamily
Meridian Corporate Center I	$36,261,000	2.9%	$113	2.52x		68.3%		Office
Hilton Houston Post Oak	$35,000,000	2.8%	$178,571	1.97x		63.4%		Hotel

Top 3 Total/Weighted Average	$326,250,000	25.7%		2.33x		62.1%
Top 5 Total/Weighted Average	$496,750,000	39.1%		2.04x		60.3%
Top 10 Total/Weighted Average	$760,011,000	59.8%		1.94x		61.1%

(1)
In the case of each of the mortgage loans that is part of a Whole Loan, each of which has one or more pari passu companion loan that are not part of the trust, the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such mortgage loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the mortgage loan included in the trust and the related pari passu companion loan in the aggregate.

(2)
In the case of the Hutch Tower Two mortgage loan, the UW NCF DSCR is calculated based on the straight-line average rent of the sole tenant at the related Mortgaged Property. The UW NCF DSCR using the rental rate in effect at origination of the mortgage loan is 1.31x.

(3)
In the case of the Hutch Tower Two mortgage loan, the Cut-off Date LTV Ratio was based on a hypothetical appraised value.  The appraiser provided the “prospective market value as complete and physically stabilized” value of $117,000,000 for the related Mortgaged Property, which assumes that the single tenant’s lease will commence on September 1, 2014 and rent will commence on October 1, 2015.  The “prospective market value as complete and physically stabilized” value of $117,000,000 results in a Cut-off Date LTV Ratio of 68.8%, and the “as-is” value of $106,000,000 results in a Cut-off Date LTV Ratio of 75.9%.

See “—Assessments of Property Value and Condition” in this prospectus supplement for additional information.

For more information regarding the ten largest mortgage loans and/or loan concentrations and related Mortgaged Properties, see the individual mortgage loan and portfolio descriptions under “Description of Top Ten Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus supplement. Other than with respect to the top ten mortgage loans identified in the table above, each of the other mortgage loans represents no more than 2.8% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to Mortgage Loan Concentrations and Borrower-Sponsor Concentrations” in this prospectus supplement.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of mortgage loans will include six (6) mortgage loans, set forth in the table below entitled “Multi-Property Mortgage Loans”, representing approximately 8.7% of the Initial Pool Balance, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the mortgage loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same mortgage loan. See “Risk Factors—The Volatile Economy and Credit Crisis May Increase Loan Defaults and Affect the Value and Liquidity of Your Investment” in this prospectus supplement.

The table below shows each individual mortgage loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans
Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Oakland Square and Oakland Plaza	$35,000,000	2.8%
Canyon Ranch Portfolio	30,000,000	2.4
Kenwood City Retail	24,375,000	1.9
MHPI Indiana Portfolio	8,150,000	0.6
Tractor Supply/Fresenius Medical	7,880,000	0.6
Dollar General Portfolio	5,383,760	0.4
Total:	$110,788,760	8.7%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example, with respect to the mortgage loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus supplement as “Columbus Square Portfolio”, “Meriden Executive Park” and “East Roosevelt Boulevard Office Portfolio” representing approximately 9.3% of the Initial Pool Balance, the related Mortgaged Properties are comprised of more than one (1) parcel, which in some cases are owned by separate borrowers.

Four (4) groups of mortgage loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 13.7% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of mortgage loans having borrower sponsors that are related to each other represents more than approximately 5.9% of the Initial Pool Balance. The following table shows each group of mortgage loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to Mortgage Loan Concentrations and Borrower-Sponsor Concentrations” in this prospectus supplement in addition to Annex-A-1 to this prospectus supplement.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance

Group 1:
NoBu Station	$42,000,000	3.3%
Arden Park	32,600,000	2.6
Total for Group 1:	$74,600,000	5.9%

Group 2:
Meridian Corporate Center I	$36,261,000	2.9%
Meridian Corporate Center II	20,126,000	1.6
Total for Group 2:	$56,387,000	4.4%

Group 3:
1690 New Britain Avenue	$16,400,000	1.3%
Meriden Executive Park	11,900,000	0.9
Total for Group 3:	$28,300,000	2.2%

Group 4:
Wauwatosa Industrial	$8,100,000	0.6%
The Carrier Building	6,391,557	0.5
Total for Group 4:	$14,491,557	1.1%

Mortgage loans with related borrowers are identified under “Related Borrower” on Annex A-1 to this prospectus supplement. See “Risk Factors—Risks Relating to Mortgage Loan Concentrations and Borrower-Sponsor Concentrations” in this prospectus supplement in addition to Annex A-1 and the footnotes related thereto.

Tenancies-in-Common

Two (2) Mortgaged Properties identified as “Kenwood City Retail” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing 1.9% of the Initial Pool Balance, have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Tenancies-in-Common May Hinder Recovery” in this prospectus supplement.

Property Type Concentrations

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	23	$443,282,882	34.9%
Office	10	300,477,000	23.6
Mixed Use	2	186,250,000	14.7
Hotel	8	141,387,282	11.1
Multifamily	7	139,837,751	11.0
Industrial	5	28,982,957	2.3
Manufactured Housing	5	16,050,000	1.3
Self Storage	4	15,047,275	1.2
Total:	64	$1,271,315,148	100.0%

(1)
Because this table presents information relating to Mortgaged Properties and not mortgage loans, the information for mortgage loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus supplement.

With respect to the office properties set forth in the above chart and mixed use properties that include office tenants, we note in particular the following:

●
Five (5) Mortgaged Properties identified as “635 Madison Avenue”, “Hutch Tower Two”, “Meridian Corporate Center I”, “East Roosevelt Boulevard Office Portfolio” and “Tractor Supply/Fresenius Medical” on Annex A-1 to this prospectus supplement, partially securing five (5) mortgage loans representing approximately 7.1%, 6.3%, 2.9%, 0.8% and 0.3%, respectively, of the Initial Pool Balance by allocated loan amount, has one or more tenants operating medical and/or dental offices and/or medical research facilities at the related Mortgaged Property.  Medical and dental offices and facilities pose unique risks.  See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus supplement.

See “Risk Factors—Office Properties Have Special Risks” and “Risk Factors—Mixed Use Facilities Have Special Risks” in this prospectus supplement.

With respect to the multifamily properties set forth in the above chart, we note in particular the following:

●
With respect to one (1) mortgage loan identified as “Water’s Edge” on Annex A-1 to this prospectus supplement, representing approximately 1.1% of the Initial Pool Balance, a significant concentration of the tenants at the related Mortgaged Property is student housing.

See “Risk Factors—Multifamily Properties Have Special Risks” and “—Potential Conflicts of Interest” in this prospectus supplement.

With respect to the retail properties and mixed use properties with retail components set forth in the above chart, we note in particular the following:

●
Fifteen (15) of the Mortgaged Properties identified as “Grapevine Mills”, “The Mall of Victor Valley”, “North Riverside Park Mall”, “Oakland Square and Oakland Plaza”, “Kenwood City Retail”, “Glenbrook Commons”, “Churchill Square Shopping Center”, “Skyview Plaza Shopping Center”, “Racine Center”, “Wichita Square”, “Westwood Square”, “Harrodsburg Marketplace” and “East Dublin Center” on Annex A-1 to this prospectus supplement, securing thirteen (13) mortgage loans representing approximately 33.4% of the Initial Pool Balance by allocated loan amount, are considered by the applicable sponsor to have an “anchor tenant”, which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related mortgage loan. These Mortgaged Properties may also benefit from an additional “shadow anchor” tenant.

●
Three (3) of the Mortgaged Properties identified as “Grapevine Mills”, “The Mall of Victor Valley” and “North Riverside Park Mall” on Annex A-1 to this prospectus supplement, securing three (3) mortgage loans representing approximately 24.0% of the Initial Pool Balance, are secured by a property that has a theater as one of the five (5) largest tenants (by net rentable area leased).  Additionally, the tenant mix of the Mortgaged Property identified as “Grapevine Mills” also includes a Lego® themed attraction, an ice skating rink and an aquarium.  See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Tenant Bankruptcy Entails Risks” in this prospectus supplement.

●
Six (6) of the Mortgaged Properties identified as “Kenwood City Retail”, “Oakland Square and Oakland Plaza – Oakland Square”, “Churchill Square Shopping Center”, “Westwood Square” and “Harrodsburg Marketplace” on Annex A-1 to this prospectus supplement, partially securing five (5) mortgage loans representing approximately 4.7% of the Initial Pool Balance, have one or more restaurants among the five (5) largest tenants (by net rentable area leased) at the Mortgaged Property.

●
Three (3) Mortgaged Properties identified as “Oakland Square and Oakland Plaza – Oakland Plaza”, “Kenwood City Retail – Kenwood City Pavilion” and “Racine Center “on Annex A-1 to this prospectus supplement, partially securing three (3) mortgage loans representing approximately 3.1% of the Initial Pool Balance by allocated loan amount, each has one or more fitness centers as part of its retail mix. See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus supplement.

●
Two (2) of the Mortgaged Properties identified as “Skyview Plaza Shopping Center” and “Harrodsburg Marketplace” on Annex A-1 to this prospectus supplement, securing two (2) mortgage loans representing approximately 1.0% of the Initial Pool Balance by allocated loan amount, have a gas station on the related Mortgaged Property.  See “Risk Factors—Environmental Risks Relating to the Mortgaged Properties” in this prospectus supplement.

●
One (1) Mortgaged Property identified as “Churchill Square Shopping Center” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 0.7% of the Initial Pool Balance, has one or more tenants operating medical offices at the related Mortgaged Property.  Medical offices and facilities pose unique risks.  See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus supplement.

With respect to the hotel properties set forth in the above chart, we note in particular the following:

●
Six (6) Mortgaged Properties identified as “Hilton Houston Post Oak”, “Embassy Suites Kennesaw”, “Holiday Inn French Quarter – Chateau Lemoyne”, “Westin Columbus”, “Hyatt Place – Nashville” and “Hampton Inn Massillon” on Annex A-1 to this prospectus supplement, securing six (6) mortgage loans representing approximately 8.8% of the Initial Pool Balance, are affiliated with a franchise, licensing or hotel management company through a franchise or management agreement. In the case of two (2) mortgage loans identified as “Holiday Inn French Quarter – Chateau Lemoyne” and “Hampton Inn Massillon” on Annex A-1 to this prospectus supplement, representing approximately 2.1% of Initial Pool Balance, the related franchise agreement expires prior to the maturity date or anticipated repayment date of the related mortgage loan, as applicable. See “Risk Factors—Risks Relating to Affiliation with a Franchise or Hotel Management Company” in this prospectus supplement.

●
One (1) Mortgaged Property identified as “Hilton Houston Post Oak” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 2.8% of the Initial Pool Balance, is identified as a hotel property even though it is comprised of a mixture of a hotel and one or more restaurant facilities that comprise a material portion of the revenue at the related Mortgaged Property.

●
Two (2) Mortgaged Properties identified as “Canyon Ranch Portfolio” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 2.4% of Initial Pool Balance, are not affiliated with a franchisor under a franchise agreement. The lack of a nationally recognized franchise may impact occupancy and revenue as the related Mortgaged Properties do not have the benefit of a nationally linked reservation system or the marketing benefits that come from association with a nationally recognized franchisor. See “Risk Factors—Risks Relating to Affiliation with a Franchise or Hotel Management Company” in this prospectus supplement.

●
One (1) Mortgaged Property identified as “Hampton Inn Massillon” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 0.3% of the Initial Pool Balance, is located within seven miles of four hotels which are either recently constructed or are under construction that are expected to compete with the Mortgaged Property.  See “Risk Factors—Hotel Properties Have Special Risks” in this prospectus supplement.

See “Risk Factors—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” in this prospectus supplement.

With respect to the self storage properties set forth in the above chart, we note in particular the following:

●
With respect to one (1) Mortgaged Property identified as “Storage Pros – Old Hickory” on Annex A-1 to this prospectus supplement) securing one (1) mortgage loan representing approximately 0.2% of the Initial Pool Balance, the Mortgaged Property is identified as a self-storage property even though it is comprised of self-storage units and recreation vehicle and boat parking.  Rent from the recreation vehicle and boat parking has been underwritten as “other income” and constitutes approximately 33.6% of the overall gross rental revenue at the Mortgaged Property.

See “Risk Factors—Self storage Properties Have Special Risks” in this prospectus supplement.

Geographic Concentrations

The Mortgaged Properties are located in twenty-two (22) states. The following table lists the states that have concentrations of Mortgaged Properties of 5% or more of the Initial Pool Balance:

Geographic Distribution(1)

Geographic Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
New York	5	$345,341,400	27.2%
Texas	7	244,133,168	19.2
California	3	123,189,760	9.7
Illinois	1	75,000,000	5.9
North Carolina	4	69,678,557	5.5
Ohio	11	64,418,022	5.1
Total:	31	$921,760,907	72.5%

(1)
Because this table presents information relating to Mortgaged Properties and not mortgage loans, the information for mortgage loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

The remaining Mortgaged Properties are located throughout sixteen (16) other states, with no more than 4.0% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to geographic areas or the regions of the United States, particularly where Mortgaged Properties are concentrated in distinct geographic areas. In this regard, we note that the Mortgaged Properties included in the trust include the following:

●
Ten (10) Mortgaged Properties identified as “Columbus Square Portfolio”, “Hilton Houston Post Oak”, “Holiday Inn French Quarter – Chateau Lemoyne”, “1690 New Britain Avenue”, “Water’s Edge”, “Meriden Executive Park”, “East Roosevelt Boulevard Office Portfolio”, “The Carrier Building”, “Village Park Apartments” and “Anchor Industrial Park” on Annex A-1 to this prospectus supplement, securing ten (10) mortgage loans representing approximately 17.3% of the Initial Pool Balance by allocated loan amount, are located in coastal areas in states more susceptible to hurricanes.

●
Three (3) Mortgaged Properties identified as “The Mall of Victor Valley”, “StaxUp Self Storage” and “740 Kifer Road” on Annex A-1 to this prospectus supplement, securing three (3) mortgage loans representing approximately 9.7% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Each of these Mortgaged Properties is located in California. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss in excess of 18%.

See “Risk Factors—Geographic Concentration Entails Risks” in this prospectus supplement.

Additional Debt

General. Substantially all of the mortgage loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property. Moreover, in general, any borrower that does not meet single purpose entity criteria may not be restricted from incurring unsecured debt.

The terms of certain mortgage loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the mortgage loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee. See “Risk Factors—Additional Debt or the Ability To Incur Other Borrowings Entails Risk” in this prospectus supplement.

Loan Combinations. The mortgage loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus supplement as “Grapevine Mills”, “Columbus Square Portfolio”, “17 State Street”, “Hilton Houston Post Oak” and “Canyon Ranch Portfolio” are each evidenced by one of two or more pari passu mortgage notes secured by a single mortgage and a single assignment of leases and rents or by the same set of mortgages and assignments of leases and rents in the case of any Whole Loan secured by multiple Mortgaged Properties.

One (1) mortgage loan identified as “Grapevine Mills” on Annex A-1 to this prospectus supplement (the “Grapevine Mills Mortgage Loan”), representing approximately 9.0% of the Initial Pool Balance, has four (4) pari passu companion loans that are not included in the trust, each of which is referred to in this prospectus supplement as a “Grapevine Mills Pari Passu Companion Loan”. Together, the Grapevine Mills Mortgage Loan and the Grapevine Mills Pari Passu Companion Loans, are referred to in this prospectus supplement as the “Grapevine Mills Whole Loan”, and comprise the entire mortgage loan evidenced by those interests.

One (1) mortgage loan identified as “Columbus Square Portfolio” on Annex A-1 to this prospectus supplement (the “Columbus Square Portfolio Mortgage Loan”), representing approximately 7.6% of the Initial Pool Balance, has three (3) pari passu companion loans that are not included in the trust, each of which is referred to in this prospectus supplement as a “Columbus Square Portfolio Pari Passu Companion Loan”. Together, the Columbus Square Portfolio Mortgage Loan and the Columbus Square Portfolio Pari Passu Companion Loans, are referred to in this prospectus supplement as the “Columbus Square Portfolio Whole Loan”, and comprise the entire mortgage loan evidenced by those interests.

One (1) mortgage loan identified as “17 State Street” on Annex A-1 to this prospectus supplement (the “17 State Street Mortgage Loan”), representing approximately 5.9% of the Initial Pool Balance, has one (1) pari passu companion loan that is not included in the trust, and which is referred to in this prospectus supplement as the “17 State Street Pari Passu Companion Loan”. Together, the 17 State Street Mortgage Loan and the 17 State Street Pari Passu Companion Loan, are referred to in this prospectus supplement as the “17 State Street Whole Loan”, and comprise the entire mortgage loan evidenced by those interests.

One (1) mortgage loan identified as “Hilton Houston Post Oak” on Annex A-1 to this prospectus supplement (the “Hilton Houston Post Oak Mortgage Loan”), representing approximately 2.8% of the Initial Pool Balance, has one (1) pari passu companion loan that is not included in the trust, and which is referred to in this prospectus supplement as the “Hilton Houston Post Oak Pari Passu Companion Loan”. Together, the Hilton Houston Post Oak Mortgage Loan and the Hilton Houston Post Oak Pari Passu Companion Loan, are referred to in this prospectus supplement as the “Hilton Houston Post Oak Whole Loan”, and comprise the entire mortgage loan evidenced by those interests.

One (1) mortgage loan identified as “Canyon Ranch Portfolio” on Annex A-1 to this prospectus supplement (the “Canyon Ranch Portfolio Mortgage Loan”), representing approximately 2.4% of the Initial Pool Balance, has two (2) pari passu companion loans that are not included in the trust, each of which is referred to in this prospectus supplement as a “Canyon Ranch Portfolio Pari Passu Companion Loan”. Together, the Canyon Ranch Portfolio Mortgage Loan and the Canyon Ranch Portfolio Pari Passu Companion Loans are referred to in this prospectus supplement as the “Canyon Ranch Portfolio Whole Loan”, and comprise the entire mortgage loan evidenced by those interests.

The Grapevine Mills Pari Passu Companion Loans, the Columbus Square Portfolio Pari Passu Companion Loan, the 17 State Street Pari Passu Companion Loan, the Hilton Houston Post Oak Pari Passu Companion Loan and the Canyon Ranch Portfolio Pari Passu Companion Loans are sometimes referred to in this prospectus supplement, individually or collectively, as the context requires, as a “Companion Loan”. In addition, the Grapevine Mills Whole Loan, the Columbus Square Portfolio Whole Loan, the 17 State Street Whole Loan, the Hilton Houston Post Oak Whole Loan and the Canyon Ranch

Portfolio Whole Loan are sometimes referred to in this prospectus supplement, individually or collectively, as the context requires, as a “Whole Loan”.

The Grapevine Mills Whole Loan and the 17 State Street Whole Loan will be serviced pursuant to the pooling and servicing agreement (the “JPMBB 2014-C23 Pooling and Servicing Agreement”) entered into in connection with the issuance of the JPMBB Commercial Mortgage Securities Trust 2014-C23, Commercial Mortgage Pass-Through Certificates, Series 2014-C23 and the applicable intercreditor agreement by Wells Fargo Bank, National Association, the master servicer under the JPMBB 2014-C23 Pooling and Servicing Agreement (in such capacity, the “JPMBB 2014-C23 Master Servicer”) and CWCapital Asset Management LLC, the special servicer under the JPMBB 2014-C23 Pooling and Servicing Agreement (in such capacity, the “JPMBB 2014-C23 Special Servicer”).

The Columbus Square Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement (the “WFRBS 2014-C22 Pooling and Servicing Agreement”) entered into in connection with the issuance of the WFRBS Commercial Mortgage Trust 2014-C22, Commercial Mortgage Pass-Through Certificates, Series 2014-C22 and the applicable intercreditor agreement by Wells Fargo Bank, National Association, the master servicer under the WFRBS 2014-C22 Pooling and Servicing Agreement (in such capacity, the “WFRBS 2014-C22 Master Servicer”) and CWCapital Asset Management LLC, the special servicer under the WFRBS 2014-C22 Pooling and Servicing Agreement (in such capacity, the “WFRBS 2014-C22 Special Servicer”).

The Hilton Houston Post Oak Whole Loan will be serviced by the master servicer and the special servicer pursuant to the Pooling and Servicing Agreement and the applicable intercreditor agreement. However, on and after the date that the Hilton Houston Post Oak Pari Passu Companion Loan is included in a securitization trust (the “Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date”), the Hilton Houston Post Oak Whole Loan (including the Hilton Houston Post Oak Mortgage Loan) will be serviced pursuant to, and by the master servicer and special servicer designated in, the pooling and servicing agreement (the “Hilton Houston Post Oak Pooling and Servicing Agreement”) entered into in connection with such other securitization and the related intercreditor agreement.

The Canyon Ranch Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement (the “COMM 2014-UBS5 Pooling and Servicing Agreement”) to be entered into in connection with the issuance of the COMM 2014-UBS5 Mortgage Trust, Commercial Mortgage Pass-Through Certificates and the applicable intercreditor agreement by Wells Fargo Bank, National Association, the master servicer under the COMM 2014-UBS5 Pooling and Servicing Agreement (in such capacity, the “COMM 2014-UBS5 Master Servicer”) and Rialto Capital Advisors, LLC, the special servicer under the COMM 2014-UBS5 Pooling and Servicing Agreement (in such capacity, the “COMM 2014-UBS5 Special Servicer”).

As used in this prospectus supplement, the following terms are used to refer to the different portions of each Whole Loan:

“Non-Serviced Mortgage Loan” means each of the Grapevine Mills Mortgage Loan, the Columbus Square Portfolio Mortgage Loan, the 17 State Street Mortgage Loan, the Hilton Houston Post Oak Mortgage Loan (after the securitization date of the related Companion Loan) and the Canyon Ranch Portfolio Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means each of the Grapevine Mills Pari Passu Companion Loans, the Columbus Square Portfolio Pari Passu Companion Loans, the 17 State Street Pari Passu Companion Loan, the Hilton Houston Post Oak Pari Passu Companion Loan (after the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date) and the Canyon Ranch Portfolio Pari Passu Companion Loans.

“Non-Serviced Whole Loan” means each of the Grapevine Mills Whole Loan, the Columbus Square Portfolio Whole Loan, the 17 State Street Whole Loan, the Hilton Houston Post Oak Whole Loan (after the securitization date of the related Companion Loan) and the Canyon Ranch Portfolio Whole Loan.

“Non-Serviced PSA” means (i) with respect to the Grapevine Mills Whole Loan and the 17 State Street Whole Loan, the JPMBB 2014-C23 Pooling and Servicing Agreement, (ii) with respect to the Columbus Square Portfolio Whole Loan, the WFRBS 2014-C22 Pooling and Servicing Agreement, (iii) with respect to the Hilton Houston Post Oak Whole Loan, the Hilton Houston Post Oak Pooling and Servicing Agreement and (iv) with respect to the Canyon Ranch Portfolio Whole Loan, the COMM 2014-UBS5 Pooling and Servicing Agreement, as applicable.

“Pari Passu Companion Loan” means each of the Grapevine Mills Pari Passu Companion Loans, the Columbus Square Portfolio Pari Passu Companion Loans, the 17 State Street Pari Passu Companion Loan, the Hilton Houston Post Oak Pari Passu Companion Loan and the Canyon Ranch Portfolio Pari Passu Companion Loans.

“Serviced Mortgage Loan” means the Hilton Houston Post Oak Mortgage Loan (prior to the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date).

“Serviced Pari Passu Companion Loan” means the Hilton Houston Post Oak Pari Passu Companion Loan (prior to the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date).

“Serviced Whole Loan” means the Hilton Houston Post Oak Whole Loan (prior to the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date).

“Serviced Whole Loan” means the Hilton Houston Post Oak Whole Loan (prior to the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date).

Information regarding each Whole Loan and its related Companion Loan as of the Cut-off Date is as set forth in the following table:

Whole Loan Summary
Whole Loan	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Principal Balance	Mortgage Loan UW NCF DSCR(2)	Whole Loan UW NCF DSCR	Mortgage Loan Cut-off Date LTV Ratio(2)

Grapevine Mills	$ 115,000,000	9.0%	$ 153,000,000	3.34x	3.34x	53.1%

Columbus Square Portfolio	$ 96,250,000	7.6%	$ 303,750,000	1.15x	1.15x	72.1%

17 State Street	$ 75,000,000	5.9%	$ 105,000,000	1.79x	1.79x	55.4%

Hilton Houston Post Oak	$ 35,000,000	2.8%	$ 45,000,000	1.97x	1.97x	63.4%

Canyon Ranch Portfolio	$ 30,000,000	2.4%	$ 120,000,000	2.34x	2.34x	53.2%

(1)	Information is presented without regard to any related Pari Passu Companion Loan.

(2)
For each mortgage loan with a related Pari Passu Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR and Mortgage Loan Cut-off Date LTV Ratio includes the principal balance and debt service payment of the related Pari Passu Companion Loan(s).

ESK Companion Loan.  One (1) mortgage loan identified as “Embassy Suites Kennesaw” on Annex-1 to this prospectus supplement, representing approximately 2.3% of the Initial Pool Balance, is secured by the same mortgage instrument on the same mortgaged property as the ESK Companion Loan. This mortgage loan (the “ESK Mortgage Loan”), together with the ESK Companion Loan, is referred to as the “ESK Whole Loan”.  The ESK Mortgage Loan and the ESK Companion Loan will share amounts paid by the related borrower on the ESK Whole Loan as described under “Description of the Mortgage Pool—The ESK Whole Loan” in this prospectus supplement.  Payments of interest and principal, as applicable, received in respect of the ESK Whole Loan and allocable and payable to the ESK Companion Loan will only be available to make distributions in respect of the Class ESK certificates and will not be payable in respect of any other class of certificates.

Summary of the ESK Whole Loan
Whole Loan	Mortgage Loan Cut-off Date Balance(1)	% of Initial Pool Balance	Trust Subordinate Companion Loan Cut-off Date Balance	Total Cut-off Date Balance	Mortgage Loan UW NCF DSCR(1)	Total UW NCF DSCR	Mortgage Loan Cut-off Date LTV Ratio(1)	Total Cut- off Date LTV Ratio
Embassy Suites Kennesaw	$ 29,500,000	2.3%	$ 5,000,000	$ 34,500,000	1.60x	1.24x	67.4%	78.8%

(1)	Information is calculated without regard to the ESK Companion Loan. The ESK mortgage loan mortgage rate is 5.49804237288136% and the mortgage rate with respect to the ESK Companion Loan is 10.0%.

Mezzanine Debt. Although the mortgage loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain mortgage loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the mortgage loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt. To the extent that a direct or indirect equity owner in a mortgage borrower has previously incurred, or in the future incurs, mezzanine debt secured by its direct or indirect equity interests, the holders of such mezzanine loans may have (or, in the case of the existing mezzanine loans described below, do have) the right to cure certain defaults occurring on the related mortgage loan, consent rights over certain modifications, waivers and amendments of the related mortgage loan, and the right to purchase the related mortgage loan if certain defaults on the related mortgage loan occur. The purchase price generally required to be paid in connection with the purchase of a mortgage loan by a mezzanine lender is equal to the outstanding principal balance of the related mortgage loan, together with accrued and unpaid interest (other than default interest) on, and unpaid servicing expenses, liquidation fees in certain circumstances, protective advances and interest on Advances related to, such mortgage loan. However, with respect to permitted future mezzanine loans, that price may have different components. In addition, the holder of the mezzanine debt typically is able to foreclose upon the ownership interests in the related borrower subject to the terms of an intercreditor agreement, which typically require either confirmation from each Rating Agency that the transfer would not result in the downgrade, withdrawal or qualification of the then-current ratings assigned to any class of offered certificates, lender approval or that the holder of the ownership interests is the original mezzanine lender or an entity which at the time it acquires the mezzanine loan meets certain financial and other tests under the related intercreditor agreement. See “Risk Factors—Additional Debt or the Ability To Incur Other Borrowings Entails Risk” in this prospectus supplement.

Existing Mezzanine Debt. As of the Cut-off Date, the mortgage loan sellers have informed us that they are aware of the following mezzanine indebtedness with respect to mortgage loans the mortgage loan sellers are selling to the depositor.
Mortgage Loan	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Loan Cut-off Date Balance	Mortgage Loan UW NCF DSCR	Combined UW NCF DSCR(1)	Mortgage Loan Cut- off Date LTV Ratio	Combined Cut-off Date LTV Ratio(2)
635 Madison Avenue	$ 90,000,000	7.1%	$ 35,000,000	1.44x	0.98x	46.2%	64.1%
17 State Street(3)	$ 75,000,000	5.9%	$ 40,000,000	1.79x	1.24x	55.4%	67.7%

(1)	The Combined UW NCF DSCR reflects the Combined UW NCF DSCR for the aggregate of all mortgage debt (regardless of lien priority) and mezzanine debt related to the Mortgaged Property.

(2)
The Combined Cut-off Date LTV Ratio reflects the combined Cut-off Date LTV Ratio for the aggregate of all mortgage debt (regardless of lien priority) and mezzanine debt related to the Mortgaged Property.

(3)
In the case of the Mortgaged Property identified as “17 State Street” on Annex A-1 to this prospectus supplement, the related mezzanine loan is cross-defaulted with certain subordinate financing in the original aggregate amount of $88,500,000 held by affiliates of the mezzanine lender which are associated with three unrelated properties.  The mezzanine loan may be uncrossed when one of the other properties reaches a certain occupancy threshold, among other conditions.  Until the mezzanine loan is uncrossed from this other subordinate financing, however, a default under the subordinate financing for the unrelated properties would trigger a default under the mezzanine loan.  See Annex A-1 (and the related footnotes) and Annex A-3 to this prospectus supplement for additional information regarding the cross-default of the mezzanine loan.

Certain risks relating to additional debt are described in “Risk Factors—Additional Debt or the Ability To Incur Other Borrowings Entails Risk” and “Certain Legal Aspects of the Mortgage Loans” in this prospectus supplement.

Future Mezzanine Debt. With respect to the mortgage loans listed in the following chart, the mortgage loan sellers have informed us that the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, the combined maximum loan-to-value ratio and the combined minimum debt service coverage ratio, as listed in the following chart and determined in accordance with the related loan documents.
Mortgage Loan	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield
1690 New Britain Avenue(1)	$ 16,400,000	72.0%	1.50x	N/A
Meriden Executive Park(1)	$ 11,900,000	75.0%	1.50x	N/A
Woodland Estates(2)	$ 3,000,000	(2)	(2)	(2)

(1)
For the mortgage loan secured by the Mortgaged Properties identified as “1690 New Britain Avenue” and “Meriden Executive Park”, future mezzanine debt is only allowed in connection with a transfer of the Mortgaged Property pursuant to the loan documents.

(2)
The related loan agreement permits future mezzanine debt so long as, among other requirements, the aggregate LTV ratio, aggregate DSCR and aggregate debt yield are at levels acceptable to lender in its sole discretion (and in no event (i) less than the DSCR and debt yield amounts as of the mortgage loan origination date with respect to the aggregate DSCR and aggregate debt yield and (ii) more than the LTV ratio as of the mortgage loan origination date with respect to the aggregate LTV ratio).

The mortgage loans may also permit mezzanine debt in circumstances where, if the mezzanine lender were to take possession of the equity collateral, such transfer would not trigger any due-on-sale clause.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such mezzanine debt. Although this transfer of equity may not trigger the due-on-sale clause under the related mortgage loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine debt to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related mortgage loan in a timely manner.

In addition, for the mortgage loans secured by the Mortgaged Properties identified as “Grapevine Mills”, “The Mall of Victor Valley” and “Holiday Inn French Quarter – Chateau Lemoyne”, representing approximately 19.9% of the Initial Pool Balance, the loan documents permit the future pledge of direct or indirect equity interests in the related borrower to secure a corporate or parent level credit facility, and there are no combined maximum loan-to-value ratio or combined minimum debt service coverage ratio requirements (however, the value of the equity pledged may not constitute (i) more than 15.0% of the total value of all assets securing such financing with respect to the Mortgaged Property identified as “The Mall of Victor Valley”, and (ii) 10.0% of the total value of all equity interests securing such financing with respect to the Mortgaged Property identified as “Holiday Inn French Quarter – Chateau Lemoyne”). There is also no requirement for an intercreditor agreement for such pledges.

Certain risks relating to additional debt are described in “Risk Factors—Additional Debt or the Ability To Incur Other Borrowings Entails Risk” and “Certain Legal Aspects of the Mortgage Loans” in this prospectus supplement.

Unsecured Debt. Substantially all of the mortgage loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property. Moreover, in general, any borrower that does not meet single purpose entity criteria may not be restricted from incurring unsecured debt.

With respect to one (1) mortgage loan identified as “Glenbrook Commons” on Annex A-1 to this prospectus supplement, representing approximately 1.4% of the Initial Pool Balance, the sole member of the borrower obtained an unsecured loan in the original principal balance of $2,500,000 from Tikea Limited and an unsecured loan in the original principal amount of $2,500,000 from BAIFC Holdings LLC, an affiliate of the borrower.  The loan documents relating to each of such unsecured loans state that such unsecured loans are subordinate to the related mortgage loan.

With respect to one (1) Mortgaged Property identified as “Westwood Square” on Annex A-1 to this prospectus supplement) securing one (1) mortgage loan representing approximately 0.4% of the Initial Pool Balance, an affiliate of the borrower has made an unsecured loan of $600,000 to the sole member of the borrower.  The affiliate and the mortgage lender entered into a subordination and standstill agreement with respect to the unsecured loan.

The Whole Loans

The Grapevine Mills Whole Loan

General. The Grapevine Mills Mortgage Loan, representing approximately 9.0% of the Initial Pool Balance, is part of a split loan structure comprised of six mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Grapevine Mills Mortgage Loan is evidenced by two promissory notes with Cut-off Date Balances of $57,500,000 and $57,500,000, respectively. The related Grapevine Mills Pari Passu Companion Loans are evidenced by four other promissory notes with Cut-off Date Balances of $40,000,000, $40,000,000, $36,500,000 and $36,500,000 that are not included in the trust. Only the Grapevine Mills Mortgage Loan is included in the trust. The Grapevine Mills Mortgage Loan and the Grapevine Mills Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus supplement as the Grapevine Mills Whole Loan. Two of the notes, each with a Cut-off Date Balance of $40,000,000, comprising the Grapevine Mills Pari Passu Companion Loans are included in the JPMBB Commercial Mortgage Securities Trust 2014-C23.  The other two notes comprising the Grapevine Mills Pari Passu Companion Loans are expected to be included in one or more future securitizations.

The holders (the “Grapevine Mills Noteholders”) of each promissory note comprising the Grapevine Mills Whole Loan have entered into a co-lender agreement (the “Grapevine Mills Intercreditor Agreement”) that sets forth the respective rights of each Grapevine Mills Noteholder.  The Grapevine Mills Whole Loan will be serviced and administered pursuant to the terms of the JPMBB 2014-C23 Pooling and Servicing Agreement. The Grapevine Mills Intercreditor Agreement provides that expenses, losses and shortfalls relating to the Grapevine Mills Whole Loan will be allocated on a pro rata basis to the Grapevine Mills Noteholders.

Seer Capital Partners Master Fund L.P. will be the directing certificateholder under the JPMBB 2014-C23 Pooling and Servicing Agreement (the “JPMBB 2014-C23 Directing Certificateholder”) and, for so long as no control event has occurred under the JPMBB 2014-C23 Pooling and Servicing Agreement, will have the right to direct, consult with and advise the JPMBB 2014-C23 Master Servicer and the JPMBB 2014-C23 Special Servicer with respect to the Grapevine Mills Whole Loan, but will be required to consult with the Directing Certificateholder of the Grapevine Mills Square Mortgage Loan (so long as no Control Event has occurred and is continuing under the Pooling and Servicing Agreement for this transaction) with respect to such advice, consent or action. In the event that the parties exercising the rights of the holder of the Grapevine Mills Pari Passu Companion Loans and the holder of the Grapevine Mills Mortgage Loan under the Grapevine Mills Intercreditor Agreement disagree, the decision of the party exercising the rights of the holders of the Grapevine Mills Pari Passu Companion Loans will be binding.

Servicing. The Grapevine Mills Whole Loan (including the Grapevine Mills Mortgage Loan) and any related REO Property will be serviced and administered by the JPMBB 2014-C23 Master Servicer and, if necessary, the JPMBB 2014-C23 Special Servicer, pursuant to the JPMBB 2014-C23 Pooling and Servicing Agreement and the servicing standard thereunder, but subject to the terms of the related Grapevine Mills Intercreditor Agreement.  In servicing the Grapevine Mills Whole Loan, the servicing standard set forth in the JPMBB 2014-C23 Pooling and Servicing Agreement will require the JPMBB 2014-C23 Master Servicer and the JPMBB 2014-C23 Special Servicer to take into account the interests, as a collective whole, of both the Certificateholders and the holders of the Grapevine Mills Pari Passu Companion Loans.

Amounts payable to the trust as holder of the Grapevine Mills Mortgage Loan pursuant to the related Grapevine Mills Intercreditor Agreement will be included in the Available Distribution Amount for the related Distribution Date to the extent described in this prospectus supplement, and amounts payable to the holders of the Grapevine Mills Pari Passu Companion Loans will be distributed to such holder net of certain fees and expenses on the Grapevine Mills Pari Passu Companion Loans as set forth in the Grapevine Mills Intercreditor Agreement and will not be available for distributions on the Offered Certificates.

Application of Payments. The Grapevine Mills Intercreditor Agreement sets forth the respective rights of the holder of the Grapevine Mills Mortgage Loan and the holders of the Grapevine Mills Pari Passu Companion Loans with respect to distributions of funds received in respect of the Grapevine Mills Whole Loan, and provides, in general, that:

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the Grapevine Mills Mortgage Loan and the Grapevine Mills Pari Passu Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

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all payments, proceeds and other recoveries on or in respect of the Grapevine Mills Whole Loan or the related Mortgaged Property will be applied to the Grapevine Mills Mortgage Loan and the Grapevine Mills Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related mortgage loan documents and payment and reimbursement rights of the JPMBB 2014-C23 Master Servicer, the JPMBB 2014-C23 Special Servicer, the JPMBB 2014-C23 senior trust advisor and the JPMBB 2014-C23 certificate administrator, the depositor and the trustee) in accordance with the terms of the Grapevine Mills Intercreditor Agreement and the JPMBB 2014-C23 Pooling and Servicing Agreement; and

●
costs, fees, expenses, losses and shortfalls relating to the Grapevine Mills Whole Loan will be allocated, on a pro rata and pari passu basis, to the Grapevine Mills Mortgage Loan and the Grapevine Mills Pari Passu Companion Loans in accordance with the terms of the Grapevine Mills Intercreditor Agreement and the JPMBB 2014-C23 Pooling and Servicing Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Grapevine Mills Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Grapevine Mills Mortgage Loan or, as and to the extent described under “Description of the Certificates—Advances” in this prospectus supplement, on other mortgage loans, but not out of payments or other collections on the Grapevine Mills Pari Passu Companion Loans or any loans included in any future securitization trust related to the Grapevine Mills Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of any servicing advance with respect to the Grapevine Mills Whole Loan made pursuant to the JPMBB 2014-C23 Pooling and Servicing Agreement) allocable to the Grapevine Mills Mortgage Loan in accordance with the JPMBB 2014-C23 Pooling and Servicing Agreement and the Grapevine Mills Intercreditor Agreement may be paid or reimbursed out of payments and other collections on the mortgage pool.  This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control. The controlling noteholder under the Grapevine Mills Intercreditor Agreement will be the trust formed pursuant to the JPMBB 2014-C23 Pooling and Servicing Agreement (the “JPMBB 2014-C23 Trust”) as holder of the Grapevine Mills Pari Passu Companion Loan under the JPMBB 2014-C23 Pooling and Servicing Agreement; provided that, prior to the occurrence and continuance of a control event under the JPMBB 2014-C23 Pooling and Servicing Agreement, the JPMBB 2014-C23 Directing Certificateholder will be entitled to exercise the rights of the controlling noteholder with respect to the Grapevine Mills Whole Loan. The JPMBB 2014-C23 Directing Certificateholder will be entitled to exercise rights substantially similar to the rights of the trust, in its capacity as the controlling noteholder under the Grapevine Mills Intercreditor Agreement as set forth under “Servicing of the Mortgage Loans—The Directing Certificateholder” with respect to the Grapevine Mills Whole Loan and the implementation of any recommended actions outlined in an asset status report with respect to the Grapevine Mills Whole Loan will require the JPMBB 2014-C23 Special Servicer to consult with the JPMBB 2014-C23 Directing Certificateholder in a manner substantially similar to that described herein under “Servicing of the Mortgage Loans—General”. Pursuant to the terms of the JPMBB 2014-C23 Pooling and Servicing Agreement, the JPMBB 2014-C23 Directing Certificateholder will have the same consent and/or consultation rights with respect to the Grapevine Mills Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in that trust.

In addition, pursuant to the terms of the Grapevine Mills Intercreditor Agreement, the holder of the Grapevine Mills Mortgage Loan (or its representative, which will be the Controlling Class Certificateholder or any other party assigned the rights to exercise the rights of the holder of the Grapevine Mills Mortgage Loan, as and to the extent provided in the Pooling and Servicing Agreement) will (i) have the right to receive copies of all notices, information and reports that the JPMBB 2014-C23 Master Servicer or JPMBB 2014-C23 Special Servicer, as applicable, is required to provide to the JPMBB 2014-C23 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the JPMBB 2014-C23 Directing Certificateholder under the JPMBB 2014-C23 Pooling and Servicing Agreement without regard to the occurrence of any control event or consultation termination event under the JPMBB 2014-C23 Pooling and Servicing Agreement) with respect to any major decisions to be taken with respect to the Grapevine Mills Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Grapevine Mills Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis (to the extent the holder of the Grapevine Mills Mortgage Loan (or its representative) requests consultation with respect to certain major decisions to be taken with respect to the Grapevine Mills Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Grapevine Mills Whole Loan. The consultation right of the holder of the Grapevine Mills Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the Grapevine Mills Mortgage Loan (or its representative) has responded within such period; provided that if the JPMBB 2014-C23 Master Servicer or JPMBB 2014-C23 Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business-day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the Grapevine Mills Mortgage Loan (or its representative) described above, the JPMBB 2014-C23 Master Servicer or JPMBB 2014-C23 Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10-business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holder of the Grapevine Mills Mortgage Loan and the Grapevine Mills Pari Passu Companion Loan. Neither the JPMBB 2014-C23 Master Servicer nor the JPMBB 2014-C23 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Grapevine Mills Mortgage Loan (or its representative, including, the directing certificateholder). The senior trust advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to the Grapevine Mills Whole Loan or any related REO Property. Pentalpha Surveillance LLC is also the senior trust advisor under the JPMBB 2014-C23 Pooling and Servicing Agreement and, in such capacity, will have certain obligations and consultation rights with respect to the Grapevine Mills Whole Loan that are substantially similar to those of the senior trust advisor under the Pooling and Servicing Agreement.

Neither the JPMBB 2014-C23 Master Servicer nor the JPMBB 2014-C23 Special Servicer will be permitted to follow any advice or consultation provided by the holder of the Grapevine Mills Mortgage Loan (or its representative) that would require or cause the JPMBB 2014-C23 Master Servicer or the JPMBB 2014-C23 Special Servicer, as applicable, to violate any applicable law, including the REMIC Provisions or other applicable provisions of the Code, be inconsistent with the servicing standard under the JPMBB 2014-C23 Pooling and Servicing Agreement, require or cause the JPMBB 2014-C23 Master Servicer or the JPMBB 2014-C23 Special Servicer, as applicable, to violate provisions of the Grapevine Mills Intercreditor Agreement or the JPMBB 2014-C23 Pooling and Servicing Agreement, require or cause the JPMBB 2014-C23 Master Servicer or the JPMBB 2014-C23 Special Servicer, as applicable, to violate the terms of the Grapevine Mills Whole Loan, or materially expand the scope of any of the JPMBB 2014-C23 Master Servicer’s or the JPMBB 2014-C23 Special Servicer’s, as applicable, responsibilities under the Grapevine Mills Intercreditor Agreement.

In addition to the consultation rights of the holder of the Grapevine Mills Mortgage Loan (or its representative) described above, pursuant to the terms of the Grapevine Mills Intercreditor Agreement, the holder of the Grapevine Mills Mortgage Loan (or its representative) will have the right to attend (in-person or telephonically in the discretion of the JPMBB 2014-C23 Master Servicer or JPMBB 2014-C23 Special Servicer, as applicable) annual meetings with the JPMBB 2014-C23 Master Servicer or JPMBB 2014-C23 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMBB 2014-C23 Master Servicer or JPMBB 2014-C23 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Grapevine Mills Whole Loan.

Sale of Defaulted Serviced Whole Loan. Pursuant to the terms of the Grapevine Mills Intercreditor Agreement, if the Grapevine Mills Whole Loan becomes a defaulted whole loan, and if the JPMBB 2014-C23 Special Servicer determines to sell the Grapevine Mills Pari Passu Companion Loan in accordance with the JPMBB 2014-C23 Pooling and Servicing Agreement, then the JPMBB 2014-C23 Special Servicer will be required to sell the Grapevine Mills Mortgage Loan together with the Grapevine Mills Pari Passu Companion Loan as one whole loan. In connection with any such sale, the JPMBB 2014-C23 Special Servicer will be required to follow procedures contained in the JPMBB 2014-C23 Pooling and Servicing Agreement, which are substantially similar to those set forth under “Servicing of the Mortgage Loans—Realization Upon Defaulted Mortgage Loans” in this prospectus supplement.

Notwithstanding the foregoing, the JPMBB 2014-C23 Special Servicer will not be permitted to sell the Grapevine Mills Whole Loan if it becomes a defaulted mortgage loan without the written consent of the holder of the Grapevine Mills Mortgage Loan (provided that such consent is not required if the holder of the Grapevine Mills Mortgage Loan is the borrower or an affiliate of the borrower) unless the JPMBB 2014-C23 Special Servicer has delivered to the holder of the Grapevine Mills Mortgage Loan:  (a) at least 15 business days prior written notice of any decision to attempt to sell the Grapevine Mills Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMBB 2014-C23 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Grapevine Mills Whole Loan, and any documents in the servicing file reasonably requested by the holder of the Grapevine Mills Mortgage Loan that are material to the price of the Grapevine Mills Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the JPMBB 2014-C23 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMBB 2014-C23 Master Servicer or the JPMBB 2014-C23 Special Servicer in connection with the proposed sale; provided that the holder of the Grapevine Mills Mortgage Loan may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the JPMBB 2014-C23 Pooling and Servicing Agreement, the holder of the Grapevine Mills Mortgage Loan (or its representative) will be permitted to bid at any sale of the Grapevine Mills Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Servicing of the Mortgage Loans—Realization Upon Defaulted Mortgage Loans” in this prospectus supplement.

Special Servicer Appointment Rights. Pursuant to the terms of the Grapevine Mills Intercreditor Agreement, the controlling noteholder with respect to the Grapevine Mills Whole Loan (which will be the JPMBB 2014-C23 Trust) will have the right, with or without cause, to replace the special servicer then acting with respect to the Grapevine Mills Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holder of the Grapevine Mills Mortgage Loan. The JPMBB 2014-C23 Directing Certificateholder (prior to a control event), and the applicable certificateholders under the JPMBB 2014-C23 Pooling and Servicing Agreement with the requisite percentage of voting rights (after a control event under the JPMBB 2014-C23 Pooling and Servicing Agreement) will exercise the rights of the JPMBB 2014-C23 Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Grapevine Mills Whole Loan and appoint a replacement special servicer in lieu thereof, in a manner substantially similar to that described under “Servicing of the Mortgage Loans—Rights Upon Servicer Termination Event” in this prospectus supplement.

The Columbus Square Portfolio Whole Loan

General. The Columbus Square Portfolio Mortgage Loan, representing approximately 7.6% of the Initial Pool Balance, is part of a split loan structure comprised of four mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Columbus Square Portfolio Mortgage Loan is evidenced by a promissory note with a Cut-off Date Balance of $96,250,000. The Columbus Square Portfolio Pari Passu Companion Loans are evidenced by three (3) promissory notes with a Cut-off Date Balance of $125,000,000, $103,750,000 and $75,000,000, respectively. Only the Columbus Square Portfolio Mortgage Loan is included in the trust. The Columbus Square Portfolio Pari Passu Companion Loans are not included in the trust. The Columbus Square Portfolio Mortgage Loan and the Columbus Square Portfolio Pari Passu Companion Loans are pari passu with each other in terms of priority. The Columbus Square Portfolio Mortgage Loan and the Columbus Square Portfolio Pari Passu Companion Loans are collectively referred to in this prospectus supplement as the Columbus Square Portfolio Whole Loan.

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The holders (the “Columbus Square Portfolio Noteholders”) of each of the promissory notes comprising the Columbus Square Portfolio Whole Loan have entered into a co-lender agreement (the “Columbus Square Portfolio Intercreditor Agreement”) that sets forth the respective rights of each Columbus Square Portfolio Noteholder.

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Pursuant to the terms of the Columbus Square Portfolio Intercreditor Agreement, the Columbus Square Portfolio Whole Loan will be serviced and administered pursuant to the terms of the WFRBS 2014-C22 Pooling and Servicing Agreement.

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The Columbus Square Portfolio Intercreditor Agreement provides that expenses, losses and shortfalls relating to the Columbus Square Portfolio Whole Loan will be allocated on a pro rata basis to the Columbus Square Portfolio Noteholders.

Seer Capital Management, LP will be the subordinate class representative under the WFRBS 2014-C22 Pooling and Servicing Agreement (the “WFRBS 2014-C22 Subordinate Class Representative”) and, for so long as no control event has occurred under the WFRBS 2014-C22 Pooling and Servicing Agreement, will have the right to direct, consult with and advise the WFRBS 2014-C22 Master Servicer and the WFRBS 2014-C22 Special Servicer with respect to the Columbus Square Portfolio Whole Loan, but will be required to consult with the directing certificateholder (or similar entity) of the Columbus Square Portfolio Mortgage Loan (so long as no Control Event has occurred and is continuing under the Pooling and Servicing Agreement for this transaction) with respect to such advice, consent or action. In the event that the parties exercising the rights of the holder of the Columbus Square Portfolio Pari Passu Companion Loan in accordance with the Columbus Square Portfolio Intercreditor Agreement and the holder of the Columbus Square Portfolio Mortgage Loan under the Columbus Square Portfolio Intercreditor Agreement disagree, the decision of the party exercising the rights of the holder of the Columbus Square Portfolio Pari Passu Companion Loan in accordance with the Columbus Square Portfolio Intercreditor Agreement will be binding.

Servicing. The Columbus Square Portfolio Whole Loan, and any related REO Property will be serviced and administered by the WFRBS 2014-C22 Master Servicer and, if necessary, the WFRBS 2014-C22 Special Servicer, according to the terms of the WFRBS 2014-C22 Pooling and Servicing Agreement and the servicing standard thereunder, which requires the WFRBS 2014-C22 Master Servicer and the WFRBS 2014-C22 Special Servicer to take into account the interests, as a collective whole, of each of the Certificateholders and the holder of the Columbus Square Portfolio Pari Passu Companion Loan.

Amounts payable to the trust as holder of the Columbus Square Portfolio Mortgage Loan, net of certain fees and expenses on the Columbus Square Portfolio Mortgage Loan pursuant to the Columbus Square Portfolio Intercreditor Agreement, will be included in the Available Distribution Amount for the related Distribution Date to the extent described in this prospectus supplement, and amounts payable to the holder of the Columbus Square Portfolio Pari Passu Companion Loan will be distributed to such holder net of certain fees and expenses on the Columbus Square Portfolio Pari Passu Companion Loan as set forth in the Columbus Square Portfolio Intercreditor Agreement and will not be available for distributions on the Offered Certificates.

Application of Payments. The Columbus Square Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Columbus Square Portfolio Mortgage Loan and the holder of the Columbus Square Portfolio Pari Passu Companion Loans with respect to distributions of funds received in respect of the Columbus Square Portfolio Whole Loan, and provides, in general, that:

●
the Columbus Square Portfolio Mortgage Loan and the Columbus Square Portfolio Pari Passu Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security for the other;

●
all payments, proceeds and other recoveries on or in respect of the Columbus Square Portfolio Whole Loan or the related Mortgaged Property will be applied to the Columbus Square Portfolio Mortgage Loan and the Columbus Square Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related mortgage loan documents and payment and reimbursement rights of the WFRBS 2014-C22 Master Servicer, the WFRBS 2014-C22 Special Servicer, the related senior trust advisor, the related certificate administrator, the related depositor and the related trustee) in accordance with the terms of the Columbus Square Portfolio Intercreditor Agreement and the WFRBS 2014-C22 Pooling and Servicing Agreement; and

●
costs, fees, expenses, losses and shortfalls relating to the Columbus Square Portfolio Whole Loan will be allocated, on a pro rata and pari passu basis, to the Columbus Square Portfolio Mortgage Loan and the Columbus Square Portfolio Pari Passu Companion Loans in accordance with the terms of the Columbus Square Portfolio Intercreditor Agreement and the WFRBS 2014-C22 Pooling and Servicing Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Columbus Square Portfolio Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Columbus Square Portfolio Mortgage Loan or, as and to the extent described under “Description of the Certificates—Advances” in this prospectus supplement, on other mortgage loans, but not out of payments or other collections on the Columbus Square Portfolio Pari Passu Companion Loans or any loans included in any securitization trust related to the Columbus Square Portfolio Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of any servicing advance with respect to the Columbus Square Portfolio Whole Loan made pursuant to the WFRBS 2014-C22 Pooling and Servicing Agreement) allocable to the Columbus Square Portfolio Mortgage Loan in accordance with the WFRBS 2014-C22 Pooling and Servicing Agreement and the Columbus Square Portfolio Intercreditor Agreement

may be paid or reimbursed out of payments and other collections on the mortgage pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control.  The controlling noteholder under the Columbus Square Portfolio Intercreditor Agreement will be the trust formed pursuant to the WFRBS 2014-C22 Pooling and Servicing Agreement (the “WFRBS 2014-C22 Trust”) as holder of the Columbus Square Portfolio Pari Passu Companion Loan under the WFRBS 2014-C22 Pooling and Servicing Agreement; provided that, prior to the occurrence and continuance of a control event under the WFRBS 2014-C22 Pooling and Servicing Agreement, the WFRBS 2014-C22 Subordinate Class Representative will be entitled to exercise the rights of the controlling noteholder with respect to the Columbus Square Portfolio Whole Loan. The WFRBS 2014-C22 Subordinate Class Representative will be entitled to exercise rights substantially similar to the rights of the trust, in its capacity as the controlling noteholder under the Columbus Square Portfolio Intercreditor Agreement as set forth under “Servicing of the Mortgage Loans—The Directing Certificateholder” with respect to the Columbus Square Portfolio Whole Loan and the implementation of any recommended actions outlined in an asset status report with respect to the Columbus Square Portfolio Whole Loan will require the WFRBS 2014-C22 Special Servicer to consult with the WFRBS 2014-C22 Subordinate Class Representative in a manner substantially similar to that described herein under “Servicing of the Mortgage Loans—General”. Pursuant to the terms of the WFRBS 2014-C22 Pooling and Servicing Agreement, the WFRBS 2014-C22 Subordinate Class Representative will have the same consent and/or consultation rights with respect to the Columbus Square Portfolio Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in that trust.

In addition, pursuant to the terms of the Columbus Square Portfolio Intercreditor Agreement, the holder of the Columbus Square Portfolio Mortgage Loan (or its representative, which will be the Controlling Class Certificateholder or any other party assigned the rights to exercise the rights of the holder of the Columbus Square Portfolio Mortgage Loan, as and to the extent provided in the Pooling and Servicing Agreement) will (i) have the right to receive copies of all notices, information and reports that the WFRBS 2014-C22 Master Servicer or WFRBS 2014-C22 Special Servicer, as applicable, is required to provide to the WFRBS 2014-C22 Subordinate Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the WFRBS 2014-C22 Subordinate Class Representative under the WFRBS 2014-C22 Pooling and Servicing Agreement without regard to the occurrence of any control event or consultation termination event under the WFRBS 2014-C22 Pooling and Servicing Agreement) with respect to any major decisions to be taken with respect to the Columbus Square Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Columbus Square Portfolio Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis (to the extent the holder of the Columbus Square Portfolio Mortgage Loan (or its representative) requests consultation) with respect to certain major decisions to be taken with respect to the Columbus Square Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Columbus Square Portfolio Whole Loan. The consultation right of the holder of the Columbus Square Portfolio Mortgage Loan (or its representative) will expire 10 business days (or, in connection with a leasing matter, five (5) business days, or in connection with an acceptable insurance default, thirty (30) days) following the delivery of written notice and information relating to the matter subject to consultation; provided that if the WFRBS 2014-C22 Master Servicer or WFRBS 2014-C22 Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business-day (or, in connection with a leasing matter, five (5) business days, or in connection with an acceptable insurance default, thirty (30) days) consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the Columbus Square Portfolio Mortgage Loan (or its representative) described above, the WFRBS 2014-C22 Master Servicer or WFRBS 2014-C22 Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10-business-day (or, in connection with a leasing matter, five (5) business days, or in connection with an acceptable insurance default, thirty (30) days) period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holder of the Columbus Square Portfolio Mortgage Loan and the Columbus Square Portfolio Pari Passu Companion Loans. Neither the WFRBS 2014-C22 Master Servicer nor the WFRBS 2014-C22 Special

Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Columbus Square Portfolio Mortgage Loan (or its representative, including, the directing certificateholder). The senior trust advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to the Columbus Square Portfolio Whole Loan or any related REO Property. However, Pentalpha Surveillance LLC is also the senior trust advisor under the WFRBS 2014-C22 Pooling and Servicing Agreement and, in such capacity, will have certain obligations and consultation rights with respect to the Columbus Square Portfolio Whole Loan that are substantially similar to those of the senior trust advisor under the Pooling and Servicing Agreement.

Neither the WFRBS 2014-C22 Master Servicer nor the WFRBS 2014-C22 Special Servicer will be permitted to follow any advice or consultation provided by the holder of the Columbus Square Portfolio Mortgage Loan (or its representative) that would require or cause the WFRBS 2014-C22 Master Servicer or the WFRBS 2014-C22 Special Servicer, as applicable, to violate any applicable law, including the REMIC Provisions or other applicable provisions of the Code, be inconsistent with the servicing standard under the WFRBS 2014-C22 Pooling and Servicing Agreement, require or cause the WFRBS 2014-C22 Master Servicer or the WFRBS 2014-C22 Special Servicer, as applicable, to violate provisions of the Columbus Square Portfolio Intercreditor Agreement or the WFRBS 2014-C22 Pooling and Servicing Agreement, require or cause the WFRBS 2014-C22 Master Servicer or the WFRBS 2014-C22 Special Servicer, as applicable, to violate the terms of the Columbus Square Portfolio Whole Loan, or materially expand the scope of any of the WFRBS 2014-C22 Master Servicer’s or the WFRBS 2014-C22 Special Servicer’s, as applicable, responsibilities under the Columbus Square Portfolio Intercreditor Agreement.

In addition to the consultation rights of the holder of the Columbus Square Portfolio Mortgage Loan (or its representative) described above, pursuant to the terms of the Columbus Square Portfolio Intercreditor Agreement, the holder of the Columbus Square Portfolio Mortgage Loan (or its representative) will have the right to attend (in-person or telephonically in the discretion of the WFRBS 2014-C22 Master Servicer or WFRBS 2014-C22 Special Servicer, as applicable) annual meetings with the WFRBS 2014-C22 Master Servicer or WFRBS 2014-C22 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the WFRBS 2014-C22 Master Servicer or WFRBS 2014-C22 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Columbus Square Portfolio Whole Loan.

Sale of Defaulted Columbus Square Portfolio Whole Loan.  Pursuant to the terms of the Columbus Square Portfolio Intercreditor Agreement, if the Columbus Square Portfolio Whole Loan becomes a defaulted whole loan, and if the WFRBS 2014-C22 Special Servicer determines to sell the Columbus Square Portfolio Pari Passu Companion Loans in accordance with the WFRBS 2014-C22 Pooling and Servicing Agreement, then the WFRBS 2014-C22 Special Servicer will be required to sell the Columbus Square Portfolio Mortgage Loan together with the Columbus Square Portfolio Pari Passu Companion Loans as one whole loan. In connection with any such sale, the WFRBS 2014-C22 Special Servicer will be required to follow procedures contained in the WFRBS 2014-C22 Pooling and Servicing Agreement, which are substantially similar to those set forth under “Servicing of the Mortgage Loans—Realization Upon Defaulted Mortgage Loans” in this prospectus supplement.

Notwithstanding the foregoing, the WFRBS 2014-C22 Special Servicer will not be permitted to sell the Columbus Square Portfolio Whole Loan if it becomes a defaulted mortgage loan without the written consent of the holder of the Columbus Square Portfolio Mortgage Loan (provided that such consent is not required if the holder of the Columbus Square Portfolio Mortgage Loan is the borrower or an affiliate of the borrower) unless the WFRBS 2014-C22 Special Servicer has delivered to the holder of the Columbus Square Portfolio Mortgage Loan:  (a) at least 15 business days prior written notice of any decision to attempt to sell the Columbus Square Portfolio Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the WFRBS 2014-C22 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Columbus Square Portfolio Whole Loan, and any documents in the servicing file requested by the holder of the Columbus Square Portfolio Mortgage Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the WFRBS 2014-C22 Subordinate Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFRBS 2014-C22 Master Servicer or the WFRBS 2014-C22 Special Servicer in connection with the proposed sale; provided that the holder of the Columbus Square Portfolio Mortgage Loan may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the WFRBS 2014-C22 Pooling and Servicing Agreement, the holder of the Columbus Square Portfolio Mortgage Loan (or its representative) will be permitted to bid at any sale of the Columbus Square Portfolio Whole Loan.

See “Servicing of the Mortgage Loans—Realization Upon Defaulted Mortgage Loans” below in this prospectus supplement.

Special Servicer Appointment Rights.  Pursuant to the terms of the Columbus Square Portfolio Intercreditor Agreement, the controlling noteholder with respect to the Columbus Square Portfolio Whole Loan (which will be the WFRBS 2014-C22 Trust) will have the right, with or without cause, to replace the special servicer then acting with respect to the Columbus Square Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holder of the Columbus Square Portfolio Mortgage Loan. The WFRBS 2014-C22 Subordinate Class Representative (prior to a control event), and the applicable certificateholders under the WFRBS 2014-C22 Pooling and Servicing Agreement with the requisite percentage of voting rights (after a control event under the WFRBS 2014-C22 Pooling and Servicing Agreement) will exercise the rights of the WFRBS 2014-C22 Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Columbus Square Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof, in a manner substantially similar to that described under “Servicing of the Mortgage Loans—Rights Upon Servicer Termination Event” in this prospectus supplement.

The 17 State Street Whole Loan

General. The 17 State Street Mortgage Loan, representing approximately 5.9% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 17 State Street Mortgage Loan is evidenced by a promissory note with a Cut-off Date Balance of $75,000,000. The related 17 State Street Pari Passu Companion Loan is evidenced by a promissory note with a Cut-off Date Balance of $105,000,000 that is not included in the trust. Only the 17 State Street Mortgage Loan is included in the trust. The 17 State Street Mortgage Loan and the 17 State Street Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus supplement as the 17 State Street Whole Loan. The 17 State Street Pari Passu Companion Loan is included in the JPMBB Commercial Mortgage Securities Trust 2014-C23.

The holders (the “17 State Street Noteholders”) of each promissory note comprising the 17 State Street Whole Loan have entered into a co-lender agreement (the “17 State Street Intercreditor Agreement”) that sets forth the respective rights of each 17 State Street Noteholder.  The 17 State Street Whole Loan will be serviced and administered pursuant to the terms of the JPMBB 2014-C23 Pooling and Servicing Agreement. The 17 State Street Intercreditor Agreement provides that expenses, losses and shortfalls relating to the 17 State Street Whole Loan will be allocated on a pro rata basis to the 17 State Street Noteholders.

Seer Capital Partners Master Fund L.P. will be the directing certificateholder under the JPMBB 2014-C23 Pooling and Servicing Agreement (the “JPMBB 2014-C23 Directing Certificateholder”) and, for so long as no control event has occurred under the JPMBB 2014-C23 Pooling and Servicing Agreement, will have the right to direct, consult with and advise the JPMBB 2014-C23 Master Servicer and the JPMBB 2014-C23 Special Servicer with respect to the 17 State Street Whole Loan, but will be required to consult with the Directing Certificateholder of the 17 State Street Square Mortgage Loan (so long as no Control Event has occurred and is continuing under the Pooling and Servicing Agreement for this transaction) with respect to such advice, consent or action. In the event that the parties exercising the rights of the holder of the 17 State Street Pari Passu Companion Loan and the holder of the 17 State Street Mortgage

Loan under the 17 State Street Intercreditor Agreement disagree, the decision of the party exercising the rights of the holder of the 17 State Street Pari Passu Companion Loan will be binding.

Servicing. The 17 State Street Whole Loan (including the 17 State Street Mortgage Loan) and any related REO Property will be serviced and administered by the JPMBB 2014-C23 Master Servicer and, if necessary, the JPMBB 2014-C23 Special Servicer, pursuant to the JPMBB 2014-C23 Pooling and Servicing Agreement and the servicing standard thereunder, but subject to the terms of the related 17 State Street Intercreditor Agreement.  In servicing the 17 State Street Whole Loan, the servicing standard set forth in the JPMBB 2014-C23 Pooling and Servicing Agreement will require the JPMBB 2014-C23 Master Servicer and the JPMBB 2014-C23 Special Servicer to take into account the interests, as a collective whole, of both the Certificateholders and the holder of the 17 State Street Pari Passu Companion Loan.

Amounts payable to the trust as holder of the 17 State Street Mortgage Loan pursuant to the related 17 State Street Intercreditor Agreement will be included in the Available Distribution Amount for the related Distribution Date to the extent described in this prospectus supplement, and amounts payable to the holder of the 17 State Street Pari Passu Companion Loan will be distributed to such holder net of certain fees and expenses on the 17 State Street Pari Passu Companion Loan as set forth in the 17 State Street Intercreditor Agreement and will not be available for distributions on the Offered Certificates.

Application of Payments. The 17 State Street Intercreditor Agreement sets forth the respective rights of the holder of the 17 State Street Mortgage Loan and the holder of the 17 State Street Pari Passu Companion Loan with respect to distributions of funds received in respect of the 17 State Street Whole Loan, and provides, in general, that:

●
the 17 State Street Mortgage Loan and the 17 State Street Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●
all payments, proceeds and other recoveries on or in respect of the 17 State Street Whole Loan or the related Mortgaged Property will be applied to the 17 State Street Mortgage Loan and the 17 State Street Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related mortgage loan documents and payment and reimbursement rights of the JPMBB 2014-C23 Master Servicer, the JPMBB 2014-C23 Special Servicer, the JPMBB 2014-C23 senior trust advisor and the JPMBB 2014-C23 certificate administrator, the depositor and the trustee) in accordance with the terms of the 17 State Street Intercreditor Agreement and the JPMBB 2014-C23 Pooling and Servicing Agreement; and

●
costs, fees, expenses, losses and shortfalls relating to the 17 State Street Whole Loan will be allocated, on a pro rata and pari passu basis, to the 17 State Street Mortgage Loan and the 17 State Street Pari Passu Companion Loan in accordance with the terms of the 17 State Street Intercreditor Agreement and the JPMBB 2014-C23 Pooling and Servicing Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 17 State Street Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the 17 State Street Mortgage Loan or, as and to the extent described under “Description of the Certificates—Advances” in this prospectus supplement, on other mortgage loans, but not out of payments or other collections on the 17 State Street Pari Passu Companion Loan or any loans included in any future securitization trust related to the 17 State Street Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of any servicing advance with respect to the 17 State Street Whole Loan made pursuant to the JPMBB 2014-C23 Pooling and Servicing Agreement) allocable to the 17 State Street Mortgage Loan in accordance with the JPMBB 2014-C23 Pooling and Servicing Agreement and the 17 State Street Intercreditor Agreement may be paid or reimbursed out of payments and other collections on the mortgage pool.  This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control. The controlling noteholder under the 17 State Street Intercreditor Agreement will be the trust formed pursuant to the JPMBB 2014-C23 Pooling and Servicing Agreement (the “JPMBB 2014-C23 Trust”) as holder of the 17 State Street Pari Passu Companion Loan under the JPMBB 2014-C23 Pooling and Servicing Agreement; provided that, prior to the occurrence and continuance of a control event under the JPMBB 2014-C23 Pooling and Servicing Agreement, the JPMBB 2014-C23 Directing Certificateholder will be entitled to exercise the rights of the controlling noteholder with respect to the 17 State Street Whole Loan. The JPMBB 2014-C23 Directing Certificateholder will be entitled to exercise rights substantially similar to the rights of the trust, in its capacity as the controlling noteholder under the 17 State Street Intercreditor Agreement as set forth under “Servicing of the Mortgage Loans—The Directing Certificateholder” with respect to the 17 State Street Whole Loan and the implementation of any recommended actions outlined in an asset status report with respect to the 17 State Street Whole Loan will require the JPMBB 2014-C23 Special Servicer to consult with the JPMBB 2014-C23 Directing Certificateholder in a manner substantially similar to that described herein under “Servicing of the Mortgage Loans—General”. Pursuant to the terms of the JPMBB 2014-C23 Pooling and Servicing Agreement, the JPMBB 2014-C23 Directing Certificateholder will have the same consent and/or consultation rights with respect to the 17 State Street Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in that trust.

In addition, pursuant to the terms of the 17 State Street Intercreditor Agreement, the holder of the 17 State Street Mortgage Loan (or its representative, which will be the Controlling Class Certificateholder or any other party assigned the rights to exercise the rights of the holder of the 17 State Street Mortgage Loan, as and to the extent provided in the Pooling and Servicing Agreement) will (i) have the right to receive copies of all notices, information and reports that the JPMBB 2014-C23 Master Servicer or JPMBB 2014-C23 Special Servicer, as applicable, is required to provide to the JPMBB 2014-C23 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the JPMBB 2014-C23 Directing Certificateholder under the JPMBB 2014-C23 Pooling and Servicing Agreement without regard to the occurrence of any control event or consultation termination event under the JPMBB 2014-C23 Pooling and Servicing Agreement) with respect to any major decisions to be taken with respect to the 17 State Street Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 17 State Street Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis (to the extent the holder of the 17 State Street Mortgage Loan (or its representative) requests consultation with respect to certain major decisions to be taken with respect to the 17 State Street Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 17 State Street Whole Loan. The consultation right of the holder of the 17 State Street Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the 17 State Street Mortgage Loan (or its representative) has responded within such period; provided that if the JPMBB 2014-C23 Master Servicer or JPMBB 2014-C23 Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business-day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the 17 State Street Mortgage Loan (or its representative) described above, the JPMBB 2014-C23 Master Servicer or JPMBB 2014-C23 Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10-business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holder of the 17 State Street Mortgage Loan and the 17 State Street Pari Passu Companion Loan. Neither the JPMBB 2014-C23 Master Servicer nor the JPMBB 2014-C23 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the 17 State Street Mortgage Loan (or its representative, including, the directing certificateholder). The senior trust advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to the 17 State Street Whole Loan or any related REO Property. However, Pentalpha Surveillance LLC is also the senior trust advisor under the JPMBB 2014-C23 Pooling and Servicing Agreement and, in such capacity, will have certain obligations and consultation rights with respect to the 17 State Street Whole Loan that are substantially similar to those of the senior trust advisor under the Pooling and Servicing Agreement.

Neither the JPMBB 2014-C23 Master Servicer nor the JPMBB 2014-C23 Special Servicer will be permitted to follow any advice or consultation provided by the holder of the 17 State Street Mortgage Loan (or its representative) that would require or cause the JPMBB 2014-C23 Master Servicer or the JPMBB 2014-C23 Special Servicer, as applicable, to violate any applicable law, including the REMIC Provisions or other applicable provisions of the Code, be inconsistent with the servicing standard under the JPMBB 2014-C23 Pooling and Servicing Agreement, require or cause the JPMBB 2014-C23 Master Servicer or the JPMBB 2014-C23 Special Servicer, as applicable, to violate provisions of the 17 State Street Intercreditor Agreement or the JPMBB 2014-C23 Pooling and Servicing Agreement, require or cause the JPMBB 2014-C23 Master Servicer or the JPMBB 2014-C23 Special Servicer, as applicable, to violate the terms of the 17 State Street Whole Loan, or materially expand the scope of any of the JPMBB 2014-C23 Master Servicer’s or the JPMBB 2014-C23 Special Servicer’s, as applicable, responsibilities under the 17 State Street Intercreditor Agreement.

In addition to the consultation rights of the holder of the 17 State Street Mortgage Loan (or its representative) described above, pursuant to the terms of the 17 State Street Intercreditor Agreement, the holder of the 17 State Street Mortgage Loan (or its representative) will have the right to attend (in-person or telephonically in the discretion of the JPMBB 2014-C23 Master Servicer or JPMBB 2014-C23 Special Servicer, as applicable) annual meetings with the JPMBB 2014-C23 Master Servicer or JPMBB 2014-C23 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMBB 2014-C23 Master Servicer or JPMBB 2014-C23 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the 17 State Street Whole Loan.

Sale of Defaulted Serviced Whole Loan. Pursuant to the terms of the 17 State Street Intercreditor Agreement, if the 17 State Street Whole Loan becomes a defaulted whole loan, and if the JPMBB 2014-C23 Special Servicer determines to sell the 17 State Street Pari Passu Companion Loan in accordance with the JPMBB 2014-C23 Pooling and Servicing Agreement, then the JPMBB 2014-C23 Special Servicer will be required to sell the 17 State Street Mortgage Loan together with the 17 State Street Pari Passu Companion Loan as one whole loan. In connection with any such sale, the JPMBB 2014-C23 Special Servicer will be required to follow procedures contained in the JPMBB 2014-C23 Pooling and Servicing Agreement, which are substantially similar to those set forth under “Servicing of the Mortgage Loans—Realization Upon Defaulted Mortgage Loans” in this prospectus supplement.

Notwithstanding the foregoing, the JPMBB 2014-C23 Special Servicer will not be permitted to sell the 17 State Street Whole Loan if it becomes a defaulted mortgage loan without the written consent of the holder of the 17 State Street Mortgage Loan (provided that such consent is not required if the holder of the 17 State Street Mortgage Loan is the borrower or an affiliate of the borrower) unless the JPMBB 2014-C23 Special Servicer has delivered to the holder of the 17 State Street Mortgage Loan:  (a) at least 15 business days prior written notice of any decision to attempt to sell the 17 State Street Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMBB 2014-C23 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 17 State Street Whole Loan, and any documents in the servicing file reasonably requested by the holder of the 17 State Street Mortgage Loan that are material to the price of the 17 State Street Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the JPMBB 2014-C23 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMBB 2014-C23 Master Servicer or the JPMBB 2014-C23 Special Servicer in connection with the proposed sale; provided that the holder of the 17 State Street Mortgage Loan may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the JPMBB 2014-C23 Pooling and Servicing Agreement, the holder of the 17 State Street Mortgage Loan (or its representative) will be permitted to bid at any sale of the 17 State Street Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Servicing of the Mortgage Loans—Realization Upon Defaulted Mortgage Loans” in this prospectus supplement.

Special Servicer Appointment Rights. Pursuant to the terms of the 17 State Street Intercreditor Agreement, the controlling noteholder with respect to the 17 State Street Whole Loan (which will be the JPMBB 2014-C23 Trust) will have the right, with or without cause, to replace the special servicer then acting with respect to the 17 State Street Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holder of the 17 State Street Mortgage Loan. The JPMBB 2014-C23 Directing Certificateholder (prior to a control event), and the applicable certificateholders under the JPMBB 2014-C23 Pooling and Servicing Agreement with the requisite percentage of voting rights (after a control event under the JPMBB 2014-C23 Pooling and Servicing Agreement) will exercise the rights of the JPMBB 2014-C23 Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the 17 State Street Whole Loan and appoint a replacement special servicer in lieu thereof, in a manner substantially similar to that described under “Servicing of the Mortgage Loans—Rights Upon Servicer Termination Event” in this prospectus supplement.

The Hilton Houston Post Oak Whole Loan

General. The Hilton Houston Post Oak Mortgage Loan, representing approximately 2.8% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Hilton Houston Post Oak Mortgage Loan is evidenced by a promissory note with a Cut-off Date Balance of $35,000,000.  The related Hilton Houston Post Oak Pari Passu Companion Loan is evidenced by a promissory note with a Cut-off Date Balance of $45,000,000 that is not included in the trust.  Only the Hilton Houston Post Oak Mortgage Loan is included in the trust.  The Hilton Houston Post Oak Mortgage Loan and the Hilton Houston Post Oak Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus supplement as the Hilton Houston Post Oak Whole Loan.  It is anticipated that the Hilton Houston Post Oak Pari Passu Companion Loan will be included in a future securitization; however, we cannot assure you that this will ultimately occur.

The holders (the “Hilton Houston Post Oak Noteholders”) of each promissory note comprising the Hilton Houston Post Oak Whole Loan have entered into a co-lender agreement (the “Hilton Houston Post Oak Intercreditor Agreement”) that sets forth the respective rights of each Hilton Houston Post Oak Noteholder.  Pursuant to the terms of the Hilton Houston Post Oak Intercreditor Agreement, the Hilton Houston Post Oak Whole Loan will be initially serviced and administered pursuant to the terms of the Pooling and Servicing Agreement by the master servicer and the special servicer, as the case may be, according to the Servicing Standard until the date (the “Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date”) on which the Hilton Houston Post Oak Pari Passu Companion Loan is securitized, after which the Hilton Houston Post Oak Whole Loan will be serviced and administered pursuant to the Hilton Houston Post Oak Pooling and Servicing Agreement entered into in connection with such other securitization and the Hilton Houston Post Oak Intercreditor Agreement.  The Hilton Houston Post Oak Intercreditor Agreement provides that expenses, losses and shortfalls relating to the Hilton Houston Post Oak Whole Loan will be allocated on a pro rata basis to the Hilton Houston Post Oak Noteholders.

Servicing. Prior to the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, the Hilton Houston Post Oak Whole Loan (including the Hilton Houston Post Oak Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer and, if necessary, the special servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “Servicing of the Mortgage Loans” in this prospectus supplement, but subject to the terms of the Hilton Houston Post Oak Intercreditor Agreement. In servicing the Hilton Houston Post Oak Whole Loan, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the master servicer and the special servicer to take into account the interests, as a collective whole, of each of the Certificateholders and the holder of the Hilton Houston Post Oak Pari Passu Companion Loan.

On and after the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, the Hilton Houston Post Oak Whole Loan (including the Hilton Houston Post Oak Mortgage Loan) and any related REO Property will be serviced and administered by the applicable master servicer and, if necessary, the applicable special servicer, pursuant to the Hilton Houston Post Oak Pooling and Servicing Agreement (and in accordance with the servicing standard thereunder) and the Hilton Houston Post Oak Intercreditor Agreement, in the manner described under “Servicing of the Mortgage Loans—Servicing of the Hilton Houston Post Oak Mortgage Loan” in this prospectus supplement, but subject to the terms of the Hilton Houston Post Oak Intercreditor Agreement.

If any of the Hilton Houston Post Oak Mortgage Loan or the Hilton Houston Post Oak Pari Passu Companion Loan becomes specially serviced prior to the securitization of the Hilton Houston Post Oak Pari Passu Companion Loan, the special servicer for this securitization will be required to service and administer the Hilton Houston Post Oak Whole Loan and any related REO Property in the same manner as any other Specially Serviced Mortgage Loan or REO Property in this transaction and will be entitled to all rights and compensation earned with respect to such Whole Loan as set forth under the Pooling and Servicing Agreement.  Prior to such securitization, no other special servicer will be entitled to any such compensation or have such rights and obligations.  After such securitization, the Hilton Houston Post Oak Whole Loan will no longer be serviced pursuant to the Pooling and Servicing Agreement but will be serviced by the related master servicer and special servicer pursuant to the Hilton Houston Post Oak Pooling and Servicing Agreement.  If the Hilton Houston Post Oak Whole Loan is being specially serviced when the Hilton Houston Post Oak Pari Passu Companion Loan is securitized, the special servicer will be entitled to compensation for the period during which it acted as special servicer with respect to such Whole Loan, as well as all surviving indemnity and other rights in respect of such special servicing role in accordance with the terms of the Pooling and Servicing Agreement and will not be available for distributions on the Offered Certificates.

Amounts payable to the trust as holder of the Hilton Houston Post Oak Mortgage Loan pursuant to the related Hilton Houston Post Oak Intercreditor Agreement will be included in the Available Distribution Amount for the related Distribution Date to the extent described in this prospectus supplement, and amounts payable to the holder of the Hilton Houston Post Oak Pari Passu Companion Loan will be distributed to such holder net of certain fees and expenses on the Hilton Houston Post Oak Pari Passu Companion Loan as set forth in the Hilton Houston Post Oak Intercreditor Agreement and will not be available for distributions on the Offered Certificates.

Application of Payments. The Hilton Houston Post Oak Intercreditor Agreement sets forth the respective rights of the holder of the Hilton Houston Post Oak Mortgage Loan and the holder of the Hilton Houston Post Oak Pari Passu Companion Loan with respect to distributions of funds received in respect of the Hilton Houston Post Oak Whole Loan, and provides, in general, that:

●
the Hilton Houston Post Oak Mortgage Loan and the Hilton Houston Post Oak Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●
all payments, proceeds and other recoveries on or in respect of the Hilton Houston Post Oak Whole Loan or the related Mortgaged Property will be applied to the Hilton Houston Post Oak Mortgage Loan and the Hilton Houston Post Oak Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related mortgage loan documents and payment and reimbursement rights of the master servicer, the special servicer, the senior trust advisor, the certificate administrator and the trustee) in accordance with the terms of the Hilton Houston Post Oak Intercreditor Agreement and the Pooling and Servicing Agreement (or, after the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, the Hilton Houston Post Oak Pooling and Servicing Agreement); and

●	costs, fees, expenses, losses and shortfalls relating to the Hilton Houston Post Oak Whole Loan will be allocated, on a pro rata and pari passu basis, to the Hilton Houston Post Oak Mortgage

Loan and the Hilton Houston Post Oak Pari Passu Companion Loan in accordance with the terms of the Hilton Houston Post Oak Intercreditor Agreement and the Pooling and Servicing Agreement (or, after the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, the Hilton Houston Post Oak Pooling and Servicing Agreement).

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Hilton Houston Post Oak Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Hilton Houston Post Oak Mortgage Loan or, as and to the extent described under “Description of the Certificates—Advances” in this prospectus supplement, on other mortgage loans, but not out of payments or other collections on the Hilton Houston Post Oak Pari Passu Companion Loan or any loans included in any future securitization trust related to the Hilton Houston Post Oak Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances or, after the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, any servicing advance with respect to the Hilton Houston Post Oak Whole Loan made pursuant to the Hilton Houston Post Oak Pooling and Servicing Agreement) allocable to the Hilton Houston Post Oak Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to, in the case of a Servicing Advance made prior to the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, to the trust’s right to reimbursement from future payments and other collections on the Hilton Houston Post Oak Pari Passu Companion Loan.  This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control. The controlling noteholder under the Hilton Houston Post Oak Intercreditor Agreement will initially be the Directing Certificateholder, and from and after the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, will be the controlling class representative or such other party specified in the Hilton Houston Post Oak Pooling and Servicing Agreement (such party, the “Hilton Houston Post Oak Directing Holder”).  In its capacity as the controlling noteholder under the Hilton Houston Post Oak Intercreditor Agreement, the Hilton Houston Post Oak Directing Holder will be entitled to exercise rights similar to those of the Directing Certificateholder as set forth under “Servicing of the Mortgage Loans—The Directing Certificateholder” with respect to the Hilton Houston Post Oak Whole Loan.

In addition, pursuant to the terms of the Hilton Houston Post Oak Intercreditor Agreement, after the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, the Trust as holder of the Hilton Houston Post Oak Mortgage Loan (or prior to the occurrence and continuance of a Control Event, the Directing Certificateholder) will (i) have the right to receive copies of all notices, information and reports that the master servicer or special servicer under the Hilton Houston Post Oak Pooling and Servicing Agreement is required to provide to the Hilton Houston Post Oak Directing Holder (within the same time frame such notices, information and reports are or would have been required to be provided to the Hilton Houston Post Oak Directing Holder under the Hilton Houston Post Oak Pooling and Servicing Agreement without regard to the occurrence of any control event or consultation termination event) with respect to any major decisions to be taken with respect to the Hilton Houston Post Oak Whole Loan or the implementation of any recommended action outlined in an Asset Status Report relating to the Hilton Houston Post Oak Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to certain major decisions to be taken with respect to the Hilton Houston Post Oak Whole Loan or the implementation of any recommended action outlined in an Asset Status Report relating to the Hilton Houston Post Oak Whole Loan.  The consultation right of the holder of the Hilton Houston Post Oak Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the Hilton Houston Post Oak Mortgage Loan (or its representative) has responded within such period; provided, that if the master servicer or special servicer, as applicable, under the Hilton Houston Post Oak Pooling and Servicing Agreement proposes a new course of action that is materially different from the actions previously proposed, the 10 business-day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal.  Prior to the

Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, the holder of the Hilton Houston Post Oak Pari Passu Companion Loan (or its representative) will be entitled to the same information and consultation rights set forth above.  Notwithstanding the consultation rights of the holder of the Hilton Houston Post Oak Mortgage Loan (or its representative) described above, the master servicer or special servicer, as applicable, under the Hilton Houston Post Oak Pooling and Servicing Agreement, is permitted to take any material action or any action set forth in the Asset Status Report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Hilton Houston Post Oak Mortgage Loan and the Hilton Houston Post Oak Pari Passu Companion Loan.  Prior to the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, the master servicer and special servicer will be entitled to take such action after making such a determination as set forth in the preceding sentence.  Neither the master servicer or special servicer, as applicable, under the Hilton Houston Post Oak Pooling and Servicing Agreement will be obligated at any time to follow or take any alternative actions recommended by the holder of the Hilton Houston Post Oak Mortgage Loan (or its representative, including the Directing Certificateholder) and neither the master servicer nor the special servicer for this transaction will be obligated at any time to follow or take any alternative actions recommended by the holder of the Hilton Houston Post Oak Pari Passu Companion Loan (or its representative, including the directing certificateholder under the Hilton Houston Post Oak Pooling and Servicing Agreement).

In addition to the consultation rights of the holder of the Hilton Houston Post Oak Pari Passu Companion Loan (or its representative) described above, pursuant to the terms of the Hilton Houston Post Oak Intercreditor Agreement, the holder of the Hilton Houston Post Oak Pari Passu Companion Loan (or its representative) will have the right to attend (in-person or telephonically in the discretion of the master servicer or special servicer, as applicable) annual meetings with the master servicer or special servicer, as applicable, under the Hilton Houston Post Oak Pooling and Servicing Agreement, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the Hilton Houston Post Oak Whole Loan.

Sale of Defaulted Hilton Houston Post Oak Whole Loan. Pursuant to the terms of the Hilton Houston Post Oak Intercreditor Agreement, if the Hilton Houston Post Oak Whole Loan becomes a defaulted whole loan, and if the special servicer determines to sell the Hilton Houston Post Oak Mortgage Loan (or, after the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, the special servicer under the Hilton Houston Post Oak Pooling and Servicing Agreement determines to sell the Hilton Houston Post Oak Pari Passu Companion Loan), then the applicable special servicer will be required to sell the Hilton Houston Post Oak Pari Passu Companion Loan together with the Hilton Houston Post Oak Mortgage Loan as one whole loan.  In connection with any such sale, the applicable special servicer will be required to follow the procedures set forth under “Servicing of the Mortgage Loans—Realization Upon Defaulted Mortgage Loans”.

Notwithstanding the foregoing, on and after the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, the special servicer under the Hilton Houston Post Oak Pooling and Servicing Agreement will not be permitted to sell the Hilton Houston Post Oak Whole Loan if it becomes a defaulted whole loan without the written consent of the holder of the Hilton Houston Post Oak Mortgage Loan (provided that such consent is not required if the holder of the Hilton Houston Post Oak Mortgage Loan is the borrower or an affiliate of the borrower), unless the special servicer under the Hilton Houston Post Oak Pooling and Servicing Agreement has delivered to the holder of the Hilton Houston Post Oak Mortgage Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the Hilton Houston Post Oak Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer under the Hilton Houston Post Oak Pooling and Servicing Agreement in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Hilton Houston Post Oak Whole Loan, and any documents in the servicing file reasonably requested by the holder of the Hilton Houston Post Oak Mortgage Loan (or its representative) that are material to the sale price of the Hilton Houston Post Oak Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer under the Hilton Houston Post Oak Pooling and Servicing Agreement in connection with the proposed sale.  The borrower or an agent or affiliate of the borrower is not permitted to bid at any sale of the Hilton Houston Post Oak Whole Loan.

Prior to the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, in the event of the sale by the special servicer of the Hilton Houston Post Oak Mortgage Loan, the special servicer will be required to provide the same information to, and consult with, the holder of the Hilton Houston Post Oak Pari Passu Companion Loan as described above.  See “Servicing of the Mortgage Loans—Realization Upon Defaulted Mortgage Loans” below in this prospectus supplement.

Special Servicer Appointment Rights.  On and after the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, pursuant to the Hilton Houston Post Oak Intercreditor Agreement, the Hilton Houston Post Oak Directing Holder (which, unless a control event or consultation termination event exists under the Hilton Houston Post Oak Pooling and Servicing Agreement, will be the directing certificateholder under the Hilton Houston Post Oak Pooling and Servicing Agreement) will have the right, with or without cause, to replace the special servicer then acting with respect to the Hilton Houston Post Oak Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holder of the Hilton Houston Post Oak Mortgage Loan.  The directing certificateholder under the Hilton Houston Post Oak Pooling and Servicing Agreement (prior to a control event under the Hilton Houston Post Oak Pooling and Servicing Agreement), and the applicable certificateholders with the requisite percentage of voting rights (after a control event) will have the right, with or without cause, to replace the special servicer then acting with respect to the Hilton Houston Post Oak Whole Loan and appoint a replacement special servicer in lieu thereof, pursuant to terms substantially similar to those as described under “Servicing of the Mortgage Loans—Rights Upon Servicer Termination Event” in this prospectus supplement.

The Canyon Ranch Portfolio Whole Loan

General. The Canyon Ranch Portfolio Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, is part of a split loan structure comprised of three mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Canyon Ranch Portfolio Mortgage Loan is evidenced by a promissory note with a Cut-off Date Balance of $30,000,000. The related Canyon Ranch Portfolio Pari Passu Companion Loans are evidenced by two other promissory notes with Cut-off Date Balances of $75,000,000 and $45,000,000. Only the Canyon Ranch Portfolio Mortgage Loan is included in the trust. The Canyon Ranch Portfolio Pari Passu Companion Loans are not included in the trust. The Canyon Ranch Portfolio Mortgage Loan and the Canyon Ranch Portfolio Pari Passu Companion Loans are pari passu with each other in terms of priority. The Canyon Ranch Portfolio Mortgage Loan and the Canyon Ranch Portfolio Pari Passu Companion Loans are collectively referred to in this prospectus supplement as the Canyon Ranch Portfolio Whole Loan.

The holders (the “Canyon Ranch Portfolio Noteholders”) of each of the promissory notes comprising the Canyon Ranch Portfolio Whole Loan have entered into a co-lender agreement (the “Canyon Ranch Portfolio Intercreditor Agreement”) that sets forth the respective rights of each Canyon Ranch Portfolio Noteholder.

Pursuant to the terms of the Canyon Ranch Portfolio Intercreditor Agreement, the Canyon Ranch Portfolio Whole Loan will be serviced and administered pursuant to the terms of the COMM 2014-UBS5 Pooling and Servicing Agreement.

The Canyon Ranch Portfolio Intercreditor Agreement provides that expenses, losses and shortfalls relating to the Canyon Ranch Portfolio Whole Loan will be allocated on a pro rata basis to the Canyon Ranch Portfolio Noteholders.

The COMM 2014-UBS5 Mortgage Trust will be the holder of the promissory note designated “A-1” related to the Canyon Ranch Portfolio Pari Passu Companion Loan (the “Controlling Canyon Ranch Portfolio Pari Passu Companion Loan”), and so long as no control termination event has occurred under the COMM 2014-UBS5 Pooling and Servicing Agreement, the Non-Serviced Mortgage Loan Controlling Holder under the COMM 2014-UBS5 Pooling and Servicing Agreement will have the right to direct, consult with and advise the COMM 2014-UBS5 Master Servicer and the COMM 2014-UBS5 Special Servicer with respect to the Canyon Ranch Portfolio Whole Loan, but will be required to consult with the Directing Certificateholder of the Canyon Ranch Portfolio Mortgage Loan (so long as no Control Event has occurred and is continuing under the Pooling and Servicing Agreement for this transaction), as well as the holder or directing certificateholder of the other Canyon Ranch Portfolio Pari Passu Companion Loan (the related promissory note of which is included in JPMBB Commercial Mortgage Securities Trust 2014-C23 and is designated “A-2”) with respect to such advice, consent or action. In the event that the parties exercising the rights of the holder of the Canyon Ranch Portfolio Pari Passu Companion Loans and the holder of the Canyon Ranch Portfolio Mortgage Loan under the Canyon Ranch Portfolio Intercreditor Agreement disagree, the decision of the Non-Serviced Mortgage Loan Controlling Holder of the Controlling Canyon Ranch Portfolio Pari Passu Companion Loan will be binding.

Servicing. The Canyon Ranch Portfolio Whole Loan, and any related REO Property will be serviced and administered by the COMM 2014-UBS5 Master Servicer and, if necessary, the COMM 2014-UBS5 Special Servicer, according to the terms of the COMM 2014-UBS5 Pooling and Servicing Agreement and the servicing standard thereunder, which requires the COMM 2014-UBS5 Master Servicer and the COMM 2014-UBS5 Special Servicer to take into account the interests, as a collective whole, of each of the Certificateholders and the holders of the Canyon Ranch Portfolio Pari Passu Companion Loans.

Amounts payable to the trust as holder of the Canyon Ranch Portfolio Mortgage Loan, net of certain fees and expenses on the Canyon Ranch Portfolio Mortgage Loan pursuant to the Canyon Ranch Portfolio Intercreditor Agreement, will be included in the Available Distribution Amount for the related Distribution Date to the extent described in this prospectus supplement, and amounts payable to the holders of the Canyon Ranch Portfolio Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the Canyon Ranch Portfolio Pari Passu Companion Loans as set forth in the Canyon Ranch Portfolio Intercreditor Agreement and will not be available for distributions on the Offered Certificates.

Application of Payments. The Canyon Ranch Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Canyon Ranch Portfolio Mortgage Loan and the holders of the Canyon Ranch Portfolio Pari Passu Companion Loans with respect to distributions of funds received in respect of the Canyon Ranch Portfolio Whole Loan, and provides, in general, that:

the Canyon Ranch Portfolio Mortgage Loan and the Canyon Ranch Portfolio Pari Passu Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security for the other;

all payments, proceeds and other recoveries on or in respect of the Canyon Ranch Portfolio Whole Loan or the related Mortgaged Property will be applied to the Canyon Ranch Portfolio Mortgage Loan and the Canyon Ranch Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related mortgage loan documents and payment and reimbursement rights of the COMM 2014-UBS5 Master Servicer, the COMM 2014-UBS5 Special Servicer, the related senior trust advisor, the related certificate administrator, the related depositor and the related trustee) in accordance with the terms of the Canyon Ranch Portfolio Intercreditor Agreement and the COMM 2014-UBS5 Pooling and Servicing Agreement; and

costs, fees, expenses, losses and shortfalls relating to the Canyon Ranch Portfolio Whole Loan will be allocated, on a pro rata and pari passu basis, to the Canyon Ranch Portfolio Mortgage Loan and the Canyon Ranch Portfolio Pari Passu Companion Loans in accordance with the terms of the Canyon Ranch Portfolio Intercreditor Agreement and the COMM 2014-UBS5 Pooling and Servicing Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Canyon Ranch Portfolio Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Canyon Ranch Portfolio Mortgage Loan or, as and to the extent described under “Description of the Certificates—Advances” in this prospectus supplement, on other mortgage loans, but not out of payments or other collections on the Canyon Ranch Portfolio Pari Passu Companion Loans or any loans included in any securitization trust related to the Canyon Ranch Portfolio Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of any servicing advance with respect to the Canyon Ranch Portfolio Whole Loan made pursuant to the COMM 2014-UBS5 Pooling and Servicing Agreement) allocable to the Canyon Ranch Portfolio Mortgage Loan in accordance with the COMM 2014-UBS5 Pooling and Servicing Agreement and the Canyon Ranch Portfolio Intercreditor Agreement may be paid or reimbursed out of payments and other collections on the mortgage pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control.  The controlling noteholder under the Canyon Ranch Portfolio Intercreditor Agreement will be the trust formed pursuant to the COMM 2014-UBS5 Pooling and Servicing Agreement (the “COMM 2014-UBS5 Trust”) as holder of the Controlling Canyon Ranch Portfolio Pari Passu Companion Loan under the COMM 2014-UBS5 Pooling and Servicing Agreement; provided that, prior to the occurrence and continuance of a control termination event under the COMM 2014-UBS5 Pooling and Servicing Agreement, the Non-Serviced Mortgage Loan Controlling Holder of the COMM 2014-UBS5 Trust will be entitled to exercise the rights of the controlling noteholder with respect to the Canyon Ranch Portfolio Whole Loan. The Non-Serviced Mortgage Loan Controlling Holder of the COMM 2014-UBS5 Trust will be entitled to exercise rights substantially similar to the rights of the trust, in its capacity as the controlling noteholder under the Canyon Ranch Portfolio Intercreditor Agreement as set forth in this prospectus supplement under “Servicing of the Mortgage Loans—The Directing Certificateholder” with respect to the Canyon Ranch Portfolio Whole Loan and the implementation of any recommended actions outlined in an asset status report with respect to the Canyon Ranch Portfolio Whole Loan will require the COMM 2014-UBS5 Special Servicer to consult with the Non-Serviced Mortgage Loan Controlling Holder of the COMM 2014-UBS5 Trust in a manner substantially similar to that described herein under “Servicing of the Mortgage Loans—General”. Pursuant to the terms of the COMM 2014-UBS5 Pooling and Servicing Agreement, the Non-Serviced Mortgage Loan Controlling Holder of the COMM 2014-UBS5 Trust will have the same consent and/or consultation rights with respect to the Canyon Ranch Portfolio Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in that trust.

In addition, pursuant to the terms of the Canyon Ranch Portfolio Intercreditor Agreement, the holder of the Canyon Ranch Portfolio Mortgage Loan (or its representative, which will be the Controlling Class Certificateholder or any other party assigned the rights to exercise the rights of the holder of the Canyon Ranch Portfolio Mortgage Loan, as and to the extent provided in the Pooling and Servicing Agreement) will (i) have the right to receive copies of all notices, information and reports that the COMM 2014-UBS5 Master Servicer or COMM 2014-UBS5 Special Servicer, as applicable, is required to provide to the Non-Serviced Mortgage Loan Controlling Holder of the COMM 2014-UBS5 Trust (within the same time frame such notices, information and reports are or would have been required to be provided to the Non-Serviced Mortgage Loan Controlling Holder under the COMM 2014-UBS5 Pooling and Servicing Agreement without regard to the occurrence of any control event or consultation termination event under the COMM 2014-UBS5 Pooling and Servicing Agreement) with respect to any major decisions to be taken with respect to the Canyon Ranch Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Canyon Ranch Portfolio Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis (to the extent the holder of the Canyon Ranch Portfolio Mortgage Loan (or its representative) requests consultation with respect to certain major decisions to be taken with respect to the Canyon Ranch Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Canyon Ranch Portfolio Whole Loan. The consultation right of the holder of the Canyon Ranch Portfolio Mortgage Loan (or its representative) will expire 10 business days (or 30 days with respect to an Acceptable Insurance Default) following the delivery of written notice and information relating to the matter subject to consultation; provided that if the COMM 2014-UBS5 Master Servicer or COMM 2014-UBS5 Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business-day (or 30 days with respect to an Acceptable Insurance Default)  consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the Canyon Ranch Portfolio Mortgage Loan (or its representative) described above, the COMM 2014-UBS5 Master Servicer or COMM 2014-UBS5 Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10-business-day (or 30 days with respect to an Acceptable Insurance Default) period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Canyon Ranch Portfolio Mortgage Loan and the Canyon Ranch Portfolio Pari Passu Companion Loans. Neither the COMM 2014-UBS5 Master Servicer nor the COMM 2014-UBS5 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Canyon Ranch Portfolio Mortgage Loan (or its representative, including, the Directing Certificateholder). The senior trust advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to the Canyon Ranch Portfolio Whole Loan or any related REO Property.

Neither the COMM 2014-UBS5 Master Servicer nor the COMM 2014-UBS5 Special Servicer will be permitted to follow any advice or consultation provided by the holder of the Canyon Ranch Portfolio Mortgage Loan (or its representative) that would require or cause the COMM 2014-UBS5 Master Servicer or the COMM 2014-UBS5 Special Servicer, as applicable, to violate any applicable law, including the REMIC Provisions or other applicable provisions of the Code, as well as the related regulations and announcements promulgated by the U.S. Department of the Treasury (collectively, the “REMIC Provisions”), be inconsistent with the servicing standard under the COMM 2014-UBS5 Pooling and Servicing Agreement, require or cause the COMM 2014-UBS5 Master Servicer or the COMM 2014-UBS5 Special Servicer, as applicable, to violate provisions of the Canyon Ranch Portfolio Intercreditor Agreement or the COMM 2014-UBS5 Pooling and Servicing Agreement, require or cause the COMM 2014-UBS5 Master Servicer or the COMM 2014-UBS5 Special Servicer, as applicable, to violate the terms of the Canyon Ranch Portfolio Whole Loan, or materially expand the scope of any of the COMM 2014-UBS5 Master Servicer’s or the COMM 2014-UBS5 Special Servicer’s, as applicable, responsibilities under the Canyon Ranch Portfolio Intercreditor Agreement.

In addition to the consultation rights of the holder of the Canyon Ranch Portfolio Mortgage Loan (or its representative) described above, pursuant to the terms of the Canyon Ranch Portfolio Intercreditor Agreement, the holder of the Canyon Ranch Portfolio Mortgage Loan (or its representative) will have the right to participate in annual meetings with the COMM 2014-UBS5 Master Servicer or COMM 2014-UBS5 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the COMM 2014-UBS5 Master Servicer or COMM 2014-UBS5 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Canyon Ranch Portfolio Whole Loan.

Sale of Defaulted Canyon Ranch Portfolio Whole Loan.  Pursuant to the terms of the Canyon Ranch Portfolio Intercreditor Agreement, if the Canyon Ranch Portfolio Whole Loan becomes a defaulted whole loan, and if the COMM 2014-UBS5 Special Servicer determines to sell the Controlling Canyon Ranch Portfolio Pari Passu Companion Loan in accordance with the COMM 2014-UBS5 Pooling and Servicing Agreement and the Canyon Ranch Portfolio Intercreditor Agreement, then the COMM 2014-UBS5 Special Servicer will be required to sell the Canyon Ranch Portfolio Mortgage Loan together with the Canyon Ranch Portfolio Pari Passu Companion Loans as one whole loan.  In connection with any such sale, the COMM 2014-UBS5 Special Servicer will be required to follow procedures contained in the COMM 2014-UBS5 Pooling and Servicing Agreement, which are substantially similar to those set forth under “Servicing of the Mortgage Loans—Realization Upon Defaulted Mortgage Loans” in this prospectus supplement.

Notwithstanding the foregoing, the COMM 2014-UBS5 Special Servicer will not be permitted to sell the Canyon Ranch Portfolio Whole Loan if it becomes a defaulted whole loan without the written consent of the holder of the Canyon Ranch Portfolio Mortgage Loan (provided that such consent is not required if the holder of the Canyon Ranch Portfolio Mortgage Loan is the borrower or an affiliate of the borrower) unless the COMM 2014-UBS5 Special Servicer has delivered to the holder of the Canyon Ranch Portfolio Mortgage Loan:  (a) at least 15 business days prior written notice of any decision to attempt to sell the Canyon Ranch Portfolio Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the COMM 2014-UBS5 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Canyon Ranch Portfolio Whole Loan, and any documents in the servicing file reasonably requested by the holder of the Canyon Ranch Portfolio Mortgage Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Non-Serviced Mortgage Loan Controlling Holder of the COMM 2014-UBS5 Trust) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the COMM 2014-UBS5 Master Servicer or the COMM 2014-UBS5 Special Servicer in connection with the proposed sale; provided that the holder of the Canyon Ranch Portfolio Mortgage Loan may waive any of the delivery or timing requirements set forth in this sentence.  Subject to the terms of the COMM 2014-UBS5 Pooling and Servicing Agreement, the holder of the Canyon Ranch Portfolio Mortgage Loan (or its representative) will be permitted to bid at any sale of the Canyon Ranch Portfolio Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).See “Servicing of the Mortgage Loans—Realization Upon Defaulted Mortgage Loans” below in this prospectus supplement.

Special Servicer Appointment Rights.  Pursuant to the terms of the Canyon Ranch Portfolio Intercreditor Agreement and the COMM 2014-UBS5 Pooling and Servicing Agreement, the Non-Serviced Mortgage Loan Controlling Holder under the COMM 2014-UBS5 Pooling and Servicing Agreement (prior to a control termination event) and the holders of the requisite percentage of voting rights (after a control termination event), will have the right to replace the special servicer then acting with respect to the Canyon Ranch Portfolio Whole Loan and appoint a replacement special servicer at any time without the consent of the holder of the Canyon Ranch Portfolio Mortgage Loan or the other Canyon Ranch Portfolio Pari Passu Companion Loan as long as such replacement special servicer satisfies the conditions set forth in the COMM 2014-UBS5 Pooling and Servicing Agreement and the Canyon Ranch Portfolio Intercreditor Agreement.

The ESK Whole Loan

General. The ESK Mortgage Loan, representing approximately 2.3% of the Initial Pool Balance, is evidenced by the senior of two notes, each of which is secured by a single mortgage and a single assignment of leases and rents.  The ESK companion loan, which is evidenced by the subordinate of the two notes, will be part of the trust and is referred to in this prospectus supplement as the “ESK Companion Loan”.  The ESK Mortgage Loan, together with the ESK Companion Loan, is referred to in this prospectus supplement as the “ESK Whole Loan”.

The ESK Mortgage Loan is cross-defaulted with the ESK Companion Loan. With respect to all numerical and statistical information presented in this prospectus supplement with respect to the ESK Mortgage Loan, such information does not take into account the ESK Companion Loan unless otherwise expressly stated.

The ESK Whole Loan and the related Mortgaged Property will be serviced and administered by the master servicer and, if necessary, the special servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “Servicing of the Mortgage Loans” in this prospectus supplement, but subject to the terms of the related agreement between noteholders (the “ESK Whole Loan Intercreditor Agreement”) to the extent set forth in such agreement.  In servicing the ESK Whole Loan, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the master servicer and the special servicer to take into account the interests, as a collective whole, of both the Certificateholders and the holders of the Class ESK certificates, as the holders of a beneficial interest in the ESK Companion Loan (taking into account the subordinate nature of the ESK Companion Loan).  The master servicer and the special servicer have the initial authority to service and administer, and to exercise the rights and remedies with respect to, the ESK Whole Loan and the related Mortgaged Property.

Amounts payable to the trust as holder of the ESK Mortgage Loan pursuant to the ESK Whole Loan Intercreditor Agreement will be included in the Available Distribution Amount for the related Distribution Date to the extent described in this prospectus supplement and amounts payable to the trust as the holder of the ESK Companion Loan will be distributed to the Class ESK certificates, net of certain fees and expenses on the ESK Companion Loan as set forth in the ESK Whole Loan Intercreditor Agreement.

Prior to the occurrence of an ESK Control Appraisal Period, the holders of the Class ESK certificates, as the holders of a beneficial interest in the ESK Companion Loan, acting through the ESK directing certificateholder, will have the right to cure certain defaults by the related borrower, the right to approve certain modifications and consent to certain actions to be taken with respect to the ESK Whole Loan and the right to replace the special servicer with respect to the ESK whole loan, as more fully described below.  An “ESK Control Appraisal Period” will exist with respect to the ESK Companion Loan, if and for so long as (a)(1) the initial principal balance of such ESK Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the ESK Companion Loan, (y) any Appraisal Reductions for the ESK Whole Loan that are allocated to the ESK Companion Loan and (z) any losses realized with respect to the related Mortgaged Property or the ESK Whole Loan that are allocated to the ESK Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of such ESK Companion Loan less (ii) any payments of principal allocated to, and received by, the holders of such ESK Companion Loan.  The holders of the Class ESK certificates, as the holders of a beneficial interest in the ESK Companion Loan, also have the right to purchase the related ESK Mortgage Loan in certain instances as described below. The holders of the Class ESK certificates will also have the right to post threshold collateral to avoid an ESK Control Appraisal Period.

Application of Payments.  Pursuant to the ESK Whole Loan Intercreditor Agreement, prior to the occurrence and continuance of (i) an event of default with respect to payments due under the ESK Mortgage Loan, (ii) an event of default which results in the related ESK Mortgage Loan becoming accelerated or becoming serviced by the special servicer pursuant to the terms of the Pooling and Servicing Agreement, or (iii) any bankruptcy or insolvency event that constitutes an event of default under the related mortgage loan documents (each of clauses (i)–(iii), a “Sequential Pay Event”) (or, if such a default has occurred, but the holder of the ESK Companion Loan has cured such a default or is exercising its rights to cure such default), after payment of amounts for required reserves or escrows required by the related mortgage loan documents and amounts payable or reimbursable under the Pooling and Servicing Agreement to the master servicer, special servicer, trustee, certificate administrator or senior trust advisor, payments and proceeds received with respect to the ESK Whole Loan will generally be applied in the following order:

first, to the trust, in an amount equal to accrued and unpaid interest due on the outstanding principal of the ESK Mortgage Loan at its net interest rate;

second, to the trust, in an amount equal to its pro rata share of all principal payments received on the ESK Whole Loan, until the principal balance of the ESK Mortgage Loan has been paid in full;

third, to the trust, in an amount equal to its pro rata share (based upon the product of its percentage interest multiplied by its relative spread (as set forth in the ESK Whole Loan Intercreditor Agreement)) of any yield maintenance charge or prepayment premium or other similar fees received in respect of a prepayment of the ESK Whole Loan;

fourth, to the trust, in an amount equal to the amount of unreimbursed costs and expenses paid by the trust (or paid or advanced by the master servicer or the special servicer on its behalf) and not previously reimbursed with respect to the ESK Whole Loan;

fifth, to the holder of the ESK Companion Loan, in an amount equal to the accrued and unpaid interest due on the outstanding principal balance of such ESK Companion Loan at its net interest rate;

sixth, to the holder of the ESK Companion Loan, in an amount equal to its pro rata share of all principal payments received on the ESK Whole Loan, until the principal balance of the ESK Companion Loan has been paid in full;

seventh, to the holder of the ESK Companion Loan, in an amount equal to its pro rata share (based on the product of its percentage interest multiplied by its relative spread (as set forth in the ESK Whole Loan Intercreditor Agreement)) of any yield maintenance charge or prepayment premium or other similar fees received in respect of a prepayment of the ESK Whole Loan;

eighth, to the holder of the ESK Companion Loan, in an amount equal to the aggregate amount of all payments or advances made by it in connection with the exercise of its cure rights under the ESK Whole Loan Intercreditor Agreement;

ninth, if the principal balance of the ESK Companion Loan has been reduced in connection with any written modification, amendment, waiver, restructuring or workout of the ESK Whole Loan, any proceeds of any foreclosure sale or liquidation of the ESK Whole Loan in excess of the amounts required to be paid in accordance with the foregoing First through Eighth, to the holder of the ESK Companion Loan in an amount equal to the amount of such reduction and interest on such amount;

tenth, to the trust and the holder of the ESK Companion Loan, an amount equal to their respective pro rata shares of the amount of assumption or transfer fees actually paid by the related borrower which are not required to be applied under the Pooling and Servicing Agreement to payments or reimbursements that relate to the ESK Whole Loan (based on their respective percentage interests (as set forth in the ESK Whole Loan Intercreditor Agreement)); and

eleventh, to the trust and the holder of the ESK Companion Loan, an amount equal to their respective pro rata shares (by initial principal balance) of any excess amount available to be distributed in connection with the ESK Whole Loan which is not otherwise distributable in accordance with First through Tenth above.

Following the occurrence and during the continuance of a Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the related mortgage loan documents and amounts then payable or reimbursable under the Pooling and Servicing Agreement to the master servicer, special servicer, trustee, certificate administrator and senior trust advisor, payments and proceeds with respect to the ESK Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

first, to the trust, in an amount equal to accrued and unpaid interest due on the outstanding principal of the ESK Mortgage Loan at its net interest rate;

second, to the trust, in an amount equal to the principal balance of the ESK Mortgage Loan, until such principal balance has been paid in full;

third, to the trust, in an amount equal to its pro rata share (based upon the product of its percentage interest multiplied by its relative spread (as set forth in the ESK Whole Loan Intercreditor Agreement)) of any yield maintenance charge or prepayment premium or other similar fees received in respect of a prepayment of the ESK Whole Loan;

fourth, to the trust, in an amount equal to the amount of unreimbursed costs and expenses paid by the trust (or paid or advanced by the master servicer or the special servicer on its behalf) and not previously reimbursed with respect to the ESK Whole Loan;

fifth, to the holder of the ESK Companion Loan, in an amount equal to the accrued and unpaid interest due on the outstanding principal balance of the ESK Companion Loan at its net interest rate;

sixth, to the holder of the ESK Companion Loan in an amount equal to the principal balance of the ESK Companion Loan, until such principal balance has been paid in full;

seventh, to the holder of the ESK Companion Loan, in an amount equal to its pro rata share (based on the product of its respective percentage interest multiplied by its relative spread (as set forth in the

ESK Whole Loan Intercreditor Agreement)) of any yield maintenance charge or prepayment premium or other similar fees received in respect of the ESK Whole Loan;

eighth, to the holder of the ESK Companion Loan, in an amount equal to the aggregate amount of all payments or advances made by it in connection with the exercise of its cure rights under the ESK Whole Loan Intercreditor Agreement;

ninth, if the principal balance of the ESK Companion Loan has been reduced in connection with any written modification, amendment, waiver, restructuring or workout of the ESK Whole Loan, any proceeds of any foreclosure sale or liquidation of the ESK Whole Loan in excess of the amounts required to be paid in accordance with the foregoing First through Eighth, to the holder of the ESK Companion Loan in an amount equal to the amount of such reduction and interest on such amount;

tenth, to the trust and the holder of the ESK Companion Loan, an amount equal to their respective pro rata shares (based on their respective percentage interests (as set forth in the ESK Whole Loan Intercreditor Agreement)) of the amount of assumption or transfer fees actually paid by the related borrower which are not required to be applied under the Pooling and Servicing Agreement to payments or reimbursements that relate to the ESK Whole Loan; and

eleventh, to the trust and the holder of the ESK Companion Loan, an amount equal to their respective pro rata shares (by initial principal balance) of any excess amount available to be distributed in connection with the ESK Whole Loan which is not otherwise distributable in accordance with First through Ninth above.

Cure Rights.  In the event that the related borrower fails to make any payment of principal or interest on the ESK Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to the ESK Whole Loan, prior to the occurrence of an ESK Control Appraisal Period, the holder of the ESK Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the ESK Whole Loan Intercreditor Agreement.  Unless otherwise consented to by the holder of the ESK Mortgage Loan, the holder of the ESK Companion Loan will be limited to four cure payments (or other cures of defaults) over the life of the ESK Whole Loan, no more than three (3) of which may be consecutive.  So long as the holder of the ESK Companion Loan is exercising a cure right for a monetary event of default, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of transferring the ESK Whole Loan to special servicing or exercising remedies.

Amendments and Consents.  Prior to the occurrence and continuance of an ESK Control Appraisal Period, the consent of the holder of the ESK Companion Loan is required to be obtained by the Special Servicer for any ESK Major Decision; provided that the foregoing does not release the master servicer or the special servicer, as applicable, from its obligation to comply with the Servicing Standard, the Pooling and Servicing Agreement, the terms of the ESK Whole Loan Intercreditor Agreement or any applicable law, including the REMIC Provisions.

“ESK Major Decisions” means:

(i)     any workout or other change to the ESK Whole Loan that would result in any modification of, or waiver with respect to, the mortgage loan that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the mortgage loan or a modification or waiver of any other monetary term of the mortgage loan relating to the amount or timing of any payment of principal or interest or any other sums (including reserve requirements) due and payable under the related mortgage loan documents or a modification or waiver of any material non-monetary provision of the mortgage loan, including but not limited to provisions which restrict the related borrower or its equity owners from incurring additional indebtedness or transferring interests in the Mortgaged Property or the borrower;

(ii)     any modification of, or waiver with respect to, the ESK Whole Loan that would result in a discounted pay off of the ESK Companion Loan;

(iii)    any foreclosure upon or comparable conversion (which may include acquisition of a REO Property) of the ownership of the Mortgaged Property or any acquisition of the Mortgaged Property by deed in-lieu-of foreclosure or any other exercise of remedies following an event of default;

(iv)    any material direct or indirect sale of all or any material portion of the Mortgaged Property or REO Property;

(v)     any substitution, release or addition of collateral for the ESK Whole Loan other than those required pursuant to the specific terms of the related mortgage loan documents and for which there is no material lender discretion;

(vi)    any release of the borrower or guarantor from liability with respect to the ESK Whole Loan including, without limitation, by acceptance of an assumption of the mortgage loan by a successor borrower or replacement guarantor except as expressly permitted by the mortgage loan documents;

(vii)   any determination (1) not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the borrower) or (2) accelerate the ESK Whole Loan (other than automatic accelerations pursuant to the mortgage loan documents);

(viii)   any transfer of the Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the borrower, except in each case as expressly permitted by the mortgage loan documents;

(ix)    any incurring of additional debt by the borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement to the extent lender’s approval is required by the mortgage loan documents;

(x)     the waiver or modification of any documentation relating to the guarantor’s obligations under the guaranty (as defined in the mortgage loan documents); and

(xi)    the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the mortgage loan documents and for which there is no material lender discretion.

Purchase Option.  If an event of default with respect to the ESK Whole Loan has occurred and is continuing, the holder of the ESK Companion Loan will have the option to purchase the ESK Mortgage Loan from the trust at a price generally equal to the sum, without duplication, of (a) the principal balance of the ESK Mortgage Loan, (b) accrued and unpaid interest on the ESK Mortgage Loan through the end of the related interest accrual period, (c) any other amounts due under the ESK Mortgage Loan, other than yield maintenance charges or prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) any unreimbursed Advances and any expenses incurred by any party in enforcing the mortgage loan documents, including, among other items, Advances and any accrued and unpaid Special Servicing Fees, (e) any accrued and unpaid interest on any unreimbursed Advances, (f) any Liquidation Fees or Workout Fees payable with respect to the ESK Whole Loan, if (i) the ESK Whole Loan borrower or borrower related party is the purchaser or (ii) if the ESK Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the ESK Whole Loan Intercreditor Agreement, and (g) certain additional amounts to the extent provided for in the ESK Whole Loan Intercreditor Agreement.

Special Servicer Appointment Rights.  Pursuant to the ESK Intercreditor Agreement, the ESK Directing Certificateholder (prior to the occurrence and continuation of an ESK Control Appraisal Period) will have the right, with or without cause, to replace the special servicer then acting with respect to ESK Mortgage Loan and appoint a replacement special servicer in lieu thereof.

Net Cash Flow and Certain Underwriting Considerations

Underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the mortgage loan sellers. Each investor should review the assumptions described in “—Additional Mortgage Loan Information” below and make its own determination of the appropriateness of the assumptions used in determining underwritten net cash flow. In addition, with respect to the mortgage loans in the trust, we note the following:

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In the case of fourteen (14) Mortgaged Properties identified as “Hutch Tower Two”, “NoBu Station”, “Arden Park”, “Motorola Solutions – Building I & III”, “Watermark Hurstbourne Apartments”, “Kenwood City Retail – Kenwood City Place”, “Tractor Supply/Fresenius Medical”, “Academy Sports - Garland, TX” and “Dollar General Portfolio” on Annex A-1 to this prospectus supplement, partially securing nine (9) mortgage loans representing approximately 18.5% of the Initial Pool Balance by allocated loan amount, the related mortgage loans are secured in whole or in part by a recently acquired or a newly renovated or constructed Mortgaged Property that either has no or limited prior operating history or does not have historical financial information.  See “Risk Factors—Commercial Lending is Dependent Upon Net Operating Income” in this prospectus supplement.

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In the case of seven (7) Mortgaged Properties identified as “Grapevine Mills”, “Meridian Corporate Center I”, “Oakland Square and Oakland Plaza”, “Kenwood City Retail” and “Meridian Corporate Center II” on Annex A-1 to this prospectus supplement, securing five (5) mortgage loans representing approximately 18.2% of the Initial Pool Balance, the occupancy reflected in this prospectus supplement includes certain tenants that are among the five (5) largest tenants at the related Mortgaged Property or which, in the aggregate, constitute a significant portion of the related Mortgaged Property, that have signed leases but are not in occupancy of their full spaces and/or are not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for).  The Underwritten Net Cash Flow and Underwritten Net Cash Flow Debt Service Coverage Ratio reflected in this prospectus supplement includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive periodic rent abatements or the lease is not yet executed.  See Annex A-1 and Annex A-3 (including the related footnotes) in this prospectus supplement.

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In the case of one (1) Mortgaged Property identified as “The Mall of Victor Valley” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 9.0% of the Initial Pool Balance, the borrower entered into an agreement with the city of Victorville in 2012, which provides that the borrower will receive assistance payments from the city which equal the sales tax (currently 1.0%) at the Mortgaged Property for total sales in excess of $100 million at the Mortgaged Property.  The mortgage loan seller included these payments in underwriting, and such payments constitute approximately 2.2% of the underwritten revenues.  The agreement expires in 2039, which is after the maturity date of the mortgage loan, and the maximum amount the borrower can receive over the term of the agreement is approximately $18.9 million.  We cannot assure you whether this agreement will remain place or that the lack of such an agreement will not have a material adverse impact on the Mortgaged Property’s revenues.

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In the case of two (2) mortgage loans identified as “Hutch Tower Two” and “Motorola Solutions - Building I & III” on Annex A-1 to this prospectus supplement, representing approximately 8.5% of the Initial Pool Balance, the Underwritten Net Cash Flow and Underwritten Net Cash Flow Debt Service Coverage Ratio are calculated based on the straight-line average rent of the sole tenant at each Mortgaged Property.  With respect to the mortgage loan identified as “Hutch Tower Two”

on Annex A-1 to this prospectus supplement, the Underwritten Net Cash Flow and Underwritten Net Cash Flow Debt Service Coverage Ratio using the rental rate in effect at origination are $6,482,500 and 1.31x, respectively.  With respect to the mortgage loan identified as “Motorola Solutions – Building I & III” on Annex A-1 to this prospectus supplement, the Underwritten Net Cash Flow and Underwritten Net Cash Flow Debt Service Coverage ratio using the rental rate in effect at origination are $1,880,325 and 1.05x, respectively.

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In the case of one (1) Mortgaged Property identified as “Columbus Square Portfolio” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 7.6% of the Initial Pool Balance, the Mortgaged Property benefits from an Industrial and Commercial Incentive Program (“ICIP”) and 421-A tax exemption.  The ICIP begins to phase out in the 2025/2026 tax year and expires in the 2033/2034 tax year, after the maturity date of the mortgage loan.  The 421-A tax exemption begins to phase out in the 2014/2015 tax year and expires in the 2021/2022 tax year (except with respect to the 808 Columbus building, which begins to phase out in the 2023/2024 tax year and expires in the 2031/2032 tax year).  The taxes are projected to increase from the current level of $949,975 to $1,638,023 at the maturity of the mortgage loan. While the tenants at the Mortgaged Property are required to reimburse the borrower for all property taxes, we cannot assure you that the tenant will do so and that the cash flow from the related Mortgaged Property will support the scheduled increases in tax liability. See “Risk Factors—Increases in Real Estate Taxes Due to Termination of a PILOT Program or Other Tax Abatement Arrangements May Reduce Net Cash Flow and Payments to Certificateholders” in this prospectus supplement.

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In the case of one (1) Mortgaged Property identified as “Hutch Tower Two” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 6.3% of the Initial Pool Balance, the Mortgaged Property benefits from an Industrial and Commercial Incentive Program (“ICIP”).  The ICIP begins to phase out in the 2025/2026 tax year and expires in the 2034 tax year, after the maturity date of the mortgage loan.  See “Risk Factors—Increases in Real Estate Taxes Due to Termination of a PILOT Program or Other Tax Abatement Arrangements May Reduce Net Cash Flow and Payments to Certificateholders” in this prospectus supplement.

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In the case of one (1) Mortgaged Property identified as “Hutch Tower Two” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 6.3% of the Initial Pool Balance, the single tenant has signed its lease and taken occupancy, but will not commence paying rent until October 1, 2015.  At origination, the borrower reserved $8,158,568 to be used to pay the monthly debt service under the mortgage loan until the tenant commences paying rent.

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In the case of one (1) Mortgaged Property identified as “17 State Street” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 5.9% of the Initial Pool Balance, the borrower entered into a master lease that covers approximately 2.6% of the Mortgaged Property by net rentable area.  The UW NCF and the UW NCF DSCR were calculated excluding the rent from the master lease.  The UW NCF DSCR excluding the master lease is 1.79x, and the UW NCF DSCR including the master lease rent is 1.88x.  The master lease rent payments are guaranteed by the two guarantors on the mortgage loan.  Under the loan documents, the square footage demised under the master lease may be reduced (with a proportional reduction in the master lease rent) to the amount by which the projected net operating income exceeds the net operating income as of the origination date, as well as on each subsequent date when the projected net operating income exceeds the projected net operating income on the date of the immediately preceding determination. When the projected net operating income exceeds $16,000,000, the master lease will be terminated. See “Description of Top Ten Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus supplement for additional information.

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In the case of one (1) Mortgaged Property identified as “Peerless Lofts” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 1.5% of the Initial Pool Balance, the Mortgaged Property currently benefits from a tax abatement from the city of Providence, Rhode Island, pursuant to a stabilization tax treaty that expires in December 2015.  Under such tax treaty, the borrower’s real estate taxes are limited to an annual payment of $33,407 or $344/unit. Following the expiration of the tax abatement program, the borrower’s real estate taxes would revert to the actual taxes implied by the assessed value of the Mortgaged Property. The implied tax expense based on the 2013 assessed value for the Mortgaged Property, if the Mortgaged Property were unencumbered by the tax treaty, would be over $450,000.  According to the borrower, negotiations with the city of Providence are underway with regard to mitigating the impact of the expiration of the tax treaty.  We cannot assure you that the related Mortgaged Property will support increases in tax liability upon any termination of the tax abatement. See “Risk Factors—Increases in Real Estate Taxes Due to Termination of a PILOT Program or Other Tax Abatement Arrangements May Reduce Net Cash Flow and Payments to Certificateholders” in this prospectus supplement.

See “Risk Factors—Risks Relating to Underwritten Net Cash Flow”, Annex A-1 and Annex A-3 (including the related footnotes) in this prospectus supplement.

Mortgaged Property Considerations

Environmental Considerations

In connection with the origination of the mortgage loans, the related mortgage loan seller or other originator either (i) obtained or updated an environmental site assessment for the related Mortgaged Property from a qualified environmental firm or (ii) obtained an environmental insurance policy for the related Mortgaged Property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”, “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes—Environmental Assessment”, “—RAIT Funding, LLC —RAIT’s Underwriting Guidelines and Processes”, “—Column Financial, Inc.— Column’s Underwriting Guidelines and Processes” and “—General Electric Capital Corporation—GE Capital Real Estate’s Commercial Mortgage Loan Underwriting” in this prospectus supplement.

See “Risk Factors—Environmental Risks Relating to the Mortgaged Properties” in this prospectus supplement and “Certain Legal Aspects of the Mortgage Loans—Environmental Risks” in the prospectus. In addition, with respect to the mortgage loans in the trust, we note the following:

With respect to one (1) Mortgaged Property identified as “2100 Wharton Street” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 1.5% of the Initial Pool Balance, the related Phase I environmental site assessment identified as a REC the prior operations of a manufacturer of hot pressed nuts, bolts and washer at the Mortgaged Property dating back to the nineteenth century, which according to the environmental assessment would have likely involved the cutting, forging and threading of metals with the use of cutting oils, coolants and other hazardous substances.  However, the environmental assessment indicated that the potential historical oil releases would not be expected to impact the continued use of that part of the Mortgaged Property, which is currently used as a parking lot.  The environmental consultant advised that no further investigation was required unless the future use of the property changes.

With respect to one (1) Mortgaged Property identified as “Oakland Square and Oakland Plaza – Oakland Plaza” on Annex A-1 to this prospectus supplement, partially securing one (1) mortgage loan representing approximately 1.4% of the Initial Pool Balance by allocated loan amount, the Phase I environmental assessment of the Oakland Plaza property (the “2014 ESA Report”) reported that prior operations of a gas station adjacent to the southwest corner of the property resulted in soil contamination that was revealed in 2007 through a Phase I environmental assessment (the “2007 Phase I Report”).  The

2007 Phase I Report identified a recognized environmental condition and recommended that a limited subsurface investigation be conducted.  The related Phase II environmental assessment  (the “2007 Phase II Report”) reported soil contamination levels that exceeded residential and non-residential drinking water protection criteria and also groundwater surface water interface protection criteria, and recommended the preparation of a baseline environmental assessment (“BEA”) and due care plan for the site.  To the related mortgage loan seller’s knowledge, the mortgaged property’s prior owner did not implement the recommendations in the 2007 Phase II Report or take any other remedial action.  We cannot assure you that the failure to implement such recommendations will not have an adverse impact on the mortgaged property or on the borrower’s repayment of the loan.

With respect to the Oakland Plaza property, the environmental consultant also identified a recognized environmental condition and potential due care obligation to determine if soil contaminants were at an acceptable level to the Michigan Department of Environmental Quality (“MDEQ”).  The 2014 ESA Report recommended that a BEA be obtained to verify the presence of any environmental conditions.  The BEA confirmed that the Oakland Plaza property qualified as a “facility” containing recognized environmental conditions under the Michigan Natural Resources and Environmental Protection Act, 1994 PA 451 as amended (“NREPA”), due to levels of several petroleum-related constituents and metals detected at the property exceeding the applicable MDEQ residential clean-up criteria for hazardous substances.  Pursuant to Michigan law, a party is permitted to buy, lease or foreclose on contaminated property and not become liable for the clean-up of the property, provided such party did not cause the contamination, if a BEA is conducted and such assessment is disclosed to MDEQ and subsequent purchasers and transferees of the property.  The BEA has been filed with the State of Michigan.  The environmental consultant engaged to conduct the BEA prepared a due care plan (Documentation of Due Care Compliance) to comply with due care obligations under NREPA for contaminated properties and also to conduct a vapor intrusion investigation to ensure that vapor intrusion of volatile organic compounds near the contamination area was not affecting the building located nearby occupied by a restaurant tenant.  The vapor intrusion investigation revealed that there was no vapor intrusion condition at the building and that no further action was warranted.

With respect to one (1) Mortgaged Property identified as “Glenbrook Commons” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan, representing approximately 1.4% of the Initial Pool Balance, the related environmental site assessment (“ESA”) reported the presence of seven apparent groundwater monitoring wells on the Mortgaged Property that were installed to investigate possible contamination for the Mortgaged Property’s prior use but are no longer in use.  The ESA recommended that documented confirmation regarding proper abandonment of the monitoring wells be provided for review and, if unavailable or inconclusive, an inspection of the monitoring wells be performed to provide visual confirmation that the monitoring wells have been properly abandoned.  The estimated cost of inspection is approximately $1,000 and the estimated cost of abandonment, if required, is $7,000.

With respect to one (1) Mortgage Property identified as “1690 New Britain Avenue” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 1.3% of the Initial Pool Balance, the environmental site assessment (the “ESA”) reported that the Mortgaged Property was historically occupied from 1961 to 2006 by industrial tenants involved in assembling and testing electronic controls for use in military and commercial aircrafts and currently is considered an “Establishment” under the Connecticut Transfer Act (the “CTA”).  United Technology Realty is completing the necessary investigation and remediation efforts required by the CTA and after such investigation and remediation is complete, the required verification in accordance with the Connecticut regulations will be obtained and the Mortgaged Property will no longer be considered an Establishment.  The only remaining investigation and remediation item is confirmatory groundwater monitoring, which is expected to be completed by the end of 2014.  In addition, several underground storage tanks were removed from the Mortgaged Property but related closure documentation was not provided to the environmental consultant.  The borrower reserved $50,000 at origination of the mortgage loan for these outstanding environmental issues.

With respect to one (1) Mortgaged Property identified as “East Roosevelt Boulevard Office Portfolio” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately

0.8% of the Initial Pool Balance, the related environmental site assessment (“ESA”) reported that an adjoining property is an active filling station that constitutes a leaking underground storage tank (“LUST”).  In addition, the ESA reported one apparent closed groundwater monitoring well and one active monitoring well on the Mortgaged Property.  The environmental consultant reported that the potential for subsurface impacts on the Mortgaged Property from the LUST on the adjoining property, along with the lack of groundwater data from the closed and active monitoring wells, constitute a recognized environmental condition at the Mortgaged Property.  The ESA reported that the responsible party for the release from the adjoining property is Luke Oil 69244 and the borrower is not responsible for any related investigation or remediation at the Mortgaged Property.  The ESA also reported that groundwater is not consumed at the Mortgaged Property.

With respect to one (1) Mortgaged Property identified as “740 Kifer Road” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 0.3% of the Initial Pool Balance, the related Phase I environmental site assessment reported that the Mortgaged Property was operated as a semiconductor manufacturing facility between 1970 and 1982.  According to the assessment report, during this period, soil and groundwater underlying the Mortgaged Property became contaminated with a number of volatile organic compounds (“VOCs”) which were used in the semiconductor manufacturing process.  The source of the contamination was attributed to a leaking waste solvent underground storage tank and an associated waste water neutralization system that operated at the Mortgaged Property from 1970 until the early 1980s.  The leaking underground storage tank and associated contaminated soil were removed from the site in 1982.  The leaking wastewater neutralization system was removed from the Mortgaged Property in 1987.  According to the environmental assessment, numerous soil and groundwater investigations have been conducted at the Mortgaged Property and the California Regional Water Quality Control Board (“RWQCB”) took over oversight of the groundwater remediation.  The parent company of the semiconductor manufacturer originally responsible for the contamination was named the responsible party (“RP”) and subsequently entered into a Clean-up Order (Order 97-064) with the RWQCB in 1994.  Eleven chemicals of concern were identified (all VOCs) and trichloroethylene or TCE was selected as the indicator chemical due to its high concentrations at the Mortgaged Property.  A groundwater extraction and treatment system was operated at the Mortgaged Property from 1983 until 2009.  Since 2009, natural attenuation has been the method of choice to further decrease the groundwater contamination.  In 2013, the RP requested Case Closure from the RWQCB based upon the low threat from VOCs and the stabilization of the plume for the last five years with no active remediation activities.  The RWQCB requested additional soil vapor studies and consideration for Case Closure is pending review of the soil vapor study report.  The remaining groundwater contamination at the Mortgaged Property is currently considered to be a REC.  The environmental assessment report did not recommend additional investigation at the Mortgaged Property at loan origination based on the ongoing remedial activities being conducted at the Mortgaged Property by the RP under the supervision of the RWQCB.

See also representation number 43 on Annex D-1 to this prospectus supplement and the exceptions to that representation on Annex D-2 to this prospectus supplement.

Property Renovation Issues

Certain of the Mortgaged Properties are properties that are currently undergoing or are expected to undergo in the future redevelopment or renovation.

With respect to one (1) Mortgaged Property identified as “Grapevine Mills” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 9.0% of the Initial Pool Balance, the borrower is expected to commence a $21,000,000 renovation to the common areas and the entrance at Neiman Marcus, which is expected to be completed by the end of the year 2015.  We cannot assure you that the borrower will complete the renovations, that the failure to do so or that the renovations process itself will not have an adverse impact on the Mortgaged Property.

Three (3) Mortgaged Properties identified as “Hilton Houston Post Oak”, “Holiday Inn French Quarter – Chateau Lemoyne” and “Westin Columbus” on Annex A-1 to this prospectus supplement, securing three (3) mortgage loans representing approximately 5.6% of the Initial Pool Balance, are currently subject to a property improvement plan (a “PIP”) required by the related franchise agreement.  In the case of the Mortgaged Property identified as “Hilton Houston Post Oak”, the PIP is estimated to cost approximately $8.4 million, and approximately $6.1 million remained outstanding as of the origination date of the mortgage loan. The mortgage loan is structured with a springing monthly reserve in an amount reasonably estimated by the lender to pay for the remaining portion of the PIP, but the reserve is waived to the extent the borrower provides evidence that it is complying with the PIP requirements under the franchise agreement.  In the case of the Mortgaged Properties identified as “Holiday Inn French Quarter – Chateau Lemoyne” and “Westin Columbus”, the PIP is estimated to cost approximately $7.8 million and $3.1 million, respectively, and each borrower was required to deposit the full estimated cost of the PIP into the FF&E reserve at origination of the mortgage loan.  We cannot assure you that the borrowers will complete the PIPs in accordance with the related franchise agreements or regarding the potential impact on the related franchise agreements in the event the borrowers fail to complete the PIPs.

We cannot assure you that any of these renovations or expansions will be completed or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties.

See “Risk Factors—Risks Related to Redevelopment and Renovation at the Mortgaged Properties” in this prospectus supplement.

Litigation Considerations; Bankruptcy Issues and Other Proceedings

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates. In addition, certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure. In this regard, we note the following with respect to the mortgage loans in the trust:

One (1) of the mortgage loans refinanced a loan in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of such mortgage loan as described below:

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With respect to one (1) mortgage loan identified as” MHPI Indiana Portfolio” on Annex A-1 to this prospectus supplement, representing approximately 0.6% of the Initial Pool Balance, the proceeds of the mortgage loan were used to repay in full two prior mortgage loans that were then in maturity default.

With respect to fourteen (14) mortgage loans identified as “Grapevine Mills”, “The Mall of Victor Valley”, “Columbus Square Portfolio”, “17 State Street”, “Embassy Suites Kennesaw”, “Kenwood City Retail”, “Watermark Hurstbourne Apartments”, “2100 Wharton Street”, “Water’s Edge”, “Skyview Plaza Shopping Center”, “MHPI Indiana Portfolio”, “Wauwatosa Industrial”, “The Carrier Building” and “Woodland Estates”  on Annex A-1 to this prospectus supplement, representing approximately 42.8% of the Initial Pool Balance, within the last ten (10) years, borrower sponsors (or affiliates of borrower sponsors) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the mortgage loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay off, loan restructuring, bankruptcy or insolvency proceedings or similar proceedings.  See “Risk Factors—Risks Associated with Commercial Real Estate Lending”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation or Other Legal Proceedings Could Adversely Affect the Mortgage Loans” in this prospectus supplement.

With respect to one (1) Mortgaged Property identified as “Columbus Square Portfolio” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 7.6% of the Initial Pool Balance, the guarantor (Lawrence Gluck) is a named defendant in a lawsuit filed by a former partner, Robert Rosania, alleging breach of contract, including the withholding of financial records and information, and seeking unspecified compensatory damages. The lawsuit involves the plaintiff’s ownership stake in various New York City properties that are mutually owned (the plaintiff has an indirect ownership in the mortgaged property of approximately 4%). The lawsuit is currently in abeyance as the parties attempt to reach a settlement, which may include Mr. Gluck’s acquisition of the plaintiff’s ownership stake in the related properties.

With respect to one (1) Mortgaged Property identified as “Columbus Square Portfolio” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 7.6% of the Initial Pool Balance, Joseph Chetrit, a principal in CG Park West LLC (a 65% owner of the borrower) and individually a 16.7% indirect equity holder in the borrower, was convicted of a federal felony in 1990 (entry of goods by means of false statements) in connection with a plan to circumvent U.S. import quotas on South Korean goods by trans-shipping South Korean fabric to France and re-labeling it as French for import into the U.S. Mr. Chetrit was sentenced to 3 years’ probation, among other things.

With respect to one (1) Mortgaged Property identified as “Hutch Tower Two” on Annex A-1 to this prospectus supplement securing one (1) mortgage loan representing approximately 6.3% of the Initial Pool Balance, the related borrower sponsor has various ongoing litigation matters related to previous development projects, including claims related to fraud, breach of contract, breach of express warranty, breaches of implied warranty, and allegedly deceptive business practices.

In the case of one (1) Mortgaged Property identified as “North Riverside Park Mall” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 5.9% of the Initial Pool Balance, one of the guarantors (Jeffrey Feil) is named as defendant in a lawsuit initiated by various family members/ shareholders alleging mismanagement of certain family businesses and seeking dissolution and liquidation of the related business assets. Mr. Feil assumed control of the businesses following the death of his parents. Specifically, the plaintiffs’ claims include that Mr. Feil, using his voting control, engaged in a scheme to restrict cash distributions and coerce the family members to sell their interests in the family businesses to Mr. Feil at unconscionably low prices. Additional claims include Mr. Feil’s misappropriation of insurance proceeds following Hurricane Katrina. Certain information concerning the related proceedings is under seal because of existing confidentiality agreements. We cannot assure you that such litigation will not be adversely adjudicated, or that there will not be any material adverse effects on Mr. Feil’s business or on the operation of the Mortgaged Property as a result.

In the case of one (1) mortgage loan identified as “Kenwood City Retail” on Annex A-1 to this prospectus supplement, representing approximately 1.9% of the Initial Pool Balance, the borrower sponsor reported that it previously sponsored eleven (11) real estate projects that became the subject of foreclosure proceedings in 2011.

With respect to one (1) Mortgaged Property identified as “2100 Wharton Street” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 1.5% of the Initial Pool Balance, the related borrower sponsors are the principals of a privately held real estate development firm, which, indirectly through one or more subsidiary entities, was involved in three commercial mortgage loans, secured by commercial real estate unrelated to the Mortgaged Property, that were restructured and, in one case, involved a short sale, generally resulting from recessionary conditions.

With respect to one (1) Mortgaged Property identified as “Water’s Edge” on Annex A-1 to this prospectus supplement securing one (1) mortgage loan representing approximately 1.1% of the Initial Pool Balance, the related borrower sponsor had a short sale on a first and second mortgage secured by his primary residence. According to the borrower sponsor, the underlying lender required the borrower sponsor to default on his debt service payments before it was willing to accept a short sale on the primary residence. The lender accepted a short sale after the borrower sponsor defaulted on the underlying loans.

With respect to one (1) Mortgaged Property identified as “Northridge Business Center” on Annex A-1 to this prospectus supplement securing one (1) mortgage loan representing approximately 0.5% of the Initial Pool Balance, each of the borrower and the recourse carve-out guarantor is owned by two trusts, each of which is controlled by a trustee that is a defendant in law suits relating to such trustee’s previous development and business projects, including claims related to breach of contract and fraud.

With respect to three (3) Mortgaged Properties identified as “MHPI Indiana Portfolio” on Annex A-1 to this prospectus supplement securing one (1) mortgage loan representing approximately 0.6% of the Initial Pool Balance, one of the related borrower sponsors had (a) a discounted payoff with respect to a home equity line of credit and (b) a short sale with respect to a vacation residence.

See “Risk Factors—Risks Associated with Commercial Real Estate Lending”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation or Other Legal Proceedings Could Adversely Affect the Mortgage Loans” in this prospectus supplement.

See “Risk Factors—Litigation or Other Legal Proceedings Could Adversely Affect the Mortgage Loans” in this prospectus supplement and “Risk Factors—Litigation Concerns” in the prospectus. See also representation and warranty No. 42 on Annex D-1 to this prospectus supplement and the exceptions to that representation on Annex D-2 to this prospectus supplement.

Tenant Issues

Occupancy and Tenant Concentrations. Mortgaged Properties that are owner-occupied or leased to a single tenant, or leased to a tenant that makes up a significant portion of the rental income, are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease.

See “Risk Factors—Risks of Lease Early Termination Options” and “—Certain Additional Risks Relating to Tenants” in this prospectus supplement, and Annex A-3 to this prospectus supplement.

In addition, the Mortgaged Properties securing mortgage loans included in the trust have single tenant concentrations as set forth below:

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Fourteen (14) Mortgaged Properties identified as “Hutch Tower Two”, “Motorola Solutions - Building I & III”, “Wauwatosa Industrial”, “Tractor Supply/Fresenius Medical”, “The Carrier Building”, “Academy Sports – Garland, TX”, “Dollar General Portfolio”, “740 Kifer Road” and “Rite Aid” on Annex A-1 to this prospectus supplement, securing nine (9) mortgage loans representing approximately 11.7% of the Initial Pool Balance by allocated loan amount, are leased to a single tenant.  With respect to certain of these mortgage loans, the single tenant’s lease expires prior to or shortly after the related maturity date or anticipated repayment date, as applicable. See Annex A-1 to this prospectus supplement for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

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Two (2) Mortgaged Properties identified as “2100 Wharton Street” and  “Meriden Executive Park” on Annex A-1 to this prospectus supplement, securing two (2) mortgage loans representing approximately 2.4% of the Initial Pool Balance, have government tenants among the five (5) largest tenants at the related Mortgaged Property that in certain cases have the right to terminate their leases under certain circumstances, including due to a lack of appropriations during the term of the lease.

Mortgaged Properties securing certain mortgage loans have tenant lease concentrations. For certain information on the top ten tenants at each of the top ten mortgage loans, see the chart entitled “Tenant Summary” on Annex A-3 to this prospectus supplement. In addition, see Annex A-1 for the identity and size of the top five tenants at each Mortgaged Property. Further, we note the following with respect to the mortgage loans in the trust:

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With respect to two (2) Mortgaged Properties identified as “Skyview Plaza Shopping Center” and “Harrodsburg Marketplace” on Annex A-1 to this prospectus supplement, securing two (2) mortgage loans representing approximately 1.0% of the Initial Pool Balance, the related Mortgaged Properties are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “Risk Factors—Tenant Concentration Entails Risk” and “—Certain Additional Risks Related to Tenants” in this prospectus supplement.

Certain Mortgaged Properties securing some of the mortgage loans may have low occupancy rates. For the occupancy rate and the date of its measurement for each mortgage loan, see Annex A-1 to this prospectus supplement.

Certain of the Mortgaged Properties are leased to the related borrower or affiliates of the related borrower. In that regard, we note the following with respect to the mortgage loans in this trust:

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With respect to one (1) Mortgaged Property identified as “Watermark Hurstbourne Apartments” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 1.8% of the Initial Pool Balance, the Mortgaged Property is leased to a borrower affiliate because the borrower is a Delaware statutory trust and is therefore unable to operate a multifamily property.  The master lease is subordinate to the loan documents pursuant to a subordination agreement, which provides that the master lease may be terminated upon foreclosure or deed-in-lieu of foreclosure.

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With respect to one (1) Mortgaged Property identified as “Water’s Edge” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 1.1% of the Initial Pool Balance, the Mortgaged Property is leased to a borrower affiliate because the borrower is a Delaware statutory trust and is therefore unable to operate a multifamily property.  The master lease is subordinate to the loan documents pursuant to a subordination agreement, which provides that the master lease may be terminated upon foreclosure or deed-in-lieu of foreclosure.

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With respect to one (1) Mortgaged Property identified as “Marysville Farms” on Annex A 1 to this prospectus supplement securing one (1) mortgage loan representing approximately 0.4% of the Initial Pool Balance, the Mortgaged Property has 66 manufactured homes owned by an affiliate of the borrower which are not collateral for the related mortgage loan.  The borrower entered into a master lease at market rate with such affiliate with respect to the pads which the affiliate-owned homes are located.

In each of the above circumstances, we cannot assure you that the terms of those leases are not inherently more beneficial to the tenant than similar leases to unaffiliated third party tenants.  See “Risk Factors—Certain Additional Risks Relating to Tenants” and “—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” in this prospectus supplement.

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related mortgage loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top ten mortgage loans, see the related summaries attached as Annex A-3 to this prospectus supplement. In addition, see Annex A-1 to this prospectus supplement for tenant lease expiration dates for the five (5) largest tenants at each Mortgaged Property. In addition, identified below are certain lease terminations and expirations with respect to the Mortgaged Properties securing certain of the mortgage loans included in the trust:

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Twelve (12) Mortgaged Properties identified as “Grapevine Mills”, “The Mall of Victor Valley”, “635 Madison Avenue”, “Oakland Square and Oakland Plaza”, “Meridian Corporate Center I”, “Meridian Corporate Center II”, “Glenbrook Commons”, “Meriden Executive Park”, “East Roosevelt Boulevard Office Portfolio”, “Churchill Square Shopping Center” and “Wichita Square” on Annex A-1 to this prospectus supplement, securing eleven (11) mortgage loans representing approximately 36.6% of the Initial Pool Balance, are each subject to tenant leases that are scheduled to have a 50% or more, but less than 100% (based either on net rentable area or total underwritten rent) lease rollover in the same year as, or prior to, the related maturity date or anticipated repayment date.

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Seven (7) Mortgaged Properties identified as “Motorola Solutions - Building I & III”, “Glenbrook Commons”, “1690 New Britain Avenue”, “Wauwatosa Industrial”, “The Carrier Building”, “740 Kifer Road” and “East Dublin Center” on Annex A-1 to this prospectus supplement, securing seven (7) mortgage loans representing approximately 6.5% of the Initial Pool Balance, are each subject to tenant leases that are scheduled to have 100% (based either on net rentable area or total underwritten rent) lease rollover in the same year as, or prior to, the related maturity date or anticipated repayment date.

Terminations. Tenants under commercial leases often have the right to terminate the related lease or abate or reduce the related rent for various reasons or upon various conditions See “Risk Factors—Risks of Lease Early Termination Options” in this prospectus supplement.

Eleven (11) Mortgaged Properties identified as “Columbus Square Portfolio”, “17 State Street”, “Meridian Corporate Center I”, “Meridian Corporate Center II”, “2100 Wharton Street”, “Glenbrook Commons”, “Meriden Executive Park, “Skyview Plaza Shopping Center”, “Northridge Business Center” “Westwood Square”, and “Harrodsburg Marketplace” on Annex A-1 to this prospectus supplement, securing eleven (11) mortgage loans representing approximately 23.7% of the Initial Pool Balance by allocated loan amount, are each subject to leases where one or more of the top five (5) tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related mortgage loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co-tenancy provisions) and/or the right to reduce such tenant’s total leased space at the related Mortgaged Property pursuant to the related lease. See Annex A-1 to this prospectus supplement and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Two (2) Mortgaged Properties identified as “Academy Sports – Garland, TX” and “Rite Aid” on Annex A-1 to this prospectus supplement, securing two (2) mortgage loans representing approximately 0.7% of the Initial Pool Balance, the sole tenants have the ability to cease operations at the related Mortgaged Properties but will be required to continue paying rent in compliance with their obligations under their respective leases.

With respect to one (1) Mortgaged Property identified as “East Roosevelt Boulevard Office Portfolio” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 0.8% of the Initial Pool Balance, several tenants at the Mortgaged Property lease their space under month-to-month leases.

Purchase Options, Rights of First Refusal and Rights of First Offer

Tenants under commercial leases, franchisors, property managers, ground lessors and others may have the right to purchase all or a portion of the related Mortgaged Property under certain circumstances, including, in the event that the related borrower contemplates a sale of such Mortgaged Property. See “Risk Factors—Options and Other Purchase Rights May Affect Value or Hinder Recovery with Respect to the Mortgaged Properties” in this prospectus supplement and representation No. 8 on Annex D-1 to this prospectus supplement and the exceptions to that representation on Annex D-2 to this prospectus supplement. With respect to the Mortgaged Properties securing the mortgage loans in the trust, we note in particular the following:

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In the case of five (5) Mortgaged Properties identified as “Columbus Square Portfolio”, “Embassy Suites Kennesaw” and “Tractor Supply/Fresenius Medical” on Annex A-1 to this prospectus supplement, securing three (3) mortgage loans representing approximately 10.5% of the Initial Pool Balance, certain tenants, franchisors, property managers, ground lessors, owners’

associations at such Mortgaged Properties or other parties have a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable.

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With respect to one (1) Mortgaged Property identified as “Columbus Square Portfolio” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 7.6% of the Initial Pool Balance, the tenant (William F. Ryan Community Health Center) has a purchase option to acquire certain units within the 801 Amsterdam property (one of five constituent properties comprising the Mortgaged Property), exercisable on or after January 1, 2020. The purchase option is not extinguished by foreclosure. The option price is $19,800,000; however, if the tenant elects to exercise the purchase option, only the entirety of the 801 Amsterdam property is permitted to be released, subject to certain conditions, including (i) payment of a release price equal to $51,500,000, together with applicable yield maintenance charges; (ii) confirmation of property-related compliance with zoning and subdivision requirements, (iii) a rating agency confirmation; and (iv) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial release, among other things.

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With respect to one (1) Mortgaged Property identified as “Wichita Square” on Annex A-1 to this prospectus supplement securing one (1) mortgage loan representing approximately 0.5% of the Initial Pool Balance, the adjacent property owner has a right of first refusal to match any third party offer with respect to the Mortgaged Property.

Additional Considerations

With respect to two (2) Mortgaged Properties identified as “The Mall of Victor Valley” and “North Riverside Park Mall” on Annex A-1 to this prospectus supplement, securing two (2) mortgage loans representing approximately 9.0% and 5.9%, respectively, of the Initial Pool Balance, an anchor or shadow anchor tenant at the Mortgaged Properties is JCPenney, which in January 2014 announced its intention to close thirty-three stores in 2014. None of the JCPenney tenants at the related Mortgaged Properties are included in the thirty-three stores, though we cannot assure you that any of these Mortgaged Properties will be unaffected by currently contemplated or any future JCPenney store closings.  We cannot assure you that JCPenney will not report earnings losses or otherwise exhibit signs of financial distress or that its stores will remain open for business in the future.

With respect to one (1) Mortgaged Property identified as “The Mall of Victor Valley” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 9.0% of the Initial Pool Balance, Sears is a tenant that is part of the collateral for the related mortgage loan, and with respect to one (1) Mortgaged Property identified as “North Riverside Park Mall” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 5.9% of the Initial Pool Balance, Sears is an anchor tenant that is not part of the collateral for the related mortgage loan. On May 22, 2014, Sears Holdings announced a net loss of $402 million and its intentions to close approximately 80 stores in 2014 and may close additional stores during the remainder of the year. The closing of an anchor tenant, even if that tenant is not part of the collateral for the mortgage loan, could have a material adverse effect on the related mortgage loan. See “Risk Factors—Risks of Lease Early Termination Options” in this prospectus supplement.

With respect to one (1) Mortgaged Property identified as “Grapevine Mills” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 9.0% of the Initial Pool Balance, the related mortgage loan does not have a separate guarantor for the non-recourse carve-out liabilities, and the borrower is the sole party responsible for any violations or breaches of the non-recourse carve-out provisions in the mortgage loan documents. See “Risk Factors—Mortgage Loans Are Nonrecourse and Are Not Insured or Guaranteed” in this prospectus supplement.

With respect to one (1) Mortgaged Property identified as “Grapevine Mills” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 9.0% of the Initial

Pool Balance, one anchor space was formerly leased to JCPenney, which in January 2014 terminated its lease and vacated its space. In addition, the second largest tenant at the Mortgaged Property has also notified the borrower that it intends to terminate its lease and vacate the Mortgaged Property. These tenants were not included in underwriting and the borrower is currently marketing both spaces for lease, although we can make no assurances that the borrower will be able to re-lease the spaces or that the departure of those tenants will not have an adverse impact on operations at the Mortgaged Property. See “Risk Factors—Tenant Concentration Entails Risk” in this prospectus supplement.

With respect to one (1) Mortgaged Property identified as “Columbus Square Portfolio” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 7.6% of the Initial Pool Balance, the Mortgaged Property consists of the co-borrowers’ interests in the commercial components of five condominium regimes as follows: (i) 808 Columbus: 39.7%; (ii) 775 Columbus: 42.7%; (iii) 801 Amsterdam: 39.5%;  (iv) 795 Columbus: 43.8%; 805 Columbus: 37.8%.  For each association, the residential component owners have a majority of voting rights, but material decisions of the association nonetheless require the commercial component owners’ approval. We cannot assure you that the lack of control over the condominium board will not have a material adverse impact on the Mortgaged Property.

With respect to one (1) Mortgaged Property identified as “Meridian Corporate Center I” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 2.9% of the Initial Pool Balance, Health Decisions, the second largest tenant at the Mortgaged Property, subleases a portion of its space to BASF Corporation (“BASF”) (13.7% of the net rentable area).  BASF’s subleases are scheduled to expire in 2018, which is coterminated with the main lease.

With respect to two (2) Mortgaged Properties identified as “Oakland Square and Oakland Plaza” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 2.8% of the Initial Pool Balance, DSW, one of the top 5 tenants at the Mortgaged Properties, sublets approximately 24,404 SF to TJ Maxx companies (Home Goods).  Such sublease is coterminous with the main lease.

With respect to one (1) Mortgaged Property identified as “Embassy Suites Kennesaw” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 2.3% of the Initial Pool Balance, in connection with the origination of the previous debt that was secured by the Mortgaged Property, the borrower and an affiliate of the prior lender entered into a shared profit arrangement based on a future sale, transfer or refinancing of the Mortgaged Property.  The agreement provides that an affiliate of the prior lender will share a percentage interest of the proceeds upon the sale, transfer or disposition of the Mortgaged Property.  Additionally, the affiliate of the prior lender has the right to convert its interests under the agreement to membership interests in the borrower.  At origination of the mortgage loan, the affiliate of the prior lender and the mortgage loan seller entered into an estoppel and subordination agreement, which subordinates the agreement to the lien of the mortgage loan and restricts the prior lender from converting its rights under the agreement into membership interests of the borrower, except to the extent there is no change of control or management of the borrower and the transfer complies with any “know your customer” or OFAC searches required by the lender.  The prior loan was paid off in full and all other liens on the Mortgaged Property were released upon origination of the mortgage loan.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current (within six (6)) months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and Loan-to-Value Ratio”, “—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”, “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes—Appraisals”,  “—RAIT Funding, LLC—

RAIT’s Underwriting Guidelines and Processes”,  “—Column Financial, Inc.— Column’s Underwriting Guidelines and Processes” and “—General Electric Capital Corporation—GE Capital Real Estate’s Commercial Mortgage Loan Underwriting” in this prospectus supplement.

With respect to one (1) Mortgaged Property identified as “Hutch Tower Two” on Annex A-1 to this prospectus supplement securing one (1) mortgage loan representing approximately 6.3% of the Initial Pool Balance, the appraiser provided and the lender used an “Prospective Market Value As Complete and Physically Stabilized” value of $117,000,000 which assumes that the lease will commence on September 1, 2014 and rent will commence on October 1, 2015.  The “Prospective Market Value As Complete and Physically Stabilized” appraised value of $117,000,000 results in a Cut-off Date LTV Ratio of 68.8%, and the “as-is” value of $106,000,000 results in a Cut-off Date LTV Ratio of 75.9%.  At origination, the borrower escrowed $8,158,568 to cover the free rent provided to the tenant, which a portion will be used to pay the monthly debt service payment so long as certain conditions are satisfied under the related mortgage loan documents.

With respect to one (1) Mortgaged Property identified as “Holiday Inn French Quarter – Chateau Lemoyne” on Annex A-1 to this prospectus supplement, representing approximately 1.8% of the Initial Pool Balance, the “as-is” appraised value included an extraordinary assumption that $7,775,590 in planned capital expenditures will be spent during the first year on capital improvements required by the related franchise agreement.  At origination of the mortgage loan, the borrower was required to escrow the full estimated amount of the property improvement plan into the replacement reserve.  See Annex A-1 in this prospectus supplement and the related footnotes for additional information.

With respect to one (1) Mortgaged Property identified as “Skyview Plaza Shopping Center” on Annex A-1 to this prospectus supplement securing one (1) mortgage loan representing approximately 0.7% of the Initial Pool Balance, the appraiser provided and the lender used an “Hypothetical Market Value Upon Stabilization” value of $11,900,000 which assumes that the related borrower has completed the required work for the tenant Giant Eagle.  The “Hypothetical Market Value Upon Stabilization” appraised value of $11,900,000 results in a Cut-off Date LTV Ratio of 75.0%, and the “as-is” value of $11,250,000 results in a Cut-off Date LTV Ratio of 79.3%.  At closing, the borrower escrowed $169,150 to cover the costs related to the required work.

With respect to one (1) Mortgaged Property identified as “Westwood Square” on Annex A-1 to this prospectus supplement securing one (1) mortgage loan representing approximately 0.4% of the Initial Pool Balance, the appraiser provided and the lender used an “Prospective Market Value Upon Completion” of $7,275,000 which assumes $400,000 in capital improvements to replace the roof and resurface the parking lot.  The appraiser’s “as-is” value is $6,875,000. At closing, the borrower escrowed $454,499 to cover the costs associated with the roof replacement and resurfacing of the parking lot.  The “Prospective Market Value Upon Completion” of $7,275,000 results in a Cut-off Date LTV Ratio of 75.0% and the “as-is market value” of $6,875,000 results in a Cut-off Date LTV Ratio of 79.4%.  See Annex A-1 in this prospectus supplement for additional information.

See “Risk Factors—Limitations of Appraisals” in this prospectus supplement.

Engineering Reports

In connection with the origination of each mortgage loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within eight (8) months of the Cut-off Date. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report”, “—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”, “KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes—Engineering Assessments”, “—RAIT Funding, LLC—RAIT’s Underwriting Guidelines and Processes”, “—Column Financial, Inc.— Column’s Underwriting Guidelines and Processes” and “—General Electric Capital Corporation—GE Capital Real Estate’s Commercial Mortgage Loan Underwriting” in this prospectus supplement.

See “Risk Factors—Limitations of Appraisals” in this prospectus supplement.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each mortgage loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”, “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes—Engineering Assessments”, “—RAIT Funding, LLC—RAIT’s Underwriting Guidelines and Processes”, “—Column Financial, Inc.— Column’s Underwriting Guidelines and Processes” and “—General Electric Capital Corporation—GE Capital Real Estate’s Commercial Mortgage Loan Underwriting” in this prospectus supplement. For example, in this regard we note the following:

In the case of one (1) Mortgaged Property identified as “Motorola Solutions - Building I & III” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 2.2% of the Initial Pool Balance, the Mortgaged Property is subject to a declaration of environmental land use restriction and grant of easement (the “Declaration”) and an environmental land use restriction (the “Use Restriction”) in order to maintain closure status with respect to a historic recognized environmental condition.  The provisions of the Declaration require the owner to maintain the integrity of the asphalt and landscaped areas of the Mortgaged Property.  The provisions of the Use Restriction limit the Mortgaged Property to industrial/commercial uses.  As a result of this Use Restriction, proceeds from the exercise of foreclosure or equivalent remedies by the lender may be lower than if the Use Restriction was not in place.

In the case of one (1) Mortgage Property identified as “Glenbrook Commons” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 1.4% of the Initial Pool Balance, the Mortgaged Property is subject to an environmental restrictive covenant (the “Covenant”).  The Covenant (i) prohibits the use of the Mortgaged Property for residential, daycare or agricultural purposes, (ii) prohibits the use of groundwater for drinking water or agricultural use, (iii) limits excavation over one foot below grade without IDEM (as defined below) oversight and (iv) requires maintenance of the building foundations and pavement.  The Indiana Department of Environmental Management (“IDEM”) issued a no further action letter dated December 17, 2010, based on the issuance of the Covenant.  As a result of this Covenant, proceeds from the exercise of foreclosure or equivalent remedies by the lender may be lower than if the Covenant was not in place.  A site-wide subsurface investigation in 2009 indicated that elevated concentrations of lead were bound to sediment, such lead has a low potential for leaching to groundwater and potential exposure to lead impacted fill material would be negligible.

See “Risk Factors—Zoning Compliance, Use Restrictions and Condemnation May Adversely Affect Property Value” in this prospectus supplement and see representation number 26 in Annex D-1 and the identified exceptions to that representation in Annex D-2 to this prospectus supplement.

Certain Terms and Conditions of the Mortgage Loans

Each of the mortgage loans and the ESK Companion Loan bears interest at a mortgage rate (each, a “Mortgage Rate”) that will remain fixed for their remaining terms; provided, however, that after the Anticipated Repayment Date, the interest rate on the ARD Loans will increase as described in this prospectus supplement. See “—ARD Loans” and Annex A-1 and the related footnotes in this prospectus supplement. The mortgage loans have due dates that occur on the day of each month as set forth in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	41	$924,149,778	72.7%
6	12	250,915,370	19.7
11	1	96,250,000	7.6
Total:	54	$1,271,315,148	100.0%

As used in this prospectus supplement, “Due Date” means, with respect to each mortgage loan or the ESK Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower on the mortgage loan or the ESK Companion Loan, as applicable.

The mortgage loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
0	28	$810,492,683	63.8%
2 (once a year, max twice over the term of the loan)	1	23,500,000	1.8
3	1	80,500,000	6.3
5	24	356,822,465	28.1
Total:	54	$1,271,315,148	100.0%

As used in this prospectus supplement, “grace period” is the number of days following the Due Date before a payment default would exist under each mortgage loan and is based solely on the express terms of the respective mortgage loans. Various states may impose statutorily longer grace periods.

In some cases, there are exceptions to the strict operation of the grace period (or lack thereof), allowing a notice and cure right, for example, prior to acceleration of the mortgage loan or in the event that the failure to make timely principal and interest payments is relatively infrequent.

All of the mortgage loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

The mortgage loans have the amortization characteristics set forth in the following table:

Amortization Types

Amortization Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
IO-Balloon	21	$632,949,000	49.8%
Interest Only	6	365,387,000	28.7
Balloon	22	227,194,023	17.9
ARD-Balloon	3	34,943,760	2.7
ARD-IO-Balloon	1	7,880,000	0.6
Fully Amortizing	1	2,961,365	0.2
Total:	54	$1,271,315,148	100.0%

Overview of Prepayment Protection(1)(2)

Prepayment Protection	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Defeasance	42	$1,050,105,148	82.6%
Yield Maintenance	12	221,210,000	17.4
Total:	54	$1,271,315,148	100.0%

(1)	See Annex A-1 to this prospectus supplement for specific criteria applicable to the mortgage loans.

(2)
In the case of one (1) mortgage loan identified as “Westin Columbus” on Annex A-1 to this prospectus supplement, representing approximately 1.0% of the Initial Pool Balance, the borrower is permitted to prepay the mortgage loan with (1) a yield maintenance payment from and including the payment date in December 2016 to and including the payment date in October 2017 and (2) a prepayment premium of 1.0% of then current outstanding principal balance from and including the payment date in November 2017, to and including the payment date in July 2019.

With respect to certain mortgage loans that permit prepayment subject to yield maintenance, the “Yield Maintenance Charge” will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid and (ii) the present value, as of the prepayment date, of the remaining scheduled payments of principal and interest (including any balloon payment) from the prepayment date through the date specified in the related mortgage loan documents (which will generally be the maturity date, the Anticipated Repayment Date or the first date on which the borrower can prepay without a yield maintenance charge) determined by discounting such payments at a Discount Rate, less the amount of principal being prepaid. See Annex A-1 to this prospectus supplement for the specific prepayment restrictions for each mortgage loan.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date and/or Anticipated Repayment Date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

With respect to certain other mortgage loans that permit prepayment subject to yield maintenance, the “Yield Maintenance Charge” will generally, subject to certain variations, be an amount (in some cases, not less than 1.0% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential and payable on each scheduled due date over the remaining original term of the prepaid yield maintenance mortgage loan and, with respect to the principal balance of the note due to be outstanding on such date, the stated maturity date, the Anticipated Repayment Date or the date preceding the commencement of the open prepayment period, as applicable, discounted at the Reinvestment Yield as of the date of prepayment for the number of months remaining from such date of prepayment to each scheduled due date through and including the stated maturity date, the Anticipated

Repayment Date or the date preceding the commencement of the open prepayment period, as applicable.

The term “Interest Payment Differential” with respect to any related prepaid yield maintenance mortgage loan will generally equal (i) the Mortgage Rate minus the Reinvestment Yield, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance of the prepaid yield maintenance mortgage loan on the date of prepayment (if the prepayment date is a scheduled due date, after the application of the monthly payment amount due); provided that the Interest Payment Differential will never be less than zero.

The term “Reinvestment Yield” means with respect to any related prepaid yield maintenance mortgage loan, will generally equal, depending on the mortgage loan, either: (a) the yield calculated by the related lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date of prepayment, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the Anticipated Repayment Date or the date preceding the commencement of the open prepayment period, as applicable (and, as used in the second preceding paragraph, converted to a monthly compounded nominal yield); or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date, the Anticipated Repayment Date or date preceding the commencement of the open prepayment period, as applicable, of the prepaid yield maintenance mortgage loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date, the Anticipated Repayment Date or the date preceding the commencement of the open prepayment period, as applicable, of the prepaid yield maintenance mortgage loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid yield maintenance mortgage loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid yield maintenance mortgage loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in the related borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

The term “U.S. Obligations” means, in general, securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8), as amended, or (3) such other instruments as set forth in the related mortgage loan documents.

Yield Maintenance Charges and any prepayment premiums are distributable as described in this prospectus supplement under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

The mortgage loans generally permit voluntary prepayment without the payment of a Yield Maintenance Charge or any prepayment premium during an “open period” immediately prior to and including the stated maturity date or Anticipated Repayment Date set forth in the following table:

Prepayment Open Periods(1)

Open Period (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	1	$2,961,365	0.2%
2	2	74,600,000	5.9
3	19	314,079,511	24.7
4	28	592,174,271	46.6
5	1	115,000,000	9.0
7	1	115,000,000	9.0
24	2	57,500,000	4.5
Total:	54	$1,271,315,148	100.0%

(1)	See Annex A-1 to this prospectus supplement for specific criteria applicable to the mortgage loans.

Unless a mortgage loan is relatively near its stated maturity date (or Anticipated Repayment Date), or unless the sale price or the amount of the refinancing of the related Mortgaged Property is considerably higher than the current outstanding principal balance of the mortgage loan (due to an increase in the value of the Mortgaged Property or otherwise) and depending on the interest rate environment at the time of prepayment, the Yield Maintenance Charge or prepayment premium may offset entirely or render insignificant any economic benefit to be received by a related borrower upon a refinancing or sale of its Mortgaged Property. The Yield Maintenance Charge or prepayment premium provision of a mortgage loan creates an economic disincentive for the borrower to prepay its mortgage loan voluntarily and, accordingly, the related borrower may elect not to prepay its mortgage loan. However, we cannot assure you that the imposition of a Yield Maintenance Charge or prepayment premium will provide a sufficient disincentive to prevent a voluntary principal prepayment or sufficient compensation to Certificateholders affected by a prepayment to offset the effects of such prepayment on the yield to Certificateholders.

Certain state laws limit the amounts that a lender may collect from a borrower as an additional charge in connection with the prepayment of a mortgage loan. Certain mortgage loans may require the payment of Yield Maintenance Charges or prepayment premiums in connection with a prepayment of the related mortgage loan as a result of a casualty or condemnation. Certain other of the mortgage loans do not require the payment of Yield Maintenance Charges or prepayment premiums in connection with a prepayment of the related mortgage loan with Insurance and Condemnation Proceeds as a result of a casualty or condemnation; provided that no event of default exists. In addition, certain of the mortgage loans permit the related borrower, after a partial casualty or partial condemnation, to prepay the remaining principal balance of the mortgage loan (after application of the related Insurance and Condemnation Proceeds to pay the principal balance of the mortgage loan), which may in certain cases not be accompanied by any prepayment consideration; provided that (i) the prepayment of the remaining balance is made within a specified period of time following the date of the application of proceeds or award and/or (ii) no event of default exists. Furthermore, the enforceability, under the laws of a number of states, of provisions providing for payments comparable to Yield Maintenance Charges or prepayment premiums upon an involuntary prepayment is unclear. We cannot assure you that, at the time a Yield Maintenance Charge or prepayment premium is required to be made on a mortgage loan in connection with an involuntary prepayment, the obligation to pay the Yield Maintenance Charge or prepayment premium will be enforceable under applicable state law. See “Certain Legal Aspects of the Mortgage Loans” in this prospectus supplement and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments” in the prospectus.

Certain of the mortgage loans may provide for a recast of the amortization schedule and an adjustment of the scheduled debt service payments on the related mortgage loan upon application of specified amounts of Insurance and Condemnation Proceeds, upon the release of individual properties securing certain mortgage loans or upon application of certain holdbacks, if such holdbacks are not used for their specified purpose, to pay the related unpaid principal balance. Such application of a holdback may or may not require a payment of a Yield Maintenance Charge or prepayment premium based upon the amount of the principal being paid.

ARD Loans

Four (4) mortgage loans identified as “Holiday Inn French Quarter – Chateau Lemoyne”, “Tractor Supply/Fresenius Medical”, “Academy Sports – Garland, TX” and “Dollar General Portfolio” on Annex A-1 to this prospectus supplement (the “ARD Loan”), representing approximately 3.4% of the Initial Pool Balance, provide that, if after a certain date (the “Anticipated Repayment Date”), the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the applicable stated Mortgage Rate (the “Initial Rate”). See Annex A-1 in this prospectus supplement for the Anticipated Repayment Dates and Revised Rates for each ARD Loan. After its respective Anticipated Repayment Date, the ARD Loans further require that all cash flow available from the related Mortgaged Properties after payment of the Periodic Payments required under the terms of the mortgage loan documents and all escrows and property expenses required under the mortgage loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the ARD Loans. While interest at the Initial Rate continues to accrue and be payable on a current basis on each ARD Loan after its respective Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, with interest (to the extent permitted under applicable law and the related mortgage loan documents), only after the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest will be paid to the holders of the Class NR certificates.

Additionally, an account has been established for the ARD Loan into which the related tenants are required to directly deposit rents or other revenues from the related Mortgaged Property. The foregoing features are designed to increase the likelihood that the ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that the ARD Loan will be prepaid on its Anticipated Repayment Date.

Defeasance; Collateral Substitution; Property Releases

The terms of forty-two (42) mortgage loans identified as being subject to defeasance under the column heading “Prepayment Provisions” on Annex A-1 to this prospectus supplement, representing approximately 82.6% of the Initial Pool Balance, permit the applicable borrower on any due date after a specified period not less than two years from the Closing Date (or in the case of the Whole Loans (other than the Columbus Square Portfolio Whole Loan), not less than the earlier of four years after origination or two years after the latest securitization of any of the related Pari Passu Companion Loan(s); and in the case of the Columbus Square Portfolio Whole Loan, not less than the earlier of three years after origination or two years after the latest securitization of any of the related Pari Passu Companion Loans), provided that no event of default exists, to obtain a release of all of a Mortgaged Property from the lien of the related Mortgage in exchange for a grant of a security interest in certain U.S. government securities (a “Defeasance”).

In general, the release is subject to certain conditions, including, among other conditions, that the borrower:

(a)  pays or delivers to the master servicer on any due date (the “Release Date”) (1) all interest accrued and unpaid on the principal balance of the Mortgage Note to but not including the Release Date, (2) all other sums due under the mortgage loan and all other loan documents executed in connection with the related mortgage loan, (3) funds to purchase direct non-callable obligations of the United States of America or, in certain cases, other government securities within the meaning of Section 2(a)(16) the Investment Company Act of 1940, as amended (“Government Securities”), providing payments (x) on or prior to all successive scheduled due dates from the Release Date to the related maturity date (or, in some cases, the first day of the open period) including all outstanding principal and interest, and (y) in amounts at least equal to the scheduled payments due on these dates under the mortgage loan or the related defeased amount of the mortgage loan in the case of a partial Defeasance (including any balloon payment), and (4) any costs and expenses incurred in connection with the purchase of the Government Securities; and

(b)  delivers a security agreement granting the trust fund a first priority lien on the Government Securities purchased as substitute collateral and an opinion of counsel relating to the enforceability of such security interest.

The existing borrower or, if the borrower is not required to do so under the mortgage loan documents, the master servicer, will be responsible for purchasing the Government Securities on behalf of the borrower at the borrower’s expense. Simultaneously with these actions, the applicable Mortgaged Property or Properties will be released from the lien of the Mortgage and the pledged Government Securities (together with any Mortgaged Property not released, in the case of a partial Defeasance) will be substituted as the collateral securing the mortgage loan (although in some cases involving a partial Defeasance, the Government Securities and the remaining real property collateral secure separate non-crossed notes).

In some cases, a successor borrower established or designated by the existing borrower or by the originator (or, if the existing borrower is not required or permitted to do so under the mortgage loan documents, established or designated by the master servicer) will assume all of the defeased obligations of a borrower exercising a Defeasance option under a mortgage loan and the existing borrower will be relieved of all of the defeased obligations under the mortgage loan. In other cases, the existing borrower will remain liable for all of the defeased obligations, subject to the mortgage loan documents, after releasing the Mortgaged Property.

Although the collateral substitution provisions related to Defeasance are not intended to be, and do not have the same effect on the Certificateholders as, a prepayment of the related mortgage loan, a court could interpret the excess, if any, of the amount paid to purchase the Defeasance collateral over the amount of the defeased debt, as being equivalent to an unenforceable Yield Maintenance Charge or prepayment premium. We make no representation as to the enforceability of the Defeasance provisions of any mortgage loan.

In addition to the provisions described above, certain mortgage loans permit partial Defeasances, partial releases and property substitutions as described below.

Releases of Individual Mortgaged Properties

With respect to one (1) Mortgaged Property identified as “Columbus Square Portfolio” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 7.6% of the Initial Pool Balance, the related mortgage loan documents permit the release of the 801 Amsterdam property from the lien of the security instrument in connection with the tenant William F. Ryan Community Health Center’s purchase option from and after the date that is 90 days from the closing date of the mortgage loan, subject to the satisfaction of conditions set forth in the related loan documents, including, but not limited to: (i) payment of a release price equal to $51,500,000, together with applicable yield maintenance charges; (ii) confirmation of property-related compliance with zoning and subdivision requirements, (iii) a rating agency confirmation; and (iv) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial release, among other things.

With respect to one (1) Mortgaged Property identified as “Meridian Corporate Center I” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 2.9% of the Initial Pool Balance, the related loan documents permit the release of an individual building in connection with a defeasance at any time after the defeasance lockout period, subject to the satisfaction of conditions set forth in the related loan documents, including: (i) partial defeasance of the mortgage loan in an amount equal to the greater of (A) 115% of the allocated loan amount for the individual property to be released and (B) 90% of the net sales proceeds applicable to such individual property; provided, however, if as a result of the defeasance in connection with the release and transfer of an individual property the outstanding principal balance of the mortgage loan following such release would be in excess of $29,008,800 if the release amount were to be calculated using only the calculation set forth in (A) above, then the release amount will be calculated using only the calculation set forth in (A) above; (ii)  the debt service coverage ratio for the properties then remaining subject to the lien of the security instrument must be equal to or greater than the greater of (A) 2.52x, and (B) the lesser of (1) 2.77x (which borrower may satisfy by posting with the lender cash or a letter of credit in an amount that if applied to repay the mortgage loan would cause the outstanding principal amount of the mortgage loan to satisfy a debt service coverage ratio of 2.77x), and (2) the debt service coverage ratio for the Mortgaged Property then subject to the lien of the security instrument (including the individual property requested to be released) immediately preceding the release of the applicable individual property; (iii) the loan-to-value ratio for the properties then remaining subject to the lien of the security instrument must be no greater than the lesser of (A) 68.29%, and (B) the greater of (1) 65% (which the borrower may satisfy by posting with the lender cash or a letter of credit in an amount that if applied to repay the mortgage loan would cause the outstanding principal amount of the mortgage loan to satisfy a loan-to-value ratio of 65%), and (2) the loan-to-value ratio for the Mortgaged Property then subject to the lien of the security instrument (including the individual property requested to be released) immediately preceding the release of the applicable individual property; and (iv) satisfaction of the REMIC requirements.

With respect to two (2) Mortgaged Properties identified as “Oakland Square and Oakland Plaza” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 2.8% of the Initial Pool Balance, the borrowers are permitted to obtain a release of the Oakland Plaza mortgaged property from the lien of the related mortgage after the earlier of the second anniversary of the Closing Date or the fourth anniversary of the origination date of the related Mortgage Loan, subject to the satisfaction of various conditions, including (i) the related borrowers defease a portion of the Mortgage Loan in an amount equal to 125% of the allocated loan amount for the Oakland Plaza mortgaged property; (ii) after giving effect to such release, (a) the debt service coverage ratio is at least equal to 1.50x and (b) the loan-to-value ratio with respect to the Oakland Square mortgaged property is not greater than 70%; (iii) the borrowers must deliver a rating agency confirmation with respect to the partial defeasance; and (iv) the borrowers must deliver a REMIC opinion.

With respect to one (1) Mortgaged Property identified as “Meridian Corporate Center II” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 1.6% of the Initial Pool Balance, the related loan documents permit the release of an individual property in connection with a defeasance at any time after the defeasance lockout period, subject to the satisfaction of conditions set forth in the related loan documents, including: (i) partial defeasance of the mortgage loan in an amount equal to the greater of (A) 115% of the allocated loan amount for the individual property to be released and (B) 90% of the net sales proceeds applicable to such individual property; provided, however, if as a result of the defeasance in connection with the release and transfer of an individual property the outstanding principal balance of the mortgage loan following such release would be in excess of $16,100,800 if the release amount were to be calculated using only the calculation set forth in (A) above, then the release amount will be calculated using only the calculation set forth in (A) above; (ii)  the debt service coverage ratio for the properties then remaining subject to the lien of the security instrument must be equal to or greater than the greater of (A) 2.68x, and (B) the lesser of (1) 2.95x (which borrower may satisfy by posting with the lender cash or a letter of credit in an amount that if applied to repay the mortgage loan would cause the outstanding principal amount of the mortgage loan to satisfy a debt service coverage ratio of 2.95x), and (2) the debt service coverage ratio for the Mortgaged Property then subject to the lien of the security instrument (including the individual property requested to be released) immediately preceding the release of the applicable individual property; (iii) the loan-to-value ratio for the properties then remaining subject to the lien of the security instrument must be no greater than the lesser of (A) 69.70%, and (B) the greater of (1) 65% (which the borrower may satisfy by posting with the lender cash or a letter of credit in an amount that if applied to repay the mortgage loan would cause the outstanding principal amount of the mortgage loan to satisfy a loan-to-value ratio of 65%), and (2) the loan-to-value ratio for the Mortgaged Property then subject to the lien of the security instrument (including the individual property requested to be released) immediately preceding the release of the applicable individual property; and (iv) satisfaction of the REMIC requirements.

With respect to one (1) Mortgaged Property identified as “Meriden Executive Park” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 0.9% of the Initial Pool Balance, the related loan documents permit the release of an individual property in connection with a prepayment of the mortgage loan at any time after the lockout period, subject to the satisfaction of conditions set forth in the related loan documents, including: (i) payment of a release price equal to 125% of the allocated loan amount plus the individual property release yield maintenance premium, (ii) debt service coverage ratio for the properties then remaining subject to the lien of the security instrument must be greater than the greater of (A) the debt service coverage ratio for 12 full calendar months immediately preceding the origination date of the mortgage loan and (B) the debt service coverage ratio for 12 full calendar months immediately preceding the release; provided, however, if the borrower is unable to satisfy the debt service coverage ratio requirements, borrower may deposit with the lender cash or a letter of credit in an amount which, if used to reduce the outstanding principal balance of the mortgage loan, would otherwise cause the debt service coverage ratio requirements to be satisfied; (iii) the loan-to-value ratio for the properties then remaining subject to the lien of the security instrument must be no greater than the lesser of (A) the loan-to-value ratio immediately preceding the closing date of the mortgage loan and (B) the loan-to-value ratio immediately preceding the release; provided, however, if the borrower is unable to satisfy the loan-to-value ratio requirements, borrower may deposit with the lender cash or a letter of credit in an amount which, if used to reduce the outstanding principal balance of the mortgage loan, would otherwise cause the loan-to-value ratio requirements to be satisfied; and (iv) satisfaction of the REMIC requirements.

Other Releases

With respect to three (3) Mortgaged Properties identified as “Grapevine Mills”, “The Mall of Victor Valley” and “1690 New Britain Avenue” on Annex A-1 to this prospectus supplement, securing three (3) mortgage loans representing approximately 19.4% of the Initial Pool Balance, subject to the satisfaction of conditions set forth in the related mortgage loan documents, the related mortgage loan documents permit a partial release for no consideration of an unimproved or minimally improved portion (which may have landscaping, parking or other non-income generating improvements or minimal improvements such as a miniature golf course and merchant facilities).

With respect to one (1) Mortgaged Property identified as “Wichita Square” on Annex A-1 to this prospectus supplement securing one (1) mortgage loan representing approximately 0.5% of the Initial Pool Balance, subject to the satisfaction of conditions set forth in the related mortgage loan documents, the related mortgage loan documents permit a partial release of a vacant 1.53 acre parcel of land (the “Release Parcel”).  Pursuant to the appraisal of the Mortgaged Property, the Release Parcel does not add any value to the Mortgaged Property.  If the net sale proceeds are (a) less than $100,000, then the sale proceeds will be released to the related borrower or (b) more than $100,000, then the sale proceeds will be deposited in the tenant improvement / leasing commission reserve (which will be subsequently released to the related borrower if certain tenants at the Mortgaged Property extend their respective leases).

“Due-on-Sale” and “Due-on-Encumbrance” Provisions

The mortgage loans contain “due-on-sale” and “due-on-encumbrance” provisions that in each case, with limited exceptions, permit the holder of the Mortgage to accelerate the maturity of the related mortgage loan if the borrower sells or otherwise transfers or encumbers the related Mortgaged Property or upon the transfer or encumbrance of ownership interests in the related borrower or its equity owner(s) without the consent of the holder of the mortgage loan; provided, however, that under the terms of many of the mortgage loans, this consent may not be unreasonably withheld, and in some cases must be granted if certain conditions are met. Certain of the mortgage loans permit transfers by the related borrower of the Mortgaged Property to purchasers who would then assume the related mortgage loan subject to the reasonable acceptability of the transferee to the mortgagee and the satisfaction of certain conditions provided in the related loan documents. Certain of the Mortgaged Properties have been, or may become, subject to additional financing. See “—Additional Debt” in this prospectus supplement.

Exceptions to the “Due-On-Sale” provisions may include, but are not limited to:

●	transfers related to family and estate planning,

●	transfers related to the death or physical or mental disability of holder,

●	transfers of a passive interest or less than a controlling interest in the borrower,

●	transfers to affiliates of, or persons otherwise related to, the borrower or transferor,

●	transfers among existing members, partners, shareholders or beneficiary owners in the borrower or between holders of tenant-in-common interests in the Mortgaged Property,

●	transfers in connection with mergers, consolidations and similar transactions involving affiliated companies,

●	transfers (including mergers, consolidations and similar transactions) involving publicly traded entities,

●	transfers of stock listed on a nationally recognized stock exchange,

●	transfers among affiliated borrowers with respect to any multi-property mortgage loans,

●	transfers which consolidate tenant-in-common ownership into one or more surviving tenant-in-common borrowers,

●
transfers related to conversions of a borrower entity form, including drop-down distributions or entity conversions resulting from a borrower structured as (or converted to) a Delaware statutory trust and certain triggering conditions that may require or necessitate such transfers,

●
transfers of tenant-in-common interests or beneficial interests in a Delaware statutory trust to third parties, subject in some cases to lender approval if such transfers are in excess of specified thresholds,

●	transfers to a pre-approved person or entity or an entity controlled by a pre-approved person or entity,

●
transfers to any person or entity so long as certain specified persons or entities, or persons or entities satisfying specified criteria, remain in control or acquire control of the day to day operations of the borrower,

●
transfers to certain qualifying entities, which entities generally are required to satisfy, or be under the control of other entities that satisfy, specified criteria, such as net worth and/or experience related tests and satisfy conditions specified in the mortgage loan documents but for which lender consent may not be required,

●	transfers related to the foreclosure of existing or permitted mezzanine debt,

●	transfers as to which a Rating Agency Confirmation is obtained, or

●
other transfers customarily acceptable to prudent commercial and multifamily mortgage lending institutions with respect to comparable property and transfers of a similar nature to the foregoing meeting the requirements of the mortgage loan documents.

See representation number 32 in Annex D-1 and the identified exceptions to that representation in Annex D-2 to this prospectus supplement.

The special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a mortgage loan or related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that mortgage loan, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that with respect to such waiver of rights, if (i) prior to the occurrence and continuance of any Control Event, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or, with respect to the ESK Whole Loan, the prior written consent of the ESK Directing Certificateholder prior to an ESK Control Appraisal Period, as applicable) and (ii) with respect to any mortgage loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the mortgage loans then outstanding, and (z) together with all other mortgage loans with which it is cross-collateralized or cross-defaulted or together with all other mortgage loans with the same or an affiliated borrower, that is one of the ten largest mortgage loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from the three NRSROs engaged by the depositor to rate the Offered Certificates (collectively, the “Rating Agencies”) and confirmation from the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus supplement); provided, however, that with respect to clauses (y) and (z) of this paragraph, such mortgage loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

With respect to a mortgage loan with a “due-on-encumbrance” clause, the special servicer will determine, in a manner consistent with the Servicing Standard, whether to (a) exercise any right it may have with respect to a mortgage loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights; provided that, (i) the special servicer has obtained, prior to the occurrence and continuance of any Control Event, the prior written consent or the deemed consent of the Directing Certificateholder (or the related ESK Directing Certificateholder prior to an ESK Control Appraisal Period, as applicable) and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency if such mortgage loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the mortgage loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the mortgage loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest mortgage loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such mortgage loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation to apply.

Any Rating Agency Confirmations and any similar confirmation from a rating agency with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan described above will be at the related borrower’s expense, to the extent permitted by the related mortgage loan documents; provided that to the extent the mortgage loan documents are silent as to who bears the costs of any such confirmation, the master servicer or the special servicer, as applicable, is required to use reasonable efforts to have the related borrower bear such costs and expenses. Unless determined to be non-recoverable, any such costs not collected from the related borrower will be required to be advanced as a Servicing Advance.

The existence of any additional indebtedness may increase the difficulty of refinancing the related mortgage loan at its maturity date or Anticipated Repayment Date, as applicable, and increase the possibility that reduced cash flow could result in deferred maintenance. Also, if the holder of the additional debt has filed for bankruptcy or been placed in involuntary receivership, foreclosure of the related mortgage loan could be delayed. See “Risk Factors—Additional Debt or the Ability To Incur Other Borrowings Entails Risk” and “Certain Legal Aspects of the Mortgage Loans” in this prospectus supplement.

Hazard, Liability and Other Insurance

The mortgage loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible, which may be a large amount in the case of certain mortgage loans) at least equal to the lesser of (a) the outstanding principal balance of the related mortgage loan and (b) 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the mortgage loans, the hazard insurance may be in such other amounts as was required by the applicable mortgage loan seller and, in some cases, may be significantly less than the outstanding principal amount of the mortgage loan. Moreover, with respect to certain of the mortgage loans insured for less than the full principal balance, applicable zoning ordinances may prevent restoration of the use or prevent or limit rebuilding of the related Mortgaged Properties to their current condition under certain circumstances. Certain mortgage loans permit a borrower to satisfy its insurance coverage requirement by permitting its tenant or a condominium association to self-insure or provide insurance for its premises. In some cases, required insurance is provided under a blanket policy that also insures properties that do not secure mortgage loans included in this securitization. See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” in this prospectus supplement.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the deductibles, conditions and exclusions set forth in each policy. Each mortgage loan generally also requires the related borrower to maintain general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000 per occurrence. Although the policies covering the Mortgaged Properties will be underwritten by different insurers under different state laws in accordance with different applicable state forms, and therefore will not contain identical terms and conditions, most policies typically do not cover any physical damage resulting from war, revolution, governmental actions, floods and other water-related causes, earth movement (including earthquakes, landslides and mudflows), wet or dry rot, vermin, domestic animals and certain other kinds of risks. Accordingly, a Mortgaged Property may not be insured for losses arising from such causes unless the related Mortgage specifically requires, or permits the mortgagee to require, that coverage. Each mortgage loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In addition, some mortgage loans permit the related borrower to satisfy its obligations to insure the related Mortgaged Property by relying on a tenant or condominium association to obtain the insurance or permit a tenant to self-insure. See representation number 18 on Annex D-1 to this prospectus supplement and the exceptions to those representations on Annex D-2 to this prospectus supplement.

In general, the mortgage loans do not require earthquake insurance. In particular, three (3) Mortgaged Properties identified as “The Mall of Victor Valley”, “StaxUp Self Storage” and “740 Kifer Road” on Annex A-1 to this prospectus supplement, securing three (3) mortgage loans representing approximately 9.7% of the Initial Pool Balance by allocated loan amount, are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). These areas include, without limitation, all or parts of the States of California, Washington, Tennessee or the United States Virgin Islands. A seismic report was prepared with respect to the Mortgaged Properties, and based on those reports, the Mortgaged Properties do not have a probable maximum loss in excess of 18%.

See “Risk Factors—Availability of Earthquake, Flood and Other Insurance” in this prospectus supplement for information regarding earthquake insurance coverage.

With respect to hazard, liability and other insurances required by the mortgage loans included in the trust, we note in particular the following:

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With respect to seven (7) Mortgaged Properties identified as “Grapevine Mills”, “The Mall of Victor Valley”, “635 Madison Avenue”, “17 State Street” and “Tractor Supply/Fresenius Medical” on Annex A-1 to this prospectus supplement, securing five (5) mortgage loans representing approximately 31.7% of the Initial Pool Balance, if the Terrorism Risk Insurance Program

Reauthorization Act of 2007 is no longer in effect, the related mortgage loan documents place a cap on the related borrower’s out-of-pocket cost for terrorism insurance premiums at (a) two times (i) the then-current premium for the property insurance policy (based on the cost to purchase a stand-alone policy and excluding the wind, flood and earthquake components of such policy) with respect to the Mortgaged Property identified as “Grapevine Mills”, (ii) the then-current aggregate premium of the property insurance, business interruption/rent loss insurance, general commercial liability insurance and excess liability insurance policies (excluding the terrorism component of such policies) with respect to the Mortgaged Property identified as “635 Madison Avenue” and “17 State Street” and (iii) the then-current premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the mortgaged properties on a standalone basis (including, without limitation, property insurance and business interruption/rent loss insurance) with respect to the Mortgaged Properties identified as “Tractor Supply/Fresenius Medical” and (b) one and one-half times the then current premium for a stand-alone all risk casualty policy (including property coverage and business interruption/rent loss coverage).  With respect to one (1) Mortgaged Property identified as “Holiday Inn French Quarter – Chateau Lemoyne”, securing one (1) mortgage loan representing approximately 1.8% of the Initial Pool Balance, to the extent the borrower obtains terrorism coverage on a stand-alone policy, the mortgage loan documents place a cap on the borrower’s out-of-pocket costs for the policy premium of the time and the then current all rate property insurance policy of the all other perils rate.  In addition, with respect to one (1) Mortgaged Property identified as “Rite Aid” on Annex A-1 in this prospectus supplement, representing approximately 0.2% of the Initial Pool Balance, there is no requirement for terrorism coverage.

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Several additional mortgage loans provide for waivers of, or other limitations on, the requirement to maintain terrorism insurance, and/or permit a tenant to maintain the required insurance coverage with respect to the related Mortgaged Property or to self-insure or allow for a deductible for such policy, which may be substantial in certain cases. For example, with respect to one (1) Mortgaged Property identified as “Grapevine Mills” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 9.0% of the Initial Pool Balance, in addition to the cap on the terrorism insurance premium noted above, the loan documents permit the borrower to maintain terrorism coverage with a deductible of up to $5,000,000.

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With respect to one (1) Mortgaged Property identified as “Hutch Tower Two” on Annex A-1 to this prospectus supplement securing one (1) mortgage loan representing approximately 6.3% of the Initial Pool Balance, the requirement to maintain terrorism insurance is subject to the renewal of the Terrorism Risk Insurance Program Reauthorization Act of 2007.

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With respect to one (1) Mortgaged Property identified as “Motorola Solutions – Building I  & III” on Annex A-1 to this prospectus supplement securing one (1) mortgage loan representing approximately 2.2% of the Initial Pool Balance, if the Terrorism Risk Insurance Program Reauthorization Act of 2007 is discontinued or not renewed, the borrower is not required to pay more than two times the cost of then current property all risk insurance and business interruption/rent loss coverage on a stand-alone policy basis (excluding the terrorism component of such policy and the business interruption/rent loss insurance) on terrorism coverage.

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With respect to three (3) Mortgaged Properties identified as “Watermark Hurstbourne Apartments”, “Academy Sports – Garland, TX” and “Rite Aid” on Annex A-1 to this prospectus supplement, securing three (3) mortgage loans representing approximately 2.5% of the Initial Pool Balance, the borrower is permitted to rely on the property coverage obtained by the master lessee or a tenant at the Mortgaged Property, as applicable, to satisfy the corresponding portion of its insurance requirements relating to the respective Mortgaged Property.

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With respect to three (3) Mortgaged Properties identified as “Tractor Supply/Fresenius Medical” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 0.6% of the Initial Pool Balance, the related loan agreement provides that the borrower is not obligated to carry any insurance required under the loan agreement with respect to one or more mortgaged properties, provided, among other conditions, that (i) the specified tenant at such property is required to maintain such insurance pursuant to its lease and (ii) the lender has received evidence reasonably satisfactory to the lender that such tenant carries the required insurance which is provided by a qualified insurer and the related insurance premiums have been paid in full.

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With respect to four (4) Mortgaged Properties identified as “Dollar General Portfolio” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 0.4% of the Initial Pool Balance, the borrower is not obligated to obtain certain insurance coverage carried by the tenant to the extent the insurance requirements in the loan agreement would require duplicative insurance coverage.

See also representation numbers 18 and 31 on Annex D-1 to this prospectus supplement and the exceptions to those representations on Annex D-2 to this prospectus supplement.

Additional Mortgage Loan Information

The tables presented in Annex A-2 set forth certain anticipated characteristics of the mortgage loans and the Mortgaged Properties.  With respect to each of the mortgage loans that is part of a whole loan, we generally present the loan-to-value ratio, debt service coverage ratio, debt yield and cut-off date balance per net rentable square foot, pad, room or unit, as applicable, in this prospectus supplement in a manner that takes account of that mortgage loan and its related pari passu companion loan(s).  Unless otherwise specifically indicated, all information presented in this prospectus supplement (including any tables, charts and information set forth on Annex A-1, A-2 and A-3) with respect to the ESK mortgage loan is calculated without regard to the ESK Companion Loan.  Other than as specifically noted, the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage loan rate information for each mortgage loan is presented in this prospectus supplement without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness. The sum in any column in the tables presented in Annex A-2 to this prospectus supplement may not equal the indicated total due to rounding. The descriptions in this prospectus supplement of the mortgage loans and the Mortgaged Properties are based upon the pool of mortgage loans as it is expected to be constituted as of the close of business on the Closing Date, assuming that (1) all scheduled principal and/or interest payments due on or before the Cut-off Date will be made and (2) there will be no principal prepayments on or before the Cut-off Date.

Prior to the issuance of the certificates, one or more mortgage loans (including mortgage loans specifically described in this prospectus supplement) may be removed from the pool of mortgage loans as a result of prepayments, delinquencies, incomplete documentation or for any other reason, if the depositor or the mortgage loan sellers deem the removal necessary, appropriate or desirable. A limited number of other mortgage loans may be included in the pool of mortgage loans prior to the issuance of the certificates, unless including those mortgage loans would materially alter the characteristics of the pool of mortgage loans as described in this prospectus supplement. The depositor believes that the information set forth in this prospectus supplement will be representative of the characteristics of the pool of mortgage loans as it will be constituted at the time the certificates are issued, although the range of Mortgage Rates and maturities as well as other characteristics of the mortgage loans described in this prospectus supplement may vary.

With respect to mortgage loans secured by more than one Mortgaged Property, the information presented in this prospectus supplement with respect to UW NCF Debt Yield, UW NCF DSCR and LTV Ratios, as applicable, is the UW NCF Debt Yield, UW NCF DSCR or LTV Ratio of the mortgage loan based on all of the related Mortgaged Properties collectively. The UW NCF Debt Yield, UW NCF DSCR and LTV Ratio for any loan or allocated loan amount comprising a portion of these mortgage loans will vary from the UW NCF Debt Yield, UW NCF DSCR and LTV Ratio shown. See Annex A-1 for the UW NOI and UW NCF for each loan or allocated loan amount comprising these mortgage loans.

For purposes of the statistical information, with respect to each mortgage loan that is part of a whole loan, we generally present the LTV Ratios, UW NCF DSCR and UW NCF Debt Yield per net rentable square foot, pad, room or unit, as applicable, in this prospectus supplement in a manner that takes account of that mortgage loan and its related pari passu companion loan(s).  Unless otherwise specifically indicated, all information presented in this prospectus supplement (including any tables, charts and information set forth on Annex A-1, A-2 and A-3) with respect to the ESK mortgage loan is calculated without regard to the ESK Companion Loan.  Other than as specifically noted, the LTV Ratios, UW NCF DSCR, UW NCF Debt Yield and the mortgage loan rate information for each mortgage loan is presented in this prospectus supplement (without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness.

Whenever percentages and other information in this prospectus supplement are presented on the Mortgaged Property level rather than the mortgage loan level, the information for mortgage loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated in Annex A-1 to this prospectus supplement.

A current report on Form 8-K (the “Form 8-K”) will be available to purchasers of the Offered Certificates contemporaneously with the delivery of the final prospectus supplement and will be filed, together with the Pooling and Servicing Agreement, the underwriting agreement and the Purchase Agreements, with the United States Securities and Exchange Commission (the “SEC”). If mortgage loans are removed from or added to the pool of mortgage loans as set forth above, the removal or addition will be noted in the Form 8-K.

For a detailed presentation of certain characteristics of the mortgage loans and the Mortgaged Properties on an individual basis, see Annex A-1 to this prospectus supplement. All of the numerical information included in this prospectus supplement is presented on an approximate basis and any sums presented may not equal the indicated total due to rounding.

“Occupancy” means the percentage of square feet, units, rooms, pallets or pads, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 to this prospectus supplement as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any mortgage loan for any period, as presented in this prospectus supplement, including the tables presented on Annex A-1 and Annex A-2 attached to this prospectus supplement, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total annual debt service on such mortgage loan except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made into the trust fund during the term of the loan. The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date. The Underwritten Net Cash Flow Debt Service Coverage Ratio for the ESK Mortgage Loan was calculated based on the sum of the first 12 principal and interest payments following the initial interest-only period based on the assumed principal payment schedule set forth on Annex F to this prospectus supplement.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any mortgage loan for any period, as presented in this prospectus supplement, including the tables presented on Annex A-1 and Annex A-2 attached to this prospectus supplement, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total annual debt service on such mortgage loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made into the trust fund during the term of the loan. The Underwritten Net Operating Income Debt

Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratio for the ESK Mortgage Loan was calculated based on the sum of the first 12 principal and interest payments following the initial interest-only period based on the assumed principal payment schedule set forth on Annex F to this prospectus supplement.

The “UW NCF Debt Yield” or “UW NCF DY” for any mortgage loan is calculated by dividing (x) the UW NCF for such mortgage loan by (y) the Cut-off Date Balance for such mortgage loan.

The “UW NOI Debt Yield” or “UW NOI DY” for any mortgage loan is calculated by dividing (x) the UW NOI for such mortgage loan by (y) the Cut-off Date Balance for such mortgage loan.

The “UW NOI Debt Yield” with respect to any class of Pooled Certificates is calculated by dividing (x) the aggregate UW NOI for the pool of mortgage loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 or Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of mortgage loans is based on an aggregate of the mortgage loans, excess cash flow available from any particular mortgage loan will not be available to support any other mortgage loan.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related mortgage loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines.

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus supplement. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the trust, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to Underwritten Net Cash Flow” in this prospectus supplement. The mortgage loan amount used in this prospectus supplement for purposes of calculating the loan-to-value ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related mortgage loan and the related Pari Passu Companion Loan. Unless otherwise specifically indicated, all information presented in this prospectus supplement (including any tables, charts and information set forth on Annex A-1, A-2 and A-3) with respect to the ESK Mortgage Loan is calculated without regard to the ESK Companion Loan.  Other than as specifically noted, the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage loan rate information for each mortgage loan is presented in this prospectus supplement (without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness. Further, in the case of six (6) mortgage loans identified as “Grapevine Mills”, “Columbus Square Portfolio”, “Meridian Corporate Center I”, “Oakland Square and Oakland Plaza”, “Kenwood City Retail” and “Meridian Corporate Center II” on Annex A-1 to this prospectus supplement, representing approximately 25.7% of the Initial Pool Balance, certain tenants among the five (5) largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for) and in certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant build-outs at the related space. We cannot assure you that any of those tenants will occupy its respective space and/or pay rent as required under its respective lease. See “Description of the Mortgage Pool—Net Cash Flow and Certain Underwriting Considerations” in this prospectus supplement, as well as Annex A-1 and “Description of Top Ten Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus supplement, for additional information.

The amounts representing net operating income, Underwritten NOI and Underwritten Net Cash Flow are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. No representation is made as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and Underwritten Net Cash Flow set forth in this prospectus supplement intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus supplement, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”). With respect to mortgage loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. These adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “Maturity Date LTV Ratios” set forth the range of LTV Ratios of the mortgage loans as of the Cut-off Date and the stated maturity dates (or, if applicable, the Anticipated Repayment Date), respectively, of the related mortgage loans, respectively. An “LTV Ratio” for any mortgage loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the mortgage loan as of that date (assuming no defaults or prepayments on the mortgage loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified as “Hutch Tower Two”, “Holiday Inn French Quarter – Chateau Lemoyne”, “Skyview Plaza Shopping Center” and “Westwood Square” on Annex A-1 to this prospectus supplement, the hypothetical appraised value (or an “as-is” appraised value which contained a material extraordinary assumption) as described under “—Assessments of Property Value and Condition—Appraisals” in this prospectus supplement) as determined by an appraisal of the property obtained at or about the time of the origination of the related mortgage loan. The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related mortgage loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date, (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus supplement in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a mortgage loan and the LTV Ratio at maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Limitations of Appraisals” in this prospectus supplement.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the mortgage loans presented on a loan-by-loan basis, are set forth in Annex A-1 to this prospectus supplement. Certain additional information regarding the mortgage loans is set forth in this prospectus supplement below under “Certain Legal Aspects of the Mortgage Loans” and “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”, “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes”, “RAIT Funding, LLC—RAIT’s Underwriting Guidelines and Processes” , “—Column Financial, Inc.— Column’s Underwriting Guidelines and Processes” and “—General Electric Capital Corporation—GE Capital Real Estate’s Commercial Mortgage Loan Underwriting” in this prospectus supplement.

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the depositor will acquire each of the mortgage loans from the related mortgage loan seller and will simultaneously transfer the mortgage loans, without recourse, to the trustee for the benefit of the Certificateholders. Under the related transaction documents, the depositor will require each mortgage loan seller to deliver to the custodian, among other things, the following documents with respect to each mortgage loan or Companion Loan, if applicable, sold by the applicable mortgage loan seller (except that (A) the documents with respect to the Grapevine Mills Whole Loan and the 17 State Street Whole Loan (other than the documents described in clause (i) below) will be held by the custodian under the JPMBB 2014-C23 Pooling and Servicing Agreement, (B) the documents with respect to the Columbus Square Portfolio Whole Loan and the Canyon Ranch Portfolio Whole Loan (other than the documents described in clause (i) below) will be held by the custodian under the WFRBS 2014-C22 Pooling and Servicing Agreement or the COMM 2014-UBS5 Pooling and Servicing Agreement, respectively) and (C) the documents with respect to the Hilton Houston Post Oak Whole Loan will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i)) will be transferred to the custodian related to the applicable securitization on the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date) (collectively, as to each mortgage loan, the “Mortgage File”): (i) the original Mortgage Note related to each mortgage loan and the ESK Companion Loan, endorsed on its face or by allonge attached thereto, without recourse, to the order of the trustee or in blank (or, if the original Mortgage Note related to any mortgage loan or the ESK Companion Loan has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee); (ii) the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording; (iii) an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation); (iv) the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording; (v) an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation); (vi) the original assignment of all unrecorded documents relating to the mortgage loan or the ESK Companion Loan, if not already assigned pursuant to items (iii) or (v) above; (vii) originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the mortgage loan or the ESK Companion Loan has been assumed or consolidated; (viii) the original or a copy of the policy or certificate of lender’s title insurance issued on the date of the origination of such mortgage loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy; (ix) any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller; (x) an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing); (xi) any intercreditor agreement relating to permitted debt of the borrower; (xii) copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a mortgage loan or the ESK Companion Loan; (xiii) the original or copy of any ground lease, ground lessor estoppel, environmental insurance policy or guaranty relating to a mortgage loan; (xiv) a copy of any property management agreement relating to a mortgage loan; (xv) a copy of any franchise agreements and comfort letters or similar agreements relating to a mortgage loan and, with respect to any franchise agreement, comfort letter or similar agreement related thereto, any assignment of such agreements or any notice to the franchisor of the transfer of the mortgage loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be; (xvi) a copy of any lock-box or cash management agreement relating to a mortgage loan; (xvii) a copy of any related mezzanine intercreditor agreement; (xviii) with respect to each mortgage loan with a related Companion Loan or the ESK Companion Loan, a copy of the related intercreditor agreement and a copy of the mortgage note related to such Companion Loan, rather than the original; and (xix) a copy of all environmental reports that were received by the applicable mortgage loan seller.

As provided in the Pooling and Servicing Agreement, the custodian is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. If any of the above-described documents is found during the course of such review to be missing from any Mortgage File or defective, and in either case such omission or defect materially and adversely affects the value of the applicable mortgage loan, the value of the related Mortgaged Property or the interests of the Certificateholders in the mortgage loan or Mortgaged Property, the applicable mortgage loan seller, if it cannot deliver the document or cure the defect (other than omissions solely due to a document not having been returned by the related recording office) within a period of 90 days (which, in certain circumstances, may be extended to 180 days) following such mortgage loan seller’s receipt of notice thereof, will be obligated pursuant to the applicable Purchase Agreement to (1) repurchase the affected mortgage loan within such 90-day period (or extended period) for the Purchase Price or (2) substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such mortgage loan and pay a shortfall amount within such 90-day period (or extended period). See “—Representations and Warranties; Repurchases and Substitutions” below.

The Pooling and Servicing Agreement requires that the certificate administrator take the actions specified in the Pooling and Servicing Agreement necessary to maintain the security interest of the trust in the mortgage loans and the ESK Companion Loan. In addition, the custodian is required to maintain custody of the Mortgage File for each mortgage loan and the ESK Companion Loan.

Representations and Warranties; Repurchases and Substitutions

In the related Purchase Agreement, it is anticipated that each mortgage loan seller will make the representations and warranties set forth in Annex D-1 to this prospectus supplement as of the Closing Date, or as of another date specifically provided in the representation and warranty, with respect to each mortgage loan sold by that mortgage loan seller, subject to certain exceptions to such representations and warranties set forth in Annex D-2 to this prospectus supplement.

In addition, the related Purchase Agreements provide that, with respect to each Non-Serviced Whole Loan, if a “material document defect” exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Pari Passu Companion Loan(s) from the trust formed under the applicable Non-Serviced PSA, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any related Pari Passu Companion Loans contained in a trust formed under an Non-Serviced PSA.

Any disclosures in this prospectus supplement that are contrary to the representations and warranties included in Annex D-1 should also be considered exceptions thereto.

If the related mortgage loan seller has been notified of a breach of any of the representations and warranties included in Annex D-1 or of a document defect that in any case materially and adversely affects the value of a mortgage loan or the ESK Companion Loan, the value of the related Mortgaged Property or the interests of the Certificateholders in the mortgage loan, and if the related mortgage loan seller cannot cure the breach or defect within a period of 90 days following (x) except in the case of the succeeding clause (y), such mortgage loan seller’s receipt of that notice or, (y) in the case of a breach or a defect that would cause the mortgage loan or the ESK Companion Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective mortgage loan to be treated as a qualified mortgage, the earlier of (A) the mortgage loan seller’s discovery of the breach or defect, or (B) discovery of such breach or defect by any other party identified in the Purchase Agreement, provided the mortgage loan seller has received prompt written notice of such breach or defect (such 90-day period, the “Initial Resolution Period”), then the related mortgage loan seller will be obligated pursuant to the related Purchase Agreement (the relevant rights under which will be assigned, together with the mortgage loans sold thereunder, to the trustee), to (a) repurchase the affected mortgage loan or the ESK Companion Loan (or any related REO Loan) within the Initial Resolution Period (or with respect to certain breaches or document defects, an extended cure period), at a price (the “Purchase Price”) equal to the sum of (1) the outstanding principal balance of the mortgage loan or the ESK Companion Loan (or related REO Loan) (excluding, for such purpose, the related Companion Loan, if applicable), as of the date of purchase, (2) all accrued and unpaid interest on the mortgage loan or the ESK Companion Loan (or the related REO Loan) (excluding, for such purpose, the related Companion Loan, if applicable) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loans), to, but not including, the due date immediately preceding the Determination Date for the Due Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees)

in respect of the mortgage loan or related REO Loan (including for such purpose, any related Companion Loan), if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the breach or document defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust expenses relating to such mortgage loan (or related REO Loan), and (5) Liquidation Fees, if any, payable with respect to the affected mortgage loan (which will not include any Liquidation Fees if such affected mortgage loan is repurchased prior to the expiration of the Extended Resolution Period), or (b) within 2 years following the Closing Date, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted) and pay any shortfall amount equal to the difference between the Purchase Price of the mortgage loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; provided, however, that the applicable mortgage loan seller generally has an additional 90-day period (the “Extended Resolution Period”) immediately following the expiration of the Initial Resolution Period to cure the breach or defect (or, failing such cure, to repurchase the related mortgage loan or REO Loan (excluding any related Companion Loan, if applicable) or, if applicable, substitute a Qualified Substitute Mortgage Loan as described below) (other than with respect to the related Whole Loans, for which no substitution will be permitted) if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the senior trust advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the Initial Resolution Period. Notwithstanding the foregoing, the actions specified in (a) and (b) of the preceding sentence must be taken within 90 days following the earlier of the mortgage loan seller’s receipt of notice or discovery of a breach or document defect, with no extension, if such breach or document defect would cause the mortgage loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3). No delay in either the discovery of a document defect or a breach of a representation or warranty on the part of any party to the Pooling and Servicing Agreement in providing notice of such defect or breach will relieve the applicable mortgage loan seller of its obligation to repurchase the related mortgage loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such breach or defect, (ii) such delay is the result of the failure by a party to the applicable Purchase Agreement or the Pooling and Servicing Agreement to provide prompt notice as required by the terms of the applicable Purchase Agreement or the Pooling and Servicing Agreement after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and (iii) such delay precludes the mortgage loan seller from curing such defect or breach.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the pari passu Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted mortgage loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted mortgage loan; (c) have the same due date and a grace period no longer than that of the deleted mortgage loan; (d) accrue interest on the same basis as the deleted mortgage loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted mortgage loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the deleted mortgage loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the related Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related Mortgage File; (i) have a then-current DSCR at least equal to the greater of (i) the original DSCR of the deleted mortgage loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date; (l) have comparable prepayment restrictions to those of the deleted mortgage loan; (m) not be substituted for a deleted mortgage loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller); (n) have been approved, so long as a Control Event has not occurred and is not continuing, by the Directing Certificateholder; (o) prohibit Defeasance within two years of the Closing Date; (p) not be substituted for a deleted mortgage loan if it would result in the termination of the REMIC status of either the lower-tier REMIC (the “Lower-Tier REMIC”) or the upper-tier REMIC (the “Upper-Tier REMIC”) (together, the “Trust REMICs”) or the imposition of tax on either Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement as determined by an opinion of counsel; (q) have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one mortgage loan is substituted for a deleted mortgage loan or mortgage loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee, the Certificate Administrator Fee and the Senior Trust Advisor Fee) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any Principal Balance Certificates having a principal balance then outstanding. When a Qualified Substitute Mortgage Loan is substituted for a deleted mortgage loan, the applicable mortgage loan seller will be required to certify that the mortgage loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation will constitute the sole remedy available to the Certificateholders and the trustee under the Pooling and Servicing Agreement for any uncured breach of any mortgage loan seller’s representations and warranties regarding the mortgage loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related mortgage loan documents or any particular mortgage loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such mortgage loan document(s), then the applicable mortgage loan seller (or RAIT Financial Trust as the guarantor of the repurchase and substitution obligations of RAIT Funding, LLC) will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the trust for the reasonable amount of any such costs and expenses incurred by the master servicer, the special servicer, the certificate administrator, the trustee or the trust fund that are incurred as a result of such breach and have not been reimbursed by the related borrower; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or its guarantor) will have the option to either repurchase or substitute for the related mortgage loan or the ESK Companion Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller (or its guarantor) will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or its guarantor) will be deemed to have cured the breach in all respects. The respective mortgage loan seller, or RAIT Financial Trust as guarantor of the repurchase and substitution obligations of RAIT Funding, LLC, will be the sole warranting party in respect of the mortgage loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the guarantor) and none of the depositor, the master servicer, the special servicer, the other mortgage loan seller, the trustee, the certificate administrator, the underwriters or any of their affiliates will be obligated to repurchase or replace any affected mortgage loan in connection with a breach of the applicable mortgage loan seller’s representations and warranties or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so. We cannot assure you that the applicable mortgage loan seller (or its guarantor) will have sufficient resources to repurchase or replace a defective mortgage loan. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” in this prospectus supplement. However, the depositor will not include any mortgage loan in the pool of mortgage loans if anything has come to the depositor’s attention prior to the Closing Date that causes it to believe that the representations and warranties, subject to the exceptions to the representations and warranties, made by a mortgage loan seller (or its guarantor) regarding the mortgage loan will not be correct in all material respects when made.

In the case of the mortgage loan identified on Annex A-1 to this prospectus supplement as “Grapevine Mills”, representing approximately 9.0% of the Initial Pool Balance, JPMCB and Column are each a mortgage loan seller with respect to its respective note, and JPMCB and Column will only be obligated to repurchase the note for which it is acting as mortgage loan seller.

In the case of the mortgage loan identified on Annex A-1 to this prospectus supplement as “Oakland Square and Oakland Plaza”, representing approximately 2.8% of the Initial Pool Balance, Barclays and RAIT are each a mortgage loan seller with respect to its respective note, and Barclays and RAIT will only be obligated to repurchase the note for which it is acting as mortgage loan seller.

Lockbox Accounts

The mortgage loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the mortgage loans included in the trust:

Lockbox Account Types
Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
CMA Lockbox	27	$693,765,141	54.6%
Hard Lockbox	7	363,037,282	28.6
Springing Lockbox	17	205,465,449	16.2
NAP	3	9,047,275	0.7
Total:	54	$1,271,315,148	100.0%

Except as set forth in the table above and where noted below, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox accounts provide that the borrower has no withdrawal or transfer rights with respect to the related lockbox account. The lockbox accounts will not be assets of the trust.

“CMA Lockbox” or “CMA” means that the related mortgage loan documents currently require tenants, or the related borrower (or its property manager), at the related Mortgaged Property to pay rent or other income directly to the lockbox account; however, thereafter funds deposited in such lockbox account are paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received. However, upon the occurrence of certain triggering events enumerated in the related mortgage loan documents, the lockbox account converts to a Hard Lockbox.

“Hard Lockbox” means that the related mortgage loan documents currently require tenants (or its property manager) to pay rent or other income directly to the lockbox account, with the funding of all required escrow and reserve accounts (including for debt service) derived directly from such lockbox account.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); however, upon the occurrence of certain triggering events enumerated in the related mortgage loan documents, the related borrower is required to implement either a Hard Lockbox, Soft Lockbox or CMA Lockbox.

“Soft Lockbox” means that the related mortgage loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account, with the funding of all required escrow and reserve accounts (including for debt service) derived directly from such lockbox account.

TRANSACTION PARTIES

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter and the depositor. Additional information, including the most recent annual report on Form 10-K for the year ended December 31, 2013, of JPMorgan Chase & Co., the 2013 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus supplement is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus supplement.

JPMCB Securitization Program. The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2013, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $87.1 billion. Of that amount, approximately $75.0 billion has been securitized by the depositor. In its fiscal year ended December 31, 2013, JPMCB originated approximately $11.2 billion of commercial mortgage loans, of which approximately $8.8 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state and the District of Columbia.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the trust for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Potential Conflicts of Interest” in this prospectus supplement.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the JPMCB mortgage loans, has conducted a review of the JPMCB mortgage loans in connection with the securitization described in this prospectus supplement. The review of the JPMCB mortgage loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB mortgage loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus supplement, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB mortgage loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB mortgage loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB mortgage loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB mortgage loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB mortgage loans in this prospectus supplement.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus supplement regarding the JPMCB mortgage loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB mortgage loans and the related Mortgaged Properties disclosed in this prospectus supplement against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB mortgage loans disclosed in this prospectus supplement.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB mortgage loans for disclosure in this prospectus supplement. In anticipation of the securitization of each JPMCB mortgage loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB mortgage loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 to this prospectus supplement and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB mortgage loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB mortgage loans marked against the standard form document, (ii) a review of the legal data records referred to above relating to the JPMCB mortgage loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB mortgage loan for compliance with the REMIC Provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-3 to this prospectus supplement, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB mortgage loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB mortgage loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB mortgage loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB mortgage loans to confirm that the JPMCB mortgage loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB mortgage loans in this prospectus supplement is accurate in all material respects. JPMCB also determined that the JPMCB mortgage loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines” below. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Purchase Agreement and the Pooling and Servicing Agreement (the “Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the trust by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the trust were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus supplement, see “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines,” below.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”), the underwriting of the JPMCB mortgage loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus supplement.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Net Cash Flow and Certain Underwriting Considerations” and Annex A-1 and Annex A-3 to this prospectus supplement. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, JPMCB may also obtain a value on an “as-stabilized” basis reflecting leases that have been executed but tenants have not commenced paying rent. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value set forth in the appraisal.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Hazard, Liability and Other Insurance” above.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●
Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●
Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●
Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●
Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●
Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●
Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

With respect to one (1) mortgage loan identified as “Grapevine Mills” on Annex A-1 to this prospectus supplement, representing approximately 9.0% of the Initial Pool Balance, JPMCB agreed to waive the reserves for taxes, replacements, tenant improvements and leasing commissions if the mortgage loan meets a certain debt service coverage ratio threshold specified in the related mortgage loan documents. In addition, JPMCB did not conduct credit searches or obtain certifications for real estate experience or contingent liabilities for the related borrower sponsor due to the facts that the borrower sponsor is a public company and a prior client of JPMCB. Based on the credit characteristics of the related borrower sponsor, JPMCB approved inclusion of the mortgage loan in this transaction. Certain characteristics of the mortgage loan can be found in Annex A-1 to this prospectus supplement.

With respect to one (1) mortgage loan identified as “The Mall of Victor Valley” on Annex A-1 to this prospectus supplement, representing approximately 9.0% of the Initial Pool Balance, JPMCB agreed to waive the reserves for taxes, replacements, tenant improvements and leasing commissions if there is no cash sweep period under the related mortgage loan documents in effect. These represent exceptions to the underwriting guidelines for JPMCB.  Based on the credit characteristics of the related borrower sponsor and the debt service coverage ratio requirement, JPMCB approved inclusion of the mortgage loan in this transaction.  Certain characteristics of the mortgage loan can be found in Annex A-1 and Annex A-3 to this prospectus supplement.

With respect to one (1) mortgage loan identified as “Hilton Houston Post Oak” on Annex A-1 to this prospectus supplement, representing approximately 2.8% of the Initial Pool Balance, JPMCB agreed to waive the reserve for taxes if the mortgage loan meets a certain debt service coverage ratio threshold specified in the related mortgage loan documents. In addition, JPMCB agreed to waive the requirement for estimated monthly deposits to the replacement reserve for a property improvement plan required by the related loan agreement so long as the borrower provides evidence that it has complied with the requirements of the current property improvement plan. Based on the credit characteristics of the related borrower sponsor and the debt service coverage ratio requirement, JPMCB approved inclusion of the mortgage loan in this transaction. Certain characteristics of the mortgage loan can be found in Annex A-1 to this prospectus supplement.

With respect to one (1) mortgage loan identified as “Holiday Inn French Quarter – Chateau Lemoyne” on Annex A-1 to this prospectus supplement, representing approximately 1.8% of the Initial Pool Balance, although the LTV Ratio is based on the “as-is” value provided in the related appraisal, the “as-is” value contained an extraordinary assumption that $7,775,590 in planned capital expenditures will be spent during the first year on the property improvement plan required by the related franchise agreement.  The inclusion of this assumption in the appraised value represents an exception to the underwriting guidelines for JPMCB. JPMCB’s decision to include the mortgage loan notwithstanding this exception was supported by the compensating factor that the related borrower escrowed the full estimated cost of the property improvement plan with JPMCB. Based on this compensating factor, JPMCB believes that the “as-is” value is the accurate reflection of the LTV Ratio for this mortgage loan and approved inclusion of the mortgage loan in this transaction. Certain characteristics of the mortgage loan can be found in Annex A-1 to this prospectus supplement.

Compliance with Rule 15Ga-1 under the Exchange Act

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on August 7, 2014. The depositor’s CIK number is 0001013611. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 12, 2014. JPMCB’s CIK number is 0000835271. With respect to the period from and including July 1, 2011 to and including June 30, 2014, JPMCB has the following activity to report as required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	1	123,979,548(2)	12.40 (2)	0	0.00	0.00	0	0.00	0.00	1	123,979,549 (2)	12.4 (2)	0	0.00	0.00	0	0.00	0.00
J.P. Morgan Commercial Mortgage Finance Corp., Mortgage Pass-Through Certificates, Series 1997-C5 (CIK# 0001046305)	X	Smith Barney Mortgage Capital Group, Inc.	71	234,889,102	22.7	1	1,336,954	2.94	0	0.00	0.00	0	0.00	0.00	0	0	0	1	1,336,954(3)	2.94	0	0.00	0.00
J.P. Morgan Commercial Mortgage Finance Corp., Mortgage Pass-Through Certificates, Series 1997-C5 (CIK# 0001046305)	X	Morgan Guaranty Trust Company of New York	93	401,244,372	38.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

(1)
This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

(2)
The asset subject to the repurchase request entered REO status in December 2009. The outstanding principal balance is calculated as of the most recent trustee’s report that provided the outstanding principal balance of the asset, and the percentage of principal balance is calculated by dividing the outstanding principal balance by the total pool balance as provided in the same trustee report.

(3)
The mortgage loan included on this chart that was subject to a demand to repurchase or replace for breach of a representation and warranty was paid off during the April 1, 2012 to June 30, 2012 reporting period. The outstanding principal balance reflected in the chart was calculated at the time of payoff and the percentage of principal balance reflected in the chart was calculated by dividing the outstanding principal balance by the total pool balance as of the immediately preceding trustee’s report. Such mortgage loan was originated by Smith Barney Mortgage Capital Group, Inc. (“Smith Barney”) and sold to Morgan Guaranty Trust Company of New York (“MGT”). In connection with the securitization, MGT made the representations and warranties to the securitization trust for such mortgage loan and, as a result, the demand to repurchase or replace such mortgage loan was made to MGT and Smith Barney. JPMCB is the successor in interest to MGT.

Barclays Bank PLC

General

Barclays Bank PLC, a public limited company registered in England and Wales under number 1026167 (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters.  The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity.  In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria.  Barclays’ role also includes participation in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies.  In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays has been engaged in commercial mortgage loan securitization in the United States since 2004.  The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions.  The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●
Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self storage and industrial properties.  These loans are primarily originated for the purpose of securitization.

●
Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties.  These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions.  Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays’ affiliates commenced selling commercial mortgage loans into U.S. securitizations in 2004.  During the period commencing in 2004 and ending on August 22, 2014, Barclays’ affiliates were the loan sellers in approximately 37 commercial mortgage-backed securitization transactions.  Approximately $14.27 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012 and 2013 and for the period January 1, 2014 through August 22, 2014.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays and Affiliates (as loan seller) (approximate)
2014	$2,038,438,500
2013	$2,723,393,594
2012	$2,067,901,204
2011	$ 0
2010	$ 0
2009	$ 0
2008	$ 196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview.  Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus supplement.  The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans.  No sampling procedures were used in the review process.

Database.  To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan.  The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process.  After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus supplement.

Data Comparison and Recalculation.  An affiliate of Barclays engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus supplement regarding the Barclays Mortgage Loans.  These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus supplement against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus supplement.

Legal Review.  Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus supplement.  In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties.  Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans.  Such assistance included, among other things, (i) a review of Barclays’ internal credit memorandum for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures.  With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes”, “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below.

Findings and Conclusions.  Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus supplement is accurate in all material respects.  Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, respectively, except as described under “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below.  Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below.  Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan.  These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.  For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below. Barclays originates mortgage loans principally for securitization.

General.  Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office.  Barclays also originates and acquires loans pursuant to table funding arrangements through third party origination platforms that have origination offices in additional locations.  Bankers at Barclays and at table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans.  Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria.  All mortgage loans, including those originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

With respect to certain mortgage loans, Barclays has delegated certain of its underwriting and origination functions to table funded lenders, subject to loan-by-loan oversight and ultimate review and approval by Barclays’ professionals.  These functions were all performed in substantial accordance with the mortgage loan approval procedures described in this prospectus supplement.  In all cases, mortgage loans are documented on Barclays’ approved documentation.

Loan Analysis.  Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan.  In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references.  In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property.  Each report is reviewed for acceptability by a real estate finance loan underwriter.  The borrower’s and property manager’s experience and presence in the subject market are also reviewed.  Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval.  All mortgage loans originated or table funded by Barclays must be approved by a credit committee.  The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio.  Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios.  A loan-to-value generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered.  The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance.  However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements.  Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon triggers.  In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender.  Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 to this prospectus supplement for instances in which reserves were not taken):

●
Taxes - Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments.  Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio.

●
Insurance - If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums.  Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio.

●
Replacement Reserves - Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years.  Barclays relies on information provided by an independent engineer to make this determination.  Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio.

●
Completion Repair/Environmental Remediation - Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary.  Upon funding of the applicable mortgage loan, Barclays generally requires that at least 110% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan.  Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation or (iii) the amount recommended is de minimis.

●
Tenant Improvement/Lease Commissions - In most cases, various tenants have lease expirations within the mortgage loan term.  To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.  Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (v) where there is a low loan-to-value ratio.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors - Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Servicing.  Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

The Columbus Square Portfolio Mortgage Loan consists of four (4) promissory notes co-originated by Barclays Bank PLC and Wells Fargo Bank, National Association.  Barclays is selling Note A-4 to the depositor for inclusion in the Issuing Entity.  Unless otherwise specified in this prospectus supplement, the Columbus Square Portfolio Mortgage Loan is presented for all purposes as one mortgage loan.  In addition, one  (1) mortgage loan identified as “Oakland Square and Oakland Plaza” on Annex A-1 to this prospectus supplement, representing approximately 2.8% of the Initial Pool Balance, consists of two (2) promissory notes co-originated by Barclays Bank PLC and RAIT Funding, LLC.  Barclays is selling Note A-2 to the depositor.  Unless otherwise specified in this prospectus supplement, the Oakland Square and Oakland Plaza mortgage loan is presented for all purposes as one mortgage loan.

Exceptions to Barclays’ Disclosed Underwriting Guidelines

The Barclays Mortgage Loans were originated in accordance with the applicable underwriting guidelines set forth above, except as otherwise noted below.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS 15G on August 13, 2014 in connection with it being a securitizer of certain types of mortgage loans.  Barclays’ Central Index Key is 0000312070.  It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

The information set forth under this sub-heading has been provided by Barclays.

Neither Barclays Bank PLC nor any of its affiliates will insure or guarantee distributions on the Certificates.  The Certificateholders will have no rights or remedies against Barclays Bank PLC for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays Bank PLC in the related Purchase Agreement as described under “Description of the Mortgage Pool—Representations and Warranties; Repurchases and Substitution” in this prospectus supplement.

From time to time, Barclays is involved in civil legal proceedings and arbitration proceedings concerning matters arising in connection with the conduct of its business. Although we cannot assure you as to the ultimate outcome of such matters, Barclays has denied, or believes it has meritorious defenses and will deny, liability in all significant cases pending against it, and intends to defend actively each such case.

KeyBank National Association

General

KeyBank National Association (“KeyBank”) is a national banking association and wholly-owned bank subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation.  The principal office of KeyBank is located at

Key Tower, 127 Public Square, Cleveland, Ohio 44114, and its telephone number is (216) 689-6300. KeyBank offers a wide range of consumer and commercial banking services to its customers, including commercial real estate financing, throughout the United States. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.

In 2013, KeyBank’s real estate capital group originated a total of $10.7 billion in permanent, bridge, development and construction commercial mortgage loans from 22 offices nationwide. Of this total, $4.2 billion commercial mortgage loans were originated for sale through commercial mortgage-backed securities (“CMBS”) transactions, acquisition by Fannie Mae or Freddie Mac, sale of Ginnie Mae certificates to third party investors, or sale to life insurance companies and pension funds.

KeyBank’s Securitization Program

KeyBank underwrites and originates mortgage loans secured by commercial or multifamily properties and, together with other sponsors and loan sellers, participates in securitization transactions by transferring the mortgage loans to an unaffiliated third party acting as depositor, which then transfers the mortgage loans to the issuing entity.

KeyBank has been engaged in originating commercial and multifamily mortgage loans for inclusion in CMBS transactions since 2000.  As of June 30, 2014, KeyBank had originated approximately $13.4 billion of commercial mortgage loans that have been securitized in 59 securitized transactions.  KeyBank’s commercial mortgage loans that are originated for sale into a CMBS transaction (or through a sale of whole loan interests to third party investors) are generally fixed-rate and secured by retail, office, multifamily, industrial, self-storage, manufactured housing, and hospitality properties. KeyBank also originates other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to the origination of commercial and multifamily mortgage loans, KeyBank acts as the primary servicer of many of KeyBank’s commercial and multifamily mortgage loans that are securitized.  KeyBank provides interim, primary, master and special servicing for institutional clients and commercial and multifamily securitized products, including CMBS transactions in which KeyBank has sold commercial mortgage loans.

Review of KeyBank Mortgage Loans

Overview.  KeyBank has conducted a review of the mortgage loans (the “KeyBank Mortgage Loans”) it is contributing in the securitization described in this prospectus supplement. The review of the KeyBank Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of KeyBank or one or more of its affiliates (the “KeyBank Review Team”). The review procedures described below were employed with respect to all of the KeyBank Mortgage Loans. No sampling procedures were used in the review process.

Database.  To prepare for securitization, members of the KeyBank Review Team created a database of loan-level and property-level information relating to each KeyBank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the KeyBank Review Team during the underwriting process. After origination of each KeyBank Mortgage Loan, the KeyBank Review Team updated the information in the database with respect to such KeyBank Mortgage Loan based on applicable information from KeyBank, as servicer of the KeyBank Mortgage Loans, relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the KeyBank Review Team.

A data tape (the “KeyBank Data Tape”) containing detailed information regarding each KeyBank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The

KeyBank Data Tape was used to provide the numerical information regarding the KeyBank Mortgage Loans in this prospectus supplement.

Data Comparison and Recalculation.  KeyBank engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by KeyBank, relating to information in this prospectus supplement regarding the KeyBank Mortgage Loans. These procedures included:

●	comparing the information in the KeyBank Data Tape against various source documents provided by KeyBank that are described above under “—Database”;

●	comparing numerical information regarding the KeyBank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus supplement against the KeyBank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the KeyBank Mortgage Loans disclosed in this prospectus supplement.

Legal Review.  KeyBank engaged legal counsel in connection with this securitization to provide, among other things, (i) a review of the representations and warranties and exception reports relating to the KeyBank Mortgage Loans prepared by origination counsel, (ii) a review and assistance in the completion by the KeyBank Review Team of a due diligence questionnaire relating to the KeyBank Mortgage Loans, and (iii) a review of certain loan documents with respect to the KeyBank Mortgage Loans. Securitization counsel also reviewed the property release provisions, if any, for each KeyBank mortgage loan with multiple Mortgaged Properties for compliance with the REMIC Provisions.

Counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in this prospectus supplement, based on their review of pertinent sections of the related mortgage loan documents.

Other Review Procedures.  With respect to any material pending litigation of which KeyBank was aware at the origination of any KeyBank Mortgage Loan, KeyBank requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If KeyBank became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a KeyBank Mortgage Loan, KeyBank obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The KeyBank Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the KeyBank Mortgage Loans to determine whether any KeyBank Mortgage Loan materially deviated from the underwriting guidelines set forth under “—KeyBank’s Underwriting Guidelines and Process” below.  See “—Exceptions to KeyBank’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions.  Based on the foregoing review procedures, KeyBank determined that the disclosure regarding the KeyBank Mortgage Loans in this prospectus supplement is accurate in all material respects. KeyBank also determined that the KeyBank Mortgage Loans were originated in accordance with KeyBank’s origination procedures and underwriting criteria, except as described below under “—Exceptions to KeyBank’s Disclosed Underwriting Guidelines” below. KeyBank attributes to itself all findings and conclusions resulting from the foregoing review procedures.

KeyBank’s Underwriting Guidelines and Processes

General.  KeyBank has developed guidelines establishing certain procedures with respect to underwriting the KeyBank Mortgage Loans. All of the KeyBank Mortgage Loans were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by KeyBank at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The KeyBank Mortgage Loans to be included in the trust were originated by KeyBank generally in accordance with the CMBS program of KeyBank. For a description of any material exceptions to the underwriting guidelines in this prospectus supplement, see “—Exceptions to KeyBank’s Disclosed Underwriting Guidelines” below.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, and/or performance history. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions to KeyBank’s Disclosed Underwriting Guidelines” below), the underwriting of the KeyBank Mortgage Loan will conform to the general guidelines described below.

Property Analysis.  KeyBank performs or causes to be performed a site inspection to evaluate the location and quality of the related mortgaged properties. Such inspection generally includes an evaluation of functionality, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, and other applicable demand drivers. KeyBank assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, KeyBank evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis.  KeyBank reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio.

Evaluation of the Borrower.  KeyBank evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include a review of anti-money laundering or OFAC checks, obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities.

Loan Approval.  All mortgage loans originated by KeyBank must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms, or decline a prospective mortgage loan transaction.

Debt Service Coverage Ratio and LTV Ratio.  KeyBank’s underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan.

Generally, the debt service coverage ratios for KeyBank mortgage loans will be equal to or greater than 1.30x; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), loan-to-value ratio, reserves, borrower or other factors.

Generally, the loan-to-value ratio for KeyBank mortgage loans will be equal to or less than 75%; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), debt service coverage ratio, reserves, sponsorship or other factors.

Additional Debt.  When underwriting a multifamily or commercial mortgage loan, KeyBank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that KeyBank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

Appraisals.  KeyBank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, KeyBank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

Environmental Assessments.  KeyBank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, KeyBank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, KeyBank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee.  An environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues.  In some instances, KeyBank will engage an independent third party to review an environmental assessment and provide a summary of its findings.  Depending on the findings of the initial environmental assessment, KeyBank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments.  In connection with the origination process, KeyBank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, KeyBank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report.  A seismic report is required for all Mortgaged Properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance.  In connection with the origination of a multifamily or commercial mortgage loan, KeyBank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Escrow Requirements.  KeyBank may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, KeyBank may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by KeyBank. The typical required escrows for mortgage loans originated by KeyBank are as follows:

●
Taxes - Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. KeyBank may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

●
Insurance - If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., 65% or less).

●
Replacement Reserves - Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. KeyBank relies on information provided by an independent engineer to make this determination. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

●
Completion Repair/Environmental Remediation - Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, KeyBank generally requires that at least 100% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation or (iii) recommended costs do not exceed $50,000.

●
Tenant Improvement/Lease Commissions - In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (v) where there is a low loan-to-value ratio (i.e., 65% or less).

Exceptions to KeyBank’s Disclosed Underwriting Guidelines

Other than as set forth below, the KeyBank Mortgage Loans were originated in accordance with the underwriting standards set forth above.

In the case of one (1) Mortgaged Property identified as “Motorola Solutions – Building I & III” on Annex A-1 to this prospectus supplement, securing one (1) mortgage loan representing approximately 2.2% of the Initial Pool Balance, the underwritten net cash flow debt service coverage ratio of 1.21x is less than KeyBank’s general requirement of a 1.30x minimum debt service coverage ratio.  KeyBank was comfortable with the lower debt service coverage ratio due to the property being 100% occupied by an investment grade tenant with long-term occupancy (over 30 years) and is investing approximately $15 million into their space at the property.

With respect to one (1) mortgage loan identified as “Harrodsburg Marketplace” on Annex A-1 to this prospectus supplement representing approximately 0.3% of the Initial Pool Balance, the tax escrow was not required at closing and is springing upon the occurrence of certain conditions under the related mortgage loan documents.  Additionally, this is a recent acquisition at a 74.9% loan-to-value ratio.

Compliance with Rule 15Ga-1 under the Exchange Act

KeyBank has filed its most recent Rule 15Ga-1 filing on February 4, 2014 and had no demand, repurchase, or replacement claims to report for the annual reporting period ending December 31, 2013 as a sponsor of commercial mortgage loan securitizations.  Since KeyBank has no demand, repurchase or replacement claims as a sponsor of commercial mortgage loan securitizations to report KeyBank has no obligation to file quarterly reports.  KeyBank’s Central Index Key is 0001089877. With respect to the period from and including January 1, 2011 to and including December 30, 2013, KeyBank does not have any activity to report as required by Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Column Financial, Inc.

Column Financial, Inc. (“Column”) is a Delaware corporation.  Column is an affiliate of Credit Suisse Securities (USA) LLC, through common parent ownership.  Column’s principal offices are located at 11 Madison Avenue, New York, NY 10010, telephone number (212) 325-2000.

Column is a sponsor of this securitization and one of the mortgage loan sellers.  Column is the seller of one of the underlying mortgage loans or 9.0% of the Initial Pool Balance.  Column or an affiliate of Column originated the Grapevine Mills Mortgage Loan together with JPMCB or an affiliate and underwrote the Grapevine Mills Mortgage Loan.  Column is an affiliate of one of the underwriters.  In addition, it is expected that Column will, as of the date of the initial issuance of the Certificates, hold the Grapevine Mills Companion Loan designated as Note A-6.

Column’s Securitization Program

Column’s principal offices are in New York, New York.  Column underwrites and closes multifamily and commercial mortgage loans through its own origination office and various correspondents in local markets across the United States.  Column originates mortgage loans principally for securitization.  Column also acquires multifamily and commercial mortgage loans from other lenders. Since the beginning of 2014, Column has funded $3.429 billion of commercial and multifamily loans.

Neither Column nor any of its affiliates will insure or guarantee distributions on the Certificates.  The Certificateholders will have no rights or remedies against Column for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Column in the related Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Pool—Representations and Warranties; Repurchases and Substitutions” in this prospectus supplement.  In the case of one (1) mortgage loan identified as “Grapevine Mills” on Annex A-1 to this prospectus supplement, representing approximately 9.0% of the Initial Pool Balance, as to which Column and JPMCB are each a loan seller, Column will only be obligated to repurchase the note with respect to its 50% interest in such mortgage loan.

Review of Column Mortgage Loans

Overview. Column, in its capacity as the sponsor of the Grapevine Mills Mortgage Loan, has conducted a review of the Grapevine Mills Mortgage Loan in connection with the securitization described in this prospectus supplement.  The review of the Column mortgage loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Column, or one or more of Column’s affiliates, or, in certain circumstances, are consultants engaged by Column (collectively, the “Column Deal Team”).  The review procedures described below were employed with respect to all of the Column mortgage loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus supplement, as further described below. In the case of a Column mortgage loan that was co-originated with another party or acquired from another lender, some or all of the information about such Column mortgage loan may have been prepared by the related co-originator or originating party and reviewed by Column.  In addition, such co-originator or originating party, rather than

Column, may have engaged the third parties involved in the review process for the benefit of Column.  No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Column Deal Team updated its internal origination database of loan-level and property-level information relating to each Column mortgage loan.  The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Column during the underwriting process.  After origination or acquisition of each Column mortgage loan, the Column Deal Team updated the information in the database with respect to such Column mortgage loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Column Deal Team.

A data tape (the “Column Data Tape”) containing detailed information regarding the Grapevine Mills Mortgage Loan was created from the information in the database referred to in the prior paragraph.  The Column Data Tape was used by the Column Deal Team to provide the numerical information regarding the Grapevine Mills Mortgage Loan in this prospectus supplement.

Data Comparison and Recalculation. Column typically engages a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Column relating to information in the applicable prospectus supplement regarding the mortgage loan originated by Column.  These procedures typically include:

●	comparing the information in the Column Data Tape against various source documents provided by Column that are described above under “—Database”;

●	comparing numerical information regarding the mortgage loans and the related Mortgaged Properties disclosed in the applicable prospectus supplement against the Column Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the mortgage loans disclosed in the applicable prospectus supplement.

With respect to the Grapevine Mills Mortgage Loan, the JPMCB Data Tape was used to provide the numerical information regarding such mortgage loan in this prospectus supplement. See Annex A-1 to this prospectus supplement and the footnotes thereto.

Legal Review. Column engaged various law firms to conduct certain legal reviews of the Column mortgage loans for disclosure.  In anticipation of the securitization of each Column mortgage loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of Column’s standard form loan documents.  In addition, origination counsel for each Column mortgage loan reviewed Column’s representations and warranties set forth on Annex D-1 to this prospectus supplement and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Column mortgage loans.  Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain Column mortgage loans marked against the standard form document, (ii) a review of the legal data records referred to above relating to the Column mortgage loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the Column Deal Team and origination counsel.  Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each Column mortgage loan for compliance with the REMIC Provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1 to this prospectus supplement, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by Column, with respect to any pending litigation that existed at the origination of any Column mortgage loan that is material and not covered by insurance, Column requested updates from the applicable borrower, origination counsel and/or borrower’s litigation counsel. Column confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a Column mortgage loan.  In addition, if Column became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a Column mortgage loan, Column obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The Column Deal Team also consulted with Column personnel responsible for the origination of the Column mortgage loans to confirm that the Column mortgage loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—Column’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Column’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, Column determined that the disclosure regarding the Grapevine Mills Mortgage Loan in this prospectus supplement is accurate in all material respects.  Column also determined that the Grapevine Mills Mortgage Loan was originated in accordance with Column’s origination procedures and underwriting criteria.  Column attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Column will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Column, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related Purchase Agreement and the Pooling and Servicing Agreement (collectively, the “Qualification Criteria”).  Column will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Column and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act.  Legal counsel will also be engaged by Column to render any tax opinion required in connection with the substitution.

Column’s Underwriting Guidelines and Processes

General.  Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors.  Consequently, t we cannot assure you that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of Column with respect to multifamily and commercial mortgage loans originated or acquired by Column.

Loan Analysis.  Column generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan.  The credit analysis of the borrower generally includes a review of third party credit reports including judgment, lien, bankruptcy and litigation searches.  The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases.  Column’s credit underwriting also generally includes a review of third party appraisal, environmental, building condition and seismic reports, if applicable.  Generally, Column performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property.  Column assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval.  Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated or acquired by Column must be approved by a loan committee, which includes senior personnel from Column or its affiliates.  The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio.  Column’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.  In determining a debt service coverage ratio, Column may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the Mortgaged Property in question as determined by Column and payments on the loan based on actual principal and/or interest due on the loan.  However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable Mortgaged Property.  For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, Column may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy.  We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance.  In addition, with respect to certain mortgage loans originated or acquired by Column, there may exist subordinate mortgage debt or mezzanine debt.  Column may originate or acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders.  Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account.  Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third party appraisal.

Evaluation of Borrower, Principals and/or Loan Sponsors. Column evaluates the borrower, its principals and/or the loan sponsor with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation will generally include obtaining and reviewing a credit report and other reliable indications of the loan sponsor’s financial capacity; and obtaining and reviewing the principal’s and/or loan sponsor’s prior real estate experience. Although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain loan sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements.  Notwithstanding the above described review process, we cannot assure you that a borrower, a principal and/or a loan sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt.  Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured.  It is possible that Column may be the lender on that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports.  As part of the underwriting process, Column will obtain the reports described below (or review third party reports obtained on its behalf):

(i)    Appraisals.  Column will generally require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

(ii)   Environmental Assessment.  In connection with the origination or acquisition process, Column will, in most cases, require a current Phase I environmental assessment with respect to any Mortgaged Property.  However, when circumstances warrant, Column may utilize an update of a prior environmental assessment or a desktop review.  Furthermore, an environmental assessment conducted at any particular Mortgaged Property will not necessarily cover all potential environmental issues.  For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Column or an environmental consultant believes that such an analysis is warranted under the circumstances.  Based on the assessment, Column may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to Column) at the time of origination of the mortgage loan to complete such remediation within a specified period of time or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

(iii)  Engineering Assessment.  In connection with the origination or acquisition process, Column will, in most cases, require that an engineering firm inspect the Mortgaged Property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems.  Based on the resulting report, Column will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)  Seismic Report.  In connection with the origination or acquisition process, Column will, in most cases, require that a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance.  In connection with the origination or acquisition of a mortgage loan, Column will generally examine whether the use and occupancy of the related Mortgaged Property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such Mortgaged Property.  Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. Column may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts.  In addition, Column may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants.  Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans originated or acquired by Column.  The typical required escrows for mortgage loans originated or acquired by Column are as follows:

●
Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Column with sufficient funds to satisfy all taxes and assessments.  Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or Column may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●
Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide Column with sufficient funds to pay all insurance premiums.  Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

●
Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the Mortgaged Property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●
Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the Mortgaged Property. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●
Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report.  Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the Mortgaged Property; (iii) if the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.

●
Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report.  Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

●
Column may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Column’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Column has structured springing escrows that arise for identified risks, (v) Column has an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) Column believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; and/or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—Column’s Underwriting Guidelines and Processes”, the mortgage loan contributed to this securitization by Column may vary from, or may not comply with, Column’s underwriting guidelines described above.  In addition, in the case of the mortgage loan contributed to this securitization by Column, Column may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to Column’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of Column’s mortgage loans may vary from the specific Column underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Column’s mortgage loans, Column may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

With respect to one (1) mortgage loan identified as “Grapevine Mills” on Annex A-1 to this prospectus supplement, representing approximately 9.0% of the Initial Pool Balance, Column agreed to waive the reserves for taxes, replacements, tenant improvements and leasing commissions if the mortgage loan meets a certain debt service coverage ratio threshold specified in the related mortgage loan documents. In addition, Column obtained credit reports with respect to certain affiliates of the borrower, but neither Column nor JPMCB, the co-originator of the Mortgage Loan, conducted credit searches or obtained certifications for real estate experience or contingent liabilities for the related borrower sponsor due to the facts that the borrower sponsor is a public company and a prior client of JPMCB. Based on the credit characteristics of the related borrower sponsor, Column approved inclusion of the mortgage loan in this transaction. Certain characteristics of the mortgage loan can be found in Annex A-1 to this prospectus supplement.

Compliance with Rule 15Ga-1 under the Exchange Act

Credit Suisse First Boston Mortgage Securities Corp. (“Credit Suisse”), an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on August 13, 2014.  Credit Suisse’s Central Index Key is 0000802106.  With respect to the period from and including July 1, 2011 to and including June 30, 2014, Credit Suisse has the following activity to report as required by Rule 15Ga-1 under the Exchange Act, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Registered	Name of Originator	Total Assets in ABS by Originator(1)			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
(a)	(b)	(c)	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
			(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class: CMBS
Credit Suisse Commercial Mortgage Trust Series 2003-C3 (CIK 0001238729)	X	Column Financial, Inc.	111	$1,094,784,585	63.47%	1	$4,466,928	11.58%	0	$0	0.00%	0	$0	0.00%	1	$4,466,928	11.58%	0	$0	0.00%	0	$0	0.00%
		NCB, FSB	89	210,160,855	12.18	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		PNC Bank, National Association	23	198,054,545	11.48	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		KeyBank National Association	25	149,918,661	8.69	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Eurohypo AG	1	71,906,994	4.17	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			249	$1,724,825,640	100%	1	$4,466,928	11.58%	0	0	0.00%	0	0	0.00%	1	$4,466,928	11.58%	0	0	0.00%	0	0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2006-C4 (CIK 0001374479)	X	Column Financial, Inc.	166	$2,774,483,912	64.9%	1	$2,394,385	0.07%	0	$0	0.00%	0	$0	0.00%	1	$2,394,385	0.07%	0	$0	0.00%	0	$0	0.00%
		LaSalle Bank National Association	87	646,736,657	15.1	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		KeyBank National Association	43	492,455,312	11.5	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Column Financial, Inc. / Barclays Capital Mortgage Inc.	1	181,000,000	4.2	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		NCB, FSB	63	178,416,072	4.2	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			360	$4,273,091,953	100%	1	$2,394,385	0.07%	0	0	0.00%	0	0	0.00%	1	$2,394,385	0.07%	0	0	0.00%	0	0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2006-TFL2		Column Financial, Inc.	15.5	$1,906,800,000	98.9%	1	$78,000,000	100.00%	0	0	0.00	0	$0	0.00%	1	$78,000,000	100.00%	0	0	0	0	0	0.00
		Barclays Capital Real Estate Inc.	0.5	21,500,000	1.1%	0	0	0.00	0	0	0.00	0	0	0.00%	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			16	$1,928,300,000	100%	1	$78,000,000	100.00%	0	$0	0.00%	0	$0	0.00%	1	$76,000,000	100.00%	0	$0	0.00%	0	$0	0.00%

% of principal balance	Check if Registered	Name of Originator	Total Assets in ABS by Originator(1)			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
(a)	(b)	(c)	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
			(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Credit Suisse Commercial Mortgage Trust Series 2006- C5 (CIK 0001382095)	X	Column Financial, Inc.	282	$3,067,296,120	89.4%	1	$1,083,094	0.05%	0	$0	0.00%	0	$0	0.00%	1	$1,083,094	0.05%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	22	362,477,247	10.6%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			304	$3,429,773,367	100%	1	$1,083,094	0.05%	0	$0	0.00%	0	$0	0.00%	1	$1,083,094	0.05%	0	$0	0.00%	0	$0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2007-C2 (CIK 0001396399)	X	Column Financial, Inc.	179.5	$2,833,276,057	85.9%	2	$13,300,000	0.52%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	0.52%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	27.5	464,462,649	14.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			207	$3,297,738,706	100%	2	$13,300,000	0.52%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	0.52%	0	$0	0.00%	0	$0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2007-C4 (CIK 0001408778)	X	Column Financial, Inc.	153	$1,791,406,093	86.1%	1	$1,730,296	0.15%	0	$0	0.00%	0	$0	0.00%	1	$1,730,296	0.15%	0	$0	0.00%	0	$0	0.00%
		PNC Bank, National Association	23	191,156,566	9.2	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		NCB, FSB	35	98,701,836	4.7	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			211	$2,081,264,495	100%	1	$1,730,296	0.15%	0	$0	0.00%	0	$0	0.00%	1	$1,730,296	0.15%	0	$0	0.00%	0	$0	0.00%
Total by Asset Class			1,347	$16,734,994,161		7	$100,974,703		0	$0		0	$0		7	$100,974,703		0	$0		0	$0

The following notes apply generally to the table above:

Credit Suisse has attempted to gather the information required by Form ABS-15G and Rule 15Ga-1 by, among other things, (i) identifying asset-backed securities transactions that fall within the scope of Rule 15Ga-1 for which Credit Suisse or Column is a securitizer and that are not covered by a filing to be made by an affiliated securitizer (“Covered Transactions”), (ii) gathering information in our records and the records of our affiliates that acted as securitizers in our transactions regarding demands for repurchase or replacement of pool assets in Covered Transactions for breaches of representations or warranties concerning those pool assets (“Repurchases”) that is required to be reported on Form ABS-15G (“Reportable Information”), (iii) identifying the parties in Covered Transactions that have a contractual obligation to enforce any Repurchase obligations of the party or parties making those representations or warranties based on Credit Suisse’s records (“Demand Entities”), and (iv) requesting all Reportable Information from trustees and other Demand Entities that is within their respective possession and which has not been previously provided to Credit Suisse.  Credit Suisse followed up requests made of Demand Entities as it deemed appropriate. The information in this prospectus supplement has not been verified by any third party.

The scope of this table is limited to transactions with activity to report in which Credit Suisse First Boston Mortgage Securities Corp. is the depositor, and the sponsor is either (i) not an affiliate of Credit Suisse First Boston Mortgage Securities Corp. or (ii) an affiliate of Credit Suisse First Boston Mortgage Securities Corp. that will not file a Form ABS-15G covering the transaction.

RAIT Funding, LLC

General

RAIT Funding, LLC, a Delaware limited liability company (“RAIT”), is an operating subsidiary of RAIT Financial Trust (“RAIT Financial”), a vertically integrated and internally managed real estate investment trust that originates and services commercial real estate loans, manages and advises on commercial real estate-related assets and acquires commercial real estate assets. RAIT Financial is headquartered at 2929 Arch Street, 17th Floor, Philadelphia, PA-19104, and also has offices in New York, NY, Charlotte, NC and Chicago, IL.

Certain Relationships and Related Transactions. Barclays Bank PLC, a sponsor and mortgage loan seller, and an affiliate of Barclays Capital Inc., which is an underwriter of the Offered Certificates and initial purchaser of the non-Offered Certificates, provides warehouse financing to RAIT CMBS Conduit II, LLC, an affiliate of RAIT, through a repurchase facility. All of the mortgage loans intended to be included in the trust that RAIT originated are subject to that repurchase facility. Proceeds received by RAIT CMBS Conduit II, LLC will be applied, among other things, to reacquire the financed mortgage loans and to make payments to Barclays Bank PLC as the repurchase agreement counterparty. In addition, Column Financial, Inc., an affiliate of Credit Suisse, provides warehouse financing to an affiliate of RAIT, through a repurchase facility.  None of the mortgage loans intended to be included in the trust that RAIT originated are subject to that repurchase facility.

RAIT’s Securitization Program.  RAIT Financial, through its operating subsidiaries, RAIT and RAIT Partnership, L.P., a Delaware limited partnership (“RAIT Partnership”), originates commercial mortgages, mezzanine loans, other loans and preferred equity interests that are collateralized by office buildings, retail shopping centers, multifamily apartment complexes and other properties located throughout the United States of America. RAIT’s commercial mortgage securitization program generally provides fixed rate mortgage loans having maturities between five and ten years. Additionally, RAIT Partnership provides bridge/transitional loans, mezzanine loans and preferred equity structures.

RAIT, RAIT Partnership and their affiliates directly or indirectly contributed loans (in an aggregate principal balance of $60,831,868) to one commercial mortgage loan conduit securitization in 2011, five commercial mortgage loan conduit securitizations (in an aggregate principal balance of $96,296,175) in 2012 and ten commercial loan conduit securitizations (in an aggregate principal balance of $404,944,126) and one floating rate commercial mortgage loan securitization in 2013, and to four commercial loan conduit securitizations (in an aggregate principal balance of $177,908,621) and one floating rate commercial mortgage loan securitization in 2014.  Key members of the RAIT management team were officers at JP Morgan Chase and Wachovia Bank and have been involved in the commercial mortgage securitization business since 1997.

RAIT and its affiliates generally act either as originator, mortgage loan seller and/or sponsor in the commercial mortgage securitizations in which they participate.  In such a transaction there may be co-sponsors and/or other mortgage loan sellers or originators.  In such securitizations, the mortgage loans originated by RAIT are generally sold to a depositor, which in turn transfers such loans to an issuing entity, which issues commercial mortgage pass-through certificates or similar securities that are in whole or part backed by the cash flows from such mortgage loans.

Neither RAIT nor any of its affiliates or subsidiaries will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against RAIT or any of its affiliates or subsidiaries for any losses or other claims in connection with the certificates or the Mortgage Loans, except with respect to the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by RAIT in the related Purchase Agreement, as described under “Description of the Mortgage Pool—Representations and Warranties; Repurchases and Substitutions” in this prospectus supplement.

Review of RAIT Mortgage Loans

Overview.  RAIT has conducted a review of the RAIT mortgage loans (the “RAIT Mortgage Loans”) in connection with the securitization described in this prospectus supplement.  The review of the RAIT Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of RAIT Financial or one or more of its affiliates (the “RAIT Securitization Team”).  The review procedures described below were employed with respect to all of the RAIT Mortgage Loans.  No sampling procedures were used in the review process.

Database.  To prepare for securitization, members of the RAIT Securitization Team created a database of loan-level and property-level information relating to each RAIT Mortgage Loan.  The database was compiled from, among other sources, the related RAIT Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the RAIT Securitization Team during the underwriting process.  After origination of each RAIT Mortgage Loan, the RAIT Securitization Team updated the information in the database with respect to such RAIT Mortgage Loan based on updates from RAIT Partnership’s servicing group to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the RAIT Securitization Team.

A data tape (the “RAIT Data Tape”) containing detailed information regarding each RAIT Mortgage Loan was created from the information in the database referred to in the prior paragraph.  The RAIT Data Tape was used to provide the numerical information regarding the RAIT Mortgage Loans in this prospectus supplement.

Data Comparison and Recalculation.  RAIT engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by RAIT, relating to information in this prospectus supplement regarding the RAIT Mortgage Loans. These procedures included:

●	comparing the information in the RAIT Data Tape against various source documents provided by RAIT that are described above under “—Database”;

●	comparing numerical information regarding the RAIT Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus supplement against the RAIT Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the RAIT Mortgage Loans disclosed in this prospectus supplement.

Legal Review.  RAIT engaged various law firms to conduct certain legal reviews of the RAIT Mortgage Loans for disclosure in this prospectus supplement. In anticipation of the securitization of each RAIT Mortgage Loan, RAIT’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. In addition, origination counsel for the RAIT Mortgage Loans completed due diligence questionnaires with respect to the RAIT Mortgage Loans. RAIT’s underwriting staff and in-house legal team performed a similar review of representations and warranties, and completed due diligence questionnaires.  Outside legal counsel was also engaged in connection with this securitization to assist in the review of the RAIT Mortgage Loans. Such assistance included, among other things, (i) a review of RAIT’s asset summary reports for each RAIT Mortgage Loan, (ii) a review of a compilation of the exception reports to the representations and warranties referred to above relating to the RAIT Mortgage Loans, and (iii) a review of a compilation of the due diligence questionnaires relating to the RAIT Mortgage Loans.

Other Review Procedures.  With respect to any material pending litigation related to the RAIT Mortgage Loans and of which RAIT Financial was aware at the origination of any RAIT Mortgage Loan, RAIT Financial requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

Findings and Conclusions.  Based on the foregoing review procedures, RAIT determined that the disclosure regarding the RAIT Mortgage Loans in this prospectus supplement is accurate in all material respects.  RAIT also determined that the RAIT Mortgage Loans were originated in accordance with RAIT’s origination procedures and underwriting criteria, except as disclosed below under “—Exceptions to Disclosed Underwriting Guidelines for Loans Originated by RAIT”.  RAIT attributes to itself all findings and conclusions resulting from the foregoing review procedures.

RAIT’s Underwriting Guidelines and Processes

General.  RAIT originates commercial mortgage loans from its headquarters in Philadelphia.  All mortgage loans must be approved by RAIT Financial’s management investment committee, as described under “—Loan Approval” below.  For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions to Disclosed Underwriting Guidelines for Loans Originated by RAIT” below.  Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by RAIT for securitization.

Notwithstanding the discussion below, given the unique nature of commercial properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another and will be driven by circumstances particular to that loan and related property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors.  If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may, in some instances, be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.  Therefore, this general description of RAIT’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below.  For important information about the circumstances that have affected the underwriting of Mortgage Loans in the mortgage pool originated by RAIT, see the “Risk Factors” section of this prospectus supplement and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus supplement.

Loan Analysis.  Generally, RAIT performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan.  In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references.  In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property.  Each report is reviewed for acceptability by a real estate finance loan underwriter.  The borrower’s and property manager’s experience and presence in the subject market are also reviewed.  Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.  Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $15 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval.  All mortgage loans originated by RAIT must be approved by a management investment committee of RAIT Financial.  The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio.  RAIT’s underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios.  A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered.  The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance.  However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by RAIT may vary from these guidelines.

In addition, with respect to certain mortgage loans originated by RAIT, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the related borrower.  Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account.

Escrow Requirements.  Generally, RAIT requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves.  Generally, the required escrows for mortgage loans originated by RAIT are as follows:

●
Taxes - Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments.  RAIT may waive this escrow requirement under appropriate circumstances including, but not limited to, where a tenant is required to pay the taxes directly.

●
Insurance - If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums.  RAIT may waive this escrow requirement under appropriate circumstances, including, but not limited to, where a property is covered by a blanket insurance policy maintained by the borrower or sponsor, or where a tenant is required to insure the property (which tenant insurance may include self-insurance by the tenant).

●
Replacement Reserves - Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years.  RAIT relies on information provided by an independent engineer to make this determination.  RAIT may waive this escrow requirement under appropriate circumstances, including, but not limited to, where a tenant is responsible for replacements under the terms of its lease.

●
Completion Repair/Environmental Remediation - Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary.  Upon funding of the applicable mortgage loan, RAIT generally requires that at least 110% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan.  RAIT may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation or (ii) the amount recommended is de minimis.

●
Tenant Improvement/Lease Commissions - In most cases, various tenants have lease expirations within the mortgage loan term.  To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.  RAIT may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where rents at the mortgaged property are considered to be sufficiently below market, (ii) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

Interim Servicing.  Except as stated below, interim servicing for all loans originated by RAIT prior to securitization is typically performed by RAIT Partnership. RAIT Financial, the parent company of RAIT Partnership, is rated on Standard & Poor’s Ratings Services’ Select Servicer List as a U.S. Commercial Mortgage Primary and Special Servicer and is also a rated Commercial Mortgage Primary and Special Servicer by Morningstar Credit Ratings, LLC (“Morningstar”). In some instances, interim servicing for certain loans originated by RAIT and its affiliates is performed by either Grandbridge Real Estate Capital LLC or NorthMarq Capital, LLC.

In addition, one  (1) mortgage loan identified as “Oakland Square and Oakland Plaza” on Annex A-1 to this prospectus supplement, representing approximately 2.8% of the Initial Pool Balance, consists of two (2) promissory notes co-originated by Barclays Bank PLC and RAIT.  RAIT is selling Note A-1 to the depositor.  Unless otherwise specified in this prospectus supplement, the Oakland Square and Oakland Plaza mortgage loan is presented for all purposes as one mortgage loan.

Generally, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing after closing.

Exceptions to Disclosed Underwriting Guidelines for Loans Originated by RAIT

None of the RAIT Mortgage Loans have exceptions to the applicable underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

RAIT files reports on Form ABS 15G, and most recently filed a Form ABS 15G on February 14, 2014. RAIT’s Central Index Key is 0001587045.   RAIT Partnership, an affiliate of RAIT, files reports on Form ABS 15G, and most recently filed a Form ABS 15G on February 14, 2014. RAIT Partnership’s Central Index Key is 0001175134.  For the period from and including January 1, 2011 to and including June 30, 2014, RAIT and RAIT Partnership have no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act.

General Electric Capital Corporation

General Electric Capital Corporation (“GECC”) was incorporated in 1943 in the State of New York and reincorporated in the State of Delaware in 2001.  As of December 31, 2013, all of the outstanding common stock of GECC was wholly-owned by General Electric Company (NYSE:GE).

GECC operates in five operating segments:  Commercial Lending and Leasing, Consumer, Energy Financial Services, GE Capital Aviation Services and Real Estate (also known as “GE Capital Real Estate”).  GECC’s operations are located in North America, South America, Europe, Australia and Asia.  GECC’s principal executive offices are located at 901 Main Avenue, Norwalk, Connecticut 06851-1168 and its telephone number is 203-840-6300.

GE Capital Real Estate

GECC originates mortgage loans for securitization through GE Capital Real Estate, the commercial real estate operating segment of GECC.

Through GE Capital Real Estate, GECC has been lending and investing in the commercial real estate industry for over 40 years.  As of June 30, 2014, GE Capital Real Estate had total assets of $36.9 billion, including approximately $145.8 million of United States (“U.S.”) commercial and multifamily mortgage loans being held for securitization and approximately $19.8 billion of commercial and multifamily mortgage loans (including both U.S. and non-U.S. loans) being held for investment or other non-

securitization purposes.  As of December 31, 2013, GE Capital Real Estate had total assets of $38.7 billion, including approximately $19.9 billion of commercial and multifamily mortgage loans (both U.S. and non-U.S.) being held for investment or other non-securitization purposes.  A substantial portion of the assets held by GE Capital Real Estate are located outside the U.S., primarily in Europe and Asia.

From July 2005 to October 1, 2012, GE Capital Real Estate also included a division known as “Business Property”, which originated single tenant and small business loans for its own portfolio and securitization.  On October 1, 2012, GECC sold a portion of Business Property, including certain commercial loans, the origination and servicing platforms and the servicing rights on previously securitized loans. The information below does not include information regarding Business Property and does not reflect Business Property’s assets, its securitization program or its underwriting standards.

GE Capital Real Estate originates loans both for its own portfolio and for securitization, utilizing separate execution strategies for such originations.  Generally, GE Capital Real Estate has a preference to retain for investment mortgage loans having relatively higher yields and shorter terms, and to securitize mortgage loans having relatively lower yields and longer terms.  Mortgage loans originated by GE Capital Real Estate for its own portfolio also may include types of loans that are unsuitable for securitization for various reasons, such as mortgage loans initially bearing interest at a floating rate but that are later convertible into fixed rate loans or have structural features that would make them less desirable securitization candidates.  Such mortgage loans may be included in a securitization at a later time if at such time they comply with securitization criteria.

GE Capital Real Estate’s Securitization Program

Since 1997, GECC, through GE Capital Real Estate, has originated or acquired commercial mortgage loans, and transferred them to depositors for further transfer to securitization trusts.  In coordination with the underwriters and the other sponsors of securitizations in which it participates as a sponsor, GECC works with rating agencies, loan sellers, subordinated debt purchasers and servicers in structuring the securitization transactions.  GECC has in the past participated in securitizations as sponsor, originator and loan seller in which an affiliated entity acted as depositor, but since 2008, has participated only in securitizations in which it has transferred commercial mortgage loans to unaffiliated depositors.  Typically, securitizations in which GECC participates as sponsor have been “multi-seller” transactions, in which other sponsors have also sold mortgage loans to the related securitization depositors. As of September 30, 2014, GE Capital Real Estate had originated in the aggregate since 1997, approximately $24.1 billion of U.S. commercial and multifamily mortgage loans that have been included in 51 securitizations (3 of which were wholly private transactions), including approximately $13.1 billion of U.S. fixed rate loans that were included in 20 securitizations in which GE Commercial Mortgage Corporation or another affiliate of GECC acted as depositor, approximately $10.7 billion of U.S. fixed rate loans that were included in 30 securitizations in which an unaffiliated entity acted as depositor and approximately $355 million of U.S. floating rate loans that were included in 1 securitization in which an affiliate of GECC acted as depositor.  GE Capital Real Estate has also originated mortgage loans in Canada which have been included in securitizations in which an affiliate of Merrill Lynch & Co., Inc. acted as depositor.

The property types that most frequently have secured mortgage loans originated by GE Capital Real Estate for securitization are office, multifamily and retail properties.  However, GE Capital Real Estate also originates mortgage loans secured by industrial, manufactured housing communities, self-storage, hotel, mixed use and other types of properties for its securitization program, as the business needs require.  States with the largest concentrations of loans have in the past included California, Texas, Florida and New York; however, each securitization may include other states with significant concentrations.

Review of GECC Mortgage Loans

Overview.  GECC, in its capacity as the sponsor of the GECC mortgage loans, has conducted a review of the GECC mortgage loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the GECC mortgage loans is accurate in all material respects.  GECC determined the nature, extent and timing of the review and the level of assistance provided by any third parties.  The review of the GECC mortgage loans were performed by a deal team comprised of real estate and securitization professionals who are employees of GECC (collectively, the “GECC Deal Team”) with the assistance of certain third parties.  The review procedures described below were employed with respect to all of the GECC mortgage loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus supplement, as further described below.

Database.  To prepare for securitization, members of the GECC Deal Team created a database of loan-level and property-level information relating to each GECC mortgage loan.  The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by GECC during the underwriting process.  Prior to securitization of each GECC mortgage loan, the GECC Deal Team may have updated the information in the database with respect to such GECC mortgage loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GECC Deal Team.  Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

A data tape (the “GECC Data Tape”) containing detailed information regarding each GECC mortgage loan was created from the information in the database referred to in the prior paragraph.  The GECC Data Tape was used by the GECC Deal Team to provide the numerical information regarding the GECC mortgage loans in this prospectus supplement.

Data Comparisons and Recalculation.  GECC engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were approved by GECC relating to information in this prospectus supplement regarding the GECC mortgage loans.  These procedures included:

●	comparing the information in the GECC Data Tape against various source documents provided by GECC;

●
comparing numerical information regarding the GECC mortgage loans and the related Mortgaged Properties disclosed in this prospectus supplement against the information contained in the GECC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GECC mortgage loans disclosed in this prospectus supplement.

Legal Review.  In anticipation of the securitization of each GECC mortgage loan, mortgage loan seller’s counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations.  Mortgage loan seller’s counsel reviewed the legal summaries for each GECC mortgage loan, together with pertinent parts of the mortgage loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus supplement.  In addition, mortgage loan seller’s counsel reviewed GECC’s representations and warranties set forth on Annex D-1 to this prospectus supplement and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GECC mortgage loans.  Such assistance included, among other things, a review of a due diligence questionnaire completed by the GECC Deal Team.  Securitization counsel also reviewed the property release provisions, if any, for each GECC mortgage loan with multiple Mortgaged Properties for compliance with the REMIC Provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3 to this prospectus supplement, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures.  Prior to securitization, GECC confirmed with the related servicers for the GECC mortgage loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related mortgage loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the mortgage loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v)  bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi)  any existing or incipient material defaults.

The GECC Deal Team also consulted with GECC personnel responsible for the origination of the GECC mortgage loans to confirm that the GECC mortgage loans were originated in compliance with the origination and underwriting criteria described below under “—GE Capital Real Estate’s Commercial Mortgage Loan Underwriting”, as well as to identify any material deviations from those origination and underwriting criteria.  See “—GE Capital Real Estate’s Commercial Mortgage Loan Underwriting—Exceptions” below.

Findings and Conclusions.  Based on the foregoing review procedures, GECC found and concluded with reasonable assurance that the disclosure regarding the GECC mortgage loans in this prospectus supplement is accurate in all material respects.  GECC also found and concluded with reasonable assurance that the GECC mortgage loans were originated in accordance with GECC’s origination procedures and underwriting criteria, except as described below under “—Exceptions to GE Capital Real Estate’s Disclosed Underwriting Guidelines”.  GECC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution.  GECC will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect.  GECC, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the Qualification Criteria required under the terms of the related Purchase Agreement and the Pooling and Servicing Agreement.  GECC may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by GECC and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act.  Legal counsel will also be engaged by GECC to render any tax opinion required in connection with the substitution.

GE Capital Real Estate’s Commercial Mortgage Loan Underwriting

General.  GECC, through GE Capital Real Estate, originates commercial mortgage loans through approximately nine offices located throughout the U.S. The risk-management (loan underwriting and closing) functions are separate from loan origination.

Loans originated by GE Capital Real Estate generally conform to the underwriting guidelines described below.  Each lending situation is unique, however, and the facts and circumstances surrounding the mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to a specific loan.  For example, the strength of certain underwriting metrics on a particular loan may allow adjusting other metrics for that loan. These underwriting guidelines are general, and due to the unique nature of each loan we cannot assure you that every loan originated by GE Capital Real Estate will comply in all respects with the maximum range of these guidelines.  The process and consideration of each mortgage loan are tailored to meet the specific needs of different collateral types.  For important information about the circumstances that have affected the underwriting of the GECC mortgage loans in the mortgage pool, see “Risk Factors” in this prospectus supplement and the other subsections of this heading “The Sponsors and Mortgage Loan Sellers”.  See also “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans”.

If a mortgage loan exhibits any one of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable:  (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced loan sponsor(s)/guarantor(s) with financial wherewithal; and (iv) additional or increased elements of recourse included in the loan.

Loan Analysis.  All GE Capital Real Estate credit underwriting is performed by GE Capital Real Estate risk-management employees.GE Capital Real Estate performs both a credit analysis and a collateral analysis with respect to each mortgage loan, the loan applicant sponsorship, and the real estate that will secure the loan.  The credit analysis of the borrower/loan sponsor(s) includes a review of third party background reports, judgment, lien, bankruptcy and pending litigation searches.  Borrowers are generally required to be single-purpose entities.  The collateral analysis typically includes an analysis of, in each case to the extent applicable, the historical property operating statements, rent rolls or other occupancy summary, operating budgets and a review of tenant leases.  Historical cash flow verification is typically performed by third-party consultants and reviewed by GE Capital Real Estate underwriting staff.  A member of the GE Capital Real Estate underwriting staff conducts a site inspection to analyze the market, and assess the utility of the Mortgaged Property within the market and ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property.  For loans originated for securitization, GE Capital Real Estate requires third party appraisals, as well as environmental assessments, engineering assessments and, if applicable, seismic reports.  Each report is reviewed for acceptability by a GE Capital Real Estate staff member.  The results of these reviews are incorporated into the underwriting report.

Since underwriting is done prior to the closing of the mortgage loan, we cannot assure you that such financial, occupancy and other information will remain accurate after the loan has closed.

Loan Approval.  Prior to loan closing, all mortgage loans must be approved by GE Capital Real Estate’s credit committee (the make-up of which varies by loan size and other factors).  The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. GE Capital Real Estate’s underwriting guidelines generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80% at the time of loan closing for loans originated for securitization, provided, however, that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related Mortgaged Property, debt service coverage, reserves or other factors.  For example, in addition to the general considerations mentioned above, tenant credit and lease terms, reserves and escrows, amortization period and historical performance or other relevant factors may justify an adjustment to these metrics.

For loans originated for securitization, the debt service coverage ratio is calculated based on Underwritten Net Cash Flow and the loan’s combined principal and interest or interest only constant payment at origination.  In addition, GE Capital Real Estate’s underwriting guidelines generally permit a maximum amortization period of 30 years.  However, certain loans may provide for interest-only payments for the entire loan term, or for an interest-only period during a portion of the term of the mortgage loan.  In addition, notwithstanding the foregoing, in certain circumstances the actual debt service coverage ratios, as may be the case with mortgage loans that have performance holdback amounts and letters of credit, and loan-to-value ratios for the mortgage loans originated by GE Capital Real Estate may vary from these guidelines depending on the qualities and unique characteristics of the mortgage collateral.  Moreover, with respect to certain mortgage loans originated by GE Capital Real Estate there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the related borrower.  Such mortgage loans may have a lower debt service coverage ratio, and/or a higher combined loan-to-value ratio, if such subordinate and/or mezzanine debt is taken into account.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus supplement with respect to the mortgage loans to be sold by GE Capital Real Estate for deposit into the trust fund.  For specific details on the calculations of debt service coverage ratios in this prospectus supplement, see “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus supplement.

Additional Debt.  GE Capital Real Estate will take into account whether the Mortgaged Property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan.  It is possible that GE Capital Real Estate or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, respectively, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition.  GE Capital Real Estate will analyze the condition of the real property collateral for a prospective mortgage loan.  To aid in that analysis, GE Capital Real Estate will, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.  We cannot assure you that the following property assessments and reports, to the extent obtained in connection with any mortgage loan, will fully and accurately identify any or all adverse characteristics of the related real estate collateral.

Appraisals.  GE Capital Real Estate requires that the real property collateral for a prospective securitized mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser.  In addition, GE Capital Real Estate will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession.  Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

Environmental Assessments.  GE Capital Real Estate requires a Phase I environmental assessment be completed by an independent environmental consulting firm with respect to the real property collateral for a prospective mortgage loan.  An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues.  Depending on the findings of the initial environmental assessment, GE Capital Real Estate may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral, an environmental insurance policy, cash reserves or a letter-of-credit for any recommended remediation action and/or a guaranty with respect to environmental matters.  Additionally, all borrowers are required to provide customary environmental representations, warranties and covenants relating to the existence and use of hazardous substances on the Mortgaged Properties.  Any material adverse environmental conditions or circumstances revealed by these environmental assessments for the Mortgaged Properties are described in this prospectus supplement.

Engineering Assessments.  GE Capital Real Estate requires that an independent engineering consulting firm inspect the real property collateral for any prospective mortgage loan to assess, among other items, the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems.  Based on the resulting report, GE Capital Real Estate will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.  The resulting reports on some of the properties may indicate a variety of deferred maintenance items and capital expenditures recommended throughout the loan term.  In some instances, repairs or maintenance are completed before closing or cash reserves are established at loan closing generally in an amount equal to at least the amount necessary to fund the deferred maintenance or replacement items or both.  However, a guaranty or other method of addressing the deferred maintenance may be accepted in lieu of a reserve fund.

Seismic Report.  Generally, if the prospective property consists of improvements located in seismic zones 3 or 4, GE Capital Real Estate obtains a seismic report of the building(s) and, based thereon and on certain statistical information, to establish the probable maximum or bounded loss, based on the percentage of the estimated replacement cost for the building(s) at the property as a result of an earthquake.  This percentage of the replacement cost is expressed in terms of probably maximum loss (“PML”), probably loss (“PL”), or scenario expected loss (“SEL”).  Generally, if any of the mortgage loans as to which the collateral property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, are conditioned on seismic retrofit before loan closing (or appropriate reserves or letter of credit for retrofitting post loan closing), and/or have a degree of recourse to a guarantor, and/or require the related borrower to obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance.  In connection with the origination of a mortgage loan, GE Capital Real Estate will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations and maps; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a property as currently operated is a permitted nonconforming use and/or structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, GE Capital Real Estate will consider whether—

●	any major casualty that would prevent rebuilding and/or existing use has a sufficiently remote likelihood of occurring;

●
casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by GE Capital Real Estate to be sufficient to pay off the related mortgage loan in full;

●
the real property collateral, if permitted to be repaired or restored in conformity with current law, would in GE Capital Real Estate’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or a commercially reasonable alternative mitigant is in place.

Escrow Requirements.  GE Capital Real Estate often requires borrowers to fund various escrows for taxes and insurance, capital expenditures, re-tenanting and/or replacement reserves.  In some cases, the borrower is permitted to post a letter of credit or provide a loan covenant in lieu of funding a given reserve or escrow or provide recourse for such expense.  Generally, when escrows are required for mortgage loans originated by GE Capital Real Estate, they are as follows:

●
Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide GE Capital Real Estate with sufficient funds to satisfy all taxes and assessments at least one month prior to their respective due dates.  Tax escrows may not be required for a single tenant property if the tenant is required to pay taxes directly.

●
Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide GE Capital Real Estate with sufficient funds to pay all insurance premiums at least one month prior to their respective due dates.  If the property is covered by a blanket policy of insurance, GE Capital Real Estate generally does not require the collection of insurance deposits, but generally reserves the right in the mortgage to require a separate insurance policy and insurance escrows in certain circumstances in the future.  Insurance escrows may not be required for a single tenant property if the tenant is required to pay insurance directly.

●
Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan.  Certain buildings located on the property may be excluded from the calculation, such as buildings that were constructed at the tenants’ expense (so called “leased fee” properties).  Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type.  GE Capital Real Estate may waive this escrow requirement for new, recently constructed or renovated properties, low leverage loans, loans with strong borrower sponsorship or having a single tenant that is required to make such repairs, or under other similar circumstances.

●
Completion Repair/Environmental Remediation – Typically, a completion repair or environmental remediation reserve is required if so indicated by the engineering assessment, seismic report, or environmental assessment.  An initial deposit, upon funding of the mortgage loan, generally in an amount equal to at least the estimated costs of repairs or replacements or remediation to be completed pursuant to the engineering assessment or environmental assessment is generally required.  However, an environmental insurance policy, guaranty or other method of addressing an environmental condition and/or completion repair may be accepted in lieu of a reserve fund.

●
Tenant Improvement/Lease Commissions – In most cases, major tenants and a significant number of smaller tenants have lease expirations within the mortgage loan term.  To mitigate this risk, reserves for loans secured by commercial properties may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term or a letter of credit and/or a cash flow sweep or a combination of any of the aforementioned alternatives may be used to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with releasing the space occupied by the tenants.  Escrows for tenant improvements/ leasing commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the Mortgaged Property is considered below-market.

Furthermore, GE Capital Real Estate may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower, its sponsor or an affiliate, or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In certain circumstances where positive credit characteristics exist, where the amounts involved are relatively minimal, or where GE Capital Real Estate has evaluated the ability of the Mortgaged Property, the borrower or its owners to bear the related expense as sufficient without the escrow or reserve, GE Capital Real Estate may determine that establishing an escrow or reserve is not warranted.

Exceptions to GE Capital Real Estate’s Disclosed Underwriting Guidelines

The foregoing describes GE Capital Real Estate’s underwriting guidelines with respect to the GECC mortgage loans. In view of the discussion above, one or more of the GECC mortgage loans may have adjustments within GE Capital Real Estate’s underwriting guidelines described above as the result of a case by case permitted variance or adjustment based upon other compensating factors, including those described above.  None of the GECC mortgage loans was originated with any material exception from GE

Capital Real Estate’s underwriting guidelines and procedures.  The information set forth under this sub-heading has been provided by GECC.

Repurchase Requests

GECC filed a Form ABS-15G with the SEC on February 14, 2012, generally relating to the three-year period ended on December 31, 2011.  Since GECC had no demand, repurchase or replacement claims to report for the initial reporting period or any quarterly reporting periods thereafter through June 30, 2014, GECC has suspended its obligation to file quarterly reports as permitted by Rule 15Ga-1, and filed a Form ABS-15G with the SEC on February 7, 2014, for the reporting period January 1, 2013, through December 31, 2013. With respect to the period from and including July 1, 2011, to and including June 30, 2014, GECC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations. Each Form ABS-15G of GECC is available electronically though the SEC’s EDGAR system. The Central Index Key number of GECC is 0000040554.

Neither GECC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GECC for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GECC in the related mortgage loan purchase agreement as described under “Description of the Mortgage Pool—Representations and Warranties; Repurchases and Substitutions” in this prospectus supplement.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB. The depositor maintains its principal office at 383 Madison Avenue, 31st Floor, New York, New York 10179. Its telephone number is (212) 272-6858. The depositor does not have, nor is it expected in the future to have, any significant assets.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated thereto. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the Pooling and Servicing Agreement for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the Pooling and Servicing Agreement. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the Pooling and Servicing Agreement.

The Trust

JPMBB Commercial Mortgage Securities Trust 2014-C24 (the “Issuing Entity”), will be a New York common law trust, formed on the Closing Date pursuant to the Pooling and Servicing Agreement.

The only activities that the trust may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the mortgage loans, the ESK Companion Loan and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus supplement. Accordingly, the trust may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Certificate Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term permitted investments. The trust may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the trust, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “Servicing of the Mortgage Loans—Amendment” in this prospectus supplement. The trust administers the mortgage loans and the ESK Companion Loan through the trustee, the certificate administrator, the master servicer and the special servicer (and in the case of (i) the Grapevine Mills Mortgage Loan and the 17 State Street Mortgage Loan, the related master servicer and special servicer under the JPMBB 2014-C23 Pooling and Servicing Agreement, (ii) the Columbus Square Portfolio Mortgage Loan, the related master servicer and special servicer under the WFRBS 2014-C22 Pooling and Servicing Agreement, (iii) the Hilton Houston Post Oak mortgage loan, after the securitization of the Hilton Houston Post Oak pari passu companion loan, the related master servicer and special servicer under the Hilton Houston Post Oak Pooling and Servicing Agreement, and (iv) the Canyon Ranch Portfolio Mortgage Loan, the related master servicer and special servicer under the COMM 2014-UBS5 Pooling and Servicing Agreement).  A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus supplement under “Transaction Parties—The Trustee”, “—The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Servicing of the Mortgage Loans”.

The only assets of the trust other than the mortgage loans, the ESK Companion Loan and any REO Properties are the Certificate Account and other accounts maintained pursuant to the Pooling and Servicing Agreement, the short-term investments in which funds in the Certificate Account and other accounts are invested. The trust has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus supplement, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the senior trust advisor. The fiscal year of the trust is the calendar year. The trust has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor is contributing the mortgage loans to the trust. The depositor is purchasing the mortgage loans from the mortgage loan sellers, as described in this prospectus supplement under “Description of the Mortgage Pool—Sale of Mortgage Loans; Mortgage File Delivery” and “—Representations and Warranties; Repurchases and Substitutions”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the Pooling and Servicing Agreement.  WTNA is a national banking association with trust powers incorporated in 1995.  WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890.  WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation.  Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions.  As of June 30, 2014, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $33 billion, of which approximately 39 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $13 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates.  In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business.  WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the custodian and certificate administrator under the Pooling and Servicing Agreement. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.6 trillion in assets and 265,000 employees as of June 30, 2014, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Under the terms of the Pooling and Servicing Agreement, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust REMICs and to the extent required under the Pooling and Servicing Agreement, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2014, Wells Fargo Bank was acting as securities administrator with respect to more than $195 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the Pooling and Servicing Agreement (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan) for the Grapevine Mills Whole Loan, the Columbus Square Portfolio Whole Loan, the 17 State Street Whole Loan and the Canyon Ranch Portfolio Whole Loan under the applicable Non-Serviced PSA).  In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders.  Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management.  Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota.  As of June 30, 2014, Wells Fargo Bank was acting as custodian of more than 80,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by one or more of the sponsors or an affiliate of one or more of the sponsors, and one or more of those mortgage loans may be included in the trust.  The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage backed securities (“RMBS“) trusts, and an amended complaint on July 18, 2014, which included 8 additional RMBS trusts, for an alleged total of 284 RMBS trusts (together, the

“Complaint”). The Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank National Trust Company,  Citibank N.A., HSBC Bank USA, Bank of New York Mellon and U.S. Bank National Association) by certain of the institutional investor plaintiffs. The Complaint against Wells Fargo Bank alleges the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s purported failure to enforce repurchase obligations of mortgage loan sellers for alleged breaches of representations and warranties concerning loan quality, failure to notify securityholders of purported events of default allegedly caused by breaches by mortgage loan servicers and purported failure to abide by appropriate standards of care following events of default. Relief sought includes money damages in an unspecified amount, reimbursement of certain expenses and equitable relief.  Other cases alleging similar causes of action have previously been filed against Wells Fargo Bank and other trustees by RMBS investors in other transactions.

We cannot assure you as to the outcome of the litigation, or the possible impact of the litigation on the trustee or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus supplement.

The foregoing information set forth under this heading “The Certificate Administrator” has been provided by Wells Fargo Bank.

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator Fee”); provided that the Certificate Administrator Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $210 per month. The Certificate Administrator Fee will be payable monthly from amounts received in respect of the mortgage loans and will be equal to the product of a rate equal to 0.0036% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the mortgage loans and any REO Loans and will be calculated in the same manner as interest is calculated on such mortgage loans. The Certificate Administrator Fee includes the trustee fee.

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the Pooling and Servicing Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution insured by the Federal Deposit Insurance Corporation, (iv) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s Investors Service, Inc. (“Moody’s”) and “A” by Fitch Ratings, Inc. (“Fitch”); provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and “A-” by Fitch and its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “A-1” from Fitch and the master servicer maintains a rating of at least “A2” by Moody’s and “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation and (v) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the Pooling and Servicing Agreement (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the mortgage loans, this prospectus supplement (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the mortgage loans, or any funds deposited into or withdrawn from the certificate account or any other account by or on behalf of the master servicer or any special servicer. The Pooling and Servicing Agreement provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The Pooling and Servicing Agreement provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the Pooling and Servicing Agreement (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the trust fund, to the extent of amounts held in the Certificate Account, the Class ESK Distribution Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, certificate custodian, certificate registrar and 17g-5 Information Provider) under the Pooling and Servicing Agreement. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the Pooling and Servicing Agreement, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the Pooling and Servicing Agreement, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the Pooling and Servicing Agreement.

The certificate administrator will be the REMIC administrator and the 17g-5 Information Provider.

Resignation and Removal of the Trustee and the Certificate Administrator

The trustee and the certificate administrator will be permitted at any time to resign from their obligations and duties under the Pooling and Servicing Agreement by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the Pooling and Servicing Agreement) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the senior trust advisor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the Pooling and Servicing Agreement, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the pooling and servicing agreement, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the pooling and servicing agreement, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator. In addition, holders of the certificates entitled to at least 75% of the Voting Rights may at any time, with or without cause, remove the trustee or certificate administrator under the Pooling and Servicing Agreement and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until acceptance of appointment by the successor trustee or certificate administrator, as applicable.

In addition, certain provisions regarding the obligations and duties of the trustee, including those related to resignation and termination, may be subject to amendment in connection with a TIA Applicability Determination. See “Servicing of the Mortgage Loans—Amendment” in this prospectus supplement.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the mortgage loans to be deposited into the Issuing Entity and the Serviced Pari Passu Companion Loan and the ESK Companion Loan (in such capacity, the “Master Servicer”).  Wells Fargo is also the certificate administrator and the custodian.  Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company.  On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company.  On March 20, 2010, Wachovia merged with and into Wells Fargo.  Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612.  The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years.  Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS.  Wells Fargo reports to trustees and certificate administrators in the CREFC® format.  The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:
Commercial and Multifamily Mortgage Loans	As of 12/31/2011	As of 12/31/2012	As of 12/31/2013	As of 9/30/2014
By Approximate Number:	38,132	35,189	33,354	33,473
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.68	$428.52	$434.37	$457.87

Within this portfolio, as of September 30, 2014, are approximately 24,464 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $381.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities.  In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors.  The properties securing loans in Wells Fargo’s servicing portfolio, as of September 30, 2014, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions.  This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations.  The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).
Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2011	$340,642,112,537	$1,880,456,070	0.55%
Calendar Year 2012	$331,765,453,800	$2,133,375,220	0.64%
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
YTD Q3 2014	$368,794,050,097	$1,845,038,248	0.50%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, Standard & Poor’s Ratings Services (“S&P”) and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans.  Wells Fargo’s servicer ratings by each of these agencies are outlined below:
	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Above Average	MOR CS1
Master Servicer:	CMS1-	Above Average	MOR CS1
Special Servicer	CSS2-	Above Average	MOR CS2

The long-term deposits of Wells Fargo are rated “AA-” by S&P, “Aa3” by Moody’s and “AA-” by Fitch.  The short-term deposits of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event.  Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects.  The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries.  Notwithstanding the foregoing, the Master

Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies.  Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law.  Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the mortgage loans, the Serviced Pari Passu Companion Loan and the ESK Companion Loan.  Wells Fargo monitors and reviews the performance of sub-servicers appointed by it.  Generally, all amounts received by Wells Fargo on the mortgage loans, the Serviced Pari Passu Companion Loan, and the ESK Companion Loan will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus supplement.  On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the mortgage loans, the Serviced Pari Passu Companion Loan or the ESK Companion Loan.  On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the mortgage loans, the Serviced Pari Passu Companion Loan, the ESK Companion Loan or otherwise.  To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Pursuant to an interim servicing agreement between Wells Fargo and Barclays or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned from time to time by Barclays or those affiliates, which may include, prior to their inclusion in the Issuing Entity, some or all of the mortgage loans to be contributed to this securitization by Barclays.

The information set forth above in this prospectus supplement under the heading “Transaction Parties—The Master Servicer” concerning the master servicer has been provided by Wells Fargo.

Certain duties and obligations of the master servicer, and the provisions of the Pooling and Servicing Agreement are described under “Servicing of the Mortgage Loans—General” and “—Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions” in this prospectus supplement. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the underlying mortgage loans and the effect of that ability on the potential cash flows from the underlying mortgage loans are described under “Servicing of the Mortgage Loans—Modifications, Waivers and Amendments” in this prospectus supplement.

The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Description of the Certificates—Advances” in this prospectus supplement.

Certain terms of the Pooling and Servicing Agreement regarding the master servicer’s removal, replacement, resignation or transfer are described under “Servicing of the Mortgage Loans—Certain Matters Regarding the Master Servicer, the Special Servicer, the Senior Trust Advisor and the Depositor”, “—Servicer Termination Events” and “—Rights upon Servicer Termination Event” in this prospectus supplement. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the Pooling and Servicing Agreement, are described under “Servicing of the Mortgage Loans—Certain Matters Regarding the Master Servicer, the Special Servicer, the Senior Trust Advisor and the Depositor” in this prospectus supplement.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of LNR Property LLC (“LNR” ), a Delaware limited liability company, will initially be appointed as the special servicer for the mortgage loans and the ESK Companion Loan to be deposited into the issuing entity and the Serviced Pari Passu Companion Loan. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305)-695-5600.

LNR through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate loans, and

●	investing in, and managing as special servicer, unrated and non-investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the Pooling and Servicing Agreement, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years.  The number of CMBS pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 152 as of June 30, 2014.  More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to: (a) 84 domestic CMBS pools as of December 31, 2001, with a then-current face value in excess of $53 billion; (b) 101 domestic CMBS pools as of December 31, 2002, with a then-current face value in excess of $67 billion; (c) 113 domestic CMBS pools as of December 31, 2003, with a then-current face value in excess of $79 billion; (d) 134 domestic CMBS pools as of December 31, 2004, with a then-current face value in excess of $111 billion; (e) 142 domestic CMBS pools as of December 31, 2005, with a then-current face value in excess of $148 billion; (f) 143 domestic CMBS pools as of December 31, 2006, with a then-current face value in excess of $201 billion; (g) 143 domestic CMBS pools as of December 31, 2007 with a then-current face value in excess of $228 billion; (h) 138 domestic CMBS pools as of December 31, 2008 with a then-current face value in excess of $210 billion; (i) 136 domestic CMBS pools as of December 31, 2009 with a then-current face value in excess of $191 billion; (j) 144 domestic CMBS pools as of December 31, 2010 with a then-current face value in excess of $201 billion; (k) 140 domestic CMBS pools as of December 31, 2011 with a then-current face value in excess of $176 billion; (l) 131 domestic CMBS pools as of December 31, 2012 with a then-current face value in excess of $136 billion; (m) 141 domestic CMBS pools as of December 31, 2013 with a then-current face value in excess of $133 billion; and (n) 152 domestic CMBS pools as of June 30, 2014 with a then-current face value in excess of $135 billion.  As of June 30, 2014, LNR Partners has resolved approximately $55 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013 and $2.9 billion of U.S. commercial and multifamily mortgage loans during the first half of 2014.

LNR or one of its affiliates generally seeks investments where it has the right to appoint LNR Partners as the special servicer.  LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina and in England and Germany.  As of June 30, 2014, LNR Partners had approximately 227 employees responsible for the special servicing of commercial real estate assets.  As of June 30, 2014, LNR Partners and its affiliates specially service a portfolio, which included approximately 10,550 assets across the United States and various international properties with a then-current face value of approximately $135.5 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth.  LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders.  These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard.  Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans.  They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents.  After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the Pooling and Servicing Agreement for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, will not have any material impact on the mortgage pool performance or the performance of the certificates.  Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements.  LNR Partners does not have any material advancing obligations with respect to the CMBS pools as to which it acts as special servicer.  Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to CMBS pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans or the ESK Companion Loan. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise.  To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer.  LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger.  In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the senior trust advisor, any sponsor, any originator or any significant obligor.

Except as disclosed in this prospectus supplement and for LNR Partners acting as special servicer for this securitization transaction, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee and certificate administrator, any originator, any significant obligor, the master servicer or the senior trust advisor, on the other hand, that currently exist or that existed during the past two years.  In addition, other than as disclosed in this prospectus supplement, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee and certificate administrator, any originator, any significant obligor, the master servicer or the senior trust advisor, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

The information set forth under this sub-heading “—The Special Servicer” has been provided by LNR Partners.  None of the depositor, the underwriters, the master servicer, the senior trust advisor, the trustee, the certificate administrator or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The special servicer will be required to pay all expenses incurred in connection with its responsibilities under the Pooling and Servicing Agreement (subject to reimbursement as described in this prospectus supplement).

The special servicer may resign under the Pooling and Servicing Agreement as described under “Servicing of the Mortgage Loans—Certain Matters Regarding the Master Servicer, the Special Servicer, the Senior Trust Advisor and the Depositor” in this prospectus supplement.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Servicing of the Mortgage Loans—Certain Matters Regarding the Master Servicer, the Special Servicer, the Senior Trust Advisor and the Depositor” in this prospectus supplement.

Replacement of the Special Servicer

The special servicer may be removed, and a successor special servicer appointed at any time other than after the occurrence and during the continuance of a Control Event, by the Directing Certificateholder; provided that each Rating Agency provides a Rating Agency Confirmation. The reasonable fees and out-of-pocket expenses of any such termination made by the Directing Certificateholder without cause will be paid by the holders of the Controlling Class. With respect to the Grapevine Mills Whole Loan, the Columbus Square Portfolio Whole Loan, the 17 State Street Whole Loan, Hilton Houston Post Oak Whole Loan and the Canyon Ranch Portfolio Whole Loan, the related special servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Mortgage Loan Controlling Holder (and not by the Directing Certificateholder for this transaction) without cause or for cause at any time, to the extent set forth in the related Non-Serviced PSA and the related intercreditor agreement for such Non-Serviced Whole Loan.  Notwithstanding the foregoing, the Certificateholders’ direction to remove the special servicer will not apply to the ESK Whole Loan for which the holders of the Class ESK certificates, as the holders of beneficial interests in the ESK Companion Loan, are not then subject to an ESK Control Appraisal Period.

After the occurrence and during the continuance of a Control Event, upon (i) the written direction of holders of Principal Balance Certificates and Class EC certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reductions to notionally reduce the Certificate Balances) of the Principal Balance Certificates and Class EC certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates and Class EC certificates evidencing at least 75% of a Certificateholder Quorum of Certificates, the trustee will be required to terminate all of the rights and obligations of the special servicer under the Pooling and Servicing Agreement and appoint the successor special servicer designated by such Certificateholders; provided such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the Pooling and Servicing Agreement, which survive such termination. The certificate administrator will include on each Statement to Certificateholders a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon. A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer described above, the holders of certificates evidencing at least 75% of the aggregate Voting Rights (taking into account the application of realized losses and the application of any Appraisal Reductions to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates and Class EC certificates on an aggregate basis. Notwithstanding the foregoing, the Certificateholders’ direction to remove the special servicer will not apply to the ESK Whole Loan for which the holders of the Class ESK certificates, as the holders of beneficial interests in the ESK Companion Loan, are not then subject to an ESK Control Appraisal Period.

Notwithstanding the foregoing, the ESK Directing Certificateholder, will have the right, prior to the occurrence and continuance of an ESK Control Appraisal Period, to replace the special servicer solely with respect to the ESK Whole Loan.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the Pooling and Servicing Agreement, (ii) is not an affiliate of the senior trust advisor, (iii) is not obligated to pay the senior trust advisor (x) any fees or otherwise compensate the senior trust advisor in respect of its obligations under the Pooling and Servicing Agreement, and (y) for the appointment of the successor special servicer or the recommendation by the senior trust advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the senior trust advisor other than compensation that is not material and is unrelated to the senior trust advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the senior trust advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is not a special servicer that has been cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch and (viii) is not a special servicer that has been cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In addition, after the occurrence of a Consultation Termination Event, if the senior trust advisor determines that the special servicer is not performing its duties as required under the Pooling and Servicing Agreement or is otherwise not acting in accordance with the Servicing Standard, the senior trust advisor will have the right to recommend the replacement of the special servicer. In such event, the senior trust advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer. The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. The senior trust advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates and Class EC certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reductions to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and Class EC certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates and Class EC certificates elect to remove and replace the special servicer, the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the Pooling and Servicing Agreement), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the Pooling and

Servicing Agreement and to appoint the successor special servicer approved by the Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the Pooling and Servicing Agreement which survive termination. The reasonable fees and out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and Class EC certificates and the senior trust advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. Notwithstanding the foregoing, the senior trust advisor will not be permitted to recommend the replacement of the special servicer with respect to the ESK Whole Loan so long as the holders of the Class ESK certificates, as the holder of a beneficial interest in the ESK Companion Loan, are not subject to an ESK Control Appraisal Period under the related intercreditor agreement.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the senior trust advisor must be a Qualified Replacement Special Servicer.

The Primary Servicer

KeyBank will be appointed as a primary servicer with respect to KeyBank Mortgage Loans (the “KeyBank Serviced Loans”).  KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211.  KeyBank is not an affiliate of the Issuing Entity, the depositor, any other mortgage loan seller, the trustee, the certificate administrator, the paying agent, the custodian, the master servicer, the special servicer, the operating advisor, or any other sub-servicer.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998.  The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.
Loans	12/31/2011	12/31/2012	12/31/2013	6/30/2014
By Approximate Number	11,970	10,972	16,716	16,918
By Approximate Aggregate Principal Balance (in billions)	$107.5	$101.6	$170.1	$167.1

Within this servicing portfolio are, as of June 30, 2014, approximately 9,740 loans with a total principal balance of approximately $135.0 billion that are included in approximately 277 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.  KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2014, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer in terms of total master and primary servicing volume.

KeyBank is approved as the master servicer and primary servicer for commercial mortgage-backed securities rated by Moody’s, S&P and Fitch and ranked by Morningstar. Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Primary Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer and primary servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer and “CPS1” as a primary servicer.  Morningstar has assigned KeyBank the rankings of “MOR CS1” as master servicer and primary servicer.  S&P’s and Fitch’s ratings and

Morningstar’s rankings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the primary servicer or the master servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans.  The following table sets forth the ratings assigned to KeyBank’s long-term deposits and short-term deposits.
	S&P	Fitch	Moody’s
Long-Term Deposits	A-	A-	A3
Short-Term Deposits	A-2	F1	P-2

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, will not have any material adverse impact on the performance of the KeyBank Serviced Loans or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act of 1933, as amended. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the KeyBank Primary Servicing Agreement for assets of the same type included in the JPMBB 2014-C24 transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans.  Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the primary servicer of the KeyBank Serviced Loans, generally responsible for the primary servicing functions with respect to the KeyBank Serviced Loans.  KeyBank may from time to time perform some of its servicing obligations under the KeyBank Primary Servicing Agreement through one or more third-party vendors that provide servicing functions such as appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of REO Property.  KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the KeyBank Primary Servicing Agreement as if KeyBank had not retained any such vendors.

Generally, all amounts received by KeyBank on the KeyBank Serviced Loans are initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the KeyBank Primary Servicing Agreement.  Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the KeyBank Serviced Loans.  KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular KeyBank Serviced Loans or otherwise.  To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard described in the KeyBank Primary Servicing Agreement.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business.  KeyBank does not believe that any such lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the KeyBank Primary Servicing Agreement.  KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

The foregoing information under this sub-heading regarding KeyBank has been provided by KeyBank.

Summary of KeyBank Primary Servicing Agreement

General.  KeyBank has acquired the right to be appointed as the primary servicer of the KeyBank Serviced Loans, which are also the mortgage loans to be transferred to the depositor by KeyBank (the “KBNA Transferred Loans”).  Accordingly, Wells Fargo Bank, National Association,  as master servicer, and KeyBank, as primary servicer, will enter into a Primary Servicing Agreement to be dated as of October 1, 2014 (the “KeyBank Primary Servicing Agreement”).  The primary servicing of such KBNA Transferred Loans will be governed by the KeyBank Primary Servicing Agreement.  The following summary describes certain provisions of the KeyBank Primary Servicing Agreement relating to the primary servicing and administration of the KBNA Transferred Loans.  The summary does not purport to be complete and is subject, and qualified in its entirety, by reference to the provisions of the KeyBank Primary Servicing Agreement.

Summary of Duties.  With respect to the KBNA Transferred Loans, KeyBank, as primary servicer, will be responsible for performing the primary servicing of such mortgage loans in a manner consistent with the Pooling and Servicing Agreement and the Servicing Standard. Primary servicing will include, but will not be limited to:

●	maintaining the servicing file and releasing files in accordance with the Pooling and Servicing Agreement and the KeyBank Primary Servicing Agreement,

●
(i) within five (5) business days of receipt of a repurchase communication, reporting any such repurchase communication to the master servicer and forwarding a copy of such repurchase communication to the master servicer and such information in its possession reasonably requested by Master Servicer, (ii) promptly notifying the master servicer in writing of any discovered document defect or breach of mortgage loan representation, and (iii) cooperating with the master servicer in pursuing its obligations to make a repurchase claim against the related mortgage loan seller,

●	collecting monthly payments and escrow and reserve payments and maintaining a primary servicer certificate account and applicable escrow and reserve accounts to hold such collections,

●
remitting to the master servicer on a timely basis monthly payments less any primary servicing fees, escrow and reserve payments and payments in the nature of additional servicing compensation due to KeyBank, as primary servicer,

●	preparing such reports, including a collection report, monthly remittance report, various CREFC® reports and such other reports as reasonably requested by the master servicer from time to time,

●	collecting monthly and quarterly borrower reports, rent rolls, income statements, budgets and operating statements,

●	performing annual inspections of the related mortgaged property and providing inspection reports to the master servicer,

●	monitoring borrower insurance obligations on such loans and related specially serviced mortgage loans and obtaining such property level insurance when the borrower fails to maintain such insurance,

●	maintaining errors and omissions insurance and an appropriate fidelity bond,

●
notifying the master servicer of any borrower requests or transactions; provided, however, that KeyBank will not approve or consummate any borrower request or transaction without confirming the master servicer and special servicer have mutually agreed that the master servicer will process such request and obtaining the prior written consent of the master servicer,

●
promptly notifying master servicer of any defaults under the KBNA Transferred Loans, collection issues or customer issues; provided that KeyBank will not take any action with respect to enforcing such loans without the prior written approval of the master servicer, and

●
with respect to all servicing responsibilities of the master servicer under the Pooling and Servicing Agreement which are not being performed by KeyBank under the KeyBank Primary Servicing Agreement, KeyBank will reasonably cooperate with the master servicer to facilitate the timely performance of such servicing responsibilities.

KeyBank is also required to timely provide such certifications, reports and registered public accountant attestations required by the KeyBank Primary Servicing Agreement or by the master servicer to permit it to comply with the Pooling and Servicing Agreement and the depositor to comply with its Exchange Act reporting obligations.

KeyBank will not communicate directly with the special servicer, the Directing Certificateholder or any Rating Agency except in very limited circumstances set forth in the KeyBank Primary Servicing Agreement.

KeyBank will have no obligation to make any principal and interest advance or any servicing advances.  KeyBank will not make any Major Decisions or Special Servicer Decisions without the prior written approval of the master servicer.

Such consent will be subject to the consent of the special servicer and the special servicer will process such request unless mutually agreed by the special servicer and master servicer that the master servicer will process such request.  The master servicer will request any such approvals or any Rating Agency Confirmation, if applicable.

Compensation.  As compensation for its activities under the KeyBank Primary Servicing Agreement, the primary servicing fee will be paid only to the extent that the master servicer receives the servicing fee with respect to each KBNA Transferred Loan under the Pooling and Servicing Agreement.  KeyBank is not entitled to any Compensating Interest Payment, Prepayment Interest Excess, default interest, penalty charges, defeasance fees, or other amounts not specifically set forth in the Key Bank Primary Servicing Agreement.  KeyBank will be entitled to such additional servicing compensation as set forth in the KeyBank Primary Servicing Agreement.  Generally, if received and the master servicer is entitled to retain such amounts under the Pooling and Servicing Agreement, KeyBank will also be entitled to retain, with respect to each related KBNA Transferred Loan, as additional primary servicing compensation (the “Additional Primary Servicing Compensation”), the following:

●	50% of the master servicer’s share of any assumption application fees;

●	100% of the master servicer’s share of any charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other similar fees;

●	50% of the master servicer’s share of any assumption fees, extension fees, modification fees, consent fees and similar fees; and

●	subject to certain limitations set forth in the Pooling and Servicing Agreement, any interest or other income earned on deposits in the related accounts held by KeyBank.

KeyBank will be required to remit to the master servicer any additional servicing compensation or other amounts received by it which KeyBank is not entitled to retain in accordance with the KeyBank Primary Servicing Agreement.  Except as otherwise provided, KeyBank will pay all its overhead and similar expenses incurred by it in connection with its servicing activities under the KeyBank Primary Servicing Agreement.

Notwithstanding the foregoing, KeyBank will not be entitled to any Additional Primary Servicing Compensation in the form of fees earned with respect to the processing of any Special Servicer Decision or Major Decision performed solely by the special servicer (other than assumptions).  KeyBank will be entitled to the applicable Additional Primary Servicing Compensation in the form of fees earned with respect to any assumption (regardless of who processes).

Indemnification; Limitation of Liability.  KeyBank and its officers, agents, affiliates or employees (the “KeyBank Parties”) will have no liability to the master servicer for any action or inaction, done in good faith pursuant to the KeyBank Primary Servicing Agreement, or for errors in judgment.  However, this will not protect KeyBank Parties against losses resulting from any breach of representations or warranties made in the KeyBank Primary Servicing Agreement, any expense or liability specifically required to be borne by KeyBank without right of reimbursement, any specific liability imposed on KeyBank for a breach of the accepted primary servicing practices, or any liability that would otherwise be imposed on KeyBank by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the KeyBank Primary Servicing Agreement for a breach of the Servicing Standard) in the performance of its obligations or duties under the KeyBank Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the KeyBank Primary Servicing Agreement.  The KeyBank Parties will be indemnified and held harmless by the master servicer against any loss, liability or expense (including reasonable attorney fees and legal costs and expenses) that KeyBank may sustain by reason of the master servicer’s (i) willful misconduct, bad faith, fraud, negligence or negligent disregard of its obligations or (ii) breach of any representation or warranty.  The master servicer agrees to use reasonable efforts to pursue the trust for indemnification against any loss, liability or expense incurred by KeyBank in connection with the performance of its duties and obligations to the extent the Pooling and Servicing Agreement grants to the master servicer’s agents a right to indemnification from the trust.

KeyBank will indemnify and hold harmless the master servicer and its partners, directors, officers, agents or employees against any loss, liability or expense (including all attorney fees and legal costs and expenses) that master servicer may sustain by reason of KeyBank’s (i) willful misconduct, bad faith, fraud, negligence or negligent disregard of its obligations and duties under the KeyBank Primary Servicing Agreement, (ii) breach of accepted primary servicing practices, or (iii) breach of any representation or warranty.

Termination.  The KeyBank Primary Servicing Agreement will be terminated with respect to KeyBank if any of the following occurs:

●	the master servicer elects to terminate KeyBank following a KeyBank Event of Default (as defined below);

●	upon resignation by KeyBank;

●
at the option of the purchaser of any KBNA Transferred Loan pursuant to the terms of the Pooling and Servicing Agreement; provided that any such termination pursuant to this clause will only be effective with respect to the related loan and not with respect to the entire agreement;

●
if the master servicer’s responsibilities and duties as master servicer under the Pooling and Servicing Agreement have been assumed by the trustee, and the trustee has the right to terminate KeyBank pursuant to the Pooling and Servicing Agreement;

●	upon the later of the final payment or other liquidation of the last KBNA Transferred Loan and disposition of all REO Property and remittance of all funds thereunder;

●	upon termination of the Pooling and Servicing Agreement; or

●	by mutual consent of KeyBank and the master servicer in writing.

“KeyBank Event of Default”, means any one of the following events:

●
any failure by KeyBank to deposit into amounts due to the accounts maintained by KeyBank or to deposit into or remit to the master servicer for deposit into the certificate account which failure continues unremedied for one (1) business day following the date and time required by the KeyBank Primary Servicing Agreement;

●
any failure on the part of KeyBank duly to observe or perform in any material respect any other of the covenants or agreements (other than those otherwise addressed) which continues unremedied for a period of twenty-five (25) days (or 10 days in the case of failure to pay the premium for any insurance policy required to be force placed by KeyBank) after the date on which written notice of such failure, requiring the same to be remedied, will have been given to KeyBank by the master servicer, provided, however, if such failure is capable of being cured and KeyBank has provided the master servicer with an officer’s certificate certifying that it is diligently pursuing such cure, such thirty (30) day period will be extended for an additional thirty (30) days;

●	any breach on the part of KeyBank of any representation or warranty which materially and adversely affects the interests of the master servicer or any class of certificateholders and which continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, will have been given to KeyBank by the master servicer, provided, however, if such breach is capable of being cured and KeyBank has provided the master servicer with an officer’s certificate certifying that it is diligently pursuing such cure, such thirty (30) day period will be extended for an additional thirty (30) days;

●
a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against KeyBank and such decree or order will have remained in force, undischarged or unstayed for a period of sixty (60) days;

●
KeyBank consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to KeyBank, or of or relating to all or substantially all of its property;

●
KeyBank admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations or take any corporate action in furtherance of the foregoing;

●
Moody’s or KBRA has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Certificates, or (B) placed one or more classes of Certificates on “watch status” in contemplation of a rating downgrade or withdrawal (and in the cause of clause (A) and (B), such action shall not have been withdrawn within 60 days of such actual knowledge by KeyBank) and, in the case of either of clauses (A) or (B), citing servicing concerns with KeyBank as the sole or material factor in such rating action;

●	KeyBank is no longer rated at least “CPS3” by Fitch and is not reinstated to at least that rating within 60 days of the delisting;

●
the failure of KeyBank to comply with any of the requirements to deliver certain reports or certificates at the time such report or certification is required under the KeyBank Primary Servicing Agreement three times within any one year period; or

●
the failure of KeyBank to (A) deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer under the Pooling and Servicing Agreement, the KeyBank Primary Servicing Agreement or any other master servicer under any other pooling and servicing agreement that the depositor is a party to or (B) perform in any material respect any of its covenants or obligations contained in the KeyBank Primary Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required under the KeyBank Primary Servicing Agreement or in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to.

Notwithstanding the foregoing, upon any termination of KeyBank, KeyBank will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and is required to cooperate fully with the master servicer to transition primary servicing of the KBNA Transferred Loans to the master servicer or its designee.

The foregoing information set forth in this “Summary of KeyBank Primary Servicing Agreement” section has been provided by KeyBank.  None of the depositor, the underwriters, the master servicer, the special servicer, the senior trust advisor, the trustee, the certificate administrator or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

Servicing and Other Compensation and Payment of Expenses

The master servicer, special servicer, certificate administrator, trustee and senior trust advisor will be entitled to payment of certain fees as compensation for services performed under the Pooling and Servicing Agreement. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee and senior trust advisor from amounts that the trust fund is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee and senior trust advisor, but such amounts are not payable from amounts that the trust fund is entitled to receive.

Type/Recipient	Amount	Source(1)	Frequency
Fees
Servicing Fee / Master Servicer
With respect to the pool of mortgage loans in the trust (and the Serviced Pari Passu Companion Loan and the ESK Companion Loan) and any REO Loan, the product of the monthly portion of the related annual Servicing Fee Rate(2) calculated on the outstanding principal amount of each mortgage loan (and the Serviced Pari Passu Companion Loan and the ESK Companion Loan, if applicable) or REO Loan.

First, out of recoveries of interest with respect to that mortgage loan (and the Serviced Pari Passu Companion Loan and the ESK Companion Loan, if applicable) and any REO Loan and then, if the related mortgage loan (and the Serviced Pari Passu Companion Loan and the ESK Companion Loan, if applicable) and any related REO Property has been liquidated, out of general collections on deposit in the Certificate Account with respect to the other mortgage loans and REO Loans.
Monthly
Special Servicing Fee / Special Servicer(3)
With respect to any Specially Serviced Mortgage Loan (and the Serviced Pari Passu Companion Loan and the ESK Companion Loan, if applicable) and REO Property, the product of the monthly portion of the annual Special Servicing Fee Rate(4) computed on the basis of the same principal amount in respect of which any related interest payment is due on such mortgage loan (and the related Serviced Pari Passu Companion Loan and the ESK Companion Loan, if applicable) or REO Loan.

First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related mortgage loan (and the Serviced Pari Passu Companion Loan and the ESK Companion Loan, if applicable) or any related REO Property, and then from general funds on deposit in the Certificate Account with respect to the other mortgage loans and REO Loans.
Monthly

Type/Recipient	Amount	Source(1)	Frequency
Fees
Workout Fee / Special Servicer(3) (5)
With respect to each mortgage loan (and the Serviced Pari Passu Companion Loan and the ESK Companion Loan, if applicable) that is a Corrected Mortgage Loan, the Workout Fee Rate of 1.00% multiplied by all payments of interest and principal received on the subject mortgage loan (and the Serviced Pari Passu Companion Loan and the ESK Companion Loan, if applicable) for so long as it remains a Corrected Mortgage Loan.

Out of each collection of interest, principal, and prepayment consideration received on the related mortgage loan (and each related Companion Loan and the ESK Companion Loan, if applicable) and then from general funds on deposit in the Certificate Account with respect to the other mortgage loans and REO Loans.
Time to time
Liquidation Fee / Special Servicer(3) (5)
With respect to any Specially Serviced Mortgage Loan (and the Serviced Pari Passu Companion Loan and the ESK Companion Loan) and REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds an amount calculated by application of a Liquidation Fee Rate of 1.00% to the related payment or proceeds (exclusive of default interest).

From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related mortgage loan (and the related Serviced Pari Passu Companion Loan and the ESK Companion Loan, if applicable) or any related REO Property and then from general funds on deposit in the Certificate Account with respect to the other mortgage loans and REO Loans.
Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer
All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other processing fees actually collected on the mortgage loans (and the Serviced Pari Passu Companion Loan and the ESK Companion Loan, if applicable).(6)
		Related payments made by borrowers with respect to the related mortgage loans (and the Serviced Pari Passu Companion Loan and the ESK Companion Loan, if applicable).	Time to time
Certificate Administrator Fee / Certificate Administrator
With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate(7) multiplied by the total outstanding principal amount of each mortgage loan in the trust.
		Out of general funds on deposit in the Certificate Account or the Distribution Account.	Monthly
Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual trustee fee.(8)	Out of general funds on deposit in the Certificate Account or the Distribution Account.	Monthly

Type/Recipient	Amount	Source(1)	Frequency
Fees
Senior Trust Advisor Fee / Senior Trust Advisor
With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Senior Trust Advisor Fee Rate(9) multiplied by the total outstanding principal amount of each mortgage loan in the trust and any REO Loan.

First, out of recoveries of interest with respect to that mortgage loan or REO Loan and then, if the related mortgage loan and any related REO Property has been liquidated, out of general collections on deposit in the Certificate Account with respect to the other mortgage loans and REO Loans.
Monthly
Senior Trust Advisor Consulting Fee / Senior Trust Advisor	$10,000 for each Major Decision made with respect to a mortgage loan or such lesser amount as the related borrower agrees to pay with respect to such mortgage loan.	From the related borrower.	Time to time
Servicing Advances / Master Servicer, Special Servicer or Trustee(3)	To the extent of funds available, the amount of any servicing advances.
First, from funds collected with respect to the related mortgage loan or REO Property or the ESK Companion Loan, if applicable, and then out of general funds on deposit in the Certificate Account, subject to certain limitations (and, under certain circumstances, from collections on the Serviced Pari Passu Companion Loan).
Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee(3)	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.
First, out of default interest and late payment charges on the related mortgage loan or the ESK Companion Loan, if applicable, and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the Certificate Account, subject to certain limitations (and, under certain circumstances, from collections on the Serviced Pari Passu Companion Loan).
Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.
First, from funds collected with respect to the related mortgage loan (excluding the Pari Passu Companion Loan) or REO Loan and then out of general funds on deposit in the Certificate Account, subject to certain limitations (and under certain circumstances, from collections on the ESK Companion Loan).
Time to time

Type/Recipient	Amount	Source(1)	Frequency
Fees
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.
First, out of default interest and late payment charges on the related mortgage loan (excluding the Pari Passu Companion Loan) and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the Certificate Account with respect to the other mortgage loans and REO Loans (and, under certain circumstances, from collections on the Serviced Pari Passu Companion Loan or the ESK Companion Loan).
Monthly

Indemnification Expenses
/
Trustee, Certificate
Administrator,
Depositor, Master
Servicer, Senior Trust
Advisor or Special
Servicer and any
director, officer,
employee or agent of
any of the foregoing
parties(3)
Amount to which such party is entitled for indemnification under the Pooling and Servicing Agreement.
Out of general funds on deposit in the Certificate Account or the Distribution Account, subject to certain limitations (and, under certain circumstances, from collections on the related Companion Loan (other than the Non-Serviced Pari Passu Companion Loans)).
Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of 0.0005% per annum multiplied by the outstanding principal amount of each mortgage loan in the trust.	Out of general funds on deposit in the Certificate Account.	Monthly

(1)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer or the certificate administrator in the case of amounts owed to any of them) prior to distributions on the certificates.

(2)	The Servicing Fee Rate for each mortgage loan, Serviced Pari Passu Companion Loan and the ESK Companion Loan will be a per annum rate ranging from 0.0050% to 0.0825%, as described below.

(3)
The related master servicer, special servicer, certificate administrator, trustee and/or senior trust advisor under the related Non-Serviced PSA governing the servicing of any Non-Serviced Mortgage Loan will be entitled to receive fees and reimbursements with respect to the applicable Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are substantially similar to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to a Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the mortgage pool to the extent not recoverable from the related Non-Serviced Whole Loan.

(4)
The Special Servicing Fee Rate for each mortgage loan, the Serviced Pari Passu Companion Loan, the ESK Companion Loan and any related REO Property on a loan-by-loan basis will be equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee of $3,500 for the related month, as described in this “—Servicing and Other Compensation and Payment of Expenses” section.  With respect to (i) the Grapevine Mills Mortgage Loan and 17 State Street Mortgage Loan, the special servicer under the JPMBB Commercial Mortgage Securities Trust 2014-C23 Pooling and Servicing Agreement will be entitled to a special servicing fee on a loan-by-loan basis at a rate equal to a per annum rate of 0.25%, (ii) the Columbus Square Portfolio Mortgage Loan, the special servicer under the WFRBS 2014-C22 Pooling and Servicing Agreement will be entitled to a special servicing fee at a rate equal to the greater of 0.25% per annum and a per annum rate that would result in a special servicing fee of $1,000 for such loan for the related month, (iii) Hilton Houston Post Oak Mortgage Loan, it is expected that any pooling and servicing agreement governing the securitization of the Hilton Houston Post Oak Pari Passu Companion Loan will provide for similar special servicing fees, and (iv) the Canyon Ranch Portfolio Mortgage Loan, the special servicer under the COMM 2014-UBS5 Pooling and Servicing Agreement is entitled to a special servicing fee on a loan-by-loan basis at a rate equal to a per annum rate of 0.25%.

(5)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “—Servicing and Other Compensation and Payment of Expenses” section.

(6)
Allocable between the master servicer and the special servicer as provided in the Pooling and Servicing Agreement. The indicated fees payable in respect to any Non-Serviced Mortgage Loan will be paid to, and allocated among the applicable master servicer and special servicer in accordance with the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan.

(7)	The Certificate Administrator Fee Rate will equal 0.0036% per annum, as described above under “—The Certificate Administrator” in this prospectus supplement.

(8)	The trustee fee is included in the Certificate Administrator Fee and is equal to $210 per month.

(9)	The Senior Trust Advisor Fee Rate will equal 0.0017% per annum, as described below under “Servicing of the Mortgage Loans—The Senior Trust Advisor—Senior Trust Advisor Compensation”.

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each mortgage loan (including the Non-Serviced Mortgage Loans) or related REO Loan, any related Serviced Pari Passu Companion Loan (to the extent not prohibited under the related intercreditor agreement) and ESK Companion Loan will accrue at a rate (the “Servicing Fee Rate”), equal to a per annum rate ranging from 0.0050% to 0.0825%. The Servicing Fee payable to the master servicer with respect to the Serviced Pari Passu Companion Loan and the ESK Companion Loan, as applicable will be payable, subject to the terms of the related intercreditor agreement, from amounts payable in respect of the related Companion Loan or the ESK Companion Loan, (as applicable). In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to the Non-Serviced Mortgage Loans), the following amounts to the extent collected from the related borrower: (1) 100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any mortgage loans that are not Specially Serviced Mortgage Loans (including any related Serviced Pari Passu Companion Loan or the ESK Companion Loan, as applicable, to the extent not prohibited by the related intercreditor agreement); provided that with respect to such transactions, the consent of and/or processing by, the special servicer is not required for the related transaction and, in the event that the special servicer’s consent and/or processing is required, then the master servicer will be entitled to 50% of such fees; (2) 100% of all assumption application fees received on any mortgage loans that are not Specially Serviced Mortgage Loans (including any related Serviced Pari Passu Companion Loan or the ESK Companion Loan, as applicable, to the extent not prohibited by the related intercreditor agreement) (whether or not the consent of the special servicer is required) and 100% of all defeasance fees; (3) 100% of assumption, waiver, consent and earnout fees and other processing fees pursuant to the Pooling and Servicing Agreement on any mortgage loans that are not Specially Serviced Mortgage Loans (including any related Serviced Pari Passu Companion Loan or the ESK Companion Loan, as applicable, to the extent not prohibited by the related intercreditor agreement), provided that with respect to such transactions, the consent of the special servicer is not required to take such actions; (4) 50% of all assumption, waiver, consent and earnout fees and other processing fees (other than the assumption application fees and defeasance fees), in each case, with respect to all mortgage loans that are not Specially Serviced Mortgage Loans (including any related Serviced Pari Passu Companion Loan or the ESK Companion Loan, as applicable, to the extent not prohibited by the related intercreditor agreement) for which the special servicer’s processing, consent or approval is required and only to the extent that all amounts then due and payable with respect to the related mortgage loan have been paid and (5) late payment charges and default interest paid by the borrowers (that were accrued while the related mortgage loans or any related Companion Loan or the ESK Companion Loan, as applicable (to the extent not prohibited by the related intercreditor agreement) were not Specially Serviced Mortgage Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related mortgage loan or, if provided under the related intercreditor agreement, any related Companion Loan or the ESK Companion Loan, as applicable, since the Closing Date. The master servicer also is authorized but not required to invest or direct the investment of funds held in the Certificate Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.  In connection with the servicing and administration of the Serviced Whole Loan and the ESK Whole Loan pursuant to the terms of the Pooling and Servicing Agreement and the related intercreditor agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Pari Passu Companion Loan and the ESK Companion Loan as well as the related mortgage loan to the extent consistent with the Pooling and Servicing Agreement and not prohibited by the related intercreditor agreement.  If the master servicer and the special servicer mutually agree that the master servicer will process a Special Servicer Decision, the master servicer will obtain the special servicer’s prior consent to such Special Servicer Decision and the master servicer and special servicer will each be entitled to 50% of any fee paid in connection with such Special Servicer Decision.  See “Servicing of the Mortgage Loans—Modifications, Waivers and Amendments” in this prospectus supplement.

 “Excess Modification Fees” means, with respect to any mortgage loan (other than the Non-Serviced Mortgage Loans), Serviced Whole Loan or the ESK Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such mortgage loan, Serviced Whole Loan or the ESK Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the trust with respect to the related mortgage loan, Serviced Whole Loan or the ESK Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any mortgage loan (other than the Non-Serviced Mortgage Loans), Serviced Whole Loan or the ESK Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such mortgage loan documents and/or related Companion Loan documents or ESK Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable, (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related mortgage loan, Serviced Whole Loan or the ESK Companion Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any mortgage loan, Serviced Whole Loan or the ESK Companion Loan.

The Servicing Fee is calculated on the Stated Principal Balance of the mortgage loans (including the Non-Serviced Mortgage Loans), the related Serviced Pari Passu Companion Loan, any REO Loan (other than any portion of such REO Loan related to a Non-Serviced Pari Passu Companion Loan) and ESK Companion Loan in the same manner as interest is calculated on the mortgage loans, the related Serviced Pari Passu Companion Loan, REO Loan or the ESK Companion Loan. The Servicing Fee for each mortgage loan is included in the Administrative Cost Rate listed for that mortgage loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the Pooling and Servicing Agreement, Wells Fargo Bank, National Association will be entitled to retain a portion of the Servicing Fee with respect to each mortgage loan and, to the extent provided for in the related intercreditor agreement, each Companion Loan it is responsible for servicing and the ESK Companion Loan notwithstanding any termination or resignation of Wells Fargo Bank, National Association as master servicer; provided that Wells Fargo Bank, National Association may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank, National Association will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay all expenses incurred in connection with its responsibilities under the Pooling and Servicing Agreement (subject to reimbursement as described in this prospectus supplement), including all fees of any sub-servicers retained by it.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The Grapevine Mills Mortgage Loan and the 17 State Street Mortgage Loan will be serviced under the JPMBB 2014-C23 Pooling and Servicing Agreement (including those occasions under the JPMBB 2014-C23 Pooling and Servicing Agreement when the servicing of the Grapevine Mills Mortgage Loan and the 17 State Street Mortgage Loan have been transferred from the JPMBB 2014-C23 Master Servicer to the JPMBB 2014-C23 Special Servicer). Accordingly, in its capacity as the special servicer under the Pooling and Servicing Agreement, the special servicer will not be entitled to receive any special servicing compensation for the Grapevine Mills Mortgage Loan or the 17 State Street Mortgage Loan. Only the JPMBB 2014-C23 Special Servicer will be entitled to special servicing compensation on the Grapevine Mills Mortgage Loan and the 17 State Street Mortgage Loan.

The Columbus Square Portfolio Mortgage Loan will be serviced under the WFRBS 2014-C22 Pooling and Servicing Agreement (including those occasions under the WFRBS 2014-C22 Pooling and Servicing Agreement when the servicing of the Columbus Square Portfolio Mortgage Loan has been transferred from the WFRBS 2014-C22 Master Servicer to the WFRBS 2014-C22 Special Servicer). Accordingly, in its capacity as the special servicer under the Pooling and Servicing Agreement, the special servicer will not be entitled to receive any special servicing compensation for the Columbus Square Portfolio Mortgage Loan. Only the WFRBS 2014-C22 Special Servicer will be entitled to special servicing compensation on the Columbus Square Portfolio Mortgage Loan.

The Canyon Ranch Portfolio Mortgage Loan will be serviced under the COMM 2014-UBS5 Pooling and Servicing Agreement (including those occasions under the COMM 2014-UBS5 Pooling and Servicing Agreement when the servicing of the Canyon Ranch Portfolio Mortgage Loan has been transferred from the COMM 2014-UBS5 Master Servicer to the COMM 2014-UBS5 Special Servicer). Accordingly, in its capacity as the special servicer under the Pooling and Servicing Agreement, the special servicer will not be entitled to receive any special servicing compensation for the Canyon Ranch Portfolio Mortgage Loan. Only the COMM 2014-UBS5 Special Servicer will be entitled to special servicing compensation on the Canyon Ranch Portfolio Mortgage Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Mortgage Loan and REO Loan on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related mortgage loan (including any REO Loan), Companion Loan and/or ESK Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Mortgage Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Mortgage Loan and then from general collections on all the mortgage loans and any REO Properties in the trust fund. Each Non-Serviced Whole Loan will be or is expected to be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Grapevine Mills Whole Loan”, “—The Columbus Square Portfolio Whole Loan”, “—The 17 State Street Whole Loan”, “—The Hilton Houston Post Oak Whole Loan” and “—The Canyon Ranch Portfolio Whole Loan” in this prospectus supplement.

The “Workout Fee” will generally be payable with respect to each Corrected Mortgage Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Mortgage Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Mortgage Loan (including the Serviced Pari Passu Companion Loan, if applicable) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Mortgage Loan (including the Serviced Pari Passu Companion Loan, if applicable) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Mortgage Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Mortgage Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related mortgage loan (including the related Companion Loan or the ESK Companion Loan, if applicable, unless prohibited under the related intercreditor agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Grapevine Mills Whole Loan, the Columbus Square Portfolio Whole Loan, the 17 State Street Whole Loan, the Hilton Houston Post Oak Whole Loan and the Canyon Ranch Portfolio Whole Loan will be or are expected to be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Grapevine Mills Whole Loan”, “—The Columbus Square Portfolio Whole Loan”, “—The 17 State Street Whole Loan”, “—The Hilton Houston Post Oak Whole Loan” and “—The Canyon Ranch Portfolio Whole Loan” in this prospectus supplement.

The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if the Corrected Mortgage Loan again becomes a Specially Serviced Mortgage Loan but will become payable again if and when the mortgage loan (including the Serviced Pari Passu Companion Loan or the ESK Companion Loan, if applicable) again becomes a Corrected Mortgage Loan. The Workout Fee with respect to any Specially Serviced Mortgage Loan that becomes a Corrected Mortgage Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related mortgage loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that no Workout Fee will be less than $25,000 in the aggregate with respect to each mortgage loan.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a mortgage loan, Companion Loan or the ESK Companion Loan that became a Corrected Mortgage Loan during the period that it acted as special servicer and remained a Corrected Mortgage Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Mortgage Loan again becomes a Specially Serviced Mortgage Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Mortgage Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Mortgage Loan solely because the borrower had not made three consecutive timely Periodic Payments and which subsequently becomes a Corrected Mortgage Loan as a result of the borrower making such three consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Mortgage Loan or REO Property (except with respect to the Non-Serviced Mortgage Loans) as to which the special servicer (a) receives a full, partial or discounted payoff from the related borrower or (b) receives any Liquidation Proceeds or Insurance and Condemnation Proceeds. The Liquidation Fee for each Specially Serviced Mortgage Loan will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds; provided that the Liquidation Fee with respect to any Specially Serviced Mortgage Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related mortgage loan (including a Companion Loan or the ESK Companion Loan, if applicable) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that no Liquidation Fee will be less than $25,000. Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with (i) the repurchase of, or substitution for, any mortgage loan or the ESK Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient mortgage loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of the Extended Resolution Period, (ii) the purchase of a Specially Serviced Mortgage Loan that is the ESK Whole Loan or an REO Property by the holders of the Class ESK certificates or any Specially Serviced Mortgage Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, within 90 days of such holder’s purchase option first becoming exercisable pursuant to the related intercreditor agreement, (iii) the purchase of all of the mortgage loans and REO Properties and, if applicable, the ESK Companion Loan, in connection with an optional termination of the trust fund, (iv) with respect to a Serviced Pari Passu Companion Loan, (x) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient mortgage loan documentation under the pooling and servicing agreement for the trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of the extended resolution period provided in such pooling and servicing agreement or (y) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity, (v) the purchase of any Specially Serviced Mortgage Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if prior to a Control Event, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Mortgage Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Mortgage Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates) or (vi) if a mortgage loan or the Serviced Whole Loan becomes a Specially Serviced Mortgage Loan only because of an event described in clause (1) of the definition of “Specially Serviced Mortgage Loan” under the heading “Servicing of the Mortgage Loans—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related mortgage loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.  Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related mortgage loan documents. Each Non-Serviced Whole Loan will be or is expected to be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Grapevine Mills Whole Loan”, “—The Columbus Square Portfolio Whole Loan”, “—The 17 State Street Whole Loan”, “—The Hilton Houston Post Oak Whole Loan” and “—The Canyon Ranch Portfolio Whole Loan” in this prospectus supplement.  The special servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a mortgage loan.

The special servicer will also be entitled to additional servicing compensation in the form of (i) 100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Mortgage Loans, (ii) 100% of assumption application fees and assumption fees and other related fees as further described in the Pooling and Servicing Agreement, received with respect to the Specially Serviced Mortgage Loans, (iii) 100% of waiver, consent and earnout fees on any Specially Serviced Mortgage Loan or certain other similar fees paid by the related borrower, and (iv) 50% of all Excess Modification Fees and assumption, consent and earnout fees received with respect to all mortgage loans (including the Serviced Pari Passu Companion Loan, to the extent not prohibited by the related intercreditor agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) and the ESK Companion Loan) that are not Specially Serviced Mortgage Loans and for which the special servicer’s processing, consent or approval is required.  The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related mortgage loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related intercreditor agreement) and the ESK Companion Loan were Specially Serviced Mortgage Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related mortgage loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related intercreditor agreement) and the ESK Companion Loan since the Closing Date.  The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement.

Although the master servicer and the special servicer are each required to service and administer the pool of mortgage loans in accordance with the Servicing Standard above and, accordingly, without regard to their rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

The Pooling and Servicing Agreement will provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® investor reporting package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any mortgage loan or REO Property (other than the Non-Serviced Mortgage Loans or related REO Properties), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the Issuing Entity, any mortgagor, any manager, any guarantor or indemnitor in respect of a mortgage loan and any purchaser of any mortgage loan or REO Property) in connection with the disposition, workout or foreclosure of any mortgage loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the Pooling and Servicing Agreement.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any mortgage loan, the ESK Companion Loan, any Serviced Whole Loan or REO Property.

The Pooling and Servicing Agreement will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the trust fund, any mortgagor, any property manager, any guarantor or indemnitor) in respect of a mortgage loan and any purchaser of any mortgage loan or any REO Property in connection with the disposition, workout or foreclosure of any mortgage loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided that such prohibition will not apply to Permitted Special Servicer/Affiliate Fees.

As and to the extent described in this prospectus supplement under “Description of the Certificates—Advances”, the master servicer, the trustee and the special servicer, as applicable, will be entitled to receive interest on Advances, which will be paid contemporaneously with the reimbursement of the related Advance.

Each of the master servicer and the special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the Pooling and Servicing Agreement. Neither the master servicer nor the special servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the Pooling and Servicing Agreement. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus supplement.

The master servicer and the special servicer may delegate certain of their servicing obligations in respect of the mortgage loans (and any related Companion Loan) and the ESK Companion Loan serviced thereby to one or more third-party sub-servicers; provided that the master servicer and the special servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity, the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such parties’ rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the mortgage loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the Pooling and Servicing Agreement is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the Pooling and Servicing Agreement.

If a borrower prepays a mortgage loan, any Serviced Pari Passu Companion Loan or the ESK Companion Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a mortgage loan, any Serviced Pari Passu Companion Loan or the ESK Companion Loan in whole or in part after the Determination Date (or, with respect to each mortgage loan, Serviced Pari Passu Companion Loan or the ESK Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related due date) in any calendar month and does not pay interest on such prepayment through the following due date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the mortgage loans, the Serviced Pari Passu Companion Loans and the ESK Companion Loan will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan or the ESK Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each mortgage loan (other than Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the mortgage loans and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Mortgage Loan or a mortgage loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)      the aggregate of (A) that portion of its Servicing Fees for the related Distribution Date that is, in the case of each mortgage loan, Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Due Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Due Period with respect to the mortgage loans (and, so long as a Whole Loan is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Due Period received by the master servicer during such Due Period with respect to the mortgage loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a mortgage loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related mortgage loan documents regarding principal prepayments (other than (v) a Non-Serviced Mortgage Loan, (w) subsequent to a default under the related mortgage loan documents or if the mortgage loan is a Specially Serviced Mortgage Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as a Control Event has not occurred or is not continuing, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such mortgage loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

With respect to the ESK Companion Loan, the master servicer will be required to make Compensating Interest Payments in an amount equal to the lesser of:  (A)  the amount of Prepayment Interest Shortfall incurred in connection with voluntary principal prepayments received in respect of such ESK Companion Loan, so long as it is not a Specially Serviced Mortgage Loan or the special servicer did not allow a prepayment on a date other than the applicable Due Date for the related Distribution Date, and (B) the Servicing Fee for such ESK Companion Loan, and the related Distribution Date (calculated at 0.0025% per annum).

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related mortgage loan and the related Serviced Pari Passu Companion Loan, pro rata, in accordance with their respective principal amounts.

The Senior Trust Advisor

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as senior trust advisor under the Pooling and Servicing Agreement.

Pentalpha Surveillance, located at 375 N. French Road, Amherst, New York, is privately held and primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.  Pentalpha Surveillance is an affiliate of the privately-owned Pentalpha group of companies, which is headquartered at Two Greenwich Office Park, Greenwich, Connecticut.  The Pentalpha group of companies was founded in 1995 and is managed by James Callahan.  Mr. Callahan has historically focused on subordinate debt trading of commercial mortgage-backed securities and residential mortgage-backed securities, as well as securities backed by consumer and corporate loans.

Pentalpha Surveillance maintains proprietary software and a team of industry operations veterans dedicated to investigating and resolving securitization matters including, but not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes.  Loans collateralized by commercial and residential real estate debt represent the majority of its focus.  Some of the company’s oversight assignments utilize “after the action” compliance reviews while others are more proactive and include delegated authority that requires Pentalpha Surveillance to provide “loan-level preapprovals” before a vendor takes an action. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. As of August 31, 2014, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 49 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $54 billion since October 2010.

Pentalpha Surveillance is not an affiliate of the Issuing Entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the directing certificateholder or any “originators” (within the meaning of Item 1110 of Regulation AB) or “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as senior trust advisor pursuant to the Pooling and Servicing Agreement or that is material to the holders of the certificates.

The foregoing information set forth in this prospectus supplement concerning the senior trust advisor under this heading “The Senior Trust Advisor” has been provided by the senior trust advisor.

DESCRIPTION OF THE CERTIFICATES

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator and the senior trust advisor (the “Pooling and Servicing Agreement”) and will represent in the aggregate the entire beneficial ownership interest in JPMBB Commercial Mortgage Securities Trust 2014-C23, which will be a trust fund consisting of, among other things: (1) the mortgage loans, the ESK Companion Loan and all payments under and proceeds of the mortgage loans and the ESK Companion Loan received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the trust fund’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the Certificate Account, the Distribution Accounts (including any sub-accounts), the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Excess Interest Distribution Account or the REO Account (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the trust fund’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its mortgage loans; and (5) certain rights of the depositor under the Purchase Agreement relating to mortgage loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the mortgage loans it sold to the depositor.

The depositor’s Commercial Mortgage Pass-Through Certificates, Series 2014-C24 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), the Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D and Class X-E certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class EC, Class D, Class E, Class F, Class NR, Class ESK and Class R certificates. The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus supplement as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates are referred to collectively in this prospectus supplement as the “Subordinate Certificates”.

The certificates other than the Class ESK certificates are referred to in this prospectus supplement as the “Pooled Certificates”. The Class R certificates are sometimes referred to in this prospectus supplement as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus supplement as the “Regular Certificates”. The Class A Certificates and the Subordinate Certificates are collectively referred to in this prospectus supplement as the “Principal Balance Certificates”. The Senior Certificates (other than the Class A-4A2, Class X-C, Class X-D and Class X-E certificates) and the Class A-S, Class B, Class C and Class EC certificates are also referred to in this prospectus supplement as the “Offered Certificates”. The Class A-S, Class B and Class C certificates are collectively referred to in this prospectus supplement as the “Exchangeable Certificates”.

The “Certificate Balance” of any class of Principal Balance Certificates, the Class ESK certificates and the Class EC certificates, as applicable, outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the trust fund. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the Class ESK certificates, as applicable, will be reduced by any distributions of principal actually made on, and any Collateral Support Deficit actually allocated to, that class of Principal Balance Certificates or the Class ESK certificates, as applicable, on that Distribution Date. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates or Class ESK certificates, as applicable, will be increased by any Certificate Deferred Interest allocated to such class of Principal Balance Certificates or Class ESK certificates, as applicable, and, with respect to any class of Principal Balance Certificates or Class ESK certificates, as applicable, that has unreimbursed Collateral Support Deficit allocated to such class, the Certificate Balance of such class may be increased by the amount of any recoveries of Nonrecoverable Advances, up to the unreimbursed Collateral Support Deficit for such class, allocated in accordance with the distribution priorities described under “—Distributions—Priority” below.  The initial Certificate Balance of each class of offered Principal Balance Certificates is expected to be the balance set forth on the cover of this prospectus supplement.

The initial Certificate Balances of the Class A-S, Class B and Class C certificates represent the principal balance of such Classes without giving effect to any exchange and conversion for Class EC certificates. The initial Certificate Balance of the Class EC certificates shown on the front cover represents the maximum principal balance of such Class that could be issued in an exchange and conversion. In the event that no Exchangeable Certificates are converted to Class EC certificates, the Certificate Balance of the Class EC certificates would be equal to zero. Any exchange of (i) a portion of the Exchangeable Certificates will be deemed to result (other than for federal income tax purposes) in a conversion and reduction, on a dollar-for-dollar basis, of a proportionate share of each related component class of the Exchangeable Certificates, and a conversion and increase, on a dollar-for-dollar basis, of the Certificate Balance of the Class EC certificates, and (ii) any amount of the Class EC certificates will be deemed to result (other than for federal income tax purposes) in a conversion and reduction, on a dollar-for-dollar basis, of the Certificate Balance of the Class EC certificates converted and an increase, on a dollar-for-dollar basis, of a proportionate share of the related Certificate Balances of each class of certificates that are components of the Exchangeable Certificates.

For purposes of determining the Controlling Class under the Pooling and Servicing Agreement and for the exercise of certain Voting Rights as described in this prospectus supplement, the Certificate Balance of each class of Principal Balance Certificates (other than the Class A Certificates) will be notionally reduced by its share of Appraisal Reductions allocated as described in “—Appraisal Reductions” below. Appraisal Reductions allocated to the Exchangeable Certificates will reduce the Voting Rights of the Class EC certificates as described in “—Voting Rights” in this prospectus supplement.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A Certificates outstanding from time to time (determined without giving effect to any exchange and conversion of any Class A-S certificates for Class EC certificates).  The initial Notional Amount of the Class X-A certificates will be approximately $966,200,000.  The Notional Amount of the Class X-B-1 certificates will equal the Certificate Balance of the Class B certificates outstanding from time to time (determined without giving effect to any exchange and conversion of any Class B certificates for Class EC certificates). The initial Notional Amount of the Class X-B-1 certificates will be approximately $76,278,000. The Notional Amount of the Class X-B-2 certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-B-2 certificates will be approximately $81,046,000. The Notional Amount of the Class X-C certificates will equal the Certificate Balance of the Class E certificates outstanding from time to time. The initial Notional Amount of the Class X-C certificates will be approximately $25,426,000.  The initial Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class F certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $14,303,000. The Notional Amount of the Class X-E certificates will equal the Certificate Balance of the Class NR certificates outstanding from time to time. The initial Notional Amount of the Class X-E certificates will be approximately $60,387,147.

The Class NR certificates will be entitled to receive Excess Interest received on the ARD Loan, if any, irrespective of whether such Class NR certificates have a remaining outstanding Certificate Balance.

The Offered Certificates (other than the Class X-A, Class X-B-1 and Class X-B-2 certificates) will be maintained and transferred in book-entry form and issued in denominations of $10,000 initial Certificate

Balance, and integral multiples of $1 in excess of $10,000 and, with respect to the Class X-A, Class X-B-1 and Class X-B-2 certificates, will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amount of not less than $1,000,000, and in integral multiples of $1 in excess of $1,000,000. The “Percentage Interest” evidenced by any certificate (other than the Residual Certificates) is equal to its initial denomination as of the Closing Date, in the case of the Exchangeable Certificates after giving effect to any exchange and conversion for Class EC certificates, divided by the initial Certificate Balance or Notional Amount of the class to which it belongs. With respect to the Class EC certificates, the percentage interest is equal to the denomination of such certificate divided by the initial Certificate Balance as of the Closing Date of the Exchangeable Certificates exchanged and converted for such Class EC certificates.

The Offered Certificates will initially be represented by one or more global certificates registered in the name of the nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No person acquiring an interest in the Offered Certificates (this person, a “Certificate Owner”) will be entitled to receive an Offered Certificate in fully registered, certificated form, a definitive certificate, representing its interest in that class, except as set forth under “—Book-Entry Registration and Definitive Certificates” below. Unless and until definitive certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from Certificate Owners through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus supplement to payments, notices, reports and statements to holders of the Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of Offered Certificates, for distribution to Certificate Owners through DTC and its Participants in accordance with DTC procedures.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the Pooling and Servicing Agreement, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller, a manager of a Mortgaged Property, a borrower or any affiliate of any of such persons will be deemed not to be outstanding, and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, the foregoing restrictions will not apply in the case of the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the Pooling and Servicing Agreement or waive a Servicer Termination Event; provided, further, however, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the Pooling and Servicing Agreement; and provided, further, however, that such restrictions will not apply to the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or as the ESK Directing Certificateholder.

Until definitive certificates are issued, interests in any class of Offered Certificates will be transferred on the book-entry records of DTC and its Participants.

Exchanges of Exchangeable Certificates and Class EC Certificates

Exchanges

The Certificate Balances of the Class A-S, Class B and Class C certificates represent the principal balance of such classes without giving effect to any exchange and conversion for Class EC certificates.

The initial Certificate Balance of the Class EC certificates represents the maximum principal balance of such class that could be issued in an exchange and conversion for all of the Exchangeable Certificates. In the event that no Exchangeable Certificates are converted to Class EC certificates, the Certificate Balance of the Class EC certificates would be equal to zero. Any exchange of (i) a portion of the Exchangeable Certificates will be deemed to result (other than for federal income tax purposes) in a conversion and reduction, on a dollar-for-dollar basis, of a proportionate share of each related component class of the Exchangeable Certificates for, and an increase, on a dollar-for-dollar basis, of the Certificate Balance of the Class EC certificates, and (ii) any amount of the Class EC certificates will be deemed to result (other than for federal income tax purposes) in a conversion and reduction, on a dollar-for-dollar basis, of the Certificate Balance of the Class EC certificates converted and an increase, on a dollar-for-dollar basis, of a proportionate share of the related Certificate Balances of each class of certificates that are components of the Exchangeable Certificates.

Holders of Exchangeable Certificates may surrender their certificates to the certificate administrator and the certificate administrator will be required to convert those Exchangeable Certificates for a like amount of Class EC certificates. Similarly, holders of the Class EC certificates may surrender their certificates to the certificate administrator and the certificate administrator will be required to convert those certificates for a like amount of the related Classes of Exchangeable Certificates.

The Class EC certificates represent an interest in a grantor trust for tax purposes only, and do not represent an interest in an entity other than the issuing entity and such grantor trust is not a separate legal entity. No investor in Exchangeable Certificates or Class EC certificates will be entitled to redeem their certificates for any portion of the mortgage loans or any other assets included in the Issuing Entity or for any other consideration.

Exchangeable Certificates in the Exchange Proportion may be exchanged and converted for Class EC certificates and Class EC certificates may be exchanged and converted for all three classes of Exchangeable Certificates, in each case, in whole or in part. This process may occur repeatedly. In the event that the Certificate Balance of any class of Exchangeable Certificates is reduced to zero as a result of any such class being paid all interest and principal in full and reimbursements of Collateral Support Deficits, exchanges and conversions will no longer be permissible. With respect to any exchange and conversion, all three classes of Exchangeable Certificates will be required in order to exchange and convert such Exchangeable Certificates to Class EC certificates and Class EC certificates can be exchanged and converted to all three classes of Exchangeable Certificates, such conversion being calculated using the initial Certificate Balances of the individual certificates being exchanged and converted (rather than the outstanding Certificate Balance), in each case, in the applicable Exchange Proportion. This Exchange Proportion is based on the initial Certificate Balances of the classes (rather than the outstanding Certificate Balances). The aggregate Certificate Balance of the certificates (with each class rounded down to the nearest whole dollar) received after an exchange and conversion, immediately after the exchange and conversion, must equal the aggregate Certificate Balance of the certificates (with each class rounded down to the nearest whole dollar) surrendered for exchange and conversion immediately prior to such exchange and conversion. Each class of Exchangeable Certificates exchanged and converted or received in any exchange and conversion must be at least the minimum denomination as described under “—General” in this prospectus supplement. In addition, the depositor will have the right to make or cause exchanges on the Closing Date pursuant to instructions delivered to the certificate administrator on the Closing Date.

The “Exchange Proportion” is as follows:
Class	Exchange Percentage	Class	Exchange Percentage
Class A-S:	38.09530944104840%	Class EC:	100.00000000000000%
Class B:	38.09481002037640%
Class C:	23.80988053857530%

The Class EC certificates will only receive distributions of interest and principal and other amounts that are allocated to the Exchangeable Certificates exchanged for and converted to such Class EC certificates. Any Collateral Support Deficits or other shortfalls, including as a result of Appraisal Reduction Events, allocated to Exchangeable Certificates that were exchanged for and converted to Class EC certificates will be borne by such Class EC certificates and any recoveries of such amounts will be paid to such Class EC certificates. In addition, any Appraisal Reductions that would otherwise be allocated to individually reduce any class of Exchangeable Certificates will be allocated to the Class EC certificates.

For a discussion of the federal income tax consequences of the acquisition, ownership and disposition of the Class EC certificates, see “Material Federal Income Tax Consequences—Taxation of the Class EC Certificates” in this prospectus supplement.

Procedures and Fees

If a Certificateholder wishes to convert Exchangeable Certificates for Class EC certificates, or Class EC certificates for Exchangeable Certificates, such Certificateholder must notify the certificate administrator by e-mail at cts.cmbs.bond.admin@wellsfargo.com no later than three (3) business days prior to the proposed date of such exchange and conversion (the “Exchange Date”). The Exchange Date can be any business day other than the first or last business day of the month, subject to satisfaction of the certificate administrator and the restrictions set forth in the Pooling and Servicing Agreement. In addition, the Certificateholder must provide notice on the Certificateholder’s letterhead, which notice must carry a medallion stamp guarantee and set forth the following information: the CUSIP numbers of the Exchangeable Certificates or Class EC certificates to be exchanged and converted and the Class EC certificates or Exchangeable Certificates to be received, the Class Certificate Balance of the Exchangeable Certificates or the Class EC certificates to be exchanged and converted, the Certificateholder’s DTC participant number, if applicable and the proposed Exchange Date. The Certificateholder will utilize the “deposit and withdrawal system” at DTC to affect the exchange and conversion of the Certificates.

The principal and interest entitlements of the certificates received must equal the entitlements of the certificates surrendered. The notice of exchange will become irrevocable on the 2nd business day before the proposed Exchange Date.

In connection with each exchange, the Certificateholder may be required to pay certain fees charged by DTC and such fees must be received by the certificate administrator prior to the exchange date or such exchange will not be effected. The first distribution on an Exchangeable Certificate or Class EC certificates will be made in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such certificate. Neither the certificate administrator nor the depositor will have any obligation to ensure the availability of the applicable certificates to accomplish any exchange.

Book-Entry Registration and Definitive Certificates

General. Certificateholders may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants in that system, or indirectly through organizations that are Participants in those systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”) which in turn will hold those positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations (“Direct Participants”). Indirect access to the DTC system also is available to others (such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant), either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with their applicable rules and operating procedures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures. If the transaction complies with all relevant requirements, Euroclear or Clearstream, as the case may be, will then deliver instructions to the Depository to take action to effect final settlement on its behalf.

Because of time-zone differences, it is possible that credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and those credits or any transactions in those securities settled during this processing will be reported to the relevant Clearstream Participant or Euroclear Participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but, due to time-zone differences, may be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Certificate Owners that are not Direct or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the Offered Certificates may do so only through Direct and Indirect Participants. In addition, Certificate Owners will receive all distributions of principal of and interest on the Offered Certificates from the certificate administrator through DTC and its Direct and Indirect Participants. Accordingly, Certificate Owners may experience delays in their receipt of payments, since those payments will be forwarded by the certificate administrator to Cede & Co., as nominee of DTC. DTC will forward those payments to its Participants, which thereafter will forward them to Indirect Participants or beneficial owners of Offered Certificates. Except as otherwise provided under “—Reports to Certificateholders; Certain Available Information” below, Certificate Owners will not be recognized by the trustee, the certificate administrator, the special servicer or the master servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Direct and Indirect Participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “Rules”), DTC is required to make book-entry transfers of the Offered Certificates among Participants and to receive and transmit distributions of principal of, and interest on, the Offered Certificates. Direct and Indirect Participants with which Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit the distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess physical certificates evidencing their interests in the Offered Certificates, the Rules provide a mechanism by which

Certificate Owners, through their Direct and Indirect Participants, will receive distributions and will be able to transfer their interests in the Offered Certificates.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of Certificateholders to pledge the certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to the certificates, may be limited due to the lack of a physical certificate for the certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC the Offered Certificates are credited. DTC may take conflicting actions with respect to other undivided interests to the extent that those actions are taken on behalf of Participants whose holdings include the undivided interests.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in global certificates among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with the foregoing procedures, and the foregoing procedures may be discontinued at any time.

None of the depositor, the underwriters, the master servicer, the special servicer, the trustee or the certificate administrator will have any liability for any actions taken by DTC, Euroclear or Clearstream, their respective Direct or Indirect Participants or their nominees, including, without limitation, actions for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Offered Certificates held by Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to that beneficial ownership interest. The information in this prospectus supplement concerning DTC, Clearstream and Euroclear and their book-entry systems has been obtained from sources believed to be reliable, but the depositor takes no responsibility for the accuracy or completeness of the information.

Definitive Certificates. Definitive certificates will be issued to Certificate Owners or their nominees, respectively, rather than to DTC or its nominee, only under the limited conditions set forth under “—Book-Entry Registration and Definitive Certificates” in the prospectus.

Upon the occurrence of certain events, as described in the prospectus under “—Book-Entry Registration and Definitive Certificates”, the certificate administrator is required to notify, through DTC, Direct Participants who have ownership of Offered Certificates as indicated on the records of DTC of the availability of definitive certificates. Upon surrender by DTC of the global certificates representing the Offered Certificates and upon receipt of instructions from DTC for re-registration, the certificate administrator will reissue the Offered Certificates as definitive certificates issued in the respective Certificate Balances or Notional Amount, as applicable, owned by individual Certificate Owners, and thereafter the trustee, the certificate administrator, the special servicer, the master servicer and the senior trust advisor will recognize the holders of those definitive certificates as Certificateholders under the Pooling and Servicing Agreement.

For additional information regarding DTC and Certificates maintained on the book-entry records of DTC, see “—Book-Entry Registration and Definitive Certificates” in the prospectus.

List of Certificateholders

Upon the written request of any Certificateholder that has provided an Investor Certification, which such request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the Pooling and Servicing Agreement or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Distributions

Method, Timing and Amount. Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus supplement, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the business day immediately succeeding such 11th calendar day) commencing in November 2014. All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities therefor, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Certificate Account”) as described in the Pooling and Servicing Agreement. The Certificate Account may be maintained with the master servicer, special servicer or any mortgage loan seller or with a depository institution that is an affiliate of any of the foregoing or the depositor; provided that any such entity must comply with certain standards set forth in the Pooling and Servicing Agreement. The master servicer is required to deposit in the Certificate Account on a daily basis (and in no event later than the business day following receipt in available funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the mortgage loans and the ESK Companion Loan (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related mortgage loan or the ESK Companion Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any mortgage loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties, and will be permitted to make withdrawals therefrom as set forth in the Pooling and Servicing Agreement. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related mortgage loan included in the trust pursuant to the related intercreditor agreement.

The certificate administrator is required to establish and maintain accounts (the “Lower-Tier REMIC Distribution Account”, the “Upper-Tier REMIC Distribution Account”, the “Class EC Distribution Account”, the “Class ESK Distribution Account” and the “Excess Interest Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Account”)), in its own name on behalf of the trustee and for the benefit of the Certificateholders. On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Certificate Account (other than with respect to the ESK Companion Loan) plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the Pooling and Servicing Agreement) generally to (1) in the case of the Upper-Tier REMIC Distribution Account, make distributions of interest and principal from the Available Distribution Amount to the holders of the Pooled Certificates as described in this prospectus supplement, (2) to apply amounts on deposit in the Class ESK Distribution

Account (which will include all funds that were remitted by the master servicer from the Certificate Account with respect to the ESK Companion Loan, less amounts, if any, distributable to the Class R certificates as set forth in the Pooling and Servicing Agreement) to make distributions of interest and principal from the available distribution amounts for the Class ESK certificates to the holders of the Class ESK certificates. Each of the Certificate Account and the Distribution Accounts will conform to certain eligibility requirements set forth in the Pooling and Servicing Agreement.

The certificate administrator is required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders (other than the holders of the Class ESK certificates). On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related mortgage loans into the Interest Reserve Account during the related interest period, in respect of the mortgage loans that accrue interest on an Actual/360 Basis (collectively, the “Withheld Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Withheld Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the mortgage loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is required to establish and maintain an account (the “Class EC Distribution Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Class EC certificates.

The certificate administrator is required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class NR certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that gains (or, with respect to any Whole Loan or the ESK Whole Loan, the portion of such amounts that are payable to the holder of the related mortgage loan included in the trust pursuant to the related intercreditor agreement) realized on sales of Mortgaged Properties, if any, are not used to offset Collateral Support Deficits previously allocated to the certificates, such gains will be held and applied to offset future Collateral Support Deficits, if any.

The master servicer is authorized but not required to direct the investment of funds held in the Certificate Account in U.S. government securities and other obligations that are acceptable to each of the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the ESK Distribution Account, the Interest Reserve Account, the related companion distribution account, the Class EC Distribution Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

The Available Distribution Amount. The aggregate amount available for distribution to holders of the certificates (other than the ESK Certificates) on each Distribution Date (the “Available Distribution Amount”) will, in general, equal the sum of the following amounts (without duplication):

(a)      the aggregate amount of all cash received on the mortgage loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the trust pursuant to the Non-Serviced PSA governing the servicing of the related Non-Serviced Pari Passu Companion Loan and/or the related intercreditor agreement for the related Non-Serviced Whole Loan) and any REO Property that is on deposit in the Certificate Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Certificate Account that is held for the benefit of the holder of any related Companion Loan or the ESK Companion Loan), the Distribution Account (other than the Class ESK Distribution Account) and, without duplication, the REO Account (in each case, exclusive of any amount on deposit in or credited to any portion of the REO Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

(1)           all scheduled payments of principal and/or interest, including any balloon payments (the “Periodic Payments”), collected but due on a Due Date subsequent to the related Due Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

(2)           all unscheduled payments of principal (including prepayments), unscheduled interest, Liquidation Proceeds, Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each mortgage loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the mortgage loans;

(3)           all amounts in the Certificate Account that are due or reimbursable to any person other than the Certificateholders;

(4)           with respect to each Withheld Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Certificate Account;

(5)           Excess Interest allocable to the mortgage loans (which is separately distributed to the Class NR certificates);

(6)           all Yield Maintenance Charges and prepayment premiums;

(7)           all amounts deposited in the Certificate Account, the Lower-Tier REMIC Distribution Account, the Class ESK Distribution Account and, without duplication, the REO Account in error; and

(8)           any late payment charges or accrued interest on a mortgage loan allocable to the default interest rate for such mortgage loan, to the extent permitted by law, as more particularly defined in the related mortgage loan documents, excluding any interest calculated at the Mortgage Rate for the related mortgage loan;

(b)      all P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders) (See “—Distributions” in this prospectus supplement);

(c)      with respect to the Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the Pooling and Servicing Agreement.

The “Due Period” for each Distribution Date and any mortgage loan (and the related Companion Loan) or the ESK Companion Loan will be the period commencing on the day immediately following the Due Date for such mortgage loan (and the related Companion Loan) or the ESK Companion Loan in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such mortgage loan (and any Companion Loan) or ESK Companion Loan had a Due Date in such preceding month and ending on and including the Due Date for such mortgage loan (and any related Companion Loan) or ESK Companion Loan occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Due Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to the mortgage loans (and any related Companion Loan) or ESK Companion Loan relating to such Due Period on the business day immediately following such day will be deemed to have been received during such Due Period and not during any other Due Period.

“Due Date” means, with respect to each mortgage loan (including any Companion Loan) or ESK Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority. On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account (excluding amounts relating to the ESK Companion Loan), to the extent of the Available Distribution Amount, in the following order of priority:

First, to pay interest on the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB, Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D and Class X-E certificates, pro rata, up to an amount equal to the aggregate Interest Distribution Amount for such class, in each case based upon their respective entitlements to interest for that Distribution Date;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates, in reduction of the Certificate Balances of those classes: (I) prior to the Cross-Over Date (a) first, to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date, (b) then, to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero, (c) then, to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero, (d) then, to the Class A-3 certificates in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero, (e) then, to the Class A-4A1 and Class A-4A2 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4A1 and Class A-4A2 certificates is reduced to zero, (f) then, to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero, and (g) then, to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero and (II) on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Collateral Support Deficit allocated to each class), until all amounts of Collateral Support Deficit previously allocated to those classes, but not previously reimbursed, have been reimbursed in full;

Fourth, to the Class A-S certificates (and, with respect to exchanged portions of the Class A-S certificates, passed through to the Class EC certificates), in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Fifth, following reduction of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates to zero, to the Class A-S certificates (and, with respect to exchanged portions of the Class A-S certificates, passed through to the Class EC certificates), in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates on that Distribution Date), until the Certificate Balance of the Class A-S certificates is reduced to zero (and, with respect to exchanged portions of the Class A-S certificates, such passed through amounts shall reduce the outstanding Certificate Balance of the Class EC certificates until reduced to zero);

Sixth, to the Class A-S certificates (and, with respect to exchanged portions of the Class A-S certificates, passed through to the Class EC certificates), until all amounts of Collateral Support Deficit previously allocated to the Class A-S certificates (and, with respect to exchanged portions of the Class A-S certificates, passed through to the Class EC certificates), but not previously reimbursed, have been reimbursed in full;

Seventh, to the Class B certificates (and, with respect to exchanged portions of the Class B certificates, passed through to the Class EC certificates), in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Eighth, following reduction of the Certificate Balances of the Class A Certificates (including any portion that has been exchanged and converted to Class EC certificates) to zero, to the Class B certificates (and, with respect to exchanged portions of the Class B certificates, passed through to the Class EC certificates), in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A Certificates (including any portion that has been exchanged and converted to Class EC certificates) on that Distribution Date), until the Certificate Balance of the Class B certificates is reduced to zero (and, with respect to exchanged portions of the Class B certificates, such passed through amounts shall reduce the outstanding Certificate Balance of the Class EC certificates until reduced to zero);

Ninth, to the Class B certificates (and, with respect to exchanged portions of the Class B certificates, passed through to the Class EC certificates), until all amounts of Collateral Support Deficit previously allocated to the Class B certificates (and, with respect to exchanged portions of the Class B certificates, passed through to the Class EC certificates), but not previously reimbursed, have been reimbursed in full;

Tenth, to the Class C certificates (and, with respect to exchanged portions of the Class C certificates, passed through to the Class EC certificates), in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Eleventh, following reduction of the Certificate Balances of the Class A Certificates and Class B certificates (including any portion that has been exchanged and converted to Class EC certificates) to zero, to the Class C certificates (and, with respect to exchanged portions of the Class C certificates, passed through to the Class EC certificates), in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A Certificates and Class B certificates (including any portion that has been exchanged and converted to Class EC certificates) on that Distribution Date), until the Certificate Balance of the Class C certificates is reduced to zero (and, with respect to exchanged portions of the Class C certificates, such passed through amounts shall reduce the outstanding Certificate Balance of the Class EC certificates until reduced to zero);

Twelfth, to the Class C certificates (and, with respect to exchanged portions of the Class C certificates, passed through to the Class EC certificates), until all amounts of Collateral Support Deficit previously allocated to the Class C certificates (and, with respect to exchanged portions of the Class C certificates, passed through to the Class EC certificates), but not previously reimbursed, have been reimbursed in full;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Fourteenth, following reduction of the Certificate Balances of the Class A Certificates, Class B certificates and Class C certificates (and, if any exchange for the Class EC certificates has occurred, the Class EC certificates) to zero, to the Class D certificates, in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A Certificates, Class B certificates and Class C certificates (and, if any exchange for the Class EC certificates has occurred, the Class EC certificates) on that Distribution Date), until the Certificate Balance of the Class D certificates is reduced to zero;

Fifteenth, to the Class D certificates, until all amounts of Collateral Support Deficit previously allocated to the Class D certificates, but not previously reimbursed, have been reimbursed in full;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Seventeenth, following reduction of the Certificate Balances of the Class A Certificates, Class B certificates, Class C certificates (and, if any exchange for the Class EC certificates has occurred, the Class EC certificates) and Class D certificates to zero, to the Class E certificates, in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A Certificates, Class B certificates, Class C certificates (and, if any exchange for the Class EC certificates has occurred, the Class EC certificates) and Class D certificates on that Distribution Date), until the Certificate Balance of the Class E certificates is reduced to zero;

Eighteenth, to the Class E certificates, until all amounts of Collateral Support Deficit previously allocated to the Class E certificates, but not previously reimbursed, have been reimbursed in full;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Twentieth, following reduction of the Certificate Balances of the Class A Certificates, Class B certificates, Class C certificates (and, if any exchange for the Class EC certificates has occurred, the Class EC certificates), Class D certificates and Class E certificates to zero, to the Class F certificates, in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A Certificates, Class B certificates, Class C certificates (and, if any exchange for the Class EC certificates has occurred, the Class EC certificates), Class D certificates and Class E certificates on that Distribution Date), until the Certificate Balance of the Class F certificates is reduced to zero;

Twenty-first, to the Class F certificates, until all amounts of Collateral Support Deficit previously allocated to the Class F certificates, but not previously reimbursed, have been reimbursed in full;

Twenty-second, to the Class NR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Twenty-third, following reduction of the Certificate Balances of the Class A Certificates, Class B certificates, Class C certificates (and, if any exchange for the Class EC certificates has occurred, the

Class EC certificates), Class D certificates, Class E certificates and Class F certificates to zero, to the Class NR certificates, in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A Certificates, Class B certificates, Class C certificates (and, if any exchange for the Class EC certificates has occurred, the Class EC certificates), Class D certificates, Class E certificates and Class F certificates on that Distribution Date), until the Certificate Balance of the Class NR certificates is reduced to zero;

Twenty-fourth, to the Class NR certificates, until all amounts of Collateral Support Deficit previously allocated to the Class NR certificates, but not previously reimbursed, have been reimbursed in full; and

Twenty-fifth, to the Class R certificates, the amount, if any, of the Available Distribution Amount remaining in the Lower-Tier REMIC Distribution Account and Upper-Tier REMIC Distribution Account with respect to that Distribution Date.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates (calculated without giving effect to any exchange of the Exchangeable Certificates for Class EC certificates) have all been reduced to zero as a result of the allocation of mortgage loan losses to those certificates.

Reimbursement of previously allocated Collateral Support Deficit will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Distributions on the Class EC Certificates. If Class A-S, Class B and Class C certificates are exchanged and converted for Class EC certificates, the Class EC certificates received in such exchange and conversion will be entitled to receive on each Distribution Date distributions equal to the aggregate amount of Interest Distribution Amounts, Accrued Interest From Recoveries, Principal Distribution Amounts, Yield Maintenance Charges and reimbursements of Collateral Support Deficits and other amounts that would otherwise be distributable to the Exchangeable Certificates that were exchanged and converted for such Class EC certificates. Similarly, any such converted Class EC certificates will be allocated the aggregate amount of Collateral Support Deficits, Prepayment Interest Shortfalls and other interest shortfalls (including those resulting from Appraisal Reduction Events) that would otherwise be allocated to the Exchangeable Certificates that were exchanged and converted for such Class EC certificates.

Pass-Through Rates. The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R and Class ESK certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 1.5386%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 2.9403%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 3.0983%.

The Pass-Through Rate on the Class A-4A1 certificates will be a per annum rate equal to 3.3726%.

The Pass-Through Rate on the Class A-4A2 certificates will be a per annum rate equal to 3.3726%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to 3.6385%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 3.3675%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 3.9142% subject to a maximum rate equal to the WAC Rate.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to 4.1157% subject to a maximum rate equal to the WAC Rate.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the WAC Rate.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to the WAC Rate less 0.5000%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to 4.0000% subject to a maximum rate equal to the WAC Rate.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to 4.0000% subject to a maximum rate equal to the WAC Rate.

The Pass-Through Rate on the Class NR certificates will be a per annum rate equal to 4.0000% subject to a maximum rate equal to the WAC Rate.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately 1.2406% per annum. The Pass-Through Rate for the Class X-A certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A Certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances (calculated without giving effect to any exchange and conversion of any Class A-S certificates for Class EC certificates) immediately prior to that Distribution Date.

The Pass-Through Rate applicable to the Class X-B-1 certificates for the initial Distribution Date will equal approximately 0.4597% per annum. The Pass-Through Rate for the Class X-B-1 certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class B certificates for such Distribution Date.

The Pass-Through Rate applicable to the Class X-B-2 certificates for the initial Distribution Date will equal approximately 0.5000% per annum. The Pass-Through Rate for the Class X-B-2 certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for such Distribution Date.

The Pass-Through Rate applicable to the Class X-C certificates for the initial Distribution Date will equal approximately 0.5754% per annum. The Pass-Through Rate for the Class X-C certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class E certificates for such Distribution Date.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately 0.5754% per annum. The Pass-Through Rate for the Class X-D certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for such Distribution Date.

The Pass-Through Rate applicable to the Class X-E certificates for the initial Distribution Date will equal approximately 0.5754% per annum. The Pass-Through Rate for the Class X-E certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class NR certificates for such Distribution Date.

The Class EC certificates will not have a Pass-Through Rate, but will receive the sum of the interest that would otherwise be distributable on the Class A-S, Class B and Class C certificates that have been converted in an exchange for such Class EC certificates. The effective pass-through rate applicable to the Class EC certificates for the initial Distribution Date is approximately 4.1484% per annum.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the mortgage loans as of the first day of the related Due Period,

weighted on the basis of their respective Stated Principal Balances as of the first day of such Due Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each mortgage loan or any REO Loan (other than the portion of an REO Loan related to any related Companion Loan) or the ESK Companion Loan is equal to the related Mortgage Rate in effect from time to time (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any mortgage loan will be determined without regard to any modification, waiver or amendment of the terms of the related mortgage loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for mortgage loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any mortgage loan for any one-month period preceding a related due date will be the annualized rate at which interest would have to accrue in respect of the mortgage loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the mortgage loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Withheld Loan, the Net Mortgage Rate for the one-month period (1) prior to the due dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the due date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable.

“Administrative Cost Rate” as of any date of determination and with respect to any mortgage loan or the ESK Companion Loan will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate (which such fee accounts for the Trustee Fee), the Senior Trust Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“CREFC® Intellectual Property Royalty License Fee” with respect to each mortgage loan, REO Loan (other than the portion of an REO loan related to any Companion Loan) and ESK Companion Loan and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such mortgage loan, REO Loan or the ESK Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related mortgage loan, REO Loan or the ESK Companion Loan is computed and will be prorated for partial periods. For the avoidance of doubt, the CREFC® Intellectual Property Royalty License Fee will be deemed payable by the master servicer from the Lower-Tier REMIC or Grantor Trust, as applicable. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the trust pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each mortgage loan and the ESK Companion Loan is a rate equal to 0.0005% per annum.

“Mortgage Rate” with respect to any mortgage loan, any related Serviced Pari Passu Companion Loan or the ESK Companion Loan is the per annum rate at which interest accrues on the mortgage loan, the related Serviced Pari Passu Companion Loan or the ESK Companion Loan as stated in the related Mortgage Note without giving effect to any default rate or an increased interest rate.

“Excess Interest” with respect to the ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest, to the extent permitted by applicable law and the related mortgage loan documents.

Interest Distribution Amount. Interest will accrue for each class of certificates (other than the Class EC, Class ESK and Class R certificates) during the related Interest Accrual Period. The “Interest Distribution Amount” of any class of Regular Certificates for any Distribution Date is an amount equal to the sum of (a) all Distributable Certificate Interest in respect of that class of certificates for that Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, and (b) any Accrued Interest From Recoveries for such class of certificates to the extent not previously paid, for all prior Distribution Dates. If Exchangeable Certificates are converted in an exchange for Class EC certificates, all Interest Distribution Amounts that would otherwise be distributable to such converted Exchangeable Certificates will be distributed to such Class EC certificates, without duplication.

“Accrued Interest From Recoveries” in respect of each Distribution Date and any class of Principal Balance Certificates that had an increase to its Certificate Balance as a result of the trust fund’s recovery of Nonrecoverable Advances that were previously reimbursed to the master servicer or the trustee, as applicable, from general principal collections, is an amount equal to interest at the Pass-Through Rate applicable to that class for the applicable Interest Accrual Periods on the amount of such increase to its Certificate Balance accrued from the Distribution Date on which the related Collateral Support Deficit was allocated to such class as a result of the reimbursement of Nonrecoverable Advances from the trust (whether such Collateral Support Deficit was allocated as a result of the initial allocation of such Collateral Support Deficit or as a result of further allocations of Collateral Support Deficits unrelated to such initial allocations) to, but not including, the Distribution Date on which the Certificate Balance was so increased. If Exchangeable Certificates are converted in an exchange for Class EC certificates, all amounts of Accrued Interest From Recoveries that would otherwise be allocable to such converted Exchangeable Certificates will be deemed allocable to such Class EC certificates, without duplication.

The “Interest Accrual Period” in respect of each class of Regular Certificates and the ESK Certificates for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs and will (other than with respect to the ESK Certificates) be calculated on a 30/360 Basis.  Interest on the ESK Certificates will be calculated on an Actual/360 Basis.

The “Distributable Certificate Interest” in respect of each class of Regular Certificates for each Distribution Date is equal to one month’s interest at the Pass-Through Rate applicable to that class of certificates on that Distribution Date accrued for the related Interest Accrual Period on the related Certificate Balance or Notional Amount, as the case may be, outstanding immediately prior to that Distribution Date, other than in the case of the Class X Certificates, reduced, to not less than zero, by (a) such class of certificates’ allocable share of the aggregate of any Prepayment Interest Shortfalls (calculated as described below) resulting from any principal prepayments made on the mortgage loans during the related Due Period that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Net Aggregate Prepayment Interest Shortfall”) and (b) any Certificate Deferred Interest allocated to such class of certificates with respect to such Distribution Date. If Exchangeable Certificates are converted in an exchange for Class EC certificates, all amounts of Distributable Certificate Interest that would otherwise by allocable to such converted Exchangeable Certificates will be deemed allocable to such Class EC certificates.

The portion of the Net Aggregate Prepayment Interest Shortfall for any Distribution Date that is allocable to each class of Principal Balance Certificates will equal the product of (a) the Net Aggregate Prepayment Interest Shortfall, multiplied by (b) a fraction, the numerator of which is equal to the Interest Distribution Amount (without regard to the allocation of such Prepayment Interest Shortfalls for such Distribution Date) in respect of that class of certificates for the related Distribution Date, and the denominator of which is equal to the aggregate Interest Distribution Amount (without regard to the allocation of such Prepayment Interest Shortfalls for such Distribution Date) in respect of all classes of Principal Balance Certificates for the related Distribution Date. If any Exchangeable Certificates are converted in an exchange for Class EC certificates, the aggregate amount of Net Aggregate Prepayment Interest Shortfalls in respect of such converted Exchangeable Certificates with respect to any Distribution Date will be deemed Net Aggregate Prepayment Interest Shortfalls of the Class EC certificates, without duplication. Shortfalls allocable to the ESK Companion Loan as a result of Prepayment Interest Shortfalls not covered by Compensating Interest Payments will be allocated to the Class ESK certificates.

The “Certificate Deferred Interest” for each Distribution Date with respect to any class of Principal Balance Certificates or the Class ESK certificates is equal to the amount of Mortgage Deferred Interest allocated to such class of certificates (in the case of the Principal Balance Certificates, in reverse sequential order). If any Exchangeable Certificates are converted in an exchange for Class EC certificates, the aggregate amount of Certificate Deferred Interest in respect of such converted Exchangeable Certificates with respect to any Distribution Date will be deemed Certificate Deferred Interest of the Class EC certificates, without duplication. Any amounts of Mortgage Deferred Interest accrued in respect of the ESK Companion Loan will be allocated to the Class ESK certificates.

As of any Due Date and for any mortgage loan or the ESK Companion Loan that has been modified (or with respect to the ESK Companion Loan that has been effectively modified through the application of the provisions of the related intercreditor agreement (including, without limitation, provisions requiring the ESK Companion Loan to bear the economic effects of any modification of the related Mortgage Note)) to (i) reduce the rate at which interest is paid currently below the Mortgage Rate and (ii) capitalize the amount of such interest reduction (such capitalized interest, “Mortgage Deferred Interest”) the excess, if any, of (a) interest accrued on the Stated Principal Balance of the related mortgage loan or the ESK Companion Loan during the one-month interest accrual period set forth in the related Mortgage Note at the related Mortgage Rate over (b) the interest portion of the related monthly payment, as so modified or reduced, or, if applicable, the interest portion of the Assumed Scheduled Payment due on such Due Date. Only Mortgage Deferred Interest from the ESK Whole Loan that relates to the Class ESK certificates and is allocable to the ESK Companion Loan pursuant to the Pooling and Servicing Agreement will be allocated to the Class ESK certificates.

Principal Distribution Amount. The “Principal Distribution Amount” for any Distribution Date with respect to the Principal Balance Certificates is an amount equal to the sum of the following amounts: (a) the Principal Shortfall for that Distribution Date, (b) the Scheduled Principal Distribution Amount for that Distribution Date and (c) the Unscheduled Principal Distribution Amount for that Distribution Date; provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of (A) Nonrecoverable Advances, with interest on such Nonrecoverable Advances at the Reimbursement Rate that are paid or reimbursed from principal collections on the mortgage loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the mortgage loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided that, in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the mortgage loans are subsequently recovered on the related mortgage loan, such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs). If Exchangeable Certificates are converted in an exchange for Class EC certificates, all amounts of principal that would otherwise be distributable to such converted Exchangeable Certificates will be deemed allocable to and will be distributable to such Class EC certificates, without duplication.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the mortgage loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Due Period and all Assumed Scheduled Payments with respect to the mortgage loans for the related Due Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each mortgage loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the mortgage loans to the extent received on or prior to the related Determination Date (or, with respect to each mortgage loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the mortgage loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the mortgage loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the mortgage loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related mortgage loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related mortgage loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Due Period and with respect to any mortgage loan that is delinquent in respect of its balloon payment, any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan or ESK Companion Loan, if applicable), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such mortgage loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the mortgage loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that mortgage loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan or the ESK Companion Loan, if applicable) at its Mortgage Rate (net of the applicable rate at which the Servicing Fee is calculated).

For purposes of the foregoing definition of Principal Distribution Amount, the term “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount distributed in respect of principal on the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB, Class A-S certificates (and, with respect to exchanged portions of the Class A-S certificates, passed through to the Class EC certificates), Class B (and, with respect to exchanged portions of the Class B certificates, passed through to the Class EC certificates), Class C (and, with respect to exchanged portions of the Class C certificates, passed through to the Class EC certificates), Class D, Class E, Class F and Class NR certificates on the preceding Distribution Date. There will be no Principal Shortfall on the first Distribution Date. If Exchangeable Certificates are converted in an exchange for Class EC certificates, all Principal Shortfalls that would otherwise be distributable to such converted Exchangeable Certificates will be deemed allocable to such Class EC certificates, without duplication.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E to this prospectus supplement. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life” in this prospectus supplement. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E to this prospectus supplement. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans. The Stated Principal Balance of each mortgage loan and ESK Companion Loan outstanding at any time represents the principal balance of the mortgage loan or ESK Companion Loan ultimately due and payable to the Certificateholders. The “Stated Principal Balance” of each mortgage loan and ESK Companion Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received from the related borrower or advanced for such Distribution Date, but increased by any Mortgage Deferred Interest added to the principal balance of any such mortgage loan or ESK Companion Loan. The Stated Principal Balance of a mortgage loan or ESK Companion Loan may also be reduced in connection with any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans” in this prospectus supplement. If any mortgage loan or ESK Companion Loan is paid in full or the mortgage loan or ESK Companion Loan (or any Mortgaged Property acquired in respect of the mortgage loan or ESK Companion Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Due Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the mortgage loan or ESK Companion Loan will be zero. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related mortgage loan and each related Companion Loan on such date.

For purposes of calculating distributions on, and allocations of, Collateral Support Deficit to the certificates, as well as for purposes of calculating the Servicing Fee and Certificate Administrator Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding mortgage loan and, if applicable, each related Companion Loan or ESK Companion Loan (an “REO Loan”), and all references to mortgage loan, Companion Loan or ESK Companion Loan and pool of mortgage loans in this prospectus supplement, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor mortgage loan (including related Companion Loan or ESK Companion Loan, if applicable), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor mortgage loan (including related Companion Loan or ESK Companion Loan, if applicable) including any portion of it payable or reimbursable to the master servicer, the special servicer, the senior trust advisor, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor mortgage loan, ESK Companion Loan or related Companion Loan.

Notwithstanding anything to the contrary, with respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the trust, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the Pooling and Servicing Agreement.

Notwithstanding anything to the contrary, with respect to the ESK Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to the ESK Companion Loan will be available for amounts due to the holders of the Pooled Certificates, other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to the ESK Whole Loan incurred with respect to the ESK Whole Loan in accordance with the Pooling and Servicing Agreement.

Excess Interest. On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to the ARD Loan on or prior to the related Determination Date to the holders of the Class NR certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement. The Class NR certificates will be entitled to such distributions of Excess Interest notwithstanding any reduction of their Certificate Balance to zero.

Application Priority of Mortgage Loan Collections. Absent express provisions in the related loan documents (including any related intercreditor agreement), other than with respect to the application of Liquidation Proceeds, all amounts collected by or on behalf of the trust in respect of a mortgage loan in the form of payments from the related borrower or Insurance and Condemnation Proceeds under the mortgage loan or proceeds (other than Liquidation Proceeds) with respect to any REO Loan (exclusive of amounts payable to any related Companion Loan or ESK Companion Loan pursuant to the terms of the related intercreditor agreement) will be applied in the following order of priority:

first, as a reimbursement first, to the trustee and second to the master servicer or the special servicer, as applicable, for any outstanding Advances related to such mortgage loan or REO Loan (including Workout-Delayed Reimbursement Amounts that have not been reimbursed to the master servicer or the special servicer, as applicable) and interest thereon as provided in the Pooling and Servicing Agreement and unpaid servicing compensation and related additional trust fund expenses;

second, as a recovery of the accrued and unpaid interest on such mortgage loan or REO Loan, that has not been the subject of a P&I Advance, at the related Mortgage Rate in effect from time to time to but not including the Due Date in the Due Period of receipt;

third, as a recovery of Unliquidated Advances, and, without duplication, principal of such mortgage loan or REO Loan then due and owing, in each case, that were paid from collections on the mortgage loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of “Principal Distribution Amount”;

fourth, as a recovery of Nonrecoverable Advances;

fifth, as a recovery of principal of such mortgage loan to the extent of its entire unpaid principal balance; and

sixth, in accordance with the Servicing Standard, as a recovery of any other amounts due and owing on such mortgage loan, including, without limitation, late payment charges and default interest and Yield Maintenance Charges;

provided that payments or proceeds received with respect to any partial release of a Mortgaged Property or any portion of a Mortgaged Property (including pursuant to a condemnation) at a time when the loan-to-value ratio of the related mortgage loan, Serviced Whole Loan or the ESK Whole Loan, as applicable exceeds 125% (based solely on the value of the real property, and excluding the value of personal property and going concern value, if any) must be applied to reduce the principal balance of the mortgage loan, Serviced Whole Loan or the ESK Whole Loan, as applicable, in the manner permitted by the REMIC Provisions; provided, further, that if a Non-Serviced Mortgage Loan and any related Companion Loan comprising a Whole Loan becomes an REO Loan, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan will be subject to the terms of the related intercreditor agreement and the related Non-Serviced PSA, in that order; provided, further, that with respect to each mortgage loan related to any Serviced Whole Loan or the ESK Whole Loan, amounts collected with respect to any Serviced Whole Loan or the ESK Whole Loan will be allocated first, pursuant to the terms of the related intercreditor agreement and then, any amounts allocated to the related Serviced Mortgage Loan or the ESK Mortgage Loan, as applicable, will be subject to application as described above.

Liquidation Proceeds in respect of each mortgage loan or REO Loan (exclusive of amounts payable to a Companion Loan or the ESK Companion Loan pursuant to the terms of the related intercreditor agreement) will be applied in the following order of priority:

first, as a reimbursement first, to the trustee and second, to the master servicer or the special servicer, as applicable, for any outstanding Advances related to such mortgage loan or REO Loan (including Workout-Delayed Reimbursement Amounts that have not been reimbursed to the master servicer or the special servicer, as applicable) and interest thereon as provided in the Pooling and Servicing Agreement and unpaid servicing compensation, liquidation expenses and related additional trust fund expenses;

second, as a recovery of accrued and unpaid interest on such mortgage loan or REO Loan that has not been the subject of a P&I Advance, at the related Mortgage Rate in effect from time to time to but not including the Due Date in the Due Period of receipt less any Appraisal Reduced Interest;

third, as a recovery of Unliquidated Advances, and, without duplication, principal of such mortgage loan or REO Loan then due and owing, in each case, that were paid from collections on the mortgage loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of “Principal Distribution Amount”;

fourth, as a recovery of Nonrecoverable Advances;

fifth, as a recovery of principal of such mortgage loan to the extent of its entire unpaid principal balance;

sixth, as a recovery of Appraisal Reduced Interest; and

seventh, in accordance with the Servicing Standard, as a recovery of any other amounts due and owing on such mortgage loan including, without limitation, late payment charges and default interest and Yield Maintenance Charges.

Any Liquidation Proceeds in respect of each such mortgage loan or REO Loan in excess of the related outstanding balance will first be applied to offset any Prepayment Interest Shortfalls allocated to the Principal Balance Certificates, in sequential order and then to offset any realized losses allocated to the Principal Balance Certificates, in sequential order. Any Liquidation Proceeds remaining after such applications will be distributed to the Class R certificates.

With respect to any Non-Serviced Whole Loan, amounts collected with respect to such Non-Serviced Whole Loan will be subject to the terms of the related intercreditor agreement and the related Non-Serviced PSA, in that order. With respect to each mortgage loan related to a Serviced Whole Loan or the ESK Whole Loan, amounts collected with respect to the related Serviced Whole Loan or the ESK Whole Loan will be allocated first, pursuant to the terms of the related intercreditor agreement and then, any amounts allocated to the related Serviced Mortgage Loan or the ESK Mortgage Loan will be subject to application as described above.

“Unliquidated Advances” are any Advances that have been previously reimbursed, as between the party that made the Advance(s) under the Pooling and Servicing Agreement, on the one hand, and the trust fund, on the other, as part of a Workout-Delayed Reimbursement Amount but that have not been recovered from the related borrower or otherwise from collections on or the proceeds of the mortgage loan or REO Property in respect of which the Advance(s) were made.

“Appraisal Reduced Interest” is accrued and unpaid interest at the related Mortgage Rate that is not advanced by the master servicer or the trustee solely due to the application of Appraisal Reductions as described under “—Advances” in this prospectus supplement.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date (other than as set forth below with respect to the mortgage loan identified as “Westin Columbus” on Annex A-1 to this prospectus supplement), Yield Maintenance Charges, if any, collected in respect of the mortgage loans during the related Due Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates (excluding the Class X-C, Class X-D, Class X-E, Class E, Class F and Class NR certificates) in the following manner: (1) pro rata, between (x) the group (the “YM Group A”) of Class A Certificates and the Class X-A certificates, and (y) the group (the “YM Group B” and, collectively with the YM Group A, the “YM Groups”) of Class X-B-1, Class X-B-2, Class B, Class C and Class D certificates, based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date (calculated without giving effect to any exchange and conversion of Class A-S, Class B and Class C certificates for Class EC certificates), and (2) among the classes of certificates in each YM Group, in the following manner: (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date (in each case, calculated without giving effect to any exchange and conversion of Exchangeable Certificates for Class EC certificates), (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the Yield Maintenance Charges collected during the related Due Period and allocated to such YM Group (in each case, without giving effect to any exchange and conversion of the Exchangeable Certificates for Class EC certificates); provided, however, that in the case of any exchange and conversion of portions of Exchangeable Certificates, amounts that would otherwise have been distributable to such exchanged Exchangeable Certificate had they not been exchanged will be distributed to the Class EC certificates and (B) any Yield Maintenance Charges allocated to such YM Group collected during the related Due Period remaining after such distributions will be distributed to the Class X Certificates in such YM Group. With respect to YM Group B, amounts allocated to the related Class X Certificates will be allocated 50% to each of Class X-B-1 and Class X-B-2 certificates. If there is more than one such class of Principal Balance Certificates entitled to distributions of principal on any particular Distribution Date on which Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

With respect to the mortgage loan identified as “Westin Columbus” on Annex A-1 to this prospectus supplement, representing approximately 1.0% of the Initial Pool Balance, which has a 1.0% fixed penalty fee related to any prepayment of the loan from and including the payment date in November 2017 to and including the payment date in July 2019, any such fee will be paid to Class X-A certificates or, if the notional amount of the X-A certificates has previously been reduced to zero, 50% to the Class X-B-1 certificates and 50% to the Class X-B-2 certificates, in each case regardless of whether the notional amount of such class of certificates has been reduced to zero.

The “Base Interest Fraction” with respect to any principal prepayment on any mortgage loan and with respect to any class of the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related mortgage loan (or with respect to any mortgage loan that is part of a Serviced Whole Loan or the ESK Mortgage Loan, the Mortgage Rate of such Serviced Whole Loan or the ESK Mortgage Loan, as applicable) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related mortgage loan, Serviced Whole Loan or the ESK

Mortgage Loan, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such mortgage loan, Serviced Whole Loan or the ESK Mortgage Loan, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

No Yield Maintenance Charge will be distributed to the holders of the Class X-C, Class X-D, Class X-E, Class E, Class F, Class NR or Class R certificates. After the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero (without regard to any exchange and conversion of Exchangeable Certificates for Class EC certificates), all Yield Maintenance Charges with respect to the mortgage loans will be distributed 50% to the holders of the Class X-B-1 certificates and 50% to the holders of the Class X-B-2 certificates, in each case regardless of whether the Notional Amount of such class of certificates has been reduced to zero.

As described above, if Exchangeable Certificates are converted in exchange for Class EC certificates, any Yield Maintenance Charges that otherwise would have been distributable to such converted Exchangeable Certificates had they not been converted will be distributed to such Class EC certificates.

Any Yield Maintenance Charges payable in respect of the ESK Companion Loan will be distributed to the Class ESK certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans” in this prospectus supplement and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments” in the prospectus.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:
Class Designation	Assumed Final Distribution Date
Class A-1	September 2019
Class A-2	November 2019
Class A-3	October 2021
Class A-4A1	September 2024
Class A-5	October 2024
Class A-SB	July 2024
Class X-A	October 2024
Class X-B-1	October 2024
Class X-B-2	October 2024
Class A-S	October 2024
Class B	October 2024
Class C	October 2024
Class EC	October 2024

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the mortgage loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the mortgage loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the mortgage loans will depend on the characteristics of the mortgage loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in November 2047. See “Ratings” in this prospectus supplement.

Subordination; Allocation of Collateral Support Deficit

The rights of holders of the Subordinate Certificates and Class EC certificates to receive distributions of amounts collected or advanced on the mortgage loans will be subordinated, to the extent described in this prospectus supplement, to the rights of holders of the Senior Certificates. Moreover, to the extent described in this prospectus supplement:

●	the rights of the holders of the Class NR certificates will be subordinated to the rights of the holders of the Class F certificates,

●	the rights of the holders of the Class F and Class NR certificates will be subordinated to the rights of the holders of the Class E certificates,

●	the rights of the holders of the Class E, Class F and Class NR certificates will be subordinated to the rights of the holders of the Class D certificates,

●
the rights of the holders of the Class D, Class E, Class F and Class NR certificates will be subordinated to the rights of the holders of the Class C certificates (and, to the extent any Exchangeable Certificates have been converted in an exchange for Class EC certificates, to any related portion of the Class EC certificates),

●
the rights of the holders of the Class C (and, to the extent any Exchangeable Certificates have been converted in an exchange for Class EC certificates, any related portion of the Class EC certificates), Class D, Class E, Class F and Class NR certificates will be subordinated to the rights of the holders of the Class B certificates (and, to the extent any Exchangeable Certificates have been converted in an exchange for Class EC certificates, to any related portion of the Class EC certificates),

●
the rights of the holders of the Class B (and, to the extent any Exchangeable Certificates have been converted in an exchange for Class EC certificates, any related portion of the Class EC certificates), Class C (and, to the extent any Exchangeable Certificates have been converted in an exchange for Class EC certificates, any related portion of the Class EC certificates), Class D, Class E, Class F and Class NR certificates will be subordinated to the rights of the holders of the Class A-S certificates (and, to the extent any Exchangeable Certificates have been converted in an exchange for Class EC certificates, to any related portion of the Class EC certificates), and

●
the rights of the holders of the Class A-S (and, to the extent any Exchangeable Certificates have been converted in an exchange for Class EC certificates, any related portion of the Class EC certificates), Class B (and, to the extent any Exchangeable Certificates have been converted in an exchange for Class EC certificates, any related portion of the Class EC certificates), Class C (and, to the extent any Exchangeable Certificates have been converted in an exchange for Class EC certificates, any related portion of the Class EC certificates), Class D, Class E, Class F and Class NR certificates will be subordinated to the rights of the holders of the Senior Certificates.

This subordination is intended to enhance the likelihood of timely receipt by the holders of the Senior Certificates of the full amount of all interest payable in respect of the Senior Certificates on each Distribution Date, and the ultimate receipt by the holders of the Class A Certificates (other than the

Class A-S certificates) of principal in an amount equal to, in each case, the entire Certificate Balance of the Class A Certificates (other than the Class A-S certificates). Similarly, but to decreasing degrees, this subordination is also intended to enhance the likelihood of timely receipt by the holders of more senior classes of Subordinate Certificates (including the Class EC certificates with respect to the components representing more senior Exchangeable Certificates) of the full amount of interest payable in respect of those classes of certificates on each Distribution Date, and the ultimate receipt by the holders of more senior classes of Subordinate Certificates (including the Class EC certificates with respect to the components representing more senior Exchangeable Certificates) of principal equal to the entire Certificate Balance of each of those classes as compared with more junior classes of Subordinate Certificates (including the Class EC certificates with respect to the components representing more junior Exchangeable Certificates).

The protection afforded to the holders of more senior classes of Subordinate Certificates (including the Class EC certificates with respect to the components representing more senior Exchangeable Certificates) by means of the subordination of more junior classes of Subordinate Certificates (including the Class EC certificates with respect to the components representing more junior Exchangeable Certificates) will be accomplished by the application of the Available Distribution Amount on each Distribution Date in accordance with the order of priority described under “—Distributions” above and by the allocation of Collateral Support Deficits in the manner described below. No other form of credit support will be available for the benefit of the holders of the Offered Certificates.

On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates until their Certificate Balance has been reduced to zero, fifth, to the Class A-4A1 and Class A-42 certificates, pro rata, until each of their Certificate Balances has been reduced to zero, sixth, to the Class A-5 certificates until their Certificate Balance has been reduced to zero, and seventh, to the Class A-SB certificates until their Certificate Balance has been reduced to zero.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of mortgage loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates, the percentage interest in the trust evidenced by the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the trust evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates (and, with respect to converted portions of the Class A-S certificates, passed through to the Class EC certificates), the Class B certificates (and, with respect to converted portions of the Class B certificates, passed through to the Class EC certificates), the Class C certificates (and, with respect to converted portions of the Class C certificates, passed through to the Class EC certificates), the Class D certificates, the Class E certificates, the Class F certificates and the Class NR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date and the allocation of Certificate Deferred Interest for such date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the mortgage loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the mortgage loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the mortgage loans, including any REO Loans (excluding any portion allocable to any related Companion Loan or ESK Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates (calculated without regard to any exchange and conversion of the Exchangeable Certificates for Class EC certificates) after giving effect to distributions of principal on that Distribution Date and the allocation of Certificate Deferred Interest (any such deficit, a “Collateral Support Deficit”). The certificate administrator will be required to allocate any Collateral Support Deficit among the respective classes of Principal Balance Certificates in the following order:  to the Class NR certificates, Class F certificates, Class E certificates, Class D certificates, Class C certificates (without regard to the exchange and conversion of the Exchangeable Certificates for Class EC certificates), Class B certificates (without regard to the exchange and conversion of the Exchangeable Certificates for Class EC certificates) and Class A-S certificates (without regard to the exchange and conversion of the Exchangeable Certificates for Class EC certificates), and in each case in respect of and until the remaining Certificate Balance of that class of certificates has been reduced to zero. Following the reduction of the Certificate Balances of all classes of Subordinate Certificates and Class EC certificates to zero, the certificate administrator will be required to allocate the Collateral Support Deficit among the classes of Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates, pro rata without regard to the Class A-SB Planned Principal Balance (based upon their respective Certificate Balances), until the remaining Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates have been reduced to zero. Any Collateral Support Deficit allocated to a class of certificates will be allocated among the respective certificates of such class in proportion to the Percentage Interests evidenced by the respective certificates.

Mortgage loan losses and Collateral Support Deficits will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates may be reduced if the related classes of Principal Balance Certificates are reduced by such loan losses or such Collateral Support Deficits. Other than with respect to the ESK Whole Loan, mortgage loan losses and collateral support deficits will not be allocated to the Class ESK certificates.

In the event that all or a portion of the Exchangeable Certificates are converted in an exchange for the Class EC certificates, such Class EC certificates will be entitled to the sum of the principal and interest and other amounts otherwise distributable to the Class A-S, Class B and Class C certificates that are converted in an exchange for such Class EC certificates and will similarly be allocated the Collateral Support Deficit and other shortfalls otherwise allocable to the Class A-S, Class B and Class C certificates that are converted in an exchange for such Class EC certificates. As a result, the Class EC certificates will have the benefit of the subordination afforded the underlying Exchangeable Certificates and will be subject to the corresponding risks and limitations that subordination of a related component class of Exchangeable Certificates entails.

In general, Collateral Support Deficits with respect to the Offered Certificates could result from the occurrence of: (1) losses and other shortfalls on or in respect of the mortgage loans, including as a result of defaults and delinquencies on the related mortgage loans, Nonrecoverable Advances made in respect of the mortgage loans, the payment to the special servicer of any compensation as described in “Transaction Parties—Servicing and Other Compensation and Payment of Expenses” in this prospectus supplement, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-mortgage loan specific expenses of the trust fund, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, in this prospectus supplement, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the trust fund as described under “Material Federal Income Tax Consequences” in this prospectus supplement and “Material Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates” in the prospectus. Accordingly, the allocation of Collateral Support Deficit as described above will constitute an allocation of losses and other shortfalls experienced by the trust fund.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero (without regard to the exchange and conversion of the Exchangeable Certificates for Class EC certificates); provided that in any event the Class NR certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Collateral Support Deficits are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority” above.

Advances

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise. On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the Pooling and Servicing Agreement, certain funds held in the Certificate Account that are not required to be part of the Available Distribution Amount for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of: (1) all Periodic Payments (net of any applicable Servicing Fees), other than balloon payments, that were due on the mortgage loans (including the Non-Serviced Mortgage Loans) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Due Period and not received as of the business day preceding the Master Servicer Remittance Date; and (2) in the case of each mortgage loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due) and each REO Loan (other than any portion of an REO Loan related to a Companion Loan), an amount equal to its Assumed Scheduled Payment. The master servicer’s obligations to make P&I Advances in respect of any mortgage loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the mortgage loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a mortgage loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the Pooling and Servicing Agreement, the trustee will be required to make the required P&I Advance in accordance with the terms of the Pooling and Servicing Agreement.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or Excess Interest or with respect to any Companion Loan or ESK Companion Loan.

If an Appraisal Reduction has been made with respect to any mortgage loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction) and such mortgage loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that mortgage loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that mortgage loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that mortgage loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction (or, in the case of any Whole Loan, the portion of such Appraisal Reduction allocated to the related mortgage loan), if any, and the denominator of which is equal to the Stated Principal Balance of that mortgage loan immediately prior to the related Distribution Date. For purposes of the immediately preceding sentence, the Periodic Payment due on the maturity date for a balloon loan will be the Assumed Scheduled Payment for the related Distribution Date.

In no event will either the master servicer or the trustee be required to make a P&I Advance with respect to any Companion Loan or ESK Companion Loan.

In addition to P&I Advances, the master servicer will also be obligated (subject to the limitations described in this prospectus supplement), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any mortgage loan, the ESK Whole Loan or any Whole Loan (other than the Non-Serviced Whole Loans), as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related mortgage loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the Pooling and Servicing Agreement and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the Pooling and Servicing Agreement.

The special servicer will have no obligation to make any Servicing Advances; provided that in an urgent or emergency situation requiring the making of a Servicing Advances, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made such Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Companion Loan or ESK Companion Loan under the related intercreditor agreement.

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a mortgage loan (or, consistent with the related intercreditor agreement, a Serviced Whole Loan or the ESK Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a mortgage loan as to which such P&I Advance was made, whether in the form of late payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise from the related mortgage loan (“Related Proceeds”). Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”).

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general funds relating to the mortgage loans on deposit in the Certificate Account (first from principal collections and then from any other collections). The master servicer and trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer but such determination will not be binding on the master servicer or the trustee. Amounts payable in respect of each Companion Loan pursuant to the related intercreditor agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related mortgage loan, but will be available, in accordance with the Pooling and Servicing Agreement and related intercreditor agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general funds on deposit in the Certificate Account. Any Nonrecoverable Advances (including interest on those Advances) with respect to the ESK Whole Loan will be permitted to be recovered out of general funds on deposit in the Certificate Account in the same manner as described above.

If the funds in the Certificate Account relating to the mortgage loans allocable to principal on the mortgage loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the mortgage loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Certificate Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the Rating Agencies. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a mortgage loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the mortgage loans in the Certificate Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In addition, the special servicer may, at its option (with respect to any specially-serviced mortgage loan, in consultation with, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the senior trust advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee; however, the special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable. With respect to any Non-Serviced Whole Loan, if any servicer in connection with a securitization of the related Non-Serviced Pari Passu Companion Loan determines that a P&I Advance with respect to the related Non-Serviced Pari Passu Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee as it relates to any proposed P&I Advance with respect to any related Non-Serviced Pari Passu Companion Loan. In making such non-recoverability determination, such person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related mortgage loan, Companion Loan or ESK Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the trust any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

No P&I Advances will be made by the master servicer or the trustee with respect to delinquent amounts in respect of monthly payments or the balloon payments due on any Companion Loan or ESK Companion Loan. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related mortgage loan is no longer part of the trust or if such Serviced Whole Loan is no longer serviced by the trust and no Servicing Advances will be made for any Non-Serviced Whole Loan. No Servicing Advances will be made with regard to the ESK Companion Loan if the related mortgage loan is no longer part of the trust. Any requirement of the master servicer or the trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more mortgage loans or the related Companion Loan.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the mortgage loans then on deposit in the Certificate Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

Each Statement to Certificateholders furnished or made available by the certificate administrator to the Certificateholders will contain information relating to the amounts of Advances made with respect to the related Distribution Date. See “—Reports to Certificateholders; Certain Available Information” in this prospectus supplement.

Appraisal Reductions

After an Appraisal Reduction Event has occurred with respect to a mortgage loan (other than the Non-Serviced Mortgage Loans), any related Serviced Pari Passu Companion Loan, Serviced Whole Loan or the ESK Whole Loan, an Appraisal Reduction is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the mortgage loan, a related Companion Loan or ESK Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the mortgage loan or ESK Companion Loan or Companion Loan, as applicable, or a change in any other material economic term of the mortgage loan or the ESK Companion Loan or Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related mortgage loan or the ESK Companion Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower declares bankruptcy (and not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such mortgage loan, related Companion Loan or the ESK Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the mortgage loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)       immediately after a mortgage loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related mortgage loan is a Specially Serviced Mortgage Loan.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all classes of Pooled Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates) has been reduced to zero.

The “Appraisal Reduction” for any Distribution Date and for any mortgage loan (other than any Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan, any Serviced Whole Loan or the ESK Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder and, after the occurrence and during the continuance of a Control Event, in consultation with the senior trust advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal or conducts a valuation described below equal to the excess of (a) the Stated Principal Balance of that mortgage loan or the Stated Principal Balance of the applicable Serviced Whole Loan or the ESK Whole Loan, as the case may be, over (b) the excess of (1) the sum of (x) 90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that mortgage loan or Serviced Whole Loan or the ESK Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any mortgage loan or Serviced Whole Loan or the ESK Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and (y) all escrows, letters of credit and reserves in respect of that mortgage loan or Serviced Whole Loan or the ESK Whole Loan as of the date of calculation over (2) the sum as of the Due Date occurring in the month of the date of determination of (x) to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that mortgage loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on the ESK Companion Loan), (y) all P&I Advances on the related mortgage loan and all Servicing Advances on the related mortgage loan or Serviced Whole Loan or the ESK Whole Loan not reimbursed from the proceeds of such mortgage loan or Serviced Whole Loan or the ESK Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that mortgage loan or Serviced Whole Loan or the ESK Whole Loan, and (z) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid with respect to such mortgage loan or Serviced Whole Loan or the ESK Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan and the ESK Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction with respect to the mortgage loan and Companion Loan or ESK Companion Loan, as applicable, that comprise such Serviced Whole Loan or the ESK Whole Loan. Any Appraisal Reduction in respect of any Serviced Whole Loan will be allocated in accordance with the related intercreditor agreement or, if no allocation is specified in the related intercreditor agreement, then, pro rata, between the related Serviced Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.  Any Appraisal Reduction in respect of the ESK Whole Loan will be allocated in accordance with the related intercreditor agreement or, if no allocation is specified in the related intercreditor agreement, then, first, to the ESK Companion Loan (until the principal balance thereof is notionally reduced to zero by such Appraisal Reductions) and second, to the ESK Mortgage Loan.

The special servicer will be required to order an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the senior trust advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction. Such report will also be forwarded by the master servicer (or the special servicer if the related mortgage loan is a specially serviced loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related mortgage loan is a Specially Serviced Mortgage Loan). In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the amount of the Appraisal Reduction will be deemed to be an amount equal to 25%

of the current Stated Principal Balance of the related mortgage loan (or Serviced Whole Loan) or the ESK Whole Loan until an MAI appraisal is received by the special servicer. The Appraisal Reduction is calculated as of the first Determination Date that is at least ten (10) business days after the special servicer’s receipt of such MAI appraisal. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request (which request is required to be made promptly, but in no event later than ten (10) business days, after the special servicer’s receipt of the applicable appraisal or preparation of the applicable internal valuation); provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within four (4) business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reductions.

As a result of calculating one or more Appraisal Reductions (and, in the case of any Whole Loan, to the extent allocated in the related mortgage loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then outstanding (i.e., first to the Class NR certificates, then to the Class F certificates, then to the Class E certificates, then to the Class D certificates, then to the Class C certificates (without giving effect to any exchange of the Exchangeable Certificates for Class EC certificates), then to the Class B certificates (without giving effect to any exchange of the Exchangeable Certificates for Class EC certificates) and then to the Class A-S certificates (without giving effect to any exchange of the Exchangeable Certificates for Class EC certificates)). The Class EC certificates will be entitled to receive the sum of the interest otherwise distributable on the portion of Exchangeable Certificates that have been converted in an exchange for such Class EC certificates. As a result, any reduction in the amount of interest distributable to any converted Exchangeable Certificates due to the reduction of any P&I Advance described above will reduce the amount of interest distributable to the Class EC certificates. See “—Advances” above.

With respect to each mortgage loan (other than the Non-Serviced Mortgage Loans) and each Serviced Whole Loan or the ESK Whole Loan as to which an Appraisal Reduction Event has occurred (unless the mortgage loan or Serviced Whole Loan or the ESK Whole Loan has remained current for three consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that mortgage loan during the preceding three months (for such purposes taking into account any amendment or modification of such mortgage loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan or the ESK Whole Loan)), the special servicer is required (i) within 30 days of each annual anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the trust paid out of the collection account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the senior trust advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction with respect to the mortgage loan or Serviced Whole Loan or the ESK Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related mortgage loan is a Specially Serviced Mortgage Loan). Prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a mortgage loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan or the ESK Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction with respect to the mortgage loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan or the ESK Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are substantially similar to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on that Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loans and the Non-Serviced Pari Passu Companion Loan(s), on a pro rata basis based upon their respective Stated Principal Balances.

Any mortgage loan (other than any Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan, the ESK Companion Loan, any Serviced Whole Loan or the ESK Whole Loan previously subject to an Appraisal Reduction that becomes a Corrected Mortgage Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction, including with respect to each Non-Serviced Mortgage Loan under the related Non-Serviced PSA.

For purposes of determining the Controlling Class, Appraisal Reductions allocated to a related mortgage loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance until the related Certificate Balances of each such class is reduced to zero (i.e., first to the Class NR certificates, then to the Class F certificates, then to the Class E certificates, then to the Class D certificates, then to the Class C certificates (determined without giving effect to any exchange of the Exchangeable Certificates for Class EC certificates), then to the Class B certificates (determined without giving effect to any exchange of the Exchangeable Certificates for Class EC certificates) and then to the Class A-S certificates (determined without giving effect to any exchange of the Exchangeable Certificates for Class EC certificates)). With respect to any Appraisal Reduction calculated for purposes of determining the Controlling Class, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis.

Any Control Eligible Certificates or the Class ESK certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reductions to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a second appraisal of any mortgage loan (or Serviced Whole Loan) (or, with respect to the Class ESK certificates, the ESK Whole Loan) for which an Appraisal Reduction Event has occurred (such holders, the “Requesting Holders”). The special servicer will use its reasonable best efforts to ensure that such appraisal is delivered within 30 days from receipt of the Requesting Holders’ written request and will ensure that such appraisal is prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such second appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction is warranted and, if so warranted will recalculate such Appraisal Reduction based upon such second appraisal. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class or ESK Directing Certificateholder, as applicable, until such time, if any, as such class is reinstated as the Controlling Class or the ESK Directing Certificateholder; the rights of the

Controlling Class will be exercised by the most senior Control Eligible Certificates, if any, during such period and the rights of the ESK Directing Certificateholder will not be exercised by any party and an ESK Control Appraisal Period will be deemed to have occurred.

With respect to each Non-Serviced Mortgage Loan, the related controlling class representatives and directing certificateholders will be subject to provisions similar to those described above. See “Servicing of the Mortgage Loans—Servicing of the Grapevine Mills Mortgage Loan”, “—Servicing of the Columbus Square Portfolio Mortgage Loan”, “—Servicing of the  17 State Street Mortgage Loan”, “—Servicing of the Hilton Houston Post Oak Mortgage Loan” and “—Servicing of the Canyon Ranch Portfolio Mortgage Loan” in this prospectus supplement.

With respect to the ESK Whole Loan, the holder of the ESK Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The ESK Whole Loan”.

Reports to Certificateholders; Certain Available Information

On each Distribution Date, the certificate administrator will be required to prepare and make available to any Certificateholder on its website pursuant to the Pooling and Servicing Agreement a statement (a “Statement to Certificateholders”) based in part upon information provided by the master servicer in accordance with the guidelines of CREFC® (or any successor organization reasonably acceptable to the trustee, the master servicer, the special servicer, the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) setting forth, among other things:

(1)       the amount of the distribution on the Distribution Date to the holders of each class of certificates in reduction of the Certificate Balance of the certificates;

(2)       the amount of the distribution on the Distribution Date to the holders of each class of certificates allocable to Distributable Certificate Interest or distributable certificate interest for the Class ESK certificates, as applicable;

(3)       the aggregate amount of Advances made, with respect to the pool of mortgage loans, during the period from but not including the previous Distribution Date to and including such Distribution Date and details of P&I Advances as of the date such P&I Advances are required to be made;

(4)       the aggregate amount of compensation paid to the trustee and the certificate administrator, servicing compensation paid to the master servicer and the special servicer, the fees payable to the senior trust advisor and CREFC® Intellectual Property Royalty License Fees paid to CREFC®, in each case with respect to the Due Period for such Determination Date;

(5)       the aggregate Stated Principal Balance of the mortgage loans, the ESK Companion Loan and any REO Loans outstanding immediately before and immediately after the Distribution Date;

(6)       the aggregate amount of unscheduled payments received;

(7)       the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the mortgage loans as of the end of the related Due Period for the Distribution Date;

(8)       the number and aggregate principal balance of mortgage loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 to 119 days (and for each 30-day period thereafter until liquidation), (D) current but specially serviced or in foreclosure but not an REO Property and (E) for which the related borrower is subject to oversight by a bankruptcy court;

(9)       the value of any REO Property (and, with respect to any Serviced Whole Loan, the trust’s interest in such Serviced Whole Loan) included in the trust fund as of the Determination Date for the Distribution Date, on a loan-by-loan basis, based on the most recent appraisal or valuation;

(10)     the Available Distribution Amount and the available distribution amount for the Class of ESK Certificates for the Distribution Date;

(11)     the accrued certificate interest in respect of such class of certificates for such Distribution Date, separately identifying any Certificate Deferred Interest for such Distribution Date allocated to such class of certificates;

(12)     the amount of the distribution on the Distribution Date to the holders of each class of certificates allocable to (A) Yield Maintenance Charges, (B) (in the case of the Class NR certificates), Excess Interest and (C) prepayment premiums;

(13)     the Pass-Through Rate for each class of certificates for the Distribution Date;

(14)     the Scheduled Principal Distribution Amount or scheduled principal distribution amount for the Class ESK certificates, as applicable, and Unscheduled Principal Distribution Amount or unscheduled principal distribution amount for the Class ESK certificates, as applicable, for the Distribution Date;

(15)     the Certificate Balance or Notional Amount, as the case may be, of each class of certificates immediately before and immediately after the Distribution Date, separately identifying any reduction in these amounts as a result of the allocation of any Collateral Support Deficit or collateral support deficit for the Class ESK certificates, as applicable, on the Distribution Date and the aggregate amount of all reductions as a result of Collateral Support Deficits or collateral support deficit for the Class ESK certificates, as applicable, in respect of the Principal Balance Certificates or Class ESK certificates to date and, with respect to the Class EC certificates, the portion of such Certificates representing the Certificate Balance of the Class A-S, Class B and Class C certificates converted in an exchange for such Class EC certificates;

(16)     the fraction, expressed as a decimal carried to eight places, the numerator of which is the then related Certificate Balance or Notional Amount, as the case may be, and the denominator of which is the related initial aggregate Certificate Balance or Notional Amount, as the case may be, for each class of certificates (other than the Residual Certificates) immediately following the Distribution Date;

(17)     (a) the amount of any Appraisal Reductions (including, with respect to any Serviced Whole Loan or the ESK Whole Loan, the amount allocable to the related mortgage loan and any Serviced Pari Passu Companion Loan or ESK Companion Loan) effected in connection with the Distribution Date on a loan-by-loan basis, (b) the total Appraisal Reduction effected in connection with such Distribution Date and (c) Appraisal Reductions allocable to the Pooled Certificates);

(18)     the current Controlling Class;

(19)     the number and Stated Principal Balances of any mortgage loans extended or modified since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) on a loan-by-loan basis;

(20)     the amount of any remaining unpaid interest shortfalls for each class of certificates as of the Distribution Date;

(21)     a loan-by-loan listing of each mortgage loan which was the subject of a principal prepayment since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) and the amount and the type of principal prepayment occurring;

(22)     a loan-by-loan listing of any mortgage loan that was defeased since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(23)     all deposits into, withdrawals from, and the balance of the Interest Reserve Account on the Master Servicer Remittance Date;

(24)     the amount of the distribution on the Distribution Date to the holders of the Residual Certificates;

(25)     the amount of the distribution on the Distribution Date to the holders of each class of Principal Balance Certificates, the Class ESK certificates and the Class EC certificates in reimbursement of previously allocated Collateral Support Deficit or collateral support deficit for the Class ESK certificates, as applicable;

(26)     the aggregate Stated Principal Balance of the mortgage loans outstanding as of the close of business on the related Determination Date;

(27)     with respect to any mortgage loan as to which a liquidation occurred since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) or prior to the related Determination Date (other than a payment in full), (A) its loan number, (B) the aggregate of all Liquidation Proceeds which are included in the Available Distribution Amount and other amounts received in connection with the liquidation (separately identifying the portion allocable to distributions on the certificates) and (C) the amount of any Collateral Support Deficit allocated to the Principal Balance Certificates in connection with the liquidation and, with respect to the Class EC certificates, the portion of such Principal Balance Certificates representing the Certificate Balance of the Class A-S, Class B and Class C certificates converted in an exchange for such Class EC certificates;

(28)     with respect to any REO Property (including, with respect to any related Whole Loan, the trust fund’s interest in such Whole Loan) included in the trust as to which the special servicer determined, in accordance with the Servicing Standard, that all payments or recoveries with respect to the Mortgaged Property have been ultimately recovered since the previous Determination Date, (A) the loan number of the related mortgage loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with that determination (separately identifying the portion allocable to distributions on the certificates) and (C) the amount of any realized loss or Collateral Support Deficit, as applicable, allocated to the Principal Balance Certificates in respect of the related REO Loan in connection with that determination and, with respect to the Class EC certificates, the portion of such Principal Balance Certificates representing the Certificate Balance of the Class A-S, Class B and Class C certificates converted in an exchange for such Class EC certificates;

(29)     the aggregate amount of interest on P&I Advances paid to the master servicer and the trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(30)     the aggregate amount of interest on Servicing Advances paid to the master servicer, the special servicer and the trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(31)     the then-current credit support levels for each class of certificates;

(32)     the aggregate amount of Yield Maintenance Charges collected on the mortgage loans and the ESK Companion Loan (each separately identified) since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(33)     identification of any notice of a material modification, extension or waiver of a mortgage loan;

(34)     identification of any material breach of the representations and warranties given with respect to a mortgage loan or the ESK Companion Loan by the applicable mortgage loan seller;

(35)     the amount of any Excess Interest actually received; and

(36)     an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to the related Distribution Date, which information will be provided to the certificate administrator by the master servicer.

Under the Pooling and Servicing Agreement, the master servicer or the special servicer, as applicable, is required to provide to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related intercreditor agreement.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event), the senior trust advisor, any affiliate of the senior trust advisor designated by the senior trust advisor, any holder of a Companion Loan who provides an Investor Certification, any person who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a borrower, a manager of a Mortgaged Property, an affiliate, principal, partner, member, joint venture, limited partner, employee, representative, director, advisor or investor in any of the foregoing or an agent of any of the foregoing or a mezzanine lender for which an event has occurred that would permit acceleration or who has commenced foreclosure proceedings be considered a Privileged Person. Prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be a Privileged Person. In determining whether any person is an additional servicer or an affiliate of the senior trust advisor, the certificate administrator may rely on direction by the master servicer, the special servicer, each mortgage loan seller or the senior trust advisor, as the case may be.

“Investor Certification” means a certificate, substantially in the form attached to the Pooling and Servicing Agreement, representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan holder or a prospective purchaser of a certificate (or any investment advisor or manager of the foregoing), (ii) that such person is not a borrower, a manager of a Mortgaged Property, an affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor of or investor in or of any of the foregoing or a mezzanine lender who has commenced foreclosure proceedings, (iii) that such person has received a copy of the final prospectus supplement and the prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the Pooling and Servicing Agreement or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

In the case of information furnished pursuant to clauses (1), (2), (11), (12), (15), (20), (24), (25) and (35) above, (i) the amounts will be expressed as a dollar amount in the aggregate for all certificates of each applicable class and per any definitive certificate and (ii) the Class EC certificates will receive such information allocable to the Class A-S, Class B and Class C exchanged for such Class EC certificates. In addition, within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing the information set forth in clauses (1) and (2) above as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

Under the Pooling and Servicing Agreement, with respect to the ESK Companion Loan, the master servicer or the special servicer, as applicable, is required to provide to the ESK Directing Certificateholder certain other reports, copies and information relating to the ESK Whole Loan.

Copies of each Statement to Certificateholders as well as other required Exchange Act reports will be filed with the SEC through its EDGAR system located at “http://www.sec.gov” under the name of the Issuing Entity for so long as the Issuing Entity is subject to the reporting requirements of the Exchange Act. The public also may read and copy any materials filed with the SEC at its Public Reference Room located at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Certain information concerning the mortgage loans and the certificates, including the Statements to Certificateholders, CREFC® reports and supplemental notices with respect to such Statements to Certificateholders and CREFC® reports, may be provided by the certificate administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Markit and Thomson Reuters Corporation, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that is a Privileged Person identified to the master servicer’s reasonable satisfaction, the master servicer may provide (or forward electronically) (at the expense of such Certificateholder) copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that, in connection therewith, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the trust.

The Pooling and Servicing Agreement requires that the certificate administrator make available to Privileged Persons (provided that the prospectus supplement, Statements to Certificateholders and the SEC EDGAR filings referred to below will be made available to the general public) via the certificate administrator’s website, among other things, the following items, in each case to the extent prepared by or delivered to the certificate administrator in electronic format:

(A)        The following documents, which will be made available under a tab or heading designated “deal documents”:

●
the prospectus supplement and prospectus and any other disclosure document relating to the Offered Certificates, in the form most recently provided to the certificate administrator by the depositor or by any person designated by the depositor;

●	the Pooling and Servicing Agreement and any exhibits and any amendments to that agreement; and

●	the CREFC® loan setup file provided by the master servicer to the certificate administrator;

(B)        the following documents, which will be made available under a tab or heading designated “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K and 8-K that have been filed by the certificate administrator with respect to the trust through the EDGAR system;

(C)        The following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Statements to Certificateholders;

●
certain information and reports specified in the Pooling and Servicing Agreement (including the collection of reports (other than the loan setup file) specified by CREFC® (or any successor organization reasonably acceptable to the certificate administrator and the master servicer) known as the “CREFC® Investor Reporting Package”) relating to the mortgage loans and the ESK Companion Loan, to the extent that the certificate administrator receives such information and reports from the master servicer from time to time; and

●	the annual reports prepared by the senior trust advisor;

(D)        The following documents, which will be made available under a tab or heading designated “additional documents”:

●	summaries of Final Asset Status Reports;

●	property inspection reports; and

●	appraisals;

(E)        The following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any mortgage loan;

●	notice of final payment on the certificates;

●
all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice to Certificateholders of the senior trust advisor’s recommendation to replace the special servicer;

●	notice of resignation or termination of the senior trust advisor and notice of the acceptance of appointment by the successor senior trust advisor;

●	any notice of the termination of a sub-servicer;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the trust;

●	any notice that a Control Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

●	any assessment of compliance delivered to the certificate administrator; and

●	any Attestation Reports delivered to the certificate administrator;

(F)        The “Investor Q&A Forum”; and

(G)       Solely to Certificateholders and beneficial owners of Certificates that are Privileged Persons, the “Investor Registry”.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all assets of the trust that were subject of a demand to repurchase or replace for breach of the related representations and warranties and (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer.

In addition, the certificate administrator will include (i) the identity of any mortgage loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Due Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

The certificate administrator will be required to post on the certificate administrator’s website the Statements to Certificateholders and the reports included in the CREFC® Investor Reporting Package listed above on each Distribution Date. In addition, if the depositor directs the certificate administrator, and on terms acceptable to the certificate administrator, the certificate administrator will be required to make certain other information and reports related to the mortgage loans available through its internet website.

The certificate administrator will not make any representations or warranties as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where

(i) Certificateholders and beneficial owners may (a) submit inquiries to the certificate administrator relating to the Statements to Certificateholders, (b) submit inquiries to the master servicer or the special servicer relating to servicing reports, the mortgage loans (excluding the Non-Serviced Mortgage Loans) or the related Mortgaged Properties or (c) submit inquiries to the senior trust advisor relating to annual reports prepared by the senior trust advisor or actions by the special servicer referenced in such annual reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the senior trust advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the trust fund and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the mortgage loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the senior trust advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information or (vi) that answering the inquiry is otherwise not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The certificate administrator will make no representations or warranties as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the trust and the preparation of monthly reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the trust.

“17g-5 Information Provider” means the certificate administrator.

“CREFC®” means the Commercial Real Estate Finance Council.

The Pooling and Servicing Agreement will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:  (1) 2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination and (2) in the case of any other class of Regular Certificates (other than the Class X Certificates), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and senior trust advisor as described in this prospectus supplement, taking into account any notional reduction in the Certificate Balance for Appraisal Reductions allocated to the certificates) of the class (without giving effect to any exchange of the Exchangeable Certificates to Class EC certificates), in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the senior trust advisor as described in this prospectus supplement, taking into account any notional reduction in the Certificate Balance for Appraisal Reductions allocated to the certificates) of the Regular Certificates (other than the Class X Certificates and without giving effect to any exchange of the Exchangeable Certificates to Class EC certificates), each determined as of the prior Distribution Date. Neither of the Class ESK certificates nor the Class R certificates will be entitled to any Voting Rights. Voting Rights allocated to a class of Certificateholders will be allocated among the Certificateholders in proportion to the Percentage Interests evidenced by their respective certificates. In addition, if Exchangeable Certificates are exchanged for Class EC certificates, Certificateholders of such Class EC certificates will be entitled to exercise the Voting Rights that would otherwise be allocated to the Exchangeable Certificates converted for such Class EC certificates. Solely for purposes of giving any consent, approval or waiver pursuant to the Pooling and Servicing Agreement, none of the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, or any mortgage loan seller or any of their affiliates will be entitled to exercise any Voting Rights with respect to any certificates registered in its name, if the consent, approval or waiver would in any way increase its compensation or limit its obligations in the named capacities or waive a Servicer Termination Event under the Pooling and Servicing Agreement; provided, however, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the Pooling and Servicing Agreement; provided, further, however, that the restrictions will not apply to the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates, as a member of the Controlling Class or as the ESK Directing Certificateholder.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last mortgage loan and REO Property (as applicable) subject to the Pooling and Servicing Agreement, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans remaining in the trust and the ESK Companion Loan then remaining in the trust (provided, however, that (a) the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB, Class X-A, Class X-B-1, Class X-B-2, Class A-S, Class B, Class C, Class EC and Class D certificates are no longer outstanding, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the trust fund as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the Pooling and Servicing Agreement will be given by the certificate administrator to each Certificateholder, the ESK Directing Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the trust fund. This purchase of all the mortgage loans, the ESK Companion Loan and other assets in the trust fund is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the mortgage loans and the ESK Companion Loan (exclusive of REO Loans) then included in the trust fund, (2) the appraised value of the trust fund’s portion of all REO Properties then included in the trust fund (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of Certificates, (3) the reasonable out of pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase) and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata share of the fair market value of the related property, as determined by the related master servicer in accordance with clauses (2) and (3) above. This purchase will effect early retirement of the then outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of mortgage loans be less than 1% (provided that if the mortgage loan identified on Annex A-1 to this prospectus supplement as “Motorola Solutions - Building I & III, is included, then 1.81%) of the Initial Pool Balance (in each case, calculated excluding the ESK Companion Loan); provided, however, that this termination right will not be exercisable at the 1.81% threshold earlier than the Distribution Date in November 2024. The voluntary exchange of certificates (other than the Class R certificates), for the remaining mortgage loans is not subject to above described percentage limits but is limited to each class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the mortgage loans and other applicable assets in the trust fund (if the trust fund is to be terminated as a result of the purchase described in the preceding paragraph), together with all other amounts on deposit in the Certificate Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “—Distributions—Priority” in this prospectus supplement.

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the certificates and would have an adverse effect on the yield of the Class X certificates, because a termination would have an effect similar to a principal prepayment in full of the mortgage loans and, as a result, investors in the Class X Certificates and any other certificates purchased at premium might not fully recoup their initial investment. See “Yield and Maturity Considerations” in this prospectus supplement.

SERVICING OF THE MORTGAGE LOANS

General

The servicing and administration of the mortgage loans (excluding the Non-Serviced Mortgage Loans), the Serviced Pari Passu Companion Loan, the ESK Companion Loan and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following summaries describe certain provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the mortgage loans (excluding the Non-Serviced Mortgage Loans), the Serviced Pari Passu Companion Loan, the ESK Companion Loan and any REO Properties. Each Non-Serviced Mortgage Loan and any related REO Property will be serviced in accordance with the related Non-Serviced PSA by the related master servicer and the related special servicer and according to the servicing standards provided for in the related Non-Serviced PSA, which require, among other things, that the related master servicer and related special servicer attempt to maximize recovery on all portions of such Non-Serviced Whole Loan. Except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this prospectus supplement (in this section or in each other section of this prospectus supplement) regarding the servicing and administration of the mortgage loans should be deemed to include the servicing and administration of the Serviced Whole Loan and the ESK Whole Loan but do not include the Non-Serviced Mortgage Loans and any related REO Properties, unless otherwise specifically stated. In connection with the servicing and administration of a Serviced Whole Loan and the ESK Companion Loan pursuant to the terms of the Pooling and Servicing Agreement and the related intercreditor agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Companion Loan or the ESK Companion Loan, as applicable, as well as the related mortgage loan consistent with and not prohibited by the related intercreditor agreement and the Pooling and Servicing Agreement. The summaries do not purport to be complete and are subject, and qualified in their entirety by reference, to the provisions of the Pooling and Servicing Agreement and any related intercreditor agreement and the terms of the Non-Serviced PSA related to the Non-Serviced Whole Loans. Reference is made to the prospectus for additional information regarding the terms of the Pooling and Servicing Agreement relating to the servicing and administration of the mortgage loans and any REO Properties, provided that the information in this prospectus supplement supersedes any contrary information set forth in the prospectus. See “Description of the Pooling Agreements” in the prospectus.

As to particular servicing matters, the discussion under this heading ‘‘Servicing of the Mortgage Loans” is applicable with respect to the Hilton Houston Post Oak Whole Loan only while the Pooling and Servicing Agreement governs the servicing of the Hilton Houston Post Oak Whole Loan (i.e., prior to the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date). As described under ‘‘Risk Factors—Potential Conflicts of Interest—The Servicing of the Hilton Houston Post Oak Whole Loan Will Shift to Others” in this prospectus supplement, on and after the Hilton Houston Post Oak Pari Passu

Companion Loan Securitization Date, the related Whole Loan will be serviced pursuant to the applicable Non-Serviced PSA, and the provisions of that Non-Serviced PSA may be different than the terms of the Pooling and Servicing Agreement, although such Whole Loan will still be required to be serviced in compliance with the requirements of the related intercreditor agreement, which are described under “Description of the Mortgage Pool—The Whole Loans—The Hilton Houston Post Oak Whole Loan” and “—Servicing of the Hilton Houston Post Oak Mortgage Loan” in this prospectus supplement.

The master servicer (directly or through one or more sub-servicers) and the special servicer (directly or through one or more sub-servicers) will be required to service and administer the mortgage loans for which it is responsible. The master servicer and the special servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the mortgage loans to one or more third-party sub-servicers (although the master servicer and the special servicer, as applicable, will remain primarily responsible for the servicing of those mortgage loans). Notwithstanding the foregoing, the special servicer may not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, prior to the occurrence and continuance of a Control Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

The master servicer and the special servicer will each be required to service and administer the mortgage loans (excluding the Non-Serviced Mortgage Loans), Serviced Whole Loan, the ESK Companion Loan and REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the Pooling and Servicing Agreement and the mortgage loan documents, and in the case of a Serviced Whole Loan, the ESK Companion Loan or any related mezzanine loan, the terms of the related intercreditor agreement and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer and the special servicer service and administer similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer services and administers similar mortgage loans owned by the master servicer and the special servicer, in either case, with a view to the maximization of timely recovery of principal and interest on a net present value basis on the mortgage loans or Specially Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan or the ESK Companion Loan, as applicable, and the best interests of the trust and the Certificateholders (and, in the case of a Serviced Whole Loan or the ESK Whole Loan, the holder of the related Companion Loan or ESK Companion Loan, as applicable, taking into account the pari passu nature of the related Companion Loan or the subordinate nature of the ESK Companion Loan, as applicable) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional multifamily and commercial mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or special servicer, or any of its affiliates may have with the related borrower or any borrower affiliate, any mortgage loan seller or any other party to the Pooling and Servicing Agreement;

(B)       the ownership of any certificate or, if applicable, any related mezzanine loan or any related Companion Loan by the master servicer or special servicer or any of its affiliates;

(C)       any obligation to make advances;

(D)       the master servicer’s or special servicer’s right to receive, or adequacy of, compensation for its services and reimbursement for its costs under the Pooling and Servicing Agreement or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of any other mortgage loans, subordinate interests, subordinate debt, mezzanine loans or Mortgaged Properties by the master servicer or special servicer;

(F)       any option to purchase any mortgage loan or the related Companion Loan it may have; and

(G)       any debt that the master servicer or special servicer or any of its affiliates has extended to any borrower or any of its affiliates (the foregoing, collectively referred to as the “Servicing Standard”).

The master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding the Non-Serviced Mortgage Loans pursuant to their respective obligations under the Pooling and Servicing Agreement.

The master servicer will generally be responsible initially for the servicing and administration of each of the mortgage loans (other than the Non-Serviced Mortgage Loans), each Serviced Whole Loan and the ESK Whole Loan. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any mortgage loan (including any related Companion Loan or the ESK Companion Loan, as applicable) or Serviced Whole Loan for which the master servicer is responsible for servicing:

(1)       as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date; and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the special servicer, within 60 days of the related maturity date, with a written and fully executed (subject only to customary final closing conditions) written commitment for refinancing from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the special servicer will promptly forward such commitment to the master servicer), which provides that such refinancing will occur within 120 days of such related maturity date, provided that the mortgage loan (including any related Companion Loan or ESK Companion Loan, as applicable) will become a Specially Serviced Mortgage Loan immediately if the related borrower fails to diligently pursue such financing or to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or, if such refinancing does not occur, the related mortgage loan (including any related Companion Loan or ESK Companion Loan, as applicable) will become a Specially Serviced Mortgage Loan at the end of such 120-day period (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing is scheduled to occur pursuant to the commitment for refinancing or on which such commitment terminates);

(2)       as to which any Periodic Payment (other than a balloon payment or other payment due at maturity) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Serviced Whole Loan, the ESK Whole Loan or a mortgage loan with an associated mezzanine loan, the holder of the related Companion Loan, the ESK Directing Certificateholder or mezzanine debt cures such delinquency);

(3)       as to which the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or the borrower has become the subject of a decree or order for that proceeding (provided that if the appointment, decree or order is stayed or discharged, or the case dismissed within 60 days that mortgage loan (including any related Companion Loan or ESK Companion Loan, as applicable) will not be considered a Specially Serviced Mortgage Loan during that period), or the related borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)       as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)       as to which, in the judgment of the master servicer or special servicer (and, in the case of the special servicer, unless a Control Event has occurred and is continuing, with the consent of the Directing Certificateholder), as applicable, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)       as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, unless a Control Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Serviced Whole Loan or the ESK Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan or the ESK Companion Loan, as applicable, as a collective whole (taking into account the pari passu nature of any Companion Loan or the subordinate nature of the ESK Companion Loan, as applicable), has occurred and remains unremediated for the applicable grace period specified in the mortgage loan or related Companion Loan or the ESK Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)       as to which the master servicer or special servicer (and, in the case of the special servicer, unless a Control Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines that (i) a default (other than as described in clause (5) above) under the mortgage loan, related Companion Loan or ESK Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the mortgage loan, related Companion Loan or ESK Companion Loan (if any) or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Companion Loans), and (iii) the default will continue unremedied for the applicable cure period under the terms of the mortgage loan, related Companion Loan or ESK Companion Loan, as applicable, or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the mortgage loan, related Companion Loan or ESK Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any mortgage loan, related Companion Loan or ESK Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the special servicer (and unless a Control Event has occurred and is continuing, with the consent of the Directing Certificateholder) as described under “—Maintenance of Insurance” below.

However, the master servicer will be required to continue to (w) receive payments on the mortgage loans (and any related Serviced Pari Passu Companion Loan or ESK Companion Loan) (including amounts collected by the special servicer), (x) make certain calculations with respect to the mortgage loans and any related Serviced Pari Passu Companion Loan or ESK Companion Loan, (y) make remittances and prepare certain reports to the Certificateholders with respect to the mortgage loans and any related Serviced Pari Passu Companion Loan or ESK Companion Loan and (z) receive the Servicing Fee in respect of the mortgage loans (including any related Serviced Pari Passu Companion Loan or ESK Companion Loan, if applicable) at the Servicing Fee Rate. If the related Mortgaged Property is acquired in respect of any mortgage loan (and any related Serviced Pari Passu Companion Loan or ESK Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. The mortgage loans (including the Serviced Pari Passu Companion Loan and ESK Companion Loan, but excluding the Non-Serviced Whole Loans) serviced by the special servicer and any mortgage loans (including each Serviced Whole Loan and ESK Companion Loan, but excluding the Non-Serviced Whole Loans) that have become REO Properties are referred to in this prospectus supplement collectively as the “Specially Serviced Mortgage Loans“. If any Serviced Pari Passu Companion Loan or ESK Companion Loan becomes specially serviced, then the related mortgage loan will also become a Specially Serviced Mortgage Loan. If any mortgage loan becomes a Specially Serviced Mortgage Loan, then the related Serviced Pari Passu Companion Loan or ESK Companion Loan will also become a Specially Serviced Mortgage Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the Pooling and Servicing Agreement.  Any mortgage loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized mortgage loan and is cross-collateralized with a Specially Serviced Mortgage Loan will become a Specially Serviced Mortgage Loan.

If any Specially Serviced Mortgage Loan, in accordance with its original terms or as modified in accordance with the Pooling and Servicing Agreement, becomes performing for at least three consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such mortgage loan, Companion Loan or the ESK Companion Loan to otherwise constitute a Specially Serviced Mortgage Loan), the special servicer will be required to return servicing of such Specially Serviced Mortgage Loan (a “Corrected Mortgage Loan”) to the master servicer.

The special servicer will be required to prepare a report (an “Asset Status Report”) for each mortgage loan (other than the Non-Serviced Mortgage Loans) and, if applicable, any Serviced Whole Loan and the ESK Whole Loan that becomes a Specially Serviced Mortgage Loan not later than 60 days after the servicing of such mortgage loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered to the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event and, in the case of the ESK Whole Loan, only prior to the occurrence of a Consultation Termination Event and during the continuance of an ESK Control Appraisal Period with respect to the ESK Companion Loan), the senior trust advisor (but only after the occurrence and during the continuance of a Control Event and, in the case of the ESK Whole Loan, so long as an ESK Control Appraisal Period is continuing), the certificate administrator, the master servicer, the trustee, the ESK Directing Certificateholder (in the case of the ESK Whole Loan, and only to the extent the ESK Companion Loan is not subject to an ESK Control Appraisal Period) and the 17g-5 Information Provider and, with respect to any related Serviced Pari Passu Companion Loan, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold or to the holder of the related Serviced Pari Passu Companion Loan. After it receives such report, the 17g-5 Information Provider will be required to post such report to the 17g-5 Information Provider’s website. Prior to the occurrence and continuance of a Control Event, if the Directing Certificateholder or the ESK Directing Certificateholder, as applicable, does not disapprove an Asset Status Report within ten business days, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. In addition, prior to the occurrence and continuance of a Control Event, the Directing Certificateholder or the ESK Directing Certificateholder, as applicable, may object to any Asset Status Report within ten business days of receipt; provided, however, that the special servicer will be required to implement the recommended action as outlined in the Asset Status Report if it makes a determination in accordance with the Servicing Standard that the objection is not in the best interest of all the Certificateholders. If, prior to the occurrence and continuance of a Control Event, the Directing Certificateholder or the ESK Directing Certificateholder, as applicable, disapproves the Asset Status Report and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. Prior to the occurrence and continuance of a Control Event, the special servicer will be required to revise the Asset Status Report until the Directing Certificateholder or the ESK Directing Certificateholder, as applicable, fails to disapprove the revised Asset Status Report as described above, until the Directing Certificateholder’s or the ESK Directing Certificateholder’s, as applicable, approval is no longer required or until the special servicer makes a determination that the objection is not in the best interests of the Certificateholders. Notwithstanding the foregoing, with respect to the ESK Companion Loan and prior to the occurrence and continuance of an ESK Control Appraisal Period, the special servicer will prepare an Asset Status Report for the ESK Whole Loan within 60 days after it becomes a Specially Serviced Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement and any applicable provisions of the related intercreditor agreement and the Directing Certificateholder or the ESK Directing Certificateholder will have no approval rights over any such Asset Status Report.

In addition, the special servicer will be required to deliver a summary of each Final Asset Status Report and of each Asset Status Report with respect to the ESK Whole Loan (prior to and during the continuance of an ESK Control Appraisal Period, to the extent approved by the ESK Directing

Certificateholder on behalf of the holders of the Class ESK certificates) in accordance with the Pooling and Servicing Agreement and any related intercreditor agreement, to the certificate administrator. Upon receipt of such summary, the certificate administrator will be required to post such summary on its website.

A “Final Asset Status Report”, with respect to any Specially Serviced Mortgage Loan (and the ESK Companion Loan, if applicable), means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder with respect to such Specially Serviced Mortgage Loan and ESK Companion Loan, if applicable; provided that, prior to a Control Event or an ESK Control Appraisal Period, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the Pooling and Servicing Agreement.

After the occurrence and during the continuance of a Control Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder and the senior trust advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports and the special servicer will only be obligated to consult with the senior trust advisor with respect to any Asset Status Reports as described above. The special servicer may choose to revise the Asset Status Reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the senior trust advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the senior trust advisor or the Directing Certificateholder.

The Directing Certificateholder

Except as described in this prospectus supplement regarding the mortgage loans, prior to the occurrence and continuance of a Control Event, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Mortgage Loans, (2) the special servicer, with respect to non-Specially Serviced Mortgage Loans, as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer and (3) the special servicer, with respect to all mortgage loans for which an extension of maturity is being considered by the special servicer or by the master servicer, subject to consent or deemed consent of the special servicer. The foregoing rights will not be applicable with respect to the ESK Whole Loan until the occurrence  and continuance of an ESK Control Appraisal Period.

Notwithstanding anything to the contrary contained in this prospectus supplement, with respect to the ESK Whole Loan, prior to the occurrence of an ESK Control Appraisal Period with respect to the ESK Companion Loan, the Directing Certificateholder will have no consent or consultation rights with respect to the ESK Whole Loan and any control and consultation rights will be held by the ESK Directing Certificateholder on behalf of the holders of the Class ESK certificates in accordance with the related intercreditor agreement. However, during an ESK Control Appraisal Period, the Directing Certificateholder will have the same consent and consultation rights with respect to the ESK Whole Loan as it does for the other mortgage loans in the trust.

Except as otherwise described in the succeeding paragraphs below, (a) the master servicer, solely to the extent it is permitted to take any of the following actions as provided for in the first proviso following the Major Decisions listed below, will not be permitted to take any of the following actions (each, a “Major Decision”) unless it has obtained the consent of the special servicer and (b) with respect to any mortgage loan (other than the Non-Serviced Mortgage Loans) and any Serviced Whole Loan or the ESK Whole Loan, prior to the occurrence and continuance of a Control Event, the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, nor will the special servicer itself be permitted to take any of the following actions, as to which the Directing Certificateholder has objected in writing within ten business days (or thirty (30) days with respect to clause (x) below) after receipt of the written recommendation and analysis (provided that if such written objection has not been received by the special servicer, within such ten-business-day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action):

(i)        any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the mortgage loans or the ESK Whole Loan as come into and continue in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a mortgage loan or the ESK Whole Loan or any extension of the maturity date of such mortgage loan;

(iii)      any sale of a Defaulted Mortgage Loan and any related defaulted Companion Loan, defaulted ESK Companion Loan or REO Property (other than in connection with the termination of the trust as described under “Description of the Certificates—Termination; Retirement of Certificates” in this prospectus supplement) for less than the applicable Mortgage Loan Repurchase Price;

(iv)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)       any release of collateral or any acceptance of substitute or additional collateral for a mortgage loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related mortgage loan or the ESK Whole Loan and for which there is no lender discretion;

(vi)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a mortgage loan or the ESK Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(vii)     any property management company changes (with respect to a mortgage loan with a principal balance greater than $2,500,000) or franchise changes (with respect to a mortgage loan or ESK Companion Loan for which the lender is required to consent or approve under the mortgage loan documents);

(viii)     releases of any material amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related mortgage loan and for which there is no lender discretion (and other than those that are Special Servicer Decisions);

(ix)      any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a mortgage loan other than pursuant to the specific terms of such mortgage loan and for which there is no lender discretion;

(x)      any determination of an Acceptable Insurance Default;

(xi)      any exercise of a material remedy with respect to a mortgage loan or the ESK Whole Loan following a default or event of default of such mortgage loan or the ESK Whole Loan;

(xii)     any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a mortgage loan, or any action to enforce rights with respect thereto; and

(xiii)    any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related mortgage loan documents;

provided, however, that notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the Pooling and Servicing Agreement that the master servicer will process and obtain the prior consent of the special servicer with respect to any of the matters listed in the foregoing clauses (i) through (xiii) with respect to any non-Specially Serviced Mortgage Loan, and, whether processed by the master servicer or not, with respect to a Major Decision, the master servicer and special servicer shall each be entitled to 50% of any Excess Modification Fees and assumption, consent and earnout fees (other than the assumption application fees and defeasance fees) paid in connection with such matters (see “—Modification, Waivers and Amendments” in this prospectus supplement); provided, further, that in the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to the foregoing matters (or any other matter requiring consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Event in the Pooling and Servicing Agreement (or any matter requiring consultation with the Directing Certificateholder or the senior trust advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loans or the subordinate nature of the ESK Companion Loan, as applicable,), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the senior trust advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Certificateholder (or the senior trust advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.  The special servicer is not required to obtain the consent of the Directing Certificateholder for any of the foregoing actions upon the occurrence and during the continuance of a Control Event; provided, however, that after the occurrence and during the continuance of a Control Event, but prior to the occurrence of a Consultation Termination Event, the special servicer will be required to consult with the Directing Certificateholder in connection with any Major Decision (and such other matters that are subject to consultation rights of the Directing Certificateholder pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision. In the event the special servicer receives no response from the Directing Certificateholder within 10 days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable mortgage loan or any other mortgage loan.

In addition, after the occurrence and during the continuance of a Control Event, the special servicer will also be required to consult with the senior trust advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the senior trust advisor pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by the senior trust advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the senior trust advisor within 10 days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the senior trust advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the senior trust advisor on the specific matter; provided, however, that the failure of the senior trust advisor to respond will not relieve the special servicer from consulting with the senior trust advisor on any future matters with respect to the applicable mortgage loan or any other mortgage loan.

In addition, unless a Control Event has occurred and is continuing, the Directing Certificateholder may direct the special servicer to take, or to refrain from taking, other actions with respect to a mortgage loan, as the Directing Certificateholder may reasonably deem advisable; provided that the special servicer will not be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder that would cause it to violate applicable law, the related mortgage loan documents, any related intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC Provisions, or expose the master servicer, the special servicer, the certificate administrator, the senior trust advisor, the trust fund or the trustee to liability, or materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the Pooling and Servicing Agreement or cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders (and, with respect to a Serviced Whole Loan or the ESK Whole Loan, subject to the rights of the holders of the related Companion Loan or ESK Companion Loan, as applicable, as described under “Description of the Mortgage Pool—The Whole Loans” and “—The ESK Whole Loan” in this prospectus supplement).

With respect to the Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the above-described rights, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Mortgage Loan Controlling Holder; provided that nothing precludes the Directing Certificateholder from consulting with the related special servicer, regardless of whether the related Non-Serviced Mortgage Loan Controlling Holder is entitled to exercise such rights. See “— Servicing of the Grapevine Mills Mortgage Loan”, “—Servicing of the Columbus Square Portfolio Mortgage Loan”, “—Servicing of the  17 State Street Mortgage Loan”, “—Servicing of the Hilton Houston Post Oak Mortgage Loan” and “—Servicing of the Canyon Ranch Portfolio Mortgage Loan” in this prospectus supplement.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (1) absent that selection, or (2) until a Directing Certificateholder is so selected or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, however, that in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that the certificate administrator and the other parties to the Pooling and Servicing Agreement will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder. After the occurrence and during the continuance of a Control Event, the Directing Certificateholder will only retain its consultation rights to the extent specifically provided for in the Pooling and Servicing Agreement. In the event the Controlling Class Certificateholder has elected to irrevocably waive its right to appoint a Directing Certificateholder or to exercise any of the rights of the Controlling Class Certificateholder as described in this prospectus supplement, there will be no Directing Certificateholder and no party will be entitled to exercise any of the rights of the Directing Certificateholder described in this prospectus supplement until such time as a Controlling Class Certificateholder is reinstated and a new Directing Certificateholder is appointed as described below. See “Description of the Certificates—Appraisal Reductions” in this prospectus supplement. The initial Directing Certificateholder is expected to be Raith Capital Partners, LLC.

Notwithstanding anything to the contrary contained in this prospectus supplement, at any time that the Controlling Class Certificateholder is the holder of a majority of the Class E certificates and the Class E certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the Pooling and Servicing Agreement by irrevocable written notice delivered to the depositor, certificate administrator (which will be via email to trustadministrationgroup@wellsfargo.com), master servicer, special servicer and senior trust advisor. During such time, the special servicer will be required to consult with only the senior trust advisor in connection with asset status reports and material special servicing actions to the extent set forth in the Pooling and Servicing Agreement, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the Class E certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of a Class E certificate, the successor Class E Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor Class E certificateholder that is the Controlling Class Certificateholder. The successor Class E certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any mortgage loan that became a Specially Serviced Mortgage Loan prior to such successor Controlling Class Certificateholder’s purchase of the Class E certificates and had not become a Corrected Mortgage Loan prior to such purchase until such mortgage loan becomes a Corrected Mortgage Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the Pooling and Servicing Agreement.

The “Controlling Class” will be as of any time of determination the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any Appraisal Reductions allocable to such class, at least equal to 25% of the initial Certificate Balance of that class. A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Appraisal Reductions; or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the Pooling and Servicing Agreement; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder. Upon the occurrence of a Consultation Termination Event, no class of certificates will act as the Controlling Class and the Directing Certificateholder will have no rights under the Pooling and Servicing Agreement to consent or consult with the master servicer or special servicer. The Controlling Class as of the Closing Date will be the Class NR certificates.

The “Non-Serviced Mortgage Loan Controlling Holder”, with respect to any Non-Serviced Whole Loan will be the “directing holder” or similar party under the related Non-Serviced PSA.

The master servicer, the special servicer, the senior trust advisor, the certificate administrator, the trustee or any Certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the certificate administrator, the master servicer, the special servicer, the senior trust advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, may request that the certificate registrar provide, and the certificate registrar must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class. The trustee, the certificate administrator, the master servicer, the special servicer and the senior trust advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

The “Control Eligible Certificates” will be any of the Class E, Class F and Class NR certificates.

A “Control Event” will occur when (i) the Class E certificates have a Certificate Balance (taking into account the application of any Appraisal Reductions to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder.

After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no consultation rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder. However, the Directing Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement.

The directing certificateholder with respect to the Class ESK certificates (the “ESK Directing Certificateholder”) will be the Certificateholder (or a representative thereof) selected by the Certificateholder(s) holding more than 50% of the Certificate Balance of the Class ESK certificates, as applicable, as certified by the certificate registrar from time to time as provided for in the Pooling and Servicing Agreement.

The ESK Directing Certificateholder will be entitled to exercise certain of the rights of the holder of the ESK Companion Loan under the related intercreditor agreement on behalf of the holders of the Class ESK certificates, as the beneficial owner thereof.

Neither the master servicer nor the special servicer will be required to take or to refrain from taking any action pursuant to instructions from the Directing Certificateholder or the ESK Directing Certificateholder, as applicable, or because of any failure to approve an action by any such party, or because of an objection by any such party that would cause either the master servicer or the special servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related intercreditor agreements or the REMIC Provisions.

The master servicer and the special servicer may resign under the Pooling and Servicing Agreement at any time if continuing to perform their respective servicing duties would cause it to be in violation of any applicable law. The master servicer or the special servicer may generally resign at any time so long as it provides a replacement meeting the requirements in the Pooling and Servicing Agreement and that is otherwise acceptable to the Rating Agencies.  Except as limited by certain conditions described under “Transaction Parties—Replacement of the Special Servicer” in this prospectus supplement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Event, at any time by the Directing Certificateholder so long as, among other things, the Directing Certificateholder provides a replacement special servicer that meets the requirements of the Pooling and Servicing Agreement and is acceptable to the Rating Agencies. After the occurrence and during the continuance of a Control Event, the special servicer may be replaced with a new special servicer generally (x) upon the written direction of holders of Principal Balance Certificates and Class EC certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reductions to notionally reduce the respective Certificate Balances) of the Principal Balance Certificates and Class EC certificates requesting a vote to replace the special servicer with a new special servicer and (y) the written direction of holders of Principal Balance Certificates evidencing at least 75% of a Certificateholder

Quorum of Certificates. See “Transaction Parties—Replacement of the Special Servicer” in this prospectus supplement. Notwithstanding the foregoing, the Certificateholder’s direction to remove the special servicer will not apply to the ESK Whole Loan for which the holders of the Class ESK certificates, as the holders of beneficial interests in the ESK Companion Loan, are not subject to an ESK Control Appraisal Period.

Additionally, either of the master servicer or the special servicer, as the case may be, may be replaced by the depositor, the trustee, or Certificateholders representing at least 51% of Voting Rights in the event that a Servicer Termination Event under the Pooling and Servicing Agreement occurs with respect to such entity. In the event that either the master servicer or the special servicer resigns or is replaced and no replacement is otherwise provided for, the trustee is required to immediately take the place of such resigning master servicer or such resigning special servicer unless the trustee is prohibited by any applicable law from serving in such capacity. The Certificateholders will receive notification from the certificate administrator or the master servicer, as applicable, in any case in which a master servicer or special servicer resigns or is replaced. See “—Servicer Termination Events” in this prospectus supplement.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder (and, with respect to any Non-Serviced Whole Loan, the related Non-Serviced Mortgage Loan Controlling Holder) will not be liable to the trust fund or the Certificateholders for any action taken, or for refraining from the taking of any action for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder acknowledges and agrees, by its acceptance of its certificates, that the Directing Certificateholder (and, with respect to any Non-Serviced Whole Loan, the related Non-Serviced Mortgage Loan Controlling Holder):

(a)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)     may act solely in the interests of the holders of the Controlling Class (or, with respect to any Non-Serviced Whole Loan, the related Non-Serviced Mortgage Loan Controlling Holder);

(c)     does not have any liability or duties to the holders of any class of certificates other than the Controlling Class (or, with respect to any Non-Serviced Whole Loan, the related Non-Serviced Mortgage Loan Controlling Holder);

(d)     may take actions that favor the interests of the holders of the Controlling Class (or, with respect to any Non-Serviced Whole Loan, the related Non-Serviced Mortgage Loan Controlling Holder) over the interests of the holders of one or more other classes of certificates; and

(e)     will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder (or the related Non-Serviced Mortgage Loan Controlling Holder) or any director, officer, employee, agent or principal thereof for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any mortgage loan, any law or the accepted servicing practices or the provisions of the Pooling and Servicing Agreement or any intercreditor agreements, will not result in any liability on the part of the master servicer or the special servicer.

Generally, the ESK Directing Certificateholder and the holders of any Companion Loan and their respective designees (e.g. any Non-Serviced Mortgage Loan Controlling Holder or holder of a ESK Companion Loan) will have limitations on liability with respect to actions taken in connection with the related mortgage loan similar to the limitations of the Directing Certificateholder described above.

The Senior Trust Advisor

General Obligations. After the occurrence and during the continuance of a Control Event, the senior trust advisor will generally review the special servicer’s operational practices in respect of Specially Serviced Mortgage Loans to formulate an opinion as to whether or not those operational practices generally satisfy the Servicing Standard with respect to the resolution and/or liquidation of the Specially Serviced Mortgage Loans. In addition, after the occurrence and during the continuance of a Control Event, the senior trust advisor will consult on a non-binding basis with the special servicer with regard to certain matters with respect to its servicing of the Specially Serviced Mortgage Loans to the extent set forth in the Pooling and Servicing Agreement and described in this prospectus supplement.

Notwithstanding the foregoing, the senior trust advisor will have no obligations or consultation rights under the Pooling and Servicing Agreement for this transaction with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties.  Furthermore, the senior trust advisor will have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to the ESK Whole Loan until the occurrence of an ESK Control Appraisal Period. These rights and obligations with respect to the Hilton Houston Post Oak Whole Loan will only be applicable prior to the securitization of the related Pari Passu Companion Loan. Pentalpha Surveillance LLC is the senior trust advisor under the JPMBB 2014-C23 Pooling and Servicing Agreement and, in such capacity, will have certain obligations and consultation rights with respect to the Grapevine Mills whole loan and the 17 State Street whole loan that are substantially similar to those of the senior trust advisor under the Pooling and Servicing Agreement. Pentalpha Surveillance LLC is also the senior trust advisor under the WFRBS 2014-C22 Pooling and Servicing Agreement, and, in such capacity, will have certain obligations and consultation rights with respect to the Columbus Square Portfolio whole loan that are substantially similar to those of the senior trust advisor under the Pooling and Servicing Agreement.  Situs Holdings, LLC is the operating advisor under the COMM 2014-UBS5 pooling and servicing agreement, and, in such capacity, will have certain obligations and consultation rights with respect to the Canyon Ranch Portfolio whole loan that are substantially similar to those of the senior trust advisor under the Pooling and Servicing Agreement. In addition, it is expected that the senior trust advisor under the Hilton Houston Post Oak Pooling and Servicing Agreement will have certain obligations and consultation rights with respect to the Hilton Houston Post Oak Whole Loan that are substantially similar to those of the senior trust advisor under the Pooling and Servicing Agreement after the securitization of the Hilton Houston Post Oak Pari Passu Companion Loan See “Description of the Mortgage Pool—The Whole Loans—The Grapevine Mills Whole Loan”, “—The Columbus Square Portfolio Whole Loan”, “—The 17 State Street Whole Loan “—The Hilton Houston Post Oak Whole Loan” and “—The Canyon Ranch Portfolio Whole Loan” in this prospectus supplement.

The senior trust advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and described in this prospectus supplement, and will have no fiduciary duty to any party. The senior trust advisor’s duties will be limited to its specific duties under the Pooling and Servicing Agreement, and the senior trust advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The senior trust advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Mortgage Loan and that the goal of the senior trust advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. The senior trust advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Mortgage Loan is only to provide background information to support the senior trust advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer. Potential investors should note that the senior trust advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the senior trust advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Your Lack of Control Over the Trust Can Adversely Impact Your Investment” in this prospectus supplement.

In order to maintain the senior trust advisor’s familiarity with the mortgage loans, the senior trust advisor is required to promptly review all information available to Privileged Persons on the certificate administrator’s website related to Specially Serviced Mortgage Loans and certain information available to Privileged Persons on the certificate administrator’s website related to mortgage loans on the CREFC® watch list report prepared monthly by the master servicer and each Final Asset Status Report. The special servicer will be required to deliver to the senior trust advisor each Final Asset Status Report. In addition, prior to the occurrence and continuance of a Control Event, the special servicer will forward any Appraisal Reduction and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan to the senior trust advisor after they have been finalized and the senior trust advisor will review such calculations but will not opine on or take any affirmative action with respect to such Appraisal Reduction calculations and/or net present value calculations. Prior to the occurrence and continuance of a Control Event, the senior trust advisor’s obligations will be limited to the review described in this paragraph and generally will not involve an assessment of specific actions of the special servicer and, in any event, will be subject to limitations set forth in the Pooling and Servicing Agreement and described in this prospectus supplement.

Prior to the occurrence and continuance of a Control Event, the senior trust advisor will have no specific involvement with respect to servicing transfers, collateral substitutions, assignments, insurance policies, borrower substitutions, lease changes and other similar actions that the special servicer may perform under the Pooling and Servicing Agreement.

At all times, the senior trust advisor will be obligated to keep confidential any Privileged Information received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus supplement, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Mortgage Loan or the exercise of the Directing Certificateholder’s consent or consultation rights under the Pooling and Servicing Agreement, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the trust fund’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The senior trust advisor will not disclose any Privileged Information to any person (including any Certificateholders which are not then holders of Control Eligible Certificates), other than to the other parties to the Pooling and Servicing Agreement, to the extent expressly required by the Pooling and Servicing Agreement (which parties, in turn, will not without the prior written consent of the special servicer and the Directing Certificateholder, disclose such information to any other person), except to the extent that (a) such Privileged Information becomes generally available and known to the public other than as a result of disclosure directly or indirectly by such parties, (b) it is reasonable and necessary for such parties to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such party and not otherwise subject to a confidentiality obligation or (d) such disclosure is required by applicable law, as evidenced by an opinion of counsel (which will be an expense of the trust) delivered to the master servicer, the senior trust advisor, the certificate administrator, the special servicer, the Directing Certificateholder and the trustee. Notwithstanding the foregoing, the senior trust advisor will be permitted to share Privileged Information with its affiliates and any subcontractors of the senior trust advisor that agree in writing to be bound by the same confidentiality provisions applicable to the senior trust advisor.

The senior trust advisor, its affiliates and any of its members, managers, directors, officers, employees or agents will be entitled to indemnification by the trust fund against any loss, liability or expense incurred in connection with any legal or administrative action or claim that relates to the Pooling and Servicing Agreement or the certificates (including, without limitation, any action or claim arising from, or relating to, a recommendation by the senior trust advisor to replace the special servicer); provided that such indemnification will not extend to any loss, liability or expense incurred by reason of the senior trust advisor’s bad faith, willful misconduct or negligence in the performance of its obligations or duties under the Pooling and Servicing Agreement.

The senior trust advisor may not make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the senior trust advisor or (ii) investments by an affiliate of the senior trust advisor if the senior trust advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the senior trust advisor under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the trust fund and the senior trust advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Annual Report. After the occurrence and during the continuance of a Control Event, based on the senior trust advisor’s review of any Assessment of Compliance, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the senior trust advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the senior trust advisor will (if any Mortgage Loans were Specially Serviced Mortgage Loans in the prior calendar year) prepare an annual report to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “platform-level basis” with respect to the resolution and liquidation of Specially Serviced Mortgage Loans that the special servicer is responsible for servicing under the Pooling and Servicing Agreement; provided, however, that in the event the special servicer is replaced, the senior trust advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the senior trust advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Mortgage Loans, taking into account the special servicer’s specific duties under the Pooling and Servicing Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the senior trust advisor of any assessment of compliance report, attestation report, Asset Status Report and other information delivered to the senior trust advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, with respect to the ESK Whole Loan, no annual report prepared by the senior trust advisor will be permitted to include an analysis of the special servicer’s performance in respect of the ESK Whole Loan until after the occurrence and during the continuance of an ESK Control Appraisal Period under the related intercreditor agreement.

The special servicer must be given an opportunity to review any annual report produced by the senior trust advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the senior trust advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

A form of annual report is attached to this prospectus supplement as Annex C (which form may, subject to the Pooling and Servicing Agreement, be modified or supplemented from time to time to cure any ambiguity or error or to incorporate additional information). In each annual report, the senior trust advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution or liquidation of Specially Serviced Mortgage Loans or REO Properties that the special servicer is responsible for servicing under the Pooling and Servicing Agreement (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan) based on the limited review required in the Pooling and Servicing Agreement. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus supplement and as provided in the Pooling and Servicing Agreement regarding Privileged Information.

Consultation Duties of the Senior Trust Advisor After a Control Event

After the occurrence and during the continuance of a Control Event (or, with respect to the ESK Whole Loan, after the occurrence and during the continuance of both a Control Event and an ESK Control Appraisal Period), the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with the workout or liquidation of a Specially Serviced Mortgage Loan to the senior trust advisor. The senior trust advisor will be required to provide comments to the special servicer in respect of the Asset Status Reports, if any, within ten (10) business days following the later of (i) receipt of such Asset Status Report or (ii) such related additional information reasonably requested by the senior trust advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole.

After the occurrence and during the continuance of a Control Event (or, with respect to the ESK Whole Loan, after the occurrence and during the continuance of both a Control Event and an ESK Control Appraisal Period), the special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the senior trust advisor (and, during the continuance of such Control Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Reports as it deems necessary to take into account any input and/or comments from the senior trust advisor (and, during the continuance of such Control Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder), to the extent the special servicer determines that the senior trust advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loans)), taking into account the interests of all of the Certificateholders as a collective whole. See “—General” in this prospectus supplement.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the senior trust advisor or a recommendation of the senior trust advisor.

After the occurrence and during the continuance of a Control Event, the special servicer will forward any Appraisal Reduction or net present value calculations to the senior trust advisor and the senior trust advisor is required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan prior to utilization by the special servicer. The special servicer will be required to deliver the foregoing calculations together with information and supporting materials (including such additional information reasonably requested by the senior trust advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the senior trust advisor. The senior trust advisor will recalculate and verify the accuracy of those calculations and, in the event the senior trust advisor does not agree with the mathematical calculations of the Appraisal Reduction (as calculated by the special servicer) or net present value or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the senior trust advisor and special servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) business days of delivery of such calculations. In the event the senior trust advisor and special servicer are not able to resolve such matters, the senior trust advisor is required to promptly notify the certificate administrator and the certificate administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

The ability to perform the duties of the senior trust advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the senior trust advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the senior trust advisor from performing its duties under the Pooling and Servicing Agreement, in which case any annual report will describe any resulting limitations.

Replacement of the Special Servicer

After the occurrence of a Consultation Termination Event, if the senior trust advisor determines that the special servicer is not performing its duties as required under the Pooling and Servicing Agreement or is otherwise not acting in accordance with the Servicing Standard, the senior trust advisor may recommend the replacement of the special servicer in the manner described in “Transaction Parties—Replacement of the Special Servicer” in this prospectus supplement.

Termination and Resignation of the Senior Trust Advisor

After the occurrence of a Consultation Termination Event, the senior trust advisor may be removed upon (i) the written direction of holders of certificates evidencing not less than 25% of the aggregate Certificate Balance of all classes of Principal Balance Certificates and Class EC certificates (taking into account the application of Appraisal Reductions to notionally reduce the Certificate Balances of classes to which such Appraisal Reductions are allocable) requesting a vote to replace the senior trust advisor with a replacement senior trust advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee and the certificate administrator of Rating Agency Confirmation from each Rating Agency that the appointment of such replacement senior trust advisor will not result in a downgrade of the Offered Certificates (which confirmations will be obtained by the certificate administrator at the expense of such holders). The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard. Upon the vote or written direction of holders of at least 75% of the aggregate Certificate Balance of all classes of Principal Balance Certificates and Class EC certificates (taking into account the application of Appraisal Reductions to notionally reduce the Certificate Balances of classes to which such Appraisal Reductions are allocable), the trustee will immediately replace the senior trust advisor with the replacement senior trust advisor.

In addition, in the event that the senior trust advisor fails to duly observe or perform in any material respect any of its duties, covenants or obligations under the Pooling and Servicing Agreement, then the trustee may, and upon the written direction of Certificateholders representing at least 51% of the Voting Rights (taking into account the application of any Appraisal Reductions to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, terminate the senior trust advisor for cause. In the event (i) of the insolvency of the senior trust advisor, or (ii) the senior trust advisor acknowledges in writing its inability to legally perform its duties under the Pooling and Servicing Agreement, then the trustee will terminate the senior trust advisor for cause. Upon the termination of the senior trust advisor, a replacement senior trust advisor meeting the eligibility requirements set forth in the Pooling and Servicing Agreement and described in this prospectus supplement will be selected by the certificate administrator. The certificate administrator may rely on a certification by the replacement senior trust advisor that it meets such criteria. If the certificate administrator is unable to find a replacement senior trust advisor within 30 days of the termination of the senior trust advisor, the depositor will be permitted to find a replacement. Unless and until a replacement senior trust advisor is appointed, no party may act as the senior trust advisor. Any replacement senior trust advisor must (or all of the personnel responsible for supervising the obligations of the senior trust advisor must) meet either of the following criteria: (A) (i) be regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and have at least five years of experience in collateral analysis and loss projections, and (ii) have at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets or (B) be an institution that is a special servicer, senior trust advisor or operating advisor on a commercial mortgage-backed securities transaction rated by S&P, Fitch, Moody’s, Morningstar, Kroll Bond Rating Agency, Inc., DBRS (including, in the case of the senior trust advisor, this transaction) but has not been special servicer or senior trust advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or senior trust advisor as the sole or a material factor in such rating action.

The senior trust advisor may resign upon 30 days’ prior written notice to the depositor, master servicer, special servicer, trustee, certificate administrator and the Directing Certificateholder, if the senior trust advisor has secured a replacement senior trust advisor meeting the eligibility requirements set forth in the Pooling and Servicing Agreement and described in this prospectus supplement and such replacement has accepted its appointment as the replacement senior trust advisor and the trustee has received a Rating Agency Confirmation from each Rating Agency.

Prior to the occurrence and continuance of a Control Event, the Directing Certificateholder will have the right to consent, such consent not to be unreasonably withheld, conditioned or delayed to the identity of any replacement senior trust advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class R certificates, then all of the rights and obligations of the senior trust advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee. If the senior trust advisor is terminated pursuant to the foregoing sentence, then no replacement senior trust advisor will be appointed. In the event the senior trust advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Senior Trust Advisor Expenses and any rights to indemnification provided under the Pooling and Servicing Agreement with respect to the period for which it acted as senior trust advisor.

Senior Trust Advisor Compensation

The fee of the senior trust advisor (the “Senior Trust Advisor Fee”) will be payable monthly from amounts received in respect of each mortgage loan (including each Non-Serviced Mortgage Loan and the ESK Companion Loan, but not the Companion Loans) and REO Loan, and will accrue at a rate (the “Senior Trust Advisor Fee Rate”), equal to a per annum rate of 0.0017%.

A “Senior Trust Advisor Consulting Fee” will be payable to the senior trust advisor with respect to each Major Decision on which the senior trust advisor has consultation obligations and performed its duties with respect to that Major Decision. The Senior Trust Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any mortgage loan (other than any Non-Serviced Mortgage Loan); provided that the senior trust advisor may in its sole discretion reduce the Senior Trust Advisor Consulting Fee with respect to any Major Decision.

Each of the Senior Trust Advisor Fee and the Senior Trust Advisor Consulting Fee will be payable from funds on deposit in the Certificate Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions” in this prospectus supplement, but with respect to the Senior Trust Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the senior trust advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Senior Trust Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related mortgage loan documents. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Senior Trust Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but in no event will take any enforcement action with respect to the collection of such Senior Trust Advisor Consulting Fee other than requests for collection; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the senior trust advisor prior to any such waiver or reduction.

In addition to the Senior Trust Advisor Fee and the Senior Trust Advisor Consulting Fee, the senior trust advisor will be entitled to reimbursement of Senior Trust Advisor Expenses in accordance with the terms of the Pooling and Servicing Agreement. “Senior Trust Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the senior trust advisor pursuant to the Pooling and Servicing Agreement (other than the Senior Trust Advisor Fee and the Senior Trust Advisor Consulting Fee).

Maintenance of Insurance

To the extent permitted by the related mortgage loan and required by the Servicing Standard, the master servicer (with respect to the mortgage loans and any related Serviced Pari Passu Companion Loan or ESK Companion Loan, as applicable, but excluding the Non-Serviced Mortgage Loans) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than the Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related mortgage loan documents; provided, however, that the master servicer (with respect to the mortgage loans, the Serviced Pari Passu Companion Loan or the ESK Companion Loan, as applicable) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related mortgage loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related mortgage loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such mortgage loans and any related Serviced Pari Passu Companion Loan or the ESK Companion Loan, as applicable) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the mortgage loans and any related Serviced Pari Passu Companion Loan or the ESK Companion Loan, as applicable) or special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Hazard, Liability and Other Insurance” and “Risk Factors—Availability of Terrorism Insurance” in this prospectus supplement. Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related mortgage loan, the trustee has an insurable interest and is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates.

After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard to (1) cause each borrower to maintain (to the extent required by the related mortgage loan documents), and if the borrower does not so maintain, will be required to (2) itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related mortgage loan (and any related Serviced Pari Passu Companion Loan or the ESK Companion Loan, if applicable) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related mortgage loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the mortgage loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan or the ESK Companion Loan, as applicable, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such mortgage loan and any related Serviced Pari Passu Companion Loan or the ESK Companion Loan, as applicable, reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies on or prior to September 11, 2001 (“Additional Exclusions”), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those mortgage loans that (i) have one of the ten (10) highest outstanding principal balances of the mortgage loans then included in the trust or (ii) comprise more than 5% of the outstanding principal balance of the mortgage loans then included in the trust.

“Acceptable Insurance Default” means, with respect to any mortgage loan (other than the Non-Serviced Mortgage Loans), Serviced Whole Loan or the ESK Whole Loan, a default under the related mortgage loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property, insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard and, unless a Control Event has occurred and is continuing, with the consent of the Directing Certificateholder (or, with respect to the ESK Whole Loan, prior to the occurrence and continuance of an ESK Control Appraisal Period, with the consent of the ESK Directing Certificateholder ) (and after a Control Event has occurred, but prior to the occurrence of a Consultation Termination Event, after consultation with the Directing Certificateholder as provided in the Pooling and Servicing Agreement), that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate; provided, however, that the Directing Certificateholder or the ESK Directing Certificateholder, as applicable, will not have more than 30 days to respond to the special servicer’s request for such consent or consultation; provided, further, that upon the special servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the special servicer to consult with the Directing Certificateholder or the ESK Directing Certificateholder, as applicable, the special servicer will not be required to do so. Each of the master servicer (at its own expense) and the special servicer (at the expense of the trust) will be entitled to rely on insurance consultants in making the determinations described above.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related mortgage loan and any related Companion Loan, ESK Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The Pooling and Servicing Agreement provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the mortgage loans and REO Properties (other than the Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to mortgage loans (and any related Companion Loan or the ESK Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the mortgage loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of a segregated custodial account created and maintained by the special servicer on behalf of the trustee for the benefit of the Certificateholders (the “REO Account”) or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the Pooling and Servicing Agreement. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the mortgage loans, nor will any mortgage loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Except as otherwise set forth in this paragraph, the special servicer (or, with respect to certain non-material modifications, waivers and amendments that are not Special Servicer Decisions or Major Decisions, the master servicer) may not waive, modify or amend (or consent to waive, modify or amend) any provision of a mortgage loan, Serviced Pari Passu Companion Loan and/or the ESK Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the Pooling and Servicing Agreement, and (2) any waiver, modification or amendment more than three months after the Closing Date that would not be a “significant modification” of the mortgage loan within the meaning of Treasury Regulations Section 1.860G-2(b). The master servicer will not be permitted under the Pooling and Servicing Agreement to agree to any modifications, waivers and amendments that constitute Special Servicer Decisions or Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the master servicer is processing such modification, waiver or amendment and the special servicer does not respond within ten (10) business days of delivery to the special servicer of the recommendation and analysis and all information reasonably requested by the special servicer in order to grant or withhold such consent, plus the time provided to the Directing Certificateholder or other relevant party under the Pooling and Servicing Agreement and, if applicable, any time period provided to a holder of a Companion Loan under a related intercreditor agreement), except certain non-material consents and waivers described in the Pooling and Servicing Agreement and as permitted under the mortgage loan documents.

With respect to any non-Specially Serviced Mortgage Loan, the master servicer’s determination to consent to or approve a request by a borrower with respect to any of the following will be subject to the special servicer’s right, in its discretion, to process and/or consent to each of the following types of requests (each a “Special Servicer Decision”):

(i)      approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for leases in excess of the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area at any related Mortgaged Property;

(ii)     approving any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements);

(iii)    approving annual budgets for the related Mortgaged Property that provide for (i) increases in operating expenses such that operating expenses equal more than 110% of the amount that was budgeted therefore in the prior year or (ii) payments to affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related mortgage loan);

(iv)    approving easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related mortgage loan;

(v)     any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out” or “holdback” escrows or reserves including the funding or disbursement of any such amounts with respect to any of the mortgage loans securing the Mortgaged Properties specifically identified in the Pooling and Servicing Agreement, other than routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance related criteria is not required pursuant to the terms of the related mortgage loan documents (for the avoidance of doubt, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the mortgage loan documents or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer, shall not constitute a Special Servicer Decision);

(vi)     in circumstances where no lender discretion is required other than confirming the satisfaction of the applicable terms of the mortgage loan documents (including determining whether any applicable terms or tests are satisfied), processing requests to incur additional debt in accordance with the terms of the mortgage loan documents;

(vii)    in circumstances where no lender discretion is required other than confirming the satisfaction of the applicable terms of the mortgage loan documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a mortgage loan; provided that in any case Special Servicer Decisions will not include releases, substitutions or additions of collateral in connection with a defeasance transaction;

(viii)   any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a mortgage loan or Serviced Whole Loan, or any action to enforce rights with respect thereto;

(ix)    agreeing to any modification, waiver, consent or amendment of a mortgage loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default, (ii) a modification of the type of defeasance collateral required under the related mortgage loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the related mortgage loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision.

provided, however, that notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the Pooling and Servicing Agreement that the master servicer will process any of the foregoing matters with respect to any non-Specially Serviced Mortgage Loan.  If the master servicer and special servicer mutually agree that the master servicer will process a Special Servicer Decision, the master servicer will be required to obtain the special servicer’s prior consent to such Special Servicer Decision and the master servicer and special servicer will each be entitled to 50% of any fee paid in connection with such Special Servicer Decision.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Mortgage Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the trust and, if applicable, the holders of any applicable Companion Loan, as applicable, than liquidation of such Specially Serviced Mortgage Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Mortgage Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any mortgage loan, prior to the occurrence and continuance of a Control Event, the approval of the Directing Certificateholder (or after the occurrence and continuance of a Control Event, but prior to a Consultation Termination Event upon consultation with the Directing Certificateholder) as provided in the Pooling and Servicing Agreement and described in this prospectus supplement; provided that with respect to the ESK Whole Loan, subject to any rights of the ESK Directing Certificateholder to consent to such modification, waiver or amendment and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Serviced Pari Passu Companion Loan, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a mortgage loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the mortgage loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related mortgage loan, then such calculation will, unless then permitted by the REMIC Provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

With respect to non-Specially Serviced Loans, the master servicer, prior to taking any action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) or any Special Servicer Decision will be required to refer the request to the special servicer. Generally, the special servicer will process the request directly. However, if the master servicer and special servicer mutually agree that the master servicer will process such request, the master servicer will prepare and submit its written analysis and recommendation to the special servicer with all information reasonably available to the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Certificateholder” above and “Description of the Mortgage Pool—The Whole Loans” in this prospectus supplement) to approve or disapprove any modification, waiver or amendment that constitutes such a Major Decision or a Special Servicer Decision.  In any case with respect to any Major Decision in connection with a non-Specially Serviced Loan, each of the master servicer and the special servicer will be entitled to 50% of any related fee whether or not the master servicer processes such request.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified mortgage loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Mortgage Loan if that modification, waiver or amendment would:

(1)           extend the maturity date of the Specially Serviced Mortgage Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Mortgage Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, prior to the occurrence and continuance of a Control Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)           provide for the deferral of interest unless interest accrues on the mortgage loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

In the event of a modification that creates Mortgage Deferred Interest, the Pooling and Servicing Agreement will provide that the amount of deferred interest will be allocated to reduce the Distributable Certificate Interest of the class or classes of certificates (other than the Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D, Class X-E, Class ESK and Class R certificates) with the latest sequential designation then outstanding, and to the extent so allocated, will be added to the Certificate Balance of the class or classes. Similarly, any Mortgage Deferred Interest allocable to the ESK Companion Loan will reduce the Distributable Certificate Interest for the Class ESK certificates, and to the extent so reduced, will be added to the Certificate Balance of the Class ESK certificates.

If the special servicer gives notice of any modification, waiver or amendment of any term of any mortgage loan (other than a Non-Serviced Whole Loan) or related Companion Loan or the ESK Companion Loan, as applicable, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan or the ESK Directing Certificateholder (unless, with respect to the holder of the ESK Companion Loan, an ESK Control Appraisal Period has occurred), the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such mortgage loan or the Directing Certificateholder), the senior trust advisor (after the occurrence and during the continuance of a Control Event), the certificate administrator, the trustee, the Directing Certificateholder (unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such mortgage loan or related Companion Loan or the ESK Companion Loan, as applicable, the master servicer will be required to notify the certificate administrator, trustee, special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such mortgage loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan or the ESK Companion Loan, as applicable, all as set forth in the Pooling and Servicing Agreement. Copies of each agreement whereby the modification, waiver or amendment of any term of any mortgage loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus supplement.

The modification, waiver or amendment of a Serviced Whole Loan or a mortgage loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Additional Debt or the Ability To Incur Other Borrowings Entails Risk” in this prospectus supplement.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a mortgage loan and any related Companion Loan or the ESK Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that mortgage loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights prior to the occurrence and continuance of a Control Event, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or, with respect to the ESK Whole Loan, at all times, prior to the occurrence and continuance of an ESK Control Appraisal Period, the prior consent of the ESK Directing Certificateholder, to the extent required under the intercreditor agreement), if applicable and (ii) with respect to any mortgage loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the mortgage loans then outstanding, and (z) together with all other mortgage loans with which it is cross-collateralized or cross-defaulted or together with all other mortgage loans with the same or an affiliated borrower, that is one of the ten largest mortgage loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Pari Passu Companion Loan securities (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such mortgage loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

With respect to a mortgage loan (other than the Non-Serviced Mortgage Loan), related Companion Loan and the ESK Companion Loan with a “due-on-encumbrance” clause, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a mortgage loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, (i) that, with respect to such waiver of rights, prior to the occurrence and continuance of a Control Event, the special servicer has obtained the consent of the Directing Certificateholder (or with respect to the ESK Whole Loan prior to the Embassy Suites Kennesaw Control Appraisal Period) (or after the occurrence and continuance of a Control Event, but prior to a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (ii) with respect to any mortgage loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the mortgage loans then outstanding, and (z) together with all other mortgage loans with which it is cross collateralized or cross-defaulted or together with all other mortgage loans with the same or an affiliated borrower, that is one of the ten largest mortgage loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such mortgage loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply. Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related intercreditor agreement, such that neither the trust as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related intercreditor agreement.

Realization Upon Defaulted Mortgage Loans

Within 30 days after a Defaulted Mortgage Loan has become a Specially Serviced Mortgage Loan, the special servicer will be required to order an appraisal of the related Mortgaged Property (which will not be required to be received within that 30-day period) and, not more than 30 days after receipt of such appraisal, determine the fair value of the related mortgage loan in accordance with the Servicing Standard. The special servicer will be permitted to change, from time to time thereafter, its determination of the fair value of a mortgage loan in default based upon changed circumstances, new information or otherwise, in accordance with the Servicing Standard. The special servicer will promptly notify the master servicer in writing of the initial fair value determination and any adjustment to its fair value determination. “Defaulted Mortgage Loan” means a mortgage loan (i) that is delinquent at least sixty (60) days in respect of its Periodic Payments or more than thirty (30) days (or sixty (60) days with respect to the circumstances described under clause (1) of the definition of Specially Serviced Mortgage Loan) delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related mortgage or mortgage note and without regard to any acceleration of payments under the related mortgage and mortgage note or (ii) as to which the master servicer or special servicer has, by written notice to the related mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Pooling and Servicing Agreement will provide that the special servicer may offer to sell to any person any Specially Serviced Mortgage Loan (to the extent consistent with the term of any related intercreditor agreement) or may offer to purchase any Specially Serviced Mortgage Loan, if and when the special servicer determines, consistent with the Servicing Standard, that no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the trust (or in the case of any Serviced Whole Loan, the trust and the holder of any related Companion Loan or the ESK Companion Loan, as a collective whole, taking into account pari passu nature of such Companion Loan or the subordinate nature of the ESK Companion Loan, as applicable) on a net present value basis. The special servicer is required to give the trustee not less than five days prior written notice of its intention to sell any Specially Serviced Mortgage Loan, in which case the special servicer is required to accept the highest offer received from any person for any Specially Serviced Mortgage Loan in an amount at least equal to par plus accrued interest plus all other outstanding amounts due under such mortgage loan (or REO Loan) or, if applicable, Serviced Whole Loan or the ESK Whole Loan and any outstanding expenses of the trust relating to such mortgage loan (the “Mortgage Loan Repurchase Price”) or, at its option, if it has received no offer at least equal to the Mortgage Loan Repurchase Price therefor, purchase the Specially Serviced Mortgage Loan at such Mortgage Loan Repurchase Price.

In the absence of any such offer (or purchase by the special servicer), (and, in the case of any Whole Loan, subject to certain additional conditions set forth in the related intercreditor agreement), the special servicer will accept the highest offer received from any person that is determined by the special servicer to be a fair price for such Specially Serviced Mortgage Loan, if the highest offeror is a person other than the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the senior trust advisor, any borrower, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer, a holder of any related Companion Loan (in connection with offers related to any Serviced Whole Loan) a holder of the Class ESK certificates (in connection with offers related to the ESK Whole Loan), a holder of a related mezzanine loan (except to the extent described below), or any known affiliate of any of them (any such person, an “Interested Person”). The trustee (based upon, among other things, updated independent appraisals ordered by the special servicer (or ordered by the trustee if the special servicer or any of its affiliates is the Interested Person) and received by the trustee (the cost of which will be a Servicing Advance by the master servicer)), is required to determine the fair price for the Specially Serviced Mortgage Loan if the highest offeror is an Interested Person. Any such determination by the trustee will be binding on all parties. The reasonable cost of such independent appraisal will be an expense of the offering Interested Person and the special servicer will use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within 30 days of demand for payment, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance, but the special servicer will continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. If the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject mortgage loan, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such mortgage loan. The trustee will be required to act in a commercially reasonable manner in making such determination.  If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party will be covered by, and will be required to be reimbursable from the offering Interested Person and the special servicer will use efforts consistent with the Servicing Standard to collect payment from such Interested Person.  If such expense is not paid by the applicable Interested Person within 30 days of demand for payment, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance but the special servicer will continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. Neither the trustee, in its individual capacity, nor any of its affiliates may make an offer for or purchase any Specially Serviced Mortgage Loan..

The Pooling and Servicing Agreement will not obligate the special servicer to accept the highest offer if the special servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the holders of certificates and, with respect to a Serviced Whole Loan, the ESK Companion Loan, any related holder of a Companion Loan or the Class ESK certificates, as a collective whole (taking into account the pari passu nature of any Serviced Pari Passu Companion Loans). In addition, the special servicer may accept a lower offer if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the holders of certificates and, with respect to a Serviced Whole Loan, any related holder of a Companion Loan, as a collective whole (taking into account the pari passu nature of any Serviced Pari Passu Companion Loans) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the special servicer or a person affiliated with the special servicer. The special servicer is required to use reasonable efforts to sell all Specially Serviced Mortgage Loans prior to the Rated Final Distribution Date.

Notwithstanding the foregoing, with respect to each mortgage loan (other than the Non-Serviced Mortgage Loans) with a related mezzanine loan or ESK Companion Loan, the sale by the special servicer of any Specially Serviced Mortgage Loan is subject to the rights of the holder of the related mezzanine debt or ESK Companion Loan to exercise its option to purchase the related mortgage loan or REO Property, as applicable, following a default as described under the related intercreditor agreement (and such purchase price is subject to the terms of such intercreditor agreement). See “Description of the Mortgage Pool—Additional Debt—Mezzanine Debt” and “Description of the Mortgage Pool—The ESK Whole Loan” in this prospectus supplement.

Pursuant to the terms of the related intercreditor agreement, if a Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the special servicer determines to sell the related Serviced Mortgage Loan that has become a Specially Serviced Mortgage Loan in accordance with the terms described above, then the special servicer will be required to sell the related Serviced Pari Passu Companion Loan together with the related Serviced Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the certificate administrator in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the offer amount (subject to a cap of $2,500,000). Notwithstanding the foregoing, the special servicer will not be permitted to sell such Serviced Whole Loan if it becomes a defaulted Whole Loan without the written consent of the holder of the related Serviced Pari Passu Companion Loan (or if such Serviced Pari Passu Companion Loan is included in a securitization, then prior to a control termination event under such securitization, with the consent of the related directing certificateholder) (provided that such consent is not required if the holder of 50% or more of such Serviced Pari Passu Companion Loan is the borrower or an affiliate of the borrower) unless the special servicer has delivered to the holder of such Serviced Pari Passu Companion Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Pari Passu Whole Loan; (b) at least 10 days prior to the permitted sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for such Serviced Whole Loan, and any documents in the servicing file reasonably requested by the holder of a Serviced Pari Passu Companion Loan that are material to the sale price of such Serviced Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that with respect to a Serviced Whole Loan, the holder of such Serviced Pari Passu Companion Loan may waive any of the delivery or timing requirements set forth in this sentence. The holder of a Serviced Pari Passu Companion Loan (or its representative) will be permitted to submit an offer at any sale of the related Serviced Whole Loan; however, the mortgagor and its agents and affiliates will not be permitted to submit an offer at such sale. See “Description of the Mortgage Pool—The Whole Loans—The Hilton Houston Post Oak Whole Loan—Consultation and Control” and “—Sale of Defaulted Hilton Houston Post Oak Whole Loan” in this prospectus supplement.

Pursuant to the terms of the related intercreditor agreement, if the related Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related special servicer under the Non-Serviced PSA determines to sell the related Pari Passu Companion Loan that has become a specially serviced mortgage loan in accordance with the applicable Non-Serviced PSA, then the related special servicer will be required to sell the related Non-Serviced Mortgage Loan together with the related Pari Passu Companion Loan as one whole loan. In connection with any such sale, the related special servicer will be required to follow procedures substantially similar to those described above. Notwithstanding the foregoing, the related special servicer under the applicable Non-Serviced PSA will not be permitted to sell the related Non-Serviced Whole Loan if it becomes a defaulted mortgage loan without the written consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Event (provided that such consent is not required if such party is the borrower or an affiliate of the borrower)) unless the related special servicer under the applicable Non-Serviced PSA has delivered to the special servicer under the Pooling and Servicing Agreement, who will forward to the Directing Certificateholder: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan; (b) at least 10 days prior to the permitted sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for related Non-Serviced Whole Loan, and any documents in the servicing file reasonably requested by the holder of the related mortgage loan that are material to the sale price of related Non-Serviced Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related master servicer or the related special servicer in connection with the proposed sale; provided that the special servicer for this securitization may (with the consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Event) in accordance with the Pooling and Servicing Agreement waive any of the delivery or timing requirements set forth in this sentence.  See “Description of the Mortgage Pool—The Whole Loans—The Grapevine Mills Whole Loan—Sale of Defaulted Grapevine Mills Whole Loan”, “—The Columbus Square Portfolio Whole Loan—Sale of Defaulted Columbus Square Portfolio Whole Loan”, “—The 17 State Street Whole Loan—Consultation and Control—Sale of Defaulted 17 State Street Whole Loan” and “—The Canyon Ranch Portfolio Whole Loan—Consultation and Control—Sale of Defaulted Canyon Ranch Portfolio Whole Loan” in this prospectus supplement.

If title to any Mortgaged Property is acquired by the trust fund, the special servicer, on behalf of the trust fund (and the holder of any related Companion Loan or the ESK Companion Loan, if applicable), will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants or has not denied an extension of time to sell the property or (2) the trustee, the certificate administrator and the master servicer receive an opinion of independent counsel to the effect that the holding of the property by the trust fund longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause the trust fund (or cause either Trust REMIC) to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired on the same terms and conditions it would if it were the owner. The special servicer will also be required to ensure that any Mortgaged Property acquired by the trust fund is administered so that it constitutes “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at all times and that the sale of the property does not result in the receipt by the trust fund or the holder of any Companion Loan or the ESK Companion Loan of any “income from non-permitted assets” as described in Section 860F(a)(2)(B) of the Code, endanger the status of either Trust REMIC, or result in the imposition of a tax upon either Trust REMIC or the trust fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as defined in Section 860G(c)(2) of the Code). If the trust fund acquires title to any Mortgaged Property, the special servicer, on behalf of the trust fund, will retain, at the expense of the trust fund, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed before default on the related mortgage loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the trust fund to the extent that it constitutes “rents from real property,” within the meaning of Section 856(d) of the Code and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings that are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the trust fund would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to that personal property exceeds 15% of the total rent at the related mortgaged property for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the special servicer will be permitted to cause a Trust REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the trust fund to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Mark to Market Regulations—Taxes That May Be Imposed on the REMIC Pool” in the prospectus.

To the extent that Liquidation Proceeds collected with respect to any mortgage loan are less than the sum of: (1) the outstanding principal balance of the mortgage loan, (2) interest accrued on the mortgage loan and (3) the aggregate amount of expenses reimbursable to the master servicer, the special servicer, the certificate administrator, the senior trust advisor or the trustee or paid out of the trust fund that were not reimbursed by the related borrower (including any unpaid servicing compensation, unreimbursed Servicing Advances and unpaid and accrued interest on all Advances and additional trust fund expenses) incurred with respect to the mortgage loan, the trust fund will realize a loss in the amount of the shortfall. The trustee, the certificate administrator, the master servicer, the special servicer and/or the senior trust advisor will be entitled to reimbursement out of the Liquidation Proceeds recovered on any mortgage loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related mortgage loan, certain unreimbursed expenses incurred with respect to the mortgage loan and any unreimbursed Advances (including interest thereon) made with respect to the mortgage loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or the trustee on these Advances.

If any Mortgaged Property suffers damage and the proceeds, if any, of the related hazard insurance policy are insufficient to restore fully the damaged property, the master servicer will not be required to advance the funds to effect the restoration unless (1) the special servicer determines that the restoration will increase the proceeds to Certificateholders on liquidation of the mortgage loan after reimbursement of the special servicer or the master servicer, as the case may be, for its expenses and (2) the master servicer has not determined that the advance would be a Nonrecoverable Advance.

Servicing of the Grapevine Mills Mortgage Loan and the 17 State Street Mortgage Loan

The Grapevine Mills Mortgage Loan and the 17 State Street Mortgage Loan (each a “2014-C23 Serviced Mortgage Loan” and each related Whole Loan a “2014-C23 Serviced Whole Loan”), and any related REO Property, are each being serviced under the JPMBB 2014-C23 Pooling and Servicing Agreement. Accordingly, the JPMBB 2014-C23 Master Servicer will generally make servicing advances and remit collections on each 2014-C23 Serviced Mortgage Loan to or on behalf of the trust for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on each 2014-C23 Serviced Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the trust as the holder for this securitization of the 2014-C23 Serviced Mortgage Loans under the terms of the related intercreditor agreements and make P&I Advances with respect to each 2014-C23 Serviced Mortgage Loan, subject to any non-recoverability determination. The servicing arrangements under the JPMBB 2014-C23 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the Pooling and Servicing Agreement. Below are certain provisions in the JPMBB 2014-C23 Pooling and Servicing Agreement for your consideration:

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The master servicer, the special servicer, the certificate administrator, senior trust advisor and the trustee under the Pooling and Servicing Agreement will have no obligation or authority to (a) supervise or consent to the actions of the JPMBB 2014-C23 Master Servicer, the JPMBB 2014-C23 Special Servicer, or any of the trustee, certificate administrator or senior trust advisor under the JPMBB 2014-C23 Pooling and Servicing Agreement or (b) make Servicing Advances with respect to each 2014-C23 Serviced Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each 2014-C23 Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the JPMBB 2014-C23 Master Servicer or the JPMBB 2014-C23 Special Servicer.

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Pursuant to the JPMBB 2014-C23 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to each 2014-C23 Serviced Mortgage Loan will be generally similar to the corresponding fee payable under the Pooling and Servicing Agreement, although the special servicing fee on a loan-by-loan basis will be equal to a per annum rate of 0.25%.

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The master servicer for this securitization will be required to make P&I Advances with respect to each 2014-C23 Serviced Mortgage Loan, unless it has determined that such Advance would not be recoverable from collections on the related mortgage loan.

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The JPMBB 2014-C23 Master Servicer is obligated to make servicing advances with respect to each 2014-C23 Serviced Whole Loan. If the JPMBB 2014-C23 Master Servicer determines that a servicing advance it made with respect to each 2014-C23 Serviced Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the related mortgage loan and the related Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on the mortgage loans in the trust established under the JPMBB 2014-C23 Pooling and Servicing Agreement and the trust established under the Pooling and Servicing Agreement for this transaction.

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With respect to each 2014-C23 Serviced Mortgage Loan, prior to the occurrence and continuance of any control event under the JPMBB 2014-C23 Pooling and Servicing Agreement, the JPMBB 2014-C23 Directing Certificateholder will have the right to terminate the JPMBB 2014-C23 Special Servicer without cause at any time.

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In addition, with respect to each 2014-C23 Serviced Mortgage Loan, after the occurrence and during the continuance of any control event under the JPMBB 2014-C23 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the JPMBB 2014-C23 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates, a request can be made to vote to terminate the JPMBB 2014-C23 Special Servicer and appoint a successor JPMBB 2014-C23 Special Servicer.

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In addition, with respect to each 2014 C23 Serviced Mortgage Loan, following the occurrence of a consultation termination event under the JPMBB 2014-C23 Pooling and Servicing Agreement, if the senior trust advisor under the JPMBB 2014-C23 Pooling and Servicing Agreement determines that the JPMBB 2014-C23 Special Servicer is not performing its duties under the JPMBB 2014-C23 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, the senior trust advisor under the JPMBB 2014-C23 Pooling and Servicing Agreement will have the right to recommend the replacement of the JPMBB 2014-C23 Special Servicer.

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If a 2014-C23 Serviced Mortgage Loan becomes a defaulted mortgage loan, the JPMBB 2014-C23 Special Servicer will be required to take actions that are substantially similar to the actions described under “—Realization Upon Defaulted Mortgage Loans” in this prospectus supplement.

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The rating agencies rating the securities issued under the JPMBB 2014-C23 Pooling and Servicing Agreement may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the JPMBB 2014-C23 Pooling and Servicing Agreement than under the Pooling and Servicing Agreement.

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With respect to the 2014-C23 Serviced Mortgage Loans, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the Pooling and Servicing Agreement.

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The provisions of the JPMBB 2014-C23 Pooling and Servicing Agreement may also vary from the Pooling and Servicing Agreement with respect to time period and timing matters, terminology, allocation of ministerial duties between multiple servicers or other service providers, servicer termination events, notice or rating agency communication and confirmation requirements.

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The JPMBB 2014-C23 Master Servicer and JPMBB 2014-C23 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

Servicing of the Columbus Square Portfolio Mortgage Loan

The Columbus Square Portfolio Mortgage Loan, the related Whole Loan and any related REO Property, will each be serviced under the WFRBS 2014-C22 Pooling and Servicing Agreement. Accordingly, the WFRBS 2014-C22 Master Servicer will generally make servicing advances and remit collections on the Columbus Square Portfolio Mortgage Loan to or on behalf of the trust for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the Columbus Square Portfolio Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the trust as the holder for this securitization of the Columbus Square Portfolio Mortgage Loan under the terms of the related intercreditor agreement and make P&I Advances with respect to the Columbus Square Portfolio Mortgage Loan, subject to any non-recoverability determination. The servicing arrangements under the WFRBS 2014-C22 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the Pooling and Servicing Agreement. Below are certain provisions in the WFRBS 2014-C22 Pooling and Servicing Agreement for your consideration:

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The master servicer, the special servicer, the certificate administrator, senior trust advisor and the trustee under the Pooling and Servicing Agreement will have no obligation or authority to (a) supervise or consent to the actions of the WFRBS 2014-C22 Master Servicer, the WFRBS 2014-C22 Special Servicer, or any of the trustee, certificate administrator or senior trust advisor under the WFRBS 2014-C22 Pooling and Servicing Agreement or (b) make Servicing Advances with respect to the Columbus Square Portfolio Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the Columbus Square Portfolio Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the WFRBS 2014-C22 Master Servicer or the WFRBS 2014-C22 Special Servicer.

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Pursuant to the WFRBS 2014-C22 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Columbus Square Portfolio Mortgage Loan will be generally similar to the corresponding fee payable under the Pooling and Servicing Agreement, although the special servicing fee will be equal to the greater of 0.25% per annum and a per annum rate that would result in a special servicing fee of $1,000 for such loan for the related month.

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The master servicer for this securitization will be required to make P&I Advances with respect to the Columbus Square Portfolio Mortgage Loan, unless it has determined that such Advance would not be recoverable from collections on the related mortgage loan.

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The WFRBS 2014-C22 Master Servicer is obligated to make servicing advances with respect to the Columbus Square Portfolio Whole Loan. If the WFRBS 2014-C22 Master Servicer determines that a servicing advance it made with respect to the Columbus Square Portfolio Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the related mortgage loan and the related Pari Passu Companion Loan, on a pro rata basis (based on such loan’s outstanding principal balance), and then from general collections on the mortgage loans in the trust established under the WFRBS 2014-C22 Pooling and Servicing Agreement and the trust established under the Pooling and Servicing Agreement for this transaction.

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With respect to the Columbus Square Portfolio Mortgage Loan, prior to the occurrence and continuance of any control event under the WFRBS 2014-C22 Pooling and Servicing Agreement, the WFRBS 2014-C22 Directing Certificateholder will have the right to terminate the WFRBS 2014-C22 Special Servicer, with or without cause, and appoint itself or an affiliate or another person as the successor WFRBS 2014-C22 Special Servicer.

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In addition, with respect to the Columbus Square Portfolio Mortgage Loan, after the occurrence and during the continuance of any control event under the WFRBS 2014-C22 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the WFRBS 2014-C22 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates, a request can be made to vote to terminate the WFRBS 2014-C22 Special Servicer and appoint a successor WFRBS 2014-C22 Special Servicer.

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In addition, with respect to the Columbus Square Portfolio Mortgage Loan, following the occurrence of a consultation termination event under the WFRBS 2014-C22 Pooling and Servicing Agreement, if the senior trust advisor under the WFRBS 2014-C22 Pooling and Servicing Agreement determines that the WFRBS 2014-C22 Special Servicer is not performing its duties under the WFRBS 2014-C22 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, the senior trust advisor under the WFRBS 2014-C22 Pooling and Servicing Agreement will have the right to recommend the replacement of the WFRBS 2014-C22 Special Servicer.

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If the Columbus Square Portfolio Mortgage Loan becomes a defaulted mortgage loan, the WFRBS 2014-C22 Special Servicer will be required to take actions that are substantially similar to the actions described under “—Realization Upon Defaulted Mortgage Loans” in this prospectus supplement.

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The rating agencies rating the securities issued under the WFRBS 2014-C22 Pooling and Servicing Agreement may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the WFRBS 2014-C22 Pooling and Servicing Agreement than under the Pooling and Servicing Agreement.

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With respect to the Columbus Square Portfolio Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the Pooling and Servicing Agreement.

•	The provisions of the WFRBS 2014-C22 Pooling and Servicing Agreement may also vary from the Pooling and Servicing Agreement with respect to time period and timing matters, terminology,

allocation of ministerial duties between multiple servicers or other service providers, servicer termination events, notice or rating agency communication and confirmation requirements.

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The WFRBS 2014-C22 Master Servicer and WFRBS 2014-C22 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

Servicing of the Hilton Houston Post Oak Mortgage Loan

If the Hilton Houston Post Oak Mortgage Loan or the Hilton Houston Post Oak Pari Passu Companion Loan becomes specially serviced prior to the securitization of the Hilton Houston Post Oak Pari Passu Companion Loan, then the Hilton Houston Post Oak Whole Loan will be specially serviced under and in accordance with the Pooling and Servicing Agreement and the special servicer will be entitled to receive similar special servicing compensation for the Hilton Houston Post Oak Whole Loan as if the Hilton Houston Post Oak Whole Loan were a mortgage loan under the Pooling and Servicing Agreement although fee rates or other terms may not be identical.

Pursuant to the terms of the related intercreditor agreement, after the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, the related mortgage loan will be serviced and administered pursuant to the Hilton Houston Post Oak Pooling and Servicing Agreement, which are expected to contain servicing provisions substantially similar to, but not necessarily identical with, the provisions of the Pooling and Servicing Agreement.  None of the senior trust advisor, the master servicer, the special servicer, the certificate administrator or the trustee under the Pooling and Servicing Agreement will have any obligation or authority to supervise or consent to the actions of any other master servicer, special servicer or trustee under the Hilton Houston Post Oak Pooling and Servicing Agreement, and none of the master servicer, the special servicer or the trustee will have any obligation or authority to make Servicing Advances with respect to the related mortgage loan.  The obligation of the master servicer to provide information and collections to the trustee, the certificate administrator and the Certificateholders with respect to the related mortgage loan is dependent upon its receipt of the corresponding information and collections from the master servicer or special servicer under the other securitization.

After the Hilton Houston Post Oak Pari Passu Companion Loan Securitization Date, the Hilton Houston Post Oak Mortgage Loan will not be subject to the Servicer Termination Events described under “—Servicer Termination Events,” but will be subject to generally similar but not necessarily identical events provided for in the related Non-Serviced PSA.  In addition, the conditions that would result in an Appraisal Reduction Event under the Pooling and Servicing Agreement may differ in some respects from the conditions that would require an appraisal under any Non-Serviced PSA governing the servicing of a Non-Serviced Whole Loan.

See “Description of the Mortgage Pool—The Whole Loans—The Hilton Houston Post Oak Whole Loan” in this prospectus supplement.

Servicing of the Canyon Ranch Portfolio Mortgage Loan

The Canyon Ranch Portfolio Mortgage Loan (the “2014-UBS5 Serviced Mortgage Loan” and the related Whole Loan, the “2014-UBS5 Serviced Whole Loan”), and any related REO Property, are each being serviced under the COMM 2014-UBS5 Pooling and Servicing Agreement. Accordingly, the COMM 2014-UBS5 Master Servicer will generally make servicing advances and remit collections on the 2014-UBS5 Serviced Mortgage Loan to or on behalf of the trust for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the 2014-UBS5 Serviced Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the trust as the holder for this securitization of the 2014-UBS5 Serviced Mortgage Loan under the terms of the related intercreditor agreement and make P&I Advances with respect to the 2014-UBS5 Serviced Mortgage Loan, subject to any non-recoverability determination. The servicing arrangements under the COMM 2014-UBS5 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the Pooling and Servicing Agreement. Below are certain provisions in the COMM 2014-UBS5 Pooling and Servicing Agreement for your consideration:

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The master servicer, the special servicer, the certificate administrator, senior trust advisor and the trustee under the Pooling and Servicing Agreement will have no obligation or authority to (a) supervise or consent to the actions of the COMM 2014-UBS5 Master Servicer, the COMM 2014-UBS5 Special Servicer, or any of the trustee, certificate administrator or senior trust advisor under the COMM 2014-UBS5 Pooling and Servicing Agreement or (b) make Servicing Advances with respect to the 2014-UBS5 Serviced Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the 2014-UBS5 Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the COMM 2014-UBS5 Master Servicer or the COMM 2014-UBS5 Special Servicer.

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Pursuant to the COMM 2014-UBS5 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the 2014-UBS5 Serviced Mortgage Loan will be generally similar to the corresponding fee payable under the Pooling and Servicing Agreement, although the special servicing fee on a loan-by-loan basis will be equal to a per annum rate of 0.25%.

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The master servicer for this securitization will be required to make P&I Advances with respect to the 2014-UBS5 Serviced Mortgage Loan, unless it has determined that such Advance would not be recoverable from collections on the related mortgage loan.

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The COMM 2014-UBS5 Master Servicer is obligated to make servicing advances with respect to the 2014-UBS5 Serviced Whole Loan. If the COMM 2014-UBS5 Master Servicer determines that a servicing advance it made with respect to the 2014-UBS5 Serviced Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the related mortgage loan and the related Pari Passu Companion Loan, on a pro rata basis (based on such loan’s outstanding principal balance), and then from general collections on the mortgage loans in the trust established under the COMM 2014-UBS5 Pooling and Servicing Agreement and the trust established under the Pooling and Servicing Agreement for this transaction and any other securitization related to a Canyon Ranch Portfolio Pari Passu Companion Loan.

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With respect to the 2014-UBS5 Serviced Mortgage Loan, prior to the occurrence and continuance of any control termination event under the COMM 2014-UBS5 Pooling and Servicing Agreement, the COMM 2014-UBS5 directing certificateholder (or similar entity) will have the right to terminate the COMM 2014-UBS5 Special Servicer, with or without cause, and appoint itself or an affiliate or another person as the successor COMM 2014-UBS5 Special Servicer.

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In addition, with respect to the 2014-UBS5 Serviced Mortgage Loan, after the occurrence and during the continuance of any control termination event under the COMM 2014-UBS5 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the COMM 2014-UBS5 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates, a request can be made to vote to terminate the COMM 2014-UBS5 Special Servicer and appoint a successor COMM 2014-UBS5 Special Servicer.

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In addition, with respect to the 2014-UBS5 Serviced Mortgage Loan, following the occurrence of a consultation termination event under the COMM 2014-UBS5 Pooling and Servicing Agreement, if the senior trust advisor under the COMM 2014-UBS5 Pooling and Servicing Agreement determines that the COMM 2014-UBS5 Special Servicer is not performing its duties under the COMM 2014-UBS5 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, the senior trust advisor under the COMM 2014-UBS5 Pooling and Servicing Agreement will have the right to recommend the replacement of the COMM 2014-UBS5 Special Servicer.

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If the 2014-UBS5 Serviced Mortgage Loan becomes a defaulted mortgage loan, the COMM 2014-UBS5 Special Servicer will be required to take actions that are substantially similar to the actions described under “—Realization Upon Defaulted Mortgage Loans” in this prospectus supplement.

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The rating agencies rating the securities issued under the COMM 2014-UBS5 Pooling and Servicing Agreement may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the COMM 2014-UBS5 Pooling and Servicing Agreement than under the Pooling and Servicing Agreement.

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With respect to the 2014-UBS5 Serviced Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the Pooling and Servicing Agreement.

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The provisions of the COMM 2014-UBS5 Pooling and Servicing Agreement may also vary from the Pooling and Servicing Agreement with respect to time period and timing matters, terminology, allocation of ministerial duties between multiple servicers or other service providers, servicer termination events, notice or rating agency communication and confirmation requirements.

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The COMM 2014-UBS5 Master Servicer and COMM 2014-UBS5 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

Inspections; Collection of Operating Information

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a mortgage loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Mortgage Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2015 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related mortgage loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the mortgage loan becomes a Specially Serviced Mortgage Loan and annually thereafter for so long as the mortgage loan remains a Specially Serviced Mortgage Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related mortgage loan (but with respect to a Serviced Whole Loan or the ESK Whole Loan, only amounts available for such purpose under the related intercreditor agreement) and then from the Certificate Account as an expense of the trust fund, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related intercreditor agreement. With respect to the ESK Whole Loan, the costs will be allocated, first, as an expense of the holder of the ESK Companion Loan, and second, as an expense of the holders of the ESK Mortgage Loan to the extent provided in the related intercreditor agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

With respect to each mortgage loan that requires the borrower to deliver Operating Statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual Operating Statements beginning with calendar year end 2014 of the related Mortgaged Property. Most of the mortgage loan documents obligate the related borrower to deliver annual property Operating Statements. However, we cannot assure you that any Operating Statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing mortgage loan.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus supplement.

Certain Matters Regarding the Master Servicer, the Special Servicer, the Senior Trust Advisor and the Depositor

The Pooling and Servicing Agreement permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus supplement); and, as to the special servicer only, for so long as a Control Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the Pooling and Servicing Agreement. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Servicer Termination Events” below, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will provide that none of the master servicer (including in its capacity as the companion paying agent), the special servicer, the depositor, the senior trust advisor or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the trust fund, Certificateholders or holders of the related Companion Loan or the ESK Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the Pooling and Servicing Agreement or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the companion paying agent), the special servicer, the depositor, the senior trust advisor or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the Pooling and Servicing Agreement or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the Pooling and Servicing Agreement or by reason of negligent disregard of such obligations and duties. The Pooling and Servicing Agreement will also provide that the master servicer (including in its capacity as the companion paying agent), the special servicer, the depositor, the senior trust advisor and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the trust against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the Pooling and Servicing Agreement, the mortgage loans, any related Companion Loan or the ESK Companion Loan, as applicable, or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the Pooling and Servicing Agreement or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the Pooling and Servicing Agreement, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The Pooling and Servicing Agreement will also provide that any related master servicer, depositor, special servicer, senior trust advisor or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Pari Passu Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the trust fund and held harmless against the trust’s pro rata share of any liability or expense incurred in connection with any legal action or claim that relates to such Non-Serviced Mortgage Loan and the related non-serviced mortgaged property under the related Non-Serviced PSA or the Pooling and Servicing Agreement; provided, however, that such indemnification will not extend to any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence on the part of the related master servicer, depositor, special servicer, senior trust advisor or trustee under the related Non-Serviced PSA in the performance of obligations or duties or by reason of negligent disregard of obligations or duties under the related Non-Serviced PSA or the related intercreditor agreement.

In addition, the Pooling and Servicing Agreement will provide that none of the master servicer (including in its capacity as the companion paying agent), the special servicer, the depositor or senior trust advisor will be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective responsibilities under the Pooling and Servicing Agreement or that in its opinion may involve it in any expense or liability not reimbursed by the trust. However, each of the master servicer, the special servicer, the depositor and the senior trust advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan or the ESK Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan or the ESK Companion Loan (as applicable) (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Pari Passu Companion Loan or the subordinate nature of the ESK Companion Loan, as applicable)) under the Pooling and Servicing Agreement; provided, however, that if a Serviced Whole Loan or the ESK Whole Loan and/or the holder of the related Companion Loan or the ESK Companion Loan (as applicable) are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan or the ESK Whole Loan in accordance with the related intercreditor agreement and will also be payable out of the other funds in the Certificate Account if amounts on deposit with respect to such Serviced Whole Loan or the ESK Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a mortgage loan, Companion Loan or the ESK Companion Loan, then any subsequent recovery on that mortgage loan, Companion Loan or the ESK Companion Loan, as applicable, will be used to reimburse the trust for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the trust fund, and the master servicer, the special servicer, the depositor, or the senior trust advisor, as the case may be, will be entitled to be reimbursed out of the Certificate Account for the expenses.

Pursuant to the Pooling and Servicing Agreement, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the Pooling and Servicing Agreement. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the Pooling and Servicing Agreement are met.

Any person into which the master servicer, the special servicer, the depositor or senior trust advisor may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor or senior trust advisor is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor or senior trust advisor, will be the successor of the master servicer, the special servicer, the depositor or senior trust advisor, as the case may be, under the Pooling and Servicing Agreement. The master servicer, the special servicer and the senior trust advisor may have other normal business relationships with the depositor or the depositor’s affiliates.

Unless and until the special servicer liquidates a mortgage loan (other than a Non-Serviced Mortgage Loan) following a default with respect to such mortgage loan, the special servicer will be required to pursue such other resolution strategies available under the Pooling and Servicing Agreement, including, without limitation, workout, sale and foreclosure, consistent with the Servicing Standard and any applicable REMIC Provisions.

In connection with the master servicer and the special servicer’s duties, all net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to a mortgage loan, Serviced Pari Passu Companion Loan, the ESK Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) will be made using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on a mortgage loan, Serviced Pari Passu Companion Loan or the ESK Companion Loan, as applicable, or a sale of a mortgage loan or the ESK Companion Loan by the special servicer, the higher of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrower on non-defaulted debt of such borrower as of such date of determination and (2) the Mortgage Rate on the applicable mortgage loan, Serviced Pari Passu Companion Loan or the ESK Companion Loan based on its outstanding principal balance and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or update of such appraisal) of the related Mortgaged Property.

The Pooling and Servicing Agreement will provide that if with respect to any mortgage loan (or Serviced Whole Loan or the ESK Companion Loan) the related mortgage loan documents permit the lender to (but do not require the lender to), at its option, prior to an event of default under the related mortgage loan (or Serviced Whole Loan or the ESK Companion Loan), apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, the master servicer or special servicer, as applicable, may not apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account, unless not applying those amounts as a prepayment would be a violation of the Servicing Standard. Such amount may be used, if permitted under the mortgage loan documents, to defease the loan, or may be used to prepay the mortgage loan (or Serviced Whole Loan or the ESK Companion Loan), or for other purpose consistent with the Servicing Standard and the mortgage loan documents, upon a subsequent default.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related mortgage loan documents or other provisions of the Pooling and Servicing Agreement, if any action under such mortgage loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the

“Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus supplement as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any mortgage loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the Pooling and Servicing Agreement relating to the servicing of the mortgage loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in such rating action or any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency.  Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the Pooling and Servicing Agreement, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus supplement will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter.

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the Pooling and Servicing Agreement, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the Pooling and Servicing Agreement).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the mortgage loan documents or any matter related to the mortgage loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the Pooling and Servicing Agreement or any related intercreditor agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the Pooling and Servicing Agreement. All other information required to be delivered to the Rating Agencies pursuant to the Pooling and Servicing Agreement or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the Pooling and Servicing Agreement, and thereafter be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the Pooling and Servicing Agreement. The senior trust advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus supplement.

The Pooling and Servicing Agreement will provide that the Pooling and Servicing Agreement may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the Pooling and Servicing Agreement, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any mortgage loan documents or the Pooling and Servicing Agreement will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a mortgage loan), the custodian, the trustee and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the mortgage loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of the mortgage loan), the trustee, the custodian, the certificate administrator and the senior trust advisor will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the mortgage loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the senior trust advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

•	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

•	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

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the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the Pooling and Servicing Agreement setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

•
a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

“Regulation AB” means subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100 - 229.1123, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC in the adopting release (Asset Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Servicer Termination Events

A “Servicer Termination Event” under the Pooling and Servicing Agreement with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)      (i) any failure by the master servicer to make a required deposit to the Certificate Account or remit to the companion paying agent for deposit into the related companion distribution account on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)      any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Certificate Account, or any other account required under the Pooling and Servicing Agreement, any such remittance required to be made by the special servicer on the day such remittance is required to be made under the Pooling and Servicing Agreement;

(c)      any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, five business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the Pooling and Servicing Agreement and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the Pooling and Servicing Agreement) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)      any breach on the part of the master servicer or the special servicer of any representation or warranty in the Pooling and Servicing Agreement that materially and adversely affects the interests of any class of Certificateholders or holders of any Companion Loan (excluding the holder of a Non- Serviced Pari Passu Companion Loan) and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)      certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s or DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of Certificates, or (ii) has placed one or more classes of Certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or DBRS within 60 days of such actual knowledge by the master servicer or the special servicer, as the case may be) and, in the case of either of clauses (i) or (ii), cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action; or

(g)      the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the Pooling and Servicing Agreement, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to not less than 51% of the Voting Rights or, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the Pooling and Servicing Agreement. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to not less than 51% of the Voting Rights, or, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity that would not result in the downgrade, qualification or withdrawal of the then-current ratings assigned to any class of Offered Certificates by any Rating Agency to act as successor to the master servicer or special servicer, as the case may be, under the Pooling and Servicing Agreement and, for so long as a Control Event has not occurred and is not continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

In addition, the Depositor may direct the trustee to terminate each of the master servicer or the special servicer, as applicable, upon five business days’ written notice if there is a Servicer Termination Event under clause (c)(i) above.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of the special servicer under a Non-Serviced PSA entered into in connection with the securitization of a Non-Serviced Pari Passu Companion Loan (such special servicer, the related “Non-Serviced Special Servicer”) remains unremedied and affects the holder of such Non-Serviced

Mortgage Loan, and the related Non-Serviced Special Servicer has not otherwise been terminated, the holder of the related Non-Serviced Mortgage Loan (or the trustee, acting at the direction of the Directing Certificateholder) will be entitled to direct the trustee under the related Non-Serviced PSA (the “Non-Serviced Trustee”) to terminate the related Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan). The appointment (or replacement) of a Non-Serviced Special Servicer with respect to a Non-Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. Such replacement special servicer will be selected by the related Non-Serviced Trustee or, prior to a consultation termination event under the related Non-Serviced PSA, by the related directing certificateholder (or similar entity); provided, however, that any successor Non-Serviced Special Servicer appointed to replace the terminated Non-Serviced Special Servicer with respect to a Non-Serviced Whole Loan cannot at any time be the person (or its affiliate) that was terminated at the direction of the holder of the related Non-Serviced Mortgage Loan, without the prior written consent of the Directing Certificateholder.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) or (g) under “—Servicer Termination Events” above, and prior to being replaced as described in the second preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the Pooling and Servicing Agreement; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the Pooling and Servicing Agreement. If a successor has not entered into the Pooling and Servicing Agreement as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects the Serviced Pari Passu Companion Loan, the related holder of the Serviced Pari Passu Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Pari Passu Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only the Serviced Pari Passu Companion Loan, the related holder of the Serviced Pari Passu Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Pari Passu Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Pari Passu Companion Loan, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Further, if replaced as a result of a Servicer Termination Event any master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Amendment

The Pooling and Servicing Agreement may be amended by the parties to the Pooling and Servicing Agreement, without the consent of any of the holders of certificates or holders of any Companion Loan or the ESK Companion Loan:

(a)      to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(b)      to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the prospectus supplement with respect to the certificates, the trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error;

(c)      to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)      to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on either Trust REMIC or the Grantor Trust that would be a claim against a related Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)      to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)       to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan or the ESK Companion Loan not consenting thereto, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus supplement);

(g)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus supplement); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced by an opinion of counsel;

(h)      to modify the provisions of the Pooling and Servicing Agreement with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus supplement);

(i)       to modify the procedures set forth in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website; and

(j)       in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to (A) effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided that any amendment pursuant to this clause (j) will be at the sole cost and expense of the depositor.

With respect to paragraph (j) above, in a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, in Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 11 Civ. 5459 (WHP) (SDNY Apr. 3, 2012) and Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, et.al, 12 Civ. 2865 (KBF) (S.D.N.Y. Dec. 7, 2012)). These rulings are contrary to more than three decades of market and SEC practice, as well as guidance provided by the Division of Corporation Finance Interpretive Response 202.01 regarding the TIA, Section 304(a)(2) (which guidance was updated on May 3, 2012 to note the first of these rulings referred to above and to state that the “staff is considering CDI 202.01 in light of this ruling”). See also Harbor Financial, Inc. 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988). If any of these rulings by the lower courts is affirmed on appeal, or if there is a change by the Division of Corporation Finance of its position that agreements similar to the Pooling and Servicing Agreement are exempt from the TIA under Section 304(a)(2), that would likely result in the Pooling and Servicing Agreement being required to be qualified under the TIA.

In the event that subsequent to the date of this prospectus supplement the depositor informs the trustee that it has determined that the TIA does apply to the Pooling and Servicing Agreement (a “TIA

Applicability Determination”), the Pooling and Servicing Agreement will provide that it will be amended, without the consent of any Certificateholder and at the expense of the depositor, to the extent necessary to comply with the TIA. In addition, if the TIA were to apply to the Pooling and Servicing Agreement, the TIA provides that certain provisions would automatically be deemed to be included in the Pooling and Servicing Agreement (and the Pooling and Servicing Agreement thus would be statutorily amended without any further action); provided, however, that it shall be deemed that the parties to the Pooling and Servicing Agreement have agreed that, to the extent permitted under the TIA, the Pooling and Servicing Agreement shall expressly exclude any non-mandatory provisions that (x) conflict with the provisions of the Pooling and Servicing Agreement or would otherwise alter its provisions or (y) increase the obligations, liabilities or scope of responsibility of any party thereto. Generally, the TIA provisions include additional obligations of the trustee, certain additional reporting requirements, and heightened conflict of interest rules which may require, for example, that the trustee resign in the event the interests of the holders of the various classes of certificates differ from one another under certain circumstances and that one or more other trustees be appointed in its place. While investors should understand the potential for such amendments, investors should not purchase Certificates with any expectation that the TIA will be determined to apply or that any such amendments will be made.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans or the ESK Companion Loan that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan or the holder of the Class ESK certificates without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan or the holders of the Class ESK certificates, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then outstanding, (4) change in any manner any defined term used in any Purchase Agreement or the obligations or rights of any mortgage loan seller under any Purchase Agreement without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus supplement) and, if required, under the related intercreditor agreement, the consent of the holders of the Class ESK certificates.

Notwithstanding the foregoing, no amendment to the Pooling and Servicing Agreement may be made that changes in any manner the obligations of any mortgage loan seller under any Purchase Agreement or the rights of any mortgage loan seller, including as a third party beneficiary, under the Pooling and Servicing Agreement, without the consent of such mortgage loan seller. In addition, no amendment to the Pooling and Servicing Agreement may be made that changes in any material respect the rights of the Class ESK certificates without the consent of the holders of such class.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the Pooling and Servicing Agreement without the trustee, the certificate administrator, the master servicer, the special servicer and the senior trust advisor having first received an opinion of counsel (at the trust fund’s expense) to the effect that the amendment does not conflict with the terms of the Pooling and Servicing Agreement, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee or any other specified person in accordance with the amendment, will not result in the imposition of a tax on any portion of the trust fund or cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes in any material respect to the rights of the ESK Certificates without the consent of such class.

CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING
TRANSACTION PARTIES

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

In addition, JPMCB currently holds one (1) of the Grapevine Mills Pari Passu Companion Loans and the Hilton Houston Post Oak Pari Passu Companion Loan; however, JPMCB expects to deposit those Pari Passu Companion Loans into one or more future securitizations.

With respect to one (1) mortgage loan identified as “635 Madison Avenue” on Annex A-1 to this prospectus supplement, representing approximately 7.1% of the Initial Pool Balance, JPMorgan Chase Bank, National Association, a sponsor and mortgage loan seller, is the holder of a related mezzanine loan secured by direct or indirect equity interests in the related mortgage borrower. The additional financial interest in this mortgaged property may create a conflict of interest. See “Description of the Mortgage Pool—Additional Debt” in this prospectus supplement. In exercising its rights, no mezzanine lender has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

With respect to one  (1) mortgage loan identified as “Oakland Square and Oakland Plaza” on Annex A-1 to this prospectus supplement, representing approximately 2.8% of the Initial Pool Balance, the mortgage loan seller of one of the two pari passu notes comprising the total mortgage loan, RAIT Funding, LLC, is an affiliate of RAIT Partnership, L.P., the non-recourse carveout guarantor, that indirectly owns a 100% equity interest in each of the related borrowers.  The additional financial interest in these mortgaged properties may create a conflict of interest. See “Risk Factors-Potential Conflicts of Interest-Potential Conflicts of Interest of the Sponsors and Mortgage Loan Sellers.”

Barclays is a sponsor and a mortgage loan seller. Barclays is also an affiliate of Barclays Capital Inc., an underwriter for the offered certificates and an initial purchaser of the non-offered certificates. See “Risk Factors—Potential Conflicts of Interest—Potential Conflicts of Interest of the Underwriters and Their Affiliates” in this prospectus supplement. Barclays provides warehouse financing to RAIT CMBS Conduit II, LLC, an affiliate of RAIT Funding, LLC, one of the sponsors, through a repurchase facility.  All of the mortgage loans intended to be included in the trust that RAIT Funding, LLC originated are subject to that repurchase facility.  Proceeds received by RAIT CMBS Conduit II, LLC will be applied, among other things, to reacquire the financed mortgage loans and to make payments to Barclays Bank PLC as the repurchase agreement counterparty.  In addition, one  (1) mortgage loan identified as “Oakland Square and Oakland Plaza” on Annex A-1 to this prospectus supplement, representing approximately 2.8% of the Initial Pool Balance, consists of two (2) promissory notes co-originated by Barclays and RAIT Funding, LLC.  Barclays is selling Note A-2 to the depositor.  Unless otherwise specified in this prospectus supplement, the Oakland Square and Oakland Plaza mortgage loan is presented for all purposes as one mortgage loan.

KeyBank is a sponsor, a mortgage loan seller and a primary servicer.  It is also an affiliate of KeyBanc Capital Markets Inc., an underwriter for the Offered Certificates and initial purchaser. KeyBank or one of its affiliates originated each of the mortgage loans that KeyBank is selling to the depositor for inclusion in the trust.

Column Financial, Inc. is a sponsor and a mortgage loan seller. Column Financial, Inc. is also an affiliate of Credit Suisse Securities (USA) LLC, an underwriter for the offered certificates and an initial purchaser for certain of the non-offered certificates. In addition, Column Financial, Inc. currently holds one (1) of the Grapevine Mills Pari Passu Companion Loans; however, Column Financial, Inc. expects to deposit the Pari Passu Companion Loans into one or more future securitizations. See “Risk Factors—Potential Conflicts of Interest—Potential Conflicts of Interest of the Underwriters and Their Affiliates” in this prospectus supplement.

Wells Fargo Bank, National Association is also the master servicer, certificate administrator, the custodian, the certificate registrar and the 17g-5 information provider under (i) the JPMBB 2014-C23 Pooling and Servicing Agreement with respect to the Grapevine Mills Whole Loan and the 17 State Street Whole Loan, (ii) the WFRBS 2014-C22 Pooling and Servicing Agreement with respect to the Columbus Square Portfolio Whole Loan and (iii) the COMM 2014-UBS5 Pooling and Servicing Agreement with respect to the Canyon Ranch Portfolio Whole Loan.

See “Risk Factors—Potential Conflicts of Interest” and “—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” in this prospectus supplement. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties” in this prospectus supplement.

PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties” in this prospectus supplement.

USE OF PROCEEDS

Certain of the net proceeds from the sale of the Offered Certificates will be used by the depositor to purchase the mortgage loans and to pay certain expenses in connection with the issuance of the Offered Certificates.

YIELD AND MATURITY CONSIDERATIONS

Yield Considerations

General. The yield on any class of Offered Certificates will depend on: (1) the Pass-Through Rate for the class; (2) the price paid for such certificates and, if the price was other than par, the rate and timing of payments (whether as a result of voluntary or involuntary prepayments received in respect of the mortgage loans) of principal on the Pooled Certificate (or, in the case of the Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D and Class X-E certificates, reduction of the Notional Amount of the Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D and Class X-E certificates, as applicable (in each case, determined without giving effect to any exchange of Class A-S, Class B and Class C certificates for Class EC certificates)); (3) the aggregate amount of distributions on the certificates (or in the case of the Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D and Class X-E certificates, the resulting reductions of the Notional Amount of the Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D and Class X-E certificates, as applicable (in each case, determined without giving effect to any exchange of Class A-S, Class B and Class C certificates for Class EC certificates), as a result of such principal distributions); and (4) the aggregate amount of Collateral Support Deficit amounts allocated to a class of Pooled Certificates (or, in the case of the Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D and Class X-E certificates, in reduction of the Notional Amount of the Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D and Class X-E certificates, as applicable (in each case, determined without giving effect to any exchange of Class A-S, Class B and Class C certificates for Class EC certificates)).

Pass-Through Rate. The Pass-Through Rate applicable to each class of Offered Certificates (other than the Class EC certificates, which do not have a Pass-Through Rate) for any Distribution Date will equal the rate set forth on the cover of this prospectus supplement (including additional information indicated by any relevant footnotes). See “Description of the Certificates” in this prospectus supplement.

Rate and Timing of Principal Payments. The yield to holders of Offered Certificates that are purchased at a discount or premium will be affected by the rate and timing of principal payments on the mortgage loans (including principal prepayments on the mortgage loans resulting from both voluntary prepayments by the borrowers and involuntary liquidations). As described in this prospectus supplement, the Principal Distribution Amount for each Distribution Date will generally be distributable first, in respect of the Class A-SB certificates until their Certificate Balance is reduced to the Class A-SB Planned Principal Balance for such Distribution Date, second, in respect of the Class A-1 certificates until their Certificate Balance is reduced to zero, third, in respect of the Class A-2 certificates, until their Certificate Balance is reduced to zero, fourth, in respect of the Class A-3 certificates, until their Certificate Balance is reduced to zero, fifth, in respect of the Class A-4A1 certificates and the Class A-4A2 certificates, pro rata, until each of their respective Certificate Balances are reduced to zero, sixth, in respect of the Class A-5 certificates until their Certificate Balance is reduced to zero, and seventh, in respect of the Class A-SB certificates, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balance is reduced to zero. After those distributions, the remaining Principal Distribution Amount with respect to the pool of mortgage loans (or, with respect to the ESK Whole Loan, the related mortgage loan) will generally be distributable entirely in respect of the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the Class NR certificates, in that order, in each case until the Certificate Balance of such class of certificates is reduced to zero (calculated without giving effect to any exchange of the Exchangeable Certificates for Class EC certificates). On each Distribution Date, the Class EC certificates will receive, in the aggregate, the sum of the principal distributable to the Class A-S, Class B and Class C certificates that have been exchanged for such Class EC certificates. Consequently, the rate and timing of principal payments on the mortgage loans will in turn be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges and/or other prepayment consideration in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, any extensions of maturity dates by the master servicer or the special servicer and the rate and timing of principal prepayments and other unscheduled collections received in respect of the mortgage loans (or, with respect to the ESK Whole Loan, the related mortgage loan) (including for this purpose, collections made in connection with liquidations of mortgage loans due to defaults, casualties or condemnations affecting the Mortgaged Properties, or purchases of mortgage loans out of the trust fund). Furthermore, because the Class X Certificates are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the mortgage loans to the extent distributed to reduce the related Notional Amount of the applicable class of Class X Certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest, other than to make requests for collection, until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the trust fund’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2 and Class A-5 certificates were outstanding.

Prepayments and, assuming the respective stated maturity dates (or, if applicable, Anticipated Repayment Dates) for the mortgage loans have not occurred, liquidations and purchases of the mortgage loans will result in distributions on the Offered Certificates of amounts that would otherwise be distributed over the remaining terms of the mortgage loans to maturity (or, if applicable, to the related Anticipated Repayment Date). Defaults on the mortgage loans particularly at or near their stated maturity dates (or, if applicable, Anticipated Repayment Dates), may result in significant delays in anticipated payments of principal on the mortgage loans (and, accordingly, on the Offered Certificates) while work-outs are negotiated or foreclosures are completed. See “Servicing of the Mortgage Loans—Modifications, Waivers and Amendments” and “—Realization Upon Defaulted Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans” in this prospectus supplement. Because the rate of principal payments on the mortgage loans will depend on future events and a variety of factors (as described below), we cannot assure you as to the rate of principal payments or the rate of principal prepayments in particular. We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experience of a large group of mortgage loans comparable to the mortgage loans.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the mortgage loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B-1 or Class X-B-2 certificates applied to reduce the Notional Amount of the Class X-A, Class X-B-1 or Class X-B-2 certificates, as applicable (in each case, determined without giving effect to any exchange of Exchangeable Certificates for Class EC certificates). An investor should consider, in the case of any certificate (other than the Class X Certificates) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the mortgage loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium, the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the mortgage loans is distributed or otherwise results in reduction of the principal balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

Because the Notional Amounts of the Class X-A, Class X-B-1 and Class X-B-2 certificates are based on the outstanding Certificate Balances of, in the case of the Class X-A certificates, the Class A Certificates (determined without giving effect to any exchange and conversion of any Class A-S certificates for Class EC certificates), in the case of the Class X-B-1 certificates, the Class B certificates (determined without giving effect to any exchange and conversion of any Class B certificates for Class EC certificates) and, in the case of the Class X-B-2 certificates, the Class D certificates, the yield to maturity on the Class X-A, Class X-B-1 and Class X-B-2 certificates will be extremely sensitive to the rate and timing of prepayments of principal on the mortgage loans.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if mortgage loans with higher Mortgage Rates prepay faster than mortgage loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls. The yield to holders of the Offered Certificates will also depend on the extent to which the holders are required to bear the effects of any losses or shortfalls on the mortgage loans. Losses and other shortfalls on the mortgage loans will generally be borne by the holders of the Class NR certificates, the Class F certificates, the Class E certificates, the Class D certificates, the Class C certificates (and any related portion of the Class EC certificates), Class B certificates (and any related portion of the Class EC certificates) and the Class A-S certificates (and any related portion of the Class EC certificates), in that order, in each case to the extent of amounts otherwise distributable in respect of the class of Subordinate Certificates. Although losses on the Class A-S certificates (and any related portion of the Class EC certificates) will not be allocated to the Class X-A certificates directly, they will reduce the Notional Amount of the Class X-A certificates (without giving effect to any conversion and exchange of Class A-S certificates for Class EC certificates), which will reduce the yield on such Offered Certificates. Similarly, although losses on the Class B certificates (and any related portion of the Class EC certificates) will not be allocated to the Class X-B-1 certificates directly, they will reduce the Notional Amount of the Class X-B-1 certificates (without giving effect to any conversion and exchange of Class B certificates for Class EC certificates), which will reduce the yield on such Offered Certificates. Although losses on the Class D certificates will not be allocated to the Class X-B-2 certificates directly, they will reduce the Notional Amount of the Class X-B-2 certificates, which will reduce the yield on such Offered Certificates. In the event of the reduction of the Certificate Balances of all those classes of Subordinate Certificates and the Class EC certificates to zero, the resulting losses and shortfalls will then be borne, pro rata, by the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5 and Class A-SB certificates. As is the case with losses on the Class A-S certificates as described above, although losses on such Class A Certificates will not be allocated to the Class X-A certificates directly, they will reduce the Notional Amount of the Class X-A certificates (without giving effect to any conversion and exchange of Class A-S certificates for Class EC certificates), which will reduce the yield on such Offered Certificates. If Exchangeable Certificates are converted in an exchange for Class EC certificates, all losses and shortfalls that would otherwise be allocable to such converted Exchangeable Certificates will be borne by such Class EC certificates.

Losses and shortfalls on the ESK Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to the ESK Whole Loan will generally be allocated first to the ESK  Companion Loan (and, correspondingly, the ESK Certificates) and then to the related mortgage loan (and correspondingly to the Pooled Certificates).

Certain Relevant Factors. The rate and timing of principal payments and defaults and the severity of losses on the mortgage loans may be affected by a number of factors, including, without limitation, prevailing interest rates, the terms of the mortgage loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the mortgage loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool” and “Yield and Maturity Considerations” in this prospectus supplement.

The rate of prepayment on the pool of mortgage loans is likely to be affected by prevailing market interest rates for mortgage loans of a comparable type, term and risk level as the mortgage loans. When the prevailing market interest rate is below a mortgage coupon, a borrower may have an increased incentive to refinance its mortgage loan. However, under all of the mortgage loans, voluntary prepayments are subject to lockout periods and/or Yield Maintenance Charges. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans” in this prospectus supplement. In any case, we cannot assure you that the related borrowers will refrain from prepaying their mortgage loans due to the existence of Yield Maintenance Charges or prepayment premiums, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans” in this prospectus supplement.

With respect to certain mortgage loans, the related mortgage loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the mortgage loan as is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain mortgage loans, the related mortgage loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related mortgage loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the mortgage loan. For more information see “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Releases of Individual Mortgaged Properties” in this prospectus supplement.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the mortgage loans, as to the relative importance of those factors, as to the percentage of the principal balance of the mortgage loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the mortgage loans or related mortgage loans.

Delay in Payment of Distributions. Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Unpaid Distributable Certificate Interest. As described under “Description of the Certificates—Distributions—Priority” in this prospectus supplement, if the portion of the Available Distribution Amount distributable in respect of interest on any class of certificates on any Distribution Date is less than the Distributable Certificate Interest then payable for that class of certificates, then the shortfall will be distributable to holders of that class of certificates on subsequent Distribution Dates, to the extent of available funds. Any shortfall will not bear interest, however, so it will negatively affect the yield to maturity of the related class of certificates for so long as it is outstanding. Similarly, any amounts constituting Collateral Support Deficit that are subsequently reimbursed generally will not bear interest (except as provided in this prospectus supplement with respect to Accrued Interest From Recoveries).

Weighted Average Life

The weighted average life of a Regular Certificate and the Class EC certificates refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Regular Certificate and the Class EC certificates will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. As described in this prospectus supplement, the Principal Distribution Amount for each Distribution Date will generally be distributable first, in respect of the Class A-SB certificates until their Certificate Balance is reduced to the Class A-SB Planned Principal Balance for such Distribution Date, second, in respect of the Class A-1 certificates until their Certificate Balance is reduced to zero, third, in respect of the Class A-2 certificates until their Certificate Balance is reduced to zero, fourth, in respect of the Class A-3 certificates until their Certificate Balance is reduced to zero, fifth, in respect of the Class A-4A1 and the Class A-4A2 certificates, pro rata, until each of their respective Certificate Balances are reduced to zero, sixth, in respect of the Class A-5 certificates until their Certificate Balance is reduced to zero and seventh, in respect of the Class A-SB certificates, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balance is reduced to zero. After those distributions, the remaining Principal Distribution Amount with respect to all the mortgage loans will generally be distributable entirely in respect of the A-S certificates, then the Class B certificates, then the Class C certificates, then the Class D certificates, then the Class E certificates, then the Class F certificates, and then the Class NR certificates, in that order, in each case until the Certificate Balance of each such class of certificates is reduced to zero (calculated without giving effect to any exchange of the Exchangeable Certificates for Class EC certificates). On each Distribution Date, the Class EC certificates will receive, in the aggregate, the sum of the Principal Distribution Amount that would otherwise be distributed to the Class A-S, Class B and Class C certificates that have been converted in an exchange for such Class EC certificates.

Prepayments on mortgage loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of mortgage loans (or, with respect to the ESK Whole Loan, the related mortgage loan). The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which Defeasance is permitted and any applicable prepayment penalty or yield maintenance period. The model used in this prospectus supplement is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the mortgage loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the mortgage loans are made (or, with respect to the ESK Whole Loan, principal is allocated to the related mortgage loan) at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which Defeasance is permitted and any applicable prepayment penalty or yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the mortgage loans (or, with respect to the ESK Whole Loan, the related mortgage loan) will conform to any level of CPY, and we make no representation that the mortgage loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

(a)      scheduled Periodic Payments including payments due at maturity of principal and/or interest on the mortgage loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in November 2014;

(b)      the Mortgage Rate in effect for each mortgage loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

(c)      the mortgage loan sellers will not be required to repurchase any mortgage loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the mortgage loans and thereby cause an early termination of the trust fund and no holder of any Class ESK certificates, mezzanine debt or other indebtedness will exercise its option to purchase the related mortgage loan;

(d)      any principal prepayments on the mortgage loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which Defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such mortgage loans on partial voluntary principal prepayment);

(e)      no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

(f)       the Closing Date is on October 22, 2014;

(g)      each ARD Loan prepays in full on the related Anticipated Repayment Date;

(h)      the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus supplement;

(i)       the Administrative Cost Rate is calculated on the Stated Principal Balance of the mortgage loans and in the same manner as interest is calculated on the mortgage loans;

(j)       no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related mortgage loan in whole or in part;

(k)      no additional trust fund expenses or Senior Trust Advisor Expenses are incurred;

(l)       no property releases (or related re-amortizations) occur;

(m)     the optional termination is not exercised;

(n)      the Certificate Balance of the Class EC certificates at all times equals the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates;

(o)      there are no modifications or maturity date extensions in respect of the mortgage loans;

(p)      no Sequential Pay Event occurs; and

(q)      the mortgage loan secured by the Mortgaged Property identified as “Embassy Suites Kennesaw” on Annex A-1 to this prospectus supplement, representing approximately 2.3%, of the Initial Pool Balance, and the ESK Companion Loan amortizes based on the assumed principal payment schedule attached to this prospectus supplement as Annex F.

To the extent that the mortgage loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the mortgage loans will actually prepay at any constant rate until maturity or that all the mortgage loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the mortgage loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the mortgage loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus supplement and are urged to conduct their own analyses of the rates at which the mortgage loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2015	88	88	88	88	88
October 2016	74	74	74	74	74
October 2017	56	56	56	56	56
October 2018	28	8	0	0	0
October 2019	0	0	0	0	0
Weighted Average Life (years)(1)	2.97	2.75	2.63	2.56	2.44

(1)
The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2015	100	100	100	100	100
October 2016	100	100	100	100	100
October 2017	100	100	100	100	100
October 2018	100	100	98	94	90
October 2019	2	2	2	1	0
October 2020	0	0	0	0	0
Weighted Average Life (years)(1)	4.95	4.92	4.86	4.80	4.56

(1)
The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2015	100	100	100	100	100
October 2016	100	100	100	100	100
October 2017	100	100	100	100	100
October 2018	100	100	100	100	100
October 2019	100	100	100	100	100
October 2020	100	100	100	100	100
October 2021	0	0	0	0	0
Weighted Average Life (years)(1)	6.94	6.93	6.92	6.89	6.69

(1)
The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4A1 Certificates at the Respective CPYs
Set Forth Below:
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2015	100	100	100	100	100
October 2016	100	100	100	100	100
October 2017	100	100	100	100	100
October 2018	100	100	100	100	100
October 2019	100	100	100	100	100
October 2020	100	100	100	100	100
October 2021	100	100	100	100	100
October 2022	100	100	100	100	100
October 2023	100	100	100	100	100
October 2024	0	0	0	0	0
Weighted Average Life (years)(1)	9.82	9.78	9.73	9.67	9.47

(1)
The weighted average life of the Class A-4A1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4A1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4A1 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2015	100	100	100	100	100
October 2016	100	100	100	100	100
October 2017	100	100	100	100	100
October 2018	100	100	100	100	100
October 2019	100	100	100	100	100
October 2020	100	100	100	100	100
October 2021	100	100	100	100	100
October 2022	100	100	100	100	100
October 2023	100	100	100	100	100
October 2024	0	0	0	0	0
Weighted Average Life (years)(1)	9.93	9.92	9.89	9.86	9.60

(1)
The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2015	100	100	100	100	100
October 2016	100	100	100	100	100
October 2017	100	100	100	100	100
October 2018	100	100	100	100	100
October 2019	98	98	98	98	99
October 2020	79	79	79	79	79
October 2021	58	58	58	58	59
October 2022	38	38	38	38	38
October 2023	17	17	17	17	17
October 2024	0	0	0	0	0
Weighted Average Life (years)(1)	7.42	7.42	7.42	7.42	7.42

(1)
The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2015	100	100	100	100	100
October 2016	100	100	100	100	100
October 2017	100	100	100	100	100
October 2018	100	100	100	100	100
October 2019	100	100	100	100	100
October 2020	100	100	100	100	100
October 2021	100	100	100	100	100
October 2022	100	100	100	100	100
October 2023	100	100	100	100	100
October 2024	0	0	0	0	0
Weighted Average Life (years)(1)	9.98	9.98	9.98	9.94	9.70

(1)
The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2015	100	100	100	100	100
October 2016	100	100	100	100	100
October 2017	100	100	100	100	100
October 2018	100	100	100	100	100
October 2019	100	100	100	100	100
October 2020	100	100	100	100	100
October 2021	100	100	100	100	100
October 2022	100	100	100	100	100
October 2023	100	100	100	100	100
October 2024	0	0	0	0	0
Weighted Average Life (years)(1)	9.98	9.98	9.98	9.98	9.81

(1)
The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2015	100	100	100	100	100
October 2016	100	100	100	100	100
October 2017	100	100	100	100	100
October 2018	100	100	100	100	100
October 2019	100	100	100	100	100
October 2020	100	100	100	100	100
October 2021	100	100	100	100	100
October 2022	100	100	100	100	100
October 2023	100	100	100	100	100
October 2024	0	0	0	0	0
Weighted Average Life (years)(1)	9.98	9.98	9.98	9.98	9.81

(1)
The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Percent of the Initial Certificate Balance
of the Class EC Certificates at the Respective CPYs
Set Forth Below:
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2015	100	100	100	100	100
October 2016	100	100	100	100	100
October 2017	100	100	100	100	100
October 2018	100	100	100	100	100
October 2019	100	100	100	100	100
October 2020	100	100	100	100	100
October 2021	100	100	100	100	100
October 2022	100	100	100	100	100
October 2023	100	100	100	100	100
October 2024	0	0	0	0	0
Weighted Average Life (years)(1)	9.98	9.98	9.98	9.96	9.77

(1)
The weighted average life of the Class EC certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class EC certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class EC certificates.

Yield Sensitivity of the Class X-A, Class X-B-1 and Class X-B-2 Certificates

The yield to maturity of the Class X-A, Class X-B-1 and Class X-B-2 certificates will be highly sensitive to the rate and timing of principal payments including by reason of prepayments (whether voluntary or involuntary), principal losses and other factors described above to the extent allocated to (a) in the case of the Class X-A certificates, the Class A Certificates (and any portion of the Class EC certificates related to the Class A-S certificates), (b) in the case of the Class X-B-1 certificates, the Class B certificates (and any portion of the Class EC certificates related to the Class B certificates) and (c) in the case of the Class X-B-2 certificates, the Class D certificates. Investors in the Class X-A, Class X-B-1 and Class X-B-2 certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the Class X-A, Class X-B-1 and Class X-B-2 certificates because a termination would have an effect similar to a principal prepayment in full of the mortgage loans and, as a result, investors in the Class X-A, Class X-B-1 and Class X-B-2 certificates and any other certificates purchased at premium might not fully recoup their initial investment. See “Description of the Certificates—Termination; Retirement of Certificates” in this prospectus supplement.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent (“CBE”) basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from October 1, 2014 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the mortgage loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the mortgage loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the mortgage loans will prepay in accordance with the above assumptions (or, with respect to the ESK Whole Loan, amounts will be allocated to the related mortgage loan in accordance with the above assumptions) at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus supplement or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the mortgage loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the mortgage loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus supplement, prepayment assumptions with respect to the mortgage loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

TABLES OF PRE-TAX YIELD TO MATURITY FOR THE CLASS A-1, CLASS A-2, CLASS A-3,
CLASS A-4A1, CLASS A-5, CLASS A-SB, CLASS X-A, CLASS X-B-1, CLASS X-B-2, CLASS A-S, CLASS B,
CLASS C AND CLASS EC CERTIFICATES

Pre-Tax Yield to Maturity for the Class A-1 Certificates
Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9999%	1.8731%	1.8992%	1.9140%	1.9248%	1.9419%
99.2499%	1.7851%	1.8042%	1.8151%	1.8229%	1.8355%
99.4999%	1.6973%	1.7095%	1.7164%	1.7214%	1.7294%
99.7499%	1.6099%	1.6151%	1.6181%	1.6203%	1.6237%
99.9999%	1.5227%	1.5211%	1.5202%	1.5195%	1.5184%
100.2499%	1.4359%	1.4274%	1.4225%	1.4190%	1.4134%
100.4999%	1.3494%	1.3340%	1.3252%	1.3189%	1.3088%
100.7499%	1.2632%	1.2409%	1.2283%	1.2191%	1.2045%
100.9999%	1.1773%	1.1481%	1.1316%	1.1197%	1.1006%

Pre-Tax Yield to Maturity for the Class A-2 Certificates
Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.9995%	2.4991%	2.4960%	2.4910%	2.4851%	2.4620%
102.2495%	2.4456%	2.4421%	2.4365%	2.4299%	2.4040%
102.4995%	2.3921%	2.3883%	2.3822%	2.3748%	2.3463%
102.7495%	2.3388%	2.3346%	2.3279%	2.3199%	2.2887%
102.9995%	2.2857%	2.2811%	2.2739%	2.2651%	2.2313%
103.2495%	2.2327%	2.2278%	2.2199%	2.2105%	2.1740%
103.4995%	2.1799%	2.1746%	2.1662%	2.1561%	2.1169%
103.7495%	2.1272%	2.1215%	2.1126%	2.1018%	2.0600%
103.9995%	2.0747%	2.0686%	2.0591%	2.0477%	2.0032%

Pre-Tax Yield to Maturity for the Class A-3 Certificates
Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.9997%	3.0989%	3.0988%	3.0988%	3.0987%	3.0982%
100.2497%	3.0584%	3.0583%	3.0582%	3.0580%	3.0563%
100.4997%	3.0180%	3.0179%	3.0177%	3.0174%	3.0146%
100.7497%	2.9778%	2.9776%	2.9773%	2.9769%	2.9729%
100.9997%	2.9377%	2.9374%	2.9370%	2.9365%	2.9314%
101.2497%	2.8977%	2.8973%	2.8969%	2.8962%	2.8900%
101.4997%	2.8578%	2.8574%	2.8568%	2.8560%	2.8487%
101.7497%	2.8180%	2.8175%	2.8169%	2.8160%	2.8076%
101.9997%	2.7783%	2.7778%	2.7771%	2.7761%	2.7665%

Pre-Tax Yield to Maturity for the Class A-4A1 Certificates
Assumed Purchase Price (% of Initial Certificate Balance of Class A-4A1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.9995%	3.3805%	3.3805%	3.3804%	3.3803%	3.3800%
100.2495%	3.3503%	3.3501%	3.3499%	3.3496%	3.3488%
100.4995%	3.3201%	3.3198%	3.3195%	3.3190%	3.3177%
100.7495%	3.2900%	3.2896%	3.2891%	3.2885%	3.2867%
100.9995%	3.2600%	3.2594%	3.2589%	3.2581%	3.2557%
101.2495%	3.2301%	3.2294%	3.2287%	3.2278%	3.2249%
101.4995%	3.2003%	3.1995%	3.1987%	3.1976%	3.1941%
101.7495%	3.1705%	3.1696%	3.1687%	3.1674%	3.1634%
101.9995%	3.1409%	3.1398%	3.1388%	3.1374%	3.1329%

Pre-Tax Yield to Maturity for the Class A-5 Certificates
Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
102.0000%	3.4081%	3.4079%	3.4074%	3.4067%	3.4007%
102.2500%	3.3784%	3.3782%	3.3776%	3.3769%	3.3702%
102.5000%	3.3488%	3.3485%	3.3479%	3.3471%	3.3397%
102.7500%	3.3192%	3.3189%	3.3182%	3.3174%	3.3093%
103.0000%	3.2898%	3.2895%	3.2887%	3.2878%	3.2790%
103.2500%	3.2604%	3.2601%	3.2592%	3.2583%	3.2488%
103.5000%	3.2311%	3.2308%	3.2299%	3.2288%	3.2187%
103.7500%	3.2019%	3.2015%	3.2006%	3.1994%	3.1886%
104.0000%	3.1728%	3.1724%	3.1713%	3.1702%	3.1587%

Pre-Tax Yield to Maturity for the Class A-SB Certificates
Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.9996%	3.0644%	3.0644%	3.0644%	3.0644%	3.0647%
102.2496%	3.0266%	3.0266%	3.0266%	3.0266%	3.0269%
102.4996%	2.9889%	2.9889%	2.9889%	2.9889%	2.9893%
102.7496%	2.9513%	2.9513%	2.9513%	2.9513%	2.9517%
102.9996%	2.9138%	2.9138%	2.9138%	2.9138%	2.9143%
103.2496%	2.8764%	2.8764%	2.8764%	2.8764%	2.8769%
103.4996%	2.8391%	2.8391%	2.8391%	2.8391%	2.8397%
103.7496%	2.8020%	2.8020%	2.8020%	2.8020%	2.8026%
103.9996%	2.7649%	2.7649%	2.7649%	2.7649%	2.7655%

Pre-Tax Yield to Maturity for the Class X-A Certificates
Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
6.0800%	8.8362%	8.6507%	8.4800%	8.2964%	7.6299%
6.3300%	7.6965%	7.5124%	7.3426%	7.1590%	6.4864%
6.5800%	6.6275%	6.4448%	6.2757%	6.0923%	5.4138%
6.8300%	5.6219%	5.4405%	5.2722%	5.0888%	4.4046%
7.0800%	4.6734%	4.4932%	4.3256%	4.1423%	3.4526%
7.3300%	3.7765%	3.5976%	3.4306%	3.2473%	2.5523%
7.5800%	2.9265%	2.7487%	2.5824%	2.3991%	1.6989%
7.8300%	2.1193%	1.9426%	1.7768%	1.5936%	0.8883%
8.0800%	1.3511%	1.1755%	1.0103%	0.8270%	0.1168%

Pre-Tax Yield to Maturity for the Class X-B-1 Certificates
Assumed Purchase Price (% of Initial Notional Amount of Class X-B-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
2.6944%	4.9456%	4.8693%	4.8011%	4.7447%	4.4589%
2.7044%	4.8594%	4.7833%	4.7152%	4.6590%	4.3732%
2.7144%	4.7737%	4.6978%	4.6299%	4.5739%	4.2880%
2.7244%	4.6884%	4.6127%	4.5450%	4.4892%	4.2033%
2.7344%	4.6036%	4.5281%	4.4606%	4.4050%	4.1191%
2.7444%	4.5193%	4.4439%	4.3766%	4.3212%	4.0353%
2.7544%	4.4355%	4.3603%	4.2931%	4.2379%	3.9520%
2.7644%	4.3521%	4.2771%	4.2101%	4.1551%	3.8692%
2.7744%	4.2692%	4.1943%	4.1275%	4.0727%	3.7868%

Pre-Tax Yield to Maturity for the Class X-B-2 Certificates
Assumed Purchase Price (% of Initial Notional Amount of Class X-B-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
2.9293%	11.8816%	11.8816%	11.8816%	11.8816%	11.6459%
3.1793%	9.8247%	9.8247%	9.8247%	9.8247%	9.5727%
3.4293%	8.0040%	8.0040%	8.0040%	8.0040%	7.7369%
3.6793%	6.3751%	6.3751%	6.3751%	6.3751%	6.0941%
3.9293%	4.9045%	4.9045%	4.9045%	4.9045%	4.6107%
4.1793%	3.5665%	3.5665%	3.5665%	3.5665%	3.2607%
4.4293%	2.3410%	2.3410%	2.3410%	2.3410%	2.0240%
4.6793%	1.2120%	1.2120%	1.2120%	1.2120%	0.8844%
4.9293%	0.1664%	0.1664%	0.1664%	0.1664%	-0.1711%

Pre-Tax Yield to Maturity for the Class A-S Certificates
Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.9993%	3.6845%	3.6845%	3.6845%	3.6836%	3.6783%
102.2493%	3.6546%	3.6546%	3.6546%	3.6535%	3.6476%
102.4993%	3.6247%	3.6247%	3.6247%	3.6235%	3.6170%
102.7493%	3.5948%	3.5948%	3.5948%	3.5935%	3.5865%
102.9993%	3.5651%	3.5651%	3.5651%	3.5637%	3.5561%
103.2493%	3.5355%	3.5355%	3.5355%	3.5339%	3.5257%
103.4993%	3.5059%	3.5059%	3.5059%	3.5043%	3.4955%
103.7493%	3.4764%	3.4764%	3.4764%	3.4747%	3.4653%
103.9993%	3.4471%	3.4471%	3.4471%	3.4452%	3.4352%

Pre-Tax Yield to Maturity for the Class B Certificates
Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.9998%	3.8857%	3.8857%	3.8857%	3.8857%	3.8820%
102.2498%	3.8554%	3.8554%	3.8554%	3.8554%	3.8513%
102.4998%	3.8253%	3.8253%	3.8253%	3.8253%	3.8207%
102.7498%	3.7951%	3.7951%	3.7951%	3.7951%	3.7902%
102.9998%	3.7651%	3.7651%	3.7651%	3.7651%	3.7597%
103.2498%	3.7352%	3.7352%	3.7352%	3.7352%	3.7294%
103.4998%	3.7053%	3.7053%	3.7053%	3.7053%	3.6991%
103.7498%	3.6756%	3.6756%	3.6756%	3.6756%	3.6689%
103.9998%	3.6459%	3.6459%	3.6459%	3.6459%	3.6388%

Pre-Tax Yield to Maturity for the Class C Certificates
Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.5147%	4.2886%	4.2875%	4.2865%	4.2857%	4.2833%
101.7647%	4.2576%	4.2565%	4.2555%	4.2547%	4.2519%
102.0147%	4.2267%	4.2256%	4.2246%	4.2237%	4.2205%
102.2647%	4.1959%	4.1947%	4.1937%	4.1929%	4.1893%
102.5147%	4.1651%	4.1640%	4.1630%	4.1622%	4.1582%
102.7647%	4.1345%	4.1334%	4.1324%	4.1316%	4.1271%
103.0147%	4.1039%	4.1028%	4.1018%	4.1010%	4.0961%
103.2647%	4.0735%	4.0723%	4.0714%	4.0705%	4.0653%
103.5147%	4.0431%	4.0420%	4.0410%	4.0402%	4.0345%

Pre-Tax Yield to Maturity for the Class EC Certificates
Assumed Purchase Price (% of Initial Certificate Balance of Class EC certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.8841%	3.9046%	3.9043%	3.9041%	3.9038%	3.9004%
102.1341%	3.8743%	3.8740%	3.8738%	3.8735%	3.8695%
102.3841%	3.8440%	3.8437%	3.8435%	3.8432%	3.8387%
102.6341%	3.8138%	3.8136%	3.8133%	3.8130%	3.8080%
102.8841%	3.7838%	3.7835%	3.7833%	3.7828%	3.7774%
103.1341%	3.7538%	3.7535%	3.7533%	3.7528%	3.7469%
103.3841%	3.7239%	3.7236%	3.7234%	3.7229%	3.7165%
103.6341%	3.6940%	3.6938%	3.6935%	3.6930%	3.6862%
103.8841%	3.6643%	3.6640%	3.6638%	3.6632%	3.6559%

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

This discussion does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the Offered Certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. Investors should consult their own tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates and should review the discussions under the heading “Material Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates” in the prospectus.

The Lower-Tier REMIC will hold the mortgage loans and the ESK Companion Loan and the proceeds of such loans (other than Excess Interest), and the trust’s allocable share of any property that secured a mortgage loan or the ESK Companion Loan that was acquired by foreclosure or deed in lieu of foreclosure (or, in the case of a Non-Serviced Mortgage Loan, a beneficial interest in an allocable portion of the property securing that Non-Serviced Mortgage Loan), and will issue certain uncertificated classes (the “Lower-Tier REMIC Regular Interests”) and the Class ESK certificates as the regular interests in the Lower-Tier REMIC, and will issue an uncertificated interest represented by the Class R certificates, as the sole class of residual interests in the Lower-Tier REMIC. The Upper-Tier REMIC will hold the Lower-Tier REMIC Regular Interests and the proceeds of the Lower-Tier REMIC Regular Interests and will issue the Senior Certificates and the Subordinate Certificates (other than the portion of the Class NR certificates evidencing interests in the Grantor Trust as regular interests in the Upper-Tier REMIC and an uncertificated interest represented by the Class R certificates as the sole class of residual interest in the Upper-Tier REMIC.

On the Closing Date, Cadwalader, Wickersham & Taft LLP, special counsel to the depositor, will deliver its opinion that, assuming (1) the making of appropriate elections, (2) compliance with the provisions of the Pooling and Servicing Agreement and any applicable intercreditor agreements, (3) compliance with the provisions of each Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under each Non-Serviced PSA, and (4) compliance with applicable changes in the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes (a) each Trust REMIC will qualify as a real estate mortgage investment conduit (each, a “REMIC”) within the meaning of Sections 860A through 860G of the Code, (b) (i) the Lower-Tier REMIC Regular Interests and the Class ESK certificates will evidence the “regular interests” in the Lower-Tier REMIC and (ii) the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-4A2, Class A-5, Class A-SB, Class X-A, Class X-B-1, Class X-B-2, Class X-C, Class X-D, Class X-E, Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates (other than the portion of the Class NR certificates evidencing interests in the Grantor Trust (defined below)) will evidence the “regular interests” in the Upper-Tier REMIC and (c) the Class R certificates will represent the sole class of “residual interests” in each of the Trust REMICs, within the meaning of the REMIC Provisions. For convenience, distributions are described in this prospectus supplement as if distributions on the mortgage loans were made directly on the certificates. The Offered Certificates are (or, in the case of the Class EC certificates, represent beneficial ownership of) “Regular Certificates” as defined in the prospectus.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, (i) the portions of the trust consisting of (a) any Class A-S, Class B and Class C certificates that have been exchanged for and converted to Class EC certificates (and the related amounts in the Class EC Distribution Account) and (b) the Excess Interest (and related amounts in the Excess Interest Distribution Account), will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, (ii) the Class EC certificates will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(a) above and (iii) the Class NR certificates will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(b) above.

Tax Status of Offered Certificates

Except as provided below, Offered Certificates (whether held directly or in the form of the Class EC certificates) held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the trust would be so treated. For purposes of the foregoing tests, the REMICs are treated as a single REMIC. If at all times 95% or more of the assets of the trust qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on mortgage loans that are reinvested pending distribution to holders of certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the mortgage loans are secured by multifamily properties. As of the Cut-off Date, seven (7) of the Mortgaged Properties identified as “NoBu Station”, “Arden Park”, “Watermark Hurstbourne Apartments”, “Peerless Lofts”, “Water’s Edge”, “Bennington Square Apartments” and “Village Park Apartments” on Annex A-1 to this prospectus supplement, securing seven (7) mortgage loans representing approximately 11.0% of the Initial Pool Balance, are multifamily properties. Holders of the Offered Certificates should consult their own tax advisors whether the foregoing percentage or some other percentage applies to their certificates. In addition, mortgage loans that have been defeased with government securities will not qualify for the foregoing tax treatments. Offered Certificates held by certain financial institutions will constitute “evidences of indebtedness” within the meaning of Code Section 582(c)(1). Moreover, the Offered Certificates will be “qualified mortgages” for another REMIC within the meaning of Section 860G(a)(3) of the Code. See “Material Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Characterization of Investments in REMIC Certificates” in the prospectus.

Taxation of Offered Certificates

General. Each class of Offered Certificates (whether held directly or in the form of the Class EC certificates) generally will be treated as newly originated debt instruments for federal income tax purposes. Holders of the Class EC certificates will treat the related portions of the related Exchangeable Certificates as separate debt instruments and will report the aggregate of separate amounts computed with respect thereto. Holders of such classes will be required to include in income all interest on the regular interests represented by their certificates in accordance with the accrual method of accounting, regardless of a Certificateholder’s usual method of accounting. The prepayment assumption that will be used in determining the rate of accrual of original issue discount (“OID”), if any, and market discount or whether any such discount is de minimis, and that may be used to amortize premium, if any, for federal income tax purposes will be based on the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that the ARD Loan prepays on its related Anticipated Repayment Date (the “Prepayment Assumption”). No representation is made that the mortgage loans will prepay at that rate or at any other rate. Treasury Regulations (the “OID Regulations”) governing the computation of OID do not address the manner of accruing OID on securities such as the Offered Certificates, on which principal is required to be prepaid based on prepayments of the underlying assets and which are governed by Section 1272(a)(6) of the Code. The methodology for accruing OID described in this paragraph and in the prospectus will be used for reporting to investors unless and until more specific regulations are issued for obligations governed by Section 1272(a)(6) of the Code. See “Material Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates—Original Issue Discount” and “—Premium” in the prospectus. It is anticipated that no Class of Offered Certificates (other than the Class X-A, Class X-B-1 and Class X-B-2 certificates) will be issued with OID.

In addition, it is anticipated that the certificate administrator will treat the Class X-A, Class X-B-1 and Class X-B-2 certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with OID in an amount equal to the excess of all distributions of interest expected to be received thereon, over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of OID on the Class X-A, Class X-B-1 or Class X-B-2 certificates attributable to rapid prepayments with respect to the mortgage loans will not be deductible currently. Holders of Class X-A, Class X-B-1 and Class X-B-2 certificates may be entitled to a loss, which may be a capital loss, to the extent it becomes certain that such Certificateholders will not recover a portion of their basis in such classes, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations, may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Premium. A Regular Certificate purchased upon initial issuance or in the secondary market at a cost, as adjusted, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. See “Material Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates—Premium” in the prospectus. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4A1, Class A-5 and Class A-SB certificates and the Class A-S, Class B and Class C regular interests will be issued at a premium.

Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and prepayment premiums actually collected on the mortgage loans (or, in the case of the ESK Whole Loan to the extent collected and allocated to the related mortgage loan) will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus supplement. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Regular Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such classes of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Holders of Offered Certificates should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Taxation of the Class EC Certificates

The arrangement under which Exchangeable Certificates converted in an exchange for Class EC certificates is held will be classified as a grantor trust under subpart E, part I of subchapter J of the Code, and the Class EC certificates will evidence beneficial ownership of a portion of the Grantor Trust. The interests in the Exchangeable Certificates that have been exchanged and converted for an interest in the Class EC certificates, including any exchanges effective on the Closing Date, will be the assets of that portion of the Grantor Trust, and such Class EC certificates will represent beneficial ownership of the Upper-Tier REMIC regular interests represented by such Exchangeable Certificates.

The Class EC certificates will represent undivided beneficial interests in the Exchangeable Certificates that have been exchanged for such Class EC certificates, which will be treated as separate debt instruments for federal income tax purposes. The holder of the Class EC certificates must account separately for its interest in each such class of Exchangeable Certificates. See “—Taxation of Offered Certificates” above. A purchaser must allocate its basis in the Class EC certificates among the Exchangeable Certificates represented by each Class of Exchangeable Certificates in accordance with their relative fair market values as of the time of acquisition. Similarly, on the sale of such Class EC certificate, the holder must allocate the amount received on the sale among the Exchangeable Certificates represented by each Class of Exchangeable Certificates in accordance with their relative fair market values as of the time of sale. Prospective beneficial owners of the Class EC certificates should consult their tax advisors as to the appropriate method of accounting for their interest in the Class EC certificates.

If a beneficial owner exchanges Exchangeable Certificates for Class EC certificates, the exchange and conversion will not be taxable. Likewise, if a beneficial owner exchanges and converts Class EC certificates for Exchangeable Certificates, the exchange and conversion will not be taxable.

Taxation of Foreign Investors

For further information regarding the federal income tax consequences of investing in the Offered Certificates, including consequences of purchase, ownership and disposition of Offered Certificates by any person who is not a citizen of resident of the United States, a corporation or partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or is a foreign estate or trust, see “Material Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Taxation of Certain Foreign Investors” in the prospectus.

Further Information

For a discussion of the deductibility, character and timing of losses with respect to the Offered Certificates, see “Material Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates—Treatment of Losses” in the prospectus.

For further information regarding the federal income tax consequences of investing in the Offered Certificates, see “Material Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates” in the prospectus.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE OFFERED CERTIFICATES.

CERTAIN STATE AND LOCAL TAX CONSIDERATIONS

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences”, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, potential purchasers should consult their own tax advisors with respect to the various state and local tax consequences of investment in the Offered Certificates.

METHOD OF DISTRIBUTION (UNDERWRITER CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in the underwriting agreement (the “Underwriting Agreement”), among the underwriters and the depositor, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balances or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Barclays Capital Inc.	KeyBanc Capital Markets Inc.	Credit Suisse Securities (USA) LLC
Class A-1	$35,864,000	$0	$0	$0
Class A-2	$184,014,000	$0	$0	$0
Class A-3	$41,040,000	$0	$0	$0
Class A-4A-1	$190,000,000	$0	$0	$0
Class A-5	$297,354,000	$0	$0	$0
Class A-SB	$66,649,000	$0	$0	$0
Class X-A	$966,200,000	$0	$0	$0
Class X-B-1	$76,278,000	$0	$0	$0
Class X-B-2	$81,046,000	$0	$0	$0
Class A-S	$76,279,000	$0	$0	$0
Class B	$76,278,000	$0	$0	$0
Class C	$47,675,000	$0	$0	$0

In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated. Additionally, the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, the senior trust advisor and the sponsors have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor, against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 109.67% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from October 1, 2014, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus supplement, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed in this prospectus supplement under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, which statements will include information as to the outstanding principal balance of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described in this prospectus supplement under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available. See “Risk Factors—Market Considerations and Limited Liquidity” in this prospectus supplement.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Barclays Capital Inc., one of the underwriters, is an affiliate of one of the sponsors. KeyBanc Capital Markets Inc., one of the underwriters is an affiliate of KeyBank National Association, one of the sponsors and the primary servicer. Credit Suisse Securities (USA) LLC, one of the underwriters is an affiliate of Column Financial, Inc., one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) are intended to be directed to affiliates of J.P. Morgan

Securities LLC, Barclays Capital Inc., KeyBanc Capital Markets Inc. and Credit Suisse Securities (USA) LLC which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB, (ii) the payment by the depositor to Barclays, an affiliate of Barclays Capital Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by Barclays, (iii) the payment by the depositor to KeyBank, an affiliate of KeyBanc Capital Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loan sold to the depositor by KeyBank and (iv) the payment by the depositor to Column, an affiliate of Credit Suisse Securities (USA) LLC, in its capacity as a sponsor, of the purchase price for the mortgage loan sold to the depositor by Column. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” in this prospectus supplement.

As a result of the circumstances described above in the prior paragraph, J.P. Morgan Securities LLC, Barclays Capital Inc., KeyBanc Capital Markets Inc. and Credit Suisse Securities (USA) LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Potential Conflicts of Interest of the Underwriters and Their Affiliates” in this prospectus supplement.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of any retirement plan or other employee benefit plan or arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which those plans, annuities, accounts or arrangements are invested, including insurance company general accounts, that is subject to the fiduciary responsibility rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code (an “ERISA Plan”) or which is a governmental plan, as defined in Section 3(32) of ERISA, a church plan, as defined in Section 3(33) of ERISA and for which no election has been made under Section 410(d) of the Code, or any other plan subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (collectively, with an ERISA Plan, a “Plan”) should review with its legal advisors whether the purchase or holding of Offered Certificates could give rise to a transaction that is prohibited or is not otherwise permitted under ERISA, the Code or Similar Law or whether there exists any statutory, regulatory or administrative exemption applicable thereto. Moreover, each Plan fiduciary should determine whether an investment in the Offered Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, PTE 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the trust, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by an ERISA Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the ERISA Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the ERISA Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the trust fund and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the trust fund must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing ERISA Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of an ERISA Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of an ERISA Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the trust fund meet the following requirements: (1) the trust fund must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the ERISA Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than ERISA Plans for at least one year prior to any ERISA Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the ERISA Plan purchaser or the ERISA Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of Certificates between the depositor or the underwriters and an ERISA Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing ERISA Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by an ERISA Plan and (3) the holding of Offered Certificates by an ERISA Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus supplement, an “Excluded Plan” is an ERISA Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Section 4975(c)(1)(E) of the Code in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of Certificates between the depositor or the underwriters and an ERISA Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those Certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by an ERISA Plan and (3) the holding of Offered Certificates by an ERISA Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of an ERISA Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a Plan not subject to ERISA or Section 4975 of the Code, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS

The following discussion summarizes certain legal aspects of mortgage loans secured by real property in New York and Texas that is general in nature. This summary does not purport to be complete and is qualified in its entirety by reference to the applicable federal and state laws governing the mortgage loans.

New York.  Five (5) Mortgaged Properties identified as “Columbus Square Portfolio”, “635 Madison Avenue”, “Hutch Tower Two”, “17 State Street” and “Anchor Industrial Park” on Annex A-1 to this prospectus supplement, securing five (5) mortgage loans representing 27.2% of the Initial Pool Balance are in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate.  Foreclosure of a mortgage is usually accomplished in judicial proceedings.  After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action.  The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale.  Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction.  There is no right of redemption after the foreclosure of sale.  In certain circumstances, deficiency judgments may be obtained.  Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Texas.  Seven (7) Mortgaged Properties identified as “Grapevine Mills”, “NoBu Station”, “Hilton Houston Post Oak”, “Arden Park”, “Bennington Square Apartments”, “Wichita Square” and “Academy Sports - Garland, TX” on Annex A-1 to this prospectus supplement, securing seven (7) mortgage loans representing 19.2% of the Initial Pool Balance are in Texas.  Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure.  Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas.  A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four (4) years from the date the cause of action accrues.  The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action.  It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness.  In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least twenty-one (21) days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located.  Such twenty-one (21) day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale.  The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin.  To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three (3) hours after that time.  If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located.  Under Texas law, the debtor does not have the right to redeem the property after foreclosure.  Any action for deficiency must be brought within two (2) years of the foreclosure sale.  If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

Other Aspects. Please see the discussion under “Certain Legal Aspects of Mortgage Loans” in the prospectus regarding other legal aspects of the mortgage loans that you should consider prior to making any investment in the certificates.

LEGAL INVESTMENT

No class of the Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. The appropriate characterization of the Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties.

No representations are made as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase the Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of certificates to less than an “investment grade” rating (i.e., lower than the top four rating categories) by a Rating Agency or another NRSRO, whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Certificates) may adversely affect the liquidity and market value of the Certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Offered Certificates will constitute legal investments for them or are subject to investment, capital, or other regulatory restrictions. See “Legal Investment” in the prospectus.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity.  The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

LEGAL MATTERS

The validity of the certificates will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP and for the underwriters by Sidley Austin LLP. In addition, material federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP.

RATINGS

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the three Rating Agencies.

The ratings address the likelihood of the timely receipt of distributions of interest by the Certificateholders to which they are entitled and, the ultimate distribution of principal by the Rated Final Distribution Date. The ratings of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any underlying mortgage loan in connection with a mortgage loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the mortgage loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the mortgage loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that the Certificateholders of the Class X-A, Class X-B-1 and Class X-B-2 certificates might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates.

As indicated in this prospectus supplement, holders of the Class X-A, Class X-B-1 and Class X-B-2 certificates are entitled only to payments of interest on the related mortgage loans. If the mortgage loans were to prepay in the initial month, with the result that the holders of the Class X-A, Class X-B-1 and Class X-B-2 certificates receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on the Class X-A, Class X-B-1 and Class X-B-2 certificates. The Notional Amounts of the Class X-A, Class X-B-1 and Class X-B-2 certificates on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the Class X-A, Class X-B-1 and Class X-B-2 certificates should be evaluated independently from similar ratings on other types of securities.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those NRSROs at that time, the depositor selected three of such NRSROs to rate the Offered Certificates and not the other three NRSROs, due in part to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, relying on information obtained pursuant to Rule 17g-5 or otherwise, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO, or is no longer qualified to rate the Offered Certificates, and that determination may have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

INDEX OF DEFINED TERMS

17 State Street Intercreditor		CBE	S-390
Agreement	S-157	Certificate Account	S-292
17 State Street Mortgage Loan	S-144	Certificate Administrator Fee	S-255
17 State Street Noteholders	S-157	Certificate Administrator Fee Rate	S-255
17 State Street Pari Passu		Certificate Balance	S-285
Companion Loan	S-144	Certificate Deferred Interest	S-302
17 State Street Whole Loan	S-144	Certificate Owner	S-287
17g-5 Information Provider	S-328	Certificateholder	S-133, S-287
2010 PD Amending Directive	S-12	Certificateholder Quorum	S-264
2014-C23 Serviced Mortgage		Class A Certificates	S-285
Loan	S-359	Class A-SB Planned Principal
2014-C23 Serviced Whole Loan	S-359	Balance	S-303
2014-UBS5 Serviced Mortgage		Class EC Distribution Account	S-292, S-293
Loan	S-363	Class ESK Distribution Account	S-292
2014-UBS5 Serviced Whole Loan	S-363	Class X Certificates	S-285
30/360 Basis	S-277	Clearstream	S-287
Acceptable Insurance Default	S-349	Closing Date	S-133
Accrued Interest From Recoveries	S-301	CMA	S-209
Actual/360 Basis	S-188	CMA Lockbox	S-209
Additional Exclusions	S-349	CMBS	S-225
Administrative Cost Rate	S-300	Code	S-396
Advances	S-313	Collateral Support Deficit	S-311
Anticipated Repayment Date	S-192	Columbus Square Portfolio
Appraisal Reduced Interest	S-306	Intercreditor Agreement	S-153
Appraisal Reduction	S-316	Columbus Square Portfolio
Appraisal Reduction Event	S-316	Mortgage Loan	S-144
Appraised-Out Class	S-319	Columbus Square Portfolio
ARD Loan	S-192	Noteholders	S-153
Assessment of Compliance	S-371	Columbus Square Portfolio Pari
Asset Status Report	S-334	Passu Companion Loan	S-144
Assumed Final Distribution Date	S-308	Columbus Square Portfolio Whole
Assumed Scheduled Payment	S-303	Loan	S-144
Attestation Report	S-371	Column	S-230
Available Distribution Amount	S-294	Column Data Tape	S-231
Barclays	S-133, S-219	Column Deal Team	S-230
Barclays Data Tape	S-221	Column Financial	S-133
Barclays Mortgage Loans	S-220	COMM 2014-UBS5 Master
Barclays Review Team	S-220	Servicer	S-145
Base Interest Fraction	S-307	COMM 2014-UBS5 Pooling and
BASF	S-185	Servicing Agreement	S-145
BSCMI	S-211	COMM 2014-UBS5 Special
Business Property	S-245	Servicer	S-145
Canyon Ranch Portfolio		COMM 2014-UBS5 Trust	S-167
Intercreditor Agreement	S-165	Companion Loan	S-144
Canyon Ranch Portfolio Mortgage		Compensating Interest Payment	S-283
Loan	S-144	Complaint	S-255
Canyon Ranch Portfolio		Consultation Termination Event	S-339
Noteholders	S-165	Control Eligible Certificates	S-340
Canyon Ranch Portfolio Pari		Control Event	S-340
Passu Companion Loan	S-144	Controlling Canyon Ranch
Canyon Ranch Portfolio Whole		Portfolio Pari Passu Companion
Loan	S-144	Loan	S-166

Controlling Class	S-339	Excess Modification Fees	S-277
Controlling Class Certificateholder	S-339	Exchange Act	S-219
Corrected Mortgage Loan	S-334	Exchange Date	S-289
Covenant	S-187	Exchange Proportion	S-289
CPR	S-384	Exchangeable Certificates	S-285
CPY	S-384	Excluded Plan	S-403
Credit Suisse	S-236	Exemption	S-401
CREFC®	S-328	Exemption Rating Agency	S-402
CREFC® Intellectual Property		Extended Resolution Period	S-207
Royalty License Fee	S-300	Final Asset Status Report	S-335
CREFC® Intellectual Property		Financial Promotion Order	S-13
Royalty License Fee Rate	S-300	FIRREA	S-185, S-215
CREFC® Investor Reporting		Fitch	S-255
Package	S-325	Form 8-K	S-201
Cross-Over Date	S-298	FPO Persons	S-13
CRR	S-63	FSMA	S-14
Cut-off Date	S-133	Gain-on-Sale Reserve Account	S-293
Cut-off Date Balance	S-133	GE Capital Real Estate	S-244
Cut-off Date LTV Ratios	S-204	GECC	S-133, S-244
Declaration	S-187	GECC Data Tape	S-246
Defaulted Mortgage Loan	S-355	GECC Deal Team	S-246
Defeasance	S-192	Government Securities	S-192
Depositories	S-290	Grantor Trust	S-396
Determination Date	S-292	Grapevine Mills Intercreditor
Direct Participants	S-290	Agreement	S-149
Directing Certificateholder	S-338	Grapevine Mills Mortgage Loan	S-144
Disclosable Special Servicer Fees	S-281	Grapevine Mills Noteholders	S-149
Discount Rate	S-189	Grapevine Mills Pari Passu
Distributable Certificate Interest	S-301	Companion Loan	S-144
Distribution Account	S-292	Grapevine Mills Whole Loan	S-144
Distribution Date	S-292	Guarantor	S-112
Dodd-Frank Act	S-64	Hard Lockbox	S-209
DTC	S-287	Hilton Houston Post Oak Directing
Due Date	S-188, S-295	Holder	S-163
Due Diligence Requirement	S-63	Hilton Houston Post Oak
Due Period	S-295	Intercreditor Agreement	S-161
EEA	S-63	Hilton Houston Post Oak
Effective Gross Income	S-202	Mortgage Loan	S-144
ERISA	S-401	Hilton Houston Post Oak
ERISA Plan	S-401	Noteholders	S-161
ESA	S-178, S-215	Hilton Houston Post Oak Pari
Escrow/Reserve Mitigating		Passu Companion Loan	S-144
Circumstances	S-217, S-236	Hilton Houston Post Oak Pari
ESK Companion Loan	S-133, S-169	Passu Companion Loan
ESK Control Appraisal Period	S-170	Securitization Date	S-145, S-161
ESK Directing Certificateholder	S-340	Hilton Houston Post Oak Pooling
ESK Major Decisions	S-172	and Servicing Agreement	S-145
ESK Mortgage Loan	S-146	Hilton Houston Post Oak Whole
ESK Whole Loan	S-146, S-169	Loan	S-144
ESK Whole Loan Intercreditor		ICIP	S-175
Agreement	S-169	IDEM	S-187
Euroclear	S-287	Indirect Participants	S-290
Excess Interest	S-300	Initial Pool Balance	S-133
Excess Interest Distribution		Initial Rate	S-192
Account	S-292, S-293	Initial Resolution Period	S-206
Excess Modification Fee Amount	S-279

Insurance and Condemnation		Mortgage Note	S-136
Proceeds	S-292	Mortgage Rate	S-188, S-300
Insurance Rating Requirements	S-6	Mortgaged Property	S-136
Interest Accrual Period	S-301	Net Aggregate Prepayment
Interest Distribution Amount	S-301	Interest Shortfall	S-301
Interest Payment Differential	S-190	Net Mortgage Rate	S-300
Interest Reserve Account	S-293	Nonrecoverable Advance	S-313
Interested Person	S-356	Non-Serviced Mortgage Loan	S-145
Investment Company Act	S-405	Non-Serviced Mortgage Loan
Investor Certification	S-323	Controlling Holder	S-339
Investor Q&A Forum	S-326	Non-Serviced Pari Passu
Investor Registry	S-327	Companion Loan	S-145
Issuing Entity	S-252	Non-Serviced PSA	S-146
JPMBB 2014-C23 Directing		Non-Serviced Special Servicer	S-373
Certificateholder	S-149, S-157	Non-Serviced Trustee	S-374
JPMBB 2014-C23 Master Servicer	S-145	Non-Serviced Whole Loan	S-145
JPMBB 2014-C23 Pooling and		Notional Amount	S-286
Servicing Agreement	S-145	NREPA	S-177
JPMBB 2014-C23 Special		NRSRO	S-323
Servicer	S-145	NRSRO Certification	S-323
JPMBB 2014-C23 Trust	S-151, S-159	Occupancy	S-201
JPMCB	S-133, S-211	Occupancy Date	S-201
JPMCB Data Tape	S-212	Offered Certificates	S-285
JPMCB Deal Team	S-212	OID	S-397
KeyBank	S-133, S-224	OID Regulations	S-397
KeyBank Data Tape	S-225	Operating Statements	S-203
KeyBank Mortgage Loans	S-225	P&I	S-258
KeyBank Review Team	S-225	P&I Advance	S-312
KeyBank Serviced Loans	S-265	PAR	S-215
Liquidation Fee	S-279	Pari Passu Companion Loans	S-146
Liquidation Fee Rate	S-279	Participants	S-287
Liquidation Proceeds	S-292	Pass-Through Rate	S-298
LNR	S-260	PCIS Persons	S-13
LNR Partners	S-260	Pentalpha Surveillance	S-284
Lower-Tier REMIC	S-208	Percentage Interest	S-287
Lower-Tier REMIC Distribution		Periodic Payments	S-294
Account	S-292	Permitted Investments	S-293
Lower-Tier REMIC Regular		Permitted Special
Interests	S-396	Servicer/Affiliate Fees	S-281
LTV Ratio	S-204	PILOT	S-108
MAI	S-207	PL	S-250
Major Decision	S-335	Plan	S-401
Master Servicer	S-257	PML	S-250
Master Servicer Remittance Date	S-312	Pooled Certificates	S-285
Maturity Date LTV Ratios	S-204	Pooling and Servicing Agreement	S-285
MDEQ	S-177	PPA	S-258
MGT	S-219	Prepayment Assumption	S-397
MLPA	S-1	Prepayment Interest Excess	S-282
Modeling Assumptions	S-384	Prepayment Interest Shortfall	S-283
Modification Fees	S-277	Prime Rate	S-316
Moody’s	S-255	Principal Balance Certificates	S-285
Morningstar	S-244	Principal Distribution Amount	S-302
Mortgage	S-136	Principal Shortfall	S-303
Mortgage Deferred Interest	S-302	Privileged Information	S-343
Mortgage File	S-204	Privileged Person	S-323
Mortgage Loan Repurchase Price	S-355	Prohibited Prepayment	S-283

Promotion of Collective		Senior Trust Advisor Consulting
Investment Schemes		Fee	S-347
Exemptions Order	S-13	Senior Trust Advisor Expenses	S-348
Prospectus Directive	S-12	Senior Trust Advisor Fee	S-347
Purchase Agreement	S-133	Senior Trust Advisor Fee Rate	S-347
Purchase Price	S-206	Sequential Pay Event	S-170
Qualification Criteria	S-213, S-232	Serviced Mortgage Loan	S-146
Qualified Replacement Special		Serviced Pari Passu Companion
Servicer	S-264	Loan	S-146
Qualified Substitute Mortgage		Serviced Whole Loan	S-146
Loan	S-207	Servicer Termination Event	S-372
RAC No-Response Scenario	S-369	Servicing Advances	S-313
RAIT	S-133, S-240	Servicing Fee	S-276
RAIT Data Tape	S-241	Servicing Fee Rate	S-276
RAIT Financial	S-240	Servicing Standard	S-332
RAIT Mortgage Loans	S-241	Similar Law	S-401
RAIT Partnership	S-240	Similar Requirements	S-64
RAIT Securitization Team	S-241	Simon	S-85
Rated Final Distribution Date	S-309	Smith Barney	S-219
Rating Agencies	S-197	Soft Lockbox	S-210
Rating Agency Confirmation	S-369	Special Servicer Decision	S-351
Record Date	S-292	Special Servicing Fee	S-278
Regular Certificates	S-285	Special Servicing Fee Rate	S-278
Regulation AB	S-371	Specially Serviced Mortgage
Reimbursement Rate	S-315	Loans	S-333
Reinvestment Yield	S-190	Springing Lockbox	S-209
Related Proceeds	S-313	Stated Principal Balance	S-304
Release Date	S-192	Statement to Certificateholders	S-320
Relevant Member State	S-12	Subordinate Certificates	S-285
Relevant Persons	S-13	Sub-Servicing Agreement	S-282
REMIC	S-396	TIA	S-376
REMIC Provisions	S-91, S-168	TIA Applicability Determination	S-377
REO Account	S-350	Trust REMICs	S-208
REO Loan	S-304	U.S.	S-244
REO Property	S-333	U.S. Obligations	S-190
Requesting Holders	S-319	Underwriting Agreement	S-399
Requesting Party	S-369	Underwritten Net Cash Flow	S-202
Residual Certificates	S-285	Underwritten Net Cash Flow Debt
Restricted Group	S-402	Service Coverage Ratio	S-201
Retention Requirement	S-63	Underwritten Net Operating
Revised Rate	S-192	Income Debt Service Coverage
RMBS	S-254	Ratio	S-201
RP	S-178	Underwritten NOI	S-202
Rule 15Ga-1	S-219	Unliquidated Advances	S-306
Rule 17g-5	S-323	Unscheduled Principal Distribution
Rules	S-290	Amount	S-303
RWQCB	S-178	UPB	S-258
S&P	S-258	Upper-Tier REMIC	S-208
Scheduled Principal Distribution		Upper-Tier REMIC Distribution
Amount	S-302	Account	S-292
SEC	S-201	Use Restriction	S-187
Securities Act	S-371	UW NCF	S-202
Securitization Accounts	S-285	UW NCF Debt Yield	S-202
SEL	S-250	UW NCF DSCR	S-201
Senior Certificates	S-285	UW NCF DY	S-202
		UW NOI	S-202

UW NOI Debt Yield	S-202	WFRBS 2014-C22 Subordinate
UW NOI DSCR	S-201	Class Representative	S-153
UW NOI DY	S-202	WFRBS 2014-C22 Trust	S-155
VOCs	S-178	Whole Loan	S-145
Volcker Rule	S-64	Withheld Amounts	S-293
Voting Rights	S-328	Withheld Loans	S-293
WAC Rate	S-299	Workout Fee	S-278
Wachovia	S-257	Workout Fee Rate	S-278
Wells Fargo	S-257	Workout-Delayed Reimbursement
Wells Fargo Bank	S-254	Amount	S-314
WFRBS 2014-C22 Master		WTNA	S-253
Servicer	S-145	Yield Maintenance Charge	S-189
WFRBS 2014-C22 Pooling and		YM Group A	S-307
Servicing Agreement	S-145	YM Group B	S-307
WFRBS 2014-C22 Special		YM Groups	S-307
Servicer	S-145

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

								Number of	Property	Property		Year
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type	Subtype	Year Built	Renovated
1	JPMCB / Column	Grapevine Mills	3000 Grapevine Mills Parkway	Grapevine	TX	76051	Tarrant	1	Retail	Regional Mall	1997
2	JPMCB	The Mall of Victor Valley	14400 Bear Valley Road	Victorville	CA	92392	San Bernardino	1	Retail	Regional Mall	1986	2007, 2012-2013
3	Barclays	Columbus Square Portfolio	775, 795, 805, 808 Columbus Avenue and 801 Amsterdam Avenue	New York	NY	10025	New York	1	Mixed Use	Retail/Office/Parking	2007, 2008
4	JPMCB	635 Madison Avenue	635 Madison Avenue	New York	NY	10022	New York	1	Mixed Use	Office/Retail	1957	2005
5	KeyBank	Hutch Tower Two	1250 Waters Place, Unit II	Bronx	NY	10461	Bronx	1	Office	Medical	2014
6	JPMCB	17 State Street	17 State Street	New York	NY	10004	New York	1	Office	CBD	1988
7	Barclays	North Riverside Park Mall	7501 West Cermak Road	North Riverside	IL	60546	Cook	1	Retail	Regional Mall	1974	2010
8	JPMCB	NoBu Station	18211 Bulverde Road	San Antonio	TX	78259	Bexar	1	Multifamily	Garden	2013
9	Barclays	Meridian Corporate Center I	2505-2525 Meridian Parkway	Durham	NC	27713	Durham	1	Office	Suburban	1989-1997	2009-2013
10	JPMCB	Hilton Houston Post Oak	2001 Post Oak Boulevard	Houston	TX	77056	Harris	1	Hotel	Full Service	1982	2014
11	Barclays / RAIT	Oakland Square and Oakland Plaza	Various	Troy	MI	48083	Oakland	2	Retail	Anchored	Various	Various
11.01	Barclays / RAIT	Oakland Plaza	260-396 John R Road	Troy	MI	48083	Oakland	1	Retail	Anchored	1979
11.02	Barclays / RAIT	Oakland Square	500 John R Road	Troy	MI	48083	Oakland	1	Retail	Anchored	1986	1997
12	JPMCB	Arden Park	8638 Huebner Road	San Antonio	TX	78240	Bexar	1	Multifamily	Garden	2013
13	GECC	Canyon Ranch Portfolio	Various	Various	Various	Various	Various	2	Hotel	Full Service	Various	2007
13.01	GECC	Canyon Ranch - Tucson	8600 East Rockcliff Road	Tucson	AZ	85750	Pima	1	Hotel	Full Service	1979	2007
13.02	GECC	Canyon Ranch - Lenox	165 Kemble Street	Lenox	MA	01240	Berkshire	1	Hotel	Full Service	1897	2007
14	JPMCB	Embassy Suites Kennesaw	620 Chastain Road NW	Kennesaw	GA	30144	Cobb	1	Hotel	Full Service	2009
15	KeyBank	Motorola Solutions - Building I & III	8000 West Sunrise Boulevard	Plantation	FL	33322	Broward	1	Office	Suburban	1982	2014
16	Barclays	Kenwood City Retail	Various	Cincinnati	OH	45236	Hamilton	2	Retail	Various	Various
16.01	Barclays	Kenwood City Pavilion	8103 Montgomery Road	Cincinnati	OH	45236	Hamilton	1	Retail	Anchored	1998
16.02	Barclays	Kenwood City Place	8080 Montgomery Road	Cincinnati	OH	45236	Hamilton	1	Retail	Shadow Anchored	2013-2014
17	JPMCB	Holiday Inn French Quarter-Chateau Lemoyne	301 Dauphine Street	New Orleans	LA	70112	Orleans	1	Hotel	Full Service	1971
18	Barclays	Watermark Hurstbourne Apartments	10405 Watermark Place	Louisville	KY	40223	Jefferson	1	Multifamily	Garden	2013
19	Barclays	Meridian Corporate Center II	2500-2810 Meridian Parkway	Durham	NC	27713	Durham	1	Office	Suburban	1987
20	RAIT	2100 Wharton Street	2100 Wharton Street	Pittsburgh	PA	15203	Allegheny	1	Office	CBD	1900	2013-2014
21	RAIT	Peerless Lofts	150 Union Street	Providence	RI	02903	Providence	1	Multifamily	Garden	1866	2005
22	Barclays	Glenbrook Commons	4122 Lima Road	Fort Wayne	IN	46805	Allen	1	Retail	Anchored	1987	2006
23	Barclays	1690 New Britain Avenue	1690 New Britain Avenue	Farmington	CT	06032	Hartford	1	Office	Suburban	1961	2011
24	KeyBank	Water’s Edge	2220 Gloria Circle	Pensacola	FL	32514	Escambia	1	Multifamily	Garden	2004
25	JPMCB	Westin Columbus	310 South High Street	Columbus	OH	43215	Franklin	1	Hotel	Full Service	1987	2007
26	Barclays	Meriden Executive Park	530 & 538 Preston Avenue	Meriden	CT	06450	New Haven	1	Office	Suburban	1986, 1989	2008-2009
27	Barclays	East Roosevelt Boulevard Office Portfolio	2607 Rhawn Street & 8040 East Roosevelt Boulevard	Philadelphia	PA	19152	Philadelphia	1	Office	CBD	1963, 1974	2014
28	Barclays	Churchill Square Shopping Center	303 Southeast 17th Street	Ocala	FL	34471	Marion	1	Retail	Anchored	1992
29	KeyBank	Skyview Plaza Shopping Center	15891-15937 State Road 170	East Liverpool	OH	43920	Columbiana	1	Retail	Anchored	1979, 2008	2014
30	KeyBank	MHPI Indiana Portfolio	Various	Various	IN	Various	Various	3	Manufactured Housing	Manufactured Housing	Various
30.01	KeyBank	Apple Valley Estates	1850 East 181st Avenue	Hebron	IN	46341	Porter	1	Manufactured Housing	Manufactured Housing	1979
30.02	KeyBank	Regency Pointe Estates Community	8280 US-30 East	Pierceton	IN	46562	Noble	1	Manufactured Housing	Manufactured Housing	1970
30.03	KeyBank	Merrywood	3104 East Wooster Road	Pierceton	IN	46562	Kosciusko	1	Manufactured Housing	Manufactured Housing	1960
31	KeyBank	Wauwatosa Industrial	4420 North Harley Davidson Avenue	Wauwatosa	WI	53225	Milwaukee	1	Industrial	Warehouse	2001
32	RAIT	Tractor Supply/Fresenius Medical	Various	Various	Various	Various	Various	3	Various	Various	Various
32.01	RAIT	Fresenius Medical Care	630 Deckbar Avenue	Jefferson	LA	70121	Jefferson	1	Office	Medical	2014
32.02	RAIT	Tractor Supply- Buckeye	2555 South Miller Road	Buckeye	AZ	85326	Maricopa	1	Retail	Single Tenant	2014
32.03	RAIT	Tractor Supply- Laurel	1501 Northwest Drive	Laurel	MS	39440	Jones	1	Retail	Single Tenant	2012
33	RAIT	Bennington Square Apartments	6300 West Bellfort Street	Houston	TX	77035	Harris	1	Multifamily	Garden	1975	2014
34	RAIT	Racine Center	5201-5409 Washington Avenue	Mount Pleasant	WI	53406	Racine	1	Retail	Anchored	1988
35	RAIT	Northridge Business Center	5005, 5019-5025 & 5035 West W.T. Harris Boulevard	Charlotte	NC	28269	Mecklenburg	1	Industrial	Flex	1990	1994
36	KeyBank	Hyatt Place - Nashville	721 Royal Parkway	Nashville	TN	37214	Davidson	1	Hotel	Limited Service	2000	2014
37	KeyBank	The Carrier Building	1711 Corporation Parkway	Raleigh	NC	27604	Wake	1	Industrial	Warehouse	1989	2005
38	KeyBank	Wichita Square	3610-3620 & 3704 Call Field Road	Wichita Falls	TX	76308	Wichita	1	Retail	Anchored	1984	2010
39	JPMCB	Academy Sports - Garland, TX	4920 North Garland Avenue	Garland	TX	75040	Dallas	1	Retail	Single Tenant	2013
40	Barclays	Storage Max Self Storage	3304 Browns Mill Road	Johnson City	TN	37604	Washington	1	Self Storage	Self Storage	1996, 1999, 2004
41	KeyBank	Westwood Square	2410-2468 West State Street	Alliance	OH	44601	Stark	1	Retail	Anchored	1993
42	RAIT	Dollar General Portfolio	Various	Various	Various	Various	Various	4	Retail	Freestanding	Various
42.01	RAIT	Dollar General - Chillicothe	1050 East Main Street	Chillicothe	OH	45601	Ross	1	Retail	Freestanding	2013
42.02	RAIT	Dollar General - Columbus 2	3349 Refugee Road	Columbus	OH	43232	Franklin	1	Retail	Freestanding	2014
42.03	RAIT	Dollar General - Columbus 1	2100 Sullivant Avenue	Columbus	OH	43223	Franklin	1	Retail	Freestanding	2014
42.04	RAIT	Dollar General - Kansas City	8411 Holmes Road	Kansas City	MO	64131	Jackson	1	Retail	Freestanding	2013
43	KeyBank	Marysville Farms	1150 Minnesota Road	Port Huron	MI	48060	Saint Clair	1	Manufactured Housing	Manufactured Housing	1999	2012
44	KeyBank	StaxUp Self Storage	27400 McCall Boulevard	Sun City	CA	92585	Riverside	1	Self Storage	Self Storage	1979	2000
45	RAIT	740 Kifer Road	740 Kifer Road	Sunnyvale	CA	94086	Santa Clara	1	Industrial	Warehouse	1970	2013
46	KeyBank	Harrodsburg Marketplace	844 South College Street	Harrodsburg	KY	40330	Mercer	1	Retail	Anchored	1986	2013
47	KeyBank	Village Park Apartments	110 Village Park Drive	Simpsonville	SC	29681	Greenville	1	Multifamily	Garden	1977-1980
48	KeyBank	Anchor Industrial Park	100 Stradtman Street	Cheektowaga	NY	14206	Erie	1	Industrial	Flex	1980	2009
49	JPMCB	Hampton Inn Massillon	44 1st Street SW	Massillon	OH	44647	Stark	1	Hotel	Limited Service	2000	2012
50	RAIT	Woodland Estates	4797 South 4th Street	Kalamazoo	MI	49009	Kalamazoo	1	Manufactured Housing	Manufactured Housing	1972, 1982, 1997	2014
51	JPMCB	Rite Aid	1224 Brownsville Road	Pittsburgh	PA	15210	Allegheny	1	Retail	Freestanding	2004
52	KeyBank	Trotwood Self Storage	5520 Salem Bend Drive	Trotwood	OH	45426	Montgomery	1	Self Storage	Self Storage	1978	1986
53	Barclays	East Dublin Center	901-937 East Dublin Granville Road	Columbus	OH	43229	Franklin	1	Retail	Anchored	1969	2014
54	KeyBank	Storage Pros - Old Hickory	316 Martingale Drive	Old Hickory	TN	37138	Davidson	1	Self Storage	Self Storage	1998-2002

A-1-1

ANNEX A-1

											Original		Current
				Unit of		Occupancy	Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed
Loan #	Seller(1)	Property Name	Units(2)	Measure	Occupancy %(3)	Date	Value ($)(4)	Date	LTV %(4)	Balance ($)(5)(6)	per Unit ($)	Balance ($)(5)(6)	per Unit ($)	Pool Balance	Loan
1	JPMCB / Column	Grapevine Mills	1,337,751	Square Feet	85.0%	05/30/14	505,000,000	08/12/14	53.1%	115,000,000	200	115,000,000	200	9.0%	No
2	JPMCB	The Mall of Victor Valley	477,384	Square Feet	96.6%	06/30/14	183,200,000	07/28/14	62.8%	115,000,000	241	115,000,000	241	9.0%	No
3	Barclays	Columbus Square Portfolio	494,224	Square Feet	95.7%	07/31/14	555,000,000	07/16/14	72.1%	96,250,000	809	96,250,000	809	7.6%	No
4	JPMCB	635 Madison Avenue	177,262	Square Feet	94.4%	07/31/14	195,000,000	07/21/14	46.2%	90,000,000	508	90,000,000	508	7.1%	No
5	KeyBank	Hutch Tower Two	278,133	Square Feet	100.0%	08/27/14	117,000,000	10/01/15	68.8%	80,500,000	289	80,500,000	289	6.3%	No
6	JPMCB	17 State Street	560,210	Square Feet	90.7%	06/19/14	325,000,000	04/01/14	55.4%	75,000,000	321	75,000,000	321	5.9%	No
7	Barclays	North Riverside Park Mall	429,038	Square Feet	94.1%	07/01/14	129,000,000	07/16/14	58.1%	75,000,000	175	75,000,000	175	5.9%	No
8	JPMCB	NoBu Station	474	Units	98.9%	08/31/14	54,000,000	08/20/14	77.8%	42,000,000	88,608	42,000,000	88,608	3.3%	No
9	Barclays	Meridian Corporate Center I	320,085	Square Feet	92.8%	07/30/14	53,100,000	07/21/14	68.3%	36,261,000	113	36,261,000	113	2.9%	No
10	JPMCB	Hilton Houston Post Oak	448	Rooms	83.5%	08/31/14	126,200,000	06/27/14	63.4%	35,000,000	178,571	35,000,000	178,571	2.8%	No
11	Barclays / RAIT	Oakland Square and Oakland Plaza	392,237	Square Feet	96.3%	08/31/14	51,090,000	08/08/14	68.5%	35,000,000	89	35,000,000	89	2.8%	No
11.01	Barclays / RAIT	Oakland Plaza	171,511	Square Feet	91.4%	08/31/14	27,090,000	08/08/14		18,429,612		18,429,612		1.4%
11.02	Barclays / RAIT	Oakland Square	220,726	Square Feet	100.0%	08/31/14	24,000,000	08/08/14		16,570,388		16,570,388		1.3%
12	JPMCB	Arden Park	301	Units	95.3%	08/22/14	42,300,000	07/29/14	77.1%	32,600,000	108,306	32,600,000	108,306	2.6%	No
13	GECC	Canyon Ranch Portfolio	277	Rooms	58.4%	06/30/14	282,100,000	Various	53.2%	30,000,000	541,516	30,000,000	541,516	2.4%	No
13.01	GECC	Canyon Ranch - Tucson	151	Rooms	58.0%	06/30/14	178,100,000	06/19/14		18,940,092		18,940,092		1.5%
13.02	GECC	Canyon Ranch - Lenox	126	Rooms	58.9%	06/30/14	104,000,000	06/24/14		11,059,908		11,059,908		0.9%
14	JPMCB	Embassy Suites Kennesaw	192	Rooms	78.3%	08/31/14	43,800,000	07/01/14	67.4%	29,500,000	153,646	29,500,000	153,646	2.3%	No
15	KeyBank	Motorola Solutions - Building I & III	323,025	Square Feet	100.0%	09/02/14	38,850,000	06/05/14	72.1%	28,000,000	87	28,000,000	87	2.2%	No
16	Barclays	Kenwood City Retail	84,247	Square Feet	92.5%	06/16/14	32,890,000	07/28/14	74.1%	24,375,000	289	24,375,000	289	1.9%	No
16.01	Barclays	Kenwood City Pavilion	57,173	Square Feet	89.0%	06/16/14	18,520,000	07/28/14		13,725,296		13,725,296		1.1%
16.02	Barclays	Kenwood City Place	27,074	Square Feet	100.0%	06/16/14	14,370,000	07/28/14		10,649,704		10,649,704		0.8%
17	JPMCB	Holiday Inn French Quarter-Chateau Lemoyne	171	Rooms	75.6%	07/31/14	40,500,000	07/01/14	58.0%	23,500,000	137,427	23,500,000	137,427	1.8%	No
18	Barclays	Watermark Hurstbourne Apartments	270	Units	94.1%	06/12/14	37,650,000	06/05/14	59.4%	22,350,000	82,778	22,350,000	82,778	1.8%	No
19	Barclays	Meridian Corporate Center II	295,672	Square Feet	84.8%	07/30/14	28,875,000	07/21/14	69.7%	20,126,000	68	20,126,000	68	1.6%	No
20	RAIT	2100 Wharton Street	226,173	Square Feet	88.7%	07/01/14	30,000,000	07/07/14	63.3%	19,000,000	84	19,000,000	84	1.5%	No
21	RAIT	Peerless Lofts	97	Units	97.9%	06/25/14	24,800,000	06/05/14	74.5%	18,500,000	190,722	18,475,505	190,469	1.5%	No
22	Barclays	Glenbrook Commons	254,113	Square Feet	94.2%	07/31/14	24,200,000	07/30/14	71.1%	17,200,000	68	17,200,000	68	1.4%	No
23	Barclays	1690 New Britain Avenue	165,264	Square Feet	100.0%	08/29/14	22,900,000	07/29/14	71.6%	16,400,000	99	16,400,000	99	1.3%	No
24	KeyBank	Water’s Edge	184	Units	95.7%	08/18/14	19,500,000	06/12/14	69.3%	13,518,000	73,467	13,518,000	73,467	1.1%	No
25	JPMCB	Westin Columbus	188	Rooms	70.6%	07/31/14	21,000,000	07/24/14	61.9%	13,000,000	69,149	13,000,000	69,149	1.0%	No
26	Barclays	Meriden Executive Park	152,753	Square Feet	92.5%	08/01/14	17,000,000	07/24/14	70.0%	11,900,000	78	11,900,000	78	0.9%	No
27	Barclays	East Roosevelt Boulevard Office Portfolio	86,639	Square Feet	89.1%	07/10/14	13,400,000	07/18/14	74.6%	10,000,000	115	10,000,000	115	0.8%	No
28	Barclays	Churchill Square Shopping Center	92,704	Square Feet	82.6%	08/14/14	14,450,000	07/21/14	62.3%	9,000,000	97	9,000,000	97	0.7%	No
29	KeyBank	Skyview Plaza Shopping Center	84,629	Square Feet	92.9%	09/09/14	11,900,000	08/18/14	75.0%	8,925,000	105	8,925,000	105	0.7%	No
30	KeyBank	MHPI Indiana Portfolio	447	Pads	84.8%	07/31/14	10,950,000	08/20/14	74.4%	8,150,000	18,233	8,150,000	18,233	0.6%	No
30.01	KeyBank	Apple Valley Estates	238	Pads	97.1%	07/31/14	9,100,000	08/20/14		6,773,059		6,773,059		0.5%
30.02	KeyBank	Regency Pointe Estates Community	131	Pads	61.8%	07/31/14	1,050,000	08/20/14		781,507		781,507		0.1%
30.03	KeyBank	Merrywood	78	Pads	85.9%	07/31/14	800,000	08/20/14		595,434		595,434		0.0%
31	KeyBank	Wauwatosa Industrial	164,087	Square Feet	100.0%	08/20/14	12,000,000	07/29/14	67.5%	8,100,000	49	8,100,000	49	0.6%	No
32	RAIT	Tractor Supply/Fresenius Medical	55,172	Square Feet	100.0%	10/01/14	12,180,000	Various	64.7%	7,880,000	143	7,880,000	143	0.6%	No
32.01	RAIT	Fresenius Medical Care	14,373	Square Feet	100.0%	10/01/14	5,100,000	07/21/14		3,290,000		3,290,000		0.3%
32.02	RAIT	Tractor Supply- Buckeye	21,702	Square Feet	100.0%	10/01/14	3,950,000	07/16/14		2,550,000		2,550,000		0.2%
32.03	RAIT	Tractor Supply- Laurel	19,097	Square Feet	100.0%	10/01/14	3,130,000	07/10/14		2,040,000		2,040,000		0.2%
33	RAIT	Bennington Square Apartments	313	Units	98.4%	08/31/14	9,730,000	05/07/14	74.7%	7,300,000	23,323	7,273,168	23,237	0.6%	No
34	RAIT	Racine Center	135,827	Square Feet	90.8%	04/21/14	9,600,000	04/21/14	73.8%	7,100,000	52	7,083,281	52	0.6%	No
35	RAIT	Northridge Business Center	174,506	Square Feet	83.6%	05/16/14	11,950,000	05/28/14	57.7%	6,900,000	40	6,900,000	40	0.5%	No
36	KeyBank	Hyatt Place - Nashville	83	Rooms	84.6%	05/31/14	10,100,000	06/22/14	68.2%	6,900,000	83,133	6,887,282	82,979	0.5%	No
37	KeyBank	The Carrier Building	165,000	Square Feet	100.0%	07/02/14	8,510,000	07/11/14	75.1%	6,400,000	39	6,391,557	39	0.5%	No
38	KeyBank	Wichita Square	67,431	Square Feet	100.0%	07/31/14	9,010,000	06/05/14	68.8%	6,200,000	92	6,200,000	92	0.5%	No
39	JPMCB	Academy Sports - Garland, TX	71,830	Square Feet	100.0%	10/01/14	12,900,000	07/15/14	47.0%	6,060,000	84	6,060,000	84	0.5%	No
40	Barclays	Storage Max Self Storage	942	Units	88.9%	09/08/14	9,450,000	07/24/14	63.5%	6,000,000	6,369	6,000,000	6,369	0.5%	No
41	KeyBank	Westwood Square	77,447	Square Feet	96.1%	07/11/14	7,275,000	05/01/15	75.0%	5,456,000	70	5,456,000	70	0.4%	No
42	RAIT	Dollar General Portfolio	36,252	Square Feet	100.0%	10/01/14	7,060,000	04/10/14	76.3%	5,402,000	149	5,383,760	149	0.4%	No
42.01	RAIT	Dollar General - Chillicothe	9,026	Square Feet	100.0%	10/01/14	1,840,000	04/10/14		1,407,887		1,403,133		0.1%
42.02	RAIT	Dollar General - Columbus 2	9,026	Square Feet	100.0%	10/01/14	1,780,000	04/10/14		1,361,977		1,357,379		0.1%
42.03	RAIT	Dollar General - Columbus 1	9,100	Square Feet	100.0%	10/01/14	1,740,000	04/10/14		1,331,371		1,326,876		0.1%
42.04	RAIT	Dollar General - Kansas City	9,100	Square Feet	100.0%	10/01/14	1,700,000	04/10/14		1,300,765		1,296,373		0.1%
43	KeyBank	Marysville Farms	160	Pads	96.3%	07/01/14	6,550,000	07/01/14	74.8%	4,900,000	30,625	4,900,000	30,625	0.4%	No
44	KeyBank	StaxUp Self Storage	541	Units	80.6%	06/30/14	5,600,000	07/03/14	74.8%	4,200,000	7,763	4,189,760	7,744	0.3%	No
45	RAIT	740 Kifer Road	22,986	Square Feet	100.0%	10/01/14	6,525,000	07/22/14	61.3%	4,000,000	174	4,000,000	174	0.3%	No
46	KeyBank	Harrodsburg Marketplace	60,048	Square Feet	97.0%	05/20/14	5,000,000	06/17/14	74.9%	3,750,000	62	3,745,106	62	0.3%	No
47	KeyBank	Village Park Apartments	132	Units	97.7%	06/18/14	5,040,000	06/12/14	71.8%	3,630,000	27,500	3,621,078	27,432	0.3%	No
48	KeyBank	Anchor Industrial Park	118,665	Square Feet	100.0%	06/01/14	4,800,000	06/11/14	74.8%	3,600,000	30	3,591,400	30	0.3%	No
49	JPMCB	Hampton Inn Massillon	73	Rooms	70.5%	05/31/14	7,000,000	07/01/14	50.0%	3,500,000	47,945	3,500,000	47,945	0.3%	No
50	RAIT	Woodland Estates	338	Pads	67.5%	06/01/14	5,600,000	05/28/14	53.6%	3,000,000	8,876	3,000,000	8,876	0.2%	No
51	JPMCB	Rite Aid	13,813	Square Feet	100.0%	10/01/14	5,400,000	04/17/14	54.8%	3,000,000	217	2,961,365	214	0.2%	No
52	KeyBank	Trotwood Self Storage	557	Units	98.9%	06/30/14	3,700,000	07/14/14	74.9%	2,775,000	4,982	2,771,265	4,975	0.2%	No
53	Barclays	East Dublin Center	43,291	Square Feet	100.0%	06/04/14	2,900,000	06/30/14	79.4%	2,306,250	53	2,303,370	53	0.2%	No
54	KeyBank	Storage Pros - Old Hickory	335	Units	83.0%	07/14/14	3,110,000	07/09/14	67.1%	2,089,000	6,236	2,086,249	6,228	0.2%	No

A-1-2

ANNEX A-1

						Net
			Related	Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		First	Partial IO	Partial IO Loan	Rem.	Rem.
Loan #	Seller(1)	Property Name	Borrower(7)	Rate %(8)	Fee %(8)	Rate %(8)	Accrual Type	Service ($)(9)(10)	Service ($)(10)	Note Date	Payment Date	Last IO Payment	First P&I Payment	Term	Amort
1	JPMCB / Column	Grapevine Mills	No	3.83270	0.01080	3.82190	Actual/360	372,401.81	4,468,821.74	09/02/14	11/01/14			120	0
2	JPMCB	The Mall of Victor Valley	No	3.96550	0.01080	3.95470	Actual/360	385,305.24	4,623,662.85	08/28/14	10/01/14			119	0
3	Barclays	Columbus Square Portfolio	No	4.57000	0.01830	4.55170	Actual/360	459,691.05	5,516,292.60	08/08/14	09/11/14	02/11/18	03/11/18	118	420
4	JPMCB	635 Madison Avenue	No	4.47917	0.01080	4.46837	Actual/360	454,903.39	5,458,840.68	09/23/14	11/01/14	10/01/19	11/01/19	120	360
5	KeyBank	Hutch Tower Two	No	4.57000	0.01830	4.55170	Actual/360	411,236.69	4,934,840.28	09/12/14	11/01/14	10/01/17	11/01/17	120	360
6	JPMCB	17 State Street	No	4.45250	0.01080	4.44170	Actual/360	282,146.27	3,385,755.21	07/15/14	09/01/14			118	0
7	Barclays	North Riverside Park Mall	No	4.93500	0.01080	4.92420	Actual/360	399,642.10	4,795,705.20	09/15/14	11/06/14			60	360
8	JPMCB	NoBu Station	Yes - Group 1	4.36000	0.01080	4.34920	Actual/360	209,328.38	2,511,940.56	09/19/14	11/01/14	10/01/19	11/01/19	120	360
9	Barclays	Meridian Corporate Center I	Yes - Group 2	3.90600	0.02080	3.88520	Actual/360	119,668.85	1,436,026.25	08/07/14	10/06/14			59	0
10	JPMCB	Hilton Houston Post Oak	No	4.48600	0.01080	4.47520	Actual/360	177,048.83	2,124,585.96	09/15/14	11/01/14	10/01/17	11/01/17	120	360
11	Barclays / RAIT	Oakland Square and Oakland Plaza	No	4.97000	0.01080	4.95920	Actual/360	187,246.38	2,246,956.56	09/15/14	11/01/14	10/01/16	11/01/16	84	360
11.01	Barclays / RAIT	Oakland Plaza
11.02	Barclays / RAIT	Oakland Square
12	JPMCB	Arden Park	Yes - Group 1	4.31950	0.02830	4.29120	Actual/360	161,701.59	1,940,419.08	09/02/14	11/01/14	10/01/19	11/01/19	120	360
13	GECC	Canyon Ranch Portfolio	No	4.13000	0.01830	4.11170	Actual/360	145,482.08	1,745,784.96	08/20/14	10/01/14	09/01/19	10/01/19	119	360
13.01	GECC	Canyon Ranch - Tucson
13.02	GECC	Canyon Ranch - Lenox
14	JPMCB	Embassy Suites Kennesaw	No	5.49804	0.01080	5.48724	Actual/360	163,505.15	1,962,061.80	09/09/14	11/01/14	10/01/15	11/01/15	60	360
15	KeyBank	Motorola Solutions - Building I & III	No	4.93000	0.01830	4.91170	Actual/360	149,114.47	1,789,373.64	09/18/14	11/01/14			132	360
16	Barclays	Kenwood City Retail	No	4.43850	0.01080	4.42770	Actual/360	122,615.44	1,471,385.28	08/22/14	10/06/14	09/06/17	10/06/17	119	360
16.01	Barclays	Kenwood City Pavilion
16.02	Barclays	Kenwood City Place
17	JPMCB	Holiday Inn French Quarter-Chateau Lemoyne	No	4.50000	0.01080	4.48920	Actual/360	130,620.63	1,567,447.56	09/09/14	11/01/14			120	300
18	Barclays	Watermark Hurstbourne Apartments	No	4.48000	0.01080	4.46920	Actual/360	112,978.72	1,355,744.64	06/24/14	08/06/14	07/06/19	08/06/19	117	360
19	Barclays	Meridian Corporate Center II	Yes - Group 2	3.90600	0.02080	3.88520	Actual/360	66,419.99	797,039.92	08/07/14	10/06/14			59	0
20	RAIT	2100 Wharton Street	No	4.61500	0.01080	4.60420	Actual/360	97,572.83	1,170,873.96	09/11/14	11/01/14	10/01/16	11/01/16	120	360
21	RAIT	Peerless Lofts	No	4.47000	0.01080	4.45920	Actual/360	93,407.30	1,120,887.60	08/04/14	10/01/14			119	359
22	Barclays	Glenbrook Commons	No	4.44800	0.01080	4.43720	Actual/360	86,619.25	1,039,431.00	09/03/14	10/06/14	09/06/18	10/06/18	119	360
23	Barclays	1690 New Britain Avenue	Yes - Group 3	4.46000	0.04080	4.41920	Actual/360	82,707.07	992,484.84	09/10/14	10/06/14	09/06/19	10/06/19	119	360
24	KeyBank	Water’s Edge	No	4.68000	0.01830	4.66170	Actual/360	69,947.05	839,364.60	09/12/14	11/01/14	10/01/16	11/01/16	120	360
25	JPMCB	Westin Columbus	No	5.03150	0.01080	5.02070	Actual/360	70,037.29	840,447.48	09/17/14	11/01/14			60	360
26	Barclays	Meriden Executive Park	Yes - Group 3	4.39000	0.04080	4.34920	Actual/360	59,520.28	714,243.36	08/22/14	10/06/14	09/06/19	10/06/19	119	360
27	Barclays	East Roosevelt Boulevard Office Portfolio	No	4.49700	0.01080	4.48620	Actual/360	50,650.71	607,808.52	08/20/14	10/06/14	09/06/16	10/06/16	119	360
28	Barclays	Churchill Square Shopping Center	No	4.44700	0.01080	4.43620	Actual/360	45,318.69	543,824.28	08/27/14	10/06/14	09/06/19	10/06/19	119	360
29	KeyBank	Skyview Plaza Shopping Center	No	4.68000	0.01830	4.66170	Actual/360	46,181.20	554,174.40	09/12/14	11/01/14			120	360
30	KeyBank	MHPI Indiana Portfolio	No	4.66000	0.01830	4.64170	Actual/360	42,073.26	504,879.12	09/11/14	11/01/14			120	360
30.01	KeyBank	Apple Valley Estates
30.02	KeyBank	Regency Pointe Estates Community
30.03	KeyBank	Merrywood
31	KeyBank	Wauwatosa Industrial	Yes - Group 4	4.58000	0.01830	4.56170	Actual/360	41,427.43	497,129.16	09/11/14	11/01/14			120	360
32	RAIT	Tractor Supply/Fresenius Medical	No	4.61000	0.05830	4.55170	Actual/360	40,443.48	485,321.76	09/16/14	11/01/14	10/01/15	11/01/15	60	360
32.01	RAIT	Fresenius Medical Care
32.02	RAIT	Tractor Supply- Buckeye
32.03	RAIT	Tractor Supply- Laurel
33	RAIT	Bennington Square Apartments	No	4.55000	0.01080	4.53920	Actual/360	37,205.22	446,462.64	06/06/14	08/01/14			117	357
34	RAIT	Racine Center	No	4.82000	0.01080	4.80920	Actual/360	37,337.12	448,045.44	07/17/14	09/01/14			118	358
35	RAIT	Northridge Business Center	No	4.66000	0.08830	4.57170	Actual/360	35,620.31	427,443.72	08/05/14	10/01/14	09/01/16	10/01/16	119	360
36	KeyBank	Hyatt Place - Nashville	No	4.37000	0.01830	4.35170	Actual/360	37,845.08	454,140.96	08/12/14	10/01/14			59	299
37	KeyBank	The Carrier Building	Yes - Group 4	4.49000	0.01830	4.47170	Actual/360	32,389.84	388,678.08	08/21/14	10/01/14			119	359
38	KeyBank	Wichita Square	No	4.72000	0.01830	4.70170	Actual/360	32,230.12	386,761.44	09/10/14	11/01/14			120	360
39	JPMCB	Academy Sports - Garland, TX	No	4.41500	0.01080	4.40420	Actual/360	30,399.83	364,797.96	09/10/14	11/01/14			120	360
40	Barclays	Storage Max Self Storage	No	4.59000	0.01080	4.57920	Actual/360	30,722.81	368,673.72	09/18/14	11/06/14	10/06/18	11/06/18	120	360
41	KeyBank	Westwood Square	No	4.48000	0.01830	4.46170	Actual/360	27,579.95	330,959.40	09/04/14	11/01/14	10/01/16	11/01/16	120	360
42	RAIT	Dollar General Portfolio	No	4.95000	0.01080	4.93920	Actual/360	28,834.26	346,011.12	06/05/14	08/01/14			81	357
42.01	RAIT	Dollar General - Chillicothe
42.02	RAIT	Dollar General - Columbus 2
42.03	RAIT	Dollar General - Columbus 1
42.04	RAIT	Dollar General - Kansas City
43	KeyBank	Marysville Farms	No	4.87000	0.01830	4.85170	Actual/360	28,275.01	339,300.12	09/04/14	11/01/14			120	300
44	KeyBank	StaxUp Self Storage	No	4.65000	0.01830	4.63170	Actual/360	21,656.75	259,881.00	07/31/14	09/01/14			118	358
45	RAIT	740 Kifer Road	No	4.45000	0.01080	4.43920	Actual/360	15,039.35	180,472.22	08/19/14	10/01/14			83	0
46	KeyBank	Harrodsburg Marketplace	No	4.55000	0.01830	4.53170	Actual/360	19,112.27	229,347.24	08/04/14	10/01/14			119	359
47	KeyBank	Village Park Apartments	No	4.61000	0.01830	4.59170	Actual/360	18,630.69	223,568.28	07/31/14	09/01/14			118	358
48	KeyBank	Anchor Industrial Park	No	4.75000	0.01830	4.73170	Actual/360	18,779.30	225,351.60	07/02/14	09/01/14			118	358
49	JPMCB	Hampton Inn Massillon	No	5.09000	0.01080	5.07920	Actual/360	20,644.60	247,735.20	09/09/14	11/01/14			61	300
50	RAIT	Woodland Estates	No	4.89000	0.01080	4.87920	Actual/360	15,903.57	190,842.84	09/05/14	11/01/14			120	360
51	JPMCB	Rite Aid	No	4.84450	0.01080	4.83370	Actual/360	31,592.12	379,105.44	07/31/14	09/01/14			118	118
52	KeyBank	Trotwood Self Storage	No	4.38000	0.01830	4.36170	Actual/360	13,863.35	166,360.20	08/20/14	10/01/14			119	359
53	Barclays	East Dublin Center	No	4.79000	0.01080	4.77920	Actual/360	12,086.16	145,033.92	08/28/14	10/06/14			119	359
54	KeyBank	Storage Pros - Old Hickory	No	4.50000	0.01830	4.48170	Actual/360	10,584.66	127,015.92	08/05/14	10/01/14			59	359

A-1-3

ANNEX A-1

					Payment	Grace Period	Grace Period			Final	Maturity/ARD	Maturity	Prepayment
Loan #	Seller(1)	Property Name	I/O Period	Seasoning	Due Date	(Late Payment)	(Default)	Maturity Date(11)	ARD Loan(11)	Mat Date(11)	Balance ($)(5)	LTV %(4)	Provision (Payments)(12)
1	JPMCB / Column	Grapevine Mills	120	0	1	5	5	10/01/24	No		115,000,000	53.1%	L(24),Def(89),O(7)
2	JPMCB	The Mall of Victor Valley	120	1	1	5	0	09/01/24	No		115,000,000	62.8%	L(25),Def(90),O(5)
3	Barclays	Columbus Square Portfolio	42	2	11	5	0	08/11/24	No		88,255,651	66.1%	L(26),Def(90),O(4)
4	JPMCB	635 Madison Avenue	60	0	1	5	0	10/01/24	No		82,341,383	42.2%	L(24),Def(93),O(3)
5	KeyBank	Hutch Tower Two	36	0	1	0	3	10/01/24	No		70,580,977	60.3%	L(24),Def(93),O(3)
6	JPMCB	17 State Street	120	2	1	5	0	08/01/24	No		75,000,000	55.4%	L(26),Def(90),O(4)
7	Barclays	North Riverside Park Mall	0	0	6	0	0	10/06/19	No		69,100,214	53.6%	L(24),Def(32),O(4)
8	JPMCB	NoBu Station	60	0	1	0	0	10/01/24	No		38,351,598	71.0%	L(25),Grtr1%orYM(93),O(2)
9	Barclays	Meridian Corporate Center I	60	1	6	0	0	09/06/19	No		36,261,000	68.3%	L(25),Def(31),O(4)
10	JPMCB	Hilton Houston Post Oak	36	0	1	0	0	10/01/24	No		30,628,055	55.5%	L(25),Grtr1%orYM(92),O(3)
11	Barclays / RAIT	Oakland Square and Oakland Plaza	24	0	1	5	5	10/01/21	No		32,263,233	63.1%	L(24),Def(56),O(4)
11.01	Barclays / RAIT	Oakland Plaza									16,988,539
11.02	Barclays / RAIT	Oakland Square									15,274,694
12	JPMCB	Arden Park	60	0	1	0	0	10/01/24	No		29,748,361	70.3%	L(25),Grtr1%orYM(93),O(2)
13	GECC	Canyon Ranch Portfolio	60	1	1	5	5	09/01/24	No		27,289,105	48.4%	L(25),Def(91),O(4)
13.01	GECC	Canyon Ranch - Tucson									17,228,606
13.02	GECC	Canyon Ranch - Lenox									10,060,500
14	JPMCB	Embassy Suites Kennesaw	12	0	1	0	0	10/01/19	No		28,069,419	64.1%	L(25),Grtr1%orYM(11),O(24)
15	KeyBank	Motorola Solutions - Building I & III	0	0	1	0	5	10/01/25	No		22,313,492	57.4%	L(36),Def(72),O(24)
16	Barclays	Kenwood City Retail	36	1	6	0	0	09/06/24	No		21,306,099	64.8%	L(25),Def(91),O(4)
16.01	Barclays	Kenwood City Pavilion									11,997,232
16.02	Barclays	Kenwood City Place									9,308,867
17	JPMCB	Holiday Inn French Quarter-Chateau Lemoyne	0	0	1	2 (once a year, max twice)	2 (once a year, max twice)	10/01/24	Yes	11/01/44	17,248,589	42.6%	L(24),Def(93),O(3)
18	Barclays	Watermark Hurstbourne Apartments	60	3	6	0	0	07/06/24	No		20,448,998	54.3%	L(24),Grtr1%orYM(92),O(4)
19	Barclays	Meridian Corporate Center II	60	1	6	0	0	09/06/19	No		20,126,000	69.7%	L(25),Def(31),O(4)
20	RAIT	2100 Wharton Street	24	0	1	5	5	10/01/24	No		16,276,589	54.3%	L(24),Def(92),O(4)
21	RAIT	Peerless Lofts	0	1	1	5	5	09/01/24	No		14,942,049	60.3%	L(25),Def(91),O(4)
22	Barclays	Glenbrook Commons	48	1	6	0	0	09/06/24	No		15,390,706	63.6%	L(25),Def(91),O(4)
23	Barclays	1690 New Britain Avenue	60	1	6	0	0	09/06/24	No		14,999,473	65.5%	L(24),Grtr1%orYM(92),O(4)
24	KeyBank	Water’s Edge	24	0	1	0	5	10/01/24	No		11,600,198	59.5%	L(24),Def(93),O(3)
25	JPMCB	Westin Columbus	0	0	1	0	0	10/01/19	No		11,994,898	57.1%	L(25),Grtr1%orYM(11),1%(21),O(3)
26	Barclays	Meriden Executive Park	60	1	6	0	0	09/06/24	No		10,871,397	63.9%	L(24),Grtr1%orYM(92),O(4)
27	Barclays	East Roosevelt Boulevard Office Portfolio	24	1	6	0	0	09/06/24	No		8,539,471	63.7%	L(25),Def(91),O(4)
28	Barclays	Churchill Square Shopping Center	60	1	6	0	0	09/06/24	No		8,229,687	57.0%	L(25),Def(91),O(4)
29	KeyBank	Skyview Plaza Shopping Center	0	0	1	5	5	10/01/24	No		7,260,775	61.0%	L(24),Def(92),O(4)
30	KeyBank	MHPI Indiana Portfolio	0	0	1	5	5	10/01/24	No		6,625,805	60.5%	L(24),Def(93),O(3)
30.01	KeyBank	Apple Valley Estates									5,506,377
30.02	KeyBank	Regency Pointe Estates Community									635,351
30.03	KeyBank	Merrywood									484,077
31	KeyBank	Wauwatosa Industrial	0	0	1	5	5	10/01/24	No		6,567,276	54.7%	L(24),Def(92),O(4)
32	RAIT	Tractor Supply/Fresenius Medical	12	0	1	5	5	10/01/19	Yes	10/01/24	7,367,625	60.5%	L(24),Def(32),O(4)
32.01	RAIT	Fresenius Medical Care									3,076,077
32.02	RAIT	Tractor Supply- Buckeye									2,384,194
32.03	RAIT	Tractor Supply- Laurel									1,907,355
33	RAIT	Bennington Square Apartments	0	3	1	0	5	07/01/24	No		5,913,073	60.8%	L(27),Def(89),O(4)
34	RAIT	Racine Center	0	2	1	0	5	08/01/24	No		5,803,358	60.5%	L(26),Def(90),O(4)
35	RAIT	Northridge Business Center	24	1	1	5	5	09/01/24	No		5,917,753	49.5%	L(25),Def(91),O(4)
36	KeyBank	Hyatt Place - Nashville	0	1	1	0	0	09/01/19	No		6,071,771	60.1%	L(25),Def(32),O(3)
37	KeyBank	The Carrier Building	0	1	1	15	5	09/01/24	No		5,172,705	60.8%	L(25),Def(91),O(4)
38	KeyBank	Wichita Square	0	0	1	0	5	10/01/24	No		5,050,706	56.1%	L(24),Def(93),O(3)
39	JPMCB	Academy Sports - Garland, TX	0	0	1	0	0	10/01/24	Yes	01/01/29	4,885,477	37.9%	L(25),Grtr1%orYM(92),O(3)
40	Barclays	Storage Max Self Storage	48	0	6	0	0	10/06/24	No		5,383,889	57.0%	L(24),Def(92),O(4)
41	KeyBank	Westwood Square	24	0	1	0	0	10/01/24	No		4,657,188	64.0%	L(24),Def(93),O(3)
42	RAIT	Dollar General Portfolio	0	3	1	5	5	07/01/21	Yes	07/01/44	4,777,320	67.7%	L(27),Def(53),O(4)
42.01	RAIT	Dollar General - Chillicothe									1,245,080
42.02	RAIT	Dollar General - Columbus 2									1,204,480
42.03	RAIT	Dollar General - Columbus 1									1,177,413
42.04	RAIT	Dollar General - Kansas City									1,150,346
43	KeyBank	Marysville Farms	0	0	1	0	5	10/01/24	No		3,646,602	55.7%	L(25),Grtr1%orYM(91),O(4)
44	KeyBank	StaxUp Self Storage	0	2	1	0	5	08/01/24	No		3,413,420	61.0%	L(26),Def(91),O(3)
45	RAIT	740 Kifer Road	84	1	1	0	5	09/01/21	No		4,000,000	61.3%	L(47),Grtr1%orYM(33),O(4)
46	KeyBank	Harrodsburg Marketplace	0	1	1	0	5	09/01/24	No		3,037,128	60.7%	L(25),Def(92),O(3)
47	KeyBank	Village Park Apartments	0	2	1	0	5	08/01/24	No		2,946,166	58.5%	L(26),Def(91),O(3)
48	KeyBank	Anchor Industrial Park	0	2	1	0	0	08/01/24	No		2,935,671	61.2%	L(26),Def(91),O(3)
49	JPMCB	Hampton Inn Massillon	0	0	1	0	0	11/01/19	No		3,111,702	44.5%	L(25),Grtr1%orYM(33),O(3)
50	RAIT	Woodland Estates	0	0	1	5	5	10/01/24	No		2,457,787	43.9%	L(24),Def(92),O(4)
51	JPMCB	Rite Aid	0	2	1	0	0	08/01/24	No		16,103	0.3%	L(26),Def(93),O(1)
52	KeyBank	Trotwood Self Storage	0	1	1	0	0	09/01/24	No		2,234,330	60.4%	L(25),Def(92),O(3)
53	Barclays	East Dublin Center	0	1	6	0	0	09/06/24	No		1,883,045	64.9%	L(25),Def(92),O(3)
54	KeyBank	Storage Pros - Old Hickory	0	1	1	0	5	09/01/19	No		1,911,570	61.5%	L(25),Def(32),O(3)

A-1-4

ANNEX A-1

			HISTORICAL FINANCIALS(13)
				2011			2012			2013
			2011	Total	2011	2012	Total	2012	2013	Total	2013	Most Recent	Most Recent	Most Recent
Loan #	Seller(1)	Property Name	Revenues ($)	Expenses ($)	NOI ($)	Revenues ($)	Expenses ($)	NOI ($)	Revenues ($)	Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	As of
1	JPMCB / Column	Grapevine Mills	47,586,833	13,988,745	33,598,088	48,368,499	13,689,254	34,679,245	49,651,342	13,709,825	35,941,517	50,646,806	14,131,965	36,514,841	06/30/14
2	JPMCB	The Mall of Victor Valley	14,555,274	4,305,042	10,250,231	13,875,309	4,306,246	9,569,064	14,611,099	4,548,802	10,062,297	15,504,281	4,567,492	10,936,789	06/30/14
3	Barclays	Columbus Square Portfolio				23,636,329	3,215,058	20,421,271	21,821,850	2,488,024	19,333,826
4	JPMCB	635 Madison Avenue				12,879,377	8,505,404	4,373,973	13,814,676	8,708,541	5,106,135	15,912,606	8,862,369	7,050,237	06/30/14
5	KeyBank	Hutch Tower Two
6	JPMCB	17 State Street	28,781,838	13,499,936	15,281,901	27,838,166	13,871,717	13,966,450	27,799,566	14,752,050	13,047,516	28,779,889	14,749,671	14,030,219	05/31/14
7	Barclays	North Riverside Park Mall	18,207,140	10,898,963	7,308,177	18,383,922	11,168,711	7,215,211	18,266,689	11,092,706	7,173,983	18,517,534	10,867,841	7,649,693	06/30/14
8	JPMCB	NoBu Station										5,477,697	2,241,397	3,236,300	06/30/14
9	Barclays	Meridian Corporate Center I	4,448,772	2,485,850	1,962,922	5,074,899	2,667,277	2,407,622	5,809,151	2,644,338	3,164,813	5,983,963	2,746,783	3,237,180	06/30/14
10	JPMCB	Hilton Houston Post Oak	26,830,531	19,678,782	7,151,749	28,677,964	20,621,308	8,056,656	30,824,528	21,351,559	9,472,969	31,384,482	21,686,879	9,697,603	08/31/14
11	Barclays / RAIT	Oakland Square and Oakland Plaza	5,565,626	2,241,654	3,323,972	5,728,420	2,121,221	3,607,199	5,557,027	2,146,849	3,410,178	5,759,771	2,140,180	3,619,591	07/31/14
11.01	Barclays / RAIT	Oakland Plaza	3,163,001	1,181,862	1,981,139	3,048,912	1,112,864	1,936,048	2,912,945	1,181,346	1,731,599	2,982,265	1,201,926	1,780,339	07/31/14
11.02	Barclays / RAIT	Oakland Square	2,402,625	1,059,792	1,342,833	2,679,508	1,008,357	1,671,151	2,644,082	965,503	1,678,579	2,777,506	938,254	1,839,252	07/31/14
12	JPMCB	Arden Park										3,822,548	1,830,204	1,992,344	07/31/14
13	GECC	Canyon Ranch Portfolio	88,074,065	67,637,298	20,436,767	89,132,188	69,066,993	20,065,195	95,272,918	72,253,945	23,018,973	98,371,191	73,959,283	24,411,908	06/30/14
13.01	GECC	Canyon Ranch - Tucson	47,609,645	36,470,911	11,138,734	48,568,084	36,736,855	11,831,229	52,227,659	38,757,207	13,470,452	55,278,048	40,310,848	14,967,200	06/30/14
13.02	GECC	Canyon Ranch - Lenox	40,464,420	31,166,387	9,298,033	40,564,104	32,330,138	8,233,966	43,045,259	33,496,738	9,548,521	43,093,142	33,648,435	9,444,707	06/30/14
14	JPMCB	Embassy Suites Kennesaw	5,779,496	3,800,982	1,978,514	6,539,775	3,826,530	2,713,245	7,125,712	4,190,386	2,935,326	7,565,842	4,433,070	3,132,772	08/31/14
15	KeyBank	Motorola Solutions - Building I & III
16	Barclays	Kenwood City Retail							1,866,900	318,128	1,548,772
16.01	Barclays	Kenwood City Pavilion				1,779,863	277,583	1,502,280	1,794,210	312,179	1,482,031
16.02	Barclays	Kenwood City Place							72,690	5,949	66,741	182,059	75,320	106,739	04/30/14
17	JPMCB	Holiday Inn French Quarter-Chateau Lemoyne	6,766,799	5,141,476	1,625,323	8,197,044	5,559,204	2,637,840	8,892,661	5,654,836	3,237,825	9,552,128	5,954,786	3,597,342	07/31/14
18	Barclays	Watermark Hurstbourne Apartments										1,243,723	693,911	549,812	04/30/14
19	Barclays	Meridian Corporate Center II	2,494,970	1,729,347	765,623	2,969,947	1,754,456	1,215,491	3,147,729	1,852,527	1,295,202	3,331,831	1,869,527	1,462,304	06/30/14
20	RAIT	2100 Wharton Street							2,618,545	1,429,185	1,189,360	2,603,575	1,563,975	1,039,600	06/30/14
21	RAIT	Peerless Lofts	2,320,373	842,379	1,477,994	2,424,468	841,416	1,583,052	2,522,258	896,397	1,625,861	2,521,978	915,959	1,606,019	03/31/14
22	Barclays	Glenbrook Commons				1,451,652	603,892	847,760	1,370,821	534,368	836,453	1,905,961	516,348	1,389,613	07/31/14
23	Barclays	1690 New Britain Avenue	1,717,435	1,092,061	625,373	2,826,977	1,294,077	1,532,900	2,971,961	1,346,808	1,625,153	2,919,969	1,370,788	1,549,181	08/31/14
24	KeyBank	Water’s Edge				2,109,046	948,792	1,160,254	2,242,855	978,647	1,264,208	2,320,575	1,009,694	1,310,881	07/31/14
25	JPMCB	Westin Columbus	9,613,621	8,397,875	1,215,746	9,625,245	8,486,761	1,138,484	9,775,384	8,556,781	1,218,603	10,278,736	8,862,660	1,416,076	07/31/14
26	Barclays	Meriden Executive Park	2,184,850	1,183,460	1,001,389	2,506,275	1,243,123	1,263,152	2,625,880	1,189,076	1,436,804	2,685,810	1,213,187	1,472,623	06/30/14
27	Barclays	East Roosevelt Boulevard Office Portfolio	1,662,413	929,849	732,564	1,532,763	910,589	622,174	1,450,817	899,781	551,036	1,432,687	882,372	550,315	06/30/14
28	Barclays	Churchill Square Shopping Center	1,596,778	447,256	1,149,522	1,538,188	666,700	871,487	1,144,216	534,865	609,351	1,345,982	497,948	848,034	07/31/14
29	KeyBank	Skyview Plaza Shopping Center	966,876	170,842	796,034	966,488	176,136	790,352	958,963	200,099	758,864	1,017,023	209,632	807,391	07/31/14
30	KeyBank	MHPI Indiana Portfolio				1,414,336	671,591	742,745	1,480,221	674,929	805,292	1,491,936	676,132	815,804	07/31/14
30.01	KeyBank	Apple Valley Estates				955,234	367,836	587,398	993,972	338,606	655,366	1,013,848	333,692	680,156	07/31/14
30.02	KeyBank	Regency Pointe Estates Community				246,344	162,567	83,777	266,695	186,318	80,377	257,190	181,643	75,547	07/31/14
30.03	KeyBank	Merrywood				212,758	141,188	71,570	219,554	150,005	69,549	220,898	160,797	60,101	07/31/14
31	KeyBank	Wauwatosa Industrial				1,107,650	301,981	805,669	1,119,157	298,387	820,770	1,141,150	302,090	839,061	06/30/14
32	RAIT	Tractor Supply/Fresenius Medical
32.01	RAIT	Fresenius Medical Care
32.02	RAIT	Tractor Supply- Buckeye
32.03	RAIT	Tractor Supply- Laurel
33	RAIT	Bennington Square Apartments							1,844,920	890,984	953,936	1,924,954	874,627	1,050,327	03/31/14
34	RAIT	Racine Center	1,374,991	498,990	876,001	1,475,931	566,426	909,505	1,471,082	555,714	915,368
35	RAIT	Northridge Business Center				1,055,598	405,514	650,084	962,720	349,362	613,358	1,045,027	387,070	657,957	05/31/14
36	KeyBank	Hyatt Place - Nashville	2,221,746	1,696,027	525,719	2,476,886	1,928,774	548,112	2,793,058	2,087,392	705,666	3,055,381	2,284,730	770,651	05/31/14
37	KeyBank	The Carrier Building				778,425	133,677	644,749	786,514	112,544	673,969	794,197	108,145	686,052	05/31/14
38	KeyBank	Wichita Square	803,799	238,955	564,844	804,844	235,154	569,690	856,858	252,276	604,583	878,104	266,728	611,376	06/30/14
39	JPMCB	Academy Sports - Garland, TX
40	Barclays	Storage Max Self Storage	1,067,406	480,708	586,698	1,098,376	482,704	615,672	1,235,411	527,754	707,657	1,302,799	555,360	747,439	07/31/14
41	KeyBank	Westwood Square				758,000	145,837	612,163	746,617	199,416	547,201	765,944	191,031	574,913	06/30/14
42	RAIT	Dollar General Portfolio
42.01	RAIT	Dollar General - Chillicothe
42.02	RAIT	Dollar General - Columbus 2
42.03	RAIT	Dollar General - Columbus 1
42.04	RAIT	Dollar General - Kansas City
43	KeyBank	Marysville Farms	671,230	186,387	484,843	671,894	198,465	473,428	705,649	202,850	502,799	744,890	194,483	550,407	05/31/14
44	KeyBank	StaxUp Self Storage				609,352	206,209	403,144	613,101	236,516	376,585	610,491	236,773	373,718	06/30/14
45	RAIT	740 Kifer Road							69,035	84,771	-15,736	261,564	86,513	175,051	07/31/14
46	KeyBank	Harrodsburg Marketplace				517,142	118,696	398,446	487,746	146,616	341,130	541,821	154,599	387,222	05/31/14
47	KeyBank	Village Park Apartments	799,993	510,273	289,720	833,293	478,649	354,644	856,819	533,758	323,061	888,544	541,500	347,045	05/31/14
48	KeyBank	Anchor Industrial Park	530,684	202,590	328,094	600,445	217,272	383,174	664,724	212,745	451,979	698,655	233,557	465,098	05/31/14
49	JPMCB	Hampton Inn Massillon	1,594,376	1,155,819	438,557	1,788,020	1,265,936	522,084	1,888,282	1,286,150	602,132	1,922,338	1,324,203	598,135	05/31/14
50	RAIT	Woodland Estates							808,447	411,843	396,604	876,217	370,883	505,334	04/30/14
51	JPMCB	Rite Aid	458,835		458,835	458,835		458,835	458,835		458,835
52	KeyBank	Trotwood Self Storage				554,106	263,749	290,357	540,711	248,229	292,481	539,837	223,532	316,305	06/30/14
53	Barclays	East Dublin Center	237,267	187,842	49,425	305,520	164,756	140,764	385,465	144,685	240,780	478,343	148,171	330,172	06/30/14
54	KeyBank	Storage Pros - Old Hickory				368,792	130,843	237,949	400,854	244,871	155,983	399,559	237,874	161,685	06/30/14

A-1-5

ANNEX A-1

			UW
			Economic	UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease
Loan #	Seller(1)	Property Name	Occupancy %	Revenues ($)(3)	Expenses ($)	NOI ($)(3)(14)	Items ($)	NCF ($)(3)(14)	NOI DSCR(15)	DSCR(15)	Debt Yield %	Debt Yield %	Title Type(16)	Expiration	Extension Terms	PML %
1	JPMCB / Column	Grapevine Mills	92.3%	50,889,938	14,261,393	36,628,545	1,831,847	34,796,698	3.52	3.34	13.7%	13.0%	Fee
2	JPMCB	The Mall of Victor Valley	94.8%	16,108,730	4,853,504	11,255,226	530,704	10,724,522	2.43	2.32	9.8%	9.3%	Fee			13%
3	Barclays	Columbus Square Portfolio	90.8%	29,269,650	2,376,810	26,892,839	499,422	26,393,417	1.17	1.15	6.7%	6.6%	Fee
4	JPMCB	635 Madison Avenue	95.1%	17,977,859	9,755,486	8,222,372	381,113	7,841,259	1.51	1.44	9.1%	8.7%	Leasehold	04/30/30	One twenty-one-year option
5	KeyBank	Hutch Tower Two	97.0%	9,715,642	2,113,687	7,601,955	69,533	7,532,421	1.54	1.53	9.4%	9.4%	Fee
6	JPMCB	17 State Street	91.1%	29,372,273	14,176,879	15,195,394	661,048	14,534,346	1.87	1.79	8.4%	8.1%	Fee
7	Barclays	North Riverside Park Mall	91.9%	18,665,676	11,255,210	7,410,466	382,640	7,027,826	1.55	1.47	9.9%	9.4%	Fee
8	JPMCB	NoBu Station	94.3%	5,877,258	2,690,208	3,187,050	94,800	3,092,250	1.27	1.23	7.6%	7.4%	Fee
9	Barclays	Meridian Corporate Center I	93.3%	6,960,429	2,763,015	4,197,414	578,525	3,618,889	2.92	2.52	11.6%	10.0%	Fee
10	JPMCB	Hilton Houston Post Oak	80.0%	31,384,479	21,824,811	9,559,668	0	9,559,668	1.97	1.97	11.9%	11.9%	Leasehold	05/31/68	None
11	Barclays / RAIT	Oakland Square and Oakland Plaza	91.6%	5,922,595	2,166,942	3,755,654	360,897	3,394,756	1.67	1.51	10.7%	9.7%	Fee
11.01	Barclays / RAIT	Oakland Plaza	89.7%	3,357,475	1,230,071	2,127,404	157,807	1,969,597					Fee
11.02	Barclays / RAIT	Oakland Square	94.2%	2,565,120	936,871	1,628,249	203,090	1,425,159					Fee
12	JPMCB	Arden Park	95.0%	4,481,825	2,020,304	2,461,521	60,200	2,401,321	1.27	1.24	7.6%	7.4%	Fee
13	GECC	Canyon Ranch Portfolio	58.4%	98,371,191	77,985,859	20,385,332	0	20,385,332	2.34	2.34	13.6%	13.6%	Fee
13.01	GECC	Canyon Ranch - Tucson	58.0%	55,278,048	42,502,113	12,775,935	0	12,775,935					Fee
13.02	GECC	Canyon Ranch - Lenox	58.9%	43,093,142	35,483,746	7,609,396	0	7,609,396					Fee
14	JPMCB	Embassy Suites Kennesaw	78.3%	7,565,842	4,433,871	3,131,971	0	3,131,971	1.60	1.60	10.6%	10.6%	Fee
15	KeyBank	Motorola Solutions - Building I & III	95.0%	5,110,267	2,538,936	2,571,331	403,244	2,168,087	1.44	1.21	9.2%	7.7%	Fee
16	Barclays	Kenwood City Retail	92.5%	3,177,192	917,751	2,259,441	123,518	2,135,922	1.54	1.45	9.3%	8.8%	Fee
16.01	Barclays	Kenwood City Pavilion	89.5%	1,728,654	506,049	1,222,605	61,282	1,161,323					Fee
16.02	Barclays	Kenwood City Place	96.3%	1,448,538	411,702	1,036,836	62,236	974,600					Fee
17	JPMCB	Holiday Inn French Quarter-Chateau Lemoyne	75.6%	9,552,128	6,328,827	3,223,301	0	3,223,301	2.06	2.06	13.7%	13.7%	Leasehold	11/14/44	None
18	Barclays	Watermark Hurstbourne Apartments	94.2%	3,799,375	1,521,642	2,277,732	68,310	2,209,422	1.68	1.63	10.2%	9.9%	Fee
19	Barclays	Meridian Corporate Center II	86.8%	4,444,549	1,907,855	2,536,694	564,480	1,972,214	3.18	2.47	12.6%	9.8%	Fee
20	RAIT	2100 Wharton Street	82.3%	3,434,056	1,632,376	1,801,680	270,637	1,531,043	1.54	1.31	9.5%	8.1%	Fee
21	RAIT	Peerless Lofts	95.4%	2,620,448	1,109,920	1,510,528	30,911	1,479,617	1.35	1.32	8.2%	8.0%	Fee
22	Barclays	Glenbrook Commons	91.6%	2,225,875	541,766	1,684,109	173,209	1,510,900	1.62	1.45	9.8%	8.8%	Fee
23	Barclays	1690 New Britain Avenue	94.0%	2,837,292	1,263,103	1,574,189	124,729	1,449,460	1.59	1.46	9.6%	8.8%	Fee
24	KeyBank	Water’s Edge	90.0%	2,321,626	1,047,144	1,274,482	55,200	1,219,282	1.52	1.45	9.4%	9.0%	Fee
25	JPMCB	Westin Columbus	70.6%	10,278,736	8,910,416	1,368,320	0	1,368,320	1.63	1.63	10.5%	10.5%	Fee/Leasehold	06/30/23	One thirty-year option
26	Barclays	Meriden Executive Park	92.0%	2,840,832	1,337,065	1,503,767	216,759	1,287,008	2.11	1.80	12.6%	10.8%	Fee
27	Barclays	East Roosevelt Boulevard Office Portfolio	90.6%	1,836,572	867,615	968,957	127,328	841,629	1.59	1.38	9.7%	8.4%	Fee
28	Barclays	Churchill Square Shopping Center	82.6%	1,339,438	485,864	853,574	81,284	772,290	1.57	1.42	9.5%	8.6%	Fee
29	KeyBank	Skyview Plaza Shopping Center	89.8%	1,008,137	214,861	793,277	63,566	729,711	1.43	1.32	8.9%	8.2%	Fee
30	KeyBank	MHPI Indiana Portfolio	85.1%	1,488,306	680,619	807,687	29,055	778,632	1.60	1.54	9.9%	9.6%	Fee
30.01	KeyBank	Apple Valley Estates	95.0%	1,010,218	334,465	675,753	15,470	660,283					Fee
30.02	KeyBank	Regency Pointe Estates Community	60.0%	257,190	184,720	72,470	8,515	63,955					Fee
30.03	KeyBank	Merrywood	86.1%	220,898	161,434	59,464	5,070	54,394					Fee
31	KeyBank	Wauwatosa Industrial	93.1%	1,074,560	309,277	765,283	69,926	695,357	1.54	1.40	9.4%	8.6%	Fee
32	RAIT	Tractor Supply/Fresenius Medical	95.0%	790,724	17,614	773,109	50,629	722,480	1.59	1.49	9.8%	9.2%	Fee
32.01	RAIT	Fresenius Medical Care											Fee
32.02	RAIT	Tractor Supply- Buckeye											Fee
32.03	RAIT	Tractor Supply- Laurel											Fee
33	RAIT	Bennington Square Apartments	91.0%	1,965,666	1,137,069	828,597	78,250	750,347	1.86	1.68	11.4%	10.3%	Fee
34	RAIT	Racine Center	84.3%	1,329,104	517,715	811,389	129,036	682,353	1.81	1.52	11.5%	9.6%	Fee
35	RAIT	Northridge Business Center	82.1%	1,251,700	396,726	854,974	213,860	641,114	2.00	1.50	12.4%	9.3%	Fee
36	KeyBank	Hyatt Place - Nashville	82.1%	2,970,436	2,209,985	760,451	0	760,451	1.67	1.67	11.0%	11.0%	Fee
37	KeyBank	The Carrier Building	95.0%	738,815	139,055	599,760	64,105	535,655	1.54	1.38	9.4%	8.4%	Fee
38	KeyBank	Wichita Square	94.0%	850,046	277,350	572,695	64,874	507,821	1.48	1.31	9.2%	8.2%	Fee
39	JPMCB	Academy Sports - Garland, TX	95.0%	1,177,051	444,676	732,375	10,775	721,600	2.01	1.98	12.1%	11.9%	Fee
40	Barclays	Storage Max Self Storage	91.0%	1,291,334	567,135	724,199	15,870	708,329	1.96	1.92	12.1%	11.8%	Leasehold	12/31/45	Three five-year options
41	KeyBank	Westwood Square	94.0%	814,777	231,758	583,019	105,245	477,774	1.76	1.44	10.7%	8.8%	Fee
42	RAIT	Dollar General Portfolio	100.0%	645,021	191,179	453,842	0	453,842	1.31	1.31	8.4%	8.4%	Fee
42.01	RAIT	Dollar General - Chillicothe											Fee
42.02	RAIT	Dollar General - Columbus 2											Fee
42.03	RAIT	Dollar General - Columbus 1											Fee
42.04	RAIT	Dollar General - Kansas City											Fee
43	KeyBank	Marysville Farms	95.0%	740,718	228,833	511,885	8,000	503,886	1.51	1.49	10.4%	10.3%	Fee
44	KeyBank	StaxUp Self Storage	76.7%	610,490	255,029	356,461	11,166	344,295	1.37	1.32	8.5%	8.2%	Fee			13%
45	RAIT	740 Kifer Road	92.1%	515,100	131,744	383,356	25,156	358,201	2.12	1.98	9.6%	9.0%	Fee			18%
46	KeyBank	Harrodsburg Marketplace	92.0%	535,302	158,804	376,498	58,156	318,342	1.64	1.39	10.1%	8.5%	Fee
47	KeyBank	Village Park Apartments	89.6%	931,979	542,271	389,708	39,600	350,108	1.74	1.57	10.8%	9.7%	Fee
48	KeyBank	Anchor Industrial Park	90.0%	592,285	231,356	360,929	53,181	307,748	1.60	1.37	10.0%	8.6%	Fee
49	JPMCB	Hampton Inn Massillon	70.5%	1,922,338	1,458,210	464,128	0	464,128	1.87	1.87	13.3%	13.3%	Leasehold	09/15/57	Two twenty-year options
50	RAIT	Woodland Estates	66.9%	973,980	441,690	532,290	16,900	515,390	2.79	2.70	17.7%	17.2%	Fee
51	JPMCB	Rite Aid	98.0%	449,658	4,497	445,161	2,750	442,411	1.17	1.17	15.0%	14.9%	Fee
52	KeyBank	Trotwood Self Storage	89.3%	539,837	281,120	258,716	11,057	247,660	1.56	1.49	9.3%	8.9%	Fee
53	Barclays	East Dublin Center	95.0%	514,781	189,369	325,412	45,042	280,370	2.24	1.93	14.1%	12.2%	Fee
54	KeyBank	Storage Pros - Old Hickory	78.7%	399,559	224,061	175,498	6,086	169,412	1.38	1.33	8.4%	8.1%	Fee

A-1-6

ANNEX A-1

			UPFRONT ESCROW(17)								MONTHLY ESCROW(18)
			Upfront	Upfront	Upfront		Upfront		Upfront
			Capex	Engin.	Envir.	Upfront TI/LC	RE Tax	Upfront Ins.	Debt Service	Upfront Other	Monthly Capex	Monthly Envir.	Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)
1	JPMCB / Column	Grapevine Mills	0	0	0	0	0	0	0	0	Springing	0	Springing	Springing	Springing	111,667
2	JPMCB	The Mall of Victor Valley	0	0	0	576,610	0	0	0	0	Springing	0	Springing	Springing	Springing	0
3	Barclays	Columbus Square Portfolio	6,177	0	0	0	249,368	0	0	0	6,177	0	Springing	77,575	Springing	0
4	JPMCB	635 Madison Avenue	2,954	0	0	33,237	1,180,693	0	0	2,788,063	2,954	0	33,237	295,173	Springing	306,465
5	KeyBank	Hutch Tower Two	0	0	0	0	35,379	0	0	8,158,568	0	0	0	8,845	171	0
6	JPMCB	17 State Street	0	0	0	0	1,040,885	0	0	4,011,639	8,395	0	46,640	520,500	69,400	0
7	Barclays	North Riverside Park Mall	900,000	715,848	0	1,067,106	0	0	0	1,858,699	17,973	0	44,931	413,295	Springing	0
8	JPMCB	NoBu Station	7,900	0	0	0	864,108	71,868	0	0	7,900	0	0	96,012	8,984	0
9	Barclays	Meridian Corporate Center I	325,000	0	0	1,375,000	477,671	0	0	754,662	Springing	0	Springing	54,817	Springing	0
10	JPMCB	Hilton Houston Post Oak	97,236	0	0	0	0	0	0	0	4% of Gross Revenues	0	0	Springing	Springing	Springing
11	Barclays / RAIT	Oakland Square and Oakland Plaza	0	286,250	0	0	164,640	43,026	0	932,144	5,659	0	24,416	54,880	3,663	0
11.01	Barclays / RAIT	Oakland Plaza
11.02	Barclays / RAIT	Oakland Square
12	JPMCB	Arden Park	5,017	0	0	0	632,984	0	0	0	5,017	0	0	79,123	5,865	0
13	GECC	Canyon Ranch Portfolio	0	0	0	0	559,583	305,000	0	0	4% of Gross Revenues	0	0	102,500	42,917	0
13.01	GECC	Canyon Ranch - Tucson
13.02	GECC	Canyon Ranch - Lenox
14	JPMCB	Embassy Suites Kennesaw	25,005	0	0	0	48,507	0	0	0	4% of Gross Revenues	0	0	24,254	Springing	0
15	KeyBank	Motorola Solutions - Building I & III	9,960	0	0	0	0	0	0	0	9,960	0	Springing	Springing	Springing	0
16	Barclays	Kenwood City Retail	0	20,486	0	0	153,939	0	0	763,537	1,053	0	8,667	51,313	Springing	0
16.01	Barclays	Kenwood City Pavilion
16.02	Barclays	Kenwood City Place
17	JPMCB	Holiday Inn French Quarter-Chateau Lemoyne	7,775,590	0	0	0	0	0	0	0	Springing	0	0	Springing	Springing	Springing
18	Barclays	Watermark Hurstbourne Apartments	0	0	0	0	0	0	0	0	Springing	0	0	Springing	Springing	0
19	Barclays	Meridian Corporate Center II	300,000	0	0	625,000	364,744	0	0	618,213	Springing	0	Springing	41,858	Springing	0
20	RAIT	2100 Wharton Street	0	0	0	1,049,464	115,294	15,312	0	365,993	3,759	0	Springing	14,412	3,828	0
21	RAIT	Peerless Lofts	0	0	0	0	6,326	54,053	0	0	1,950	0	626	2,109	6,757	0
22	Barclays	Glenbrook Commons	200,000	0	0	0	61,383	0	0	0	0	0	10,588	15,346	Springing	0
23	Barclays	1690 New Britain Avenue	300,000	0	50,000	900,000	54,330	0	0	0	Springing	0	Springing	18,110	Springing	0
24	KeyBank	Water’s Edge	165,600	0	0	0	172,344	16,026	0	0	4,600	0	0	14,362	8,013	0
25	JPMCB	Westin Columbus	34,262	0	0	0	147,807	0	0	3,102,700	4% of Gross Revenues	0	0	29,562	Springing	Springing
26	Barclays	Meriden Executive Park	100,000	0	0	1,000,000	87,568	0	0	0	Springing	0	Springing	29,189	Springing	0
27	Barclays	East Roosevelt Boulevard Office Portfolio	0	0	0	962,465	50,882	0	0	59,866	1,444	0	9,025	8,480	Springing	0
28	Barclays	Churchill Square Shopping Center	27,811	0	0	92,704	0	0	0	400,000	Springing	0	Springing	Springing	Springing	0
29	KeyBank	Skyview Plaza Shopping Center	259,080	21,250	0	1,763	30,043	14,006	0	169,150	1,080	0	1,763	7,511	2,001	0
30	KeyBank	MHPI Indiana Portfolio	2,421	196,045	0	0	40,553	3,218	0	0	2,421	0	0	6,759	1,609	0
30.01	KeyBank	Apple Valley Estates
30.02	KeyBank	Regency Pointe Estates Community
30.03	KeyBank	Merrywood
31	KeyBank	Wauwatosa Industrial	1,368	0	0	2,051	72,951	8,383	0	0	1,368	0	2,051	14,590	699	Springing
32	RAIT	Tractor Supply/Fresenius Medical	41,000	0	0	0	0	0	31,281	0	0	0	Springing	Springing	Springing	0
32.01	RAIT	Fresenius Medical Care
32.02	RAIT	Tractor Supply- Buckeye
32.03	RAIT	Tractor Supply- Laurel
33	RAIT	Bennington Square Apartments	150,000	28,906	0	0	107,354	130,257	0	0	Springing	0	0	15,336	18,608	0
34	RAIT	Racine Center	280,000	10,438	0	0	83,952	5,659	0	250,000	2,264	0	8,489	20,988	2,829	Springing
35	RAIT	Northridge Business Center	0	0	0	100,000	64,991	5,409	0	0	2,774	0	10,402	6,499	1,803	0
36	KeyBank	Hyatt Place - Nashville	10,312	0	0	0	52,109	2,237	0	643,860	4% of Gross Revenues	0	0	6,514	2,237	Springing
37	KeyBank	The Carrier Building	1,375	0	0	2,750	50,308	6,395	0	0	1,375	0	2,750	5,590	533	Springing
38	KeyBank	Wichita Square	843	182,987	0	0	127,346	9,426	0	0	843	0	Springing	12,735	3,142	0
39	JPMCB	Academy Sports - Garland, TX	0	0	0	0	0	0	0	0	Springing	0	0	Springing	Springing	0
40	Barclays	Storage Max Self Storage	0	750	0	0	0	0	0	8,483	Springing	0	0	Springing	Springing	Springing
41	KeyBank	Westwood Square	968	454,499	0	51,936	41,995	4,858	0	0	968	0	1,936	10,499	1,214	Springing
42	RAIT	Dollar General Portfolio	0	0	0	0	26,079	0	0	0	Springing	0	0	13,039	Springing	0
42.01	RAIT	Dollar General - Chillicothe
42.02	RAIT	Dollar General - Columbus 2
42.03	RAIT	Dollar General - Columbus 1
42.04	RAIT	Dollar General - Kansas City
43	KeyBank	Marysville Farms	667	0	0	0	17,328	750	0	0	667	0	0	2,443	750	0
44	KeyBank	StaxUp Self Storage	931	0	0	0	22,678	595	0	0	931	0	0	4,536	298	0
45	RAIT	740 Kifer Road	0	0	0	0	19,875	1,857	0	0	0	0	0	6,625	464	0
46	KeyBank	Harrodsburg Marketplace	751	125,000	0	3,753	0	9,725	0	140,500	751	0	3,753	Springing	1,081	0
47	KeyBank	Village Park Apartments	2,750	29,688	0	0	45,093	0	0	0	2,750	0	0	5,637	Springing	0
48	KeyBank	Anchor Industrial Park	1,485	26,250	0	2,995	98,730	11,543	0	0	1,485	0	2,995	14,104	1,443	0
49	JPMCB	Hampton Inn Massillon	6,408	0	0	0	162	18,002	0	0	4% of Gross Revenues	0	0	32	2,100	Springing
50	RAIT	Woodland Estates	0	14,875	0	0	57,084	3,462	0	0	1,408	0	0	7,135	866	0
51	JPMCB	Rite Aid	229	0	0	0	0	590	0	0	229	0	0	Springing	590	0
52	KeyBank	Trotwood Self Storage	921	0	0	0	17,326	3,961	0	0	921	0	0	5,775	990	0
53	Barclays	East Dublin Center	0	175,000	0	0	14,286	913	0	0	613	0	2,525	4,762	913	0
54	KeyBank	Storage Pros - Old Hickory	507	0	0	0	31,457	1,456	0	0	507	0	0	3,932	728	0

A-1-7

ANNEX A-1

			RESERVE CAPS(19)								LARGEST TENANT (3), (20), (21), (22)

			CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service	Other	Single			Lease
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Tenant	Largest Tenant	Unit Size	Expiration
1	JPMCB / Column	Grapevine Mills	1,285,200		4,020,000					No	Burlington Coat Factory	100,000	01/31/18
2	JPMCB	The Mall of Victor Valley	96,205		536,170					No	JCPenney	91,776	09/30/32
3	Barclays	Columbus Square Portfolio	148,267		4,500,000					No	Quik Park	108,444	04/30/29
4	JPMCB	635 Madison Avenue			1,994,220					No	Reproductive Medical Associates	25,779	12/31/22
5	KeyBank	Hutch Tower Two								Yes	Montefiore Medical Center	278,133	09/30/30
6	JPMCB	17 State Street								No	Fidessa Group	82,973	11/30/17
7	Barclays	North Riverside Park Mall								No	Conway Store	33,324	11/30/19
8	JPMCB	NoBu Station								No
9	Barclays	Meridian Corporate Center I	325,000		1,375,000					No	Parexel	92,029	12/31/22
10	JPMCB	Hilton Houston Post Oak								No
11	Barclays / RAIT	Oakland Square and Oakland Plaza								No
11.01	Barclays / RAIT	Oakland Plaza								No	TJ Maxx	31,469	01/31/23
11.02	Barclays / RAIT	Oakland Square								No	Kohl’s	94,345	10/31/16
12	JPMCB	Arden Park								No
13	GECC	Canyon Ranch Portfolio								No
13.01	GECC	Canyon Ranch - Tucson								No
13.02	GECC	Canyon Ranch - Lenox								No
14	JPMCB	Embassy Suites Kennesaw								No
15	KeyBank	Motorola Solutions - Building I & III	597,596		5,168,400					Yes	Motorola Solutions, Inc.	323,025	10/31/25
16	Barclays	Kenwood City Retail	37,911		416,000					No
16.01	Barclays	Kenwood City Pavilion								No	LA Fitness	42,141	12/31/29
16.02	Barclays	Kenwood City Place								No	Coopers Hawk Restaurant	11,000	12/31/23
17	JPMCB	Holiday Inn French Quarter-Chateau Lemoyne								No
18	Barclays	Watermark Hurstbourne Apartments								No
19	Barclays	Meridian Corporate Center II	300,000		625,000					No	Parata Systems, LLC	65,599	12/31/21
20	RAIT	2100 Wharton Street			750,000					No	Dynavox Systems, Inc.	40,719	03/31/18
21	RAIT	Peerless Lofts	56,164		43,200					No
22	Barclays	Glenbrook Commons			350,000					No	Dunham’s Athleisure	66,759	01/31/21
23	Barclays	1690 New Britain Avenue	350,000		900,000					No	Allied Worldwide Assurance Company	66,626	01/31/22
24	KeyBank	Water’s Edge								No
25	JPMCB	Westin Columbus								No
26	Barclays	Meriden Executive Park	50,000		800,000					No	USI Insurance Services	24,527	05/01/16
27	Barclays	East Roosevelt Boulevard Office Portfolio			324,896					No	Prism Career Institute	23,388	04/30/22
28	Barclays	Churchill Square Shopping Center	27,811		92,704					No	Publix	48,890	04/22/22
29	KeyBank	Skyview Plaza Shopping Center	63,480		84,629					No	Giant Eagle	56,629	08/30/29
30	KeyBank	MHPI Indiana Portfolio								No
30.01	KeyBank	Apple Valley Estates								No
30.02	KeyBank	Regency Pointe Estates Community								No
30.03	KeyBank	Merrywood								No
31	KeyBank	Wauwatosa Industrial	32,817		850,000				Springing	Yes	Brenntag Great Lakes, LLC	164,087	10/31/19
32	RAIT	Tractor Supply/Fresenius Medical								Yes
32.01	RAIT	Fresenius Medical Care								Yes	Fresenius Medical Care	14,373	02/28/29
32.02	RAIT	Tractor Supply- Buckeye								Yes	Tractor Supply	21,702	02/28/29
32.03	RAIT	Tractor Supply- Laurel								Yes	Tractor Supply	19,097	07/30/27
33	RAIT	Bennington Square Apartments	78,250							No
34	RAIT	Racine Center			550,000					No	Piggly Wiggly	50,979	07/31/23
35	RAIT	Northridge Business Center			390,000					No	RTS Leasing	33,418	06/30/19
36	KeyBank	Hyatt Place - Nashville								No
37	KeyBank	The Carrier Building	33,000		500,000				Springing	Yes	Carrier Enterprises, LLC	165,000	02/28/21
38	KeyBank	Wichita Square								No	Ross Dress for Less	30,187	01/31/20
39	JPMCB	Academy Sports - Garland, TX								Yes	Academy Sports	71,830	01/31/29
40	Barclays	Storage Max Self Storage								No
41	KeyBank	Westwood Square							350,000	No	Marc’s	35,700	08/31/18
42	RAIT	Dollar General Portfolio								Yes
42.01	RAIT	Dollar General - Chillicothe								Yes	Dollar General	9,026	09/30/28
42.02	RAIT	Dollar General - Columbus 2								Yes	Dollar General	9,026	03/31/29
42.03	RAIT	Dollar General - Columbus 1								Yes	Dollar General	9,100	02/28/29
42.04	RAIT	Dollar General - Kansas City								Yes	Dollar General	9,100	02/28/29
43	KeyBank	Marysville Farms	32,000							No
44	KeyBank	StaxUp Self Storage								No
45	RAIT	740 Kifer Road								Yes	Electro Scientific Industries	22,986	03/31/19
46	KeyBank	Harrodsburg Marketplace			350,000					No	Kroger	36,158	09/30/23
47	KeyBank	Village Park Apartments								No
48	KeyBank	Anchor Industrial Park								No	Kee Safety, Inc	35,600	12/31/19
49	JPMCB	Hampton Inn Massillon								No
50	RAIT	Woodland Estates								No
51	JPMCB	Rite Aid	5,496							Yes	Rite Aid	13,813	09/16/24
52	KeyBank	Trotwood Self Storage	15,000							No
53	Barclays	East Dublin Center			151,519					No	Precious Moments Learning Center	15,200	02/28/22
54	KeyBank	Storage Pros - Old Hickory								No

A-1-8

ANNEX A-1

			2nd LARGEST TENANT (3), (20), (21), (22)			3rd LARGEST TENANT (3), (20), (21), (22)			4th LARGEST TENANT (3), (20), (21), (22)

					Lease			Lease			Lease
Loan #	Seller(1)	Property Name	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration	4th Largest Tenant	Unit Size	Expiration
1	JPMCB / Column	Grapevine Mills	Last Call Neiman Marcus	44,751	04/30/18	Bed Bath & Beyond	40,340	01/31/17	LEGOLAND Discovery Centre	39,475	12/31/26
2	JPMCB	The Mall of Victor Valley	Sears	78,212	10/24/19	CineMark	62,118	11/30/21	Dick’s Sporting Goods	49,965	01/31/24
3	Barclays	Columbus Square Portfolio	Whole Foods	62,454	08/31/29	Mandell School	55,022	06/30/30	TJ Maxx	40,550	10/31/19
4	JPMCB	635 Madison Avenue	N.Y. Physicians P.C.	23,074	06/30/16	HSS Properties Corp.	11,303	06/30/19	RW USA Corp.	11,283	05/31/17
5	KeyBank	Hutch Tower Two
6	JPMCB	17 State Street	Speechworks	34,249	02/29/16	Nelson, Levine, De Luca & Hamilton, LLC	29,386	09/30/24	IP Soft	27,895	02/29/16
7	Barclays	North Riverside Park Mall	Classic Cinema	30,000	10/31/16	Forever 21	16,000	06/30/24	Old Navy	14,949	03/31/19
8	JPMCB	NoBu Station
9	Barclays	Meridian Corporate Center I	Health Decisions	64,266	06/30/18	Chimerix, Inc.	17,892	02/28/18	Merritt Webb	17,500	11/30/21
10	JPMCB	Hilton Houston Post Oak
11	Barclays / RAIT	Oakland Square and Oakland Plaza
11.01	Barclays / RAIT	Oakland Plaza	Planet Fitness	27,400	11/30/21	Michael’s	21,677	02/28/25	Pier 1 Imports	14,579	09/30/17
11.02	Barclays / RAIT	Oakland Square	DSW	50,500	02/28/18	Bed Bath & Beyond	36,416	01/31/17	Chuck E. Cheese’s	17,825	03/31/22
12	JPMCB	Arden Park
13	GECC	Canyon Ranch Portfolio
13.01	GECC	Canyon Ranch - Tucson
13.02	GECC	Canyon Ranch - Lenox
14	JPMCB	Embassy Suites Kennesaw
15	KeyBank	Motorola Solutions - Building I & III
16	Barclays	Kenwood City Retail
16.01	Barclays	Kenwood City Pavilion	Mattress Firm	3,900	08/31/15	Panera Bread	3,452	11/30/16	Jefferson R. Anderson Real Estate	1,384	12/31/29
16.02	Barclays	Kenwood City Place	Genisis Diamonds	4,485	09/30/24	Cucinova Restaurant	3,501	08/31/24	Currito Burrito	2,300	09/30/21
17	JPMCB	Holiday Inn French Quarter-Chateau Lemoyne
18	Barclays	Watermark Hurstbourne Apartments
19	Barclays	Meridian Corporate Center II	NVIDIA Corporation	25,952	06/30/17	Spoonflower, Inc.	19,687	04/30/16	Professional Recover	18,411	05/31/20
20	RAIT	2100 Wharton Street	County of Allegheny - Aging	34,423	05/31/23	Knopp Biosciences, LLC	19,769	10/31/17	County of Allegheny - Youth	17,723	12/31/21
21	RAIT	Peerless Lofts
22	Barclays	Glenbrook Commons	Burlington Coat Factory	50,187	02/28/24	Toys R Us	45,495	01/31/19	Ollie’s Bargain Outlet	26,642	01/13/21
23	Barclays	1690 New Britain Avenue	Moore Medical, LLC	49,388	11/30/19	AIG	49,250	09/30/18
24	KeyBank	Water’s Edge
25	JPMCB	Westin Columbus
26	Barclays	Meriden Executive Park	Institute of Professional Practice (IPP)	21,390	07/01/22	PMA Insurance	17,158	05/01/16	Infinex Financial Group	15,844	07/01/20
27	Barclays	East Roosevelt Boulevard Office Portfolio	Thomas Jefferson University Hospital, Inc.	14,916	01/31/25	TSIC Acquisitions, LP	8,179	12/31/15	Deirdre Wood, MD, P.C.	4,595	07/30/24
28	Barclays	Churchill Square Shopping Center	Ocala Ale House	6,000	05/31/23	Quest Diagnostics	3,000	06/30/17	Ocala Family Denistry	2,125	08/31/20
29	KeyBank	Skyview Plaza Shopping Center	O’Reilly Automotive Store	8,000	11/13/28	Sears Retail Dealer Store	6,000	09/30/18	Radio Shack	2,000	08/31/18
30	KeyBank	MHPI Indiana Portfolio
30.01	KeyBank	Apple Valley Estates
30.02	KeyBank	Regency Pointe Estates Community
30.03	KeyBank	Merrywood
31	KeyBank	Wauwatosa Industrial
32	RAIT	Tractor Supply/Fresenius Medical
32.01	RAIT	Fresenius Medical Care
32.02	RAIT	Tractor Supply- Buckeye
32.03	RAIT	Tractor Supply- Laurel
33	RAIT	Bennington Square Apartments
34	RAIT	Racine Center	Xperience Fitness	31,117	09/30/26	Party City	12,724	12/31/15	Dollar Tree	10,304	09/30/15
35	RAIT	Northridge Business Center	Flooring Dist. Intl	12,143	05/31/16	State of North Carolina	11,191	01/22/19	Professional Service Ind.	9,352	09/30/15
36	KeyBank	Hyatt Place - Nashville
37	KeyBank	The Carrier Building
38	KeyBank	Wichita Square	TJ Maxx	27,489	08/31/20	Shoe Carnival	9,755	03/31/24	Chick-fil-A	4,227	05/31/33
39	JPMCB	Academy Sports - Garland, TX
40	Barclays	Storage Max Self Storage
41	KeyBank	Westwood Square	Pet Supplies Plus	12,700	08/31/24	China Buffet	6,900	12/31/16	Rent A Center	4,245	11/30/17
42	RAIT	Dollar General Portfolio
42.01	RAIT	Dollar General - Chillicothe
42.02	RAIT	Dollar General - Columbus 2
42.03	RAIT	Dollar General - Columbus 1
42.04	RAIT	Dollar General - Kansas City
43	KeyBank	Marysville Farms
44	KeyBank	StaxUp Self Storage
45	RAIT	740 Kifer Road
46	KeyBank	Harrodsburg Marketplace	Hibbett Sporting Goods	5,400	08/30/24	Cato	5,400	01/31/18	Wah Mei Chinese Restaurant	3,600	10/31/20
47	KeyBank	Village Park Apartments
48	KeyBank	Anchor Industrial Park	SAIA	25,000	06/30/20	Crystal Rock, LLC	21,000	09/30/21	DiPizio Construction	20,005	12/31/28
49	JPMCB	Hampton Inn Massillon
50	RAIT	Woodland Estates
51	JPMCB	Rite Aid
52	KeyBank	Trotwood Self Storage
53	Barclays	East Dublin Center	Family Dollar	8,844	12/31/15	Autozone	8,160	09/30/23	Everyday People Ministries	4,800	06/30/16
54	KeyBank	Storage Pros - Old Hickory

A-1-9

ANNEX A-1

5th LARGEST TENANT (3), (20), (21), (22)

					Lease	Loan		Lockbox	Lockbox
Loan #	Seller(1)	Property Name	5th Largest Tenant	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(23)	(Y/N)	Type(24)
1	JPMCB / Column	Grapevine Mills	Saks Off Fifth	35,000	10/31/17	Refinance	NAP	Yes	CMA
2	JPMCB	The Mall of Victor Valley	Barnes & Noble	25,221	01/31/17	Refinance	The Macerich Partnership, L.P.	Yes	CMA
3	Barclays	Columbus Square Portfolio	Michael’s	34,424	03/31/20	Refinance	Jacob Chetrit, Laurence Gluck	Yes	Hard
4	JPMCB	635 Madison Avenue	Suit Supply	9,392	05/31/20	Refinance	Ben Ashkenazy	Yes	Hard
5	KeyBank	Hutch Tower Two				Refinance	Joseph Simone	Yes	CMA
6	JPMCB	17 State Street	Bressler Amery & Ross	23,033	03/31/15	Refinance	Aby Rosen, Michael Fuchs	Yes	Hard
7	Barclays	North Riverside Park Mall	Deb Shop	10,275	01/31/16	Refinance	Jeffrey J. Feil, Lloyd Goldman	Yes	Hard
8	JPMCB	NoBu Station				Acquisition	Oren Blatt, Yacob Blatt, Yehonatan Sade	Yes	Springing
9	Barclays	Meridian Corporate Center I	Cerner Corporation	14,793	01/31/17	Acquisition	Investcorp US Real Estate, LLC	Yes	CMA
10	JPMCB	Hilton Houston Post Oak				Refinance	Hotel Resort Properties, LLLP	Yes	CMA
11	Barclays / RAIT	Oakland Square and Oakland Plaza				Acquisition	RAIT Partnership, L.P.	Yes	CMA
11.01	Barclays / RAIT	Oakland Plaza	Shoe Carnival	10,200	05/31/24
11.02	Barclays / RAIT	Oakland Square	Five Below	10,880	01/31/21
12	JPMCB	Arden Park				Acquisition	Oren Blatt, Yacob Blatt, Yehonatan Sade	Yes	Springing
13	GECC	Canyon Ranch Portfolio				Refinance	CR Operating, LLC	Yes	CMA
13.01	GECC	Canyon Ranch - Tucson
13.02	GECC	Canyon Ranch - Lenox
14	JPMCB	Embassy Suites Kennesaw				Refinance	Gerald L. Sapp	Yes	CMA
15	KeyBank	Motorola Solutions - Building I & III				Refinance	Michael K. Burns	Yes	CMA
16	Barclays	Kenwood City Retail				Acquisition	Alan C. Fox	Yes	CMA
16.01	Barclays	Kenwood City Pavilion
16.02	Barclays	Kenwood City Place	Fusian Japanese Restaurant	2,200	03/31/24
17	JPMCB	Holiday Inn French Quarter-Chateau Lemoyne				Refinance	FelCor Lodging Limited Partnership	Yes	CMA
18	Barclays	Watermark Hurstbourne Apartments				Acquisition	Inland Private Capital Corporation	Yes	Springing
19	Barclays	Meridian Corporate Center II	Aldagen, Inc.	16,314	12/31/18	Acquisition	Investcorp US Real Estate, LLC	Yes	CMA
20	RAIT	2100 Wharton Street	Questfore, Inc.	12,478	07/31/16	Refinance	Aaron D. Stauber, Robert Ades, Alan A. Ades, Maurice Ades, Lawrence H. Walsh	Yes	Springing
21	RAIT	Peerless Lofts				Refinance	Arnold B. Chace, Jr.	Yes	Springing
22	Barclays	Glenbrook Commons	Goodwill Industries	12,855	03/31/18	Refinance	Bon Aviv Holdings LLC	Yes	CMA
23	Barclays	1690 New Britain Avenue				Acquisition	Christopher J. Knisley	Yes	CMA
24	KeyBank	Water’s Edge				Acquisition	Trevor Gordon, Doug Sherman, Michael Augustine	Yes	CMA
25	JPMCB	Westin Columbus				Refinance	Waterton Tactical Real Estate Fund I, L.L.C., Waterton Commercial Properties, L.L.C.	Yes	Hard
26	Barclays	Meriden Executive Park	FBI (GSA)	11,925	11/30/15	Acquisition	Christopher J. Knisley	Yes	CMA
27	Barclays	East Roosevelt Boulevard Office Portfolio	Care Connection	4,089	08/31/18	Refinance	George Comfort & Sons, Inc.	Yes	CMA
28	Barclays	Churchill Square Shopping Center	Adobe East	1,853	04/30/16	Refinance	Gail C. Cox	Yes	Springing
29	KeyBank	Skyview Plaza Shopping Center	GNC	1,760	03/31/18	Refinance	Jeffrey S. Lewis	Yes	Springing
30	KeyBank	MHPI Indiana Portfolio				Refinance	James W. Soboleski, Deborah Soboleski, Benjamin Kadish	Yes	Springing
30.01	KeyBank	Apple Valley Estates
30.02	KeyBank	Regency Pointe Estates Community
30.03	KeyBank	Merrywood
31	KeyBank	Wauwatosa Industrial				Refinance	John E. Shaffer	Yes	CMA
32	RAIT	Tractor Supply/Fresenius Medical				Acquisition	Behringer Net Lease Advisors, LLC	Yes	CMA
32.01	RAIT	Fresenius Medical Care
32.02	RAIT	Tractor Supply- Buckeye
32.03	RAIT	Tractor Supply- Laurel
33	RAIT	Bennington Square Apartments				Refinance	Syed Salmon Razzaqi	Yes	Springing
34	RAIT	Racine Center	Get It Now	9,020	09/30/16	Acquisition	Gilberto Cabral, Su Min Goh a/k/a Goh Su Min	Yes	Springing
35	RAIT	Northridge Business Center	Modern Impr. of Charlotte	6,237	02/28/17	Refinance	Sky Management Services LLC	Yes	Hard
36	KeyBank	Hyatt Place - Nashville				Acquisition	Dong G. Kim	Yes	Hard
37	KeyBank	The Carrier Building				Refinance	John E. Shaffer, E. Thomas Collins, Jr.	Yes	CMA
38	KeyBank	Wichita Square				Refinance	Kenneth A. Lockard, Lockard Development, Inc.	Yes	CMA
39	JPMCB	Academy Sports - Garland, TX				Acquisition	Trust A U/W Of C.E. Reunion dated June 25, 1998	Yes	Springing
40	Barclays	Storage Max Self Storage				Refinance	John M. Marshall	Yes	Springing
41	KeyBank	Westwood Square	The Exchange	3,000	06/30/19	Acquisition	Bon Investments USA LLC	Yes	CMA
42	RAIT	Dollar General Portfolio				Acquisition	Michael J. Falcone	Yes	Springing
42.01	RAIT	Dollar General - Chillicothe
42.02	RAIT	Dollar General - Columbus 2
42.03	RAIT	Dollar General - Columbus 1
42.04	RAIT	Dollar General - Kansas City
43	KeyBank	Marysville Farms				Refinance	Bradford S. Elvidge, Lawrence D. Buhl, III	Yes	Springing
44	KeyBank	StaxUp Self Storage				Refinance	Randall U. Strauss	No	None
45	RAIT	740 Kifer Road				Acquisition	Swift Realty Partners LLC	Yes	CMA
46	KeyBank	Harrodsburg Marketplace	Arby’s	2,290	06/30/23	Refinance	Wheeler Real Estate Investment Trust, Inc.	Yes	CMA
47	KeyBank	Village Park Apartments				Acquisition	Matthew McLennan, Jonathan Twombly	Yes	CMA
48	KeyBank	Anchor Industrial Park	Highway Rehabilitation Corp.	11,900	06/30/18	Refinance	Bernard DiPizio	Yes	CMA
49	JPMCB	Hampton Inn Massillon				Refinance	Anthony S. Manna, Andrew M. Howe V, John D. Helline II	Yes	CMA
50	RAIT	Woodland Estates				Refinance	Gregory Greif, Sundial Capital LLC	Yes	Springing
51	JPMCB	Rite Aid				Refinance	Saul Tawil	Yes	Springing
52	KeyBank	Trotwood Self Storage				Refinance	Maurice J. Brown	No	None
53	Barclays	East Dublin Center	La Michoacana Market	4,687	09/30/17	Acquisition	Daniel Abramson, Kenneth Israel	Yes	Springing
54	KeyBank	Storage Pros - Old Hickory				Acquisition	David M. Levenfeld, Ian M. Burnstein	No	None

A-1-10

ANNEX A-1

			Pari Passu Debt					Additional Debt					Total Debt
				Pari Passu	Pari Passu	Pari Passu	Total Cut-off	Addit Debt			Additional			Total Debt		Total Debt
			Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari	Permitted	Addit Debt	Additional	Debt Cut off	Additional Debt	Total Debt	UW NCF	Total Debt	UW NOI
Loan #	Seller(1)	Property Name	(Y/N)	(Y/N)	Cut-Off Balance	Cut-Off Balance	Passu Debt	(Y/N)	Exist (Y/N)(25)	Debt Type(s)	Date Balance	Interest Rate	Cut-off Balance	DSCR	Current LTV %	Debt Yield %
1	JPMCB / Column	Grapevine Mills	Yes	No	115,000,000	153,000,000	268,000,000	No	No	NAP	NAP	NAP	268,000,000	3.34	53.1%	13.7%
2	JPMCB	The Mall of Victor Valley	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Barclays	Columbus Square Portfolio	Yes	No	96,250,000	303,750,000	400,000,000	No	No	NAP	NAP	NAP	400,000,000	1.15	72.1%	6.7%
4	JPMCB	635 Madison Avenue	No	NAP	NAP	NAP	NAP	No	Yes	Mezzanine Loan	35,000,000	7.25000	125,000,000	0.98	64.1%	6.6%
5	KeyBank	Hutch Tower Two	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	JPMCB	17 State Street	Yes	No	75,000,000	105,000,000	180,000,000	No	Yes	Mezzanine Loan	40,000,000	8.82000	220,000,000	1.24	67.7%	6.9%
7	Barclays	North Riverside Park Mall	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	JPMCB	NoBu Station	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Barclays	Meridian Corporate Center I	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	JPMCB	Hilton Houston Post Oak	Yes	No	35,000,000	45,000,000	80,000,000	No	No	NAP	NAP	NAP	80,000,000	1.97	63.4%	11.9%
11	Barclays / RAIT	Oakland Square and Oakland Plaza	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Barclays / RAIT	Oakland Plaza												NAP	NAP	NAP
11.02	Barclays / RAIT	Oakland Square												NAP	NAP	NAP
12	JPMCB	Arden Park	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	GECC	Canyon Ranch Portfolio	Yes	No	30,000,000	120,000,000	150,000,000	No	No	NAP	NAP	NAP	150,000,000	2.34	53.2%	13.6%
13.01	GECC	Canyon Ranch - Tucson												2.34	53.2%	13.6%
13.02	GECC	Canyon Ranch - Lenox												2.34	53.2%	13.6%
14	JPMCB	Embassy Suites Kennesaw	No	NAP	NAP	NAP	NAP	No	Yes	ESK Companion Loan	5,000,000	10.00000	34,500,000	1.24	78.8%	9.1%
15	KeyBank	Motorola Solutions - Building I & III	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Barclays	Kenwood City Retail	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Barclays	Kenwood City Pavilion												NAP	NAP	NAP
16.02	Barclays	Kenwood City Place												NAP	NAP	NAP
17	JPMCB	Holiday Inn French Quarter-Chateau Lemoyne	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Barclays	Watermark Hurstbourne Apartments	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Barclays	Meridian Corporate Center II	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	RAIT	2100 Wharton Street	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	RAIT	Peerless Lofts	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Barclays	Glenbrook Commons	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Barclays	1690 New Britain Avenue	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
24	KeyBank	Water’s Edge	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	JPMCB	Westin Columbus	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Barclays	Meriden Executive Park	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
27	Barclays	East Roosevelt Boulevard Office Portfolio	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Barclays	Churchill Square Shopping Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	KeyBank	Skyview Plaza Shopping Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	KeyBank	MHPI Indiana Portfolio	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.01	KeyBank	Apple Valley Estates												NAP	NAP	NAP
30.02	KeyBank	Regency Pointe Estates Community												NAP	NAP	NAP
30.03	KeyBank	Merrywood												NAP	NAP	NAP
31	KeyBank	Wauwatosa Industrial	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	RAIT	Tractor Supply/Fresenius Medical	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.01	RAIT	Fresenius Medical Care												NAP	NAP	NAP
32.02	RAIT	Tractor Supply- Buckeye												NAP	NAP	NAP
32.03	RAIT	Tractor Supply- Laurel												NAP	NAP	NAP
33	RAIT	Bennington Square Apartments	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	RAIT	Racine Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	RAIT	Northridge Business Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	KeyBank	Hyatt Place - Nashville	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	KeyBank	The Carrier Building	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	KeyBank	Wichita Square	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	JPMCB	Academy Sports - Garland, TX	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Barclays	Storage Max Self Storage	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	KeyBank	Westwood Square	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42	RAIT	Dollar General Portfolio	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42.01	RAIT	Dollar General - Chillicothe												NAP	NAP	NAP
42.02	RAIT	Dollar General - Columbus 2												NAP	NAP	NAP
42.03	RAIT	Dollar General - Columbus 1												NAP	NAP	NAP
42.04	RAIT	Dollar General - Kansas City												NAP	NAP	NAP
43	KeyBank	Marysville Farms	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44	KeyBank	StaxUp Self Storage	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	RAIT	740 Kifer Road	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	KeyBank	Harrodsburg Marketplace	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47	KeyBank	Village Park Apartments	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
48	KeyBank	Anchor Industrial Park	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49	JPMCB	Hampton Inn Massillon	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50	RAIT	Woodland Estates	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
51	JPMCB	Rite Aid	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
52	KeyBank	Trotwood Self Storage	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
53	Barclays	East Dublin Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
54	KeyBank	Storage Pros - Old Hickory	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-11

ANNEX A-1

			HOTEL OPERATING STATISTICS

			2011	2011	2011	2012	2012	2012	2013	2013	2013	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	JPMCB / Column	Grapevine Mills																1
2	JPMCB	The Mall of Victor Valley																2
3	Barclays	Columbus Square Portfolio																3
4	JPMCB	635 Madison Avenue																4
5	KeyBank	Hutch Tower Two																5
6	JPMCB	17 State Street																6
7	Barclays	North Riverside Park Mall																7
8	JPMCB	NoBu Station																8
9	Barclays	Meridian Corporate Center I																9
10	JPMCB	Hilton Houston Post Oak	83.7%	129.93	108.79	84.4%	138.54	116.89	86.1%	149.73	128.94	83.5%	156.87	130.93	80.0%	163.66	130.93	10
11	Barclays / RAIT	Oakland Square and Oakland Plaza																11
11.01	Barclays / RAIT	Oakland Plaza																11.01
11.02	Barclays / RAIT	Oakland Square																11.02
12	JPMCB	Arden Park																12
13	GECC	Canyon Ranch Portfolio	56.2%	455.14	255.62	54.7%	475.16	259.85	57.6%	488.31	281.04	58.4%	501.27	292.77	58.4%	501.27	292.77	13
13.01	GECC	Canyon Ranch - Tucson	53.7%	454.48	243.91	52.6%	480.85	252.72	56.1%	489.04	274.53	58.0%	506.60	293.89	58.0%	506.60	293.89	13.01
13.02	GECC	Canyon Ranch - Lenox	59.2%	455.95	269.93	57.4%	468.21	268.56	59.3%	487.41	289.00	58.9%	494.76	291.41	58.9%	494.76	291.41	13.02
14	JPMCB	Embassy Suites Kennesaw	66.1%	116.34	76.90	71.0%	120.30	85.45	75.6%	123.84	93.67	78.3%	127.63	99.88	78.3%	127.63	99.88	14
15	KeyBank	Motorola Solutions - Building I & III																15
16	Barclays	Kenwood City Retail																16
16.01	Barclays	Kenwood City Pavilion																16.01
16.02	Barclays	Kenwood City Place																16.02
17	JPMCB	Holiday Inn French Quarter-Chateau Lemoyne	72.9%	128.60	93.74	72.1%	159.94	115.27	71.8%	175.78	126.15	75.6%	179.68	135.89	75.6%	179.68	135.89	17
18	Barclays	Watermark Hurstbourne Apartments																18
19	Barclays	Meridian Corporate Center II																19
20	RAIT	2100 Wharton Street																20
21	RAIT	Peerless Lofts																21
22	Barclays	Glenbrook Commons																22
23	Barclays	1690 New Britain Avenue																23
24	KeyBank	Water’s Edge																24
25	JPMCB	Westin Columbus	71.2%	126.74	90.26	74.1%	125.69	93.16	72.6%	129.22	93.76	70.6%	135.36	95.58	70.6%	135.36	95.58	25
26	Barclays	Meriden Executive Park																26
27	Barclays	East Roosevelt Boulevard Office Portfolio																27
28	Barclays	Churchill Square Shopping Center																28
29	KeyBank	Skyview Plaza Shopping Center																29
30	KeyBank	MHPI Indiana Portfolio																30
30.01	KeyBank	Apple Valley Estates																30.01
30.02	KeyBank	Regency Pointe Estates Community																30.02
30.03	KeyBank	Merrywood																30.03
31	KeyBank	Wauwatosa Industrial																31
32	RAIT	Tractor Supply/Fresenius Medical																32
32.01	RAIT	Fresenius Medical Care																32.01
32.02	RAIT	Tractor Supply- Buckeye																32.02
32.03	RAIT	Tractor Supply- Laurel																32.03
33	RAIT	Bennington Square Apartments																33
34	RAIT	Racine Center																34
35	RAIT	Northridge Business Center																35
36	KeyBank	Hyatt Place - Nashville	71.7%	95.42	68.42	79.4%	96.88	76.89	83.3%	103.99	86.60	84.6%	112.16	94.90	82.1%	112.16	92.09	36
37	KeyBank	The Carrier Building																37
38	KeyBank	Wichita Square																38
39	JPMCB	Academy Sports - Garland, TX																39
40	Barclays	Storage Max Self Storage																40
41	KeyBank	Westwood Square																41
42	RAIT	Dollar General Portfolio																42
42.01	RAIT	Dollar General - Chillicothe																42.01
42.02	RAIT	Dollar General - Columbus 2																42.02
42.03	RAIT	Dollar General - Columbus 1																42.03
42.04	RAIT	Dollar General - Kansas City																42.04
43	KeyBank	Marysville Farms																43
44	KeyBank	StaxUp Self Storage																44
45	RAIT	740 Kifer Road																45
46	KeyBank	Harrodsburg Marketplace																46
47	KeyBank	Village Park Apartments																47
48	KeyBank	Anchor Industrial Park																48
49	JPMCB	Hampton Inn Massillon	69.5%	85.65	59.53	71.0%	94.12	66.83	70.5%	100.18	70.63	70.5%	102.00	71.93	70.5%	102.00	71.93	49
50	RAIT	Woodland Estates																50
51	JPMCB	Rite Aid																51
52	KeyBank	Trotwood Self Storage																52
53	Barclays	East Dublin Center																53
54	KeyBank	Storage Pros - Old Hickory																54

A-1-12

Footnotes to Annex A-1

(1)
“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; “Barclays” denotes Barclays Bank PLC, as Mortgage Loan Seller; “KeyBank” denotes KeyBank National Association, as Mortgage Loan Seller; “RAIT” denotes RAIT Funding, LLC, as Mortgage Loan Seller; “Column” denotes Column Financial, Inc., as Mortgage Loan Seller; and “GECC” denotes General Electric Capital Corporation, as Mortgage Loan Seller.

With respect to Loan No. 1, Grapevine Mills, the mortgage loan was co-originated by JPMCB and Column. The mortgage loan is comprised of two pari passu components (Note A-3 and Note A-4), which are part of a split Whole Loan consisting of Note A-3, Note A-4 and four additional pari passu components. Note A-3, with an outstanding principal balance of $57,500,000 as of the Cut-off Date, will be sold to the trust by JPMCB. Note A-4, with an outstanding principal balance of $57,500,000 as of the Cut-off Date, will be sold to the trust by Column. All loan level metrics are based on the aggregate mortgage loan balance.

With respect to Loan No. 11, Oakland Square and Oakland Plaza, the loan is a $35,000,000 mortgage loan which was co-originated by Barclays and RAIT. The mortgage loan is a split Whole Loan comprised of two pari passu components (Note A-1 and Note A-2). Note A-1, with an outstanding principal balance of $17,500,000 as of the Cut-off Date, will be sold to the trust by RAIT. Note A-2, with an outstanding principal balance of $17,500,000 as of the Cut-off Date, will be sold to the trust by Barclays. All loan level metrics are based on the aggregate mortgage loan balance.

(2)
Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

For example, with respect to Loan No. 1, Grapevine Mills, the largest two tenants by square footage, Bass Pro Shops Outdoor and AMC Theaters, respectively, ground lease the land from the borrower.

With respect to Loan No. 7, North Riverside Park Mall, the property is comprised of 1,075,445 square feet, of which 429,038 square feet serves as collateral. Carson Pirie Scott, JCPenney and Sears own their respective spaces comprising a total of 646,407 square feet and are subject to reciprocal easement agreements.

With respect to Loan No. 11, Oakland Square and Oakland Plaza, anchor tenant Kohl’s and Chase Bank ground lease the land from the respective borrower. The ground lease payments serve as collateral for the mortgage loan.

(3)
In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy.

With respect to Loan No. 1, Grapevine Mills, UW NOI ($) and UW NCF ($) includes $548,903 of revenue attributable to nine tenants totaling 17,048 square feet which have executed leases but are not yet in occupancy of their respective spaces, as well as $132,710 of revenue attributable to two tenants totaling 3,722 square feet with leases out for signature.

With respect to Loan No. 2, The Mall of Victor Valley, UW NOI ($) and UW NCF ($) includes $613,198 of revenue attributable to five tenants which have executed leases but are not yet in occupancy of their respective spaces. In addition, the UW NOI ($) and UW NCF ($) includes approximately $310,000 of assistance payments from the city of Victorville. In 2012, the borrower entered into an agreement with the city of Victorville, pursuant to which, the borrower receives assistance payments from the city which equal the sales tax (currently 1.0%) at the mortgaged property for total sales in excess of $100.0 million. The agreement expires in 2039, and the maximum amount the borrower can receive over the term of the agreement is approximately $18.9 million. Total sales at the mortgaged property as of the TTM ended June 30, 2014 were approximately $131.0 million.

With respect to Loan No. 4, 635 Madison Avenue, the 5th Largest Tenant, Suit Supply, pays the greater of (i) base rent of $2,000,000 or (ii) 15% of gross sales per annum. JPMCB has underwritten base rent of $212.95 per square foot which equates to the minimum base rent of $2,000,000.

With respect to Loan No. 5, Hutch Tower Two, the largest and only tenant, Montefiore Medical Center, has executed a lease and taken occupancy but has not yet commenced paying rent. The tenant is expected to commence paying rent in October 2015. At origination of the mortgage loan, a reserve of $8,158,568 was

A-1-13

deposited into the Upfront Other Reserve for outstanding rent abatements associated with Montefiore Medical Center. UW Revenues ($), UW NOI ($) and UW NCF ($) are based on the straight-line average contractual rent of the sole tenant, Montefiore Medical Center. In addition, the related mortgaged property benefits from a 25-year Industrial and Commercial Incentive Program (“ICIP”) from the city of New York with a benefit start date of July 1, 2009. The ICIP provides that the building portion of the mortgaged property’s assessed value is 100% exempt for the first 16 years, with such benefit reducing annually by 10% through year 26, when the building is fully taxable. The mortgaged property’s 2014-2015 assessed value results in real estate taxes of $2,294,292, and after deducting the ICIP tax benefit of $2,193,208, results in a property tax expense of $101,084.

With respect to Loan No. 7, North Riverside Park Mall, Occupancy % includes temporary tenants. Excluding temporary tenants, Occupancy % as of July 1, 2014 is 81.2%.

With respect to Loan No. 11, Oakland Square and Oakland Plaza, Occupancy %, UW NOI ($) and UW NCF ($) include Michael’s, which has executed a lease but is not yet in occupancy of its space or paying rent. The lease states that if the lease has not commenced prior to October 2014, there will be no rent due until April 2015. The lender escrowed $209,753 in a free rent reserve relating to outstanding rent and reimbursement obligations during the free rent period under the Michael’s lease.

With respect to Loan No. 21, Peerless Lofts, the Occupancy % was calculated based on 97 apartment units. The collateral also includes eight commercial units consisting of 19,161 square feet, which are leased but not considered in the Occupancy % calculation. In addition, the related mortgaged property currently benefits from a tax abatement from the city of Providence, Rhode Island, pursuant to a stabilization tax treaty that expires in December 2015. Under such tax treaty, the borrower’s real estate taxes are limited to an annual payment of $33,407 or $344 per unit. Following the expiration of the tax abatement program, the borrower’s real estate taxes would revert to the actual taxes implied by the assessed value of the mortgaged property. The implied tax expense based on the 2013 assessed value for the mortgaged property, if the mortgaged property were unencumbered by the tax treaty, would be over $450,000.

With respect to Loan No. 50, Woodland Estates, the Occupancy % was calculated based on month-to-month leases at the mortgaged property.

(4)
With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 5, Hutch Tower Two, the Appraised Value ($) represents the “Prospective Market Value As Complete and Physically Stabilized” for the mortgaged property, effective as of October 1, 2015, which assumed that the Montefiore Medical Center lease will commence on September 1, 2014, and rent will commence on October 1, 2015. At origination of the mortgage loan, the borrower reserved $8,158,568 representing in-place rent for the preceding eleven months leading up to October 1, 2015. The “as-is” appraised value for the mortgaged property is $106,000,000.

With respect to Loan No. 17, Holiday Inn French Quarter-Chateau Lemoyne, the appraiser’s “as-is” value for the property, effective as of July 1, 2014, contained an extraordinary assumption that $7,775,000 in planned capital expenditures will be spent during the first year on capital improvements pursuant to a property improvement plan. At origination of the mortgage loan, the borrower was required to escrow $7,775,590, which is the full estimated amount of the property improvement plan.

With respect to Loan No. 29, Skyview Plaza Shopping Center, the Appraised Value ($) represents the “Hypothetical Market Value Upon Stabilization” for the mortgaged property, effective as of August 18, 2014, which assumed certain capital expenditures will be performed and tenant allowances will be provided to Giant Eagle. At origination of the mortgage loan, the borrower paid $450,000 to Giant Eagle and reserved $169,150 to cover outstanding tenant improvement obligations for Giant Eagle. The “as-is” appraised value for the mortgaged property is $11,250,000.

With respect to Loan No. 41, Westwood Square, the Appraised Value ($) represents the “Prospective Market Value Upon Completion” for the mortgaged property, effective as of May 1, 2015, which assumed completion of the necessary capital expenditures for the roof and parking lot areas estimated to be $400,000. At origination of the mortgage loan, the borrower deposited $454,499 in a reserve to cover outstanding capital improvements. The “as-is” appraised value for the mortgaged property is $6,875,000.

A-1-14

(5)
For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(6)
With respect to Loan No. 1, Grapevine Mills, the mortgage loan is part of a $268,000,000 Whole Loan which is comprised of six pari passu components (Note A-1, Note A-2, Note A-3, Note A-4, Note A-5 and Note A-6). Note A-3 and Note A-4 each have an outstanding principal balance as of the Cut-off Date of $57,500,000 and are being contributed to the JPMBB 2014-C24 trust. Note A-1 and Note A-2 each have an outstanding principal balance as of the Cut-off Date of $40,000,000 and were contributed to the JPMBB 2014-C23 trust. JPMCB is the holder of Note A-5, while Column is the holder of Note A-6. Note A-5 and Note A-6 (collectively with Note A-1 and A-2, the “Grapevine Mills Pari Passu Companion Loans”) each have an outstanding principal balance as of the Cut-off Date of $36,500,000 and are expected to be contributed to one or more future securitized trusts. All loan level metrics are based on the Whole Loan balance.

With respect to Loan No. 3, Columbus Square Portfolio, the mortgage loan is part of a $400,000,000 Whole Loan which is comprised of four pari passu components (Note A-1, Note A-2, Note A-3 and Note A-4). Note A-4 (collectively, the “Columbus Square Portfolio Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $96,250,000 and is being contributed to the JPMBB 2014-C24 trust. Note A-1, Note A-2 and Note A-3 (the “Columbus Square Portfolio Pari Passu Companion Loans”) have outstanding principal balances as of the Cut-off Date of $125,000,000, $103,750,000 and $75,000,000, respectively. Note A-1 was contributed to the WFRBS 2014-C22 trust, Note A-2 was contributed to JPMBB 2014-C23 trust and Note A-3 was contributed to the WFRBS 2014-C23 trust. All loan level metrics are based on the Whole Loan balance.

With respect to Loan No. 6, 17 State Street, the mortgage loan is part of a $180,000,000 Whole Loan which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-2 has an outstanding principal balance as of the Cut-off Date of $75,000,000 and is being contributed to the JPMBB 2014-C24 trust. Note A-1 (the “17 State Street Pari Passu Companion Loan”) has an outstanding principal balance as of the Cut-off Date of $105,000,000 and was contributed to the JPMBB 2014-C23 trust. All loan level metrics are based on the Whole Loan balance.

With respect to Loan No. 10, Hilton Houston Post Oak, the mortgage loan is part of an $80,000,000 Whole Loan which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-2 (the “Hilton Houston Post Oak Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $35,000,000 and is being contributed to the JPMBB 2014-C24 trust. Note A-1 (the “Hilton Houston Post Oak Pari Passu Companion Loan”) has an outstanding principal balance as of the Cut-off Date of $45,000,000 and is expected to be contributed to a future securitized trust. All loan level metrics are based on the Whole Loan balance.

With respect to Loan No. 13, Canyon Ranch Portfolio, the mortgage loan is part of a $150,000,000 Whole Loan which is comprised of three pari passu components (Note A-1, Note A-2 and Note A-3). Note A-3 (the “Canyon Ranch Portfolio Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $30,000,000 and is being contributed to the JPMBB 2014-C24 trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $75,000,000 and was contributed to the COMM 2014-UBS5 trust. Note A-2 (collectively with Note A-1, the “Canyon Ranch Portfolio Pari Passu Companion Loan”) has an outstanding principal balance as of the Cut-off Date of $45,000,000 and was contributed to the JPMBB 2014-C23 trust. All loan level metrics are based on the Whole Loan balance.

With respect to Loan No. 14, Embassy Suites Kennesaw, the mortgage loan is part of a $34,500,000 Whole Loan which is comprised of one senior component (the “Embassy Suites Kennesaw Mortgage Loan”) and a subordinate component (the “ESK Companion Loan”). The Embassy Suites Kennesaw Mortgage Loan has an outstanding principal balance as of the Cut-off Date of $29,500,000 and is being contributed to the JPMBB 2014-C24 trust. The ESK Companion Loan has an outstanding principal balance as of the Cut-off Date of $5,000,000 and is also being contributed to the JPMBB 2014-C24 trust. Payments of interest and principal, as applicable, received in respect of the ESK Companion Loan will only be available to make distributions in respect of the Class ESK Certificates. All loan level metrics are based on the Embassy Suites Kennesaw Mortgage Loan only and exclude the ESK Companion Loan.

(7)	Each number identifies a group of related borrowers.

A-1-15

(8)
For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Certificate Administrator Fee Rate (including the Trustee fee rate), the Senior Trust Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

With respect to Loan No. 4, 635 Madison Avenue, the Interest Rate is 4.479167% when extended to full precision.

With respect to Loan No.14, Embassy Suites Kennesaw, the Interest Rate is 5.498042372881360% when extended to full precision.

(9)
For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(10)
With respect to all mortgage loans, except for the mortgage loan(s) listed below, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

With respect to Loan No. 14, Embassy Suites Kennesaw, the mortgage loan amortizes on the principal payment schedule provided in Annex F of the Prospectus Supplement. As such, the Cut-off Date Balance ($), Maturity/ARD Balance ($), Monthly Debt Service ($), UW NOI DSCR, and UW NCF DSCR all reflect this principal payment schedule and a fixed interest rate of 5.498042372881360%. The amount of monthly debt service shown in this Annex A-1 was calculated using the average of principal and interest payments over the 12 months following the I/O Period of the related mortgage loan.

(11)
With respect to Loan No. 17, Holiday Inn French Quarter-Chateau Lemoyne, the mortgage loan has an ARD feature with an anticipated repayment date of October 1, 2024. From and after the anticipated repayment date, the interest rate will increase to the greater of (i) 7.50000% per annum, or (ii) the 10-year swap yield on October 1, 2024 plus 3.00000% per annum, until the final maturity date of November 1, 2044. In no event will the interest rate increase to greater than 9.50000%.

With respect to Loan No. 32, Tractor Supply/Fresenius Medical, if the mortgage loan is not paid in full by the anticipated repayment date of October 1, 2019, the outstanding principal balance will accrue interest on and after that date, until the final maturity date of October 1, 2024 at an increased interest rate equal to 3.00000% per annum plus the greater of (i) 4.61000% per annum, or (ii) the five-year swap yield as determined on the anticipated repayment date.

With respect to Loan No. 39, Academy Sports - Garland, TX, the mortgage loan has an ARD feature with an anticipated repayment date of October 1, 2024. From and after the anticipated repayment date, the interest rate will increase to the greater of (i) 7.41500% per annum, or (ii) the 10-year swap yield on October 2, 2024 plus 3.00000% per annum, until the final maturity date of January 1, 2029. In no event will the interest rate increase to greater than 9.41500%.

With respect to Loan No. 42, Dollar General Portfolio, if the mortgage loan is not paid in full by the anticipated repayment date of July 1, 2021, the outstanding principal balance will accrue interest on and after that date until the final maturity date of July 1, 2044 at an increased interest rate equal to 3.00000% per annum plus the greater of (i) 4.9500% per annum or (ii) the seven-year swap yield as determined on the anticipated repayment date.

(12)
The “L” component of the prepayment provision represents lockout payments.
The “Def” component of the prepayment provision represents defeasance payments.
The “YM” component of the prepayment provision represents yield maintenance payments.
The “O” component of the prepayment provision represents the free payments including the Maturity Date.

With respect to Loan No. 1, Grapevine Mills, the lockout period is the earlier of November 1, 2018 or two years after the last securitization of a Grapevine Mills Pari Passu Companion Loan. The prepayment string reflects a lockout period ending two years after the anticipated Closing Date.

(13)
With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed and/or acquired.

With respect to Loan Nos. 5, 8, 12, 32, 39 and 42, Hutch Tower Two, NoBu Station, Arden Park, Tractor Supply/Fresenius Medical, Academy Sports – Garland, TX and Dollar General Portfolio, respectively, the related mortgaged properties are newly constructed and historical financials are not available.

A-1-16

With respect to Loan No. 13, Canyon Ranch Portfolio, Occupancy, RevPar, and ADR are based on the 471 available guest nights.

With respect to Loan No. 15, Motorola Solutions – Building I & III, historical financials are not available due to the loan sponsor acquiring the mortgaged property through a sale-leaseback from Motorola Solutions, Inc. in October 2013.

With respect to Loan No. 18, Watermark Hurstbourne Apartments, the Most Recent NOI is ten months ended April 30, 2014 annualized.

With respect to Loan No. 35, Northridge Business Center, the most recent figures are for the five months ended May 31, 2014 annualized.

With respect to Loan No. 45, 740 Kifer Road, 2013 figures are for the eight months ended December 31, 2013 annualized.

(14)	With respect to all hotel properties, the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

(15)
The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

With respect to Loan No. 5, Hutch Tower Two, UW NOI DSCR ($) and UW NCF DSCR ($) are based on the straight-line average contractual rent over the loan term of the sole tenant, Montefiore Medical Center.

(16)
With respect to Loan No. 25, Westin Columbus, a portion of the mortgaged property which consists of parking is subject to a ground lease.

With respect to Loan No. 49, Hampton Inn Massillon, the collateral consists of two subleases of the original ground lease.

(17)
Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 17, Holiday Inn French Quarter-Chateau Lemoyne, the related borrower was required to deposit $7,775,590 in the Initial Capex Reserve to pay for the property improvement plan required by the franchise agreement.

With respect to Loan No. 29, Skyview Plaza Shopping Center, the borrower was required to deposit (i) $100,000 for lighting replacement and repairs required in connection with the Giant Eagle premises and (ii) $69,150 for repair, sealing and striping of the rear parking area designated for use by Giant Eagle, into the Upfront Other Reserve. Should the estimate of the cost to complete the lighting replacements and repairs exceed $100,000, then upon the lender’s written request, the borrower will immediately pay a sum equal to 115% of the amount of such estimate, less the $100,000 original Giant Eagle lighting repair deposit.

(18)
Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 5, Hutch Tower Two, Monthly Insurance Reserve deposit will be $171 and approximately $2,054 was deposited at origination of the mortgage loan for flood insurance. The requirement for the borrower to make monthly deposits into the Insurance Escrow, except for flood insurance, is waived so long as, among other things, no event of default exists and the borrower provides satisfactory evidence the mortgaged property is insured as part of a blanket policy in accordance with the loan documents.

With respect to Loan No. 9, Meridian Corporate Center I, in the event that the balance of the replacement reserve is less than $162,500, the borrower will make monthly deposits into the replacement reserve in the amount of $4,001, capped at $325,000. In addition, in the event that the rollover reserve balance is less than $500,000, the borrower will make monthly deposits into the rollover reserve in the amount of $26,679, capped at $1,375,000.

A-1-17

With respect to Loan No. 10, Hilton Houston Post Oak, in addition to the regular deposits into the Monthly Capex Reserve, the borrower is also required to deposit a monthly amount reasonably estimated by the lender monthly to complete any work required by the property improvement plan under the franchise agreement. The monthly deposits for the property improvement plan will be waived to the extent the borrower provides evidence of compliance with any property improvement plan requirements. Regular deposits to the Monthly Capex Reserve will be waived to the extent the borrower delivers a letter of credit in the following amount: (i) prior to the end of the 2015 fiscal year, $3,750,000 and (ii) at any time after the end of 2015 fiscal year, 12.0% of gross income from operations for the immediately preceding fiscal year.

With respect to Loan No. 13, Canyon Ranch Portfolio, the borrower is required to make monthly deposits of 4.0% of monthly gross revenues for the preceding month into the FF&E Reserve account.

With respect to Loan No. 15, Motorola Solutions – Building I & III, Monthly TI/LC Reserve deposit will be (a) $13,459 in the event that and during the continuance of the period Motorola Solutions, Inc.’s senior unsecured corporate credit rating falls below “BB+”, (b) $26,919 in the event that and during the continuance of the period Motorola Solutions, Inc.’s senior unsecured corporate credit rating falls below “B+”. All excess cash flow shall be deposited in the excess cash flow reserve and held as additional security for the mortgage loan upon the occurrence of (i) the date Motorola Solutions, Inc.’s senior unsecured credit rating falls below “B”, (ii) the date Motorola Solutions, Inc. ceases doing business at or vacates the mortgaged property, or (iii) the date that is 36 months prior to the maturity date.

With respect to Loan No. 17, Holiday Inn French Quarter-Chateau Lemoyne, deposits to the Monthly Capex Reserve will be required commencing in 2019, if, based on the prior year’s capital expenditure report, the ratio of (i) the amounts expended (or escrowed with the manager) for replacements to (ii) gross income from operations for such year, is less than 4.0%.

With respect to Loan No. 18, Watermark Hurstbourne Apartments, upon the earliest to occur (i) event of default or (ii) the debt service coverage ratio is less than 1.15x for two consecutive quarters, the borrower will be make monthly deposits into the real estate tax and insurance reserves and $5,693 into the replacement reserve.

With respect to Loan No. 19, Meridian Corporate Center II, in the event that the balance of the replacement reserve is less than $150,000, the borrower will make monthly deposits into the replacement reserve in the amount of $4,928, capped at $300,000. In addition, in the event that the rollover reserve balance is less than $250,000, the borrower will make monthly deposits into the rollover reserve in the amount of $24,639, capped at $625,000.

With respect to Loan No. 20, 2100 Wharton Street, the borrower deposited $1,049,464 into the TI/LC reserve at origination of the mortgage loan. If the balance of this reserve is less than $375,000 or an event of default has occurred and is continuing, the borrower will be required to make monthly deposits of $18,794 until the balance is again equal to or greater than $750,000.

With respect to Loan No. 22, Glenbrook Commons, all excess cash will be swept into the rollover reserve upon either Toys R Us, Dunham’s Athleisure or Burlington Coat Factory (i) terminating their respective lease, (ii) giving notice of their intent not to renew their respective lease or failing to renew before the deadline pursuant to their respective lease, (iii) filing for bankruptcy, reorganization or other arrangement pursuant to federal bankruptcy law or any similar federal or state law or (iv) failing to be open and operating for business other than for temporary closures.

With respect to Loan No. 23, 1690 New Britain Avenue, in the event that the replacement reserve balance is less than $50,000, the borrower will make monthly deposits into the replacement reserve in the amount of $2,479, capped at $350,000. In addition, in the event that the rollover reserve balance is less than $500,000, the borrower will make monthly deposits into the rollover reserve in the amount of $27,957, capped at $900,000.

With respect to Loan No. 26, Meriden Executive Park, in the event that the replacement reserve balance is less than $50,000, the borrower will make monthly deposits into the replacement reserve in the amount of $2,291, capped at $50,000. In addition, in the event that the rollover reserve balance is less than $400,000, the borrower will make monthly deposits into the rollover reserve in the amount of $19,091, capped at $800,000.

With respect to Loan No. 28, Churchill Square Shopping Center, in the event that the replacement reserve balance is less than $27,811, the borrower will make monthly deposits into the replacement reserve in the amount of $1,700, capped at $27,811. In addition, in the event that the rollover reserve balance is less than $92,704, the borrower will make monthly deposits into the rollover reserve in the amount of $3,863, capped at $92,704.

A-1-18

With respect to Loan No. 31, Wauwatosa Industrial, Monthly TI/LC Reserve will be $2,051, provided, however, that in the event that and during the continuance of the period that Brenntag Great Lakes, LLC’s senior unsecured corporate credit rating falls below “B+”, the borrower will pay monthly deposits of $4,102.

With respect to Loan No. 32, Tractor Supply/Fresenius Medical, to the extent that Tractor Supply or Fresenius Medical Care is in occupancy and open to the public for business, the requirement for the borrower to make monthly deposits into the TI/LC reserve is waived.

With respect to Loan No. 32, Tractor Supply/Fresenius Medical, the borrower will not be required to make monthly deposits into the tax and insurance reserves as long as: (i) with respect to the monthly tax deposit, each lease at the respective property requires the applicable tenant, Tractor Supply and Fresenius Medical Care (the “Specified Tenant”), to make payments of taxes directly to the applicable government authority, (ii) with respect to the monthly insurance deposit, the Specified Tenant maintains a qualifying policy in amounts and coverages which satisfy the lender’s requirements, and (iii) the Specified Tenant maintains an investment grade rating. Notwithstanding the foregoing, the borrower will not be required to make monthly deposits into the insurance reserve as set forth above, provided that, (i) no event of default has occurred and is continuing, (ii) the policies maintained by the borrower are part of a blanket policy, (iii) the premiums for all locations covered under the blanket policy are not financed or paid in installments, (iv) the premium is paid for all locations covered under such policy for at least a twelve-month policy period and (v) the borrower provides paid receipts evidencing such payment.

With respect to Loan No. 33, Bennington Square Apartments, the borrower deposited $150,000 into the replacement reserve at origination of the mortgage loan. If the balance of this reserve is less than $78,250, the borrower will be required to make monthly deposits of $6,521 until the balance is again equal to or greater than $78,250.

With respect to Loan No. 34, Racine Center, if the lender approves the borrower’s new improvements plans, which consist of construction of a self-storage facility located on vacant land behind the current improvements and/or a restaurant to be located on certain other vacant land on the mortgaged property, the borrower will be required to deposit 125% of the total unpaid costs into a new improvements reserve. In addition, the borrower deposited $250,000 into a parking easement reserve at origination of the mortgage loan to ensure that funds are available if the borrower is required to make certain contribution payments to the costs of maintaining and renovating a parking area shared with the adjacent property owner and encumbered by a certain parking easement. If at any time the cost of the parking lot renovation is estimated to exceed $1.0 million, the borrower is required to deposit into the parking easement reserve an amount equal to 25% of the amount by which the estimated cost of the parking lot renovation exceeds $1.0 million.

With respect to Loan No. 36, Hyatt Place – Nashville, Monthly Capex Reserve will be 1/12th of 4% of the greater of the (i) total gross income from operations for the immediately preceding calendar year and (ii) total projected gross income from operations set forth in the approved annual budget for the immediately following calendar year.

With respect to Loan No. 38, Wichita Square, if the net sales proceeds for the release of surplus land, as described in the loan documents, are more than $100,000, the borrower will be required to deposit such net sale proceeds into the TI/LC Reserve account.

With respect to Loan No. 39, Academy Sports – Garland, TX, the Monthly RE Tax Reserve and Monthly Ins. Reserve are waived provided that, among other things (i) the sole tenant at the mortgaged property, Academy Sports, is required to pay the taxes directly to the appropriate public office, (ii) the tenant’s lease remains in full force and effect, (iii) the borrower provides the lender with satisfactory evidence that taxes have been paid and the mortgaged property is insured in accordance with the mortgage loan documents, and (iv) the tenant is required to maintain insurance coverage under its lease consistent with the requirements set forth in the mortgage loan documents.

With respect to Loan No. 42, Dollar General Portfolio, so long as Dollar General maintains an investment grade rating, the borrower is not required to make the monthly capital expenditure reserve deposit of $453. In addition, so long as (i) Dollar General maintains an investment grade rating, (ii) no “trigger period” is then in effect, as described in the loan documents, and (iii) no event of default under the mortgage loan is then continuing, the borrower is not required to make the monthly insurance reserve deposit.

With respect to Loan No. 49, Hampton Inn Massillon, in addition to the regular deposits into the Monthly Capex Reserve, the borrower is also required to deposit an amount reasonably estimated by the lender monthly to complete any work required by any property improvement plan under a franchise agreement.

A-1-19

With respect to Loan No. 51, Rite Aid, the Monthly RE Tax Reserve and Monthly Ins. Reserve are waived provided that, among other things (i) the sole tenant at the mortgaged property, Rite Aid, occupies one or more parcels which constitute a separate tax lot and is required to pay the taxes directly to the appropriate public office, (ii) the tenant’s lease remains in full force and effect, (iii) the borrower provides the lender with satisfactory evidence that taxes have been paid and the mortgaged property is insured in accordance with the mortgage loan documents, and (iv) the tenant is required to maintain insurance coverage pursuant to the lease.

(19)
Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 15, Motorola Solutions – Building I & III, upon the occurrence of a cash sweep event caused solely by the occurrence of the date Motorola Solutions, Inc. ceases business operations at the mortgaged property, goes dark, vacates or abandons the mortgaged property, all excess cash flow will be deposited with the lender in the excess cash flow reserve and the aggregate deposit amount of the rollover reserve and excess cash flow reserve will be capped at $5,168,400.

With respect to Loan No. 31, Wauwatosa Industrial, upon the occurrence of a cash sweep event caused solely by the occurrence of the date Brenntag Great Lakes, LLC ceases business operations at the mortgaged property, goes dark, vacates or abandons the mortgaged property or the date that is twelve months prior to the then applicable expiration date of the Brenntag Great Lakes, LLC lease, unless prior to such date the borrower has satisfied the requirements of the cure of a Brenntag Great Lakes, LLC lease expiration trigger event as disclosed in the loan documents, all excess cash flow will be deposited with the lender in the major tenant rollover reserve and the aggregate deposit amount of the rollover reserve and the major tenant rollover reserve will be capped at $850,000.

With respect to Loan No. 37, The Carrier Building, upon the occurrence of a major tenant trigger period caused solely by the occurrence of the date Carrier Enterprises, LLC ceases business operations at the property, goes dark, vacates or abandons the property or the occurrence of the date that is twelve months prior to the then applicable expiration date of the Carrier Enterprises, LLC lease unless, prior to such date the borrower has satisfied the requirements of the cure of a Carrier Enterprises, LLC lease expiration trigger event as disclosed in the loan documents, all excess cash flow will be deposited with the lender in the major tenant TI/LC Reserve and the aggregate deposit amount of the rollover reserve and the major tenant rollover reserve will be capped at $500,000.

(20)
With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any Mortgaged Property.

With respect to Loan No. 38, Wichita Square, the 4th Largest Tenant, Chick-fil-A, is subject to a ground lease with the borrower.

(21)
In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 4, 635 Madison Avenue, the Largest Tenant, Reproductive Medical Associates consists of two tenants, Hayden Properties L.L.C. (11,277 square feet) and Gilbert Properties L.L.C. (14,502 square feet), both of which are guaranteed by the same individuals.

With respect to Loan No. 20, 2100 Wharton Street, the 2nd Largest Tenant, County of Allegheny – Aging, occupies 34,423 square feet, and the 4th Largest Tenant, County of Allegheny – Youth, occupies 17,723 square feet.

(22)
The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 3, Columbus Square Portfolio, the 3rd Largest Tenant, the Mandell School, may terminate its lease by providing four months’ prior notice and payment of a termination fee in an amount equal to three years of rent payments.

A-1-20

With respect to Loan No. 6, 17 State Street, the 2nd Largest Tenant by square footage, Speechworks, has subleased its space to IP Soft.

With respect to Loan No. 9, Meridian Corporate Center I, the Largest Tenant, Parexel, has a one-time right to terminate its lease with respect to 24,636 square feet of its total leased area of 92,029 square feet effective August 31, 2020 by delivering notice no later than March 1, 2020. In addition, the 2nd Largest Tenant, Health Decisions, subleases 44,009 square feet to BASF Corporation. In addition, Health Decisions has a one-time right to terminate their lease effective June 30, 2016 by delivering notice no later than June 30, 2015.

With respect to Loan No. 11, Oakland Square and Oakland Plaza, the 2nd Largest Tenant at the Oakland Square property, Jubilee Limited Partnership (d/b/a DSW) has sublet about half of its space to TJ Maxx companies. DSW continues to pay rent on the full amount due on the entire space that they originally leased in the amount of 50,500 square feet under the terms of their lease agreement.

With respect to Loan No. 19, Meridian Corporate Center II, the 3rd Largest Tenant, Spoonflower Inc., may terminate its lease on April 30, 2016 by giving 12 months’ notice. The lender underwrote Spoonflower Inc.’s expiration date as April 30, 2016.

With respect to Loan No. 20, 2100 Wharton Street, the 2nd Largest Tenant, County of Allegheny – Aging, and the 4th Largest Tenant, County of Allegheny – Youth each have the right to terminate its respective lease. With respect to County of Allegheny – Aging lease, the tenant has the right to terminate its lease in the event the tenant loses its appropriation program funding upon prior written notice either (i) 270 days prior to the early termination date if the tenant terminates the lease for one-half of the premises or more or (ii) 180 days prior to the early termination date if the tenant terminates the lease for less than one-half of the premises. With respect to the County of Allegheny – Youth lease, the tenant has the right to terminate its lease on the last day of the 72nd month, 84th month, 108th month, 120th month or the 132nd month upon six months’ prior written notice.

With respect to Loan No. 26, Meriden Executive Park, the 5th Largest Tenant, FBI (GSA), may terminate its lease in whole or in part by giving at least 90 days’ notice.

With respect to Loan No. 29, Skyview Plaza Shopping Center, the 3rd Largest Tenant by square footage, Sears Retail Dealer Store, has the right to terminate its lease with 60 days’ notice, which must be received within 20 days’ of relocation notice, if unwilling to be relocated within the center. The 4th Largest Tenant by square footage, Radio Shack, has the right to terminate its lease with 60 days’ notice, if unwilling to be relocated within the center.

With respect to Loan No. 35, Northridge Business Center, the Largest Tenant, RTS Leasing, may terminate its lease, effective 90 days after notice is given, if laws are passed or there are court rulings that prevent the tenant from operating its business over the internet and tenant gives notice between May 1, 2016 and August 31, 2017.

With respect to Loan No. 46, Harrodsburg Marketplace, the 2nd Largest Tenant by square footage, Hibbett Sporting Goods, has the right to terminate its lease if gross sales do no exceed $625,000 during the 3rd full lease year or $750,000 during the 6th full lease year. The 3rd Largest Tenant by square footage, Cato, has the right to terminate its lease with twelve months’ notice.

(23)
In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes.

With respect to Loan No. 1, Grapevine Mills, there is no Carveout Guarantor, and the borrower is the sole party responsible for any violations or breaches of the non-recourse carveout provisions in the mortgage loan documents.

(24)	The classification of the lockbox types is described in the Prospectus Supplement. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

(25)
Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Existing Mezzanine Debt,” “—Future Mezzanine Debt” and “—Preferred Equity” and “Certain Legal Aspects of the Mortgage Loans” in the prospectus supplement for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 4, 635 Madison Avenue, at the mortgage loan origination, JPMCB provided a $35,000,000 mezzanine loan, which is ultimately secured by a 100% pledge of the direct or equity interest in the

A-1-21

related borrower. See “Description of the Mortgage Loans – Additional Debt” and Annex A-3 in the Prospectus Supplement.

With respect to Loan No. 6, 17 State Street, at the mortgage loan origination, RREEF Spezial Invest GmbH provided a $40,000,000 mezzanine loan, which is ultimately secured by a 100% pledge of the direct or equity interest in the related borrower. This mezzanine loan has been cross-defaulted with certain other subordinate financing. See “Description of the Mortgage Loans – Additional Debt” and Annex A-3 in the Prospectus Supplement.

A-1-22

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-2

Trust Cut-off Date Balances

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
$2,086,249	-	$9,999,999	27	$146,359,642	11.5%	4.62805%	109	1.55x	10.6%	68.2%	56.6%
$10,000,000	-	$19,999,999	8	119,493,505	9.4	4.56765%	113	1.46x	9.8%	69.4%	60.7%
$20,000,000	-	$24,999,999	4	90,351,000	7.1	4.34615%	105	1.88x	11.4%	65.3%	57.5%
$25,000,000	-	$49,999,999	8	268,361,000	21.1	4.54859%	102	1.70x	10.3%	68.9%	62.8%
$50,000,000	-	$115,000,000	7	646,750,000	50.9	4.34747%	112	1.95x	9.7%	59.5%	56.5%
Total / Wtd. Avg:			54	$1,271,315,148	100.0%	4.44283%	109	1.80x	10.1%	63.8%	58.3%

Mortgage Rates

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
3.83270%	-	4.40000%	10	$412,545,548	32.5%	4.02223%	110	2.40x	11.2%	63.3%	61.3%
4.40001%	-	4.60000%	22	567,162,586	44.6	4.50483%	119	1.53x	9.2%	63.3%	56.7%
4.60001%	-	4.80000%	11	84,278,608	6.6	4.65966%	114	1.42x	9.9%	68.5%	57.9%
4.80001%	-	5.00000%	8	161,328,406	12.7	4.93270%	85	1.45x	10.2%	64.4%	56.0%
5.00001%	-	5.49804%	3	46,000,000	3.6	5.33515%	60	1.63x	10.8%	64.5%	60.6%
Total / Wtd. Avg:			54	$1,271,315,148	100.0%	4.44283%	109	1.80x	10.1%	63.8%	58.3%

Original Term to Maturity/ARD in Months(1)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
60			8	$190,740,532	15.0%	4.68588%	60	1.81x	10.7%	63.7%	60.6%
61			1	3,500,000	0.3	5.09000%	61	1.87x	13.3%	50.0%	44.5%
84			3	44,383,760	3.5	4.92071%	84	1.53x	10.3%	68.8%	63.5%
120			41	1,004,690,856	79.0	4.35974%	119	1.82x	10.0%	63.4%	57.7%
132			1	28,000,000	2.2	4.93000%	132	1.21x	9.2%	72.1%	57.4%
Total / Wtd. Avg:			54	$1,271,315,148	100.0%	4.44283%	109	1.80x	10.1%	63.8%	58.3%

Remaining Term to Maturity/ARD in Months(1)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
59	-	60	8	$190,740,532	15.0%	4.68588%	60	1.81x	10.7%	63.7%	60.6%
61	-	120	45	1,052,574,616	82.8	4.38582%	118	1.81x	10.0%	63.6%	57.9%
121	-	132	1	28,000,000	2.2	4.93000%	132	1.21x	9.2%	72.1%	57.4%
Total / Wtd. Avg:			54	$1,271,315,148	100.0%	4.44283%	109	1.80x	10.1%	63.8%	58.3%

Original Amortization Term in Months

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
	Interest Only		6	$365,387,000	28.7%	4.01979%	109	2.56x	11.1%	59.1%	59.1%
	120		1	2,961,365	0.2	4.84450%	118	1.17x	15.0%	54.8%	0.3%
	300		4	38,787,282	3.1	4.57690%	104	1.90x	12.8%	61.2%	47.5%
	360		42	767,929,500	60.4	4.61985%	108	1.52x	9.9%	65.2%	57.7%
	420		1	96,250,000	7.6	4.57000%	118	1.15x	6.7%	72.1%	66.1%
Total / Wtd. Avg:			54	$1,271,315,148	100.0%	4.44283%	109	1.80x	10.1%	63.8%	58.3%

A-2-1

ANNEX A-2

Remaining Amortization Term in Months

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
	Interest Only		6	$365,387,000	28.7%	4.01979%	109	2.56x	11.1%	59.1%	59.1%
118	-	239	1	2,961,365	0.2	4.84450%	118	1.17x	15.0%	54.8%	0.3%
240	-	299	1	6,887,282	0.5	4.37000%	59	1.67x	11.0%	68.2%	60.1%
300	-	359	15	98,815,500	7.8	4.60889%	114	1.60x	10.8%	69.7%	55.9%
360	-	420	31	797,264,000	62.7	4.61526%	109	1.48x	9.5%	65.2%	58.4%
Total / Wtd. Avg:			54	$1,271,315,148	100.0%	4.44283%	109	1.80x	10.1%	63.8%	58.3%

Amortization Types

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
IO-Balloon			21	$632,949,000	49.8%	4.55352%	115	1.48x	9.4%	65.7%	59.3%
Interest Only			6	365,387,000	28.7	4.01979%	109	2.56x	11.1%	59.1%	59.1%
Balloon			22	227,194,023	17.9	4.78658%	95	1.46x	9.9%	66.8%	56.8%
ARD-Balloon			3	34,943,760	2.7	4.55459%	114	1.93x	12.6%	58.9%	45.7%
ARD-IO-Balloon			1	7,880,000	0.6	4.61000%	60	1.49x	9.8%	64.7%	60.5%
Fully Amortizing			1	2,961,365	0.2	4.84450%	118	1.17x	15.0%	54.8%	0.3%
Total / Wtd. Avg:			54	$1,271,315,148	100.0%	4.44283%	109	1.80x	10.1%	63.8%	58.3%

Partial Interest Only Periods

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
12	-	24	8	$127,254,000	10.0%	4.91132%	92	1.48x	10.3%	67.5%	60.8%
25	-	48	6	259,325,000	20.4	4.53867%	119	1.44x	8.8%	69.8%	62.4%
49	-	60	8	254,250,000	20.0	4.39133%	119	1.52x	9.5%	60.7%	55.4%
Total / Wtd. Avg:			22	$640,829,000	50.4%	4.55422%	114	1.48x	9.4%	65.7%	59.3%

Underwritten Net Cash Flow Debt Service Coverage Ratios(2)(4)

						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
1.15x	-	1.35x	12	$266,071,639	20.9%	4.55895%	119	1.22x	7.8%	73.1%	64.0%
1.36x	-	1.45x	11	191,377,064	15.1	4.49591%	120	1.43x	9.4%	59.7%	52.5%
1.46x	-	1.55x	10	244,584,547	19.2	4.74971%	94	1.50x	9.9%	65.7%	58.6%
1.56x	-	1.65x	4	68,471,078	5.4	5.03020%	82	1.61x	10.5%	64.0%	59.3%
1.66x	-	1.80x	4	101,060,450	7.9	4.44654%	114	1.78x	9.3%	59.4%	57.1%
1.81x	-	2.00x	6	56,863,370	4.5	4.53637%	114	1.96x	12.0%	61.3%	53.9%
2.01x	-	3.34x	7	342,887,000	27.0	3.97029%	110	2.68x	12.1%	59.3%	57.7%
Total / Wtd. Avg:			54	$1,271,315,148	100.0%	4.44283%	109	1.80x	10.1%	63.8%	58.3%

Cut-off Date LTV Ratios(2)(3)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
46.2%	-	59.9%	12	$453,271,365	35.7%	4.37589%	109	2.10x	11.1%	53.5%	49.9%
60.0%	-	64.9%	8	208,880,000	16.4	4.25042%	113	2.04x	10.2%	62.9%	59.9%
65.0%	-	69.9%	10	238,178,532	18.7	4.59062%	91	1.75x	10.4%	68.5%	62.9%
70.0%	-	74.9%	17	267,925,565	21.1	4.57973%	120	1.33x	8.7%	72.7%	63.3%
75.0%	-	79.4%	7	103,059,686	8.1	4.42975%	118	1.28x	8.2%	77.0%	68.6%
Total / Wtd. Avg:			54	$1,271,315,148	100.0%	4.44283%	109	1.80x	10.1%	63.8%	58.3%

A-2-2

ANNEX A-2

LTV Ratio at Maturity/ARD(1)(2)(3)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity Date/ARD			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
0.3%	-	44.9%	6	$129,021,365	10.1%	4.51446%	118	1.61x	10.5%	48.9%	41.2%
45.0%	-	49.9%	2	36,900,000	2.9	4.22911%	119	2.18x	13.4%	54.0%	48.6%
50.0%	-	54.9%	5	239,450,000	18.8	4.32573%	101	2.37x	11.7%	56.6%	53.5%
55.0%	-	59.9%	10	194,239,078	15.3	4.60795%	117	1.66x	9.6%	62.4%	56.3%
60.0%	-	64.9%	24	422,683,945	33.2	4.48335%	109	1.73x	9.9%	68.6%	62.2%
65.0%	-	71.0%	7	249,020,760	19.6	4.35241%	105	1.51x	8.4%	73.0%	68.1%
Total / Wtd. Avg:			54	$1,271,315,148	100.0%	4.44283%	109	1.80x	10.1%	63.8%	58.3%

Type of Mortgaged Properties

						Weighted Averages

				Aggregate	% of				Cut-off
			Number of	Cut-off	Initial			UW	Date	LTV Ratio
			Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type			Properties	Balance	Balance	Occupancy	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
Retail
Regional Mall			3	$305,000,000	24.0%	91.6%	2.50x	11.3%	58.0%	56.9%
Anchored			11	108,638,054	8.5	93.3%	1.46x	10.2%	70.8%	62.1%
Single Tenant			3	10,650,000	0.8	100.0%	1.77x	11.1%	54.6%	47.6%
Shadow Anchored			1	10,649,704	0.8	100.0%	1.45x	9.3%	74.1%	64.8%
Freestanding			5	8,345,125	0.7	100.0%	1.26x	10.7%	68.7%	43.8%
Subtotal:			23	$443,282,882	34.9%	92.6%	2.18x	11.0%	61.6%	57.9%

Office
Suburban			5	$112,687,000	8.9%	94.2%	1.96x	11.0%	70.2%	65.0%
CBD			3	104,000,000	8.2	90.2%	1.66x	8.7%	58.7%	56.0%
Medical			2	83,790,000	6.6	100.0%	1.53x	9.4%	68.6%	60.3%
Subtotal:			10	$300,477,000	23.6%	94.4%	1.74x	9.8%	65.8%	60.6%

Mixed Use
Retail/Office/Parking			1	$96,250,000	7.6%	95.7%	1.15x	6.7%	72.1%	66.1%
Office/Retail			1	90,000,000	7.1	94.4%	1.44x	9.1%	46.2%	42.2%
Subtotal:			2	$186,250,000	14.7%	95.1%	1.29x	7.9%	59.6%	54.6%

Hotel
Full Service			6	$131,000,000	10.3%	73.9%	1.95x	12.2%	60.8%	53.7%
Limited Service			2	10,387,282	0.8	79.8%	1.74x	11.8%	62.1%	54.8%
Subtotal:			8	$141,387,282	11.1%	74.3%	1.94x	12.2%	60.9%	53.7%

Multifamily
Garden			7	$139,837,751	11.0%	96.8%	1.36x	8.5%	73.1%	64.8%
Subtotal:			7	$139,837,751	11.0%	96.8%	1.36x	8.5%	73.1%	64.8%

Industrial
Warehouse			3	$18,491,557	1.5%	100.0%	1.52x	9.4%	68.8%	58.2%
Flex			2	10,491,400	0.8	89.2%	1.46x	11.6%	63.6%	53.5%
Subtotal:			5	$28,982,957	2.3%	96.1%	1.50x	10.2%	66.9%	56.5%

Manufactured Housing			5	$16,050,000	1.3%	89.2%	1.74x	11.5%	70.6%	55.9%

Self Storage			4	$15,047,275	1.2%	87.6%	1.59x	10.1%	69.2%	59.4%

Total / Wtd. Avg:			64	$1,271,315,148	100.0%	91.8%	1.80x	10.1%	63.8%	58.3%

Mortgaged Properties by Location

						Weighted Averages

				Aggregate	% of				Cut-off
			Number of	Cut-off	Initial			UW	Date	LTV Ratio
			Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location			Properties	Balance	Balance	Occupancy	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
New York			5	$345,341,400	27.2%	95.3%	1.46x	8.4%	61.0%	56.1%
Texas			7	244,133,168	19.2	89.7%	2.37x	11.4%	62.9%	58.7%
California			3	123,189,760	9.7	96.2%	2.27x	9.7%	63.2%	62.7%
Illinois			1	75,000,000	5.9	94.1%	1.47x	9.9%	58.1%	53.6%
North Carolina			4	69,678,557	5.5	90.2%	2.30x	11.8%	68.3%	66.2%
Ohio			11	64,418,022	5.1	88.8%	1.50x	9.9%	70.9%	61.5%
Florida			3	50,518,000	4.0	95.7%	1.31x	9.3%	69.6%	57.9%
Michigan			4	42,900,000	3.4	93.6%	1.59x	11.2%	68.2%	60.9%
Pennsylvania			3	31,961,365	2.5	89.9%	1.32x	10.1%	66.0%	52.2%
Georgia			1	29,500,000	2.3	78.3%	1.60x	10.6%	67.4%	64.1%
Connecticut			2	28,300,000	2.2	96.8%	1.60x	10.9%	70.9%	64.8%
Louisiana			2	26,790,000	2.1	78.6%	1.99x	13.2%	58.8%	44.8%
Kentucky			2	26,095,106	2.1	94.5%	1.60x	10.2%	61.6%	55.2%
Indiana			4	25,350,000	2.0	93.8%	1.48x	9.8%	72.2%	62.6%
Arizona			2	21,490,092	1.7	63.0%	2.24x	13.1%	54.6%	49.8%
Rhode Island			1	18,475,505	1.5	97.9%	1.32x	8.2%	74.5%	60.3%
Wisconsin			2	15,183,281	1.2	95.7%	1.46x	10.4%	70.4%	57.4%
Tennessee			3	14,973,532	1.2	86.1%	1.72x	11.1%	66.2%	59.1%
Massachusetts			1	11,059,908	0.9	58.9%	2.34x	13.6%	53.2%	48.4%
South Carolina			1	3,621,078	0.3	97.7%	1.57x	10.8%	71.8%	58.5%
Mississippi			1	2,040,000	0.2	100.0%	1.49x	9.8%	64.7%	60.5%
Missouri			1	1,296,373	0.1	100.0%	1.31x	8.4%	76.3%	67.7%

Total / Wtd. Avg:			64	$1,271,315,148	100.0%	91.8%	1.80x	10.1%	63.8%	58.3%

A-2-3

ANNEX A-2

Prepayment Protection

				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
Defeasance	42	$1,050,105,148	82.6%	4.40712%	110	1.85x	10.1%	62.8%	57.4%
Yield Maintenance	12	221,210,000	17.4	4.61233%	106	1.56x	9.8%	68.7%	62.4%

Total / Wtd. Avg:	54	$1,271,315,148	100.0%	4.44283%	109	1.80x	10.1%	63.8%	58.3%

Loan Purpose

				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(4)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)
Refinance	34	$966,024,127	76.0%	4.45104%	112	1.84x	10.1%	61.7%	56.2%
Acquisition	20	305,291,020	24.0	4.41686%	100	1.65x	10.0%	70.7%	64.8%

Total / Wtd. Avg:	54	$1,271,315,148	100.0%	4.44283%	109	1.80x	10.1%	63.8%	58.3%

(1) In the case of Loan Nos. 17, 32, 39 and 42 which have an anticipated repayment date, Original Term to Maturity/ARD, Remaining Term to Maturity/ARD, Stated Remaining Term (Mos.) and LTV Ratio as of Maturity/ARD is as of the anticipated repayment date.
(2) In the case of Loan Nos. 1, 3, 6, 10 and 13, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD calculations include the related Pari Passu Companion Loan(s). In the case of Loan No. 14, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD calculations exclude the related ESK Companion Loan.
(3) In the case of Loan Nos. 5, 17, 29 and 41, the Cut-off Date LTV Ratio and the LTV Ratio at Maturity/ARD is calculated based upon a hypothetical appraised value based on certain assumptions. Refer to “Description of the Mortgage Pool – Assessments of Property Value and Condition” in the Prospectus Supplement for additional details.
(4) In the case of Loan No. 14, the UW NCF DSCR is calculated using the average of principal and interest payments over the first 12 months following the initial interest only period based on the principal payment schedule provided on Annex F of the Prospectus Supplement.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP TEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN
INFORMATION

Annex A-3-1

ANNEX A-3	JPMBB 2014-C24

Grapevine Mills

AÉROPOSTALE

LAST CALL
Neiman Marcus

SEA LIFE

OFF 5TH

LEGOLAND

SR 121
SR 121
SR 26
Saks Fifth Avenue
OFF 5TH
Last Call by
Neiman Marcus
Books-A-Million
VF Outlet
Ross Dress for Less
Forever 21
Old Navy
Bed Bath & Beyond
GRAPEVINE MILLS PKWY
Sun & Ski Sports
Sears
Nike Factory Outlet
Off Broadway Shoe Warehouse
SEA LIFE
Grapevine
Legoland
Discovery Center
AMC Theatres
Burlington
Marshalls
GRAPEVINE MILLS

Annex A-3-2

ANNEX A-3	JPMBB 2014-C24

Grapevine Mills

CARTIFACT
SCALE
4 MILES
Grapevine Mills
3000 Grapevine Mills Parkway
Grapevine, TX 76051
Frisco
Justin
Flower Mound
Roanoke
Lewisville
Plano
Richardson
Carrollton
Garland
North Richland Hills
DFW INT'L AIRPORT
DALLAS LOVE FIELD
FORT WORTH MEACHAM INT'L
Irving
FORT WORTH
DALLAS
Arlington
Grand Prairie
Grand Prairie Outlets
Duncanville
Hutchins
Lewisville Lake
The Colony
Hebron
Shops at Willow Bend
Plano
Lewisville
SAM RAYBURN TOLLWAY
OLD DENTON RD
Vista Ridge Mall
FM 3040
PRESIDENT GEORGE BUSH TURNPIKE
FRANKFORD RD
Carrollton
Addison
Richardson
Coppell
Grapevine Lake
Grapevine Golf Course
Gaylord Texas Resort
Great Wolf Lodge
E NORTHWEST PKWY
Southlake Town Square
Grapevine
Southlake
W BETHEL RD
North Lake
DART
Farmers Branch
Galleria in Dallas
LBJ FWY
Northrop Grumman
Las Colinas Medical Center
DALLAS FORT WORTH INTERNATIONAL AIRPORT
University Park
COLLEYVILLE BLVD
GLADE RD
Colleyville
North Lake College
JOHN CARPENTER FWY
INTL PKWY
Irving
Irving Mall
Highland Park
W NORTHWEST HWY
DALLAS LOVE FIELD
DALLAS NORTH TWY
Bedford
E HARWOOD RD
BEDFORD RD
AIRPORT FWY
Euless
Irving City Hall
Irving Public Library
HARRY HINES BLVD
Dallas
CBD
Arlington
Six Flags Hurricane Harbor
Globe Life Park in Arlington
Six Flags Over Texas
Dallas Cowboys Stadium
Verizon Theatre at Grand Prairie
Grand Prairie
Dallas Naval

Annex A-3-3

ANNEX A-3	JPMBB 2014-C24

Grapevine Mills

amc
SEA LIFE
LEGOLAND
PLACE
Burlington
ROSS
OFF 5TH
H&M
OLD NAVY
BED BATH & BEYOND
Anchor / Major
Non Anchor
Ground Lease
Vacant

Hilton
SPRINGHILL SUITES Marriott
HAWTHORN PLACE
sears outlet
amc
ROSS
FOREVER 21
OLD NAVY
OFF 5TH
BED BATH & BEYOND
Applebee's
DISCOUNT TIRE
LOVE N' WAR IN TEXAS
Michaels
COZYMEL'S
ROOMS TO GO / ROOMS TO GO KIDS
Anchor / Major
Non Anchor
Ground Lease
Vacant

Annex A-3-4

ANNEX A-3	JPMBB 2014-C24

Grapevine Mills

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB / Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1)(2):	$115,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$115,000,000	Property Type - Subtype:	Retail - Regional Mall
% of Pool by IPB:	9.0%	Net Rentable Area (SF):	1,337,751
Loan Purpose:	Refinance	Location:	Grapevine, TX
Borrower:	Grapevine Mills Mall Limited	Year Built / Renovated:	1997 / N/A
	Partnership	Occupancy(3):	85.0%
Sponsor(4):	Simon Property Group, L.P.	Occupancy Date:	5/30/2014
Interest Rate:	3.83270%	Number of Tenants:	179
Note Date:	9/2/2014	2011 NOI:	$33,598,088
Maturity Date:	10/1/2024	2012 NOI:	$34,679,245
Interest-only Period:	120 months	2013 NOI:	$35,941,517
Original Term:	120 months	TTM NOI (as of 6/2014):	$36,514,841
Original Amortization:	None	UW Economic Occupancy:	92.3%
Amortization Type:	Interest Only	UW Revenues(5):	$50,889,938
Call Protection(6):	L(24),Def(89),O(7)	UW Expenses:	$14,261,393
Lockbox:	CMA	UW NOI:	$36,628,545
Additional Debt:	Yes	UW NCF:	$34,796,698
Additional Debt Balance:	$153,000,000	Appraised Value / Per SF:	$505,000,000 / $377
Additional Debt Type:	Pari Passu	Appraisal Date:	8/12/2014

Escrows and Reserves(7)	Financial Information(1)
Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$200
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$200
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	53.1%
Replacement Reserves:	$0	Springing	$1,285,200	Maturity Date LTV:	53.1%
TI/LC:	$0	Springing	$4,020,000	UW NCF DSCR:	3.34x
Other:	$0	$111,667	N/A	UW NOI Debt Yield:	13.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$268,000,000	99.6%	Payoff Existing Debt	$266,465,442	99.1%
Sponsor Equity	978,197	0.4	Closing Costs	2,512,755	0.9
Total Sources	$268,978,197	100.0%	Total Uses	$268,978,197	100.0%
(1)
Grapevine Mills is part of a loan evidenced by six pari passu notes with an aggregate original principal balance of $268.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $268.0 million Grapevine Mills Whole Loan.

(2)	Fitch has confirmed that the mortgage loan has, in the context of its inclusion in the mortgage pool, credit characteristics consistent with an investment grade obligation.
(3)
Current Occupancy is as of May 30, 2014 and includes nine tenants totaling 17,048 square feet which have executed leases but are not yet in occupancy as well as two tenants totaling 3,722 square feet with leases out for signature.

(4)	The loan sponsor is not a guarantor for the mortgage loan. See “The Sponsor” below for additional information.
(5)
UW Revenues includes $548,903 of revenue attributable to nine tenants totaling 17,048 square feet which have executed leases but are not yet in occupancy of their respective spaces as well as $132,710 of revenue attributable to two tenants totaling 3,722 square feet with leases out for signature.

(6)
The lockout period will be at least 24 payment dates beginning with and including the first payment date of November 1, 2014. Defeasance of the full $268.0 million Grapevine Mills Whole Loan is permitted after the date that is the earlier to occur of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) November 1, 2018.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

Annex A-3-5

ANNEX A-3	JPMBB 2014-C24

Grapevine Mills

The Loan. The Grapevine Mills loan is secured by a first mortgage lien on 1,337,751 square feet of an approximately 1,625,000 square foot regional outlet mall located in Grapevine, Texas. The whole loan has an outstanding principal balance of $268.0 million (the “Grapevine Mills Whole Loan”), which is comprised of six pari passu notes, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5 and Note A-6. Note A-3 and Note A-4 each have an outstanding principal balance of $57.5 million and are being contributed to the JPMBB 2014-C24 Trust. Note A-1 and Note A-2 each have an outstanding principal balance as of the Cut-off Date of $40.0 million and were contributed to the JPMBB 2014-C23 trust. Note A-5 and Note A-6 each have an outstanding principal balance of $36.5 million and are expected to be contributed to one or more future securitization trusts. The holder of Note A-1 (the “Controlling Noteholder”) will be the trustee of the JPMBB 2014-C23 trust. The trustee of the JPMBB 2014-C23 trust (or, prior to the occurrence and continuance of a control event under the related pooling and servicing agreement, the directing certificateholder for that securitization) will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the Grapevine Mills Whole Loan; however, the holders of Note A-2, Note A-3, Note A-4, Note A-5 and Note A-6, respectively, will be entitled, under certain circumstances, to consult with respect to certain major decisions. JPMCB is the current holder of the A-5 Note, while Column is the current holder of the A-6 Note. The Grapevine Mills Whole Loan has a 10-year term and is interest-only for the term of the loan.  The previously existing debt was held by a syndicate of balance sheet lenders.

The Borrower. The borrowing entity for the Grapevine Mills Whole Loan is Grapevine Mills Mall Limited Partnership, a Delaware limited partnership and special purpose entity.

The Sponsor. The loan sponsor is a joint venture between Simon Property Group, L.P., an affiliate of Simon Property Group, Inc. (“SPG”) and Kan Am USA, an affiliate of KanAm grundinvest fonds, a German real estate investment fund. SPG was founded in 1960 and is headquartered in Indianapolis, Indiana. SPG (NYSE: SPG, rated A3/A by Moody’s and S&P) is S&P 100 company and the largest public real estate company in the world. SPG currently owns or has an interest in 325 retail real estate properties in North America and Asia comprising 243 million square feet. There is no separate carve-out guarantor for the mortgage loan, and the borrower is the sole party responsible for breaches or violations of the non-recourse carve-out provisions in the loan documents.

Grapevine Mills is owned by a joint venture between affiliates of SPG and KanAm USA. SPG came into ownership of the property through a series of acquisitions. In 2007, a joint venture between SPG and Farallon Capital Management, L.L.C. acquired a 59.25% ownership stake in Grapevine Mills through their acquisition of Mills Corp. In 2012, SPG subsequently acquired Farallon’s joint venture stake in 26 properties, one of which was Grapevine Mills. The remaining 50% is owned by affiliates of KanAm USA, which partnered with Mills Corporation when Grapevine Mills was developed. KanAm USA is affiliated with The KanAm Group, a Germany based institutional real estate investment group. The loan sponsor has a current basis of approximately $229 million in the property. The loan sponsor is expected to commence an approximately $21.0 million renovation to the common areas and the entrance at Last Call Neiman Marcus, which renovation is expected to be completed by the end of the year 2015.

The Property. Grapevine Mills is an approximately 1,625,000 square foot one-level regional shopping center located in Grapevine, Texas. The property was constructed in 1997 and is located on approximately 131.9 acres. The property is anchored by Bass Pro Shops Outdoor (177,063 square feet), a 30-screen AMC Theatre (108,733 square feet) and Burlington Coat Factory (100,000 square feet). Bass Pro Shops Outdoor and AMC Theatre own their improvements and ground lease the land from the borrower. The property also includes several smaller anchors including Last Call Neiman Marcus (44,751 square feet), Bed Bath & Beyond (40,340 square feet), Saks Off Fifth (35,000 square feet) and Marshalls (29,539 square feet). Additionally, the property also features a range of restaurants and entertainment related tenants including LegoLand Discovery Centre, Sea Life Centre, Build-A-Bear Workshop and Rainforest Cafe. The property has approximately 8,419 parking spaces which are included in the collateral, resulting in a parking ratio of approximately 6.3 spaces per 1,000 square feet of net rentable area.

As of May 30, 2014, the property was approximately 85.0% leased by 179 tenants. In addition to its anchors, the property’s in-line tenants generally consist of national tenants such as Forever 21, Old Navy, The Children’s Place, Victoria’s Secret, Gap Outlet, Claire’s and Ross Dress for Less. Gross mall sales for all tenants that reported as of the trailing-twelve-month period ending on June 30, 2014 were approximately $300 million. In-line sales per square foot for comparable stores less than 10,000 square feet were approximately $308, $340, $356, $365 and $367 in 2010, 2011, 2012, 2013 and TTM June 2014, respectively. Occupancy costs for comparable in-line tenants occupying less than 10,000 square feet for the same time periods were approximately 15.7%, 15.3%, 14.3%, 14.0% and 14.0% respectively.

The two vacant anchor boxes consisting of 106,207 square feet and 78,344 square feet were previously occupied by JCPenney, which had one of its outlet store concepts at the site, and Polar Ice House, which operated an ice skating rink at the location. JCPenney’s outlet store business was purchased by SB Capital Group in 2011, which in late 2013 elected to close all 15 of its locations due to performance across the format. JCPenney exercised its termination option at the property and closed in January 2014. In 2012, JCPenney reported sales of approximately $13.4 million ($126 per square foot) for this site.  Polar Ice House announced its intent to close its store in early September 2014 and is no longer in occupancy at the property. The closure came after Polar Ice House struggled to compete with ice rink facilities in the area operated by another company. The loan sponsor is currently in the process of leasing the JCPenney space to one or more replacement tenants and has received interest from sporting good stores, department stores and other big box tenants and will likely market the space previously occupied by Polar Ice House to additional entertainment or dining tenants. Excluding the two vacant boxes, the property was 98.8% occupied as of May 30, 2014. The loan is structured with an approximately $1.34 million leasing reserve that will be collected monthly throughout the first year of the loan. The reserve can be used

Annex A-3-6

ANNEX A-3	JPMBB 2014-C24

Grapevine Mills

to cover the re-leasing costs of the former JCPenney Outlet and Polar Ice House. This represents approximately $7.26 per square foot of the aggregate vacant anchor space of 184,551 square feet.

The property is located in Grapevine, Texas, approximately 10 miles north of the Dallas/Fort Worth International Airport and adjacent to the Gaylord Texan Resort and the Great Wolf Lodge. Grapevine is located in the northernmost sector of Tarrant County and includes the affluent cities of Westlake and Trophy Club. Regional access to the area is provided by State Highway 114, State Highway 121, State Highway 26 and US Highway 377. According to the appraisal, the trade area within a 10-mile radius contains approximately 684,000 people, with a median household income of $68,382, as of 2014. The appraisal concluded that market rents were generally in-line with the rents in-place at the property of $20.63 per square foot.

Competitive Set Summary(1)

Property	Year Built / Renovated	Total GLA	Est. Sales PSF	Est. Occ.	Proximity	Anchor Tenants
Southlake Town Square	1999	785,000	N/A	N/A	6.4	Harkins Theatre, The Container Store, Barnes & Noble
Vista Ridge Mall	1989 / 2006	1,062,312	$345	92%	6.7	Dillard’s, Macy’s, JCPenney, Sears
Shops at Willow Bend	2001 / 2004	1,262,000	$350	87%	14.9	Dillard’s, Macy’s, Neiman Marcus
Irving Mall(2)	1971 / 2008	1,053,116	$245	90%	10.3	AMC Theatres, Burlington Coat Factory, Dillard’s, Macy’s, Sears
Galleria in Dallas(2)	1982 / 2005	1,398,400	$685	95%	15.7	Macy’s, Nordstrom
(1)	Per a third party data provider.
(2)	The loan sponsor has an interest in the property.

Historical and Current Occupancy(1)

2011	2012	2013	Current(2)(3)
95.8%	96.7%	97.8%	85.0%
(1)	Historical Occupancies are as of December 31 of each respective year and exclude temporary tenants.
(2)
Current Occupancy is as of May 30, 2014 and includes nine tenants totaling 17,048 square feet which have executed leases but are not yet in occupancy as well as two tenants totaling 3,722 square feet with leases out for signature.

(3)	The decline in occupancy from 2013 to Current is primarily due to the closure of both JCPenney outlet store concept and Polar Ice House. Please refer to “The Property” section for a full description.

Historical In-line Sales and Occupancy Costs(1)

	2010	2011	2012	2013	TTM(2)
In-line Sales PSF	$308	$340	$356	$365	$367
Occupancy Costs	15.7%	15.3%	14.3%	14.0%	14.0%
(1)	In-line Sales PSF and Occupancy Costs are for comparable tenants less than 10,000 square feet that reported full year sales.
(2)	TTM Sales PSF and Occupancy Costs represent the trailing twelve months ending on June 30, 2014.

Tenant Summary(1)

Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Burlington Coat Factory	B3 / NA / NA	100,000	7.5%	$5.76	$119	5.7%	1/31/2018
Last Call Neiman Marcus	NA / NA / NA	44,751	3.3%	$19.48	$561	4.7%	4/30/2018
Bed Bath & Beyond	Baa1 / A- / NA	40,340	3.0%	$10.25	$119	10.0%	1/31/2017
LEGOLAND Discovery Centre	NA / NA / NA	39,475	3.0%	$10.13	$188	8.3%	12/31/2026
Saks Off Fifth	NA / NA / NA	35,000	2.6%	$7.60	$176	4.7%	10/31/2017
Ross Dress For Less	NA / A- / NA	34,670	2.6%	$10.24	N/A	N/A	1/31/2022
Sun & Ski Sports	NA / NA / NA	30,127	2.3%	$21.90	$220	13.7%	8/31/2020
V.F. Factory Outlet	NA / NA / NA	29,968	2.2%	$11.70	$95	12.4%	1/31/2016
Marshalls	A3 / A+ / NA	29,539	2.2%	$9.50	$200	5.6%	1/31/2018
Forever 21	NA / NA / NA	24,203	1.8%	$18.00	$286	7.6%	3/31/2015
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Sales PSF and Occupancy Costs represent sales for the twelve-month period ending on December 31, 2013 for all tenants.

Annex A-3-7

ANNEX A-3	JPMBB 2014-C24

Grapevine Mills

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	200,636	15.0%	NAP	NAP	200,636	15.0%	NAP	NAP
2014 & MTM	6	23,353	1.7	$606,164	2.2%	223,989	16.7%	$606,164	2.2%
2015	18	93,561	7.0	1,941,545	7.0	317,550	23.7%	$2,547,709	9.2%
2016	15	107,898	8.1	2,040,941	7.3	425,448	31.8%	$4,588,650	16.5%
2017	33	215,581	16.1	6,784,442	24.4	641,029	47.9%	$11,373,092	40.9%
2018	17	237,457	17.8	3,306,456	11.9	878,486	65.7%	$14,679,549	52.8%
2019	20	51,926	3.9	3,593,517	12.9	930,412	69.6%	$18,273,066	65.7%
2020	19	129,391	9.7	3,028,061	10.9	1,059,803	79.2%	$21,301,127	76.6%
2021	9	22,928	1.7	752,936	2.7	1,082,731	80.9%	$22,054,063	79.3%
2022	8	57,058	4.3	1,081,900	3.9	1,139,789	85.2%	$23,135,963	83.2%
2023	11	61,647	4.6	1,880,695	6.8	1,201,436	89.8%	$25,016,658	90.0%
2024	16	53,217	4.0	1,554,969	5.6	1,254,653	93.8%	$26,571,626	95.6%
2025 & Beyond	7	83,098	6.2	1,224,696	4.4	1,337,751	100.0%	$27,796,322	100.0%
Total	179	1,337,751	100.0%	$27,796,322	100.0%
(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow

	2011	2012	2013	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$25,252,904	$26,495,399	$27,509,488	$27,896,044	$27,796,322	$20.78	55.9%
Vacant Income	0	0	0	0	2,257,388	1.69	4.5
Gross Potential Rent	$25,252,904	$26,495,399	$27,509,488	$27,896,044	$30,053,711	$22.47	60.5%
Total Reimbursements	15,981,969	16,088,703	16,723,213	17,583,854	19,631,063	14.67	39.5
Net Rental Income	$41,234,873	$42,584,102	$44,232,701	$45,479,898	$49,684,773	$37.14	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(3,804,341)	(2.84)	(7.7)
Other Income	6,351,960	5,784,397	5,418,641	5,166,908	5,009,506	3.74	10.1
Effective Gross Income	$47,586,833	$48,368,499	$49,651,342	$50,646,806	$50,889,938	$38.04	102.4%

Total Expenses	$13,988,745	$13,689,254	$13,709,825	$14,131,965	$14,261,393	$10.66	28.0%

Net Operating Income	$33,598,088	$34,679,245	$35,941,517	$36,514,841	$36,628,545	$27.38	72.0%

Total TI/LC, Capex/RR	0	0	0	0	1,831,847	1.37	3.6
Net Cash Flow	$33,598,088	$34,679,245	$35,941,517	$36,514,841	$34,796,698	$26.01	68.4%
(1)	The TTM column represents the trailing twelve months ending on June 30, 2014.
(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)
Underwritten Rents in Place includes $548,903 of rent attributable to nine tenants totaling 17,048 square feet which have executed leases but are not yet in occupancy of their respective spaces as well as $132,710 of rent attributable to two tenants totaling 3,722 square feet with leases out for signature.

Property Management. The property is managed by Simon Management Associates II, LLC, an affiliate of the loan sponsor.

Escrows and Reserves. No upfront escrows were taken at origination.

Tax Escrows - The requirement for the borrower to make monthly deposits to the tax escrow is waived so long as there is no event of default, no DSCR Reserve Trigger Period exists and the borrower does not become delinquent on taxes or fails to provide the lender with satisfactory evidence that taxes have not become delinquent upon request.

A “DSCR Reserve Trigger Period” means the debt service coverage ratio as calculated in the loan documents based on the trailing four calendar quarters falls below 1.75x for two consecutive calendar quarters.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as no event of default exists. In addition, the borrower is not required to make deposits for insurance premiums so long as the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy.

Replacement Reserves - The requirement for the borrower to make monthly deposits to the replacement reserve is waived so long as no DSCR Reserve Trigger Period or event of default exists. Following the occurrence and during the continuance of a DSCR Reserve Trigger Period or an event of default, the borrower is required to deposit $35,700 per month (approximately $0.32 per square foot annually) for replacement reserves. The reserve is subject to a cap of $1,285,200 (approximately $0.96 per square foot).

Annex A-3-8

ANNEX A-3	JPMBB 2014-C24

Grapevine Mills

TI/LC Reserves - The requirement for the borrower to make monthly deposits to the TI/LC reserve is waived so long as no DSCR Reserve Trigger Period or event of default exists. Following the occurrence and during the continuance of a DSCR Reserve Trigger Period or an event of default, the borrower is required to deposit approximately $111,667 per month (approximately $1.00 per square foot annually) for TI/LC reserves. The reserve is subject to a cap of $4,020,000 (approximately $3.01 per square foot).

Year One TI/LC Reserve - On a monthly basis commencing on November 1, 2014 and continuing until October 1, 2015, the borrower is required to escrow approximately $111,667 (approximately $7.26 per square foot for the vacant anchor spaces) for tenant improvements and leasing commissions associated with the spaces vacated by JCPenney and Polar Ice House.

Lockbox / Cash Management. The loan is structured with a CMA lockbox. The borrower was required to send tenant direction letters to all tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. The funds are then returned to an account controlled by the borrower until the occurrence of a Lockbox Event. During the continuance of a Lockbox Event, all rents will be swept weekly to a segregated cash management account and held in trust and for the benefit of the lender. The lender will have a first priority security interest in the cash management account. Upon the occurrence and during the continuance of a Lockbox Event, all funds deposited into the cash management account after payment of debt service, required reserves and budgeted operating expenses will be held as additional security for the loan.

A “Lockbox Event” means: (i) the occurrence and continuance of an event of default, (ii) any bankruptcy action of the borrower or manager or (iii) the debt service coverage ratio as calculated in the loan documents based on the trailing four calendar quarters falls below 1.50x for two consecutive calendar quarters.

Release of Outparcels. The borrower is permitted to make transfers of non-income producing portions of the property to third parties or affiliates in accordance with certain terms and conditions set forth in the loan documents.

Annex A-3-9

ANNEX A-3	JPMBB 2014-C24

The Mall of Victor Valley

THE MALL OF
victor valley

DICK'S
SPORTING GOODS

CINEMARK

jcpenney
Back to School
20-50% Off
Select Backpacks
THE MALL OF
victor valley
macy's
jcpenney
SEARS
CINEMARK
DICK'S

SEARS

MACY'S
CINEMARK
DICK'S SPORTING
GOODS
SEARS
JCPENNEY

Annex A-3-10

ANNEX A-3	JPMBB 2014-C24

The Mall of Victor Valley

CARTIFACT
SOCAL LOGISTICS AIRPORT
Las Vegas
Adelanto
Stater Bros Stadium
APPLE VALLEY AIRPORT
St Mary Medical Center
CORWIN RD
VICTORVILLE AMTRAK
Victorville
BELLFLOWER ST
MOJAVE DR
395
NAVAJO RD
CENTRAL RD
Apple Valley Country Club
Mojave Narrows Regional Park
18
PALMDALE RD
Green Tree Golf Course
APPLE VALLEY RD
Apple Valley
The Mall of Victor Valley
14400 Bear Valley Road
Victorville, CA 92392
EL EVADO RD
Mendowbrook Park
Hi Desert Plaza
Victor Valley College
BEAR VALLEY RD
Desert Valley Hospital
Jess Ranch Marketplace
KIOWA RD
15
Ashwood Golf Course
I AVE
PEACH AVE
MAIN ST
ROCK SPRINGS RD
Hesperia
COTTONWOOD AVE
Hesperia Golf and Country Club
SCALE
2 MILES
Hesperia Lake Park and Campgrounds
RANCHERO ST
HESPERIA AIRPORT
138
173
Cajon Pass
Silverwood Lake State Rec Area
Los Angeles
NEVADA
Fresno
Death Valley Nat'l Park
Las Vegas
Henderson
99
CALIFORNIA
5
Bakersfield
Barstow
Tanger Outlets Barstow
40
Palmdale
Victorville
Santa Clarita
Santa Barbara
Burbank
Victoria Gardens
Montclair Plaza
Ontario Mills
Inland Center Mall
Riverside
Los Angeles
Long Beach
Santa Ana
10
Oceanside
Escondido
San Diego
Chula Vista

Annex A-3-11

ANNEX A-3	JPMBB 2014-C24

The Mall of Victor Valley

CINEMARK
sears
macy's
BARNES & NOBLE
DICK'S SPORTING GOODS
JCPenney
MALL BLVD.
AMARGOSA RD.
BEAR VALLEY RD.
I-15
Anchor / Major
Non-Anchor
Not Part of the Collateral

CINEMARK
sears
JCPenney
DICK'S SPORTING GOODS
BARNES & NOBLE
macy's
Anchor / Major
Non Anchor
Vacant
Not Part of the Collateral

Annex A-3-12

ANNEX A-3	JPMBB 2014-C24

The Mall of Victor Valley

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$115,000,000	Title:	Fee
Cut-off Date Principal Balance:	$115,000,000	Property Type - Subtype:	Retail – Regional Mall
% of Pool by IPB:	9.0%	Net Rentable Area (SF):	477,384
Loan Purpose:	Refinance	Location:	Victorville, CA
Borrower:	Macerich Victor Valley LP	Year Built / Renovated:	1986 / 2013
Sponsor:	The Macerich Partnership, L.P.	Occupancy(1):	96.6%
Interest Rate:	3.96550%	Occupancy Date:	6/30/2014
Note Date:	8/28/2014	Number of Tenants:	92
Maturity Date:	9/1/2024	2011 NOI(2):	$10,250,231
Interest-only Period:	120 months	2012 NOI(2):	$9,569,064
Original Term:	120 months	2013 NOI(3):	$10,062,297
Original Amortization:	None	TTM NOI (as of 6/2014)(3):	$10,936,789
Amortization Type:	Interest Only	UW Economic Occupancy:	94.8%
Call Protection:	L(25),Def(90),O(5)	UW Revenues(4):	$16,108,730
Lockbox:	CMA	UW Expenses:	$4,853,504
Additional Debt:	N/A	UW NOI:	$11,255,226
Additional Debt Balance:	N/A	UW NCF:	$10,724,522
Additional Debt Type:	N/A	Appraised Value / Per SF:	$183,200,000 / $384
		Appraisal Date:	7/28/2014

Escrows and Reserves(5)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$241
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$241
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	62.8%
Replacement Reserves:	$0	Springing	$96,205	Maturity Date LTV:	62.8%
TI/LC:	$576,610	Springing	$536,170	UW NCF DSCR:	2.32x
Other:	$0	$0	N/A	UW NOI Debt Yield:	9.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$115,000,000	100.0%	Payoff Existing Debt	$90,162,604	78.4%
			Return of Equity	23,786,638	20.7
			Upfront Reserves	576,610	0.5
			Closing Costs	474,148	0.4
Total Sources	$115,000,000	100.0%	Total Uses	$115,000,000	100.0%
(1)
Occupancy includes five tenants totaling 16,793 square feet (including Spencer’s, Spaza Shoes, Shoe Palace, V Generation and Charlotte Russe), which have executed leases but are not yet in occupancy of their respective spaces. All tenants are expected to take occupancy between October and December 2014.

(2)	The decrease in 2012 NOI from 2011 NOI is primarily a result of the renovation, expansion and relocation of the anchor tenants at the property.
(3)	The increase in TTM NOI from 2013 NOI is primarily a result of Dick’s Sporting Goods opening in October 2013, which pays $674,528 in annual rent.
(4)
UW Revenues include revenues attributable to five tenants, including Spencer’s, Spaza Shoes, Shoe Palace, V Generation and Charlotte Russe, which have executed leases but are not yet in occupancy of their respective spaces. All tenants are expected to take occupancy between October and December 2014. Approximately $613,198 of UW Revenues are attributable to such tenants.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Mall of Victor Valley loan has an outstanding principal balance of $115.0 million and is secured by a first mortgage lien on 477,384 square feet of an approximately 574,723 square foot regional mall located in Victorville, California, which is approximately 20 miles north of San Bernardino County. The Mall of Victor Valley loan has a 10-year term and is interest-only for the term of the loan. The previously existing debt consisted of an approximately $90.0 million mortgage loan held on balance sheet by Wells Fargo and PNC.

The Borrower. The borrowing entity for the loan is Macerich Victor Valley LP, a Delaware limited partnership and special purpose entity.

Annex A-3-13

ANNEX A-3	JPMBB 2014-C24

The Mall of Victor Valley

The Sponsor. The loan sponsor and carve-out guarantor is The Macerich Partnership, L.P. (“Macerich”). Macerich, an S&P 500 company (NYSE: MAC), is a self-managed and self-administered real estate investment trust that focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. Macerich currently owns approximately 57.0 million square feet of real estate consisting primarily of interests in 53 regional shopping centers. Macerich acquired the property for approximately $109.0 million in 2004, and subsequently invested approximately $57.8 million to renovate and reposition the mall.

The Property. The Mall of Victor Valley is an approximately 574,723 square foot enclosed regional mall, of which 477,384 square feet serve as collateral for the loan. The property was constructed in 1986 and is located on approximately 75.0 acres. The property is anchored by Macy’s (98,400 square feet), JCPenney (91,776 square feet) and Sears (78,212 square feet). Macy’s owns its land and improvements and is not part of the collateral. The Mall of Victor Valley also includes several smaller anchors including a 16-screen CineMark (62,118 square feet), Dick’s Sporting Goods (49,965 square feet) and Barnes & Noble (25,221 square feet). The property has approximately 2,614 parking spaces, of which 2,027 are included as the collateral, resulting in a parking ratio of approximately 4.25 spaces per 1,000 square feet of gross leasable area.

As of June 30, 2014, the property was approximately 96.6% leased by 92 tenants. In addition to its anchors, the property’s in-line tenants generally consist of national tenants such as Victoria’s Secret, Famous Footwear, LensCrafters, The Children’s Place, PacSun, Foot Locker, and Bath & Body Works. Gross mall sales for all tenants that reported as of the trailing twelve-month period ending on June 30, 2014 were approximately $131.0 million. In-line sales per square foot for comparable stores less than 10,000 square feet were approximately $395, $428, $460, $495 and $491 in 2010, 2011, 2012, 2013 and TTM June 2014, respectively. Occupancy costs for comparable in-line tenants occupying less than 10,000 square feet for the same time periods were approximately 16.8%, 16.8%, 16.3%, 16.1% and 15.5%, respectively.

After Macerich acquired the property in 2004, it spent approximately $37.6 million between 2004 and 2007 to construct a 16-screen CineMark theater, and renovate the interior with new flooring, painting, lighting, ceiling treatments and common area amenities. In 2012 and 2013, the mall was again renovated and expanded for a total cost of $16.7 million. In 2012, JCPenney moved from its previous 49,965 square foot location and expanded into a 91,776 square foot location, which was previously leased by a Forever 21. The new JCPenney location is a modern prototype store that includes boutiques such as Sephora and Disney. JCPenney’s previous 49,965 square foot location was leased to Dick’s Sporting Goods, which took occupancy in October 2013. In March of 2013, Macy’s took occupancy of its newly constructed, 98,400 square foot location, which was built on a parcel acquired by Macy’s.

The property is located in Victorville, California, 20 miles north of San Bernardino County (which is part of the metropolitan Los Angeles area) and about 15 miles south of the city of Barstow. Regional access to the area is provided by Interstate 15, State Highway 18, and US Highway 395. According to the appraisal, the primary trade area within a 25-mile radius contained approximately 771,630 people, with a median household income of $60,117, as of June 2014. The primary trade area has experienced strong population growth since 2000, averaging an approximately 2.5% growth rate versus the national average of approximately 0.9%. The property is the only regional mall in the San Bernardino County’s “high desert” area. This high desert area consists of the cities of Victorville, Hesperia, Adelanto and Apple Valley with the nearest primary competition located at least 33 miles away.

Competitive Set Summary(1)

Property	Year Built / Renovated	Total GLA	Est. Sales PSF	Est. Occ.	Proximity	Anchor Tenants
Primary Competition
Inland Center Mall(2)(3)	1966 / 2001	934,542	$420	99%	35.0	Macy’s, Sears, Forever 21
Victoria Gardens	2004 / 2005	1,403,947	$657	91%	33.0	Macy’s, Macy’s Men’s, Home & Children, JCPenney, Theaters, Bass Pro, Crate & Barrel
Ontario Mills	1996 / 2002	1,480,446	$650	99%	36.0	Theaters, JCPenney, Saks Off Fifth, Nordstrom Rack, Burlington Coat Factory, Marshall’s, Forever 21
Secondary Competition
Tanger Outlets Barstow	1994	180,929	$850	100%	32.0	Old Navy Outlet, Nike Factory Store, Calvin Klein Outlet, Reebok Factory Store
Jess Ranch Marketplace	2007	579,055	N/A	99%	6.0	Theaters, Burlington Coat Factory, 24 Hour Fitness, Best Buy, Bed Bath & Beyond, Winco Foods, Petsmart
Montclair Plaza	1970 / 2008	1,345,293	$350	92%	45.0	JCPenney, Macy’s, Sears, Nordstrom, Barnes & Noble, Gold’s Gym
(1)	Per the appraisal.
(2)	Estimated occupancy for Inland Center Mall includes temporary tenants. Excluding temporary tenants, the estimated occupancy is 81.0%.
(3)	The loan sponsor has an interest in the property.

Annex A-3-14

ANNEX A-3	JPMBB 2014-C24

The Mall of Victor Valley

Historical and Current Occupancy(1)

2011	2012(2)	2013	Current(3)
97.1%	93.7%	97.0%	96.6%
(1)	Historical Occupancies are as of December 31 of each respective year and exclude temporary tenants with leases less than 6 months.
(2)	The Decrease in 2012 occupancy is primarily due to the renovation, expansion and relocation of the anchors at the property.
(3)
Current Occupancy is as of June 30, 2014 and includes five tenants totaling 16,793 square fee (including Spencer’s, Spaza Shoes, Shoe Palace, V Generation and Charlotte Russe), which have executed leases but are not yet in occupancy of their respective spaces. All tenants are expected to take occupancy between October and December 2014.

Historical In-line Sales and Occupancy Costs(1)

	2010	2011	2012	2013	TTM(2)
In-line Sales PSF	$395	$428	$460	$495	$491
Occupancy Costs	16.8%	16.8%	16.3%	16.1%	15.5%
(1)	In-line Sales PSF and Occupancy Costs are for comparable tenants less than 10,000 square feet that reported full year sales.
(2)	TTM Sales PSF and Occupancy Costs represent the trailing twelve months ending on June 30, 2014.

Tenant Summary(1)

Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Non-Collateral Anchor
Macy’s	Baa2 / BBB+ / BBB	98,400	N/A	N/A	$226	N/A	N/A

Top 10 Collateral Tenants
JCPenney	Caa1 / CCC+ / CCC	91,776	19.2%	$1.00	$132	0.8%	9/30/2032
Sears	Caa1 / CCC+ / CCC	78,212	16.4%	$5.50	$195	2.8%	10/24/2019
CineMark(4)	NA / BB- / NA	62,118	13.0%	$18.25	$405,391	17.5%	11/30/2021
Dick’s Sporting Goods	NA / NA / NA	49,965	10.5%	$13.50	$111	12.2%	1/31/2024
Barnes & Noble	NA / NA / NA	25,221	5.3%	$9.96	$184	5.4%	1/31/2017
Victoria’s Secret	Ba1 / BB+ / BB+	8,512	1.8%	$23.11	$604	3.8%	1/31/2024
Tilly’s	NA / NA / NA	6,973	1.5%	$27.03	$400	6.8%	1/31/2019
V Generation	NA / NA / NA	6,158	1.3%	$19.49	$204	9.6%	9/30/2019
Famous Footwear	NA / NA / NA	5,149	1.1%	$25.64	$247	10.4%	3/31/2015
Red Robin Gourmet Burgers	NA / NA / NA	4,836	1.0%	$18.36	$290	6.3%	9/30/2023
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Sales PSF and Occupancy Costs represent sales for the twelve-month period ending on June 30, 2014 for all tenants.
(4)	Sales PSF reflects sales per screen for CineMark, which is based on a total of 16 screens.

Annex A-3-15

ANNEX A-3	JPMBB 2014-C24

The Mall of Victor Valley

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	16,074	3.4%	NAP	NAP	16,074	3.4%	NAP	NAP
2014 & MTM	6	7,802	1.6	$0	0.0%	23,876	5.0%	$0	0.0%
2015	15	25,947	5.4	927,674	10.2	49,823	10.4%	$927,674	10.2%
2016	20	17,059	3.6	1,184,342	13.0	66,882	14.0%	$2,112,016	23.2%
2017	10	39,039	8.2	969,390	10.7	105,921	22.2%	$3,081,405	33.9%
2018	6	9,490	2.0	558,242	6.1	115,411	24.2%	$3,639,647	40.0%
2019	12	106,304	22.3	1,555,882	17.1	221,715	46.4%	$5,195,529	57.1%
2020	3	7,237	1.5	315,024	3.5	228,952	48.0%	$5,510,553	60.6%
2021	4	68,232	14.3	1,230,279	13.5	297,184	62.3%	$6,740,832	74.1%
2022	3	3,867	0.8	188,899	2.1	301,051	63.1%	$6,929,731	76.2%
2023	5	13,211	2.8	450,834	5.0	314,262	65.8%	$7,380,565	81.1%
2024	3	60,411	12.7	984,243	10.8	374,673	78.5%	$8,364,808	92.0%
2025 & Beyond	5	102,711	21.5	731,493	8.0	477,384	100.0%	$9,096,301	100.0%
Total	92	477,384	100.0%	$9,096,301	100.0%
(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow

	2011	2012	2013	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)(4)	$8,014,379	$7,501,551	$7,679,221	$8,392,935	$9,096,301	$19.05	54.7%
Vacant Income	0	0	0	0	867,662	1.82	5.2
Gross Potential Rent	$8,014,379	$7,501,551	$7,679,221	$8,392,935	$9,963,963	$20.87	59.9%
Common Area Maintenance	4,130,958	4,253,093	4,414,762	4,492,446	4,509,293	9.45	27.1
Percentage Rent	496,221	351,963	460,025	381,467	391,443	0.82	2.4
Other Rental Income(5)	1,857,243	1,760,105	1,886,804	1,872,713	1,763,275	3.69	10.6
Net Rental Income	$14,498,801	$13,866,712	$14,440,812	$15,139,561	$16,627,974	$34.83	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(867,662)	(1.82)	(5.2)
Other Income(6)	56,473	8,598	170,287	364,720	348,418	0.73	2.1
Effective Gross Income	$14,555,274	$13,875,309	$14,611,099	$15,504,281	$16,108,730	$33.74	96.9%

Total Expenses	$4,305,042	$4,306,246	$4,548,802	$4,567,492	$4,853,504	$10.17	30.1%

Net Operating Income	$10,250,231	$9,569,064	$10,062,297	$10,936,789	$11,255,226	$23.58	69.9%

Total TI/LC, Capex/RR	0	0	0	0	530,704	1.11	3.3
Net Cash Flow(7)	$10,250,231	$9,569,064	$10,062,297	$10,936,789	$10,724,522	$22.47	66.6%
(1)	The TTM column represents the trailing twelve months ending on June 30, 2014.
(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	The increase in Underwritten Rents in Place from TTM Rents in Place is primarily a result of Dick’s Sporting Goods opening in October 2013, which pays $674,528 in annual rent.
(4)
Underwritten Rents in Place include revenues attributable to five tenants, including Spencer’s, Spaza Shoes, Shoe Palace, V Generation and Charlotte Russe, which have executed leases but are not yet in occupancy of their respective spaces, and account for approximately $613,198 of rent. All tenants are expected to take occupancy between October and December 2014.

(5)	Other Rental Income consists of rents related to temporary tenants as well as other miscellaneous income.
(6)
The increase in TTM Other Income from 2013 Other Income is primarily a result of an increase in assistance payments from the city of Victorville. In September 2012, the borrower entered into an agreement with the city of Victorville, pursuant to which the borrower receives assistance payments from the city which equal the sales tax (currently 1.0%) at the property for total sales in excess of $100.0 million. The agreement expires in 2039, and the maximum amount the borrower can receive over the term of the agreement is approximately $18.9 million. Total sales at the property as of the TTM ended June 2014 were approximately $131.0 million.

(7)	The decrease in 2012 Net Cash Flow from 2011 Net Cash Flow is primarily due to the renovation, expansion and relocation of the anchor tenants at the property.

Property Management. The property is managed by Macerich Property Management Company LLC, an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower was required to deposit into escrow $576,610 for tenant improvements and leasing commissions.

Tax Escrows - The requirement for the borrower to make monthly deposits to the tax escrow is waived so long as there is no event of default, no Cash Trap Event Period exists and the borrower provides the lender with satisfactory evidence that taxes are timely paid.

Annex A-3-16

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The Mall of Victor Valley

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as there is no event of default, the property is insured under a blanket policy in accordance with the loan documents, no Cash Trap Event Period exists and the borrower provides the lender with satisfactory evidence of acceptable renewals upon request.

Replacement Reserves - The requirement for the borrower to make monthly deposits to the replacement reserve is waived so long as no Cash Trap Event Period exists. Following the occurrence and during the continuance of a Cash Trap Event Period, the borrower is required to deposit $8,017 per month (approximately $0.20 per square foot annually) for replacement reserves. The reserve is subject to a cap of $96,205 (approximately $0.20 per square foot).

TI/LC Reserves - The requirement for the borrower to make monthly deposits to the TI/LC reserve is waived so long as no Cash Trap Event Period exists. Following the occurrence and during the continuance of a Cash Trap Event Period, the borrower is required to deposit approximately $29,787 per month (approximately $0.75 per square foot annually) for TI/LC reserves. The reserve is subject to a cap of $536,170 (approximately $1.12 per square foot).

A “Cash Trap Event Period” means: (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio as calculated in the loan documents falls below 1.10x as of the last day of the calendar quarter.

Lockbox / Cash Management. The loan is structured with a CMA lockbox. The borrower and the manager are required to have all collected rents deposited into the lockbox account controlled by the lender. The funds are then returned to an account controlled by the borrower until the occurrence of a Cash Trap Event Period. During the continuance of a Cash Trap Event Period, all rents will be swept weekly (and on the second business day preceding each payment date) to a segregated cash management account and held in trust and for the benefit of the lender. The lender will have a first priority security interest in the cash management account. During the continuance of a Cash Trap Event Period, all funds deposited into the cash management account after payment of debt service, required reserves and budgeted operating expenses will be held as additional security for the loan.

Release of Outparcels. The borrower is permitted to release certain non-income producing portions of the property from the lien of the mortgage loan in accordance with certain terms and conditions set forth in the loan documents.

Annex A-3-17

ANNEX A-3	JPMBB 2014-C24

Columbus Square Portfolio

WHOLE FOODS MARKET

SEPHORA

T·J·maxx
now
shop
online

Wine

Annex A-3-18

ANNEX A-3	JPMBB 2014-C24

Columbus Square Portfolio

CARTIFACT
Columbus Square Portfolio
775, 795, 805, 808 Columbus Avenue and
801 Amsterdam Avenue
New York, NY 10025
City College
Edgewater
Cliffside Park
City Place at the Promenade
Columbia University
Morningside Park
Mt Sinai St Luke's
Garvey Park
W 106TH ST
W 96TH ST
Central Park
Metropolitan Hospital
UPPER WEST SIDE
Jacqueline Onassis Reservoir
Hudson River
Guggenheim Museum
Carl Schurz Park
UPPER EAST SIDE
East River
Children's Museum of Manhattan
Metropolitan Museum of Art
American Museum of Natural History
E 79TH ST
MANHATTAN
QUEENS
West New York
The Frick Collection
Rockefeller University
New York Public Library Fordham University
QUEENSBORO BRIDGE
Carnegie Hall
General Motors
E 57TH ST
Lever House
Goldwater Memorial Hospital
Saint Johns Hospital
Radio City
Seagram Building
Polyclinic Hospital
Rockefeller Center
WEST SIDE
Times Square
EAST SIDE
Grand Central Terminal
Chrysler Building
United Nations
W 42ND ST
Port Authority
GARMENT DISTRICT
LINCOLN TUNNEL
QUEENS MIDTOWN TUNNEL
TRIBOROUGH BRG
FDR DR
HENRY HUDSON PKWY
BROADWAY
ADAM CLAYTON POWELL JR BLVD
LENOX AVE
PARK AVE
5TH AVE
MADISON AVE
1ST AVE
2ND AVE
7TH AVE
12TH AVE
Hackensack
Mount Vernon
Clifton
Passaic
BRONX
East Orange
Union City
NEW JERSEY
New York
MANHATTAN
Newark
Jersey City
NEW YORK
QUEENS
Bayonne
BROOKLYN
STATEN ISLAND

Annex A-3-19

ANNEX A-3	JPMBB 2014-C24

Columbus Square Portfolio

W 100 Street
801 AMSTERDAM AVE
805 COLUMBUS AVE
verizon
Amsterdam Avenue
RYAN NETWORK
AVANTUS
PARK WEST VILLAGE APARTMENTS
Michaels
TJ maxx
PETCO
SEPHORA
next
WHOLE FOODS MARKET
Columbus Avenue
the mandell school
795 COLUMBUS AVE
ANN TAYLOR
MODELL'S
Yogurtland
CHASE
CENTRAL PARK WEST CONDOMINIUMS
Central Park West
Central Park
808 COLUMBUS AVE
775 COLUMBUS AVE
W 97 Street
N
Columbus Square Portfolio
Not Part of the Collateral

Annex A-3-20

ANNEX A-3	JPMBB 2014-C24

Columbus Square Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Barclays	Single Asset / Portfolio(1):	Single Asset
Original Principal Balance(2):	$96,250,000	Title:	Fee
Cut-off Date Principal Balance(2):	$96,250,000	Property Type - Subtype:	Mixed Use - Retail/Office/Parking
% of Pool by IPB:	7.6%	Net Rentable Area (SF):	494,224
Loan Purpose:	Refinance	Location:	New York, NY
Borrowers(3):	Various	Year Built / Renovated:	2007 - 2008 / N/A
Sponsors(4):	Various	Occupancy(5):	95.7%
Interest Rate:	4.57000%	Occupancy Date:	7/31/2014
Note Date:	8/8/2014	Number of Tenants(5):	23
Maturity Date:	8/11/2024	2011 NOI(6):	N/A
Interest-only Period:	42 months	2012 NOI:	$20,421,271
Original Term:	120 months	2013 NOI(7):	$19,333,826
Original Amortization:	420 months	UW Economic Occupancy:	90.8%
Amortization Type:	IO-Balloon	UW Revenues:	$29,269,650
Call Protection:	L(26),Def(90),O(4)	UW Expenses:	$2,376,810
Lockbox:	Hard	UW NOI(7):	$26,892,839
Additional Debt:	Yes	UW NCF:	$26,393,417
Additional Debt Balance:	$303,750,000	Appraised Value / Per SF:	$555,000,000 / $1,123
Additional Debt Type:	Pari Passu	Appraisal Date:	7/16/2014

Escrows and Reserves(8)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$809
Taxes:	$249,368	$77,575	N/A	Maturity Date Loan / SF:	$742
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	72.1%
Replacement Reserves:	$6,177	$6,177	$148,267	Maturity Date LTV:	66.1%
TI/LC:	$0	Springing	$4,500,000	UW NCF DSCR:	1.15x
Other:	$0	$0	N/A	UW NOI Debt Yield:	6.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$400,000,000	100.0%	Payoff Existing Debt	$271,916,460	68.0%
			Return of Equity	120,756,773	30.2
			Closing Costs	7,071,223	1.8
			Upfront Reserves	255,545	0.1
Total Sources	$400,000,000	100.0%	Total Uses	$400,000,000	100.0%
(1)	The single asset consists of five buildings located at 775, 795, 805, 808 Columbus Avenue and 801 Amsterdam Avenue.
(2)
Columbus Square Portfolio is part of a loan evidenced by four pari passu notes with an aggregate original principal balance of $400.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $400.0 million Columbus Square Portfolio Whole Loan.

(3)	For a full description of the borrowers, please refer to “The Borrowers” below.
(4)	For a full description of the sponsors, please refer to “The Sponsors” below.
(5)
Occupancy and Number of Tenants includes two tenants, Avantus Renal Therapy (16,491 square feet) and Bareburger (1,909 square feet), which have executed leases, are in possession of their space and paying rent, but are not yet open for business. Avantus Renal Therapy expects to open in October 2014 and Bareburger expects to open in September/October 2014.

(6)	2011 NOI is not available because historical statements prior to 2012 include the non-collateral apartment and condominium unit performance.
(7)
UW NOI is higher than 2013 NOI primarily due to approximately $4.1 million (approximately 134,382 square feet; 27.2% of total square feet) in new leasing activity along with approximately $910,000 in contractual rent increases and $2.1 million rent averaging for investment-grade rated tenants through each tenant’s respective lease term.

(8)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

Annex A-3-21

ANNEX A-3	JPMBB 2014-C24

Columbus Square Portfolio

The Loan. The Columbus Square Portfolio loan is secured by a first mortgage lien on 494,224 square feet of five mixed use buildings located on the Upper West Side of New York, NY. The whole loan was co-originated by Barclays Bank PLC and Wells Fargo Bank, National Association and has an outstanding principal balance of $400.0 million (“Columbus Square Portfolio Whole Loan”), which is comprised of four pari passu notes, Note A-1 through Note A-4. Note A-4 has an outstanding balance as of the Cut-off Date of $96,250,000 and is being contributed to the JPMBB 2014-C24 trust. The controlling holder of Note A-1, which has an outstanding principal balance as of the Cut-off Date of $125,000,000, is the trustee of the WFRBS 2014-C22 trust (or, prior to the occurrence and continuance of a control event under the WFRBS 2014-C22 pooling and servicing agreement, the directing certificate holder for that securitization) and will be entitled to exercise all of the rights of the controlling noteholder with respect to the related Columbus Square Portfolio Whole Loan; however, the holder of the other pari passu notes will be entitled under certain circumstances, to consult with respect to certain major decisions. Note A-2, with an outstanding principal balance as of the Cut-off Date of $103,750,000 was contributed to the JPMBB 2014-C23 trust and Note A-3, with an outstanding principal balance as of the Cut-off Date of $75,000,000, was contributed to the WFRBS 2014-C23 trust. The Columbus Square Portfolio Whole Loan has a 10-year term, and subsequent to a 42-month interest-only period, will amortize on a 35-year schedule.

The Borrowers. The borrowing entities for the Columbus Square Portfolio Whole Loan are 808 Columbus Commercial Owner LLC, 775 Columbus LLC, 795 Columbus LLC, 805 Columbus LLC and 801 Amsterdam Commercial Owner LLC, each a Delaware limited liability company and special purpose entity.

The Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Jacob Chetrit and Laurence Gluck. Jacob Chetrit is among the principals of The Chetrit Group. The Chetrit Group is a privately held real estate investment firm with management and operating experience in New York. Laurence Gluck is the founder of Stellar Management, an owner and operator of New York City residential and commercial real estate. Stellar Management focuses on real estate acquisitions, development and property management. Stellar Management’s portfolio contains over 12,000 apartments in 100 buildings in New York City, Washington D.C. and Miami.

The Property.  Columbus Square Portfolio is a 494,224 square foot mixed use property, consisting of 31 condominium units within five buildings located at 775, 795, 805, 808 Columbus Avenue and 801 Amsterdam Avenue. The properties are located on three contiguous blocks stretching from 97th to 100th Streets along the entire eastern and western blockfronts of Columbus Avenue and the southeast corner of West 100th Street and Amsterdam Avenue within the Upper West Side neighborhood of New York City.  The Columbus Square Portfolio buildings were constructed by the loan sponsor in 2007 and 2008 and consist predominantly of retail space, as detailed in the table below:

Columbus Square Portfolio Overview
Building Name	Year Built	Net Rentable Area (SF)	% of Total NRA	Base Rent	% of Base Rent	Retail NRA	% of Building NRA	Community Facility NRA	% of Building NRA	Parking NRA	% of Building NRA
775 Columbus	2007	39,644	8.0%	$3,847,641	13.5%	22,664	57.2%	10,715	27.0%	6,265	15.8%
795 Columbus	2007	104,218	21.1	6,927,149	24.3	59,911	57.5%	44,307	42.5%	0	0.0%
805 Columbus	2007	40,260	8.1	3,136,876	11.0	26,531	65.9%	13,729	34.1%	0	0.0%
808 Columbus	2007	240,852	48.7	12,385,867	43.4	157,177	65.3%	0	0.0%	83,675	34.7%
801 Amsterdam	2008	69,250	14.0	2,252,890	7.9	9,674	14.0%	41,072	59.3%	18,504	26.7%
Total/Wtd. Avg.		494,224	100.0%	$28,550,424	100.0%	275,957	55.8%	109,823	22.2%	108,444	21.9%

The retail space is comprised of 275,957 square feet, with approximately 98,000 square feet at grade level and 178,000 square feet of below grade space. The retail portion of the Columbus Square Portfolio is located along Columbus Avenue and is anchored by Whole Foods, which recently expanded with an adjoining 2,775 square foot wine store (the first Whole Foods wine store in New York City), TJ Maxx, which added its HomeGoods concept after experiencing high sales volumes, and Michael’s, which expanded into an additional 10,572 square feet in March 2013. Eight tenants (or their parent companies), accounting for approximately 33.1% of total square feet and 48.9% of the underwritten base rent, are rated investment-grade, and only 33.9% of the total square footage is scheduled to expire during the loan term. The majority of the community facility portion of the Columbus Square Portfolio is leased to the Mandell School, a private co-educational institution founded in 1939 for pre-school through eighth graders. The 775 and 795 Columbus properties house the Mandell School’s elementary and preparatory divisions and its Upper West Side pre-school. Three below-grade parking garages containing 392 parking spaces and 108,444 square feet are leased to Quik Park and comprise the remainder of the Columbus Square Portfolio. The sponsors began to assemble land for this project in the late 1990s, and transformed the site, from condominiums and rent-controlled apartments, into a 24/7 “live, work and play” neighborhood. The Columbus Square Portfolio is situated in the Columbus Square mixed use development, which includes the Columbus Square Luxury Apartments (located above the Columbus Square Portfolio), the Park West Village Apartments and Central Park West Condominiums, which include over 3,200 units and 13,000 residents combined. No portion of the Columbus Square Luxury Apartments, Park West Village Apartments and the Central Park West Condominiums are collateral for the Columbus Square Portfolio Whole Loan. As of July 31, 2014, the property was 95.7% occupied by 23 tenants.

Annex A-3-22

ANNEX A-3	JPMBB 2014-C24

Columbus Square Portfolio

The Columbus Square Portfolio is situated on two abutting city blocks bounded by 100th Street to the north, 97th Street to the south, Amsterdam Avenue to the west and Columbus Avenue to the east in the Upper West Side neighborhood of Manhattan. The Upper West Side is an upscale, primarily residential area known for its cultural, educational and historical institutions, including Columbia University (1.0 mile north of the Columbus Square Portfolio), Lincoln Center (1.8 miles south) and the American Museum of Natural History (1.0 mile south). The Columbus Square Portfolio is part of the larger Columbus Square development, which contains five buildings, 500,000 square feet of retail and community facility space, over 3,200 units and over 13,000 people combined. Nearby and adjacent uses include a mix of high-rise, luxury and market rate residential buildings with multi-level retail and older pre-war high rise residential buildings, providing significant foot traffic for the Columbus Square Portfolio. According to a third party market research report, within a half mile radius of the property, the median household income is approximately $111,000 and the median home value is approximately $905,000.

The Columbus Square Portfolio neighborhood is serviced by an excellent transportation network via subway and public bus. The Columbus Square Portfolio is located one block northwest of the 96th Street (at Central Park West) subway station, which provides access to the B and C subway lines and two blocks northeast of 96th Street (at Broadway) subway station, which provides access to the 1, 2 and 3 subway lines. Further, the Metropolitan Transit Authority bus system makes this neighborhood accessible from virtually all locations north, south and east. Crosstown buses run along 66th, 79th-81st, 86th, 96th/97th and 110th Streets. Uptown bus service is available along Central Park West, Amsterdam Avenue, Broadway and Riverside Drive, and downtown buses run along Central Park West, Columbus Avenue, Broadway and Riverside Drive.

According to a third party market research report, the Columbus Square Portfolio is located within the Upper West Side submarket. As of the second quarter of 2014, the retail submarket had a total inventory of approximately 4.3 million square feet across 266 buildings. The retail submarket reported a vacancy rate of 1.2%, down from 6.3% as of the fourth quarter of 2007, with an average retail rent of approximately $103.49 per square foot on a gross adjusted basis. The appraisal concluded a market rent per square foot equal to a range between $200.00 and $225.00 for retail-corner space, $250.00 for inline space less than 500 square feet, a range between $150.00 and $185.00 for inline space greater than or equal to 500 square feet, a range between $50.00 and $55.00 for lower-level retail space and a range between $55.00 and $90.00 for multi-level retail space. Additionally, the appraisal concluded a market rent of $55.00 per square foot on a gross basis for the community facility space, and $5,000 per licensed space for the parking garage, which equates to a rent of $18.07 per square foot of parking square footage.

Historical and Current Occupancy(1)

2011(2)	2012(3)	2013(3)	Current(4)
N/A	71.9%	75.0%	95.7%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	2011 Historical Occupancy is not available because historical statements prior to 2012 include the non-collateral apartment and condominium unit performance.
(3)
2012 and 2013 Historical Occupancy is lower as the Columbus Square Portfolio was still in lease-up phase. While the buildings were constructed in 2007 and 2008, the final building (805 Columbus Avenue) did not open until August 2010. Approximately 134,382 square feet (27.2% of total square feet) in new leases were signed in 2013 and 2014.

(4)
Current Occupancy is as of July 31, 2014. Current Occupancy includes two tenants, Avantus Renal Therapy (16,491 square feet) and Bareburger (1,909 square feet), which have executed leases, are in possession of their space and paying rent, but are not yet open for business. Avantus Renal Therapy expects to open in October 2014 and Bareburger expects to open in September/October 2014.

Tenant Summary(1)

Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Quik Park	NA / NA / NA	108,444	21.9%	$16.65	N/A	N/A	4/30/2029
Whole Foods	NA / BBB- / NA	62,454	12.6%	$73.06(4)	N/A	N/A	8/31/2029
Mandell School(5)	NA / NA / NA	55,022	11.1%	$58.79	N/A	N/A	6/30/2030
TJ Maxx	A3 / A+ / NA	40,550	8.2%	$47.21(6)	$512	8.4%	10/31/2019
Michael’s	NA / B / NA	34,424	7.0%	$57.37	N/A	N/A	3/31/2020
HomeGoods	A3 / A+ / NA	27,019	5.5%	$71.58(7)	$362	18.4%	5/31/2021
Modell’s	NA / NA / NA	25,215	5.1%	$46.32	N/A	N/A	1/31/2031
William F Ryan	NA / NA / NA	24,581	5.0%	$47.04	N/A	N/A	12/31/2057
Petco	B3 / B / NA	19,487	3.9%	$95.96	N/A	N/A	10/31/2020
Duane Reade	Baa1 / BBB / NA	17,196	3.5%	$80.46(8)	N/A	N/A	10/31/2030
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Sales PSF and Occupancy Costs are based on current in-place rent and sales for the twelve-month period ending January 31, 2014.
(4)	The Base Rent PSF for Whole Foods represents the tenant’s average rent over the lease term. The tenant’s current in-place rent is $59.75 per square foot.
(5)
Mandell School has the right to terminate its lease at any time with four months’ written notice and payment of a termination fee equal to three years’ rent (three years’ rent totals approximately $8.4 million through June 2015, $9.7 million through June 2020, $11.2 million through June 2025 and $12.8 million through June 2030).

(6)	The Base Rent PSF for TJ Maxx represents the tenant’s average rent over the lease term. The tenant’s current in-place rent is $43.04 per square foot.
(7)	The Base Rent PSF for HomeGoods represents the tenant’s average rent over the lease term. The tenant’s current in-place rent is $66.62 per square foot.
(8)	The Base Rent PSF for Duane Reade represents the tenant’s average rent over the lease term. The tenant’s current in-place rent is $64.90 per square foot.

Annex A-3-23

ANNEX A-3	JPMBB 2014-C24

Columbus Square Portfolio

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	21,317	4.3%	NAP	NAP	21,317	4.3%	NAP	NAP
2014 & MTM	0	0	0.0	$0	0.0%	21,317	4.3%	$0	0.0%
2015	0	0	0.0	0	0.0	21,317	4.3%	$0	0.0%
2016	0	0	0.0	0	0.0	21,317	4.3%	$0	0.0%
2017	0	0	0.0	0	0.0	21,317	4.3%	$0	0.0%
2018	0	0	0.0	0	0.0	21,317	4.3%	$0	0.0%
2019	1	40,550	8.2	1,914,494	6.7	61,867	12.5%	$1,914,494	6.7%
2020	4	68,153	13.8	4,546,123	15.9	130,020	26.3%	$6,460,617	22.6%
2021	2	28,550	5.8	2,193,499	7.7	158,570	32.1%	$8,654,116	30.3%
2022	2	1,512	0.3	250,813	0.9	160,082	32.4%	$8,904,929	31.2%
2023	3	19,798	4.0	1,412,400	4.9	179,880	36.4%	$10,317,329	36.1%
2024	2	8,966	1.8	1,788,736	6.3	188,846	38.2%	$12,106,066	42.4%
2025 & Beyond	9	305,378	61.8	16,444,358	57.6	494,224	100.0%	$28,550,424	100.0%
Total	23	494,224	100.0%	$28,550,424	100.0%
(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow

	2012	2013	Underwritten	Per Square Foot	%(1)
Rents in Place(2)(3)	$22,345,979	$21,411,531	$28,550,424	$57.77	90.3%
Vacant Income	0	0	2,917,555	5.90	9.2
Gross Potential Rent	$22,345,979	$21,411,531	$31,467,979	$63.67	99.5%
Total Reimbursements	1,025,172	83,728	152,226	0.31	0.5
Net Rental Income	$23,371,151	$21,495,259	$31,620,205	$63.98	100.0%
(Vacancy/Credit Loss)	0	0	(2,917,555)	(5.90)	(9.2)
Other Income	265,178	326,591	567,000	1.15	1.8
Effective Gross Income	$23,636,329	$21,821,850	$29,269,650	$59.22	92.6%

Total Expenses(4)	$3,215,058	$2,488,024	$2,376,810	$4.81	8.1%

Net Operating Income	$20,421,271	$19,333,826	$26,892,839	$54.41	91.9%

Total TI/LC, Capex/RR	0	0	499,422	1.01	1.7
Net Cash Flow	$20,421,271	$19,333,826	$26,393,417	$53.40	90.2%
(1)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(2)	Underwritten Rents in Place are based on the July 31, 2014 rent roll, with rent bumps underwritten through September 30, 2015.
(3)
Underwritten Rents in Place is higher than 2013 primarily due to approximately $4.1 million (approximately 134,382 square feet; 27.2% of total square feet) in new leasing activity along with approximately $910,000 in contractual rent increases and $2.1 million rent averaging for investment-grade rated tenants through each tenant’s respective lease term.

(4)
The Columbus Square Portfolio benefits from Industrial and Commercial Incentive Programs (“ICIPs”) and 421a tax exemptions (the parking garages benefit from the 421a exemptions), which result in a reduced property tax expense. For a full description, please see “Tax Abatement” below.

Property Management. The property is managed by Columbus Square Management LLC, an affiliate of the loan sponsors.

Purchase Option. A tenant at the 801 Amsterdam property, William F Ryan (24,581 square feet; 5.0% of total square feet) may exercise a purchase option on the tenant’s leased condominium unit (provided the tenant is not in default of the lease) at a purchase price of $19.8 million. In the event the purchase option is exercised (between January 2020 and January 2030), the borrowers must release the 801 Amsterdam property from the lien of the Columbus Square Portfolio Whole Loan mortgage with payment of a release price equal to $51.5 million, together with any applicable yield maintenance charges, subject to, among other things: (i) confirmation of compliance with zoning and subdivision requirements; (ii) confirmation from rating agencies that such release will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Certificates, and similar confirmations with respect to the ratings of any securities backed by the other Columbus Square Portfolio notes; and (iii) opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial release.

Tax Abatement. The Columbus Square Portfolio benefits from Industrial and Commercial Incentive Programs (“ICIPs”) and 421a tax exemptions (the parking garages benefit from the 421a exemptions), which result in a reduced property tax expense. The property tax expense as of year-end 2013 was $140,846. The ICIPs expire in the 2034/2035 tax year and will be gradually phased out beginning in the 2025/2026 tax year. The 421a exemptions expire in the 2021/2022, 2022/2023 and 2030/2031 tax years and will be gradually phased out beginning in the 2013/2014, 2014/2015 and 2022/2023 tax years for the buildings located at 801 Amsterdam Avenue, 775 Columbus Avenue and 808 Columbus Avenue, respectively. The underwritten property tax expense of $949,975 is based on the

Annex A-3-24

ANNEX A-3	JPMBB 2014-C24

Columbus Square Portfolio

current abated tax expense and is projected to increase to $1,638,023 by the time the Columbus Square Portfolio Whole Loan matures. According to the leases, all tax increases may be passed through to the tenants at the Columbus Square Portfolio.

Escrows and Reserves. At origination, the borrowers were required to deposit into escrow $249,368 for real estate taxes and $6,177 for replacement reserves.

Tax Escrows - On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $77,575.

Insurance Escrows - The requirement for the borrowers to make monthly deposits into the insurance escrow is waived so long as no event of default exists and the borrowers provide satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents.

Replacement Reserves - On a monthly basis, the borrowers are required to escrow $6,177 (approximately $0.15 per square foot annually) for replacement reserves. The reserve is subject to a cap of $148,267 (approximately $0.30 per square foot).

TI/LC Reserves - Beginning with the monthly payment date in January 2018, on a monthly basis, the borrowers are required to escrow $70,726 (approximately $1.72 per square foot annually) for TI/LC reserves. The reserve is subject to a cap of $4,500,000 (approximately $9.11 per square foot).

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. The borrowers were required to send tenant direction letters to tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. All funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed during each monthly payment date of the term of the loan in accordance with the loan documents. To the extent that there is a Cash Sweep Event, all excess cash flow after payment of debt service, required reserves and operating expenses will be held as additional collateral for the loan.

A “Cash Sweep Event” means: the period commencing upon the earlier of (i) an event of default or (ii) the debt yield being less than 5.25%. For the purposes of testing for a Cash Sweep Event, debt yield will be calculated using (a) net operating income less (i) normalized tenant improvement and leasing commission expenditures equal to $0.92 per square foot and (ii) normalized capital improvements equal to $0.10 per square foot, as the numerator and the (b) outstanding principal amount of the loan as the denominator.

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ANNEX A-3	JPMBB 2014-C24

635 Madison Avenue

Annex A-3-26

ANNEX A-3	JPMBB 2014-C24

635 Madison Avenue

Annex A-3-27

ANNEX A-3	JPMBB 2014-C24

635 Madison Avenue

Annex A-3-28

ANNEX A-3	JPMBB 2014-C24

635 Madison Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$90,000,000	Title:	Leasehold
Cut-off Date Principal Balance:	$90,000,000	Property Type - Subtype:	Mixed Use – Office/Retail
% of Pool by IPB:	7.1%	Net Rentable Area (SF):	177,262
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	Ironwood Realty Corporation	Year Built / Renovated:	1957 / 2005
Sponsor:	Ben Ashkenazy	Occupancy:	94.4%
Interest Rate(1):	4.47917%	Occupancy Date:	7/31/2014
Note Date:	9/23/2014	Number of Tenants:	26
Maturity Date:	10/1/2024	2011 NOI(2):	N/A
Interest-only Period:	60 months	2012 NOI:	$4,373,973
Original Term:	120 months	2013 NOI(3):	$5,106,135
Original Amortization:	360 months	TTM NOI (as of 6/2014) (3)(4):	$7,050,237
Amortization Type:	IO-Balloon	UW Economic Occupancy:	95.1%
Call Protection:	L(24),Def(93),O(3)	UW Revenues:	$17,977,859
Lockbox:	Hard	UW Expenses:	$9,755,486
Additional Debt:	Yes	UW NOI(4):	$8,222,372
Additional Debt Balance:	$35,000,000	UW NCF:	$7,841,259
Additional Debt Type:	Mezzanine Loan	Appraised Value / Per SF:	$195,000,000 / $1,100
		Appraisal Date:	7/21/2014

Escrows and Reserves(5)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$508
Taxes:	$1,180,693	$295,173	N/A	Maturity Date Loan / SF:	$465
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	46.2%
Replacement Reserves:	$2,954	$2,954	N/A	Maturity Date LTV:	42.2%
TI/LC:	$33,237	$33,237	$1,994,220	UW NCF DSCR:	1.44x
Other:	$2,788,063	$306,465	N/A	UW NOI Debt Yield:	9.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$90,000,000	72.0%	Repay Existing Debt	$56,500,000	45.2%
Mezzanine Loan	35,000,000	28.0	Return of Equity	55,844,936	44.7
			Closing Costs	8,650,117	6.9
			Upfront Reserves	4,004,947	3.2
Total Sources	$125,000,000	100.0%	Total Uses	$125,000,000	100.0%
(1)	The Interest Rate is 4.479167% when extended to full precision.
(2)	The loan sponsor purchased the property in October 2011 and did not provide borrower financial statements for 2011.
(3)	The increase in 2013 and TTM NOI is primarily the result of the retail space being leased to new tenants or retail tenant leases rolling over at higher rents.
(4)
The increase in UW NOI from TTM NOI is primarily the result of contractual rent increases through July 2015 and 7,595 square feet of newly executed leases. For additional details, please refer to the “Operating History and Underwritten Net Cash Flow” table below.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The 635 Madison Avenue loan has an outstanding balance of $90.0 million and is secured by a first mortgage lien on the borrower’s leasehold interest in a 19-story, 177,262 square foot mixed use building located in New York, New York. The property is subject to a ground lease that commenced on January 26, 1955 which is set to expire on April 30, 2030 but has a fully extended maturity date of April 30, 2051. The loan has a ten-year term and, subsequent to a five-year interest-only period, will amortize on a 30-year schedule. The previously existing debt was securitized in 2007 as part of the WBCMT 2007-C31 securitization.

The Borrower. The borrowing entity for the 635 Madison Avenue loan is Ironwood Realty Corporation, a Delaware corporation and special purpose entity.

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ANNEX A-3	JPMBB 2014-C24

635 Madison Avenue

The Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Ben Ashkenazy, CEO/Chairman of Ashkenazy Acquisition Corporation (“AAC”). Headquartered in New York City, AAC is a private real estate investment firm focusing on retail and office assets. AAC has acquired over 13 million square feet of retail, office and residential properties, located throughout the United States, Canada and England. The company currently owns a portfolio containing more than 100 buildings valued at approximately $7.0 billion.

The loan sponsor purchased the property in July 2011 for approximately $61.0 million, which was financed through the assumption of the in-place securitized first mortgage of $56.5 million. Since acquisition, the loan sponsor has invested approximately $3.5 million in capital improvements.

The Property. 635 Madison Avenue is a 19-story, 177,262 square foot, Class A mixed use office/retail building located at the northeast corner of 59th Street and Madison Avenue in the Plaza District of Midtown Manhattan. Constructed in 1957, the office portion encompasses 156,126 square feet (88.1% of the net rentable area) of the building with the remaining 21,136 square feet (11.9% of the net rentable area) consisting of retail space on the ground and mezzanine floor levels. As of July 2014, the property was 94.4% leased to 26 tenants.

The office portion of the property is primarily leased to a mix of smaller tenants and medical office users. The largest tenant at the property, Reproductive Medical Associates, leases approximately 14.5% of the net rentable area through December 2022 with one five-year extension option remaining. Founded in 2001, Reproductive Medical Associates is a medical treatment company specializing in fertility treatment. The tenant initially leased space at the property in March 2001. Since then, it has expanded its space and extended its lease maturity through December 2022. The second largest tenant at the property, N.Y. Physicians P.C., leases approximately 13.0% of the net rentable area through June 2016. N.Y. Physicians P.C. is a group medical practice representing multiple specialties from internal medicine, obstetrics-gynecology, endocrinology, gastroenterology, rheumatology, orthopedics, and vascular surgery. N.Y. Physicians P.C. has been a tenant at the property since 1996 and renewed in 2006 through its current lease expiration in June 2016. The third largest tenant at the property, HSS Properties Corp. (Hospital for Special Surgery, “HSS”), leases approximately 6.4% of the net rentable area through June 2019. Founded in 1863, HSS is a leader in orthopedics, rheumatology and rehabilitation. HSS is nationally ranked #1 in orthopedics, #3 in rheumatology and #7 in geriatrics by U.S. News & World Report (2014-15). HSS has been a tenant at the property since 1999, signing a 10-year lease which was amended to a 15-year lease with a five-year renewal option. The in-place average office rent at the property is $57.46 per square foot which is below the appraisal’s conclusion of market rent for the property of $90.00 - $95.00 per square foot.

The retail space is currently 100.0% occupied by four tenants following a repositioning by the loan sponsor over the last several years. Due to the higher rents commanded by the space given the property’s prime location on Madison Avenue and 59th street, the retail component comprises approximately 44.8% of the underwritten base rent while only accounting for 11.9% of the net rentable area. Prior to the four retail tenants currently at the property, the retail space was 100.0% occupied with an average retail rent of approximately $105.97 per square foot. Beginning with the Baccarat lease which was signed in December 2011 with the tenant taking occupancy in November 2012, the loan sponsor has successfully repositioned the retail space, re-tenanting three of the four retail spaces as leases rolled. As a result, the in-place average retail rent is $325.81 per square foot. The largest retail tenant at the property, Suit Supply, leases approximately 5.3% of the net rentable area through May 2020. Suit Supply sells men’s suits and accessories. Approximately 869 square feet of Suit Supply’s leased space is at street level; approximately 7,399 square feet is on the second level with the remaining 1,124 square feet being below grade level. Suit Supply has been at the property since June 2013. The second largest retail tenant at the property, Baccarat, leases approximately 4.9% of the net rentable area through March 2023 (3,248 square feet) and May 2023 (5,464 square feet). Approximately 3,810 square feet of Baccarat’s leased space is in the form of a double height store at street level, 3,248 square feet is in the office portion of the property with the remaining 1,654 square feet being below grade level. Baccarat has been at the property since November 2012. The third largest retail tenant at the property, Camper Atlantic Corp. (“Camper”), leases approximately 1.2% of the net rentable area through April 2019 with no extension options. Approximately 1,063 square feet of Camper’s leased space is at street level, with the remaining 1,133 square feet being below grade level. Camper is a Spanish owned retailer of shoes, handbags, accessories and clothing and has been at the property since 1997. The tenant renewed in 2009 and is located at street level on the corner of the property with visibility from both 59th street and Madison Avenue. The space is considered the best retail space at the property. The tenant’s underwritten rent is $434.80 per square foot, which is below the appraisal’s conclusion of market retail rents for the space of $1,250.00 for the street level space.

The property is located at the intersection of 59th Street and Madison Avenue in the Plaza District of Manhattan which commands some of the highest office and retail rents in New York City. The property location provides easy access to public transportation with the F, N, Q, R, 4, 5 and 6 trains accessible within a short distance. Access to the N, Q, and R trains is provided by the 59th Street/5th Avenue subway station. Access to the north/south 4, 5, 6 trains is available at 59th Street and Lexington Avenue. The F train is accessible at 57th Street/6th Avenue or 63rd Street/Lexington Avenue. Additionally, the E and M trains are available at 53rd Street/5th Avenue.

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ANNEX A-3	JPMBB 2014-C24

635 Madison Avenue

According to the appraisal, the property falls within the Plaza District submarket within the Midtown office market. As of the second quarter of 2014, office space within the submarket totaled approximately 12.5 million square feet with a vacancy rate of 11.2% and asking rents of $116.41 per square foot. In relation to the office portion, the appraisal identified seven competitive properties with office components ranging from approximately 366,000 to 1,000,000 square feet. The comparable properties had occupancies ranging from approximately 88.5% to 97.0% with executed leases ranging from $84.00 to $113.00 per square foot with an average of $95.00 per square foot. The appraisal’s conclusion of market rent at the property is $90.00 - $95.00 per square foot. In relation to the retail portion of the property, the appraisal identified six comparable properties with a wide range of executed leases from $500.00 per square foot to $1,750.00 per square foot. After adjusting for quality of space and location, the appraisal’s concluded market retail rents is $1,250.00 for grade level retail, $150.00 for second level retail and $50.00 per square foot for basement space which is below grade level.

Historical and Current Occupancy(1)
2011	2012(2)	2013	Current(3)
97.0%	92.9%	97.6%	94.4%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Occupancy declined in 2012 due to renovation of the now occupied Baccarat space.
(3)	Current Occupancy is as of July 31, 2014.

Tenant Summary(1)

Tenant	Tenant Type	Ratings Moody’s / S&P /Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Lease Expiration Date
Reproductive Medical Associates(2)	Office	NA / NA / NA	25,779	14.5%	$78.77	12/31/2022
N.Y. Physicians P.C.	Office	NA / NA / NA	23,074	13.0%	$40.95	6/30/2016
HSS Properties Corp.	Office	NA / NA / NA	11,303	6.4%	$62.90	6/30/2019
RW USA Corp.	Office	NA / NA / NA	11,283	6.4%	$45.33	5/31/2017
Suit Supply(3)(4)	Retail	NA / NA / NA	9,392	5.3%	$212.95	5/31/2020
Baccarat(5)	Retail	NA / NA / NA	8,712	4.9%	$350.78	5/13/2023
Ilan Bohm D.D., P.C.	Office	NA / NA / NA	8,110	4.6%	$53.90	3/31/2020
Evins Communications	Office	NA / NA / NA	6,619	3.7%	$50.57	8/31/2015
AJ Top Construction	Office	NA / NA / NA	6,232	3.5%	$105.00	8/31/2024
Medical Imaging Of Manhattan	Office	NA / NA / NA	6,217	3.5%	$61.93	7/31/2020
(1)	Based on the underwritten rent roll.
(2)
Reproductive Medical Associates consists of two tenants, Hayden Properties L.L.C. (11,277 square feet) and Gilbert Properties L.L.C. (14,502 square feet), both of which are guaranteed by the same individuals.

(3)
Both the landlord and the tenant have the right to terminate this lease at any time after the first 12 months of the lease term, by providing at least 15 months prior written notice to the other party.

(4)	Suit Supply pays the greater of (i) rent of $2,000,000 or (ii) 15% of gross sales per annum. JPMCB has underwritten base rent of $212.95, which equals the minimum base rent of $2,000,000.
(5)	Baccarat has two lease expiration dates. An initial 3,248 square feet of space expires in March 2023 and the remaining 5,464 square feet of space expires in May 2023.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	10,012	5.6%	NAP	NAP	10,012	5.6%	NAP	NAP
2014 & MTM	1	1,539	0.9	$57,000	0.4%	11,551	6.5%	$57,000	0.4%
2015	5	21,193	12.0	1,029,750	6.7	32,744	18.5%	$1,086,750	7.1%
2016	4	33,433	18.9	1,725,075	11.2	66,177	37.3%	$2,811,825	18.3%
2017	2	14,361	8.1	661,470	4.3	80,538	45.4%	$3,473,294	22.6%
2018	0	0	0.0	0	0.0	80,538	45.4%	$3,473,294	22.6%
2019	4	20,715	11.7	2,128,310	13.9	101,253	57.1%	$5,601,604	36.5%
2020	5	32,316	18.2	3,144,030	20.5	133,569	75.4%	$8,745,634	56.9%
2021	0	0	0.0	0	0.0	133,569	75.4%	$8,745,634	56.9%
2022	1	25,779	14.5	2,030,694	13.2	159,348	89.9%	$10,776,329	70.1%
2023	2	9,548	5.4	3,931,529	25.6	168,896	95.3%	$14,707,857	95.7%
2024	1	6,232	3.5	654,360	4.3	175,128	98.8%	$15,362,217	100.0%
2025 & Beyond(2)	1	2,134	1.2	0	0.0	177,262	100.0%	$15,362,217	100.0%
Total	26	177,262	100.0%	$15,362,217	100.0%
(1)	Based on the underwritten rent roll.
(2)	Represents the property management office and is included in the property net rentable area.

Annex A-3-31

ANNEX A-3	JPMBB 2014-C24

635 Madison Avenue

Operating History and Underwritten Net Cash Flow
	2012	2013	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)(4)	$10,037,951	$11,775,678	$14,154,681	$15,362,217	$86.66	81.3%
Vacant Income	0	0	0	924,945	5.22	4.9
Gross Potential Rent	$10,037,951	$11,775,678	$14,154,681	$16,287,162	$91.88	86.2%
Total Reimbursements	2,841,426	2,038,998	1,757,925	2,615,641	14.76	13.8
Net Rental Income	$12,879,377	$13,814,676	$15,912,606	$18,902,804	$106.64	100.0%
(Vacancy/Credit Loss)	0	0	0	(924,945)	(5.22)	(4.9)
Other Income	0	0	0	0	0	0.0
Effective Gross Income	$12,879,377	$13,814,676	$15,912,606	$17,977,859	$101.42	95.1%

Operating Expenses	4,827,830	5,030,967	5,184,795	6,077,912	34.29	33.8
Ground Rent	3,677,574	3,677,574	3,677,574	3,677,574	20.75	20.5
Total Expenses	$8,505,404	$8,708,541	$8,862,369	$9,755,486	$55.03	54.3%

Net Operating Income	$4,373,973	$5,106,135	$7,050,237	$8,222,372	$46.39	45.7%

Total TI/LC, Capex/RR	0	0	0	381,113	2.15	2.1
Net Cash Flow	$4,373,973	$5,106,135	$7,050,237	$7,841,259	$44.24	43.6%
(1)	TTM Column represents the trailing twelve months ending June 30, 2014.
(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	The increase in 2013 and TTM Rents in Place revenue is primarily the result of the retail space being leased to new tenants or retail tenant lease rollover.
(4)
The increase in Underwritten Rents in Place from TTM Rents in Place is primarily the result of (i) contractual rent increases which have occurred for Suit Supply totaling approximately $217,926, (ii) future rent steps for Baccarat and other office tenants through July 2015 totaling approximately $659,169 and (iii) approximately $330,442 of additional Rents in Place as a result of re-leasing 7,595 square feet of office space.

Property Management. The property is managed by AAC Management Corp., an affiliate of the borrower.

Ground Lease. 635 Madison Avenue is encumbered by a ground lease. The ground lease commenced on January 26, 1955 and is currently in its second renewal term expiring April 30, 2030. The ground rent is currently $3,677,574 per year, which is fixed until 2030. The ground lease provides for a final renewal option of 21 years which can be exercised by the tenant no more than 24 months and no less than 18 months prior to April 30, 2030. If exercised, the ground lease would extend until the final maturity date of April 30, 2051 and reset the ground lease rent to the greater of: (1) 5.0% of the value of the land as of April 30, 2030, considered as vacant and unimproved and exclusive of all improvements, plus $3,750, or (2) the in-place ground lease rent. If prior to six months before the renewal term, landlord and tenant have not agreed on the land value, exclusive of improvements, such value will be determined by arbitration in accordance with the relevant provisions of the related lease.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $2,420,905 for outstanding free rent related to Baccarat, Suit Supply and Ilan Bohm D.D., P.C., $1,180,693 for real estate taxes, $306,465 for ground rent, $60,693 for existing tenant improvements and leasing commissions related Reproductive Medical Associates, $33,237 for future tenant improvements and leasing commissions and $2,954 for replacement reserves.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $295,173.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as no event of default exists and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $2,954 (approximately $0.20 per square foot annually) for replacement reserves.

TI/LC Reserves - On a monthly basis, the borrower is required to escrow $33,237 (approximately $2.25 per square foot annually) for tenant improvements and leasing commissions. The reserve is subject to a cap of $1,994,220 (approximately $11.25 per square foot).

Ground Lease Reserve - On a monthly basis, the borrower is required to escrow 1/12 of the annual ground rent payment, which currently equates to $306,465.

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ANNEX A-3	JPMBB 2014-C24

635 Madison Avenue

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. The borrower and property manager were required to send tenant direction letters to tenants instructing all tenants to deposit all rents and payments into the lockbox account controlled by the lender. All funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed during each interest period of the loan term in accordance with the loan documents. To the extent that (i) the debt service coverage ratio (as calculated in the loan documents and including the mezzanine loan) based on the trailing three month period falls below 1.10x, (ii) there is an event of default under the loan documents or (iii) the borrower or property manager becomes the subject of a bankruptcy, insolvency or similar action, then all excess cash flow after payment of debt service, required reserves and operating expenses is required to be held as additional collateral for the loan.

Additional Mezzanine Debt. A mezzanine loan of $35.0 million secured by the equity interests in the borrowers was provided by JPMCB. The mezzanine loan has a coterminous maturity with the mortgage loan. The mezzanine loan makes interest only payments throughout the term of the loan and has a 7.25% coupon. Including the mezzanine loan, the Cut-off Date LTV is 64.1%, the UW NCF DSCR is 0.98x (calculated based on amortizing debt service payments for the Mortgage Loan) and the UW NOI Debt Yield is 6.6%. Including the mezzanine loan, the UW NCF DSCR (based on interest only debt service payments) is 1.18x. The mortgage and mezzanine lenders have entered into an intercreditor agreement.

Annex A-3-33

ANNEX A-3	JPMBB 2014-C24

Hutch Tower Two

Annex A-3-34

ANNEX A-3	JPMBB 2014-C24

Hutch Tower Two

Annex A-3-35

ANNEX A-3	JPMBB 2014-C24

Hutch Tower Two

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$80,500,000	Title:	Fee
Cut-off Date Principal Balance:	$80,500,000	Property Type - Subtype:	Office - Medical
% of Pool by IPB:	6.3%	Net Rentable Area (SF):	278,133
Loan Purpose:	Refinance	Location:	Bronx, NY
Borrower:	Hutch Tower Two Owner LLC	Year Built / Renovated:	2014 / N/A
Sponsor:	Joseph Simone	Occupancy:	100.0%
Interest Rate:	4.57000%	Occupancy Date:	8/27/2014
Note Date:	9/12/2014	Number of Tenants:	1
Maturity Date:	10/1/2024	2011 NOI(1):	N/A
Interest-only Period:	36 months	2012 NOI(1):	N/A
Original Term:	120 months	2013 NOI(1):	N/A
Original Amortization:	360 months	UW Economic Occupancy:	97.0%
Amortization Type:	IO-Balloon	UW Revenues(2):	$9,715,642
Call Protection:	L(24),Def(93),O(3)	UW Expenses:	$2,113,687
Lockbox:	CMA	UW NOI(2):	$7,601,955
Additional Debt:	N/A	UW NCF(2):	$7,532,421
Additional Debt Balance:	N/A	Appraised Value / Per SF(3):	$117,000,000 / $421
Additional Debt Type:	N/A	Appraisal Date(3):	10/1/2015

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$289
Taxes:	$35,379	$8,845	N/A	Maturity Date Loan / SF:	$254
Insurance:	$0	$171	N/A	Cut-off Date LTV(3):	68.8%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV(3):	60.3%
TI/LC:	$0	$0	N/A	UW NCF DSCR(2):	1.53x
Other:	$8,158,568	$0	N/A	UW NOI Debt Yield(2):	9.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$80,500,000	100.0%	Payoff Existing Debt	$59,609,374	74.0%
			Return of Equity	11,628,803	14.4
			Upfront Reserves	8,193,947	10.2
			Closing Costs	1,067,876	1.3
Total Sources	$80,500,000	100.0%	Total Uses	$80,500,000	100.0%
(1)	Historical NOI is not available because the property was built in 2014.
(2)
UW Revenues, UW NOI and UW NCF assume a straight-line average of contractual rent due during the loan term under the Montefiore Medical Center lease. Based on the in-place rent, the UW NOI and UW NCF are $6,552,033 and $6,482,500, respectively and result in an UW NCF DSCR and UW NOI Debt Yield of 1.31x and 8.1%, respectively. Please refer to “Underwritten Net Cash Flow” table below.

(3)
The Hutch Tower Two Appraised Value reflects the “Prospective Market Value As Complete and Physically Stabilized” value of $117,000,000, which will be achieved when Montefiore Medical Center commences rent payments October 1, 2015. At origination, the borrower escrowed $8,158,568, which covers abated rent from the first payment date of the loan through September 30, 2015. The “As-Is” value for the property, which reflects the property’s current status as a master leased medical office building with rent commencement scheduled to occur on October 1, 2015, is $106,000,000 and results in a corresponding Cut-off Date LTV and Maturity Date LTV of 75.9% and 66.6%, respectively. The appraisal also concluded an aggregate “Market Value Go Dark – Under Hypothetical Condition” of $100,000,000 (approximately $360 per square foot).

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

Annex A-3-36

ANNEX A-3	JPMBB 2014-C24

Hutch Tower Two

The Loan. The Hutch Tower Two loan has an outstanding principal balance of $80.5 million and is secured by a first mortgage lien on a Class A, 278,133 square foot medical office building located at 1250 Waters Place, Bronx, New York.  The loan has a 10-year term, and subsequent to a three-year interest-only period, amortizes on a 30-year schedule.

The Borrower. The borrowing entity for the Hutch Tower Two loan is Hutch Tower Two Owner LLC, a Delaware limited liability company and special purpose entity.

The Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Joseph Simone, the founder of Simone Development, a full-service, privately held commercial and residential real estate and management company.  The sponsor owns and manages a portfolio of approximately 100 properties in the tri-state region including office, medical, industrial flex, and retail, totaling more than four million square feet.

The Property. Hutch Tower Two is a 278,133 square foot, Class A medical office building located in Bronx, New York.  The property is located within the Hutchinson Metro Center Campus, a state-of-the-art, Class A office complex containing four buildings located on 42 acres in eastern Bronx, New York.  Simone Development, which is controlled by the loan sponsor Joseph Simone, has been renovating and constructing the campus in phases over the past decade.  The sponsor purchased the Hutch Tower Two land approximately 20 years ago and constructed the Hutch Tower Two improvements in 2014 for approximately $66.0 million, and including the estimated land value of approximately $20.9 million based on a condemnation payment received from New York City on an adjacent non-collateral parcel, the sponsor has a cost basis of approximately $86.8 million.

Hutch Tower Two is 100.0% leased to Montefiore Medical Center (“Montefiore”) on a 16-year lease through September 30, 2030, with three, five-year extension options.  Montefiore utilizes the property as a medical office building and outpatient surgery center for several practices.  Montefiore reportedly invested approximately $114.6 million into the space, which includes approximately $54.6 million for build out and an estimated $60.0 million for furniture, fixtures, and equipment.  Hutch Tower Two is connected via a common lobby and shares common parking with 1250 Waters Place, Unit I (“Hutch Tower One”), which is governed by the Declaration of Hutch Towers Condominium by-laws.  Hutch Tower One features nine floors of office space over four levels of covered parking and is 100.0% occupied by multiple tenants and Hutch Tower One is not collateral for the Hutch Tower Two loan.

Montefiore is a New York State Not-for-Profit Corporation which provides health care and related services, primarily to residents of the Metropolitan New York area.  Montefiore has approximately 50 primary care locations throughout the New York metropolitan area, and is the largest health system in their primary service area with approximately 54% to 71% market share.  Montefiore Medical Center is ranked among the top hospitals nationally in Cardiology and Heart Surgery, Diabetes and Endocrinology, and Neurology and Neurosurgery by U.S. News & World Report.  Founded in 1884, Montefiore has focused on innovating new treatments, new procedures and new approaches to patient care.  Montefiore is the academic medical center and University Hospital for Albert Einstein College of Medicine (“Einstein”). Montefiore’s partnership with Einstein is the second largest medical residency program in the country, with 1,251 residents and fellows across 89 programs.  Operating revenue and net income have seen annual increases for the past three years.  As of December 31, 2013, Montefiore reported approximately $3.2 billion in assets, a net worth of $895.9 million, $3.3 billion in revenue and net income of $181.8 million.

Montefiore will commence paying rent October 1, 2015 in the amount of $32.80 per square foot modified gross after thirteen months of rent abatement, totaling approximately $8.9 million ($32.00 per square foot), for which approximately $8.2 million was reserved at origination.  The lease has annual base rent increases of $0.80 per square foot each year through lease year four and annual base rent increases of $0.96 per square foot thereafter through lease year 16.

Hutch Tower Two is located approximately two miles south of Co-Op City and less than one mile from some of the region’s top medical hospitals, including Jack D. Weiler Hospital of the Albert Einstein College of Medicine, Montefiore Medical Center, Jacobi Medical Center, and Calvary Hospital.  The property is located on Marconi Street, with a bus stop in front of the building served by MTA bus service and seven additional bus lines within blocks.  The Metro-North Railroad has plans to build a Morris Park Station in 2018, which will provide direct access to Penn Station in Manhattan and Connecticut. Hutchinson River Parkway, directly east of the property, provides easy access to the Hutchinson Metro Center and is accessed via major arterials including I-95, Bronx and Pelham Parkway, Bruckner Expressway, and the Cross Bronx Expressway.  In addition, subway service to New York City is located nearby and JFK and LaGuardia airports are less than 30 minutes away. According to the appraisal, the 2013 population within a three- and five-mile radius contains approximately 662,516 and 1,624,628 people, respectively.

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ANNEX A-3	JPMBB 2014-C24

Hutch Tower Two

According to the appraisal, the Bronx office market has seen only 395,721 square feet of newly constructed office space in 2012 and 2013 (not including Hutch Tower Two) for a current supply of approximately 9.6 million square feet and a 13.3% vacancy rate as of the second quarter of 2014.  The appraisal noted the immediate Class A office market consists of two buildings, totaling approximately 744,000 square feet, one of which is Hutch Tower One.  The immediate Class A office market has an overall occupancy rate of 98.8% and average rents of $32.26 per square foot as of the second quarter of 2014. The appraisal identified four comparable leases with asking rents from $32.00 to $35.00 per square foot.  The comparable properties reported occupancies ranging from 84.0% to 100.0% with an average of 95.8%.

Historical and Current Occupancy(1)
2011	2012	2013	Current(2)
N/A	N/A	N/A	100.0%
(1)	The property was constructed in 2014, and as such, historical occupancy is not available.
(2)	Current occupancy as of August 27, 2014.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	Lease Expiration Date
Montefiore Medical Center	NA / NA / NA	278,133	100.0%	$36.01	9/30/2030
(1)	Based on the underwritten rent roll.
(2)
Base Rent PSF is based on the straight-line contractual rent due during the loan term under the Montefiore Medical Center lease. Abated rent during lease year one is $32.00 per square foot, and Montefiore Medical Center commences rent in the amount of $32.80 per square foot October 1, 2015.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2014 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2015	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2016	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2017	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025 & Beyond	1	278,133	100.0	10,016,126	100.0	278,133	100.0%	$10,016,126	100.0%
Total	1	278,133	100.0%	$10,016,126	100.0%
(1)	Based on the underwritten rent roll.

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ANNEX A-3	JPMBB 2014-C24

Hutch Tower Two

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$10,016,126	$36.01	100.0%
Vacant Income	0	0.00	0.0
Gross Potential Rent	$10,016,126	$36.01	100.0%
Total Reimbursements	0	0.00	0.0
Net Rental Income	$10,016,126	$36.01	100.0%
(Vacancy/Credit Loss) (4)	(300,484)	(1.08)	(3.0)
Other Income	0	0.00	0.0
Effective Gross Income	$9,715,642	$34.93	97.0%

Total Expenses(5)	$2,113,687	$7.60	21.8%

Net Operating Income	$7,601,955	$27.33	78.2%

Total TI/LC, Capex/RR(4)	69,533	0.25	0.7
Net Cash Flow	$7,532,421	$27.08	77.5%

(1)	The property was constructed in 2014, and as such, historical financials are not available.
(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)
Underwritten Rents in Place is based on the straight-line average contractual rent due during the loan term under the Montefiore lease. Abated rent during lease year one is $32.00 per square foot and Montefiore Medical Center commences rent in the amount of $32.80 per square foot October 1, 2015.

(4)
A 3.0% economic vacancy and no TI/LC costs were underwritten due to Montefiore Medical Center’s long term lease maturing September 2030 (six years beyond the Hutch Tower Two loan maturity date) and substantial investment by Montefiore Medical Center in the Hutch Tower Two property.

(5)
Hutch Tower Two benefits from Industrial and Commercial Incentive Program (“ICIP”), which results in a reduced property tax expense. For a full description, please see “Industrial and Commercial Incentive Program” below.

Industrial and Commercial Incentive Program.  Hutch Tower Two benefits from a 25-year Industrial and Commercial Incentive Program (“ICIP”) from the City of New York with a benefit start date of July 1, 2009.  The ICIP provides that the building portion of the property’s assessed value is 100% exempt for the first 16 years, with such benefit reducing annually by 10% through year 26, when the building is fully taxable. The property’s 2014-2015 assessed value results in real estate taxes of $2,294,292, and after deducting the ICIP tax benefit of $2,193,208, produces a property tax expense of $101,084, which is underwritten.

Property Management. The property is managed by Hutch Management LLC, an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $8,158,568 for outstanding rent abatements associated with Montefiore and $35,379 for real estate taxes. Lender will disburse on a monthly basis $741,688 from the rent abatement reserve fund to pay the monthly debt service payment with the excess to be released to the borrower as long as: (a) no event of default exists, (b) Montefiore Medical Center is in full occupancy and open for business to the public, (c) borrower has delivered evidence that all tenant improvements required to be completed by borrower have been completed in a lien free and workmanlike manner and/or owed tenant improvements and leasing commissions have been paid and (d) upon expiration of the free rent period on September 30, 2015, receipt of an estoppel from Montefiore Medical Center, confirming that full unabated rent has commenced.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $8,845.

Insurance Escrows - Except for flood insurance, the requirement for the borrower to make monthly deposits into the insurance escrow is waived so long as, among other things, no event of default exists and the borrower provides satisfactory evidence the property is insured as part of a blanket policy in accordance with the loan documents. For flood insurance, the borrower paid approximately $2,054 at loan closing and is required to deposit approximately $171 monthly in the flood insurance reserve.

Annex A-3-39

ANNEX A-3	JPMBB 2014-C24

Hutch Tower Two

Lockbox / Cash Management.  The loan is structured with a CMA lockbox. The borrower was required to send a tenant direction letter to the tenant instructing them to deposit all rents and payments into the lockbox account controlled by the lender. The funds will be disbursed to an account designated by the borrower until the occurrence of a Cash Sweep Event.  Upon the occurrence, and during the continuance of a Cash Sweep Event, all sums on deposit in the lockbox account will be deposited into a cash management account.  The lender will have a first priority security interest in the cash management account and such account will be under the lender’s sole control.

A “Cash Sweep Event” means: (i) the occurrence of an event of default, (ii) the borrower or property manager becomes the subject of a bankruptcy, insolvency or similar action, (iii) the DSCR of the mortgage loan as calculated in the loan agreement based on the trailing three-month period immediately preceding the date of such determination falls below 1.20x, or (iv) the occurrence of an event of default by Montefiore under the lease, Montefiore has gone dark or vacated its space at the property, a bankruptcy or similar action by Montefiore, Montefiore reduces occupancy to less than 75% of the gross floor area, including subleases, or Montefiore is subject to a foreclosure action or deed in lieu under any lease approved mortgage secured by Montefiore’s rights under the lease including any appurtenances and fixtures.

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Annex A-3-41

ANNEX A-3	JPMBB 2014-C24

17 State Street

Annex A-3-42

ANNEX A-3	JPMBB 2014-C24

17 State Street

Annex A-3-43

ANNEX A-3	JPMBB 2014-C24

17 State Street

Annex A-3-44

ANNEX A-3	JPMBB 2014-C24

17 State Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$75,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$75,000,000	Property Type - Subtype:	Office - CBD
% of Pool by IPB:	5.9%	Net Rentable Area (SF):	560,210
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	17 State Owner LLC	Year Built / Renovated:	1988 / N/A
Sponsors:	Aby Rosen and Michael Fuchs	Occupancy(2):	90.7%
Interest Rate:	4.45250%	Occupancy Date:	6/19/2014
Note Date:	7/15/2014	Number of Tenants:	54
Maturity Date:	8/1/2024	2011 NOI:	$15,281,901
Interest-only Period:	120 months	2012 NOI:	$13,966,450
Original Term:	120 months	2013 NOI:	$13,047,516
Original Amortization:	None	TTM NOI (as of 5/2014)(3):	$14,030,219
Amortization Type:	Interest Only	UW Economic Occupancy(2):	91.1%
Call Protection:	L(26),Def(90),O(4)	UW Revenues(2):	$29,372,273
Lockbox:	Hard	UW Expenses:	$14,176,879
Additional Debt:	Yes	UW NOI(3):	$15,195,394
Additional Debt Balance:	$105,000,000 / $40,000,000	UW NCF:	$14,534,346
Additional Debt Type(6)(7):	Pari Passu / Mezzanine	Appraised Value / Per SF:	$325,000,000 / $580
		Appraisal Date:	4/1/2014

Escrows and Reserves(4)				Financial Information(1)
	Initial(5)	Monthly	Initial Cap	Cut-off Date Loan / SF:	$321
Taxes:	$1,040,885	$520,500	N/A	Maturity Date Loan / SF:	$321
Insurance:	$0	$69,400	N/A	Cut-off Date LTV:	55.4%
Replacement Reserves:	$0	$8,395	N/A	Maturity Date LTV:	55.4%
TI/LC:	$0	$46,640	N/A	UW NCF DSCR(2):	1.79x
Other:	$4,011,639	$0	N/A	UW NOI Debt Yield(2):	8.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$180,000,000	81.8%	Payoff Existing Preferred Equity(6)	$103,125,750	46.9%
Mezzanine Loan(6)(7)	40,000,000	18.2	Payoff Existing Debt	98,010,350	44.6
			Return of Equity	12,025,228	5.5
			Closing Costs	4,222,285	1.9
			Upfront Reserves	2,616,386	1.2
Total Sources	$220,000,000	100.0%	Total Uses	$220,000,000	100.0%
(1)
17 State Street is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance of $180.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $180.0 million 17 State Street Whole Loan.

(2)
Occupancy, UW Economic Occupancy and UW Revenues exclude a master lease which is guaranteed by the sponsors. Please refer to “Master Lease” below. Including the master lease, the Occupancy, UW Economic Occupancy, UW NCF DSCR and UW NOI Debt Yield are 93.4%, 93.5%, 1.88x and 8.9%, respectively.

(3)	The increase in UW NOI from TTM NOI is primarily the result of nine newly executed leases totaling approximately 58,932 square feet and $3,274,841 of annual rent with lease commencement dates in 2014.
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(5)	Approximately $308,516 of the Initial Taxes escrow and $2,127,622 of the Initial Other escrows were transferred from reserves held by the previously existing lender.
(6)	The mezzanine lender is an affiliate of the holder of the previously existing preferred equity that was paid off in connection with the origination of the mortgage loan.
(7)	The mezzanine loan is cross-defaulted with subordinate financing encumbering three other assets. Please refer to “Additional Debt” below for more information.

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ANNEX A-3	JPMBB 2014-C24

17 State Street

The Loan. The 17 State Street loan is secured by a first mortgage lien on a 42-story, 560,210 square foot office building located in New York, New York. The whole loan has an outstanding principal balance of $180.0 million (the “17 State Street Whole Loan”), which is comprised of two pari passu notes, Note A-1 and Note A-2. Note A-2, with an outstanding principal balance as of the Cut-off Date of $75.0 million, is being contributed to the JPMBB 2014-C24 trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $105.0 million and was contributed to the JPMBB 2014-C23 trust. The holder of Note A-1 (the “Controlling Noteholder”) will be the trustee of the JPMBB 2014-C23 trust. The trustee of the JPMBB 2014-C23 trust (or, prior to the occurrence and continuance of a control event under the related pooling and servicing agreement, the directing certificateholder for that securitization) will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the related 17 State Street Whole Loan; however, the holder of Note A-2 will be entitled, under certain circumstances, to consult with respect to certain major decisions. The loan has a 10-year term and is interest-only for the term of the loan. The previously existing debt was securitized in the BACM 2004-3 transaction.

The Borrower. The borrowing entity for the 17 State Street Whole Loan is 17 State Owner LLC, a Delaware limited liability company and special purpose entity.

The Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Aby Rosen and Michael Fuchs, co-founders and principals of RFR Holding LLC (“RFR”). RFR is a Manhattan-based, privately controlled real estate investment, development and management company founded in 1991. RFR owns a portfolio of commercial and residential real estate, including New York City office towers, luxury condominiums, hotels and retail developments such as Lever House (390 Park Avenue), Seagram Building (375 Park Avenue), 530 Park Avenue and the W South Beach Hotels & Residences in Miami. In 2002, Mr. Rosen was honored by the New York City Landmarks Conservancy with its Chairman’s Award and was recently appointed by the Governor of New York as the Chair of the New York State Council on the Arts. The sponsors purchased the property in 1999 for approximately $118.3 million.

The Property. 17 State Street is an iconic Class A office building located on the northeast corner of Pearl Street opposite Battery Park in the Financial East submarket of downtown Manhattan. The 42-story property was constructed in 1988 and totals 560,210 square feet. The building has column-free floor plates of approximately 14,000 square feet along with floor-to-ceiling windows.

As of June 19, 2014, the property was 90.7% leased by 54 tenants. The largest tenant at the property, Fidessa Group, leases approximately 14.8% of the net rentable area through November 2017 with one, five-year extension option remaining. Fidessa Group has been a tenant at the property since 1998, when it originally occupied approximately 13,300 square feet, and has subsequently expanded multiple times to its current 82,973 square feet. Fidessa Group provides trading, market data, order management and execution capabilities to global equity brokers. Fidessa Group is headquartered in London and has offices in Boston, Tokyo, Hong Kong, Paris and Toronto. The second largest tenant, Speechworks, leases approximately 6.1% of the net rentable area through February 2016. Speechworks subleases all of its space to IP Soft through its lease expiration date. In addition to the 34,249 square feet subleased from Speechworks, IP Soft has a direct lease for an additional 27,895 square feet through February 2016. Including the subleased space, IP Soft leases 62,144 square feet (11.1% of the net rentable area). IP Soft originally started leasing a portion of the Speechworks space in 2003, and in both 2004 and 2006 expanded to take over additional Speechworks space. IP Soft has one, five-year extension option remaining that covers both its direct lease and the subleased space. IP Soft is a technology consulting firm focused on the elimination of manual processes through automation technologies. IP Soft has 13 offices on four continents with its New York office at 17 State Street serving as its corporate headquarters. The third largest tenant, Nelson, Levine, De Luca & Hamilton, LLC (“Nelson Levine”), leases approximately 5.2% of the net rentable area through September 2024. Nelson Levine is a law firm focused solely on the business of insurance.

The property is located on the northeast corner of Pearl Street opposite Battery Park in the Financial East submarket of downtown Manhattan. The property is located a few blocks from the New York Stock Exchange and is in close proximity to several subway lines including the 1, 2, 3, 5, J, Z and R lines. According to the appraisal, despite the increase in supply coming to the market, downtown Manhattan has benefited from the conversion of office space to residential units. This resulted in an increased residential population, which is, in turn, driving demand for new restaurants, shops and additional retail development. In addition to the residential development, downtown office space continues to be priced lower than the Midtown market where average asking rents are $69.52 per square foot compared to downtown office space of $48.26 per square foot.

Due to damage caused by Hurricane Sandy in October 2012, the property was closed for repairs for approximately two weeks. The total losses as a result of Hurricane Sandy were approximately $14.0 million, which consisted primarily of repair costs for electrical work, elevators, clean up, fire alarm systems and domestic water service. In addition to the property’s all risk insurance policy, 17 State Street has flood insurance for $10.5 million which includes $500,000 from the National Flood Insurance Program and $10.0 million of excess coverage, including business interruption coverage.

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ANNEX A-3	JPMBB 2014-C24

17 State Street

According to the appraisal, the Downtown office market totals approximately 72.8 million square feet with an overall vacancy rate of 12.2% and average rents of $48.26 per square foot as of the fourth quarter of 2013. The Financial East submarket totals approximately 35.9 million square feet and reported an overall vacancy rate of 10.5% with average Class A rents of $43.88 per square foot. The average rents at the property are approximately $51.98 per square foot which the appraisal concluded as below market.  The appraisal concluded market rents of $52.00 per square foot for floors 2-12, $56.00 per square foot for floors 14-25 and $58.00 per square foot for floors 26-42. The appraisal identified eight directly competitive properties built between 1972 and 2006 and ranging in size from 395,000 to 2.3 million square feet. The comparable properties reported occupancies ranging from 35.6% to 100.0% with a weighted average of 83.6%. Asking rents for the comparable properties range from $45.00 to $65.00 per square foot. According to the appraisal, approximately 3.0 million square feet of office space has become available at several buildings in the Brookfield Place complex and the newly completed Four World Trade Center. The majority of the new space coming online has larger floor plates with asking rents of $55 to $70 per square foot and caters to a different tenant profile than 17 State Street, which has smaller floor plates.

Historical and Current Occupancy(1)
2010	2011(2)	2012(2)	2013	Current(3)
95.5%	89.5%	84.8%	92.5%	90.7%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)
The decrease in occupancy in 2011 and 2012 is attributed to two large tenants vacating. Georgeson Shareholder Communications vacated approximately 70,646 square feet in February of 2011 and AXA Reinsurance vacated 90,968 square feet in July 2012. In both instances, the tenant vacated the market completely.

(3)	Current Occupancy is as of June 19, 2014.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Lease Expiration Date
Fidessa Group	NA / NA / NA	82,973	14.8%	$54.92	11/30/2017
Speechworks(2)	NA / NA / NA	34,249	6.1%	$70.56	2/29/2016
Nelson, Levine, De Luca & Hamilton, LLC	NA / NA / NA	29,386	5.2%	$55.00	9/30/2024
IP Soft	NA / NA / NA	27,895	5.0%	$49.47	2/29/2016
Bressler Amery & Ross	NA / NA / NA	23,033	4.1%	$41.92	3/31/2015
Bats Global Markets(3)	NA / NA / NA	22,135	4.0%	$54.35	7/31/2018
Axioma	NA / NA / NA	18,406	3.3%	$50.38	2/28/2022
Servcorp State Street	NA / NA / NA	14,486	2.6%	$58.00	8/31/2023
Simon Kucher & Partners(4)	NA / NA / NA	14,486	2.6%	$54.50	1/31/2019
Alphadyne Asset Management	NA / NA / NA	14,486	2.6%	$53.00	8/31/2023
(1)	Based on the underwritten rent roll.
(2)	Speechworks currently subleases all of its space to IP Soft.
(3)	Bats Global Markets may terminate its lease on July 31, 2018 with 12 months’ prior notice and payment of a termination fee.
(4)	Simon Kucher & Partners may terminate its lease on January 31, 2019 with 12 months’ prior notice and payment of a termination fee.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant(2)	NAP	51,976	9.3%	NAP	NAP	51,976	9.3%	NAP	NAP
2014 & MTM	5	29,675	5.3	$1,017,979	3.9%	81,651	14.6%	$1,017,979	3.9%
2015	8	44,922	8.0	1,991,176	7.5	126,573	22.6%	$3,009,154	11.4%
2016	12	112,961	20.2	6,200,627	23.5	239,534	42.8%	$9,209,781	34.9%
2017	4	100,243	17.9	5,418,113	20.5	339,777	60.7%	$14,627,894	55.4%
2018	8	49,234	8.8	2,705,643	10.2	389,011	69.4%	$17,333,537	65.6%
2019	5	45,496	8.1	2,297,957	8.7	434,507	77.6%	$19,631,494	74.3%
2020	1	5,138	0.9	282,590	1.1	439,645	78.5%	$19,914,084	75.4%
2021	3	6,849	1.2	426,618	1.6	446,494	79.7%	$20,340,702	77.0%
2022	1	18,406	3.3	927,314	3.5	464,900	83.0%	$21,268,016	80.5%
2023	3	43,458	7.8	2,375,704	9.0	508,358	90.7%	$23,643,720	89.5%
2024	3	38,128	6.8	2,069,314	7.8	546,486	97.6%	$25,713,034	97.3%
2025 & Beyond	1	13,724	2.4	706,808	2.7	560,210	100.0%	$26,419,842	100.0%
Total	54	560,210	100.0%	$26,419,842	100.0%
(1)	Based on the underwritten rent roll.
(2)	Vacant space includes 14,837 square feet master leased to an affiliate of the borrower and sponsors.

Annex A-3-47

ANNEX A-3	JPMBB 2014-C24

17 State Street

Operating History and Underwritten Net Cash Flow
	2011	2012	2013	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)(4)	$24,450,373	$24,550,081	$23,194,293	$24,335,774	$26,419,842	$47.16	82.3%
Vacant Income	0	0	0	0	2,859,311	5.10	8.9
Gross Potential Rent	$24,450,373	$24,550,081	$23,194,293	$24,335,774	$29,279,153	$52.26	91.2%
Total Reimbursements	4,096,984	3,162,230	3,661,982	3,826,840	2,839,102	5.07	8.8
Net Rental Income	$28,547,357	$27,712,311	$26,856,276	$28,162,614	$32,118,255	$57.33	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(2,859,186)	(5.10)	(8.9)
Other Income	234,481	125,855	943,290	617,275	113,204	0.20	0.4
Effective Gross Income	$28,781,838	$27,838,166	$27,799,566	$28,779,889	$29,372,273	$52.43	91.5%

Total Expenses	$13,499,936	$13,871,717	$14,752,050	$14,749,671	$14,176,879	$25.31	48.3%

Net Operating Income	$15,281,901	$13,966,450	$13,047,516	$14,030,219	$15,195,394	$27.12	51.7%

Total TI/LC, Capex/RR	0	0	0	0	661,048	1.18	2.3
Net Cash Flow	$15,281,901	$13,966,450	$13,047,516	$14,030,219	$14,534,346	$25.94	49.5%

(1)	TTM column represents the trailing twelve months ending on May 31, 2014.
(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Rents in Place exclude $778,692 of additional rent from a master lease which was entered into by an affiliate of the sponsors at closing. Please refer to “Master Lease” below.
(4)
The increase in Rents in Place from TTM to Underwritten is primarily the result of nine newly executed leases totaling approximately 58,932 square feet and $3,274,841 of annual rent with lease commencement dates in 2014.

Property Management. The property is managed by RFR Realty LLC, an affiliate of the borrower.

Master Lease. At closing, an affiliate of the sponsors entered into a master lease covering approximately 14,837 square feet (2.6% of the net rentable area) through July 31, 2026. The monthly master lease payment (which is not included in the underwritten income) is $64,891. The square footage demised under the master lease may be reduced on any date when the projected net operating income exceeds a certain threshold (which, with respect to the first reduction event, is the net operating income as of the origination date and, with respect to subsequent reductions, is the projected net operating income on the immediately preceding date that the space demised under the master lease was reduced). The square footage will be reduced in an amount such that the aggregate rent paid under the master lease is reduced in proportion to the amount by which the projected net operating income exceeds the operating income as of the origination date in accordance with the loan agreement. Projected net operating income will be based on current executed leases and projected annualized operating expenses and will be calculated assuming (1) a minimum vacancy equal to the greater of (i) 5.0% and (ii) actual vacancy, (2) rent due under the master lease shall be excluded, (3) any new lease with an initial lease term of less than three years shall not be included in determining net operating income, (4) a deduction for a management fee equal to the greater of (x) actual management fees and (y) the lesser of (a) assumed management fees of 4.0% of gross income from operations and (b) $1,000,000 and (5) a deduction of $100,735 for replacement reserves escrows and $559,640 for TI/LC reserve escrows. The master lease will be terminated when the projected net operating income exceeds $16,000,000 on any determination date.

Occupancy including the master leased space is 93.4% and the UW NCF DSCR including the cash flow from the master lease for the 17 State Street Whole Loan is 1.88x and 1.31x for the 17 State Street Whole Loan and the total debt (including the related mezzanine loan), respectively.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $2.1 million for outstanding tenant improvement and leasing commissions, $1.9 million for outstanding rent abatements associated with 15 tenants and $1.0 million for real estate taxes.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $520,500.

Insurance Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual insurance payments, which currently equates to $69,400.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $8,395 (approximately $0.18 per square foot annually) for replacement reserves.

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17 State Street

TI/LC Reserves - On a monthly basis, the borrower is required to escrow $46,640 (approximately $1.00 per square foot annually) for tenant improvement and leasing commission reserves.

Lockbox / Cash Management.  The loan is structured with a hard lockbox and in-place cash management. The borrower was required to send tenant direction letters to tenants within three business days of the origination date instructing them to deposit all rents and payments into the lockbox account controlled by the lender. All funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed during each interest period during the term of the loan in accordance with the loan documents. To the extent that (i) the debt service coverage ratio (as calculated in the loan documents and including the mezzanine loan) based on a trailing three month period falls below 1.10x, (ii) there is an event of default under the loan documents or (iii) the borrower or property manager becomes the subject of a bankruptcy, insolvency or similar action, then all excess cash flow after payment of debt service, required reserves and operating expenses is required to be held as additional collateral for the loan.

Additional Debt. The previously existing debt was securitized in the BACM 2004-3 transaction and had a maturity date of April 2014.  Refinancing of such debt was delayed, in part, as a result of negotiations between the sponsors and RREEF on behalf of a RREEF fund which held subordinate investments in 17 State Street and three other assets controlled by the sponsors. As a result of the delay, the mortgage loan entered maturity default. In May 2014, JPMCB provided a bridge loan to the predecessor-in-interest to the borrower in order to pay off the defaulted mortgage debt at par which permitted the sponsors to continue negotiations with RREEF. In July 2014, the current mortgage loan funded and the proceeds were used to pay off the bridge financing and approximately $63.1 million of the subordinate investments.  $40.0 million of the remaining subordinate investments was structured as a mezzanine loan which is held by RREEF on behalf of a RREEF fund and is cross-defaulted with the $88.5 million subordinate investments encumbering three other assets. The three other assets are all located in Manhattan at 160 Fifth Avenue (141,497 square feet, 100% occupied), 85 Fifth Avenue (16,987 square feet, 100% occupied) and 90 Fifth Avenue (137,004 square feet, 40.8% occupied). The initial amount of the subordinate financing was $32,000,000 for 90 Fifth Avenue, $39,000,000 for 160 Fifth Avenue and $17,500,000 for 85 Fifth Avenue. The interest rate required under the subordinate financing documents is 9.75% for 90 Fifth Avenue and 8.0% for each of the other two properties, and each requires interest-only payments, with the principal to be repaid on the related maturity dates (August 30, 2017 for 90 Fifth Avenue with no extension option and December 17, 2015 for the other two properties, which may be extended to December 17, 2017 in each case). Upon 90 Fifth Avenue achieving an occupancy of 90.0%, provided that at such time no event of default exists under the 17 State Street mezzanine loan or the subordinate financing referenced above, the 17 State Street mezzanine loan will no longer be cross defaulted with any subordinate financing. At the time the subordinate financing was put in place at 90 Fifth Avenue, a debt service reserve was established to cover both the mortgage debt and the subordinate financing through maturity for 90 Fifth Avenue. The total mortgage debt across all four assets including 17 State Street is approximately $363.4 million, which equates to a 49.9% Cut-off Date LTV and the total mortgage debt and subordinate financing across all four assets is approximately $491.9 million, which equates to a Cut-off Date LTV of 67.5%. The debt service coverage ratio across all four assets including 17 State Street is approximately 1.93x on the combined mortgage debt and 1.15x including the combined mortgage debt and subordinate financing.

The $40.0 million mezzanine loan is secured by the direct and indirect equity interests in the borrower and is coterminous with the mortgage loan. The mezzanine loan is interest-only for the term of the loan and has an 8.82000% coupon. Including the mezzanine loan, the Cut-off Date LTV is 67.7%, the UW NCF DSCR is 1.24x and the UW NOI Debt Yield is 6.9%. The lenders have entered into a customary intercreditor agreement.

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North Riverside Park Mall

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North Riverside Park Mall

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North Riverside Park Mall

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North Riverside Park Mall

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$75,000,000	Title:	Fee
Cut-off Date Principal Balance:	$75,000,000	Property Type - Subtype:	Retail - Regional Mall
% of Pool by IPB:	5.9%	Net Rentable Area (SF):	429,038
Loan Purpose:	Refinance	Location:	North Riverside, IL
Borrower:	North Riverside Park Associates,	Year Built / Renovated:	1974 / 2010
	LLC	Occupancy(2):	94.1%
Sponsors(1):	Various	Occupancy Date:	7/1/2014
Interest Rate:	4.93500%	Number of Tenants(2):	126
Note Date:	9/15/2014	2011 NOI:	$7,308,177
Maturity Date:	10/6/2019	2012 NOI:	$7,215,211
Interest-only Period:	None	2013 NOI:	$7,173,983
Original Term:	60 months	TTM NOI (as of 6/2014):	$7,649,693
Original Amortization:	360 months	UW Economic Occupancy:	91.9%
Amortization Type:	Balloon	UW Revenues:	$18,665,676
Call Protection:	L(24),Def(32),O(4)	UW Expenses:	$11,255,210
Lockbox:	Hard	UW NOI:	$7,410,466
Additional Debt:	N/A	UW NCF:	$7,027,826
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$129,000,000 / $301
Additional Debt Type:	N/A	Appraisal Date:	7/16/2014

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$175
Taxes:	$0	$413,295	N/A	Maturity Date Loan / SF:	$161
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	58.1%
Replacement Reserves:	$900,000	$17,973	N/A	Maturity Date LTV:	53.6%
TI/LC:	$2,925,805	$44,931	N/A	UW NCF DSCR:	1.47x
Other:	$715,848	$0	N/A	UW NOI Debt Yield:	9.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$75,000,000	93.9%	Payoff Existing Debt	$74,937,099	93.8%
Sponsor Equity	4,874,398	6.1	Upfront Reserves	4,541,653	5.7
			Closing Costs	395,646	0.5
Total Sources	$79,874,398	100.0%	Total Uses	$79,874,398	100.0%
(1)	For a full description of the sponsors, please refer to “The Sponsors” below.
(2)	Occupancy and Number of Tenants include temporary tenants, which occupy 55,470 square feet. Occupancy excluding temporary tenants is 81.2%.
(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The North Riverside Park Mall loan has an outstanding principal balance of $75.0 million and is secured by a first mortgage lien on 429,038 square feet of a super regional mall totaling 1,075,445 square feet located in North Riverside, Illinois. The loan has a five-year term and amortizes on a 30-year schedule. The previously existing debt was securitized in the WBCMT 2004-C10 transaction.

The Borrower. The borrowing entity for the loan is North Riverside Park Associates, LLC, a New York limited liability company and special purpose entity.

The Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Jeffrey J. Feil and Lloyd Goldman. The sponsors acquired the property in 2004 for approximately $108.0 million and after other project costs has a reported total cost basis of approximately $113.8 million. The sponsors will have approximately $38.8 million of equity remaining which includes approximately $4.9 million of fresh equity being contributed as part of the refinancing. Jeffrey J. Feil is and has been the President and CEO of The Feil Organization for the past 20 years. The Feil Organization is an established investment, development and management firm in New

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North Riverside Park Mall

York City. Active in many facets of the industry, The Feil Organization owns, develops and manages over 26 million square feet of retail, commercial and industrial properties, over 5,000 residential units, as well as hundreds of net leased properties and thousands of acres of undeveloped land across the country. Lloyd Goldman is a Principal and the President of BLDG Management Co., Inc. and its affiliated entities, which own and operate considerable real estate throughout the United States.

The Property.  North Riverside Park Mall is a 1,075,445 square foot two-story super regional mall, of which 429,038 square feet serve as collateral for the loan. The property was constructed in 1974, renovated in 2010 and is situated on approximately 27.8 acres in North Riverside, Illinois, approximately nine miles southwest of Chicago’s central business district. There are 5,410 surface and garage parking spaces at the property which are included in the collateral, resulting in a parking ratio of 5.05 spaces per 1,000 square feet of gross leasable area. The property is anchored by JCPenney (266,275 square feet, of which 178,404 square feet is being utilized), Sears (199,544 square feet, of which 149,658 square feet is being utilized) and Carson Pirie Scott (180,588 square feet). Each of the anchors owns their respective land and improvements and is excluded from the collateral of the loan. Based on 2013 loan sponsor estimates, JCPenney generated sales of approximately $26.0 million ($146 per utilized square foot), Sears generated sales of approximately $21.0 million ($140 per utilized square foot) and Carson Pirie Scott generated sales of approximately $21.0 million ($116 per square foot). Each of the anchors is outperforming the chain-wide national average on a gross sales basis. The JCPenney space at the property is a modern prototype store that includes boutiques such as Sephora, Disney, Claiborne and IZOD. According to the appraisal, the anchors at the property are primarily targeted toward middle-income consumers, which fits well with the demographic profile of the property’s immediate trade area.

As of July 1, 2014, the property, inclusive of non-collateral anchors, was approximately 97.6% occupied by 129 tenants and 92.5% occupied excluding 18 temporary tenants. For the same period, the collateral was 94.1% occupied by 126 tenants and 81.2% occupied excluding the 18 temporary tenants. The property’s major and in-line tenants generally consist of national tenants such as Forever 21, Old Navy, Aeropostale, Foot Locker, Charlotte Russe, Champs Sports, Victoria’s Secret and Express. One of the property’s larger tenants, Classic Cinema, a six-screen theater at the property, will reportedly be investing over $500,000 in their space to include new seating and other upgrades. Other recent leasing at the property has been strong and since December 2013, the borrower has successfully executed leases for seven major and in-line tenants accounting for 11.2% of the collateral square feet and 13.7% of the underwritten base rent. As of June 2014, gross mall sales for reporting tenants were approximately $97.6 million. In-line sales per square foot for comparable stores less than 10,000 square feet were approximately $427, $451, $461 and $459 in 2011, 2012, 2013 and as of June 2014, respectively. As of June 2014, occupancy costs for comparable tenants occupying less than 10,000 square feet were 12.8%.

North Riverside Park Mall is located in the village of North Riverside, Illinois, a near west suburb of Chicago and approximately nine miles southwest of Chicago’s central business district. The property is located along West Cermak Road to the north and one block west of Harlem Avenue. West Cermak Road is the neighborhood’s primary east-west roadway and Harlem Avenue is the neighborhood’s primary north-south roadway. Additionally, the property is located approximately 1.6 miles south of I-290 which is the primary interstate serving downtown Chicago and the western suburbs. According to the appraisal, traffic counts bordering the mall are in excess of 30,000 vehicles per day, which is above average for the area.

According to the appraisal, the property has a primary trade area consisting of a five-mile radius that contains 619,512 people, with an average household income of $64,763. The secondary trade area, defined as being within a seven-mile radius of the property, contains 1,247,872 people, with an average household income of $61,572. The appraisal concluded per square foot market rents of $63.00 for in-line space less than 1,000 square feet, $36.00 for in-line space between 1,000 and 2,500 square feet, $26.00 for in-line space between 2,501 and 5,000 square feet, $18.00 for in-line space greater than 5,000 square feet, $90.00 for food court space, $500.00 for kiosk space, $35.00 for major tenant space, $10.00 for junior anchor space, $15.00 for the theater space and $16.50 for outparcel space. According to the appraisal, the property’s primary competition consists of the five properties detailed in the table below.

Competitive Set Summary(1)

Property	Year Built / Renovated	Total GLA	Est. Occ.	Proximity	Anchor Tenants
Ford City Mall	1965 / 1989	1,346,430	80.0%	7.0	JCPenney, Carson Pirie Scott, AMC 14, Marshalls, HHGregg, Old Navy
Harlem Irving Plaza	1956 / 2004	700,000	99.0%	7.4	Carson Pirie Scott, Target, Kohl’s, Best Buy
Oak Brook Center	1962 / 1991	2,068,092	96.0%	7.2	Crate & Barrel, Lord & Taylor, Macy’s, Neiman Marcus, Nordstrom, Sears
Yorktown Center & Shops	2007	1,324,450	89.0%	10.1	JCPenney, Carson Pirie Scott, Von Maur, AMC Theater, Sports Authority
Chicago Ridge Mall	1981 / 2004	885,841	95.0%	9.0	Sears, Carson Pirie Scott, Kohl’s, Bed Bath & Beyond, Michael’s, Aldi
Total / Weighted Average		6,324,813	91.3%
(1)	Per the appraisal.

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North Riverside Park Mall

Historical and Current Occupancy(1)(2)

2011	2012	2013	Current(3)
96.4%	96.3%	95.8%	94.1%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current and Historical Occupancy includes temporary tenants. Excluding temporary tenants, 2011, 2012, 2013 and Current Occupancy is 84.5%, 85.0%, 82.3% and 81.2%, respectively.
(3)	Current Occupancy is as of July 1, 2014.

Historical In-line Sales and Occupancy Costs(1)

	2011	2012	2013	TTM(2)
In-line Sales PSF	$427	$451	$461	$459
Occupancy Costs(3)	N/A	N/A	N/A	12.8%
(1)	In-line Sales PSF and Occupancy Costs are for comparable tenants less than 10,000 square feet.
(2)	TTM In-line Sales PSF and Occupancy Costs represent the trailing twelve months ending June 30, 2014.
(3)	Historical Occupancy Costs were not provided by the borrower.

Tenant Summary(1)

Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Non-Collateral Anchor(4)(5)
JCPenney(6)	Caa1 / CCC+ / CCC	266,275	N/A	N/A	$98	N/A	N/A
Sears(7)	Caa1 / CCC+ / CCC	199,544	N/A	N/A	$105	N/A	N/A
Carson Pirie Scott(8)	Caa2 / B- / NA	180,588	N/A	N/A	$116	N/A	N/A
		646,407

Top 10 Collateral Tenants
Conway Store	NA / NA / NA	33,324	7.8%	$9.90	$75	13.1%	11/30/2019
Classic Cinema(9)	NA / NA / NA	30,000	7.0%	$6.67	$345,450	10.3%	10/31/2016
Forever 21	NA / NA / NA	16,000	3.7%	$33.75	N/A	N/A	6/30/2024
Old Navy(10)	Baa3 / BBB- / BBB-	14,949	3.5%	$30.00	$371	9.0%	3/31/2019
Deb Shop	NA / NA / NA	10,275	2.4%	$20.25	$109	18.7%	1/31/2016
America’s Kids	NA / NA / NA	9,579	2.2%	$22.88	$131	17.8%	3/31/2021
Olive Garden	Baa3 / BBB- / BBB-	9,100	2.1%	$14.41	$532	3.1%	1/31/2016
The Mister Shop(11)	NA / NA / NA	8,442	2.0%	$28.43	$240	11.8%	MTM
Rainbow	NA / NA / NA	8,151	1.9%	$28.22	$157	18.0%	1/31/2021
Champs Sports(12)	Ba2 / BB+ / NA	8,119	1.9%	$28.00	$332	16.9%	4/30/2024
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Sales PSF and Occupancy Costs represent sales for the twelve-month period ending on June 30, 2014 for all collateral tenants.
(4)	Non-Collateral Anchor tenants own their respective land and improvements and are excluded from the collateral for the North Riverside Park Mall loan.
(5)	Non-Collateral Anchor tenants Sales PSF are based on 2013 loan sponsor estimates.
(6)	JCPenney Sales PSF reflects JCPenney’s total space and gross sales of approximately $26.0 million. Sales PSF based on 178,404 square feet of utilized space is approximately $146.
(7)	Sears Sales PSF reflects Sears’ total space and gross sales of approximately $21.0 million. Sales PSF based on 149,658 square feet of utilized space is approximately $140.
(8)	Gross sales for Carson Pirie Scott were approximately $21.0 million.
(9)	Sales PSF reflects sales per screen for Classic Cinema. Sales per screen is based on a total of six screens.
(10)	Old Navy Sales PSF reflects Old Navy’s current space (effective 4/2014) of 14,949 square feet. Old Navy’s prior space consisted of 20,068 square feet.
(11)	According to the loan sponsor, The Mister Shop is currently negotiating a new five-year lease. The Mister Shop has been in occupancy at the property since 1981.
(12)	Champ Sports Sales PSF reflects Champs Sports’ current space (effective 4/2014) of 8,119 square feet. Champ Sports’ prior space consisted of 5,927 square feet.

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North Riverside Park Mall

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	25,347	5.9%	NAP	NAP	25,347	5.9%	NAP	NAP
2014 & MTM(2)	28	70,821	16.5	$555,590	5.3%	96,168	22.4%	$555,590	5.3%
2015	17	34,573	8.1	1,400,850	13.3	130,741	30.5%	$1,956,440	18.6%
2016	24	95,644	22.3	2,288,582	21.7	226,385	52.8%	$4,245,022	40.3%
2017	19	38,103	8.9	1,738,555	16.5	264,488	61.6%	$5,983,576	56.8%
2018	6	13,437	3.1	482,499	4.6	277,925	64.8%	$6,466,075	61.4%
2019	5	54,673	12.7	1,000,583	9.5	332,598	77.5%	$7,466,658	70.9%
2020	1	7,500	1.7	105,000	1.0	340,098	79.3%	$7,571,658	71.9%
2021	9	28,458	6.6	784,501	7.5	368,556	85.9%	$8,356,160	79.4%
2022	7	9,571	2.2	494,604	4.7	378,127	88.1%	$8,850,764	84.1%
2023	4	11,582	2.7	273,934	2.6	389,709	90.8%	$9,124,698	86.7%
2024	4	32,253	7.5	1,176,512	11.2	421,962	98.4%	$10,301,210	97.9%
2025 & Beyond	2	7,076	1.6	225,995	2.1	429,038	100.0%	$10,527,205	100.0%
Total	126	429,038	100.0%	$10,527,205	100.0%
(1)	Based on the underwritten rent roll.
(2)	2014 & MTM includes the 55,470 square feet leased to temporary tenants.

Operating History and Underwritten Net Cash Flow

	2011	2012	2013	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)(4)	$10,633,670	$8,963,550	$9,585,991	$10,074,289	$10,527,205	$24.54	55.7%
Vacant Income	0	0	0	0	1,534,206	3.58	8.1
Gross Potential Rent	$10,633,670	$8,963,550	$9,585,991	$10,074,289	$12,061,411	$28.11	63.9%
Total Reimbursements	6,714,920	7,097,783	7,223,998	6,983,636	6,827,092	15.91	36.1
Net Rental Income	$17,348,590	$16,061,333	$16,809,989	$17,057,925	$18,888,503	$44.03	100.0%
(Vacancy/Credit Loss)(5)	(696,745)	534,801	(104,977)	(104,977)	(1,534,206)	(3.58)	(8.1)
Other Income(6)	1,555,295	1,787,788	1,561,677	1,564,586	1,311,379	3.06	6.9
Effective Gross Income	$18,207,140	$18,383,922	$18,266,689	$18,517,534	$18,665,676	$43.51	98.8%

Total Expenses	$10,898,963	$11,168,711	$11,092,706	$10,867,841	$11,255,210	$26.23	60.3%

Net Operating Income	$7,308,177	$7,215,211	$7,173,983	$7,649,693	$7,410,466	$17.27	39.7%

Total TI/LC, Capex/RR	0	0	0	0	754,380	1.76	4.0
TI/LC Adjustment(7)	0	0	0	0	(371,740)	(0.87)	(2.0)
Net Cash Flow	$7,308,177	$7,215,211	$7,173,983	$7,649,693	$7,027,826	$16.38	37.7%
(1)	TTM column represents the trailing twelve-month period ending on June 30, 2014.
(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Rents in Place are based on the July 1, 2014 rent roll, with rent bumps underwritten through August 31, 2015.
(4)	Underwritten Rents in Place is higher than TTM primarily due to $297,740 of rent bumps.
(5)	The 2012 credit loss figure is positive due to previous amounts written off to bad debt which were subsequently collected and were recognized as income in a later year.
(6)	Other Income is primarily attributable to temporary tenants and overage rent.
(7)	The Underwritten TI/LC Adjustment reflects straight-lining of the $1,858,699 upfront reserve (see below) for future tenant improvements and leasing commissions over the five-year loan term.

Property Management. The property is managed by Jeffrey Management Corp., an affiliate of the loan sponsor.

Escrows and Reserves. At origination, the borrower is required to deposit $1,858,699 for future tenant improvements and leasing commissions, $1,067,106 for outstanding tenant improvement obligations, $900,000 for replacement reserves and $715,848 for immediate repairs.

Leasing Obligation - Of the $1,858,699 escrow for future tenant improvements and leasing commissions, $716,339 of such amount may be used by the borrower to pay tenant improvement obligations, tenant work allowance and leasing commission obligations with respect to any lease entered into by and between the borrower and H & M Hennes & Mauritz L.P. (“H&M”) or any affiliated brand. This lease has not been underwritten. Any additional H&M lease obligations in excess of the $716,339, is guaranteed to be funded by the borrower up to an additional $1,421,161.

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North Riverside Park Mall

Tax Escrows - On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $413,295.

Insurance Escrows - The requirement for the borrowers to make monthly deposits into the insurance escrow is waived so long as no event of default exists and the borrowers provide satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $17,973 (approximately $0.50 per square foot annually) for replacement reserves.

TI/LC Reserves - On a monthly basis, the borrower is required to escrow $44,931 (approximately $1.26 per square foot annually) for TI/LC reserves.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. The borrower is required to send tenant direction letters to tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. All funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed during on the business day preceding each monthly payment date of the term of the loan in accordance with the loan documents. To the extent that there is a Triggering Event, all excess cash flow after payment of debt service, required reserves and operating expenses will be held as additional collateral for the loan.

A “Triggering Event” means: the period commencing upon the earlier of (i) an event of default or (ii) the date on which the DSCR is less than 1.25x for any calendar quarter and ending on the date the DSCR equals or exceeds 1.30x for two consecutive calendar quarters.

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NoBu Station

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NoBu Station

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NoBu Station

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$42,000,000	Title:	Fee
Cut-off Date Principal Balance:	$42,000,000	Property Type - Subtype:	Multifamily - Garden
% of Pool by IPB:	3.3%	Net Rentable Area (Units):	474
Loan Purpose:	Acquisition	Location:	San Antonio, TX
Borrower:	Elysian at Nobu Station, LP	Year Built / Renovated:	2013 / N/A
Sponsors:	Oren Blatt, Yacob Blatt and	Occupancy:	98.9%
	Yehonatan Sade	Occupancy Date:	8/31/2014
Interest Rate:	4.36000%	Number of Tenants:	N/A
Note Date:	9/19/2014	2011 NOI(1):	N/A
Maturity Date:	10/1/2024	2012 NOI(1):	N/A
Interest-only Period:	60 months	2013 NOI(1):	N/A
Original Term:	120 months	TTM NOI (as of 6/2014)(2):	$3,236,300
Original Amortization:	360 months	UW Economic Occupancy:	94.3%
Amortization Type:	IO-Balloon	UW Revenues:	$5,877,258
Call Protection:	L(25),Grtr1%orYM(93),O(2)	UW Expenses:	$2,690,208
Lockbox:	Springing	UW NOI:	$3,187,050
Additional Debt:	N/A	UW NCF:	$3,092,250
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$54,000,000 / $113,924
Additional Debt Type:	N/A	Appraisal Date:	8/20/2014

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$88,608
Taxes:	$864,108	$96,012	N/A	Maturity Date Loan / Unit:	$80,911
Insurance:	$71,868	$8,984	N/A	Cut-off Date LTV:	77.8%
Replacement Reserves:	$7,900	$7,900	N/A	Maturity Date LTV:	71.0%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.23x
Other:	$0	$0	N/A	UW NOI Debt Yield:	7.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$42,000,000	75.9%	Purchase Price(4)	$54,159,804	97.8%
Sponsor Equity	13,355,817	24.1	Upfront Reserves	943,876	1.7
			Closing Costs	252,137	0.5
Total Sources	$55,355,817	100.0%	Total Uses	$55,355,817	100.0%
(1)	Historical NOI is not available because the property was built in 2013.
(2)	TTM NOI is based on the trailing three-month period ending on June 30, 2014 annualized.
(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(4)	Purchase Price is net of cash held at the property and prorated expenses.

The Loan. The NoBu Station loan has an outstanding principal balance of $42.0 million and is secured by a first mortgage lien on the fee interest in a newly constructed, Class A multifamily property totaling 474 units located in San Antonio, Texas. The loan has a 10-year term and, subsequent to a five-year interest-only period, will amortize on a 30-year schedule.

The Borrower. The borrowing entity for the loan is Elysian at Nobu Station, LP, a Texas limited partnership and special purpose entity.

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NoBu Station

The Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Oren Blatt, Yacob Blatt and Yehonatan Sade, jointly and severally. Oren Blatt, Yacob Blatt and Yehonatan Sade are the principals of Sun Holdings Group (“Sun Holdings”), which is headquartered in Tel Aviv and also has offices in Montreal, Boston, Houston and Jacksonville. Sun Holdings is involved in the ownership and management of a commercial real estate portfolio consisting of over 2,000 apartments and nearly 250,000 square feet of office, industrial and retail space. Sun Holdings acquired the property in September 2014 from an affiliate of the developer of the property, Godfrey Residential Group, for approximately $53.85 million ($113,608 per unit). Sun Holdings is also the loan sponsor of Arden Park, another loan included in the trust.

The Property. NoBu Station is a 474 unit, newly constructed Class A multifamily complex that is situated on approximately 27.9 acres in San Antonio, Texas. The property was completed in February 2013 and, as of August 2014, was approximately 98.9% occupied. Amenities at the property include a club house, fitness center, business center, swimming pool and cabanas. The property consists of 25 two- and three-story buildings that have a unit-mix consisting of 314 one-bedroom units, 144 two-bedroom units and 16 three-bedroom units. The apartments feature washer/dryer combinations, and a private patio or balcony area with an exterior storage room. The property has 732 parking spaces, resulting in a parking ratio of 1.54 spaces per unit.

The property is located in the Far North Central submarket of San Antonio, Texas, approximately 18 miles north of the San Antonio central business district. Local access to the property is provided by Bulverde Road, which intersects with State Highway 1604, the outer-loop around San Antonio. State Highway 1604 intersects with State Highway 281 approximately five miles to the west, as well as Interstate 35 approximately eight miles to the southeast, both of which provide access to downtown San Antonio.

Major employers located near the property include Chase Bank and Clear Channel Radio, which have campuses located approximately seven miles northwest of the property along State Highway 281. The Methodist Stone Oak Hospital campus, which was built in 2009 and is subject to a planned property expansion scheduled to take place from 2014 to 2017, is also located less than five miles from the property. According to the appraisal, the property has a primary trade area consisting of a one-mile radius that contains 2,371 people with an average household income of $100,790 as of 2014. The property has a secondary trade area consisting of a three-mile radius that contains 73,113 people with an average household income of $75,919 as of 2014.

The submarket’s Class A occupancy rate was 93.0%, and competitive properties had an occupancy of 95.8% (excluding two properties still in lease-up). The average monthly market rent is $1.11 per square foot and the appraisal’s competitive set has an average monthly market rent of $1.20 per square foot ($1,089 per unit). All of the properties in the appraiser’s competitive set were built between 2010 and 2013. Within the San Antonio metropolitan statistical area there are almost 22 properties composed of 5,900 units currently under construction, and another 23 properties composed of 6,800 units are proposed. Four properties under construction, totaling 1,182 units, are located in the same submarket as our property.

Historical and Current Occupancy(1)

2011(2)	2012(2)	2013(3)	Current(4)
N/A	N/A	41.0%	98.9%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	2011 and 2012 Historical Occupancy is not available because the property was built in 2013.
(3)	The property was completed in February 2013 and was leasing up throughout the remainder of the year. The property reached stabilized occupancy in 2014.
(4)	Current Occupancy is as of August 31, 2014.

Multifamily Unit Mix(1)

Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (Square Feet)	Average Monthly Rental Rate	Average Monthly Rental Rate PSF	Monthly Market Rental Rate	Monthly Market Rental Rate PSF
1 Bedroom	314	66.2%	312	99.4%	730	$863	$1.18	$868	$1.19
2 Bedroom	144	30.4	141	97.9%	1,123	$1,157	$1.03	$1,199	$1.07
3 Bedroom	16	3.4	16	100.0%	1,621	$1,781	$1.10	$1,769	$1.09
Total/Wtd. Avg.	474	100.0%	469	98.9%	880	$983	$1.12	$998	$1.13
(1)	Based on the underwritten rent roll.

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NoBu Station

Operating History and Underwritten Net Cash Flow
	TTM(1)	Underwritten	Per Unit	%(2)
Rents in Place(3)	$5,568,350	$5,530,535	$11,668	98.8%
Vacant Income	0	64,800	137	1.2
Gross Potential Rent	$5,568,350	$5,595,335	$11,805	100.0%
Reimbursements	0	0	0	0.0
Net Rental Income	$5,568,350	$5,595,335	$11,805	100.0%
(Vacancy/Credit Loss/Concessions)(4)	(591,538)	(320,057)	(675)	(5.7)
Other Income	500,886	601,980	1,270	10.8
Effective Gross Income	$5,477,697	$5,877,258	$12,399	105.0%

Total Expenses	$2,241,397	$2,690,208	$5,676	45.8%

Net Operating Income	$3,236,300	$3,187,050	$6,724	54.2%

Replacement Reserves	0	94,800	200	1.6
Net Cash Flow	$3,236,300	$3,092,250	$6,524	52.6%
(1)	The numbers provided are based on a trailing 3-month period ending on June 30, 2014 annualized.
(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Rents in Place are based on the August 2014 rent roll annualized.
(4)	Vacancy/Credit Loss/Concessions in the TTM period represent concessions relating to leasing up the property. The property is no longer offering concessions.

Property Management. The NoBu Station property is managed by GREP South, LP, an affiliate of Greystar. Greystar is a fully integrated real estate company focused on investment management, development and property management of residential properties. Headquartered in Charleston, South Carolina, Greystar is the largest operator of apartments in the United States, managing approximately 385,000 units in over 100 markets.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $864,108 for real estate taxes, $71,868 for insurance premiums and $7,900 for replacements.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $96,012.

Insurance Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated insurance payments, which currently equates to $8,984.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $7,900 (approximately $200 per unit annually) for replacement reserves.

Lockbox / Cash Management. The loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Cash Sweep Event, the borrower and property manager are required to have all collected rents deposited into a lockbox account. All funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed during each interest period of the loan term in accordance with the loan documents. During a Cash Sweep Event, all excess cash flow after payment of debt service, required reserves and operating expenses are required to be deposited into the cash management account and will be held as additional collateral for the loan.

A “Cash Sweep Event” means: (i) the occurrence or continuance of an event of default under the loan documents, (ii) the debt service coverage ratio as calculated in the loan documents based on a trailing six-month period falls below 1.05x or (iii) the borrower or the property manager becomes the subject of a bankruptcy, insolvency or similar action or is substantially consolidated with another debtor.

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Meridian Corporate Center I

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Meridian Corporate Center I

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Meridian Corporate Center I

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Meridian Corporate Center I

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$36,261,000	Title:	Fee
Cut-off Date Principal Balance:	$36,261,000	Property Type - Subtype:	Office - Suburban
% of Pool by IPB:	2.9%	Net Rentable Area (SF):	320,085
Loan Purpose:	Acquisition	Location:	Durham, NC
Borrower:	IVC Meridian LL O, LLC	Year Built / Renovated(1):	1989 - 1997 / 2009 - 2013
Sponsor:	Investcorp US Real Estate, LLC	Occupancy:	92.8%
Interest Rate:	3.90600%	Occupancy Date:	7/30/2014
Note Date:	8/7/2014	Number of Tenants:	23
Maturity Date:	9/6/2019	2011 NOI(2):	$1,962,922
Interest-only Period:	60 months	2012 NOI(2):	$2,407,622
Original Term:	60 months	2013 NOI(2):	$3,164,813
Original Amortization:	None	TTM NOI (as of 6/2014)(2):	$3,237,180
Amortization Type:	Interest Only	UW Economic Occupancy:	93.3%
Call Protection:	L(25),Def(31),O(4)	UW Revenues:	$6,960,429
Lockbox:	CMA	UW Expenses:	$2,763,015
Additional Debt:	N/A	UW NOI(2):	$4,197,414
Additional Debt Balance:	N/A	UW NCF:	$3,618,889
Additional Debt Type:	N/A	Appraised Value / Per SF:	$53,100,000 / $166
		Appraisal Date:	7/21/2014

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$113
Taxes:	$477,671	$54,817	N/A	Maturity Date Loan / SF:	$113
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	68.3%
Replacement Reserves:	$325,000	Springing	$325,000	Maturity Date LTV:	68.3%
TI/LC:	$1,375,000	Springing	$1,375,000	UW NCF DSCR:	2.52x
Other(4):	$754,662	$0	N/A	UW NOI Debt Yield:	11.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$36,261,000	65.1%	Purchase Price	$52,500,000	94.3%
Sponsor Equity	19,422,500	34.9	Upfront Reserves(4)	2,177,671	3.9
			Closing Costs	1,005,829	1.8
Total Sources	$55,683,500	100.0%	Total Uses	$55,683,500	100.0%
(1)	For details of Year Built / Renovated for each building, please refer to “Property Summary” below.
(2)	UW NOI is greater than historical figures due to nine new leases signed or renewed in the past 18 months, contributing approximately $1.3 million of annual underwritten base rent.
(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(4)
The Initial Other Escrows and Reserves are comprised of $490,230 for outstanding tenant improvements and $264,432 for outstanding free rent as of the origination date. These amounts were paid by the seller in conjunction with the acquisition and are not included in Upfront Reserves in Sources and Uses above.

The Loan. The Meridian Corporate Center I loan has an outstanding balance of approximately $36.3 million and is secured by a first mortgage lien on a property comprised of four midrise Class A office towers totaling 320,085 square feet located in Durham, North Carolina. The loan has a five-year term and is interest-only for the term of the loan.

The Borrower. The borrowing entity for the Meridian Corporate Center I loan is IVC Meridian LL O, LLC, a Delaware limited liability company and special purpose entity. In order to comply with Islamic law (Shari’ah) the borrower master leases the property to IVC Meridian TT O, LLC, an entity owned by affiliates of the sponsor. See “Risk Factors—Shari’ah Compliant Loans” in the Prospectus Supplement.

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Meridian Corporate Center I

The Sponsor. The loan sponsor and non-recourse carve-out guarantor is Investcorp US Real Estate, LLC (“Investcorp”). Investcorp is an affiliate of Investcorp International, Inc., an investment group founded in 1982. Investcorp International, Inc. focuses on five lines of business including private equity, hedge funds, technology, Arabian Gulf growth capital and real estate investments. Since 1995, Investcorp has acquired over 200 properties totaling approximately $10 billion in capitalization and currently invests $600 to $800 million of total capital per year in United States real estate. Investcorp is also the loan sponsor of the Meridian Corporate Center II, another loan included in the trust.

The Property. Meridian Corporate Center I is a four-building 320,085 square foot Class A office property located in Durham, North Carolina, approximately four miles west of Research Triangle Park. The buildings were built in phases between 1989 and 1997. The property is part of the larger Meridian Corporate Center campus, which includes five additional single-story lab and research and development buildings (Meridian Corporate Center II) along with a full service 203-guestroom DoubleTree Suites by Hilton hotel renovated in March 2014. The campus is set among landscaping with walking trails and a lake. As of July 30, 2014, Meridian Corporate Center I was 92.8% occupied by 23 tenants.

2520 Meridian Parkway (40.5% of the allocated loan amount). 2520 Meridian Parkway is a five-story 115,283 square foot Class A office building built in 1997 and features a two-story atrium style lobby and floor-to-ceiling windows. The building is 92.1% occupied by five tenants at an average underwritten base rent of $22.88 per square foot. The largest tenant in the building, Parexel (NASDAQ: PRXL), leases 79.8% of the net rentable area in the building through December 2022 with one five-year extension option remaining. Parexel has been in occupancy since January 2003 and has expanded its space and/or renewed its lease seven times, most recently in January 2014. Parexel is a global biopharmaceutical services firm that provides a broad range of knowledge-based contract research, consulting, medical communications and technology solutions and services to the worldwide pharmaceutical, biotechnology and medical device industries. Parexel is headquartered near Boston and has 15,560 employees in 79 offices across 51 countries.

2525 Meridian Parkway (27.0% of the allocated loan amount). 2525 Meridian Parkway is a five-story 98,272 square foot Class A office building built in 1995. The building underwent approximately $1.1 million in capital improvements from 2009 to 2012, including HVAC and electrical panel replacements, new flooring, installation of LED lighting and the removal of several walls and ceiling barriers, creating an open two-story lobby and entry way. The building also features a rear two-story rotunda-style lobby that opens out to a lakeside outdoor plaza area. The building is 85.7% occupied by 11 tenants at an average underwritten base rent of $21.84 per square foot. The largest tenant at the building, Merritt Webb, leases 17.8% of the net rentable area in the building through November 2021 with two five-year renewal options remaining. Merritt Webb has been at the property since June 2003 and renewed its lease in February 2014. Merritt Webb is a full service law firm with over 40 attorneys handling cases that involve, among other things, bankruptcy, business and corporate law, employment law, car accidents, trucking accidents, medical malpractice, criminal law, workers’ compensation, traffic defense, elder law, and probate and estate planning. The building serves as the firm’s headquarters and the firm has five other offices located across North Carolina, South Carolina and Tennessee.

2510 Meridian Parkway (20.2% of the allocated loan amount). 2510 Meridian Parkway is a three-story 64,266 square foot Class A office building built in 1990 and features a two-story wood-paneled lobby with marble and granite flooring. The building is 100.0% leased to Health Decisions through June 2018 at the underwritten base rent of $26.90 per square foot with two five-year extension options remaining. Health Decisions provides contract research services to clinical-stage biopharmaceutical and medical device companies. Health Decisions subleases 68.5% of the net rentable area in the building to BASF Corporation through June 2018. BASF Corporation, headquartered in Ludwigshafen, Germany, is one of the largest chemical companies in the world with over 112,000 employees across 80 countries. BASF Corporation has been in the Research Triangle Park since 1986, headquartering its global Plant Science and Crop Protection divisions in the area with over 900 employees. Most of BASF Corporation’s Plant Science division employees are based in the building.

2505 Meridian Parkway (12.0% of the allocated loan amount). 2505 Meridian Parkway is a three-story 42,264 square foot Class A office building built in 1989. The building underwent $437,261 in capital improvements from 2009-2013 and features a rotunda-style lobby with a combination of marble and terrazzo flooring and a domed ceiling. The building is 100.0% occupied by 6 tenants at an average underwritten base rent of $20.73 per square foot. The largest tenant in the building, Chimerix, Inc. (NASDAQ: CMRX), leases 42.3% of the net rentable in the building through February 2018 with one three-year extension option remaining. Chimerix, Inc. is headquartered in the building and has been in occupancy since 2007, extending its lease in March 2013 and expanding its space in July 2014. Chimerix, Inc. also subleases an additional 3,433 square feet in the building through June 2015. Founded in 2000, Chimerix, Inc. is a biopharmaceutical company dedicated to discovering, developing and commercializing novel, oral antivirals in areas of high unmet medical need. Chimerix, Inc.’s lead antiviral compound is in late-stage phase 3 clinical trials. The company’s 2013 IPO and 2014 follow-on offering generated approximately $118 million and $119 million, respectively.

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Meridian Corporate Center I

The Meridian Corporate Center I property is located along Interstate 40, proximate to Durham, Raleigh and Chapel Hill, North Carolina and approximately eight miles west of the Raleigh-Durham International Airport. Research Triangle Park, four miles east of the property, is the largest research park in the United States comprising approximately 190 domestic and international companies with over 50,000 employees in fields such as micro-electronics, telecommunications, biotechnology, pharmaceuticals and environmental sciences. In addition, Streets at Southpoint, a Nordstrom and Belk anchored General Growth Properties mall, is one exit west of the property on Interstate 40. Regional access to the property is provided by Interstate 85, Interstate 540, State Highway 147 and State Highway 55.

According to the appraisal, the property is located in the Raleigh/Durham office market which has become one of the top metropolitan areas in the United States for business relocations, medical research, and entrepreneurial activity. Citing a third party data provider, the appraisal concluded that net absorption in the Raleigh/Durham office market for the second quarter of 2014 was a positive 424,576 square feet, decreasing vacancy to 10.4% from 10.6% in the prior two quarters and from 12.3% in 2010. According to the appraisal, less than a third of the vacant space in the Raleigh/Durham office market is Class A space while slightly less than two thirds of the vacant space in the market is Class B space. More specifically, according to a third party data provider, the property is located in the South Durham submarket which, as of the second quarter of 2014, had a Class A vacancy rate of 10.4% and average rents of approximately $20.52 per square foot.

Property Summary

Building	Year Built / Renovated	Number of Stories	Net Rentable Area (SF)	Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value	Largest Tenant
2520 Meridian Parkway	1997 / N/A	5	115,283	$14,699,021	40.5%	$21,525,000	Parexel
2525 Meridian Parkway	1995 / 2009-2012	5	98,272	9,782,275	27.0	14,325,000	Merritt Webb
2510 Meridian Parkway	1990 / N/A	3	64,266	7,340,975	20.2	10,750,000	Health Decisions
2505 Meridian Parkway	1989 / 2009-2013	3	42,264	4,438,729	12.2	6,500,000	Chimerix, Inc.
Total:			320,085	$36,261,000	100.0%	$53,100,000

Historical and Current Occupancy(1)

2011	2012	2013	Current(2)
79.3%	86.4%	86.2%	92.8%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of July 30, 2014.

Tenant Summary(1)

Tenant	Building	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	Lease Expiration Date
Parexel(3)	2520 Meridian Parkway	NA / NA / NA	92,029	28.8%	$22.92	12/31/2022
Health Decisions(4)	2510 Meridian Parkway	NA / NA / NA	64,266	20.1%	$26.90	6/30/2018
Chimerix, Inc.(5)	2505 Meridian Parkway	NA / NA / NA	17,892	5.6%	$20.82	2/28/2018
Merritt Webb	2525 Meridian Parkway	NA / NA / NA	17,500	5.5%	$21.58	11/30/2021
Cerner Corporation	2525 Meridian Parkway	NA / NA / NA	14,793	4.6%	$21.52	1/31/2017
Thermo Fisher Scientific, Inc.	2525 Meridian Parkway	Baa3 / BBB / BBB	12,882	4.0%	$22.33	7/31/2018
A.M. Pappas & Associates, LLC	2520 Meridian Parkway	NA / NA / NA	7,817	2.4%	$22.00	8/31/2016
Unicorn HRO, LLC	2505 Meridian Parkway	NA / NA / NA	7,202	2.3%	$21.33	7/31/2016
Camargo Pharmaceutical Services	2505 Meridian Parkway	NA / NA / NA	6,450	2.0%	$19.92	6/30/2017
Gary Gaulden	2525 Meridian Parkway	NA / NA / NA	6,369	2.0%	$22.91	8/31/2018
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Parexel has a one-time right to terminate 24,636 square feet of space effective August 31, 2020 by delivering notice no later than March 1, 2020.
(4)
Health Decisions subleases 44,009 square feet to BASF Corporation. In addition, Health Decisions has a one-time right to terminate its lease effective June 30, 2016 by delivering notice no later than June 30, 2015.

(5)
Chimerix, Inc. expanded its space by 6,836 square feet in July 2014 and is expected to take occupancy of this space by December 2014. Chimerix, Inc. also subleases an additional 3,433 square feet of space in 2505 Meridian Parkway.

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Meridian Corporate Center I

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	23,142	7.2%	NAP	NAP	23,142	7.2%	NAP	NAP
2014 & MTM(2)	0	2,024	0.6	$0	0.0%	25,166	7.9%	$0	0.0%
2015	5	15,014	4.7	323,030	4.7	40,180	12.6%	$323,030	4.7%
2016	3	16,502	5.2	356,057	5.2	56,682	17.7%	$679,087	9.9%
2017	4	28,865	9.0	610,777	8.9	85,547	26.7%	$1,289,864	18.9%
2018	5	106,505	33.3	2,644,167	38.7	192,052	60.0%	$3,934,030	57.6%
2019	2	9,903	3.1	219,072	3.2	201,955	63.1%	$4,153,103	60.8%
2020	0	0	0.0	0	0.0	201,955	63.1%	$4,153,103	60.8%
2021	2	22,523	7.0	488,457	7.2	224,478	70.1%	$4,641,560	68.0%
2022	2	95,607	29.9	2,187,834	32.0	320,085	100.0%	$6,829,394	100.0%
2023	0	0	0.0	0	0.0	320,085	100.0%	$6,829,394	100.0%
2024	0	0	0.0	0	0.0	320,085	100.0%	$6,829,394	100.0%
2025 & Beyond	0	0	0.0	0	0.0	320,085	100.0%	$6,829,394	100.0%
Total	23	320,085	100.0%	$6,829,394	100.0%
(1)	Based on the underwritten rent roll.
(2)	2014 & MTM includes 2,024 square feet for a management office.

Operating History and Underwritten Net Cash Flow

	2011	2012	2013	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$4,427,547	$5,029,220	$5,735,978	$5,898,570	$6,829,394	$21.34	91.5%
Vacant Income	0	0	0	0	503,339	1.57	6.7
Gross Potential Rent	$4,427,547	$5,029,220	$5,735,978	$5,898,570	$7,332,732	$22.91	98.2%
Total Reimbursements	21,225	45,679	73,173	85,394	131,036	0.41	1.8
Net Rental Income	$4,448,772	$5,074,899	$5,809,151	$5,983,963	$7,463,768	$23.32	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(503,339)	(1.57)	(6.7)
Effective Gross Income	$4,448,772	$5,074,899	$5,809,151	$5,983,963	$6,960,429	$21.75	93.3%

Total Expenses	$2,485,850	$2,667,277	$2,644,338	$2,746,783	$2,763,015	$8.63	39.7%

Net Operating Income	$1,962,922	$2,407,622	$3,164,813	$3,237,180	$4,197,414	$13.11	60.3%

Total TI/LC, Capex/RR	0	0	0	0	578,525	1.81	8.3

Net Cash Flow	$1,962,922	$2,407,622	$3,164,813	$3,237,180	$3,618,889	$11.31	52.0%
(1)	TTM column represents the trailing twelve-month period ending in June 30, 2014.
(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)
Underwritten Rents in Place are greater than historical figures due to nine new leases signed or renewed in the past 18 months, contributing approximately $1.3 million of annual underwritten base rent.

Property Management. The property is managed by American Real Estate Partners Management LLC, an affiliate of American Real Estate Partners, a privately held commercial real estate investment and development firm that owns and operates over 10.5 million square feet of office space in the eastern United States.

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ANNEX A-3	JPMBB 2014-C24

Meridian Corporate Center I

Escrows and Reserves. At origination, the borrower was required to deposit into escrow $1,375,000 for tenant improvements and leasing commissions, $477,671 for real estate taxes and $325,000 for replacement reserves. As part of the acquisition, the seller deposited $490,230 for outstanding tenant improvements and leasing commissions and $264,432 for outstanding free rent.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $54,817.

Insurance Escrows - The requirement for the borrower to make monthly deposits into the insurance escrow is waived so long as no event of default exists and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents.

Replacement Reserves - If the balance of the replacement reserve is less than $162,500 then, on a monthly basis, the borrower is required to escrow $4,001 (approximately $0.15 per square foot annually) for replacement reserves. The reserve is subject to a cap of $325,000 (approximately $1.02 per square foot).

TI/LC Reserves - If the balance of the TI/LC reserve is less than $500,000 then, on a monthly basis, the borrower is required to escrow $26,679 (approximately $1.00 per square foot annually) for TI/LC reserves. The reserve is subject to a cap of $1,375,000 (approximately $4.30 per square foot).

Lockbox / Cash Management. The loan is structured with a CMA lockbox. The borrower was required to send tenant direction letters to all tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. The funds are then returned to an account controlled by the borrower until the occurrence of a Lockbox Event. During the continuance of a Lockbox Event, all rents will be swept daily to a segregated cash management account and held in trust and for the benefit of the lender. The lender will have a first priority security interest in the cash management account. Upon the occurrence and during the continuance of a Lockbox Event, all funds deposited into the cash management account after payment of debt service, required reserves and budgeted operating expenses will be held as additional security for the loan.

A “Lockbox Event” means: (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio as calculated in the loan documents based on the trailing three months annualized falls below 1.15x.

Release of Buildings. After the expiration of the lockout period, the borrower may release one or more individual buildings from the lien of the mortgage, provided that, among other things; (i) no event of default exists; (ii) the borrower defeases the loan in an amount equal to the greater of (A) 115.0% of the allocated loan amount for the individual building, as calculated in the loan documents, and (B) 90.0% of the net sales proceeds from the sale of the individual building, provided that, if the outstanding principal balance of the loan following the release of the individual building is greater than $29,008,800 when using method (A) above, then the borrower will calculate the defeasance amount using method (A) above; (iii) the debt service coverage ratio, as calculated in the loan documents, for the portion of the property then remaining will be greater than or equal to the greater of (a) 2.52x and (b) the lesser of (x) 2.77x (which the borrower may satisfy by posting cash or a letter of credit that if applied to repay the loan would cause the debt service coverage ratio, as calculated in the loan documents, to satisfy 2.77x) and (y) the debt service coverage ratio, as calculated in the loan documents, immediately preceding the release, inclusive of the individual building requested to be released; (iv) after giving effect to the release for the applicable individual building, the debt yield, as calculated in the loan documents, for the portion of the property then remaining will be equal to or greater than the greater of (1) 11.19% and (2) the lesser of (aa) 12.31% (which the borrower may satisfy by posting cash or letter of credit that if applied to repay the loan would cause the debt yield, as calculated in the loan documents, to satisfy 12.31%) and (bb) the debt yield, as calculated in the loan documents, immediately preceding the release, inclusive of the individual building requested to be released and (v) after giving effect to the release for the applicable individual building, the loan to value ratio, as calculated in the loan documents, will not be greater than the lesser of (I) 68.29% and (II) the greater of (xx) 65.0% (which the borrower may satisfy by posting cash or a letter of credit that if applied to repay the loan would cause the loan to value ratio, as calculated in the loan documents, to satisfy 65.0%) and (yy) the loan to value ratio, as calculated in the loan documents, immediately preceding the release, inclusive of the individual building requested to be released.

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ANNEX A-3	JPMBB 2014-C24

Hilton Houston Post Oak

Annex A-3-72

ANNEX A-3	JPMBB 2014-C24

Hilton Houston Post Oak

Annex A-3-73

ANNEX A-3	JPMBB 2014-C24

Hilton Houston Post Oak

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$35,000,000	Title:	Leasehold
Cut-off Date Principal Balance(1):	$35,000,000	Property Type - Subtype:	Hotel - Full Service
% of Pool by IPB:	2.8%	Net Rentable Area (Rooms):	448
Loan Purpose:	Refinance	Location:	Houston, TX
Borrower:	Post Oak TX, LLC	Year Built / Renovated:	1982 / 2014
Sponsor:	Hotel Resort Properties, LLLP	Occupancy / ADR / RevPAR:	83.5% / $156.87 / $130.93
Interest Rate:	4.48600%	Occupancy / ADR / RevPAR Date:	8/31/2014
Note Date:	9/15/2014	Number of Tenants:	N/A
Maturity Date:	10/1/2024	2011 NOI:	$7,151,749
Interest-only Period:	36 months	2012 NOI:	$8,056,656
Original Term:	120 months	2013 NOI:	$9,472,969
Original Amortization:	360 months	TTM NOI (as of 8/2014):	$9,697,603
Amortization Type:	IO-Balloon	UW Occupancy / ADR / RevPAR:	80.0% / $163.66 / $130.93
Call Protection:	L(25),Grtr1%orYM(92),O(3)	UW Revenues:	$31,384,479
Lockbox:	CMA	UW Expenses:	$21,824,811
Additional Debt:	Yes	UW NOI:	$9,559,668
Additional Debt Balance:	$45,000,000	UW NCF:	$9,559,668
Additional Debt Type:	Pari Passu	Appraised Value / Per Room:	$126,200,000 / $281,696
		Appraisal Date:	6/27/2014

Escrows and Reserves(2)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$178,571
Taxes:	$0	Springing	N/A	Maturity Date Loan / Room:	$156,266
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	63.4%
FF&E Reserves:	$97,236	4% of Gross Revenues	N/A	Maturity Date LTV:	55.5%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.97x
Other:	$0	Springing	N/A	UW NOI Debt Yield:	11.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$80,000,000	100.0%	Payoff Existing Debt	$52,983,883	66.2%
			Return of Equity	25,718,448	32.1
			Closing Costs	1,200,433	1.5
			Upfront Reserves	97,236	0.1
Total Sources	$80,000,000	100.0%	Total Uses	$80,000,000	100.0%
(1)
Hilton Houston Post Oak is part of a loan evidenced by two pari passu notes with an aggregate original balance of $80.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $80.0 million Hilton Houston Post Oak Whole Loan.

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Hilton Houston Post Oak

The Loan. The Hilton Houston Post Oak loan is secured by a first mortgage loan on the leasehold interest in a 448-room full service Hilton brand hotel located in Houston, Texas. The whole loan has an outstanding principal balance as of the Cut-off Date of $80.0 million (the “Hilton Houston Post Oak Whole Loan”) and is comprised of two pari passu notes, Note A-1 and Note A-2. Note A-2, with an outstanding principal balance as of the Cut-off Date of $35.0 million, is being contributed to the JPMBB 2014-C24 trust. Note A-1, with an outstanding principal balance as of the Cut-off Date of $45.0 million, is expected to be contributed to a future securitization trust.  Prior to securitization of Note A-1, the trustee of the JPMBB 2014-C24 trust, as the holder of Note A-2, will be the controlling noteholder of the Hilton Houston Post Oak Whole Loan and the trustee of the JPMBB 2014-C24 trust (or, prior to the occurrence and continuance of a control event, the directing certificateholder) will be entitled to exercise all of the rights of the controlling noteholder with respect to the Hilton Houston Post Oak Whole Loan. Following the securitization of Note A-1, the trustee with respect to such other securitization, as the holder of Note A-1, will be the controlling noteholder of the Hilton Houston Post Oak Whole Loan and the trustee for that securitization (or, prior to the occurrence and continuance of a control event under the related pooling and servicing agreement, the directing certificateholder with respect to such other securitization) will be entitled to exercise all of the rights of the controlling noteholder with respect to the related Hilton Houston Post Oak Whole Loan; however, the holder of Note A-2 will be entitled, under certain circumstances, to consult with respect to certain major decisions. The Hilton Houston Post Oak Whole Loan has a 10-year term and, subsequent to a three-year interest-only period, will amortize on a 30-year schedule.

The Borrower. The borrowing entity for the Hilton Houston Post Oak Whole Loan is Post Oak TX, LLC, a Delaware limited liability company and special purpose entity.

The Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Hotel Resort Properties, LLLP, a Florida limited liability limited partnership, whose general partner is an entity controlled by E. Llywd Ecclestone. Mr. Ecclestone is best known for his development of the PGA National golf community in Palm Beach Gardens in 1976. Anchored by the headquarters of the PGA of America, PGA National features five championship golf courses, the 339-room PGA National Resort & Spa and a 140,000 square foot retail village on PGA Boulevard. In 2007, Mr. Ecclestone sold the PGA National Resort and Spa and commercial properties associated with the development. Since 2003, Mr. Eccelstone’s companies have built over 3,500 units on campuses across the United States. In addition, Mr. Ecclestone’s companies have developed and continue to own Tower 1555, a 15-story office tower in West Palm Beach and the PGA National Office Center at PGA National. Furthermore, Hotel Resort Properties, LLLP owns two additional hotel assets, the 461-room DoubleTree Anaheim in Orange, California and the 356-room DoubleTree Overland Park located in Overland Park, Kansas.

The loan sponsor acquired 70.0% of the property in 2007 and the remaining 30.0% in 2010 from USAA Real Estate for a total acquisition basis of approximately $77.5 million. Since 2007, the loan sponsor has invested an additional $4.0 million in capital expenditures for a total cost basis of approximately $81.5 million.

The Property. The Hilton Houston Post Oak property is a 448-room, full service hotel situated on approximately 5.0 acres located one block north of the Houston Galleria – the fourth largest shopping mall in the nation with over 375 retail stores. The 15-story hotel was originally designed by I.M. Pei as a luxury Warwick Hotel in 1982, and was converted to a Hilton in 2005 following Hilton’s acquisition of the DoubleTree brand. The rooms are situated around a central atrium rising several floors above the entrance. A two-story portion on the east end of the building contains 29,548 square feet of meeting space, a business center, a fitness center, an outdoor pool, a spa and salon, a gift shop, a car rental store and a 345-space parking deck. The hotel’s guestrooms feature pillow-top mattresses, luxury bedding, private balconies, executive work area, high-speed wireless internet access, coffee makers, flat-screen TVs and in-room safes.

The loan sponsor recently revised and extended the long term management agreement with Hilton Worldwide, Inc. to September 4, 2035. As part of the revised management agreement, the property is required to complete a four-year, approximately $8.4 million Property Improvement Plan (“PIP”). As of origination of the loan, approximately $2.3 million of public space and restaurant refurbishments have been completed. The remaining PIP work, which is anticipated to cost approximately $6.1 million, is for improvements to guestrooms, guest bathrooms, lobby, corridors, technology and building signage among several other things, and will be funded by the borrower and, to the extent not waived, monthly deposits into the FF&E reserve. See “Escrows and Reserves” below for additional information.

The property is situated on Post Oak Boulevard, a six-lane thoroughfare, in Houston’s Galleria/West Loop submarket. The property is approximately six miles west of the Houston central business district and is anchored by the 2.4 million square foot Houston Galleria, which attracts over 24 million visitors a year. The property is adjacent to the 1.8 million square foot mixed-use BLVD Place, which is expected to be the site of a Whole Foods Market and home to numerous upscale shops, boutiques and restaurants and the George R. Brown Convention Center. The property is also located near the headquarters BBVA Compass Bancshares, a United States financial holding company with over $75.0 billion in assets, and Marathon Oil Corporation, a United States-based oil and natural gas exploration and production company. The appraisal identified three full service hotels as the expected new supply: the 325-room Hyatt Regency Houston Galleria is currently under construction and expected to open in September 2015, while the 275-room BLVD Place Hotel and

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Hilton Houston Post Oak

the 250-room Lifestyle Hotel & Spa are still in the early development phase and expected to open in July 2016 and January 2017, respectively.

Historical Occupancy, ADR, RevPAR
	Competitive Set(1)			Hilton Houston Post Oak(2)			Penetration Factor(3)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2011	75.1%	$135.93	$102.15	83.7%	$129.93	$108.79	111.5%	95.6%	106.5%
2012	77.9%	$143.94	$112.07	84.4%	$138.54	$116.89	108.3%	96.2%	104.3%
2013	76.2%	$159.86	$121.89	86.1%	$149.73	$128.94	113.0%	93.7%	105.8%
TTM(4)	75.1%	$168.51	$126.50	83.5%	$156.87	$130.93	111.2%	93.1%	103.5%
(1)
Data provided by a third party data provider. The competitive set contains the following properties: Royal Sonesta Houston, JW Marriott Houston, Doubletree Guest Suites Houston by the Galleria, Westin Oaks Houston @ the Galleria and Sheraton Hotel Suites Galleria.

(2)	Based on operating statements provided by the borrower.
(3)	Penetration Factor is calculated based on data provided by a third party data provider for the competitive set and operating statements for the property provided by the borrower.
(4)	TTM row represents the trailing twelve-month period ending on August 31, 2014.

Competitive Hotels Profile(1)
				2014 Estimated Market Mix				2013 Estimated Operating Statistics
Property	Rooms	Year Built	Meeting Space (SF)	Commercial	Meeting & Group	Leisure	Contract	Occupancy	ADR	RevPAR
Hilton Houston Post Oak	448	1982	29,548	45%	20%	26%	9%	85.4%	$150.95	$128.94
Royal Sonesta Hotel Houston	485	1984	50,000	35%	35%	20%	10%	77%	$135.00	$103.95
JW Marriott Houston Galleria	515	1988	41,000	48%	40%	10%	2%	75%	$184.00	$138.00
Omni Houston Galleria	378	1981	32,000	35%	40%	15%	10%	77%	$129.00	$99.33
Westin Galleria & Oaks	893	1976	78,000	51%	24%	20%	5%	86%	$161.00	$138.46
Total(2)	2,271
(1)	Based on the appraisal.
(2)	Excludes the mortgaged property.

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ANNEX A-3	JPMBB 2014-C24

Hilton Houston Post Oak

Operating History and Underwritten Net Cash Flow
	2011	2012	2013	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	83.7%	84.4%	86.1%	83.5%	80.0%
ADR	$129.93	$138.54	$149.73	$156.87	$163.66
RevPAR(4)	$108.79	$116.89	$128.94	$130.93	$130.93

Room Revenue	$17,789,245	$19,166,905	$21,084,323	$21,409,650	$21,409,647	$47,789	68.2%
Food and Beverage	7,306,393	7,797,568	8,021,655	8,191,964	8,191,964	18,286	26.1
Other Department Revenues	1,734,893	1,713,491	1,718,550	1,782,868	1,782,868	3,980	5.7
Total Revenue	$26,830,531	$28,677,964	$30,824,528	$31,384,482	$31,384,479	$70,055	100.0%

Room Expense	$4,225,796	$4,338,751	$4,430,991	$4,226,450	$4,226,449	$9,434	19.7%
Food and Beverage Expense	4,396,810	4,573,077	4,720,041	4,789,383	4,789,383	10,691	58.5
Other Departmental Expenses	805,237	785,436	777,203	787,610	787,610	1,758	44.2
Departmental Expenses	$9,427,843	$9,697,264	$9,928,235	$9,803,443	$9,803,442	$21,883	31.2%

Departmental Profit	$17,402,688	$18,980,700	$20,896,293	$21,581,039	$21,581,037	$48,172	68.8%

Operating Expenses	$6,870,601	$6,996,135	$7,224,639	$7,241,429	$7,241,429	$16,164	23.1%
Gross Operating Profit	$10,532,087	$11,984,565	$13,671,654	$14,339,610	$14,339,608	$32,008	45.7%

Management Fee(5)	$838,975	$1,120,631	$1,539,080	$1,611,897	$1,145,202	$2,556	3.6%
Fixed Expenses(6)	1,468,142	1,660,159	1,426,624	1,774,732	2,379,359	5,311	7.6
FF&E	1,073,221	1,147,119	1,232,981	1,255,379	1,255,379	2,802	4.0
Total Other Expenses	$3,380,338	$3,927,909	$4,198,685	$4,642,007	$4,779,940	$10,670	15.2%

Net Operating Income	$7,151,749	$8,056,656	$9,472,969	$9,697,603	$9,559,668	$21,339	30.5%
Net Cash Flow(4)	$7,151,749	$8,056,656	$9,472,969	$9,697,603	$9,559,668	$21,339	30.5%
(1)	The TTM column represents the trailing twelve-month period ending on August 31, 2014.
(2)	Per Room values are based on 448 rooms.
(3)	% of Total Revenue column for Room Expense, Food and Beverage Expense and Other Departmental Expenses is based on their corresponding revenue line item.
(4)
Historical RevPAR for 2007, 2008, 2009 and 2010 was $110.30, $121.31, $95.64 and $98.86, respectively, and Net Cash Flow was approximately $7.0 million, $8.3 million, $5.6 million and $6.4 million, respectively.

(5)	The decrease from the TTM Management Fee to the Underwritten Management Fee is primarily due to underwriting the revised management agreement as of April 2014.
(6)	The increase from the TTM Fixed Expenses to the Underwritten Fixed Expenses is primarily due to underwriting the 2019 rent adjustment per the ground leases.

Property Management. The Hilton Houston Post Oak property management agreement with Hilton Worldwide, Inc., commenced on March 1, 2005 and expires on September 4, 2035. The agreement provides for a contractual franchise fee equal to 3.0% of adjusted gross revenues as well as an incentive management fee. The management agreement was revised in September 2014 and includes a revision to the incentive management fee calculation, which provides for an incentive management fee equal to 20.0% of the amount by which the net operating income for each year exceeds $79.5 million. This change in the incentive management fee will result in an estimated savings of $459,504 in year one compared to the trailing twelve months ended in August 2014.

Ground Leases. The hotel and plaza are subject to two unsubordinated ground leases, both of which commenced on June 1, 1969 and expire on May 31, 2068. The current total ground rent payments for the two ground leases equals $76,849 per year, with rent escalations in June 2019 and June 2044 based on the Consumer Price Index.

Escrows and Reserves. At origination, the borrower deposited into escrow $97,236 for FF&E reserves.

Tax Escrows - The requirement for the borrower to make monthly deposits into the tax escrow is waived so long as (i) the borrower provides satisfactory evidence that the manager has paid taxes prior to the due date or (ii) no event of default exists, the debt service coverage ratio (as calculated in the loan documents) based on the trailing six months is at least 1.35x.

Insurance Escrows - The requirement for the borrower to make monthly deposits into the insurance escrow is waived so long as (i) the borrower provides satisfactory evidence that the manager has paid insurance premiums on or prior to the due date or (ii) no event of default exists and the borrower provides satisfactory evidence that the property is insured under an approved blanket policy in accordance with the loan documents.

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ANNEX A-3	JPMBB 2014-C24

Hilton Houston Post Oak

FF&E Reserves - On a monthly basis, the borrower is required to deposit 4.0% of gross revenues into an escrow for FF&E. The requirement for the borrower to make monthly deposits into the FF&E reserve fund will be waived to the extent that the borrower delivers a letter of credit in the following amount: (i) prior to the end of the 2015 fiscal year, $3.75 million and (ii) at any time after the end of the 2015 fiscal year, 12.0% of gross income from operations for the immediately preceding fiscal year. In addition, on a monthly basis, the borrower is required to deposit an amount reasonably estimated by the lender as required to complete the PIP, but the requirement for the borrower to make the monthly PIP deposits is waived so long as the borrower provides satisfactory evidence that it has complied with its obligations under the PIP.

Ground Rent Reserve - The requirement for the borrower to make monthly deposits into the ground rent reserve fund is waived so long as the lender receives satisfactory evidence that the manager has paid, when due, all ground rent.

Lockbox / Cash Management. The loan is structured with a CMA lockbox. The borrower and property manager are required to deposit all revenues into the lockbox account controlled by the lender. All funds in the lockbox account are returned to an account controlled by the borrower until the occurrence of a Cash Sweep Event. During a Cash Sweep Event, all funds on deposit in the lockbox account will be swept on a daily basis to a cash management account established upon the occurrence of a Cash Sweep Event, and all excess cash flows after payment of debt service, required reserves and operating expenses is required to be held as additional collateral for the loan.

A “Cash Sweep Event” means: (i) the debt service coverage ratio as calculated in the loan documents based on the trailing six-month period falls below 1.20x, (ii) there is an event of default under the loan documents or (iii) the borrower or the property manager becomes the subject of a bankruptcy, insolvency or similar action.

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ANNEX A-3	JPMBB 2014-C24

Oakland Square and Oakland Plaza

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Barclays / RAIT Funding, LLC	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$35,000,000	Title:	Fee
Cut-off Date Principal Balance:	$35,000,000	Property Type - Subtype:	Retail - Anchored
% of Pool by IPB:	2.8%	Net Rentable Area (SF):	392,237
Loan Purpose:	Acquisition	Location:	Troy, MI
Borrowers:	Oakland Plaza Owner, LLC	Year Built / Renovated(1):	Various / Various
	and Oakland Square Owner, LLC	Occupancy(2):	96.3%
Sponsor:	RAIT Partnership, L.P.	Occupancy Date:	8/31/2014
Interest Rate:	4.97000%	Number of Tenants:	26
Note Date:	9/15/2014	2011 NOI:	$3,323,972
Maturity Date:	10/1/2021	2012 NOI:	$3,607,199
Interest-only Period:	24 months	2013 NOI:	$3,410,178
Original Term:	84 months	TTM NOI (as of 7/2014):	$3,619,591
Original Amortization:	360 months	UW Economic Occupancy(2):	91.6%
Amortization Type:	IO-Balloon	UW Revenues(3):	$5,922,595
Call Protection:	L(24),Def(56),O(4)	UW Expenses:	$2,166,942
Lockbox:	CMA	UW NOI:	$3,755,654
Additional Debt:	N/A	UW NCF:	$3,394,756
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$51,090,000 / $130
Additional Debt Type:	N/A	Appraisal Date:	8/8/2014

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$89
Taxes:	$164,640	$54,880	N/A	Maturity Date Loan / SF:	$82
Insurance:	$43,026	$3,663	N/A	Cut-off Date LTV:	68.5%
Replacement Reserves:	$0	$5,659	N/A	Maturity Date LTV:	63.1%
TI/LC:	$0	$24,416	N/A	UW NCF DSCR:	1.51x
Other(4):	$1,218,394	$0	N/A	UW NOI Debt Yield:	10.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$35,000,000	65.1%	Purchase Price	$50,833,200	94.5%
Borrowers Equity	18,773,640	34.9	Closing Costs	1,514,380	2.8
			Upfront Reserves	1,426,060	2.7
Total Sources	$53,773,640	100.0%	Total Uses	$53,773,640	100.0%
(1)	Oakland Square was built in 1986 and renovated in 1997. Oakland Plaza was built in 1979.
(2)
Occupancy and UW Economic Occupancy both include a 21,677 square foot lease for Michael’s. The lease was executed in January 2014. The lease states that if the lease has not commenced prior to October 2014, there will be no rent due until April 2015.  The lender escrowed $209,753 in a free rent reserve relating to outstanding rent and reimbursement obligations during the free rent period under the Michael’s lease.

(3)
UW Revenue includes rent under the Michael’s lease. At loan origination, $209,753 was escrowed for a free rent reserve in respect of the Michael’s lease covering the free rent period from loan origination through March 2015.

(4)
At loan origination: (i) a total of $625,039 was escrowed for a TI/LC reserve relating to outstanding tenant improvement obligations under the Michael’s lease, (ii) $97,353 was escrowed for a leasing commission reserve relating to outstanding leasing commission obligations under the Michael’s lease, (iii) $209,753 was escrowed for a free rent reserve relating to outstanding rent and reimbursement obligations during a free rent period under the Michael’s lease and (iv) $286,250 was escrowed for an immediate repair reserve.

Annex A-3-80

ANNEX A-3	JPMBB 2014-C24

Oakland Square and Oakland Plaza

The Loan. The Oakland Square and Oakland Plaza loan is secured by a first mortgage lien on 392,237 square foot anchored retail center located in Troy, Michigan. The whole loan has an outstanding principal balance of $35.0 million (the “Oakland Square and Oakland Plaza Whole Loan”), which is comprised of two pari passu notes, Note A-1 and Note A-2.  Note A-1 has an outstanding principal balance as of the Cut-off Date of $17.5 million and will be contributed to the JPMBB 2014-C24 trust by RAIT Funding, LLC.  Note A-2 has an outstanding principal balance as of the Cut-off Date of $17.5 million and will be contributed to the JPMBB 2014-C24 trust by Barclays.  The Oakland Square and Oakland Plaza Whole Loan has a seven-year term and, subsequent to a 24-month interest-only period, will amortize on a 30-year schedule.  The Oakland Square and Oakland Plaza Whole Loan’s sponsor and nonrecourse carve-out guarantor is RAIT Partnership, L.P., a Delaware limited partnership (“RAIT Partnership”).  RAIT Partnership is an affiliate of RAIT Funding, LLC, a sponsor and a mortgage loan seller to the JPMBB 2014-C24 Trust.  RAIT Partnership’s commercial real estate portfolio consists of 7,046 multifamily units, 2.2 million square feet of commercial office space, and 1.42 million square feet of retail space, as of the end of the second quarter 2014.  See “Risk Factors – Risks Related to the Offered Certificates – Potential Conflicts of Interest -- Potential Conflicts of Interest of the Sponsors and the Mortgage Loan Sellers” in the Prospectus Supplement.

The Properties. The 392,237 square foot Oakland Square and Oakland Plaza Portfolio is comprised of two anchored retail centers located in Troy, Michigan, consisting of the Oakland Square retail center (“Oakland Square”) and the Oakland Plaza retail center (“Oakland Plaza”).  Oakland Square is 220,726 square feet and is located at 500 John R Road, Troy, Oakland County, Michigan.  The Oakland Square main improvements were constructed in 1986 and an additional outbuilding (leased to Chuck E. Cheese’s) was constructed in 1997. Oakland Square is currently 100.0% occupied and is anchored by Kohl’s, Bed Bath & Beyond and Chuck E. Cheese’s. Kohl’s, which occupies 94,345 square feet, owns its own improvements and ground leases the land from the applicable borrower.

Oakland Plaza is a 171,511-square foot anchored retail property located at 260-396 John R Road, Troy, Oakland County, Michigan, adjacent to Oakland Square. The improvements were constructed in 1979. Oakland Plaza is anchored by TJ Maxx, Michael’s and Planet Fitness and, as of August 31, 2014, the property is 91.4% occupied including the Michael’s space which is under construction.  Michael’s signed a new 10-year, triple net lease at $12.00 per square foot for the first 60 months of the lease term in January 2014, which lease is anticipated to commence between loan origination and April 2015. Oakland Plaza’s 171,511 square feet of net rentable area includes one tenant, Chase Bank (3,303 square feet), which is located on an outparcel.

Both Oakland Square and Oakland Plaza are located across the street from the Oakland Mall, a 1.5 million square foot regional mall anchored by Sears, Macy’s, and JCPenney.

The Market. Oakland Square and Oakland Plaza are both located in the Troy, Michigan submarket, approximately 20 miles north-northwest of the Detroit central business district. Oakland Square and Oakland Plaza are located at the northeast intersection of John R Road and 14 Mile Road, across the street from the Oakland Mall and approximately one mile from Interstate-75. According to the appraisal, as of the end of the first quarter of 2014, the Troy retail submarket had an average overall vacancy rate of approximately 6.6% and average asking rents of $14.46 per square foot.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Kohl’s (4)	Baa1 / BBB+ / BBB+	94,345	24.1%	N/A	$233	N/A	10/31/2016
DSW	NA / NA / NA	50,500	12.9%	$10.83	$279	5.5%	2/28/2018
Bed Bath & Beyond	Baa1 / A- / NA	36,416	9.3%	$10.92	$298	5.1%	1/31/2017
TJ Maxx	A3 / A+/ NA	31,469	8.0%	$9.25	$283	5.4%	1/31/2023
Planet Fitness	B1 / NA / NA	27,400	7.0%	$7.89	N/A	N/A	11/30/2021
Michael’s(5)	NA / B / NA	21,677	5.5%	$12.00	N/A	N/A	2/28/2025
Chuck E. Cheese’s	NA / NA / NA	17,825	4.5%	$12.82	$88	21.8%	3/31/2022
Pier 1 Imports	NA / B+ / NA	14,579	3.7%	$9.00	$105	15.4%	9/30/2017
Five Below	NA / NA / NA	10,880	2.8%	$13.00	$199	8.8%	1/31/2021
Ulta Salon, Cosmetics & Fragrance	NA / NA / NA	10,760	2.7%	$19.50	N/A	N/A	2/29/2020
(1)	Based on the underwritten rent roll. Assumes no tenant exercises an early termination option.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Sales PSF and Occupancy Costs represent sales for the trailing twelve month period ending July 31, 2014.
(4)	Kohl’s owns its own improvements but ground leases the land from the borrowers.
(5)
The Michael’s lease was executed in January 2014. The lease states that if the lease has not commenced prior to October 2014, there will be no rent due until April 2015.  The lender escrowed $209,753 in a free rent reserve relating to outstanding rent and reimbursement obligations during the free rent period under the Michael’s lease.

Annex A-3-81

ANNEX A-3	JPMBB 2014-C24

Oakland Square and Oakland Plaza

Operating History and Underwritten Net Cash Flow
	2011	2012	2013	TTM(1)	Underwritten(2)	Per Square Foot	%(3)
Rents in Place(4)	$3,659,788	$3,794,389	$3,760,356	$3,786,015	$4,031,066	$ 10.28	62.6%
Vacant Income	0	0	0	0	382,289	0.97	5.9
Other Income	(48,036)	22,224	(7,841)	77,532	3,600	0.01	0.1
Gross Potential Rent	$3,611,752	$3,816,613	$3,752,515	$3,863,547	$4,416,955	$11.26	68.6%
Total Reimbursements Income	1,848,653	1,882,941	1,722,063	1,799,892	2,021,996	5.16	31.4
Net Rental Income	$5,460,405	$5,699,554	$5,474,578	$5,663,439	$6,438,951	$16.42	100.0%
(Vacancy/Credit Loss)	0	(497)	0	0	(540,226)	(1.38)	(8.4)
Other Income	104,748	28,237	81,803	96,298	23,870	0.06	0.4
Percentage Rent	473	1,126	646	34	0	0.00	0.0
Effective Gross Income	$5,565,626	$5,728,420	$5,557,027	$5,759,771	$5,922,595	$15.10	92.0%

Total Expenses	$2,241,654	$2,121,221	$2,146,849	$2,140,180	$2,166,942	$5.52	36.6%

Net Operating Income	$3,323,972	$3,607,199	$3,410,178	$3,619,591	$3,755,654	$9.57	63.4%

Total TI/LC, Capex/RR	44,145	44,145	44,145	0	360,897	0.92	6.1
Net Cash Flow	$3,279,827	$3,563,054	$3,366,033	$3,619,591	$3,394,756	$8.65	57.3%

Occupancy(5)(6)	94.0%	95.7%	94.3%	96.3%	91.6%
(1)	TTM represents the trailing twelve-month period ending July 31, 2014.
(2)
Underwritten cash flow includes rent for Michael’s.  The Michael’s lease was executed in January 2014 and is anticipated to commence between loan origination and April 2015. A free rent reserve of $209,753 was escrowed relating to outstanding rent and reimbursement obligations during a free rent period under the Michael’s lease.

(3)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(4)	Underwritten Rents in Place includes contractual rent steps through March 15, 2015.
(5)	Occupancy and UW Economic Occupancy both include a 21,677 square foot lease for Michael’s.
(6)	TTM Occupancy is as of August 31, 2014.

Release of Individual Property.  The borrowers are permitted to obtain a release of the Oakland Plaza mortgaged property from the lien of the related mortgage after the earlier of the second anniversary of the securitization Closing Date or the fourth anniversary of the origination date of the related mortgage loan, subject to the satisfaction of various conditions, including (i) the related borrowers defease a portion of the mortgage loan in an amount equal to $23,037,015 (125% of the allocated loan amount) for the property; (ii) after giving effect to such release, (a) the debt service coverage ratio is at least equal to 1.50x and (b) the loan-to-value ratio with respect to the Oakland Square mortgaged property is not greater than 70.0%; (iii) the borrowers must deliver rating agency confirmation with respect to the partial defeasance; and (iv) the borrowers must deliver a REMIC opinion.

Annex A-3-82

ANNEX A-3	JPMBB 2014-C24

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Annex A-3-83

ANNEX A-3	JPMBB 2014-C24

Arden Park

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$32,600,000	Title:	Fee
Cut-off Date Principal Balance:	$32,600,000	Property Type - Subtype:	Multifamily - Garden
% of Pool by IPB:	2.6%	Net Rentable Area (Units):	301
Loan Purpose:	Acquisition	Location:	San Antonio, TX
Borrower:	Elysian at Arden Park, LP	Year Built / Renovated:	2013 / N/A
Sponsors:	Oren Blatt, Yacob Blatt and	Occupancy:	95.3%
	Yehonatan Sade	Occupancy Date:	8/22/2014
Interest Rate:	4.31950%	Number of Tenants:	N/A
Note Date:	9/2/2014	2011 NOI(1):	N/A
Maturity Date:	10/1/2024	2012 NOI(1):	N/A
Interest-only Period:	60 months	2013 NOI(1):	N/A
Original Term:	120 months	TTM NOI (as of 7/2014)(2)(3):	$1,992,344
Original Amortization:	360 months	UW Economic Occupancy:	95.0%
Amortization Type:	IO-Balloon	UW Revenues:	$4,481,825
Call Protection:	L(25),Grtr1%orYM(93),O(2)	UW Expenses:	$2,020,304
Lockbox:	Springing	UW NOI(2):	$2,461,521
Additional Debt:	N/A	UW NCF:	$2,401,321
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$42,300,000 / $140,532
Additional Debt Type:	N/A	Appraisal Date:	7/29/2014

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$108,306
Taxes:	$632,984	$79,123	N/A	Maturity Date Loan / Unit:	$98,832
Insurance:	$0	$5,865	N/A	Cut-off Date LTV:	77.1%
Replacement Reserves:	$5,017	$5,017	N/A	Maturity Date LTV:	70.3%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.24x
Other:	$0	$0	N/A	UW NOI Debt Yield:	7.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$32,600,000	77.4%	Purchase Price(4)	$40,981,555	97.3%
Sponsor Equity	9,497,871	22.6	Upfront Reserves	638,001	1.5
			Closing Costs	478,316	1.1
Total Sources	$42,097,871	100.0%	Total Uses	$42,097,871	100.0%
(1)	Historical NOI is not available because the property was built in 2013.
(2)	Increase from TTM NOI to UW NOI is due to decreased tenant concessions following the lease-up at the property.
(3)	TTM NOI is based on a trailing three-month period ending on July 31, 2014.
(4)	Purchase Price is net of cash and prorated expenses at the property.

The Loan. The Arden Park loan has an outstanding principal balance of $32.6 million and is secured by a first mortgage lien on a newly constructed, Class A multifamily property totaling 301 units located in San Antonio, Texas. The loan has a 10-year term and, subsequent to a five-year interest-only period, will amortize on a 30-year schedule. The loan sponsors and nonrecourse carve-out guarantors of the mortgage loan are Oren Blatt, Yacob Blatt and Yehonatan Sade, jointly and severally. Oren Blatt, Yacob Blatt and Yehonatan Sade are the principals of Sun Holdings Group (“Sun Holdings”), which is headquartered in Tel Aviv and also has offices in Montreal, Boston, Houston and Jacksonville. Sun Holdings is involved in the ownership and management of a commercial real estate portfolio consisting of over 2,000 apartments and nearly 250,000 square feet of office, industrial and retail space. Sun Holdings acquired the property in September 2014 from the developer of the property, Flournoy Propeties, for approximately $42.25 million ($140,365 per unit). Sun Holdings is also the loan sponsor of NoBu Station, another loan included in the trust.

Annex A-3-84

ANNEX A-3	JPMBB 2014-C24

Arden Park

The Property. Arden Park is a 301-unit, newly constructed Class A multifamily complex which was completed in April 2013 and as of August 2014 is approximately 95.3% occupied. Amenities at the property include a clubhouse with a fitness center and business center, as well as a swimming pool, cabanas, a playground, dog park and storage units. The property consists of nine four-story and two, two-story buildings that have a unit-mix consisting of 112 one-bedroom units, 141 two-bedroom units and 48 three-bedroom units. The apartments feature finishes such as nine-foot ceilings, crown molding and private balconies. The property has 490 parking spaces, which results in a parking ratio of 1.63 spaces per unit.

The Market. The property is located in San Antonio, Texas, approximately 11 miles northwest of the San Antonio central business district and approximately six miles from the intersection of I-10, which provides access to downtown San Antonio, and I-410, which is the inner-loop around San Antonio. A major economic driver in the area is the South Texas Medical Center, which is located within two miles of the property and is a conglomerate of numerous hospitals, clinics and research and higher education institutions that employ over 28,000 people. USAA Insurance’s headquarters is also located approximately two miles from the property, and the insurer employs approximately 17,000 people in San Antonio. As of July 2013, the submarket’s Class A occupancy rate was 91.3%, and competitive properties had an average occupancy of 96.4% (excluding two properties still in lease-up). The average monthly market rent is $1,290 per unit ($1.33 per square foot) and the appraisal’s competitive set has an average monthly market rent of $1,199 ($1.27 per square foot). All of the properties in the appraisal’s competitive set were built between 2006 and 2014.

Within the San Antonio metropolitan statistical area there are approximately 22 properties composed of 5,900 units currently under construction, and another 23 properties composed of 6,800 units are proposed. Two properties under construction, totaling 388 units, are located in the same submarket as the property.

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (Square Feet)	Average Monthly Rental Rate	Average Monthly Rental Rate PSF	Monthly Market Rental Rate	Monthly Market Rental Rate PSF
1 Bedroom	112	37.2%	109	97.3%	733	$966	$1.32	$1,205	$1.64
2 Bedroom	141	46.8	130	92.2%	1,041	$1,275	$1.22	$1,278	$1.23
3 Bedroom	48	15.9	48	100.0%	1,307	$1,526	$1.17	$1,530	$1.17
Total/Wtd. Avg.	301	100.0%	287	95.3%	969	$1,200	$1.24	$1,292	$1.33
(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow
	TTM(1)	Underwritten	Per Unit	%(2)
Rents in Place(3)	$4,353,492	$4,131,719	$13,727	95.1%
Vacant Income	0	213,360	709	4.9
Gross Potential Rent	$4,353,492	$4,345,079	$14,435	100.0%
Reimbursements	0	0	0	0.0
Net Rental Income	$4,353,492	$4,345,079	$14,435	100.0%
(Vacancy/Credit Loss/Concessions)(4)	(827,892)	(217,254)	(722)	(5.0)
Other Income	296,948	354,000	1,176	8.1
Effective Gross Income	$3,822,548	$4,481,825	$14,890	103.1%

Total Expenses	$1,830,204	$2,020,304	$6,712	45.1%

Net Operating Income	$1,992,344	$2,461,521	$8,178	54.9%

Replacement Reserves	0	60,200	200	1.3
Net Cash Flow	$1,992,344	$2,401,321	$7,978	53.6%

Occupancy(5)	95.3%	95.0%
(1)	The numbers provided are based on a trailing three-month period ending on July 31, 2014.
(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Rents in Place are based on the August 2014 rent roll annualized.
(4)	Vacancy/Credit Loss/Concessions in the TTM period represent concessions relating to leasing up the property.
(5)	TTM Occupancy is the occupancy as of August 22, 2014. Underwritten Occupancy represents economic occupancy.

Annex A-3-85

ANNEX A-3	JPMBB 2014-C24

Canyon Ranch Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GECC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type - Subtype:	Hotel - Full Service
% of Pool by IPB:	2.4%	Net Rentable Area (Rooms):	277
Loan Purpose:	Refinance	Location:	Various
Borrower:	CR Resorts, LLC	Year Built / Renovated:	Various / 2007
Sponsor:	CR Operating, LLC	Occupancy / ADR / RevPar:	58.4% / $501.27 / $292.77
Interest Rate:	4.13000%	Occupancy / ADR / RevPar Date:	6/30/2014
Note Date:	8/20/2014	Number of Tenants:	N/A
Anticipated Repayment Date:	9/1/2024	2011 NOI:	$20,436,767
Interest-only Period:	60 months	2012 NOI:	$20,065,195
Original Term:	120 months	2013 NOI:	$23,018,973
Original Amortization:	360 months	TTM NOI (as of 6/2014):	$24,411,908
Amortization Type:	IO-Balloon	UW Occupancy / ADR / RevPar:	58.4% / $501.27 / $292.77
Call Protection:	L(25),Def(91),O(4)	UW Revenues:	$98,371,191
Lockbox:	CMA	UW Expenses:	$77,985,859
Additional Debt:	Yes	UW NOI:	$20,385,332
Additional Debt Balance:	$120,000,000	UW NCF:	$20,385,332
Additional Debt Type:	Pari Passu	Appraised Value / Per Room:	$282,100,000 / $1,018,412
		Appraisal Date:	June 2014

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$541,516
Taxes:	$559,583	$102,500	N/A	Maturity Date Loan / Room:	$492,583
Insurance:	$305,000	$42,917	N/A	Cut-off Date LTV:	53.2%
FF&E Reserves:	$0	4% of Gross Revenues	N/A	Maturity Date LTV:	48.4%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.34x
Other:	$0	$0	N/A	UW NOI Debt Yield:	13.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$150,000,000	68.2%	Payoff of Preferred Equity	$119,408,207	54.3%
Sponsor Equity	69,859,633	31.8	Payoff Existing Debt	96,483,970	43.9
			Closing Costs	3,102,874	1.4
			Upfront Reserves	864,583	0.4
Total Sources	$219,859,633	100.0%	Total Uses	$219,859,633	100.0%
(1)
Canyon Ranch Portfolio is part of a loan evidenced by three pari passu notes with an aggregate original principal balance of $150.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $150.0 million Canyon Ranch Portfolio Whole Loan.

The Loan. The Canyon Ranch Portfolio loan (the “Canyon Ranch Portfolio Whole Loan”) is secured by a first mortgage lien on two full service destination spas totaling 277 rooms located in Tucson, Arizona and Lenox, Massachusetts (the “Canyon Ranch - Tucson Property” and the “Canyon Ranch - Lenox Property”, together, the “Canyon Ranch Portfolio Properties”). The Canyon Ranch Portfolio Whole Loan has an outstanding principal balance of $150.0 million, which is comprised of three pari passu notes; Note A-1, Note A-2 and Note A-3. Note A-3 has an outstanding principal balance as of the Cut-Off Date of $30.0 million and is being contributed to the JPMBB 2014-C24 trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $75.0 million and was contributed to COMM 2014-UBS5 trust. Note A-2 has an outstanding principal balance as of the Cut-Off Date of $45.0 million and was contributed to the JPMBB 2014-C23 trust. The holder of Note A-1 (the “Controlling Noteholder”) is the trustee of the COMM 2014-UBS5 trust. The trustee of the COMM 2014-UBS5 trust (or, prior to the occurrence and continuance of a control event, the directing certificateholder for that securitization) will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the Canyon Ranch Portfolio Whole Loan; however, the holders of Note A-2 and Note A-3 will be entitled, under certain circumstances, to consult with respect to

Annex A-3-86

ANNEX A-3	JPMBB 2014-C24

Canyon Ranch Portfolio

certain major decisions. The Canyon Ranch Portfolio Whole Loan has a 10-year term, and subsequent to a five-year interest-only period, will amortize on a 30-year schedule. The most recent prior financing of the Canyon Ranch Portfolio Whole Loan was included in the BACM 2005-2 transaction. The borrowing entity for the Canyon Ranch Portfolio Whole Loan is CR Resorts, LLC, a Delaware limited liability company and special purpose entity.

The Sponsor. The loan sponsor and the nonrecourse carve-out guarantor is CR Operating, LLC.  CR Operating, LLC is owned by Crescent CR Holdings LLC 68% (“Crescent”) and CR Founders, LLC 32% (“Founders”).  Crescent is owned by a subsidiary of Barclays PLC (Barclays) and John Goff.  John Goff orchestrated the formation of Crescent REIT through a $350.0 million IPO in 1994, and its sale to Morgan Stanley in 2007 for $6.5 billion. In 2009 Barclays foreclosed on Morgan Stanley and simultaneously entered into a joint venture with Goff Capital whereby John Goff would lead the $1.5 billion company.  Crescent has been invested in Canyon Ranch since 1996.  The Founders are the original owners Mel Zuckerman and Jerold Cohen.  They maintain their day to day oversight and shared vision for Canyon Ranch with Crescent who performs the day to day duties of the controlling member. The hotel is managed by ZC Management, L.L.C., which is an affiliate of CR Founders, L.L.C.

The Properties. The Canyon Ranch Portfolio Properties consist of two full service destination resort spas totaling 277 rooms and 471 paid guest nights, located in Tucson, Arizona and Lenox, Massachusetts. The properties were purchased and developed by co-founders Mel Zuckerman and Jerrold Cohen.  Crescent Real Estate Holdings LLC has been a part of ownership since 1996.  Both of the resorts are operated under the Canyon Ranch brand. The brand also operates; Canyon Ranch Miami Beach, Canyon Ranch at Sea and Canyon Ranch Las Vegas none of which are collateral for this loan. The Canyon Ranch operating model, does not track occupancy by the number of rooms sold, as is typical for standard hotels, but rather on the number of paid guest nights. This is due to the fact that, as an all-inclusive property, the subjects collect revenue from each individual guest rather than from each room sold. Thus, while the subjects offer a total of 277 rooms (151 at the Canyon Ranch - Tucson Property and 126 at the Canyon Ranch - Lenox Property), its supply is based on total 471 total available paying guests (259 at Canyon Ranch - Tucson Property and 212 at Canyon Ranch – Lenox Property). The 471 available guests figure is not related to the number of total beds in the rooms, but rather the optimum number of guests on-site utilizing the facilities, restaurants, programs, consultants and activities.  These guests could stay at Canyon Ranch or be housed in adjacent rental properties for day use.  Canyon Ranch has operated this way for 35 years.

Canyon Ranch – Tucson. The Canyon Ranch - Tucson Property is a 151-room (259 paid guest night) full service destination resort spa located at 8600 East Rockcliff Road in Tucson, Arizona, and is located approximately 11 miles northeast of downtown Tucson.  The location provides great privacy and creates a relaxed and secluded environment. The Canyon Ranch - Tucson Property has 151 rooms, but is able to accommodate 259 guests per night.  Amenities at the Canyon Ranch - Tucson Property include 13,000 square feet of meeting space, a 25,000 square feet club house, a 65,000 square feet spa complex, a 20,000 square feet health and healing center, a 17,500 square feet life enhancement center, an 11,000 square feet aquatic center, 4,000 square feet golf performance center, three dining outlets, ranch store, seven outdoor tennis courts, an outdoor basketball court and three outdoor pools. The guestrooms are located throughout the property in guest unit complexes, each containing between one and four rooms. They are separated into six different categories including 77 deluxe rooms, 47 executive rooms, 17 haciendas, eight casitas, the Zpad and the Casa Grande.  There are 14 rental units that owners can rent for Canyon Ranch resort use.  Guestroom amenities include flat screen televisions, luxury Mascioni Italian linens, mini fridge, pillow menu with over 20 pillow options and desk. The Canyon Ranch - Tucson Property was originally constructed in 1979 and most recently renovated from 2005 through 2007 for approximately $19.5 million dollars ($129,019 per room). The renovations included updates to all the guestrooms and expansion of the Health and Healing Center. Planned capital expenditures for 2014 include a room update, carpeting, vehicles, spa, and IT update for approximately $2.6 million.

Canyon Ranch – Lenox.  The Canyon Ranch - Lenox Property is a 126-room (212 paid guest night) full service destination resort spa located at 165 Kemble Street in Lenox, Massachusetts, in a quiet, residential area removed from major highways. The three primary buildings are connected through enclosed, heated glass walkways and arranged around a pool and formal gardens.  The Canyon Ranch - Lenox Property has 126 rooms, but is able to accommodate 212 guests per night.  Amenities at the Canyon Ranch - Lenox Property include a 118,300 square feet spa facility, 3,433 square feet of meeting space, two dining outlets and an outdoor seasonal cafe, a medical center, a library, six gyms, an indoor and outdoor pool, tennis courts, a ropes challenge course, walking trails, a yoga studio and valet parking. Guestroom amenities include flat screen televisions, work desk and chair, upholstered chair and ottoman, mini fridge, wet-bar and marble sink and cast-iron tub in the bathrooms. Complimentary services include over 40 daily fitness classes, 15 daily outdoor activities, body composition analyses and fitness walks.  The Canyon Ranch - Lenox Property was originally constructed in 1897.  The last major renovation was completed in 2007 for approximately $11.7 million ($92,995 per room). The renovations included updates to all guest bathrooms; replacement of all furniture, fixtures, and equipment; new bedding; updates to main pool building; and redesign of locker rooms.  Since 2005 capital expenditures have totaled $18.4 million reflecting an ongoing commitment by ownership to improve the property.  Planned capital expenditures include a complete upgrade of guest room HVAC, café remodeling, IT upgrades and facilities improvement for approximately $4.9 million.

Annex A-3-87

ANNEX A-3	JPMBB 2014-C24

Canyon Ranch Portfolio

Operating History and Underwritten Net Cash Flow
	2011	2012	2013	TTM(1)	UW	Per Room(2)	% of Total Revenue(3)
Occupancy	56.2%	54.7%	57.6%	58.4%	58.4%
ADR	$455.14	$475.16	$488.31	$501.27	$501.27
RevPAR	$255.62	$259.85	$281.04	$292.77	$292.77

Room Revenue	$43,944,998	$44,672,226	$48,315,230	$50,331,693	$50,331,693	$106,861	51.2%
Food and Beverage	648,291	595,270	663,903	644,013	644,013	1,367	0.7
Other Department Revenues	43,480,776	43,864,692	46,293,785	47,395,485	47,395,485	100,627	48.2
Total Revenue	$88,074,065	$89,132,188	$95,272,918	$98,371,191	$98,371,191	$208,856	100.0%

Payroll Expense	$41,835,938	$42,535,819	$44,357,574	$44,935,878	$44,935,878	$95,405	45.7%
Food and Beverage Expense	2,846,204	2,854,509	3,143,043	3,309,321	3,309,321	7,026	3.4
Other Departmental Expenses	10,177,660	10,264,782	10,376,552	11,228,817	11,228,817	23,840	11.4
Departmental Expenses	$54,859,802	$55,655,110	$57,877,169	$59,474,016	$59,474,016	$126,272	60.5%

Departmental Profit	$33,214,263	$33,477,078	$37,395,749	$38,897,175	$38,897,175	$82,584	39.5%

Operating Expenses	$11,082,651	$11,531,478	$12,530,484	$12,609,448	$12,701,176	$26,966	12.9%
Gross Operating Profit	$22,131,612	$21,945,600	$24,865,265	$26,287,727	$26,195,999	$55,618	26.6%

Fixed Expenses	$1,694,845	$1,880,405	$1,846,292	$1,875,819	$1,875,819	$3,983	1.9%
FF&E	0	0	0	0	3,934,848	8,354	4.0
Total Other Expenses	$1,694,845	$1,880,405	$1,846,292	$1,875,819	$5,810,667	$12,337	5.9%

Net Operating Income	$20,436,767	$20,065,195	$23,018,973	$24,411,908	$20,385,332	$43,281	20.7%

Net Cash Flow	$20,436,767	$20,065,195	$23,018,973	$24,411,908	$20,385,332	$43,281	20.7%
(1)	The TTM column represents the trailing twelve months ending June 30, 2014.
(2)	Per Room values based on 471 guest night.
(3)	% of Total Revenue column represents the line item as a portion of Total Revenue.

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Annex A-3-89

ANNEX A-3	JPMBB 2014-C24

Embassy Suites Kennesaw

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$29,500,000	Title:	Fee
Cut-off Date Principal Balance(1):	$29,500,000	Property Type - Subtype:	Hotel - Full Service
% of Pool by IPB:	2.3%	Net Rentable Area (Rooms):	192
Loan Purpose:	Refinance	Location:	Kennesaw, GA
Borrower:	TownPark Hotel, LLC	Year Built / Renovated:	2009 / N/A
Sponsor:	Gerald L. Sapp	Occupancy / ADR / RevPAR:	78.3% / $127.63 / $99.88
Interest Rate(2):	5.49804%	Occupancy / ADR / RevPAR Date:	8/31/2014
Note Date:	9/9/2014	Number of Tenants:	N/A
Maturity Date:	10/1/2019	2011 NOI:	$1,978,514
Interest-only Period:	12 months	2012 NOI:	$2,713,245
Original Term:	60 months	2013 NOI:	$2,935,326
Original Amortization(3):	360 months	TTM NOI (as of 8/2014):	$3,132,772
Amortization Type:	IO-Balloon	UW Occupancy / ADR / RevPAR:	78.3% / $127.63 / $99.88
Call Protection:	L(25),Grtr1%orYM(11),O(24)	UW Revenues:	$7,565,842
Lockbox:	CMA	UW Expenses:	$4,433,871
Additional Debt:	Yes	UW NOI:	$3,131,971
Additional Debt Balance(4):	$5,000,000	UW NCF:	$3,131,971
Additional Debt Type(4):	B-Note	Appraised Value / Per Room:	$43,800,000 / $228,125
		Appraisal Date:	7/1/2014

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap		A-Note(1)	Whole Loan
Taxes:	$48,507	$24,254	N/A	Cut-off Date Loan / Room:	$153,646	$179,688
Insurance:	$0	Springing	N/A	Maturity Date Loan / Room:	$146,195	$170,974
FF&E Reserves:	$25,005	4% of Gross Revenues	N/A	Cut-off Date LTV:	67.4%	78.8%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	64.1%	74.9%
Other:	$0	$0	N/A	UW NCF DSCR(5):	1.60x	1.24x
				UW NOI Debt Yield:	10.6%	9.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
A-Note(1)	$29,500,000	84.6%	Payoff Existing Debt	$34,292,402	98.3%
B-Note(4)	5,000,000	14.3	Closing Costs	505,043	1.4
Sponsor Equity	370,957	1.1	Upfront Reserves	73,512	0.2
Total Sources	$34,870,957	100.0%	Total Uses	$34,870,957	100.0%
(1)
Embassy Suites Kennesaw is part of a loan evidenced by one senior note (the “Embassy Suites Kennesaw Mortgage Loan” or “A-Note”) and a subordinate note (the “ESK Companion Loan” or “B-Note”), with an aggregate principal balance of $34,500,000. The A-Note Financial Information presented in the chart above reflects the Cut-off Date balance of the $29.5 million senior portion of the Embassy Suites Kennesaw Whole Loan, but excludes the $5.0 million subordinate ESK Companion Loan.

(2)	The Interest Rate is 5.498042372881360% when extended to full precision.
(3)	The Embassy Suites Kennesaw Whole Loan is structured with an assumed principal payment schedule based on a 360-month amortization period for the whole loan. See Annex F of the Prospectus Supplement.
(4)	Amounts allocated to the ESK Companion Loan will be payable to the Class ESK Certificates.
(5)
The UW NCF DSCR is calculated using the average of principal and interest payments over the first 12 months following the initial interest-only period based on the assumed principal payment schedule provided on Annex F of the Prospectus Supplement.

The Loan. The Embassy Suites Kennesaw loan is secured by a mortgage lien on the fee interest in a full service hotel located in Kennesaw, Georgia. The whole loan has an outstanding principal balance of $34.5 million (the “Embassy Suites Kennesaw Whole Loan”), which consists of a $29.5 million Embassy Suites Kennesaw Mortgage Loan and a $5.0 million subordinate B-Note, the ESK Companion Loan. The Embassy Suites Kennesaw Whole Loan has a five-year term, and subsequent to a one-year interest-only period, will amortize on a 30-year schedule. Principal amortization on the Embassy Suites Kennesaw Whole Loan is allocated to the Embassy Suites Kennesaw Mortgage Loan and the ESK Companion Loan, pro rata, prior to certain defaults as set forth in the Prospectus

Annex A-3-90

ANNEX A-3	JPMBB 2014-C24

Embassy Suites Kennesaw

Supplement. The Embassy Suites Kennesaw Mortgage Loan and the ESK Companion Loan carry an interest rate of 5.498042372881360% and 10.000000%, respectively. The Embassy Suites Kennesaw Whole Loan is an asset of the trust; however, amounts allocated to the Embassy Suites Kennesaw Mortgage Loan will be payable to the pooled certificates and amounts allocated to the ESK Companion Loan will be payable to the Class ESK Certificates, in each case, as reduced as a result of the payment of additional trust fund expenses and certain other fees and expenses payable in accordance with the Pooling and Servicing Agreement. See “Description of the Mortgage Pool—The ESK Whole Loan” in the Prospectus Supplement. The previously existing debt was securitized in 2012 in the NRF 2012-1 transaction. The borrowing entity for the loan is TownPark Hotel, LLC, a Delaware limited liability company and special purpose entity.

The Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Gerald L. Sapp, the owner and CEO of GS Development, LLC. Based in Tifton, Georgia, GS Development, LLC was established in 1999 and is the parent company to GS Hospitality, LLC and GS Management, LLC. GS Development, LLC, together with its affiliated companies, acquire and manage commercial properties throughout the southern United States. To date, Dr. Sapp has, individually or through partnerships, developed 12 hotel projects with Hilton or Marriott franchises, four retail shopping centers, three build-to-suit restaurants and over 500 self storage units throughout Georgia and Florida. Dr. Sapp currently owns five hotels in Georgia and Florida. The loan sponsor developed the property in 2009 for approximately $43.0 million (approximately $223,958 per key) and the hotel opened in October 2009.

The Property. The Embassy Suites Kennesaw property is a 192-room, full service hotel located in Kennesaw, Georgia, approximately 25 miles northwest of downtown Atlanta.  Developed by the loan sponsor in 2009, property amenities include 6,580 square feet of meeting space, a fitness center, an indoor pool, a business center and a Ruth’s Chris Steak House. Ruth’s Chris Steak House serves lunch and dinner as well as provides room service for hotel guests. Ruth’s Chris Steak House has been at the hotel since its opening in 2009 and has a 10-year lease that expires on April 1, 2019 with four, five-year extension options remaining. The property’s 192 two-room suites feature a private bedroom, a living room, a work table, a 37-inch HDTV, mini-refrigerator and microwave. The hotel also offers a complimentary local shuttle that provides transportation to businesses and attractions within six miles of the property. The property is managed by Commonwealth Hotels, LLC. Founded in 1986, Commonwealth Hotels, LLC currently manages over 3,900 rooms in 17 states for hotel franchises that include Hilton, Marriott, Hyatt, Starwood, Choice and Intercontinental Hotels Group.

The property is located in Cobb County, just west of the City of Kennesaw in Georgia and is accessible by both Interstate 75 to the west and Interstate 575 to the east. The property is located off of Chastain Road NW as part of The Village of TownPark, a mixed-use development with 65,000 square feet of retail space, restaurants such as Panera Bread and Five Guys and 40 residential units in the Townpark Village Townhomes complex. The property is also approximately 0.7 miles east of Kennesaw State University’s main campus and approximately one mile from Simon’s Town Center at Cobb. Kennesaw State University is the third largest state university in Georgia with over 24,600 students and the Town Center at Cobb has over 175 stores and is anchored by Macy’s, JCPenney, Sears and Belk. The Embassy Suites Kennesaw property is within walking distance of the Town Park commercial office park, a Class A multi-tenant office park that houses several large employers in Kennesaw including Hapag-Lloyd, Wells Fargo, Impact Partnership, Bank of America and Lowe’s Home Improvement.

The appraisal identified two new hotel developments planned for the Kennesaw market. There is a 96-room Courtyard by Marriott expected to open in December 2015, approximately 3.7 miles southwest of the property, and a 100-room Hampton Inn & Suites is expected to open in July 2015 approximately 0.4 miles west of the property. In the TTM period which ended on August 31, 2014, the Embassy Suites Kennesaw property achieved a RevPar penetration index of 128.5%, with an average RevPAR penetration index of 133.9% from 2011 through 2013, based on year-end data provided by a third party data provider and operating statements provided by the borrower.

Historical Occupancy, ADR, RevPAR
	Competitive Set(1)			Embassy Suites Kennesaw(2)			Penetration Factor(3)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2011	62.5%	$95.90	$59.96	66.1%	$116.34	$76.90	105.8%	121.3%	128.3%
2012	63.7%	$97.18	$61.91	71.0%	$120.30	$85.45	111.5%	123.8%	138.0%
2013	68.5%	$100.88	$69.12	75.6%	$123.84	$93.67	110.4%	122.8%	135.5%
TTM(4)	74.4%	$104.40	$77.70	78.3%	$127.63	$99.88	105.2%	122.3%	128.5%
(1)
Data provided by a third party data provider. The competitive set contains the following properties: Holiday Inn Express Atlanta Kennesaw, Residence Inn Atlanta Kennesaw Town Center, Springhill Suites Atlanta Kennesaw, Hilton Garden Inn Atlanta Northwest Kennesaw Town Center, Comfort Suites @ Kennesaw State University and Homewood Suites Atlanta Northwest Kennesaw Town Center.

(2)	Based on operating statements provided by the borrower.
(3)	Penetration Factor is calculated based on data provided by a third party data provider for the competitive set and operating statements for the property provided by the borrower.
(4)	TTM represents trailing twelve-month period ending on August 31, 2014.

Annex A-3-91

ANNEX A-3	JPMBB 2014-C24

Embassy Suites Kennesaw

Competitive Hotels Profile(1)
				2013 Market Mix			2013 Estimated Operating Statistics

Property	Rooms	Year Built	Meeting Space (SF)	Commercial	Meeting & Group	Leisure	Occupancy	ADR	RevPAR
Embassy Suites Kennesaw	192	2009	6,580	60%	21%	19%	75.6%	$123.84	$93.67
Holiday Inn Express Atlanta-Kennesaw	147	1988	1,872	60%	15%	25%	68.0%	$97.00	$65.96
Residence Inn Atlanta Kennesaw/Town Center	120	1997	720	75%	5%	20%	75.0%	$105.00	$78.75
SpringHill Suites Atlanta Kennesaw	90	2000	364	70%	10%	20%	70.0%	$100.00	$70.00
Hilton Garden Inn Atlanta NW/Kennesaw Town Center	114	2005	3,300	60%	20%	20%	73.0%	$113.00	$82.49
Comfort Suites At Kennesaw State University	70	2007	-	65%	5%	30%	60.0%	$80.00	$48.00
Homewood Suites by Hilton Atl NW-Kennesaw	100	2008	945	75%	5%	20%	75.0%	$105.00	$78.75
Total(2)	641
(1)	Based on the appraisal.
(2)	Excludes the subject property.

Operating History and Underwritten Net Cash Flow(1)
	2011	2012	2013	TTM(2)	Underwritten	Per Room(3)	% of Total Revenue(4)
Occupancy	66.1%	71.0%	75.6%	78.3%	78.3%
ADR	$116.34	$120.30	$123.84	$127.63	$127.63
RevPAR(5)	$76.90	$85.45	$93.67	$99.88	$99.88

Room Revenue	$5,389,273	$5,988,242	$6,564,539	$6,999,301	$6,999,301	$36,455	92.5%
Food and Beverage	221,932	365,495	386,120	391,361	391,361	2,038	5.2
Other Department Revenues	168,291	186,038	175,053	175,180	175,180	912	2.3
Total Revenue	$5,779,496	$6,539,775	$7,125,712	$7,565,842	$7,565,842	$39,405	100.0%

Room Expense	$1,409,022	$1,479,811	$1,666,453	$1,732,515	$1,732,515	$9,024	24.8%
Food and Beverage Expense	3,562	2,239	567	59	59	0	0.0
Other Departmental Expenses	55,737	62,255	77,862	82,096	82,096	428	46.9
Departmental Expenses	$1,468,321	$1,544,305	$1,744,882	$1,814,669	$1,814,669	$9,451	24.0%

Departmental Profit	$4,311,175	$4,995,470	$5,380,830	$5,751,173	$5,751,173	$29,954	76.0%

Operating Expenses	$1,586,660	$1,510,877	$1,607,972	$1,732,842	$1,732,842	$9,025	22.9%
Gross Operating Profit	$2,724,515	$3,484,593	$3,772,858	$4,018,330	$4,018,330	$20,929	53.1%

Management Fee	$183,895	$196,223	$213,763	$226,174	$226,975	$1,182	3.0%
Fixed Expenses	330,926	313,534	338,741	356,750	356,750	1,858	4.7
FF&E	231,180	261,591	285,028	302,634	302,634	1,576	4.0
Total Other Expenses	$746,001	$771,348	$837,532	$885,558	$886,359	$4,616	11.7%

Net Operating Income	$1,978,514	$2,713,245	$2,935,326	$3,132,772	$3,131,971	$16,312	41.4%
Net Cash Flow(5)	$1,978,514	$2,713,245	$2,935,326	$3,132,772	$3,131,971	$16,312	41.4%
(1)	The information provided in the table reflects the cash flow from operations of the hotel.
(2)	The TTM column represents the trailing twelve-month period ending on August 31, 2014.
(3)	Per Room values are based on 192 rooms.
(4)	% of Total Revenue column for Room Expense, Food and Beverage Expense and Other Departmental Expenses is based on their corresponding revenue line item.
(5)	The property was built in 2009. Historical RevPAR for 2010 was $62.13 and Net Cash Flow was approximately $1.5 million.

Franchise Agreement. The Embassy Suites Kennesaw property is subject to a franchise agreement with Promus Hotels, Inc., a subsidiary of Hilton Hotels Corporation, which is set to expire on June 29, 2028 with no extension options. The agreement provides for a contractual monthly program fee equal to 4.0% of gross rooms revenue and a monthly royalty fee equal to 4.0% of gross rooms revenue.

Annex A-3-92

ANNEX A-3	JPMBB 2014-C24

Embassy Suites Kennesaw

Shared Appreciation Agreement. In connection with the previous debt of approximately $33.8 million that was originated in April 2012 and secured by the property, the borrower and an affiliate of the prior lender entered into a shared profit arrangement based on a future sale, transfer or refinancing of the property. In connection with the mortgage loan, an affiliate of the prior lender was repaid in full and released all liens on the property. At origination of the mortgage loan, JPMCB received a signed estoppel and subordination agreement from an affiliate of the prior lender which subordinated the shared appreciation agreement to the lien of the mortgage loan. Under the prior shared appreciation agreement, an affiliate of the prior lender may require the borrower to convert its shared appreciation interests into membership interests in the borrower without the lender’s consent, provided that the lender receives 30 days’ prior written notice that such conversion does not result in a change of control or management of the borrower and the transfer complies with any “know your customer” or OFAC searches required by the lender. See “Description of the Mortgage Pool – Mortgaged Property Considerations—Additional Considerations” in the Prospectus Supplement for additional information.

Annex A-3-93

ANNEX A-3	JPMBB 2014-C24

Motorola Solutions – Building I & III

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$28,000,000	Title:	Fee
Cut-off Date Principal Balance:	$28,000,000	Property Type - Subtype:	Office - Suburban
% of Pool by IPB:	2.2%	Net Rentable Area (SF):	323,025
Loan Purpose:	Refinance	Location:	Plantation, FL
Borrower:	8000 West Sunrise, LLC	Year Built / Renovated:	1982 / 2014
Sponsor:	Michael K. Burns	Occupancy:	100.0%
Interest Rate:	4.93000%	Occupancy Date:	9/2/2014
Note Date:	9/18/2014	Number of Tenants:	1
Maturity Date:	10/1/2025	2011 NOI(1):	N/A
Interest-only Period:	None	2012 NOI(1):	N/A
Original Term:	132 months	2013 NOI(1):	N/A
Original Amortization:	360 months	UW Economic Occupancy:	95.0%
Amortization Type:	Balloon	UW Revenues(2):	$5,110,267
Call Protection:	L(36),Def(72),O(24)	UW Expenses:	$2,538,936
Lockbox:	CMA	UW NOI(2):	$2,571,331
Additional Debt:	N/A	UW NCF(2):	$2,168,087
Additional Debt Balance:	N/A	Appraised Value / Per SF(3):	$38,850,000 / $120
Additional Debt Type:	N/A	Appraisal Date(3):	6/5/2014

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$87
Taxes(4):	$0	Springing	N/A	Maturity Date Loan / SF:	$69
Insurance(4):	$0	Springing	N/A	Cut-off Date LTV:	72.1%
Replacement Reserves:	$9,960	$9,960	$597,596	Maturity Date LTV:	57.4%
TI/LC(5):	$0	Springing	$5,168,400	UW NCF DSCR:	1.21x
Other:	$0	$0	N/A	UW NOI Debt Yield:	9.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$28,000,000	81.9%	Payoff Existing Bank Debt	$26,287,283	76.9%
Bank Loan(6)	5,751,151	16.8	Payoff Existing Mezz Debt	7,541,792	22.1
Sponsor Equity	446,882	1.3	Closing Costs	358,998	1.0
			Upfront Reserves	9,960	0.0
Total Sources	$34,198,033	100.0%	Total Uses	$34,198,033	100.0%
(1)	Historical financials are not available due to the sponsor acquiring the property through a sale-leaseback from Motorola Solutions, Inc. in October 2013.
(2)
UW Revenues, UW NOI and UW NCF assume a straight-line average of contractual rent due under the Motorola Solutions, Inc. lease. Based on the in-place rent, the UW NOI and UW NCF are $2,274,416 and $1,880,325, respectively, and result in an UW NCF DSCR and UW NOI Debt Yield of 1.05x and 8.1%, respectively. Please refer to “Underwritten Net Cash Flow” table below.

(3)	The appraisal also concluded an aggregate “Go Dark Value” of approximately $21,570,000 (approximately $67 per square foot).
(4)
Monthly collections will commence upon the occurrence of certain conditions, including: (i) the Motorola Solutions, Inc. senior unsecured corporate credit rating falls below “BB+”; (ii) the occurrence of an event of default under the loan; (iii) either the Motorola Solutions, Inc. lease (1) does not require the tenant to pay taxes and insurance premiums directly, and Motorola Solutions, Inc. fails to pay all taxes and insurance premiums prior to their due date, or (2) does not require Motorola Solutions, Inc. to reimburse borrower for all taxes and insurance premiums; (iv) lender does not receive copies of all tax bills and premiums of insurance, as well as satisfactory evidence of payment and (v) the Motorola Solutions, Inc. lease is no longer in full force and effect.

(5)
If the Motorola Solutions, Inc. senior unsecured credit rating falls below: (i) “BB+”, monthly collections will commence equal to $13,459 or (ii) “B+”, monthly collections will commence equal to $26,919.  Upon the occurrence of (i) Motorola Solutions, Inc. senior unsecured credit rating falls below “B“, (ii) Motorola Solutions, Inc. ceases doing business at or vacates the property (“Go Dark Event”), or (iii) the date that is 36 months prior to the maturity date, all excess cash flow shall be deposited in an excess cash flow reserve fund and held as additional security for the loan.  Upon the occurrence of a Go Dark Event, the cash flow sweep will cease when $5,168,400 is deposited in the TI/LC reserve.

(6)
The source of funds was used to payoff an existing KeyBank balance sheet loan and third party mezzanine loan which were used to acquire the Motorola Campus in October 2013. Motorola Solutions – Building I & III is not collateral for the Bank Loan.  The Bank Loan is secured by the remaining portion of the Motorola Campus.

Annex A-3-94

ANNEX A-3	JPMBB 2014-C24

Motorola Solutions – Building I & III

The Loan. The Motorola Solutions – Building I & III loan has an outstanding balance of approximately $28.0 million and is secured by a first mortgage lien on a 323,025 square foot suburban office property, located in Plantation, Florida. The loan has an 11-year term and will amortize on a 30-year schedule. The loan sponsor and nonrecourse carveout guarantor is Michael K. Burns. Mr. Burns is the CEO of Torburn Partners, Inc., a commercial real estate firm specializing in assisting and advising large corporations in connection with development, acquisition and management of office and industrial properties. Torburn Partners, Inc.’s current portfolio consists of four industrial and two office properties occupied by credit rated tenants.

The Property. Motorola Solutions – Building I & III is a 323,025 square foot Class B suburban office building with a research and development component, located on 23.4 acres at 8000 West Sunrise Boulevard, Plantation, Florida.  The building was constructed in 1982 and is located within a larger office campus containing 77.5 acres known as the Motorola Campus, which includes three additional office buildings totaling 474,354 square feet that are not included as collateral for the Motorola Solutions – Building I & III loan.  Motorola, Inc. occupied the entire campus since it was developed in 1982, and the sponsor purchased the entire four-building Motorola Campus from Motorola, Inc. as part of a sale-leaseback in October 2013.  Motorola Solutions, Inc. (“MSI”), occupies 100.0% of the net rentable area of Building I & III via a 12-year lease which expires October 31, 2025, with three, five-year extension options.  The property contains 935 surface parking spaces and is comprised of 80.0% office space and 20.0% research and development space that MSI utilizes for electronics testing and repair.

As part of the lease executed in October 2013 on Building I & III, MSI is investing approximately $15 million ($46 per square foot) into the space.  MSI is a data communications and telecommunications equipment provider headquartered in suburban Chicago that specializes in products and services for public safety, government agencies and commercial enterprises.  Such public safety communications range from infrastructure to applications and devices such as radios.  MSI utilizes the subject space for the government services division, which had a segment profitability compound annual growth rate of 12.1% from 2007 through 2013 and accounted for approximately 70.0% of MSI’s 2013 revenue.

Several retail centers exist within a short distance of the property including Sawgrass Mills Mall, Westfield Broward, The Fountains, Village Shoppes of Pine Plaza, Sunrise Town Center, and Plantation Promenade.  Sawgrass Mills Mall, the largest outlet and value retail shopping destination in the United States, contains over 350 stores that include Bloomingdales, Nike, Tommy Hilfiger, Ralph Lauren, Saks Fifth Avenue OFF 5th, Bed Bath & Beyond, Target, and Marshalls.  The Westfield Broward Mall is located two miles from the property and includes such anchors as Sears, Dillard’s, JCPenney, Macy’s, and Regal Cinemas among several other prominent retailers.

The Market.  The property is located at 8000 West Sunrise Boulevard in Plantation, Florida, approximately nine miles from Fort Lauderdale and 27 miles from Miami.  The property is situated at the intersection of two, six-lane major arterials, West Sunrise Boulevard and North University Drive, which provide access to I-595 to the south, State Road 869 (I-75) to the west, and Florida’s Turnpike to the east, all located within a five-mile radius.  The property is located in the Plantation office submarket, which had a vacancy rate of 11.3% with average asking rents of $21.93 per square foot as of the end of the first quarter of 2014. The appraisal identified five comparable leases at properties built between 1983 and 2007.  The leases range in size from approximately 25,000 to 80,000 square feet with effective rental rates ranging from $13.40 per square foot to $19.50 per square foot triple net. The appraisal concluded market rent of $12.00 per square foot.  The underwritten rent at the property is $9.00 per square foot, which is below the appraiser’s conclusions.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	Lease Expiration Date
Motorola Solutions, Inc.	Baa2 / BBB / BBB	323,025	100.0%	$9.00	10/31/2025
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	UW Base Rent PSF is based on the straight-line contractual rent due under the MSI lease. In-place rent is $8.00 per square foot.

Annex A-3-95

ANNEX A-3	JPMBB 2014-C24

Motorola Solutions – Building I & III

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$2,906,409	$9.00	54.0%
Vacant Income	0	0.00	0
Gross Potential Rent	$2,906,409	$9.00	54.0%
Total Reimbursements	2,472,820	7.66	46.0
Net Rental Income	$5,379,229	$16.65	100.0%
(Vacancy/Credit Loss)	(268,961)	(0.83)	(5.0)
Other Income	0	0.00	0
Effective Gross Income	$5,110,267	$15.82	95.0%

Total Expenses	$2,538,936	$7.86	49.7%

Net Operating Income	$2,571,331	$7.96	50.3%

Total TI/LC, Capex/RR	403,244	1.25	7.9
Net Cash Flow	$2,168,087	$6.71	42.4%
Occupancy	95.0%

(1)	Historical financials are not available due to the loan sponsor acquiring the property through a sale-leaseback from MSI in October 2013.
(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Rents in Place is based on the straight-line average contractual rent due under the MSI lease. Current Rents in Place are $2,584,200 ($8.00 per square foot).

Annex A-3-96

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

DISTRIBUTION DATE STATEMENT

	STATEMENT SECTIONS	PAGE(s)

	Certificate Distribution Detail	2
	Certificate Factor Detail	3
	Exchangeable Class Detail	4
	Reconciliation Detail	5
	Other Required Information	6
	Cash Reconciliation Detail	7
	Current Mortgage Loan and Property Stratification Tables	8-10
	Mortgage Loan Detail	11
	NOI Detail	12
	Principal Prepayment Detail	13
	Historical Detail	14
	Delinquency Loan Detail	15
	Specially Serviced Loan Detail	16-17
	Advance Summary	18
	Modified Loan Detail	19
	Historical Liquidated Loan Detail	20
	Historical Bond / Collateral Loss Reconciliation	21
	Interest Shortfall Reconciliation Detail	22-23
	Defeased Loan Detail	24
	Supplemental Reporting	25

Depositor	Master Servicer	Special Servicer	Senior Trust Advisor
J.P. Morgan Chase Commercial Mortgage Securities Corp. 383 Madison Avenue New York, NY 10179 Contact: Brian Baker Phone Number: (212) 834-3813	Wells Fargo Bank, National Association 550 S. Tryon Street, 14th Floor Charlotte, NC 28202 Contact: REAM_InvestorRelations@wellsfargo.com Phone Number: (866) 898-1615	LNR Partners, LLC 1601 Washington Avenue Suite 700 Miami Beach, Florida 33139 Contact: www.lnrpartners.com Phone Number: (305) 695-5600	Pentalpha Surveillance LLC PO Box 4839 Greenwich, CT 06831 Contact: Don Simon Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices.  In addition, certificateholders may register online for email notification when special notices are posted.  For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Certificate Distribution Detail
Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4A1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4A2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
ESK		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2) Class A-S, Class B, Class C all represent the “Regular Interest” of these respective classes. For details on how the balances and payments of these “Regular Interests” are split between their respective certificates and the Exchangable Class EC, please refer to page 4.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4A1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4A2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
EC		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
ESK		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount
X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-C		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Exchangeable Class Detail

Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance

A-S Regular Interest Breakdown
A-S (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (EC)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

B Regular Interest Breakdown
B (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B (EC)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

C Regular Interest Breakdown
C (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C (EC)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class EC Detail
Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance
EC		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Certificate Interest Reconciliation
Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4A1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4A2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
ESK	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Other Required Information

Available Distribution Amount (1)	0.00

Controlling Class:

Effective as of: mm/dd/yyyy

		Appraisal Reduction Amount

		Loan Number	Appraisal Reduction Effected	Cumulative ASER Amount	Most Recent App. Red. Date

		Total

(1) The Available Distribution Amount includes any Prepayment Premiums.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N. A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust National Association	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N. A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Senior Trust Advisor- Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00		Additional Trust Fund Expenses:
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Equity Payments Received	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Equity Payments Paid	0.00
			Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Mortgage Loan Detail
Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Termporary Rate Reduction
MH	-	Mobile Home Park

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Historical Detail

Delinquencies							Prepayments		Rate and Maturities
Distribution Date	30-59 Days # Balance	60-89 Days # Balance	90 Days or More # Balance	Foreclosure # Balance	REO # Balance	Modifications # Balance	Curtailments # Balance	Payoff # Balance	Next Weighted Avg. Coupon Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Specially Serviced Loan Detail - Part 1
Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code									(2) Property Type Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	-	Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	-	Note Sale			to Master Servicer	13	-	Other or TBD	WH MH	- -	Warehouse Mobile Home Park	OT	-	Other

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014
Historical Bond/Collateral Loss Reconciliation Detail
Distribution Date	Offering Document Cross- Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014
Interest Shortfall Reconciliation Detail - Part 1
Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees					Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out	ASER	(PPIS) Excess

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds
			Current Month	Left to Reimburse		Comments
				Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMBB Commercial Mortgage Securities Trust 2014-C24 Commercial Mortgage Pass-Through Certificates Series 2014-C24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	11/17/2014
		Record Date:	10/31/2014
		Determination Date:	11/11/2014

Supplemental Reporting

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF SENIOR TRUST ADVISOR ANNUAL REPORT1

Report Date: After the occurrence and during the continuance of a Control Event, this report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement.
Transaction: JPMBB Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2014-C24
Senior Trust Advisor: Pentalpha Surveillance LLC
Special Servicer: LNR Partners, LLC
Directing Certificateholder:

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Senior Trust Advisor that [●] Specially Serviced Mortgage Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Mortgage Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.
Asset Status Reports were issued with respect to [●] of such Specially Serviced Mortgage Loans. This report is based only on the Specially Serviced Mortgage Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Senior Trust Advisor (in accordance with the Senior Trust Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Mortgage Loans in accordance with the Servicing Standard. Based on such limited review, the Senior Trust Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Senior Trust Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Senior Trust Advisor:

1.
Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Mortgage Loans: [List applicable mortgage loans]

2.
Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Senior Trust Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction calculations) related to the Specially Serviced

1     This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Senior Trust Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Mortgage Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Senior Trust Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.
During the prior year, the Senior Trust Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Mortgage Loans: [LIST]. The Senior Trust Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Senior Trust Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction calculations and net present value calculations:

4.
The Senior Trust Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan prior to the utilization by the special servicer.

a.
The senior trust advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.
After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Senior Trust Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Senior Trust Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.
The Senior Trust Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Mortgage Loan. The Senior Trust Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Senior Trust Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.
The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Pooling and Servicing Agreement. The Senior Trust Advisor has no responsibility or authority to alter the standards set forth therein.

3.
Confidentiality and other contractual limitations limit the Senior Trust Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Mortgage Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Senior Trust Advisor is given access to by the Special Servicer.

4.
There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Mortgage Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Senior Trust Advisor does not participate in any discussions regarding such actions. As such, Senior Trust Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.
The Senior Trust Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement dated October 1, 2014.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

The mortgage loan seller will make the representations and warranties set forth below as of the date specified below or, if no such date is specified, generally as of the Closing Date, in each case subject to the exceptions to those representations and warranties that are described on Annex D-1 to this prospectus supplement. Prior to the execution of the related final mortgage loan purchase agreement (the “MLPA”), there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with this prospectus supplement.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the trust fund, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and certificates relating to the trust fund, you should read and rely solely on this prospectus supplement. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

As used in this Annex D-1 the term “Mortgage Loan” refers to (a) each mortgage loan that is a whole mortgage loan and (b) with respect to the mortgage loan referred to on Annex A-1 as “Embassy Suites Kennesaw”, the mortgage loan and the ESK Companion Loan.

1.      Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each Mortgage Loan by the deadlines set forth in the Pooling and Servicing Agreement and/or Mortgage Loan Purchase Agreement.

2.      Whole Loan; Ownership of Mortgage Loans. Except with respect to each Serviced Mortgage Loan, each Mortgage Loan is a whole loan and not an interest in a Mortgage Loan. Each Mortgage Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan evidenced by a senior note. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Seller), participation (other than with respect to Serviced Mortgage Loans) or pledge, and the Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

3.      Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor,

D-1-1

guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4.      Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

5.      Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

6.      Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since October 1, 2014.

7.      Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded

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mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

At the time of the assignment of the Mortgage Loans to the Depositor, the Seller had good and marketable title to and was the sole owner and holder of, each Mortgage Loan, free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Seller) and such assignment validly and effectively transfers and conveys all legal and beneficial ownership of the Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Seller).

8.      Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Crossed Mortgage Loan Group, provides that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey

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is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.      Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

10.    Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

11.    Financing Statements. Each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

12.    Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

13.    Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation,

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water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

14.    Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

15.    Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

16.    Escrow Deposits. All escrow deposits and payments required pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer and identified as such with appropriate detail. Any and all requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

17.    No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund prior to the Cut-off Date.

18.    Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard

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& Poor’s Ratings Services (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period of not less than 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Services in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such

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insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19.    Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

20.    No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

21.    No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

22.    REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above

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(substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23.    Compliance. The terms of the Mortgage Loan documents evidencing such Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Seller has complied with all material requirements pertaining to the origination of the Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the Mortgage Loan.

24.    Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan.

25.    Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid.

26.    Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

27.    Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the

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jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

28.    Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

29.    Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to apply such an amount to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan.

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In the case of any Mortgage Loan originated after December 6, 2010, no such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

30.    Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

31.    Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

32.    Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Interest of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such

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payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33.    Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Principal Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34.    Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to deliver an opinion of counsel that the trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35.    Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

36.    Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

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With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(A)      S-The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)      S-The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)      S-The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)      S-The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)      S-The ground lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)      S-The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(G)      S-The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)      S-A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(I)       S-The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

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(J)      S-Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(K)     S-In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(L)      S-Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

37.    Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

38.    ARD Loans. Each Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the Mortgage Loan exercisable during the term of the Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Interest Rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

39.    Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an

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affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a Mortgage Loan, Certified Operating Histories may not have been available.

40.    No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Exhibit C to the MLPA. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41.    Bankruptcy. In respect of each Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

42.    Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. ((1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

43.    Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any

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such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each Mortgage Loan set forth on Schedule I to the MLPA, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.

44.    Lease Estoppels. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Mortgage Loan predominantly secured by a retail, office or

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industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

45.    Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46.    Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47.    Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan that is outside the Mortgage Pool.

48.    Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

49.    Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the Mortgage Loan.

50.    Litigation. Whether or not a Mortgage Loan was originated by the Mortgage Loan Seller, to the Mortgage Loan Seller’s knowledge, with respect to each Mortgage Loan originated by the Mortgage Loan Seller and each Mortgage Loan originated by any Person other than the Mortgage Loan Seller, as of the date of origination of the related Mortgage Loan, and, to the Mortgage Loan Seller’s actual knowledge, with respect to each Mortgage Loan originated by the Mortgage Loan Seller and any prior holder of the Mortgage Loan, as of the Closing Date, there are no actions, suits, arbitrations or governmental investigations or proceedings by or before any court or other governmental authority or agency now pending against or affecting the Mortgagor under any Mortgage Loan or any of the Mortgaged Properties which, if determined against such Mortgagor or such Mortgaged Property, would materially and adversely affect the value of such Mortgaged Property, the security intended to be provided with respect to the related Mortgage Loan, or the ability of such Mortgagor and/or the current use of such Mortgaged Property to generate net cash flow to pay principal, interest and other amounts due under the related Mortgage Loan; and to the Mortgage Loan Seller’s actual knowledge there are no such actions, suits or proceedings threatened against such Mortgagor.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein. All information contained

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in documents which are part of or required to be part of a Servicing File, as specified in the Pooling and Servicing Agreement (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File.” A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX D-2
EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

5	Embassy Suites Kennesaw (Loan No. 14)
(Hospitality Provisions) – The comfort letter obtained in connection with the origination of the mortgage loan is assignable by the lender to the Trust, provided that the lender delivers notice to the franchisor within 30 days from the date of the lender’s assignment of the mortgage loan to the Trust and identifies the new lender and address for notices.

5	Holiday Inn French Quarter - Chateau Lemoyne (Loan No. 17)
(Hospitality Provisions) – The comfort letter obtained in connection with the origination of the mortgage loan is assignable by the lender to the Trust, provided that the lender delivers notice to the franchisor within 30 days from the date of the lender’s assignment of the mortgage loan to the Trust and identifies the new lender and address for notices.

5	Hampton Inn Massillon (Loan No. 49)
(Hospitality Provisions) – The comfort letter obtained in connection with the origination of the mortgage loan is not assignable by the lender. In connection with a securitization, the franchisor will issue a replacement comfort letter in favor of the Trust, provided that the lender submits to the franchisor the name and address of the Trust no later than 30 days from the date of the lender’s assignment of the mortgage loan to the Trust.

9	635 Madison Avenue (Loan No. 4)
(Junior Liens) – There is a mezzanine loan in the amount of $35,000,000, which is currently held by JPMCB.  In connection with the mezzanine loan, the Mortgage Loan seller and the mezzanine lender are in the process of negotiating an intercreditor agreement, a copy of which will be included in the related Mortgage File.

9	17 State Street (Loan No. 6)
(Junior Liens) – There is a mezzanine loan in the amount of $40,000,000, which is currently held by a third party investor.  In connection with the mezzanine loan, the Mortgage Loan seller and the mezzanine lender executed an intercreditor agreement, a copy of which is included in the related Mortgage File.

18	Grapevine Mills (Loan No. 1)
(Insurance) – The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $13,400,000 (or $6,700,000, if Simon Property Group, L.P. does not control or own at least 50% of the ownership interests in the Mortgagor), rather than five percent (5%) of the then outstanding principal amount.

The deductible for the all-risk special form property insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if Mortgagor delivers a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the Mortgage Loan documents). The deductibles for

D-2-1

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

flood, earthquake, and windstorm coverage may not exceed 5% of the insurable value. The amount of these deductibles may be considered higher than customary.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P and either Moody’s or Fitch, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P and either Moody’s or Fitch.

18	The Mall of Victor Valley (Loan No. 2)
(Insurance) – The related Mortgagor may maintain property all-risk insurance with a deductible that does not exceed (i) five percent (5%) of the insured value for windstorm coverage, and (ii) $100,000 for all other such coverage. The amounts of these deductibles may be considered higher than customary.

The related Mortgage Loan documents permit the Mortgagor to maintain general liability insurance coverage with a deductible or self-insured retention of $100,000. The amount of this deductible may be considered higher than customary.

The related Mortgagor may maintain property all-risk insurance with a deductible that does not exceed five percent (5%) of the insured value for flood coverage, subject to a $1,000,000 (for high hazard flood zones) or $25,000 (for other zones) minimum. The amounts of this deductible may be considered higher than customary.

The Mortgage Loan documents require insurers to have a claims paying ability rating of “A-” (or its equivalent) or better by each of the Rating Agencies, except that for multi-layered blanket policies, up to twenty percent (20%) of such coverage may be written by carriers having a claims paying ability rating of “BBB” (or its equivalent) or better by each of the Rating Agencies so long as one hundred percent (100%) of the primary layer of such multi-layered policies are rated “A-” (or its equivalent) or better by each of the Rating Agencies.

The Mortgagor may obtain insurance policies which (i) have coverages, deductibles and/or other related provisions other than those required by the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements of the Mortgage Loan documents, provided that the Mortgagor receives the lender’s prior written consent and, if required by the lender, a rating agency confirmation.

18	635 Madison Avenue (Loan	(Insurance) – The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property

D-2-2

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
No. 4)	loss is five percent (5%) of the original principal balance of the Mortgage Loan, rather than five percent (5%) of the then outstanding principal amount.

The related Mortgagor may maintain property all-risk insurance with a deductible that does not exceed five percent (5%) of the insured value for windstorm and earthquake coverage. The amounts of this deductible may be considered higher than customary.

18	17 State Street (Loan No. 6)
(Insurance) – The related Mortgagor may maintain property all-risk insurance with a deductible that does not exceed (i) five percent (5%) of the insured value for windstorm and earthquake coverage, and (ii) $50,000 for water damage (excluding flood) coverage. The amounts of these deductibles may be considered higher than customary.

The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $3,000,000, rather than five percent (5%) of the then outstanding principal amount.

18	NoBu Station (Loan No. 8)
(Insurance) – The related Mortgagor may maintain property all-risk insurance with a deductible that does not exceed five percent (5%) of the insured value for wind and hail coverage. The amount of this deductible may be considered higher than customary.

18	Hilton Houston Post Oak (Loan No. 10)
(Insurance) – The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $4,000,000, rather than five percent (5%) of the then outstanding principal amount.

The related Mortgage Loan documents permit the Mortgagor to maintain general liability insurance coverage with a self-insured retention of $500,000. The amount of this self-insured retention may be considered higher than customary.

The related Mortgagor may maintain property all-risk insurance with a deductible that does not exceed five percent (5%) of the insured value for windstorm and earthquake coverage. The amounts of these deductibles may be considered higher than customary.

18	Arden Park (Loan No. 12)
(Insurance) – The related Mortgagor may maintain property all-risk insurance with a deductible that does not exceed five percent (5%) of the insured value for wind and hail coverage. The amount of this deductible may be considered higher than customary.

18	Holiday Inn French Quarter - Chateau Lemoyne (Loan No. 17)	(Insurance) – The related Mortgagor may maintain property all-risk insurance with a deductible that does not exceed (i) five percent (5%) of the insured value for windstorm and earthquake coverage,

D-2-3

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

and (ii) $100,000 for all other such coverage. The amounts of these deductibles may be considered higher than customary.

The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $1,000,000, rather than five percent (5%) of the then outstanding principal amount.

18	Academy Sports - Garland, TX (Loan No. 39)
(Insurance) – The sole tenant at the Mortgaged Property is permitted to insure the Mortgaged Property in accordance with its lease, provided that: (a) the tenant maintains insurance meeting the requirements of the Mortgage Loan documents, except that (i) the tenant’s property insurance may contain a deductible of not more than $100,000, and (ii) the business interruption/rent loss insurance is not required to have an extended period of indemnity, (b) the tenant delivers to the lender evidence of such insurance at least once a year, (c) there exists no event of default under the applicable lease beyond any applicable notice and cure period, and (d) the lender is named as a loss payee on the tenant’s policy. If the foregoing criteria are not satisfied, then Mortgagor is required to obtain, at its sole cost and expense, all insurance as required by the Mortgage Loan documents.  Such insurance shall either be (x) “primary” insurance coverage in the event that the tenant does not provide the applicable insurance coverage required by the Mortgage Loan documents, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, in the event that tenant does not have sufficient coverage to meet the requirements under the Mortgage Loan documents, as shall be necessary to bring the insurance coverage for the Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.

Factory Mutual Insurance Company is a permitted insurer, provided that it maintains a claims paying ability rating of not less than “Api” with S&P.

18	Rite Aid (Loan No. 51)
(Insurance) – The tenant is permitted to insure the Mortgaged Property in accordance with its lease, provided that: (i) the lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the lease, (iii) the tenant or guarantor under the lease remains fully liable for the obligations and liabilities under the lease and maintains a credit rating from S&P of at least “B”, (iv) the tenant maintains the insurance required to be maintained by the tenant under the lease and the lender as additional insured under the commercial general liability insurance policies required under the lease (inclusive of any required umbrella/excess liability as may be required under the lease), and (v) Mortgagor shall have provided to the lender evidence satisfactory to the lender that the tenant maintains in full

D-2-4

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
force and effect the insurance described in clause (iv) above. If the foregoing criteria are not satisfied, then Mortgagor is required to obtain, at its sole cost and expense, all insurance as required by the Mortgage Loan documents. Such insurance shall either be (x) “primary” insurance coverage in the event that the tenant does not provide the applicable insurance coverage required by the Mortgage Loan documents, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, in the event that tenant does not have sufficient coverage to meet the requirements under the Mortgage Loan documents, as shall be necessary to bring the insurance coverage for the Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.

21	Embassy Suites Kennesaw (Loan No. 14)
(No Contingent Interest or Equity Participation) – The Mortgagor and an affiliate of the prior lender (which is a third party) for the Mortgaged Property entered into a recorded agreement which contains a shared appreciation feature.  Under the agreement, an affiliate of the prior lender is entitled to a share of proceeds from the sale, transfer or disposition of the Mortgaged Property or substantially all of the interests in the Mortgaged Property.  The affiliate of the prior lender has signed an estoppel and subordination agreement with the holder of the Mortgage Loan, which subordinates the agreement regarding future appreciation to the lien of the Mortgage Loan.

26	Holiday Inn French Quarter - Chateau Lemoyne (Loan No. 17)
(Local Law Compliance) – The Mortgaged Property is legal non-conforming as to use.  The zoning report obtained at origination of the Mortgage Loan indicates that the Mortgaged Property may be rebuilt as a hotel provided that the restoration is accomplished with no increase in cubical content and no increase in floor area over the building existing immediately prior to damage. Additionally, the Mortgagor would be required to apply for a restoration permit within one year of the date of the casualty, and restoration must be completed within one year of the issuance of the restoration permit unless extensions are approved by the local Board of Zoning Adjustments.

28	Grapevine Mills (Loan No. 1)
(Recourse Obligations) – There is no separate guarantor, and the Mortgagor is the sole party responsible for breaches or violations of the non-recourse carve-out provisions in the Mortgage Loan documents.

There is no carve-out regarding waste.

The carve-out for willful misconduct is limited to willful misconduct regarding the operation of the Mortgaged Property.

Conversion of prepaid rents or rents after an event of default, condemnation awards or insurance proceeds is not a carveout.

D-2-5

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Misappropriation or misapplication of such amounts is a loss carveout.

The full recourse carveout for involuntary bankruptcy filings excludes filings at the request of the lender or any servicer.

The obligations and liabilities of the related Mortgagor with respect to environmental issues will terminate and be of no further force and effect upon the payment or defeasance in full of the related Mortgage Loan if the indemnitee receives a satisfactory environmental report dated no earlier than the date the related Mortgage Loan is paid or defeased in full.  The updated environmental report will be deemed to be satisfactory if such update environmental report indicates no change in any material respect from the environmental assessment obtained at origination of the Mortgage Loan.

28	The Mall of Victor Valley (Loan No. 2)
(Recourse Obligations) – The Mortgagor and the guarantor signed an environmental indemnity and obtained an environmental insurance policy. Under the indemnity, the lender is required to use commercially reasonable efforts to collect any losses from the policy prior to enforcing the environmental indemnity (unless the lender determines in its reasonable discretion that coverage under such policy would not afford coverage for the claim).  Neither the Mortgagor nor the guarantor will have any liability to the extent of amounts actually received by the lender under the policy.

There is no carve-out for willful misconduct.

The carve-out for material physical waste is limited to intentional physical waste by the Mortgagor, the guarantor or any of their affiliates.

There is a cure period of sixty (60) days for a breach of the full recourse carve-out for involuntary bankruptcy filings by the Mortgagor.

Acquiescence to an involuntary bankruptcy filing has been deleted as a full recourse carve-out.

The carve-out for unauthorized transfers is limited to (i) any voluntary transfer of all or substantially all of the fee title to the real estate comprising the Mortgaged Property or (ii) any voluntary conveyance of any direct or indirect interest in the Mortgagor in which a change of control prohibited by the Mortgage Loan documents occurs.

The Mortgagor and guarantor will not have full recourse liability or liability for losses under the non-recourse carve-out provisions to the extent that the circumstance, event or condition which gives rise to the breach or violation is attributable to the following: (i) insufficient revenues from the Mortgaged Property; (ii) Mortgagor’s lack of access to revenue from the Mortgaged Property as a result

D-2-6

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
of the lender’s exercise of remedies; (iii) insolvency of the Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the Mortgagor’s debts and liabilities as they become due and payable from sources other than revenues from the Mortgaged Property (subject to the carve-out related to special purpose entities); (v) the failure to pay the Mortgage Loan as a result of (i), (ii) or (iii) above; (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the Mortgagor, through a judgment or exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor; or (vii) a transfer with respect to which the Mortgagor or any other person or entity has failed to provide notice to the lender or the opportunity to review any documentation for such transfer, in the event the transfer would otherwise be allowed under the Mortgage Loan documents.

Upon payment of the Mortgage Loan in full, the obligations and liabilities of the Mortgagor and guarantors with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim, provided that: (i) the indemnitee shall have received an updated environmental assessment showing no actual or threatened (other than as disclosed in the environmental report delivered in connection with the origination of the loan) (A) non-compliance with or violation of environmental laws (or permits issued pursuant to environmental laws) in connection with the Mortgaged Property or its operations which has not been cured in accordance with applicable laws, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings concerning any environmental matter, or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been remediated as required by applicable environmental laws; and (ii) two (2) years have passed since the Mortgage Loan was paid in full.  The Mortgage Loan is not deemed to be paid full if the lender or its affiliate acquires title to the Mortgaged Property through the exercise of remedies.

28	635 Madison Avenue (Loan No. 4)
(Recourse Obligations) – The carve-outs for fraud and intentional misrepresentation are limited to fraud and intentional material misrepresentations in writing.

The carve-out for material physical waste is limited to intentional physical waste and excludes any failure by the Mortgagor to repair or maintain all or any portion of the Mortgaged Property due to the insufficiency of rents from the Mortgaged Property for the immediately preceding 12 month period.

Misapplication of (i) prepaid rents or rents after an event of default, (ii) condemnation awards or (iii) insurance proceeds is limited to

D-2-7

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
intentional misapplication of such amounts received by Mortgagor or any of its affiliates.

Acquiescence to an involuntary bankruptcy filing is limited to the extent the Mortgagor has a good faith basis to contest any such filing and the Mortgaged Property has generated sufficient net income to pay for any such contest.

Transfers in violation of the Mortgage Loan documents will not trigger full recourse liability to the extent that (i) such violation results solely from the failure to provide any required notice, non-consolidation opinion or any other deliverables (including payment of any fees) required for such transfer which would otherwise be permitted under the Mortgage Loan documents, provided that Mortgagor promptly delivers any such notice, opinion or other deliverable within ten (10) business days after written request, and (ii) Mortgagor fails to obtain the lender’s consent to the transfer of any indirect or direct equity interest of less than 20% and which does not result in a change of control, provided that Mortgagor promptly delivers to the lender all information reasonably requested within ten (10) business days of request.

The obligations and liabilities of the related Mortgagor and guarantor with respect to environmental issues will terminate and be of no further force and effect starting three (3) years after the earliest to occur of (a) payment in full of the related Mortgage Loan, (b) the date of a foreclosure or deed in lieu of foreclosure on the Mortgaged Property or (c) the date a replacement guarantor assumes the obligations under the guaranty and delivers a replacement environmental indemnity in connection with the transfer of the Mortgaged Property, provided the indemnitee receives an acceptable Phase I environmental report prepared substantially in compliance with the American Society for the Testing of Materials E1527-00 standard for audits that (i) does not identify any recognized environmental conditions as defined in the standard for audits, (ii) describes the environmental condition of the Mortgaged Property as of a date that is no more than 120 days prior to date of delivery, and (iii) includes as an additional scope of work a limited compliance review confirming that the Mortgaged Property is in compliance in all material respects with applicable environmental laws.

28	17 State Street (Loan No. 6)
(Recourse Obligations) – The obligations and liabilities of the related Mortgagor and guarantor with respect to environmental issues will terminate and be of no further force and effect starting three (3) years after the earliest to occur of (a) payment in full of the related Mortgage Loan, (b) the date of a foreclosure or deed in lieu of foreclosure on the Mortgaged Property or (c) the date a replacement guarantor assumes the obligations under the guaranty and delivers a replacement environmental indemnity in connection with the transfer of the Mortgaged Property, provided

D-2-8

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

the indemnitee receives an acceptable Phase I environmental report prepared substantially in compliance with the American Society for the Testing of Materials E1527-00 standard for audits that (i) does not identify any recognized environmental conditions as defined in the standard for audits, (ii) describes the environmental condition of the Mortgaged Property as of a date that is no more than 120 days prior to date of delivery, and (iii) includes as an additional scope of work a limited compliance review confirming that the Mortgaged Property is in compliance in all material respects with applicable environmental laws.

There is no carve-out for willful misconduct.

The carve-out for intentional misrepresentation is limited to intentional material misrepresentations.

The carve-out for material physical waste is limited to intentional waste.

Misapplication or conversion of (i) prepaid rents or rents after an event of default, (ii) condemnation awards or (iii) insurance proceeds is not a carve-out. Misappropriation of such amounts is a loss carve-out.

Transfers in violation of the Mortgage Loan documents will only trigger full recourse liability to the extent that such transfer is (a) a voluntary transfer of any portion of the Mortgaged Property that constitutes real property (excluding any lease unless such lease is for all or substantially all of the Mortgaged Property) or (b) a voluntary transfer of direct or indirect ownership interests in Mortgagor which results in the failure to comply with the minimum ownership and control thresholds provided by the Mortgage Loan documents (neither the death or incapacity of a guarantor nor a change in the administrator, trustee or executor of a trust or estate, if the successor guarantor is a trust or the estate of an individual, shall be deemed a change of control for the purposes of complying with the thresholds) which, in either, results in an event of default under the Mortgage Loan documents.  Any other transfers in violation of the Mortgage Loan documents will trigger a carve-out for losses only.

28	NoBu Station (Loan No. 8)
(Recourse Obligations) – The carve-out for willful misconduct is limited to willful misconduct by the Mortgagor, its principal or the guarantors in connection with the Mortgaged Property or the Mortgage Loan.

The carve-out for material physical waste is limited to waste arising from the acts or omissions of Mortgagor, its principal or the guarantors, and the Mortgagor will not have any liability to the extent there is not sufficient cash flow made available to the Mortgagor from the Mortgaged Property to prevent such waste, so long as the insufficiency does not arise out of the intentional

D-2-9

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
misappropriation or conversion or revenues by the Mortgagor, its principal or the guarantors.

28	Hilton Houston Post Oak (Loan No. 10)
(Recourse Obligations) – The obligations and liabilities of the related Mortgagor and guarantor with respect to environmental issues will terminate and be of no further force and effect starting two (2) years after the payment in full of the related Mortgage Loan, provided (i) the indemnitee has not foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date of origination of the mortgage loan and the date the mortgage loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related mortgage loan documents, notwithstanding the fact that the related mortgage loan is paid in full, and (iii) indemnitee shall have received, at Mortgagor’s and guarantor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related mortgage loan documents.

28	Arden Park (Loan No. 12)
(Recourse Obligations) – The carve-out for willful misconduct is limited to willful misconduct by the Mortgagor, its principal or the guarantors in connection with the Mortgaged Property or the Mortgage Loan.

The carve-out for material physical waste is limited to waste arising from the acts or omissions of Mortgagor, its principal or the guarantors, and the Mortgagor will not have any liability to the extent there is not sufficient cash flow made available to the Mortgagor from the Mortgaged Property to prevent such waste, so long as the insufficiency does not arise out of the intentional misappropriation or conversion or revenues by the Mortgagor, its principal or the guarantors.

28	Westin Columbus (Loan No. 25)	(Recourse Obligations) – The carve-out for unauthorized transfers excludes any liens being contested in accordance with the provisions of the Mortgage Loan documents.

30	Grapevine Mills (Loan No. 1) Hilton Houston Post Oak (Loan No. 10)	(Financial Reporting and Rent Rolls) – Annual financial statements are not required to be audited.

30	The Mall of Victor Valley (Loan No. 2)
(Financial Reporting and Rent Rolls) – Annual financial statements are not required to be audited.  However, the Mortgage Loan documents require the Mortgagor to comply with Regulation AB requirements within 75 days following the end of the fiscal year

D-2-10

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
if the lender reasonably determines that the Mortgagor is required to comply with Regulation AB.

31	Grapevine Mills (Loan No. 1)
(Acts of Terrorism Exclusion) – If TRIA is not in effect and the insurance policies contain an exclusion for acts of terrorism, Mortgagor is not required to pay more than two (2) times the cost of then current property insurance coverage (based on the cost to purchase a stand-alone policy and excluding the wind, flood and earthquake components of such policy) on terrorism coverage.

To the extent that Mortgagor is required to obtain a stand-alone insurance policy to cover acts of terrorism, the Mortgagor may maintain such policy with a deductible that is reasonable for similar properties in the region (provided that in no event will such deductible exceed $5,000,000). The amount of this deductible may be considered higher than customary.

31	The Mall of Victor Valley (Loan No. 2)
(Acts of Terrorism Exclusion) – If TRIA or a similar statute is not in effect, the Mortgagor is not required to pay more than one and one-half (1.5) times the cost of the then current stand alone property all risk insurance policy (including property/casualty coverage and business interruption/rent loss coverage) on terrorism coverage.

31	635 Madison Avenue (Loan No. 4) 17 State Street (Loan No. 6)
(Acts of Terrorism Exclusion) – If TRIA or a similar statute is not in effect, the Mortgagor is not required to pay more than two (2) times the cost of the then current property all risk insurance policy, business interruption/rent loss coverage, commercial general liability insurance policy and umbrella/excess liability insurance policy (excluding the terrorism component of such policies) on terrorism coverage.  To the extent that the insurance at the Mortgaged Property is maintained on a blanket policy which includes land within 1,000 feet of the Mortgaged Property, the limits of any such blanket policy is deemed adequate to maintain the coverage required by the Mortgage Loan documents.

The Mortgagor may maintain terrorism insurance with a deductible that does not exceed $100,000. The amount of this deductible may be considered higher than customary.

31	Holiday Inn French Quarter - Chateau Lemoyne (Loan No. 17)
(Acts of Terrorism Exclusion) – In the event the Mortgagor has obtained a stand-alone policy for terrorism coverage, then the premiums for such policy are capped at two (2) times the cost of the then-current annual insurance premiums for the all risk property insurance at the all other perils rate.

Regardless of whether the Mortgagor obtains coverage for acts of terror under a blanket policy or a stand-alone insurance policy, the Mortgagor may maintain terrorism insurance with a deductible that does not exceed $100,000. The amount of this deductible may be

D-2-11

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
considered higher than customary.

31	Rite Aid (Loan No. 51)	(Acts of Terrorism Exclusion) – There is no requirement in the Mortgage Loan documents for insurance coverage for acts of terrorism.

33	The Mall of Victor Valley (Loan No. 2)
(Single Purpose Entity) – The Mortgagor was a duly formed Delaware limited liability company that was merged into a properly formed Delaware limited partnership at closing and had previously owned property which is no longer part of the collateral.

33	Embassy Suites Kennesaw (Loan No. 14)
(Single Purpose Entity) – The Mortgagor and an affiliate of the prior lender (which is a third party) for the Mortgaged Property entered into a recorded agreement which contains a shared appreciation feature.  Under the agreement, an affiliate of the prior lender is entitled to a share of proceeds from the sale, transfer or disposition of the Mortgaged Property or substantially all of the interests in the Mortgaged Property.

36	Hilton Houston Post Oak (Loan No. 10)	(Ground Leases) – The ground leases do not expressly provide that they may not be terminated without the consent of the lender.

36	Westin Columbus (Loan No. 25)
(Ground Leases) – The ground lease, which secures a portion of the Mortgaged Property which contains only parking, does not expressly provide that the Mortgagor may obtain a mortgage on the ground leased portion, but does provide that the Mortgagor may obtain a mortgage on any improvements constructed upon the ground leased portion of the Mortgaged Property.  The parking spaces contained in the parking lot are not required for zoning conformance.

The ground lessor has not agreed in writing that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns.

The current term of the ground lease expires on June 30, 2023, which is not more than 20 years beyond the stated maturity date. The Mortgagor has an option to extend the lease until June 30, 2053, which is more than 20 years beyond the stated maturity date, but the lender does not have express right to exercise such option.

There is no requirement of written notice of default to the lender and the ground lease does not address estoppels.

There is no provision in the ground lease providing that the lender has an opportunity to cure any default by the Mortgagor under the ground lease.

In the event of a substantial or total casualty, the ground lease

D-2-12

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

does not require restoration.  In the event of a condemnation resulting in the taking of more than 10% of the area of the leased property, if the Mortgagor does not purchase the leased property, the award belongs to the ground lessor.

The ground lessor has not agreed in writing to enter into a new lease with the lender in connection with any default being cured by the lender.

36	635 Madison Avenue (Loan No. 4)
(Ground Leases)

The ground lease does not for a prohibition of any amendment or modification without mortgage lender’s consent.  The Mortgage Loan documents provide that any modification or surrender by Mortgagor of the ground lease without Lender consent is a full recourse event.

A future fee mortgage of less than $500,000 would not be subordinate to the ground lease.

Ground lessor is only required to deliver an attestation that simply confirms the current rent amount and that the insurance requirements have been satisfied.

Condemnation awards are paid only to the ground lessor, not the lessee.  The lender or a trustee appointed by it does not therefore hold and disburse the condemnation award.  In the event of a partial taking, the ground lessor will apply any condemnation award for damage to the building lessor receives towards the restoration of the building.

Under the ground lease, the insurance depositary is a New York City bank or trust company designated by the lessor with capital of at least $5,000,000.

Condemnation proceeds are paid entirely to ground lessor.  At origination of the Mortgage Loan, the Mortgagor was required to purchase a condemnation insurance policy which provides coverage in the full aggregate amount of the mortgage and mezzanine loans.

38	Holiday Inn French Quarter - Chateau Lemoyne (Loan No. 17)	(ARD Loans) – The mortgage loan may not substantially fully amortize over its stated term.

38	Academy Sports - Garland, TX (Loan No. 39)
(ARD Loans) – The mortgage loan may not substantially fully amortize over its stated term.  The maturity date of the Mortgage Loan is less than sixty (60) months following the Anticipated Repayment Date.

D-2-13

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

7	Columbus Square Portfolio (Loan No. 3)	(Lien; Valid Assignment) – The related Mortgage secures the related note(s) included in the issuing entity and the related companion loan(s) on a pari passu basis.

8	Columbus Square Portfolio (Loan No. 3)	(Permitted Liens; Title Insurance) – The related Mortgage secures the related note(s) included in the issuing entity and the related companion loan(s) on a pari passu basis.

9	Watermark Hurstbourne Apartments (Loan No. 18)
(Junior Liens) – A mezzanine loan held by Barclays Bank PLC in the amount of $7,450,000 exists with respect to the related Mortgaged Property. The mezzanine lender entered into an intercreditor agreement with the lender.

9	1690 New Britain Avenue (Loan No. 23)
(Junior Liens) – Future mezzanine debt is permitted pursuant to the Mortgage Loan documents upon an assumption of the Mortgage Loan by a transferee in connection with a bona fide third-party sale of the Mortgaged Property, provided that certain conditions are satisfied, which conditions include (but are not limited to) the following: (i) a combined maximum LTV Ratio of not greater than 72%; (ii) a combined minimum DSCR of not less than 1.50x; and (iii) the execution of an intercreditor agreement satisfactory to the lender.

9	Meriden Executive Park (Loan No. 26)
(Junior Liens) – Future mezzanine debt is permitted pursuant to the Mortgage Loan documents upon an assumption of the Mortgage Loan by a transferee in connection with a bona fide third-party sale of the Mortgaged Property, provided that certain conditions are satisfied, which conditions include (but are not limited to) the following: (i) a combined maximum LTV Ratio of not greater than 75%; (ii) a combined minimum DSCR of not less than 1.50x; and (iii) the execution of an intercreditor agreement satisfactory to the lender.

15	North Riverside Park Mall (Loan No. 7)
(Actions Concerning Mortgage Loans) – One of the loan guarantors (Jeffrey Feil) is named as defendant in a lawsuit initiated by various family members/ shareholders alleging mismanagement of certain family businesses and seeking dissolution and liquidation of the related business assets. Mr. Feil assumed control of the businesses following the death of his parents. Specifically, the plaintiffs’ claims include that Mr. Feil, using his voting control, engaged in a scheme to restrict cash distributions and coerce the family members to sell their interests in the family businesses to Mr. Feil on below-market terms. Additional claims include Mr. Feil’s misappropriation of insurance proceeds following Hurricane Katrina. Certain information concerning the related proceedings is under seal because of existing confidentiality agreements. The loan documents include requirements for hard/ upfront cash management and

D-2-14

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
environmental insurance, among other things.

18	Columbus Square Portfolio (Loan No. 3)	(Insurance) – Business interruption insurance is required for a period continuing until the restoration of the Mortgaged Property is completed or the expiration of 18 months, whichever occurs first.

18	North Riverside Park Mall (Loan No. 7)
(Insurance) – The related Mortgage Loan documents permit insurance to be provided by a group of insurance companies, if (1) at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer insurance companies issuing the Policies) or (2) at least sixty percent (60%) of the coverage (if there are five (5) or more insurance companies issuing the Policies) have claims paying ability rating of “A-” (including “Api” with respect to Affiliated FM Insurance) (“Qualified Insurers”) and 100% of the first layers of coverage are provided by such Qualified Insurers and no member of the group of insurance companies may have a rating below “BBB” by S&P or “AX” by AM Best.

Business interruption insurance is required for a period continuing until the restoration of the Mortgaged Property is completed or the expiration of 18 months, whichever occurs first.

18	Oakland Square and Oakland Plaza (Loan No. 11)
(Insurance) – The related Mortgage Loan documents permit the Mortgagor to maintain insurance that does not satisfy the requirements of the Mortgage Loan documents to the extent approved by the lender and, generally, if required by the lender, a rating confirmation has been obtained.

18
Kenwood City Retail (Loan No. 16)

1690 New Britain Avenue (Loan No. 23)

Meriden Executive Park (Loan No. 26)

East Roosevelt Boulevard Office Portfolio (Loan No. 27)

Storage Max Self Storage (Loan No. 40)
(Insurance) – Business interruption insurance is required for a period continuing until the restoration of the Mortgaged Property is completed or the expiration of 12 months, whichever occurs first.

18	Churchill Square Shopping Center (Loan No. 28) Watermark Hurstbourne Apartments (Loan No. 18) East Dublin Center (Loan No. 53)	(Insurance) – Business interruption insurance is required for a period continuing until the restoration of the Mortgaged Property is completed.

D-2-15

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

28	Meridian Corporate Center I (Loan No. 9) Meridian Corporate Center II (Loan No. 19) Meriden Executive Park (Loan No. 26)	(Recourse Obligations) – The recourse event for material physical waste is for any act of intentional waste.

28
North Riverside Park Mall (Loan No. 7)

Meridian Corporate Center I (Loan No. 9)

Kenwood City Retail (Loan No. 16)

Meridian Corporate Center II (Loan No. 19)

1690 New Britain Avenue (Loan No. 23)

Meriden Executive Park (Loan No. 26)
(Recourse Obligations) – The recourse event for misapplication, misappropriation or conversion of insurance proceeds is for misappropriation of such insurance proceeds.

28	Watermark Hurstbourne Apartments (Loan No. 18)	(Recourse Obligations) – The recourse event for misapplication, misappropriation or conversion of insurance proceeds is for misapplication or conversion of such insurance proceeds.

31	North Riverside Park Mall (Loan No. 7)
(Acts of Terrorism Exclusion) – In the event TRIA (or a similar law) is no longer in effect, Mortgagor will not be required to spend more than two times the premium paid for its all-risk and business interruption insurance policies on terrorism insurance.

31	Kenwood City Retail (Loan No. 16)
(Acts of Terrorism Exclusion) – To the extent that terrorism coverage is excluded from the all risk insurance policy, the Mortgagor is required to obtain a separate policy insuring over acts of terrorism, provided, however, that the Mortgagor is not required to expend more than two times the imputed cost of such coverage as of the date of the Mortgage Loan closing to obtain a stand-alone terrorism insurance.

43	Oakland Square and Oakland Plaza (Loan No. 11)
(Environmental Conditions) – A Mobil gas station with known contamination is located on an adjacent property at the southwestern portion of the Oakland Plaza property.  Subsurface sampling in 2007 by the prior owner found soil contamination at the southwestern portion thereof.   The Mortgagor has obtained a baseline environmental assessment (the “BEA”) in connection with its acquisition of the property and in connection with the origination of the loan; the BEA confirmed that the property qualified as a

D-2-16

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
“facility” containing recognized environmental conditions under the Michigan Natural Resources and Environmental Protection Act, 1994 PA 451, as amended (“NREPA”), due to levels of several petroleum-related constituents and metals detected at the property exceeding the applicable MDEQ residential clean-up criteria for hazardous substances. The BEA has been filed with the State of Michigan. The environmental consultant engaged to conduct the BEA also prepared a due care plan, known as “Documentation of Due Care Compliance” (the “Due Care Plan”) to comply with the Mortgagor’s due care obligations under Michigan law. The loan agreement includes a covenant that the borrower will comply with the due care plan.

D-2-17

KeyBank National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

7	Wichita Square (Loan No. 38)
(Lien; Valid Assignment) – Pursuant to an agreement between an adjacent landowner and the related Mortgagor, the adjacent landowner is entitled to 30% of the rents due from “ChikFilA”, a tenant on the Mortgaged Property.  Under the terms of the applicable recorded documents, the adjacent landowner’s lien for non-payment is subordinate to the Lender’s lien.  The mortgage loan seller did not underwrite for such rents, and a guarantor has executed a loss carveout guaranty for Mortgagor’s failure to pay such rents to the adjacent landowner.

8	Hutch Tower Two (Loan No. 5)
(Permitted Liens; Title Insurance) – The tenant has the right to give a leasehold mortgage.  Pursuant to the Mortgage Loan documents, upon a foreclosure of the leasehold mortgage a cash trap is triggered.

8	Wichita Square (Loan No. 38)
(Permitted Liens; Title Insurance) – Pursuant to an agreement between an adjacent landowner and the related Mortgagor, the adjacent landowner is entitled to 30% of the rents due from “ChikFilA”, a tenant on the Mortgaged Property.  Under the terms of the applicable recorded documents, the adjacent landowner’s lien for non-payment is subordinate to the Lender’s lien.  The mortgage loan seller did not underwrite for such rents, and a guarantor has executed a loss carveout guaranty for Mortgagor’s failure to pay such rents to the adjacent landowner.

10	Wichita Square (Loan No. 38)
(Assignment of Leases and Rents) Pursuant to an agreement between an adjacent landowner and the related Mortgagor, the adjacent landowner is entitled to 30% of the rents due from “ChikFilA”, a tenant on the Mortgaged Property.  Under the terms of the applicable recorded documents, the adjacent landowner’s lien for non-payment is subordinate to the Lender’s lien.  The mortgage loan seller did not underwrite for such rents, and a guarantor has executed a loss carveout guaranty for Mortgagor’s failure to pay such rents to the adjacent landowner.

28	All KeyBank Mortgage Loans except for Harrodsburg Marketplace (Loan No. 46)
(Recourse Obligations) – The non-recourse provision of the Mortgage Loan provides for liability for actual losses, liabilities, costs and damages in connection with “willful misrepresentation” as opposed to “intentional misrepresentation.”

28	Motorola Solutions – Building I & III (Loan No. 15)
(Recourse Obligations) – The non-recourse provision of the Mortgage Loan provides for liability for actual losses, liabilities, costs and damages in connection with material physical waste at the Mortgaged Property by Mortgagor or any affiliate, agent, or employee of Mortgagor (“waste” meaning the diminution in the Property’s value resulting from grossly negligent or willful failure to manage, maintain, repair and otherwise operate the Mortgaged Property in a commercially reasonable manner) to the extent that there is sufficient cash from the Mortgaged Property (after the

D-2-18

KeyBank National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
payment of debt service, taxes, insurance and other non-discretionary costs under the Mortgage Loan documents) to pay such amounts.

28	Skyview Plaza Shopping Center (Loan No. 29)
(Recourse Obligation) – The non-recourse provision of the Mortgage Loan provides for liability for actual losses, liabilities, costs and damages in connection with material physical waste at the Mortgaged Property, but only to the extent that net cash flow available to the Mortgagor from the operation of the Mortgaged Property is sufficient to prevent such waste.

28	Water’s Edge (Loan No. 24)
(Recourse Obligation) – The obligations and liabilities of the indemnitor under the Environmental Indemnity Agreement will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full:  (i) the Mortgage Loan is paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the Environmental Indemnity Agreement, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) indemnitee has received, at indemnitor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the Environmental Indemnity Agreement, and (iv) two (2) years have passed since date that the Mortgage Loan has been paid in full.

28	Wichita Square (Loan No. 38)
(Recourse Obligation) – The non-recourse provision of this Mortgage Loan provides for liability for actual losses, liabilities, costs and damages in connection with voluntary material physical waste at the Mortgaged Property.

28	Westwood Square (Loan No. 41)
(Recourse Obligation) – The non-recourse provision of this Mortgage Loan provides for liability for actual losses, liabilities, costs and damages in connection with material physical waste at the Mortgaged Property, but only to the extent that net cash flow available to the Mortgagor from the operation of the Mortgaged Property is sufficient to prevent such waste.

28	StaxUp Self Storage (Loan No. 44)
(Recourse Obligations) – The non-recourse provision of this Mortgage Loan provides for liability for actual losses, liabilities, costs and damages in connection with voluntary material physical waste at the Mortgaged Property by the related Mortgagor, guarantor, or any affiliate.

D-2-19

KeyBank National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

(Recourse Obligations) – The non-recourse provision of this Mortgage Loan provides for liability for actual losses, liabilities, costs and damages in connection with misappropriation or conversion of insurance proceeds or condemnation awards following the occurrence of an event of default under the related Mortgage Loan documents.

28	Harrodsburg Marketplace (Loan No. 46)
(Recourse Obligations) – The non-recourse provision of this Mortgage Loan provides for liability for actual losses, liabilities, costs and damages in connection with “intentional material misrepresentation” as opposed to “international misrepresentation.”

(Recourse Obligation) – The non-recourse provision of this Mortgage Loan provides for liability for actual losses, liabilities, costs and damages in connection with intentional, material physical waste at the Mortgaged Property, but only to the extent that net cash flow available to the Mortgagor from the operation of the Mortgaged Property is sufficient to prevent such waste, provided that the foregoing (a) only applies to the extent cash flow from the Mortgaged Property is sufficient for such purpose and (b) does not require any direct or indirect member, partner, shareholder, or beneficiary of Mortgagor to provide additional funds to Mortgagor whether by virtue of loans, additional capital contributions, or otherwise.

29	All KeyBank Mortgage Loans
(Mortgage Releases) – With respect to a taking of a portion of the Mortgaged Property, the principal balance of the Mortgage Loan is not required to be paid down if the holder of the Mortgage Loan receives an opinion of counsel that, if such amount is not paid, the securitization will not fail to maintain its status as a REMIC trust.

31	Hutch Tower Two (Loan No. 5)	(Acts of Terrorism Exclusion) – The related Mortgage Loan documents requirement to maintain terrorism insurance is subject to the renewal of TRIA.

31	Motorola Solutions – Building I & III (Loan No. 15)
(Acts of Terrorism Exclusion) – If TRIA is discontinued or not renewed, the Mortgagor is not required to pay more than two (2) times the cost of then current property all risk insurance and business interruption/rent loss coverage on a stand-alone policy basis (excluding the terrorism component of such policy and the business interruption/rent loss insurance) on terrorism coverage.

32	Water’s Edge (Loan No. 24)
(Due on Sale or Encumbrance) – If the Mortgagor is a Delaware statutory trust, after delivery of the Tax Opinion to the mortgage lender, the holder of a beneficial ownership interest in Mortgagor may transfer interests without the consent of mortgage lender so long as: (i) following such transfer, no single transferee (each, a “Beneficial Interest Owner Transferee”) owns more than 49% of the direct or indirect interests in Mortgagor; provided, that, to the

D-2-20

KeyBank National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
extent a Beneficial Interest Owner Transferee owns twenty percent (20%) or more of the direct or indirect interests in Mortgagor immediately following such transfer, (A) such transfer shall be subject to the mortgage lender’s prior written approval, which approval shall not be unreasonably withheld so long as (x) such interests are transferred pursuant to the private placement memorandum previously approved by mortgage lender and attached as a schedule to the related Mortgage Loan documents, and (y) the Mortgagor delivers, prior to the transfer and at the Mortgagor’s sole cost and expense, customary searches (credit, judgment, lien, bankruptcy, etc.) reasonably acceptable to the mortgage lender with respect to such Beneficial Interest Owner Transferee, (ii) following such transfer, the related guarantor owns not less than 1.0% of the direct or indirect interests in the Mortgagor and shall at all times continue to control the Mortgagor and the master tenant, (iii) each Beneficial Interest Owner Transferee is an accredited investor and complies with the representation set forth in the related Mortgage Loan documents, (iv) there shall be no more than an aggregate of four hundred and ninety nine (499) Beneficial Interest Owner Transferees, (v) each such transfer complies with all applicable laws, including applicable securities laws and regulations, (vi) no change of control results from any such transfer, and (vii) the Mortgagor continues to comply with the representation set forth in in the Mortgage Loan documents notwithstanding any such transfer.

34	Hutch Tower Two (Loan No. 5)
(Defeasance) – The related Mortgage Loan documents provide that the related Mortgagor is permitted to pledge securities issued by “agencies” guaranteed by the United States of America to the extent acceptable to the rating agencies.

42	Water’s Edge (Loan No. 24)	(Organization of Mortgagor) – A guarantor was subject to a Chapter 7 bankruptcy that was discharged in August 2003.

42	Harrodsburg Marketplace (Loan No. 46)	(Organization of Mortgagor) – The manager of the Mortgagor was not required to deliver a questionnaire.

44	Westwood Square (Loan No. 41)
(Lease Estoppels) – The Mortgage Loan Seller obtained estoppels that account for 11.8% of the in place rent no earlier than 90 days prior to the origination date of the Mortgage Loan and obtained additional estoppels that account for 86% of the in place rent dated within 104 days of the origination date of the Mortgage Loan.

D-2-21

Column Financial, Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
18	Grapevine Mills (Loan No. 1)
(Insurance) – The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $13,400,000 (or $6,700,000, if Simon Property Group, L.P. does not control or own at least 50% of the ownership interests in the Mortgagor), rather than five percent (5%) of the then outstanding principal amount.

The deductible for the all-risk special form property insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if Mortgagor delivers a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the Mortgage Loan documents). The deductibles for flood, earthquake, and windstorm coverage may not exceed 5% of the insurable value. The amount of these deductibles may be considered higher than customary.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P and either Moody’s or Fitch, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P and either Moody’s or Fitch.

28	Grapevine Mills (Loan No. 1)
(Recourse Obligations) – There is no separate guarantor, and the Mortgagor is the sole party responsible for breaches or violations of the non-recourse carve-out provisions in the Mortgage Loan documents.

There is no carve-out regarding waste.

The carve-out for willful misconduct is limited to willful misconduct regarding the operation of the Mortgaged Property.

Conversion of prepaid rents or rents after an event of default, condemnation awards or insurance proceeds is not a carveout.

Misappropriation or misapplication of such amounts is a loss carveout.

The full recourse carveout for involuntary bankruptcy filings excludes filings at the request of the lender or any servicer.

The obligations and liabilities of the related Mortgagor with respect to environmental issues will terminate and be of no further force and effect upon the payment or defeasance in full of the related Mortgage Loan if the indemnitee receives a satisfactory environmental report dated no earlier than the date the related Mortgage Loan is paid or defeased in full. The updated environmental report will be deemed to be satisfactory if such update environmental report indicates no change in any material

D-2-22

Column Financial, Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
respect from the environmental assessment obtained at origination of the Mortgage Loan.

30	Grapevine Mills (Loan No. 1)	(Financial Reporting and Rent Rolls) – Annual financial statements are not required to be audited.

31	Grapevine Mills (Loan No. 1)
(Acts of Terrorism Exclusion) –  If TRIA is not in effect and the insurance policies contain an exclusion for acts of terrorism, Mortgagor is not required to pay more than two (2) times the cost of then current property insurance coverage (based on the cost to purchase a stand-alone policy and excluding the wind, flood and earthquake components of such policy) on terrorism coverage.

To the extent that Mortgagor is required to obtain a stand-alone insurance policy to cover acts of terrorism, the Mortgagor may maintain such policy with a deductible that is reasonable for similar properties in the region (provided that in no event will such deductible exceed $5,000,000). The amount of this deductible may be considered higher than customary.

D-2-23

RAIT Funding, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

8	Tractor Supply/Fresenius Medical (Loan No. 32)
The tenant Tractor Supply Company, which has entered into under the lease with respect to the Buckeye, Arizona and Laurel, Mississippi properties, holds a right of first refusal to purchase each of the related properties (the “ROFR”).  The ROFR is only triggered upon a bona fide offer to purchase the related property from a third party.  The tenant has entered into a subordination, non-disturbance and attornment agreement in favor of the related Mortgagor, providing, among other things, that the ROFR is subject to the related Mortgage.

18	All RAIT Mortgage Loans
The related Mortgage Loan documents permit the Mortgagor to maintain insurance that does not satisfy the requirements of the Mortgage Loan documents to the extent approved by the lender and, generally, if required by the lender, a rating confirmation has been obtained.

18	Dollar General Portfolio (Loan No. 42)
The lender did not require the Mortgagor to obtain business interruption or rental loss insurance at origination. Pursuant to the related single tenant’s lease with Mortgagor, rental payments do not abate (and the lease may not be terminated) after a casualty or condemnation at such property; tenant’s obligations under its lease are guaranteed by its parent, Dollar General Corporation.  Additionally, the lender under the Mortgage Loan is not named as a loss payee under a mortgagee endorsement clause or as a named or additional insured, however, the lender is named on the insurance certificates for the Mortgaged Property.

18	Tractor Supply/Fresenius Medical (Loan No. 32)
The related loan agreement provides that the Mortgagor is not obligated to carry any insurance required under the loan agreement with respect to one or more mortgaged properties, provided, among other conditions, that (i) the specified tenant at such property is required to maintain such insurance pursuant to its lease and (ii) the lender has received evidence reasonably satisfactory to the lender that such tenant carries the required insurance which is provided by a qualified insurer and the related insurance premiums have been paid in full.

26	Racine Center (Loan No. 34)
The Mortgaged Property is non-conforming with respect to a check cashing use with respect to the business of one of the tenants, which is only permitted through a conditional use within the City of Racine.

D-2-24

RAIT Funding, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

31	Tractor Supply/Fresenius Medical (Loan No. 32)
If TRIA is discontinued or not renewed, the Mortgagor is not required to pay more than two (2) times the then-current premium for a separate “Special Form” or “All Risks” policy or equivalent policy (including, without limitation, property insurance and business interruption/rent loss insurance) on a standalone basis on terrorism coverage.

38	Dollar General Portfolio (Loan No. 42)
The property manager may be removed by the lender based on several determinations, including (i) solely because of the passage of the related Anticipated Repayment Date and (ii) on the basis of a debt service coverage ratio test which takes into account the increase in the related interest rate after the Anticipated Repayment Date.

38	Tractor Supply/Fresenius Medical (Loan No. 32)	The Mortgage Loan is interest only for the first 12 months, and starts to amortize on the 13th payment date in November 2015 on a 30-year amortization schedule.

43	Oakland Square and Oakland Plaza (Loan No. 11)
A Mobil gas station with known contamination is located on an adjacent property at the southwestern portion of the Oakland Plaza property.  Subsurface sampling in 2007 by the prior owner found soil contamination at the southwestern portion thereof.   The Mortgagor has obtained a baseline environmental assessment (the “BEA”) in connection with its acquisition of the property and in connection with the closing of the loan; the BEA confirmed that the property qualified as a “facility” containing recognized environmental conditions under the Michigan Natural Resources and Environmental Protection Act, 1994 PA 451, as amended (“NREPA”), due to levels of several petroleum-related constituents and metals detected at the property exceeding the applicable MDEQ residential clean-up criteria for hazardous substances.  The BEA has been filed with the State of Michigan.  The environmental consultant engaged to conduct the BEA also prepared a due care plan, known as “Documentation of Due Care Compliance” (the “Due Care Plan”) to comply with the Mortgagor’s due care obligations under Michigan law. The loan agreement includes a covenant that the borrower will comply with the due care plan.

D-2-25

General Electric Capital Corporation
Rep. No. on Annex D-1	Rep. No. on Annex D-1	Description of Exception

7	Canyon Ranch Portfolio (Loan No. 13)
(Lien; Valid Assignment) – Whole Loan. $150,000,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in amount of  $75,000,000; Note A-2 in amount of $45,000,000; and Note A-3 in amount of  $30,000,000.  GE is contributing Note A-1  to COMM 2014-UBS5 Trust and Note A-2 to JPMBB 2014-C23 Trust.  The loan will be serviced pursuant to the Pooling and Servicing Agreement for the COMM 2014-UBS5 Trust.

8	Canyon Ranch Portfolio (Loan No. 13)
(Permitted Liens; Title Insurance) – Whole Loan. $150,000,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in amount of  $75,000,000; Note A-2 in amount of $45,000,000; and Note A-3 in amount of  $30,000,000.  GE is contributing Note A-1  to COMM 2014-UBS5 Trust and Note A-2 to JPMBB 2014-C23 Trust.  The loan will be serviced pursuant to the Pooling and Servicing Agreement for the COMM 2014-UBS5 Trust.

33	Canyon Ranch Portfolio (Loan No. 13)
(Single-Purpose Entity) – (i) Trade Payables Limit. The loan documents permit the SPE borrower to incur trade payables in the ordinary course of business up to $7,500,000, among other things  (the total loan amount of the loan combination is $150,000,000); (ii) Prior Owned Property. The borrower is recycled SPE, but prior owned property is not same as mortgaged property (borrower previously owned 6 acre undeveloped parcel adjacent to Lenox, MA property that was transferred to an affiliate at the time of loan origination). The lender obtained clean Phase I ESA for the prior owned property.

D-2-26

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
Distribution Date	Balance ($)	Distribution Date	Balance ($)
11/2014	66,649,000.00	10/2019	65,576,089.72
12/2014	66,649,000.00	11/2019	64,555,615.27
01/2015	66,649,000.00	12/2019	63,445,532.19
02/2015	66,649,000.00	01/2020	62,424,417.19
03/2015	66,649,000.00	02/2020	61,399,300.78
04/2015	66,649,000.00	03/2020	60,184,329.98
05/2015	66,649,000.00	04/2020	59,150,436.33
06/2015	66,649,000.00	05/2020	58,019,856.72
07/2015	66,649,000.00	06/2020	56,977,481.53
08/2015	66,649,000.00	07/2020	55,838,661.77
09/2015	66,649,000.00	08/2020	54,787,739.41
10/2015	66,649,000.00	09/2020	53,732,698.66
11/2015	66,649,000.00	10/2020	52,581,573.79
12/2015	66,649,000.00	11/2020	51,517,887.86
01/2016	66,649,000.00	12/2020	50,358,363.85
02/2016	66,649,000.00	01/2021	49,285,965.83
03/2016	66,649,000.00	02/2021	48,209,365.12
04/2016	66,649,000.00	03/2021	46,854,791.20
05/2016	66,649,000.00	04/2021	45,768,664.30
06/2016	66,649,000.00	05/2021	44,587,337.98
07/2016	66,649,000.00	06/2021	43,492,325.34
08/2016	66,649,000.00	07/2021	42,302,046.64
09/2016	66,649,000.00	08/2021	41,206,550.43
10/2016	66,649,000.00	09/2021	40,106,763.72
11/2016	66,649,000.00	10/2021	38,912,866.54
12/2016	66,649,000.00	11/2021	37,853,266.71
01/2017	66,649,000.00	12/2021	36,704,702.53
02/2017	66,649,000.00	01/2022	35,636,492.20
03/2017	66,649,000.00	02/2022	34,564,116.12
04/2017	66,649,000.00	03/2022	33,234,302.60
05/2017	66,649,000.00	04/2022	32,152,560.73
06/2017	66,649,000.00	05/2022	30,982,485.11
07/2017	66,649,000.00	06/2022	29,891,962.31
08/2017	66,649,000.00	07/2022	28,713,355.84
09/2017	66,649,000.00	08/2022	27,613,984.53
10/2017	66,649,000.00	09/2022	26,510,325.80
11/2017	66,649,000.00	10/2022	25,318,957.50
12/2017	66,649,000.00	11/2022	24,206,349.13
01/2018	66,649,000.00	12/2022	23,006,286.07
02/2018	66,649,000.00	01/2023	21,884,659.17
03/2018	66,649,000.00	02/2023	20,758,657.96
04/2018	66,649,000.00	03/2023	19,380,219.72
05/2018	66,649,000.00	04/2023	18,244,453.48
06/2018	66,649,000.00	05/2023	17,021,892.08
07/2018	66,649,000.00	06/2023	15,876,929.05
08/2018	66,649,000.00	07/2023	14,645,432.77
09/2018	66,649,000.00	08/2023	13,491,202.15
10/2018	66,649,000.00	09/2023	12,332,469.91
11/2018	66,649,000.00	10/2023	11,087,596.56
12/2018	66,649,000.00	11/2023	9,919,490.73
01/2019	66,649,000.00	12/2023	8,665,510.74
02/2019	66,649,000.00	01/2024	7,487,959.15
03/2019	66,649,000.00	02/2024	6,305,814.88
04/2019	66,649,000.00	03/2024	4,957,332.52
05/2019	66,649,000.00	04/2024	3,765,319.82
06/2019	66,649,000.00	05/2024	2,488,113.82
07/2019	66,649,000.00	06/2024	1,286,471.33
08/2019	66,649,000.00	7/2024 and thereafter	0.00
09/2019	66,648,882.91

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ANNEX F

ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE ESK WHOLE LOAN

In the absence of a Sequential Pay Event, scheduled principal will be allocated to the ESK Mortgage Loan and ESK Companion Loan as set forth in the schedule below.  Following the occurrence of a Sequential Pay Event, principal will be allocated to the ESK Mortgage Loan until such principal balance has been reduced to zero, and then to the ESK Companion Loan.  See “Description of the Mortgage Pool—The ESK Whole Loan” in this prospectus supplement.

		Principal ($)			Principal ($)
		ESK			ESK
Distribution	Principal ($)	Companion	Distribution	Principal ($)	Companion
Date	Mortgage Loan	Loan	Date	Mortgage Loan	Loan
11/2014	0.00	0.00	12/2018	33,998.61	5,762.48
12/2014	0.00	0.00	01/2019	29,320.90	4,969.64
01/2015	0.00	0.00	02/2019	29,476.19	4,995.97
02/2015	0.00	0.00	03/2019	44,158.07	7,484.42
03/2015	0.00	0.00	04/2019	29,866.18	5,062.06
04/2015	0.00	0.00	05/2019	34,853.63	5,907.40
05/2015	0.00	0.00	06/2019	30,208.95	5,120.16
06/2015	0.00	0.00	07/2019	35,187.11	5,963.92
07/2015	0.00	0.00	08/2019	30,555.31	5,178.87
08/2015	0.00	0.00	09/2019	30,717.14	5,206.29
09/2015	0.00	0.00	10/2019	28,105,100.80	4,763,576.39
10/2015	0.00	0.00
11/2015	23,492.07	3,981.71
12/2015	28,652.47	4,856.35
01/2016	23,768.24	4,028.52
02/2016	23,894.12	4,049.85
03/2016	34,066.56	5,773.99
04/2016	24,201.10	4,101.88
05/2016	29,342.26	4,973.26
06/2016	24,484.68	4,149.95
07/2016	29,618.15	5,020.02
08/2016	24,771.22	4,198.51
09/2016	24,902.42	4,220.75
10/2016	30,024.55	5,088.91
11/2016	25,193.32	4,270.05
12/2016	30,307.56	5,136.88
01/2017	25,487.27	4,319.88
02/2017	25,622.26	4,342.76
03/2017	40,658.66	6,891.30
04/2017	25,973.30	4,402.25
05/2017	31,066.38	5,265.49
06/2017	26,275.40	4,453.46
07/2017	31,360.28	5,315.30
08/2017	26,580.65	4,505.19
09/2017	26,721.43	4,529.06
10/2017	31,794.21	5,388.85
11/2017	27,031.34	4,581.58
12/2017	32,095.71	5,439.95
01/2018	27,344.50	4,634.66
02/2018	27,489.32	4,659.21
03/2018	42,353.97	7,178.64
04/2018	27,859.23	4,721.90
05/2018	32,901.13	5,576.46
06/2018	28,181.03	4,776.45
07/2018	33,214.21	5,629.53
08/2018	28,506.20	4,831.56
09/2018	28,657.17	4,857.15
10/2018	33,677.43	5,708.04
11/2018	28,987.31	4,913.10

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PROSPECTUS

MORTGAGE PASS-THROUGH CERTIFICATES
(ISSUABLE IN SERIES)

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

DEPOSITOR

J.P. Morgan Chase Commercial Mortgage Securities Corp. will periodically offer certificates in one or more series. Each series of certificates will represent the entire beneficial ownership interest in a trust fund. Distributions on the certificates of any series will be made only from the assets of the related trust fund.

The certificates of each series will not represent an obligation of the depositor, the sponsor, any servicer or any of their respective affiliates. The certificates and any assets in the related trust fund will be guaranteed or insured by any governmental agency or instrumentality or by any other person only to the extent as specified in the related prospectus supplement.

The primary assets of the trust fund may include:

●	one or more multifamily and commercial mortgage loans;

●	mortgage-backed securities evidencing interests in or secured by multifamily and commercial mortgage loans, including participations therein, and other mortgage-backed securities;

●	direct obligations of the United States or other government agencies; or

●	a combination of the assets described above.

INVESTING IN THE OFFERED CERTIFICATES INVOLVES RISKS. YOU SHOULD REVIEW THE INFORMATION APPEARING UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 9 OF THIS PROSPECTUS AND IN THE RELATED PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY OFFERED CERTIFICATE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE CERTIFICATES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

October 1, 2014

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
PROSPECTUS AND EACH ACCOMPANYING PROSPECTUS SUPPLEMENT

Information about the offered certificates is contained in two separate documents that progressively provide more detail: (a) this prospectus, which provides general information, some of which may not apply to the offered certificates; and (b) the accompanying prospectus supplement for each series, which describes the specific terms of the offered certificates. If the terms of the offered certificates vary between this prospectus and the accompanying prospectus supplement, you should rely on the information in the prospectus supplement.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with information that is different from that contained in this prospectus and the related prospectus supplement. The information in this prospectus is accurate only as of the date of this prospectus.

This prospectus and any related prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any state or other jurisdiction where such offer would be unlawful.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” beginning on page 132 in this prospectus.

In this prospectus, the terms “Depositor,“ “we,” “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

If you require additional information, the mailing address of our principal executive offices is J.P. Morgan Chase Commercial Mortgage Securities Corp., 383 Madison Avenue, 31st Floor, New York, New York 10179, and telephone number is (212) 272-6858.

SUMMARY OF PROSPECTUS	1	Investors to Greater Risks of
RISK FACTORS	9	Default and Loss	24
Your Ability to Resell Certificates		Limitations of Appraisals	25
May Be Limited Because of Their		Your Lack of Control Over Trust
Characteristics	9	Fund Can Create Risks	25
The Assets of the Trust Fund		One Action Jurisdiction May Limit
May Not Be Sufficient to Pay		the Ability of the Servicer to
Your Certificates	10	Foreclose on a Mortgaged
Prepayments of the Mortgage		Property	25
Assets Will Affect the Timing of		Rights Against Tenants May Be
Your Cash Flow and May Affect		Limited if Leases Are Not
Your Yield	10	Subordinate to Mortgage or Do
Ratings Do Not Guarantee Payment		Not Contain Attornment
and Do Not Address Prepayment		Provisions	26
Risks	11	If Mortgaged Properties Are Not in
Commercial and Multifamily		Compliance With Current Zoning
Mortgage Loans Have Risks That		Laws Restoration Following a
May Affect Payments on Your		Casualty Loss May Be Limited	26
Certificates	12	Inspections of the Mortgaged
The Borrower’s Form of Entity May		Properties Will Be Limited	27
Cause Special Risks	16	Compliance with Americans with
Ability to Incur Other Borrowings		Disabilities Act May Result in
Entails Risk	17	Additional Losses	27
Borrowers May Be Unable to Make		Litigation Concerns	27
Balloon Payments	18	Risks to the Financial Markets
Credit Support May Not Cover		Relating to Terrorist Attacks	27
Losses	19	Risks to the Mortgaged Properties
Tenant Concentration Entails Risk	20	Relating to Terrorist Attacks and
Certain Additional Risks Relating to		Foreign Conflicts	28
Tenants	20	Some Certificates May Not Be
Mortgaged Properties Leased to		Appropriate for Benefit Plans	28
Multiple Tenants Also Have Risks	21	Material Federal Tax Considerations
Mortgaged Properties Leased to		Regarding Residual Certificates	28
Borrowers or Borrower Affiliated		Material Federal Tax Considerations
Entities Also Have Risks	21	Regarding Original Issue
Tenant Bankruptcy Entails Risks	21	Discount	29
Assignment of Leases and Rents		Bankruptcy Proceedings Could
May Be Limited by State Law	22	Adversely Affect Payments on
Failure to Comply with		Your Certificates	29
Environmental Law May Result in		Risks Relating to Enforceability of
Additional Losses	22	Yield Maintenance Charges,
Hazard Insurance May Be		Prepayment Premiums or
Insufficient to Cover All Losses		Defeasance Provisions	30
on Mortgaged Properties	22	Risks Relating to Borrower Default	30
Poor Property Management		Risks Relating to Certain Payments	31
May Adversely Affect the		Risks Relating to Enforceability	31
Performance of the Related		Book-Entry System for Certain
Mortgaged Property	23	Classes May Decrease Liquidity
Property Value May Be Adversely		and Delay Payment	31
Affected Even When Current		Delinquent and Non-Performing
Operating Income Is Not	24	Mortgage Loans Could Adversely
Mortgage Loans Secured by		Affect Payments on Your
Leasehold Interests May Expose		Certificates	32

Changes to REMIC Restrictions on		Exchangeable Certificates	57
Loan Modifications May Impact		Reports to Certificateholders	59
an Investment in the Certificates	32	Voting Rights	61
In The Event of an Early		Termination	61
Termination of a Swap		Book-Entry Registration and
Agreement Due to Certain Swap		Definitive Certificates	61
Termination Events, a Trust May		DESCRIPTION OF THE POOLING
Be Required to Make a Large		AGREEMENTS	64
Termination Payment to any		General	64
Related Swap Counterparty	33	Assignment of Mortgage Loans;
Your Securities Will Have Greater		Repurchases	65
Risk if an Interest Rate Swap		Representations and Warranties;
Agreement Terminates	33	Repurchases	66
DESCRIPTION OF THE TRUST		Collection and Other Servicing
FUNDS	33	Procedures	67
General	33	Sub-Servicers	67
Mortgage Loans	34	Special Servicers	67
MBS	38	Certificate Account	68
Certificate Accounts	39	Modifications, Waivers and
Other Accounts	39	Amendments of Mortgage Loans	71
Credit Support	40	Realization Upon Defaulted
Cash Flow Agreements	40	Mortgage Loans	71
YIELD AND MATURITY		Hazard Insurance Policies	71
CONSIDERATIONS	40	Due-on-Sale and
General	40	Due-on-Encumbrance Provisions	72
Pass-Through Rate	40	Servicing Compensation and
Payment Delays	40	Payment of Expenses	72
Certain Shortfalls in Collections of		Evidence as to Compliance	73
Interest	41	Certain Matters Regarding the
Yield and Prepayment		Master Servicer and the
Considerations	41	Depositor	73
Weighted Average Life and Maturity	43	Servicer Termination Events	74
Controlled Amortization Classes and		Amendment	74
Companion Classes	44	List of Certificateholders	75
Other Factors Affecting Yield,		The Trustee	75
Weighted Average Life and		Duties of the Trustee	75
Maturity	44	Certain Matters Regarding the
THE SPONSOR	46	Trustee	75
THE DEPOSITOR	47	Resignation and Removal of the
THE ISSUING ENTITY	47	Trustee	76
USE OF PROCEEDS	47	DESCRIPTION OF CREDIT SUPPORT	76
DESCRIPTION OF THE		General	76
CERTIFICATES	48	Subordinate Certificates	77
General	48	Cross-Support Provisions	77
Distributions	49	Insurance or Guarantees with
Distributions of Interest on the		Respect to Mortgage Loans	77
Certificates	49	Letter of Credit	77
Determination of Interest Rates	50	Certificate Insurance and Surety
Distributions of Principal on the		Bonds	78
Certificates	55	Reserve Funds	78
Distributions on the Certificates in		Credit Support with Respect to MBS	78
Respect of Prepayment		CERTAIN LEGAL ASPECTS OF
Premiums	56	MORTGAGE LOANS	78
Allocation of Losses and Shortfalls	56	General	79
Advances in Respect of		Types of Mortgage Instruments	79
Delinquencies	56	Leases and Rents	79

Personalty	80	3.8% Medicare Tax On “Net
Foreclosure	80	Investment Income”	117
Bankruptcy Laws	83	Backup Withholding	117
Environmental Risks	87	Reporting Requirements	117
Due-on-Sale and		Federal Income Tax Consequences
Due-on-Encumbrance	89	for Certificates as to which No
Subordinate Financing	89	REMIC Election Is Made	118
Default Interest and Limitations on		Standard Certificates	118
Prepayments	89	Stripped Certificates	121
Applicability of Usury Laws	89	3.8% Medicare Tax On “Net
Servicemembers Civil Relief Act	90	Investment Income”	124
Type of Mortgaged Property	90	Reporting Requirements and
Americans with Disabilities Act	91	Backup Withholding	124
Anti-Money Laundering, Economic		Taxation of Certain Foreign
Sanctions and Bribery	91	Investors	125
Potential Forfeiture of Assets	91	STATE AND OTHER TAX
MATERIAL FEDERAL INCOME TAX		CONSIDERATIONS	125
CONSEQUENCES	92	CERTAIN ERISA CONSIDERATIONS	125
Federal Income Tax Consequences		General	125
for REMIC Certificates	92	Plan Asset Regulations	126
General	92	Administrative Exemptions	127
Characterization of Investments in		Insurance Company General
REMIC Certificates	93	Accounts	127
Qualification as a REMIC	93	Unrelated Business Taxable
Taxation of Regular Certificates	95	Income; Residual Certificates	127
Tax Treatment of Exchangeable		LEGAL INVESTMENT	128
Certificates	103	METHOD OF DISTRIBUTION	129
Taxation of Residual Certificates	106	INCORPORATION OF CERTAIN
Taxes That May Be Imposed on the		INFORMATION BY REFERENCE	130
REMIC Pool	113	WHERE YOU CAN FIND MORE
Liquidation of the REMIC Pool	114	INFORMATION	131
Administrative Matters	114	LEGAL MATTERS	131
Limitations on Deduction of Certain		FINANCIAL INFORMATION	131
Expenses	115	RATING	131
Taxation of Certain Foreign		INDEX OF DEFINED TERMS	132
Investors	115

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SUMMARY OF PROSPECTUS

          This summary highlights selected information from this document and does not contain all of the information that you need to consider in making an investment decision.  Please read this entire prospectus and the accompanying prospectus supplement as well as the terms and provisions of the related pooling and servicing agreement carefully to understand all of the terms of a series of certificates.  An Index of Defined Terms is included at the end of this prospectus.

Title of Certificates	Mortgage pass-through certificates, issuable in series.

Depositor
J.P. Morgan Chase Commercial Mortgage Securities Corp., a wholly owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association, which is a wholly owned subsidiary of JPMorgan Chase & Co., a Delaware corporation.

Sponsor
The related prospectus supplement will identify the sponsor for each series.  JPMorgan Chase Bank, National Association, a national banking association may be a sponsor.  For more information, see “The Sponsor” in this prospectus.

Issuing Entity
For each series of certificates, a New York common law trust to be established on the closing date of the securitization under the pooling and servicing agreement. For more information, see “Issuing Entity” in this prospectus.

Master Servicer
The master servicer, if any, for a series of certificates will be named in the related prospectus supplement.  The master servicer for any series of certificates may be an affiliate of the depositor, sponsor or a special servicer.

Special Servicer
One or more special servicers, if any, for a series of certificates will be named, or the circumstances under which a special servicer will be appointed will be described, in the related prospectus supplement.  A special servicer for any series of certificates may be an affiliate of the depositor, sponsor or the master servicer.

Trustee	The trustee for each series of certificates will be named in the related prospectus supplement.

The Trust Assets	Each series of certificates will represent in the aggregate the entire beneficial ownership interest in a trust fund consisting primarily of:

A. Mortgage Assets	The mortgage assets with respect to each series of certificates will, in general, consist of one or more loans secured by liens on, or security interests in:

● residential properties consisting of five or more rental or cooperatively-owned dwelling units or shares allocable to a number of those units and the related leases; or

● office buildings, shopping centers, retail stores and establishments, hotels or motels, nursing homes, hospitals or other health-care related facilities, mobile home parks and manufactured housing communities, warehouse facilities, mini-warehouse facilities, self-storage facilities, industrial plants, parking lots, mixed use or various other types of income-producing properties described in this prospectus or unimproved land.

If so specified in the related prospectus supplement, a trust fund may include mortgage loans secured by liens on real estate projects under construction.  The mortgage loans will be guaranteed only to the extent specified in the related prospectus supplement.  If so specified in the related prospectus supplement, some mortgage loans may be delinquent.  In no event will delinquent mortgage loans comprise 20 percent or more of the trust fund at the time the mortgage loans are transferred to the trust fund.

As described in the related prospectus supplement, a mortgage loan:

●
may provide for no accrual of interest or for accrual of interest at a mortgage interest rate that is fixed over its term or that adjusts from time to time, or that the borrower may elect to convert from an adjustable to a fixed mortgage interest rate, or from a fixed to an adjustable mortgage interest rate;

●
may provide for level payments to maturity or for payments that adjust from time to time to accommodate changes in the mortgage interest rate or to reflect the occurrence of certain events, and may permit negative amortization;

●	may be fully amortizing or partially amortizing or non-amortizing, with a balloon payment due on its stated maturity date;

●	may prohibit prepayments over its term or for a certain period and/or require payment of a premium or a yield maintenance penalty in connection with certain prepayments;

●	may provide for defeasance of the mortgage loan; and

●	may provide for payments of principal, interest or both, on due dates that occur monthly, quarterly, semi-annually or at another interval specified in the related prospectus supplement.

Some or all of the mortgage loans in any trust fund may have been originated by an affiliate of the depositor. See “Description of the Trust Funds—Mortgage Loans” in this prospectus.

If so specified in the related prospectus supplement, the mortgage assets with respect to a series of certificates may also include, or consist of:

●	private mortgage participations, mortgage pass-through certificates or other mortgage-backed securities; or

●
certificates insured or guaranteed by any of the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Governmental National Mortgage Association, the Federal Agricultural Mortgage Corporation or any other agency of the United States of America.

Each of the above mortgage assets will evidence an interest in, or will be secured by a pledge of, one or more mortgage loans that conform to the descriptions of the mortgage loans contained in this prospectus.  See “Description of the Trust Funds—MBS” in this prospectus.

B. Certificate Account
Each trust fund will include one or more certificate accounts established and maintained on behalf of the certificateholders.  The person or persons designated in the related prospectus supplement will be required to, to the extent described in this prospectus and in that prospectus supplement, deposit all payments and other collections received or advanced with respect to the mortgage assets and any interest rate or currency swap or interest rate cap, floor or collar contracts in the trust fund into the certificate accounts.  A certificate account may be maintained as an interest bearing or a non-interest bearing account, and its funds may be held as cash or invested in certain obligations acceptable to the rating agencies rating one or more classes of the related series of offered certificates.  See “Description of the Trust Funds—Certificate Accounts” and “Description of the Pooling Agreements—Certificate Account” in this prospectus.

C. Other Accounts	The prospectus supplement for each trust will also describe any other accounts established for such series.

D. Credit Support
If so provided in the related prospectus supplement, partial or full protection against certain defaults and losses on the mortgage assets in the related trust fund may be provided to one or more classes of certificates of the related series in the form of subordination of one or more other classes of certificates of that series, which other classes may include one or more classes of offered certificates, or by one or more other types of credit support, such as a letter of credit, insurance policy, guarantee, reserve fund or another type of credit support described in this prospectus, or a combination of these features.  The amount and types of any credit support, the identification of any entity providing it and related information will be set forth in the prospectus supplement for a series of offered certificates.  See “Risk Factors—Credit Support May Not Cover Losses,” “Description of the Trust Funds—Credit Support” and “Description of Credit Support” in this prospectus.

E. Cash Flow Agreements
If so provided in the related prospectus supplement, a trust fund may include guaranteed investment contracts pursuant to which moneys held in the funds and accounts established for the related series will be invested at a specified rate.  The trust fund may also include interest rate exchange agreements, interest rate cap or floor agreements, or currency exchange agreements, all of which are designed to reduce the effects of interest rate or currency exchange rate fluctuations on the mortgage assets or on one or more classes of certificates.  The principal terms of that guaranteed investment contract or other agreement, including, without limitation, provisions relating to the timing, manner and amount of any corresponding payments and provisions relating to their termination, will be described in the prospectus supplement for the related series.  In addition, the related prospectus supplement will contain certain information that pertains to the obligor under any cash flow agreements of this type.  See “Description of the Trust Funds—Cash Flow Agreements” in this prospectus.

Description of Certificates
We will offer certificates in one or more classes of a series of certificates issued pursuant to a pooling and servicing agreement or other agreement specified in the related prospectus supplement.  The certificates will represent in the aggregate the entire beneficial ownership interest in the trust fund created by that agreement.

As described in the related prospectus supplement, the certificates of each series, may consist of one or more classes of certificates that, among other things:

	●	are senior or subordinate to one or more other classes of certificates in entitlement to certain distributions on the certificates;

	●	are principal-only certificates entitled to distributions of principal, with disproportionately small, nominal or no distributions of interest;

	●	are interest-only certificates entitled to distributions of interest, with disproportionately small, nominal or no distributions of principal;

●
provide for distributions of interest on, or principal of, the certificates that begin only after the occurrence of certain events, such as the retirement of one or more other classes of certificates of that series;

●
provide for distributions of principal of the certificates to be made, from time to time or for designated periods, at a rate that is faster, or slower than the rate at which payments or other collections of principal are received on the mortgage assets in the related trust fund;

	●	provide for controlled distributions of principal to be made based on a specified schedule or other methodology, subject to available funds; or

	●	provide for distributions based on collections of prepayment premiums or yield maintenance penalties on the mortgage assets in the related trust fund.

Each class of certificates, other than interest-only certificates and residual certificates which are only entitled to a residual interest in the trust fund, will have a stated principal balance.  Each class of certificates, other than principal-only certificates and residual certificates, will accrue interest on its stated principal balance or, in the case of interest-only certificates, on a notional amount.  Each class of certificates entitled to interest will accrue interest based on a fixed, variable or adjustable pass-through interest rate.  The related prospectus supplement will specify the principal balance, notional amount and/or fixed pass-through interest rate, or, in the case of a variable or adjustable pass-through interest rate, the method for determining that rate, as applicable, for each class of offered certificates.

The certificates will be guaranteed or insured only to the extent specified in the related prospectus supplement.  See “Risk Factors—The Assets of the Trust Fund May Not Be Sufficient to Pay Your Certificates” and “Description of the Certificates” in this prospectus.

Distributions of Interest on the
Certificates
Interest on each class of offered certificates, other than certain classes of principal-only certificates and certain classes of residual certificates, of each series will accrue at the applicable fixed, variable or adjustable pass-through interest rate on the principal balance or, in the case of certain classes of interest-only certificates, on the notional amount, outstanding from time to time.  Interest will be distributed to you as provided in the related prospectus supplement on specified distribution dates.  Distributions of interest with respect to one or more classes of accrual certificates may not begin until the occurrence of certain events, such as the retirement of one or more other classes of certificates, and interest accrued with respect to a class of accrual certificates before the occurrence of that event will either be added to its principal balance or otherwise deferred.  Distributions of interest with respect to one or more classes of certificates may be reduced to the extent of certain delinquencies, losses and other contingencies described in this prospectus and in the related prospectus supplement.  See “Risk Factors—Prepayments of the Mortgage Assets Will Affect the Timing of Your Cash Flow and May Affect Your Yield”; “Yield and Maturity Considerations” and “Description of the Certificates—Distributions of Interest on the Certificates” in this prospectus.

Distributions of Principal of the
Certificates
Each class of certificates of each series, other than certain classes of interest-only certificates and certain classes of residual certificates, will have a principal balance.  The principal balance of a class of certificates will represent the maximum amount that you are entitled to receive as principal from future cash flows on the assets in the related trust fund.

Distributions of principal with respect to one or more classes of certificates may:

	●	not commence until the occurrence of certain events, such as the retirement of one or more other classes of certificates of the same series;

	●	be made, subject to certain limitations, based on a specified principal payment schedule resulting in a controlled amortization class of certificates;

●
be contingent on the specified principal payment schedule for a controlled amortization class of the same series and the rate at which payments and other collections of principal on the mortgage assets in the related trust fund are received;

●
be made at a rate that is faster, and, in some cases, substantially faster, than the rate at which payments or other collections of principal are received on the mortgage assets in the related trust fund; or

●
be made at a rate that is slower, and, in some cases, substantially slower, than the rate at which payments or other collections of principal are received on the mortgage assets in the related trust fund.

See “Description of the Certificates—Distributions of Principal on the Certificates” in this prospectus.

Advances
If provided in the related prospectus supplement, if a trust fund includes mortgage loans, the master servicer, a special servicer, the trustee, any provider of credit support and/or any other specified person may be obligated to make, or have the option of making, certain advances (i) with respect to delinquent scheduled payments of principal and/or interest on those mortgage loans and (ii) to pay delinquent real estate taxes, assessments and hazard insurance premiums and other similar costs and expenses in connection with the servicing of the mortgage loans.  Any of the advances of principal and interest or servicing advances made with respect to a particular mortgage loan will be reimbursable from subsequent recoveries from the related mortgage loan and otherwise to the extent described in this prospectus and in the related prospectus supplement.  If provided in the prospectus supplement for a series of certificates, any entity making these advances may be entitled to receive interest on those advances while they are outstanding, payable from amounts in the related trust fund.  If a trust fund includes mortgage participations, pass-through certificates or other mortgage-backed securities, any comparable advancing obligation will be described in the related prospectus supplement.  See “Description of the Certificates—Advances in Respect of Delinquencies” in this prospectus.

Termination
If so specified in the related prospectus supplement, the mortgage assets in the related trust fund may be sold, causing an early termination of a series of certificates in the manner set forth in the prospectus supplement.  If so provided in the related prospectus supplement, upon the reduction of the principal balance of a specified class or classes of certificates by a specified percentage or amount, the party specified in the prospectus supplement may be authorized or required to bid for or solicit bids for the purchase of all of the mortgage assets of the related trust fund, or of a sufficient portion of the mortgage assets to retire the class or classes, as described in the related prospectus supplement. See “Description of the Certificates—Termination” in this prospectus.
Registration of Book-Entry
Certificates
If so provided in the related prospectus supplement, one or more classes of the offered certificates of any series will be book-entry certificates offered through the facilities of The Depository Trust Company.  Each class of book-entry certificates will be initially represented by one or more certificates registered in the name of a nominee of The Depository Trust Company.  No person acquiring an interest in a class of book-entry certificates will be entitled to receive definitive certificates of that class in fully registered form, except under the limited circumstances described in this prospectus.  See “Risk Factors—Book-Entry System for Certain Classes May Decrease Liquidity and Delay Payment” and “Description of the Certificates—Book-Entry Registration and Definitive Certificates” in this prospectus.

Material Federal Income Tax
Consequences
The federal income tax consequences to certificateholders will vary depending on whether one or more elections are made to treat the trust fund or specified portions of the trust fund as one or more “real estate mortgage investment conduits” (each, a “REMIC”) or grantor trusts under the provisions of the Internal Revenue Code.  The prospectus supplement for each series of certificates will specify whether one or more REMIC elections will be made.  See “Material Federal Income Tax Consequences” in this prospectus.

Certain ERISA Considerations
If you are a fiduciary of any retirement plans or certain other employee benefit plans and arrangements, including individual retirement accounts, annuities, Keogh plans, and collective investment funds and insurance company general and separate accounts in which those plans, accounts, annuities or arrangements are invested, that are subject to ERISA or Section 4975 of the Internal Revenue Code, you should carefully review with your legal advisors whether the purchase or holding of offered certificates could give rise to a transaction that is prohibited or is not otherwise permissible either under ERISA or the Internal Revenue Code.  See “Certain ERISA Considerations” in this prospectus and in the related prospectus supplement.

Legal Investment
Your offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, only if the related prospectus supplement so provides.  If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates.  You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership and sale of the offered certificates.  See “Legal Investment” in this prospectus and in the related prospectus supplement.

Rating
At their respective dates of issuance, each class of offered certificates will be rated at least investment grade by one or more nationally recognized statistical rating organizations.  See “Rating” in this prospectus and “Ratings” in the related prospectus supplement.

RISK FACTORS

You should carefully consider the following risks and the risks described under “Risk Factors” in the prospectus supplement for the applicable series of certificates before making an investment decision. In particular, distributions on your certificates will depend on payments received on and other recoveries with respect to the mortgage loans. Thus, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

Your Ability to Resell Certificates May Be Limited Because of Their Characteristics

We cannot assure you that a secondary market for the certificates will develop or, if it does develop, that it will provide you with liquidity of investment or will continue for the life of your certificates. The prospectus supplement for any series of offered certificates may indicate that an underwriter intends to make a secondary market in those offered certificates; however, no underwriter will be obligated to do so and may discontinue such a secondary market at any time. Any resulting secondary market may provide you with less liquidity than any comparable market for certificates that evidence interests in single-family mortgage loans.

The primary source of ongoing information regarding the offered certificates of any series, including information regarding the status of the related mortgage assets and any credit support for your certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders” in this prospectus. We cannot assure you that any additional ongoing information regarding your certificates will be available through any other source. The limited nature of the available information in respect of a series of offered certificates may adversely affect its liquidity, even if a secondary market for those certificates does develop.

Even if a secondary market does develop with respect to any series or class of certificates, the market value of those certificates will be affected by several factors, including:

●	The perceived liquidity of the certificates;

●
The anticipated cash flow of the certificates, which may vary widely depending upon the prepayment and default assumptions applied in respect of the underlying mortgage loans and prevailing interest rates;

●
The price payable at any given time in respect of certain classes of offered certificates may be extremely sensitive to small fluctuations in prevailing interest rates, particularly, for a class with a relatively long average life, a companion class to a controlled amortization class, a class of interest-only certificates or principal-only certificates; and

●
The relative change in price for an offered certificate in response to an upward or downward movement in prevailing interest rates may not equal the relative change in price for that certificate in response to an equal but opposite movement in those rates. Accordingly, the sale of your certificates in any secondary market that may develop may be at a discount from the price you paid.

We are not aware of any source through which price information about the offered certificates will be generally available on an ongoing basis.

You will generally have no redemption rights, and the certificates of each series will be subject to early retirement only under certain specified circumstances described in this prospectus and in the related prospectus supplement. See “Description of the Certificates—Termination” in this prospectus.

The Assets of the Trust Fund May Not Be Sufficient to Pay Your Certificates

If not described in the related prospectus supplement,

●
The certificates of any series and the mortgage assets in the related trust fund will not be guaranteed or insured by the depositor or any of its affiliates, by any governmental agency or instrumentality or by any other person or entity; and

●	The certificates of any series will not represent a claim against or security interest in the trust funds for any other series.

Accordingly, if the related trust fund has insufficient assets to make payments on a series of offered certificates, no other assets will be available to make those payments. Additionally, certain amounts on deposit from time to time in certain funds or accounts constituting part of a trust fund may be withdrawn under certain conditions, as described in the related prospectus supplement, for purposes other than the payment of principal of or interest on the related series of certificates. If so provided in the prospectus supplement for a series of certificates consisting of one or more classes of subordinate certificates, if losses or shortfalls in collections have occurred with respect to any distribution date, all or a portion of the amount of these losses or shortfalls will be borne first by one or more classes of the subordinate certificates, and, thereafter, by the remaining classes of certificates in the priority and manner specified in the prospectus supplement.

Prepayments of the Mortgage Assets Will Affect the Timing of Your Cash Flow and May Affect Your Yield

As a result of, among other things, prepayments on the mortgage loans in any trust fund, the amount and timing of distributions of principal and/or interest on the offered certificates of the related series may be highly unpredictable. Prepayments on the mortgage loans in any trust fund will result in a faster rate of principal payments on one or more classes of the related series of certificates than if payments on those mortgage loans were made as scheduled. Thus, the prepayment experience on the mortgage loans in a trust fund may affect the average life of one or more classes of offered certificates of the related series.

The rate of principal payments on pools of mortgage loans varies among pools and from time to time is influenced by a variety of economic, demographic, geographic, social, tax, legal and other factors. For example, if prevailing interest rates fall significantly below the mortgage interest rates of the mortgage loans included in a trust fund, then, subject to, among other things, the particular terms of the mortgage loans and the ability of borrowers to get new financing, principal prepayments on those mortgage loans are likely to be higher than if prevailing interest rates remain at or above the rates on those mortgage loans. Conversely, if prevailing interest rates rise significantly above the mortgage interest rates of the mortgage loans included in a trust fund, then principal prepayments on those mortgage loans are likely to be lower than if prevailing interest rates remain at or below the rates on those mortgage loans. We cannot assure you as to the actual rate of prepayment on the mortgage loans in any trust fund or that the rate of prepayment will conform to any model described in this prospectus or in any prospectus supplement. As a result, depending on the anticipated rate of prepayment for the mortgage loans in any trust fund, the retirement of any class of certificates of the related series could occur significantly earlier or later than expected.

The extent to which prepayments on the mortgage loans in any trust fund ultimately affect the average life of your certificates will depend on the terms of your certificates.

●
A class of certificates that entitles the holders of those certificates to a disproportionately large share of the prepayments on the mortgage loans in the related trust fund increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	A class of certificates that entitles the holders of the certificates to a disproportionately small share of the prepayments on the mortgage loans in the related trust fund increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

As described in the related prospectus supplement, the respective entitlements of the various classes of certificate of any series to receive payments, especially prepayments, of principal of the mortgage loans in the related trust fund may vary based on the occurrence of certain events such as the retirement of one or more classes of certificates of that series, or subject to certain contingencies such as the rate of prepayments and defaults with respect to those mortgage loans.

A series of certificates may include one or more controlled amortization classes, which will entitle you to receive principal distributions according to a specified principal payment schedule. Although prepayment risk cannot be eliminated entirely for any class of certificates, a controlled amortization class will generally provide a relatively stable cash flow so long as the actual rate of prepayment on the mortgage loans in the related trust fund remains relatively constant at the rate, or within the range of rates, of prepayment used to establish the specific principal payment schedule for those certificates. Prepayment risk with respect to a given pool of mortgage assets does not disappear, however, and the stability afforded to a controlled amortization class comes at the expense of one or more companion classes of the same series, any of which companion classes may also be a class of offered certificates. In general, and as more specifically described in the related prospectus supplement, a companion class may entitle you to a disproportionately large share of prepayments on the mortgage loans in the related trust fund when the rate of prepayment is relatively fast, or may entitle you to a disproportionately small share of prepayments on the mortgage loans in the related trust fund when the rate of prepayment is relatively slow. As described in the related prospectus supplement, a companion class absorbs some (but not all) of the “call risk” and/or “extension risk” that would otherwise belong to the related controlled amortization class if all payments of principal of the mortgage loans in the related trust fund were allocated on a pro rata basis.

A series of certificates may include one or more classes of offered certificates offered at a premium or discount. Yields on those classes of certificates will be sensitive, and in some cases extremely sensitive, to prepayments on the mortgage loans in the related trust fund. Where the amount of interest payable with respect to a class is disproportionately large, as compared to the amount of principal, as with certain classes of interest-only certificates, you might fail to recover your original investment under some prepayment scenarios. The extent to which the yield to maturity of any class of offered certificates may vary from the anticipated yield will depend upon the degree to which they are purchased at a discount or premium and the amount and timing of distributions on those certificates. You should consider, in the case of any offered certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the mortgage loans could result in an actual yield that is lower than the anticipated yield and, in the case of any offered certificate purchased at a premium, the risk that a faster than anticipated rate of principal payments could result in an actual yield that is lower than the anticipated yield. See “Yield and Maturity Considerations” in this prospectus.

Ratings Do Not Guarantee Payment and Do Not Address Prepayment Risks

Any rating assigned to a class of offered certificates by a rating agency will only reflect its assessment of the probability that you will receive payments to which you are entitled. This rating will not constitute an assessment of the probability that:

●	principal prepayments on the related mortgage loans will be made;

●	the degree to which the rate of prepayments might differ from the rate of prepayments that was originally anticipated; or

●	the likelihood of early optional termination of the related trust fund.

Furthermore, the rating will not address the possibility that prepayment of the related mortgage loans at a higher or lower rate than you anticipated may cause you to experience a lower than anticipated yield or that if you purchase a certificate at a significant premium you might fail to recover your initial investment under certain prepayment scenarios.

The amount, type and nature of credit support, if any, provided with respect to a series of certificates will be determined on the basis of criteria established by each rating agency rating classes of the certificates of that series. These criteria are sometimes based upon analysis of the behavior of mortgage loans in a larger group. However, we cannot assure you that the historical data supporting that analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, the criteria may be based upon determinations of the values of the mortgaged properties that provide security for the mortgage loans in the related trust fund. However, we cannot assure you that those values will not decline in the future. See “Description of Credit Support” and “Rating” in this prospectus.

If one or more of the rating agencies downgrade, suspend or withdraw a rating of a class of your offered certificates, those certificates will decrease in value and the liquidity and regulatory characteristics of such certificates may also be adversely affected. Because neither we nor the issuing entity, the trustee, the master servicer, the special servicer, any originator, any seller or any other party to the related pooling and servicing agreement will have any obligation to maintain a rating on a class of offered certificates, you will have no recourse if your offered certificates decrease in value by reason of a downgrade, suspension or withdrawal of a rating. In addition, pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, an issuer, underwriter or sponsor that retains a rating agency is required to make all information provided to the retained rating agency available to non-retained rating agencies. Those rating agencies may issue their own ratings of the certificates in reliance on that information or otherwise, which ratings may be higher or lower than the ratings issued by the retained rating agencies. If a non-retained rating agency issues a rating for a class of offered certificates that is lower than the rating issued by a retained rating agency, that may have an adverse effect on the liquidity, market value and regulatory characteristics of such class.

Commercial and Multifamily Mortgage Loans Have Risks That May Affect Payments on Your Certificates

A description of risks associated with investments in mortgage loans is included under “Certain Legal Aspects of Mortgage Loans” in this prospectus. Commercial and multifamily lending are generally thought to expose the lender to a greater risk of loss than one to four family residential lending. Commercial and multifamily lending typically involves larger loans to single borrowers or groups of related borrowers than residential one to four family mortgage loans. Further, the repayment of loans secured by income producing properties is typically dependent upon the successful operation of the related real estate project. See “Description of the Trust Funds—Mortgage Loans—Default and Loss Considerations with Respect to the Mortgage Loans” in this prospectus. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed or rental, hotel room or occupancy rates decline or real estate tax rates or other operating expenses increase), the borrower’s ability to repay the loan may be impaired. Commercial and multifamily real estate can be affected significantly by the supply and demand in the market for the type of property securing the loan and, therefore, may be subject to adverse economic conditions. Market values may vary as a result of economic events or governmental regulations outside the control of the borrower or lender that impact the cash flow of the property. For example, some laws, such as the Americans with Disabilities Act, may require modifications to properties, and rent control laws may limit rent collections in the case of multifamily properties. A number of the mortgage loans may be secured by liens on owner occupied mortgaged properties or on mortgaged properties leased to a single tenant or a small number of significant tenants. Accordingly, a decline in the financial condition of the borrower or a significant tenant, as applicable, may have a disproportionately greater effect on the net operating income from those mortgaged properties than would be the case with respect to mortgaged properties with multiple tenants.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics of the neighborhood where the property is located;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and other operating expenses at the mortgaged property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	dependence upon a single tenant, or a concentration of tenants in a particular business or industry;

●	a decline in the financial condition of a major tenant;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national, regional or local economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●
the property’s “operating leverage” which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with short-term revenue sources, such as short-term or month to month leases, and may lead to higher rates of delinquency or defaults.

Furthermore, the value of any mortgaged property may be adversely affected by risks generally incident to interests in real property, including:

●	Changes in general or local economic conditions and/or specific industry segments;

●	Declines in real estate values;

●	Declines in rental or occupancy rates;

●	Increases in interest rates, real estate tax rates and other operating expenses;

●	Changes in governmental rules, regulations and fiscal policies, including environmental legislation;

●	Acts of God; and

●	Other factors beyond the control of a master servicer or special servicer.

The type and use of a particular mortgaged property may present additional risk. For instance:

●
Mortgaged properties that operate as hospitals and nursing homes may present special risks to lenders due to the significant governmental regulation of the ownership, operation, maintenance and financing of health care institutions.

●
Hotel and motel properties are often operated pursuant to franchise, management or operating agreements that may be terminable by the franchisor or operator. Moreover, the transferability of a hotel’s operating, liquor and other licenses upon a transfer of the hotel, whether through purchase or foreclosure, is subject to local law requirements.

●
The ability of a borrower to repay a mortgage loan secured by shares allocable to one or more cooperative dwelling units may depend on the ability of the dwelling units to generate sufficient rental income, which may be subject to rent control or stabilization laws, to cover both debt service on the loan as well as maintenance charges to the cooperative. Further, a mortgage loan secured by cooperative shares is subordinate to the mortgage, if any, on the cooperative apartment building.

The economic performance of mortgage loans that are secured by full service hotels, limited service hotels, hotels associated with national franchise chains, hotels associated with regional franchise chains and hotels that are not affiliated with any franchise chain but may have their own brand identity, are affected by various factors, including:

●	Adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	Construction of competing hotels or resorts;

●	Continuing expenditures for modernizing, refurbishing, and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	Deterioration in the financial strength or managerial capabilities of the owner and operator of a hotel; and

●	Changes in travel patterns caused by changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors.

Additionally, the hotel and lodging industry is generally seasonal in nature and this seasonality can be expected to cause periodic fluctuations in room and other revenues, occupancy levels, room rates and operating expenses. The demand for particular accommodations may also be affected by changes in travel patterns caused by changes in energy prices, strikes, relocation of highways, the construction of additional highways and other factors.

The viability of any hotel property that is the franchisee of a national or regional chain depends in part on the continued existence and financial strength of the franchisor, the public perception of the franchise service mark and the duration of the franchise licensing agreements. The transferability of franchise license agreements may be restricted and, in the event of a foreclosure on that hotel property, the property would not have the right to use the franchise license without the franchisor’s consent. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Further, in the event of a foreclosure on a hotel property, it is unlikely that the trustee (or servicer or special servicer) or purchaser of that hotel property would be entitled to the rights under any existing liquor license for that hotel property. It is more likely that those persons would have to apply for new licenses. We cannot assure you that a new license could be obtained or that it could be obtained promptly.

Other multifamily properties, hotels, retail properties, office buildings, mobile home parks and manufactured housing communities, nursing homes and self-storage facilities located in the areas of the mortgaged properties compete with the mortgaged properties to attract residents and customers. The leasing of real estate is highly competitive. The principal means of competition are price, location and the nature and condition of the facility to be leased. A borrower under a mortgage loan competes with all lessors and developers of comparable types of real estate in the area in which the mortgaged property is located. Those lessors or developers could have lower rentals, lower operating costs, more favorable locations or better facilities. While a borrower under a mortgage loan may renovate, refurbish or expand the mortgaged property to maintain it and remain competitive, that renovation, refurbishment or expansion may itself entail significant risk. Increased competition could adversely affect income from and market value of the mortgaged properties. In addition, the business conducted at each mortgaged property may face competition from other industries and industry segments.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage mortgaged properties becomes unprofitable due to decreased demand, competition, age of improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than would be the case if the self-storage mortgaged property were readily adaptable to other uses. Tenant privacy and lack of efficient access may heighten environmental risks.

It is anticipated that some or all of the mortgage loans included in any trust fund will be nonrecourse loans or loans for which recourse may be restricted or unenforceable. As to that mortgage loan, recourse in the event of borrower default will be limited to the specific real property and other assets, if any, that were pledged to secure the mortgage loan. However, even with respect to those mortgage loans that provide for recourse against the borrower and its assets generally, we cannot assure you that enforcement of those recourse provisions will be practicable, or that the assets of the borrower will be sufficient to permit a recovery in respect of a defaulted mortgage loan in excess of the liquidation value of the related mortgaged property. See “Certain Legal Aspects of Mortgage Loans—Foreclosure” in this prospectus.

Further, the concentration of default, foreclosure and loss risks in individual mortgage loans in a particular trust fund will generally be greater than for pools of single-family loans because mortgage loans in a trust fund will generally consist of a smaller number of higher balance loans than would a pool of single-family loans of comparable aggregate unpaid principal balance.

The Borrower’s Form of Entity May Cause Special Risks

Most of the borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail risks of loss greater than those of mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most of the entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of the mortgage loans generally, but not in all cases, require that the borrowers covenant to be single-purpose entities, although in many cases the borrowers are not required to observe all covenants and conditions that typically are required in order for them to be viewed under standard rating agency criteria as “special purpose entities.” In general, but not in all cases, borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or properties and limit the borrowers’ ability to incur additional indebtedness and create or allow any encumbrance on the mortgaged properties to secure additional indebtedness or obligations of other entities. These provisions are designed to mitigate the possibility that the borrowers’ financial condition would be adversely impacted by factors unrelated to the mortgaged property and the mortgage loan in the pool. However, we cannot assure you that the related borrowers will comply with these requirements. Also, although a borrower may currently be a single purpose entity, that borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity.” The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Borrowers that are not special purpose entities structured to limit the possibility of becoming insolvent or bankrupt, may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because the borrowers may be:

●	operating entities with a business distinct from the operation of the mortgaged property with the associated liabilities and risks of operating an ongoing business; or

●	entities or individuals that have liabilities unrelated to the mortgaged property.

However, any borrower, even a special purpose entity structured to be bankruptcy-remote, as an owner of real estate will be subject to certain potential liabilities and risks. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against the borrower or corporate or individual general partner or managing member of the borrower.

The organizational documents of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced by certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, the independent directors, managers or trustees may determine in the exercise of their fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower, such that the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of those borrowers with those of the parent. Consolidation of the assets of the borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws” in this prospectus.

Ability to Incur Other Borrowings Entails Risk

When a mortgage loan borrower (or its constituent members) also has one or more other outstanding loans (even if they are subordinated or mezzanine loans), the trust is subjected to additional risk. The borrower may have difficulty servicing and repaying multiple loans. The existence of another loan generally also will make it more difficult for the borrower to obtain refinancing of its mortgage loan and may thereby jeopardize repayment of the mortgage loan. Moreover, the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property.

Additionally, if a borrower, or its constituent members, defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the trust, including the mortgaged property, or stay the trust’s ability to foreclose during the course of the bankruptcy case. The bankruptcy of another lender also may operate to stay foreclosure by the trust. The trust may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

In this regard, the mortgage loans generally prohibit borrowers from incurring any additional debt secured by their mortgaged property without the consent of the lender. However, no investigations, searches or inquiries to determine the existence or status of any subordinate secured financing with respect to any of the mortgaged properties have been made at any time since origination of the related mortgage loan. We cannot assure you that any of the borrowers have complied with the restrictions on indebtedness in the related mortgage loan documents.

The mortgage loans will generally permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related mortgaged property. In addition, the borrowers under certain of the mortgage loans have incurred, and/or may incur in the future, unsecured debt other than in the ordinary course of business.

Additionally, the terms of certain mortgage loans may permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

The mortgage loan documents generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgage loans generally permit, subject to certain limitations, the transfer or pledge of less than a controlling portion of the limited partnership or non-managing member equity or other interests in a borrower. Certain of the mortgage loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage or control limitation or requiring the consent of the mortgagee to any such transfer (which consent in certain instances would consist of the mortgagee ascertaining that certain specific transfer conditions have been satisfied). Moreover, in general, mortgage loans with borrowers that do not meet single purpose entity criteria may not restrict in any way the incurrence by the relevant borrower of mezzanine debt. See “—The Borrower’s Form of Entity May Cause Special Risks” above and “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” in the prospectus supplement. Certain of the mortgage loans permit mezzanine debt, secured by pledges of ownership interests in the borrower, to be incurred in the future subject to criteria set forth in the mortgage loan documents.

Mezzanine debt is debt that is incurred by the owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related mortgaged property. The existence of mezzanine debt may reduce cash flow on the borrower’s mortgaged property after the payment of debt service or result in liquidity pressures if the mezzanine debt matures or becomes payable prior to the maturity of the mortgage loan, and may thus increase the likelihood that the owner of a borrower will permit the value or income producing potential of a mortgaged property to fall and may create a greater risk that a borrower will default on the mortgage loan secured by a mortgaged property whose value or income is relatively weak. In addition, the current and any future mezzanine lender may have cure rights with respect to the related mortgage loan and/or an option to purchase the mortgage loan after a default pursuant to an intercreditor agreement.

Generally, upon a default under mezzanine debt, the holder of such mezzanine debt would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such mezzanine debt, if permitted pursuant to the terms of the related intercreditor agreement, and provided that foreclosure is not stayed by the commencement of a bankruptcy proceeding involving the mezzanine borrowers. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws” in this prospectus. Although such transfer of equity may not trigger the due on sale clause under the related mortgage loan, it could cause a change of control in the borrower and/or cause the obligor under such mezzanine debt to file for bankruptcy, which could negatively affect the operation of the related mortgaged property and such borrower’s ability to make payments on the related mortgage loan in a timely manner.

In addition, borrowers under certain of the mortgage loans have issued or are permitted to issue preferred equity in such borrowers. Preferred equity in a borrower will generally require such borrower to make certain specified dividend payments to the preferred equity holder on a preferred basis. Since a borrower’s assets are generally limited to its mortgaged property, any preferred equity in the borrower effectively reduces the borrower’s economic stake in the related mortgaged property. The existence of preferred equity may reduce cash flow on the borrower’s mortgaged property after payment of debt service on the mortgage loans and any mezzanine loans, and may thus increase the likelihood that a borrower will permit the value or income producing potential of a mortgaged property to fall and may create a greater risk that a borrower will default on a mortgage loan secured by a mortgaged property whose value or income is relatively weak.

See “Description of the Mortgage Pool—General” in the prospectus supplement and “Certain Legal Aspects of Mortgage Loans—Subordinate Financing” in this prospectus.

Borrowers May Be Unable to Make Balloon Payments

Certain of the mortgage loans included in a trust fund may be non-amortizing or only partially amortizing over their terms to maturity and, thus, will require substantial principal payments (that is, balloon payments) at their stated maturity. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

Mortgage loans of this type involve a greater degree of risk than self-amortizing mortgage loans because the ability of a borrower to make a balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	The fair market value of the related mortgaged property;

●	The level of available mortgage interest rates at the time of sale or refinancing;

●	The borrower’s equity in the related mortgaged property;

●	The borrower’s financial condition;

●	The operating history and occupancy level of the related mortgaged property;

●	Tax laws;

●	Reductions in government assistance/rent subsidy programs;

●	Medicaid and Medicare reimbursement rates, with respect to hospitals and nursing homes;

●	Prevailing general and regional economic conditions; and

●	The availability of, and competition for, credit for loans secured by multifamily or commercial real properties generally.

We cannot assure you that each borrower will have the ability to repay the remaining principal balances on the related maturity date.

Neither the depositor nor any of its affiliates will be required to refinance any mortgage loan.

If described in this prospectus and in the related prospectus supplement, to maximize recoveries on defaulted mortgage loans, the master servicer or a special servicer may, within prescribed limits, extend and modify mortgage loans that are in default or as to which a payment default is reasonably foreseeable. While a master servicer or a special servicer generally will be required to determine that any extension or modification is reasonably likely to produce a greater recovery, taking into account the time value of money, than liquidation, we cannot assure you that any extension or modification will in fact increase the present value of receipts from or proceeds of the affected mortgage loans.

Credit Support May Not Cover Losses

The prospectus supplement for a series of certificates will describe any credit support provided for those certificates. Any use of credit support will be subject to the conditions and limitations described in this prospectus and in the related prospectus supplement, and may not cover all potential losses or risks. For example, it may or may not cover fraud or negligence by a mortgage loan originator or other parties.

A series of certificates may include one or more classes of subordinate certificates, if so provided in the related prospectus supplement. Although subordination is intended to reduce the risk to holders of senior certificates of delinquent distributions or ultimate losses, the amount of subordination will be limited and may decline under certain circumstances described in the related prospectus supplement. In addition, if principal payments on one or more classes of certificates of a series are made in a specified order of priority, any limits with respect to the aggregate amount of claims under any related credit support may be exhausted before the principal of the later paid classes of certificates of that series has been repaid in full. As a result, the impact of losses and shortfalls experienced with respect to the mortgage assets may fall primarily upon those subordinate classes of certificates. Moreover, if a form of credit support covers more than one series of certificates, holders of certificates of one series will be subject to the risk that the credit support will be exhausted by the claims of the holders of certificates of one or more other series.

The amount of any applicable credit support supporting one or more classes of offered certificates, including the subordination of one or more classes of certificates, will be determined on the basis of criteria established by each rating agency rating those classes of certificates. Such criteria will be based on an assumed level of defaults, delinquencies and losses on the underlying mortgage assets and certain other factors. However, we cannot assure you that the default, delinquency or loss experience on the related mortgage assets will not exceed the assumed levels. See “—Ratings Do Not Guarantee Payment and Do Not Address Prepayment Risks,” “Description of the Certificates” and “Description of Credit Support” in this prospectus.

Tenant Concentration Entails Risk

A deterioration in the financial condition of a tenant can be particularly significant if a mortgaged property is wholly or significantly owner–occupied or leased to a single tenant or if any tenant makes up a significant portion of the rental income. Mortgaged properties that are wholly or significantly owner occupied or leased to a single tenant or tenants that make up a significant portion of the rental income also are more susceptible to interruptions of cash flow if the owner occupier’s business operations are negatively impacted or if such a tenant fails to renew its lease. This is so because the financial effect of the absence of operating income or rental income may be severe; more time may be required to re-lease the space; and substantial capital costs may be incurred to make the space appropriate for replacement tenants.

Retail and office properties also may be adversely affected if there is a concentration of particular tenants among the mortgaged properties or of tenants in a particular business or industry.

Certain Additional Risks Relating to Tenants

The income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●      space in the mortgaged properties could not be leased or re-leased;

●      leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●      substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●      tenants were unwilling or unable to meet their lease obligations;

●      a significant tenant were to become a debtor in a bankruptcy case;

●      a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease; or

●      rental payments could not be collected for any other reason.

Repayment of the mortgage loans secured by retail, office and industrial properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis. Certain of the mortgaged properties may be leased in whole or in part by government sponsored tenants who have the right to rent reductions or to cancel their leases at any time or for lack of appropriations. Additionally, mortgaged properties may have concentrations of leases expiring at varying rates in varying percentages.

In addition, certain properties may have tenants that are paying rent but are not in occupancy or may have vacant space that is not leased, and in certain cases, the occupancy percentage could be less than 80%. Any such “dark” space may cause the property to be less desirable to other potential tenants and the related tenant may be more likely to default in its obligations under the lease. We cannot assure you that those tenants will continue to fulfill their lease obligations or that the space will be relet. Additionally, certain tenants may have a right to a rent abatement or the right to cancel their lease if certain major tenants at the mortgaged property vacate or go dark.

Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions, could be substantial and could reduce cash flow from the mortgaged properties. Moreover, if a tenant defaults in its obligations to a borrower, the borrower may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the related mortgaged property.

Additionally, in certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions (provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure), the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for debt service payments. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. In some cases this affiliated lessee is physically occupying space related to its business; in other cases, the affiliated lessee is a tenant under a master lease with the borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. These master leases are typically used to bring occupancy to a “stabilized” level but may not provide additional economic support for the mortgage loan. We cannot assure you that the space “leased” by a borrower affiliate will eventually be occupied by third party tenants and consequently, a deterioration in the financial condition of the borrower or its affiliates can be particularly significant to the borrower’s ability to perform under the mortgage loan as it can directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. These risks may be mitigated when mortgaged properties are leased to unrelated third parties.

Tenant Bankruptcy Entails Risks

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, in retail, office and industrial properties may adversely affect the income produced by a mortgaged property. Under the federal bankruptcy code a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant assumes its lease, the tenant must cure all defaults under the lease and provide the landlord with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be treated as a general unsecured claim against the tenant (absent collateral securing the claim). In addition, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises), which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent). If the tenant assigns its lease, the tenant must cure all defaults under the lease and the proposed assignee must demonstrate adequate assurance of future performance under the lease. Certain of the tenants may be, and may at any time during the term of the related mortgage loan become, a debtor in a bankruptcy proceeding.

We cannot assure you that tenants of mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner.

If the leased premises are located in a “shopping center” as such term has been interpreted under Section 365 of the federal bankruptcy code, the assignee may be required to agree to certain conditions that are protective of the property owner, such as compliance with specific lease terms relating to, among other things, exclusivity and the terms of reciprocal easement agreements. However, we cannot assure you that any mortgaged property would be considered a shopping center by a court considering the question.

Assignment of Leases and Rents May Be Limited by State Law

Each mortgage loan included in any trust fund secured by mortgaged property that is subject to leases typically will be secured by an assignment of leases and rents pursuant to which the borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged property, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the mortgaged property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” in this prospectus.

Failure to Comply with Environmental Law May Result in Additional Losses

Under federal law and the laws of certain states, contamination of real property may give rise to a lien on the property to assure or reimburse the costs of cleanup. In several states, that lien has priority over an existing mortgage lien on that property. In addition, under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of hazardous substances or toxic substances on, in or beneath the property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of those hazardous or toxic substances. The costs of any required remediation and the owner’s or operator’s liability for them as to any property are generally not limited under these laws, ordinances and regulations and could exceed the value of the mortgaged property and the aggregate assets of the owner or operator. In addition, as to the owners or operators of mortgaged properties that generate hazardous substances that are disposed of at “off-site” locations, the owners or operators may be held strictly, jointly and severally liable if there are releases or threatened releases of hazardous substances at the off-site locations where that person’s hazardous substances were disposed.

Under some environmental laws, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, as well as some state laws, a secured lender (such as the trust) may be liable as an “owner” or “operator” for the costs of dealing with hazardous substances affecting a borrower’s or neighboring property, if agents or employees of the lender have participated in the management of the borrower’s property. This liability could exist even if a previous owner caused the environmental damage. The trust’s potential exposure to liability for cleanup costs may increase if the trust actually takes possession of a borrower’s property, or control of its day-to-day operations, as for example through the appointment of a receiver. See “Certain Legal Aspects of Mortgage Loans—Environmental Risks” in this prospectus.

Hazard Insurance May Be Insufficient to Cover All Losses on Mortgaged Properties

The master servicer for the related trust fund will generally be required to cause the borrower on each mortgage loan in that trust fund to maintain the insurance coverage in respect of the related mortgaged property required under the related mortgage, including hazard insurance. The master servicer may satisfy its obligation to cause hazard insurance to be maintained with respect to any mortgaged property through acquisition of a blanket policy. However, we cannot assure you that the amount of insurance maintained will be sufficient to insure against all losses on the mortgaged properties.

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of the mortgaged property by:

●	fire;

●	lightning;

●	explosion;

●	smoke;

●	windstorm and hail; and

●	riot, strike and civil commotion.

Each subject to the conditions and exclusions specified in each policy.

The policies covering the mortgaged properties will be underwritten by different insurers under different state laws, and therefore will not contain identical terms and conditions. However, most policies do not typically cover any physical damage resulting from war, revolution, governmental actions, floods and other water-related causes, earth movement, including earthquakes, landslides and mudflows, wet or dry rot, vermin, domestic animals and certain other kinds of risks. Unless the related mortgage specifically requires the mortgagor to insure against physical damage arising from those causes, those losses may be borne, at least in part, by the holders of one or more classes of offered certificates of the related series, to the extent they are not covered by any available credit support. See “Description of the Pooling Agreements—Hazard Insurance Policies” in this prospectus.

Poor Property Management May Adversely Affect the Performance of the Related Mortgaged Property

The successful operation of a real estate project also depends upon the performance and viability of the property manager. Properties deriving revenues primarily from short-term sources generally are more management intensive than properties leased to creditworthy tenants under long-term leases. The property manager is generally responsible for:

●	operating the properties;

●	providing building services;

●	establishing and implementing the rental structure;

●	managing operating expenses;

●	responding to changes in the local market; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Property managers may not be in a financial condition to fulfill their management responsibilities.

Certain of the mortgaged properties are managed by affiliates of the applicable mortgagor. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the underlying property. This may adversely affect cash flow. However, the mortgage loans may permit the lender to remove the property manager upon the occurrence of an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. In many cases, the property manager is an affiliate of the borrower and may not manage properties for non-affiliates. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not

Various factors may adversely affect the value of a mortgaged property without affecting the property’s current net operating income. These factors include, among others:

●      the existence of, or changes in, governmental regulations, fiscal policy, zoning or tax laws;

●      potential environmental legislation or liabilities or other legal liabilities;

●      the availability of refinancing; and

●      changes in interest rate levels.

Mortgage Loans Secured by Leasehold Interests May Expose Investors to Greater Risks of Default and Loss

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the federal bankruptcy code to remain in possession of its leased premises for the rent otherwise payable under the lease for the term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the trustee may be unable to enforce the bankrupt lessee/borrower’s right to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgaged properties may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless the leasehold lender holds a fee mortgage, the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the federal bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the federal bankruptcy code (11 U.S.C. Section 363(e)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1)–(4) of the federal bankruptcy code otherwise permits the sale), we cannot provide assurances that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot provide assurances that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the federal bankruptcy code, the lessee may be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender (to the extent it can obtain standing to intervene) will be able to recoup the full value of the leasehold interest in bankruptcy court.

Limitations of Appraisals

Appraisals will be obtained with respect to each of the mortgaged properties servicing mortgage loans of a series at or about the time of the origination of the applicable mortgage loan. In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than the conclusion that would be reached if a different appraiser were appraising that property. The values of the mortgaged properties may have fluctuated significantly since the appraisals were performed. Moreover, appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. That amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. We cannot assure you that the information set forth in the prospectus supplement regarding appraised values or loan to value ratios accurately reflects past, present or future market values of the mortgaged properties. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items.

Your Lack of Control Over Trust Fund Can Create Risks

You and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the trust. See “Servicing of the Mortgage Loans—General” in the prospectus supplement. Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the trustee or the special servicer, as applicable. Any decision made by one of those parties in respect of the trust, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

One Action Jurisdiction May Limit the Ability of the Servicer to Foreclose on a Mortgaged Property

The ability to realize upon the mortgage loans may be limited by the application of state and federal laws. Several states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer may need to obtain advice of counsel prior to enforcing any of the trust fund’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable.

In the case of a multi-property mortgage loan secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where such “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. The application of other state and federal laws may delay or otherwise limit the ability to realize on defaulted mortgage loans. See “Certain Legal Aspects of Mortgage Loans—Foreclosure” in this prospectus.

Rights Against Tenants May Be Limited if Leases Are Not Subordinate to Mortgage or Do Not Contain Attornment Provisions

Some of the tenant leases contain provisions that require the tenant to attorn to (that is, recognize as landlord under the lease) a successor owner of the property following foreclosure. Some of the leases may be either subordinate to the liens created by the mortgage loans or else contain a provision that requires the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement. In some states, if tenant leases are subordinate to the liens created by the mortgage loans and such leases do not contain attornment provisions, such leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, in the case of the foreclosure of a mortgaged property located in such a state and leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced.

If a mortgage is subordinate to a lease, the trust will not (unless it has otherwise agreed with the tenant) possess the right to dispossess the tenant upon foreclosure of the mortgaged property, and if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or that could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage.

If Mortgaged Properties Are Not in Compliance With Current Zoning Laws Restoration Following a Casualty Loss May Be Limited

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws are otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its use or structure to comply with the existing or new law; however, the borrower may not be able to continue the non-conforming use or rebuild the non-conforming premises “as is” in the event of a substantial casualty loss. Such limitations may adversely affect the ability of the mortgagor to meet its mortgage loan obligations from cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the mortgaged property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non conformities.

In addition, certain of the mortgaged properties may be subject to certain restrictions imposed pursuant to restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

Inspections of the Mortgaged Properties Will Be Limited

The mortgaged properties will generally be inspected by licensed engineers at the time the mortgage loans will be originated to assess the structure, exterior walls, roofing interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located on the mortgaged properties. There can be no assurance that all conditions requiring repair or replacement will be identified in such inspections.

Compliance with Americans with Disabilities Act May Result in Additional Losses

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property. For example, under the Americans with Disabilities Act of 1990, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act” in this prospectus. To the extent the mortgaged properties do not comply with the act, the borrowers may be required to incur costs to comply with the act. In addition, noncompliance could result in the imposition of fines by the federal government or an award of damages to private litigants. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Litigation Concerns

There may be legal proceedings pending and, from time to time, threatened against, or other past or present adverse regulatory circumstances experienced by the borrowers, their sponsors and managers of the mortgaged properties or their respective affiliates relating to the business of or arising out of the ordinary course of business of the borrowers, their sponsors, managers and affiliates. There can be no assurance that such litigation will not have a material adverse effect on the distributions to certificateholders. In certain cases, principals and/or affiliates of the borrowers are involved or may have been involved in prior litigation or property foreclosures or deed in lieu of foreclosures. We cannot assure you that any litigation, other legal proceedings, or other adverse situations will not have a material adverse effect on your investment.

Risks to the Financial Markets Relating to Terrorist Attacks

On September 11, 2001, the United States was subjected to multiple terrorist attacks, resulting in the loss of many lives and massive property damage and destruction in New York City, the Washington, D.C. area and Pennsylvania. It is impossible to predict whether, or the extent to which, future terrorist activities may occur in the United States.

It is uncertain what effects any future terrorist activities in the United States or abroad and/or any consequent actions on the part of the United States Government and others, including military action, could have on general economic conditions, real estate markets, particular business segments (including those that are important to the performance of commercial mortgage loans) and/or insurance costs and the availability of insurance coverage for terrorist acts. Among other things, reduced investor confidence could result in substantial volatility in securities markets and a decline in real estate-related investments.

In addition, reduced consumer confidence, as well as a heightened concern for personal safety, could result in a material decline in personal spending and travel.

Risks to the Mortgaged Properties Relating to Terrorist Attacks and Foreign Conflicts

The terrorist attacks in 2001 on the World Trade Center and the Pentagon, as well as a number of reported thwarted planned attacks, suggest the possibility that large public areas such as shopping centers or large office buildings could become the target of terrorist attacks in the future. The occurrence or the possibility of such attacks could (i) lead to damage to one or more of the mortgaged properties if any such attacks occur, (ii) result in higher costs for insurance premiums, particularly for large properties which could adversely affect the cash flow at such mortgaged properties, or (iii) impact leasing patterns or shopping patterns which could adversely impact leasing revenue, retail property traffic and percentage rent. As a result, the ability of the mortgaged properties to generate cash flow may be adversely affected.

With respect to shopping patterns, attacks in the United States, incidents of terrorism occurring outside the United States and the military conflicts in Iraq and Afghanistan may continue to significantly reduce air travel throughout the United States, and, therefore, continue to have a negative effect on revenues in areas heavily dependent on tourism. The decrease in air travel may have a negative effect on certain of the mortgaged properties located in areas heavily dependent on tourism, which could reduce the ability of the affected mortgaged properties to generate cash flow.

The United States continues to maintain a military presence in Iraq and Afghanistan. It is uncertain what effect the activities of the United States in Iraq, Afghanistan or any future conflict with any other country or group will have on domestic and world financial markets, economies, real estate markets, insurance costs or business segments. Foreign or domestic conflict of any kind could have an adverse effect on the performance of the mortgaged properties.

Some Certificates May Not Be Appropriate for Benefit Plans

Generally, ERISA applies to investments made by employee benefit plans and transactions involving the assets of those plans. Even if ERISA does not apply, similar prohibited transaction rules may apply under Section 4975 of the Internal Revenue Code or materially similar federal, state or local laws. Due to the complexity of regulations that govern those plans, if you are subject to ERISA or Section 4975 of the Internal Revenue Code or to any materially similar federal, state or local law, you are urged to consult your own counsel regarding consequences under ERISA, the Internal Revenue Code or such other similar law of acquisition, ownership and disposition of the offered certificates of any series. See “Certain ERISA Considerations” in this prospectus.

Material Federal Tax Considerations Regarding Residual Certificates

If you hold certain classes of certificates that constitute a residual interest in a “real estate mortgage investment conduit” for federal income tax purposes, you will be required to report on your federal income tax returns as ordinary income your pro rata share of the taxable income of the REMIC, regardless of the amount or timing of your receipt of cash payments, as described in “Material Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates” in this prospectus. Accordingly, under certain circumstances, if you hold residual certificates you may have taxable income and tax liabilities arising from your investment during a taxable year in excess of the cash received during that period. The requirement to report your pro rata share of the taxable income and net loss of the REMIC will continue until the principal balances of all classes of certificates of the related series have been reduced to zero, even though you, as a holder of residual certificates, have received full payment of your stated interest and principal. A portion, or, in certain circumstances, all, of your share of the REMIC taxable income may be treated as “excess inclusion” income to you, which:

●	generally, will not be subject to offset by losses from other activities;

●	if you are a tax-exempt holder, will be treated as unrelated business taxable income; and

●	if you are a foreign holder, will not qualify for exemption from withholding tax.

If you are an individual and you hold a class of residual certificates, you may be limited in your ability to deduct servicing fees and other expenses of the REMIC. In addition, classes of residual certificates are subject to certain restrictions on transfer. Because of the special tax treatment of classes of residual certificates, the taxable income arising in a given year on a class of residual certificates may substantially exceed the taxable income associated with investment in a corporate bond or stripped instrument having similar cash flow characteristics and pre-tax yield. As a result, the after-tax yield on the classes of residual certificates may be significantly less than that of a corporate bond or stripped instrument having similar cash flow characteristics.

Material Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates of a series may be issued with “original issue discount” for federal income tax purposes, which generally will result in recognition of some taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. See “Material Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates” in this prospectus.

Bankruptcy Proceedings Could Adversely Affect Payments on Your Certificates

Under the federal bankruptcy code, the filing of a petition in bankruptcy by or against a borrower will stay the pending sale of the mortgaged property owned by that borrower, as well as the commencement or continuation of a foreclosure action and deficiency judgment proceedings. In addition, even if a court determines that the value of the mortgaged property is less than the principal balance of the mortgage loan it secures, the court may prevent a lender from foreclosing on the mortgaged property, subject to certain protections available to the lender. As part of a restructuring plan, a court also may reduce the amount of secured indebtedness to the then-current value of the mortgaged property. This action would make the lender a general unsecured creditor for the difference between the then-current value and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce periodic payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter the mortgage loan’s repayment schedule.

Moreover, the filing of a petition in bankruptcy by, or on behalf of, a junior lienholder may stay the senior lienholder from taking action to foreclose on the junior lien. Additionally, the borrower’s trustee or the borrower, as debtor-in-possession, has certain special powers to avoid, subordinate or disallow debts. In certain circumstances, the claims of the trustee may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under the federal bankruptcy code, the lender will be stayed from enforcing a borrower’s (or with respect to any indemnity deed of trust structure, the related property owner’s) assignment of rents and leases. The federal bankruptcy code also may interfere with the master servicer’s or special servicer’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and costly and may significantly delay or diminish the receipt of rents. Rents also may escape an assignment to the extent they are used by the borrower to maintain the mortgaged property or for other court authorized expenses.

Additionally, pursuant to subordination agreements for certain of the mortgage loans, the subordinate lenders may have agreed that they will not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the borrower, and that the holder of the mortgage loan will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinated lender.

In its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by the federal bankruptcy code. This holding, which at least one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinated lender’s objections.

As a result of the foregoing, the trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “Certain Legal Aspects of Mortgage Loans—Foreclosure” in this prospectus.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges or prepayment premiums may not be enforceable in some states and under federal bankruptcy law. Those provisions also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as requiring a yield maintenance charge or prepayment premium. In certain jurisdictions, those collateral substitution provisions might be deemed unenforceable under applicable law or public policy, or usurious.

Risks Relating to Borrower Default

The rate and timing of delinquencies or defaults on the mortgage loans will affect:

●      the aggregate amount of distributions on the offered certificates;

●      their yield to maturity;

●      the rate of principal payments; and

●      their weighted average life.

If losses on the mortgage loans exceed the aggregate principal amount of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess, up to the outstanding principal amount of that class.

If you calculate your anticipated yield based on assumed rates of defaults and losses that are lower than the default rate and losses actually experienced and those losses are allocated to your certificates, your actual yield to maturity will be lower than the assumed yield. Under certain extreme scenarios, that yield could be negative. In general, the earlier a loss borne by you on your certificates occurs, the greater the effect on your yield to maturity.

Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates. This may be so because those losses lead to your certificates having a higher percentage ownership interest in the trust and related distributions of principal payments on the mortgage loans than would otherwise have been the case and the related prepayment may affect the pass-through rate on your certificates. The effect on the weighted average life and yield to maturity of your certificates will depend upon the characteristics of the remaining mortgage loans.

Delinquencies and defaults on the mortgage loans may significantly delay the receipt of distributions by you on your certificates, unless advances are made to cover delinquent payments or the subordination of another class of certificates fully offsets the effects of any delinquency or default.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure” in this prospectus.

Risks Relating to Certain Payments

To the extent described in the related prospectus supplement, the master servicer, the special servicer or the trustee, as applicable, will be entitled to receive interest on unreimbursed P&I advances. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred through the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer is entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is generally senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on the offered certificates.

Risks Relating to Enforceability

The mortgages will generally permit the lender to accelerate the debt upon default by the borrower. The courts of all states will enforce acceleration clauses in the event of a material payment default. Courts, however, may refuse to permit foreclosure or acceleration if a default is deemed immaterial or the exercise of those remedies would be unjust or unconscionable.

If a mortgaged property has tenants, the borrower typically assigns its income as landlord to the lender as further security, while retaining a license to collect rents as long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. In certain jurisdictions, such assignments may not be perfected as security interests until the lender takes actual possession of the property’s cash flow. In some jurisdictions, the lender may not be entitled to collect rents until the lender takes possession of the property and secures the appointment of a receiver. In addition, as previously discussed, if bankruptcy or similar proceedings are commenced by or for the borrower, the lender’s ability to collect the rents may be adversely affected.

Book-Entry System for Certain Classes May Decrease Liquidity and Delay Payment

If so provided in the related prospectus supplement, one or more classes of the offered certificates of any series will be issued as book-entry certificates. Each class of book-entry certificates will be initially represented by one or more certificates registered in the name of a nominee for The Depository Trust Company, or DTC. Since transactions in the classes of book-entry certificates of any series generally can be effected only through The Depository Trust Company, and its participating organizations:

●
the liquidity of book-entry certificates in secondary trading market that may develop may be limited because investors may be unwilling to purchase certificates for which they cannot obtain physical certificates;

●
your ability to pledge certificates to persons or entities that do not participate in the DTC system, or otherwise to take action in respect of the certificates, may be limited due to lack of a physical security representing the certificates;

●
your access to information regarding the certificates may be limited since conveyance of notices and other communications by The Depository Trust Company to its participating organizations, and directly and indirectly through those participating organizations to you, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect at that time; and

●
you may experience some delay in receiving distributions of interest and principal on your certificates because distributions will be made by the trustee to DTC and DTC will then be required to credit those distributions to the accounts of its participating organizations and only then will they be credited to your account either directly or indirectly through DTC’s participating organizations.

See “Description of the Certificates—Book-Entry Registration and Definitive Certificates” in this prospectus.

Delinquent and Non-Performing Mortgage Loans Could Adversely Affect Payments on Your Certificates

If so provided in the related prospectus supplement, the trust fund for a particular series of certificates may include mortgage loans that are past due. In no event will the mortgage loans that are past due comprise 20 percent or more of the trust fund at the time the mortgage loans are transferred to the trust fund. None of the mortgage loans will be non-performing (i.e., more than 90 days delinquent or in foreclosure) at the time the mortgage loans are transferred by the Depositor to a trust fund for a series. If so specified in the related prospectus supplement, a special servicer may perform the servicing of delinquent mortgage loans or mortgage loans that become non-performing after the time they are transferred to a trust fund. Credit support provided with respect to a particular series of certificates may not cover all losses related to those delinquent or non-performing mortgage loans. You should consider the risk that the inclusion of those mortgage loans in the trust fund may adversely affect the rate of defaults and prepayments on the mortgage assets in the trust fund and the yield on your certificates of that series. See “Description of the Trust Funds—Mortgage Loans—General” in this prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

The IRS issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the servicer or the special servicer determined that the mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the related pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates in the related series, and the tax status of the REMIC.

In addition, final regulations were issued under the REMIC provisions of the Code that modify the tax restrictions imposed on a servicer’s ability to modify the terms of mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features to permit those modifications so long as the mortgage loan remains “principally secured” by real property (within the meaning of the final regulations). The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the mortgage loan is not “principally secured by real property”, that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the mortgage loan would not have a real property loan-to-value ratio of 125% or less. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates.

In The Event of an Early Termination of a Swap Agreement Due to Certain Swap Termination Events, a Trust May Be Required to Make a Large Termination Payment to any Related Swap Counterparty

To the extent described in the related prospectus supplement, a trust may enter into one or more interest rate swap agreements. A swap agreement generally may not be terminated except upon the occurrence of enumerated termination events set forth in the applicable swap agreement which will be described in the related prospectus supplement. Depending on the reason for the termination, however, a swap termination payment may be due from either the trust or the related swap counterparty.

If a termination event under any of these swap agreements occurs and the trust owes the related swap counterparty a large termination payment that is required to be paid pro rata with interest due to the related securities, the trust may not have sufficient available funds on that or future distribution dates to make required payments of interest or principal, and the holders of all classes of securities may suffer a loss.

Your Securities Will Have Greater Risk if an Interest Rate Swap Agreement Terminates

If on any distribution date a payment is due to the trust under an interest rate swap agreement, but the related swap counterparty defaults and the trust is unable to arrange for a replacement swap agreement, holders of such securities will remain entitled to the established rate of interest and principal, even though the related swap agreement has terminated. If this occurs, amounts available to make payments on the related securities will be reduced to the extent the interest rates on those securities exceed the rates which the trust would have been required to pay to the swap counterparty under the terminated interest rate swap agreement. In this event, the trust may not have sufficient available funds on that or future distribution dates to make required payments of interest or principal to all classes of securities and you may suffer a loss.

DESCRIPTION OF THE TRUST FUNDS

General

The primary assets of each trust fund will consist of:

1.      one or more types of multifamily or commercial mortgage loans,

2.      mortgage participations, pass-through certificates or other mortgage-backed securities (“MBS”) that evidence interests in, or that are secured by pledges of, one or more of various types of multifamily or commercial mortgage loans, or

3.      a combination of mortgage loans and MBS.

J.P. Morgan Chase Commercial Mortgage Securities Corp. (the “Depositor”) will establish each trust fund. Each mortgage asset will be selected by the Depositor for inclusion in a trust fund from among those purchased, either directly or indirectly, from a prior holder of the mortgage asset (a “Mortgage Asset Seller”), which prior holder may or may not be the originator of that mortgage loan or the issuer of that MBS and may be our affiliate. The mortgage assets will not be guaranteed or insured by the Depositor or any of its affiliates and will be guaranteed or insured by a governmental agency or instrumentality or by any other person only to the extent described in the related prospectus supplement. The discussion under the heading “—Mortgage Loans” below, unless otherwise noted, applies equally to mortgage loans underlying any MBS included in a particular trust fund.

Mortgage Loans

General. The mortgage loans will be evidenced by promissory notes (the “Mortgage Notes”) secured by mortgages, deeds of trust or similar security instruments (the “Mortgages”) that create liens on fee or leasehold estates in properties (the “Mortgaged Properties”) consisting of

●	Residential properties consisting of five or more rental or cooperatively-owned dwelling units in high-rise, mid-rise or garden apartment buildings or other residential structures; or

●
Office buildings, retail stores and establishments, hotels or motels, nursing homes, assisted living facilities, continuum care facilities, day care centers, schools, hospitals or other healthcare related facilities, mobile home parks and manufactured housing communities, warehouse facilities, mini-warehouse facilities, self-storage facilities, distribution centers, transportation centers, industrial plants, parking facilities, entertainment and/or recreation facilities, mixed use properties, cell phone tower properties, automobile dealerships and/or unimproved land.

The multifamily properties may include mixed commercial and residential structures, apartment buildings owned by private cooperative housing corporations (“Cooperatives”), and shares of the Cooperative allocable to one or more dwelling units occupied by non-owner tenants or to vacant units. Each Mortgage will create a first priority or junior priority mortgage lien on a borrower’s fee estate in a Mortgaged Property. If a Mortgage creates a lien on a borrower’s leasehold estate in a property, then, the term of that leasehold will generally exceed the term of the Mortgage Note by at least two years. Generally, a person other than the Depositor will have originated each mortgage loan, and the originator may be or may have been an affiliate of the Depositor. Each such unaffiliated originator that originated 10% or more of the mortgage loans of any series will be identified in the related prospectus supplement.

If so specified in the related prospectus supplement, mortgage assets for a series of certificates may include mortgage loans made on the security of real estate projects under construction. In that case, the related prospectus supplement will describe the procedures and timing for making disbursements from construction reserve funds as portions of the related real estate project are completed. In addition, the mortgage assets for a particular series of certificates may include mortgage loans that are delinquent or non-performing as of the date those certificates are issued. In that case, the related prospectus supplement will set forth, as to those mortgage loans, available information as to the period of the delinquency or non-performance of those loans, any forbearance arrangement then in effect, the condition of the related Mortgaged Property and the ability of the Mortgaged Property to generate income to service the mortgage debt.

Default and Loss Considerations with Respect to the Mortgage Loans. Mortgage loans secured by liens on income-producing properties are substantially different from loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon the successful operation of that property (that is, its ability to generate income). Moreover, some or all of the mortgage loans included in a particular trust fund may be non-recourse loans, which means that, absent special facts, recourse in the case of default will be limited to the Mortgaged Property and those other assets, if any, that were pledged to secure repayment of the mortgage loan.

Lenders typically look to the Debt Service Coverage Ratio and the Debt Yield of a loan secured by income-producing property as important factors in evaluating the risk of default on and / or losses related to that loan. The “Debt Service Coverage Ratio” or “DSCR” of a mortgage loan at any given time is generally the ratio of (1) the Net Operating Income derived from the related Mortgaged Property for a twelve-month period to (2) the annualized scheduled payments on the mortgage loan and any other loans senior thereto that are secured by the related Mortgaged Property. The “Debt Yield” of a mortgage loan at any given time is generally the ratio of (1) the Net Operating Income derived from the related Mortgaged Property for a twelve-month period divided by (2) the outstanding principal amount of the mortgage loan secured by the related Mortgaged Property, expressed in percentage terms. The prospectus supplement may describe certain variations in the calculation of Debt Service Coverage Ratio and / or Debt Yield that are applicable to a specific series. “Net Operating Income” generally means, for any given period, the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related mortgage loan or on any other loans that are secured by that Mortgaged Property.

The Net Operating Income of a Mortgaged Property will fluctuate over time and may or may not be sufficient to cover debt service on the related mortgage loan at any given time. The prospectus supplement may describe certain variations in the calculation of Net Operating Income that are applicable to a specific series. As the primary source of the operating revenues of a non-owner occupied, income-producing property, rental income (and, with respect to a mortgage loan secured by a Cooperative apartment building, maintenance payments from tenant-stockholders of a Cooperative) may be affected by the condition of the applicable real estate market and/or area economy. In addition, properties typically leased, occupied or used on a short-term basis, such as certain healthcare-related facilities, hotels and motels, and mini-warehouse and self-storage facilities, tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as warehouses, retail stores, office buildings and industrial plants. Commercial properties may be owner-occupied or leased to a small number of tenants. Thus, the Net Operating Income of a commercial property may depend substantially on the financial condition of the borrower or a tenant, and mortgage loans secured by liens on those properties may pose greater risks than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in operating expenses due to the general economic climate or economic conditions in a locality or industry segment, such as increases in interest rates, real estate tax rates, energy costs, labor costs and other operating expenses, and/or to changes in governmental rules, regulations and fiscal policies, may also affect the risk of default on a mortgage loan. As may be further described in the related prospectus supplement, in some cases leases of Mortgaged Properties may provide that the lessee, rather than the borrower/landlord, is responsible for payment of operating expenses (“Net Leases”). However, the existence of these “net of expense” provisions will result in stable Net Operating Income to the borrower/landlord only to the extent that the lessee is able to absorb operating expense increases while continuing to make rent payments.

Lenders also look to the Loan-to-Value Ratio of a mortgage loan as a factor in evaluating risk of loss if a property must be liquidated following a default. The “Loan-to-Value Ratio” or “LTV” of a mortgage loan at any given time is generally the ratio (expressed as a percentage) of

●	the then outstanding principal balance of the mortgage loan and any other loans senior thereto that are secured by the related Mortgaged Property to

●	the Value of the related Mortgaged Property.

The prospectus supplement may describe certain variations in the calculation of Loan-to-Value Ratio that are applicable to a specific series.

The “Value” of a Mortgaged Property is generally its fair market value determined in an appraisal obtained by the originator at the origination of that loan. The lower the Loan-to-Value Ratio, the greater the percentage of the borrower’s equity in a Mortgaged Property, and thus

(a)      the greater the incentive of the borrower to perform under the terms of the related mortgage loan (in order to protect its equity); and

(b)      the greater the cushion provided to the lender against loss on liquidation following a default.

Loan-to-Value Ratios will not necessarily constitute an accurate measure of the risk of liquidation loss in a pool of mortgage loans. For example, the value of a Mortgaged Property as of the date of initial issuance of the related series of certificates may be less than the Value determined at loan origination, and will likely continue to fluctuate from time to time based upon changes in economic conditions, the real estate market and other factors described in this prospectus. Moreover, even when current, an appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on:

●	the market comparison method (which compares recent resale value of comparable properties at the date of the appraisal),

●	the cost replacement method which calculates the cost of replacing the property at that date,

●	the income capitalization method which projects value based upon the property’s projected net cash flow, or

●	upon a selection from or interpolation of the values derived from those methods.

Each of these appraisal methods can present analytical difficulties. It is often difficult to find truly comparable properties that have recently been sold; the replacement cost of a property may have little to do with its current market value; and income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate. Where more than one of these appraisal methods are used and provide significantly different results, an accurate determination of value and, correspondingly, a reliable analysis of default and loss risks, is even more difficult.

While we believe that the foregoing considerations are important factors that generally distinguish loans secured by liens on income-producing real estate from single-family mortgage loans, we cannot assure you that all of these factors will in fact have been prudently considered by the originators of the mortgage loans, or that, for a particular mortgage loan, they are complete or relevant. See “Risk Factors—Commercial and Multifamily Mortgage Loans Have Risks That May Affect Payments on Your Certificates” and “—Borrowers May Be Unable to Make Balloon Payments” in this prospectus.

Payment Provisions of the Mortgage Loans. In general, each mortgage loan:

●	will provide for scheduled payments of principal, interest or both, to be made on specified dates (“Due Dates”) that occur monthly, quarterly, semi-annually or annually,

●
may provide for no accrual of interest or for accrual of interest at an interest rate that is fixed over its term or that adjusts from time to time, or that may be converted at the borrower’s election from an adjustable to a fixed interest rate, or from a fixed to an adjustable interest rate,

●
may provide for level payments to maturity or for payments that adjust from time to time to accommodate changes in the interest rate or to reflect the occurrence of certain events, and may permit negative amortization,

●	may be fully amortizing or partially amortizing or non-amortizing, with a balloon payment due on its stated maturity date, and

●
may prohibit over its term or for a certain period prepayments (the period of that prohibition, a “Lock-out Period” and its date of expiration, a “Lock-out Date”) and/or require payment of a premium or a yield maintenance penalty (a “Prepayment Premium”) in connection with certain prepayments, in each case as described in the related prospectus supplement.

Mortgage Loan Information in Prospectus Supplements. Each prospectus supplement will contain certain information pertaining to the mortgage loans in the related trust fund, which will generally be current as of a date specified in the related prospectus supplement and which, to the extent then applicable and specifically known to the Depositor, will include the following:

●	the aggregate outstanding principal balance and the largest, smallest and average outstanding principal balance of the mortgage loans,

●	the type or types of property that provide security for repayment of the mortgage loans,

●	the earliest and latest origination date and maturity date of the mortgage loans,

●
the original and remaining terms to maturity of the mortgage loans, or the respective ranges of remaining terms to maturity, and the weighted average original and remaining terms to maturity of the mortgage loans,

●
the Loan-to-Value Ratios of the mortgage loans as of the cut-off date, or the range of the Loan-to-Value Ratios as of the cut-off date, and the weighted average Loan-to-Value Ratio of the mortgage loans as of the cut-off date,

●	the interest rates borne by the mortgage loans, or range of the interest rates, and the weighted average interest rate borne by the mortgage loans,

●
with respect to mortgage loans with adjustable mortgage interest rates (“ARM Loans”), the index or indices upon which those adjustments are based, the adjustment dates, the range of gross margins and the weighted average gross margin, and any limits on mortgage interest rate adjustments at the time of any adjustment and over the life of the ARM Loan,

●	information regarding the payment characteristics of the mortgage loans, including, without limitation, balloon payment and other amortization provisions, Lock-out Periods and Prepayment Premiums,

●
the Debt Service Coverage Ratios of the mortgage loans (either at origination or as of a more recent date), or the range of the Debt Service Coverage Ratios, and the weighted average of the Debt Service Coverage Ratios, and

●	the geographic distribution of the Mortgaged Properties on a state-by-state basis.

In appropriate cases, the related prospectus supplement will also contain certain information available to the Depositor that pertains to the provisions of leases and the nature of tenants of the Mortgaged Properties. If we are unable to tabulate the specific information described above at the time offered certificates of a series are initially offered, we will provide more general information of the nature described above in the related prospectus supplement, and specific information will be set forth in a report which we will make available to purchasers of those certificates at or before the initial issuance of the certificates and will be filed as part of a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) contemporaneously with the final prospectus.

MBS

MBS may include:

●
private (that is, not guaranteed or insured by the United States or any agency or instrumentality of the United States) mortgage participations, mortgage pass-through certificates or other mortgage-backed securities or

●
certificates insured or guaranteed by the Federal Home Loan Mortgage Corporation (“FHLMC”), the Federal National Mortgage Association (“FNMA”), the Governmental National Mortgage Association (“GNMA”) or the Federal Agricultural Mortgage Corporation (“FAMC”) provided that, if so specified in the related prospectus supplement, each MBS will evidence an interest in, or will be secured by a pledge of, mortgage loans that conform to the descriptions of the mortgage loans contained in this prospectus.

Any MBS will have been issued pursuant to a pooling and servicing agreement, an indenture or similar agreement (an “MBS Agreement”). The issuer of the MBS (the “MBS Issuer”) and/or the servicer of the underlying mortgage loans (the “MBS Servicer”) will have entered into the MBS Agreement, generally with a trustee (the “MBS Trustee”) or, in the alternative, with the original purchaser or purchasers of the MBS.

The MBS may have been issued in one or more classes with characteristics similar to the classes of certificates described in this prospectus. The MBS Issuer, the MBS Servicer or the MBS Trustee will make distributions in respect of the MBS on the dates specified in the related prospectus supplement. The MBS Issuer or the MBS Servicer or another person specified in the related prospectus supplement may have the right or obligation to repurchase or substitute assets underlying the MBS after a certain date or under other circumstances specified in the related prospectus supplement.

Reserve funds, subordination or other credit support similar to that described for the certificates under “Description of Credit Support” may have been provided with respect to the MBS. The type, characteristics and amount of credit support, if any, will be a function of the characteristics of the underlying mortgage loans and other factors and generally will have been established on the basis of the requirements of any rating agency that may have assigned a rating to the MBS, or by the initial purchasers of the MBS.

The prospectus supplement for a series of certificates that evidence interests in MBS will specify, to the extent available:

●	the aggregate approximate initial and outstanding principal amount and type of the MBS to be included in the trust fund,

●	the original and remaining term to stated maturity of the MBS, if applicable,

●	the pass-through or bond rate of the MBS or the formula for determining the rates,

●	the payment characteristics of the MBS,

●	the MBS Issuer, MBS Servicer and MBS Trustee, as applicable,

●	a description of the credit support, if any,

●	the circumstances under which the related underlying mortgage loans, or the MBS themselves, may be purchased prior to their maturity,

●	the terms on which mortgage loans may be substituted for those originally underlying the MBS,

●
the type of mortgage loans underlying the MBS and such other applicable information in respect of the underlying mortgage loans described under “—Mortgage Loans—Mortgage Loan Information in Prospectus Supplements” above,

●	such other applicable information in respect of the mortgage loans underlying the MBS required under Regulation AB, and

●	the characteristics of any cash flow agreements that relate to the MBS.

Any MBS either will have been previously registered under the Securities Act of 1933, as amended (the “Securities Act”), or each of the following will have been satisfied with respect to the MBS:

1.      neither the issuer of the MBS nor any of its affiliates has a direct or indirect agreement, arrangement, relationship or understanding relating to the MBS and the related series of securities to be issued;

2.      neither the issuer of the MBS nor any of its affiliates is an affiliate of the sponsor, Depositor, issuing entity or underwriter of the related series of securities to be issued; and

3.      the Depositor would be free to publicly resell the MBS without registration under the Securities Act.

If the issuer of the MBS is required to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the related prospectus supplement will describe how to locate such reports of the MBS issuer. The MBS issuer generally will be a financial institution or other entity engaged generally in the business of mortgage lending or the acquisition of mortgage loans, a public agency or instrumentality of a state, local or federal government, or a limited purpose or other corporation organized for the purpose of, among other things, establishing trusts and acquiring and selling housing loans to such trusts and selling beneficial interests in such trusts. If the related prospectus supplement so specifies, the MBS issuer may be one of our affiliates where the MBS have been previously registered under the Securities Act or the MBS themselves are exempt from registration under Section 3 of the Securities Act. The obligations of the MBS issuer generally will be limited to certain representations and warranties with respect to the assets it conveyed to the related trust or its assignment of the representations and warranties of another entity from which it acquired the assets. The MBS issuer will not generally have guaranteed any of the assets conveyed to the related trust or any of the private mortgage backed securities issued under the MBS pooling and servicing agreement. Additionally, although the mortgage loans underlying the MBS may be guaranteed by an agency or instrumentality of the United States, the MBS themselves will not be so guaranteed.

Certificate Accounts

Each trust fund will include one or more certificate accounts established and maintained on behalf of the certificateholders into which the person or persons designated in the related prospectus supplement will, to the extent described in this prospectus and in that prospectus supplement, deposit all payments and collections received or advanced with respect to the mortgage assets and any interest rate or currency swap or interest rate cap, floor or collar contracts in the trust fund. A certificate account may be maintained as an interest bearing or a non-interest bearing account, and funds held in a certificate account may be held as cash or invested in certain obligations acceptable to each rating agency rating one or more classes of the related series of offered certificates.

Other Accounts

The prospectus supplement for each trust will also describe any other accounts established for such series.

Credit Support

If so provided in the prospectus supplement for a series of certificates, partial or full protection against certain defaults and losses on the mortgage assets in the related trust fund may be provided to one or more classes of certificates of that series in the form of subordination of one or more other classes of certificates of that series or by one or more other types of credit support, such as letters of credit, overcollateralization, insurance policies, guarantees, surety bonds or reserve funds, or a combination of them. The amount and types of credit support, the identification of the entity providing it (if applicable) and related information with respect to each type of credit support, if any, will be set forth in the prospectus supplement for a series of certificates. See “Risk Factors—Credit Support May Not Cover Losses” and “Description of Credit Support” in this prospectus.

Cash Flow Agreements

If so provided in the prospectus supplement for a series of certificates, the related trust fund may include guaranteed investment contracts pursuant to which moneys held in the funds and accounts established for those series will be invested at a specified rate. The trust fund may also include interest rate exchange agreements, interest rate cap or floor agreements, or currency exchange agreements, which agreements are designed to reduce the effects of interest rate or currency exchange rate fluctuations on the mortgage assets on one or more classes of certificates. The principal terms of a guaranteed investment contract or other agreement (any of these agreements, a “Cash Flow Agreement”), and the identity of the Cash Flow Agreement obligor, will be described in the prospectus supplement for a series of certificates.

YIELD AND MATURITY CONSIDERATIONS

General

The yield on any offered certificate will depend on the price you paid, the fixed, variable rate or adjustable pass-through interest rate of the certificate and the amount and timing of distributions on the certificate. See “Risk Factors—Prepayments of the Mortgage Assets Will Affect the Timing of Your Cash Flow and May Affect Your Yield” in this prospectus. The following discussion contemplates a trust fund that consists solely of mortgage loans. While the characteristics and behavior of mortgage loans underlying an MBS can generally be expected to have the same effect on the yield to maturity and/or weighted average life of a class of certificates as will the characteristics and behavior of comparable mortgage loans, the effect may differ due to the payment characteristics of the MBS. If a trust fund includes MBS, the related prospectus supplement will discuss the effect that the MBS payment characteristics may have on the yield to maturity and weighted average lives of the offered certificates of the related series.

Pass-Through Rate

The certificates of any class within a series may have a fixed, variable or adjustable pass-through interest rate, which may or may not be based upon the interest rates borne by the mortgage loans in the related trust fund. The prospectus supplement with respect to any series of certificates will specify the pass-through interest rate for each class of offered certificates of that series or, in the case of a class of offered certificates with a variable or adjustable pass-through interest rate, the method of determining the pass-through interest rate; the effect, if any, of the prepayment of any mortgage loan on the pass-through interest rate of one or more classes of offered certificates; and whether the distributions of interest on the offered certificates of any class will be dependent, in whole or in part, on the performance of any obligor under a Cash Flow Agreement.

Payment Delays

With respect to any series of certificates, a period of time will elapse between the date upon which payments on the mortgage loans in the related trust fund are due and the distribution date on which those payments are passed through to certificateholders. That delay will effectively reduce the yield that would otherwise be produced if payments on those mortgage loans were distributed to certificateholders on or near the date they were due.

Certain Shortfalls in Collections of Interest

When a principal prepayment in full or in part is made on a mortgage loan, the borrower is generally charged interest on the amount of that prepayment only through the date of prepayment, instead of through the Due Date for the next succeeding scheduled payment. However, interest accrued on any series of certificates and distributable on them on any distribution date will generally correspond to interest accrued on the mortgage loans to their respective Due Dates during the related Due Period. “Due Period” is a specified time period generally corresponding in length to the time period between distribution dates, and all scheduled payments on the mortgage loans in the related trust fund that are due during a given Due Period will, to the extent received by a specified date (the “Determination Date”) or otherwise advanced by the related master servicer or other specified person, be distributed to the holders of the certificates of that series on the next succeeding distribution date. Consequently, if a prepayment on any mortgage loan is distributable to certificateholders on a particular distribution date, but that prepayment is not accompanied by interest on it to the Due Date for that mortgage loan in the related Due Period, then the interest charged to the borrower (net of servicing and administrative fees) may be less (that shortfall, a “Prepayment Interest Shortfall”) than the corresponding amount of interest accrued and otherwise payable on the certificates of the related series. If that shortfall is allocated to a class of offered certificates, their yield will be adversely affected. The prospectus supplement for each series of certificates will describe the manner in which those shortfalls will be allocated among the classes of those certificates. If so specified in the prospectus supplement for a series of certificates, the master servicer for that series will be required to apply some or all of its servicing compensation for the corresponding period to offset the amount of those shortfalls. The related prospectus supplement will also describe any other amounts available to offset those shortfalls. See “Description of the Pooling Agreements—Servicing Compensation and Payment of Expenses” in this prospectus.

Yield and Prepayment Considerations

A certificate’s yield to maturity will be affected by the rate of principal payments on the mortgage loans in the related trust fund and the allocation of principal to reduce the principal balance (or notional amount, if applicable) of that certificate. The rate of principal payments on the mortgage loans in any trust fund will in turn be affected by the amortization schedules of the mortgage loans (which, in the case of ARM Loans, may change periodically to accommodate adjustments to their mortgage interest rates), the dates on which any balloon payments are due, and the rate of principal prepayments on them (including for this purpose, prepayments resulting from liquidations of mortgage loans due to defaults, casualties or condemnations affecting the Mortgaged Properties, or purchases of mortgage loans out of the related trust fund). Because the rate of principal prepayments on the mortgage loans in any trust fund will depend on future events and a variety of factors (as described more fully below), we cannot assure you as to that rate.

The extent to which the yield to maturity of a class of offered certificates of any series may vary from the anticipated yield will depend upon the degree to which they are purchased at a discount or premium and when, and to what degree, payments of principal on the mortgage loans in the related trust fund are in turn distributed on those certificates, or, in the case of a class of interest-only certificates, result in the reduction of its notional amount. An investor should consider, in the case of any offered certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the mortgage loans in the related trust fund could result in an actual yield to that investor that is lower than the anticipated yield and, in the case of any offered certificate purchased at a premium, the risk that a faster than anticipated rate of principal payments on those mortgage loans could result in an actual yield to that investor that is lower than the anticipated yield. In addition, if an investor purchases an offered certificate at a discount (or premium), and principal payments are made in reduction of the principal balance or notional amount of that investor’s offered certificates at a rate slower (or faster) than the rate anticipated by the investor during any particular period, the consequent adverse effects on that investor’s yield would not be fully offset by a subsequent like increase (or decrease) in the rate of principal payments.

A class of certificates, including a class of offered certificates, may provide that on any distribution date the holders of those certificates are entitled to a pro rata share of the prepayments on the mortgage loans in the related trust fund that are distributable on that date, to a disproportionately large share (which, in some cases, may be all) of those prepayments, or to a disproportionately small share (which, in some cases, may be none) of those prepayments. As described in the related prospectus supplement, the respective entitlements of the various classes of certificates of any series to receive distributions in respect of payments (and, in particular, prepayments) of principal of the mortgage loans in the related trust fund may vary based on the occurrence of certain events, such as, the retirement of one or more classes of certificates of that series, or subject to certain contingencies, such as, prepayment and default rates with respect to those mortgage loans.

In general, the notional amount of a class of interest-only certificates will either (1) be based on the principal balances of some or all of the mortgage assets in the related trust fund or (2) equal the principal balances of one or more of the other classes of certificates of the same series. Accordingly, the yield on those interest-only certificates will be inversely related to the rate at which payments and other collections of principal are received on those mortgage assets or distributions are made in reduction of the principal balances of those classes of certificates, as the case may be.

Consistent with the foregoing, if a class of certificates of any series consists of interest-only certificates or principal-only certificates, a lower than anticipated rate of principal prepayments on the mortgage loans in the related trust fund will negatively affect the yield to investors in principal-only certificates, and a higher than anticipated rate of principal prepayments on those mortgage loans will negatively affect the yield to investors in interest-only certificates. If the offered certificates of a series include those certificates, the related prospectus supplement will include a table showing the effect of various assumed levels of prepayment on yields on those certificates. Those tables will be intended to illustrate the sensitivity of yields to various assumed prepayment rates and will not be intended to predict, or to provide information that will enable investors to predict, yields or prepayment rates.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experience of a group of multifamily or commercial mortgage loans. However, the extent of prepayments of principal of the mortgage loans in any trust fund may be affected by factors such as:

●	the availability of mortgage credit,

●	the relative economic vitality of the area in which the Mortgaged Properties are located,

●	the quality of management of the Mortgaged Properties,

●	the servicing of the mortgage loans,

●	possible changes in tax laws and other opportunities for investment,

●	the existence of Lock-out Periods,

●	requirements that principal prepayments be accompanied by Prepayment Premiums, and

●	by the extent to which these provisions may be practicably enforced.

The rate of prepayment on a pool of mortgage loans is also affected by prevailing market interest rates for mortgage loans of a comparable type, term and risk level. When the prevailing market interest rate is below a mortgage loan’s interest rate, a borrower may have an increased incentive to refinance its mortgage loan. Even in the case of ARM Loans, as prevailing market interest rates decline, and without regard to whether the mortgage interest rates on the ARM Loans decline in a manner consistent therewith, the related borrowers may have an increased incentive to refinance for purposes of either (1) converting to a fixed rate loan and thereby “locking in” that rate or (2) taking advantage of a different index, margin or rate cap or floor on another adjustable rate mortgage loan.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Properties, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits. We will make no representation as to the particular factors that will affect the prepayment of the mortgage loans in any trust fund, as to the relative importance of those factors, as to the percentage of the principal balance of the mortgage loans that will be paid as of any date or as to the overall rate of prepayment on the mortgage loans.

Weighted Average Life and Maturity

The rate at which principal payments are received on the mortgage loans in any trust fund will affect the ultimate maturity and the weighted average life of one or more classes of the certificates of that series. Weighted average life refers to the average amount of time that will elapse from the date of issuance of an instrument until each dollar allocable as principal of that instrument is repaid to the investor.

The weighted average life and maturity of a class of certificates of any series will be influenced by the rate at which principal on the related mortgage loans, whether in the form of scheduled amortization or prepayments (for this purpose, the term “prepayment” includes voluntary prepayments, liquidations due to default and purchases of mortgage loans out of the related trust fund), is paid to that class. Prepayment rates on loans are commonly measured relative to a prepayment standard or model, such as the Constant Prepayment Rate (“CPR”) prepayment model or the Standard Prepayment Assumption (“SPA”) prepayment model. CPR represents an assumed constant rate of prepayment each month (expressed as an annual percentage) relative to the then outstanding principal balance of a pool of loans for the life of those loans. SPA represents an assumed variable rate of prepayment each month (expressed as an annual percentage) relative to the then outstanding principal balance of a pool of loans, with different prepayment assumptions often expressed as percentages of SPA. For example, a prepayment assumption of 100% of SPA assumes prepayment rates of 0.2% per annum of the then outstanding principal balance of the loans in the first month of the life of the loans and an additional 0.2% per annum in each month thereafter until the thirtieth month. Beginning in the thirtieth month, and in each month thereafter during the life of the loans, 100% of SPA assumes a constant prepayment rate of 6% per annum each month.

Neither CPR nor SPA nor any other prepayment model or assumption purports to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any particular pool of loans. Moreover, the CPR and SPA models were developed based upon historical prepayment experience for single-family loans. Thus, it is unlikely that the prepayment experience of the mortgage loans included in any trust fund will conform to any particular level of CPR or SPA.

The prospectus supplement with respect to each series of certificates will contain tables, if applicable, setting forth the projected weighted average life of each class of offered certificates of those series and the percentage of the initial principal balance of each class that would be outstanding on specified distribution dates based on the assumptions stated in that prospectus supplement, including assumptions that prepayments on the related mortgage loans are made at rates corresponding to various percentages of CPR or SPA, or at other rates specified in that prospectus supplement. Those tables and assumptions will illustrate the sensitivity of the weighted average lives of the certificates to various assumed prepayment rates and will not be intended to predict, or to provide information that will enable investors to predict, the actual weighted average lives of the certificates.

Controlled Amortization Classes and Companion Classes

A series of certificates may include one or more controlled amortization classes, which will entitle the holders of those certificates to receive principal distributions according to a specified principal payment schedule, which schedule is supported by creating priorities, as described in the related prospectus supplement, to receive principal payments from the mortgage loans in the related trust fund. If so specified in the related prospectus supplement, each controlled amortization class will either be a planned amortization class or a targeted amortization class. In general, a planned amortization class has a “prepayment collar,” that is, a range of prepayment rates that can be sustained without disruption, that determines the principal cash flow of those certificates. That prepayment collar is not static, and may expand or contract after the issuance of the planned amortization class depending on the actual prepayment experience for the underlying mortgage loans. Distributions of principal on a planned amortization class would be made in accordance with the specified schedule so long as prepayments on the underlying mortgage loans remain at a relatively constant rate within the prepayment collar and, as described below, companion classes exist to absorb “excesses” or “shortfalls” in principal payments on the underlying mortgage loans. If the rate of prepayment on the underlying mortgage loans from time to time falls outside the prepayment collar, or fluctuates significantly within the prepayment collar, especially for any extended period of time, that event may have material consequences in respect of the anticipated weighted average life and maturity for a planned amortization class. A targeted amortization class is structured so that principal distributions generally will be payable on it in accordance with its specified principal payments schedule so long as the rate of prepayments on the related mortgage assets remains relatively constant at the particular rate used in establishing that schedule. A targeted amortization class will generally afford the holders of those certificates some protection against early retirement or some protection against an extended average life, but not both.

Although prepayment risk cannot be eliminated entirely for any class of certificates, a controlled amortization class will generally provide a relatively stable cash flow so long as the actual rate of prepayment on the mortgage loans in the related trust fund remains relatively constant at the rate, or within the range of rates, of prepayment used to establish the specific principal payment schedule for those certificates. Prepayment risk with respect to a given pool of mortgage assets does not disappear, however, and the stability afforded to a controlled amortization class comes at the expense of one or more companion classes of the same series, any of which companion classes may also be a class of offered certificates. In general, and as more particularly described in the related prospectus supplement, a companion class will entitle the holders of those certificates to a disproportionately large share of prepayments on the mortgage loans in the related trust fund when the rate of prepayment is relatively fast, and will entitle the holders of those certificates to a disproportionately small share of prepayments on the mortgage loans in the related trust fund when the rate of prepayment is relatively slow. A class of certificates that entitles the holders of those certificates to a disproportionately large share of the prepayments on the mortgage loans in the related trust fund enhances the risk of early retirement of that class, or call risk, if the rate of prepayment is relatively fast; while a class of certificates that entitles the holders of those certificates to a disproportionately small share of the prepayments on the mortgage loans in the related trust fund enhances the risk of an extended average life of that class, or extension risk, if the rate of prepayment is relatively slow. Thus, as described in the related prospectus supplement, a companion class absorbs some (but not all) of the “call risk” and/or “extension risk” that would otherwise belong to the related controlled amortization class if all payments of principal of the mortgage loans in the related trust fund were allocated on a pro rata basis.

Other Factors Affecting Yield, Weighted Average Life and Maturity

Balloon Payments; Extensions of Maturity. Some or all of the mortgage loans included in a particular trust fund may require that balloon payments be made at maturity. Because the ability of a borrower to make a balloon payment typically will depend upon its ability either to refinance the loan or to sell the related Mortgaged Property, there is a risk that mortgage loans that require balloon payments may default at maturity, or that the maturity of that mortgage loan may be extended in connection with a workout. In the case of defaults, recovery of proceeds may be delayed by, among other things, bankruptcy of the borrower or adverse conditions in the market where the property is located. In order to minimize losses on defaulted mortgage loans, the master servicer or a special servicer, to the extent and under the circumstances set forth in this prospectus and in the related prospectus supplement, may be authorized to modify mortgage loans that are in default or as to which a payment default is imminent. Any defaulted balloon payment or modification that extends the maturity of a mortgage loan may delay distributions of principal on a class of offered certificates and thereby extend the weighted average life of your certificates and, if those certificates were purchased at a discount, reduce your yield.

Negative Amortization. The weighted average life of a class of certificates can be affected by mortgage loans that permit negative amortization to occur. A mortgage loan that provides for the payment of interest calculated at a rate lower than the rate at which interest accrues on it would be expected during a period of increasing interest rates to amortize at a slower rate (and perhaps not at all) than if interest rates were declining or were remaining constant. This slower rate of mortgage loan amortization would correspondingly be reflected in a slower rate of amortization for one or more classes of certificates of the related series. In addition, negative amortization on one or more mortgage loans in any trust fund may result in negative amortization on the certificates of the related series. The related prospectus supplement will describe, if applicable, the manner in which negative amortization in respect of the mortgage loans in any trust fund is allocated among the respective classes of certificates of the related series. The portion of any mortgage loan negative amortization allocated to a class of certificates may result in a deferral of some or all of the interest payable on them, which deferred interest may be added to the principal balance of the certificates. Accordingly, the weighted average lives of mortgage loans that permit negative amortization and that of the classes of certificates to which the negative amortization would be allocated or that would bear the effects of a slower rate of amortization on those mortgage loans, may increase as a result of that feature.

Negative amortization also may occur in respect of an ARM Loan that limits the amount by which its scheduled payment may adjust in response to a change in its mortgage interest rate, provides that its scheduled payment will adjust less frequently than its mortgage interest rate or provides for constant scheduled payments notwithstanding adjustments to its mortgage interest rate. Accordingly, during a period of declining interest rates, the scheduled payment on that mortgage loan may exceed the amount necessary to amortize the loan fully over its remaining amortization schedule and pay interest at the then applicable mortgage interest rate, thereby resulting in the accelerated amortization of that mortgage loan. This acceleration in amortization of its principal balance will shorten the weighted average life of that mortgage loan and, correspondingly, the weighted average lives of those classes of certificates entitled to a portion of the principal payments on that mortgage loan.

The extent to which the yield on any offered certificate will be affected by the inclusion in the related trust fund of mortgage loans that permit negative amortization, will depend upon (1) whether that offered certificate was purchased at a premium or a discount and (2) the extent to which the payment characteristics of those mortgage loans delay or accelerate the distributions of principal on that certificate or, in the case of an interest-only certificate, delay or accelerate the amortization of the notional amount of that certificate. See “—Yield and Prepayment Considerations” above.

Foreclosures and Payment Plans. The number of foreclosures and the principal amount of the mortgage loans that are foreclosed in relation to the number and principal amount of mortgage loans that are repaid in accordance with their terms will affect the weighted average lives of those mortgage loans and, accordingly, the weighted average lives of and yields on the certificates of the related series. Servicing decisions made with respect to the mortgage loans, including the use of payment plans prior to a demand for acceleration and the restructuring of mortgage loans in bankruptcy proceedings, may also have an effect upon the payment patterns of particular mortgage loans and thus the weighted average lives of and yields on the certificates of the related series.

Losses and Shortfalls on the Mortgage Assets. The yield on your certificates will directly depend on the extent to which you are required to bear the effects of any losses or shortfalls in collections arising out of defaults on the mortgage loans in the related trust fund and the timing of those losses and shortfalls. In general, the earlier that any loss or shortfall occurs, the greater will be the negative effect on yield for any class of certificates that is required to bear the effects of the shortfall.

The amount of any losses or shortfalls in collections on the mortgage assets in any trust fund, to the extent not covered or offset by draws on any reserve fund or under any instrument of credit support, will be allocated among the respective classes of certificates of the related series in the priority and manner, and subject to the limitations, if so specified in the related prospectus supplement. As described in the related prospectus supplement, those allocations may be effected by a reduction in the entitlements to interest and/or principal balances of one or more classes of certificates, or by establishing a priority of payments among those classes of certificates.

The yield to maturity on a class of Subordinate Certificates may be extremely sensitive to losses and shortfalls in collections on the mortgage loans in the related trust fund.

Additional Certificate Amortization. In addition to entitling the holders of one or more classes of a series of certificates to a specified portion, which may during specified periods range from none to all, of the principal payments received on the mortgage assets in the related trust fund, one or more classes of certificates of any series, including one or more classes of offered certificates of those series, may provide for distributions of principal of those certificates from:

1.      amounts attributable to interest accrued but not currently distributable on one or more classes of accrual certificates,

2.      Excess Funds, or

3.      any other amounts described in the related prospectus supplement.

“Excess Funds” will, in general, represent that portion of the amounts distributable in respect of the certificates of any series on any distribution date that represent (1) interest received or advanced on the mortgage assets in the related trust fund that is in excess of the interest currently accrued on the certificates of that series, or (2) Prepayment Premiums or any other amounts received on the mortgage assets in the related trust fund that do not constitute interest on, or principal of, those certificates. The prospectus supplement may describe certain variations in the calculation of Excess Funds that are applicable to a specific series.

The amortization of any class of certificates out of the sources described in the preceding paragraph would shorten the weighted average life of those certificates and, if those certificates were purchased at a premium, reduce the yield on those certificates. The related prospectus supplement will discuss the relevant factors to be considered in determining whether distributions of principal of any class of certificates out of those sources would have any material effect on the rate at which those certificates are amortized.

Optional Early Termination. If so specified in the related prospectus supplement, a series of certificates may be subject to optional early termination through the repurchase of the mortgage assets in the related trust fund by the party or parties specified in the related prospectus supplement, under the circumstances and in the manner set forth in the prospectus supplement. If so provided in the related prospectus supplement, upon the reduction of the principal balance of a specified class or classes of certificates by a specified percentage or amount, the specified party may be authorized or required to solicit bids for the purchase of all of the mortgage assets of the related trust fund, or of a sufficient portion of those mortgage assets to retire that class or classes, as set forth in the related prospectus supplement. In the absence of other factors, any early retirement of a class of offered certificates would shorten the weighted average life of those certificates and, if those certificates were purchased at premium, reduce the yield on those certificates.

THE SPONSOR

The related prospectus supplement will identify the sponsor or sponsors of the applicable series. JPMorgan Chase Bank, National Association (“JPMCB”), a national banking association, may be a sponsor (in such capacity, the “Sponsor”). JPMCB is a national bank and acquires and originates mortgage loans for public and private securitizations as well as being a commercial bank offering a wide range of banking services to its customers, both domestically and internationally. JPMCB is a wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.

Additional information, including the most recent Form 10-K and Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed or furnished with the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at http://www.sec.gov.

JPMCB may also act as a Mortgage Asset Seller and may act as Servicer and/or a provider of any cashflow agreements with respect to the offered certificates. JPMCB is an affiliate of the Depositor and J.P. Morgan Securities LLC.

THE DEPOSITOR

J.P. Morgan Chase Commercial Mortgage Securities Corp., the Depositor, is a Delaware corporation organized on September 19, 1994. The Depositor is a wholly owned subsidiary of JPMCB. The Depositor maintains its principal office at 383 Madison Avenue, 31st Floor, New York, New York 10179. Its telephone number is (212) 272-6858. The Depositor does not have, nor is it expected in the future to have, any significant assets.

The Depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated thereto.

On December 22, 2009, the Depositor merged with its affiliate, Bear Stearns Commercial Mortgage Securities Inc. Prior to the merger, Bear Stearns Commercial Mortgage Securities Inc. separately purchased commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets. The Depositor is the surviving entity of the merger.

The Depositor remains responsible under the Pooling Agreement for providing the master servicer, special servicer and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the Pooling Agreement. The Depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the Pooling Agreement.

THE ISSUING ENTITY

The Issuing Entity will be a New York common law trust, formed on the closing date of each series of certificates pursuant to a Pooling Agreement. The trust will have no officers or directors and no continuing duties other than to hold the assets underlying the certificates and to issue the certificates. The Issuing Entity will operate under a fiscal year ending each December 31st. The trustee, the master servicer and the special servicer are the persons authorized to act on behalf of the Issuing Entity under the Pooling Agreement with respect to the mortgage loans and the certificates.

USE OF PROCEEDS

We will apply the net proceeds to be received from the sale of the certificates of any series to the purchase of trust assets. We expect to sell the certificates from time to time, but the timing and amount of offerings of certificates will depend on a number of factors, including the volume of mortgage assets we have acquired, prevailing interest rates, availability of funds and general market conditions.

DESCRIPTION OF THE CERTIFICATES

General

Each series of certificates will represent the entire beneficial ownership interest in a trust fund. As described in the related prospectus supplement, the certificates of each series, including the offered certificates of that series, may consist of one or more classes of certificates that, among other things:

●	provide for the accrual of interest on the certificates at a fixed rate, variable rate or adjustable rate;

●
are senior (collectively, “Senior Certificates”) or subordinate (collectively, “Subordinate Certificates”) to one or more other classes of certificates in entitlement to certain distributions on the certificates;

●	are principal-only certificates entitled to distributions of principal, with disproportionately small, nominal or no distributions of interest;

●	are interest-only certificates entitled to distributions of interest, with disproportionately small, nominal or no distributions of principal;

●
provide for distributions of interest on, or principal of, those certificates that commence only after the occurrence of certain events, such as the retirement of one or more other classes of certificates of that series;

●
provide for distributions of principal of those certificates to be made, from time to time or for designated periods, at a rate that is faster, and, in some cases, substantially faster, or slower, and, in some cases, substantially slower, than the rate at which payments or other collections of principal are received on the mortgage assets in the related trust fund;

●	provide for controlled distributions of principal of those certificates to be made based on a specified payment schedule or other methodology, subject to available funds; or

●	provide for distributions based on collections of Prepayment Premiums on the mortgage assets in the related trust fund.

Each class of offered certificates of a series will be issued in minimum denominations corresponding to the principal balances or, in case of certain classes of interest-only certificates or residual certificates, notional amounts or percentage interests, specified in the related prospectus supplement. As provided in the related prospectus supplement, one or more classes of offered certificates of any series may be issued in fully registered, definitive form (those certificates, “Definitive Certificates”) or may be offered in book-entry format (those certificates, “Book-Entry Certificates”) through the facilities of The Depository Trust Company (“DTC”). The offered certificates of each series (if issued as Definitive Certificates) may be transferred or exchanged, subject to any restrictions on transfer described in the related prospectus supplement, at the location specified in the related prospectus supplement, without the payment of any service charges, other than any tax or other governmental charge payable in connection therewith. Interests in a class of Book-Entry Certificates will be transferred on the book-entry records of DTC and its participating organizations. See “Risk Factors—Your Ability to Resell Certificates May Be Limited Because of Their Characteristics” and “—Book-Entry System for Certain Classes May Decrease Liquidity and Delay Payment” in this prospectus.

Distributions

Distributions on the certificates of each series will be made on each distribution date as specified in the related prospectus supplement from the Available Distribution Amount for that series and that distribution date. The “Available Distribution Amount” for any distribution date will generally refer to the total of all payments or other collections on or in respect of the mortgage assets and any interest rate or currency swap or interest rate cap, floor or collar contracts included in the related trust fund that are available for distribution to the holders of certificates of that series on that date. The particular components of the Available Distribution Amount for any series on each distribution date will be more specifically described in the related prospectus supplement.

Distributions on the certificates, other than the final distribution in retirement of that certificate, will generally be made to the persons in whose names those certificates are registered at the close of business on the last business day of the month preceding the month in which the applicable distribution date occurs (the “Record Date”), and the amount of each distribution will be determined as of the close of business on the Determination Date specified in the related prospectus supplement. The Record Date for each series will be set forth in the related prospectus supplement. All distributions with respect to each class of certificates on each distribution date will be allocated pro rata among the outstanding certificates in that class. Payments will be made either by wire transfer in immediately available funds to your account at a bank or other entity having appropriate facilities for the transfer, if you have provided the person required to make those payments with wiring instructions no later than the date specified in the related prospectus supplement (and, if so provided in the related prospectus supplement, that you hold certificates in the amount or denomination specified in the prospectus supplement), or by check mailed to the address of that certificateholder as it appears on the certificate register; provided, however, that the final distribution in retirement of any class of certificates (whether Definitive Certificates or Book-Entry Certificates) will be made only upon presentation and surrender of those certificates at the location specified in the notice to certificateholders of the final distribution.

Distributions of Interest on the Certificates

Each class of certificates of each series, other than certain classes of principal-only certificates and residual certificates (“Residual Certificates”) that have no pass-through interest rate, may have a different pass-through interest rate, which in each case may be fixed, variable or adjustable. The related prospectus supplement will specify the pass-through interest rate or, in the case of a variable or adjustable pass-through interest rate, the method for determining the pass-through interest rate, for each class. If so specified in the related prospectus supplement, interest on the certificates of each series will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Distributions of interest in respect of any class of certificates (other than certain classes of certificates that will be entitled to distributions of accrued interest commencing only on the distribution date, or under the circumstances specified in the related prospectus supplement (“Accrual Certificates”), and other than any class of principal-only certificates or Residual Certificates which are not entitled to distributions of interest) will be made on each distribution date based on the Accrued Certificate Interest for that class and that distribution date, subject to the sufficiency of the portion of the Available Distribution Amount allocable to that class on that distribution date. Prior to the time interest is distributable on any class of Accrual Certificates, the amount of Accrued Certificate Interest otherwise distributable on that class will be added to the principal balance of those certificates on each distribution date. With respect to each class of certificates, other than certain classes of interest-only certificates and certain classes of residual certificates, the “Accrued Certificate Interest” for each distribution date will be equal to interest at the applicable pass-through interest rate accrued for a specified period of time, or accrual period, generally corresponding in length to the time period between distribution dates, on the outstanding principal balance of that class of certificates immediately prior to that distribution date.

The Accrued Certificate Interest for each distribution date on a class of interest-only certificates will be similarly calculated except that it will accrue on a notional amount that is either:

1.      based on the principal balances of some or all of the mortgage assets in the related trust fund,

2.      equal to the principal balances of one or more other classes of certificates of the same series, or

3.      an amount or amounts specified in the applicable prospectus supplement.

Reference to a notional amount with respect to a class of interest-only certificates is solely for convenience in making certain calculations and does not represent the right to receive any distributions of principal. If so specified in the related prospectus supplement, the amount of Accrued Certificate Interest that is otherwise distributable on, or, in the case of Accrual Certificates, that may otherwise be added to the principal balance of, one or more classes of the certificates of a series will be reduced to the extent that any Prepayment Interest Shortfalls, as described under “Yield and Maturity Considerations—Certain Shortfalls in Collections of Interest” in this prospectus, exceed the amount of any sums that are applied to offset the amount of those shortfalls. The particular manner in which those shortfalls will be allocated among some or all of the classes of certificates of that series will be specified in the related prospectus supplement. The related prospectus supplement will also describe the extent to which the amount of Accrued Certificate Interest that is otherwise distributable on (or, in the case of Accrual Certificates, that may otherwise be added to the principal balance of) a class of offered certificates may be reduced as a result of any other contingencies, including delinquencies, losses and deferred interest on or in respect of the mortgage assets in the related trust fund. Any reduction in the amount of Accrued Certificate Interest otherwise distributable on a class of certificates by reason of the allocation to that class of a portion of any deferred interest on or in respect of the mortgage assets in the related trust fund may result in a corresponding increase in the principal balance of that class if so specified in the related prospectus supplement. See “Risk Factors—Prepayments of the Mortgage Assets Will Affect the Timing of Your Cash Flow and May Affect Your Yield” and “Yield and Maturity Considerations” in this prospectus.

Determination of Interest Rates

Day Count Basis; Interest Rate Change Dates; Interest Rate Determination Dates. The prospectus supplement for each series of certificates will specify the applicable interest rates (or the methods by which interest will be determined) and day count conventions for each class of certificates. For any class of certificates that bears interest at (i) a LIBOR-based rate, interest due for any accrual period generally will be determined on the basis of an Actual/360 day year, and (ii) a fixed rate, interest due for any accrual period will be determined on the basis of a 30/360 day year. The applicable day count convention will be determined in accordance with prevailing market conventions and existing market conditions, but generally will be limited to the following accrual methods:

●	“30/360” which means that interest is calculated on the basis of a 360-day year consisting of twelve 30-day months;

●	“Actual/360” which means that interest or any other relevant factor is calculated on the basis of the actual number of days elapsed in a year of 360 days;

●	“Actual/365 (fixed)“ which means that interest is calculated on the basis of the actual number of days elapsed in a year of 365 days, regardless of whether accrual or payment occurs in a leap year;

●	“Actual/Actual (accrual basis)“ which means that interest is calculated on the basis of the actual number of days elapsed in a year of 365 days, or 366 days for every day in a leap year;

●
“Actual/Actual (payment basis)“ which means that interest is calculated on the basis of the actual number of days elapsed in a year of 365 days if the interest period ends in a non-leap year, or 366 days if the interest period ends in a leap year, as the case may be; and

●
“Actual/Actual (ISMA)” is a calculation in accordance with the definition of “Actual/Actual” adopted by the International Securities Market Association (“ISMA”), which means that interest is calculated on the following basis:

●
where the number of days in the relevant accrual period is equal to or shorter than the determination period during which such accrual period ends, the number of days in such accrual period divided by the product of (A) the number of days in such determination period and (B) the number of distribution dates that would occur in one calendar year; or

●	where the accrual period is longer than the determination period during which the accrual period ends, the sum of:

(1)
the number of days in such accrual period falling in the determination period in which the accrual period begins divided by the product of (x) the number of days in such determination period and (y) the number of distribution dates that would occur in one calendar year; and

(2)
the number of days in such accrual period falling in the next determination period divided by the product of (x) the number of days in such determination period and (y) the number of distribution dates that would occur in one calendar year;

where “determination period” means the period from and including one calculation date to but excluding the next calculation date and “calculation date” means, in each year, each of those days in the calendar year that are specified herein as being the scheduled distribution dates.

For any class of securities that bears interest at a LIBOR-based rate, the related interest rate determination dates will be LIBOR Determination Dates, as described under “—LIBOR” below.

LIBOR. The prospectus supplement for a series of certificates will set forth the definition of LIBOR, and how LIBOR will be determined. In most cases, we expect that LIBOR, for any accrual period, will be the London interbank offered rate for deposits in U.S. Dollars for a period equal to one month, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. London time, on the related LIBOR Determination Date. If an applicable rate does not appear on The Reuters Screen LIBOR01 Page, the rate for that accrual period will be determined on the basis of the rates at which deposits in U.S. Dollars, are offered at approximately 11:00 a.m., London time, on that LIBOR Determination Date, to prime banks in the London interbank market by the Reference Banks and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The trustee, the paying agent or another person performing similar functions will request the principal London office of each Reference Bank to provide a quotation of its rate. If the Reference Banks provide at least two quotations, the rate for that accrual period will be the arithmetic mean of the quotations. If the Reference Banks provide fewer than two quotations, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the trustee, the paying agent or another person performing similar functions, at approximately 11:00 a.m. New York time, on that LIBOR Determination Date, for loans in U.S. Dollars to leading European banks and in an amount that is representative for a single such transaction in the relevant market at the relevant time. If the Reference Banks are not providing quotations, LIBOR in effect for the applicable accrual period will be LIBOR for the specified maturity in effect for the previous accrual period.

For this purpose:

●	“LIBOR Determination Date” means, for each accrual period, the second business day before the beginning of that accrual period unless another day is specified in the related prospectus supplement.

●
“Reuters Screen LIBOR01 Page” means the display on the Reuters service, or any successor service, on the page designated as “LIBOR01” or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

●	“Reference Banks” means four major banks in the London interbank market selected by the trustee, the paying agent or another person performing similar functions.

For purposes of calculating LIBOR, a business day is any day on which banks in New York City and the City of London are open for the transaction of international business.

Commercial Paper Rate. If certificates of any series bear interest based on the commercial paper rate (the “Commercial Paper Rate”), the Commercial Paper Rate for any relevant interest determination date will be the Bond Equivalent Yield shown below of the rate for 90-day commercial paper, as published in H.15 (519) prior to 3:00 p.m., New York City time, on that interest determination date under the heading “Commercial Paper—Financial”.

If the commercial paper rate cannot be determined as described above, the following procedures will be observed:

●
If the rate described above is not published in H.15 (519) by 3:00 p.m., New York City time, on that interest determination date, unless the calculation is made earlier and the rate was available from that source at that time, then the commercial paper rate will be the bond equivalent yield of the rate on the relevant interest determination date, for commercial paper having a similar index maturity, as published in H.15 Daily Update or any other recognized electronic source used for displaying that rate under the heading “Commercial Paper— Financial”. The “Bond Equivalent Yield” will be calculated as follows:

Bond Equivalent Yield =	N x D	x 100
360 (D × 90)

where “D” refers to the per annum rate determined as set forth above, quoted on a bank discount basis and expressed as a decimal and “N” refers to 365 or 366, as the case may be.

●	If the rate described in the prior paragraph cannot be determined, the Commercial Paper Rate will remain the commercial paper rate then in effect on that interest determination date.

●	The Commercial Paper Rate will be subject to a lock-in period of six New York City business days.

CMT Rate. If the certificates of any series bear interest based on the Treasury constant maturity rate (the “CMT Rate”), the CMT Rate for any relevant interest determination date will be the rate displayed on the applicable Designated CMT Reuters Page shown below by 3:00 p.m., New York City time, on that interest determination date under the caption “Treasury Constant Maturities Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m.,” under the column for:

●	If the Designated CMT Reuters Page is the Reuters Screen FRBCMT Page, the rate on that interest determination date; or

●	If the Designated CMT Reuters Page is the Reuters Screen FEDCMT Page, the average for the month ended immediately before the week in which the related interest determination date occurs.

For this purpose:

“Designated CMT Reuters Page” means the Reuters page specified in the applicable prospectus supplement that displays treasury constant maturities as reported in H.15 (519). If no Reuters page is so specified, then the applicable page will be the Reuters Screen FEDCMT Page. If the Reuters Screen FEDCMT Page applies but the applicable prospectus supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

“Reuters Screen FEDCMT page” means the display on the Reuters service, or any successor service, on the page designated as “FEDCMT” or any replacement page or pages on which CMT Rates are displayed.

“Reuters Screen FRBCMT Page” means the display on the Reuters service, or any successor service, on the page designated as “FRBCMT” or any replacement page or pages on which CMT Rates are displayed.

The following procedures will apply if the CMT Rate cannot be determined as described above:

●
If the rate described above is not displayed on the relevant page by 3:00 p.m., New York City time on that interest determination date, unless the calculation is made earlier and the rate is available from that source at that time on that interest determination date, then the CMT Rate will be the Treasury constant maturity rate having the designated index maturity, as published in H.15 (519) or another recognized electronic source for displaying the rate.

●
If the applicable rate described above is not published in H.15 (519) or another recognized electronic source for displaying such rate by 3:00 p.m., New York City time on that interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT Rate will be the Treasury constant maturity rate, or other United States Treasury rate, for the index maturity and with reference to the relevant interest determination date, that is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury and that the trustee, the paying agent or another person performing similar functions determines to be comparable to the rate formerly displayed on the Designated CMT Reuters Page shown above and published in H.15 (519).

●
If the rate described in the prior paragraph cannot be determined, then the CMT Rate will be determined to be a yield to maturity based on the average of the secondary market closing offered rates as of approximately 3:30 p.m., New York City time, on the relevant interest determination date reported, according to their written records, by leading primary United States government securities dealers in New York City. The trustee, the paying agent or another person performing similar functions will select five such securities dealers and will eliminate the highest and lowest quotations or, in the event of equality, one of the highest and lowest quotations, for the most recently issued direct nonmalleable fixed rate obligations of the United States Treasury (“Treasury Notes”) with an original maturity of approximately the designated index maturity and a remaining term to maturity of not less than the designated index maturity minus one year in a representative amount.

●
If three Treasury Note quotations of the kind described in the prior paragraph cannot be obtained, the CMT Rate will be determined to be the yield to maturity based on the average of the secondary market bid rates for Treasury Notes with an original maturity longer than the designated CMT index maturity which have a remaining term to maturity closest to the designated CMT index maturity and in a representative amount, as of approximately 3:30 p.m., New York City time, on the relevant interest determination date of leading primary United States government securities dealers in New York City. In selecting these offered rates, the trustee, the paying agent or another person performing similar functions will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest). If two Treasury

Notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, quotations will be obtained for the Treasury Note with the shorter remaining term to maturity.

●
If three or four but not five leading primary United States government securities dealers are quoting as described in the prior paragraph, then the CMT Rate for the relevant interest determination date will be based on the average of the bid rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

●
If fewer than three of the selected leading primary United States government securities dealers selected are quoting as described above, the CMT Rate will remain the CMT Rate then in effect on that interest determination date.

Federal Funds Rate. If the certificates of any series bear interest based on the federal funds rate (the “Federal Funds Rate”), the Federal Funds Rate for any relevant interest determination date will be the rate for U.S. dollar Federal funds, as published in H.15 (519) for that day opposite the caption “Federal Funds (Effective)” as that rate is displayed on that interest determination date on the display on the Reuters service, or any successor service, on the page designated as “FEDFUNDS1” or any replacement page or pages on which U.S. dollar federal funds rates are displayed (the “Reuters Screen FEDFUNDS1 Page”) under the heading “EFFECT”. The following procedures will be observed if the Federal Funds Rate cannot be determined as described above:

●
If the rate described above does not appear on Reuters Screen FEDFUNDS1 Page or is not yet published in H.15 (519) by 3:00 p.m., New York City time, on that interest determination date, unless the calculation is made earlier and the rate was available from that source at that time, then the Federal funds rate for the relevant interest determination date will be the rate described above in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying such rate, opposite the heading “Federal Funds (Effective)”.

●
If the rate described above does not appear on Reuters Screen FEDFUNDS1 Page or is not yet published in H.15 (519), H.15 Daily Update or another recognized electronic source for displaying such rate by 3:00 p.m., New York City time, on that interest determination date, the Federal Funds Rate for that interest determination date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal funds arranged by three leading brokers of Federal Funds transactions in New York City, selected by the trustee, the paying agent or another person performing similar functions, on that interest determination date.

●	If fewer than three of the selected brokers are quoting as described above, the Federal Funds Rate will remain the Federal Funds Rate then in effect on the relevant interest determination date.

91-day Treasury Bill Rate. If the certificates of any series bear interest at the 91-day Treasury Bill Rate (the “91-day Treasury Bill Rate”), the 91-day Treasury Bill Rate for any relevant interest determination date will be the rate equal to the weighted average per annum discount rate (expressed as a bond equivalent yield and applied on a daily basis) for direct obligations of the United States with a maturity of thirteen weeks (“91-day Treasury Bills”) sold at the applicable 91-day Treasury Bill auction, as published in H.15 (519) or otherwise or as reported by the U.S. Department of the Treasury.

In the event that the results of the auctions of 91-day Treasury Bills cease to be published or reported as provided above, or that no 91-day Treasury Bill auction is held in a particular week, then the 91-day Treasury Bill Rate in effect as a result of the last such publication or report will remain in effect until such time, if any, as the results of auctions of 91-day Treasury Bills will again be so published or reported or such auction is held, as the case may be.

The 91-day Treasury Bill Rate will be subject to a lock-in period of six New York City business days.

Prime Rate. If certificates of any series bear interest based on the prime rate (the “Prime Rate”), the Prime Rate for any relevant interest determination date is the prime rate or base lending rate on that date, as published in H.15 (519), prior to 3:00 p.m., New York City time, on that interest determination date under the heading “Bank Prime Loan.”

The following procedures will be observed if the Prime Rate cannot be determined as described above:

●
If the rate described above is not published in H.15 (519) prior to 3:00 p.m., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate was available from that source at that time, then the Prime Rate will be the rate for that interest determination date, as published in H.15 Daily Update or another recognized electronic source for displaying such rate opposite the caption “Bank Prime Loan.”

●
If the above rate is not published in either H.15 (519), H.15 Daily Update or another recognized electronic source for displaying such rate by 3:00 p.m., New York City time, on the relevant interest determination date, then the trustee, the paying agent or another person performing similar functions will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the display on the Reuters service, or any successor service, on the page designated as “US PRIME 1” or any replacement page or pages on which prime rates or base lending rates of major U.S. banks are displayed (the “Reuters Screen US PRIME 1 Page”), as that bank’s prime rate or base lending rate as in effect on that interest determination date.

●
If fewer than four rates appear on the Reuters Screen US PRIME 1 Page on the relevant interest determination date, then the Prime Rate will be the average of the prime rates or base lending rates quoted, on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on that interest determination date by three major banks in New York City selected by the trustee, the paying agent or another person performing similar functions.

●	If the selected banks are not quoting as mentioned above, the Prime Rate will remain the prime rate then in effect on that interest determination date.

Distributions of Principal on the Certificates

Each class of certificates of each series, other than certain classes of interest-only certificates and Residual Certificates, will have a principal balance which, at any time, will equal the then maximum amount that the holders of certificates of that class will be entitled to receive in respect of principal out of the future cash flow on the mortgage assets and any interest rate or currency swap or interest rate cap, floor or collar contracts included in the related trust fund. The outstanding principal balance of a class of certificates will be reduced by distributions of principal made on the certificates from time to time and, if so provided in the related prospectus supplement, further by any losses incurred in respect of the related mortgage assets allocated thereto from time to time. In turn, the outstanding principal balance of a class of certificates may be increased as a result of any deferred interest on or in respect of the related mortgage assets being allocated to that class from time to time, and will be increased, in the case of a class of Accrual Certificates prior to the distribution date on which distributions of interest on the certificates are required to commence, by the amount of any Accrued Certificate Interest in respect of those certificates (reduced as described above). The initial principal balance of each class of a series of certificates will be specified in the related prospectus supplement. As described in the related prospectus supplement, distributions of principal with respect to a series of certificates will be made on each distribution date to the holders of the class or classes of certificates of that series entitled thereto until the principal balances of those certificates have been reduced to zero. Distributions of principal with respect to one or more classes of certificates may be made at a rate that is faster, and, in some cases, substantially faster, than the rate at which payments or other collections of principal are received on the mortgage assets in the related trust fund. Distributions of principal with respect to one or more classes of certificates may not commence until the occurrence of certain events, including the retirement of one or more other classes of certificates of the same series, or may be made at a rate that is slower, and, in some cases, substantially slower, than the rate at which payments or other collections of principal are received on the mortgage assets in the related trust fund. Distributions of principal with respect to one or more classes of certificates may be made, subject to available funds, based on a specified principal payment schedule. Distributions of principal with respect to one or more classes of certificates may be contingent on the specified principal payment schedule for another class of the same series and the rate at which payments and other collections of principal on the mortgage assets in the related trust fund are received. If so specified in the related prospectus supplement, distributions of principal of any class of offered certificates will be made on a pro rata basis among all of the certificates of that class.

Distributions on the Certificates in Respect of Prepayment Premiums

If so provided in the related prospectus supplement, Prepayment Premiums received on or in connection with the mortgage assets in any trust fund will be distributed on each distribution date to the holders of the class of certificates of the related series entitled thereto in accordance with the provisions described in that prospectus supplement.

Allocation of Losses and Shortfalls

The amount of any losses or shortfalls in collections on the mortgage assets in any trust fund, to the extent not covered or offset by draws on any reserve fund or under any instrument of credit support, will be allocated among the respective classes of certificates of the related series in the priority and manner, and subject to the limitations, specified in the related prospectus supplement. As described in the related prospectus supplement, those allocations may be effected by a reduction in the entitlements to interest and/or principal balances of one or more classes of certificates, or by establishing a priority of payments among the classes of certificates.

Advances in Respect of Delinquencies

If provided in the related prospectus supplement, if a trust fund includes mortgage loans, the master servicer, a special servicer, the trustee, any provider of credit support and/or any other specified person may be obligated to advance, or have the option of advancing, on or before each distribution date, from its or their own funds or from excess funds held in the related certificate account that are not part of the Available Distribution Amount for the related series of certificates for that distribution date, an amount up to the aggregate of any payments of principal, other than any balloon payments, and interest that were due on or in respect of those mortgage loans during the related Due Period and were delinquent on the related Determination Date.

In addition, if a trust fund includes mortgage loans, the master servicer, a special servicer, the trustee, any provider of credit support and/or any other specified person may be obligated to advance, or have the option of advancing, in respect of any mortgage loan in connection with the servicing and administration of any related Mortgaged Property or REO Property, amounts necessary to pay delinquent real estate taxes, assessments and hazard insurance premiums, and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related mortgage loan documents, or to protect, lease, manage and maintain the related Mortgaged Property or REO Property, as described in the related prospectus supplement.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, rather than to guarantee or insure against losses. Accordingly, all advances made out of a specific entity’s own funds will be reimbursable out of related recoveries on the mortgage loans, including amounts received under any instrument of credit support, respecting which those advances were made (as to any mortgage loan, “Related Proceeds”) and those other specific sources as may be identified in the related prospectus supplement, including in the case of a series that includes one or more classes of Subordinate Certificates, collections on other mortgage loans in the related trust fund that would otherwise be distributable to the holders of one or more classes of those Subordinate Certificates. No advance will be required to be made by a master servicer, special servicer or trustee if, in the good faith judgment of the master servicer, special servicer or trustee, as the case may be, that advance would not be recoverable from Related Proceeds or another specifically identified source (each, a “Nonrecoverable Advance”); and, if previously made by a master servicer, special servicer or trustee, a Nonrecoverable Advance will be reimbursable to the advancing party from any amounts in the related certificate account prior to any distributions being made to the related series of certificateholders.

If advances have been made by a master servicer, special servicer, trustee or other entity from excess funds in a certificate account, the advancing party will be required to replace those funds in that certificate account on any future distribution date to the extent that funds in that certificate account on that distribution date are less than payments required to be made to the related series of certificateholders on that date. If so specified in the related prospectus supplement, the obligation of a master servicer, special servicer, trustee or other entity to make advances may be secured by a cash advance reserve fund or a surety bond. If applicable, information regarding the characteristics of a surety bond, and the identity of any obligor on that surety bond, will be set forth in the related prospectus supplement.

If so provided in the related prospectus supplement, any entity making advances will be entitled to receive interest on those advances for the period that those advances are outstanding at the rate specified in that prospectus supplement, and that entity will be entitled to payment of that interest periodically from general collections on the mortgage loans in the related trust fund prior to any payment to the related series of certificateholders or as described in the prospectus supplement.

The prospectus supplement for any series of certificates evidencing an interest in a trust fund that includes MBS will describe any comparable advancing obligation.

Exchangeable Certificates

If specified in the related prospectus supplement, a series of certificates may include one or more classes that are “exchangeable certificates” (“Exchangeable Certificates”). In any of these series, the holders of one or more of the classes of Exchangeable Certificates will be entitled, after notice and, to the extent set forth in the related prospectus supplement, payment to the trustee of an exchange fee, to exchange all or a portion of those classes of Exchangeable Certificates for proportionate interests in one or more other specified classes of Exchangeable Certificates in such series.

If a series includes Exchangeable Certificates as described in the related prospectus supplement, all of these classes of Exchangeable Certificates will be listed in the related prospectus supplement. The classes of certificates that are exchangeable for one another will be referred to in the related prospectus supplement as “related” to each other, and each related grouping of Exchangeable Certificates will be referred to as a “combination.” Each combination of Exchangeable Certificates will be issued by the related Trust Fund. At any time after their initial issuance, any class of Exchangeable Certificates may be exchanged for the related class or classes of Exchangeable Certificates. In some cases, multiple classes of Exchangeable Certificates may be exchanged for one or more classes of related Exchangeable Certificates.

The descriptions in the related prospectus supplement of the certificates of a series that includes Exchangeable Certificates, including descriptions of principal and interest distributions, registration and denomination of certificates, credit enhancement, yield and prepayment considerations, tax and legal investment considerations and considerations of ERISA also will apply to each class of Exchangeable Certificates. The related prospectus supplement will separately describe the yield and prepayment considerations applicable to, and the risks of investment in each class of Exchangeable Certificates. For example, separate decrement tables and yield tables, if applicable, will be included for each class of Exchangeable Certificates.

Exchanges. If a holder of Exchangeable Certificates elects to exchange its Exchangeable Certificates for related Exchangeable Certificates, then:

●
the aggregate principal balance of the related Exchangeable Certificates received in the exchange, immediately after the exchange, will equal the aggregate principal balance, immediately prior to the exchange, of the Exchangeable Certificates so exchanged (for purposes of an exchange, interest-only classes of Exchangeable Certificates will have a principal balance of zero);

●
the aggregate amount of interest distributable on each distribution date with respect to the related Exchangeable Certificates received in the exchange will equal the aggregate amount of interest distributable on each distribution date with respect to the Exchangeable Certificates so exchanged; and

●	the class or classes of Exchangeable Certificates will be exchanged in the applicable proportions, if any, described in the related prospectus supplement.

Different types of combinations may exist. Any individual series of certificates may have multiple types of combinations. Some examples of combinations of Exchangeable Certificates that differ in their interest characteristics include:

●
A class of Exchangeable Certificates with an interest rate that varies directly with changes in an index and a class of Exchangeable Certificates with an interest rate that varies indirectly with changes in the index may be exchangeable, together, for a related class of Exchangeable Certificates with a fixed interest rate. In such a combination, the classes of Exchangeable Certificates with interest rates that vary with an index would produce, in the aggregate, an annual interest amount equal to that generated by the related class of Exchangeable Certificates with a fixed interest rate. In addition, the aggregate principal balance of the two classes of Exchangeable Certificates with interest rates that vary with an index would equal the aggregate principal balance of the related class of Exchangeable Certificates with the fixed interest rate.

●
An interest-only class and a principal-only class of Exchangeable Certificates may be exchangeable, together, for a related class of Exchangeable Certificates that is entitled to both principal and interest distributions. In such a combination, the aggregate principal balance of the related class would be equal to the aggregate principal balance of the principal-only class of Exchangeable Certificates, and the interest rate on the related class, when applied to the aggregate principal balance of this related class, would generate interest equal to the annual interest amount of the interest-only class of Exchangeable Certificates.

●
Two or more classes of principal and interest classes of Exchangeable Certificates with different fixed interest rates may be exchangeable, together, for a single class of related Exchangeable Certificates that is entitled to both principal and interest distributions. In such a combination, the aggregate principal balance of the single class of related Exchangeable Certificates would be equal to the aggregate principal balance of the two or more classes of Exchangeable Certificates, and the single class of related Exchangeable Certificates would have a fixed interest rate that, when applied to the principal balance of the single class of Exchangeable Certificates, would generate interest equal to the aggregate annual interest amount of the two or more classes of Exchangeable Certificates.

In some series, a Certificateholder may be able to exchange its Exchangeable Certificates for other related Exchangeable Certificates that have different principal distribution characteristics. Some examples of combinations of Exchangeable Certificates that differ in the principal distribution characteristics include:

●
A class of Exchangeable Certificates that accretes all of its interest for a specified period, with the accreted amount added to the aggregate principal balance of the class of Exchangeable Certificates, and a second class of Exchangeable Certificates that receives principal distributions from these accretions, may be exchangeable, together, for a single class of related Exchangeable Certificates that receives distributions of interest continuously from the first distribution date on which it receives interest until it is retired.

●	A class of Exchangeable Certificates that is a planned amortization class, and a class of Exchangeable Certificates that only receives principal distributions on a distribution date if scheduled payments have been made on the planned amortization class, may be exchangeable, together, for a class of related Exchangeable Certificates that receives principal distributions without regard to the planned amortization schedule for the planned amortization class from the first distribution date on which it receives principal until it is retired.

A number of factors may limit the ability of a holder of Exchangeable Certificates to effect an exchange. For example, the Certificateholder must own, at the time of the proposed exchange, the class or classes of Exchangeable Certificates necessary to make the exchange in the necessary proportions. If a Certificateholder does not own the necessary classes of Exchangeable Certificates or does not own the necessary classes of Exchangeable Certificates in the proper proportions, the Certificateholder may not be able to obtain the desired classes of Exchangeable Certificates. The Certificateholder desiring to make the exchange may not be able to purchase the necessary class of Exchangeable Certificates from the then current owner at a reasonable price, or the necessary proportion of the needed class of Exchangeable Certificates may no longer be available due to principal payments or prepayments that have been applied to that class of Exchangeable Certificates.

Procedures. The related prospectus supplement will describe the procedures that must be followed to make an exchange of Exchangeable Certificates. A Certificateholder will be required to provide notice to the trustee prior to the proposed exchange date within the time period specified in the related prospectus supplement. The notice must include the outstanding principal or notional amount of the Exchangeable Certificates to be exchanged and the related securities to be received, and the proposed exchange date. When the trustee receives this notice, it will provide instructions to the Certificateholder regarding delivery of the Exchangeable Certificates and, to the extent set forth in the related prospectus supplement, payment of the exchange fee. A Certificateholder’s notice to the trustee will become irrevocable on the second business day prior to the proposed exchange date specified in the related prospectus supplement. Any Exchangeable Certificates in book-entry form will be subject to the rules, regulations and procedures applicable to DTC’s book entry securities.

If the related prospectus supplement describes exchange proportions for a combination of classes of Exchangeable Certificates, these proportions will be based on the original, rather than the outstanding, principal or notional amounts of these classes.

Distributions on an Exchangeable Certificate received in an exchange will be made as described in the related prospectus supplement. Distributions will be made to the Certificateholder of record as of the applicable record date.

Reports to Certificateholders

On each distribution date, together with the distribution to the holders of each class of the offered certificates of a series, a master servicer or trustee, as provided in the related prospectus supplement, will forward to each holder a statement (a “Distribution Date Statement”) that will set forth, among other things, in each case to the extent applicable:

●
the amount of that distribution to holders of that class of offered certificates that was applied to reduce the principal balance of those certificates, expressed as a dollar amount per minimum denomination of the relevant class of offered certificates or per a specified portion of that minimum denomination;

●
the amount of that distribution to holders of that class of offered certificates that is allocable to Accrued Certificate Interest, expressed as a dollar amount per minimum denomination of the relevant class of offered certificates or per a specified portion of that minimum denomination;

●
the amount, if any, of that distribution to holders of that class of offered certificates that is allocable to Prepayment Premiums expressed as a dollar amount per minimum denomination of the relevant class of offered certificates or per a specified portion of that minimum denomination;

●	the amount, if any, by which that distribution is less than the amounts to which holders of that class of offered certificates are entitled;

●	if the related trust fund includes mortgage loans, the aggregate amount of advances included in that distribution;

●
if the related trust fund includes mortgage loans, the amount of servicing compensation received by the related master servicer (and, if payable directly out of the related trust fund, by any special servicer and any sub-servicer) and other customary information as the reporting party deems necessary or desirable, or that a certificateholder reasonably requests, to enable certificateholders to prepare their tax returns;

●	information regarding the aggregate principal balance of the related mortgage assets on or about that distribution date;

●	if the related trust fund includes mortgage loans, information regarding the number and aggregate principal balance of those mortgage loans that are delinquent in varying degrees;

●
if the related trust fund includes mortgage loans, information regarding the aggregate amount of losses incurred and principal prepayments made with respect to those mortgage loans during the specified period, generally equal in length to the time period between distribution dates, during which prepayments and other unscheduled collections on the mortgage loans in the related trust fund must be received in order to be distributed on a particular distribution date;

●
the principal balance or notional amount, as the case may be, of each class of certificates (including any class of certificates not offered hereby) at the close of business on that distribution date, separately identifying any reduction in that principal balance or notional amount due to the allocation of any losses in respect of the related mortgage assets, any increase in that principal balance or notional amount due to the allocation of any negative amortization in respect of the related mortgage assets and any increase in the principal balance of a class of Accrual Certificates, if any, in the event that Accrued Certificate Interest has been added to that balance;

●
if the class of offered certificates has a variable pass-through interest rate or an adjustable pass-through interest rate, the pass-through interest rate applicable to that class for that distribution date and, if determinable, for the next succeeding distribution date;

●	the amount deposited in or withdrawn from any reserve fund on that distribution date, and the amount remaining on deposit in that reserve fund as of the close of business on that distribution date;

●
if the related trust fund includes one or more instruments of credit support, like a letter of credit, an insurance policy and/or a surety bond, the amount of coverage under that instrument as of the close of business on that distribution date; and

●	to the extent not otherwise reflected through the information furnished as described above, the amount of credit support being afforded by any classes of Subordinate Certificates.

The prospectus supplement for each series of certificates may describe variations or additions to the type of information to be included in reports to the holders of the offered certificates of that series.

Within a reasonable period of time after the end of each calendar year, the master servicer or trustee for a series of certificates, as the case may be, will be required to furnish to each person who at any time during the calendar year was a holder of an offered certificate of that series a statement containing the information set forth in the first three categories described above, aggregated for that calendar year or the applicable portion of that year during which that person was a certificateholder. This obligation will be deemed to have been satisfied to the extent that substantially comparable information is provided pursuant to any requirements of the Internal Revenue Code of 1986, as amended (the “Code”), as are from time to time in force. See, however, “Description of the Certificates—Book-Entry Registration and Definitive Certificates” in this prospectus.

If the trust fund for a series of certificates includes MBS, the ability of the related master servicer or trustee, as the case may be, to include in any Distribution Date Statement information regarding the mortgage loans underlying that MBS will depend on the reports received with respect to that MBS. In those cases, the related prospectus supplement will describe the loan-specific information to be included in the distribution date statements that will be forwarded to the holders of the offered certificates of that series in connection with distributions made to them.

Voting Rights

The voting rights evidenced by each series of certificates will be allocated among the respective classes of that series in the manner described in the related prospectus supplement.

Certificateholders will generally not have a right to vote, except with respect to required consents to certain amendments to the agreement pursuant to which the certificates are issued and as specified in the related prospectus supplement. See “Description of the Pooling Agreements—Amendment” in this prospectus. The holders of specified amounts of certificates of a particular series will have the right to act as a group to remove the related trustee and also upon the occurrence of certain events which if continuing would constitute a termination event with respect to the related master servicer. See “Description of the Pooling Agreements—Servicer Termination Events,” and “—Resignation and Removal of the Trustee” in this prospectus.

Termination

The obligations created by the pooling and servicing or other agreement creating a series of certificates will terminate following:

●	the final payment or other liquidation of the last mortgage asset underlying the series or the disposition of all property acquired upon foreclosure of any mortgage loan underlying the series, and

●	the payment to the certificateholders of the series of all amounts required to be paid to them.

Written notice of termination will be given to each certificateholder of the related series, and the final distribution will be made only upon presentation and surrender of the certificates of that series at the location to be specified in the notice of termination.

If so specified in the related prospectus supplement, a series of certificates may be subject to optional early termination through the repurchase of the mortgage assets in the related trust fund by the party or parties specified in the prospectus supplement, in the manner set forth in the prospectus supplement. If so provided in the related prospectus supplement, upon the reduction of the principal balance of a specified class or classes of certificates by a specified percentage or amount, a party designated in the prospectus supplement may be authorized or required to bid for or solicit bids for the purchase of all the mortgage assets of the related trust fund, or of a sufficient portion of those mortgage assets to retire those class or classes, in the manner set forth in the prospectus supplement.

Book-Entry Registration and Definitive Certificates

If so provided in the prospectus supplement for a series of certificates, one or more classes of the offered certificates of that series will be offered in book-entry format through the facilities of The Depository Trust Company, and that class will be represented by one or more global certificates registered in the name of DTC or its nominee.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking corporation” within the meaning of the New York Banking Law, a member of the Federal Reserve System,

a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (“Participants”) and facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entry changes in their accounts, thereby eliminating the need for physical movement of securities certificates. “Direct Participants”, which maintain accounts with DTC, include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system also is available to others like banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

Purchases of Book-Entry Certificates under the DTC system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Certificates on DTC’s records.

The ownership interest of each actual purchaser of a Book-Entry Certificate (a “Certificate Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Certificate Owners will not receive written confirmation from DTC of their purchases, but Certificate Owners are expected to receive written confirmations providing details of those transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which each Certificate Owner entered into the transaction. Transfers of ownership interest in the Book-Entry Certificates are to be accomplished by entries made on the books of Participants acting on behalf of Certificate Owners. Certificate Owners will not receive certificates representing their ownership interests in the Book-Entry Certificates, except in the event that use of the book-entry system for the Book-Entry Certificates of any series is discontinued as described below.

DTC has no knowledge of the actual Certificate Owners of the Book-Entry Certificates; DTC’s records reflect only the identity of the Direct Participants to whose accounts those certificates are credited, which may or may not be the Certificate Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Certificate Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Distributions on the Book-Entry Certificates will be made to DTC. DTC’s practice is to credit Direct Participants’ accounts on the related distribution date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that date. Disbursement of those distributions by Participants to Certificate Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that Participant (and not of DTC, the Depositor or any trustee or master servicer), subject to any statutory or regulatory requirements as may be in effect from time to time. Under a book-entry system, Certificate Owners may receive payments after the related distribution date.

Generally, with respect to Book-Entry Certificates, the only certificateholder of record will be the nominee of DTC, and the Certificate Owners will not be recognized as certificateholders under the agreement pursuant to which the certificates are issued. Certificate Owners will be permitted to exercise the rights of certificateholders under that agreement only indirectly through the Participants who in turn will exercise their rights through DTC. The Depositor is informed that DTC will take action permitted to be taken by a certificateholder under that agreement only at the direction of one or more Participants to whose account with DTC interests in the Book-Entry Certificates are credited.

Because DTC can act only on behalf of Participants, who in turn act on behalf of Indirect Participants and certain Certificate Owners, the ability of a Certificate Owner to pledge its interest in Book-Entry Certificates to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interest in Book-Entry Certificates, may be limited due to the lack of a physical certificate evidencing that interest.

If so specified in the related prospectus supplement, certificates initially issued in book-entry form will be issued as Definitive Certificates to Certificate Owners or their nominees, rather than to DTC or its nominee, only if

●
the Depositor advises the trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to those certificates and the Depositor is unable to locate a qualified successor or

●
the Depositor notifies DTC of its intent to terminate the book-entry system through DTC and, upon receipt of notice of such intent from DTC, the Participants holding beneficial interests in the Book-Entry Certificates agree to initiate such termination.

Upon the occurrence of either of the events described above, DTC will be required to notify all Participants of the availability through DTC of Definitive Certificates. Upon surrender by DTC of the certificate or certificates representing a class of Book-Entry Certificates, together with instructions for registration, the trustee for the related series or other designated party will be required to issue to the Certificate Owners identified in those instructions the Definitive Certificates to which they are entitled, and thereafter the holders of those Definitive Certificates will be recognized as certificateholders of record under the related agreement pursuant to which the certificates are issued.

Transfers between Participants of Euroclear Bank, as operator of the Euroclear System, in Europe (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) will occur in accordance with their applicable rules and operating procedures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures. If the transaction complies with all relevant requirements, Euroclear or Clearstream, as the case may be, will then deliver instructions to the Depository to take action to effect final settlement on its behalf.

Because of time-zone differences, it is possible that credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and those credits or any transactions in those securities settled during this processing will be reported to the relevant Clearstream Participant or Euroclear Participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but, due to time-zone differences, may be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Certificate Owners that are not Direct or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the offered certificates may do so only through Direct and Indirect Participants. In addition, Certificate Owners will receive all distributions of principal of and interest on the offered certificates from the Trustee through DTC and its Direct and Indirect Participants. Accordingly, Certificate Owners may experience delays in their receipt of payments, since those payments will be forwarded by the Trustee to Cede & Co., as nominee of DTC. DTC will forward those payments to its Participants, which thereafter will forward them to Indirect Participants or beneficial owners of offered certificates. Except as otherwise provided under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in the related prospectus supplement, Certificate Owners will not be recognized by the Trustee, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Direct and Indirect Participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “Rules”), DTC is required to make book entry transfers of the offered certificates among Participants and to receive and transmit distributions of principal of, and interest on, the offered certificates. Direct and Indirect Participants with which Certificate Owners have accounts with respect to the offered certificates similarly are required to make book entry transfers and receive and transmit the distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess physical certificates evidencing their interests in the offered certificates, the Rules provide a mechanism by which Certificate Owners, through their Direct and Indirect Participants, will receive distributions and will be able to transfer their interests in the offered certificates.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of Certificateholders to pledge the Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to the Certificates, may be limited due to the lack of a physical certificate for the Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an offered certificate under the Pooling Agreement only at the direction of one or more Participants to whose accounts with DTC the offered certificates are credited. DTC may take conflicting actions with respect to other undivided interests to the extent that those actions are taken on behalf of Participants whose holdings include the undivided interests.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in global Certificates among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with the foregoing procedures, and the foregoing procedures may be discontinued at any time.

DESCRIPTION OF THE POOLING AGREEMENTS

General

The certificates of each series will be issued pursuant to a pooling and servicing agreement or other agreement specified in the related prospectus supplement (in either case, a “Pooling Agreement”). In general, the parties to a Pooling Agreement will include the Depositor, a trustee, a master servicer and, in some cases, a special servicer appointed as of the date of the Pooling Agreement. However, a Pooling Agreement may include a Mortgage Asset Seller as a party, and a Pooling Agreement that relates to a trust fund that consists solely of MBS may not include a master servicer or other servicer as a party. All parties to each Pooling Agreement under which certificates of a series are issued will be identified in the related prospectus supplement. If so specified in the related prospectus supplement, an affiliate of the Depositor, or the Mortgage Asset Seller or an affiliate of the Mortgage Asset Seller, may perform the functions of master servicer or special servicer. Any party to a Pooling Agreement may own certificates.

A form of a Pooling Agreement has been filed as an exhibit to the Registration Statement of which this prospectus is a part. However, the provisions of each Pooling Agreement will vary depending upon the nature of the certificates to be issued and the nature of the related trust fund. The following summaries describe certain provisions that may appear in a Pooling Agreement under which certificates that evidence interests in mortgage loans will be issued. The prospectus supplement for a series of certificates will describe any provision of the related Pooling Agreement that materially differs from the description contained in this prospectus and, if the related trust fund includes MBS, will summarize all of the material provisions of the related Pooling Agreement. The summaries in this prospectus do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Pooling Agreement for each series of certificates and the description of those provisions in the related prospectus supplement. We will provide a copy of the Pooling Agreement that relates to any series of certificates without charge upon written request of a holder of a certificate of that series addressed to J.P. Morgan Chase Commercial Mortgage Securities Corp., 383 Madison Avenue, 31st Floor, New York, New York 10179, Attention: President.

Assignment of Mortgage Loans; Repurchases

At the time of issuance of any series of certificates, we will assign (or cause to be assigned) to the designated trustee the mortgage loans to be included in the related trust fund. The trustee will, concurrently with the assignment, deliver the certificates to or at the direction of the Depositor in exchange for the mortgage loans and any interest rate or currency swap or interest rate cap, floor or collar contracts to be included in the trust fund for that series. Each mortgage loan will be identified in a schedule. That schedule generally will include detailed information that pertains to each mortgage loan included in the related trust fund, which information will typically include the address of the related Mortgaged Property and type of that property; the mortgage interest rate and, if applicable, the applicable index, gross margin, adjustment date and any rate cap information; the original and remaining term to maturity; the original amortization term; and the original and outstanding principal balance.

With respect to each mortgage loan to be included in a trust fund, we will deliver (or cause to be delivered) to the related trustee (or to a custodian appointed by the trustee) certain loan documents which will generally include the original Mortgage Note endorsed, without recourse, to the order of the trustee, the original Mortgage, or a certified copy, in each case with evidence of recording indicated on it and an assignment of the Mortgage to the trustee in recordable form. The related Pooling Agreement will generally require us or another party to the agreement to promptly cause each assignment of Mortgage to be recorded in the appropriate public office for real property records. In the event a particular Pooling Agreement differs with respect to the mortgage file delivery requirements for a particular series, the terms will be described in the related prospectus supplement.

The trustee (or a custodian appointed by the trustee) for a series of certificates will be required to review the mortgage loan documents delivered to it within a specified period of days after receipt of the mortgage loan documents, and the trustee (or that custodian) will hold those documents in trust for the benefit of the certificateholders of that series. Generally, if that document is found to be missing or defective, and that omission or defect, as the case may be, materially and adversely affects the interests of the certificateholders of the related series or the value of the mortgage loan affected by such document defect, the trustee (or that custodian) will be required to notify the master servicer and the Depositor, and one of those persons will be required to notify the relevant Mortgage Asset Seller. In that case, and if the Mortgage Asset Seller cannot deliver the document or cure the defect within a specified number of days after receipt of that notice, then, the Mortgage Asset Seller will generally be obligated to repurchase the related mortgage loan from the trustee at a price that will be specified in the related prospectus supplement. A Mortgage Asset Seller, in lieu of repurchasing a mortgage loan as to which there is missing or defective loan documentation, will generally have the option, exercisable upon certain conditions and/or within a specified period after initial issuance of that series of certificates, to replace those mortgage loans with one or more other mortgage loans, in accordance with standards that will be described in the prospectus supplement. This repurchase or substitution obligation will generally constitute the sole remedy to holders of the certificates of any series or to the related trustee on their behalf for missing or defective loan documentation and neither the Depositor nor, unless it is the Mortgage Asset Seller, the master servicer will be obligated to purchase or replace a mortgage loan if a Mortgage Asset Seller defaults on its obligation to do so. Notwithstanding the foregoing, if a document has not been delivered to the related trustee (or to a custodian appointed by the trustee) because that document has been submitted for recording, and neither that document nor a certified copy, in either case with evidence of recording on it, can be obtained because of delays on the part of the applicable recording office, then the Mortgage Asset Seller will generally not be required to repurchase or replace the affected mortgage loan on the basis of that missing document so long as it continues in good faith to attempt to obtain that document or that certified copy. In the event a particular Pooling Agreement differs with respect to the above requirements for a particular series, the terms will be described in the related prospectus supplement.

Representations and Warranties; Repurchases

The Depositor will, with respect to each mortgage loan in the related trust fund, make or assign, or cause to be made or assigned, certain representations and warranties (the person making those representations and warranties, the “Warranting Party”) covering, by way of example:

●	the accuracy of the information set forth for that mortgage loan on the schedule of mortgage loans delivered upon initial issuance of the certificates;

●	the enforceability of the related Mortgage Note and Mortgage and the existence of title insurance insuring the lien priority of the related Mortgage;

●	the Warranting Party’s title to the mortgage loan and the authority of the Warranting Party to sell the mortgage loan; and

●	the payment status of the mortgage loan.

A brief summary of additional representations and warranties that are applicable to a particular series will be described in the prospectus supplement. It is expected that in most cases the Warranting Party will be the Mortgage Asset Seller; however, the Warranting Party may also be an affiliate of the Mortgage Asset Seller, the Depositor or an affiliate of the Depositor, the master servicer, a special servicer or another person acceptable to the Depositor. The Warranting Party, if other than the Mortgage Asset Seller, will be identified in the related prospectus supplement.

Each Pooling Agreement will generally provide that the master servicer and/or trustee will be required to notify promptly any Warranting Party of any breach of any representation or warranty made by it in respect of a mortgage loan that materially and adversely affects the interests of the certificateholders of the related series or the value of the related mortgage loan. If that Warranting Party cannot cure that breach within a specified period following the date on which it was notified of the breach, then it will be obligated to repurchase that mortgage loan from the trustee at a price that will be specified in the related prospectus supplement. If so provided in the prospectus supplement for a series of certificates, a Warranting Party, in lieu of repurchasing a mortgage loan as to which a breach has occurred, will have the option, exercisable upon certain conditions and/or within a specified period after initial issuance of that series of certificates, to replace that mortgage loan with one or more other mortgage loans, in accordance with standards that will be described in the prospectus supplement. This repurchase or substitution obligation will constitute the sole remedy available to holders of the certificates of any series or to the related trustee on their behalf for a breach of representation and warranty by a Warranting Party and neither the Depositor nor the master servicer, in either case unless it is the Warranting Party, will be obligated to purchase or replace a mortgage loan if a Warranting Party defaults on its obligation to do so.

In some cases, representations and warranties will have been made in respect of a mortgage loan as of a date prior to the date upon which the related series of certificates is issued, and thus may not address events that may occur following the date as of which they were made. However, we will not include any mortgage loan in the trust fund for any series of certificates if anything has come to our attention that would cause us to believe that the representations and warranties made in respect of that mortgage loan will not be accurate in all material respects as of the date of issuance. The date as of which the representations and warranties regarding the mortgage loans in any trust fund were made will be specified in the related prospectus supplement.

Collection and Other Servicing Procedures

The master servicer for any trust fund, directly or through sub-servicers, will be required to make reasonable efforts to collect all scheduled payments under the mortgage loans in that trust fund, and will be required to follow the same collection procedures as it would follow with respect to mortgage loans that are comparable to the mortgage loans in that trust fund and held for its own account, provided those procedures are consistent with:

1.      the terms of the related Pooling Agreement and any related instrument of credit support included in that trust fund,

2.      applicable law, and

3.      the servicing standard specified in the related Pooling Agreement and prospectus supplement (the “Servicing Standard”).

The master servicer for any trust fund, directly or through sub-servicers, will also be required to perform as to the mortgage loans in that trust fund various other customary functions of a servicer of comparable loans, including maintaining escrow or impound accounts, if required under the related Pooling Agreement, for payment of taxes, insurance premiums, ground rents and similar items, or otherwise monitoring the timely payment of those items; attempting to collect delinquent payments; supervising foreclosures; negotiating modifications; conducting property inspections on a periodic or other basis; managing (or overseeing the management of) Mortgaged Properties acquired on behalf of that trust fund through foreclosure, deed-in-lieu of foreclosure or otherwise (each, an “REO Property”); and maintaining servicing records relating to those mortgage loans. The master servicer will generally be responsible for filing and settling claims in respect of particular mortgage loans under any applicable instrument of credit support. See “Description of Credit Support” in this prospectus.

Sub-Servicers

A master servicer may delegate its servicing obligations in respect of the mortgage loans serviced thereby to one or more third-party servicers; provided that the master servicer will generally remain obligated under the related Pooling Agreement. A sub-servicer for any series of certificates may be an affiliate of the Depositor or master servicer. Each sub-servicing agreement between a master servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally provide that, if for any reason the master servicer is no longer acting in that capacity, the trustee or any successor master servicer may assume the master servicer’s rights and obligations under that Sub-Servicing Agreement. A master servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of certificateholders.

Generally, a master servicer will be solely liable for all fees owed by it to any sub-servicer, irrespective of whether the master servicer’s compensation pursuant to the related Pooling Agreement is sufficient to pay those fees. Each sub-servicer will be reimbursed by the master servicer that retained it for certain expenditures which it makes, generally to the same extent the master servicer would be reimbursed under a Pooling Agreement. See “—Certificate Account” and “—Servicing Compensation and Payment of Expenses” in this prospectus.

Special Servicers

To the extent so specified in the related prospectus supplement, one or more special servicers may be a party to the related Pooling Agreement or may be appointed by the master servicer or another specified party. A special servicer for any series of certificates may be an affiliate of the Depositor or the master servicer. A special servicer may be entitled to any of the rights, and subject to any of the obligations, described in this prospectus in respect of a master servicer. The related prospectus supplement will describe the rights, obligations and compensation of any special servicer for a particular series of certificates. The master servicer will not be liable for the performance of a special servicer.

Certificate Account

General. The master servicer, the trustee and/or a special servicer will, as to each trust fund that includes mortgage loans, establish and maintain or cause to be established and maintained one or more separate accounts for the collection of payments on or in respect of those mortgage loans, which will be established so as to comply with the standards of each rating agency that has rated any one or more classes of certificates of the related series. A certificate account may be maintained as an interest-bearing or a non-interest-bearing account and the funds held in a certificate account may be invested pending each succeeding distribution date in United States government securities and other obligations that are acceptable to each rating agency that has rated any one or more classes of certificates of the related series (“Permitted Investments”). Any interest or other income earned on funds in a certificate account will generally be paid to the related master servicer, trustee or any special servicer as additional compensation. A certificate account may be maintained with the related master servicer, special servicer or Mortgage Asset Seller or with a depository institution that is an affiliate of any of the foregoing or of the Depositor, provided that it complies with applicable rating agency standards. If permitted by the applicable rating agency or agencies and so specified in the related prospectus supplement, a certificate account may contain funds relating to more than one series of mortgage pass-through certificates and may contain other funds representing payments on mortgage loans owned by the related master servicer or any special servicer or serviced by either on behalf of others.

Deposits. A master servicer, trustee or special servicer will generally be required to deposit or cause to be deposited in the certificate account for each trust fund that includes mortgage loans, within a certain period following receipt (in the case of collections on or in respect of the mortgage loans) or otherwise as provided in the related Pooling Agreement, the following payments and collections received or made by the master servicer, the trustee or any special servicer subsequent to the cut-off date (other than payments due on or before the cut-off date):

1.      all payments on account of principal, including principal prepayments, on the mortgage loans;

2.      all payments on account of interest on the mortgage loans, including any default interest collected, in each case net of any portion retained by the master servicer or any special servicer as its servicing compensation or as compensation to the trustee;

3.      all proceeds received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related mortgage loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the property or released to the related borrower in accordance with the customary servicing practices of the master servicer (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) (collectively, “Insurance and Condemnation Proceeds”) and all other amounts received and retained in connection with the liquidation of defaulted mortgage loans or property acquired by foreclosure or otherwise (“Liquidation Proceeds”), together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any Mortgaged Properties acquired by the trust fund through foreclosure or otherwise;

4.      any amounts paid under any instrument or drawn from any fund that constitutes credit support for the related series of certificates as described under “Description of Credit Support” in this prospectus;

5.      any advances made as described under “Description of the Certificates—Advances in Respect of Delinquencies” in this prospectus;

6.      any amounts paid under any Cash Flow Agreement, as described under “Description of the Trust Funds—Cash Flow Agreements” in this prospectus;

7.      all proceeds of the purchase of any mortgage loan, or property acquired in respect of a mortgage loan, by the Depositor, any Mortgage Asset Seller or any other specified person as described under “—Assignment of Mortgage Loans; Repurchases” and “—Representations and

Warranties; Repurchases” in this prospectus, all proceeds of the purchase of any defaulted mortgage loan as described under “—Realization Upon Defaulted Mortgage Loans” in this prospectus, and all proceeds of any mortgage asset purchased as described under “Description of the Certificates—Termination” in this prospectus (all of the foregoing, also “Liquidation Proceeds”);

8.      any amounts paid by the master servicer to cover Prepayment Interest Shortfalls arising out of the prepayment of mortgage loans as described under “—Servicing Compensation and Payment of Expenses” in this prospectus;

9.      to the extent that this item does not constitute additional servicing compensation to the master servicer or a special servicer, any payments on account of modification or assumption fees, late payment charges or Prepayment Premiums with respect to the mortgage loans;

10.    all payments required to be deposited in the certificate account with respect to any deductible clause in any blanket insurance policy described under “—Hazard Insurance Policies” in this prospectus;

11.    any amount required to be deposited by the master servicer or the trustee in connection with losses realized on investments for the benefit of the master servicer or the trustee, as the case may be, of funds held in the certificate account; and

12.    any other amounts required to be deposited in the certificate account as provided in the related Pooling Agreement and described in the related prospectus supplement.

Withdrawals. A master servicer, trustee or special servicer may generally make withdrawals from the certificate account for each trust fund that includes mortgage loans for any of the following purposes:

1.      to make distributions to the certificateholders on each distribution date;

2.      to pay the master servicer, the trustee or a special servicer any servicing fees not previously retained by them out of payments on the particular mortgage loans as to which those fees were earned;

3.      to reimburse the master servicer, a special servicer, the trustee or any other specified person for any unreimbursed amounts advanced by it as described under “Description of the Certificates—Advances in Respect of Delinquencies” in this prospectus, the reimbursement to be made out of amounts received that were identified and applied by the master servicer or a special servicer, as applicable, as late collections of interest on and principal of the particular mortgage loans with respect to which the advances were made or out of amounts drawn under any form of credit support with respect to those mortgage loans;

4.      to reimburse the master servicer, the trustee or a special servicer for unpaid servicing fees earned by it and certain unreimbursed servicing expenses incurred by it with respect to mortgage loans in the trust fund and properties acquired in respect of the mortgage loans, the reimbursement to be made out of amounts that represent Liquidation Proceeds and Insurance and Condemnation Proceeds collected on the particular mortgage loans and properties, and net income collected on the particular properties, with respect to which those fees were earned or those expenses were incurred or out of amounts drawn under any form of credit support with respect to those mortgage loans and properties;

5.      to reimburse the master servicer, a special servicer, the trustee or other specified person for any advances described in clause (3) above made by it and/or any servicing expenses referred to in clause (4) above incurred by it that, in the good faith judgment of the master servicer, special servicer, trustee or other specified person, as applicable, will not be recoverable from the amounts described in clauses (3) and (4), respectively, the reimbursement to be made from amounts collected on other mortgage loans in the same trust fund or, if so provided by the related Pooling Agreement and described in the related prospectus supplement, only from that portion of amounts collected on those other mortgage loans that is otherwise distributable on one or more classes of Subordinate Certificates of the related series;

6.      if described in the related prospectus supplement, to pay the master servicer, a special servicer, the trustee or any other specified person interest accrued on the advances described in clause (3) above made by it and the servicing expenses described in clause (4) above incurred by it while they remain outstanding and unreimbursed;

7.      if and as described in the related prospectus supplement, to pay for costs and expenses incurred by the trust fund for environmental site assessments performed with respect to Mortgaged Properties that constitute security for defaulted mortgage loans, and for any containment, clean-up or remediation of hazardous wastes and materials present on those Mortgaged Properties;

8.      to reimburse the master servicer, the special servicer, the Depositor, or any of their respective directors, officers, employees and agents, as the case may be, for certain expenses, costs and liabilities incurred thereby, as described under “—Certain Matters Regarding the Master Servicer and the Depositor” in this prospectus;

9.      if described in the related prospectus supplement, to pay the fees of trustee;

10.    to reimburse the trustee or any of its directors, officers, employees and agents, as the case may be, for certain expenses, costs and liabilities incurred thereby, as described under “—Certain Matters Regarding the Trustee” in this prospectus;

11.    if described in the related prospectus supplement, to pay the fees of any provider of credit support;

12.    if described in the related prospectus supplement, to reimburse prior draws on any form of credit support;

13.    to pay the master servicer, a special servicer or the trustee, as appropriate, interest and investment income earned in respect of amounts held in the certificate account as additional compensation;

14.    to pay (generally from related income) for costs incurred in connection with the operation, management and maintenance of any Mortgaged Property acquired by the trust fund by foreclosure or otherwise;

15.    if one or more elections have been made to treat the trust fund or designated portions of the trust fund as a REMIC, to pay any federal, state or local taxes imposed on the trust fund or its assets or transactions, as described under “Material Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC Certificates—Taxes That May Be Imposed on the REMIC Pool” in this prospectus;

16.    to pay for the cost of an independent appraiser or other expert in real estate matters retained to determine a fair sale price for a defaulted mortgage loan or a property acquired in respect a defaulted mortgage loan in connection with the liquidation of that mortgage loan or property;

17.    to pay for the cost of various opinions of counsel obtained pursuant to the related Pooling Agreement for the benefit of certificateholders;

18.    to make any other withdrawals permitted by the related Pooling Agreement and described in the related prospectus supplement; and

19.    to clear and terminate the certificate account upon the termination of the trust fund.

Modifications, Waivers and Amendments of Mortgage Loans

A master servicer or special servicer may agree to modify, waive or amend any term of any mortgage loan serviced by it in a manner consistent with the applicable Servicing Standard and the REMIC provisions, or grantor trust provisions, as applicable. For example, the related prospectus supplement may provide that a mortgage loan may be amended to extend the maturity date or change the interest rate.

Realization Upon Defaulted Mortgage Loans

A borrower’s failure to make required mortgage loan payments may mean that operating income is insufficient to service the mortgage debt, or may reflect the diversion of that income from the servicing of the mortgage debt. In addition, a borrower that is unable to make mortgage loan payments may also be unable to make timely payment of taxes and insurance premiums and to otherwise maintain the related Mortgaged Property. In general, the master servicer or the special servicer, if any, for a series of certificates will be required to monitor any mortgage loan in the related trust fund that is in default, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related Mortgaged Property, initiate corrective action in cooperation with the borrower if cure is likely, inspect the related Mortgaged Property and take any other actions as are consistent with the Servicing Standard. A significant period of time may elapse before the servicer is able to assess the success of the corrective action or the need for additional initiatives.

The time within which the servicer can make the initial determination of appropriate action, evaluate the success of corrective action, develop additional initiatives, institute foreclosure proceedings and actually foreclose (or accept a deed to a Mortgaged Property in lieu of foreclosure) on behalf of the certificateholders may vary considerably depending on the particular mortgage loan, the Mortgaged Property, the borrower, the presence of an acceptable party to assume the mortgage loan and the laws of the jurisdiction in which the Mortgaged Property is located. If a borrower files a bankruptcy petition, the master servicer may not be permitted to accelerate the maturity of the related mortgage loan or to foreclose on the related Mortgaged Property for a considerable period of time, and that mortgage loan may be restructured in the resulting bankruptcy proceedings. See “Certain Legal Aspects of Mortgage Loans” in this prospectus.

The related prospectus supplement will describe the remedies available to a servicer in connection with a default on a mortgage loan. Such remedies include instituting foreclosure proceedings, exercising any power of sale contained in mortgage, obtaining a deed in lieu of foreclosure or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise.

Hazard Insurance Policies

Each Pooling Agreement will generally require the master servicer to cause each mortgage loan borrower to maintain a hazard insurance policy that provides for the coverage required under the related Mortgage or, if the Mortgage permits the mortgagee to dictate to the borrower the insurance coverage to be maintained on the related Mortgaged Property, the coverage consistent with the requirements of the Servicing Standard. The coverage generally will be in an amount equal to the lesser of the principal balance owing on that mortgage loan and the replacement cost of the related Mortgaged Property. The ability of a master servicer to assure that hazard insurance proceeds are appropriately applied may be dependent upon its being named as an additional insured under any hazard insurance policy and under any other insurance policy referred to below, or upon the extent to which information concerning covered losses is furnished by borrowers. All amounts collected by a master servicer under that policy (except for amounts to be applied to the restoration or repair of the Mortgaged Property or released to the borrower in accordance with the master servicer’s normal servicing procedures and/or to the terms and conditions of the related Mortgage and Mortgage Note) will be deposited in the related certificate account. The Pooling Agreement may provide that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy by maintaining a blanket policy insuring against hazard losses on all of the mortgage loans in a trust fund. If the blanket policy contains a deductible clause, the master servicer will be required, in the event of a casualty covered by the blanket policy, to deposit in the related certificate account all sums that would have been deposited in that certificate account but for that deductible clause.

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of the property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy. Although the policies covering the Mortgaged Properties will be underwritten by different insurers under different state laws in accordance with different applicable state forms, and therefore will not contain identical terms and conditions, most policies typically do not cover any physical damage resulting from war, revolution, governmental actions, floods and other water-related causes, earth movement (including earthquakes, landslides and mudflows), wet or dry rot, vermin, domestic animals and certain other kinds of risks. Accordingly, a Mortgaged Property may not be insured for losses arising from that cause unless the related Mortgage specifically requires, or permits the mortgagee to require, that coverage.

The hazard insurance policies covering the Mortgaged Properties will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the property in order to recover the full amount of any partial loss. If the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain a due-on-sale clause that entitles the lender to accelerate payment of the mortgage loan upon any sale or other transfer of the related Mortgaged Property made without the lender’s consent. Certain of the mortgage loans may also contain a due-on-encumbrance clause that entitles the lender to accelerate the maturity of the mortgage loan upon the creation of any other lien or encumbrance upon the Mortgaged Property. The master servicer will determine whether to exercise any right the trustee may have under that provision in a manner consistent with the Servicing Standard. The master servicer will generally be entitled to retain as additional servicing compensation any fee collected in connection with the permitted transfer of a Mortgaged Property. See “Certain Legal Aspects of Mortgage Loans—Due-on-Sale and Due-on-Encumbrance” in this prospectus.

Servicing Compensation and Payment of Expenses

A master servicer’s primary servicing compensation with respect to a series of certificates generally will come from the periodic payment to it of a specified portion of the interest payments on each mortgage loan in the related trust fund. Because that compensation is generally based on a percentage of the principal balance of each mortgage loan outstanding from time to time, it will decrease in accordance with the amortization of the mortgage loans. As additional compensation, the master servicer may retain all or a portion of late payment charges, Prepayment Premiums, modification fees and other fees collected from borrowers and any interest or other income that may be earned on funds held in the certificate account. Any sub-servicer will receive a portion of the master servicer’s compensation as its sub-servicing compensation.

In addition to amounts payable to any sub-servicer, a master servicer may be required, to the extent provided in the related prospectus supplement, to pay from amounts that represent its servicing compensation certain expenses incurred in connection with the administration of the related trust fund, including, without limitation, payment of the fees and disbursements of independent accountants and payment of expenses incurred in connection with distributions and reports to certificateholders. Certain other expenses, including certain expenses related to mortgage loan defaults and liquidations and, to the extent so provided in the related prospectus supplement, interest on those expenses at the rate specified in the prospectus supplement, and the fees of any special servicer, may be required to be borne by the trust fund.

If provided in the related prospectus supplement, a master servicer may be required to apply a portion of the servicing compensation otherwise payable to it in respect of any period to Prepayment Interest Shortfalls. See “Yield and Maturity Considerations—Certain Shortfalls in Collections of Interest” in this prospectus.

Evidence as to Compliance

The related prospectus supplement will identify each party that will be required to deliver annually to the trustee, master servicer or us, as applicable, on or before the date specified in the related Pooling Agreement, an officer’s certificate stating that (i) a review of that party’s servicing activities during the preceding calendar year and of performance under the related Pooling Agreement has been made under the supervision of the officer, and (ii) to the best of the officer’s knowledge, based on the review, such party has fulfilled all its obligations under the related Pooling Agreement throughout the year, or, if there has been a default in the fulfillment of any obligation, specifying the default known to the officer and the nature and status of the default.

In addition, each party that participates in the servicing and administration of more than 5% of the mortgage loans and any interest rate or currency swap or interest rate cap, floor or collar contracts comprising a trust for any series will be required to deliver annually to us and/or the trustee, a report (an “Assessment of Compliance”) that assesses compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB under the Securities Act (17 C.F.R. 229.1122) that contains the following:

(a)	a statement of the party’s responsibility for assessing compliance with the servicing criteria applicable to it;

(b)	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

(c)
the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior calendar month, setting forth any material instance of noncompliance identified by the party; and

(d)
a statement that a registered public accounting firm has issued an attestation report on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior calendar month.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver a report (an “Attestation Report”) of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, that expresses an opinion, or states that an opinion cannot be expressed, concerning the party’s assessment of compliance with the applicable servicing criteria.

Each Pooling Agreement will also require, on or before a specified date in each year, the master servicer to furnish to the trustee a statement signed by one or more officers of the master servicer to the effect that the master servicer has fulfilled its material obligations under that Pooling Agreement throughout the preceding calendar year or other specified twelve month period.

Certain Matters Regarding the Master Servicer and the Depositor

The related prospectus supplement will describe certain protections afforded to a servicer under the related Pooling Agreement. For example, the Pooling Agreement may permit the servicer to resign from its obligations under the Pooling Agreement provided certain conditions are met. In addition, the Pooling Agreement may provide that none of the master servicer, the Depositor or any director, officer, employee or agent of either of them will be under any liability to the related trust fund or certificateholders for any action taken, or not taken, in good faith pursuant to the Pooling Agreement or for errors in judgment. The Pooling Agreement may also provide that the master servicer, the Depositor and any director, officer, employee or agent of either of them will be entitled to indemnification by the related trust fund against any loss, liability or expense incurred in connection with any legal action that relates to the Pooling Agreement or the related series of certificates. In addition, the Pooling Agreement may provide that none of the servicer, special servicer or the depositor will be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its responsibilities under the Pooling Agreement.

Servicer Termination Events

Each prospectus supplement will describe the events which will trigger a termination event (each a “Servicer Termination Event”). For example, the related prospectus supplement may provide that a servicer termination event will occur if a servicer fails to make remittance as required under the Pooling Agreement, if a special servicer fails to make the required deposit, or if either the servicer or special servicer materially fails to perform any of its obligations contained in the related Pooling Agreement.

The related prospectus supplement will describe the remedies available if a Servicer Termination Event occurs with respect to the master servicer under a Pooling Agreement, which remedies may include the termination of all of the rights and obligations of the master servicer as master servicer under the Pooling Agreement.

Amendment

Each Pooling Agreement generally may be amended, without the consent of any of the holders of the related series of certificates for those purposes described in the related prospectus supplement, which, among others, may include:

1.      to cure any ambiguity,

2.      to correct a defective provision in the Pooling Agreement or to correct, modify or supplement any of its provisions that may be inconsistent with any other of its provisions,

3.      to add any other provisions with respect to matters or questions arising under the Pooling Agreement that are not inconsistent with its provisions, or

4.      to comply with any requirements imposed by the Code;

provided that the amendment (other than an amendment for the specific purpose referred to in clause (4) above) may not (as evidenced by an opinion of counsel to an effect satisfactory to the trustee) adversely affect in any material respect the interests of any holder; and provided further that the amendment (other than an amendment for one of the specific purposes referred to in clauses (1) through (4) above) must be acceptable to each applicable rating agency.

Each Pooling Agreement may also be amended, with the consent of the holders of the related series of certificates entitled to not less than the percentage specified in the related prospectus supplement of the voting rights for that series allocated to the affected classes, for any purpose. The related prospectus supplement may provide that these types of amendments may not:

1.      reduce in any manner the amount of, or delay the timing of, payments received or advanced on mortgage loans that are required to be distributed in respect of any certificate without the consent of the holder of that certificate,

2.      adversely affect in any material respect the interests of the holders of any class of certificates, in a manner other than as described in clause (1), without the consent of the holders of all certificates of that class, or

3.      modify the amendment provisions of the Pooling Agreement described in this paragraph without the consent of the holders of all certificates of the related series.

Generally, the trustee will be prohibited from consenting to any amendment of a Pooling Agreement pursuant to which one or more REMIC elections are to be or have been made unless the trustee shall first have received an opinion of counsel to the effect that the amendment will not result in the imposition of a tax on the related trust fund or cause the related trust fund, or the designated portion, to fail to qualify as a REMIC at any time that the related certificates are outstanding.

List of Certificateholders

Generally, upon written request of three or more certificateholders of record made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the related Pooling Agreement, the trustee or other specified person will afford those certificateholders access during normal business hours to the most recent list of certificateholders of that series held by that person. If that list is of a date more than 90 days prior to the date of receipt of that certificateholder’s request, then that person, if not the registrar for that series of certificates, will be required to request from that registrar a current list and to afford those requesting certificateholders access thereto promptly upon receipt.

The Trustee

The trustee under each Pooling Agreement will be named in the related prospectus supplement. The commercial bank, national banking association, banking corporation or trust company that serves as trustee may have typical banking relationships with the Depositor and its affiliates and with any master servicer or special servicer and its affiliates.

Duties of the Trustee

The trustee for each series of certificates will make no representation as to the validity or sufficiency of the related Pooling Agreement, the certificates or any underlying mortgage loan or related document and will not be accountable for the use or application by or on behalf of the master servicer for that series of any funds paid to the master servicer or any special servicer in respect of the certificates or the underlying mortgage loans, or any funds deposited into or withdrawn from the certificate account or any other account for that series by or on behalf of the master servicer or any special servicer. If no Servicer Termination Event has occurred and is continuing, the trustee for each series of certificates will be required to perform only those duties specifically required under the related Pooling Agreement. However, upon receipt of any of the various certificates, reports or other instruments required to be furnished to it pursuant to the related Pooling Agreement, a trustee will be required to examine those documents and to determine whether they conform to the requirements of that agreement.

Certain Matters Regarding the Trustee

As described in the related prospectus supplement, the fees and normal disbursements of any trustee may be the expense of the related master servicer or other specified person or may be required to be borne by the related trust fund.

The trustee for each series of certificates will generally be entitled to indemnification, from amounts held in the certificate account for that series, for any loss, liability or expense incurred by the trustee in connection with the trustee’s acceptance or administration of its trusts under the related Pooling Agreement. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee pursuant to the related Pooling Agreement, or to any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence on the part of the trustee in the performance of its obligations and duties under the Pooling Agreement, or by reason of its reckless disregard of those obligations or duties, or as may arise from a breach of any representation, warranty or covenant of the trustee made in the Pooling Agreement.

The trustee for each series of certificates will generally be entitled to execute any of its trusts or powers under the related Pooling Agreement or perform any of its duties under that Pooling Agreement either directly or by or through agents or attorneys, and the trustee will not be relieved of any of its duties or obligations by virtue of the appointment of any agents or attorneys.

Resignation and Removal of the Trustee

A trustee will be permitted at any time to resign from its obligations and duties under the related Pooling Agreement by giving written notice to the Depositor, the servicer, the special servicer and to all certificateholders. Upon receiving this notice of resignation, the Depositor, or other person as may be specified in the related prospectus supplement, will be required to use its best efforts to promptly appoint a successor trustee. If no successor trustee shall have accepted an appointment within a specified period after the giving of notice of resignation, the resigning trustee may petition any court of competent jurisdiction to appoint a successor trustee.

If at any time a trustee ceases to be eligible to continue as trustee under the related Pooling Agreement, or if at any time the trustee becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee, the Depositor will be authorized to remove the trustee and appoint a successor trustee. In addition, holders of the certificates of any series entitled to at least 51% (or other percentage specified in the related prospectus supplement) of the voting rights for that series may at any time, with or without cause, remove the trustee under the related Pooling Agreement and appoint a successor trustee.

Any resignation or removal of a trustee and appointment of a successor trustee will not become effective until acceptance of appointment by the successor trustee.

DESCRIPTION OF CREDIT SUPPORT

General

Credit support may be provided with respect to one or more classes of the certificates of any series, or with respect to the related mortgage assets. Credit support may be in the form of letters of credit, overcollateralization, the subordination of one or more classes of certificates, insurance policies, surety bonds, guarantees or reserve funds, or any combination of the foregoing. If so provided in the related prospectus supplement, any form of credit support may provide credit enhancement for more than one series of certificates to the extent described in that prospectus supplement.

The credit support will not provide protection against all risks of loss and will not guarantee payment to certificateholders of all amounts to which they are entitled under the related Pooling Agreement. If losses or shortfalls occur that exceed the amount covered by the related credit support or that are not covered by that credit support, certificateholders will bear their allocable share of deficiencies. Moreover, if a form of credit support covers more than one series of certificates, holders of certificates of one series will be subject to the risk that the credit support will be exhausted by the claims of the holders of certificates of one or more other series before the former receive their intended share of that coverage.

If credit support is provided with respect to one or more classes of certificates of a series, or with respect to the related mortgage assets, the related prospectus supplement will include a description of

●	the nature and amount of coverage under the credit support,

●	any conditions to payment under the credit support not otherwise described in this prospectus,

●	any conditions under which the amount of coverage under the credit support may be reduced and under which that credit support may be terminated or replaced and

●	the material provisions relating to the credit support.

Additionally, the related prospectus supplement will set forth certain information with respect to the obligor under any instrument of credit support, including

●	a brief description of its principal business activities;

●	its principal place of business, place of incorporation and the jurisdiction under which it is chartered or licensed to do business,

●	if applicable, the identity of regulatory agencies that exercise primary jurisdiction over the conduct of its business; and

●
its total assets, and its stockholders’ equity or policyholders’ surplus, if applicable, as of a date that will be specified in the prospectus supplement. See “Risk Factors—Credit Support May Not Cover Losses” in this prospectus.

Subordinate Certificates

If so specified in the related prospectus supplement, one or more classes of certificates of a series may be Subordinate Certificates. To the extent specified in the related prospectus supplement, the rights of the holders of Subordinate Certificates to receive distributions from the certificate account on any distribution date will be subordinated to the corresponding rights of the holders of Senior Certificates. If so provided in the related prospectus supplement, the subordination of a class may apply only in the event of (or may be limited to) certain types of losses or shortfalls. The related prospectus supplement will set forth information concerning the method and amount of subordination provided by a class or classes of Subordinate Certificates in a series and the circumstances under which that subordination will be available.

Cross-Support Provisions

If the mortgage assets in any trust fund are divided into separate groups, each supporting a separate class or classes of certificates of the related series, credit support may be provided by cross-support provisions requiring that distributions be made on Senior Certificates evidencing interests in one group of mortgage assets prior to distributions on Subordinate Certificates evidencing interests in a different group of mortgage assets within the trust fund. The prospectus supplement for a series that includes a cross-support provision will describe the manner and conditions for applying those provisions.

Insurance or Guarantees with Respect to Mortgage Loans

If so provided in the prospectus supplement for a series of certificates, mortgage loans included in the related trust fund will be covered for certain default risks by insurance policies or guarantees. A copy of that instrument will accompany the Current Report on Form 8-K to be filed with the SEC contemporaneously with the final prospectus.

Letter of Credit

If so provided in the prospectus supplement for a series of certificates, deficiencies in amounts otherwise payable on those certificates or certain classes of those certificates may be covered by one or more letters of credit, issued by a bank or financial institution specified in the prospectus supplement (the “L/C Bank”). Under a letter of credit, the L/C Bank will be obligated to honor draws under a letter of credit in an aggregate fixed dollar amount, net of unreimbursed payments, generally equal to a percentage specified in the related prospectus supplement of the aggregate principal balance of the mortgage assets on the related cut-off date or of the initial aggregate principal balance of one or more classes of certificates. If so specified in the related prospectus supplement, the letter of credit may permit draws only in the event of certain types of losses and shortfalls. The amount available under the letter of credit will, in all cases, be reduced to the extent of the unreimbursed payments under the letter of credit and may otherwise be reduced as described in the related prospectus supplement. The obligations of the L/C

Bank under the letter of credit for each series of certificates will expire at the earlier of the date specified in the related prospectus supplement or the termination of the trust fund. A copy of that letter of credit will accompany the Current Report on Form 8-K to be filed with the SEC within 15 days of issuance of the certificates of the related series.

Certificate Insurance and Surety Bonds

If so provided in the prospectus supplement for a series of certificates, insurance policies and/or surety bonds provided by one or more insurance companies or sureties of the insurance companies will cover deficiencies in amounts otherwise payable on those certificates or certain classes. Those instruments may cover, with respect to one or more classes of certificates of the related series, timely distributions of interest and/or full distributions of principal on the basis of a schedule of principal distributions set forth in or determined in the manner specified in the related prospectus supplement. The related prospectus supplement will describe any limitations on the draws that may be made under that instrument. A copy of that instrument will accompany the Current Report on Form 8-K to be filed with the SEC within 15 days of issuance of the certificates of the related series.

Reserve Funds

If so provided in the prospectus supplement for a series of certificates, deficiencies in amounts otherwise payable on those certificates or certain classes of those certificates will be covered, to the extent of available funds, by one or more reserve funds in which cash, a letter of credit, short-term debt obligations, a demand note or a combination of those features will be deposited, in the amounts specified in the prospectus supplement. If so specified in the related prospectus supplement, the reserve fund for a series may also be funded over time by a specified amount of the collections received on the related mortgage assets.

Amounts on deposit in any reserve fund for a series, together with the reinvestment income on those amounts, if any, will be applied for the purposes, in the manner, specified in the related prospectus supplement. If so specified in the related prospectus supplement, reserve funds may be established to provide protection only against certain types of losses and shortfalls. Following each distribution date, amounts in a reserve fund in excess of any amount required to be maintained in that reserve fund may be released from it under the conditions specified in the related prospectus supplement.

Amounts deposited in any reserve fund will generally be invested in short-term debt obligations. Any reinvestment income or other gain from those investments will generally be credited to the related reserve fund for that series, and any loss resulting from those investments will be charged to that reserve fund. However, that income may be payable to any related master servicer or another service provider as additional compensation for its services. The reserve fund, if any, for a series will not be a part of the trust fund.

Credit Support with Respect to MBS

If so provided in the prospectus supplement for a series of certificates, any MBS included in the related trust fund and/or the related underlying mortgage loans may be covered by one or more of the types of credit support described in this prospectus. The related prospectus supplement will specify, as to each form of credit support, the information indicated above with respect to the credit support for each series, to the extent that information is material and available.

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

The following discussion contains general summaries of certain legal aspects of loans secured by commercial and multifamily residential properties. Because those legal aspects are governed by applicable state law, which laws may differ substantially, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all states in which the security for the mortgage loans, or mortgage loans underlying any MBS, is situated. Accordingly, the summaries are qualified in their entirety by reference to the applicable laws of those states. See “Description of the Trust Funds—Mortgage Loans” in this prospectus.

General

Each mortgage loan will be evidenced by a promissory note or bond and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor who is the borrower and usually the owner of the subject property, and a mortgagee, who is the lender. In contrast, a deed of trust is a three-party instrument, among a trustor who is the equivalent of a borrower, a trustee to whom the real property is conveyed, and a beneficiary, who is the lender, for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related mortgage note. A deed to secure debt typically has two parties. The grantor (the borrower) conveys title to the real property to the grantee (the lender) generally with a power of sale, until the time the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because a land trustee holds legal title to the property under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower executes a separate undertaking to make payments on the mortgage note. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws (including, without limitation, the Servicemembers Civil Relief Act) and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, pursuant to which the borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender the its right, title and interest as landlord under each lease and the income derived therefrom, while, unless rents are to be paid directly to the lender, retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room revenue are considered accounts receivable under the Uniform Commercial Code, also known as the UCC. In cases where hotels or motels constitute loan security, the borrower as additional security for the loan generally pledges the revenue. In general, the lender must file financing statements in order to perfect its security interest in the revenue and must file continuation statements, generally every five years, to maintain perfection of that security interest. Even if the lender’s security interest in room revenue is perfected under the UCC, it may be required to commence a foreclosure action or otherwise take possession of the property in order to collect the room revenue following a default. See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, for instance hotels, motels and nursing homes, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection.

Foreclosure

General. Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the mortgage note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure procedures vary from state to state. Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and non-judicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete. Moreover, as discussed below, even a non-collusive, regularly conducted foreclosure sale may be challenged as a fraudulent conveyance, regardless of the parties’ intent, if a court determines that the sale was for less than fair consideration and that the sale occurred while the borrower was insolvent and within a specified period prior to the borrower’s filing for bankruptcy protection.

Judicial Foreclosure. A judicial foreclosure proceeding is conducted in a court having jurisdiction over the Mortgaged Property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the Mortgaged Property, the proceeds of which are used to satisfy the judgment. Those sales are made in accordance with procedures that vary from state to state.

Equitable Limitations on Enforceability of Certain Provisions. United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on those principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lenders and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a non-monetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

Non-Judicial Foreclosure/Power of Sale. Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a non-judicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to that sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale. A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the value of that property at the time of sale, due to, among other things, redemption rights which may exist and the possibility of physical deterioration of the property during the foreclosure proceedings. Potential buyers may be reluctant to purchase property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Company and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code, as amended from time to time (11 U.S.C. §§ 101-1532) (the “Bankruptcy Code”) and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration,” which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. For these reasons, it is common for the lender to purchase the mortgaged property for an amount equal to the lesser of fair market value and the underlying debt and accrued and unpaid interest plus the expenses of foreclosure. Generally, state law controls the amount of foreclosure costs and expenses which may be recovered by a lender. Thereafter, subject to the mortgagor’s right in some states to remain in possession during a redemption period, if applicable, the lender will become the owner of the property and have both the benefits and burdens of ownership of the mortgaged property. For example, the lender will have the obligation to pay debt service on any senior mortgages, to pay taxes, obtain casualty insurance and to make those repairs at its own expense as are necessary to render the property suitable for sale. Frequently, the lender employs a third party management company to manage and operate the property. The costs of operating and maintaining a commercial or multifamily residential property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels or restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to nursing or convalescent homes, hospitals or casinos, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the amount of the mortgage against the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Risks” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption. The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption.” The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (non-statutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure.

Anti-Deficiency Legislation. Some or all of the mortgage loans may be nonrecourse loans, as to which recourse in the case of default will be limited to the Mortgaged Property and those other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Risks. Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease.

Cooperative Shares. Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases appurtenant thereto, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Those loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. This kind of loan typically is subordinate to the mortgage, if any, on the Cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the Cooperative. Further, transfer of shares in a Cooperative are subject to various regulations as well as to restrictions under the governing documents of the Cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the Cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on Cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the Cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Generally. The Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out a junior lien.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for the lender are met, the amount and terms of a mortgage secured by property of the debtor may be modified. In addition under certain circumstances, the outstanding amount of the loan secured by the real property may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of the lender’s security interest) pursuant to a confirmed plan or lien avoidance proceeding, thus leaving the lender a general unsecured creditor for the difference between the value and the outstanding balance of the loan. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under federal bankruptcy law, a bankruptcy court may permit a debtor through its rehabilitative plan to de-accelerate a secured loan and to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment in full of the amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will normally constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to hotel revenues.

Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto clauses” could limit the ability of the trustee to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, Section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a trustee’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. For example, a mortgagee would be stayed from enforcing an assignment by a borrower of rents and leases related to a mortgaged property if the related borrower was in a bankruptcy proceeding. The legal proceedings necessary to resolve the issues could be time-consuming and might result in significant delays in the receipt of the assigned rents. Similarly, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

Rents and leases may also escape an assignment (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, or (iv) to the extent the bankruptcy court determines that the lender is adequately protected.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. However, these remedies may, in fact, be insufficient and the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant if the lease was assigned. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease immediately before the date of filing the petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, pursuant to Section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection in respect of future rent installments are limited to the rent reserved by the lease, without acceleration, for the greater of one year or 15 percent, not to exceed three years, of the remaining term of the lease.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the trust fund. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, under certain circumstances, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

 Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, there can be no assurance that, in the event of a bankruptcy of the sponsor of the borrower, the sponsor of the borrower would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

A trustee in bankruptcy, in some cases, may be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide a borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a mortgage loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagee have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

Certain of the Borrowers May Be Partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the trustee’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Risks

Real property pledged as security for a mortgage loan may be subject to certain environmental risks. Under federal law, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (also known as “CERCLA”) and the laws of certain states, failure to perform the remediation required or demanded by the state or federal government of any condition or circumstance that:

●	may pose an imminent or substantial endangerment to human health or welfare or the environment,

●	may result in a release or threatened release of any hazardous material,

●	may give rise to any environmental claim or demand, or

●
may give rise to a lien on the property to ensure the reimbursement of remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. Of particular concern may be those mortgaged properties which are, or have been, the site of manufacturing, industrial or hazardous material treatment, storage or disposal activity. Those environmental risks may give rise to (a) a diminution in value of property securing a mortgage note or the inability to foreclose against the property or (b) in certain circumstances as more fully described below, liability for clean-up costs or other remedial actions, which liability could exceed the value of the property, the aggregate assets of the owner or operator, or the principal balance of the related indebtedness.

The state of the law is currently unclear as to whether and under what circumstances cleanup costs, or the obligation to take remedial actions, could be imposed on a secured lender. Under the laws of some states and under CERCLA, a lender may become liable as an “owner” or an “operator” of a contaminated mortgaged property for the costs of remediation of releases or threatened releases of hazardous substances at the mortgaged property. The liability may attach if the lender or its agents or employees have participated in the management of the operations of the borrower, even though the environmental damage or threat was caused by a prior owner, operator, or other third party.

Excluded from CERCLA’s definition of “owner or operator” is any person “who, without participating in the management of a vessel or facility, holds indicia of ownership primarily to protect his security interest” (the “secured-creditor exemption”). This exemption for holders of a security interest such as a secured lender applies only in circumstances when the lender seeks to protect its security interest in the contaminated facility or property. Thus, if a lender’s activities encroach on the actual management of that facility or property or of the borrower, the lender faces potential liability as an “owner or operator” under CERCLA. Similarly, when a lender forecloses and takes title to a contaminated facility or property

(whether it holds the facility or property as an investment or leases it to a third party), under some circumstances the lender may incur potential CERCLA liability.

Amendments to CERCLA provide examples of permissible actions that may be undertaken by a lender holding security in a contaminated facility without exceeding the bounds of the secured-creditor exemption, subject to certain conditions and limitations. Additionally, the amendments provide certain protections from CERCLA liability as an “owner or operator” to a lender who forecloses on contaminated property, as long as it seeks to divest itself of the facility at the earliest practicable commercially reasonable time on commercially reasonable terms. The amendments also limit the potential liability of lenders under the federal Solid Waste Disposal Act for costs of responding to leaking underground storage tanks. However, the protections afforded lenders under the amendments are subject to terms and conditions that have not been clarified by the courts. Moreover, the CERCLA secured-creditor exemption does not necessarily affect the potential for liability in actions under other federal or state laws which may impose liability on “owners or operators” but do not incorporate the secured-creditor exemption. Furthermore, the secured-creditor exemption does not protect lenders from other bases of CERCLA liability, such as that imposed on “generators” or “transporters” of hazardous substances.

Environmental clean-up costs may be substantial. It is possible that those costs could become a liability of the applicable trust fund and occasion a loss to certificateholders if those remedial costs were incurred.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. It is possible that a property securing a mortgage loan could be subject to these transfer restrictions. If this occurs, and if the lender becomes the owner upon foreclosure, the lender may be required to clean up the contamination before selling the property.

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender is or becomes liable, it can bring an action for contribution against the owner or operator that created the environmental hazard, but that person or entity may be without substantial assets. Accordingly, it is possible that these costs could become a liability of a trust fund and occasion a loss to certificateholders of the related series.

To reduce the likelihood of this kind of loss, the related Pooling Agreement may provide that the master servicer may not, on behalf of the trust fund, acquire title to a Mortgaged Property or take over its operation unless the master servicer, based on a report prepared by a person who regularly conducts environmental site assessments, has made the determination that it is appropriate to do so. There can be no assurance that any environmental site assessment obtained by the master servicer will detect all possible environmental contamination or conditions or that the other requirements of the related pooling and servicing agreement, even if fully observed by the master servicer, will in fact insulate the related trust fund from liability with respect to environmental matters.

Even when a lender is not directly liable for cleanup costs on property securing loans, if a property securing a loan is contaminated, the value of the security is likely to be affected. In addition, a lender bears the risk that unanticipated cleanup costs may jeopardize the borrower’s repayment. Neither of these two issues is likely to pose risks exceeding the amount of unpaid principal and interest of a particular loan secured by a contaminated property, particularly if the lender declines to foreclose on a mortgage secured by the property.

If a lender forecloses on a mortgage secured by a property the operations of which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Compliance could be complicated and may entail substantial expense.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. That disclosure may decrease the amount that prospective buyers are willing to pay for the affected property and thereby lessen the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related Mortgaged Property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses by providing, among other things, that “due-on-sale” clauses in certain loans are enforceable within certain limitations as set forth in the Garn Act. Therefore, subject to those limitations, a master servicer may have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, whether or not the master servicer can demonstrate that the transfer threatens its security interest in the property.

Subordinate Financing

Certain of the mortgage loans may not restrict the ability of the borrower to use the Mortgaged Property as security for one or more additional loans. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Mortgage notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge or fee if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations shall not apply to certain types of residential, including multifamily but not commercial, first mortgage loans originated by certain lenders after March 31, 1980. A similar Federal statute was in effect with respect to mortgage loans made during the first three months of 1980. The statute authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

In any state in which application of Title V has been expressly rejected or a provision limiting discount points or other charges has been adopted, no mortgage loan originated after the date of that state action will (if originated after that rejection or adoption) be eligible for inclusion in a trust fund unless (1) the mortgage loan provides for an interest rate, discount points and charges as are permitted in that state or

(2) the mortgage loan provides that the terms are to be construed in accordance with the laws of another state under which the interest rate, discount points and charges would not be usurious and the borrower’s counsel has rendered an opinion that the choice of law provision would be given effect.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act (the “Relief Act”), a borrower who enters military service after the origination of that borrower’s mortgage loan, including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan, upon notification by such borrower, shall not be charged interest, including fees and charges, in excess of 6% per annum during the period of that borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of any servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of the related series of certificates, and would not be covered by advances or, any form of credit support provided in connection with those certificates. In addition, the Relief Act imposes limitations that would impair the ability of the servicer to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Type of Mortgaged Property

The lender may be subject to additional risk depending upon the type and use of the Mortgaged Property in question. For instance, Mortgaged Properties which are hospitals, nursing homes or convalescent homes may present special risks to lenders in large part due to significant governmental regulation of the operation, maintenance, control and financing of health care institutions. Mortgages on Mortgaged Properties which are owned by the borrower under a condominium form of ownership are subject to the declaration, by-laws and other rules and regulations of the condominium association. Mortgaged Properties which are hotels or motels may present additional risk to the lender in that:

1.      hotels and motels are typically operated pursuant to franchise, management and operating agreements which may be terminable by the operator; and

2.      the transferability of the hotel’s operating, liquor and other licenses to the entity acquiring the hotel either through purchase or foreclosure is subject to the vagaries of local law requirements.

In addition, Mortgaged Properties which are multifamily properties or cooperatively owned multifamily properties may be subject to rent control laws, which could impact the future cash flows of those properties.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated under this act (the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose these requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the Underwriters, the Master Servicer, the Special Servicer or the Trustee could be requested or required to obtain certain assurances from prospective investors intending to purchase Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the Underwriters, the Master Servicer, the Special Servicer and the Trustee to comply with Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the Underwriters, the Master Servicer, the Special Servicer or the Trustee to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the Underwriters, the Master Servicer, the Special Servicer or the Trustee to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Certificates. In addition, each of the Depositor, the Issuing Entity, the Underwriters, the Master Servicer, the Special Servicer and the Trustee intends to comply with the U.S. Bank Secrecy Act, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. A number of offenses can trigger such a blocking and/or seizure and forfeiture including, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the Money Laundering Control Act, the USA PATRIOT Act and the regulations issued pursuant to all of them, as well as the controlled substance laws. In many instances, the United States may seize the property civilly without a criminal prosecution.

In the event of a forfeiture proceeding, a financial institution that is a lender may be able to establish its interest in the property by proving that (a) its Mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) at the time of the execution of the Mortgage, despite appropriate due diligence, it “did not know or was reasonably without cause to believe that the property was subject to forfeiture.” However, there is no assurance that such a defense will be successful.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors, some of which may be subject to special rules. Further, the authorities on which this discussion is based are subject to change or differing interpretations, and any change or interpretation could apply retroactively. No rulings have been or will be sought from the Internal Revenue Service (the “IRS”) with respect to any of the federal income tax consequences discussed below. Accordingly, the IRS may take contrary positions. This discussion reflects the applicable provisions of the Code as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of Treasury (the “Treasury”). Investors should consult their own tax advisors in determining the federal, state, local and other tax consequences to them of the purchase, ownership and disposition of certificates.

For purposes of this discussion, (1) references to the mortgage loans include references to the mortgage loans underlying MBS included in the mortgage assets and (2) where the applicable prospectus supplement provides for a fixed retained yield with respect to the mortgage loans underlying a series of certificates, references to the mortgage loans will be deemed to refer to that portion of the mortgage loans held by the trust fund which does not include the Retained Interest. References to a “holder” or “certificateholder” in this discussion generally mean the beneficial owner of a certificate.

Federal Income Tax Consequences for REMIC Certificates

General

With respect to a particular series of certificates, an election may be made to treat the trust fund or one or more segregated pools of assets in the trust fund as one or more REMICs within the meaning of Code Section 860D. A trust fund or a portion of a trust fund as to which a REMIC election is made will be referred to as a “REMIC Pool.” For purposes of this discussion, certificates of a series as to which one or more REMIC elections are made are referred to as “REMIC Certificates” and will consist of one or more classes of “Regular Certificates” and one class of Residual Certificates in the case of each REMIC Pool. Qualification as a REMIC requires ongoing compliance with certain conditions. With respect to each series of REMIC Certificates, Cadwalader, Wickersham & Taft LLP, counsel to the Depositor, will deliver its opinion generally to the effect that, assuming:

1.      the making of an election,

2.      compliance with the Pooling Agreement and any other governing documents and

3.      compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations under the Code,

each REMIC Pool will qualify as a REMIC.

In that case, the Regular Certificates will be considered to be “regular interests” in the REMIC Pool and generally will be treated for federal income tax purposes as if they were newly originated debt instruments, and the Residual Certificates will be considered to be “residual interests” in the REMIC Pool. The prospectus supplement for each series of certificates will indicate whether one or more REMIC elections with respect to the related trust fund will be made, in which event references to “REMIC” or “REMIC Pool” below shall be deemed to refer to that REMIC Pool. If so specified in the applicable prospectus supplement, the portion of a trust fund as to which a REMIC election is not made may be treated as a grantor trust for federal income tax purposes. See “—Federal Income Tax Consequences for Certificates as to Which No REMIC Election Is Made” below.

Characterization of Investments in REMIC Certificates

REMIC Certificates held by a domestic building and loan association will constitute “a regular or residual interest in a REMIC” within the meaning of Code Section 7701(a)(19)(C)(xi), but only in the same proportion that the assets of the REMIC Pool would be treated as “loans . . . secured by an interest in real property which is . . . residential real property” (such as single family or multifamily properties, but not commercial properties) within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C), and otherwise will not qualify for that treatment. REMIC Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest, including original issue discount, on the Regular Certificates and income with respect to Residual Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) if received by a real estate investment trust in the same proportion that, for both purposes, the assets of the REMIC Pool would be so treated. If at all times 95% or more of the assets of the REMIC Pool qualify for each of the foregoing respective treatments, the REMIC Certificates will qualify for the corresponding status in their entirety. Mortgage Loans held by the REMIC Pool that have been defeased with U.S. Treasury obligations will not qualify for the foregoing treatments. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the mortgage loans that are reinvested pending distribution to holders of REMIC Certificates qualify for that treatment. Where two REMIC Pools are a part of a tiered structure they will be treated as one REMIC for purposes of the tests described above respecting asset ownership of more or less than 95%. Regular Certificates will be “qualified mortgages” for another REMIC for purposes of Code Section 860G(a)(3). REMIC Certificates held by a regulated investment company will not constitute “Government Securities” within the meaning of Code Section 851(b)(3)(A)(i). REMIC Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Qualification as a REMIC

In order for the REMIC Pool to qualify as a REMIC, there must be ongoing compliance on the part of the REMIC Pool with the requirements set forth in the Code. The REMIC Pool must fulfill an asset test, which requires that no more than a de minimis portion of the assets of the REMIC Pool, as of the close of the third calendar month beginning after the “Startup Day” (which for purposes of this discussion is the date of issuance of the REMIC Certificates) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirement is met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all the REMIC Pool’s assets. An entity that fails to meet the safe harbor may nevertheless demonstrate that it holds no more than a de minimis amount of nonqualified assets. A REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” and must furnish applicable tax information to transferors or agents that violate this requirement. The Pooling Agreement for each series will contain a provision designed to meet this requirement. See “—Taxation of Residual Certificates—Tax-Related Restrictions on Transfer of Residual Certificates—Disqualified Organizations” below.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to the REMIC Pool on the Startup Day in exchange for regular or residual interests, or is either purchased by the REMIC Pool within a three-month period thereafter or represents an increase in the loan advanced to the obligor under its original terms, in each case pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans, such as the mortgage loans, (ii) certificates of beneficial interest in a grantor trust that holds mortgage loans, including certain of the MBS, (iii) regular interests in another REMIC, such as MBS in a trust as to which a REMIC election has been made, (iv) loans secured by timeshare interests and (v) loans secured by shares held by a tenant stockholder in a cooperative housing corporation, provided, in general:

1.      the fair market value of the real property security (including buildings and structural components) is at least 80% of the principal balance of the related mortgage loan or mortgage loan underlying the mortgage certificate either at origination or as of the Startup Day (an original loan-to-value ratio of not more than 125% with respect to the real property security), or

2.      substantially all the proceeds of the mortgage loan or the underlying mortgage loan were used to acquire, improve or protect an interest in real property that, at the origination date, was the only security for the mortgage loan or underlying mortgage loan.

If the mortgage loan has been significantly modified prior to the closing date other than in connection with a default or reasonably foreseeable default, it must meet the loan-to-value test in the first bullet point of the preceding sentence as of the date of the last modification or at closing. A qualified mortgage includes a qualified replacement mortgage, which is any obligation that would have been treated as a qualified mortgage if it were transferred to the REMIC Pool on the Startup Day and that is received either (1) in exchange for any qualified mortgage within a three-month period thereafter or (2) in exchange for a defective obligation within a two-year period thereafter. A “defective obligation” includes:

●	a mortgage in default or as to which default is reasonably foreseeable,

●	a mortgage as to which a customary representation or warranty made at the time of transfer to the REMIC Pool has been breached,

●	a mortgage that was fraudulently procured by the mortgagor, and

●	a mortgage that was not in fact principally secured by real property (but only if the mortgage is disposed of within 90 days of discovery).

A mortgage loan that is defective as described in the 4th clause in the immediately preceding sentence that is not sold or, if within two years of the Startup Day, exchanged, within 90 days of discovery, ceases to be a qualified mortgage after that 90-day period.

Permitted investments include cash flow investments, qualified reserve assets, and foreclosure property. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC Pool. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC Pool to provide for payments of expenses of the REMIC Pool or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. In addition, a reserve fund (limited to not more than 50% of the REMIC Pool’s initial assets) may be used to provide a source of funds for the purchase of increases in the balances of qualified mortgages pursuant to their terms. A reserve fund will be disqualified if more than 30% of the gross income from the assets in the fund for the year is derived from the sale or other disposition of property held for less than three months, unless required to prevent a default on the regular interests caused by a default on one or more qualified mortgages. A reserve fund must be reduced “promptly and appropriately” to the extent no longer required. Foreclosure property is real property acquired by the REMIC Pool in connection with the default or imminent default of a qualified mortgage, provided the Depositor had no knowledge that the mortgage loan would go into default at the time it was transferred to the REMIC Pool. Foreclosure property generally must be disposed of prior to the close of the third calendar year following the acquisition of the property by the REMIC Pool, with an extension that may be granted by the IRS.

In addition to the foregoing requirements, the various interests in a REMIC Pool also must meet certain requirements. All of the interests in a REMIC Pool must be either of the following: (1) one or more classes of regular interests or (2) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC Pool that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on qualified mortgages. The specified portion may consist of a fixed number of basis points, a fixed percentage of the total interest, or a fixed or qualified variable or inverse variable rate on some or all of the qualified mortgages minus a different fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. A residual interest is an interest in a REMIC Pool other than a regular interest that is issued on the Startup Day and that is designated as a residual interest. An interest in a REMIC Pool may be treated as a regular interest even if payments of principal with respect to that interest are subordinated to payments on other regular interests or the residual interest in the REMIC Pool, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, unanticipated expenses incurred by the REMIC Pool or prepayment interest shortfalls. Accordingly, the Regular Certificates of a series will constitute one or more classes of regular interests, and the Residual Certificates for each REMIC Pool of that series will constitute a single class of residual interests on which distributions are made pro rata.

If an entity, such as the REMIC Pool, fails to comply with one or more of the ongoing requirements of the Code for REMIC status during any taxable year, the Code provides that the entity will not be treated as a REMIC for that year and thereafter. In this event, an entity with multiple classes of ownership interests may be treated as a separate association taxable as a corporation under Treasury regulations, and the Regular Certificates may be treated as equity interests in the REMIC Pool. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith, and disqualification of the REMIC Pool would occur absent regulatory relief. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “Reform Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC Pool’s income for the period of time in which the requirements for REMIC status are not satisfied.

Exchangeable Certificates. If a series of certificates includes Exchangeable Certificates, each class of Exchangeable Certificates will represent beneficial ownership of one or more interests in one or more REMIC regular interests. The related prospectus supplement will specify whether each class of Exchangeable Certificates represents a proportionate or disproportionate interest in each underlying REMIC regular interest. The exchangeable certificates will be created, sold and administered pursuant to an arrangement that will be treated as a grantor trust under subpart E, part I of subchapter J of the Code. The tax treatment of Exchangeable Certificates is discussed under “—Tax Treatment of Exchangeable Certificates” below.

Taxation of Regular Certificates

General.

A regular interest will be treated as a newly originated debt instrument for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Certificate will be treated as ordinary income to a holder of the Regular Certificate (the “Regular Certificateholder”) as they accrue, and principal payments on a Regular Certificate will be treated as a return of capital to the extent of the Regular Certificateholder’s basis in the Regular Certificate allocable thereto (other than accrued market discount not yet reported as ordinary income). Regular Certificateholders must use the accrual method of accounting with regard to Regular Certificates, regardless of the method of accounting otherwise used by those Regular Certificateholders.

Original Issue Discount.

Accrual Certificates and principal-only certificates will be, and other classes of Regular Certificates may be, issued with “original issue discount” within the meaning of Code Section 1273(a). Holders of any class of Regular Certificates having original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with the constant yield method that takes into account the compounding of interest, in advance of receipt of the cash attributable to that income. The following discussion is based in part on Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1275 and in part on the provisions of the Reform Act. Regular Certificateholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Certificates. To the extent those issues are not addressed in those regulations, the Depositor intends to apply the methodology described in the Conference Committee Report to the Reform Act. We cannot assure you that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations where necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Certificates.

Each Regular Certificate, except to the extent described below with respect to a Regular Certificate on which principal is distributed by random lot (“Random Lot Certificates”), will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Certificateholder’s income. The total amount of original issue discount on a Regular Certificate is the excess of the “stated redemption price at maturity” of the Regular Certificate over its “issue price.” The issue price of a class of Regular Certificates offered pursuant to this prospectus generally is the first price at which a substantial amount of Regular Certificates of that class is sold to the public (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Depositor intends to treat the issue price of a class as to which there is no substantial sale as of the issue date or that is retained by the Depositor as the fair market value of that class as of the issue date. The issue price of a Regular Certificate also includes the amount paid by an initial Regular Certificateholder for accrued interest that relates to a period prior to the issue date of the Regular Certificate, unless the Regular Certificateholder elects on its federal income tax return to exclude that amount from the issue price and to recover it on the first distribution date. The stated redemption price at maturity of a Regular Certificate always includes the original principal amount of the Regular Certificate, but generally will not include distributions of stated interest if those interest distributions constitute “qualified stated interest.” Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate (as described below) provided that those interest payments are unconditionally payable at intervals of one year or less during the entire term of the Regular Certificate. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Certificate, it is possible that no interest on any class of Regular Certificates will be treated as qualified stated interest. However, except as provided in the following three sentences or in the applicable prospectus supplement, because the underlying mortgage loans provide for remedies in the event of default, we intend to treat interest with respect to the Regular Certificates as qualified stated interest. Distributions of interest on an Accrual Certificate, or on other Regular Certificates with respect to which deferred interest will accrue, will not constitute qualified stated interest, in which case the stated redemption price at maturity of the Regular Certificates includes all distributions of interest as well as principal on those Regular Certificates. Likewise, we intend to treat an “interest only” class, or a class on which interest is substantially disproportionate to its principal amount, a so-called “super-premium” class, as having no qualified stated interest. Where the interval between the issue date and the first distribution date on a Regular Certificate is shorter than the interval between subsequent distribution dates, the interest attributable to the additional days will be included in the stated redemption price at maturity.

Under a de minimis rule, original issue discount on a Regular Certificate will be considered to be zero if the original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Certificate multiplied by the weighted average maturity of the Regular Certificate. For this purpose, the weighted average maturity of the Regular Certificate is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Certificate and the denominator of which is the stated redemption price at maturity of the Regular Certificate. The

Conference Committee Report to the Reform Act provides that the schedule of distributions should be determined in accordance with the assumed rate of prepayment of the mortgage loans (the “Prepayment Assumption”) and the anticipated reinvestment rate, if any, relating to the Regular Certificates. The Prepayment Assumption with respect to a Series of Regular Certificates will be set forth in the related prospectus supplement. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and that income will be capital gain if the Regular Certificate is held as a capital asset. However, under the OID Regulations, Regular Certificateholders may elect to accrue all de minimis original issue discount as well as market discount and market premium under the constant yield method. See “—Election to Treat All Interest Under the Constant Yield Method” below.

A Regular Certificateholder generally must include in gross income for any taxable year the sum of the “daily portions,” as defined below, of the original issue discount on the Regular Certificate accrued during an accrual period for each day on which it holds the Regular Certificate, including the date of purchase but excluding the date of disposition. We intend to treat the monthly period ending on the day before each distribution date as the accrual period. With respect to each Regular Certificate, a calculation will be made of the original issue discount that accrues during each successive full accrual period, or shorter period from the date of original issue, that ends on the day before the related distribution date on the Regular Certificate. The Conference Committee Report to the Reform Act states that the rate of accrual of original issue discount is intended to be based on the Prepayment Assumption. Other than as discussed below with respect to a Random Lot Certificate, the original issue discount accruing in a full accrual period would be the excess, if any, of:

1.      the sum of (a) the present value of all of the remaining distributions to be made on the Regular Certificate as of the end of that accrual period that are included in the Regular Certificate’s stated redemption price at maturity and (b) the distributions made on the Regular Certificate during the accrual period that are included in the Regular Certificate’s stated redemption price at maturity, over

2.      the adjusted issue price of the Regular Certificate at the beginning of the accrual period.

The present value of the remaining distributions referred to in the preceding sentence is calculated based on:

1.      the yield to maturity of the Regular Certificate at the issue date,

2.      events (including actual prepayments) that have occurred prior to the end of the accrual period, and

3.      the Prepayment Assumption.

For these purposes, the adjusted issue price of a Regular Certificate at the beginning of any accrual period equals the issue price of the Regular Certificate, increased by the aggregate amount of original issue discount with respect to the Regular Certificate that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Certificate’s stated redemption price at maturity that were made on the Regular Certificate in those prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period. With respect to an initial accrual period shorter than a full accrual period, the daily portions of original issue discount must be determined according to an appropriate allocation under any reasonable method.

Under the method described above, the daily portions of original issue discount required to be included in income by a Regular Certificateholder generally will increase to take into account prepayments on the Regular Certificates as a result of prepayments on the mortgage loans that exceed the Prepayment Assumption, and generally will decrease, but not below zero for any period, if the prepayments are slower than the Prepayment Assumption. An increase in prepayments on the mortgage loans with respect to a series of Regular Certificates can result in both a change in the priority of principal payments with respect to certain classes of Regular Certificates and either an increase or decrease in the daily portions of original issue discount with respect to those Regular Certificates.

In the case of a Random Lot Certificate, we intend to determine the yield to maturity of that certificate based upon the anticipated payment characteristics of the class as a whole under the Prepayment Assumption. In general, the original issue discount accruing on each Random Lot Certificate in a full accrual period would be its allocable share of the original issue discount with respect to the entire class, as determined in accordance with the preceding paragraph. However, in the case of a distribution in retirement of the entire unpaid principal balance of any Random Lot Certificate, or portion of that unpaid principal balance, (a) the remaining unaccrued original issue discount allocable to that certificate (or to that portion) will accrue at the time of that distribution, and (b) the accrual of original issue discount allocable to each remaining certificate of the class (or the remaining unpaid principal balance of a partially redeemed Random Lot Certificate after a distribution of principal has been received) will be adjusted by reducing the present value of the remaining payments on that class and the adjusted issue price of that class to the extent attributable to the portion of the unpaid principal balance of the class that was distributed. We believe that the foregoing treatment is consistent with the “pro rata prepayment” rules of the OID Regulations, but with the rate of accrual of original issue discount determined based on the Prepayment Assumption for the class as a whole. You are advised to consult your tax advisors as to this treatment.

The Treasury proposed regulations on August 24, 2004 that create a special rule for accruing original issue discount on Regular Certificates providing for a delay between record and payment dates, such that the period over which original issue discount accrues coincides with the period over which the Regular Certificateholder’s right to interest payment accrues under the governing contract provisions rather than over the period between distribution dates. If the proposed regulations are adopted in the same form as proposed, taxpayers would be required to accrue interest from the issue date to the first record date, but would not be required to accrue interest after the last record date. The proposed regulations are limited to Regular Certificates with delayed payment for periods of fewer than 32 days. The proposed regulations are proposed to apply to any Regular Certificate issued after the date the final regulations are published in the Federal Register.

Acquisition Premium.

A purchaser of a Regular Certificate at a price greater than its adjusted issue price but less than its stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Certificate reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, a subsequent purchaser may elect to treat all of the acquisition premium under the constant yield method, as described below under the heading “—Election to Treat All Interest Under the Constant Yield Method” below.

Variable Rate Regular Certificates.

Regular Certificates may provide for interest based on a variable rate. Under the OID Regulations, interest is treated as payable at a variable rate if, generally:

1.      the issue price does not exceed the original principal balance by more than a specified amount, and

2.      the interest compounds or is payable at least annually at current values of

(a)     one or more “qualified floating rates,”

(b)     a single fixed rate and one or more qualified floating rates,

(c)     a single “objective rate,” or

(d)     a single fixed rate and a single objective rate that is a “qualified inverse floating rate.”

A floating rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, where the rate is subject to a fixed multiple that is greater than 0.65, but not more than 1.35. The rate may also be increased or decreased by a fixed spread or subject to a fixed cap or floor, or a cap or floor that is not reasonably expected as of the issue date to affect the yield of the instrument significantly. An objective rate (other than a qualified floating rate) is a rate that is determined using a single fixed formula and that is based on objective financial or economic information, provided that the information is not (1) within the control of the depositor or a related party or (2) unique to the circumstances of the depositor or a related party. A qualified inverse floating rate is a rate equal to a fixed rate minus a qualified floating rate that inversely reflects contemporaneous variations in the cost of newly borrowed funds; an inverse floating rate that is not a qualified floating rate may nevertheless be an objective rate. A class of Regular Certificates may be issued under this prospectus that does not have a variable rate under the OID Regulations, for example, a class that bears different rates at different times during the period it is outstanding so that it is considered significantly “front-loaded” or “back-loaded” within the meaning of the OID Regulations. It is possible that a class of this type may be considered to bear “contingent interest” within the meaning of the OID Regulations. The OID Regulations, as they relate to the treatment of contingent interest, are by their terms not applicable to Regular Certificates. However, if final regulations dealing with contingent interest with respect to Regular Certificates apply the same principles as the current regulations, those regulations may lead to different timing of income inclusion than would be the case under the variable interest regulations. Furthermore, application of those principles could lead to the characterization of gain on the sale of contingent interest Regular Certificates as ordinary income. Investors should consult their tax advisors regarding the appropriate treatment of any Regular Certificate that does not pay interest at a fixed rate or variable rate as described in this paragraph.

Under the REMIC Regulations, a Regular Certificate (1) bearing a rate that qualifies as a qualified floating rate under the OID Regulations that is tied to current values of a variable rate (or the highest, lowest or average of two or more variable rates), including a rate based on the average cost of funds of one or more financial institutions, or a positive or negative multiple of a rate (plus or minus a specified number of basis points), or that represents a weighted average of rates on some or all of the mortgage loans, including a rate that is subject to one or more caps or floors (each, a “variable rate”), or (2) bearing one or more of these variable rates for one or more periods or one or more fixed rates for one or more periods, and a different variable rate or fixed rate for other periods qualifies as a regular interest in a REMIC. Accordingly, if so indicated in the related prospectus supplement, we intend to treat Regular Certificates that qualify as regular interests under this rule in the same manner as obligations bearing a variable rate for original issue discount reporting purposes.

The amount of original issue discount with respect to a Regular Certificate bearing a variable rate of interest will accrue in the manner described above under “—Original Issue Discount” with the yield to maturity and future payments on that Regular Certificate generally to be determined by assuming that interest will be payable for the life of the Regular Certificate based on the initial rate (or, if different, the value of the applicable variable rate as of the pricing date) for the relevant class. Generally, we intend to treat variable interest as qualified stated interest, other than variable interest on an interest-only or super-premium class, which will be treated as non-qualified stated interest includible in the stated redemption price at maturity. Ordinary income reportable for any period will be adjusted based on subsequent changes in the applicable interest rate index.

Although unclear under the OID Regulations, unless required otherwise by applicable final regulations, we intend to treat Regular Certificates bearing an interest rate that is a weighted average of the net interest rates on mortgage loans or mortgage certificates having fixed or adjustable rates, as having qualified stated interest, except to the extent that initial “teaser” rates cause sufficiently “back-loaded” interest to create more than de minimis original issue discount. The yield on those Regular Certificates for purposes of accruing original issue discount will be a hypothetical fixed rate based on the fixed rates, in the case of fixed rate mortgage loans, and initial “teaser rates” followed by fully indexed rates, in the case of adjustable rate mortgage loans. In the case of adjustable rate mortgage loans, the applicable index used to compute interest on the mortgage loans will be the index in effect on the pricing date (or possibly the issue date), and in the case of initial teaser rates, will be deemed to be in effect beginning with the period in which the first weighted average adjustment date occurring after the issue date occurs. Adjustments will be made in each accrual period either increasing or decreasing the amount of ordinary income reportable to reflect the actual pass-through interest rate on the Regular Certificates.

Deferred Interest.

Under the OID Regulations, all interest on a Regular Certificate as to which there may be deferred interest is includible in the stated redemption price at maturity thereof. Accordingly, any deferred interest that accrues with respect to a class of Regular Certificates may constitute income to the holders of such Regular Certificates prior to the time distributions of cash with respect to such deferred interest are made.

Market Discount.

A purchaser of a Regular Certificate also may be subject to the market discount rules of Code Section 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Certificate (exclusive of accrued qualified stated interest) (1) is exceeded by the then-current principal amount of the Regular Certificate or (2) in the case of a Regular Certificate having original issue discount, is exceeded by the adjusted issue price of that Regular Certificate at the time of purchase. The purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on the Regular Certificate as distributions includible in the stated redemption price at maturity of the Regular Certificate are received, in an amount not exceeding that distribution. The market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the Reform Act provides that until regulations are issued, the market discount would accrue either (1) on the basis of a constant interest rate or (2) in the ratio of stated interest allocable to the relevant period to the sum of the interest for that period plus the remaining interest as of the end of that period, or in the case of a Regular Certificate issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for that period plus the remaining original issue discount as of the end of that period. You also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Certificate as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. You will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry a Regular Certificate over the interest distributable on those Regular Certificates. The deferred portion of an interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Certificate for that year. The deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Certificate is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, you may elect to include market discount in income currently as it accrues on all market discount instruments you acquired in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election to Treat All Interest Under the Constant Yield Method” below regarding an alternative manner in which that election may be deemed to be made.

Market discount with respect to a Regular Certificate will be considered to be zero if the market discount is less than 0.25% of the remaining stated redemption price at maturity of the Regular Certificate multiplied by the weighted average maturity of the Regular Certificate (determined as described above in the third paragraph under “—Original Issue Discount”) remaining after the date of purchase. It appears that de minimis market discount would be reported in a manner similar to de minimis original issue discount. See “—Original Issue Discount” above. Treasury regulations implementing the market discount rules have not yet been issued, and therefore investors should consult their own tax advisors regarding the application of these rules. You should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium.

A Regular Certificate purchased at a cost, excluding any portion of the cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If you hold a Regular Certificate as a “capital asset” within the meaning of Code Section 1221, you may elect under Code Section 171 to amortize that premium under the constant yield method. The election to amortize premium applies to all the premium bonds you hold at the beginning of the taxable year and to all premium bonds you acquire thereafter. Final regulations with respect to amortization of bond premium do not by their terms apply to prepayable obligations such as the Regular Certificates. However, the Conference Committee Report to the Reform Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Certificates, although it is unclear whether the alternatives to the constant yield method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Certificate rather than as a separate deduction item. See “—Election to Treat All Interest Under the Constant Yield Method” below regarding an alternative manner in which the Code Section 171 election may be deemed to be made.

Election to Treat All Interest Under the Constant Yield Method.

A holder of a debt instrument such as a Regular Certificate may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to an election, (1) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (2) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make an election on an instrument by instrument basis or for a class or group of debt instruments. However, if you make the election with respect to a premium bond, then you are deemed to make the election to amortize premium for all the premium bonds you hold at the beginning of the taxable year and all premium bonds you acquire thereafter. If you make the election with respect to a market discount bond, then you are deemed to make the election to accrue market discount for all the market discount bonds you acquire at the beginning of the taxable year and all market discount bonds you acquire thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. You should consult their own tax advisors regarding the advisability of making an election.

Prepayment Premiums.

Prepayment Premiums actually collected on the mortgage loans will be distributed to the Regular Certificates as described in “Description of the Offered Certificates—Distributions” in the prospectus supplement. It is not entirely clear under the Code when the amount of prepayment premiums so allocated should be taxed to the holders of the Regular Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums will be treated as giving rise to any income to the holder of such Classes of Certificates prior to the Trustee’s actual receipt of a prepayment premium. Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of the Regular Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums.

Sale or Exchange of Regular Certificates.

If you sell or exchange a Regular Certificate, you will recognize gain or loss equal to the difference, if any, between the amount received (other than amounts allocable to accrued interest) and your adjusted basis in the Regular Certificate. The adjusted basis of a Regular Certificate generally will equal the cost of the Regular Certificate to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Certificate and reduced by amounts included in the stated redemption price at maturity of the Regular Certificate that were previously received by the seller, by any amortized premium and by previously recognized losses.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Certificate realized by an investor who holds the Regular Certificate as a capital asset will be capital gain or loss and will be long-term or short-term depending on whether the Regular Certificate has been held for the applicable holding period (described below). That gain will be treated as ordinary income as follows:

1.      if a Regular Certificate is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Certificateholder’s net investment in the conversion transaction at 120% of the appropriate applicable Federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of that transaction,

2.      in the case of a non-corporate taxpayer, to the extent the taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary rates, or

3.      to the extent that the gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the holder if its yield on the Regular Certificate were 110% of the applicable Federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of that holder with respect to the Regular Certificate.

In addition, gain or loss recognized from the sale of a Regular Certificate by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than ordinary income or short-term capital gains of those taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Treatment of Losses.

Holders of Regular Certificates will be required to report income with respect to Regular Certificates on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the mortgage loans allocable to a particular class of Regular Certificates, except to the extent it can be established that those losses are uncollectible. Accordingly, the holder of a Regular Certificate may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they may generally cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166.

Under Code Section 166, holders of Regular Certificates that are corporations or that otherwise hold the Regular Certificates in connection with a trade or business should in general be allowed to deduct, as an ordinary loss, a loss sustained during the taxable year on account of those Regular Certificates becoming wholly or partially worthless, and, in general, holders of Regular Certificates that are not corporations and do not hold the Regular Certificates in connection with a trade or business will be allowed to deduct as a short-term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class or subclass of those Regular Certificates becoming wholly worthless. Although the matter is not free from doubt, non-corporate holders of Regular Certificates should be allowed a bad debt deduction at that time as the principal balance of any class or subclass of those Regular Certificates is reduced to reflect losses resulting from any liquidated mortgage loans below a holder’s basis in the Regular Certificates. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect those losses only after all mortgage loans remaining in the trust fund have been liquidated or that class of Regular Certificates has been otherwise retired. The IRS could also assert that losses on the Regular Certificates are deductible based on some other method that may defer those deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount which would be deductible only against future positive original issue discount or otherwise upon termination of the class. Notwithstanding the foregoing, it is not clear whether holders of interest-only certificates are entitled to any deduction under Code Section 166 for bad debt losses. You are urged to consult your own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to the Regular Certificates. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Banks and thrift institutions are advised to consult their tax advisors regarding the treatment of losses on Regular Certificates.

Tax Treatment of Exchangeable Certificates

In General. The Exchangeable Certificates for a series may represent either (1) beneficial ownership of proportionate interests in each related Exchangeable Certificate corresponding to that Exchangeable Certificate or (2) beneficial ownership of disproportionate interests in the related Exchangeable Certificates corresponding to that Exchangeable Certificate. The prospectus supplement for any series offering Exchangeable Certificates will specify whether the Exchangeable Certificates for such series represent either proportionate or disproportionate interests in the related Exchangeable Certificates. An Exchangeable Certificate may be (1) a REMIC Regular Certificate or (2) a Standard Certificate representing beneficial ownership in one or more uncertificated REMIC regular interests.

Exchangeable Certificates Representing Proportionate Interests in Two or More Related Exchangeable Certificates. If an Exchangeable Certificate represents beneficial ownership of a proportionate interest in each related Exchangeable Certificate corresponding to that Exchangeable Certificate, then each beneficial owner of such an Exchangeable Certificate should account separately for its ownership interest in each related Exchangeable Certificate underlying that Exchangeable Certificate as if such related Exchangeable Certificate were a Regular Certificate, as described under “—Taxation of Regular Certificates.” If a beneficial owner of an Exchangeable Certificate acquires an interest in two or more underlying related Exchangeable Certificates other than in an exchange described under “Description of the Certificates—Exchangeable Certificates” in this prospectus, the beneficial owner must allocate its cost to acquire that Exchangeable Certificate among the underlying related Exchangeable Certificates in proportion to their relative fair market values at the time of acquisition. When such a beneficial owner sells the Exchangeable Certificate, the owner must allocate the sale proceeds among the underlying related Exchangeable Certificates in proportion to their relative fair market values at the time of sale.

Under the OID Regulations, if two or more debt instruments are issued in connection with the same transaction or related transaction (determined based on all the facts and circumstances), those debt instruments are treated as a single debt instrument for purposes of the provisions of the Code applicable to OID, unless an exception applies. Under this rule, if an Exchangeable Certificate represents beneficial ownership of two or more related Exchangeable Certificates, those related Exchangeable Certificates could be treated as a single debt instrument for OID purposes. In addition, if the two or more related Exchangeable Certificates underlying an Exchangeable Certificate were aggregated for OID purposes and a beneficial owner of an Exchangeable Certificate were to (i) exchange that Exchangeable Certificate for the underlying related Exchangeable Certificates, (ii) sell one of those related Exchangeable Certificates and (iii) retain one or more of the remaining related Exchangeable Certificates, the beneficial owner might be treated as having engaged in a “coupon stripping” or “bond stripping” transaction within the meaning of Code Section 1286. Under Code Section 1286, a beneficial owner of an Exchangeable Certificate that engages in a coupon stripping or bond stripping transaction must allocate its basis in the original Exchangeable Certificate between the underlying related Exchangeable Certificates sold and the related Exchangeable Certificates retained in proportion to their relative fair market values as of the date of the stripping transaction. The beneficial owner then must recognize gain or loss on the related Exchangeable Certificates sold using its basis allocable to those related Exchangeable Certificates. Also, the beneficial owner then must treat the related Exchangeable Certificates underlying the Exchangeable Certificates retained as a newly issued debt instrument that was purchased for an amount equal to the beneficial owner’s basis allocable to those related Exchangeable Certificates. Accordingly, the beneficial owner must accrue interest and OID with respect to the related Exchangeable Certificates retained based on the beneficial owner’s basis in those related Exchangeable Certificates.

As a result, when compared to treating each related Exchangeable Certificate underlying an Exchangeable Certificate as a separate debt instrument, aggregating the related Exchangeable Certificates underlying an Exchangeable Certificate could affect the timing and character of income recognized by a beneficial owner of such an Exchangeable Certificate. Moreover, if Code Section 1286 were to apply to a beneficial owner of an Exchangeable Certificate, much of the information necessary to perform the related calculations for information reporting purposes generally would not be available to the Trustee. Because it may not be clear whether the aggregation rule in the OID Regulations applies to the Exchangeable Certificates and due to the Trustee’s lack of information necessary to report computations that might be required by Code Section 1286, the Trustee will treat each related Exchangeable Certificate underlying an Exchangeable Certificate as a separate debt instrument for information reporting purposes. Prospective investors should note that, if the two or more related Exchangeable Certificates underlying an Exchangeable Certificate were aggregated, the timing of accruals of OID applicable to such an Exchangeable Certificate could be different than that reported to holders and the IRS. Prospective investors are advised to consult their own tax advisors regarding any possible tax consequences to them if the IRS were to assert that the related Exchangeable Certificates underlying an Exchangeable Certificate should be aggregated for OID purposes.

Exchangeable Certificates Representing Disproportionate Interests in Related Exchangeable Certificates. If an Exchangeable Certificate represents beneficial ownership of a disproportionate interest in the related Exchangeable Certificates corresponding to that Exchangeable Certificate, then the tax consequences to the beneficial owner of the Exchangeable Certificate will be determined under Code Section 1286, except as discussed below. Under Code Section 1286, a beneficial owner of an Exchangeable Certificate will be treated as owning “stripped bonds” to the extent of its share of principal payments and “stripped coupons” to the extent of its share of interest payment on the underlying related Exchangeable Certificates. If an Exchangeable Certificate entitles the holder to payments of principal and interest on an underlying related Exchangeable Certificate, the IRS could contend that the Exchangeable Certificate should be treated (i) as an interest in the underlying related Exchangeable Certificate to the extent that the Exchangeable Certificate represents an equal pro rata portion of principal and interest on the underlying related Exchangeable Certificate, and (ii) with respect to the remainder, as an installment obligation consisting of “stripped bonds” to the extent of its share of principal payments or “stripped coupons” to the extent of its share of interest payments. For purposes of information reporting, however, each Exchangeable Certificate will be treated as a single debt instrument, regardless of whether it entitles the holder to payments of principal and interest.

Under Code Section 1286, each beneficial owner of an Exchangeable Certificate must treat the Exchangeable Certificate as a debt instrument originally issued on the date the owner acquires it and as having OID equal to the excess, if any, of its “stated redemption price at maturity” over the price paid by the owner to acquire it. The stated redemption price at maturity for an Exchangeable Certificate is determined in the same manner as described with respect to Regular Certificates under “—Taxation of Regular Certificates—Original Issue Discount.”

If the Exchangeable Certificate has OID, the beneficial owner must include the OID in its ordinary income for federal income tax purposes as the OID accrues, which may be prior to the receipt of the cash attributable to that income. Although the matter is not entirely clear, a beneficial owner should accrue OID using a method similar to that described with respect to the accrual of OID on a Regular Certificate under “—Taxation of Regular Certificates—Original Issue Discount.” A beneficial owner, however, determines its yield to maturity based on its purchase price. For a particular beneficial owner, it is not clear whether the prepayment assumption used for calculating OID would be one determined at the time the Exchangeable Certificate is acquired or would be the prepayment assumption for the underlying related Exchangeable Certificates.

In light of the application of Code Section 1286, a beneficial owner of an Exchangeable Certificate generally will be required to compute accruals of OID based on its yield, possibly taking into account its own prepayment assumption. The information necessary to perform the related calculations for information reporting purposes, however, generally will not be available to the Trustee. Accordingly, any information reporting provided by the Trustee with respect to the Exchangeable Certificates, which information will be based on pricing information as of the closing date, will largely fail to reflect the accurate accruals of OID for these certificates. Prospective investors therefore should be aware that the timing of accruals of OID applicable to an Exchangeable Certificate generally will be different than that reported to holders and the IRS. Prospective investors are advised to consult their own tax advisors regarding their obligation to compute and include in income the correct amount of OID accruals and any possible tax consequences should they fail to do so.

The rules of Code Section 1286 also apply if (i) a beneficial owner of one or more Exchangeable Certificates exchanges them for another Exchangeable Certificate, (ii) the beneficial owner sells some, but not all, of such exchanged Exchangeable Certificates, and (iii) the combination of retained Exchangeable Certificates cannot be exchanged for the related underlying Exchangeable Certificates. As of the date of such a sale, the beneficial owner must allocate its basis in the underlying related Exchangeable Certificates between the part of the related Exchangeable Certificates underlying the Exchangeable Certificates sold and the part of the related Exchangeable Certificates underlying the Exchangeable Certificates retained in proportion to their relative fair market values. Code Section 1286 treats the beneficial owner as purchasing the Exchangeable Certificates retained for the amount of the basis allocated to the retained Exchangeable Certificates, and the beneficial owner must then accrue any OID with respect to the retained Exchangeable Certificates as described above. Code Section 1286 does not apply, however, if a beneficial owner exchanges the underlying related Exchangeable Certificates for other Exchangeable Certificates and retains all such Exchangeable Certificates, see “—Treatment of Exchanges” below.

Upon the sale of an Exchangeable Certificate, a beneficial owner will realize gain or loss on the sale in an amount equal to the difference between the amount realized and its adjusted basis in the Exchangeable Certificate. The owner’s adjusted basis generally is equal to the owner’s cost of the Exchangeable Certificate (or portion of the cost of the related Exchangeable Certificates allocable to the Exchangeable Certificate), increased by income previously included, and reduced (but not below zero) by distributions previously received and by any amortized premium. If the beneficial owner holds the Exchangeable Certificate as a capital asset, any gain or loss realized will be capital gain or loss, except to the extent provided under “—Sale or Exchange of Regular Certificates.”

Although the matter is not free from doubt, if a beneficial owner acquires in one transaction (other than an exchange described under “—Treatment of Exchanges” below) a combination of Exchangeable Certificates that may be exchanged for underlying related Exchangeable Certificates, the owner should be treated as owning the underlying related Exchangeable Certificates, in which case Code Section 1286 would not apply. If a beneficial owner acquires such a combination in separate transactions, the law is unclear as to whether the combination should be aggregated or each Exchangeable Certificate should be treated as a separate debt instrument. You should consult your tax advisors regarding the proper treatment of Exchangeable Certificates in this regard.

Treatment of Exchanges. If a beneficial owner of one or more Exchangeable Certificates exchanges them for the related Exchangeable Certificates in the manner described under “Description of the Certificates—Exchangeable Certificates” in this prospectus, the exchange will not be taxable. In such a case, the beneficial owner will be treated as continuing to own after the exchange the same combination of interests in each underlying related Exchangeable Certificate that it owned immediately prior to the exchange.

Taxation of Residual Certificates

Taxation of REMIC Income.

Generally, the “daily portions” of REMIC taxable income or net loss will be includible as ordinary income or loss in determining the federal taxable income of holders of Residual Certificates (“Residual Certificateholders”), and will not be taxed separately to the REMIC Pool. The daily portions of REMIC taxable income or net loss of a Residual Certificateholder are determined by allocating the REMIC Pool’s taxable income or net loss for each calendar quarter ratably to each day in that quarter and by allocating that daily portion among the Residual Certificateholders in proportion to their respective holdings of Residual Certificates in the REMIC Pool on that day. REMIC taxable income is generally determined in the same manner as the taxable income of an individual using the accrual method of accounting, except that:

1.      the limitations on deductibility of investment interest expense and expenses for the production of income do not apply,

2.      all bad loans will be deductible as business bad debts, and

3.      the limitation on the deductibility of interest and expenses related to tax-exempt income will apply.

The REMIC Pool’s gross income includes interest, original issue discount income and market discount income, if any, on the mortgage loans, reduced by amortization of any premium on the mortgage loans, plus income from amortization of issue premium, if any, on the Regular Certificates, plus income on reinvestment of cash flows and reserve assets, plus any cancellation of indebtedness income upon allocation of realized losses to the Regular Certificates. The REMIC Pool’s deductions include interest and original issue discount expense on the Regular Certificates, servicing fees on the mortgage loans, other administrative expenses of the REMIC Pool and realized losses on the mortgage loans. The requirement that Residual Certificateholders report their pro rata share of taxable income or net loss of the REMIC Pool will continue until there are no certificates of any class of the related series outstanding.

The taxable income recognized by a Residual Certificateholder in any taxable year will be affected by, among other factors, the relationship between the timing of recognition of interest and original issue discount or market discount income or amortization of premium with respect to the mortgage loans, on the one hand, and the timing of deductions for interest (including original issue discount) on the Regular Certificates or income from amortization of issue premium on the Regular Certificates, on the other hand. In the event that an interest in the mortgage loans is acquired by the REMIC Pool at a discount, and one or more of those mortgage loans is prepaid, the Residual Certificateholder may recognize taxable income without being entitled to receive a corresponding amount of cash because (1) the prepayment may be used in whole or in part to make distributions in reduction of principal on the Regular Certificates and (2) the discount on the mortgage loans which is includible in income may exceed the deduction allowed upon those distributions on those Regular Certificates on account of any unaccrued original issue discount relating to those Regular Certificates. When there is more than one class of Regular Certificates that distribute principal sequentially, this mismatching of income and deductions is particularly likely to occur in the early years following the issuance of the Regular Certificates when distributions in reduction of principal are being made in respect of earlier classes of Regular Certificates to the extent that those classes are not issued with substantial discount. If taxable income attributable to that kind of mismatching is realized, in general, losses would be allowed in later years as distributions on the later classes of Regular Certificates are made. Taxable income may also be greater in earlier years than in later years as a result of the fact that interest expense deductions, expressed as a percentage of the outstanding principal amount of that series of Regular Certificates, may increase over time as distributions in reduction of principal are made on the lower yielding classes of Regular Certificates, whereas to the extent that the REMIC Pool includes fixed rate mortgage loans, interest income with respect to any given mortgage loan will remain constant over time as a percentage of the outstanding principal amount of that loan. Consequently, Residual Certificateholders must have sufficient other sources of cash to pay any federal, state or local income taxes due as a result of that mismatching or unrelated deductions against which to offset that income, subject to the discussion of “excess inclusions” below under “—Limitations on Offset or Exemption of REMIC Income.” The timing of that mismatching of income and deductions described in this paragraph, if present with respect to a series of certificates, may have a significant adverse effect upon the Residual Certificateholder’s after-tax rate of return.

Basis and Losses.

The amount of any net loss of the REMIC Pool that you may take into account is limited to the adjusted basis of the Residual Certificate as of the close of the quarter (or time of disposition of the Residual Certificate if earlier), determined without taking into account the net loss for the quarter. The initial adjusted basis of a purchaser of a Residual Certificate is the amount paid for that Residual Certificate. The adjusted basis will be increased by the amount of taxable income of the REMIC Pool reportable by the Residual Certificateholder and will be decreased (but not below zero), first, by a cash distribution from the REMIC Pool and, second, by the amount of loss of the REMIC Pool reportable by the Residual Certificateholder. Any loss that is disallowed on account of this limitation may be carried over indefinitely with respect to the Residual Certificateholder as to whom that loss was disallowed and may be used by that Residual Certificateholder only to offset any income generated by the same REMIC Pool.

You will not be permitted to amortize directly the cost of your Residual Certificate as an offset to its share of the taxable income of the related REMIC Pool. However, that taxable income will not include cash received by the REMIC Pool that represents a recovery of the REMIC Pool’s basis in its assets. That recovery of basis by the REMIC Pool will have the effect of amortization of the issue price of the Residual Certificates over their life. However, in view of the possible acceleration of the income of Residual Certificateholders described under “—Taxation of REMIC Income” above, the period of time over which the issue price is effectively amortized may be longer than the economic life of the Residual Certificates.

A Residual Certificate may have a negative value if the net present value of anticipated tax liabilities exceeds the present value of anticipated cash flows. The REMIC Regulations appear to treat the issue price of a residual interest as zero rather than a negative amount for purposes of determining the REMIC Pool’s basis in its assets. Regulations have been issued addressing the federal income tax treatment of “inducement fees” received by transferees of noneconomic REMIC residual interests. These regulations require inducement fees to be included in income over a period reasonably related to the period in which the related REMIC residual interest is expected to generate taxable income or net loss to its holder. Under two safe harbor methods, inducement fees are permitted to be included in income (i) in the same amounts and over the same period that the taxpayer uses for financial reporting purposes, provided that such period is not shorter than the period the REMIC is expected to generate taxable income or (ii) ratably over the remaining anticipated weighted average life of all the regular and residual interests issued by the REMIC, determined based on actual distributions projected as remaining to be made on such interests under the Prepayment Assumption. If the holder of a residual interest sells or otherwise disposes of the residual interest, any unrecognized portion of the inducement fee would be required to be taken into account at the time of the sale or disposition. Prospective purchasers of the Residual Certificates should consult with their tax advisors regarding the effect of these regulations.

Further, to the extent that your initial adjusted basis (other than an original holder) in the Residual Certificate is greater than the corresponding portion of the REMIC Pool’s basis in the mortgage loans, you will not recover a portion of that basis until termination of the REMIC Pool unless future Treasury regulations provide for periodic adjustments to the REMIC income otherwise reportable by that holder. The REMIC Regulations currently in effect do not so provide. See “—Treatment of Certain Items of REMIC Income and Expense—Market Discount” below regarding the basis of mortgage loans to the REMIC Pool and “—Sale or Exchange of a Residual Certificate” below regarding possible treatment of a loss upon termination of the REMIC Pool as a capital loss.

Treatment of Certain Items of REMIC Income and Expense.

Although we intend to compute REMIC income and expense in accordance with the Code and applicable regulations, the authorities regarding the determination of specific items of income and expense are subject to differing interpretations. We make no representation as to the specific method that will be used for reporting income with respect to the mortgage loans and expenses with respect to the Regular Certificates, and different methods could result in different timing of reporting of taxable income or net loss to you or differences in capital gain versus ordinary income.

Original Issue Discount and Premium. Generally, the REMIC Pool’s deductions for original issue discount and income from amortization of issue premium on the Regular Certificates will be determined in the same manner as original issue discount income on Regular Certificates as described under “—Taxation of Regular Certificates—Original Issue Discount” and “—Variable Rate Regular Certificates,” without regard to the de minimis rule described in that section, and “—Premium” above.

Deferred Interest. Any deferred interest that accrues with respect to any adjustable rate mortgage loans held by the REMIC Pool will constitute income to the REMIC Pool and will be treated in a manner similar to the deferred interest that accrues with respect to Regular Certificates as described under “—Taxation of Regular Certificates—Deferred Interest” above.

Market Discount. The REMIC Pool will have market discount income in respect of mortgage loans if, in general, their unpaid principal balances exceed the basis of the REMIC Pool allocable to those mortgage loans. The REMIC Pool’s basis in those mortgage loans is generally the fair market value of the mortgage loans immediately after the transfer of the mortgage loans to the REMIC Pool. The REMIC Regulations provide that the basis is equal in the aggregate to the issue prices of all regular and residual interests in the REMIC Pool (or the fair market value at the closing date, in the case of a retained class). In respect of mortgage loans that have market discount to which Code Section 1276 applies, the accrued portion of the market discount would be recognized currently as an item of ordinary income in a manner similar to original issue discount. Market discount income generally should accrue in the manner described under “—Taxation of Regular Certificates—Market Discount” above.

Premium. Generally, if the basis of the REMIC Pool in the mortgage loans exceeds the unpaid principal balances of the mortgage loans, the REMIC Pool will be considered to have acquired those mortgage loans at a premium equal to the amount of that excess. As stated above, the REMIC Pool’s basis in mortgage loans is the fair market value of the mortgage loans, based on the aggregate of the issue prices (or the fair market value of retained classes) of the regular and residual interests in the REMIC Pool immediately after the transfer of the mortgage loans to the REMIC Pool. In a manner analogous to the discussion above under “—Taxation of Regular Certificates—Premium,” a REMIC Pool that holds a mortgage loan as a capital asset under Code Section 1221 may elect under Code Section 171 to amortize premium on whole mortgage loans or mortgage loans underlying MBS or MBS that are REMIC regular interests under the constant yield method. Amortizable bond premium will be treated as an offset to interest income on the mortgage loans, rather than as a separate deduction item. Premium with respect to those mortgage loans may be deductible in accordance with a reasonable method regularly employed by the related holder. The allocation of the premium pro rata among principal payments should be considered a reasonable method; however, the IRS may argue that the premium should be allocated in a different manner, such as allocating the premium entirely to the final payment of principal.

Limitations on Offset or Exemption of REMIC Income.

A portion or all of the REMIC taxable income includible in determining your federal income tax liability will be subject to special treatment. That portion, referred to as the “excess inclusion,” is equal to the excess of REMIC taxable income for the calendar quarter allocable to a Residual Certificate over the daily accruals for that quarterly period of (1) 120% of the long-term applicable Federal rate that would have applied to the Residual Certificate if it were a debt instrument, on the Startup Day under Code Section 1274(d), multiplied by (2) the adjusted issue price of such Residual Certificate at the beginning of that quarterly period. For this purpose, the adjusted issue price of a Residual Certificate at the beginning of a quarter is the issue price of the Residual Certificate, plus the amount of those daily accruals of REMIC income described in this paragraph for all prior quarters, decreased by any distributions made with respect to that Residual Certificate prior to the beginning of that quarterly period. Accordingly, the portion of the REMIC Pool’s taxable income that will be treated as excess inclusions will be a larger portion of that income as the adjusted issue price of the Residual Certificates diminishes and all such taxable income will be so treated if the adjusted issue price of the Residual Certificate is zero.

The portion of your REMIC taxable income consisting of the excess inclusions generally may not be offset by other deductions, including net operating loss carryforwards, on your return. However, net operating loss carryovers are determined without regard to excess inclusion income. Further, if you are an organization subject to the tax on unrelated business income imposed by Code Section 511, the excess inclusions will be treated as unrelated business taxable income to you for purposes of Code Section 511. In addition, REMIC taxable income is subject to 30% withholding tax with respect to certain persons who are not U.S. Persons, as defined below under “—Tax-Related Restrictions on Transfer of Residual Certificates—Foreign Investors” below, and that portion attributable to excess inclusions is not eligible for any reduction in the rate of withholding tax, by treaty or otherwise. See “—Taxation of Certain Foreign Investors—Residual Certificates” below. Finally, if a real estate investment trust or a regulated investment company owns a Residual Certificate, a portion (allocated under Treasury regulations yet to be issued) of dividends paid by the real estate investment trust or a regulated investment company could not be offset by net operating losses of its shareholders, would constitute unrelated business taxable income for tax-exempt shareholders, and would be ineligible for reduction of withholding to certain persons who are not U.S. Persons.

In addition, the Code provides three rules for determining the effect of excess inclusions on your alternative minimum taxable income of a Residual Certificateholder. First, your alternative minimum taxable income is determined without regard to the special rule, discussed above, that taxable income cannot be less than excess inclusions. Second, your alternative minimum taxable income for a taxable year cannot be less than the excess inclusions for the year. Third, the amount of any alternative minimum tax net operating loss deduction must be computed without regard to any excess inclusions.

Tax-Related Restrictions on Transfer of Residual Certificates.

Disqualified Organizations. If any legal or beneficial interest in a Residual Certificate is transferred to a Disqualified Organization (as defined below), a tax would be imposed in an amount equal to the product of (1) the present value of the total anticipated excess inclusions with respect to that Residual Certificate for periods after the transfer and (2) the highest marginal federal income tax rate applicable to corporations. The REMIC Regulations provide that the anticipated excess inclusions are based on actual prepayment experience to the date of the transfer and projected payments based on the Prepayment Assumption. The present value rate equals the applicable Federal rate under Code Section 1274(d) as of the date of the transfer for a term ending with the last calendar quarter in which excess inclusions are expected to accrue. The tax generally would be imposed on the transferor of the Residual Certificate, except that where the transfer is through an agent, including a broker, nominee or other middleman, for a Disqualified Organization, the tax would instead be imposed on that agent. However, a transferor of a Residual Certificate would in no event be liable for the tax with respect to a transfer if the transferee furnishes to the transferor an affidavit that the transferee is not a Disqualified Organization and, as of the time of the transfer, the transferor does not have actual knowledge that the affidavit is false. The tax also may be waived by the Treasury Department if the Disqualified Organization promptly disposes of the residual interest and the transferor pays income tax at the highest corporate rate on the excess inclusions for the period the Residual Certificate is actually held by the Disqualified Organization.

In addition, if a Pass-Through Entity (as defined below) has excess inclusion income with respect to a Residual Certificate during a taxable year and a Disqualified Organization is the record holder of an equity interest in that entity, then a tax is imposed on the entity equal to the product of (1) the amount of excess inclusions on the Residual Certificate that are allocable to the interest in the Pass-Through Entity during the period the interest is held by the Disqualified Organization, and (2) the highest marginal federal corporate income tax rate. This tax would be deductible from the ordinary gross income of the

Pass-Through Entity for the taxable year. The Pass-Through Entity would not be liable for the tax if it has received an affidavit from the record holder that it is not a Disqualified Organization or stating the holder’s taxpayer identification number and, during the period that person is the record holder of the Residual Certificate, the Pass-Through Entity does not have actual knowledge that the affidavit is false.

If an “electing large partnership” as defined in Code Section 775 holds a Residual Certificate, all interests in the electing large partnership are treated as held by Disqualified Organizations for purposes of the tax imposed upon a Pass-Through Entity by Code Section 860E(c). An exception to this tax, otherwise available to a Pass-Through Entity that is furnished certain affidavits by record holders of interests in the entity and that does not know the affidavits are false, is not available to an electing partnership.

For these purposes:

1.      “Disqualified Organization” means any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) an “electing large partnership”, as defined in Section 775 of the Code and (vi) any other person so designated by the Trustee or the Certificate Administrator based upon an opinion of counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an ownership interest in a Class R Certificate by such person may cause either (i) the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding or (ii) any person having an ownership interest in any Class of Certificates (other than such person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the transfer of an ownership interest in a Class R Certificate to such person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions, and

2.      “Pass-Through Entity” means any regulated investment company, real estate investment trust, common trust fund, partnership, trust or estate and certain corporations operating on a cooperative basis. Except as may be provided in Treasury regulations, any person holding an interest in a Pass-Through Entity as a nominee for another will, with respect to that interest, be treated as a Pass-Through Entity.

The Pooling Agreement with respect to a series of certificates will provide that no legal or beneficial interest in a Residual Certificate may be transferred unless (1) the proposed transferee provides to the transferor and the trustee an affidavit providing its taxpayer identification number and stating that the transferee is the beneficial owner of the Residual Certificate, is not a Disqualified Organization and is not purchasing the Residual Certificates on behalf of a Disqualified Organization (i.e., as a broker, nominee or other middleman), and (2) the transferor provides a statement in writing to the Depositor and the trustee that it has no actual knowledge that the affidavit is false. Moreover, the Pooling Agreement will provide that any attempted or purported transfer in violation of these transfer restrictions will be null and void and will vest no rights in any purported transferee. Each Residual Certificate with respect to a series will bear a legend referring to the restrictions on transfer, and each Residual Certificateholder will be deemed to have agreed, as a condition of ownership of the Residual Certificates, to any amendments to the related Pooling Agreement required under the Code or applicable Treasury regulations to effectuate the foregoing restrictions. Information necessary to compute an applicable excise tax must be furnished to the IRS and to the requesting party within 60 days of the request, and the Depositor or the trustee may charge a fee for computing and providing that information.

Noneconomic Residual Interests. The REMIC Regulations would disregard certain transfers of Residual Certificates, in which case the transferor would continue to be treated as the owner of the Residual Certificates and thus would continue to be subject to tax on its allocable portion of the net income of the REMIC Pool. Under the REMIC Regulations, a transfer of a “noneconomic residual interest” (as defined below) to a Residual Certificateholder (other than a Residual Certificateholder who is not a U.S. Person, as defined under “—Foreign Investors” below) is disregarded for all federal income tax purposes if a significant purpose of the transferor is to impede the assessment or collection of tax. A residual interest in a REMIC, including a residual interest with a positive value at issuance, is a “noneconomic residual interest” unless, at the time of the transfer, (1) the present value of the expected future distributions on the residual interest at least equals the product of the present value of the anticipated excess inclusions and the highest corporate income tax rate in effect for the year in which the transfer occurs, and (2) the transferor reasonably expects that the transferee will receive distributions from the REMIC at or after the time at which taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes. The anticipated excess inclusions and the present value rate are determined in the same manner as set forth under “—Disqualified Organizations” above. The REMIC Regulations explain that a significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of the transfer, either knew or should have known that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the REMIC. Under the REMIC Regulations, a safe harbor is provided if (1) the transferor conducted, at the time of the transfer, a reasonable investigation of the financial condition of the transferee and found that the transferee historically had paid its debts as they came due and found no significant evidence to indicate that the transferee would not continue to pay its debts as they came due in the future, (2) the transferee represents to the transferor that it understands that, as the holder of the noneconomic residual interest, the transferee may incur tax liabilities in excess of cash flows generated by the interest and that the transferee intends to pay taxes associated with holding the residual interest as they become due, (3) the transferee represents to the transferor that it will not cause income from the Residual Certificate to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the transferee or any other person and (4) either the “formula test” or the “assets test,” (each described below) is satisfied. The Pooling Agreement with respect to each series of certificates will require the transferee of a Residual Certificate to certify to the matters in clauses (1), (2) and (3) of the preceding sentence as part of the affidavit described under the heading “—Disqualified Organizations” above. The transferor must have no actual knowledge or reason to know that those statements are false.

The formula test is satisfied if the present value of the anticipated tax liabilities associated with holding the noneconomic residual interest cannot exceed the sum of

(i)     the present value of any consideration given to the transferee to acquire the interest;

(ii)    the present value of the expected future distributions on the interest; and

(iii)   the present value of the anticipated tax savings associated with holding the interest as the REMIC generates losses.

For purposes of these computations, the transferee is assumed to pay tax at the highest rate of tax specified in Code Section 11(b)(1) (currently 35%) or, in certain circumstances, the alternative minimum tax rate. Further, present values generally are computed using a discount rate equal to the short-term Federal rate set forth in Code Section 1274(d) for the month of the transfer and the compounding period used by the transferee.

The assets test is satisfied if (i) the transferee must be a domestic “C” corporation (other than a corporation exempt from taxation or a regulated investment company or real estate investment trust) that meets certain gross and net asset tests (generally, $100 million of gross assets and $10 million of net assets for the current year and the two preceding fiscal years); (ii) the transferee must agree in writing that any subsequent transferee of the residual interest would meet the requirements for a safe harbor transfer; and (iii) the facts and circumstances known to the transferor on or before the date of the transfer must not reasonably indicate that the taxes associated with ownership of the residual interest will not be paid by the transferee.

Foreign Investors. The REMIC Regulations provide that the transfer of a Residual Certificate that has “tax avoidance potential” to a “foreign person” will be disregarded for all federal tax purposes. This rule appears intended to apply to a transferee who is not a U.S. Person (a “Non-U.S. Person”), unless the transferee’s income is effectively connected with the conduct of a trade or business within the United States. A Residual Certificate is deemed to have tax avoidance potential unless, at the time of the transfer, (1) the future value of expected distributions equals at least 30% of the anticipated excess inclusions after the transfer, and (2) the transferor reasonably expects that the transferee will receive sufficient distributions from the REMIC Pool at or after the time at which the excess inclusions accrue and prior to the end of the next succeeding taxable year for the accumulated withholding tax liability to be paid. If the Non-U.S. Person transfers the Residual Certificates back to a U.S. Person, the transfer will be disregarded and the foreign transferor will continue to be treated as the owner unless arrangements are made so that the transfer does not have the effect of allowing the transferor to avoid tax on accrued excess inclusions.

Unless otherwise stated in the related prospectus supplement, a Residual Certificate may not be purchased by or transferred to any person that is not a U.S. Person. The term “U.S. Person” means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury regulations) created or organized in or under the laws of the United States, any state, or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to United States federal income tax regardless of the source of its income, or a trust if a court within the United States is able to exercise primary supervision over the administration of that trust, and one or more such U.S. Persons have the authority to control all substantial decisions of that trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).

In addition, under temporary and final Treasury regulations, effective August 1, 2006, a U.S. partnership having a partner who is not a U.S. Person will be required to pay withholding tax in respect of excess inclusion income allocable to such non-U.S. partner, even if no cash distributions are made to such partner. Accordingly, the Pooling Agreement will prohibit transfer of a Residual Certificate to a U.S. Person treated as a partnership for federal income tax purposes, any beneficial owner of which (other than through a U.S. corporation) is (or is permitted to be under the related partnership agreement) a non-U.S. Person.

Sale or Exchange of a Residual Certificate.

Upon the sale or exchange of a Residual Certificate, you will recognize gain or loss equal to the excess, if any, of the amount realized over your adjusted basis, as described under “—Basis and Losses” above, in the Residual Certificate at the time of the sale or exchange. In addition to reporting the taxable income of the REMIC Pool, you will have taxable income to the extent that any cash distribution to you from the REMIC Pool exceeds the adjusted basis on that distribution date. That income will be treated as gain from the sale or exchange of the Residual Certificates. It is possible that the termination of the REMIC Pool may be treated as a sale or exchange of Residual Certificates, in which case, you will have an adjusted basis in the Residual Certificates remaining when your interest in the REMIC Pool terminates, and if you hold the Residual Certificate as a capital asset under Code Section 1221, then you will recognize a capital loss at that time in the amount of the remaining adjusted basis.

Any gain on the sale of Residual Certificates will be treated as ordinary income (1) if you hold the Residual Certificates as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on your net investment in the conversion transaction at 120% of the appropriate applicable Federal rate in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of that transaction or (2) if you are a non-corporate taxpayer, to the extent that you have made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates. In addition, gain or loss recognized from the sale of a Residual Certificate by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c).

The Conference Committee Report to the Reform Act provides that, except as provided in Treasury regulations yet to be issued, the wash sale rules of Code Section 1091 will apply to dispositions of Residual Certificates where the seller of those certificates, during the period beginning six months before the sale or disposition of the Residual Certificate and ending six months after the sale or disposition, acquires (or enters into any other transaction that results in the application of Section 1091) any residual interest in any REMIC or any interest in a “taxable mortgage pool” (such as a non-REMIC owner trust) that is economically comparable to a Residual Certificate.

Mark to Market Regulations.

The Treasury has issued regulations, the “Mark to Market Regulations,” under Code Section 475 relating to the requirement that a securities dealer mark to market securities held for sale to customers. This mark-to-market requirement applies to all securities of a dealer, except to the extent that the dealer has specifically identified a security as held for investment. The Mark to Market Regulations provide that, for purposes of this mark-to-market requirement, a Residual Certificate is not treated as a security and thus may not be marked to market.

Taxes That May Be Imposed on the REMIC Pool

Prohibited Transactions.

Income from certain transactions by the REMIC Pool, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of Residual Certificateholders, but rather will be taxed directly to the REMIC Pool at a 100% rate. Prohibited transactions generally include

1.      the disposition of a qualified mortgage other than for:

(a)     substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day,

(b)     foreclosure, default or imminent default of a qualified mortgage,

(c)     bankruptcy or insolvency of the REMIC Pool, or

(d)     a qualified (complete) liquidation,

2.      the receipt of income from assets that are not the type of mortgages or investments that the REMIC Pool is permitted to hold,

3.      the receipt of compensation for services or

4.      the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation.

Notwithstanding (1) and (4) it is not a prohibited transaction to sell REMIC Pool property to prevent a default on Regular Certificates as a result of a default on qualified mortgages or to facilitate a clean-up call, generally, an optional termination to save administrative costs when no more than a small percentage of the certificates is outstanding. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of the mortgage loan, the waiver of a due-on-sale or due-on-encumbrance clause or the conversion of an interest rate by a mortgagor pursuant to the terms of a convertible adjustable rate mortgage loan.

Contributions to the REMIC Pool After the Startup Day.

In general, the REMIC Pool will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC Pool after the Startup Day. Exceptions are provided for cash contributions to the REMIC Pool:

1.      during the three months following the Startup Day,

2.      made to a qualified reserve fund by a Residual Certificateholder,

3.      in the nature of a guarantee,

4.      made to facilitate a qualified liquidation or clean-up call, and

5.      as otherwise permitted in Treasury regulations yet to be issued.

Net Income from Foreclosure Property.

The REMIC Pool will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property,” determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed in lieu of foreclosure would be treated as “foreclosure property” for a period ending with the third calendar year following the year of acquisition of that property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

It is not anticipated that the REMIC Pool will receive income or contributions subject to tax under the preceding three paragraphs, except as described in the applicable prospectus supplement with respect to net income from foreclosure property on a commercial or multifamily residential property that secured a mortgage loan. In addition, if so disclosed in the applicable prospectus supplement, it is not anticipated that any material state income or franchise tax will be imposed on a REMIC Pool.

Liquidation of the REMIC Pool

If a REMIC Pool adopts a plan of complete liquidation, within the meaning of Code Section 860F(a)(4)(A)(i), which may be accomplished by designating in the REMIC Pool’s final tax return a date on which that adoption is deemed to occur, and sells all of its assets (other than cash) within a 90-day period beginning on the date of the adoption of the plan of liquidation, the REMIC Pool will not be subject to the prohibited transaction rules on the sale of its assets, provided that the REMIC Pool credits or distributes in liquidation all of the sale proceeds plus its cash (other than amounts retained to meet claims) to holders of Regular Certificates and Residual Certificateholders within the 90-day period.

Administrative Matters

The REMIC Pool will be required to maintain its books on a calendar year basis and to file federal income tax returns for federal income tax purposes in a manner similar to a partnership. The form for that income tax return is Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign the REMIC Pool’s returns. Treasury regulations provide that, except where there is a single Residual Certificateholder for an entire taxable year, the REMIC Pool will be subject to the procedural and administrative rules of the Code applicable to partnerships, including the determination by the IRS of any adjustments to, among other things, items of REMIC income, gain, loss, deduction or credit in a unified administrative proceeding. The Residual Certificateholder owning the largest percentage interest in the Residual Certificates will be obligated to act as “tax matters person,” as defined in applicable Treasury regulations, with respect to the REMIC Pool. Each Residual

Certificateholder will be deemed, by acceptance of the Residual Certificates, to have agreed (1) to the appointment of the tax matters person as provided in the preceding sentence and (2) to the irrevocable designation of the trustee as agent for performing the functions of the tax matters person.

Limitations on Deduction of Certain Expenses

An investor who is an individual, estate or trust will be subject to limitation with respect to certain itemized deductions described in Code Section 67, to the extent that those itemized deductions, in the aggregate, do not exceed 2% of the investor’s adjusted gross income. In addition, Code Section 68 provides that itemized deductions otherwise allowable for a taxable year of an individual taxpayer with income above certain thresholds will be reduced by the lesser of (1) 3% of the excess, if any, of adjusted gross income over a statutory threshold or (2) 80% of the amount of itemized deductions otherwise allowable for that year. In the case of a REMIC Pool, those deductions may include deductions under Code Section 212 for the servicing fee and all administrative and other expenses relating to the REMIC Pool, or any similar expenses allocated to the REMIC Pool with respect to a regular interest it holds in another REMIC. Those investors who hold REMIC Certificates either directly or indirectly through certain pass-through entities may have their pro rata share of those expenses allocated to them as additional gross income, but may be subject to those limitations on deductions. In addition, those expenses are not deductible at all for purposes of computing the alternative minimum tax, and may cause those investors to be subject to significant additional tax liability. Temporary Treasury regulations provide that the additional gross income and corresponding amount of expenses generally are to be allocated entirely to the holders of Residual Certificates in the case of a REMIC Pool that would not qualify as a fixed investment trust in the absence of a REMIC election. However, that additional gross income and limitation on deductions will apply to the allocable portion of those expenses to holders of Regular Certificates, as well as holders of Residual Certificates, where those Regular Certificates are issued in a manner that is similar to pass-through certificates in a fixed investment trust. In general, that allocable portion will be determined based on the ratio that a REMIC Certificateholder’s income, determined on a daily basis, bears to the income of all holders of Regular Certificates and Residual Certificates with respect to a REMIC Pool. As a result, individuals, estates or trusts holding REMIC Certificates (either directly or indirectly through a grantor trust, partnership, S corporation, REMIC, or certain other pass-through entities described in the foregoing temporary Treasury regulations) may have taxable income in excess of the interest income at the pass-through rate on Regular Certificates that are issued in a single class or otherwise consistently with fixed investment trust status or in excess of cash distributions for the related period on Residual Certificates. If so indicated in the related prospectus supplement, all those expenses will be allocable to the Residual Certificates.

Taxation of Certain Foreign Investors

Regular Certificates.

Interest, including original issue discount, distributable to Regular Certificateholders who are non-resident aliens, foreign corporations, or other Non-U.S. Persons, will be considered “portfolio interest” and, therefore, generally will not be subject to 30% United States withholding tax, provided that the Non-U.S. Person (1) is not a “10-percent shareholder” within the meaning of Code Section 871(h)(3)(B) of, or a controlled foreign corporation described in Code Section 881(c)(3)(C) related to, the REMIC (or possibly one or more borrowers) and (2) provides the trustee, or the person who would otherwise be required to withhold tax from those distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Certificate is a Non-U.S. Person. The appropriate documentation includes Form W-8BEN (in the case of an individual) or Form W-8BEN-E (in the case of an entity) if the Non-U.S. Person is eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Certificate being effectively connected to a United States trade or business; Form W-8BEN-E or Form W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Certificate; and Form W-8IMY, with supporting documentation as specified in the Treasury Regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. An intermediary (other than a partnership) must provide Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A non-”qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Certificate. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If that statement, or any other required statement, is not provided, 30% withholding will apply unless the interest on the Regular Certificate is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Person. In that latter case, the Non-U.S. Person will be subject to United States federal income tax at regular rates. Prepayment Premiums distributable to Regular Certificateholders who are Non-U.S. Persons may be subject to 30% United States withholding tax. Investors who are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Certificate.

Residual Certificates.

The Conference Committee Report to the Reform Act indicates that amounts paid to Residual Certificateholders who are Non-U.S. Persons are treated as interest for purposes of the 30% (or lower treaty rate) United States withholding tax. Treasury regulations provide that amounts distributed to Residual Certificateholders may qualify as “portfolio interest,” subject to the conditions described in “—Regular Certificates” above, but only to the extent that (1) the mortgage loans (including mortgage loans underlying certain MBS) were issued after July 18, 1984 and (2) the trust fund or segregated pool of assets in the trust fund (as to which a separate REMIC election will be made), to which the Residual Certificate relates, consists of obligations issued in “registered form” within the meaning of Code Section 163(f)(1). Generally, whole mortgage loans will not be, but MBS and regular interests in another REMIC Pool will be, considered obligations issued in registered form. Furthermore, a Residual Certificateholder will not be entitled to any exemption from the 30% withholding tax (or lower treaty rate) to the extent of that portion of REMIC taxable income that constitutes an “excess inclusion.” See “—Taxation of Residual Certificates—Limitations on Offset or Exemption of REMIC Income” above. If the amounts paid to Residual Certificateholders who are Non-U.S. Persons are effectively connected with the conduct of a trade or business within the United States by Non-U.S. Persons, 30% (or lower treaty rate) withholding will not apply. Instead, the amounts paid to Non-U.S. Persons will be subject to United States federal income tax at regular rates. If 30% (or lower treaty rate) withholding is applicable, those amounts generally will be taken into account for purposes of withholding only when paid or otherwise distributed (or when the Residual Certificate is disposed of) under rules similar to withholding upon disposition of debt instruments that have original issue discount. See “—Taxation of Residual Certificates—Tax-Related Restrictions on Transfer of Residual Certificates—Foreign Investors” above concerning the disregard of certain transfers having “tax avoidance potential” and the withholding tax obligations of U.S. partnerships having Non-U.S. Persons as partners. Investors who are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning Residual Certificates.

FATCA.

Under Sections 1471 through 1474 of the Code (“FATCA”) “foreign financial institutions” will be required to enter into an agreement with the IRS requiring them to obtain and to disclose to the IRS information about certain of their U.S. investors, if any. FATCA also requires certain other foreign entities to obtain and disclose information about their investors to the relevant withholding agent who would, in turn, be required to provide such information to the IRS. FATCA imposes a 30% withholding tax on certain payments of income and gross proceeds to an applicable foreign entity (which includes foreign financial institutions as well as certain other financial entities) if that foreign entity fails to enter into an information sharing agreement with the IRS or otherwise fails to comply with the requirements of the legislation. Withholding under FATCA will be effective for payments of income made after June 30, 2014, and for gross proceeds realized after December 31, 2016, but would not apply to obligations outstanding on or before July 1, 2014. Non-U.S. Persons should consult their tax advisors regarding their requirements with respect to the new legislation and related Treasury regulations and announcements.

3.8% Medicare Tax On “Net Investment Income”

U.S. holders of REMIC Certificates that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain with respect to the REMIC Certificates, to the extent that their net investment income, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. Persons should consult their advisors with respect to the application of the 3.8% Medicare tax to their income and gains, if any, with respect to the REMIC Certificates.

Backup Withholding

Distributions made on the Regular Certificates, and proceeds from the sale of the Regular Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at a current rate of 28% on “reportable payments” (including interest distributions, original issue discount, and, under certain circumstances, principal distributions) unless the Regular Certificateholder is a U.S. Person and provides Form W-9 with the correct taxpayer identification number; is a Non-U.S. Person and provides Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Regular Certificates would be refunded by the IRS or allowed as a credit against the Regular Certificateholder’s federal income tax liability. The New Regulations will change certain of the rules relating to certain presumptions currently available relating to information reporting and backup withholding. Information reporting requirements may also apply regardless of whether withholding is required. Non-U.S. Persons are urged to contact their own tax advisors regarding the application to them of backup and withholding and information reporting.

Reporting Requirements

Reports of accrued interest, original issue discount and information necessary to compute the accrual of any market discount on the Regular Certificates will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships who are either holders of record of Regular Certificates or beneficial owners who own Regular Certificates through a broker or middleman as nominee. All brokers, nominees and all other non-exempt holders of record of Regular Certificates (including corporations, non-calendar year taxpayers, securities or commodities dealers, real estate investment trusts, investment companies, common trust funds, thrift institutions and charitable trusts) may request that information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to a particular series of Regular Certificates. Holders through nominees must request that information from the nominee.

Form 1066 has an accompanying Schedule Q, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation. Treasury regulations require that Schedule Q be furnished by the REMIC Pool to each Residual Certificateholder by the end of the month following the close of each calendar quarter (41 days after the end of a quarter under proposed Treasury regulations) in which the REMIC Pool is in existence.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished quarterly to Residual Certificateholders, furnished annually, if applicable, to holders of Regular Certificates, and filed annually with the IRS concerning Code Section 67 expenses, see “—Limitations on Deduction of Certain Expenses” above, allocable to those holders. Furthermore, under those regulations, information must be furnished quarterly to Residual Certificateholders, furnished annually to holders of Regular Certificates, and filed annually with the IRS concerning the percentage of the REMIC Pool’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Federal Income Tax Consequences
for Certificates as to which No REMIC Election Is Made

Standard Certificates

General.

In the event that no election is made to treat a trust fund (or a segregated pool of assets in the trust fund) with respect to a series of certificates that are not designated as “—Stripped Certificates,” as described below, as a REMIC (certificates of that kind of series are referred to as “Standard Certificates”), in the opinion of Cadwalader, Wickersham & Taft LLP the trust fund will be classified as a grantor trust under subpart E, Part 1 of subchapter J of the Code and not as an association taxable as a corporation or a “taxable mortgage pool” within the meaning of Code Section 7701(i). Where there is no fixed retained yield with respect to the mortgage loans underlying the Standard Certificates, the holder of a Standard Certificate (a “Standard Certificateholder”) in that series will be treated as the owner of a pro rata undivided interest in the ordinary income and corpus portions of the trust fund represented by its Standard Certificate and will be considered the beneficial owner of a pro rata undivided interest in each of the mortgage loans, subject to the discussion under “—Recharacterization of Servicing Fees” below. Accordingly, the holder of a Standard Certificate of a particular series will be required to report on its federal income tax return its pro rata share of the entire income from the mortgage loans represented by its Standard Certificate, including interest at the coupon rate on those mortgage loans, original issue discount (if any), prepayment fees, assumption fees, and late payment charges received by the master servicer, in accordance with that Standard Certificateholder’s method of accounting. A Standard Certificateholder generally will be able to deduct its share of the servicing fee and all administrative and other expenses of the trust fund in accordance with its method of accounting, provided that those amounts are reasonable compensation for services rendered to that trust fund. However, investors who are individuals, estates or trusts who own Standard Certificates, either directly or indirectly through certain pass-through entities, will be subject to limitation with respect to certain itemized deductions described in Code Section 67, including deductions under Code Section 212 for the servicing fee and all the administrative and other expenses of the trust fund, to the extent that those deductions, in the aggregate, do not exceed two percent of an investor’s adjusted gross income. In addition, Code Section 68 provides that itemized deductions otherwise allowable for a taxable year of an individual taxpayer with income above certain thresholds will be reduced by the lesser of (1) 3% of the excess, if any, of adjusted gross income over a statutory threshold, or (2) 80% of the amount of itemized deductions otherwise allowable for that year. As a result, those investors holding Standard Certificates, directly or indirectly through a pass-through entity, may have aggregate taxable income in excess of the aggregate amount of cash received on those Standard Certificates with respect to interest at the pass-through rate on those Standard Certificates. In addition, those expenses are not deductible at all for purposes of computing the alternative minimum tax, and may cause the investors to be subject to significant additional tax liability. Moreover, where there is fixed retained yield with respect to the mortgage loans underlying a series of Standard Certificates or where the servicing fee is in excess of reasonable servicing compensation, the transaction will be subject to the application of the “stripped bond” and “stripped coupon” rules of the Code, as described under “—Stripped Certificates” and “—Recharacterization of Servicing Fees,” below.

Tax Status.

In the opinion of Cadwalader, Wickersham & Taft LLP, Standard Certificates will have the following status for federal income tax purposes:

1.      Standard Certificate owned by a “domestic building and loan association” within the meaning of Code Section 7701(a)(19) will be considered to represent “loans....secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v), provided that the real property securing the mortgage loans represented by that Standard Certificate is of the type described in that section of the Code.

2.      Standard Certificate owned by a real estate investment trust will be considered to represent “real estate assets” within the meaning of Code Section 856(c)(5)(B) to the extent that the assets of the related trust fund consist of qualified assets, and interest income on those assets will be considered “interest on obligations secured by mortgages on real property” to such extent within the meaning of Code Section 856(c)(3)(B).

3.      Standard Certificate owned by a REMIC will be considered to represent an “obligation . . . which is principally secured by an interest in real property” within the meaning of Code Section 860G(a)(3)(A) to the extent that the assets of the related trust fund consist of “qualified mortgages” within the meaning of Code Section 860G(a)(3).

Premium and Discount.

Standard Certificateholders are advised to consult with their tax advisors as to the federal income tax treatment of premium and discount arising either upon initial acquisition of Standard Certificates or thereafter.

Premium. The treatment of premium incurred upon the purchase of a Standard Certificate will be determined generally as described under “—Federal Income Tax Consequences for REMIC Certificates—Taxation of Residual Certificates—Treatment of Certain Items of REMIC Income and Expense—Premium” above.

Original Issue Discount. The original issue discount rules will be applicable to a Standard Certificateholder’s interest in those mortgage loans originated with original issue discount. Under the OID Regulations, the original issue discount could arise by the charging of points by the originator of the mortgages in an amount greater than a statutory de minimis exception, including a payment of points currently deductible by the borrower under applicable Code provisions or, under certain circumstances, by the presence of “teaser rates” on the mortgage loans.

Original issue discount must generally be reported as ordinary gross income as it accrues under a constant interest method that takes into account the compounding of interest, in advance of the cash attributable to that income. If so indicated in the applicable prospectus supplement, no prepayment assumption will be assumed for purposes of that accrual. However, Code Section 1272 provides for a reduction in the amount of original issue discount includible in the income of a holder of an obligation that acquires the obligation after its initial issuance at a price greater than the sum of the original issue price and the previously accrued original issue discount, less prior payments of principal. Accordingly, if the mortgage loans acquired by a Standard Certificateholder are purchased at a price equal to the then unpaid principal amount of the mortgage loans, no original issue discount attributable to the difference between the issue price and the original principal amount of the mortgage loans (i.e., points) will be includible by that holder.

Market Discount. Standard Certificateholders also will be subject to the market discount rules to the extent that the conditions for application of those sections are met. Market discount on the mortgage loans will be determined and will be reported as ordinary income generally in the manner described under “—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates—Market Discount” above, except that the ratable accrual methods described there will not apply and it is unclear whether a Prepayment Assumption would apply. Rather, the holder will accrue market discount pro rata over the life of the mortgage loans, unless the constant yield method is elected. If so indicated in the related prospectus supplement, no prepayment assumption will be assumed for purposes of that accrual.

Recharacterization of Servicing Fees.

If the servicing fee paid to the master servicer were deemed to exceed reasonable servicing compensation, the amount of that excess would represent neither income nor a deduction to certificateholders. In this regard, there are no authoritative guidelines for federal income tax purposes as to either the maximum amount of servicing compensation that may be considered reasonable in the context of this or similar transactions or whether, in the case of the Standard Certificate, the reasonableness of servicing compensation should be determined on a weighted average or loan-by-loan basis. If a loan-by-loan basis is appropriate, the likelihood that the amount would exceed reasonable servicing compensation as to some of the mortgage loans would be increased. IRS guidance indicates that a servicing fee in excess of reasonable compensation (“excess servicing”) will cause the mortgage loans to be treated under the “stripped bond” rules. That guidance provides safe harbors for servicing deemed to be reasonable and requires taxpayers to demonstrate that the value of servicing fees in excess of those amounts is not greater than the value of the services provided.

Accordingly, if the IRS’s approach is upheld, a servicer who receives a servicing fee in excess of those amounts would be viewed as retaining an ownership interest in a portion of the interest payments on the mortgage loans. Under the rules of Code Section 1286, the separation of ownership of the right to receive some or all of the interest payments on an obligation from the right to receive some or all of the principal payments on the obligation would result in treatment of those mortgage loans as “stripped coupons” and “stripped bonds.” Subject to the de minimis rule discussed under “—Stripped Certificates” below, each stripped bond or stripped coupon could be considered for this purpose as a non-interest bearing obligation issued on the date of issue of the Standard Certificates, and the original issue discount rules of the Code would apply to that holder. While Standard Certificateholders would still be treated as owners of beneficial interests in a grantor trust for federal income tax purposes, the corpus of the trust could be viewed as excluding the portion of the mortgage loans the ownership of which is attributed to the master servicer, or as including that portion as a second class of equitable interest. Applicable Treasury regulations treat that arrangement as a fixed investment trust, since the multiple classes of trust interests should be treated as merely facilitating direct investments in the trust assets and the existence of multiple classes of ownership interests is incidental to that purpose. In general, a recharacterization should not have any significant effect upon the timing or amount of income reported by a Standard Certificateholder, except that the income reported by a cash method holder may be slightly accelerated. See “—Stripped Certificates” below for a further description of the federal income tax treatment of stripped bonds and stripped coupons.

Sale or Exchange of Standard Certificates.

Upon sale or exchange of a Standard Certificate, a Standard Certificateholder will recognize gain or loss equal to the difference between the amount realized on the sale (other than amounts allocable to accrued interest) and its aggregate adjusted basis in the mortgage loans and the other assets represented by the Standard Certificate. In general, the aggregate adjusted basis will equal the Standard Certificateholder’s cost for the Standard Certificate, increased by the amount of any income previously reported with respect to the Standard Certificate and decreased by the amount of any losses previously reported with respect to the Standard Certificate and the amount of any distributions received on those Standard Certificates. Except as provided above with respect to market discount on any mortgage loans, and except for certain financial institutions subject to the provisions of Code Section 582(c), that gain or loss would be capital gain or loss if the Standard Certificate was held as a capital asset. However, gain on the sale of a Standard Certificate will be treated as ordinary income (1) if a Standard Certificate is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Standard Certificateholder’s net investment in the conversion transaction at 120% of the appropriate applicable Federal rate in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of that transaction or (2) in the case of a non-corporate taxpayer, to the extent the taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates. Long-term capital gains of certain non-corporate taxpayers generally are subject to lower tax rates than ordinary income or short-term capital gains of those taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Stripped Certificates

General.

Pursuant to Code Section 1286, the separation of ownership of the right to receive some or all of the principal payments on an obligation from ownership of the right to receive some or all of the interest payments results in the creation of “stripped bonds” with respect to principal payments and “stripped coupons” with respect to interest payments. For purposes of this discussion, certificates that are subject to those rules will be referred to as “Stripped Certificates.” Stripped Certificates include interest-only certificates entitled to distributions of interest, with disproportionately small, nominal or no distributions of principal and principal-only certificates entitled to distributions of principal, with disproportionately small, nominal or no distributions of interest as to which no REMIC election is made.

The certificates will be subject to those rules if:

1.      we or any of our affiliates retain, for our own account or for purposes of resale, in the form of fixed retained yield or otherwise, an ownership interest in a portion of the payments on the mortgage loans,

2.      the master servicer is treated as having an ownership interest in the mortgage loans to the extent it is paid, or retains, servicing compensation in an amount greater than reasonable consideration for servicing the mortgage loans (See “—Standard Certificates—Recharacterization of Servicing Fees” above), and

3.      certificates are issued in two or more classes or subclasses representing the right to non-pro-rata percentages of the interest and principal payments on the mortgage loans.

In general, a holder of a Stripped Certificate will be considered to own “stripped bonds” with respect to its pro rata share of all or a portion of the principal payments on each mortgage loan and/or “stripped coupons” with respect to its pro rata share of all or a portion of the interest payments on each mortgage loan, including the Stripped Certificate’s allocable share of the servicing fees paid to the master servicer, to the extent that those fees represent reasonable compensation for services rendered. See discussion under “—Standard Certificates—Recharacterization of Servicing Fees” above. Although not free from doubt, for purposes of reporting to Stripped Certificateholders, the servicing fees will be allocated to the Stripped Certificates in proportion to the respective entitlements to distributions of each class, or subclass, of Stripped Certificates for the related period or periods. The holder of a Stripped Certificate generally will be entitled to a deduction each year in respect of the servicing fees, as described under “—Standard Certificates—General” above, subject to the limitation described there.

Code Section 1286 treats a stripped bond or a stripped coupon as an obligation issued at an original issue discount on the date that the stripped interest is purchased. Although the treatment of Stripped Certificates for federal income tax purposes is not clear in certain respects at this time, particularly where the Stripped Certificates are issued with respect to a mortgage pool containing variable-rate mortgage loans, in the opinion of Cadwalader, Wickersham & Taft LLP (1) the trust fund will be treated as a grantor trust under subpart E, Part 1 of subchapter J of the Code and not as an association taxable as a corporation or a “taxable mortgage pool” within the meaning of Code Section 7701(i), and (2) each Stripped Certificate should be treated as a single installment obligation for purposes of calculating original issue discount and gain or loss on disposition. This treatment is based on the interrelationship of Code Section 1286, Code Sections 1272 through 1275, and the OID Regulations. While under Code Section 1286 computations with respect to Stripped Certificates arguably should be made in one of the ways described under “—Taxation of Stripped Certificates—Possible Alternative Characterizations” below, the OID Regulations state, in general, that two or more debt instruments issued by a single issuer to a single investor in a single transaction should be treated as a single debt instrument for original issue discount purposes. The applicable Pooling Agreement will require that the trustee make and report all computations described below using this aggregate approach, unless substantial legal authority requires otherwise.

Furthermore, Treasury regulations provide for the treatment of a Stripped Certificate as a single debt instrument issued on the date it is purchased for purposes of calculating any original issue discount. In addition, under these regulations, a Stripped Certificate that represents a right to payments of both interest and principal may be viewed either as issued with original issue discount or market discount, as described below, at a de minimis original issue discount, or, presumably, at a premium. This treatment suggests that the interest component of that Stripped Certificate would be treated as qualified stated interest under the OID Regulations, other than in the case of an interest-only Stripped Certificate or a Stripped Certificate on which the interest is substantially disproportionate to the principal amount. Further, these final regulations provide that the purchaser of a Stripped Certificate will be required to account for any discount as market discount rather than original issue discount if either (1) the initial discount with respect to the Stripped Certificate was treated as zero under the de minimis rule, or (2) no more than 100 basis points in excess of reasonable servicing is stripped off the related mortgage loans. This market discount would be reportable as described under “—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates—Market Discount” above, without regard to the de minimis rule there, assuming that a prepayment assumption is employed in that computation.

Status of Stripped Certificates.

No specific legal authority exists as to whether the character of the Stripped Certificates, for federal income tax purposes, will be the same as that of the mortgage loans. Although the issue is not free from doubt, in the opinion of Cadwalader, Wickersham & Taft LLP, Stripped Certificates owned by applicable holders should be considered to represent “real estate assets” within the meaning of Code Section 856(c)(5)(B), “obligation[s] principally secured by an interest in real property” within the meaning of Code Section 860G(a)(3)(A), and “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v), and interest (including original issue discount) income attributable to Stripped Certificates should be considered to represent “interest on obligations secured by mortgages on real property” within the meaning of Code Section 856(c)(3)(B), provided that in each case the mortgage loans and interest on those mortgage loans qualify for that treatment.

Taxation of Stripped Certificates.

Original Issue Discount. Except as described under “—General” above, each Stripped Certificate will be considered to have been issued at an original issue discount for federal income tax purposes. Original issue discount with respect to a Stripped Certificate must be included in ordinary income as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, which may be prior to the receipt of the cash attributable to that income. Based in part on the OID Regulations and the amendments to the original issue discount sections of the Code made by the Reform Act, the amount of original issue discount required to be included in the income of a holder of a Stripped Certificate (referred to in this discussion as a “Stripped Certificateholder”) in any taxable year likely will be computed generally as described under “—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates—Original Issue Discount” and “—Variable Rate Regular Certificates” above. However, with the apparent exception of a Stripped Certificate qualifying as a market discount obligation, as described under “—General” above, the issue price of a Stripped Certificate will be the purchase price paid by each holder of the Stripped Certificate, and the stated redemption price at maturity will include the aggregate amount of the payments, other than qualified stated interest to be made on the Stripped Certificate to that Stripped Certificateholder, presumably under the Prepayment Assumption.

If the mortgage loans prepay at a rate either faster or slower than that under the Prepayment Assumption, a Stripped Certificateholder’s recognition of original issue discount will be either accelerated or decelerated and the amount of the original issue discount will be either increased or decreased depending on the relative interests in principal and interest on each mortgage loan represented by that Stripped Certificateholder’s Stripped Certificate. While the matter is not free from doubt, the holder of a Stripped Certificate should be entitled in the year that it becomes certain, assuming no further prepayments, that the holder will not recover a portion of its adjusted basis in that Stripped Certificate to recognize an ordinary loss, if it is a corporation, or a short-term capital loss, if it is not a corporation and does not hold the Stripped Certificate in connection with a trade or business, equal to that portion of unrecoverable basis.

As an alternative to the method described above, the fact that some or all of the interest payments with respect to the Stripped Certificates will not be made if the mortgage loans are prepaid could lead to the interpretation that the interest payments are “contingent” within the meaning of the OID Regulations. The OID Regulations, as they relate to the treatment of contingent interest, are by their terms not applicable to prepayable securities such as the Stripped Certificates. However, if final regulations dealing with contingent interest with respect to the Stripped Certificates apply the same principles as the OID Regulations, those regulations may lead to different timing of income inclusion that would be the case under the OID Regulations. Furthermore, application of those principles could lead to the characterization of gain on the sale of contingent interest Stripped Certificates as ordinary income. Investors should consult their tax advisors regarding the appropriate tax treatment of Stripped Certificates.

In light of the application of Code Section 1286, a beneficial owner of a Stripped Certificate generally will be required to compute accruals of original issue discount based on its yield, possibly taking into account its own prepayment assumption. The information necessary to perform the related calculations for information reporting purposes, however, generally will not be available to the trustee. Accordingly, any information reporting provided by the trustee with respect to the Stripped Certificates, which information will be based on pricing information as of the closing date, will largely fail to reflect the accurate accruals of original issue discount for these certificates. Prospective investors therefore should be aware that the timing of accruals of original issue discount applicable to a Stripped Certificate generally will be different than that reported to holders and the IRS. Prospective investors should consult their own tax advisors regarding their obligation to compute and include in income the correct amount of original issue discount accruals and any possible tax consequences to them if they should fail to do so.

Sale or Exchange of Stripped Certificates. Sale or exchange of a Stripped Certificate prior to its maturity will result in gain or loss equal to the difference, if any, between the amount received and the Stripped Certificateholder’s adjusted basis in that Stripped Certificate, as described under “—Federal Income Tax Consequences for REMIC Certificates—Taxation of Regular Certificates—Sale or Exchange of Regular Certificates” above. To the extent that a subsequent purchaser’s purchase price is exceeded by the remaining payments on the Stripped Certificates by more than the statutory de minimis amount, that subsequent purchaser will be required for federal income tax purposes to accrue and report that excess as if it were original issue discount in the manner described above. It is not clear for this purpose whether the assumed prepayment rate that is to be used in the case of a Stripped Certificateholder other than an original Stripped Certificateholder should be the Prepayment Assumption or a new rate based on the circumstances at the date of subsequent purchase.

Purchase of More Than One Class of Stripped Certificates. Where an investor purchases more than one class of Stripped Certificates, it is currently unclear whether for federal income tax purposes those classes of Stripped Certificates should be treated separately or aggregated for purposes of the rules described above.

Possible Alternative Characterizations. The characterizations of the Stripped Certificates discussed above are not the only possible interpretations of the applicable Code provisions. For example, the Stripped Certificateholder may be treated as the owner of

1.      one installment obligation consisting of that Stripped Certificate’s pro rata share of the payments attributable to principal on each mortgage loan and a second installment obligation consisting of that Stripped Certificate’s pro rata share of the payments attributable to interest on each mortgage loan,

2.      as many stripped bonds or stripped coupons as there are scheduled payments of principal and/or interest on each mortgage loan or

3.      a separate installment obligation for each mortgage loan, representing the Stripped Certificate’s pro rata share of payments of principal and/or interest to be made with respect thereto.

Alternatively, the holder of one or more classes of Stripped Certificates may be treated as the owner of a pro rata fractional undivided interest in each mortgage loan to the extent that the Stripped Certificate, or classes of Stripped Certificates in the aggregate, represent the same pro rata portion of principal and interest on that mortgage loan, and a stripped bond or stripped coupon (as the case may be), treated as an installment obligation or contingent payment obligation, as to the remainder. Final regulations issued regarding original issue discount on stripped obligations make the foregoing interpretations less likely to be applicable. The preamble to those regulations states that they are premised on the assumption that an aggregation approach is appropriate for determining whether original issue discount on a stripped bond or stripped coupon is de minimis, and solicits comments on appropriate rules for aggregating stripped bonds and stripped coupons under Code Section 1286.

Because of these possible varying characterizations of Stripped Certificates and the resultant differing treatment of income recognition, Stripped Certificateholders are urged to consult their own tax advisors regarding the proper treatment of Stripped Certificates for federal income tax purposes.

3.8% Medicare Tax On “Net Investment Income”

Certain non-corporate U.S. Persons may be subject to an additional 3.8% Medicare Tax on “net investment income”. See “—Federal Income Tax Consequences for REMIC Certificates—3.8% Medicare Tax on “Net Investment Income”, above.

Reporting Requirements and Backup Withholding

The trustee will furnish, within a reasonable time after the end of each calendar year, to each Standard Certificateholder or Stripped Certificateholder at any time during that year, the information, prepared on the basis described above, as the trustee deems to be necessary or desirable to enable those certificateholders to prepare their federal income tax returns. The information will include the amount of original issue discount accrued on certificates held by persons other than certificateholders exempted from the reporting requirements. The amounts required to be reported by the trustee may not be equal to the proper amount of original issue discount required to be reported as taxable income by a certificateholder, other than an original certificateholder that purchased at the issue price. In particular, in the case of Stripped Certificates, if so provided in the applicable prospectus supplement, the reporting will be based upon a representative initial offering price of each class of Stripped Certificates. The trustee will also file the original issue discount information with the IRS. If a certificateholder fails to supply an accurate taxpayer identification number or if the Secretary of the Treasury determines that a certificateholder has not reported all interest and dividend income required to be shown on his federal income tax return, backup withholding at a current rate of 28% may be required in respect of any reportable payments, as described under “—Federal Income Tax Consequences for REMIC Certificates—Backup Withholding” above.

The IRS has published final regulations which establish a reporting framework for interests in “widely held fixed investment trusts” and place the responsibility of reporting on the person in the ownership chain who holds an interest for a beneficial owner. A widely-held fixed investment trust is defined as an arrangement classified as an “investment trust” under Treasury Regulations Section 301.7701-4(c), in which any interest is held by a middleman, which includes, but is not limited to (i) a custodian of a person’s account, (ii) a nominee and (iii) a broker holding an interest for a customer in street name.

Under these regulations, in connection with a grantor trust, the trustee will be required to file Form 1099 (or any successor form) with the IRS with respect to holders of the certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report, in accordance with the provisions of the pooling and servicing agreement, the grantor trust’s gross income and, in certain circumstances, unless the trustee reports under the safe harbor as described in the last sentence of this paragraph, if any trust assets were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the trust assets that are attributable to such holder. The same requirements would be imposed on middlemen holding certificates on behalf of holders. Under certain circumstances, the trustee may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury Regulations Section 1.671-5.

These regulations also require that the trustee make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) holders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before (a) the later of the 44th day after the close of the calendar year to which the request relates and 28 days after the receipt of the request if any trust assets are interests in another widely-held fixed investment trust or REMIC regular interests, and otherwise (b) the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15th of the calendar year for which the statement is being furnished.

Taxation of Certain Foreign Investors

Treasury regulations provide that interest or original issue discount paid by the trustee or other withholding agent to a Non-U.S. Person evidencing ownership interest in mortgage loans will be “portfolio interest” and will be treated in the manner, and those persons will be subject to the same certification and reporting requirements, described under “—Federal Income Tax Consequences for REMIC Certificates—Taxation of Certain Foreign Investors—Regular Certificates” above.

Holders that are “foreign financial institutions” may be required to provide additional information under FATCA. See “—Federal Income Tax Consequences for REMIC Certificates—Taxation of Certain Foreign Investors—FATCA”, above.

STATE AND OTHER TAX CONSIDERATIONS

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences”, you should consider the state and local tax consequences of the acquisition, ownership, and disposition of the offered certificates. State and local tax law may differ substantially from the corresponding federal law, and the discussion above does not purport to describe any aspect of the tax laws of any state or other jurisdiction. Thus, you should consult your own tax advisors with respect to the various tax consequences of investments in the offered certificates.

CERTAIN ERISA CONSIDERATIONS

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the Code impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA and Section 4975 of the Code (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, are subject to the prohibited transaction rules set forth in Section 503 of the Code.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Section 4975 of the Code, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Section 4975 of the Code. Special caution should be exercised before the assets of a Plan are used to purchase an offered certificate if, with respect to those assets, the Depositor, the master servicer or the trustee or one of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any offered certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Section 4975 of the Code, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable, and further should consult the applicable prospectus supplement relating to that series of offered certificates. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in offered certificates may cause the trust assets to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant.” For this purpose, in general, equity participation in a trust fund will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the trust assets constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of

ERISA and the Code. In addition, if the Trust Assets constitute Plan assets, the purchase of offered certificates by a Plan, as well as the operation of the trust fund, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

Several underwriters of mortgage-backed securities have applied for and obtained individual administrative ERISA prohibited transaction exemptions (the “Exemptions”) which can only apply to the purchase and holding of mortgage-backed securities which, among other conditions, are sold in an offering with respect to which that underwriter serves as the sole or a managing underwriter, or as a selling or placement agent. If one of the Exemptions might be applicable to a series of certificates, the related prospectus supplement will refer to the possibility, as well as provide a summary of the conditions to the applicability. Plan fiduciaries should, and other potential investors who may be analyzing the potential liquidity of their investment may wish to, consult with their advisors regarding the Exemptions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Section 4975 of the Code transactions in connection with the acquisition of a security (such as a certificate issued by a trust fund) as well as the servicing, management and operation of a trust (such as the trust fund) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the trust, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemptions. All other conditions of the Exemptions would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of offered certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) to ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Section 4975 of the Code, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insured’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the offered certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Unrelated Business Taxable Income; Residual Certificates

The purchase of a Residual Certificate by any employee benefit plan qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), including most varieties of Plans, may give rise to “unrelated business taxable income” as described in Code Sections 511-515 and 860E. Further, prior to the purchase of Residual Certificates, a prospective transferee may be required to provide an affidavit to a transferor that it is not, nor is it purchasing a Residual Certificate on behalf of, a “Disqualified Organization,” which term as defined above includes certain tax-exempt entities not subject to Code Section 511 including certain governmental plans, as discussed above under the caption “Material Federal Income Tax Consequences—Federal Income Tax Consequences for REMIC

Certificates—Taxation of Residual Certificates—Tax-Related Restrictions on Transfer of Residual Certificates—Disqualified Organizations.”

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

The sale of certificates to a Plan is in no respect a representation by the Depositor or the Underwriter that this investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or that this investment is appropriate for Plans generally or for any particular Plan.

LEGAL INVESTMENT

If so specified in the related prospectus supplement, certain classes of offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of offered certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust fund consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

While Section 939(e) of the Dodd-Frank Wall Street Reform and Consumer Protection Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of offered certificates specified to be “mortgage related securities” for purposes of SMMEA in the related prospectus supplement, may no longer qualify as such as of the time such new standards are effective.

 The appropriate characterization of the offered certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the offered certificates, are subject to significant interpretive uncertainties. Except as may be specified in the related prospectus supplement with regard to the status of certain classes of offered certificates as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any offered certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of offered certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the offered certificates) may adversely affect the liquidity and market value of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the offered certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

METHOD OF DISTRIBUTION

The offered certificates offered by this prospectus and by the related prospectus supplements will be offered in series, each consisting of one or more classes of certificates, through one or more of the methods described below. The prospectus supplement prepared for each series will describe the method of offering being utilized for that series, including the initial public offering or purchase price of each class or the method by which the price will be determined, and our net proceeds from that sale.

We intend that offered certificates will be offered through the following methods from time to time and that offerings may be made concurrently through more than one of these methods or that an offering of a particular series of certificates may be made through a combination of two or more of these methods. Those methods are as follows:

1.      by negotiated firm commitment or best efforts underwriting and public offering by one or more underwriters specified in the related prospectus supplement;

2.      by placements through one or more placement agents specified in the related prospectus supplement primarily with institutional investors and dealers; and

3.      through direct offerings by the Depositor.

In addition, if speciﬁed in the related prospectus supplement, the offered certiﬁcates of a series may be offered in whole or in part to the seller of the related mortgage assets that would comprise the trust fund for such certiﬁcates.

If underwriters are used in a sale of any offered certificates (other than in connection with an underwriting on a best efforts basis), those certificates will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices to be determined at the time of sale or at the time of commitment. The managing underwriter or underwriters with respect to the offer and sale of a particular series of offered certificates will be set forth on the cover of the prospectus supplement relating to that series and the members of the underwriting syndicate, if any, will be named in that prospectus supplement.

In connection with the sale of the offered certificates, the underwriters may receive compensation from us or from purchasers of the offered certificates in the form of discounts, concessions or commissions. Underwriters and dealers participating in the distribution of the offered certificates may be deemed to be underwriters in connection with those offered certificates, and any discounts or commissions received by them from us and any profit on the resale of offered certificates by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplement will describe any discounts, concessions or commissions to be allowed or paid by us to the underwriters, any other items constituting underwriting compensation, and any discounts and commissions to be allowed or paid to the dealers.

If so specified in the related prospectus supplement, the offered certificates may be underwritten by J.P. Morgan Securities LLC, acting as sole underwriter or together with such other underwriters as may be named in the prospectus supplement, or J.P. Morgan Securities LLC may act as a dealer with regard to the offered certificates. The depositor is an affiliate of J.P. Morgan Securities LLC and, as such, J.P. Morgan Securities LLC will have potential conflicts of interest in underwriting or acting as a dealer with regard to any offered certificates. Any potential conflicts of interest pertaining to J.P. Morgan Securities LLC, any of the other underwriters of the offered certificates, and their respective affiliates will be described in the related prospectus supplement.

It is anticipated that the underwriting agreement pertaining to the sale of any series of offered certificates will provide that the obligations of the underwriters will be subject to certain conditions precedent, that the underwriters will be obligated to purchase all offered certificates if any are purchased (other than in connection with an underwriting on a best efforts basis) and that we will indemnify the several underwriters, and each person, if any, who controls that underwriter within the meaning of Section 15 of the Securities Act, and the underwriters will indemnify us and our controlling persons, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments required to be made in respect of these liabilities.

The prospectus supplement with respect to any series offered by placements through dealers will contain information regarding the nature of that offering and any agreements to be entered into between us and purchasers of offered certificates of that series.

We anticipate that the offered certificates offered by this prospectus and the related prospectus supplement will be sold primarily to institutional investors. Purchasers of offered certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of offered certificates. If you purchase offered certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale.

All or part of any class of offered certiﬁcates may be acquired by us or by one or more of our afﬁliates in a secondary market transaction or from an afﬁliate. Such offered certiﬁcates may then be included in a trust fund, the beneﬁcial ownership of which will be evidenced by one or more classes of mortgage-backed certiﬁcates, including subsequent series of certiﬁcates offered pursuant to this prospectus and a prospectus supplement.

As to each series of certificates, only those classes rated in an investment grade rating category by an NRSRO will be offered by this prospectus and the related prospectus supplement. We may initially retain any class rated below investment grade, or any unrated class, and we may sell it at any time to one or more institutional investors.

If and to the extent required by applicable law or regulation, this prospectus will be used by an underwriter in connection with offers and sales related to market-making transactions in the offered certiﬁcates with respect to which such underwriter acts as principal. An underwriter may also act as agent in such transactions. Sales may be made at negotiated prices determined at the time of sale.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

With respect to each series of certificates offered by this prospectus, there are incorporated in this prospectus and in the related prospectus supplement by reference all documents and reports (other than annual reports on Form 10-K) filed or caused to be filed by the Depositor with respect to a trust fund before the end of the related offering pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, that relate specifically to the related series of certificates. The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with the offering of one or more classes of offered certificates, upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to one or more of the classes of offered certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 31st Floor, New York, New York 10179, Attention: President, or by telephone at (212) 272-6858. The Depositor has determined that its financial statements will not be material to the offering of any offered certificates.

The Depositor filed a registration statement (the “Registration Statement”) relating to the certificates with the SEC. This prospectus is part of the Registration Statement, but the Registration Statement includes additional information.

WHERE YOU CAN FIND MORE INFORMATION

Copies of the Registration Statement and other filed materials, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and any amendments for these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The Depositor has filed the Registration Statement (SEC File No. 333-190246), including all exhibits thereto, through the EDGAR system, so the materials should be available by logging onto the SEC’s Web site. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

If so specified in the related prospectus supplement, copies of all filings through the EDGAR system of the related issuing entity on Forms 10-D, 10-K and 8-K will be made available on the applicable Trustee’s or other identified party’s website.

LEGAL MATTERS

The validity of the certificates of each series and material federal income tax matters will be passed upon for us by Cadwalader, Wickersham & Taft LLP or such other counsel as may be specified in the applicable prospectus supplement.

FINANCIAL INFORMATION

A new trust fund will be formed with respect to each series of certificates, and no trust fund will engage in any business activities or have any assets or obligations prior to the issuance of the related series of certificates. Accordingly, no financial statements with respect to any trust fund will be included in this prospectus or in the related prospectus supplement.

RATING

It is a condition to the issuance of any class of offered certificates that they shall have been rated not lower than investment grade, that is, in one of the four highest rating categories, by at least one NRSRO.

Other NRSROs that have not been engaged to rate any class of offered certificates may issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they obtain pursuant to Rule 17g-5 under the Exchange Act or otherwise.

Ratings on mortgage pass-through certificates address the likelihood of receipt by the holders of those certificates of all collections on the underlying mortgage assets to which those holders are entitled. These ratings address the structural, legal and issuer-related aspects associated with those certificates, the nature of the underlying mortgage assets and the credit quality of the guarantor, if any. Ratings on mortgage pass-through certificates do not represent any assessment of the likelihood of principal prepayments by borrowers or of the degree by which those prepayments might differ from those originally anticipated. As a result, you might suffer a lower than anticipated yield, and, in addition, holders of stripped interest certificates in extreme cases might fail to recoup their initial investments.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning NRSRO. Each security rating should be evaluated independently of any other security rating.

INDEX OF DEFINED TERMS

30/360	50	FATCA	116
401(c) Regulations	127	Federal Funds Rate	54
91-day Treasury Bill Rate	54	FHLMC	38
91-day Treasury Bills	54	FNMA	38
Accrual Certificates	49	Garn Act	89
Accrued Certificate Interest	49	GNMA	38
Actual/360	50	Indirect Participants	62
Actual/365 (fixed)	50	Insurance and Condemnation Proceeds	68
Actual/Actual (accrual basis)	50	IRS	92
Actual/Actual (ISMA)	51	ISMA	51
Actual/Actual (payment basis)	51	Issuing Entity	1
ADA	91	JPMCB	46
ARM Loans	37	L/C Bank	77
Assessment of Compliance	73	LIBOR Determination Date	52
Attestation Report	73	Liquidation Proceeds	68, 69
Available Distribution Amount	49	Loan-to-Value Ratio	35
Bankruptcy Code	81	Lock-out Date	37
Bond Equivalent Yield	52	Lock-out Period	37
Book-Entry Certificates	48	LTV	35
Cash Flow Agreement	40	MBS	33
CERCLA	87	MBS Agreement	38
Certificate Owner	62	MBS Issuer	38
Clearstream	63	MBS Servicer	38
CMT Rate	52	MBS Trustee	38
Code	60	Mortgage Asset Seller	34
Commercial Paper Rate	52	Mortgage Notes	34
Cooperatives	34	Mortgaged Properties	34
CPR	43	Mortgages	34
Debt Service Coverage Ratio	35	Net Leases	35
Debt Yield	35	Net Operating Income	35
defective obligation	94	Nonrecoverable Advance	57
Definitive Certificates	48	Non-U.S. Person	112
Depositor	ii, 34	NRSRO	128
Designated CMT Reuters Page	53	OID Regulations	96
Determination Date	41	Participants	62
Direct Participants	62	Parties in Interest	126
Disqualified Organization	110, 127	Pass-Through Entity	110
Distribution Date Statement	59	Patriot Act	91
DOL	126	Permitted Investments	68
DSCR	35	Plans	126
DTC	48	Pooling Agreement	64
Due Dates	36	prepayment	43
Due Period	41	Prepayment Assumption	97
EDGAR	131	Prepayment Interest Shortfall	41
Euroclear	63	Prepayment Premium	37
Excess Funds	46	Prime Rate	54
excess servicing	120	PTCE	127
Exchange Act	39	Random Lot Certificates	96
Exchangeable Certificates	57	Record Date	49
Exemptions	127	Reference Banks	52
FAMC	38	Reform Act	95

Registration Statement	130	Servicer Termination Event	74
Regular Certificateholder	95	Servicing Standard	67
Regular Certificates	92	Similar Law	126
Related Proceeds	56	SMMEA	128
Relief Act	90	SPA	43
REMIC	7, 92	Sponsor	46
REMIC Certificates	92	Standard Certificateholder	118
REMIC Pool	92	Standard Certificates	118
REMIC Regulations	92	Startup Day	93
REO Property	67	Stripped Certificateholder	122
Residual Certificateholders	106	Stripped Certificates	121
Residual Certificates	49	Subordinate Certificates	48
Reuters Screen FEDCMT Page	53	Sub-Servicing Agreement	67
Reuters Screen FEDFUNDS1 Page	54	Terms and Conditions	64
Reuters Screen FRBCMT Page	53	Title V	89
Reuters Screen LIBOR01 Page	52	Treasury	92
Reuters Screen US PRIME 1 Page	55	Treasury Notes	53
SEC	37	U.S. Person	112
secured-creditor exemption	87	Value	36
Securities Act	39	variable rate	99
Senior Certificates	48	Warranting Party	66

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

$1,015,153,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

JPMBB
Commercial Mortgage
Securities Trust 2014-C24
Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2014-C24

Prospectus Supplement

Summary of Certificates	S-3
Important Notice Regarding The Offered Certificates	S-10
Important Notice About Information Presented in This
Prospectus Supplement and the Accompanying
Prospectus	S-10
Summary of Terms	S-15
Risk Factors	S-61
Description of the Mortgage Pool	S-133
Transaction Parties	S-211
Description of the Certificates	S-285
Servicing of the Mortgage Loans	S-330
Certain Affiliations, Relationships and Related
Transactions Involving Transaction Parties	S-378
Pending Legal Proceedings Involving Transaction
Parties	S-379
Use of Proceeds	S-379	Class A-1	$35,864,000
Yield and Maturity Considerations	S-379	Class A-2	$184,014,000
Material Federal Income Tax Consequences	S-396	Class A-3	$41,040,000
Certain State and Local Tax Considerations	S-399	Class A-4A1	$190,000,000
Method of Distribution (Underwriter Conflicts of Interest)	S-399	Class A-5	$297,354,000
Certain ERISA Considerations	S-401	Class A-SB	$66,649,000
Certain Legal Aspects of the Mortgage Loans	S-403	Class X-A	$966,200,000
Legal Investment	S-404	Class X-B-1	$76,278,000
Legal Matters	S-405	Class X-B-2	$81,046,000
Ratings	S-405	Class A-S	$76,279,000
Index of Defined Terms	S-407	Class B	$76,278,000
		Class C	$47,675,000
Prospectus		Class EC	$200,232,000

Summary of Prospectus	1
Risk Factors	9
Description of the Trust Funds	33
Yield and Maturity Considerations	40
The Sponsor	46	PROSPECTUS SUPPLEMENT
The Depositor	47
The Issuing Entity	47
Use of Proceeds	47	J.P. Morgan Co-Lead Manager and Joint Bookrunner Barclays Co-Lead Manager and Joint Bookrunner KeyBanc Capital Markets Co-Manager Credit Suisse Co-Manager October 10, 2014
Description of the Certificates	48
Description of the Pooling Agreements	64
Description of Credit Support	76
Certain Legal Aspects of Mortgage Loans	78
Material Federal Income Tax Consequences	92
State and Other Tax Considerations	125
Certain ERISA Considerations	125
Legal Investment	128
Method of Distribution	129
Incorporation of Certain Information by Reference	130
Where You Can Find More Information	131
Legal Matters	131
Financial Information	131
Rating	131
Index of Defined Terms	132

Dealers will be required to deliver a prospectus supplement and prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions.  In addition, all dealers selling these certificates will deliver a prospectus supplement and prospectus until January 8, 2015.